FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-177891-08

The information in this free writing prospectus is not complete and may be amended prior to the time of sale. This free writing prospectus is not an offer to sell these securities and it is not a solicitation of an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

THIS FREE WRITING PROSPECTUS, DATED JULY 11, 2014, MAY BE AMENDED OR COMPLETED PRIOR TO TIME OF SALE
(THIS FREE WRITING PROSPECTUS ACCOMPANIES THE ATTACHED PROSPECTUS DATED JULY 11, 2014)
STATEMENT REGARDING THIS FREE WRITING PROSPECTUS

The depositor has filed a registration statement (including a prospectus) with the SEC (SEC File No. 333-177891) for this offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the depositor or any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling 1-866-884-2071 (8 a.m. – 5 p.m. Eastern Time) or by emailing rbscmbs@rbs.com.

$1,242,225,000 (Approximate)
WFRBS Commercial Mortgage Trust 2014-C21
as Issuing Entity

RBS Commercial Funding Inc.
as Depositor

Wells Fargo Bank, National Association
The Royal Bank of Scotland
Liberty Island Group I LLC
C-III Commercial Mortgage LLC
Basis Real Estate Capital II, LLC
NCB, FSB
as Sponsors and Mortgage Loan Sellers

Commercial Mortgage Pass-Through Certificates,
Series 2014-C21

The Commercial Mortgage Pass-Through Certificates, Series 2014-C21 will include 12 classes of certificates that RBS Commercial Funding Inc. is offering pursuant to this free writing prospectus. The Series 2014-C21 certificates represent the beneficial ownership interests in the issuing entity, which will be WFRBS Commercial Mortgage Trust 2014-C21. The issuing entity’s main assets will be a pool of 122 fixed rate mortgage loans secured by first liens on various types of commercial, multifamily and manufactured housing community properties.

The Series 2014-C21 certificates will represent beneficial ownership interests in the issuing entity only and will not represent interests in or obligations of the depositor, the sponsors or any of their affiliates. Neither the certificates nor the underlying mortgage loans are insured or guaranteed by any governmental agency or instrumentality or any other person or entity.

Each class of certificates will receive distributions of interest, principal or both monthly, commencing in September 2014. Credit enhancement will be provided by the subordination of certain classes of junior certificates to certain classes of senior certificates as described under “Description of the Offered Certificates—Distributions” in this free writing prospectus.

Only the 12 classes of certificates identified below are being offered by this free writing prospectus. Other classes of certificates are described in this free writing prospectus but not offered hereby.

Investing in the Offered Certificates involves risks. You should carefully consider the risk factors beginning on page 62 of this free writing prospectus and page 7 of the attached prospectus.
	Approximate Initial Principal Balance or Notional Amount(1)	Approximate Initial Pass- Through Rate(2)	Pass-Through Rate Description	Assumed Final Distribution Date(3)	Rated Final Distribution Date(4)	Expected Ratings (DBRS/Moody’s/ Morningstar)(4)
Class A-1	$ 66,230,000%		(5)	June 2019	August 2047	AAA(sf) / Aaa(sf) / AAA
Class A-2	$ 109,149,000%		(5)	July 2019	August 2047	AAA(sf) / Aaa(sf) / AAA
Class A-3	$ 48,253,000%		(5)	August 2021	August 2047	AAA(sf) / Aaa(sf) / AAA
Class A-4	$ 330,000,000%		(5)	June 2024	August 2047	AAA(sf) / Aaa(sf) / AAA
Class A-5	$ 345,689,000%		(5)	July 2024	August 2047	AAA(sf) / Aaa(sf) / AAA
Class A-SB	$ 98,736,000%		(5)	January 2024	August 2047	AAA(sf) / Aaa(sf) / AAA
Class A-S(6)	$ 92,677,000	(7)%	(5)	July 2024	August 2047	AAA(sf) / Aaa(sf) / AAA
Class B(6)	$ 98,023,000	(7)%	(5)	July 2024	August 2047	AA(low)(sf) / Aa3(sf) / AA-
Class C(6)	$ 53,468,000	(7)%	(5)	July 2024	August 2047	A(low)(sf) / A3(sf) / A-
Class PEX(6)	$ 244,168,000	(7)%	(5)	July 2024	August 2047	A(low)(sf) / A1(sf) / A-
Class X-A	$1,090,734,000	(8)%	Variable(9)	N/A	August 2047	AAA(sf) / Aaa(sf) / AAA
Class X-B	$ 235,256,000	(10)%	Variable(11)	N/A	August 2047	AAA(sf) / NR / AAA
(Footnotes to table begin on page 1)

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE OFFERED CERTIFICATES OR DETERMINED IF THIS FREE WRITING PROSPECTUS OR THE ACCOMPANYING PROSPECTUS ARE TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THE DEPOSITOR WILL NOT LIST THE OFFERED CERTIFICATES ON ANY SECURITIES EXCHANGE OR ANY AUTOMATED QUOTATION SYSTEM OF ANY NATIONAL SECURITIES ASSOCIATION.

The underwriters, RBS Securities Inc., Wells Fargo Securities, LLC and Citigroup Global Markets Inc., will purchase the offered certificates from RBS Commercial Funding Inc. and will offer them to the public from time to time in negotiated transactions or otherwise at variable prices determined at the time of sale, plus, in certain cases, accrued interest. Wells Fargo Securities, LLC and RBS Securities Inc. are acting as co-lead bookrunning managers in the following manner: RBS Securities Inc. is acting as sole bookrunning manager with respect to 26.9% of each class of offered certificates and Wells Fargo Securities, LLC is acting as sole bookrunning manager with respect to 73.1% of each class of offered certificates. Citigroup Global Markets Inc. is acting as co-manager. The offered certificates are offered by the underwriters when, as and if issued by the issuing entity and delivered to and accepted by the underwriters and subject to the right of the underwriters to reject orders in whole or in part. The underwriters expect to deliver the offered certificates to purchasers in book-entry form only through the facilities of The Depository Trust Company in the United States and Clearstream Banking, société anonyme, and Euroclear Bank, as operator of the Euroclear System, in Europe, against payment in New York, New York on or about August 12, 2014.

RBS	Wells Fargo Securities
Co-Lead Manager and Co-Bookrunner	Co-Lead Manager and Co-Bookrunner
Citigroup Co-Manager July , 2014

WFRBS Commercial Mortgage Trust 2014-C21

Commercial Mortgage Pass-Through Certificates, Series 2014-C21

Washington
1 property
$21,750,000
1.5% of total
Utah
1 property
$5,314,252
0.4% of total
Wyoming
1 property
$1,613,328
0.1% of total
North Dakota
2 properties
$17,614,575
1.2% of total
Wisconsin
1 property
$7,967,417
0.6% of total
Illinois
3 properties
$26,813,997
1.9% of total
Indiana
4 properties
$12,186,246
0.9% of total
Michigan
20 properties
$188,419,038
13.2% of total
Pennsylvania
5 properties
$151,497,680
10.6% of total
New York
17 properties
$186,777,497
13.1% of total
Oregon
2 properties
$31,100,000
2.2% of total
New Jersey
12 properties
$49,500,000
3.5% of total
Ohio
8 properties
$58,239,190
4.1% of total
Nevada
2 properties
$12,765,948
0.9% of total
District of Columbia
1 property
$6,743,516
0.5% of total
Northern California
7 properties
$109,980,821
7.7% of total
Delaware
1 property
$4,046,148
0.3% of total
California
11 properties
$155,452,107
10.9% of total
Maryland
2 properties
$20,461,602
1.4% of total
Southern California
4 properties
$45,471,286
3.2% of total
Virginia
4 properties
$127,967,122
9.0% of total
Arizona
4 properties
$23,367,499
1.6% of total
North Carolina
3 properties
$22,962,500
1.6% of total
Colorado
6 properties
$25,584,948
1.8% of total
Georgia
5 properties
$16,355,039
1.1% of total
Kansas
3 properties
$41,462,257
2.9% of total
Mississippi
1 property
$940,000
0.1% of total
Alabama
1 property
$11,200,000
0.8% of total
Texas
10 properties
$97,062,868
6.8% of total
Louisiana
1 property
$4,992,228
0.4% of total
Kentucky
3 properties
$18,229,476
1.3% of total
Tennessee
2 properties
$26,782,002
1.9% of total
Florida
9 properties
$50,627,870
3.6% of total
Percentage of
Cut-Off Date Balance
<1.0%
1.0% - 5.0%
5.1% - 10.0%
>10.0%

SUMMARY	1	Subordination of Subordinate Offered
RISK FACTORS	62	Certificates	74
RISKS RELATED TO THE OFFERED		Commencing Legal Proceedings Against
CERTIFICATES	62	Parties to the Pooling and Servicing
The Offered Certificates May Not Be a		Agreement May Be Difficult	75
Suitable Investment for You	62	Your Lack of Control Over the Trust and
The Offered Certificates Are Limited		Servicing of the Mortgage Loans Can
Obligations	62	Create Risks	75
The Volatile Economy, Credit Crisis and		You Will Have No Control Over the
Downturn in the Real Estate Market		Servicing of a Non-Serviced Mortgage
Have Adversely Affected and May		Loan	76
Continue to Adversely Affect the Value		The Servicing of the Queens Atrium Loan
of CMBS	63	Combination Will Shift to Others	76
Subordination of the Class A-S, Class B		There Are Risks Relating to the
and Class C Regular Interests Will		Exchangeable Certificates	77
Affect the Timing of Distributions and		RISKS RELATED TO MORTGAGE LOANS
the Application of Losses on the		AND MORTGAGED PROPERTIES	77
Class X-A, Class X-B, Class A-S,		Commercial Lending is Dependent on
Class B, Class C and Class PEX		Net Operating Income	77
Certificates	63	Underwritten Net Cash Flow Could Be
External Factors May Adversely Affect		Based on Incorrect or Failed
the Value and Liquidity of Your		Assumptions	78
Investment	64	The Mortgage Loans Have Not Been
The Certificates May Have Limited		Reunderwritten By Us	78
Liquidity and the Market Value of the		The Prospective Performance of the
Certificates May Decline	65	Commercial and Multifamily Mortgage
Limited Information Causes Uncertainty	66	Loans Included in the Trust Fund
Legal and Regulatory Provisions		Should Be Evaluated Separately from
Affecting Investors Could Adversely		the Performance of the Mortgage
Affect the Liquidity of the Certificates	66	Loans in Any of the Depositor’s Other
Your Yield May Be Affected by Defaults,		Trusts	79
Prepayments and Other Factors	68	Appraisals May Not Reflect Current or
No Party to the Pooling and Servicing		Future Market Value of Each Property	79
Agreement Will Be Obligated to Review		Office Properties Have Special Risks	80
the Mortgage Loans To Determine		Hospitality Properties Have Special Risks	81
Whether Representations and		Multifamily Properties Have Special Risks	82
Warranties Are True; Mortgage Loan		Risks Relating to Affiliation with a
Sellers or Other Responsible Parties		Franchise or Hotel Management
May Not Be Able To Make a Required		Company	84
Repurchase or Substitution of a		Retail Properties Have Special Risks	85
Defective Mortgage Loan	72	Industrial Properties Have Special Risks	88
Nationally Recognized Statistical Rating		Cold Storage Facilities Have Special
Organizations May Assign Different		Risks	89
Ratings to the Certificates; Ratings of		Manufactured Housing Community
the Certificates Reflect Only the Views		Properties Have Special Risks	89
of the Applicable Rating Agencies as of		Self-Storage Properties Have Special
the Dates Such Ratings Were Issued;		Risks	91
Ratings May Affect ERISA Eligibility;		Residential Cooperative Properties Have
Ratings May Be Downgraded	73	Special Risks	92
Risks Relating to Interest on Advances		Specialty Use Concentrations	95
and Special Servicing Compensation	74	Risks Related to Ground Leases and
The Payment of Expenses of the Trust		Other Leasehold Interests	96
Fund May Reduce the Amount of		Various Limitations and Restrictions
Distributions on Your Offered		Imposed by Affordable Housing
Certificates	74	Covenants or Programs May Result in
		Losses on the Mortgage Loans	97

Risks Related to Historic Tax Credits	98	and as a Result Borrower May Be
Performance of the Certificates Will Be		Unable To Repay Remaining Principal
Highly Dependent on the Performance		Balance on Maturity Date	110
of Tenants and Tenant Leases	98	Risks Related to Redevelopment and
Concentrations Based on Property Type,		Renovation at a Mortgaged Property	111
Related Borrowers and Other Factors		Risks of the Anticipated Repayment Date
May Disproportionately Increase		Loans	112
Losses	101	Some Mortgaged Properties May Not Be
Increases in Real Estate Taxes May		Readily Convertible to Alternative Uses	112
Reduce Net Operating Income	102	Mortgaged Properties That Are Not in
Risks Relating to Enforceability of		Compliance with Zoning and Building
Cross-Collateralization	102	Code Requirements and Use
Substitution of Mortgaged Properties and		Restrictions Could Adversely Affect
Debt Severance Provisions May Lead		Distributions on Your Certificates	113
to Increased Risks	102	Inadequacy of Title Insurers May
We Cannot Assure You That Any Upfront		Adversely Affect Distributions on Your
or Ongoing Deposits Made by a		Certificates	114
Borrower to Any Reserve in Respect of		Condemnations With Respect to
a Mortgaged Property Will Be Sufficient		Mortgaged Properties Could Adversely
for Its Intended Purpose	103	Affect Distributions on Your Certificates	114
The Absence of Lockboxes Entails Risks		Risks Relating to Inspections of
That Could Adversely Affect		Properties	114
Distributions on Your Certificates	103	Availability of Earthquake, Flood and
The Performance of a Mortgage Loan (or		Other Insurance	115
Loan Combination) and Its Related		Terrorism Insurance May Not Be
Mortgaged Property Depends in Part		Available for All Mortgaged Properties	115
on Who Controls the Borrower and		Risks Associated with Blanket Insurance
Mortgaged Property	103	Policies or Self-Insurance	116
The Borrower’s Form of Entity May		RISKS RELATED TO CONFLICTS OF
Cause Special Risks	103	INTEREST	117
A Bankruptcy Proceeding May Result in		Interests and Incentives of the
Losses and Delays in Realizing on the		Originators, the Sponsors and Their
Mortgage Loans	105	Affiliates May Not Be Aligned With
Mortgage Loans Are Nonrecourse and		Your Interests	117
Are Not Insured or Guaranteed	105	Interests and Incentives of the
A Concentration of Mortgaged Properties		Underwriter Entities May Not Be
in One or More Geographic Areas		Aligned With Your Interests	120
Reduces Diversification and May		Interests and Incentives of the Holders of
Increase the Risk that Your Certificates		Non-Serviced Companion Loans May
May Not Be Paid in Full	106	Not Be Aligned With Your Interests	121
Limitations on the Enforceability of Multi-		Potential Conflicts of Interest of the
Borrower/Multi-Property and Multi-		Master Servicers and the Special
Borrower/Multi-Parcel Arrangements		Servicers	121
May Have an Adverse Effect on		Potential Conflicts of Interest of the Trust
Recourse in the Event of a Default on a		Advisor	123
Mortgage Loan	107	Potential Conflicts of Interest of the
Adverse Environmental Conditions at or		Subordinate Class Representative	124
Near Mortgaged Properties May Result		Potential Conflicts of Interest in the
in Losses	108	Selection of the Underlying Mortgage
Risks Relating to Costs of Compliance		Loans	124
with Applicable Laws and Regulations	108	Conflicts of Interest May Occur as a
Litigation Regarding the Mortgaged		Result of the Rights of Third Parties To
Properties or Borrowers May Impair		Terminate the Special Servicers	125
Your Distributions	108	Other Potential Conflicts of Interest May
Other Financings or Ability To Incur Other		Affect Your Investment	125
Financings Entails Risk	109	Special Servicers May Be Directed To
Property Value May Be Adversely		Take Actions by an Entity That Has No
Affected Even When There Is No		Duty or Liability to Other
Change in Current Operating Income		Certificateholders	126

Rights of the Trust Advisor and the		Compensation of the Sponsors	238
Subordinate Class Representative		The Depositor	239
Could Adversely Affect Your		The Originators	239
Investment	126	The Issuing Entity	240
OTHER RISKS	127	The Trustee	241
Each of the Mortgage Loan Sellers, the		The Certificate Administrator, Tax
Depositor and the Trust Fund Is		Administrator, Certificate Registrar and
Subject to Insolvency or Bankruptcy		Custodian	242
Laws That May Affect the Trust Fund’s		The Master Servicers	243
Ownership of the Mortgage Loans	127	The Special Servicers	248
Loan Combinations Pose Special Risks	128	The Primary Servicer	253
Sponsors May Not Be Able To Make		The Trust Advisor	255
Required Repurchases or Substitutions		Affiliations and Certain Relationships	256
of Defective Mortgage Loans	129	DESCRIPTION OF THE OFFERED
Any Loss of Value Payment Made by a		CERTIFICATES	258
Mortgage Loan Seller May Prove To		General	258
Be Insufficient To Cover All Losses on		Exchanges of Exchangeable Certificates	261
a Defective Mortgage Loan	129	Distributions	263
Book-Entry Registration Will Mean You		Reductions of Certificate Principal
Will Not Be Recognized as a Holder of		Balances in Connection with Realized
Record	129	Losses and Additional Trust Fund
Tax Matters and Changes in Tax Law		Expenses	279
May Adversely Impact the Mortgage		Reductions of Interest Entitlements and
Loans or Your Investment	129	the Principal Distribution Amount in
Additional Risks	131	Connection with Certain Trust Advisor
Combination or “Layering” of Multiple		Expenses	282
Risks May Significantly Increase Risk		Voting Rights	284
of Loss	131	Advances of Delinquent Monthly Debt
DESCRIPTION OF THE MORTGAGE		Service Payments	285
POOL	132	Delivery, Form and Denomination	294
General	132	Matters Regarding the Certificate
Certain Calculations and Definitions	133	Administrator and the Tax
Statistical Characteristics of the Mortgage		Administrator	297
Loans	134	The Trustee	298
Additional Indebtedness	144	Suits, Actions and Proceedings by
Additional Debt Financing For Mortgage		Certificateholders	300
Loans Secured by Residential		YIELD AND MATURITY
Cooperatives	156	CONSIDERATIONS	301
Other Additional Financing and Preferred		Yield Considerations	301
Equity	157	Weighted Average Life of the Offered
Underwriting Considerations	159	Certificates	306
Exceptions to Underwriting Guidelines	159	Yield Sensitivity of the Class X-A and
Environmental Considerations	160	Class X-B Certificates	311
Redevelopment and Renovation	164	Price/Yield Tables	311
Litigation Considerations	164	THE POOLING AND SERVICING
Insurance Considerations	165	AGREEMENT	316
Use Restrictions	166	General	316
Non-Recourse Carveout Limitations	166	Assignment of the Mortgage Loans	317
Tenant or Other Third Party Issues	166	Servicing of the Mortgage Loans	317
Assessments of Property Value and		Servicing of the Loan Combinations	323
Condition	173	Accounts	329
Certain Terms of the Mortgage Loans	176	Servicing and Other Compensation and
Representations and Warranties	188	Payment of Expenses	335
Sale of Mortgage Loans; Mortgage File		Enforcement of Due-on-Sale and Due-
Delivery	188	on-Encumbrance Provisions	349
Cures, Repurchases and Substitutions	191	Transfers of Interests in Borrowers	349
Additional Information	194	Inspections	350
TRANSACTION PARTIES	194	Required Appraisals	351
The Sponsors	194	Rating Agency Confirmations	356

Evidence as to Compliance	358	STATE AND LOCAL TAX
Certain Matters Regarding the Master		CONSIDERATIONS			410
Servicers, the Special Servicers, the		ERISA CONSIDERATIONS			411
Trust Advisor and the Depositor	359	LEGAL INVESTMENT			413
Servicer Termination Events	362	LEGAL MATTERS			413
Rights Upon the Occurrence of a		CERTAIN LEGAL ASPECTS OF THE
Servicer Termination Event	364	MORTGAGE LOANS			413
Waivers of Servicer Termination Events	366	RATINGS			415
Replacement of the Special Servicers	366	INDEX OF SIGNIFICANT DEFINITIONS			418
Resignation of the Master Servicers and
the Special Servicers	368	ANNEX A	–	CERTAIN
Net Present Value Calculations	369			CHARACTERISTICS OF
Review and Consultation With Respect to				THE MORTGAGE LOANS
Calculations of Net Present Value and				AND MORTGAGED
Appraisal Reduction Amounts	369			PROPERTIES	A-1
Maintenance of Insurance	370	ANNEX B	–	TOP FIFTEEN LOAN
Amendment of the Pooling and Servicing				SUMMARIES	B-1
Agreement	373	ANNEX C	–	MORTGAGE POOL
Termination of the Pooling and Servicing				INFORMATION	C-1
Agreement	375	ANNEX D	–	ADDITIONAL MORTGAGE
Realization upon Defaulted Mortgage				LOAN INFORMATION/
Loans	376			DEFINITIONS	D-1
Procedures With Respect to Defaulted		ANNEX E-1	–	MORTGAGE LOAN
Mortgage Loans and REO Properties	378			SELLER
Modifications, Waivers, Amendments and				REPRESENTATIONS AND
Consents	383			WARRANTIES	E-1-1
The Majority Subordinate		ANNEX E-2	–	EXCEPTIONS TO
Certificateholder and the Subordinate				REPRESENTATIONS AND
Class Representative	388			WARRANTIES	E-2-1
The Trust Advisor	392	ANNEX F	–	GLOBAL CLEARANCE,
Asset Status Reports	398			SETTLEMENT AND TAX
Reports to Certificateholders; Available				DOCUMENTATION
Information	400			PROCEDURES	F-1
MATERIAL FEDERAL INCOME TAX		ANNEX G	–	FORM OF TRUST
CONSEQUENCES	407			ADVISOR ANNUAL
General	407			REPORT	G-1
Tax Status of Offered Certificates	408	ANNEX H	–	CLASS A-SB PLANNED
Original Issue Discount and Premium	408			PRINCIPAL BALANCE
Prepayment Premiums and Yield				SCHEDULE	H-1
Maintenance Charges	409
Taxation of Foreign Investors	409
FATCA	409
Taxation of the Exchangeable
Certificates	410
Further Information	410

v

IMPORTANT NOTICE ABOUT INFORMATION PRESENTED IN THIS
FREE WRITING PROSPECTUS AND THE ACCOMPANYING PROSPECTUS

Information about the offered certificates is contained in two separate documents that progressively provide more detail:

●	The accompanying prospectus, which provides general information, some of which may not apply to the offered certificates; and

●	This free writing prospectus, which describes the specific terms of the offered certificates.

The terms of the offered certificates contained in this free writing prospectus are intended to supplement the terms contained in the accompanying prospectus. In reviewing the accompanying prospectus, you should consider references to “free writing prospectus” as if they were references to this free writing prospectus. The Annexes attached to this free writing prospectus are incorporated into and form a part of this free writing prospectus.

You should rely only on the information contained in this free writing prospectus and the accompanying prospectus. We have not authorized anyone to provide you with information that is different from that contained in this free writing prospectus and the prospectus. The information contained in this free writing prospectus is accurate only as of the date of this free writing prospectus.

This free writing prospectus begins with an introductory section, entitled “Summary” and commencing on page 1 of this free writing prospectus, which gives a brief introduction to the principal terms and characteristics of the Series 2014-C21 certificates and the underlying mortgage loans. Included in that summary are two subsections describing the Series 2014-C21 certificates and the issuing entity in abbreviated form:

●
The “Summary—Overview of the Certificates”, commencing on page 1 of this free writing prospectus, which sets forth certain important terms and statistical information relating to the Series 2014-C21 certificates; and

●
The “Summary—Transaction Overview”, commencing on page 4 of this free writing prospectus, which briefly describes the transactions in which the underlying mortgage loans will be transferred to the issuing entity and the offered certificates will be issued.

Additionally, “Risk Factors”, commencing on page 62 of this free writing prospectus, describes the material risks that apply to the Series 2014-C21 certificates which are in addition to those described in the prospectus with respect to securities issued by entities formed at our direction generally.

This free writing prospectus and the accompanying prospectus include cross references to sections in these materials where you can find further related discussions. The Table of Contents in this free writing prospectus and the prospectus identify the pages where these sections are located.

Certain capitalized terms are defined and used in this free writing prospectus and the prospectus to assist you in understanding the terms of the offered certificates and this offering. The capitalized terms used in this free writing prospectus are defined on the pages indicated under the caption “Index of Significant Definitions” commencing on page 418 of this free writing prospectus. The capitalized terms used in the prospectus are defined on the pages indicated under the caption “Index of Defined Terms” commencing on page 109 of the prospectus.

In this free writing prospectus, the terms “Depositor”, “we”, “us” and “our” refer to RBS Commercial Funding Inc.

References to “lender” with respect to the mortgage loans generally should be construed to mean the trustee as the holder of record title to the mortgage loans or the applicable master servicer or applicable special servicer, as applicable, with respect to the obligations and rights of the lender as described under the “The Pooling and Servicing Agreement” in this free writing prospectus.

EUROPEAN ECONOMIC AREA

This free writing prospectus has been prepared on the basis that any offer of offered certificates in any Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) will be made pursuant to an exemption under the Prospectus Directive (as defined below) from the requirement to publish a prospectus for offers of offered certificates. Accordingly any person making or intending to make an offer in that Relevant Member State of offered certificates which are the subject of an offering contemplated in this free writing prospectus in relation to the offer of those offered certificates may only do so in circumstances in which no obligation arises for the depositor, the issuing entity or an underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer.

None of the depositor, the issuing entity or any of the underwriters has authorized, nor does any of them authorize, the making of any offer of offered certificates in circumstances in which an obligation arises for the depositor, the issuing entity or an underwriter to publish or supplement a prospectus for such offer.

For the purposes of this provision and the provision immediately below, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

EUROPEAN ECONOMIC AREA SELLING RESTRICTIONS

In relation to each Relevant Member State, each underwriter has represented and agreed that, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, it has not made and will not make an offer of the certificates which are the subject of the offering contemplated by this free writing prospectus to the public in that Relevant Member State other than:

(a)	to any legal entity which is a “qualified investor” as defined in the Prospectus Directive;

(b)
to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than “qualified investors” as defined in the Prospectus Directive) subject to obtaining the prior consent of the relevant underwriter or underwriters nominated by the issuing entity for any such offer; or

(c)	in any other circumstances falling within article 3(2) of the Prospectus Directive;

provided, that no such offer of the offered certificates referred to in clauses (a) to (c) above will require the depositor, issuing entity or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of the prior paragraph, the expression an “offer of the offered certificates which are the subject of the offering contemplated by this free writing prospectus to the public” in relation to any offered certificate in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the offered certificates to be offered so as to enable an investor to decide to purchase or subscribe to the offered certificates, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State.

NOTICE TO UNITED KINGDOM INVESTORS

The issuing entity may constitute a “Collective Investment Scheme” as defined by Section 235 of the Financial Services and Markets Act 2000 (the “FSMA”) that is not a “Recognized Collective Investment Scheme” for the purposes of the FSMA and that has not been authorized or otherwise recognized or approved. As an unregulated scheme, the offered certificates cannot be marketed in the United Kingdom to the general public, except in accordance with the FSMA.

The distribution of this free writing prospectus (a) if made by a person who is not an authorized person under the FSMA, is being made only to, or directed only at, persons who (i) are outside the United Kingdom, or (ii) have professional experience in matters relating to investments and qualify as investment professionals in accordance with Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Financial Promotion Order”), or (iii) are persons falling within Article 49(2)(a) through (d) (“High Net Worth Companies, Unincorporated Associations, etc.”) of the Financial Promotion Order (all such persons together being referred to as “FPO Persons”) and (b) if made by a person who is an authorized person under the FSMA, is being made only to, or directed only at, persons who (i) are outside the United Kingdom, or (ii) have professional experience in matters relating to investments and qualify as investment professionals in accordance with Article 14(5) of the Financial Services and Markets Act 2000 (Promotion of Collective Investment Schemes) (Exemptions) Order 2001 (the “Promotion of Collective Investment Schemes Exemptions Order”), or (iii) are persons falling within Article 22(2)(a) through (d) (“High Net Worth Companies, Unincorporated Associations, etc.”) of the Promotion of Collective Investment Schemes Exemptions Order, or (iv) persons to whom the issuing entity may lawfully be promoted in accordance with Section 4.12 of the UK Financial Conduct Authority’s Conduct of Business Sourcebook (all such persons together being referred to as “PCIS Persons” and, together with the FPO Persons, the “Relevant Persons”).

This free writing prospectus must not be acted on or relied on by persons who are not Relevant Persons. Any investment or investment activity to which this free writing prospectus relates, including the offered certificates, is available only to Relevant Persons and will be engaged in only with Relevant Persons. Any persons other than Relevant Persons should not act or rely on this free writing prospectus.

Potential investors in the United Kingdom are advised that all, or most, of the protections afforded by the United Kingdom regulatory system will not apply to an investment in the offered certificates and that compensation will not be available under the United Kingdom Financial Services Compensation Scheme.

UNITED KINGDOM SELLING RESTRICTIONS

Each underwriter has represented and agreed, that:

(a)
in the United Kingdom, it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of any offered certificates in circumstances in which Section 21(1) of the FSMA does not apply to the depositor or the issuing entity; and

(b)
it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the offered certificates in, from or otherwise involving the United Kingdom.

JAPAN

THE OFFERED CERTIFICATES HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE FINANCIAL INSTRUMENTS AND EXCHANGE LAW OF JAPAN, AS AMENDED (THE “FIEL”), AND DISCLOSURE UNDER THE FIEL HAS NOT BEEN AND WILL NOT BE MADE WITH RESPECT TO THE OFFERED CERTIFICATES. ACCORDINGLY, EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT IT HAS NOT, DIRECTLY OR INDIRECTLY, OFFERED OR SOLD AND WILL NOT, DIRECTLY OR INDIRECTLY, OFFER OR SELL ANY CERTIFICATES IN JAPAN OR TO, OR FOR THE

BENEFIT OF, ANY RESIDENT OF JAPAN (WHICH TERM AS USED HEREIN MEANS ANY PERSON RESIDENT IN JAPAN, INCLUDING ANY CORPORATION OR OTHER ENTITY ORGANIZED UNDER THE LAWS OF JAPAN) OR TO OTHERS FOR RE-OFFERING OR RE-SALE, DIRECTLY OR INDIRECTLY, IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF, AND OTHERWISE IN COMPLIANCE WITH, THE FIEL AND OTHER RELEVANT LAWS, REGULATIONS AND MINISTERIAL GUIDELINES OF JAPAN. AS PART OF THIS OFFERING OF THE OFFERED CERTIFICATES, THE UNDERWRITERS MAY OFFER THE OFFERED CERTIFICATES IN JAPAN TO UP TO 49 OFFEREES IN ACCORDANCE WITH THE ABOVE PROVISIONS.

IMPORTANT NOTICE REGARDING THE OFFERED CERTIFICATES

WE HAVE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, WITH RESPECT TO THE CERTIFICATES OFFERED IN THIS FREE WRITING PROSPECTUS. HOWEVER, THIS FREE WRITING PROSPECTUS DOES NOT CONTAIN ALL OF THE INFORMATION CONTAINED IN OUR REGISTRATION STATEMENT. FOR FURTHER INFORMATION REGARDING THE DOCUMENTS REFERRED TO IN THIS FREE WRITING PROSPECTUS, YOU SHOULD REFER TO OUR REGISTRATION STATEMENT AND THE EXHIBITS TO IT. OUR REGISTRATION STATEMENT AND THE EXHIBITS TO IT CAN BE INSPECTED AND COPIED AT PRESCRIBED RATES AT THE PUBLIC REFERENCE FACILITIES MAINTAINED BY THE SEC AT ITS PUBLIC REFERENCE ROOM, 100 F STREET, N.E., WASHINGTON, D.C. 20549. YOU MAY OBTAIN INFORMATION ON THE OPERATION OF THE PUBLIC REFERENCE ROOM BY CALLING THE SEC AT 1-800-SEC-0330. COPIES OF THESE MATERIALS CAN ALSO BE OBTAINED ELECTRONICALLY THROUGH THE SEC’S INTERNET WEBSITE (HTTP://WWW.SEC.GOV). THIS FREE WRITING PROSPECTUS DOES NOT CONTAIN ALL INFORMATION THAT IS REQUIRED TO BE INCLUDED IN A PROSPECTUS REQUIRED TO BE FILED AS PART OF A REGISTRATION STATEMENT. THIS FREE WRITING PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE OR OTHER JURISDICTION WHERE SUCH OFFER, SOLICITATION OR SALE IS NOT PERMITTED.

THE OFFERED CERTIFICATES REFERRED TO IN THESE MATERIALS AND THE MORTGAGE POOL BACKING THEM ARE SUBJECT TO MODIFICATION OR REVISION (INCLUDING THE POSSIBILITY THAT ONE OR MORE CLASSES OF CERTIFICATES MAY BE SPLIT, COMBINED OR ELIMINATED AT ANY TIME PRIOR TO ISSUANCE OR AVAILABILITY OF A FINAL PROSPECTUS) AND ARE OFFERED ON A “WHEN, AS AND IF ISSUED” BASIS. PROSPECTIVE INVESTORS SHOULD UNDERSTAND THAT, WHEN CONSIDERING THE PURCHASE OF THE OFFERED CERTIFICATES, A CONTRACT OF SALE WILL COME INTO BEING NO SOONER THAN THE DATE ON WHICH THE RELEVANT CLASS OF CERTIFICATES HAS BEEN PRICED AND THE UNDERWRITERS HAVE CONFIRMED THE ALLOCATION OF CERTIFICATES TO BE MADE TO INVESTORS; ANY “INDICATIONS OF INTEREST” EXPRESSED BY ANY PROSPECTIVE INVESTOR, AND ANY “SOFT CIRCLES” GENERATED BY THE UNDERWRITERS, WILL NOT CREATE BINDING CONTRACTUAL OBLIGATIONS FOR SUCH PROSPECTIVE INVESTORS, ON THE ONE HAND, OR THE UNDERWRITERS, THE DEPOSITOR OR ANY OF THEIR RESPECTIVE AGENTS OR AFFILIATES, ON THE OTHER HAND.

AS A RESULT OF THE FOREGOING, A PROSPECTIVE INVESTOR MAY COMMIT TO PURCHASE CERTIFICATES THAT HAVE CHARACTERISTICS THAT MAY CHANGE, AND EACH PROSPECTIVE INVESTOR IS ADVISED THAT ALL OR A PORTION OF THE CERTIFICATES REFERRED TO IN THESE MATERIALS MAY BE ISSUED WITHOUT ALL OR CERTAIN OF THE CHARACTERISTICS DESCRIBED IN THIS FREE WRITING PROSPECTUS OR MAY BE ISSUED WITH CHARACTERISTICS THAT DIFFER FROM THE CHARACTERISTICS DESCRIBED IN THESE MATERIALS. THE UNDERWRITERS’ OBLIGATION TO SELL CERTIFICATES TO ANY PROSPECTIVE INVESTOR IS CONDITIONED ON THE CERTIFICATES THAT ARE ACTUALLY ISSUED AND THE TRANSACTION HAVING THE CHARACTERISTICS DESCRIBED IN THESE MATERIALS. IF THE UNDERWRITERS DETERMINE THAT ONE OR MORE CONDITIONS ARE NOT

SATISFIED IN ANY MATERIAL RESPECT, SUCH PROSPECTIVE INVESTOR WILL BE NOTIFIED, AND NEITHER THE DEPOSITOR NOR ANY UNDERWRITER WILL HAVE ANY OBLIGATION TO SUCH PROSPECTIVE INVESTOR TO DELIVER ANY PORTION OF THE CERTIFICATES THAT SUCH PROSPECTIVE INVESTOR HAS COMMITTED TO PURCHASE, AND THERE WILL BE NO LIABILITY BETWEEN THE UNDERWRITERS, THE DEPOSITOR OR ANY OF THEIR RESPECTIVE AGENTS OR AFFILIATES, ON THE ONE HAND, AND SUCH PROSPECTIVE INVESTOR, ON THE OTHER HAND, AS A CONSEQUENCE OF THE NON-DELIVERY.

EACH PROSPECTIVE INVESTOR HAS REQUESTED THAT THE UNDERWRITERS PROVIDE TO SUCH PROSPECTIVE INVESTOR INFORMATION IN CONNECTION WITH SUCH PROSPECTIVE INVESTOR’S CONSIDERATION OF THE PURCHASE OF CERTAIN OFFERED CERTIFICATES DESCRIBED IN THESE MATERIALS. THESE MATERIALS ARE BEING PROVIDED TO EACH PROSPECTIVE INVESTOR FOR INFORMATION PURPOSES ONLY IN RESPONSE TO SUCH PROSPECTIVE INVESTOR’S SPECIFIC REQUEST, THE UNDERWRITERS DESCRIBED IN THESE MATERIALS MAY FROM TIME TO TIME PERFORM INVESTMENT BANKING SERVICES FOR, OR SOLICIT INVESTMENT BANKING BUSINESS FROM, ANY COMPANY NAMED IN THESE MATERIALS. THE UNDERWRITERS AND/OR THEIR RESPECTIVE EMPLOYEES MAY FROM TIME TO TIME HAVE A LONG OR SHORT POSITION IN ANY SECURITY OR CONTRACT DISCUSSED IN THESE MATERIALS.

THE INFORMATION CONTAINED IN THIS FREE WRITING PROSPECTUS SUPERSEDES ANY PREVIOUS SUCH INFORMATION DELIVERED TO ANY PROSPECTIVE INVESTOR AND WILL BE SUPERSEDED BY INFORMATION DELIVERED TO SUCH PROSPECTIVE INVESTOR PRIOR TO THE TIME OF SALE.

THE OFFERED CERTIFICATES DO NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE MORTGAGE LOAN SELLERS, THE MASTER SERVICERS, THE SPECIAL SERVICERS, THE TRUSTEE, THE TRUST ADVISOR, CERTIFICATE ADMINISTRATOR, THE INITIAL SUBORDINATE CLASS REPRESENTATIVE, THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE OFFERED CERTIFICATES NOR THE MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

THERE IS CURRENTLY NO SECONDARY MARKET FOR THE OFFERED CERTIFICATES. WE CANNOT ASSURE YOU THAT A SECONDARY MARKET WILL DEVELOP OR, IF A SECONDARY MARKET DOES DEVELOP, THAT IT WILL PROVIDE HOLDERS OF THE OFFERED CERTIFICATES WITH LIQUIDITY OF INVESTMENT OR THAT IT WILL CONTINUE FOR THE TERM OF THE OFFERED CERTIFICATES. THE UNDERWRITERS CURRENTLY INTEND TO MAKE A MARKET IN THE OFFERED CERTIFICATES BUT ARE UNDER NO OBLIGATION TO DO SO. ACCORDINGLY, PURCHASERS MUST BE PREPARED TO BEAR THE RISKS OF THEIR INVESTMENTS FOR AN INDEFINITE PERIOD. SEE “RISK FACTORS—RISKS RELATED TO THE OFFERED CERTIFICATES—THE CERTIFICATES MAY HAVE LIMITED LIQUIDITY AND THE MARKET VALUE OF THE CERTIFICATES MAY DECLINE” IN THIS FREE WRITING PROSPECTUS.

FORWARD-LOOKING STATEMENTS

In this free writing prospectus and the prospectus, we use certain forward-looking statements. These forward-looking statements are found in the material, including each of the tables, set forth under “Risk Factors” and “Yield and Maturity Considerations”. Forward-looking statements are also found elsewhere in this free writing prospectus and prospectus and include words like “expects”, “intends”, “anticipates”, “estimates” and other similar words. These statements are intended to convey our projections or expectations as of the date of this free writing prospectus. These statements are inherently subject to a variety of risks and uncertainties. Actual results could differ materially from those we anticipate due to changes in, among other things:

●	economic conditions and industry competition,

x

●	political and/or social conditions, and

●	the law and government regulatory initiatives.

We will not update or revise any forward-looking statement to reflect changes in our expectations or changes in the conditions or circumstances on which these statements were originally based.

IMPORTANT NOTICE RELATING TO AUTOMATICALLY-GENERATED EMAIL DISCLAIMERS

Any legends, disclaimers or other notices that may appear at the bottom of any email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential, are not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

SUMMARY

The following is only a summary of selected information from this free writing prospectus and does not include all of the relevant information you need to consider in making your investment decision. Detailed information appears elsewhere in this free writing prospectus and in the accompanying prospectus. That information includes, among other things, detailed mortgage loan information and calculations of cash flows on the offered certificates. To understand all of the terms of the offered certificates, read carefully this entire document and the accompanying prospectus. See “Index of Significant Definitions” in this free writing prospectus and “Index of Defined Terms” in the prospectus for the locations of the definitions of capitalized terms.

Overview of the Certificates

The certificates to be issued are known as the WFRBS Commercial Mortgage Trust 2014-C21, Commercial Mortgage Pass-Through Certificates, Series 2014-C21. Each certificate represents an interest in the mortgage loans included in the trust fund. We are offering the class A-1, class A-2, class A-3, class A-4, class A-5, class A-SB, class A-S, class B, class C, class PEX, class X-A and class X-B certificates pursuant to this free writing prospectus. The table below identifies the respective classes of the series, specifies various characteristics of each of those classes and indicates which of those classes are offered by this free writing prospectus and which are not so offered.

Class	Approximate Initial Principal Balance or Notional Amount(1)		Approx. Initial Credit Support	Approximate Initial Pass- Through Rate(2)	Pass- Through Rate Description	Weighted Average Life (Years)(3)	Expected Principal Window(3)	Expected Ratings (DBRS/Moody’s/ Morningstar)(4)
Offered Certificates
A-1	$66,230,000		30.000	%(16)%	(5)	2.67	9/14 – 6/19	AAA(sf) / Aaa(sf) / AAA
A-2	$109,149,000		30.000	%(16)%	(5)	4.87	6/19 – 7/19	AAA(sf) / Aaa(sf) / AAA
A-3	$48,253,000		30.000	%(16)%	(5)	6.83	4/21 – 8/21	AAA(sf) / Aaa(sf) / AAA
A-4	$330,000,000		30.000	%(16)%	(5)	9.80	1/24 – 6/24	AAA(sf) / Aaa(sf) / AAA
A-5	$345,689,000		30.000	%(16)%	(5)	9.91	6/24 – 7/24	AAA(sf) / Aaa(sf) / AAA
A-SB	$98,736,000		30.000	%(16)%	(5)	7.23	7/19 – 1/24	AAA(sf) / Aaa(sf) / AAA
A-S(6)	$92,677,000	(7)	23.500%	%	(5)	9.93	7/24 – 7/24	AAA(sf) / Aaa(sf) / AAA
B(6)	$98,023,000	(7)	16.625%	%	(5)	9.93	7/24 – 7/24	AA(low)(sf) / Aa3(sf) / AA-
C(6)	$53,468,000	(7)	12.875	%(16)%	(5)	9.93	7/24 – 7/24	A(low)(sf) / A3(sf) / A-
PEX(6)	$244,168,000	(7)	12.875	%(16)%	(5)	9.93	7/24 – 7/24	A(low)(sf) / A1(sf) / A-
X-A	$1,090,734,000	(8)	N/A	%	Variable(9)	N/A	N/A	AAA(sf) / Aaa(sf) / AAA
X-B	$235,256,000	(10)	N/A	%	Variable(11)	N/A	N/A	AAA(sf) / NR / AAA
Non-Offered Certificates
X-C	$19,605,000	(12)	N/A	%	Variable(13)	N/A	N/A	AAA(sf) / NR / AAA
X-D	$80,201,349	(14)	N/A	%	Variable(15)	N/A	N/A	AAA(sf) / NR / AAA
D	$83,765,000		7.000%	%	(5)	9.93	7/24 – 7/24	BBB(low)(sf) / NR / BBB-
E	$19,605,000		5.625%	%	(5)	9.99	7/24 – 8/24	BB(sf) / NR / BB
F	$26,733,000		3.750%	%	(5)	10.01	8/24 – 8/24	B(sf) / NR / B
G	$53,468,349		0.000%	%	(5)	10.01	8/24 – 8/24	NR / NR / NR
V(17)	N/A		N/A	N/A	N/A	N/A	N/A	NR / NR / NR
R(18)	N/A		N/A	N/A	N/A	N/A	N/A	NR / NR / NR

(footnotes to table on cover and table set forth above)

(1)
The certificate principal balances and notional amounts set forth in the table are approximate. The actual initial certificate principal balances and notional amounts may be larger or smaller depending on the aggregate cut-off date principal balance of the mortgage loans definitively included in the pool of mortgage loans, which aggregate cut-off date principal balance may be as much as 5% larger or smaller than the amount presented in this free writing prospectus.

(2)				Approximate per annum rate as of the closing date.

(3)				Calculated based on a 0% CPR and the structuring assumptions described in Annex D to this free writing prospectus.

(4)
The expected ratings presented are those of DBRS, Inc., Moody’s Investors Service, Inc. and Morningstar Credit Ratings, LLC, which the depositor hired to rate the offered certificates. One or more other nationally recognized statistical rating organizations, as defined in Section 3(a)(62) of the Securities Exchange Act of 1934, as amended, that were not hired by the depositor may use information they receive pursuant to Rule 17g-5 under the Securities Exchange Act of 1934, as amended, or otherwise to rate or provide market reports and/or published commentary related to the offered certificates. We cannot assure you as to what ratings a non-hired nationally recognized statistical rating organization would assign or that its reports will not express differing, possibly negative, views of the mortgage loans and/or the offered certificates. See “Risk Factors—Risks Related to the Offered Certificates—Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded” and “Ratings” in this free writing prospectus and “Ratings” in the attached prospectus. To the extent described in this free writing prospectus, the ratings of each class of offered certificates address the likelihood of the timely distribution of interest and, except in the case of the class X-A and class X-B certificates, the ultimate distribution of principal due on that class on or before the date set forth in the table on the cover as the “Rated Final Distribution Date”. See “Ratings” in this free writing prospectus and “Ratings” in the attached prospectus.

(5)
The pass-through rates for the class A-1, class A-2, class A-3, class A-4, class A-5, class A-SB, class D, class E, class F and class G certificates and the class A-S, class B and class C regular interests, in each case, will be one of the following: (i) a fixed rate per annum, (ii) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, (iii) a variable rate per annum equal to the lesser of (a) a fixed rate and (b) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date or (iv) a variable rate per annum equal to the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date minus a specified percentage. For purposes of the calculation of the weighted average of the net mortgage interest rates on the mortgage loans for each distribution date, the mortgage interest rates will be adjusted as necessary to a 30/360 basis. The class PEX certificates will not have a pass-through rate, but will be entitled to receive the sum of the interest distributable on the percentage interests of the class A-S, class B and class C regular interests represented by the class PEX certificates. The pass-through rates on the class A-S, class B and class C certificates will at all times be the same as the pass-through rates of the class A-S, class B and class C regular interests.

(6)
The class A-S, class B and class C certificates may be exchanged for class PEX certificates, and class PEX certificates may be exchanged for the class A-S, class B and class C certificates, in each case, only in the manner described under “Description of the Offered Certificates—Exchanges of Exchangeable Certificates” in this free writing prospectus.

(7)
On the closing date, the issuing entity will issue the class A-S, class B and class C regular interests, which will have outstanding principal balances on the closing date of $92,677,000, $98,023,000 and $53,468,000, respectively. The class A-S, class B, class C and class PEX certificates will, at all times, represent undivided beneficial ownership interests in a grantor trust that will hold such regular interests. Each class of the class A-S, class B, class C and class PEX certificates will, at all times, represent a beneficial interest in a percentage of the outstanding principal balance of the class A-S, class B and/or class C regular interests. Following any exchange of class A-S, class B and class C certificates for class PEX certificates or any exchange of class PEX certificates for class A-S, class B and class C certificates, the percentage interest of the outstanding principal balances of the class A-S, class B and class C regular interests that is represented by the class A-S, class B, class C and class PEX certificates will be increased or decreased accordingly. The initial certificate principal balance of each class of the class A-S, class B and class C certificates shown in the table above represents the maximum certificate principal balance of such class without giving effect to any issuance of class PEX certificates. Such maximum certificate principal balance of each of the class A-S, class B and class C certificates is approximate and may be as much as 5% larger or smaller than the amount shown in the table above as a result of rounding in connection with any issuance of class PEX certificates on the closing date. The initial certificate principal balance of the class PEX certificates shown in the table above is equal to the aggregate of the maximum initial certificate principal balances of the class A-S, class B and class C certificates, representing the maximum certificate principal balance of the class PEX certificates that could be issued in an exchange. The certificate principal balances of the class A-S, class B and class C certificates to be issued on the closing date will be reduced, in required proportions, by an amount equal to the certificate principal balance of the class PEX certificates issued on the closing date.

(8)
The class X-A certificates are notional amount certificates. The notional amount of the class X-A certificates will be equal to the aggregate certificate principal balance of the class A-1, class A-2, class A-3, class A-4, class A-5 and class A-SB certificates and the class A-S regular interest outstanding from time to time. The class X-A certificates will not entitle their holders to distributions of principal.

(9)
The pass-through rate for the class X-A certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the class A-1, class A-2, class A-3, class A-4, class A-5 and class A-SB certificates and the class A-S regular interest for the related distribution date, weighted on the basis of their respective aggregate certificate principal balances outstanding immediately prior to that distribution date. For purposes of the calculation of the weighted average of the net mortgage interest rates on the mortgage loans for each distribution date, the mortgage interest rates will be adjusted as necessary to a 30/360 basis.

(10)
The class X-B certificates are notional amount certificates. The notional amount of the class X-B certificates will be equal to the aggregate certificate principal balance of the class D certificates and the class B and class C regular interests outstanding from time to time. The class X-B certificates will not entitle their holders to distributions of principal.

(11)
The pass-through rate for the class X-B certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the class D certificates and the class B and class C regular interests for the related distribution date, weighted on the basis of their respective aggregate certificate principal balances outstanding immediately prior to that distribution date. For purposes of the calculation of the weighted average of the net mortgage interest rates on the mortgage loans for each distribution date, the mortgage interest rates will be adjusted as necessary to a 30/360 basis.

(12)
The class X-C certificates are notional amount certificates. The notional amount of the class X-C certificates will be equal to the certificate principal balance of the class E certificates outstanding from time to time. The class X-C certificates will not entitle their holders to distributions of principal.

(13)
The pass-through rate for the class X-C certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, over (b) the pass-through rate on the class E certificates for the related distribution date. For purposes of the calculation of the weighted average of the net mortgage interest rates on the mortgage loans for each distribution date, the mortgage interest rates will be adjusted as necessary to a 30/360 basis.

(14)
The class X-D certificates are notional amount certificates. The notional amount of the class X-D certificates will be equal to the aggregate certificate principal balance of the class F and class G certificates outstanding from time to time. The class X-D certificates will not entitle their holders to distributions of principal.

(15)
The pass-through rate for the class X-D certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the class F and class G certificates for the related distribution date, weighted on the basis of their respective aggregate certificate principal balances outstanding immediately prior to that distribution date. For purposes of the calculation of the weighted average of the net mortgage interest rates on the mortgage loans for each distribution date, the mortgage interest rates will be adjusted as necessary to a 30/360 basis.

(16)
The approximate initial credit support with respect to the class A-1, class A-2, class A-3, class A-4, class A-5 and class A-SB certificates represents the approximate credit enhancement for the class A-1, class A-2, class A-3, class A-4, class A-5 and class A-SB certificates in the aggregate. The approximate initial credit support with respect to the class C and class PEX certificates represents the approximate credit support for the class C regular interest, which will have an initial outstanding principal balance on the closing date of $53,468,000.

(17)
The class V certificates will not have a certificate principal balance, notional amount, pass-through rate, rating or rated final distribution date. The class V certificates will only be entitled to distributions of excess interest accrued on each mortgage loan with an anticipated repayment date. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—ARD Loans” in this free writing prospectus.

(18)
The class R certificates will not have a certificate principal balance, notional amount, pass-through rate, rating or rated final distribution date. The class R certificates represent the residual interest in each REMIC as further described in this free writing prospectus. The class R certificates will not entitle their holders to distributions of principal or interest.

The class X-C, class X-D, class D, class E, class F, class G, class V and class R certificates are not offered by this free writing prospectus. Any information in this free writing prospectus concerning certificates other than the offered certificates is presented solely to enhance your understanding of the offered certificates.

Transaction Overview

On the closing date, each mortgage loan seller will sell its mortgage loans to the depositor, which will in turn deposit them into a common law trust created on the closing date. This common law trust, which will be the issuing entity, will be formed by a pooling and servicing agreement, to be dated as of August 1, 2014, among the depositor, the master servicers, the special servicers, the certificate administrator, the trustee and the trust advisor. All of the mortgage loans will be serviced and administered under the pooling and servicing agreement, except that (i) the Queens Atrium mortgage loan will be serviced under the pooling and servicing agreement until the securitization of the related companion loan, after which such mortgage loan will be serviced under the pooling and servicing agreement related to such other securitization and (ii) the Montgomery Mall mortgage loan is serviced under the WFCM 2014-LC16 pooling and servicing agreement.

The transfers of the mortgage loans from the mortgage loan sellers to the depositor and from the depositor to the issuing entity in exchange for the certificates are illustrated below:

Transaction Parties

Issuing Entity
WFRBS Commercial Mortgage Trust 2014-C21, a New York common law trust to be established on the closing date of the securitization under the pooling and servicing agreement. The assets in the issuing entity will comprise the “trust fund”. We refer to that issuing entity as the “trust”. See “Transaction Parties—The Issuing Entity” in this free writing prospectus.

Depositor
RBS Commercial Funding Inc., a Delaware corporation. As depositor, RBS Commercial Funding Inc. will acquire the mortgage loans from the mortgage loan sellers and deposit them into the issuing entity. The depositor’s address is 600 Washington Boulevard, Stamford, Connecticut 06901 and its telephone number is (203) 897-2700. Neither we nor any of our affiliates has insured or guaranteed the offered certificates. See “Transaction Parties—The Depositor” and “—Affiliations and Certain Relationships” in this free writing prospectus and “The Depositor” in the prospectus.

Sponsors, Mortgage Loan Sellers and Originators
Each of Wells Fargo Bank, National Association, a national banking association, The Royal Bank of Scotland (which term, as used herein comprises two affiliated companies: The Royal Bank of Scotland plc, a public company registered in Scotland, and RBS Financial Products Inc., a Delaware corporation), Liberty Island Group I LLC, a Delaware limited liability company, Basis Real Estate Capital II, LLC, a Delaware limited liability company, C-III Commercial Mortgage LLC, a Delaware limited liability company, and NCB, FSB, a federal savings bank, is a sponsor and a mortgage loan seller. The sponsors have organized and initiated the transactions in which the certificates will be issued. See “Transaction Parties—The Sponsors” and “—Affiliations and Certain Relationships” in this free writing prospectus and “The Sponsor” in the prospectus.

	The number and aggregate cut-off date principal balance of the mortgage loans that will be transferred to the depositor by the respective mortgage loan sellers are as follows:

	Mortgage Loan Seller	Number of Mortgage Loans	Number of Mortgaged Properties	Aggregate Cut-off Date Principal Balance	Approx. % of Cut-off Date Pool Balance
	Wells Fargo Bank, National Association	40	41	$587,584,612	41.2%
	The Royal Bank of Scotland(1)	16	34	384,156,012	26.9
	Liberty Island Group I LLC	14	16	189,621,552	13.3
	C-III Commercial Mortgage LLC	27	30	126,954,763	8.9
	Basis Real Estate Capital II, LLC	10	10	77,992,875	5.5
	NCB, FSB	15	15	59,486,535	4.2
	Total:	122	146	$1,425,796,349	100.0%

	(1)
With respect to the mortgage loans presented as originated and being sold to the issuing entity by The Royal Bank of Scotland, (a) fourteen (14) mortgage loans, representing approximately 25.1% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, were originated, and are being sold to the issuing entity, by The Royal Bank of Scotland plc and (b) two (2) mortgage loans, representing approximately 1.8% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, were originated, and are being sold to the issuing entity, by RBS Financial Products Inc.

In general, each mortgage loan seller (or an affiliate of such mortgage loan seller) originated the mortgage loans as to which it is acting as a mortgage loan seller, except that:

(i)
Wells Fargo Bank, National Association delegated certain of its underwriting and origination functions in connection with three (3) mortgage loans, secured by the mortgaged properties identified on Annex A of this free writing prospectus as Quantico III, Amelia Station and University Center South, collectively representing approximately 1.4% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, to Principal Real Estate Investors, LLC (an affiliate of Principal Life Insurance Company) pursuant to a program of agreed upon underwriting and closing procedures, as described under “Transaction Parties—The Sponsors—Wells Fargo Bank, National Association—Wells Fargo Bank’s Commercial Mortgage Loan Underwriting” in this free writing prospectus;

(ii)
The mortgage loan referred to in this free writing prospectus as the Queens Atrium mortgage loan is one of two promissory notes co-originated by Wells Fargo Bank, National Association and Barclays Bank PLC, each in the original principal amount of $90,000,000. One of the promissory notes was issued in the name of Wells Fargo Bank, National Association and the other in the name of Barclays Bank PLC. Only the promissory note issued in the name of Wells Fargo Bank, National Association will be transferred on the closing date to the depositor for inclusion in the trust;

(iii)
Liberty Island Group I LLC acquired each of the mortgage loans as to which it is acting as a mortgage loan seller from Prudential Mortgage Capital Company, LLC, the originator of such mortgage loans, as described under “Transaction Parties—The Sponsors—Liberty Island Group I LLC” in this free writing prospectus; and

(iv)
Twelve (12) of the fifteen (15) mortgage loans for which NCB, FSB is the mortgage loan seller were originated by its parent company, National Consumer Cooperative Bank, and transferred to NCB, FSB, as described under “Transaction Parties—The Sponsors—NCB, FSB” and “—The Originators—National Consumer Cooperative Bank” in this free writing prospectus.

See “Transaction Parties—The Sponsors” and “—The Originators” in this free writing prospectus.

Master Servicers
Wells Fargo Bank, National Association, a national banking association, will act as master servicer pursuant to the pooling and servicing agreement with respect to 107 of the mortgage loans, representing approximately 95.8% of the aggregate balance of the mortgage pool as of the cut-off date. NCB, FSB, a federal savings bank, will act as the master servicer pursuant to the pooling and servicing agreement with respect to 15 of the mortgage loans (namely, those mortgage loans that are expected to be sold to the depositor by NCB, FSB), representing approximately 4.2% of the aggregate balance of the mortgage pool as of the cut-off date. With respect to those mortgage loans for which it acts as master servicer, each of Wells Fargo Bank, National Association and NCB, FSB will be primarily responsible for servicing and administering performing mortgage loans (other than the non-serviced mortgage loans), including any worked-out mortgage loans, and primarily responsible for making debt service advances on delinquent mortgage loans (including the non-serviced mortgage loans) and servicing advances in respect of the mortgage loans (other than the non-serviced mortgage loans) and any REO properties. The principal west coast commercial mortgage master servicing offices of Wells Fargo Bank, National Association are located at MAC A0227-020, 1901 Harrison Street, Oakland, California 94612. The principal east coast commercial mortgage master servicing offices of Wells Fargo Bank, National Association are located at MAC D1086-120, 550 South Tryon Street, Charlotte, North Carolina 28202. The principal servicing office of NCB, FSB is located at 2011 Crystal Drive, Suite 800, Arlington, VA 22202. See “Transaction Parties—The Master Servicers” and “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” in this free writing prospectus.

The Queens Atrium loan combination will initially be serviced by Wells Fargo Bank, National Association, as a master servicer under the pooling and servicing agreement for this transaction. After the securitization of the related companion loan, such loan combination will be serviced under, and by the master servicer designated in, the pooling and servicing agreement entered into in connection with that securitization, but Wells Fargo Bank, National Association, as a master servicer under the pooling and servicing agreement with respect to this transaction, will continue to be primarily responsible for making debt service advances with respect to such non-serviced mortgage loan notwithstanding any such transfer of servicing. If the companion loan included in the Queens Atrium loan combination is securitized, Wells Fargo Bank, National Association, as a master servicer under the pooling and servicing agreement for this transaction, nevertheless will be entitled to compensation for the period before the transfer, and its right to indemnification and certain other rights in respect of its servicing activities relating to that loan combination will survive the transfer. See “Description of the Mortgage Pool—Additional Indebtedness—The Loan Combinations” and “The Pooling and Servicing Agreement—Servicing of the Loan Combinations” in this free writing prospectus.

The primary servicer for the Montgomery Mall loan combination is Wells Fargo Bank, National Association, the current master servicer under the WFCM 2014-LC16 pooling and servicing agreement. With respect to the Montgomery Mall mortgage loan, the WFCM 2014-LC16 master servicer is entitled to receive a primary servicing fee under the WFCM 2014-LC16 pooling and servicing agreement, payable monthly from the related mortgage loan, prior to application of such interest to make payments on the certificates. See “Description of the Mortgage Pool—Additional Indebtedness—The Loan Combinations” and “The Pooling and Servicing Agreement—Servicing of the Loan Combinations” in this free writing prospectus.

Special Servicers
CWCapital Asset Management LLC, a Delaware limited liability company, will act as the initial special servicer under the pooling and servicing agreement with respect to 107 of the mortgage loans, representing approximately 95.8% of the aggregate balance of the mortgage pool as of the cut-off date. CWCapital Asset Management LLC was appointed to be a special servicer by the entity that is anticipated to purchase the class X-C, class X-D, class E, class F, class G and class V certificates on the closing date and to become the initial majority subordinate certificateholder, which is anticipated to be an affiliate of Seer Capital Management, LP (such affiliate purchaser, “Seer”). The primary servicing office of CWCapital Asset Management LLC is located at 7501 Wisconsin Avenue, Bethesda, Maryland 20814.

NCB, FSB, a federal savings bank, will act as the special servicer pursuant to the pooling and servicing agreement with respect to 15 of the mortgage loans (namely, those mortgage loans that are expected to be sold to the depositor by NCB, FSB), representing approximately 4.2% of the aggregate balance of the mortgage pool as of the cut-off date. Seer consented to the appointment of NCB, FSB as special servicer with respect to such mortgage loans expected to be sold by NCB, FSB to the depositor, and may replace NCB, FSB in such capacity pursuant to the terms of the pooling and servicing agreement. The principal servicing office of NCB, FSB is located at 2011 Crystal Drive, Suite 800, Arlington, VA 22202.

CWCapital Asset Management LLC and NCB, FSB, in their respective capacities, will generally be responsible for realizing upon, working out or selling any specially serviced mortgage loans (other than the non-serviced mortgage loans) and administering and selling any REO properties. See “Transaction Parties—The Special Servicers” and “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” in this free writing prospectus.

If the Queens Atrium loan combination becomes a specially serviced loan prior to the securitization of the related companion loan, it will initially be specially serviced under, and by CWCapital Asset Management LLC, as special servicer designated in and for the compensation set forth in, the pooling and servicing agreement for this transaction. After the securitization of the related companion loan, such loan combination will be specially serviced (if it is or becomes a specially serviced loan) under, and by the special servicer designated in and for the compensation set forth in, the pooling and servicing agreement entered into in connection with such subsequent securitization. If the Queens Atrium loan combination is being specially serviced when the related companion loan is securitized, CWCapital Asset Management

LLC, as a special servicer under the pooling and servicing agreement for this transaction, nevertheless will be entitled to compensation for the period during which it acted as special servicer with respect to that loan combination, and its right to indemnification and certain other rights in respect of its special servicing activities relating to that loan combination will survive the transfer of special servicing duties to the applicable special servicer for the other securitization. See “Risk Factors—Risks Related to the Offered Certificates—The Servicing of the Queens Atrium Loan Combination Will Shift to Others”, “Description of the Mortgage Pool—Additional Indebtedness—The Loan Combinations” and “The Pooling and Servicing Agreement—Servicing of the Loan Combinations” in this free writing prospectus.

The Montgomery Mall loan combination will be specially serviced by LNR Partners, LLC, the current special servicer under the WFCM 2014-LC16 pooling and servicing agreement. See “Description of the Mortgage Pool—Additional Indebtedness—The Loan Combinations” and “The Pooling and Servicing Agreement—Servicing of the Loan Combinations” in this free writing prospectus.

Primary Servicer
Prudential Asset Resources, Inc., a Delaware corporation and a wholly-owned subsidiary of Prudential Mortgage Capital Company, LLC, will act as primary servicer and perform most servicing duties of Wells Fargo Bank, National Association, as master servicer, other than making advances, with respect to those mortgage loans sold to the issuing entity by Liberty Island Group I LLC. Liberty Island Group I LLC is partially owned by Prudential Mortgage Capital Company, LLC. See “Transaction Parties—The Primary Servicer” in this free writing prospectus. Wells Fargo Bank, National Association, as master servicer, will pay the fees of the primary servicer.

Certificate Administrator
Wells Fargo Bank, National Association, a national banking association, will act as certificate administrator, custodian, tax administrator and certificate registrar. The principal corporate trust office of Wells Fargo Bank, National Association is located at 9062 Old Annapolis Road, Columbia, Maryland 21045 and its office for certificate transfer services is located at Sixth Street and Marquette Avenue, Minneapolis, Minnesota 55479. The certificate administrator is required to make distributions of the available distribution amount on each distribution date to the certificateholders and to prepare reports detailing the distributions to certificateholders on each distribution date and the performance of the mortgage loans and mortgaged properties. See “Transaction Parties—The Certificate Administrator, Tax Administrator, Certificate Registrar and Custodian” in this free writing prospectus.

Trustee
Wilmington Trust, National Association, a national banking association, will act as trustee of the trust fund. The corporate trust offices of Wilmington Trust, National Association are located at 1100 North Market Street, Wilmington, Delaware 19890. In addition, the trustee will be primarily responsible for back-up advancing if either master servicer fails to perform its advancing obligations. Upon the transfer of the mortgage loans into the trust fund, the trustee, on behalf of the trust fund, will become the holder of each mortgage loan so transferred. See “Transaction Parties—The Trustee” in this free writing prospectus.

After the securitization of the related companion loan, the mortgagee of record with respect to the Queens Atrium loan combination will be a trustee designated in the pooling and servicing agreement related to such other transaction. The mortgagee of record with respect to the Montgomery Mall mortgage loan is the trustee under the WFCM 2014-LC16 pooling and servicing agreement, currently Wilmington Trust, National Association. See “Description of the Mortgage Pool—Additional Indebtedness—The Loan Combinations” and “The Pooling and Servicing Agreement—Servicing of the Loan Combinations” in this free writing prospectus.

Underwriters
RBS Securities Inc., Wells Fargo Securities, LLC and Citigroup Global Markets Inc. are the underwriters of the offered certificates. RBS Securities Inc. and Wells Fargo Securities, LLC are acting as co-lead bookrunning managers in the following manner: RBS Securities Inc. is acting as sole bookrunning manager with respect to 26.9% of each class of offered certificates and Wells Fargo Securities, LLC is acting as sole bookrunning manager with respect to 73.1% of each class of offered certificates. Citigroup Global Markets Inc. is acting as co-manager.

A substantial portion of the net proceeds of this offering (after the payment of underwriting compensation and transaction expenses) will be directed to affiliates of RBS Securities Inc. and Wells Fargo Securities, LLC. See “Method of Distribution (Underwriter Conflicts of Interest)” in the final prospectus supplement.

Trust Advisor
Trimont Real Estate Advisors, Inc., a Georgia corporation, will act as the initial trust advisor under the pooling and servicing agreement with respect to all of the mortgage loans and related companion loans (other than the non-serviced mortgage loans or related companion loans). Some of the rights and duties involving the trust advisor will be as follows:

●
During a collective consultation period or senior consultation period, if any mortgage loans in the mortgage pool (other than a non-serviced mortgage loan) were specially serviced by a special servicer in the preceding calendar year, the trust advisor will perform certain review duties on a platform-level basis that will generally include a limited annual review of and report regarding the applicable special servicer delivered to the certificate administrator. In the event both special servicers specially serviced mortgage loans during the preceding calendar year, the trust advisor will prepare a separate report regarding the actions of each special servicer. The review and report generally will be based on one or more of: (a) during a collective consultation period or senior consultation period, any asset status reports and additional information delivered to the trust advisor by the applicable special servicer, and/or (b) during a senior consultation period, in addition to the applicable information described above, a meeting with the applicable special servicer to conduct a limited review of the applicable special servicer’s operational practices on a platform-level basis in light of the servicing standard. In the event that the trust advisor has provided for review to either special servicer a trust advisor annual report containing an assessment of the performance of such special servicer that in the reasonable view of such special servicer presents a negative assessment of such special servicer’s performance, the applicable special servicer will be permitted to provide to the trust advisor non-privileged information and documentation that is reasonably relevant to the facts upon which the trust advisor has based such assessment, and the trust advisor will undertake a reasonable review of such additional limited non-privileged information and documentation prior to finalizing its annual report regarding such special servicer.

●
During any collective consultation period or senior consultation period, each special servicer will be required to consult with the trust advisor (in addition to the subordinate class representative, during a collective consultation period) in connection with material special servicing actions with respect to the applicable specially serviced mortgage loans.

●
Under certain circumstances, but only during a senior consultation period, the trust advisor may recommend the replacement of a special servicer (other than a special servicer with respect to a non-serviced loan combination), in which case the certificate administrator will deliver notice of such recommendation to the certificateholders, and certificateholders with specified percentages of the voting rights may direct the replacement of such special servicer at their expense. See “Transaction Parties—The Trust Advisor” and “The Pooling and Servicing Agreement—The Trust Advisor” and “—Asset Status Reports” in this free writing prospectus.

The trust advisor will be discharged from its duties under the pooling and servicing agreement when the aggregate certificate principal balance of the class A-1, class A-2, class A-3, class A-4, class A-5, class A-SB and class D certificates, the class A-S regular interest (and, therefore, the class A-S certificates and the class A-S component of the class PEX certificates), the class B regular interest (and, therefore, the class B certificates and the class B component of the class PEX certificates) and the class C regular interest (and, therefore, the class C certificates and the class C component of the class PEX certificates) has been reduced to zero. See “The Pooling and Servicing Agreement—The Trust Advisor—Termination, Discharge and Resignation of the Trust Advisor”.

The obligations of the trust advisor under the pooling and servicing agreement are solely to provide analytical and reporting services. When we use the words “consult”, “recommend” or words of similar import in respect of the trust advisor and any servicing action or inaction, we are referring to the trust advisor’s analytical and reporting services, and not to a duty to make recommendations for or against any servicing action. Although the trust advisor must consider the servicing standard in its analysis, the trust advisor will not itself be bound by the servicing standard. The trust advisor will be responsible only to the issuing entity, and will have no liability to any certificateholders, or any particular certificateholder, for actions taken or not taken under the pooling and servicing agreement. See “The Pooling and Servicing Agreement—The Trust Advisor” in this free writing prospectus.

Notwithstanding any contrary provision described above, the trust advisor will have no rights or duties in connection with the non-serviced mortgage loans. See “—Companion Loan Holders” below.
Majority Subordinate
Certificateholder
The majority subordinate certificateholder will be the holder(s) of a majority interest in (i) during a subordinate control period, the most subordinate class among the class E, class F and class G certificates that has an aggregate certificate principal balance, net of appraisal reduction amounts allocable thereto, that is at least equal to 25% of its total initial certificate principal balance or (ii) during a collective consultation period, the most subordinate class among the class E, class F and class G certificates that has an aggregate certificate principal balance, without regard to appraisal reduction amounts, that is at least equal to 25% of its total initial certificate principal balance.

The majority subordinate certificateholder will have a continuing right to appoint, remove or replace the subordinate class representative in its sole discretion during certain periods of time. This right may be exercised at any time and from time to time. During any subordinate control period, the majority subordinate certificateholder, or the subordinate class representative on its behalf (or with respect to a non-serviced loan combination, the related controlling noteholder (or its representative) under the related intercreditor agreement) will have the right to terminate either special servicer with or without cause and appoint itself or an affiliate or another person as the successor special servicer with respect to the applicable specially serviced mortgage loans. It will be a condition to such appointment that (i) the hired rating agencies confirm that the appointment would not result in a qualification, downgrade or withdrawal of any of their then-current ratings of the certificates, and (ii) any such successor satisfies the requirement of a qualified replacement special servicer as further described in “The Pooling and Servicing Agreement—Replacement of the Special Servicers” in this free writing prospectus.

Notwithstanding anything to the contrary described herein, at any time when the holder of a majority interest in the class E certificates is the majority subordinate certificateholder, the majority subordinate certificateholder may waive its right to appoint a subordinate class representative and to exercise any of the rights of the majority subordinate certificateholder or cause the exercise of any of the rights of the subordinate class representative set forth in the pooling and servicing agreement, by written notice delivered to the depositor, trustee, certificate administrator, master servicers, special servicers and trust advisor. Any such waiver will remain effective with respect to such holder and such class until such time as such majority subordinate certificateholder has sold or transferred a majority of the class E certificates to an unaffiliated third party. Following any such transfer the successor majority subordinate certificateholder will again have the rights of the majority subordinate certificateholder as described in this free writing prospectus without regard to any prior waiver by the predecessor majority subordinate certificateholder. The successor majority subordinate certificateholder will also have the right to irrevocably waive its right to appoint a subordinate class representative and to exercise any of the rights of the majority subordinate certificateholder or cause the exercise of any of the rights of the subordinate class representative. No successor majority subordinate certificateholder described above will have any consent rights with respect to any mortgage loan that became a specially serviced mortgage loan prior to its acquisition of a majority of the class E certificates that had not also become a corrected mortgage loan prior to such acquisition until such mortgage loan becomes a corrected mortgage loan.

Whenever such an “opt-out” by a majority subordinate certificateholder is in effect:

● a senior consultation period will be deemed to have occurred and continue; and

●
the rights of the majority subordinate certificateholder to appoint a subordinate class representative and the rights of the subordinate class representative will not be operative (notwithstanding whether a subordinate control period or collective consultation period is or would otherwise then be in effect).

No class of certificates other than the class E, class F and class G certificates will be eligible to act as the controlling class or appoint a subordinate class representative.

It is anticipated that Seer will purchase the class E, class F, class G and class V certificates and, on the closing date, is expected to appoint itself, or one of its affiliates, to be the initial majority subordinate certificateholder. See “The Pooling and Servicing Agreement—The Majority Subordinate Certificateholder and the Subordinate Class Representative—The Majority Subordinate Certificateholder” in this free writing prospectus.

Subordinate Class
Representative	The majority subordinate certificateholder will be entitled to appoint, remove and replace a subordinate class representative in its sole discretion to the extent described in this free writing prospectus. Subject to the limitations described herein, this right may be exercised at any time and from time to time.

The subordinate class representative generally will be—

●
during a subordinate control period, entitled to direct each special servicer with respect to various servicing matters as to the mortgage loans it services, and replace either special servicer with or without cause; and

● during a collective consultation period, entitled (in addition to the trust advisor) to consult with each special servicer regarding various servicing matters as to the mortgage loans it services.

During a senior consultation period, no subordinate class representative will be recognized or have any rights to replace a special servicer or approve, direct or consult with respect to servicing matters.

The periods referred to herein as subordinate control period, collective consultation period and senior consultation period are described under “—Significant Dates and Periods” below.

The subordinate class representative generally will have no duty to holders of certificates other than the class E, class F and class G certificates. See “The Pooling and Servicing Agreement—The Majority Subordinate Certificateholder and the Subordinate Class Representative—No Liability to the Trust Fund and Certificateholders”.

See “Description of the Offered Certificates—Voting Rights” in this free writing prospectus.

In connection with the servicing of the mortgage loans, the special servicers may, at the direction of the subordinate class representative, take actions with respect to the mortgage loans that could adversely affect the holders of some or all of the classes of certificates. Additionally, during a subordinate control period, the majority subordinate certificateholder or the subordinate class representative on its behalf will have the right to replace either special servicer without cause. As a result of these rights, the subordinate class representative may have interests in conflict with those of the other certificateholders. See “Risk Factors—Risks Related to Conflicts of Interest—Potential Conflicts of Interest of the Subordinate Class Representative”, “—Other Risks—Loan Combinations Pose Special Risks”, “Description of the Mortgage Pool—Additional Indebtedness—The Loan Combinations” and “The Pooling and Servicing Agreement—The Majority Subordinate Certificateholder and the Subordinate Class Representative” in this free writing prospectus.

Notwithstanding any contrary provision described above, the subordinate class representative under this securitization will have no rights in connection with the Queens Atrium mortgage loan, other than certain limited consultation rights with respect to actions of the applicable special servicer under the series 2014-C21 pooling and servicing agreement (prior to the securitization of the Queens Atrium companion loan) and the special servicer under any pooling and servicing agreement related to the Queens Atrium companion loan (after the securitization of the Queens Atrium companion loan), as set forth in the related intercreditor agreement and described in this free writing prospectus. With respect to the mortgage loan secured by the mortgaged property identified on Annex A to this free writing prospectus as Montgomery Mall, which also secures a companion loan, the subordinate class representative’s consultation rights with respect thereto will be subject to, among other rights of third parties, the consent and/or consultation rights of the holder of the related companion loan, as provided for in the related intercreditor agreement and as described in this free writing prospectus. See “Description of the Mortgage Pool—Additional Indebtedness—The Loan Combinations”.

Notwithstanding any contrary provision described above, the subordinate class representative under this securitization will have no rights in connection with the Montgomery Mall mortgage loan, other than certain limited consultation rights with respect to actions of the special servicer under the WFCM 2014-LC16 pooling and servicing agreement, as set forth in the related intercreditor agreement and described in this free writing prospectus.

Companion Loan Holders
The mortgaged properties identified on Annex A to this free writing prospectus as Queens Atrium, Montgomery Mall and Oak Court Mall each secure (i) a mortgage note to be included in the issuing entity and (ii) one other mortgage note, referred to as a “companion loan”, that will not be included in the issuing entity, which companion loan will be pari passu in right of payment with the mortgage note to be included in the issuing entity. In each case, the pair of mortgage notes is collectively referred to herein as a “loan combination”.

For purposes of the period prior to the securitization of the Queens Atrium companion loan, the Queens Atrium loan combination is referred to herein as a “serviced loan combination”. For purposes of the period on and after the securitization of the Queens Atrium companion loan, the Queens Atrium loan combination is referred to herein as a “non-serviced loan combination”. Prior to the securitization of the Queens Atrium companion loan, the Queens Atrium mortgage loan and related companion loan, as part of a serviced loan combination, are referred to herein, respectively, as a “serviced mortgage loan” and a “serviced companion loan”. After the securitization of the Queens Atrium companion loan, the Queens Atrium mortgage loan and related companion loan, as part of a non-serviced loan combination, are referred to herein, respectively, as a “non-serviced mortgage loan” and a “non-serviced companion loan”.

The Montgomery Mall mortgage loan and the related companion loan, which companion loan has been included in the WFCM 2014-LC16 securitization, will be referred to in this free writing prospectus as the “Montgomery Mall loan combination” and a “non-serviced loan combination”. The Montgomery Mall mortgage loan and related companion loan are referred to in this free writing prospectus, respectively, as a “non-serviced mortgage loan” and a “non-serviced companion loan”.

The Oak Court Mall mortgage loan and the related companion loan, which companion loan has been included in the WFCM 2014-LC16 securitization, will be referred to in this free writing prospectus as the “Oak Court Mall loan combination” and a “serviced loan combination.” The Oak Court Mall companion loan is referred to in this free writing prospectus as a “serviced companion loan”.

Prior to the securitization of the related companion loan, the Queens Atrium loan combination will be serviced pursuant to the pooling and servicing agreement. After the securitization of the Queens Atrium companion loan, such loan combination will be serviced under the pooling and servicing agreement related to the securitization of the Queens Atrium companion loan (referred to in this free writing prospectus as an “other securitization”), subject to the related intercreditor agreement, as follows:

●
The master servicer of the other securitization will be primarily responsible for servicing and administering, directly or through sub-servicers (including primary servicers), such loan combination when it is not a specially serviced mortgage loan and for making servicing advances with respect to such loan combination. Wells Fargo Bank, National Association, as master servicer under the pooling and servicing agreement for this transaction, will be primarily responsible for making debt service advances with respect to the related mortgage loan for the benefit of the series 2014-C21 certificateholders. The master servicer of the other securitization will be primarily responsible for making debt service advances with respect to the related companion loan for the benefit of the certificateholders under the other securitization.

●
The other special servicer will be responsible for servicing such loan combination following the occurrence of one or more specified events that cause such loan combination to become a specially serviced mortgage loan.

●
The other trustee will be primarily responsible for back-up advancing if the related other master servicer fails to perform its obligations to make servicing advances with respect to such loan combination and will be the mortgagee of record with respect to such loan combination.

●	We anticipate that the other pooling and servicing agreement will provide for a trust advisor with rights and duties in connection with the servicing and administration of loans

(including such loan combination) under that agreement that are materially consistent with the rights and duties of the series 2014-C21 trust advisor under the series 2014-C21 pooling and servicing agreement.

●
We anticipate that the other pooling and servicing agreement will grant to a designated majority subordinate certificateholder various rights in connection with the servicing and administration of loans (including such loan combination) under that agreement that are materially consistent with those granted to the series 2014-C21 majority subordinate certificateholder under the series 2014-C21 pooling and servicing agreement.

●
With respect to the Queens Atrium mortgage loan, (i) the mortgage loan seller initially will be required to deliver the mortgage loan documents for the loan combination (other than the promissory note evidencing the companion loan) to the series 2014-C21 custodian to be held on behalf of the trustee, in accordance with the document delivery requirements that apply to all mortgage loans under the pooling and servicing agreement, except that instruments of assignment to the trustee may be in blank, and need not be recorded to reflect the series 2014-C21 trustee, and (ii) following any securitization of the related companion loan, the person selling the companion loan to the depositor in that other securitization, will be (a) entitled to direct the series 2014-C21 custodian to deliver all such mortgage loan documents in its possession (other than the promissory note evidencing the mortgage loan included in the series 2014-C21 trust fund) to the trustee or custodian for that other securitization, (b) required to cause the retention by or delivery to the series 2014-C21 trustee or custodian of photocopies of the mortgage loan documents so delivered to that other trustee or custodian, (c) entitled to cause the completion and recordation of instruments of assignment in the name of that other trustee or custodian, and (d) required to deliver to the series 2014-C21 trustee or custodian photocopies of any instruments of assignment so completed and recorded.

As of the closing date, the Queens Atrium companion loan will be held by Barclays Bank PLC, which will reserve the right to further divide or sell the companion loan to a third party at any time (subject to compliance with the terms of the related intercreditor agreement).

The Montgomery Mall loan combination is serviced pursuant to the pooling and servicing agreement related to the WFCM 2014-LC16 securitization (referred to in this free writing prospectus as an “other securitization”), subject to the related intercreditor agreement, as follows:

●	Wells Fargo Bank, National Association, as master servicer under the pooling and servicing agreement for the WFCM 2014-LC16 securitization (the “WFCM 2014-LC16 master servicer” and an “other master servicer”), is primarily responsible for servicing and administering, directly or through sub-servicers (including primary servicers), such loan combination when it is not a specially serviced mortgage loan and for making servicing advances with respect to such loan combination. Wells Fargo Bank, National Association, as master servicer under the pooling and servicing agreement for this transaction, will be primarily responsible for making debt service advances with respect to the related mortgage loan for the benefit of the series 2014-C21 certificateholders. The WFCM 2014-LC16 master servicer is primarily responsible for making debt service advances with respect to the related companion loan for the benefit of the certificateholders under the WFCM 2014-LC16 securitization.

●
LNR Partners, LLC, as special servicer under the pooling and servicing agreement for the WFCM 2014-LC16 securitization (the “WFCM 2014-LC16 special servicer” and an “other special servicer”), will be responsible for servicing such loan combination following the occurrence of one or more specified events that cause such loan combination to become a specially serviced mortgage loan.

●
Wilmington Trust, National Association, as trustee under the pooling and servicing agreement for the WFCM 2014-LC16 securitization (the “WFCM 2014-LC16 trustee” and an “other trustee”), will be primarily responsible for back-up advancing if the WFCM 2014-LC16 master servicer fails to perform its obligations to make servicing advances with respect to such loan combination and will be the mortgagee of record with respect to such loan combination.

●
The rights and duties of Situs Holdings, LLC, as trust advisor under the pooling and servicing agreement for the WFCM 2014-LC16 securitization (the “WFCM 2014-LC16 trust advisor” and an “other trust advisor”), in connection with the servicing and administration of loans (including such loan combination) under that agreement are materially consistent with the rights and duties of the series 2014-C21 trust advisor under the series 2014-C21 pooling and servicing agreement.

●
The WFCM 2014-LC16 pooling and servicing agreement grants to a designated majority subordinate certificateholder various rights in connection with the servicing and administration of loans (including such loan combination) under that agreement that are materially consistent with those granted to the series 2014-C21 majority subordinate certificateholder under the series 2014-C21 pooling and servicing agreement.

●
The WFCM 2014-LC16 pooling and servicing agreement grants to a designated subordinate class representative various rights in connection with the servicing and administration of loans (including such loan combination)

under that agreement that are materially consistent with those granted to the series 2014-C21 subordinate class representative under the series 2014-C21 pooling and servicing agreement.

●
Wells Fargo Bank, National Association, as certificate administrator under the pooling and servicing agreement for the WFCM 2014-LC16 securitization (the “WFCM 2014-LC16 certificate administrator” and an “other certificate administrator”), or a custodian on its behalf, will maintain custody of the mortgage loan documents for the Montgomery Mall loan combination (other than the promissory note evidencing the Montgomery Mall mortgage loan, which will be delivered by the related mortgage loan seller to the series 2014-C21 certificate administrator or a custodian on its behalf) and will be the mortgagee of record for such loan combination.

The Oak Court Mall loan combination is currently serviced pursuant to the terms of the WFCM 2014-LC16 pooling and servicing agreement, but on and after the closing date, the Oak Court Mall loan combination will be principally serviced pursuant to the pooling and servicing agreement, subject to the related intercreditor agreement.

The servicing and administration of a serviced loan combination will be conducted according to substantially the same provisions as applicable to mortgage loans that are not included in a loan combination, except that the holder of a serviced companion loan, or a representative thereof, will have certain notice and consultation rights (or, in the case of the Queens Atrium companion loan while it is a serviced companion loan, consent and consultation rights).

The Oak Court Mall companion loan is currently held by the WFCM 2014-LC16 trustee. The holders of such companion loans will not be parties to the pooling and servicing agreement, but their rights may affect the servicing of the related mortgage loans. In exercising their rights, powers and privileges under the servicing provisions of the pooling and servicing agreement, no holder of a companion loan (or related subordinate class representative) will have any duty to take into account the interests of the series 2014-C21 certificateholders. See “Risk Factors—Risks Related to Conflicts of Interest—Potential Conflicts of Interest of the Subordinate Class Representative” and “Risk Factors—Other Risks—Loan Combinations Pose Special Risks” in this free writing prospectus.

For additional information regarding the loan combinations, see “Description of the Mortgage Pool—Additional Indebtedness—The Loan Combinations” and “The Pooling and Servicing Agreement—Servicing of the Loan Combinations” in this free writing prospectus.

Significant Affiliations
and Relationships	The Royal Bank of Scotland plc and its affiliates are playing several roles in this transaction. RBS Commercial Funding Inc.

is the depositor and an affiliate of The Royal Bank of Scotland plc and RBS Financial Products Inc., each a sponsor, originator and mortgage loan seller, and RBS Securities Inc., one of the underwriters for the offering of the certificates.

Wells Fargo Bank, National Association, a sponsor, originator and mortgage loan seller, is also a master servicer, the custodian and the certificate administrator under this securitization and the WFCM 2014-LC16 securitization and is an affiliate of Wells Fargo Securities, LLC, one of the underwriters.

Pursuant to an interim servicing agreement among Wells Fargo Bank, National Association, The Royal Bank of Scotland plc and RBS Financial Products Inc., each a sponsor, originator and mortgage loan seller and an affiliate of an underwriter, Wells Fargo Bank, National Association acts (from time to time) as primary servicer with respect to mortgage loans owned by The Royal Bank of Scotland plc and RBS Financial Products Inc., including, prior to their inclusion in the trust fund, all of the mortgage loans to be transferred by The Royal Bank of Scotland plc and RBS Financial Products Inc. to the depositor Additionally, Wells Fargo Bank, National Association is the interim custodian of the loan files for all of the mortgage loans transferred by The Royal Bank of Scotland plc and RBS Financial Products Inc. to the depositor.

Wells Fargo Bank, National Association is the purchaser under repurchase agreements with each of Basis Real Estate Capital II, LLC, C-III Commercial Mortgage LLC and Liberty Island Group I LLC, respectively, or in any such case with a wholly-owned subsidiary or other affiliate of the subject mortgage loan seller, for the purpose of providing short-term warehousing of mortgage loans originated or acquired by Basis Real Estate Capital II, LLC, C-III Commercial Mortgage LLC or Liberty Island Group I LLC, as applicable. Most of the respective mortgage loans that each of Basis Real Estate Capital II, LLC, C-III Commercial Mortgage LLC and Liberty Island Group I LLC will transfer to the depositor are (or, as of the closing date for this securitization, are expected to be) subject to the repurchase facility that such mortgage loan seller or its wholly-owned subsidiary or other affiliate has with Wells Fargo Bank, National Association, and proceeds received by Basis Real Estate Capital II, LLC, C-III Commercial Mortgage LLC and Liberty Island Group I LLC, respectively, in connection with the transfer of the related mortgage loans to the depositor will be used, among other things, to reacquire all such warehoused mortgage loans, directly or indirectly through a wholly-owned subsidiary or other affiliate, from Wells Fargo Bank, National Association in accordance with the terms of the related repurchase agreement, free and clear of any liens.

In addition, each of Basis Real Estate Capital II, LLC, C-III Commercial Mortgage LLC, Liberty Island Group I LLC and NCB, FSB, respectively, or in any such case a wholly-owned subsidiary or other affiliate of the subject mortgage loan seller, is a party to an interest rate hedging arrangement with Wells Fargo

Bank, National Association with respect to all of the mortgage loans that Basis Real Estate Capital II, LLC, C-III Commercial Mortgage LLC and Liberty Island Group I LLC, respectively, will transfer to the depositor, and with respect to certain of the mortgage loans that NCB, FSB will transfer to the depositor. Those hedging arrangements will terminate in connection with the transfer of those mortgage loans pursuant to this securitization transaction.

Wells Fargo Central Pacific Holdings, Inc., an affiliate of Wells Fargo Bank, National Association and Wells Fargo Securities, LLC, also holds a less than 10% indirect equity interest in C-III Commercial Mortgage LLC.

Wells Fargo Bank, National Association is the interim custodian of the loan documents for all of the mortgage loans that C-III Commercial Mortgage LLC will transfer to the depositor.

Liberty Island Group I LLC, a sponsor, is partially owned by Prudential Mortgage Capital Company, LLC, which underwrote and originated the mortgage loans that Liberty Island Group I LLC will transfer to the depositor. Prudential Asset Resources, Inc., the primary servicer of those mortgage loans, is a wholly-owned subsidiary of Prudential Mortgage Capital Company, LLC. Prudential Asset Resources, Inc. has an interim servicing agreement with Liberty Island Group LLC and also has a servicer acknowledgment agreement with Liberty Island Group LLC, Liberty Island Group I LLC and Wells Fargo Bank, National Association (as the purchaser under the short-term warehousing facility described herein), in each case to primary service Liberty Island Group I LLC’s mortgage loans prior to securitization.

Pursuant to certain interim servicing agreements between Wells Fargo Bank, National Association and Basis Real Estate Capital II, LLC, each a sponsor, originator and mortgage loan seller, Wells Fargo Bank, National Association acts from time to time as primary servicer with respect to mortgage loans owned by Basis Real Estate Capital II, LLC (subject to the repurchase facility described above), including, prior to their inclusion in the trust fund, all of the mortgage loans to be transferred by Basis Real Estate Capital II, LLC to the depositor.

NCB, FSB, a sponsor, is one of the mortgage loan sellers, one of the master servicers and one of the special servicers. Wells Fargo Bank, National Association is the purchaser under a repurchase agreement with a wholly-owned subsidiary of NCB, FSB for the purpose of providing short-term warehousing of mortgage loans originated or acquired by NCB, FSB, and NCB, FSB is a party to an interest rate hedging arrangement with Wells Fargo Bank, National Association. None of the mortgage loans that NCB, FSB will transfer to the depositor are subject to such repurchase agreement. Certain of the mortgage loans that NCB, FSB will transfer to the depositor are subject to such hedging arrangements and those hedging arrangements will terminate with respect to the loans that NCB, FSB will transfer to the depositor in connection with the transfer of those mortgage loans pursuant to this securitization transaction.

In addition, with respect to certain mortgage loans secured by residential cooperative properties, NCB, FSB or an affiliate thereof may, now or in the future, hold one or more (1) loans to the related mortgage borrower that are secured, on a subordinated basis, by a mortgage lien upon a mortgaged property that also secures a mortgage loan included in the trust, (2) unsecured loans to the related mortgage borrower and/or (3) cooperative unit loans that are secured by direct equity interests in the related mortgage borrower. See “Description of the Mortgage Pool—Additional Indebtedness”, “—Additional Debt Financing for Mortgage Loans Secured by Residential Cooperatives” and “Transaction Parties—Affiliations and Certain Relationships” in this free writing prospectus.

In addition, with respect to certain mortgage loans, the related mortgage loan seller, an affiliate thereof or another participant in this securitization may hold direct or indirect equity interests in, or a mezzanine or other similar loan secured by direct or indirect equity interests in, the related mortgage borrower. See “Description of the Mortgage Pool—Additional Indebtedness” and “Transaction Parties—Affiliations and Certain Relationships” in this free writing prospectus.

CWCapital Asset Management LLC, which is acting as an initial special servicer, or an affiliate of CWCapital Asset Management LLC assisted Seer with due diligence relating to mortgage loans to be included in the trust fund. CWCapital Asset Management LLC is not affiliated with Seer.

Wilmington Trust, National Association, the trustee, is also the trustee under the WFCM 2014-LC16 securitization.

These roles may give rise to conflicts of interest. See “Risk Factors—Risks Related to Conflicts of Interest” in this free writing prospectus. See also “Transaction Parties—Affiliations and Certain Relationships” in this free writing prospectus.

Significant Dates and Periods

Cut-off Date
The mortgage loans will be considered part of the trust fund as of their respective cut-off dates. The cut-off date with respect to each mortgage loan is the due date for the monthly debt service payment that is due in August 2014 (or, in the case of any mortgage loan that has its first due date in September 2014, the date that would have been its due date in August 2014 under the terms of that mortgage loan if a monthly debt service payment were scheduled to be due in that month).

Closing Date	On or about August 12, 2014.

Determination Date
The determination date will be the 11th day of each month, or, if that day is not a business day, the next succeeding business day. The close of business on the determination date is the monthly cut-off date for information regarding the mortgage loans that must be reported to the holders of the certificates on the distribution date in that month.

Distribution Date
Distributions on the certificates are scheduled to occur monthly on the fourth business day following each determination date, commencing in September 2014. The first distribution date is anticipated to be September 17, 2014.

Record Date
The record date for each monthly distribution on the certificates will be the last business day of the prior calendar month, except as otherwise described in this free writing prospectus with respect to final distributions.

Business Day
Under the pooling and servicing agreement, a business day will be any day other than a Saturday, a Sunday or a day on which banking institutions in California, Delaware, Georgia, Maryland, Minnesota, New York, North Carolina, Texas, Virginia or any of the jurisdictions in which the respective primary servicing offices of either master servicer and either special servicer and the corporate trust offices of the certificate administrator and the trustee are located, or the New York Stock Exchange or the Federal Reserve System of the United States of America, are authorized or obligated by law or executive order to remain closed.

Collection Period
Amounts available for distribution on the certificates on any distribution date will depend in part on the payments and other collections received on or with respect to the mortgage loans during the related collection period, and any advances of payments due (without regard to grace periods) during that collection period. In general, each collection period—

	●	will relate to a particular distribution date,

	●	will be approximately one calendar month long,

	●	will begin when the prior collection period ends or, in the case of the first collection period, will begin as of the respective cut-off dates for the mortgage loans, and

●
will end at the close of business on the determination date immediately preceding the related distribution date (or, in the case of a non-serviced mortgage loan and solely for the purpose of determining the amount available for distribution on the certificates for any distribution date, one business day after such determination date).

Assumed Final
Distribution Dates
Set forth in the table below is the month during which each class of offered certificates is expected to be paid in full, assuming no delinquencies, losses, modifications, extensions or accelerations of maturity dates, repurchases, sales or prepayments of the mortgage loans after the closing date, except that each mortgage loan with an anticipated repayment date is assumed to repay in full on its anticipated repayment date. The actual final distribution date for each class of offered certificates may be earlier or later (and could be substantially earlier or later) than the assumed final distribution date for that class.

		Class	Assumed Final Distribution Date*
		A-1	June 2019
		A-2	July 2019
		A-3	August 2021
		A-4	June 2024
		A-5	July 2024
		A-SB	January 2024
		A-S	July 2024
		B	July 2024
		C	July 2024
		PEX	July 2024
		X-A	N/A
		X-B	N/A

	*	Calculated based on a 0% CPR and the structuring assumptions described on Annex D to this free writing prospectus.

Rated Final
Distribution Date	As to each class of offered certificates, the distribution date in August 2047.

Control and
Consultation Periods
The rights of various parties to replace either special servicer and approve or consult with respect to certain material actions of either special servicer will vary according to defined periods and other provisions, as summarized below.

●
Subordinate Control Period. A “subordinate control period” will exist as long as the aggregate certificate principal balance of the class E certificates (as reduced by any appraisal reduction amounts allocable to that class) is at least 25% of the initial certificate principal balance of the class E certificates (unless a senior consultation period is deemed to occur generally or with respect to a particular mortgage loan, pursuant to clause (ii) of the definition of “senior consultation period”). In general, during a subordinate control period, (i) the subordinate class representative will be entitled to grant or withhold approval of asset status reports prepared, and material servicing actions proposed, by either special servicer, and (ii) the subordinate class representative will be entitled to terminate and replace either special servicer with or without cause. The trust advisor will have no rights to consult with respect to actions of either special servicer during a subordinate control period.

●
Collective Consultation Period. A “collective consultation period” will exist as long as both (i) the aggregate certificate principal balance of the class E certificates (as reduced by any appraisal reduction amounts allocable to that class) is less than 25% of the initial certificate principal balance of the class E certificates and (ii) the aggregate certificate principal balance of the class E certificates (without regard to any appraisal reduction amounts allocable to that class) is at least 25% of the initial certificate principal balance of the class E certificates (unless a senior consultation period is deemed to occur generally or with respect to a particular mortgage loan, pursuant to clause (ii) of the definition of “senior consultation period”). In general, during a collective consultation period, each special servicer will be required to consult with each of the subordinate class representative and the trust advisor in connection with asset status reports and material special servicing actions. The subordinate class representative will have no right to terminate and replace a special servicer during a collective consultation period.

●
Senior Consultation Period. A “senior consultation period” will exist as long as either (i) the aggregate certificate principal balance of the class E certificates (without regard to the allocation of any appraisal reduction amounts to that class) is less than 25% of the initial certificate principal balance of the class E certificates or (ii) the then-majority subordinate certificateholder (during such time as the class E certificates are the most subordinate class among the class E, class F and class G certificates that have an aggregate certificate principal balance (without regard to the allocation of any appraisal reduction amounts to the related class) at least equal to 25% of its initial certificate principal balance) has irrevocably waived its right to appoint a subordinate class representative and to exercise any of the rights of the majority subordinate certificateholder or cause the exercise of the rights of the subordinate class representative and such rights have not been reinstated to a successor majority subordinate certificateholder as set forth in the pooling and servicing agreement; provided that a senior consultation period will be deemed to exist with respect to any mortgage loan that became a specially serviced mortgage loan prior to the transfer of a majority of the class E certificates to a successor majority subordinate certificateholder and had not also become a corrected mortgage loan prior to such transfer until such time as such mortgage loan becomes a corrected mortgage loan. In general, during a senior consultation period, each special servicer will be required to consult with the trust advisor in connection with asset status reports and material special servicing actions. During any senior consultation period, no subordinate class representative will be recognized or have any right to replace either special servicer or approve or be consulted with respect to “asset status reports” or material special servicing actions.

In addition, (i) during any collective consultation period or senior consultation period, either special servicer may also be terminated and replaced without cause upon the affirmative direction of certificate owners holding not less than 75% of the appraisal-reduced voting rights of all certificates, following a proposal from certificate owners holding not less than 25% of the appraisal-reduced voting rights of all certificates, and (ii) during any senior consultation period, either special servicer may be terminated and replaced without cause upon the affirmative direction of certificate owners holding not less than a majority of the appraisal-reduced voting rights of all certificates, following the recommendation of termination from the trust advisor if it believes that such special servicer is not performing its duties as required under the pooling and servicing agreement or is otherwise not acting in accordance with the servicing standard.

Notwithstanding any contrary provision described above:

●	With respect to the mortgage loan secured by the mortgaged property identified on Annex A to this free writing prospectus as Queens Atrium, which also secures a companion loan:

(i)
at all times prior to the securitization of the related companion loan, the holder of the related companion loan (or its representative) will have control and consultation rights with respect to asset status reports and material special servicing actions involving the related loan combination, as provided for in the related intercreditor agreement and as described in this free writing prospectus;

(ii)
the existence of a subordinate control period, collective consultation period or senior consultation period under the series 2014-C21 pooling and servicing agreement will not limit the control and consultation rights of the holder of the companion loan that we describe in this free writing prospectus; and

(iii)
the time periods and provisions described above generally will not apply to the servicing and administration of the Queens Atrium loan combination after the securitization of the related companion loan. We anticipate that the other pooling and servicing agreement will set forth time periods and corresponding relative rights of the related subordinate class representative, majority subordinate certificateholder, trust advisor and certificateholders in connection with the servicing and administration of loans (including the Queens Atrium loan combination) under that agreement that are materially consistent with the time periods and corresponding relative rights of the series 2014-C21 subordinate class representative, series 2014-C21 majority subordinate certificateholder, series 2014-C21 trust advisor and series 2014-C21 certificateholders under the series 2014-C21 pooling and servicing agreement as generally described above. The relevant time periods under the series 2014-C21 pooling and servicing agreement are, and the relevant time periods under the pooling and servicing agreement related to the securitization of the Queens Atrium companion loan will be, defined by reference to the circumstances existing under that agreement. The existence or absence of a subordinate control period, collective consultation period or senior consultation period under one such pooling and servicing agreement will not by itself affect the existence or absence of a similar period under another pooling and servicing agreement.

	(iv)	The trust advisor under the series 2014-C21 pooling and servicing agreement will have no right or duty to consult with respect to any matter with respect to the Queens Atrium loan combination.

●	With respect to the mortgage loan secured by the mortgaged property identified on Annex A to this free writing prospectus as Montgomery Mall, which also secures a companion loan:

(i)
the existence of a subordinate control period, collective consultation period or senior consultation period under the series 2014-C21 pooling and servicing agreement will not limit the control and consultation rights of the holder of the companion loan that we describe in this free writing prospectus;

	(ii)	the trust advisor under the series 2014-C21 pooling and servicing agreement will have no right or duty to consult with respect to any matter with respect to the Montgomery Mall loan combination;

(iii)
the WFCM 2014-LC16 pooling and servicing agreement sets forth time periods and corresponding relative rights of the related subordinate class representative, majority subordinate certificateholder, trust advisor and certificateholders in connection with the servicing and administration of loans (including the Montgomery Mall loan combination) under that agreement that are materially consistent with the time periods and corresponding relative rights of the series 2014-C21 subordinate class representative, series 2014-C21 majority subordinate certificateholder, series 2014-C21 trust advisor and series 2014-C21 certificateholders under the series 2014-C21 pooling and servicing agreement as generally described above; and

	(iv)	the relevant time periods under the series 2014-C21 pooling and servicing agreement and the series 2014-LC16 pooling servicing agreement, are defined by reference to the circumstances existing under that agreement. The existence or absence of a subordinate control period, collective consultation period or senior consultation period under one such pooling and servicing agreement will not by itself affect the existence or absence of a similar period under another pooling and servicing agreement.

	●	With respect to the mortgage loan secured by the mortgaged property identified on Annex A to this free writing prospectus as Oak Court Mall, which also secures a companion loan:

(i)
the holder of the related companion loan or its representative will have certain non-binding consultation rights with respect to asset status reports and material special servicing actions involving the related loan combination, as provided for in the related intercreditor agreement and as described in this free writing prospectus. Those rights will be in addition to the rights of the subordinate class representative in this transaction described above; and

(ii)
the existence of a subordinate control period, collective consultation period or senior consultation period under the series 2014-C21 pooling and servicing agreement will not limit the non-binding consultation rights of the holder of the related companion loan that we describe in this free writing prospectus.

For additional information regarding the loan combinations, see “Description of the Mortgage Pool—Additional Indebtedness—The Loan Combinations” and “The Pooling and Servicing Agreement—Servicing of the Loan Combinations” in this free writing prospectus.

The Mortgage Loans

General Considerations	When reviewing the information that we have included in this free writing prospectus with respect to the mortgage loans, please note that—

	●	All numerical information provided with respect to one or more mortgage loans is provided on an approximate basis.

●
All weighted average information provided with respect to the mortgage loans or any sub-group of mortgage loans reflects a weighting based on their respective cut-off date principal balances. We will transfer the cut-off date principal balance for each mortgage loan to the trust fund.

●
In presenting the cut-off date principal balances of the mortgage loans, we have assumed that all scheduled payments of principal and/or interest due on the mortgage loans on or before the cut-off date have been received on or before their respective due dates or before the expiration of any grace periods, and no prepayments or other unscheduled collections of principal are received with respect to any mortgage loan during the period from August 1, 2014 up to and including the cut-off date.

●
With respect to the mortgage loans secured by the mortgaged properties identified on Annex A to this free writing prospectus as Queens Atrium, Montgomery Mall and Oak Court Mall, with respect to each of which the related mortgaged property also secures a companion loan, we generally present the loan-to-value ratio, debt service coverage ratio, debt yield and cut-off date balance per unit of measure, as applicable, in this free writing prospectus in a manner that takes account of that mortgage loan and its related companion loan.

●
Some of the mortgage loans are part of a group of mortgage loans that are cross-collateralized and cross-defaulted with each other. In general, when a mortgage loan is cross-collateralized and cross-defaulted with one or more other mortgage loans, we present the information regarding those mortgage loans as if each of them was secured only by the related mortgaged property identified on Annex A to this free writing prospectus, except that loan-to-value ratio, debt service coverage ratio, cut-off date balance per unit of measure and debt yield information is presented for a cross-collateralized group on an aggregate basis in the manner described in this free writing prospectus. On an individual basis, without regard to the cross-collateralization feature, any mortgage loan that is part of a cross-collateralized group of mortgage loans could have a higher loan-to-value ratio, lower debt service coverage ratio and/or lower debt yield than is presented in this free writing prospectus. None of the mortgage loans in the trust fund will be cross-collateralized with any mortgage loan that is not in the trust fund (except as described in this free writing prospectus with respect to (i) the mortgage loans secured by the mortgaged properties identified on Annex A to this free writing prospectus as Queens Atrium, Montgomery Mall and Oak Court Mall, each of which also secures a companion loan not included in the trust fund, and (ii) those mortgage loans secured by residential cooperative properties which are described in this free writing prospectus as being encumbered by secured subordinate indebtedness not included in the trust fund).

●
Three (3) of the mortgage loans, each identified on Annex A to this free writing prospectus as an “ARD Loan”, collectively representing approximately 2.4% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, provide for an increase in the related interest rate after a certain date, referred to as the anticipated repayment date, if the related borrower has not repaid the related mortgage loan in full. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—ARD Loans” in this free writing prospectus.

●
In cases where a mortgage loan is secured by more than one mortgaged property, principal balance-related information presented in this free writing prospectus is generally based on allocated loan amounts as stated in Annex A when information is presented relating to mortgaged properties and not mortgage loans.

●	Annex D presents the definitions of certain terms used in the statistical information provided in this free writing prospectus.

●
With respect to information regarding mortgage loans secured by residential cooperative properties, investors should note that (a) the underwritten net cash flow presented herein for residential cooperative properties is not a measure of the actual cash flow generated by such property, but rather a measure of the projected net cash flow of such property, reflected in an appraisal and determined assuming such property is operated as a multifamily rental property with rents and other income set at prevailing market rates (but taking into account the presence of existing rent regulated or rent-controlled rental tenants), reduced by underwritten property operating expenses, a market-rate vacancy assumption and projected replacement reserves, in each case as determined by the appraiser and (b) occupancy rates for the related mortgaged property as listed on Annex A to this free writing prospectus are determined using the property vacancy assumption reflected in the related appraisal for purposes of determining the appraised value of the related mortgaged property as a multifamily rental property (i.e., the “Coop - Rental Value” reflected in Annex A to this free writing prospectus); such vacancy assumption does not reflect actual occupancy.

General Characteristics	As of the cut-off date, the mortgage loans are expected to have the following characteristics:

	Cut-off Date Principal Balance	$1,425,796,349
	Number of mortgage loans	122
	Number of mortgaged properties	146
	Percentage of multi-property mortgage loans and cross-collateralized groups	12.1%
	Largest cut-off date principal balance	$90,000,000
	Smallest cut-off date principal balance	$847,754
	Average cut-off date principal balance	$11,686,855
	Highest mortgage interest rate	5.750%
	Lowest mortgage interest rate	3.960%
	Weighted average mortgage interest rate	4.608%
	Longest original term to maturity or anticipated repayment date	120 months
	Shortest original term to maturity or anticipated repayment date	60 months
	Weighted average original term to maturity or anticipated repayment date	114 months
	Longest remaining term to maturity or anticipated repayment date	120 months
	Shortest remaining term to maturity or anticipated repayment date	58 months
	Weighted average remaining term to maturity or anticipated repayment date	113 months
	Highest debt service coverage ratio, based on underwritten net cash flow(1)(2)(3)	34.06x
	Lowest debt service coverage ratio, based on underwritten net cash flow(1)(2)(3)	1.20x
	Weighted average debt service coverage ratio, based on underwritten net cash flow(1)(2)(3)	1.98x
	Highest cut-off date loan-to-value ratio(1)(2)(3)	75.0%
	Lowest cut-off date loan-to-value ratio(1)(2)(3)	1.3%
	Weighted average cut-off date loan-to-value ratio(1)(2)(3)	63.3%
	Highest maturity date or anticipated repayment date loan-to-value ratio(1)(2)(3)	68.1%
	Lowest maturity date or anticipated repayment date loan-to-value ratio(1)(2)(3)	1.3%
	Weighted average maturity date or anticipated repayment date loan-to-value ratio(1)(2)(3)	55.2%
	Highest underwritten NOI debt yield ratio(1)(2)(3)	146.4%
	Lowest underwritten NOI debt yield ratio(1)(2)(3)	8.4%
	Weighted average underwritten NOI debt yield ratio(1)(2)(3)	12.1%
	Highest underwritten NCF debt yield ratio(1)(2)(3)	146.4%
	Lowest underwritten NCF debt yield ratio(1)(2)(3)	7.7%
	Weighted average underwritten NCF debt yield ratio(1)(2)(3)	11.2%

	(1)
In the case of the Queens Atrium, Montgomery Mall and Oak Court Mall mortgage loans, with respect to which, in each case, the related mortgaged property also secures a companion loan, the debt service coverage ratio, the loan-to-value ratio and debt yield information is generally presented in this free writing prospectus in a manner that takes account of that mortgage loan and its related companion loan (unless otherwise stated).

	(2)
In general, when a mortgage loan is cross-collateralized and cross-defaulted with one or more other mortgage loans, we present the information regarding those mortgage loans as if each of them was secured only by the related mortgaged property identified on Annex A to this free writing prospectus, except that debt service coverage ratio, loan-to-value ratio and debt yield information is presented for a cross-collateralized group on an aggregate basis in the manner described in this free writing prospectus. On an individual basis, without regard to the cross-collateralization feature, any mortgage loan that is part of a cross-collateralized group of mortgage loans could have a higher loan-to-value ratio, lower debt service coverage ratio and/or lower debt yield than is presented in this free writing prospectus.

	(3)
Except as otherwise specifically noted in this free writing prospectus, debt service coverage ratio, loan-to-value ratio and debt yield information for the mortgage loans are presented without regard to any other indebtedness (whether or not secured by the related mortgaged property, ownership interests in the related borrower or otherwise) that currently exists or that may be incurred by the related borrower or its owners in the future. For mortgage loans having interest-only payments for their entire terms, 12 months of interest-only payments is used as the annual debt service for purposes of calculating the related debt service coverage ratios. For mortgage loans having interest-only payments for less than their entire terms, 12 months of principal and interest payments following the commencement of amortization was used as the annual debt service for purposes of calculating the related debt service coverage ratios. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Additional Mortgage Loan Information” and “Risk Factors—Risks Related to Mortgage Loans and Mortgaged Properties—Underwritten Net Cash Flow Could Be Based on Incorrect or Failed Assumptions” in, and Annexes A and D to, this free writing prospectus for important general and specific information regarding the manner of calculation of the underwritten debt service coverage ratios, loan-to-value ratios and underwritten debt yields that are presented in this free writing prospectus. For residential cooperative mortgage loans, the debt service coverage ratio and debt yield information are calculated using underwritten net cash flow for the related residential cooperative property which is the projected net cash flow reflected in the most recent appraisal obtained by or otherwise in the possession of the related mortgage loan seller as of the cut-off date and, in general, equals the projected operating income at the related mortgaged property assuming such mortgaged property is operated as a rental property. The loan-to-value ratio information for residential cooperative mortgage loans is based upon the appraised value of the residential cooperative property reflected in the most recent appraisal obtained by or otherwise in the possession of the related mortgage loan seller as of the cut-off date determined as if such residential cooperative property is operated as a residential cooperative. See “Risk Factors—Risks Related to Mortgage Loans and Mortgaged Properties—Residential Cooperative Properties Have Special Risks” in this free writing prospectus.

Loan Combinations
Three (3) of the mortgage loans included in the mortgage pool, identified on Annex A to this free writing prospectus as Queens Atrium, Montgomery Mall and Oak Court Mall, representing approximately 6.3%, 3.2% and1.7%, respectively, of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, is part of a loan combination for which the same mortgage instrument also secures a note that is pari passu in right of payment with that mortgage loan and will not be included in the issuing entity.

	The table below shows the mortgage loans that are part of a loan combination:

	Loan Combinations

	Mortgage Loan	Trust Mortgage Loan Cut- off Date Loan Balance	Trust Mortgage Loan as a % of Cut-off Date Pool Balance	Companion Loan Balance as of Cut-off Date	Total Mortgage Debt
	Queens Atrium	$90,000,000	6.3%	$90,000,000	$180,000,000
	Montgomery Mall	$46,000,000	3.2%	$54,000,000	$100,000,000
	Oak Court Mall	$23,884,983	1.7%	$15,923,322	$39,808,305

For more information regarding the loan combinations, see “Description of the Mortgage Pool—Additional Indebtedness—The Loan Combinations” and “The Pooling and Servicing Agreement—Servicing of the Loan Combinations” in this free writing prospectus.

Property Types
The table below shows the number of, and percentage of the aggregate principal balance of the pool of mortgage loans as of the cut-off date secured by, mortgaged properties operated primarily for each indicated purpose:

	Property Types	Number of Mortgaged Properties	Aggregate Cut-off Date Principal Balance(1)	Approx. % of Cut-off Date Pool Balance(1)
	Office	18	$397,129,491	27.9%
	Multifamily(2)	39	287,608,427	20.2
	Hospitality	19	269,365,246	18.9
	Retail	19	238,711,370	16.7
	Industrial	17	95,128,084	6.7
	Manufactured Housing Community	14	73,029,038	5.1
	Self Storage	19	53,474,693	3.8
	Other	1	11,350,000	0.8
	Total:	146	$1,425,796,349	100.0%

	(1)
Because this table presents information relating to mortgaged properties and not mortgage loans, the information for mortgage loans secured by more than one mortgaged property (other than by reason of cross-collateralization with another mortgage loan) is based upon allocated loan amounts as set forth on Annex A to this free writing prospectus.

	(2)		Includes15 residential cooperative properties, representing approximately 4.2% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date by allocated loan amount.

Geographic Concentrations	The mortgaged properties are located in 30 separate states and the District of Columbia. The table below shows the jurisdictions in which the mortgaged properties are located:
	State/Region	Number of Mortgaged Properties	Aggregate Cut-off Date Principal Balance(1)	Approx. % of Cut-off Date Pool Balance(1)
	Michigan	20	$188,419,038	13.2%
	New York	17	186,777,497	13.1
	California	11	155,452,107	10.9
	Pennsylvania	5	151,497,680	10.6
	Virginia	4	127,967,122	9.0
	Texas	10	97,062,868	6.8
	Other(2)	79	518,620,037	36.4
	Total:	146	$1,425,796,349	100.0%

	(1)
Because this table presents information relating to mortgaged properties and not mortgage loans, the information for mortgage loans secured by more than one mortgaged property (other than by reason of cross-collateralization with another mortgage loan) is based upon allocated loan amounts as set forth on Annex A to this free writing prospectus.

	(2)		Includes 24 states and the District of Columbia.

Encumbered and
Other Interests
The table below shows the number of, and percentage of the aggregate principal balance of the pool of mortgage loans as of the cut-off date secured by, mortgaged properties for which the interest is as indicated:

	Encumbered Interest	Number of Mortgaged Properties	Aggregate Cut-off Date Principal Balance(1)	Approx. % of Cut-off Date Pool Balance(1)
	Fee	145	$1,422,899,330	99.8%
	Fee and Leasehold(2)	1	2,897,019	0.2
	Total:	146	$1,425,796,349	100.0%

	(1)
Because this table presents information relating to mortgaged properties and not mortgage loans, the information for mortgage loans secured by more than one mortgaged property (other than by reason of cross-collateralization with another mortgage loan) is based upon allocated loan amounts as set forth on Annex A to this free writing prospectus.

	(2)	Reflects that the related mortgage instrument encumbers overlapping fee and leasehold interests in the related mortgaged property.

Amortization
Characteristics	The table below shows the amortization characteristics of the mortgage loans:
	Amortization Type	Number of Mortgage Loans	Aggregate Cut-off Date Principal Balance	Approx. % of Cut-off Date Pool Balance
	Amortizing Balloon	83	$633,913,413	44.5%
	Interest-only, Amortizing Balloon	26	493,592,500	34.6
	Interest-only, Balloon	10	264,340,000	18.5
	Amortizing ARD	2	19,450,436	1.4
	Interest-only, Amortizing ARD	1	14,500,000	1.0
	Total:	122	$1,425,796,349	100.0%

Prepayment
Restrictions	The table below shows an overview of the prepayment restrictions under the terms of the mortgage loans:

	Prepayment Restriction(1)(2)	Number of Mortgage Loans	Aggregate Cut-off Date Principal Balance	Approx. % of Cut-off Date Pool Balance
	Lockout/Defeasance/Open	94	$1,230,282,807	86.3%
	Lockout/Greater of Yield Maintenance or Prepayment Premium/Open	11	77,147,550	5.4
	Greater of Yield Maintenance or Prepayment Premium/ Prepayment Premium/ Open	15	59,486,535	4.2
	Greater of Yield Maintenance or Prepayment Premium/ Open	1	46,879,457	3.3
	Lockout/Defeasance or Greater of Yield Maintenance or Prepayment Premium/Open	1	12,000,000	0.8
	Total:	122	$1,425,796,349	100.0%

	(1)		See Annex A to this free writing prospectus for the type of provision that applies to each mortgage loan and the length of the relevant periods.

	(2)
Exceptions apply to the restrictions in some circumstances. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Voluntary Prepayments Generally” and “—Partial Releases and Property Substitutions” in this free writing prospectus.

Other Mortgage
Loan Features	As of the cut-off date, the mortgage loans had the following characteristics:

	●		The most recent scheduled payment of principal and interest on any mortgage loan was not thirty days or more past due, and no mortgage loan has been thirty days or more past due in the past year.

	●
Thirteen (13) groups of mortgage loans, representing approximately 24.8%, respectively, of the aggregate balance of the mortgage pool as of the cut-off date, were made to the same borrower or to borrowers that are affiliated with one another through partial or complete direct or indirect common ownership. See Annex A and “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans—Multi-Property Mortgage Loans and Related Borrower Mortgage Loans—Related Borrower Loans” in this free writing prospectus.

	●
Sixteen (16) mortgaged properties, securing mortgage loans collectively representing approximately 8.9% of the aggregate balance of the mortgage pool as of the cut-off date by allocated loan amount, are either wholly owner-occupied or 100.0% leased to a single tenant. For purposes of this free writing prospectus, residential cooperative properties are not considered to be wholly owner-occupied. See, for example, “Top Fifteen Loan Summaries—Algonquin Portfolio” in Annex B to this free writing prospectus.

●
The mortgage interest rate for each mortgage loan is fixed for the remaining term of the loan, except for (i) increases resulting from the application of a default interest rate following a default, (ii) in the case of a mortgage loan with an anticipated repayment date, any increase described below that may occur if any such mortgage loan is not repaid by the anticipated repayment date and (iii) changes that result from any other loan-specific provisions that are described on the footnotes to Annex A in this free writing prospectus.

●
Fixed periodic payments on the mortgage loans are generally determined assuming interest is calculated on a 30/360 basis, but interest may actually accrue and be applied on certain mortgage loans on an actual/360 basis. Accordingly, in such circumstances, there would be less amortization of the principal balance during the term of these mortgage loans, resulting in a higher final payment on these mortgage loans.

●
No mortgage loan permits negative amortization or the deferral of accrued interest (except excess interest that would accrue in the case of any mortgage loan having an anticipated repayment date after the applicable anticipated repayment date for such loan).

Removal of Loans from
the Mortgage Pool	Generally, from and after the initial issuance of the certificates, an individual mortgage loan may be removed from the mortgage pool only as a result of (a) a repurchase or substitution by a sponsor or mortgage loan seller for any mortgage loan for which it cannot cure the material breach of a representation or warranty (or, in certain cases, a breach that is deemed to be material) or material document defect (or, in certain cases, a document defect that is deemed to be material) affecting such mortgage loan under circumstances described in this free writing prospectus, (b) the exercise of a purchase option by a mezzanine lender, if any, or (c) a final disposition of a mortgage loan, such as a payment in full or a sale of a defaulted mortgage loan or REO property. See “—The Offered Certificates—Sale of Defaulted Mortgage Loans and REO Properties”, “Description of the Mortgage Pool—Cures, Repurchases and Substitutions” and “The Pooling and Servicing Agreement—Realization upon Defaulted Mortgage Loans” in this free writing prospectus.

	The Offered Certificates

General	We are offering the following classes of Series 2014-C21 Commercial Mortgage Pass-Through Certificates:

	●	Class A-1
	●	Class A-2
	●	Class A-3
	●	Class A-4
	●	Class A-5
	●	Class A-SB
	●	Class A-S
	●	Class B
	●	Class C
	●	Class PEX
	●	Class X-A
	●	Class X-B

The Series 2014-C21 Commercial Mortgage Pass-Through Certificates will consist of the above classes and the following classes that are not being offered by this free writing prospectus and the prospectus:  class X-C, class X-D, class D, class E, class F, class G, class V and class R certificates.

Certificate Principal Balances
and Notional Amounts
The classes of certificates offered by this free writing prospectus will have the approximate initial aggregate certificate principal balances (or notional amount, in the case of the class X-A and class X-B certificates) set forth below, subject to a permitted variance that depends on the mortgage loans deposited into the trust fund:

	Class A-1	$66,230,000
	Class A-2	$109,149,000
	Class A-3	$48,253,000
	Class A-4	$330,000,000
	Class A-5	$345,689,000
	Class A-SB	$98,736,000
	Class A-S	$92,677,000 (1)
	Class B	$98,023,000 (1)
	Class C	$53,468,000 (1)
	Class PEX	$244,168,000 (1)
	Class X-A	$1,090,734,000 (2)
	Class X-B	$235,256,000 (2)

	(1)
The initial certificate principal balances of the class A-S, class B and class C certificates represent the maximum certificate principal balances of such classes without giving effect to any exchange for class PEX certificates. The initial certificate principal balance of the class PEX certificates is equal to the aggregate of the initial certificate principal balances of the class A-S, class B and class C certificates and represents the maximum principal balance of the class PEX certificates that could be issued in an exchange. The initial certificate principal balances of the class A-S, class B and class C regular interests are $92,677,000, $98,023,000 and $53,468,000, respectively.

	(2)	Notional amount.

	The classes of certificates that are not offered by this free writing prospectus and the prospectus (other than the class R and class V certificates) will have the approximate initial aggregate certificate principal balances as set forth under “—Overview of the Certificates” in this free writing prospectus.

See “Description of the Offered Certificates—General” in this free writing prospectus.

Pass-Through Rates

A. Offered Certificates
The class A-1, class A-2, class A-3, class A-4, class A-5, class A-SB, class A-S, class X-A, class X-B, class B, class C and class PEX certificates will each bear interest. The class X-C, class X-D, class D, class E, class F and class G certificates, which are not offered hereby, will each also bear interest. When referring to the interest bearing certificates collectively, we mean the class A-1, class A-2, class A-3, class A-4, class A-5, class A-SB, class A-S, class X-A, class X-B, class B, class C, class PEX, class X-C, class X-D, class D, class E, class F and class G certificates. Each class of interest-bearing certificates (other than the class PEX certificates) will accrue interest at a pass-through rate. The approximate initial pass-through rates of the offered certificates (excluding the class PEX certificates) are set forth in the following table:

Class A-1%
Class A-2%
Class A-3%
Class A-4%
Class A-5%
	Class A-SB	%
	Class A-S	%
	Class B	%
	Class C	%
	Class X-A	%
	Class X-B	%

The pass-through rates for the class A-1, class A-2, class A-3, class A-4, class A-5 and class A-SB certificates and the class A-S, class B and class C regular interests, in each case, will be one of the following:  (i) a fixed rate per annum, (ii) the weighted average of the net mortgage interest rates of the mortgage loans for the related distribution date, (iii) a variable rate per annum equal to the lesser of (a) a fixed rate and (b) the weighted average of the net mortgage interest rates of the mortgage loans for the related distribution date or (iv) a variable rate per annum equal to the weighted average of the net mortgage interest rates of the mortgage loans for the related distribution date minus a specified percentage.

For purposes of the calculation of the weighted average of the net mortgage interest rates on the mortgage loans for each distribution date, the mortgage interest rates will be adjusted as necessary to a 30/360 basis.

The pass-through rate for the class X-A certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the class A-1, class A-2, class A-3, class A-4, class A-5 and class A-SB certificates and the class A-S regular interest for the related distribution date, weighted on the basis of their respective aggregate certificate principal balances outstanding immediately prior to that distribution date.

The pass-through rate for the class X-B certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the class D certificates and the class B and class C regular interests for the related distribution date, weighted on the basis of their respective aggregate certificate principal balances outstanding immediately prior to that distribution date.

The class PEX certificates will not have a pass-through rate, but will be entitled to receive the sum of the interest distributable on the percentage interests of the class A-S, class B and class C regular interests represented by the class PEX certificates. The pass-through rates on the class A-S, class B and class C regular interests will at all times be the same as the pass-through rates of the class A-S, class B and class C certificates.

The weighted average of the net mortgage interest rates on the mortgage loans for each distribution date will be calculated in the manner described under the heading “Description of the Offered Certificates—Distributions—Calculation of Pass-Through Rates” in this free writing prospectus. See also the definition of “WAC Rate” under “Description of the Offered Certificates—Distributions” in this free writing prospectus.

A whole or partial prepayment on a mortgage loan, whether made by the related borrower or resulting from the application of insurance proceeds and/or condemnation proceeds, may not be accompanied by the amount of one full month’s interest on the prepayment. Prepayment interest shortfalls may be allocated to reduce the amount of accrued interest otherwise distributable to the holders of the class A-1, class A-2, class A-3, class A-4, class A-5, class A-SB, class D, class E, class F and class G certificates, the class A-S regular interest (and, therefore, the class A-S certificates and the class A-S component of the class PEX certificates), the class B regular interest (and, therefore, the class B certificates and the class B component of the class PEX certificates) and the class C regular interest (and, therefore, the class C certificates and the class C component of the class PEX certificates) on a pro rata basis. In addition, the amount of interest otherwise distributable on the class B regular interest (and, therefore, the class B certificates and the class B component of the class PEX certificates), the class C regular interest (and, therefore, the class C certificates and the class C component of the class PEX certificates) and the class D certificates on any distribution date may be reduced by certain trust advisor expenses. Your interest entitlement on each distribution date may therefore be less than a full month’s interest accrued at the pass-through rate on your certificates.

B. Interest Rate Calculation
Convention
Interest on the offered certificates (excluding the class PEX certificates) will be calculated based on a 360-day year consisting of twelve 30-day months (also known as a “30/360” basis). For purposes of calculating the pass-through rates on the class X-A, class X-B, class X-C and class X-D certificates and any other class of certificates that has a pass-through rate limited by, equal to, or based on, the mortgage loan interest rates, the mortgage loan interest rates used in such calculation will not reflect any default interest rate, any rate at which excess interest accrues after an anticipated repayment date, any loan term modifications agreed to by the applicable special servicer or any loan term modifications resulting from a borrower’s bankruptcy, insolvency or similar proceeding.

In addition, the interest rate for each mortgage loan for any month that is not a 30-day month will be recalculated so that the amount of interest that would accrue at that rate in that month, calculated on a 30/360 basis, will equal the amount of interest that actually accrues on that mortgage loan in that month, adjusted for any interest reserve amounts withheld or added back as described under “The Pooling and Servicing Agreement—Accounts—Interest Reserve Account” in this free writing prospectus.

See “Description of the Offered Certificates—Distributions—Priority of Distributions” in this free writing prospectus.

Exchanging Certificates
through Combination
and Recombination
If you own exchangeable certificates in an exchange proportion that we describe in this free writing prospectus, you will be able to exchange them for a proportionate interest in the related exchangeable certificates. You can exchange your exchangeable certificates by notifying the certificate administrator. If exchangeable certificates are outstanding and held by certificateholders, those certificates will receive principal and interest that would otherwise have been payable on the same proportion of certificates exchanged therefor if those certificates were outstanding and held by certificateholders. Any such allocations of principal and interest as between classes of exchangeable certificates will have no effect on the principal or interest entitlements of any other class of certificates. Exchanges will be subject to various conditions that we describe in this free writing prospectus.

See “Description of the Offered Certificates—Exchanges of Exchangeable Certificates” in this free writing prospectus for a description of the exchangeable certificates and exchange procedures. See also “Risk Factors—Risks Related to the Offered Certificates—There Are Risks Relating to the Exchangeable Certificates” in this free writing prospectus.

Distributions

A. General
The certificate administrator will make distributions of interest and, if and when applicable, principal to the holders of the following classes entitled to those distributions, sequentially as follows:

	Distribution Order(1)	Class
	1st	A-1, A-2, A-3, A-4, A-5, A-SB, X-A(2), X-B(2), X-C(2) and X-D(2)
	2nd	A-S regular interest (and, therefore, the class A-S certificates and the class A-S component of the class PEX certificates)
	3rd	B regular interest (and, therefore, the class B certificates and the class B component of the class PEX certificates)
	4th	C regular interest (and, therefore, the class C certificates and the class C component of the class PEX certificates)
	5th	Non-offered certificates (other than the class X-C and class X-D certificates)

(1)
With respect to priority 1st, (a) distributions of interest among the class A-1, class A-2, class A-3, class A-4, class A-5, class A-SB, class X-A, class X-B, class X-C and class X-D certificates will be made on a pro rata basis in accordance with the respective amounts of interest distributable on such classes on each distribution date and (b) distributions of principal, if and when applicable, generally will be made first to the class A-SB certificates in an amount necessary to reduce the principal balance of such certificates to the class A-SB planned principal balance identified on Annex H to this free writing prospectus, then sequentially in order of distribution priority as described under “—Interest and Principal Entitlements” below.

	(2)	The class X-A, class X-B, class X-C and class X-D certificates do not have certificate principal balances and do not entitle their holders to distributions of principal.

In general, the funds available for distribution to certificateholders on each distribution date will be the aggregate amount received, or advanced as delinquent monthly debt service payments, on or in respect of the mortgage loans during the related collection period, net of (1) all forms of compensation payable to the parties to the pooling and servicing agreement, (2) reimbursements of prior servicing advances and debt service advances and (3) reimbursements or payments of interest on servicing advances and debt service advances, indemnification expenses and other expenses of the trust fund.

See “Description of the Offered Certificates—Distributions—Priority of Distributions” in this free writing prospectus.

B. Interest and
Principal Entitlements
With respect to each interest-bearing class of certificates, (excluding the class PEX certificates) and the class A-S, class B and class C regular interests, interest will accrue during each interest accrual period based upon:

	●	the pass-through rate for that class of certificates or regular interest and interest accrual period;

	●	the aggregate principal balance or notional amount, as the case may be, of that class of certificates or regular interest outstanding immediately prior to the related distribution date; and

●
with respect to the class A-S, class B and class C regular interests and each class of certificates, the assumption that each interest accrual period consists of 30 days and each year consists of 360 days.

Interest distributions with respect to the class PEX certificates will be made based on the interest distributable on the percentage interests of the class A-S, class B and class C regular interests represented by the class PEX certificates.

On each distribution date, subject to available funds, the allocation and distribution priorities described under “—General” above and, in the case of the class B regular interest (and, therefore, the class B certificates and the class B component of the class PEX certificates), the class C regular interest (and, therefore, the class C certificates and the class C component of the class PEX certificates) and the class D certificates, the allocation of certain trust advisor expenses as described in this free writing prospectus, you will be entitled to receive your proportionate share of all unpaid distributable interest accrued with respect to your class of offered certificates through the end of the related interest accrual period.

Interest distributions with respect to the class A-1, class A-2, class A-3, class A-4, class A-5, class A-SB, class X-A, class X-B, class X-C and class X-D certificates will be made on a pro rata basis in accordance with their respective interest entitlements.

In addition, the certificate administrator will be required to make principal distributions in a specified sequential order to ensure that generally:

●
no principal distribution will be made on the class D, class E, class F or class G certificates until the aggregate certificate principal balance of the class A-1, class A-2, class A-3, class A-4, class A-5 and class A-SB certificates, the class A-S regular interest (and, therefore, the class A-S certificates and the class A-S component of the class PEX certificates), the class B regular interest (and, therefore, the class B certificates and the class B component of the class PEX certificates) and the class C regular interest (and, therefore, the class C certificates and the class C component of the class PEX certificates) has been reduced to zero;

●
no principal distributions will be made on the class C regular interest (and, therefore, the class C certificates and the class C component of the class PEX certificates) until the aggregate certificate principal balance of the class A-1, class A-2, class A-3, class A-4, class A-5 and class A-SB certificates, the class A-S regular interest (and therefore, the class A-S certificates and the class A-S component of the class PEX certificates) and the class B regular interest (and, therefore, the class B certificates and the class B component of the class PEX certificates) has been reduced to zero;

●	no principal distributions will be made on the class B regular interest (and, therefore, the class B certificates and the class

B component of the class PEX certificates) until the aggregate certificate principal balance of the class A-1, class A-2, class A-3, class A-4, class A-5 and class A-SB certificates and the class A-S regular interest (and therefore, the class A-S certificates and the class A-S component of the class PEX certificates) has been reduced to zero;

●
no principal distributions will be made on the class A-S  regular interest (and, therefore, the class A-S certificates and the class A-S component of the class PEX certificates) until the aggregate certificate principal balance of the class A-1, class A-2, class A-3, class A-4, class A-5 and class A-SB certificates has been reduced to zero;

●
no principal distributions will be made on the class A-5 certificates on any distribution date until the certificate principal balance of the class A-SB certificates has been reduced to the related class A-SB planned principal balance for such distribution date as identified on Annex H to this free writing prospectus and the aggregate certificate principal balance of the class A-1, class A-2, class A-3 and class A-4 certificates has been reduced to zero;

●
no principal distributions will be made on the class A-4 certificates on any distribution date until the certificate principal balance of the class A-SB certificates has been reduced to the related class A-SB planned principal balance for such distribution date as identified on Annex H to this free writing prospectus and the aggregate certificate principal balance of the class A-1, class A-2 and class A-3 certificates has been reduced to zero;

●
no principal distributions will be made on the class A-3 certificates on any distribution date until the certificate principal balance of the class A-SB certificates has been reduced to the related class A-SB planned principal balance for such distribution date as identified on Annex H to this free writing prospectus and the aggregate certificate principal balance of the class A-1 and class A-2 certificates has been reduced to zero;

●
no principal distributions will be made on the class A-2 certificates on any distribution date until the certificate principal balance of the class A-SB certificates has been reduced to the related class A-SB planned principal balance for such distribution date as identified on Annex H to this free writing prospectus and the certificate principal balance of the class A-1 certificates has been reduced to zero;

●
no principal distributions will be made on the class A-1 certificates on any distribution date until the certificate principal balance of the class A-SB certificates has been reduced to the related class A-SB planned principal balance for such distribution date as identified on Annex H to this free writing prospectus; and

●
once the certificate principal balance of the class A-SB certificates has been reduced to the class A-SB planned principal balance for any distribution date as identified on Annex H to this free writing prospectus, no additional principal distributions will be made on the class A-SB certificates until the aggregate certificate principal balance of the class A-1, class A-2, class A-3, class A-4 and class A-5 certificates has been reduced to zero.

Because of losses on the mortgage loans and/or default-related or other unanticipated expenses of the trust fund, the aggregate certificate principal balance of the class A-S regular interest (and, therefore, the class A-S certificates and the class A-S component of the class PEX certificates), the class B regular interest (and, therefore, the class B certificates and the class B component of the class PEX certificates), the class C regular interest (and, therefore, the class C certificates and the class C component of the class PEX certificates), and the class D, class E, class F and class G certificates may be reduced to zero at a time when the class A-1, class A-2, class A-3, class A-4, class A-5 and/or class A-SB certificates remain outstanding. Under such circumstances, and in any event on the final distribution date, available principal funds for each distribution date will be allocated to the class A-1, class A-2, class A-3, class A-4, class A-5 and class A-SB certificates pro rata (in accordance with their respective certificate principal balances immediately prior to that distribution date), until the certificate principal balance of those classes has been reduced to zero.

A description of the principal and interest entitlement of each class of certificates offered in this free writing prospectus for each distribution date appears under “Description of the Offered Certificates—Distributions—Priority of Distributions” in this free writing prospectus. The class X-A, class X-B, class X-C, class X-D, class V and class R certificates will not be entitled to any distributions of principal.

C. Fees and Expenses
Various fees and expenses will be payable from amounts received on the mortgage loans in the trust fund, in general prior to any amounts being paid to the holders of the offered certificates. Certain of those fees and expenses are described below:

●
Certain Fees of the Master Servicers, Primary Servicers and Sub-Servicers. Each master servicer will be entitled to the applicable master servicing fee, which will be payable monthly on a loan-by-loan basis from amounts received in respect of interest on each mortgage loan serviced by such master servicer and a serviced companion loan (including each applicable specially serviced mortgage loan, each applicable mortgage loan as to which the corresponding mortgaged property has become an REO property and each applicable mortgage loan as to which defeasance has occurred), including the non-serviced mortgage loans. The weighted average master servicing fee rate as of the cut-off date will be approximately 0.0306% per annum on the stated

principal balance of the related mortgage loan for the related distribution date and will be calculated based on the same interest accrual basis as the related mortgage loan. The master servicing fee for each mortgage loan and the related serviced companion loan will be payable monthly to the applicable master servicer from amounts received with respect to interest on such mortgage loan and the related serviced companion loan or, upon liquidation of such mortgage loan, to the extent such interest collections are not sufficient, from general collections on all the mortgage loans.

Some of the mortgage loans may be primary serviced or sub-serviced by a primary servicer or sub-servicer, which will be entitled to a primary servicing fee or sub-servicing fee with respect to each related mortgage loan including without limitation, Prudential Asset Resources, Inc. and Principal Global Investors, LLC, which will primary service certain mortgage loans. The rate at which the primary servicing fee or sub-servicing fee accrues for each such mortgage loan is included in the master servicing fee rate for that mortgage loan.

●
Certain Fees of the Special Servicers. Other than with respect to the non-serviced mortgage loans, each special servicer will be entitled to the applicable special servicing fee, which will be payable monthly on (1) each specially serviced mortgage loan serviced by such special servicer, if any, and (2) each applicable mortgage loan (and any related serviced companion loan), if any, as to which the corresponding mortgaged property has become an REO property. The special servicing fee will accrue at a rate equal to the greater of 0.25% per annum and the rate that would result in a special servicing fee of $1,000 per specially serviced mortgage loan for each month during which the related mortgage loan is a specially serviced mortgage loan and will be computed on the same interest accrual basis and principal amount respecting which any related interest payment due on such specially serviced mortgage loan or deemed due on such REO property, as the case may be, is paid. The special servicing fee generally will be payable monthly from related liquidation proceeds, insurance proceeds or condemnation proceeds (if any) and then from general collections on all the mortgage loans (other than the non-serviced mortgage loans) and any related REO properties that are on deposit in the collection accounts from time to time.

In addition, each special servicer will generally be entitled to receive a workout fee with respect to each mortgage loan and serviced loan combination worked out by such special servicer, for so long as that mortgage loan or serviced loan combination remains a worked-out mortgage loan or serviced loan combination. The workout fee generally will be payable out of, and will be calculated by application of a workout fee rate of 1.00% to, each payment of interest (other than default interest) and principal received on the applicable mortgage loan or serviced loan combination for so long as it remains a worked-out mortgage loan or serviced loan combination, subject to the cap described below.

Each special servicer will also generally be entitled to receive a liquidation fee with respect to each specially serviced mortgage loan serviced by such special servicer (other than the non-serviced mortgage loans) for which a full, partial or discounted payoff is obtained from the related borrower and each specially serviced mortgage loan (other than the non-serviced mortgage loans) or REO property (other than any non-serviced REO property) as to which any liquidation proceeds, insurance proceeds or condemnation proceeds are received. In each case, the liquidation fee will be payable from, and will be calculated by application of the related liquidation fee rate to, the related payment or proceeds, exclusive of any portion of that payment or proceeds that represents a recovery of default interest and/or late payment charges as described under “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” in this free writing prospectus, subject to the cap described below. Notwithstanding the provisions described above, with some exceptions, no liquidation fee will be payable based on, or out of, proceeds received in connection with the purchase or repurchase of any mortgage loan from the trust fund or payment of any loss of value payments under the circumstances described under “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” in this free writing prospectus.

Workout fees, liquidation fees and modification fees received by the applicable special servicer with respect to the workout, liquidation (including partial liquidation), modification, extension, waiver or amendment of a specially serviced mortgage loan  (or specially serviced loan combination) will be subject to an aggregate cap per specially serviced mortgage loan (or specially serviced loan combination) equal to the greater of (i) $1,000,000 and (ii) 1.00% of the stated principal balance of the subject specially serviced mortgage loan as described in “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” in this free writing prospectus.

●
Certain Fees of the Trustee and Certificate Administrator. The trustee and certificate administrator will be entitled to a fee for each mortgage loan (including the non-serviced mortgage loans) and each REO mortgage loan on each distribution date, which fee will accrue at a specified rate per annum on the stated principal balance of the related mortgage loan for the related distribution date and will be calculated based on the same interest accrual basis as the related mortgage loan. Such fee will be payable to the certificate administrator, a portion of which the certificate administrator will pay to the trustee as the trustee fee. The certificate administrator fee will accrue at a rate equal to 0.0032% per annum.

●
Certain Fees of the Trust Advisor. The trust advisor will be entitled to the trust advisor ongoing fee for each mortgage loan (other than the Queens Atrium and Montgomery Mall mortgage loans), which will be payable monthly on a loan-by-loan basis from amounts received in respect of interest on each mortgage loan (including each specially serviced mortgage loan, each mortgage loan as to which the corresponding mortgaged property has become an REO property and each mortgage loan as to which defeasance has occurred). The trust advisor ongoing fee will accrue at a rate per annum equal to with respect to each mortgage loan (other than the Queens Atrium and Montgomery Mall mortgage loans), 0.00165%, and in each case will be computed using the same interest accrual basis and principal amount respecting which any payment due on the mortgage loan is computed.

●
CREFC® Intellectual Property Royalty License Fee. Each master servicer will be required to pay to the Commercial Real Estate Finance Counsel (CREFC®) an intellectual property royalty license fee in connection with the use of CREFC® names and trademarks from general collections on the mortgage loans for which it acts as master servicer, for each distribution date, which fee will be calculated based on the stated principal balance of each mortgage loan in the issuing entity for which it acts as master servicer, at a rate equal to 0.0005% per annum on the stated principal balance of the related mortgage loan for the related distribution date and will be calculated based on the same interest accrual basis as the related mortgage loan.

●	Other Fees and Expenses. The master servicers, special servicers, trustee, certificate administrator and trust advisor are entitled to certain other additional fees and reimbursement of expenses.

With respect to the non-serviced mortgage loans, the related other master servicer, other special servicer and other trust advisor are or are anticipated to be entitled to fees on terms and conditions that are materially consistent with the respective fees described above, in each case pursuant to the related other pooling and servicing agreement. See “Description of the Mortgage Pool—Additional Indebtedness—The Loan Combinations”, “The Pooling and Servicing Agreement—Servicing of the Loan Combinations” and “—Servicing and Other Compensation and Payment of Expenses” in this free writing prospectus.

The master servicers, special servicers, trustee, certificate administrator and trust advisor are and, with respect to the non-serviced mortgage loans after the securitization of the related companion loan, we anticipate that the other master servicer, other special servicer, other trustee, other certificate administrator and other trust advisor with respect to such securitization, will be entitled to certain other additional fees and reimbursement of expenses. In general, those fees and reimbursements are, or are anticipated to be, payable or reimbursable from various amounts collected on the related mortgage loan or loan combination or in whole or in part from general collections on the series 2014-C21 mortgage pool, in each case prior to distributions to the certificateholders.

See “Description of the Offered Certificates—Advances of Delinquent Monthly Debt Service Payments” and “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” in this free writing prospectus.

D. Prepayment Premiums
The manner in which any prepayment premiums and yield maintenance charges received prior to the related determination date will be allocated on each distribution date to the class X-A and class X-B certificates, on the one hand, and certain of the classes of certificates entitled to principal, on the other hand, is described in “Description of the Offered Certificates—Distributions—Distributions of Yield Maintenance Charges and Prepayment Premiums” in this free writing prospectus.

Advances

A. Principal and
Interest Advances
Each master servicer is generally required to advance delinquent monthly mortgage loan payments with respect to each mortgage loan serviced by such master servicer (including a non-serviced mortgage loan but not a companion loan). The master servicers will not be required to advance (a) balloon payments due at maturity, (b) interest in excess of a mortgage loan’s regular interest rate (without considering any default rate) or (c) prepayment premiums or yield maintenance charges. The master servicers are also not required to advance amounts deemed non-recoverable, and the interest portion of any otherwise required debt service advance may be reduced in connection with appraisal reduction amounts. In the event that either master servicer fails to make any required advance, the trustee will be required to make that advance, subject to a right to make its own non-recoverability determination or the applicable special servicer’s right to make a non-recoverability determination. See “Description of the Offered Certificates—Advances of Delinquent Monthly Debt Service Payments” in this free writing prospectus. If an advance is made, the applicable master servicer will not advance its servicing fee, but will advance the trustee’s and the certificate administrator’s fees. The applicable master servicer or trustee, as applicable, will be entitled to reimbursement for debt service advances from payments or other recoveries received on the related mortgage loan, or, if the advance is determined to be non-recoverable, from general collections on or in respect of unrelated mortgage loans that are on deposit in the collection accounts. The latter form of reimbursement may result in losses on your certificates. Delinquent monthly payments on any companion loan will not be advanced by either master servicer or the trustee, but may be advanced to the holder of that loan by the other master servicer or other trustee under a pooling and servicing agreement entered into in connection with the securitization of such companion loan.

B. Servicing Advances
Each master servicer also is generally required to make servicing advances, including advances to pay delinquent real estate taxes, assessments and hazard insurance premiums and similar expenses necessary to protect and maintain the mortgaged property, to maintain the lien on the mortgaged property or enforce the related mortgage loan documents, with respect to all mortgage loans and any REO properties serviced by such master servicer (other than the Queens Atrium loan combination (after the securitization of the related companion loan) and the Montgomery Mall loan combination). The master servicers are not required, but in certain circumstances are permitted, to advance amounts deemed non-recoverable. In the event that a master servicer fails to make a required servicing advance, the trustee will be required to make that advance, subject to a right to make its own non-recoverability determination. In addition, a special servicer may elect to make certain servicing advances on an emergency basis. See “Description of the Offered Certificates—Advances of Delinquent Monthly Debt Service Payments” in this free writing prospectus. The master servicers, the special servicers or the trustee, as applicable will be entitled to reimbursement for servicing advances from payments or other recoveries on or in respect of the related mortgage loan, or if the advance is determined to be non-recoverable, from general collections on or in respect of unrelated mortgage loans that are on deposit in the collection accounts. This latter form of reimbursement may result in losses on your certificates. To the extent that a companion loan’s pro rata share of any nonrecoverable servicing advances is reimbursed from collections or recoveries on one or more mortgage loans in the trust fund, the applicable master servicer must exercise the rights of the trust fund to obtain reimbursement from the holder of that companion loan.

C. Interest on Advances
The master servicers, the special servicers and the trustee will generally be entitled to receive interest on advances they make, which interest will accrue at the prime lending rate described more fully in this free writing prospectus, compounded annually. If the interest on such advance is not recovered from default interest or late payment charges collected on the mortgage loan, a shortfall will result, which will have the same effect or substantially the same effect as a realized loss.

Notwithstanding the provisions described above, no interest will accrue on any advance of principal or interest due on a mortgage loan before any grace period applicable to the mortgage loan has expired.

See “Description of the Offered Certificates—Reductions of Certificate Principal Balances in Connection with Realized Losses and Additional Trust Fund Expenses” and “—Advances of Delinquent Monthly Debt Service Payments” in this free writing prospectus.

Subordination	The amount available for distribution will be applied in the order described in “—Distributions—Interest and Principal Entitlements” above.

The following chart generally depicts the general manner in which the payment rights of certain classes will be senior or subordinate, as the case may be, to the payment rights of other classes. The chart shows entitlement to receive interest and, if applicable, principal owed on any distribution date in order of payment priority (except that principal will generally be allocated and paid first, to the class A-SB certificates until their certificate principal balance has been reduced to the related class A-SB planned principal balance as identified on Annex H to this free writing prospectus for the applicable distribution date, and then, to the class A-1, class A-2, class A-3, class A-4, class A-5 and class A-SB certificates, in that order). Payment rights of the various classes of certificates are more fully described in “Description of the Offered Certificates—Distributions” in this free writing prospectus. The chart also shows the manner in which mortgage loan losses are allocated, which will be in the reverse order of priority (beginning with certain classes of series 2014-C21 certificates that are not being offered by this free writing prospectus). Loss allocation and shortfall burdens of the various classes of certificates are more fully described in “Description of the Offered Certificates—Reductions of Certificate Principal Balances in Connection with Realized Losses and Additional Trust Fund Expenses” and “—Reductions of Interest Entitlements and the Principal Distribution Amount in Connection with Certain Trust Advisor Expenses” in this free writing prospectus.

*
The class X-A, class X-B, class X-C and class X-D certificates do not have certificate principal balances and do not entitle their holders to distributions of principal. However, principal payments and/or loan losses may reduce the notional amounts of such classes of certificates and, therefore, the amount of interest they accrue.

** Other than the class X-C, class X-D, class V and class R certificates.

No other form of credit enhancement will be available for the benefit of the holders of the offered certificates.

See “Description of the Offered Certificates—Distributions” in this free writing prospectus.

Principal losses on the mortgage loans allocated to a class of certificates or regular interest will reduce the related certificate principal balance of that class of certificates or regular interest. No such losses will be allocated to the class V, class R, class X-A, class X-B, class X-C and class X-D certificates, although loan losses will reduce the notional amount of the class X-A certificates (to the extent such losses are allocated to the class A-1, class A-2, class A-3, class A-4, class A-5 or class A-SB certificates or the class A-S regular interest), the class X-B certificates (to the extent such losses are allocated to the class D certificates or the class B or class C regular interests), the class X-C certificates (to the extent such losses are allocated to the class E certificates), the class X-D certificates (to the extent such losses are allocated to the class F or class G certificates) and, therefore, the amount of interest they accrue. To the extent funds are available on a subsequent distribution date for distribution on your certificates, you will be reimbursed for any losses allocated to your certificates.

In addition to losses caused by mortgage loan defaults, shortfalls in payments to holders of certificates may occur as a result of (i) the master servicers’, special servicers’ and trustee’s right to receive payments of interest on unreimbursed advances (to the extent not covered by default interest and late payment charges or certain other fees paid by the related borrower or other borrowers that are not paid to the master servicers or the special servicers as compensation) with respect to a non-serviced mortgage loan serviced pursuant to another pooling and servicing agreement, (ii) the right of any other master servicer, other special servicer or other trustee to receive payments of interest on unreimbursed servicing advances relating to such non-serviced loan combination, (iii) each special servicer’s right to compensation with respect to mortgage loans which are or have been serviced by such special servicer, (iv) a modification of a mortgage loan’s interest rate or principal balance, or (v) other unanticipated trust expenses. These shortfalls, if they occur, would generally reduce distributions on the various classes of interest-bearing certificates, with the effect borne by classes with relatively lower payment priorities before classes with relatively higher payment priorities. To the extent funds are available on a subsequent distribution date for distribution on your certificates, you will be reimbursed for any such shortfall allocated to your certificates.

In addition, prepayment interest shortfalls that are not covered by certain compensating interest payments made by either master servicer are required to be allocated to the various classes of interest-bearing certificates (other than the class A-S, class B, class C and class PEX certificates), the class A-S regular interest (and, therefore, the class A-S certificates and the class A-S component of the class PEX certificates), the class B regular interest (and, therefore, the class B certificates and the class B component of the class PEX certificates) and the class C regular interest (and, therefore, the class C certificates and the class C component of the class PEX certificates), on a pro rata basis according to accrued interest, to reduce the interest entitlements on those certificates or regular interests. You will never receive a reimbursement or other compensation for any prepayment interest shortfalls that are so allocated to your certificates.

To the extent that unanticipated expenses of the trust fund consist of indemnification payments to the trust advisor or, with respect to the securitization of the Queens Atrium companion loan or the Montgomery Mall companion loan, the related other trust advisor, then the expense will be separately allocated and borne by certificateholders in the manner generally described under “Description of the Offered Certificates—Reductions of Interest Entitlements and the Principal Distribution Amount in Connection with Certain Trust Advisor Expenses” in this free writing prospectus.

In connection with any activities related to the servicing of the Queens Atrium loan combination (after the securitization of the related companion loan) and the Montgomery Mall loan combination, the related other trust advisor will be entitled to indemnification from the 2014-C21 trust fund (on a pro rata basis with the other trust fund based on the respective principal balances of the related mortgage loan and companion loan) in respect of its obligations under the related other pooling and servicing agreement, certain of which obligations may be triggered early as a result of a waiver by the related other majority subordinate certificateholder of its rights under the related other pooling and servicing agreement.

Any expenses incurred by the series 2014-C21 trust advisor or, with respect to a non-serviced mortgage loan, the related other trust advisor, that are indemnifiable by the series 2014-C21 trust fund will be reimbursable on each distribution date up to the sum of the interest otherwise distributable on the class B regular interest (and, therefore, the class B certificates and the class B component of the class PEX certificates), the class C regular interest (and, therefore, the class C certificates and the class C component of the class PEX certificates) and the class D certificates on that distribution date and the portion of the amount of principal distributable on the related distribution date that would otherwise be distributed on the class A-1, class A-2, class A-3, class A-4, class A-5, class A-SB, class B, class C and class D certificates and the class A-S regular interest (and, therefore, the class A-S certificates and the class A-S component of the class PEX certificates) on that distribution date. Amounts so reimbursed will be allocated to reduce the amount of interest that (but for these allocations) would be distributed on the class D certificates, the class C regular interest (and, therefore, the class C certificates and the class C component of the class PEX certificates) and the class B regular interest (and, therefore, the class B certificates and the class B component of the class PEX certificates), in that order, on that distribution date, and any remaining amount will be allocated to reduce such portion of such principal distributable on the related distribution date, with a corresponding write-off of the principal balance of the class D, class A-1, class A-2, class A-3, class A-4, class A-5 and class A-SB certificates and the class A-S, class B and class C regular interests (with any write-off of the class A-1, class A-2, class A-3, class A-4, class A-5 and class A-SB certificates to be applied on a pro rata basis among those classes in accordance with their respective aggregate principal balances immediately prior to that distribution date), in that order, in each case until the principal balance of each such class has been reduced to zero. Any portion of such trust advisor expenses that remains unreimbursed after giving effect to allocations and distributions on that distribution date will not be reimbursed to the trust advisor or, with respect to the non-serviced mortgage loans, the related other trust advisor, on that distribution date and will be carried forward to and be reimbursable on succeeding distribution dates, subject to the same provisions, until the trust advisor or any related other trust advisor, as applicable, is actually reimbursed for the relevant expense. See “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”.

Information Available to
Certificateholders
On each distribution date, the certificate administrator will prepare and make available to each certificateholder a statement as to the distributions being made on that date. Additionally, under certain circumstances, certificateholders may be entitled to certain other information regarding the issuing entity and the certificates, including the periodic and other public reports required to be filed with the SEC such as Distribution Reports on Form 10-D, Annual Reports on Form 10-K and (as applicable) Current Reports on Form 8-K with respect to the issuing entity. See “The Pooling and Servicing Agreement—Reports to Certificateholders; Available Information” in this free writing prospectus.

Optional Termination
The trust fund may be terminated and therefore the certificates may be retired early by certain designated entities when the total outstanding principal balance of the mortgage loans, net of advances of principal, is reduced to 1.0% or less of the aggregate principal balance of the pool of mortgage loans as of the cut-off date.

Required Repurchase, Substitution
or Loss of Value Payments
Reflecting Mortgage Loans
Under the circumstances described in this free writing prospectus, the related mortgage loan seller or an affiliate will be required to repurchase or substitute or make a loss of value payment for any mortgage loan for which it cannot cure a material breach of a representation or warranty (or, in certain cases, a breach that is deemed to be material) or a material document defect (or, in certain cases, a document defect that is deemed to be a material document defect) affecting such mortgage loan. See “Description of the Mortgage Pool—Cures, Repurchases and Substitutions” in this free writing prospectus.

Sale of Defaulted Mortgage
Loans and REO Properties
Subject to the discussion set forth below with respect to the Queens Atrium mortgage loan (after the securitization of the related companion loan) and to the Montgomery Mall mortgage loan, pursuant to the pooling and servicing agreement (and subject to the related intercreditor agreement), either special servicer may offer to sell to any person (or may offer to purchase) for cash a mortgage loan or serviced loan combination that constitutes a defaulted mortgage loan for which such special servicer is acting as special servicer and has determined that no satisfactory arrangements can be made for the collection of delinquent payments, or a mortgaged property that has been acquired as an REO property, in either case provided that the applicable special servicer has determined that such a sale would be in the best economic interest of the trust and any related companion loan holder (as a collective whole, as if they together constituted a single lender) on a net present value basis. If a special servicer so sells a defaulted mortgage loan, serviced loan combination or REO property, such special servicer will generally be required to accept the highest offer received from any person that constitutes a fair price for the defaulted mortgage loan, serviced loan combination or REO property, determined as described in “The Pooling and Servicing Agreement—Procedures With Respect to Defaulted Mortgage Loans and REO Properties” in this free writing prospectus.

With respect to the Queens Atrium loan combination prior to the securitization of the related companion loan, the related special servicer may offer to sell to any person (or offer to purchase) for cash such loan combination during such time as such loan combination constitutes a defaulted mortgage loan and, in connection with any such loan sale, such special servicer is required to sell both the Queens Atrium mortgage loan and its related companion loan together as a whole loan. Notwithstanding any contrary provision described above, with respect to the Queens Atrium loan combination following the securitization of the related companion loan or with respect to the Montgomery Mall loan combination, it is anticipated that the related other pooling and servicing agreement will authorize the related other special servicer to offer to sell (or offer to purchase) for cash such loan combination if such loan combination is a specially serviced mortgage loan and such other special servicer determines that no satisfactory arrangements can be made for collection of delinquent payments, or an REO property related to such loan combination, and such a sale would be in the best economic interest of the related trust (as the holders of the related companion loan) and the series 2014-C21 trust collectively on a net present value basis. If such other special servicer so sells such loan combination or related REO property, it will generally be required to accept the highest offer received from any person as described more fully in “Description of the Mortgage Pool—Additional Indebtedness—The Loan Combinations—The Queens Atrium Loan Combination—Sale of Defaulted Mortgage Loan”, “Description of the Mortgage Pool—Additional Indebtedness—The Loan Combinations—The Montgomery Mall Loan Combination—Sale of Defaulted Mortgage Loan”  and “The Pooling and Servicing Agreement—Servicing of the Loan Combinations” in this free writing prospectus. In connection with any such sale of a loan combination, the related other special servicer will be required to sell the related non-serviced mortgage loan and companion loan together as a whole loan.

In no event may a sale of a defaulted mortgage loan, serviced loan combination or REO property for less than a par price occur as otherwise described above unless the applicable special servicer has obtained the approval of or consulted with the subordinate class representative and/or the trust advisor in accordance with the approval or consultation rights of those parties and, in the case of a serviced loan combination, consulted with the holder of the companion loan or its representative in accordance with that holder’s consultation rights.

Pursuant to each mezzanine loan intercreditor agreement with respect to the mortgage loans with any existing or permitted future mezzanine debt, the holder of the related mezzanine loan may have the right to purchase the related mortgage loan as described in “Description of the Mortgage Pool—Additional Indebtedness” in this free writing prospectus.

Denominations
We intend to deliver the class A-1, class A-2, class A-3, class A-4, class A-5, class A-SB, class A-S, class B, class C and class PEX certificates in minimum denominations of $10,000. We intend to deliver the class X-A and class X-B certificates in minimum notional amount denominations of $1,000,000. Investments may also be made in any whole dollar denomination in excess of the applicable minimum denomination. See “Description of the Offered Certificates—Delivery, Form and Denomination” in this free writing prospectus.

Clearance and Settlement
You will hold your certificates through The Depository Trust Company (“DTC”), in the United States, or Clearstream Banking société anonyme (“Clearstream”) or Euroclear Bank as operator of The Euroclear System (“Euroclear”), in Europe. See “Description of the Offered Certificates—Delivery, Form and Denomination”, and “—Book-Entry Registration” in this free writing prospectus and “Description of the Certificates—General” in the prospectus.

Other Investment Considerations

Conflicts of Interest
The relationships between the parties to this transaction and the activities of those parties or their affiliates may give rise to certain conflicts of interest. These conflicts of interests may arise from, among other things, the following relationships and activities:

●
the ownership of any certificates by the depositor, sponsors, mortgage loan sellers, underwriters, master servicers, special servicers, trustee, certificate administrator, trust advisor or any of their affiliates and, with respect to the securitization of a non-serviced companion loan, any ownership of the certificates issued pursuant to such securitization by the related other master servicer, other special servicer, other trust advisor or any of their affiliates;

	●	the relationships, including the ownership of other mortgage and non-mortgage debt or other financial dealings, of the sponsors, mortgage loan sellers, originators, master servicers, special servicers, trustee, certificate administrator, trust advisor or, with respect to the securitization of a non-serviced companion loan, the related other master servicer, other special servicer or other trust advisor, or any of their affiliates with each other, any borrower, any borrower sponsor or any of their affiliates;

●
the obligation of either special servicer or, with respect to the securitization of a non-serviced companion loan, the related other special servicer, to take actions at the direction or obtain the approval of the subordinate class representative;

●
the right of any majority subordinate certificateholder or a subordinate class representative on its behalf to replace either special servicer or, with respect to the securitization of a non-serviced companion loan, the related other special servicer, as applicable, with or without cause, and any arrangements entered into between either special servicer and any such entity in consideration of such special servicer’s appointment (or continuance) as a special servicer under the pooling and servicing agreement;

●
the broker-dealer activities of the underwriters and their affiliates, including taking long or short positions in the certificates or entering into credit derivative transactions with respect to the certificates;

●
the opportunity of the initial investors in the class E, class F, class G and class V certificates to request the removal or re-sizing of or other changes to the features of some or all of the mortgage loans or to accept price adjustments in order to allow certain mortgage loans to be included in this securitization transaction; and

●
the activities of the master servicers, special servicers, trust advisor, sponsors, mortgage loan sellers, underwriters, trustee, certificate administrator or any of their affiliates in connection with any other transaction and, with respect to a non-serviced loan combination, the activities of any other master servicer, other special servicer, other trust advisor, other trustee, other certificate administrator or any of their affiliates in connection with any other transaction.

See “Risk Factors—Risks Related to Conflicts of Interest—Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned With Your Interests”, “—Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests”, “—Interests and Incentives of the Holders of Non-Serviced Companion Loans May Not Be Aligned With Your Interests”, “—Potential Conflicts of Interest of the Master Servicers and the Special Servicers”, “—Potential Conflicts of Interest of the Trust Advisor”, “—Potential Conflicts of Interest of the Subordinate Class Representative”, “—Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans”, “—Conflicts of Interest May Occur as a Result of the Rights of Third Parties To Terminate the Special Servicers” and

“—Other Potential Conflicts of Interest May Affect Your Investment” in this free writing prospectus.

Federal Income Tax
Consequences
Elections will be made to treat designated portions of the trust fund as three separate “real estate mortgage investment conduits” or “REMICs” under Sections 860A through 860G of the Internal Revenue Code of 1986, as amended (the “Code”). Those REMICs will exclude excess interest accrued on the mortgage loans with anticipated repayment dates and the related distribution accounts, which assets will be held, along with the class A-S, class B and class C regular interests, in portions of a grantor trust (the “Grantor Trust”), and the class A-S, class B, class C, class PEX and class V certificates will represent undivided beneficial interests in their respective portions of the Grantor Trust as further described under “Material Federal Income Tax Consequences” in this free writing prospectus.

The offered certificates will evidence the ownership of “regular interests” in a REMIC as further described under “Material Federal Income Tax Consequences” in this free writing prospectus. The offered certificates generally will be treated as newly issued debt instruments for federal income tax purposes. You will be required to report income on your certificates in accordance with the accrual method of accounting, regardless of your usual method of accounting.

It is anticipated that the class [__] certificates will be issued at a premium, and the class [__] certificates will be issued with original issue discount for federal income tax purposes. When determining the rate of accrual of original issue discount and market discount, if any, and the amortization of premium, for federal income tax purposes, the prepayment assumption will be that, subsequent to the date of any determination—

	●	the mortgage loans with anticipated repayment dates will prepay in full on the applicable anticipated repayment dates;

	●	no mortgage loan will otherwise be prepaid prior to its stated maturity; and

	●	there will be no extension of the maturity of any mortgage loan.

No representation is made that the mortgage loans will in fact be repaid in accordance with this assumption or that the Internal Revenue Service (the “IRS”) will not challenge on audit the prepayment assumption used.

For information regarding the federal income tax consequences of investing in the offered certificates, see “Material Federal Income Tax Consequences” in this free writing prospectus and “Federal Income Tax Consequences” in the prospectus.

Yield Considerations	You should carefully consider the matters described under “Risk Factors—Risks Related to the Offered Certificates—Your Yield May Be Affected by Defaults, Prepayments and Other Factors” in

this free writing prospectus, which may affect significantly the yield on your investment. In addition, see “Yield and Maturity Considerations” in this free writing prospectus and “Yield Considerations” in the prospectus.

ERISA Considerations
Fiduciaries of employee benefit plans subject to the Employee Retirement Income Security Act of 1974, as amended, commonly known as ERISA, or plans subject to Code Section 4975, or governmental plans (as defined in Section 3(32) of ERISA) or other plans that are subject to any federal, state or local law which is, to a material extent, similar to the foregoing provisions of ERISA or the Code should carefully review with their legal advisors whether the purchase or holding of the certificates could give rise to a transaction prohibited or not otherwise permissible under ERISA, the Code or similar law.

The U.S. Department of Labor has granted an administrative exemption to each of RBS Securities Inc., Prohibited Transaction Exemption 90-59 (September 6, 1990), and Wells Fargo Securities, LLC, Prohibited Transaction Exemption 96-22 (April 13, 1996), each as amended by Prohibited Transaction Exemption 2013-08 (July 9, 2013), which may exempt from the application of certain of the prohibited transaction provisions of Section 406 of ERISA and the excise taxes imposed on such prohibited transactions by Code Sections 4975(a) and (b), transactions relating to the purchase, sale and holding of pass-through certificates underwritten by a selling group of which RBS Securities Inc. or Wells Fargo Securities, LLC serves as a manager or co-manager, and the servicing and operation of related mortgage pools, provided that certain conditions are met. See “ERISA Considerations” in this free writing prospectus and the prospectus.

Ratings
It is a condition to the issuance of the offered certificates that each class of offered certificates will receive at least the following ratings from DBRS, Inc., Moody’s Investors Service, Inc. and Morningstar Credit Ratings, LLC:

	Class	DBRS	Moody’s	Morningstar
	Class A-1	AAA(sf)	Aaa(sf)	AAA
	Class A-2	AAA(sf)	Aaa(sf)	AAA
	Class A-3	AAA(sf)	Aaa(sf)	AAA
	Class A-4	AAA(sf)	Aaa(sf)	AAA
	Class A-5	AAA(sf)	Aaa(sf)	AAA
	Class A-SB	AAA(sf)	Aaa(sf)	AAA
	Class A-S	AAA(sf)	Aaa(sf)	AAA
	Class B	AA(low)(sf)	Aa3(sf)	AA-
	Class C	A(low)(sf)	A3(sf)	A-
	Class PEX	A(low)(sf)	A1(sf)	A-
	Class X-A	AAA(sf)	Aaa(sf)	AAA
	Class X-B	AAA(sf)	NR	AAA

The ratings of each class of offered certificates address the likelihood of the timely distribution of interest and, except in the case of the class X-A and class X-B certificates, the ultimate distribution of principal due on the offered certificates of that class on or before the rated final distribution date. Each security rating assigned to the offered certificates should be evaluated independently of any other security rating. Such ratings do not address the tax attributes of the offered certificates or the receipt of any default interest or prepayment premium or yield maintenance charge or constitute an assessment of the likelihood or frequency of prepayments on the mortgage loans.

A security rating is not a recommendation to buy, sell or hold securities and the assigning rating agency may revise or withdraw its rating at any time.

The ratings of the offered certificates entail substantial risks and may be unreliable as an indication of the creditworthiness of your certificates. We hired DBRS, Inc. (“DBRS”), Moody’s Investors Service, Inc. (“Moody’s”) and Morningstar Credit Ratings, LLC (“Morningstar”) to rate the offered certificates. Information regarding the mortgage loans and the trust fund will be available to other nationally recognized statistical rating organizations that may enable them to issue unsolicited credit ratings on one or more classes of offered certificates. If unsolicited ratings on a particular class are lower than the ratings assigned by the hired rating agencies, those unsolicited ratings may have an adverse effect on the liquidity, market value and regulatory characteristics of such class. Neither the depositor nor any other person or entity will have any duty to notify you if any such other rating organization issues, or delivers notice of its intention to issue, unsolicited ratings on one or more classes of certificates after the date of this free writing prospectus. In no event will ratings confirmation from any such other rating organization (except insofar as the matter involves a loan combination and such other rating organization is hired to rate securities backed by the related companion loan) be a condition to any action, or the exercise of any right, power or privilege by any person or entity, under the pooling and servicing agreement. See “Risk Factors” and “Ratings” in this free writing prospectus and “Ratings” in the attached prospectus. The ratings of the offered certificates may be withdrawn or lowered, the offered certificates may receive an unsolicited rating, or the Securities and Exchange Commission may determine that any or all of DBRS, Moody’s and Morningstar, no longer qualifies as a “nationally recognized statistical rating organization” or is no longer qualified to rate the offered certificates, any one of which events may have an adverse effect on the liquidity, market value and regulatory characteristics of the offered certificates.

A security rating does not represent any assessment of the yield to maturity that investors may experience or the possibility that the holders of the class X-A or class X-B certificates might not fully recover their initial investment in the event of delinquencies or defaults, prepayments (both voluntary (to the extent permitted) and involuntary), or losses in respect of the mortgage loans. As described in this free writing prospectus, the amounts payable with respect to the class X-A and class X-B certificates consist only of interest.

The class X-A and class X-B certificates are only entitled to interest distributions. If the mortgage loans were to prepay in the initial month after the closing date, with the result that the holders of the class X-A and class X-B certificates receive only a single month’s interest, and therefore suffer a nearly complete loss of their investment, all amounts “due” to such holders will nevertheless have been paid, and such result is consistent with the ratings received on the class X-A and class X-B certificates. The notional amounts of the class X-A and class X-B certificates on which interest is calculated may be reduced by the allocation of realized losses and prepayments, whether voluntary or involuntary. The ratings of the class X-A and class X-B certificates do not address the timing or magnitude of reductions of such notional amount, but only the obligation to pay interest timely on the notional amount as so reduced from time to time. Therefore, the ratings of the class X-A and class X-B certificates should be evaluated independently from similar ratings on other types of securities.

See “Risk Factors—Risks Related to the Offered Certificates—Your Yield May Be Affected by Defaults, Prepayments and Other Factors”, “—Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded”, “Yield and Maturity Considerations” and “Ratings” in this free writing prospectus and in the prospectus, and “Description of the Certificates” and “Yield Considerations” in the prospectus.

Legal Investment
No class of the offered certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended. If your investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities, then you may be subject to restrictions on investment in the offered certificates. You should consult your own legal advisors for assistance in determining the suitability of and consequences to you of the purchase, ownership and sale of the offered certificates.

As of the closing date, the issuing entity will not be required to register as an investment company under the Investment Company Act of 1940, as amended, in reliance upon an exemption or exception under the Investment Company Act of 1940 other than the exceptions contained in Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act.

See “Legal Investment” in this free writing prospectus and in the prospectus.

RISK FACTORS

You should carefully consider the following risks and the risks described in “Risk Factors” in the prospectus before making an investment decision. If any of the following events or circumstances identified as risks actually occur or materialize, your investment could be materially and adversely affected. Distributions on your certificates will depend on payments received on and other recoveries with respect to the mortgage loans. Therefore, you should carefully consider the risk factors relating to the mortgage loans and the mortgaged properties in assessing the risks related to the performance of the offered certificates.

Additional risks and uncertainties not presently known to us may also impair your investment.

This free writing prospectus also contains forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described below and elsewhere in this free writing prospectus.

In this “Risk Factors” discussion, we sometimes give examples of mortgage loans that exhibit a particular risk factor. The presentation of such examples should not be construed as statements that the relevant risk factor does not apply to other mortgage loans.

RISKS RELATED TO THE OFFERED CERTIFICATES

The Offered Certificates May Not Be a Suitable Investment for You

The offered certificates are not suitable investments for all investors. In particular, you should not purchase any class of offered certificates unless you understand and are able to bear prepayment, credit, liquidity, market and other risks associated with that class, including the risk that the yield to maturity and the aggregate amount and timing of distributions on the offered certificates are subject to material variability from period to period, and the offered certificates have the potential for significant loss over the life of the offered certificates. The interaction of the foregoing factors and their effects are impossible to predict and are likely to change from time to time. As a result, an investment in the offered certificates involves substantial risks and uncertainties and should be considered only by sophisticated institutional investors with substantial investment experience with similar types of securities and who have conducted appropriate due diligence on the mortgage loans and the offered certificates.

The Offered Certificates Are Limited Obligations

The offered certificates, when issued, will represent beneficial interests in the issuing entity. The offered certificates will not represent an interest in, or obligation of, the sponsors, the mortgage loan sellers, the originators, the depositor, the master servicers, the special servicers, the certificate administrator, the trustee or any other person. The primary assets of the issuing entity will be the notes evidencing the mortgage loans, and the primary security and source of payment for the mortgage loans will be the mortgaged properties and the other collateral described in this free writing prospectus. Payments on the offered certificates are expected to be derived from payments made by the borrowers on the mortgage loans. We cannot assure you that the cash flow from the mortgaged properties and the proceeds of any sale or refinancing of the mortgaged properties will be sufficient to pay the principal of, and interest on, the mortgage loans or to distribute in full the amounts of interest and principal to which the holders of the offered certificates are entitled. See “Description of the Certificates—General” in the prospectus.

The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Have Adversely Affected and May Continue to Adversely Affect the Value of CMBS

In recent years, the real estate and securitization markets, including the market for commercial mortgage-backed securities (“CMBS”), as well as global financial markets and the economy generally, experienced significant dislocations, illiquidity and volatility. While the United States economy may technically be coming out of the recession, any recovery could be fragile and may not be sustainable for any specific period of time, and the United States economy could slip into an even more significant recession. Any recovery in the United States economy could be derailed by economic and political events. For example, the United States government recently nearly reached its borrowing limit and, if Congress had not increased the borrowing limit, would not have had sufficient funding to meet its financial obligations. Failure of the U.S. government to resolve a similar situation in any future instance could have a significant negative effect on the economy and could lead to further downgrades of the United States’ sovereign debt rating.

Declining real estate values, coupled with diminished availability of leverage and/or refinancings for commercial and multifamily real estate resulted in increased delinquencies and defaults on commercial and multifamily mortgage loans. In addition, the downturn in the general economy affected the financial strength of many commercial and multifamily real estate tenants and resulted in decreased occupancy, decreased rents and/or other declines in income from, or the value of, commercial and multifamily real estate.

Any economic downturn may lead to decreased occupancy, decreased rents or other declines in income from, or the value of, commercial and multifamily real estate, which would likely have an adverse effect on the value and/or liquidity of CMBS that are backed by loans secured by such commercial and multifamily real estate.

Additionally, tighter mortgage loan underwriting standards and decreases in the value of commercial and multifamily properties have prevented many commercial mortgage borrowers from refinancing their mortgages and may adversely affect the ability of borrowers to continue to perform their loan obligations. Defaults, delinquencies and losses have further decreased property values, thereby resulting in additional defaults by commercial mortgage borrowers, further credit constraints, further declines in property values and further adverse effects on the perception of the value of CMBS. A substantial number of United States mortgage loans backed by commercial and multifamily properties, many with balloon payment obligations in excess of their respective current property values, will mature in the future. This may make the circumstances described above especially severe.

As a result of all of these factors, we cannot assure you that a weakness, illiquidity, volatility and other dislocation in the CMBS market will not re-occur or become more severe.

Subordination of the Class A-S, Class B and Class C Regular Interests Will Affect the Timing of Distributions and the Application of Losses on the Class X-A, Class X-B, Class A-S, Class B, Class C and Class PEX Certificates

As described in this free writing prospectus, if your certificates are class A-S, class B, class C or class PEX certificates, your rights to receive distributions of amounts collected or advanced on or in respect of the mortgage loans will generally be subordinated to those of the holders of the class A-1, class A-2, class A-3, class A-4, class A-5, class A-SB, class X-A, class X-B, class X-C and class X-D certificates and, if your certificates are class B or class C certificates, to those of the holders of the class A-S certificates (and the holders of the class PEX certificates as holders of the class A-S component of the class A-S regular interest) and, if your certificates are class C certificates, to those of the holders of the class B certificates (and the holders of the class PEX certificates as holders of the class B component of the class B regular interest). Because the notional amount of the class X-A certificates is based upon the aggregate certificate principal balance of the class A-1, class A-2, class A-3, class A-4, class A-5 and class A-SB certificates and the class A-S regular interest, and because the notional amount of the class X-B certificates is based upon the aggregate certificate principal balance of the class D certificates and the class B and class C regular interests, the class X-A and class X-B certificates will be adversely affected by losses allocated to such classes or regular interests. See “Description of the Offered Certificates” in this free writing prospectus. As a result, you will generally bear the effects of losses on the mortgage loans and unreimbursed expenses of the issuing entity before the holders of those other classes of certificates. See “Description of the Offered Certificates—Distributions” in this free writing prospectus.

External Factors May Adversely Affect the Value and Liquidity of Your Investment

Due to factors not directly relating to the offered certificates or the underlying mortgage loans, the market value of the offered certificates can decline even if the offered certificates, the mortgage loans or the mortgaged properties are performing at or above your expectations.

Global, National and Local Economic Factors

The global financial markets have recently experienced increased volatility due to uncertainty surrounding the level and sustainability of the sovereign debt of various countries. Much of this uncertainty has related to certain countries that participate in the European Monetary Union and whose sovereign debt is generally denominated in euros, the common currency shared by members of that union. In addition, some economists, observers and market participants have expressed concerns regarding the sustainability of the monetary union and the common currency in their current form. Concerns regarding sovereign debt may spread to other countries at any time. Concerns and/or uncertainty regarding U.S. government debt, the statutory borrowing limit, and the economic effects of tax increases and/or spending cuts could arise at any time. Furthermore, many state and local governments in the United States are experiencing, and are expected to continue to experience, severe budgetary strain. One or more states could default on their debt, or one or more significant local governments could default on their debt or seek relief from their debt under Title 11 of the United States Code, as amended (the “Bankruptcy Code”) or by agreement with their creditors. Any or all of the circumstances described above may lead to further volatility in or disruption of the credit markets, including the market for CMBS, at any time.

Circumstances in the Markets for Structured Products such as CMBS

The downturn in the residential mortgage-backed securities market and markets for other asset-backed and structured products occasioned by the credit crisis affected the commercial mortgage-backed securities market by contributing to a decline in the market value and liquidity of securitized investments such as commercial mortgage-backed securities. The deterioration of other structured products markets may continue to adversely affect the value of commercial mortgage-backed securities. Even if commercial mortgage-backed securities are performing as anticipated, the value of such commercial mortgage-backed securities in the secondary market may nevertheless decline as a result of a deterioration in general market conditions or in the market for other asset backed securities or structured products.

Risks to the Financial Markets Relating to Terrorist Attacks

Future terrorist acts may occur in the United States or abroad. It is impossible to predict whether, or the extent to which, such acts may occur and/or any consequent actions on the part of the United States Government and others, including military action, could have on general economic conditions, real estate markets, particular business segments (including those that are important to the performance of mortgage loans) and/or insurance costs and the availability of insurance coverage for terrorist acts. Among other things, reduced investor confidence could result in substantial volatility in securities markets and a decline in real estate-related investments. In addition, reduced consumer confidence, as well as a heightened concern for personal safety, could result in a material decline in personal spending and travel.

Other Events May Affect Your Investment

Moreover, other types of events may affect general economic conditions and financial markets:

•	Wars, revolts, insurrections, armed conflicts, terrorism, political crises, natural disasters and man-made disasters may have an adverse effect on the mortgaged properties and/or your certificates;

•
Trading activity associated with indices of CMBS may drive spreads on those indices wider than spreads on CMBS, thereby resulting in a decrease in value of such CMBS, including your certificates, and spreads on those indices may be affected by a variety of factors, and may or may not be affected for reasons involving the commercial, multifamily and manufactured housing community real estate markets and may be affected for reasons that are unknown and cannot be discerned; and

•
The market value of your certificates also may be affected by many other factors, including the then-prevailing interest rates and market perceptions of risks associated with commercial mortgage lending. A change in the market value of the certificates may be disproportionately impacted by upward or downward movements in the current interest rates.

Investors should consider that the foregoing factors may adversely affect the performance of the mortgage loans and accordingly the performance of the offered certificates.

The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline

As described above under “—The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Have Adversely Affected and May Continue to Adversely Affect the Value of CMBS”, the secondary market for mortgage-backed securities recently experienced volatility, weakness, extremely limited liquidity and other dislocation. These conditions could re-occur or become more severe.

Your certificates will not be listed on any national securities exchange or traded on any automated quotation systems of any registered securities association, and there is currently no secondary market for your certificates. While we have been advised by the underwriters that one or more of them, through one or more of their affiliates, currently intend to make a market in the certificates, none of the underwriters has any obligation to do so, any market-making may be discontinued at any time, and we cannot assure you that an active secondary market for the offered certificates will develop or, if one develops, continue for any period. Additionally, one or more purchasers may purchase and hold substantial portions of one or more classes of offered certificates. Accordingly, you may not have an active or liquid secondary market for your certificates. Lack of liquidity could result in a substantial decrease in the market value of your certificates.

The market value of the offered certificates will also be influenced by the supply of and demand for CMBS generally. The supply of CMBS will depend on, among other things, the amount of commercial and multifamily mortgage loans, whether newly originated or held in portfolios, that are available for securitization. A number of factors will affect investors’ demand for CMBS, including:

•	the availability of alternative investments that offer higher yields or are perceived as being a better credit risk, having a less volatile market value or being more liquid;

•
legal and other restrictions that prohibit a particular entity from investing in CMBS, limit the amount or types of CMBS that it may acquire, or require it to maintain increased capital or reserves as a result of its investment in CMBS;

•	investors’ perceptions regarding the commercial, multifamily and manufactured housing community real estate markets, the capital markets or the economy in general; and

•	the existence or cancellation of government-sponsored economic programs.

If you decide to sell any offered certificates, your ability to sell such certificates and the proceeds of any sale will depend on, among other things, whether and to what extent a secondary market then exists for these offered certificates, and you may be unable to sell your certificates or you may be able to sell only at a discount from the price you paid. This may be the case for reasons unrelated to the performance of the offered certificates or the mortgage loans.

Limited Information Causes Uncertainty

Historical Information

Some of the mortgage loans that we intend to include in the issuing entity were made to enable the related borrower to acquire the related mortgaged property, and in certain cases, the mortgaged properties were recently constructed.

Accordingly, for certain of these mortgage loans, limited or no historical operating information is available with respect to the related mortgaged properties. As a result, you may find it difficult to analyze the historical performance of those mortgaged properties.

Ongoing Information

The primary source of ongoing information regarding the offered certificates, including information regarding the status of the related mortgage loans and any credit support for the offered certificates, will be the monthly distribution date statement delivered to you by the Certificate Administrator. In addition, under certain circumstances, you may be entitled to certain other information regarding the issuing entity and the offered certificates, including the periodic and other public reports required to be filed with the SEC pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended, such as Distribution Reports on Form 10-D, Annual Reports on Form 10-K and (as applicable) Current Reports on Form 8-K with respect to the issuing entity. See “The Pooling and Servicing Agreement—Reports to Certificateholders; Available Information” in this free writing prospectus. We cannot assure you that any additional ongoing information regarding the offered certificates will be available through any other source. The limited nature of the available information in respect of the offered certificates may adversely affect their liquidity, if a secondary market for the offered certificates even develops at all.

We are not aware of any source through which pricing information regarding the offered certificates will be generally available on an ongoing basis or on any particular date.

Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Certificates

No representations are made as to the proper characterization of the offered certificates for legal investment, financial institution regulatory, financial reporting or other purposes, as to the ability of particular investors to purchase the offered certificates under applicable legal investment or other restrictions or as to the consequences of an investment in the offered certificates for such purposes or under such restrictions. We note that regulatory or legislative provisions applicable to certain investors may have the effect of limiting or restricting their ability to hold or acquire CMBS, which in turn may adversely affect the ability of investors in the offered certificates who are not subject to those provisions to resell their certificates in the secondary market. For example:

•
Effective January 1, 2014, EU Regulation 575/2013 imposes on European Economic Area (“EEA”) credit institutions and investment firms investing in securitizations issued on or after January 1, 2011, or in securitizations issued prior to that date where new assets are added or substituted after December 31, 2014: (a) a requirement (the “Retention Requirement” ) that the originator, sponsor or original lender of such securitization has explicitly disclosed that it will retain, on an ongoing basis, a material net economic interest which, in any event, will not be less than 5%; and (b) a requirement (the “Due Diligence Requirement” ) that the investing credit institution or investment firm has undertaken certain due diligence in respect of the securitization and the underlying exposures and has established procedures for monitoring them on an ongoing basis. National regulators in EEA member states impose penal risk weights on securitization investments in respect of which the Retention Requirement or the Due Diligence Requirement has not been satisfied in any material respect by reason of the negligence or omission of the investing credit institution or investment firm. If the Retention Requirement or the Due Diligence Requirement is not satisfied in respect of a securitization investment held by a non-EEA subsidiary of an EEA credit institution or investment firm then an additional risk weight may be applied to such securitization investment when taken into account on a consolidated basis at the level of the EEA credit institution or investment firm. Requirements similar to the Retention Requirement and the Due Diligence Requirement (the “Similar Requirements” ): (i) apply to investments in securitizations by alternative investment funds managed by EEA alternative investment managers subject to EU Directive 2011/61/EU; and (ii) subject to the adoption of certain secondary legislation, will apply to investments in securitizations by EEA insurance and reinsurance undertakings and by EEA undertakings for collective investment in transferable securities. None of the mortgage loan sellers, the depositor or the trust intends to retain a material net economic interest in the securitization constituted by the issue of the certificates in accordance with the Retention Requirement or to take any other action which may be required by EEA-regulated investors for the purposes of their compliance with the Retention Requirement, the Due Diligence Requirement or Similar Requirements. Consequently, the certificates are not a suitable investment for EEA credit institutions, investment firms or the other types of EEA regulated investors mentioned above. As a result, the price and liquidity of the certificates in the secondary market may be adversely affected. This could adversely affect your ability to transfer certificates or the price you may receive upon your sale of certificates.

•
Section 939A of the Dodd-Frank Wall Street Reform and Consumer Protection Act requires the U.S. federal banking agencies to modify their existing regulations to remove any reliance on credit ratings. As a general rule, national banks are permitted to invest only in “investment grade” instruments, which under pre-existing regulations has been determined based on the credit ratings assigned to these instruments. These national bank investment-grade standards are incorporated into statutes and regulations governing the investing authority of most state banks, and thus most state banks are required to adhere to these same investment grade standards. In June 2012, the regulator of national banks (the Office of the Comptroller of the Currency) revised its regulatory definition of “investment grade” to require a bank’s determination regarding whether “the issuer of a security has adequate capacity to meet financial commitments under the security for the projected life of the asset or exposure.”  While national banks may continue to consider credit ratings, they may not rely exclusively on such ratings and must conduct separate due diligence to confirm the investment grade of the instruments. These changes became fully effective January 1, 2013. Likewise, in August 2012 the federal banking regulators adopted amendments to the market risk capital regulations to reflect the appropriate capital treatment of debt and securitization positions without reliance on the credit ratings assigned to those instruments; these amendments were also effective January 1, 2013 and may increase the costs or otherwise adversely affect the ability of banks, thrifts, and their holding companies and affiliates to invest in such instruments.

•
Section 939A of the Dodd-Frank Wall Street Reform and Consumer Protection Act enacted in the United States requires that federal banking agencies amend their regulations to remove references to or reliance upon credit ratings including but not limited to those found in the federal banking agencies’ risk-based capital guidelines. New capital regulations were issued by the banking regulators in July 2013 and began phasing in as early as January 1, 2014; these regulations implement the increased capital requirements established under the Basel Accord. These new capital regulations eliminate reliance on credit ratings and otherwise alter, and in most cases increase, the capital requirements imposed on depository institutions and their holding companies, including with respect to ownership of asset-backed securities such as CMBS. As a result of these new regulations, investments in CMBS by depository institutions and their holding companies may result in greater capital charges to these financial institutions, and these new regulations may otherwise adversely affect the treatment of CMBS for their regulatory capital purposes.

•
Section 619 of the Dodd-Frank Wall Street Reform and Consumer Protection Act added a provision, commonly referred to as the “Volcker Rule”, to federal banking laws to generally prohibit various covered banking entities from, among other things, engaging in proprietary trading in securities and derivatives, subject to certain exemptions. Section 619 became effective on July 21, 2012, and final regulations were issued on December 10, 2013. Conformance with the Volcker Rule’s provisions is required by July 21, 2015, subject to the possibility of up to two one-year extensions granted by the Federal Reserve in its discretion. The Volcker Rule and those regulations restrict certain purchases or sales of securities generally and derivatives by banking entities if conducted on a proprietary trading basis. The Volcker Rule’s provisions may adversely affect the ability of banking entities to purchase and sell the certificates.

•
The Financial Accounting Standards Board has adopted changes to the accounting standards for structured products. These changes, or any future changes, may affect the accounting for entities such as the issuing entity, could under certain circumstances require an investor or its owner generally to consolidate the assets of the issuing entity in its financial statements and record third parties’ investments in the trust fund as liabilities of that investor or owner or could otherwise adversely affect the manner in which the investor or its owner must report an investment in CMBS for financial reporting purposes.

•	For purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended, commonly known as SMMEA, no class of the offered certificates will constitute “mortgage related securities”.

Accordingly, all investors whose investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities should consult with their own legal, accounting and other advisors in determining whether, and to what extent, the offered certificates will constitute legal investments for them or are subject to investment or other restrictions, unfavorable accounting treatment, capital charges or reserve requirements. See “Legal Investment” in this free writing prospectus and the prospectus.

Your Yield May Be Affected by Defaults, Prepayments and Other Factors

General

The yield to maturity on each class of the offered certificates will depend in part on the following:

•	the purchase price for that class of the offered certificates;

•	the rate and timing of principal payments on the mortgage loans (both voluntary and involuntary), and the allocation of principal prepayments to the various classes of offered certificates;

•	the rate and timing of shortfalls and losses on the mortgage loans and the extent to which they are allocated to or borne by that class of the offered certificates;

•	the pass-through rate for, and the other distribution terms of, your offered certificates;

•
the rate and timing of payments and other collections of principal on the mortgage loans, which in turn will be affected by amortization schedules, the dates on which balloon payments are due, incentives for a borrower to repay its mortgage loan by an anticipated repayment date and the rate and timing of principal prepayments and other unscheduled collections, including for this purpose, any prepayments occurring by application of earnout reserves or performance holdback amounts if leasing or other criteria are not satisfied, the exercise of a purchase option by tenants or others or sales or other releases of individual real properties or parcels that can result in prepayment of principal, tenant lease termination payments, collections made in connection with liquidations of mortgage loans due to defaults, casualties or condemnations affecting the mortgaged properties (including prepayment of the entire loan following significant casualties), or purchases, sales or other removals of mortgage loans from the trust fund. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Voluntary Prepayments Generally” and “—Calculation of Yield Maintenance Charges—Defeasance, Generally” and the footnotes to Annex A to this free writing prospectus for more detail);

•	the rate and timing of defaults, and the severity of losses, if any, on the mortgage loans;

•
the rate and timing of reimbursements made to the master servicers, the special servicers or the trustee for nonrecoverable advances and/or for advances previously made in respect of a worked-out mortgage loan that are not repaid at the time of the workout;

•	the rate, timing, severity and allocation of other shortfalls and expenses that reduce amounts available for distribution on the certificates; and

•	servicing decisions with respect to the mortgage loans.

We make no representation as to the anticipated rate of prepayments or losses on the mortgage loans or as to the anticipated yield to maturity of any class or certificates.

Any changes in the weighted average lives of your certificates may adversely affect your yield. In general, if you buy a certificate at a premium, and principal distributions occur faster than expected, your actual yield to maturity will be lower than expected. If principal distributions are very high, holders of certificates purchased at a premium might not fully recover their initial investment. Conversely, if you buy a certificate at a discount and principal distributions occur more slowly than expected, your actual yield to maturity will be lower than expected.

Prepayments resulting in a shortening of weighted average lives of your certificates may be made at a time of low interest rates when you may be unable to reinvest the resulting payment of principal on your certificates at a rate comparable to the effective yield you anticipated receiving in making your investment in the certificates, while delays and extensions resulting in a lengthening of those weighted average lives may occur at a time of high interest rates when you may have been able to reinvest principal payments that would otherwise have been received by you at higher rates.

In addition, the extent to which prepayments on the mortgage loans in the issuing entity ultimately affect the weighted average life of the certificates will depend on the terms of the certificates, more particularly:

•
a class of certificates that entitles the holders of those certificates to a disproportionately larger share of the prepayments on the mortgage loans increases the “call risk” or the likelihood of early retirement of that class if the rate of prepayment is relatively fast; and

•
a class of certificates that entitles the holders of the certificates to a disproportionately smaller share of the prepayments on the mortgage loans increases the likelihood of “extension risk” or an extended average life of that class if the rate of prepayment is relatively slow.

The class X-A and class X-B certificates will not be entitled to distributions of principal but instead will accrue interest on their notional amounts. The yield to investors on the class X-A certificates will be highly sensitive to the rate and timing of principal payments, including voluntary and involuntary prepayments, on the mortgage loans to the extent such payments are allocated to the class A-1, class A-2, class A-3, class A-4, class A-5, class A-SB certificates or the class A-S regular interest, and the default and loss experience on the Mortgage Loans to the extent that losses reduce the principal balances of the class A-1, class A-2, class A-3, class A-4, class A-5, class A-SB certificates or the class A-S regular interest. The yield to investors on the class X-B certificates will be highly sensitive to the rate and timing of principal payments, including voluntary and involuntary prepayments, on the mortgage loans to the extent such payments are allocated to the class D certificates or the class B and class C regular interests, and the default and loss experience on the Mortgage Loans to the extent that losses reduce the principal balance of the class D certificates or the class B and class C regular interests. Investors in the class X-A and class X-B certificates should fully consider the associated risks, including the risk that a rapid rate of amortization, prepayment or other liquidation of the mortgage loans or principal losses on the mortgage loans could result in the failure of such investors to recoup fully their initial investments.

See also “Yield and Maturity Considerations” in this free writing prospectus and “Risk Factors—Risk of Early Termination” and “Yield Considerations” in the accompanying prospectus.

The Timing of Prepayments and Repurchases and Other Liquidations May Change Your Anticipated Yield

We are not aware of any relevant publicly available or authoritative statistics with respect to the historical prepayment experiences of mortgage loans backed by commercial, multifamily and manufactured housing community properties. For this purpose, principal payments include both voluntary prepayments, if permitted, and involuntary prepayments, such as prepayments resulting from casualty or condemnation, as well as defaults and liquidations or repurchases due to breaches of representations and warranties or document defects or purchases by a mezzanine holder pursuant to a purchase option or purchases of defaulted mortgage loans.

The rate at which voluntary prepayments occur on the mortgage loans will be affected by a variety of factors, including:

•
the terms of the mortgage loans, including the length of any prepayment lockout period, the applicable yield maintenance charges and prepayment premiums and any exceptions to the foregoing prepayment restrictions;

•	the level of prevailing interest rates;

•	the availability of mortgage credit;

•	the master servicers’ or special servicers’ ability to enforce yield maintenance charges and prepayment premiums;

•	the failure to meet certain requirements for the release of escrows;

•	the occurrence of casualties or natural disasters; and

•	economic, demographic, tax, legal or other factors.

See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Prepayment Protections and Certain Involuntary Prepayments” in this free writing prospectus for a description of certain prepayment protections and other factors that may influence the rate of prepayment of the mortgage loans. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Partial Releases and Property Substitutions” and Annex A (including the related footnotes) to this free writing prospectus and “Risk Factors—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions” in the prospectus.

In addition, if a sponsor repurchases any mortgage loan from the issuing entity due to breaches of representations or warranties or document defects, the repurchase price paid will be passed through to the holders of the certificates with the same effect as if the mortgage loan had been prepaid in part or in full, and no yield maintenance charge would be payable. Additionally, mezzanine lenders may have the option to purchase the related mortgage loan after certain defaults, and in any such case, the purchase price will not include any yield maintenance payments or prepayment charges. A repurchase, a prepayment, or an exercise of a purchase option may adversely affect the yield to maturity on your certificates. Furthermore, defaulted mortgage loans and REO properties may be sold and, even if there is no loss realized upon such sale, the effect of the sale will be similar to a prepayment. In this respect, see “Description of the Mortgage Pool—Representations and Warranties” and “The Pooling and Servicing Agreement—Realization upon Defaulted Mortgage Loans” in this free writing prospectus.

Losses and Shortfalls May Change Your Anticipated Yield

The rate and timing of delinquencies, defaults, the application of involuntary payments such as liquidation proceeds, condemnation proceeds or insurance proceeds, losses and other shortfalls on mortgage loans will affect distributions on the offered certificates and their timing. Even if losses or shortfalls on the mortgage loans are not borne by your certificates, those losses or shortfalls may affect the weighted average life and yield to maturity of your certificates.

For example, certain shortfalls in interest as a result of involuntary prepayments may reduce the funds available to make payments on your certificates. In addition, if a master servicer, a special servicer, the certificate administrator or the trustee reimburses itself out of general collections on the mortgage loans included in the issuing entity for any advance that it made and has determined is not recoverable out of collections on the related mortgage loan, then to the extent that this reimbursement is made from collections of principal on the mortgage loans in the issuing entity, that reimbursement will reduce the amount of current payments or collections in respect of principal available to be distributed on the certificates, thereby extending the weighted average lives of the offered certificates, and will result in a reduction of the certificate principal balance of the certificates. See “Description of the Offered Certificates—Distributions” in this free writing prospectus. Likewise, if a master servicer, a special servicer or the trustee reimburses itself out of principal collections on the mortgage loans for any workout delayed reimbursement amounts, that reimbursement will reduce the amount of principal available to be distributed on the certificates on that distribution date. This reimbursement would have the effect of reducing current payments or collections in respect of principal on the offered certificates and extending the weighted average lives of the offered certificates. See “Description of the Offered Certificates—Distributions” in this free writing prospectus.

Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Yield

In instances where the principal portion of any balloon payment scheduled with respect to a mortgage loan is collected by the applicable master servicer following the end of the related collection period, no portion of the principal received on such payment will be passed through for distribution to the certificateholders until the subsequent distribution date, which may result in shortfalls in distributions of interest to the holders of the offered certificates in the following month. Furthermore, in such instances no provision is made for the applicable master servicer or any other party to cover any such interest shortfalls which may occur as a result. In addition, if the debt service advances and/or servicing advances are made with respect to a mortgage loan after default and the loan is thereafter worked out under terms that do not provide for the repayment of those advances in full at the time of the workout, then any reimbursements of those advances prior to the actual collection of the amount for which the advance was made may also result in shortfalls in distributions of principal to the holders of the offered certificates with certificate principal balances for the current month. Even if losses on the mortgage loans are not allocated to your particular class of offered certificates with a certificate principal balance, the losses may affect the weighted average life and yield to maturity of that class of offered certificates. In the case of any material monetary or material non-monetary default, the applicable special servicer may accelerate the maturity of the related mortgage loan, which could result in an acceleration of principal distributions to the certificateholders. The applicable special servicer may also extend or modify the mortgage loan, which could result in a substantial delay in principal distributions to the certificateholders. In addition, losses on the mortgage loans, even if not allocated to a class of offered certificates, may result in a higher percentage ownership interest evidenced by those offered certificates in the remaining mortgage loans than would otherwise have resulted absent the loss. The consequent effect on the weighted average life and yield to maturity of the offered certificates will depend upon the characteristics of those remaining mortgage loans in the trust fund.

Pass-Through Rates

The pass-through rates on one or more classes of offered certificates may be variable and may be equal to, limited by or based upon the weighted average of the net interest rates on the mortgage loans from time to time. The weighted average of the net interest rates on the mortgage loans would decline if the rate of principal payments (including for this purpose any prepayments occurring by application of earnout reserves or performance holdback amounts if leasing or other criteria are not satisfied or by reason of sales or other releases of parcels, collections made in connection with liquidations of mortgage loans due to defaults, casualties or condemnations affecting the mortgaged properties, sales of mortgage loans following default or purchases or other removals of mortgage loans from the trust fund) on or in respect of the underlying mortgage loans with higher net interest rates was faster than the rate of principal payments on the underlying mortgage loans with lower net interest rates. Accordingly, the yields on each of those classes of offered certificates will (if the pass-through rate is equal to or based upon that weighted average) or may (if the pass-through rate is limited by that weighted average) be sensitive to changes in the relative composition of the mortgage pool as a result of scheduled amortization, voluntary prepayments and liquidations of underlying mortgage loans following default. The weighted average of the net interest rates on the mortgage loans will not be affected by modifications, waivers or amendments with respect to the mortgage interest rates on the underlying mortgage loans, whether agreed to by the applicable special servicer or imposed in a bankruptcy, insolvency or similar proceeding involving the borrower, but may be affected by modifications, waivers or amendments that affect loan principal balances or amortization.

See “Yield and Maturity Considerations” in this free writing prospectus and “Yield Considerations” in the prospectus.

No Party to the Pooling and Servicing Agreement Will Be Obligated to Review the Mortgage Loans To Determine Whether Representations and Warranties Are True; Mortgage Loan Sellers or Other Responsible Parties May Not Be Able To Make a Required Repurchase or Substitution of a Defective Mortgage Loan

No party to the pooling and servicing agreement will be under any duty or obligation to review the mortgage loans to determine whether the representations and warranties made by the related mortgage loan seller are true. Accordingly, any breach of a representation or warranty that exists as of the closing date may not be discovered, if at all, for an extended period of time following the closing date.

Furthermore, in connection with the mortgage loans sold by each mortgage loan seller to us for deposit into the trust fund, that mortgage loan seller is the sole person (or, in the case of mortgage loans sold by Basis Real Estate Capital II, LLC, Basis Investment Group LLC is the sole person, or, in the case of mortgage loans sold by Liberty Island Group I LLC, that mortgage loan seller and Liberty Island Group LLC are the sole persons) (such persons, a “Responsible Repurchase Party”) obligated to repurchase or replace any such mortgage loan in connection with either a material breach of such mortgage loan seller’s representations and warranties or a material document defect that is not cured. If the respective entities described above default on such an obligation to repurchase or substitute, no other person or entity will be required to repurchase or substitute the applicable mortgage loan.

A Responsible Repurchase Party has only limited assets with which to fulfill any obligations on its part that may arise as a result of a material document defect or a material breach of any of the mortgage loan seller’s representations or warranties. We cannot assure you that a Responsible Repurchase Party will have sufficient assets and financial liquidity with which to fulfill such obligations on its part that may arise with respect to any mortgage loan as a result of the discovery of a material document defect or a material breach of representations and warranties. See “Description of the Mortgage Pool—Cures, Repurchases and Substitutions”, “Transaction Parties—The Sponsors” and “—The Originators” in this free writing prospectus.

Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded

Ratings assigned to the offered certificates by the 3 nationally recognized statistical rating organizations hired by the depositor to rate the offered securities:

•	are based, among other things, on the economic characteristics of the mortgaged properties and other relevant structural features of the transaction;

•	do not represent any assessment of the yield to maturity that a certificateholder may experience;

•	reflect only the views of the respective rating agencies as of the date such ratings were issued;

•	may be reviewed, revised, suspended, downgraded, qualified or withdrawn entirely by the applicable rating agency as a result of changes in or unavailability of information;

•	may have been determined based on criteria that included an analysis of historical mortgage loan data that may not reflect future experience;

•
may reflect assumptions regarding performance of the mortgage loans that are not accurate, as evidenced by the significant amount of downgrades, qualifications and withdrawals of ratings assigned to previously-issued CMBS by the hired rating agencies and other nationally recognized statistical rating organizations during the recent credit crisis; and

•	do not consider to what extent the offered certificates will be subject to prepayment or that the outstanding principal amount of any class of offered certificates will be prepaid.

Further, a rating of any class of offered certificates below an investment grade rating by any of the hired rating agencies or another nationally recognized statistical rating organization, whether initially or as a result of a ratings downgrade, could affect the ability of a benefit plan or other investor to purchase or retain that class of offered certificates. See “ERISA Considerations” and “Legal Investment” in this free writing prospectus and the prospectus.

In addition, certain actions provided for in loan agreements may require that a rating agency confirmation be obtained from each rating agency hired by us to rate the offered certificates as a precondition to taking such action. In certain circumstances, this condition may be deemed to have been met or waived without such a rating agency confirmation being obtained. In the event such an action is taken without a rating agency confirmation being obtained, we cannot assure you that the applicable rating agency will not downgrade, qualify or withdraw its ratings as a result of the taking of such action. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—‘Due-On-Sale’ and ‘Due-On-Encumbrance’ Provisions” in this free writing prospectus.

See “Ratings” in this free writing prospectus for additional considerations regarding the ratings, including a description of the process of obtaining ratings for the offered certificates.

We hired DBRS, Moody’s and Morningstar to rate the rated offered certificates. Other nationally recognized statistical rating organizations will be furnished with information regarding the mortgage loans and the trust fund from time to time that may enable them to issue unsolicited credit ratings on one or more classes of offered certificates. If unsolicited ratings on a particular class are lower than the ratings assigned by the hired rating agencies, those unsolicited ratings may have an adverse effect on the liquidity, market value and regulatory characteristics of that class. Neither the depositor nor any other person or entity will have any duty to notify you if any such other rating organization issues, or delivers notice of its intention to issue, unsolicited ratings on one or more classes of certificates after the date of this free writing prospectus.

Risks Relating to Interest on Advances and Special Servicing Compensation

To the extent described in this free writing prospectus, the master servicers, the special servicers or the trustee, as applicable, will be entitled to receive interest on unreimbursed advances at the “Prime Rate” as published in The Wall Street Journal. This interest will generally accrue from the date on which the related advance is made or the related expense is incurred to the date of reimbursement. In addition, under certain circumstances, including delinquencies in the payment of principal and/or interest, a mortgage loan will be specially serviced and the applicable special servicer is entitled to compensation for special servicing activities. The right to receive interest on advances or special servicing compensation is senior to the rights of certificateholders to receive distributions on the offered certificates. The payment of interest on advances and the payment of compensation to the applicable special servicer may lead to shortfalls in amounts otherwise distributable on your certificates.

The Payment of Expenses of the Trust Fund May Reduce the Amount of Distributions on Your Offered Certificates

As described in this free writing prospectus, various fees, out-of-pocket expenses and liabilities will constitute expenses of the trust fund for which the trust fund generally is not entitled to reimbursement from any person or entity, including without limitation special servicing fees, workout fees, liquidation fees, trust advisor expenses, interest on debt service advances and servicing advances and payments in respect of indemnification to which the parties to the pooling and servicing agreement are entitled. The payment of such amounts will result in shortfalls in available funds and losses to be borne by the certificateholders. In general, the various classes of certificates will bear those shortfalls and losses in reverse of distribution priority (and pro rata as among the class A-1, class A-2, class A-3, class A-4, class A-5, and class A-SB certificates and, as to interest among the class A-1, class A-2, class A-3, class A-4, class A-5, class A-SB, class X-A, class X-B, class X-C and class X-D certificates). However, in the case of trust advisor expenses, allocation of those expenses to reduce principal and/or interest in the manner we describe in this free writing prospectus may result in the holders of the class A-1, class A-2, class A-3, class A-4, class A-5, class A-SB and class D certificates, the class A-S regular interest (and, therefore, the class A-S certificates and the class A-S component of the class PEX certificates), the class B regular interest (and, therefore, the class B certificates and the class B component of the class PEX certificates) and the class C regular interest (and, therefore, the class C certificates and the class C component of the class PEX certificates) suffering a permanent loss of principal and/or (solely in the case of the class B regular interest (and, therefore, the class B certificates and the class B component of the class PEX certificates), the class C regular interest (and, therefore, the class C certificates and the class C component of the class PEX certificates) and the class D certificates) interest even though the aggregate certificate principal balance of a more subordinate class or classes of certificates has not been reduced to zero. See also “—Risks Relating to Interest on Advances and Special Servicing Compensation” and “Description of the Offered Certificates—Reductions of Interest Entitlements and the Principal Distribution Amount in Connection with Certain Trust Advisor Expenses” in this free writing prospectus.

Subordination of Subordinate Offered Certificates

As described in this free writing prospectus, unless your certificates are class A-1, class A-2, class A-3, class A-4, class A-5, class A-SB, class X-A, class X-B, class X-C or class X-D certificates, your rights to receive distributions of amounts collected or advanced on or in respect of the mortgage loans will be subordinated to those of the holders of the certificates with a higher distribution priority. As a result, you will generally bear the effects of losses on the mortgage loans and unreimbursed expenses of the trust before the holders of those other classes of certificates. See “Description of the Offered Certificates—Distributions” in this free writing prospectus.

Commencing Legal Proceedings Against Parties to the Pooling and Servicing Agreement May Be Difficult

The trustee may not be required to commence legal proceedings against third parties at the direction of any certificateholders unless, among other conditions, at least 25% of the voting rights (determined without notionally reducing the certificate principal balances of the certificates by any appraisal reduction amounts) associated with the certificates join in the demand and offer indemnification reasonably satisfactory to the trustee. Those certificateholders may not commence legal proceedings themselves unless the trustee has refused to institute proceedings after the conditions described above have been satisfied. These provisions may limit the ability of an investor in the certificates to enforce the provisions of the pooling and servicing agreement.

Your Lack of Control Over the Trust and Servicing of the Mortgage Loans Can Create Risks

Except as described below, you and other certificateholders generally do not have a right to vote and do not have the right to make decisions with respect to the administration of the issuing entity. See “The Pooling and Servicing Agreement—General” in this free writing prospectus.

Those decisions are generally made, subject to the express terms of the pooling and servicing agreement, by the master servicers, the special servicers, the certificate administrator or the trustee, as applicable. Any decision made by one of those parties in respect of the issuing entity, even if that decision is determined to be in your best interests by that party, may be contrary to the decision that you or other certificateholders would have made and may negatively affect your interests.

The actions of one or more of these parties may be affected by the rights of other such parties or the rights of third parties. This may be especially relevant for purposes of special servicing actions because of the rights of various parties to replace a special servicer (whether with or without cause) or to approve or consult with respect to major special servicing decisions.

During a subordinate control period, the majority subordinate certificateholder or the subordinate class representative on its behalf will have the right to replace either or both of the special servicers.

During a collective consultation period or a senior consultation period, the holders of at least 25% of the voting rights of the certificates (other than the class V or class R certificates) may request a vote to replace either or both of the special servicers. The subsequent vote may result in the termination and replacement of such special servicer(s) if within 180 days of the initial request for that vote the holders of at least 75% of the voting rights of all the certificates (taking into account the allocation of any appraisal reduction amounts in respect of the mortgage loans to notionally reduce the certificate principal balances of the principal balance certificates) vote affirmatively to so replace. See “The Pooling and Servicing Agreement—Replacement of the Special Servicers” in this free writing prospectus.

In addition, the subordinate class representative will have certain consent and consultation rights under the pooling and servicing agreement under certain circumstances, as described in this free writing prospectus; provided, however, that the subordinate class representative will not have such rights during a senior consultation period. See “The Pooling and Servicing Agreement—The Majority Subordinate Certificateholder and the Subordinate Class Representative” in this free writing prospectus.

In addition, while there is a trust advisor with certain obligations in respect of reviewing the compliance of each special servicer with certain of such special servicer’s obligations under the pooling and servicing agreement, the trust advisor has no consultation rights with respect to actions by such special servicer during a subordinate control period and has no consent rights at any time with respect to actions by such special servicer. In addition, the trust advisor only has the limited obligations and duties set forth in the pooling and servicing agreement, and has no fiduciary or other duty to act on behalf of the certificateholders or the issuing entity or in the best interest of any particular certificateholder. It is not intended that the trust advisor act as a surrogate for the certificateholders. Investors should not rely on the trust advisor to affect either special servicer’s actions under the pooling and servicing agreement or to monitor the actions of the subordinate class representative or either special servicer, other than to the limited extent specifically required in respect of certain actions of the special servicers at certain prescribed times under the pooling and servicing agreement.

In certain limited circumstances, certificateholders have the right to vote on matters affecting the issuing entity. In some cases these votes are by certificateholders taken as a whole and in others the vote is by class. In all cases voting is based on the outstanding certificate principal balance, which is reduced by realized losses. In certain cases with respect to the termination of a special servicer and the trust advisor, certain voting rights will also be reduced by appraisal reductions. These limitations on voting could adversely affect your ability to protect your interests with respect to matters voted on by certificateholders. See “Description of the Offered Certificates—Voting Rights” and “Transaction Parties” in this free writing prospectus.

You Will Have No Control Over the Servicing of a Non-Serviced Mortgage Loan

The Queens Atrium mortgage loan is secured by a mortgaged property that also secures a companion loan that is not an asset of the trust. To the extent the Queens Atrium companion loan is included in another securitization and the Queens Atrium mortgage loan thereby becomes a non-serviced mortgage loan, it will be serviced and administered by the master servicer and, if applicable, specially serviced by the special servicer, of the other securitization, in each case under the pooling and servicing agreement related to such other securitization. We anticipate that such other pooling and servicing agreement will provide for a servicing arrangement that is materially consistent with that under the pooling and servicing agreement relating to this securitization transaction, including the control and consultation rights granted to the related majority subordinate certificateholder and subordinate class representative (or similar party).

The Montgomery Mall mortgage loan is secured by a mortgaged property that also secures a companion loan that is an asset of the WFCM 2014-LC16 securitization. The Montgomery Mall mortgage loan and its related companion loan is serviced and administered by the WFCM 2014-LC16 master servicer and, if applicable, specially serviced by the WFCM 2014-LC16 special servicer, in each case under the WFCM 2014-LC16 pooling and servicing agreement. The WFCM 2014-LC16 pooling and servicing agreement provides for a servicing arrangement that is similar, but not identical, to the servicing arrangement under the pooling and servicing agreement relating to this securitization transaction, including the control and consultation rights granted to the related subordinate class representative.

As a result, no holders of the series 2014-C21 certificates will have any control over any servicing of the Queens Atrium or Montgomery Mall mortgage loans, except that the subordinate class representative under this series 2014-C21 securitization will have the right to consult with respect to those matters, on a non-binding basis, with each other special servicer to the extent set forth in the related intercreditor agreement.

For additional information regarding the loan combinations, see “Description of the Mortgage Pool—Additional Indebtedness—The Loan Combinations” and “The Pooling and Servicing Agreement—Servicing of the Loan Combinations” in this free writing prospectus.

The Servicing of the Queens Atrium Loan Combination Will Shift to Others

With respect to the Queens Atrium loan combination, the servicing of such loan combination will be governed by the pooling and servicing agreement only temporarily until such time as the related companion loan is securitized in a separate securitization. At that time, servicing responsibilities for such loan combination will shift to the master servicer and the special servicer under such other securitization and will be governed by the pooling and servicing agreement related to such other securitization and the related intercreditor agreement. Neither the closing date of any such securitization nor the identity of any such other master servicer or special servicer has been determined. In addition, the terms of any such other pooling and servicing agreement have not been determined, although they will be required pursuant to the related intercreditor agreement to satisfy the requirements described under “Description of the Mortgage Pool—Additional Indebtedness—The Loan Combinations” in this free writing prospectus. Prospective investors should be aware that they will not have any control over the identity of the other master servicer or special servicer, nor will they have any assurance as to the terms of the pooling and servicing agreement related to such other securitization except to the extent of compliance with the requirements referred to in the previous sentence. Moreover, regardless of whether the servicing is governed by the series 2014-C21 pooling and servicing agreement or a separate pooling and servicing agreement, the controlling class representative will not have any consent or approval rights with respect to the servicing of the related loan combination, and we anticipate that the holder of the related companion loan or the controlling party in the related securitization of such companion loan or such other party specified in the related intercreditor agreement will have rights materially consistent with those granted to the subordinate class representative in this transaction for other mortgage loans. See “Description of the Mortgage Pool—Additional Indebtedness—The Loan Combinations” in this free writing prospectus.

There Are Risks Relating to the Exchangeable Certificates

The characteristics of the class PEX certificates will reflect, in the aggregate, the characteristics of the class A-S, class B and class C certificates, which, together with the class PEX certificates, are referred to as “exchangeable certificates” in this free writing prospectus. As a result, the class PEX certificates will be subject to the same risks as the class A-S, class B and class C certificates described in this free writing prospectus. Investors are encouraged to also consider a number of factors that will limit a certificateholder’s ability to exchange exchangeable certificates:

•	At the time of a proposed exchange, a certificateholder must own exchangeable certificates in the requisite exchange proportion to make the desired exchange.

•
A certificateholder that does not own each class of the exchangeable certificates in the requisite exchange proportion may be unable to obtain the necessary exchangeable certificates because the holders of the needed certificates may be unwilling or unable to sell them or because the necessary certificates have been placed into other financial structures.

•
Principal distributions will decrease the amounts available for exchange over time and once the principal balance of the class A-S, class B or class C regular interest (and, correspondingly, the class A-S, class B or class C certificates and, to the extent evidencing an interest in the class A-S, class B or class C regular interests, the class PEX certificates) has been reduced to zero as a result of the payment in full of all interest and principal on such class, exchanges will no longer be permissible.

•	Certificates may only be held in authorized denominations.

An administrative fee may be payable by the certificateholder to DTC or any successor depository in connection with each exchange of certificates.

RISKS RELATED TO MORTGAGE LOANS AND MORTGAGED PROPERTIES

Commercial Lending is Dependent on Net Operating Income

The mortgage loans will be secured by various income producing commercial properties. The repayment of a commercial loan is typically dependent upon the ability of the related mortgaged property to produce cash flow through the collection of rents. The repayment of a mortgage loan secured by a residential cooperative property typically depends upon the payments received by the cooperative corporation from its tenant-shareholders, including any special assessments against the mortgaged property. Even the liquidation value of a commercial property is determined, in substantial part, by the capitalization of the property’s ability to produce cash flow. However, net operating income can be volatile and may be insufficient to cover debt service on the loan at any given time. See “—Underwritten Net Cash Flow Could Be Based on Incorrect or Failed Assumptions” in this free writing prospectus. See “Risk Factors—Risks of Commercial and Multifamily Lending Generally” in the prospectus for a discussion of factors that could adversely affect the net operating income and property value of commercial properties.

Underwritten Net Cash Flow Could Be Based on Incorrect or Failed Assumptions

As described in “Description of the Mortgage Pool—Certain Calculations and Definitions” and Annex A to this free writing prospectus, underwritten net cash flow means cash flow (including any cash flow from master leases) as adjusted based on a number of assumptions used by the related sponsor. No representation is made that the underwritten net cash flow set forth in this free writing prospectus as of the cut-off date or any other date represents future net cash flows. You should review these assumptions and make your own determination of the appropriate assumptions to be used in determining underwritten net cash flow. The actual net cash flow could be significantly different than the underwritten net cash flow presented in this free writing prospectus, and this would change other numerical information presented in this free writing prospectus based on or derived from the underwritten net cash flow, such as the debt service coverage ratios and debt yields presented in this free writing prospectus. With respect to any mortgaged property, underwritten net cash flow may be greater, and perhaps substantially greater than historical net cash flow.

In addition, underwritten net cash flow for residential cooperative properties is not a measure of the actual cash flow generated by such property, but rather a measure of the projected net cash flow of such property, reflected in an appraisal and determined assuming such property is operated as a multifamily rental property with rents and other income set at prevailing market rates (but taking into account the presence of existing rent regulated or rent-controlled rental tenants), reduced by underwritten property operating expenses, a market-rate vacancy assumption and projected replacement reserves, in each case as determined by the appraiser. However, the projected net cash flow used in such determinations may differ materially from the scheduled monthly maintenance payments from the tenant-stockholders upon which residential cooperatives depend.

In addition, the debt service coverage ratios and debt yields set forth in this free writing prospectus for the mortgage loans and the mortgaged properties vary, and may vary substantially, from the debt service coverage ratios and debt yields for the mortgage loans and the mortgaged properties as calculated pursuant to the definition of such ratios and yields as set forth in the related loan documents.

The Mortgage Loans Have Not Been Reunderwritten By Us

We have not reunderwritten the mortgage loans or the loan combination to determine that such mortgage loans were originated in accordance with the related originator’s underwriting guidelines. Instead, we have relied on the representations and warranties made by the related sponsor, and the remedies for breach of a representation and warranty as described under “Description of the Mortgage Pool—Representations and Warranties” and “—Cures, Repurchases and Substitutions” in this free writing prospectus.

If we had reunderwritten the mortgage loans or the loan combination, to determine whether such mortgage loans were originated in accordance with the related originator’s underwriting guidelines, it is possible that the reunderwriting process would have revealed problems with a mortgage loan not covered by a representation or warranty or may have revealed inaccuracies in the representations and warranties. See “—Other Risks—Sponsors May Not Be Able To Make Required Repurchases or Substitutions of Defective Mortgage Loans” below, and “Description of the Mortgage Pool—Representations and Warranties” and “—Cures, Repurchases and Substitutions” in this free writing prospectus.

A review has been and/will be conducted by each sponsor with respect to the assets that such sponsor is contributing to the pool as required pursuant to Rule 193 under the Securities Act of 1933, as amended. As part of such review, each sponsor and/or one of the underwriters on their behalf engaged certain third parties to assist such sponsor by comparing or recalculating certain information set forth in this free writing prospectus to a data tape or various source documents and/or reviewing certain loan and asset information. See “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines” and “Transaction Parties—The Sponsors—Wells Fargo Bank, National Association—Review of Mortgage

Loans for Which Wells Fargo Bank is the Sponsor”, “—The Royal Bank of Scotland—Review of Mortgage Loans for Which The Royal Bank of Scotland is the Sponsor”, “—Liberty Island Group I LLC—Review of Mortgage Loans for Which Liberty Island is the Sponsor”, “—Basis Real Estate Capital II, LLC—Review of Mortgage Loans for Which Basis Real Estate Capital is the Sponsor”, “—C-III Commercial Mortgage LLC—Review of Mortgage Loans for Which C3CM is the Sponsor” and “—NCB, FSB—Review of the NCB, FSB Loans” in this free writing prospectus.

The Prospective Performance of the Commercial and Multifamily Mortgage Loans Included in the Trust Fund Should Be Evaluated Separately from the Performance of the Mortgage Loans in Any of the Depositor’s Other Trusts

While there may be certain common factors affecting the performance and value of income-producing real properties in general, those factors do not apply equally to all income-producing real properties and, in many cases, there are unique factors that will affect the performance and/or value of a particular income-producing real property. Moreover, the effect of a given factor on a particular real property will depend on a number of variables, including but not limited to property type, geographic location, competition, sponsorship and other characteristics of the property and the related mortgage loan. Each income-producing real property represents a separate and distinct business venture; and, as a result, each of the multifamily and commercial mortgage loans included in one of the depositor’s trusts requires a unique underwriting analysis. Furthermore, economic and other conditions affecting real properties, whether worldwide, national, regional or local, vary over time. The performance of a pool of mortgage loans originated and outstanding under a given set of economic conditions may vary significantly from the performance of an otherwise comparable mortgage pool originated and outstanding under a different set of economic conditions. Accordingly, investors should evaluate the mortgage loans underlying the offered certificates independently from the performance of mortgage loans underlying any other series of certificates.

Static Pool Data Would Not Be Indicative of the Performance of this Pool

As a result of the distinct nature of each pool of mortgage loans, and the separate mortgage loans within the pool, this free writing prospectus does not include disclosure concerning the delinquency and loss experience of static pools of periodic originations by any sponsor of assets of the type to be securitized (known as “static pool data”). In particular, even if static pool data showed a low level of delinquencies and defaults, that would not be indicative of the performance of this pool or any other pools of mortgage loans originated by the same sponsor or sponsors. While there may be certain common factors affecting the performance and value of income-producing real properties in general, those factors do not apply equally to all income-producing real properties and, in many cases, there are unique factors that will affect the performance and/or value of a particular income-producing real property. Therefore, you should evaluate this offering on the basis of the information set forth in this free writing prospectus with respect to the mortgage loans, and not on the basis of any successful performance of other pools of securitized mortgage loans.

Appraisals May Not Reflect Current or Future Market Value of Each Property

Appraisals were obtained with respect to each of the mortgaged properties at or about the time of origination of the applicable mortgage loan (or related loan combination, if applicable) or at or around the time of the acquisition of the mortgage loan by the related sponsor. See Annex A to this free writing prospectus for dates of the latest appraisals for the mortgaged properties. Notwithstanding that all of the mortgage loans were recently underwritten (and all of the mortgage loans have appraisals dated within the 12 months prior to the cut-off date), the values of the mortgaged properties may have declined since the related mortgage loans were originated and/or may decline following the issuance of the offered certificates and any such declines may be substantial and occur in a relatively short period of time following the issuance of the offered certificates; and such declines may or may not occur for reasons that are largely unrelated to the circumstances of any particular property. In some cases, the related borrower (or an affiliate thereof) may have recently acquired a particular mortgaged property for a price below the appraised value reflected on Annex A to this free writing prospectus.

With respect to each mortgage loan secured by a residential cooperative property, the “Appraised Value” presented on Annex A of this free writing prospectus is the appraised value of such property assuming such property is operated as a residential cooperative and, in general, equals the sum of (i) the gross sellout value of all cooperative units in such residential cooperative property (applying a discount for units that are subject to existing rent-regulated or rent-controlled rental tenants as and if deemed appropriate by the appraiser), based in part on various comparable sales of cooperative apartment units in the market, plus (ii) the amount of the underlying debt encumbering such residential cooperative property. With respect to limited equity cooperatives (i.e., housing cooperatives in which eligible members purchase shares at below market prices and are subject to restrictions on the sale price for which units may be re-sold), the gross sellout value referenced in the preceding sentence is calculated without regard to any applicable sale price restrictions. The comparable sales considered in the appraisers’ estimates of gross sellout values may have occurred at properties where the cooperative entity’s underlying mortgage debt per cooperative unit was substantially more or less than that at the applicable mortgaged property. The appraisers generally made no adjustments to comparable sales statistics to account for any such differences, although monthly unit maintenance obligations may have been considered. The “Coop - Rental Value” of a residential cooperative property presented on Annex A of this free writing prospectus is the appraised value of such property assuming such property is operated as a multifamily rental property and, in general, is derived by applying an appropriate capitalization rate (as determined by the appraiser) to the underwritten net cash flow for such residential cooperative property. Such underwritten net cash flow is the projected net cash flow reflected in such appraisal and, in general, equals projected operating income at the property assuming such property is operated as a multifamily rental property with rents and other income set at prevailing market rates (but taking into account the presence of existing rent regulated or rent-controlled rental tenants), reduced by underwritten property operating expenses, a market-rate vacancy assumption and projected replacement reserves, in each case as determined by the appraiser. However, the projected net cash flow used in such determinations may differ materially from the scheduled monthly maintenance payments from the tenant-stockholders upon which residential cooperatives depend. Except where otherwise specified, all relevant loan-to-value information with respect to mortgage loans secured by residential cooperative properties is based on the appraised value of such property as described above, and assumes that such property is operated as a residential cooperative. See the footnotes to Annex A of this free writing prospectus and “—Residential Cooperative Properties Have Special Risks” in this free writing prospectus.

We cannot assure you that the information set forth in this free writing prospectus regarding appraised values or loan-to-value ratios accurately reflects past, present or future market values of the mortgaged properties. Any engineering report, site inspection or appraisal represents only the analysis of the individual engineer, inspector or appraiser preparing such report at the time of such report, and may not reveal all necessary or desirable repairs, maintenance and capital improvement items. See “Transaction Parties—The Sponsors—Wells Fargo Bank, National Association—Wells Fargo Bank’s Commercial Mortgage Loan Underwriting—Appraisals”, “—The Royal Bank of Scotland—The Royal Bank of Scotland’s Underwriting Standards—Appraisal and Loan-to-Value Ratio”, “—Liberty Island Group I LLC—Liberty Island’s Underwriting Standards and Processes—Appraisals”, “—Basis Real Estate Capital II, LLC—Basis’ Underwriting Standards and Processes—Appraisal”, “—C-III Commercial Mortgage LLC—C3CM’s Underwriting Guidelines and Processes—Assessments of Property Condition” and “—NCB, FSB—NCB, FSB’s Underwriting Standards and Processes—Appraisal” in this free writing prospectus for additional information regarding the appraisals.

Office Properties Have Special Risks

Eighteen (18) of the mortgaged properties, securing approximately 27.9% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date by allocated loan amount, are office properties. A large number of factors may adversely affect the value of office properties, including:

•	the quality of an office building’s tenants;

•	an economic decline in the business operated by the tenant;

•
the physical attributes of the building in relation to competing buildings (e.g., age, condition, design, appearance, access to transportation and ability to offer certain amenities, such as sophisticated building systems and/or business wiring requirements);

•	the physical attributes of the building with respect to the technological needs of the tenants, including the adaptability of the building to changes in the technological needs of the tenants;

•	the diversity of an office building’s tenants (or reliance on a single or dominant tenant);

•	an adverse change in population, patterns of telecommuting or sharing of office space, and employment growth (which creates demand for office space);

•	the desirability of the area as a business location; and

•	the strength and nature of the local economy, including labor costs and quality, tax environment and quality of life for employees.

Moreover, the cost of refitting office space for a new tenant is often higher than the cost of refitting other types of properties for new tenants.

If one or more major tenants at a particular office property were to close or remain vacant, we cannot assure you that such tenants would be replaced in a timely manner or without incurring material additional costs to the related borrower and resulting in adverse economic effects.

Certain of the Mortgaged Properties may be leased in whole or in part by government-sponsored tenants who are funded through government appropriations.

Further, certain of the office properties have specialty use tenants, such as dental or medical offices, labs, schools and/or parking garages, as part of the property. These mortgaged properties and the related leased space may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason. See “—Specialty Use Concentrations” and “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses” in this free writing prospectus.

Hospitality Properties Have Special Risks

Nineteen (19) of the mortgaged properties, securing approximately 18.9% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date by allocated loan amount, are hospitality properties. Various factors may adversely affect the economic performance of a hospitality property, including:

•	adverse economic and social conditions, either local, regional or national (which may limit the amount that can be charged for a room and reduce occupancy levels);

•	the quality of hospitality property management;

•	the presence or construction of competing hotels or resorts;

•	continuing expenditures for modernizing, refurbishing and maintaining existing facilities prior to the expiration of their anticipated useful lives;

•	ability to convert to alternative uses which may not be readily made;

•	the lack of a franchise affiliation, or the loss of a franchise affiliation or a deterioration in the reputation of the franchise;

•	a deterioration in the financial strength or managerial capabilities of the owner or operator of a hospitality property;

•
changes in travel patterns caused by general adverse economic conditions, fear of terrorist attacks, adverse weather conditions and changes in access, energy prices, strikes, travel costs, relocation of highways, the construction of additional highways, concerns about travel safety or other factors;

•	whether management contracts or franchise agreements are renewed or extended upon expiration;

•	desirability of particular locations;

•	the location of the property (for example, a change in the neighborhood over time or increased crime in the neighborhood);

•	location, quality and management company or franchise affiliation, each of which affects the economic performance of a hospitality property; and

•	relative illiquidity of hospitality investments which limits the ability of the borrowers and property managers to respond to changes in economic or other conditions.

Because rooms are generally rented for short periods of time, the financial performance of hospitality properties tends to be affected by adverse economic conditions and competition more quickly than other commercial properties. Additionally, as a result of high operating costs, relatively small decreases in revenue can cause significant stress on a property’s cash flow. Furthermore, events and perceptions that affect levels and patterns of travel, whether economic in nature, such as a credit crisis, or noneconomic in nature, such as the previous terrorist attacks in the United States and the potential for future terrorist attacks, may have rapidly occurring adverse effects on the occupancy rates and, accordingly, the financial performance of hospitality properties.

Moreover, the hospitality and lodging industry is generally seasonal in nature and different seasons affect different hospitality properties differently depending on type and location. This seasonality can be expected to cause periodic fluctuations in a hospitality property’s room and restaurant revenues, occupancy levels, room rates and operating expenses. We cannot assure you that cash flow will be sufficient to offset any shortfalls that occur at the mortgaged property during slower periods or that the related mortgage loans provide for seasonality reserves, or if seasonality reserves are provided for, that such reserves will be funded or will be sufficient or available to fund such shortfalls.

The liquor licenses for hospitality properties are usually held by affiliates of the borrowers, unaffiliated managers or operating lessees. The laws and regulations relating to liquor licenses generally prohibit the transfer of such licenses. In the event of a foreclosure of a hospitality property that holds a liquor license, the issuing entity or a purchaser in a foreclosure sale would likely have to apply for a new license, which might not be granted or might be granted only after a delay that could be significant. There can be no assurance that a new license could be obtained promptly or at all. The lack of a liquor license in a full service hospitality property could have an adverse impact on the revenue from the related mortgaged property or on the hospitality property’s occupancy rate.

Multifamily Properties Have Special Risks

Twenty-four (24) of the mortgaged properties, securing approximately 16.0% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date by allocated loan amount, are multifamily properties (which are not residential cooperative properties). A large number of factors may adversely affect the value and successful operation of a multifamily property, including:

•	the physical attributes of the apartment building such as its age, condition, design, appearance, access to transportation and construction quality;

•	the quality of property management;

•	the location of the property (for example, a proximity to employment opportunities and services or a change in the neighborhood over time or increased crime in the neighborhood);

•	the ability of management to provide adequate maintenance and insurance;

•	the types of services or amenities that the property provides;

•	the property’s reputation;

•	the level of mortgage interest rates, which may encourage tenants to purchase rather than lease housing;

•	the generally short terms of residential leases and the need for continued reletting;

•	rent concessions and month-to-month leases, which may impact cash flow at the property;

•	the presence of competing properties and residential developments in the local market;

•
the tenant mix, such as the tenant population being predominantly students or military personnel or being heavily dependent on workers from a particular business or industry or workers related to a local military base;

•
the unit-type mix, such as units that are fully-furnished and designed for corporate users may be susceptible to volatility due to reliance on continued corporate or institutional demand and the use of shorter-term leases than conventional apartment units;

•
in the case of student housing facilities or properties leased primarily to students, which may be more susceptible to damage or wear and tear than other types of multifamily housing, the reliance on the financial well-being of the college or university to which it relates, competition from on campus housing units, which may adversely affect occupancy, the physical layout of the housing, which may not be readily convertible to traditional multifamily use, and that student tenants have a higher turnover rate than other types of multifamily tenants, which in certain cases is compounded by the fact that student leases are available for periods of less than 12 months;

•	restrictions on the age of tenants who may reside at the property;

•	dependence upon governmental programs that provide rent subsidies to tenants pursuant to tenant voucher programs, which vouchers may be used at other properties and influence tenant mobility;

•
adverse local, regional or national economic conditions, which may limit the amount of rent that may be charged and may result in a reduction of timely rent payments or a reduction in occupancy levels;

•	state and local regulations, which may affect the building owner’s ability to increase rent to market rent for an equivalent apartment;

•	government assistance/rent subsidy programs; and

•	national, state or local politics.

See “—Various Limitations and Restrictions Imposed by Affordable Housing Covenants or Programs May Result in Losses on the Mortgage Loans” and “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans” in this free writing prospectus.

Certain states regulate the relationship of an owner of a multifamily property and its tenants. Commonly, these laws require a written lease, good cause for eviction, disclosure of fees, and notification to residents of changed land use, while prohibiting unreasonable rules, retaliatory evictions, and restrictions on a resident’s choice of unit vendors. Multifamily property owners have been the subject of suits under state “Unfair and Deceptive Practices Acts” and other general consumer protection statutes for coercive, abusive or unconscionable leasing and sales practices. A few states offer more significant protection. For example, in some states, there are provisions under law that limit the bases on which a landlord may terminate a tenancy or increase rent or prohibit a landlord from terminating a tenancy solely by reason of the sale of the owner’s building.

In addition to state regulation of the landlord-tenant relationship, numerous counties and municipalities impose rent control or rent stabilization on multifamily properties. These ordinances may limit rent increases to fixed percentages, to percentages of increases in the consumer price index, to increases set or approved by a governmental agency, or to increases determined through mediation or binding arbitration. Any limitations on a borrower’s ability to raise property rents may impair such borrower’s ability to repay its multifamily loan from its net operating income or the proceeds of a sale or refinancing of the related multifamily property or the lender’s proceeds of a sale of the property following foreclosure.

Risks Relating to Affiliation with a Franchise or Hotel Management Company

The performance of a hospitality property affiliated with a franchise or hotel management company depends in part on:

•	the continued existence and financial strength of the franchisor or hotel management company;

•	the public perception of the franchise or hotel chain service mark; and

•	the duration of the franchise, license or management agreements.

Certain of the franchise agreements or management agreements may, by their express provisions, expire during the term of the related mortgage loan. No assurance can be given that such agreements will be renewed. In addition, the continuation of a franchise agreement, license agreement or management agreement is subject to specified operating standards and other terms and conditions set forth in such agreements. The failure of a borrower to maintain such standards or adhere to other applicable terms and conditions could result in the loss or cancellation of their rights under the franchise agreement, license agreement or management agreement. There can be no assurance that a replacement franchise could be obtained in the event of termination. In addition, replacement franchises and/or hotel managers may require significantly higher fees as well as the investment of capital to bring the hospitality property into compliance with the requirements of the replacement franchisor and/or hotel managers. Any provision in a franchise agreement, license agreement or management agreement providing for termination because of a bankruptcy of a franchisor or manager generally will not be enforceable.

The transferability of franchise agreements and license agreements is restricted. In the event of a foreclosure, the lender or its agent may not have the right to use the franchise license without the franchisor’s consent. Conversely, in the case of certain mortgage loans, the lender may be unable to remove a franchisor or a hotel management company that it desires to replace prior to a foreclosure except in limited circumstances or following a foreclosure. If a franchisor or hotel management company cannot be terminated and the related franchise/license/management agreement imposes restrictions on transferees of the subject hospitality property, the liquidation value of that hospitality property could be materially impaired.

Certain of the franchise agreements and license agreements may grant the franchisor a right of first offer to purchase the related mortgaged property if it is offered for sale or a purchase option with respect to the related mortgaged property if it is otherwise going to be transferred to a competitor of the franchisor, including in connection with a foreclosure. See Representations and Warranties No. 8 (Permitted Liens; Title Insurance) on Annex E-1 and the exceptions thereto on Annex E-2 to this free writing prospectus (subject to the limitations and qualifications set forth in the preamble to Annex E-1 to this free writing prospectus).

In some cases where a hospitality property is subject to a license or franchise agreement, the licensor or franchisor has required the completion of various repairs and/or renovations pursuant to a property improvement plan issued by the franchisor. Failure to complete such repairs and/or renovations in accordance with the plan could result in the hospitality property’s losing its license or franchise. Annex A sets forth the amount of reserves, if any, established under the related mortgage loans in connection with any such repairs and/or renovations. We cannot assure you that any such amount reserved will be sufficient to complete the repairs and/or renovations required with respect to any affected hospitality property. In addition, in some cases, that reserve will be maintained by the franchisor or property manager. Furthermore, the lender may not require a reserve for repairs and/or renovations in all instances. See “Description of the Mortgage Pool—Redevelopment and Renovation” in this free writing prospectus.

In addition, there may be risks associated with hospitality properties that have not entered into or become a party to a franchise agreement. Hospitality properties often enter into franchise agreements in order to align the hospitality property with a certain public perception or to benefit from a centralized reservation system. We cannot assure you that hospitality properties that lack such benefits will be able to operate successfully on an independent basis. See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans—Property Type Concentrations” in this free writing prospectus.

Retail Properties Have Special Risks

Nineteen (19) of the mortgaged properties, securing approximately 16.7% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date by allocated loan amount, are retail properties. The value of retail properties is significantly affected by the quality of the tenants as well as fundamental aspects of real estate, such as location and market demographics. The correlation between success of tenant business and a retail property’s value may be more direct with respect to retail properties than other types of commercial property because a component of the total rent paid by certain retail tenants is often tied to a percentage of gross sales.

Whether a retail property is “anchored”, “shadow anchored” or “unanchored” is also an important consideration. Retail properties that have anchor tenant-owned stores often have reciprocal easement and operating agreements (each, an “REA”) between the retail property owner and tenants containing certain operating and maintenance covenants. Although an anchor tenant is required to pay a contribution toward common area maintenance and real estate taxes on the improvements and related real property, an anchor tenant that owns its own parcel does not pay rent. However, the presence or absence of an “anchor tenant” or a “shadow anchor tenant” in or near a retail property also can be important because anchors play a key role in generating customer traffic and making a center desirable for other tenants. Many of the retail properties that will secure one or more mortgage loans will also have shadow anchor tenants. An “anchor tenant” is located on the related mortgaged property, usually proportionately larger in size than most or all other tenants in the mortgaged property and is vital in attracting customers to a retail property. A “shadow anchor tenant” is usually proportionally larger in size than most tenants in the mortgaged property, is important in attracting customers to a retail property and is located sufficiently close and convenient to the mortgaged property so as to influence and attract potential customers, but is not located on the mortgaged property. The economic performance of an anchored or shadow anchored retail property will consequently be adversely affected by:

•	an anchor tenant’s or shadow anchor tenant’s failure to renew its lease or termination of an anchor tenant’s or shadow anchor tenant’s lease;

•	if the anchor tenant or shadow anchor tenant decides to vacate;

•	the bankruptcy or economic decline of an anchor tenant, shadow anchor tenant or self-owned anchor; or

•
the cessation of the business of an anchor tenant, a shadow anchor tenant or of a self-owned anchor or a change in use or in the nature of its retail operations (notwithstanding its continued payment of rent).

If anchor stores in a mortgaged property were to close, the related borrower may be unable to replace those anchors in a timely manner or without suffering adverse economic consequences. In addition, it is common for anchor tenants and non-anchor tenants at anchored or shadowed anchored retail centers to have co-tenancy clauses and/or operating covenants in their leases or operating agreements which permit those anchor tenants and/or non-anchor tenants to cease operating, reduce rent or terminate their leases if the anchor or shadow anchor tenant goes dark. Even if non-anchor tenants do not have termination or rent abatement rights, because the anchor or shadow anchor tenant plays a key role in generating customer traffic and making a center desirable for other tenants, the loss of an anchor tenant may have a material adverse impact on the non-anchor tenant’s ability to operate, which may in turn adversely impact the borrower’s ability to meet its obligations under the related loan documents. In addition, in the event that a “shadow anchor” fails to renew its lease, terminates its lease or otherwise ceases to conduct business within a close proximity to the mortgaged property, customer traffic at the mortgaged property may be substantially reduced. If an anchor tenant goes dark but continues to pay rent under its lease, generally the borrower’s only remedy is to terminate that lease after the anchor tenant has been dark for a specified amount of time.

We cannot assure you that if anchor tenants or shadow anchor tenants at a particular mortgaged property were to close or otherwise become vacant or remain vacant, such anchor tenants or shadow anchor tenants, as applicable, would be replaced in a timely manner or, if part of the collateral for the related mortgage loan, without incurring material additional costs to the related borrower and resulting in adverse economic effects. See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans—Property Type Concentrations” in this free writing prospectus.

In the case of the mortgage loan secured by the mortgaged property identified on Annex A to this free writing prospectus as Montgomery Mall, representing approximately 3.2% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date by allocated loan amount, the related mortgaged property is a portion of a regional mall. J.C. Penney and Sears, Roebuck & Co. are anchor tenants at the mall, although Sears, Roebuck & Co. is not part of the collateral for the related mortgage loan. Certain of the tenant leases at the related mortgaged property may permit tenants to terminate their leases and/or abate or reduce rent if J.C. Penney or Sears terminates its lease or goes dark. On May 15, 2014, J.C. Penney reported a net loss of $352 million for the first fiscal quarter of 2014. We cannot assure you that J.C. Penney will not continue to report earnings losses or otherwise exhibit signs of financial distress or that its stores will remain open for business. In addition, a recent analyst report indicated it expects that Sears, Roebuck & Co. may close a number of stores in the coming years. In addition, on May 22, 2014, Sears Holdings Corporation announced the closure of approximately 80 stores in 2014 and indicated that it may close additional stores during the remainder of the year. While Sears Holdings Corporation has not identified specific stores slated to close, we cannot assure you that any such store closings will not have a material adverse effect on any mortgaged properties that have Sears or Sears Outlet as a tenant.

Certain of the tenants or anchor stores of the retail properties may have operating covenants in their leases or operating agreements which permit those tenants or anchor stores to cease operating, reduce rent or terminate their leases if the subject store is not meeting the minimum sales requirement under its lease.

Certain tenant (including anchor tenant) estoppels will have been obtained in connection with the origination of the mortgage loans (or related loan combination) that identify disputes between the related borrower and the applicable tenant, or alleged defaults or potential defaults by the applicable property owner under the lease or REA. Such disputes, defaults or potential defaults, could lead to a termination or attempted termination of the applicable lease or REA by the tenant or to litigation against the related borrower. We cannot assure you that these tenant disputes will not have a material adverse effect on the ability of the related borrowers to repay their mortgage loans. In addition, we cannot assure you that the tenant estoppels obtained identify all potential disputes that may arise with tenants. See “Description of the Mortgage Pool—Tenant or Other Third Party Issues” and Representations and Warranties No. 44 (Lease Estoppels) on Annex E-1 to this free writing prospectus and the exceptions thereto on Annex E-2 to this free writing prospectus (subject to the limitations and qualifications set forth in the preamble to Annex E-1 to this free writing prospectus).

Rental payments from tenants of retail properties typically comprise the largest portion of the net operating income of those mortgaged properties. We cannot assure you that the rate of occupancy at the stores will remain at the levels described in the related free writing prospectus or that the net operating income contributed by the mortgaged properties will remain at the level specified in the related free writing prospectus or past levels.

Borrowers and property managers of mortgaged properties may own, and in the future property managers of mortgaged properties and affiliates of borrowers may develop or acquire, additional properties and lease space in other properties in the same market areas where the mortgaged properties are located. Property managers at the related mortgaged properties also may manage competing properties. None of the property managers or any other party has any duty to favor the leasing of space in the mortgaged properties over the leasing of space in other properties, one or more of which may be adjacent to, or near, the mortgaged properties.

Retail properties also face competition from sources outside a given real estate market. For example, all of the following compete with more traditional retail properties for consumer dollars:  factory outlet centers, discount shopping centers and clubs, catalogue retailers, home shopping networks, internet websites, and telemarketing. Continued growth of these alternative retail outlets (which often have lower operating costs) could adversely affect the rents collectible at the retail properties included in the pool of mortgage loans, as well as the income from, and market value of, the mortgaged properties and the related borrower’s ability to refinance such property. Moreover, additional competing retail properties may be built in the areas where the retail properties are located.

Certain of the retail properties have specialty use tenants, such as movie theaters, health clubs, fitness centers, gyms, dance studios, karate studios, cold storage facilities, gas stations, dental or medical offices, restaurants, bakeries and/or parking garages, as part of the mortgaged property. These mortgaged properties and the related leased space may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason. For example, because of unique construction and/or equipment requirements of theaters and restaurants, any vacant space designed for such purposes would not easily be converted to other uses. In such cases, aspects of building site design and adaptability affect the value of properties with such tenants and other retailers at the mortgaged property. In addition, the limited adaptability of certain shopping malls that have proven unprofitable has recently resulted in extremely high loss severities on mortgage loans secured by those shopping malls, which mortgage loans may have been owned by commercial mortgage-backed securitization trusts. In one particular case, a significant amount of advances made by the applicable servicer(s) of a mortgage loan secured by a shopping mall property, combined with low liquidation proceeds in respect of that property, resulted in a loss severity exceeding 100% of the outstanding principal balance of that mortgage loan. Further, decreasing patronage at a theater or restaurant tenant could adversely affect revenue of the tenant, which may, in turn, cause the tenant to experience financial difficulties, resulting in downgrades in their credit, lease defaults, and, in certain cases, bankruptcy filings. Additionally, theater and restaurant receipts are also affected not only by objective factors but by subjective factors. See “—Specialty Use Concentrations”, “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”, “—Performance of the Certificates Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” and “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans” below in this free writing prospectus.

Industrial Properties Have Special Risks

Seventeen (17) of the mortgaged properties, securing approximately 6.7% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date by allocated loan amount, are industrial properties. Significant factors determining the value of industrial properties are:

•	the quality of tenants;

•	reduced demand for industrial space because of a decline in a particular industry segment;

•	the property becoming functionally obsolete;

•	building design and adaptability;

•	unavailability of labor sources;

•	changes in access, energy prices, strikes, relocation of highways, the construction of additional highways or other factors;

•	changes in proximity of supply sources;

•	the expenses of converting a previously adapted space to general use; and

•	the location of the property.

Concerns about the quality of tenants, particularly major tenants, are similar in both office properties and industrial properties, although industrial properties may be more frequently dependent on a single or a few tenants.

Industrial properties may be adversely affected by reduced demand for industrial space occasioned by a decline in a particular industry segment (for example, a decline in defense spending), and a particular industrial or warehouse property that suited the needs of its original tenant may be difficult to relet to another tenant or may become functionally obsolete relative to newer properties. In addition, lease terms with respect to industrial properties are generally for shorter periods of time and may result in a substantial percentage of leases expiring in the same year at any particular industrial property. In addition, mortgaged properties used for many industrial purposes are more prone to environmental concerns than other property types.

Aspects of building site design and adaptability affect the value of an industrial property. Site characteristics that are generally desirable to a warehouse/industrial property include high clear ceiling heights, wide column spacing, a large number of bays (loading docks) and large bay depths, divisibility, a layout that can accommodate large truck minimum turning radii and overall functionality and accessibility.

In addition, because of unique construction requirements of many industrial properties, any vacant industrial property space may not be easily converted to other uses. Thus, if the operation of any of the industrial properties becomes unprofitable due to competition, age of the improvements or other factors such that the borrower becomes unable to meet its obligations on the related mortgage loan, the liquidation value of that industrial property may be substantially less, relative to the amount owing on the related mortgage loan, than would be the case if the industrial property were readily adaptable to other uses.

Location is also important because an industrial property requires the availability of labor sources, proximity to supply sources and customers and accessibility to rail lines, major roadways and other distribution channels.

Further, certain of the industrial properties have tenants that are subject to risks unique to their business, such as cold storage facilities. Such facilities require customized refrigeration design,

rendering them less readily convertible to alternative uses. See “—Cold Storage Facilities Have Special Risks” and “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans—Property Type Concentration” in this free writing prospectus.

Cold Storage Facilities Have Special Risks

One (1) of the mortgaged properties (which is also 1 of the 17 industrial properties), securing approximately 1.0% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, is partially secured by an industrial property that is leased to the tenant for utilization as refrigerated distribution/warehouse facilities, which we refer to as “cold storage facilities.”  Significant factors determining the value of cold storage facilities include the quality and mix of customers, the location of the property, availability of labor sources, the age, design and construction quality of the facilities, energy costs, proximity to customers and accessibility of rail lines, major roadways and other distribution channels. Warehousing sales can be seasonal, depending on the timing and availability of livestock, seafood and crops grown for frozen food production and the seasonal build-up of certain products for holiday consumption.

The tenant at the cold storage facility is in the food industry. The food industry may be affected by outbreaks of diseases among crops or livestock that could have a negative effect on the supply of the affected products. Livestock diseases such as Asian bird flu may adversely affect consumer demand for related products. Declines in domestic consumption or foreign exports of various foods could lead to a reduced demand for cold storage facilities and negatively impact the mortgage loan secured by the cold storage facility.

Typically, cold storage facility operators enter into one-month leasing arrangements with their customers, which require the tenants to pay for the space rented even if it is not fully used during that month. These agreements tend to be rolling arrangements with their consistent tenant base. Although there can be no assurances that customers will continue to enter into their cold storage arrangements from one month to the next, in many cases a customer’s current cold storage provider has a competitive advantage due to the proximity to customer processing plants and familiarity with the logistical requirements of storing and transporting the customer’s products. An interruption or reduction in demand for a customer’s products or a decline in a particular industry segment could result in a decrease of sales and overall profitability at a cold storage facility. A facility that suited the needs of its original customer may be difficult to relet to another customer.

Cold storage facilities, in particular production facilities dedicated to a single customer, may not be easily convertible to an alternate use and if not used as a cold storage facility, the actual market value of such properties may be substantially lower than its current appraised value.

Manufactured Housing Community Properties Have Special Risks

Fourteen (14) of the mortgaged properties, securing approximately 5.1% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date by allocated loan amount, are manufactured housing community properties.

Mortgage loans secured by liens on manufactured housing community properties pose risks not associated with mortgage loans secured by liens on other types of income-producing real estate.

The successful operation of a manufactured housing community property may depend upon the number of other competing residential developments in the local market, such as:

•	other manufactured housing community properties;

•	apartment buildings; and

•	site-built single family homes.

Other factors affecting the successful operation of a manufactured housing community property may also include:

•	the physical attributes of the community, including its age and appearance;

•
the location of the manufactured housing community property (for example, proximity to employment opportunities and services or a change in the neighborhood over time or increased crime in the neighborhood);

•	the ability of management to provide adequate maintenance and insurance;

•	the types of services or amenities it provides;

•	the property’s reputation; and

•
state and local regulations, including rent control and rent stabilization as well as tenant association rights. See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans—Property Type Concentrations” in this free writing prospectus.

Manufactured housing community properties are “special purpose” properties that generally cannot be readily converted to general residential, retail or office use. Thus, if the operation of any of the manufactured housing community properties becomes unprofitable due to competition, age of the improvements or other factors such that the borrower becomes unable to meet its obligations on the related mortgage loan, the liquidation value of that manufactured housing community property may be substantially less, relative to the amount owing on the related mortgage loan, than would be the case if the manufactured housing community property were readily adaptable to other uses.

Some of the manufactured housing community mortgaged properties securing mortgage loans in the issuing entity may be subject to rent control and other laws regulating the relationship between a property owner and its residential tenants.

Additionally, certain manufactured housing community properties securing mortgage loans in the issuing entity are, in whole or in part, age-restricted to individuals that, in general, are 55 years of age or older. Such restrictions limit the related mortgaged properties’ potential residents and may affect property performance.

Some of the manufactured housing community mortgaged properties securing mortgage loans in the issuing entity have a material number of recreational vehicle pads. Tenants for such pads tend to be more transient and the net cash flow for, and the level of occupancy at, the related mortgaged property may be subject to greater fluctuations.

Some of the manufactured housing community mortgaged properties securing the mortgage loans in the issuing entity have leased homes that are currently owned by the related borrower or an affiliate thereof and rented by the respective tenants like apartments. In circumstances where the leased homes are owned by an affiliate of the borrower, the related pads may, in some cases, be subject to a master lease with that affiliate. In such cases, the tenants will tend to be more transient and less tied to the property than if they owned their own home. Such leased homes do not, in all (or, possibly, in any) such cases, constitute collateral for the related mortgage loan. Some of the leased homes that are not collateral for the related mortgage loan are rented on a lease-to-own basis. In cases where the borrower itself owns, leases, sells and/or finances the sale of homes, that borrower may not fully satisfy the criteria for being a special purpose entity in all circumstances. See also Representations and Warranties No. 33 (Single-Purpose Entity) on Annex E-1 to this free writing prospectus and the exceptions thereto on Annex E-2 to this free writing prospectus (subject to the limitations and qualifications set forth in the preamble to Annex E-1 to this free writing prospectus).

Some of the manufactured housing community mortgaged properties securing the mortgage loans in the issuing entity are not connected to public water and sewer systems. In such cases, the borrower could incur a substantial expense if it were required to connect the property to such systems in the future. In addition, the use of well water and/or septic systems or private sewage treatment facilities enhances the likelihood that the property could be adversely affected by a recognized environmental condition that impacts soil and groundwater.

Some of the manufactured housing community mortgaged properties securing the mortgage loans in the issuing entity have tenants that may not have leases and, accordingly, that are not obligated to remain at such mortgaged property for any extended period.

Depending on the location of a manufactured housing community property, occupancy and collections may be highly seasonal. For example, a manufactured housing community in a warm weather state might earn most of its income from late fall to early spring.

Because tenants at manufactured housing communities tend to be of modest income and means and sometimes unstable employment, they are frequently late or delinquent on rent, even in cases where the tenant may ultimately pay all its rent due over time. Accordingly, a higher percentage of rental payments may be delinquent than in the case of other income producing properties.

Some of the manufactured housing community mortgaged properties securing the mortgage loans in the issuing entity are located, in whole or in part, in a flood zone that requires the related borrower to maintain flood insurance if it owns any material structures located therein. Flood insurance may not be available for onsite water and sewer treatment facilities. In addition, even if there are no material borrower-owned structures located in that flood zone, the potential for flooding may be a deterrent to tenants. See “—Availability of Earthquake, Flood and Other Insurance” in this free writing prospectus and Representations and Warranties No. 18 (Insurance) on Annex E-1 to this free writing prospectus and the exceptions thereto on Annex E-2 to this free writing prospectus (subject to the limitations and qualifications set forth in the preamble to Annex E-1 to this free writing prospectus).

Self-Storage Properties Have Special Risks

Nineteen (19) of the mortgaged properties, securing approximately 3.8% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date by allocated loan amount, are self-storage properties. Self-storage properties are considered vulnerable to new competition, because both acquisition costs and break-even occupancy are relatively low. The conversion of self-storage facilities to alternative uses would generally require substantial capital expenditures. Thus, if the operation of any of the self-storage mortgaged properties becomes unprofitable due to:

•	decreased demand;

•	competition;

•	lack of proximity to apartment complexes or commercial users;

•	apartment tenants moving to single-family homes;

•	decline in services rendered, including security;

•	dependence on business activity ancillary to renting units;

•	dependence on a student population or military personnel or workers from a particular business or industry or workers related to a local military base

•	age of improvements; or

•	other factors,

such that the borrower becomes unable to meet its obligations on the related mortgage loan, the liquidation value of that self-storage mortgaged property may be substantially less, relative to the amount owed on the mortgage loan, than if the self-storage mortgaged property were readily adaptable to other uses.

Some of the self-storage mortgaged properties may also derive a material portion of their income from leasing covered and uncovered boat and/or recreational vehicle storage spaces, as well as from U-Haul rentals, supply sales, late fees and/or sales of the contents of defaulted storage units.

Storage Units at Self-Storage Properties Are Not Subject to Environmental Inspections and May Contain Hazardous Substances

Tenants at self-storage properties tend to require and receive privacy, anonymity and efficient access, each of which may heighten environmental and other risks related to such property as the borrower may be unaware of the contents in any self-storage unit. No environmental assessment of a mortgaged property included an inspection of the contents of the self-storage units at the self-storage mortgaged properties and there is no assurance that all of the units included in the self-storage mortgaged properties are free from hazardous substances or other pollutants or contaminants or will remain so in the future.

Self-Storage Properties May Be Adversely Affected by Affiliation with Franchises

Certain mortgage loans secured by self-storage properties may be affiliated with a franchise company through a franchise agreement. The performance of a self-storage property affiliated with a franchise company may be affected by the continued existence and financial strength of the franchisor, the public perception of a service mark, and the duration of the franchise agreement. The transferability of franchise license agreements is generally restricted. In the event of a foreclosure, the lender or its agent may not have the right to use the franchise license without the franchisor’s consent.

Residential Cooperative Properties Have Special Risks

Fifteen (15) of the mortgaged properties, securing approximately 4.2% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, are residential cooperative properties. Various factors may adversely affect the value and successful operation of a residential cooperative property, which could adversely affect payments on your certificates, including:

•
The value and successful operation of a residential cooperative property may be impacted by the same factors which may impact the economic performance of a multifamily property; see “—Multifamily Properties Have Special Risks” in this free writing prospectus;

•	the ability of tenants to remain in a cooperative property after its conversion from a rental property, at below market rents and subject to applicable rent control and stabilization laws;

•
the primary dependence of a borrower upon maintenance payments and any rental income from units or commercial areas to meet debt service obligations and the discretion afforded to the cooperative board of directors to establish maintenance charges payable by tenant-shareholders;

•
the concentration of shares relating to units of the sponsor, owner or investor after conversion from rental housing, which may result in an inability to meet debt service obligations on the corporation’s mortgage loan if the sponsor, owner or investor is unable to make the required maintenance payments;

•
the failure of a borrower to qualify for favorable tax treatment as a “cooperative housing corporation” in any one or more years, which may reduce the cash flow available to make payments on the related mortgage loan;

•
that, upon foreclosure, in the event a cooperative property becomes a rental property, all or certain units at that rental property could be subject to rent control, stabilization and tenants’ rights laws, at below market rents, which may affect rental income levels and the marketability and sale proceeds of the rental property as a whole; and

•
that certain of the residential cooperative properties receive rent subsidies from the United States Department of Housing and Urban Development under its Section 8 program or otherwise or are otherwise required to be utilized, in whole or in part, as affordable housing.

A residential cooperative building and the land under the building are owned or leased by a non-profit residential cooperative corporation. Its tenants own stock, shares or membership certificates in the corporation. This ownership entitles the tenant-stockholders to proprietary leases or occupancy agreements which confer exclusive rights to occupy specific units. Generally, the tenant-stockholders make monthly maintenance payments which represent their share of the cooperative corporation’s mortgage loan payments, real property taxes, maintenance, contributions to reserves and other expenses, less any income the corporation may receive. These payments are in addition to any payments of principal and interest the tenant-stockholder may be required to make on any loans secured by its shares in the cooperative.

With respect to the residential cooperative mortgage loans sold to the trust by NCB, FSB, due to attributes particular to residential housing cooperatives, certain information presented with respect to such mortgage loans differs from that presented for other mortgage loans included in the trust. Several of these differences are particularly relevant to your consideration of an investment in the offered certificates. In particular, the manner in which loan-to-value ratios, debt service coverage ratios and debt yields are calculated for the residential cooperative mortgage loans sold to the trust by NCB, FSB differs from the manner in which such calculations are made for other mortgage loans included in the trust. For example, the appraised value of such a residential cooperative property used for purposes of determining the loan-to-value ratio for the related mortgage loan as of any date is the value estimate reflected in an appraisal of such residential cooperative property determined as if such residential cooperative property is operated as a residential cooperative and, in general, equals the sum of (i) the gross sellout value of all cooperative units in such residential cooperative property (applying a discount for units that are subject to existing rent-regulated or rent-controlled rental tenants as and if deemed appropriate by the appraiser), based in part on various comparable sales of cooperative apartment units in the market, plus (ii) the amount of the underlying debt encumbering such residential cooperative property. This value, based upon the most recent appraisal as of the Cut-off Date, is reflected as the “Appraised Value” of a residential cooperative property on Annex A of this free writing prospectus. With respect to limited equity cooperatives (i.e., housing cooperatives in which eligible members purchase shares at below market prices and are subject to restrictions on the sale price for which units may be re-sold), the gross sellout value referenced in the preceding sentence is calculated without regard to any applicable sale price restrictions. The comparable sales considered in the appraisers’ estimates of gross sellout values may have occurred at properties where the cooperative entity’s underlying mortgage debt per cooperative unit was substantially more or less than that at the applicable mortgaged property. The appraisers generally made no adjustments to comparable sales statistics to account for any such differences, although monthly unit maintenance obligations may have been considered. A residential cooperative property is also valued as a multifamily rental property to determine a “Coop - Rental Value” as set forth on Annex A to this free writing prospectus. The value of a residential cooperative property as a multifamily rental property is the value estimate reflected in an appraisal of such residential cooperative property and, in general, is derived by applying an appropriate capitalization rate (as determined by the appraiser) to the underwritten net cash flow for such residential cooperative property. In addition, for purposes of determining the debt service coverage ratio and debt yield for a residential cooperative mortgage loan, the “underwritten net cash flow” for a residential cooperative property and the “underwritten net operating income” for a residential cooperative property is the projected net cash flow reflected in an appraisal of such residential cooperative property and, in general, equals projected operating income at the property assuming such property is operated as a rental property with rents and other income set at prevailing market rates (but taking into account the presence of existing rent-regulated or rent-controlled rental tenants), reduced by underwritten property operating expenses, a market-rate vacancy assumption and projected replacement reserves, in each case as determined by the appraiser. However, the projected net cash flow used in such determinations may differ materially from the scheduled monthly maintenance payments from the tenant-stockholders upon which residential cooperatives depend. The loan-to-value ratios, debt service coverage ratios and debt yields presented herein with respect to a residential cooperative mortgage loan may differ from the loan-to-value ratios, debt service coverage ratios and debt yields that would have been determined for any such residential cooperative mortgage loan had a different methodology (including the methodology used for calculating such values with respect to the other mortgage loans sold to the depositor) been used. In addition, due to the specialized nature of residential housing cooperatives, certain information presented in and shown on Annex A to this free writing prospectus with respect to mortgage loans (other than such residential cooperative mortgage loans) is not presented with respect to the residential cooperative mortgage loans sold to the depositor by NCB, FSB for inclusion in the trust and is, instead, reflected as not applicable (NAP). See “—Appraisals May Not Reflect Current or Future Market Value of Each Property” in this free writing prospectus.

In addition, mortgage loans secured by residential cooperative properties are uniquely structured and, in certain cases, permit the borrower to incur (1) one or more loans to the related mortgage borrower that are secured, on a subordinated basis, by a mortgage lien on a mortgaged property that also secures a mortgage loan included in the trust and (2) unsecured loans to the related borrower. NCB, FSB commonly acts as the lender in such arrangements and is permitted pursuant to the pooling and servicing agreement to engage in such lending with respect to the residential cooperative mortgage loans included in the trust. Each of the mortgage loans secured by residential cooperative properties permit cooperative unit loans that are secured by direct equity interests in the related borrower. See “—Risks Related to Conflicts of Interest—Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned With Your Interests” and “—Potential Conflicts of Interest of the Master Servicers and the Special Servicers”, “Description of the Mortgage Pool—Additional Indebtedness” and “Transaction Parties—Affiliations and Certain Relationships” in this free writing prospectus.

In certain instances, a residential cooperative borrower may not own the entire apartment building and the land under the building, but rather owns a condominium unit that is generally comprised of the residential portions of that apartment building. The other condominium units in that apartment building will generally comprise commercial space and will generally be owned by persons or entities other than the residential cooperative borrower. In instances where an apartment building has been converted to the condominium form of ownership, certain of the common areas in that building may be owned by the residential cooperative borrower and other common areas (often including the land under the building) may constitute common elements of the condominium, which common elements are owned in common by the residential cooperative borrower and the owners of the other condominium units. Where the apartment building has been submitted to the condominium form of ownership, each condominium unit owner will be directly responsible for the payment of real estate taxes on that owner’s unit. Certain specified maintenance and other obligations, including hazard and liability insurance premiums, may not be the direct responsibility of the residential cooperative borrower but rather will be the responsibility of the condominium board of managers. The ability of the condominium board of managers to pay certain expenses of the building will be dependent upon the payment by all condominium unit owners of common charges assessed by the condominium board of managers. As with other condominium structures, with respect to any such Mortgage Loan, the borrower may not control the appointment and voting of the condominium board or the condominium owners may be able to take actions or cause the condominium association to take actions that would affect the borrower’s unit without the borrower’s consent. Even if the borrower or its designated board members, either through control of the appointment and voting of sufficient members of the condominium board or by virtue of other provisions in the condominium documents, has consent rights over actions by the condominium associations or owners, we cannot assure you that the condominium board will not take actions that would materially adversely affect the borrower’s unit.

Certain residential cooperative properties have space that is devoted to specialty uses. These may include, without limitation, dental or medical offices, restaurants, and/or parking garages. The specialty use spaces may not be readily convertible (or convertible at all) to alternative uses if those uses were to become unprofitable, or the spaces were to become vacant, for any reason. See “—Specialty Use

Concentrations” and “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses” in this free writing prospectus.

Specialty Use Concentrations

Certain of the mortgaged properties have a restaurant or bakery as one or more of the five largest tenants at the related mortgaged property (based on net rentable area leased). Restaurants and bakeries are subject to certain unique risks including that the restaurant/bakery space is not easily convertible to other types of retail space and that the restaurant/bakery receipts are not only affected by objective factors but by subjective factors. For instance, restaurant/bakery receipts are affected by such varied influences as the current personal income levels in the community, an individual consumer’s preference for type of food, style of dining and restaurant atmosphere, the perceived popularity of the restaurant or bakery, food safety concerns related to personal health with the handling of food items at the restaurant or bakery or by food suppliers and the actions and/or behaviors of staff and management and level of service to the customers. See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans—Property Type Concentrations” in this free writing prospectus.

Certain of the mortgaged properties have a gym, health club, fitness center or other business related to physical fitness among the five largest tenants at the related mortgaged property (based on net rentable area leased). See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans—Property Type Concentrations” in this free writing prospectus. Several factors may adversely affect the value and successful operation of a health club, including:

•	the physical attributes of the health club (e.g., its age, appearance and layout);

•	the reputation, safety, convenience and attractiveness of the property to users;

•	the quality and philosophy of management;

•	management’s ability to control membership growth and attrition;

•	competition in the tenant’s marketplace from other health clubs and alternatives to health clubs; and

•	adverse changes in economic and social conditions and demographic changes (e.g., population decreases or changes in average age or income), which may result in decreased demand.

In addition, there may be significant costs associated with changing consumer preferences (e.g., multi-purpose clubs from single-purpose clubs or varieties of equipment, classes, services and amenities). In addition, health clubs may not be readily convertible to alternative uses if those properties were to become unprofitable for any reason. The liquidation value of any such health club consequently may be less than would be the case if the property were readily adaptable to changing consumer preferences for other uses. See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans—Property Type Concentrations” in this free writing prospectus.

Certain of the mortgaged properties have tenants operating medical or dental offices among the five largest tenants at the related mortgaged property (based on net rentable area leased). The performance of a medical or dental office may depend on (a) the proximity of such property to a hospital or other health care establishment and (b) reimbursements for patient fees from private or government sponsored insurers. Issues related to reimbursement (ranging from nonpayment to delays in payment) from such insurers, as well as the laws relating to such insurers, could adversely impact cash flow at such mortgaged property. See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans” in this free writing prospectus. —

Certain of the mortgaged properties have one or more parking garages, dry cleaners with onsite processing facilities, onsite auto service facilities or gas stations as part of the collateral.

These mortgaged properties and the related leased space may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason. See “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses” in this free writing prospectus.

Risks Related to Ground Leases and Other Leasehold Interests

Leasehold mortgage loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the related borrower’s leasehold were to be terminated upon a lease default, the lender would lose its security in the leasehold interest. Generally, each related ground lease or a lessor estoppel requires the lessor to give the lender notice of the borrower’s defaults under the ground lease and an opportunity to cure them, permits the leasehold interest to be assigned to the lender or the purchaser at a foreclosure sale, in some cases only upon the consent of the lessor, and contains certain other protective provisions typically included in a “mortgageable” ground lease, although not all these protective provisions are included in each case. See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans—Ground Leases” in this free writing prospectus.

Upon the bankruptcy of a lessor or a lessee under a ground lease, the debtor has the right to assume or reject the lease. If a debtor lessor rejects the lease, the lessee has the right pursuant to Section 365(h) of the Bankruptcy Code to treat such lease as terminated by rejection or remain in possession of its leased premises for the rent otherwise payable under the lease for the remaining term of the ground lease (including renewals) and to offset against such rent any damages incurred due to the landlord’s failure to perform its obligations under the lease. If a debtor lessee/borrower rejects any or all of the lease, the leasehold lender could succeed to the lessee/borrower’s position under the lease only if the lease specifically grants the lender such right. If both the lessor and the lessee/borrower are involved in bankruptcy proceedings, the issuing entity may be unable to enforce the bankrupt lessee/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated. In such circumstances, a ground lease could be terminated notwithstanding lender protection provisions contained in the ground lease or in the mortgage.

A leasehold lender could lose its security unless (i) the leasehold lender holds a fee mortgage, (ii) the ground lease requires the lessor to enter into a new lease with the leasehold lender upon termination or rejection of the ground lease, or (iii) the bankruptcy court, as a court of equity, allows the leasehold lender to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although not directly covered by the 1994 Amendments to the Bankruptcy Code, such a result would be consistent with the purpose of the 1994 Amendments to the Bankruptcy Code granting the holders of leasehold mortgages permitted under the terms of the lease the right to succeed to the position of a leasehold mortgagor. Although consistent with the Bankruptcy Code, such position may not be adopted by the applicable bankruptcy court.

Further, in a decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir. 2003)) the court ruled with respect to an unrecorded lease of real property that where a statutory sale of the fee interest in leased property occurs under Section 363(f) of the Bankruptcy Code upon the bankruptcy of a landlord, such sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to Section 363(e) of the Bankruptcy Code, a lessee may request the bankruptcy court to prohibit or condition the statutory sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. While there are certain circumstances under which a “free and clear” sale under Section 363(f) of the Bankruptcy Code would not be authorized (including that the lessee could not be compelled in a legal or equitable proceeding to accept a monetary satisfaction of his possessory interest, and that none of the other conditions of Section 363(f)(1)-(4) of the Bankruptcy Code otherwise permits the sale), we cannot assure you that those circumstances would be present in any proposed sale of a leased premises. As a result, we cannot assure you that, in the event of a statutory sale of leased property pursuant to Section 363(f) of the Bankruptcy Code, the lessee will be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that the lessee and/or the lender will be able to recoup the full value of the leasehold interest in bankruptcy court. Most of the ground leases contain standard protections typically obtained by securitization lenders. Certain of the ground leases with respect to a mortgage loan included in a trust fund may not.

Some of the ground leases securing the mortgage loans may provide that the ground rent payable under the related ground lease increases during the term of the mortgage loan. These increases may adversely affect the cash flow and net income of the related borrower.

Each of the ground leases has a term that extends at least 20 years beyond the maturity date of the mortgage loan (taking into account all freely exercisable extension options) and, other than as described under “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans—Ground Leases” in this free writing prospectus, contains customary mortgagee protection provisions, including notice and cure rights and the right to enter into a new lease with the applicable ground lessor in the event a ground lease is rejected or terminated.

For purposes of this free writing prospectus, the encumbered interest will be characterized as a “fee interest” if (i) the borrower has a fee interest in all or substantially all of the mortgaged property (provided that if the borrower has a leasehold interest in any portion of the mortgaged property, such portion is not, individually or in the aggregate, material to the use or operation of the mortgaged property), (ii) the mortgage loan is secured by the borrower’s leasehold interest in the mortgaged property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related mortgaged property and/or (iii) in the case of the mortgaged property identified on Annex A to this free writing prospectus as Ezon Building, the related borrower has the option to purchase the related fee interest for nominal consideration upon expiration of the applicable ground lease.

See “Certain Legal Aspects of the Mortgage Loans—Bankruptcy Issues” in the prospectus.

Various Limitations and Restrictions Imposed by Affordable Housing Covenants or Programs May Result in Losses on the Mortgage Loans

Certain of the mortgage loans are or, in the future, may be secured by mortgaged properties that are subject to certain affordable housing covenants and other covenants and restrictions with respect to various tax credit, city, state and federal housing subsidies, rent stabilization, regulatory agreements or similar programs, in respect of various units within the mortgaged properties. The limitations and restrictions imposed by these programs could result in losses on the mortgage loans. In addition, in the event that the program is cancelled or the benefits thereunder are reduced, those circumstances could result in less income for the project. These programs may entail, among other restrictions:

•	rent limitations that would adversely affect the ability of a borrower to increase rents to maintain the condition of their mortgaged properties and satisfy operating expenses;

•	tenant income restrictions that may reduce the number of eligible tenants in those mortgaged properties and result in a reduction in occupancy rates; and

•	with respect to residential cooperative properties, restrictions on the sale price for which units may be re-sold.

The difference in rents between subsidized or supported properties and other multifamily rental properties in the same area may not be a sufficient economic incentive for some eligible tenants to reside at a subsidized or supported property that may have fewer amenities or be less attractive as a residence. As a result, occupancy levels at a subsidized or supported property may decline, which may adversely affect the value and successful operation of such property. See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans—Property Type Concentrations” in this free writing prospectus.

Risks Related to Historic Tax Credits

With respect to certain mortgage loans, the related property owners may be entitled to receive historic tax credits pursuant to Section 47 of the Internal Revenue Code, which provides a tax credit for a percentage of qualified rehabilitation expenditures with respect to any certified historic structure. The property owners may use the tax credits to offset income tax that they may otherwise owe, or they may sell or pass-through the historic tax credit to  tax credit investors.

We cannot assure you that the tax credits may not ultimately be subject to recapture. Action by the Internal Revenue Service could be disruptive to the management of the mortgaged property in any event, and if the tax credits are recaptured, the borrower or its affiliates are likely to be contractually responsible to reimburse the tax credit investor for related losses.

Investors should not assume that the trust will derive any economic benefit from the historic tax credits.

To preserve the pass-through of the historic tax credits, the property owner and tax credit investor may use a master lease structure. Typically the lender agrees not to take action that would terminate the master lease during the recapture period. Accordingly, the lender’s exercise of remedies may be subject to additional cost and delay, and we cannot assure you that your certificates will not be adversely affected as a result.

Preserving the historic tax credits may also restrict the use of the property to its uses as rehabilitated, which could limit flexibility in using the property for alternative purposes for the duration of the recapture period.

A property owner’s pass-through of historic tax credits to a tax credit investor may also have the effect of reducing the property owner’s equity in the property, and diminishing incentives to own and operate the mortgaged property in the same manner as it would otherwise. Further, the transaction structure may provide for the tax credit investor’s obtaining a preferred return on its investment. For these and similar reasons, a property with historic tax credits that are sold or passed-through to a third party tax credit investor may experience reduced cash flow compared to a property without them, and the operation or management of the mortgaged property may be adversely affected.

See “Description of the Mortgage Pool—Tenant or Other Third Party Matters—Other Matters” in this free writing prospectus.

Performance of the Certificates Will Be Highly Dependent on the Performance of Tenants and Tenant Leases

General

Any tenant may, from time to time, experience a downturn in its business, which may weaken its financial condition and result in a reduction or failure to make rental payments when due. If retail tenants’ sales were to decline, percentage rents may decline and, further, such tenants may be unable to pay their base rent or other occupancy costs. If a tenant defaults in its obligations to a borrower/property owner, that borrower/property owner may experience delays in enforcing its rights as lessor and may incur substantial costs and experience significant delays associated with protecting its investment, including costs incurred in renovating and reletting the property.

Additionally, the income from, and market value of, the mortgaged properties leased to various tenants would be adversely affected if:

•
space in the mortgaged properties could not be leased or re-leased or substantial re-leasing costs were required and/or the cost of performing landlord obligations under existing leases materially increased;

•
leasing or re-leasing is restricted by exclusive rights of tenants to lease the mortgaged properties or other covenants not to lease space for certain uses or activities, or covenants limiting the types of tenants to which space may be leased;

•	a significant tenant were to become a debtor in a bankruptcy case;

•	rental payments could not be collected for any other reason; or

•	a borrower fails to perform its obligations under a lease resulting in the related tenant having a right to terminate such lease or reduce rent due under such lease.

A Tenant Concentration May Result in Increased Losses

A deterioration in the financial condition or operating results of a tenant, a tenant bankruptcy, a default by a tenant under its lease, the failure of a tenant to renew its lease or the exercise by a tenant of an early termination right can be particularly significant if a mortgaged property is owner-occupied, leased to a single tenant, or if any tenant makes up a significant portion of the rental income at the mortgaged property. This is so because the financial effect of the absence of rental income may be severe; more time may be required to re-lease the space; and substantial capital costs may be incurred to make the space appropriate for replacement tenants.

Concentrations of particular tenants among the mortgaged properties or within a particular business or industry at one or multiple mortgaged properties increase the possibility that financial problems with such tenants or such business or industry sectors could significantly affect the mortgage loans individually or as a pool. In addition, the mortgage loans individually or as a pool may be adversely affected if a tenant at one or more of the mortgaged properties is highly specialized, or dependent on a single industry or only a few customers for its revenue. See “—Performance of the Certificates Will be Highly Dependent on the Performance of Tenants & Tenant Leases—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” below, and “Description of the Mortgage Pool—Tenant or Other Third Party Issues—Tenant Concentrations” in this free writing prospectus for information on tenant concentrations in the mortgage pool.

Mortgaged Properties Leased to Multiple Tenants Also Have Risks

If a mortgaged property has multiple tenants, re-leasing expenditures may be more frequent than in the case of mortgaged properties with fewer tenants, thereby reducing the cash flow available for payments on the related mortgage loan. Multi-tenant mortgaged properties also may experience higher continuing vacancy rates and greater volatility in rental income and expenses. See Annex A to this free writing prospectus for tenant lease expiration dates for the five largest tenants at each mortgaged property (based on net rentable area leased).

Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks

If a mortgaged property is leased in whole or substantial part to the borrower under the mortgage loan or to an affiliate of the borrower, there may be conflicts of interest that adversely affect the lender – such as a conflict between the interests of the borrower as an owner and the obligor under the mortgage loan and the interests of the affiliate as a tenant. For instance, it is more likely a landlord will waive lease conditions for an affiliated tenant than it would for an unaffiliated tenant. We cannot assure you that the conflicts arising where a borrower is affiliated with a tenant at a mortgaged property will not adversely impact the value of the related mortgage loan. See “Description of the Mortgage Pool—Tenant or Other Third Party Issues—Borrower Affiliated Leases” in this free writing prospectus for information on properties leased in whole or in part to borrowers and their affiliates.

Tenant Bankruptcy Could Result in a Rejection of the Related Lease

The bankruptcy or insolvency of a major tenant (such as an anchor tenant), or a number of smaller tenants, such as in retail properties, may have an adverse impact on the mortgaged properties affected and the income produced by such mortgaged properties. Under the Bankruptcy Code a tenant has the option of assuming (continuing) or rejecting (terminating) or, subject to certain conditions, assuming and assigning to a third party, any unexpired lease. If the tenant rejects the lease, the landlord’s claim for breach of the lease would (absent collateral securing the claim) be treated as a general unsecured claim against the tenant. The amount of the claim would be limited to the amount owed for unpaid rent under the lease for the periods prior to the bankruptcy petition, or earlier repossession or surrender of the lease premises, plus the rent under the lease for the greater of one year, or 15%, not to exceed three years, of the remaining term of such lease, and the actual amount of the recovery could be less than the amount of the claim. If a tenant assumes (or assumes and assigns) its lease, the tenant must cure all defaults under the lease and provide the landlord with adequate assurance of its future performance under the lease. We cannot assure you that tenants of the mortgaged properties will continue making payments under their leases or that tenants will not file for bankruptcy protection in the future or, if any tenants so file, that they will assume their leases or continue to make rental payments in a timely manner. See “Description of the Mortgage Pool—Tenant or Other Third Party Issues” in this free writing prospectus and “Certain Legal Aspects of the Mortgage Loans—Bankruptcy Issues” in the prospectus.

Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure

In certain jurisdictions, if tenant leases are subordinated to the liens created by the mortgage but do not contain attornment provisions that require the tenant to subordinate the lease if the mortgagee agrees to enter into a non-disturbance agreement, the tenants may terminate their leases upon the transfer of the property to a foreclosing lender or purchaser at foreclosure. If a lease is not subordinate to a mortgage, the issuing entity will not possess the right to dispossess the tenant upon foreclosure of the mortgaged property (unless otherwise agreed to with the tenant). Accordingly, if a mortgaged property is located in such a jurisdiction and is leased to one or more desirable tenants under leases that are subordinate to the mortgage and do not contain attornment provisions, such mortgaged property could experience a further decline in value if such tenants’ leases were terminated. This is particularly likely if such tenants were paying above-market rents or could not be replaced. If the lease contains provisions inconsistent with the mortgage (e.g., provisions relating to application of insurance proceeds or condemnation awards) or which could affect the enforcement of the lender’s rights (e.g., a right of first refusal to purchase the property), the provisions of the lease will take precedence over the provisions of the mortgage. Not all leases were reviewed to ascertain the existence of attornment or subordination provisions.

With respect to certain of the mortgage loans, the related borrower has given to certain tenants or others an option to purchase, a right of first refusal and/or a right of first offer to purchase all or a portion of the mortgaged property in the event a sale is contemplated, and such right is not subordinate to the related mortgage. This may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure, or, upon foreclosure, this may affect the value and/or marketability of the related mortgaged property. See “Description of the Mortgage Pool—Tenant or Other Third Party Issues—Purchase Options and Rights of First Refusal” in this free writing prospectus for information regarding purchase options and rights of first refusal with respect to mortgaged properties securing the 15 largest mortgage loans.

Early Lease Termination Options May Reduce Cash Flow

Any exercise of termination rights by a tenant at a mortgaged property could result in vacant space at the related mortgaged property, renegotiation of the lease with the related tenant or re-letting of the space. Any such vacated space may not be re-let. Furthermore, such foregoing termination and/or abatement rights may arise in the future or materially adversely affect the related borrower’s ability to meet its obligations under the related loan documents. See “Description of the Mortgage Pool—Tenant or Other Third Party Issues—Lease Terminations and Expirations” and, with respect to the five largest tenants at each mortgaged property, Annex A and the footnotes related thereto in this free writing prospectus for information on certain tenant lease expirations and early termination options.

Concentrations Based on Property Type, Related Borrowers and Other Factors May Disproportionately Increase Losses

The effect of mortgage pool loan losses will be more severe if the losses relate to mortgage loans that account for a disproportionately large percentage of the pool’s aggregate principal balance. As mortgage loans pay down or properties are released, the remaining mortgage loans may face a higher risk with respect to the lack of diversity of property types and property characteristics and with respect to the lower number of borrowers.

See the tables entitled “Distribution of Remaining Term to Maturity” in Annex A to this free writing prospectus for a stratification of the remaining terms to maturity of the mortgage loans. Because, subject to the payment of the Class A-SB certificates as described in “Description of the Offered Certificates—Distributions—Principal Distributions” in this free writing prospectus, principal on the offered certificates is payable in sequential order, and a class receives principal only after the preceding class or classes have been paid in full, classes that have a lower sequential priority are more likely to face these types of risk of concentration than classes with a higher sequential priority.

A concentration of mortgage loans secured by the same mortgaged property types can increase the risk that a decline in a particular industry or business would have a disproportionately large impact on the pool of mortgage loans. Mortgage loans representing more than 5.0% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date are secured by office, multifamily, hospitality, retail, industrial and manufactured housing community properties. See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans—Property Type Concentrations” for information on the types of mortgaged properties securing the mortgage loans in pool. For a description of the risks relating to the specific property types, see “—Office Properties Have Special Risks”, “—Multifamily Properties Have Special Risks”, “—Hospitality Properties Have Special Risks”, “—Risks Relating to Affiliation with a Franchise or Hotel Management Company”, “—Retail Properties Have Special Risks”, “—Industrial Properties Have Special Risks” and “—Manufactured Housing Community Properties Have Special Risks” in this free writing prospectus.

Another factor that you should consider is that office and retail properties also may be adversely affected if there is a concentration of a particular tenant or of tenants in the same or similar business or industry. In these cases, a problem with a particular tenant could have a disproportionately large impact on the pool of mortgage loans and adversely affect distributions to certificateholders. Similarly, an issue with respect to a particular industry could also have a disproportionately large impact on a particular loan or on the pool of mortgage loans if various tenants are concentrated in a particular industry.

A concentration of mortgage loans with the same borrower or related borrowers also can pose increased risks:

•
if a borrower or group of related borrowers that owns or controls several mortgaged properties (whether or not all of them secure mortgage loans in the mortgage pool) experiences financial difficulty at one mortgaged property, it could defer maintenance at another mortgaged property in order to satisfy current expenses with respect to the first mortgaged property;

•
a borrower could also attempt to avert foreclosure by filing a bankruptcy petition that might have the effect of interrupting debt service payments on all the mortgage loans in the mortgage pool secured by that borrower’s and any related borrowers’ mortgaged properties (subject to the applicable master servicer’s and the trustee’s obligation to make advances for monthly payments) for an indefinite period; or

•
if mortgaged properties owned by the same borrower or related borrowers have common management, common general partners and/or common managing members, there is an increased risk that financial or other difficulties experienced by such related parties could have a greater impact on the pool of mortgage loans. See “—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans” in this free writing prospectus.

See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans” in this free writing prospectus for information on the composition of the mortgage pool by property type and geographic distribution and loan concentration.

Increases in Real Estate Taxes May Reduce Net Operating Income

Certain of the mortgaged properties securing the mortgage loans have or may in the future have the benefit of reduced real estate taxes in connection with a local government program of “payment in lieu of taxes” programs or other tax abatement arrangements. Upon expiration of such program or if such programs were otherwise terminated, or if the benefits thereunder were reduced, the related borrower would be required to pay higher, and in some cases substantially higher, real estate taxes. An increase in real estate taxes may impact the ability of the borrower to pay debt service on the mortgage loan.

Risks Relating to Enforceability of Cross-Collateralization

Cross-collateralization arrangements (including arrangements related to a mortgage loan secured by multiple mortgaged properties) may be terminated in certain circumstances under the terms of the related mortgage loan documents. Cross-collateralization arrangements whereby multiple borrowers grant their respective mortgaged properties or parcels as security for one or more mortgage loans could be challenged as fraudulent conveyances by the creditors or the bankruptcy estate of any of the related borrowers.

Among other things, a legal challenge to the granting of the liens may focus on the benefits realized by that borrower from the respective mortgage loan proceeds, as well as the overall cross-collateralization. If a court were to conclude that the granting of the liens was an avoidable fraudulent conveyance, that court could subordinate all or part of the mortgage loan to other debt of that borrower, recover prior payments made on that mortgage loan, or take other actions such as invalidating the mortgage loan or the mortgages securing the cross-collateralization. See “Certain Legal Aspects of the Mortgage Loans—Bankruptcy Issues—Avoidance Actions” in the prospectus.

In addition, when multiple real properties secure a mortgage loan, the amount of the mortgage encumbering any particular one of those properties may be less than the full amount of the related aggregate mortgage loan indebtedness, to minimize recording tax. This mortgage amount is generally established at 100% to 150% of the appraised value or allocated loan amount for the mortgaged property and will limit the extent to which proceeds from the property will be available to offset declines in value of the other properties securing the same mortgage loan. See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans” in this free writing prospectus.

Substitution of Mortgaged Properties and Debt Severance Provisions May Lead to Increased Risks

If a mortgage loan allows substitution of real estate collateral, the different characteristics of any substitute properties (such as location) may adversely affect the performance of the mortgage loan, notwithstanding the substitution criteria that the replacement properties were required to satisfy at the dates of substitution. If a multi-property mortgage loan or cross-collateralized group of mortgage loans allows termination of the cross-collateralization provisions, the fully severed loans may not perform as well (collectively on average) after the termination as the aggregate indebtedness might have performed had all the properties continued to secure the aggregate indebtedness, notwithstanding the criteria that the properties were required to satisfy as a condition to the termination. If a mortgage loan permits an assumption of a portion of the mortgage loan indebtedness by a third party, it will result in partial termination of the cross-collateralization as well as introduce a new borrower who may or may not have the same degree of expertise as the original borrower in managing the related mortgaged property. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Calculation of Yield Maintenance Charges—Defeasance, Generally” and “—Partial Releases and Property Substitutions” in this free writing prospectus.

We Cannot Assure You That Any Upfront or Ongoing Deposits Made by a Borrower to Any Reserve in Respect of a Mortgaged Property Will Be Sufficient for Its Intended Purpose

The borrowers under some of the mortgage loans made upfront deposits, and/or agreed to make ongoing deposits, to reserves for the payment of various anticipated or potential expenditures, such as (but not limited to) the costs of tenant improvements and leasing commissions and recommended immediate repairs. However, we cannot assure you that any such reserve will be sufficient for its intended purpose. We also cannot assure you that cash flow from the related mortgaged properties will be sufficient to fully fund any applicable ongoing monthly reserve requirements.

The Absence of Lockboxes Entails Risks That Could Adversely Affect Distributions on Your Certificates

Many of the mortgage loans do not require the related borrower presently to cause rent and other payments to be made into a lockbox account maintained on behalf of the mortgagee, although some of those mortgage loans do provide for a springing lockbox. If rental payments are not required to be made directly into a lockbox account, there is a risk that the borrower may divert such funds for purposes unrelated to the mortgage loan obligations or the mortgaged property.

The Performance of a Mortgage Loan (or Loan Combination) and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property

The operation and performance of a mortgage loan (or loan combination) will depend in part on the identity of the persons or entities who control the borrower and the mortgaged property. The performance of a mortgage loan (or loan combination) may be adversely affected if control of a borrower changes, which may occur, for example, by means of transfers of direct or indirect ownership interests in the borrower, or if the mortgage loan (or loan combination) is assigned to and assumed by another person or entity along with a transfer of the property to that person or entity.

The mortgage loans generally contain a “due-on-sale” clause that permits the holder of the mortgage to accelerate the maturity of the related mortgage loan if the borrower sells or otherwise transfers the related mortgaged property or that prohibits the borrower from doing so without the consent of the holder of the mortgage. However, the enforceability of such clauses may be limited under applicable law. In addition, many of the mortgage loans entitle the related borrower or direct or indirect equity holders of the related borrower to enter into assignments and assumptions or transfers of the related mortgaged property or such equity interests in the related borrower, subject to the satisfaction of specified conditions or the lender’s reasonable approval of the transferee. The master servicers and the special servicers (or, in the case of the Queens Atrium mortgage loan (after the securitization of the related companion loan) or the Montgomery Mall mortgage loan, the related other master servicer or other special servicer under the pooling and servicing agreement for the other securitization) generally will have authority to determine whether to waive any violation of a due-on-sale or due-on-encumbrance provision or to approve any borrower request for consent to an assignment and assumption of the mortgage loan or a transfer of interests in a borrower. In addition, the residential cooperative mortgage loans do not restrict the transfer or pledge of interests in the related cooperative borrower in connection with the transfer or financing of cooperative apartment units. For these reasons, we cannot assure you that the ownership of any of the borrowers would not change during the term of the related mortgage loan and result in a material adverse effect on your certificates. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—‘Due-On-Sale’ and ‘Due-On-Encumbrance’ Provisions” in this free writing prospectus.

The Borrower’s Form of Entity May Cause Special Risks

The borrowers are legal entities rather than individuals. Mortgage loans made to legal entities may entail greater risks of loss than those associated with mortgage loans made to individuals. For example, a legal entity, as opposed to an individual, may be more inclined to seek legal protection from its creditors under the bankruptcy laws. Unlike individuals involved in bankruptcies, most entities generally, but not in all cases, do not have personal assets and creditworthiness at stake. Although terms of certain of the mortgage loans require that the borrowers be single purpose entities, we cannot assure you that such borrowers will comply with such requirements. Some borrowers under the mortgage loans (including each of the borrowers with respect to the residential cooperative loans included in the trust) are not special purpose entities. Furthermore, in many cases such borrowers are not required to observe all covenants and conditions which typically are required in order for such borrowers to be viewed under standard rating agency criteria as “special purpose entities”.

Although a borrower may currently be a single purpose entity, in certain cases the borrowers were not originally formed as single purpose entities, but at origination of the related mortgage loan (or related loan combination, as applicable) their organizational documents were amended. That borrower may have previously owned property other than the related mortgaged property or may be a “recycled” single purpose vehicle that previously had other liabilities. In addition, that borrower may not have previously observed all covenants that typically are required to consider a borrower a “single purpose entity” and thus may have liabilities arising from events prior to becoming a single purpose entity. Furthermore, the bankruptcy of a borrower, or a general partner or managing member of a borrower, may impair the ability of the lender to enforce its rights and remedies under the related mortgage. Borrowers that are not single-purpose entities structured to limit the possibility of becoming insolvent or bankrupt, may be more likely to become insolvent or the subject of a voluntary or involuntary bankruptcy proceeding because the borrowers may be:

•	operating entities with a business distinct from the operation of the property with the associated liabilities and risks of operating an ongoing business; or

•	individuals that have personal liabilities unrelated to the property.

However, any borrower, even an entity structured as a special purpose entity, as an owner of real estate, will be subject to certain potential liabilities and risks as an owner of real estate. We cannot assure you that any borrower will not file for bankruptcy protection or that creditors of a borrower or a corporate or individual general partner or managing member of a borrower will not initiate a bankruptcy or similar proceeding against such borrower or corporate or individual general partner or managing member.

Furthermore, with respect to any affiliated borrowers, creditors of a common parent in bankruptcy may seek to consolidate the assets of such borrowers with those of the parent. In addition, where a mortgage loan includes provisions imposing recourse liability on an affiliate or sponsor there is greater risk of consolidation. In such event, consolidation of the assets of such borrowers would likely have an adverse effect on the funds available to make distributions on your certificates, and may lead to a downgrade, withdrawal or qualification of the ratings of your certificates.

In addition, borrowers may be organized as a Delaware statutory trust or may own a mortgaged property as tenants-in-common. Delaware statutory trusts are restricted in their ability to actively operate a property, and in the case of a mortgaged property that is owned by a Delaware statutory trust or by tenants-in-common, there is a risk that obtaining the consent of the holders of the beneficial interests in the Delaware statutory trust or the consent of the tenants-in-common will be time consuming and cause delays with respect to the taking of certain actions by or on behalf of the borrower, including with respect to the related mortgaged property. In a tenant-in-common ownership structure, each tenant-in-common owns an undivided share in the property. Absent other arrangements, a tenancy in common entails the risk that a bankruptcy, dissolution or action for partition by one or more of the tenants-in-common will result in significant delay in recovery against the tenant-in-common borrowers, particularly if one or more tenant-in-common borrowers files for bankruptcy separately or in series (because each time a tenant-in-common borrower files for bankruptcy, the bankruptcy court stay will be reinstated), a material impairment in property management, a substantial decrease in the amount recoverable upon the related mortgage loan and/or early repayment of the related mortgage loan. Although the tenancy in common structure typically includes arrangements intended to lessen these risks, such as waivers of the right to partition, we cannot assure you that such arrangements are in all cases implemented or, if challenged, would be enforced. See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans—Tenancies-In-Common; Delaware Statutory Trusts” in this free writing prospectus and “Risk Factors—Tenancies in Common May Hinder Recovery” in the prospectus.

See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Single Purpose Entity Covenants” in this free writing prospectus and “Certain Legal Aspects of the Mortgage Loans—Bankruptcy Issues” in the prospectus.

A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans

Numerous statutory provisions, including federal bankruptcy law and state laws affording relief to debtors, may interfere with and delay the ability of a secured mortgage lender to obtain payment of a loan, to realize upon collateral and/or to enforce a deficiency judgment. For example, under federal bankruptcy law, virtually all actions (including foreclosure actions and deficiency judgment proceedings) are automatically stayed upon the filing of a bankruptcy petition, and, often, no interest or principal payments are made during the course of the bankruptcy proceeding. The delay and consequences thereof caused by the automatic stay can be significant. Also, under federal bankruptcy law, the filing of a petition in bankruptcy by or on behalf of a junior lien holder may stay the senior lender from taking action to foreclose out such junior lien. Certain of the mortgage loans may have borrower sponsors that have previously filed bankruptcy. We cannot assure you that such sponsors will not be more likely than other sponsors to utilize their rights in bankruptcy in the event of any threatened action by the mortgagee to enforce its rights under the related mortgage loan documents. As a result, the issuing entity’s recovery with respect to borrowers in bankruptcy proceedings may be significantly delayed, and the aggregate amount ultimately collected may be substantially less than the amount owed. See “—Other Financings or Ability To Incur Other Financings Entails Risk” in this free writing prospectus and “Certain Legal Aspects of the Mortgage Loans—Bankruptcy Issues” in the prospectus.

Additionally, the courts of any state may refuse the foreclosure of a mortgage or deed of trust when an acceleration of the indebtedness would be inequitable or unjust or the circumstances would render the action unconscionable. See “Certain Legal Aspects of the Mortgage Loans—Foreclosure” in the prospectus.

See also “—Performance of the Certificates Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” in this free writing prospectus.

Mortgage Loans Are Nonrecourse and Are Not Insured or Guaranteed

The mortgage loans are not insured or guaranteed by any person or entity, governmental or otherwise.

Investors should treat each mortgage loan as a nonrecourse loan. If a default occurs, recourse generally may be had only against the specific properties and other assets that have been pledged to secure the loan. Consequently, payment prior to maturity is dependent primarily on the sufficiency of the net operating income of the mortgaged property. Payment at maturity is primarily dependent upon the market value of the mortgaged property or the borrower’s ability to sell or refinance the mortgaged property.

Although the mortgage loans generally are nonrecourse in nature (other than the residential cooperative mortgage loans sold to the depositor by NCB, FSB), certain mortgage loans contain nonrecourse carveouts for certain liabilities such as liabilities resulting from fraud by the borrower, certain voluntary insolvency proceedings or other matters. Certain mortgage loans either do not contain nonrecourse carveouts or contain material limitations to nonrecourse carveouts. Often (but not always) these obligations are guaranteed by an affiliate of the related borrower, although liability under any such guaranty may be capped or otherwise limited in amount or scope or the guarantor’s sole asset may be its interest in the related borrower. The ability of the guarantor to perform will be affected by its net worth, liquidity and other liabilities, including other loan guarantees. A guarantor’s net worth and liquidity may be well below the amount of the related mortgage loan. Certain mortgage loans may have the benefit of a general payment guaranty of a portion of the indebtedness under the mortgage loan. The residential cooperative loans included in the trust are generally fully recourse to the borrower and do not have separate guarantors for non-recourse carveouts. In all cases, however, the mortgage loans should be considered to be nonrecourse obligations because neither the depositor nor the sponsors make any representation or warranty as to the obligation or ability of any borrower or guarantor to pay any deficiencies between any foreclosure proceeds and the mortgage loan indebtedness. No mortgage loan will be insured or guaranteed by any government, governmental instrumentality, private insurer or (except as described above) other person or entity.

See “Description of the Mortgage Pool—Non-Recourse Carveout Limitations” in this free writing prospectus. See also Representations and Warranties No. 28 (Recourse Obligations) on Annex E-1 and the exceptions thereto on Annex E-2 to this free writing prospectus (subject to the limitations and qualifications set forth in the preamble to Annex E-1 to this free writing prospectus).

A Concentration of Mortgaged Properties in One or More Geographic Areas Reduces Diversification and May Increase the Risk that Your Certificates May Not Be Paid in Full

Mortgaged properties located in Michigan, New York, California, Pennsylvania, Virginia and Texas represent security for approximately 13.2%, 13.1%, 10.9%, 10.6%, 9.0% and 6.8%, respectively, of the aggregate principal balance of the pool of mortgage loans as of the cut-off date by allocated loan amount. Repayments by borrowers and the market value of the related mortgaged properties could be affected by economic conditions generally or specific to geographic areas or the regions of the United States, and concentrations of mortgaged properties in particular geographic areas may increase the risk that conditions in the real estate market where the mortgaged property is located, or other adverse economic or other developments or natural or man-made disasters (e.g., earthquakes, floods, forest fires or hurricanes or changes in governmental rules or fiscal policies) affecting a particular region of the country, could increase the frequency and severity of losses on mortgage loans secured by those mortgaged properties.

For example, included in the mortgage pool are mortgage loans secured by mortgaged properties located in California, Texas, Florida, North Carolina, Washington, Oregon, Nevada, Louisiana, Mississippi and Arizona, which may be more susceptible to certain hazards (such as earthquakes, floods, forest fires or hurricanes) than properties in other parts of the country. In particular, mortgaged properties located in coastal states may be more generally susceptible to floods or hurricanes than properties in other parts of the country. As a result, areas affected by such events often experience disruptions in travel, transportation and tourism, loss of jobs and an overall decrease in consumer activity, and often a decline in real estate-related investments. There can be no assurance that the economies in an impacted area will recover sufficiently to support income producing real estate at pre-event levels or that the costs of the related clean-up will not have a material adverse effect on the local or national economy. The mortgage loans do not require flood insurance on the related mortgaged properties unless they are in a flood zone and flood insurance is available. We cannot assure you that any hurricane damage would be covered by insurance.

On October 29, 2012, Hurricane Sandy made landfall approximately five miles southwest of Atlantic City, New Jersey, causing extensive damage to coastal and inland areas in the eastern United States, including many states where mortgaged properties are located. The damage to the affected areas includes, among other things, flooding, wind and water damage, forced evacuations and fire damage. The cost of the hurricane’s impact, due to the physical damage it caused, as well as the related economic impact, is expected to be significant for some period of time, particularly in the areas most directly damaged by the storm. We cannot assure you that one or more mortgaged properties will not be affected by changes in the regional or local economies that have resulted or may result from the hurricane.

Certain of the mortgaged properties are located in areas whose economic success is heavily dependent on one or a few major employers (which may be a military base, a university or a private company). In addition, certain of the mortgaged properties are located in cities or states that are currently facing or may face a depressed real estate market, which is not due to any natural disaster but which may cause an overall decline in property values. Furthermore, some of the mortgaged properties are located in areas that, based on low population density, poor economic demographics (such as higher than average unemployment rates, lower than average annual household income and/or overall loss of jobs)

and/or negative trends in such regards, would be considered secondary or tertiary markets. Mortgage loans secured by mortgaged properties in these secondary or tertiary markets may be more susceptible to the impacts of risks disclosed herein.

Eleven (11) of the mortgaged properties, collectively securing approximately 5.7% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, are located near Detroit, Michigan. On July 18, 2013, the City of Detroit filed a petition for relief under Chapter 9 of the federal bankruptcy code. While the consequences of this filing are as yet unclear, steps taken by the bankruptcy court and the city during the bankruptcy proceedings and pursuant to any resulting plan of reorganization could have adverse consequences to the local economy and the performance of these mortgaged properties.

Limitations on the Enforceability of Multi-Borrower/Multi-Property and Multi-Borrower/Multi-Parcel Arrangements May Have an Adverse Effect on Recourse in the Event of a Default on a Mortgage Loan

Three (3) of the mortgage loans, representing approximately 8.2% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, represent the obligations of multiple borrowers that are liable on a joint and several basis for the repayment of the entire indebtedness evidenced by the related multi-property or multi-parcel mortgage loan. In addition, one (1) group of cross-collateralized mortgage loans, representing approximately 0.4% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, involve groups with multiple borrowers.

Arrangements whereby multiple borrowers grant their respective mortgaged properties or parcels of individual mortgaged properties as security for a multi-property mortgage loan or group of cross-collateralized mortgage loans could be challenged as fraudulent conveyances by the creditors or the bankruptcy estate of any of the related borrowers. Under federal and most state fraudulent conveyance statutes, the incurring of an obligation or the transfer of property, including the granting of a mortgage lien, by a person may be voided under certain circumstances if:

•	the person did not receive fair consideration or reasonably equivalent value in exchange for the obligation or transfer; and

•	the person:

(1)     was insolvent at the time of the incurrence of the obligation or transfer, or rendered insolvent by such obligations or transfer, or

(2)     was engaged in a business or a transaction or was about to engage in a business or a transaction, for which the person’s assets constituted an unreasonably small amount of capital after giving effect to the incurrence of the obligation or the transfer, or

(3)     intended to incur, or believed that it would incur, debts that would be beyond the person’s ability to pay as those debts matured.

Accordingly, a lien granted by a borrower could be avoided if a court were to determine that:

•	the borrower did not receive fair consideration or reasonably equivalent value when pledging its mortgaged property or parcel for the equal benefit of the other related borrowers; and

•	the borrower was insolvent at the time of granting the lien, was rendered insolvent by the granting of the lien, was left with inadequate capital or was not able to pay its debts as they matured.

We cannot assure you that a lien granted by a borrower on its mortgaged property or parcel to secure a multi-borrower/multi-property mortgage loan, a multi-borrower/multi-parcel mortgage loan or a group of cross-collateralized mortgage loans, or any payment thereon, would not be avoided as a fraudulent conveyance.

In addition, when multiple real properties or parcels secure a mortgage loan or a group of cross-collateralized mortgage loans, the amount of the mortgage encumbering any particular one of those properties or parcels may be less than the full amount of the related aggregate mortgage loan indebtedness, to minimize recording tax, which could limit the extent to which proceeds from the property or parcel will be available to offset declines in value of the other properties or parcels securing the same mortgage loan or a group of cross-collateralized mortgage loans. See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans—Multi-Property Mortgage Loans and Related Borrower Mortgage Loans” in this free writing prospectus for more information regarding any multi-property mortgage loans or multi-parcel mortgage loans in the trust fund.

Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses

Under certain circumstances, the issuing entity could become liable for a material adverse environmental condition at an underlying mortgaged property. Any such potential liability could reduce or delay payments on the offered certificates. Environmental reports were prepared for the mortgaged properties as described in “Description of the Mortgage Pool—Environmental Considerations” in this free writing prospectus, however, it is possible that the environmental reports and/or supplemental “Phase II” sampling did not reveal all environmental liabilities, or that there are material environmental liabilities of which we are not aware. Also, the environmental condition of the mortgaged properties in the future could be affected by the activities of tenants and occupants or by third parties unrelated to the borrowers. For a more detailed description of environmental matters that may affect the mortgaged properties, see “Risk Factors—Environmental Law Considerations” and “Certain Legal Aspects of the Mortgage Loans—Environmental Risks” in the prospectus.

Risks Relating to Costs of Compliance with Applicable Laws and Regulations

A borrower may be required to incur costs to comply with various existing and future federal, state or local laws and regulations applicable to the related mortgaged property, for example, zoning laws and the Americans With Disabilities Act of 1990, as amended, which requires all public accommodations to meet certain federal requirements related to access and use by persons with disabilities. See “Certain Legal Aspects of the Mortgage Loans—Americans With Disabilities Act” in the prospectus. The expenditure of these costs or the imposition of injunctive relief, penalties or fines in connection with the borrower’s noncompliance could negatively impact the borrower’s cash flow and, consequently, its ability to pay its mortgage loan.

Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions

There may be pending or threatened legal proceedings against the borrowers and the managers of the mortgaged properties and their respective affiliates arising out of their ordinary business. Any such litigation may materially impair distributions to certificateholders if borrowers use property income to pay judgments or litigation costs. We cannot assure you that any litigation or any settlement of any litigation will not have a material adverse effect on your investment.

In addition, in the event the owner of a borrower experiences financial problems, we cannot assure you that such owner would not attempt to take actions with respect to the mortgaged property that may adversely affect the borrower’s ability to fulfill its obligations under the related mortgage loan. See “Description of the Mortgage Pool—Litigation Considerations” in this free writing prospectus and Representations and Warranties No. 15 (Actions Concerning Mortgage Loan) on Annex E-1 to this free writing prospectus and the exceptions thereto on Annex E-2 to this free writing prospectus (subject to the limitations and qualifications set forth in the preamble to Annex E-1 to this free writing prospectus) for information regarding litigation matters with respect to certain mortgage loans.

Other Financings or Ability To Incur Other Financings Entails Risk

When a borrower (or its constituent members) also has one or more other outstanding loans (even if they are pari passu, subordinated or unsecured loans), the issuing entity is subjected to additional risks such as:

•	the borrower (or its constituent members) may have difficulty servicing and repaying multiple loans;

•
the existence of another loan will generally also make it more difficult for the borrower to obtain refinancing of the related mortgage loan (or loan combination, if applicable) or sell the related mortgaged property and may thereby jeopardize repayment of the mortgage loan;

•	the need to service additional debt may reduce the cash flow available to the borrower to operate and maintain the mortgaged property and the value of the mortgaged property may fall as a result;

•
if a borrower (or its constituent members) defaults on its mortgage loan and/or any other loan, actions taken by other lenders such as a suit for collection, foreclosure or an involuntary petition for bankruptcy against the borrower could impair the security available to the issuing entity, including the mortgaged property, or stay the issuing entity’s ability to foreclose during the course of the bankruptcy case;

•	the bankruptcy of another lender also may operate to stay foreclosure by the issuing entity; and

•	the issuing entity may also be subject to the costs and administrative burdens of involvement in foreclosure or bankruptcy proceedings or related litigation.

With respect to each of the mortgage loans included in the trust that is secured by a residential cooperative property, the related borrower has incurred and/or may incur additional indebtedness secured by the related mortgaged property. In these instances, while such additional secured indebtedness is expressly subordinate to the related cooperative mortgage loan included in the trust, the intercreditor agreements that govern the interaction between the mortgagee under the mortgage loan and the lender with respect to any such additional secured debt do not contain “standstill” provisions in favor of the mortgagee under the mortgage loan. As a result, the lender with respect to any such permitted additional secured debt could foreclose upon its lien and cause a default on the related mortgage loan, regardless of whether such mortgage loan was otherwise in default.

In addition, with respect to the existing additional secured indebtedness related to mortgage loans secured by residential cooperative properties described above, such additional secured indebtedness generally bears interest at a floating rate based on the London Interbank Offered Rate (commonly referred to as “LIBOR”). Similarly, future additional secured indebtedness related to mortgage loans secured by residential cooperative properties described above may also bear interest at a floating rate based on LIBOR. Accordingly, debt service for such additional secured indebtedness will generally increase as LIBOR rises and the debt service coverage ratio of such additional secured indebtedness may be adversely affected by rising interest rates, and the related borrower’s ability to make all payments due on their respective obligations, including those related to the mortgage loans included in the trust, may be adversely affected.

For additional information, see “Description of the Mortgage Pool—Additional Indebtedness”, “Description of the Mortgage Pool—Other Additional Financing and Preferred Equity” and “The Pooling and Servicing Agreement—Servicing of the Loan Combinations” in this free writing prospectus.

Property Value May Be Adversely Affected Even When There Is No Change in Current Operating Income and as a Result Borrower May Be Unable To Repay Remaining Principal Balance on Maturity Date

Mortgage loans with substantial remaining principal balances at their stated maturity date involve greater risk than fully-amortizing mortgage loans. This is because the borrower may be unable to repay the loan at that time. In addition, fully amortizing mortgage loans which may pay interest on an “actual/360” basis but have fixed monthly payments may, in effect, have a small balloon payment due at maturity.

All of the amortizing mortgage loans have amortization schedules that are significantly longer than their respective terms, and many of the mortgage loans require only payments of interest for part or all of their respective terms. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Due Dates; Mortgage Rates; Calculations of Interest” in this free writing prospectus. A longer amortization schedule or an interest-only provision in a mortgage loan will result in a higher amount of principal outstanding under the mortgage loan at any particular time, including at the maturity date or anticipated repayment date of the mortgage loan, than would have otherwise been the case had a shorter amortization schedule been used or had the mortgage loan had a shorter interest-only period or not included an interest-only provision at all. That higher principal amount outstanding could both (i) make it more difficult for the related borrower to make the required balloon or ARD payment at maturity or on the related anticipated repayment date and (ii) lead to increased losses for the trust either during the loan term or at maturity or such anticipated repayment date if the mortgage loan becomes a defaulted mortgage loan. A borrower’s ability to repay a mortgage loan (or loan combination) on its stated maturity date typically will depend upon its ability either to refinance the mortgage loan (or loan combination) or to sell the related mortgaged property at a price sufficient to permit repayment. A borrower’s ability to achieve either of these goals will be affected by a number of factors, including:

•	the availability of, and competition for, credit for commercial and multifamily real estate projects, which change over time;

•	new construction of competing properties in the same market;

•	the prevailing interest rates;

•	the availability of refinancing;

•	the net operating income generated by the related mortgaged property;

•	the fair market value of the related mortgaged property;

•	proximity and attractiveness of competing properties;

•	the borrower’s equity in the related mortgaged property;

•	significant tenant rollover at the related mortgaged property (see “—Retail Properties Have Special Risks” and “—Office Properties Have Special Risks” in this free writing prospectus);

•	the borrower’s financial condition;

•	the operating history and occupancy level of the related mortgaged property;

•	reductions in applicable government assistance/rent subsidy programs;

•	potential environmental legislation or liabilities or other legal liabilities;

•	changes in governmental regulations, fiscal policy, or zoning laws;

•	the tax laws; and

•	prevailing general and regional economic conditions.

In order to maximize recoveries on defaulted mortgage loans, the pooling and servicing agreement permits each special servicer to extend and modify mortgage loans (other than a non-serviced mortgage loan, which will be serviced pursuant to a separate pooling and servicing agreement) subject to certain limitations. We cannot assure you, however, that any extension or modification will increase the present value of recoveries in a given case. Any delay in the collection of a balloon payment on the maturity date that would otherwise be distributable on your certificates, whether such delay is due to borrower default or to modification of the related mortgage loan (or modification of a non-serviced mortgage loan by the related other special servicer servicing), will likely extend the weighted average life of your certificates.

The recent credit crisis and economic downturn resulted in tightened lending standards and a reduction in capital available to prospective borrowers to refinance mortgage loans at maturity or to prospective property purchasers to finance acquisitions of commercial real estate. These factors increased the risk that refinancing may not be available for commercial mortgage loans will be unable to be refinanced with a new mortgage loan or repaid from proceeds of a sale of the property. We cannot assure you that each borrower under a balloon loan will have the ability to repay the principal balance of such mortgage loan on the related maturity date.

See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans” in this free writing prospectus.

Risks Related to Redevelopment and Renovation at a Mortgaged Property

Certain of the mortgaged properties are properties that are currently undergoing or are expected to undergo in the future redevelopment or renovation. The existence of construction or renovation at a mortgaged property may make space unavailable to rent or may make the mortgaged property less attractive to tenants or their customers, and accordingly could have a negative effect on net operating income.

To the extent applicable, we cannot assure you that any escrow or reserve collected will be sufficient to complete any current renovation or be otherwise sufficient to satisfy any tenant improvement expenses at a mortgaged property. Failure to complete planned renovations or improvements may have a material adverse effect on the cash flow at the mortgaged property and the related borrower’s ability to meet its payment obligations under the mortgage loan documents. In addition, in the event the related borrower fails to pay the costs for work completed or material delivered in connection with such ongoing redevelopment or renovation, the portion of the mortgaged property on which there are renovations may be subject to mechanic’s or materialmen’s liens that may be senior to the lien of the related mortgage loan. Additionally, we cannot assure you that any current or planned redevelopment, renovation or expansion will be completed, that such redevelopment, renovation or expansion will be completed in the time frame contemplated, or that, when and if redevelopment, renovation or expansion is completed, such redevelopment, renovation or expansion will improve the operations at, or increase the value of, the subject property. Failure of any of the foregoing to occur could have a material negative impact on the related mortgaged property, which could affect the ability of the related borrower to repay amounts due under such mortgage loan.

The existence of renovation or construction at a mortgaged property may make such mortgaged property less attractive to tenants or their customers or, in the case of hospitality properties may require that a portion of the mortgaged property not be used during that renovation or construction of and, accordingly, could have a negative effect on net operating income. See “Description of the Mortgage Pool—Redevelopment and Renovation” in this free writing prospectus.

If a special servicer forecloses on behalf of the trust fund on a mortgaged property that is being redeveloped, renovated or expanded, pursuant to the REMIC provisions, that special servicer will only be permitted to arrange for completion of the redevelopment, renovation or expansion if more than 10% of the costs of construction were incurred at the time the default on the related mortgage loan became imminent. In addition, financing will generally be required to complete any such construction work, the availability of which may be particularly limited due to the issuing entity’s inability to incur debt. As a result, the trust fund may not realize as much proceeds upon disposition of a foreclosure property as it would if it were permitted to complete construction or incur debt. See “—Other Risks—Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment—Tax Considerations Relating to Foreclosure” in this free writing prospectus.

Risks of the Anticipated Repayment Date Loans

The anticipated repayment date mortgage loans provide that, if on or after a certain date (referred to as the anticipated repayment date) the related borrower has not prepaid such mortgage loan in full, any principal outstanding after the related anticipated repayment date will accrue interest at an increased interest rate rather than the stated mortgage loan rate. Generally, from and after the related anticipated repayment date, cash flow in excess of that required for debt service, the funding of reserves and certain budgeted or reasonable expenses with respect to the related mortgaged property will be applied toward the payment of principal (without payment of a yield maintenance charge) of the related mortgage loan until its principal balance has been reduced to zero. Although these provisions may create an incentive for the borrower to repay the mortgage loan in full on its related anticipated repayment date, a substantial payment would be required and the borrower has no obligation to make any such payment. While interest at the initial mortgage rate continues to accrue and be payable on a current basis on such a mortgage loan after its anticipated repayment date, the payment of excess interest may be deferred and will be required to be paid, with interest (to the extent permitted under applicable law and the related mortgage loan documents), only after the outstanding principal balance of the related mortgage loan has been paid in full, at which time the excess interest that has been deferred, to the extent actually collected, will be paid to the holders of the class V certificates, which are not offered by this free writing prospectus. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—ARD Loans” in this free writing prospectus.

Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses

Some of the mortgaged properties securing the mortgage loans included in the issuing entity may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable for any reason. For example, a mortgaged property may not be readily convertible due to restrictive covenants related to such mortgaged property, including in the case of mortgaged properties that are part of a condominium regime or subject to a ground lease, the use and other restrictions imposed by the condominium declaration and other related documents, especially in a situation where a mortgaged property does not represent the entire condominium regime. Additionally, any vacancy with respect to self-storage facilities, manufactured housing communities, hospitality properties, bowling alleys, restaurants, theater space, automobile dealerships, medical offices, health clubs, cold storage facilities and warehouses would not easily be converted to other uses due to their unique construction characteristics. In addition, converting commercial properties to alternate uses, including the conversion of a single tenant property to multi-tenant use or vice-versa, generally requires substantial capital expenditures and could result in a significant adverse effect on, or interruption of, the revenues generated by such properties. See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans—Other” in this free writing prospectus and “Top Fifteen Loan Summaries—Cedar Crest Professional Park” in Annex B to this free writing prospectus.

Some of the mortgaged properties have government tenants or other tenants which may have space that was “built to suit” for that particular tenant’s uses and needs. For example, a government tenant may require enhanced security features that required additional construction or renovation costs and for which the related tenant may pay above market rent. However, such enhanced features may not be necessary for a new tenant (and such new tenant may not be willing to pay the higher rent associated with such features). While a government office building or government leased space may be “useable” as a regular office building or tenant space, the rents that may be collected in the event the government tenant does not renew its lease may be significantly lower than the rent currently collected. See “Top Fifteen Loan Summaries—Queens Atrium” in Annex B to this free writing prospectus.

Furthermore, certain properties may be subject to certain low-income housing restrictions in order to remain eligible for low-income housing tax credits or governmental subsidized rental payments that could prevent the conversion of the mortgaged property to alternative uses. The liquidation value of any mortgaged property, subject to limitations of the kind described above or other limitations on convertibility of use, may be substantially less than would be the case if the property were readily adaptable to other uses. See “—Multifamily Properties Have Special Risks” in this free writing prospectus.

Zoning or other restrictions also may prevent alternative uses. See “—Mortgaged Properties That Are Not in Compliance with Zoning and Building Code Requirements and Use Restrictions Could Adversely Affect Distributions on Your Certificates” in this free writing prospectus.

The liquidation value of a mortgaged property not readily convertible to an alternative use may be substantially less than would be the case if the mortgaged property were readily adaptable to other uses. In addition, certain properties that are legally permitted to be used in a non-conforming manner may be subject to restrictions that would require compliance with current zoning laws under certain circumstances, which may include non-operation of the subject property for a period of time. If this type of mortgaged property were liquidated and a lower liquidation value were obtained, less funds would be available for distributions on your certificates.

Mortgaged Properties That Are Not in Compliance with Zoning and Building Code Requirements and Use Restrictions Could Adversely Affect Distributions on Your Certificates

Certain of the mortgaged properties may not comply with current zoning laws, including density, use, parking, height, landscaping, open space and set back requirements, due to changes in zoning requirements after such mortgaged properties were constructed. These properties, as well as those for which variances or special permits were issued or for which non-conformity with current zoning laws is otherwise permitted, are considered to be a “legal non-conforming use” and/or the improvements are considered to be “legal non-conforming structures”. This means that the borrower is not required to alter its structure to comply with the existing or new law; however, the borrower may not be able to rebuild the premises “as is” in the event of a substantial casualty loss. This may adversely affect the cash flow of the property following the loss. If a substantial casualty were to occur, we cannot assure you that insurance proceeds would be available to pay the mortgage loan in full. In addition, if a non-conforming use were to be discontinued and/or the property were repaired or restored in conformity with the current law, the value of the property or the revenue-producing potential of the property may not be equal to that before the casualty.

In addition, certain of the mortgaged properties that do not conform to current zoning laws may not be “legal non-conforming uses” or “legal non-conforming structures”. The failure of a mortgaged property to comply with zoning laws or to be a “legal non-conforming use” or “legal non-conforming structure” may adversely affect market value of the mortgaged property or the borrower’s ability to continue to use it in the manner it is currently being used or may necessitate material additional expenditures to remedy non-conformities. See “Description of the Mortgage Pool—Assessments of Property Value and Condition—Zoning and Building Code Compliance” in this free writing prospectus.

In addition, certain of the mortgaged properties may be subject to certain use restrictions and/or operational requirements imposed pursuant to restrictive covenants, reciprocal easement agreements or operating agreements or historical landmark designations or, in the case of those mortgaged properties that are condominiums, condominium declarations or other condominium use restrictions or regulations, especially in a situation where the related borrower does not own the entirety of the property within the condominium regime or otherwise controls the condominium association decisions. Such use restrictions could include, for example, limitations on the character of the improvements or the properties, limitations affecting noise and parking requirements, among other things, and limitations on the borrowers’ right to operate certain types of facilities within a prescribed radius. These limitations impose upon the borrower stricter requirements with respect to repairs and alterations, including following a casualty loss. These limitations could adversely affect the ability of the related borrower to lease the mortgaged property on favorable terms, thus adversely affecting the borrower’s ability to fulfill its obligations under the related mortgage loan. See “Description of the Mortgage Pool—Use Restrictions” in this free writing prospectus.

Additionally, certain of the mortgaged properties are subject to restrictions relating to the use of the mortgaged properties.

See Representations and Warranties No. 26 (Local Law Compliance) on Annex E-1 to this free writing prospectus and the exceptions thereto on Annex E-2 to this free writing prospectus (subject to the limitations and qualifications set forth in the preamble to Annex E-1 to this free writing prospectus).

Inadequacy of Title Insurers May Adversely Affect Distributions on Your Certificates

Title insurance for a mortgaged property generally insures a lender against risks relating to a lender not having a first lien with respect to a mortgaged property, and in some cases can insure a lender against specific other risks. The protection afforded by title insurance depends on the ability of the title insurer to pay claims made upon it. We cannot assure you that with respect to any mortgage loan:

•	a title insurer will have the ability to pay title insurance claims made upon it;

•	the title insurer will maintain its present financial strength; or

•	a title insurer will not contest claims made upon it.

Condemnations With Respect to Mortgaged Properties Could Adversely Affect Distributions on Your Certificates

From time to time, there may be condemnations pending or threatened against one or more of the mortgaged properties securing the mortgage loans. We cannot assure you that the proceeds payable in connection with a total condemnation will be sufficient to restore the subject mortgaged property or to satisfy the remaining indebtedness of the related mortgage loan. The occurrence of a partial condemnation may have a material adverse effect on the continued use of the affected mortgaged property, or on an affected borrower’s ability to meet its obligations under the related mortgage loan. In addition, in some cases, particularly involving single-tenant mortgaged properties, if a condemnation award is not entirely applied to restore the related mortgaged property following a partial taking, or if there is a complete taking of the related mortgaged property, the resulting condemnation award may need to be shared between an affected tenant and the applicable borrower/landlord, thereby reducing the portion of such proceeds available to pay the related mortgage loan. Therefore, we cannot assure you that the occurrence of any condemnation will not have a negative impact upon the distributions on your certificates. See “Description of the Mortgage Pool—Tenant or Other Third Party Issues—Other Matters” in this free writing prospectus, and Representations and Warranties No. 14 (Condemnation) on Annex E-1 to this free writing prospectus and the exceptions thereto on Annex E-2 to this free writing prospectus (subject to the limitations and qualifications set forth in the preamble to Annex E-1 to this free writing prospectus).

Risks Relating to Inspections of Properties

Licensed engineers or consultants inspected the mortgaged properties at or about the time of the origination of the mortgage loans to assess items such as structural integrity of the buildings and other improvements on the mortgaged property, including exterior walls, roofing, interior construction, mechanical and electrical systems and general condition of the sites, buildings and other improvements. However, we cannot assure you that all conditions requiring repair or replacement were identified or that a more current engineering inspection would not reveal additional property condition deficiencies. No additional property inspections were conducted in connection with the initial issuance of the offered certificates. See “Description of the Mortgage Pool—Assessments of Property Value and Condition—Property Condition Assessments” in this free writing prospectus.

Availability of Earthquake, Flood and Other Insurance

Although the mortgaged properties are required to be insured, or self-insured by a sole tenant of a related building or group of buildings, against certain risks, there is a possibility of casualty loss with respect to the mortgaged properties for which insurance proceeds may not be adequate or which may result from risks not covered by insurance.

In addition, hazard insurance policies will typically contain co-insurance clauses that in effect require an insured at all times to carry insurance of a specified percentage, generally 80% to 90%, of the full replacement value of the improvements on the related mortgaged property in order to recover the full amount of any partial loss. As a result, even if insurance coverage is maintained, if the insured’s coverage falls below this specified percentage, those clauses generally provide that the insurer’s liability in the event of partial loss does not exceed the lesser of (1) the replacement cost of the improvements less physical depreciation and (2) that proportion of the loss as the amount of insurance carried bears to the specified percentage of the full replacement cost of those improvements.

Furthermore, sixteen (16) mortgaged properties, representing approximately 16.1% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date by allocated loan amount, are located in areas that are considered a high earthquake risk (seismic zones 3 or 4). Seismic reports were prepared with respect to these mortgaged properties, and based on those reports, no mortgaged property has a probable maximum loss in excess of 20%.

The mortgage loans do not require flood insurance on the related mortgaged properties unless they are in a flood zone and flood insurance is available and, in certain instances, even where the related mortgaged property was in a flood zone and flood insurance was available, flood insurance was not required (for example, if no material borrower-owned improvements at the related mortgaged property were in the flood zone).

We cannot assure you that the borrowers will in the future be able to comply with requirements to maintain adequate insurance with respect to the mortgaged properties, and any uninsured loss could have a material adverse impact on the amount available to make payments on the related mortgage loan, and consequently, the certificates. As with all real estate, if reconstruction (for example, following fire or other casualty) or any major repair or improvement is required to the damaged property, changes in laws and governmental regulations may be applicable and may materially affect the cost to, or ability of, the borrowers to effect such reconstruction, major repair or improvement. As a result, the amount realized with respect to the mortgaged properties, and the amount available to make payments on the related mortgage loan, and consequently, the certificates could be reduced. In addition, we cannot assure you that the amount of insurance required or provided would be sufficient to cover damages caused by any casualty, or that such insurance will be available in the future at commercially reasonable rates.

See Representations and Warranties No. 18 (Insurance) on Annex E-1 to this free writing prospectus and the exceptions thereto on Annex E-2 to this free writing prospectus (subject to the limitations and qualifications set forth in the preamble to Annex E-1 to this free writing prospectus).

Terrorism Insurance May Not Be Available for All Mortgaged Properties

The occurrence or the possibility of terrorist attacks could (1) lead to damage to one or more of the mortgaged properties if any terrorist attacks occur or (2) result in higher costs for security and insurance premiums or diminish the availability of insurance coverage for losses related to terrorist attacks, particularly for large properties, which could adversely affect the cash flow at those mortgaged properties.

Following the September 11, 2001 terrorist attacks in the New York City area and Washington, D.C. area, many reinsurance companies (which assume some of the risk of policies sold by primary insurers) eliminated coverage for acts of terrorism from their reinsurance policies. Without that reinsurance coverage, primary insurance companies would have to assume that risk themselves, which may cause them to eliminate such coverage in their policies, increase the amount of the deductible for acts of terrorism or charge higher premiums for such coverage. In order to offset this risk, Congress created the

Terrorism Insurance Program pursuant to the Terrorism Risk Insurance Program Reauthorization Act of 2007 (“TRIPRA”). See “Certain Legal Aspects of the Mortgage Loans—Terrorism Insurance Program” in the prospectus.

Because the Terrorism Insurance Program is a temporary program, we cannot assure you that it will create any long-term changes in the availability and cost of such insurance. Moreover, we cannot assure you that subsequent terrorism insurance legislation will be passed upon TRIPRA’s expiration on December 31, 2014.

If TRIPRA is not extended or renewed upon its expiration:

•	premiums for terrorism insurance coverage will likely increase;

•
the terms of such insurance may be materially amended to increase stated exclusions or to otherwise effectively decrease the scope of coverage available (perhaps to the point where it is effectively not available); and

•
to the extent that any policies contain “sunset clauses” (i.e., clauses that void terrorism coverage if the federal insurance backstop program is not renewed), then such policies may cease to provide terrorism insurance upon the expiration of TRIPRA.

Even if terrorism insurance is required by the loan documents for a mortgage loan, that requirement may be subject to a cap on the cost of the premium for terrorism insurance that a borrower is required to pay or a commercially reasonable standard on the availability or cost of the insurance. See “Top Fifteen Loan Summaries” attached as Annex B to this free writing prospectus for a description of the requirement for terrorism insurance for each of the 15 largest mortgage loans and Representations and Warranties No. 31 (Acts of Terrorism Exclusion) on Annex E-1 to this free writing prospectus and the exceptions thereto on Annex E-2 to this free writing prospectus (subject to the limitations and qualifications set forth in the preamble to Annex E-1 to this free writing prospectus).

Other mortgaged properties securing mortgage loans may also be insured under blanket policies or by a sole tenant or by another third party (such as a condominium association or board, if applicable, a hotel franchisor, if applicable, or a property manager). In some cases, the sole tenant at a mortgaged property or tenants of stand-alone buildings at a mortgaged property are permitted to self-insure. See “—Risks Associated with Blanket Insurance Policies or Self-Insurance” in this free writing prospectus.

We cannot assure you that all of the mortgaged properties will be insured against the risks of terrorism and similar acts. As a result of any of the foregoing, the amount available to make distributions on your certificates could be reduced.

Risks Associated with Blanket Insurance Policies or Self-Insurance

Certain of the mortgaged properties are covered by blanket insurance policies, which also cover other properties of the related borrower or its affiliates (including certain properties in close proximity to the mortgaged properties). In the event that such policies are drawn on to cover losses on such other properties, the amount of insurance coverage available under such policies would thereby be reduced and could be insufficient to cover each mortgaged property’s insurable risks. In addition, with respect to some of the mortgaged properties, a sole tenant may be allowed to provide self-insurance against risks.

Additionally, if the mortgage loans that allow coverage under blanket insurance policies are part of a group of mortgage loans with related borrowers, then all of the related mortgaged properties may be covered under the same blanket policy, which may also cover other properties owned by affiliates of such borrowers.

Other mortgaged properties securing mortgage loans may also be insured by a sole tenant or by another third party (such as a condominium association or board, if applicable, a hotel franchisor, if applicable, or a property manager). In some cases, the sole tenant at a mortgaged property or tenants of stand-alone buildings at a mortgaged property are permitted to self-insure. See Representations and Warranties No. 18 (Insurance) and No. 31 (Acts of Terrorism Exclusion) on Annex E-1 to this free writing prospectus and the exceptions thereto on Annex E-2 to this free writing prospectus (subject to the limitations and qualifications set forth in the preamble to Annex E-1 to this free writing prospectus).

RISKS RELATED TO CONFLICTS OF INTEREST

Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned With Your Interests

The originators, the sponsors and their affiliates (including certain of the underwriters) expect to derive ancillary benefits from this offering and their respective incentives may not be aligned with those of purchasers of the certificates. The sponsors originated or purchased the mortgage loans in order to securitize the mortgage loans by means of a transaction such as the offering of the certificates. The sponsors will sell the mortgage loans to the depositor (an affiliate of The Royal Bank of Scotland, one of the sponsors) on the closing date in exchange for cash, derived from the sale of the certificates to investors and/or in exchange for certificates. A completed offering would reduce the originators’ exposure to the mortgage loans. The originators made the mortgage loans with a view toward securitizing them and reducing the exposure by means of a transaction such as this offering of certificates. This offering of certificates will effectively transfer the originators’ exposure to the mortgage loans to purchasers of the certificates. Conflicts of interest may arise between the trust fund, on the one hand, and the sponsors and their affiliates that engage in the acquisition, development, operation, financing and disposition of real estate, on the other hand. Those conflicts may arise because a sponsor and its affiliates intend to continue to actively acquire, develop, operate, lease, finance and dispose of real estate related assets in the ordinary course of their businesses. During the course of their business activities, the respective sponsors and their affiliates may acquire, sell or lease properties, or finance or hedge loans secured by properties (or by ownership interests in the related borrowers), securing the mortgage loans or properties that are in the same markets as those mortgaged properties. Such activities may include without limitation making or participating in any future mezzanine financing or, with respect to residential cooperative mortgage loans, other secured or unsecured financing that is permitted under the terms of the mortgage loans or the pooling and servicing agreement under provisions that we described in this free writing prospectus. See “Description of the Mortgage Pool—Additional Indebtedness” and the “Top Fifteen Loan Summaries” attached as Annex B to this free writing prospectus. Additionally, the proceeds of certain of the mortgage loans were used to refinance debt previously held by, or to acquire or refinance real estate for the benefit of, the related sponsor or an affiliate of a sponsor, and the sponsors or their affiliates may have, may have had or may in the future acquire equity investments in the borrowers (or in the owners of the borrowers), tenants or mortgaged properties under or with respect to certain of the mortgage loans, or may be tenants at the related mortgaged properties. For example, in the case of the mortgage loan secured by the mortgaged property identified Annex A to this free writing prospectus as Rock Pointe East, representing approximately 1.5% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, an affiliate of C-III Commercial Mortgage LLC, the related originator and mortgage loan seller, holds an indirect majority equity interest in the related mortgage borrower as part of a tri-party joint venture. Such mortgage loans may contain certain terms that are more favorable to the subject borrower than would have been the case if the originating lender had not been an affiliate of the subject borrower. One or more of the sponsors and their affiliates have had, presently have or in the future may have other business relationships with affiliates of the borrowers under the mortgage loans, such as preferential rights to make loans to or equity investments in those affiliates. In addition, with respect to certain mortgage loans, the related sponsor, an affiliate thereof or another participant in this securitization may hold a mezzanine or other similar loan secured by direct or indirect equity interests in the related mortgage borrower or, with respect to certain mortgage loans secured by residential cooperative properties, NCB, FSB or an affiliate thereof may, now or in the future, hold one or more (1) loans to the related mortgage borrower that are secured, on a subordinated basis, by a mortgage lien on a mortgaged property that also secures a mortgage loan included in the trust, (2) unsecured loans to the related borrower and/or (3) cooperative unit loans that are secured by direct equity interests in the related borrower. See “Description of the Mortgage Pool—Additional Indebtedness—Property-Secured

Financing and Mezzanine and Similar Financing” and “Transaction Parties—Affiliations and Certain Relationships” in this free writing prospectus.

Furthermore, nothing in the pooling and servicing agreement or otherwise will prohibit NCB, FSB from soliciting the refinancing of any of the mortgage loans for which it is acting as master servicer or special servicer. In the event that NCB, FSB refinances any of the mortgage loans included in the mortgage pool, an earlier than expected payoff of any such mortgage loan could occur, which would result in a prepayment, which such prepayment could have an adverse effect on the yield of the certificates.

The originators, the sponsors and their affiliates expect to receive various benefits, including compensation, commissions, payments, rebates, remuneration and business opportunities, in connection with or as a result of this offering of certificates and their interests in the mortgage loans. The sponsors and their affiliates will effectively receive compensation, and may record a profit, in an amount based on, among other things, the amount of proceeds (net of transaction expenses) received from the sale of the certificates to investors relative to their investment in the mortgage loans. The benefits to the originators, the sponsors and their affiliates arising from the decision to securitize the mortgage loans may be greater than they would have been had other assets been selected.

Furthermore, the sponsors and/or their affiliates may benefit from a completed offering of the certificates because the offering would establish a market precedent and a valuation data point for their investment represented by the certificates, if they initially retain their certificates, or for securities similar to the certificates, thus enhancing the ability of the sponsors and their affiliates to conduct similar offerings in the future and permitting them to adjust the fair value of the mortgage loans or other similar assets or securities held on their balance sheet, including increasing the carrying value or avoiding decreasing the carrying value of some or all of such similar positions.

Furthermore, Wells Fargo Bank, National Association is the purchaser under repurchase agreements with each of Basis Real Estate Capital II, LLC, C-III Commercial Mortgage LLC and Liberty Island Group I LLC, respectively, or in any such case with a wholly-owned subsidiary or other affiliate of the subject mortgage loan seller, for the purpose of providing short-term warehousing of mortgage loans originated or acquired by Basis Real Estate Capital II, LLC, C-III Commercial Mortgage LLC or Liberty Island Group I LLC, as applicable. In addition, Wells Fargo Bank, National Association is the purchaser under a repurchase agreement with a wholly-owned subsidiary of NCB, FSB for the purpose of providing short-term warehousing of mortgage loans originated or acquired by NCB, FSB; however, none of the mortgage loans that NCB, FSB will transfer to the depositor are subject to such repurchase agreement.

In the case of the repurchase facility provided to Liberty Island Group I LLC or its affiliate, Wells Fargo Bank, National Association has agreed to purchase mortgage loans from Liberty Island Group I LLC or its affiliate on a revolving basis. The dollar amount of the mortgage loans expected to be subject to that repurchase facility that will be sold by Liberty Island Group I LLC to the depositor in connection with this securitization transaction is projected to equal, as of the cut-off date, approximately $189,621,552. Proceeds received by Liberty Island Group I LLC in connection with this securitization transaction will be used, in part, to repurchase from Wells Fargo Bank, National Association, the mortgage loans subject to that repurchase facility that are to be sold by Liberty Island Group I LLC to the depositor in connection with this securitization transaction, which mortgage loans will be transferred to the depositor free and clear of any liens.

In the case of the repurchase facility provided to Basis Real Estate Capital II, LLC, Wells Fargo Bank, National Association has agreed to purchase mortgage loans from Basis Real Estate Capital II, LLC on a revolving basis. The dollar amount of the mortgage loans expected to be subject to that repurchase facility that will be sold by Basis Real Estate Capital II, LLC to the depositor in connection with this securitization transaction is projected to equal, as of the cut-off date, approximately $77,992,875. Proceeds received by Basis Real Estate Capital II, LLC in connection with this securitization transaction will be used, in part, to repurchase from Wells Fargo Bank, National Association, the mortgage loans subject to that repurchase facility that are to be sold by Basis Real Estate Capital II, LLC to the depositor in connection with this securitization transaction, which mortgage loans will be transferred to the depositor free and clear of any liens.

In the case of the repurchase facility provided to C-III Commercial Mortgage LLC, for which its wholly-owned special purpose subsidiary is the primary obligor, Wells Fargo Bank, National Association has agreed to purchase mortgage loans from the subsidiary on a revolving basis. C-III Commercial Mortgage LLC guarantees certain obligations of its subsidiary under that repurchase facility. As of July 9, 2014, mortgage loans subject to that repurchase facility that will be sold by C-III Commercial Mortgage LLC to the depositor in connection with this securitization transaction had an aggregate principal balance as of the cut-off date of approximately $68,317,307, although that number may change by the closing date for this securitization transaction. Proceeds received by C-III Commercial Mortgage LLC in connection with this securitization transaction will be used, in part, to repurchase, through its subsidiary, from Wells Fargo Bank, National Association, the mortgage loans subject to that repurchase facility that are to be sold by C-III Commercial Mortgage LLC to the depositor in connection with this securitization transaction, which mortgage loans will be transferred to the depositor free and clear of any liens.

In addition, each of Basis Real Estate Capital II, LLC, C-III Commercial Mortgage LLC, Liberty Island Group I LLC and NCB, FSB, respectively, or its respective wholly-owned subsidiary or other affiliate, is party to an interest rate hedging arrangement with Wells Fargo Bank, National Association with respect to all of the mortgage loans that Basis Real Estate Capital II, LLC, C-III Commercial Mortgage LLC and Liberty Island Group I LLC, respectively, will transfer to the depositor, and with respect to certain of the mortgage loans that NCB, FSB will transfer to the depositor. In each instance those hedging arrangements will terminate with respect to the loans that will be transferred to the depositor in connection with the contribution of those mortgage loans to this securitization transaction.

As a result of the matters discussed in the preceding five paragraphs, this securitization transaction will substantially reduce the economic exposure of Wells Fargo Bank, National Association to all of the mortgage loans that are to be transferred by Basis Real Estate Capital II, LLC, C-III Commercial Mortgage LLC and Liberty Island Group I LLC and certain of the mortgage loans that are to be transferred by NCB, FSB, respectively, to the depositor.

Pursuant to an interim servicing agreement among Wells Fargo Bank, National Association, The Royal Bank of Scotland plc and RBS Financial Products Inc., each a sponsor, originator and mortgage loan seller and an affiliate of an underwriter, Wells Fargo Bank, National Association acts (from time to time) as primary servicer with respect to mortgage loans owned by The Royal Bank of Scotland plc and RBS Financial Products Inc., including, prior to their inclusion in the trust fund, all of the mortgage loans to be transferred by The Royal Bank of Scotland plc and RBS Financial Products Inc. to the depositor. Additionally, Wells Fargo Bank, National Association is the interim custodian of the loan files for all of the mortgage loans to be transferred by The Royal Bank of Scotland plc and RBS Financial Products Inc. to the depositor.

Pursuant to certain interim servicing agreements between Wells Fargo Bank, National Association and Basis Real Estate Capital II, LLC, each a sponsor, originator and mortgage loan seller, Wells Fargo Bank, National Association from time to time acts as primary servicer with respect to mortgage loans owned by Basis Real Estate Capital II, LLC (subject to the repurchase facility described above) from time to time, including, prior to their inclusion in the trust fund, all of the mortgage loans to be transferred by Basis Real Estate Capital II, LLC to the depositor.

Liberty Island Group I LLC, a sponsor, is partially owned by Prudential Mortgage Capital Company, LLC, which underwrote and originated the mortgage loans that Liberty Island Group I LLC will transfer to the depositor under authority delegated by that sponsor. Prudential Asset Resources, Inc., the primary servicer of such mortgage loans, is a wholly owned subsidiary of Prudential Mortgage Capital Company, LLC. Prudential Asset Resources, Inc. has an interim servicing agreement with Liberty Island Group LLC and also has a servicer acknowledgment agreement with Liberty Island Group LLC, Liberty Island Group I LLC and Wells Fargo Bank, National Association (as the purchaser under the short term warehousing facility described herein), in either case to primary service Liberty Island Group I LLC’s mortgage loans prior to securitization.

In addition, Wells Fargo Central Pacific Holdings, Inc., an affiliate of Wells Fargo Bank, National Association and Wells Fargo Securities, LLC, holds a less than 10% indirect equity interest in C-III Commercial Mortgage LLC.

Wells Fargo Bank, National Association is the interim custodian of the loan documents for all of the mortgage loans that C-III Commercial Mortgage LLC will transfer to the depositor.

Each of the foregoing relationships should be considered carefully by you before you invest in any offered certificates. See “—Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests” below and “Transaction Parties—Affiliations and Certain Relationships” in this free writing prospectus.

Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests

The activities and interests of the underwriters and their respective affiliates (collectively, the “Underwriter Entities”) will not align with, and may in fact be directly contrary to, those of certificateholders. The Underwriter Entities are part of global banking, securities and investment management firms that provide a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals. As such, they actively make markets in and trade financial instruments for their own account and for the accounts of customers. These financial instruments include debt and equity securities, currencies, commodities, bank loans, indices, baskets and other products. The Underwriter Entities’ activities include, among other things, executing large block trades and taking long and short positions directly and indirectly, through derivative instruments or otherwise. The securities and instruments in which the Underwriter Entities take positions, or expect to take positions, include loans similar to the mortgage loans, securities and instruments similar to the certificates and other securities and instruments. Market making is an activity where the Underwriter Entities buy and sell on behalf of customers, or for their own account, to satisfy the expected demand of customers. By its nature, market making involves facilitating transactions among market participants that have differing views of securities and instruments. As a result, you should expect that the Underwriter Entities will take positions that are inconsistent with, or adverse to, the investment objectives of investors in the certificates.

As a result of the Underwriter Entities’ various financial market activities, including acting as a research provider, investment advisor, market maker or principal investor, you should expect that personnel in various businesses throughout the Underwriter Entities will have and express research or investment views and make recommendations that are inconsistent with, or adverse to, the objectives of investors in the certificates.

If an Underwriter Entity becomes a holder, or finances the acquisition, of any of the certificates, through market-making activity or otherwise, any actions that it, or the entity benefiting from its financing, takes in its capacity as a certificateholder, including voting, providing consents or otherwise will not necessarily be aligned with the interests of other holders of the same class or other classes of the certificates. To the extent an Underwriter Entity makes a market in the certificates (which it is under no obligation to do), it would expect to receive income from the spreads between its bid and offer prices for the certificates. The price at which an Underwriter Entity may be willing to purchase certificates, if it makes a market, will depend on market conditions and other relevant factors and may be significantly lower than the issue price for the certificates and significantly lower than the price at which it may be willing to sell certificates.

In addition, the Underwriter Entities will have no obligation to monitor the performance of the certificates or the actions of the master servicers, the special servicers, the trust advisor, the certificate administrator or the trustee and will have no authority to advise the master servicers, the special servicers, the trust advisor, the certificate administrator or the trustee (or of any party acting in these capacities under a pooling and servicing agreement entered into in connection with the securitization of a non-serviced companion loan) or to direct their actions.

Furthermore, the Underwriter Entities expect that a completed offering will enhance their ability to assist clients and counterparties in the transaction or in related transactions (including assisting clients in additional purchases and sales of the certificates and hedging transactions). The Underwriter Entities expect to derive fees and other revenues from these transactions. In addition, participating in a successful offering and providing related services to clients may enhance the Underwriter Entities’ relationships with various parties, facilitate additional business development, and enable them to obtain additional business and generate additional revenue.

Wilmington Trust, National Association, the Trustee, is also the trustee under the WFCM 2014-LC16 securitization.

See “Summary—Other Investment Considerations—Conflicts of Interest” and “Transaction Parties—Affiliations and Certain Relationships” in this free writing prospectus, and “Method of Distribution (Underwriter Conflicts of Interest)” in the final prospectus supplement for a description of certain affiliations and relationships between the underwriters and other participants in this offering. Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Interests and Incentives of the Holders of Non-Serviced Companion Loans May Not Be Aligned With Your Interests

With respect to each of the Queens Atrium and Montgomery Mall mortgage loans, the related mortgaged property also secures a companion loan. The Queens Atrium mortgage loan and the related companion loan will initially be serviced pursuant to the pooling and servicing agreement for this transaction. Pursuant to the related intercreditor agreement, for so long as the Queens Atrium mortgage loan and the related companion loan are serviced under the pooling and servicing agreement for this transaction, certain decisions to be made with respect to such mortgage loan will require the approval of the holder of the related companion loan. Each of the Queens Atrium loan combination after the securitization of the related companion loan and the Montgomery Mall loan combination will be serviced pursuant to the related other pooling and servicing agreement, and certain decisions to be made with respect to such mortgage loan may require the approval of the related subordinate class representative or such other party specified in the related intercreditor agreement or the related other pooling and servicing agreement. As a result, you will have less control over the servicing of the Queens Atrium mortgage loan and the Montgomery Mall mortgage loan than you would have if such mortgage loan were being serviced by a master servicer and a special servicer pursuant to the terms of the pooling and servicing agreement. See “Description of the Mortgage Pool—Additional Indebtedness—The Loan Combinations” and “The Pooling and Servicing Agreement—Servicing of the Loan Combinations” in this free writing prospectus.

The interests of a holder (or its designee) of a companion loan related to the Queens Atrium mortgage loan or the Montgomery Mall mortgage loan, who is entitled to exercise various rights with respect to the servicing of such mortgage loan and companion loan, may conflict with the interests of, and its decisions may adversely affect, the holders of one or more classes of offered certificates. No certificateholder may take any action against a holder of a companion loan (or its designee) for having acted solely in its respective interest.

Potential Conflicts of Interest of the Master Servicers and the Special Servicers

The pooling and servicing agreement provides that the mortgage loans are required to be administered in accordance with the servicing standard without regard to ownership of any certificate by the master servicers or special servicers or any of their respective affiliates. See “The Pooling and Servicing Agreement—Servicing of the Mortgage Loans” in this free writing prospectus. The pooling and servicing agreement entered into in connection with the securitization of a non-serviced companion loan provides or is anticipated to provide that the related non-serviced loan combination will be administered in accordance with a servicing standard that is materially consistent with the servicing standard set forth in the pooling and servicing agreement.

See “The Pooling and Servicing Agreement—Servicing of the Loan Combinations” in this free writing prospectus.

Notwithstanding the foregoing, either master servicer, a sub-servicer, either special servicer or any of their respective affiliates and, as it relates to servicing and administration of a non-serviced mortgage loan, the related other master servicer (or related subservicer), other special servicer or any of their respective affiliates with respect to any securitization of the related non-serviced companion loan, may have interests when dealing with the mortgage loans that are in conflict with those of holders of the offered certificates, especially if either master servicer, a sub-servicer, either special servicer or any of their respective affiliates holds certificates or pari passu companion loans or other debt of a borrower or sponsor, or has financial interests in or other financial dealings with a borrower or a sponsor. Each of these relationships may create a conflict of interest. For instance, if a special servicer or its affiliate holds a non-offered class of certificates, such special servicer might seek to reduce the potential for losses allocable to those certificates from the mortgage loans by deferring acceleration in hope of maximizing future proceeds. However, that action could result in less proceeds to the issuing entity than would be realized if earlier action had been taken. In addition, no servicer is required to act in a manner more favorable to the offered certificates or any particular class of certificates than to the Series 2014-C21 non-offered certificates or the related pari passu companion loan.

In addition, with respect to certain mortgage loans secured by residential cooperative properties, NCB, FSB or an affiliate thereof may hold, now or in the future, one or more (i) loans to the related mortgage borrower that are secured, on a subordinated basis, by a mortgage lien upon a mortgaged property that also secures a mortgage loan included in the trust, (ii) unsecured loans to the related mortgage borrower and/or (iii) cooperative unit loans that are secured by direct equity interests in the related mortgage borrower. See “Description of the Mortgage Pool—Additional Indebtedness” and “—Additional Debt Financing for Mortgage Loans Secured by Residential Cooperatives” in this free writing prospectus. Additionally, subject to the servicing standard and to the criteria described in this free writing prospectus, NCB, FSB is also permitted to approve, without the consent of the subordinate class representative or any party to the pooling and servicing agreement, the incurrence of additional and/or other additional secured indebtedness by the borrowers under the residential cooperative mortgage loans, and if it so elects, to act as lender in such instances.

Each master servicer and special servicer services and is expected to continue to service, in the ordinary course of its business, existing and new mortgage loans for third parties, including portfolios of mortgage loans similar to the mortgage loans. The real properties securing these other mortgage loans may be in the same markets as, and compete with, certain of the mortgaged properties securing the mortgage loans. Consequently, personnel of the master servicers or special servicers, as applicable, may perform services, on behalf of the issuing entity, with respect to the applicable mortgage loans at the same time as they are performing services, on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans. This may pose inherent conflicts for the master servicers or the special servicers. NCB, FSB is a mortgage loan seller and also will act as the master servicer and special servicer responsible for servicing the residential cooperative mortgage loans sold to the trust by NCB, FSB. Under these circumstances, because it is both a master servicer and special servicer and also a mortgage loan seller, NCB, FSB may have interests that conflict with the interests of the holders of the certificates. However, the pooling and servicing agreement will provide that the mortgage loans are to be serviced in accordance with the servicing standard and without regard to any obligation of any mortgage loan seller to cure a breach of a representation or warranty or repurchase any mortgage loan.

Similarly, with respect to a non-serviced mortgage loan serviced pursuant to another securitization, conflicts of interest similar to those described above may arise with respect to the related other master servicer, other special servicer and/or other subservicer with respect to any such securitization, and/or their respective affiliates.

CWCapital Asset Management LLC, which is acting as an initial special servicer, or an affiliate of CWCapital Asset Management LLC assisted Seer or one of its affiliates with due diligence of the mortgage loans prior to the closing date. CWCapital Asset Management LLC is not affiliated with Seer.

Each of the foregoing relationships should be considered carefully by you before you invest in any offered certificates.

Potential Conflicts of Interest of the Trust Advisor

Trimont Real Estate Advisors, Inc. has been appointed as the initial trust advisor. See “The Pooling and Servicing Agreement—The Trust Advisor” in this free writing prospectus. During a collective consultation period or a senior consultation period, the trust advisor will be required to consult with each special servicer with respect to certain actions of such special servicer, except that such consultation is not permitted in connection with any loan combination at any time when the holder of a companion loan is the directing holder for such mortgage loan. Additionally, during a collective consultation period and a senior consultation period, the applicable master servicer or the applicable special servicer, as applicable, will be required to use commercially reasonable efforts consistent with the servicing standard to collect a trust advisor consulting fee from the related borrower in connection with a major decision, to the extent not prohibited by the related loan documents. In acting as trust advisor, the trust advisor is required to act solely on behalf of the issuing entity, in the best interest of, and for the benefit of, the certificateholders (as a collective whole as if such certificateholders constituted a single lender). See “The Pooling and Servicing Agreement—The Trust Advisor” in this free writing prospectus.

Notwithstanding the foregoing, the trust advisor and its affiliates may have interests that are in conflict with those of certificateholders, especially if the trust advisor or any of its affiliates holds certificates, or has financial interests in or other financial dealings with a borrower or a parent of a borrower. Each of these relationships may create a conflict of interest.

In the normal course of conducting its business, Trimont Real Estate Advisors, Inc. and its affiliates have rendered services to, performed surveillance of, and negotiated with, numerous parties engaged in activities related to structured finance. These parties may have included the mortgage loan sellers and their respective affiliates, the master servicers, the special servicers, the certificate administrator, the trustee or the directing certificateholder. These relationships may continue in the future. Each of these relationships may involve a conflict of interest with respect to Trimont Real Estate Advisors, Inc.’s duties as trust advisor. There can be no assurance that the existence of these relationships and other relationships in the future will not impact the manner in which the trust advisor performs its duties under the pooling and servicing agreement.

The trust advisor serves as special servicer in other commercial mortgage securitization transactions and has advised us that it intends to continue to serve, or reserves the right to serve, as a special servicer with respect to existing and new commercial and multifamily mortgage loans for itself and its affiliates and for third parties, including portfolios of mortgage loans similar to the mortgage loans included in the trust fund. These other mortgage loans and the related mortgaged properties may be in the same markets as, or have owners, obligors or property managers in common with, one or more of the mortgage loans in the trust fund and the related mortgaged properties. As a result of the investments and activities described above, the interests of the trust advisor and its affiliates and their clients may differ from, and compete with the interests of the trust fund. Although the trust advisor is required to consider the servicing standard in connection with its activities under the pooling and servicing agreement, the trust advisor will not itself be bound by the servicing standard. In addition, although the pooling and servicing agreement will generally prohibit the trust advisor from making a principal investment in any class of certificates or interest therein, that prohibition will not be construed to have been violated in connection with riskless principal transactions effected by a broker-dealer affiliate of the trust advisor or pursuant to investments by an affiliate of the trust advisor if the trust advisor and such affiliate maintain policies and procedures designed to segregate personnel involved in the activities of the trust advisor under the pooling and servicing agreement from personnel involved in such affiliate’s investment activities and to prevent such affiliate and its personnel from gaining access to information regarding the trust fund and the trust advisor and its personnel from gaining access to such affiliate’s information regarding its investment activities. In addition, we cannot assure you that such policies and procedures will be effective for their intended purposes.

In connection with the Queens Atrium mortgage loan (after the securitization of the related companion loan) and the Montgomery Mall mortgage loan, the statements set forth above will generally apply in a similar manner in relation to the related other trust advisor and its activities under the related other pooling and servicing agreement.

Potential Conflicts of Interest of the Subordinate Class Representative

It is expected that Seer will be the initial subordinate class representative (other than with respect to the Queens Atrium and Montgomery Mall mortgage loans). In connection with the servicing of the mortgage loans, either special servicer may, at the direction of the subordinate class representative, take actions with respect to the mortgage loans that could adversely affect the holders of some or all of the classes of certificates. The subordinate class representative will be appointed by the majority subordinate certificateholder, which will initially be Seer. The subordinate class representative may have interests in conflict with those of the other certificateholders. As a result, it is possible that the subordinate class representative may direct the applicable special servicer to take actions that conflict with the interests of holders of certain classes of the certificates, notwithstanding that the applicable special servicer is not permitted to take actions that are prohibited by law or violate the servicing standard or the terms of the mortgage loan documents. In addition, except as limited by certain conditions described under “The Pooling and Servicing Agreement—Replacement of the Special Servicers” in this free writing prospectus, during a subordinate control period, either special servicer may be removed without cause by the majority subordinate certificateholder or the subordinate class representative on its behalf. See “The Pooling and Servicing Agreement—The Majority Subordinate Certificateholder and the Subordinate Class Representative” and “—Replacement of the Special Servicers” in this free writing prospectus.

The subordinate class representative and its affiliates may have interests that are in conflict with those of certificateholders, especially if the subordinate class representative or any of its affiliates holds certificates, or has financial interests in or other financial dealings (as lender or otherwise) with a borrower or a parent of a borrower. Each of these relationships may create a conflict of interest.

Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans

The anticipated initial investors (the “B-Piece Buyers”) in the class E, class F, class G and class V certificates were given the opportunity by the sponsors to perform due diligence on the mortgage loans originally identified by the sponsors for inclusion in the issuing entity, and to request the removal, re-sizing or change in the expected repayment dates or other features of some or all of the mortgage loans. The mortgage pool as originally proposed by the sponsors was adjusted based on some of these requests. In addition, the anticipated initial investors may have requested and received price adjustments or cost mitigation arrangements in connection with accepting certain mortgage loans included in the mortgage pool, which price adjustments or cost mitigation arrangements may have been effected through a payment by the related mortgage loan seller to the anticipated initial investors out of the proceeds received by the related mortgage loan seller in connection with this securitization.

We cannot assure you that you or another investor would have made the same requests to modify the original pool as the B-Piece Buyers or that the final pool as influenced by the B-Piece Buyers’ feedback will not adversely affect the performance of your certificates and benefit the performance of the B-Piece Buyers’ certificates. Because of the differing subordination levels, the B-Piece Buyers have interests that may, in some circumstances, differ from those of purchasers of other classes of certificates, and may desire a portfolio composition that benefits the B-Piece Buyers but that does not benefit other investors. In addition, the B-Piece Buyers may enter into hedging or other transactions or otherwise have business objectives that also could cause their interests with respect to the mortgage pool to diverge from those of other purchasers of the certificates. The B-Piece Buyers performed due diligence solely for their own benefit and have no liability to any person or entity for conducting its due diligence. The B-Piece Buyers are not required to take into account the interests of any other investor in the certificates in exercising remedies or voting or other rights in their capacity as owners of the class E, class F, class G and class V certificates or in making requests or recommendations to the sponsors as to the selection of the mortgage loans and the establishment of other transaction terms. Investors are not entitled to rely on in any way the B-Piece Buyers’ acceptance of a mortgage loan. The B-Piece Buyers’ acceptance of a mortgage loan does not constitute, and may not be construed as, an endorsement of such mortgage loan, the underwriting for such mortgage loan or the originator of such mortgage loan.

Seer, a B-Piece Buyer or its designee will constitute the initial subordinate class representative under the pooling and servicing agreement. The subordinate class representative will have certain rights to direct and consult with each special servicer as described under “The Pooling and Servicing Agreement—The Majority Subordinate Certificateholder and the Subordinate Class Representative” in this free writing prospectus.

Because the incentives and actions of the B-Piece Buyers may, in some circumstances, differ from or be adverse to those of purchasers of the offered certificates, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this free writing prospectus and your own view of the mortgage pool.

Conflicts of Interest May Occur as a Result of the Rights of Third Parties To Terminate the Special Servicers

The majority subordinate certificateholder (or the subordinate class representative on its behalf) may have the right to, under certain circumstances, remove a special servicer under the pooling and servicing agreement with or without cause and appoint a successor special servicer for all the mortgage loans it services. That holder may have special relationships or interests that conflict with those of the holders of one or more other classes of certificates. In addition, that holder does not have any duties to the holders of any class of certificates, may act solely in its own interests, and will have no liability to any other certificateholders for having done so. No certificateholder may take any action against the majority certificateholder of the controlling class for having acted solely in its own interests. See “The Pooling and Servicing Agreement—Replacement of the Special Servicers” in this free writing prospectus for a description of these rights to terminate a special servicer. With respect to the right of the subordinate class representative to replace each special servicer under certain circumstances, investors should consider that NCB, FSB, the initial special servicer with respect to each of the mortgage loans included in the pool that are secured by residential cooperative properties, is experienced in acting as a lender and a servicer with respect to residential cooperative mortgage loans. Should the subordinate class representative elect to replace such special servicer, we cannot assure you that any successor special servicer selected pursuant to the terms of the pooling and servicing agreement would have the same familiarity or experience with the servicing of residential cooperative mortgage loans.

Other Potential Conflicts of Interest May Affect Your Investment

Either special servicer may enter into one or more arrangements with the subordinate class representative, a majority subordinate certificateholder, the companion loan holder or other certificateholders (or an affiliate or a third-party representative of one or more of the preceding) or any other person with the right to appoint or remove and replace a special servicer to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, the appointment (or continuance) of a special servicer under the pooling and servicing agreement and limitations on the right of such person to replace a special servicer.

The managers of the mortgaged properties and the borrowers may experience conflicts of interest in the management and/or ownership of the mortgaged properties because:

•	a substantial number of the mortgaged properties are managed by property managers affiliated with the respective borrowers;

•	these property managers also may manage and/or franchise additional properties, including properties that may compete with the mortgaged properties; and

•	affiliates of the managers and/or the borrowers, or the managers and/or the borrowers themselves, also may own other properties, including competing properties.

In some cases an affiliated lessee is physically occupying space related to its business or is reletting such space; in other cases, the affiliated lessee is a tenant under a master lease with the borrower, under which the tenant is obligated to make rent payments but does not occupy or relet any space at the mortgaged property. These master leases are typically used to bring occupancy to a “stabilized” level but may not provide additional economic support for the mortgage loan. We cannot assure you the space

“leased” by a borrower affiliate will eventually be occupied by third party tenants and consequently, a deterioration in the financial condition of the borrower or its affiliates can be particularly significant to the borrower’s ability to perform under the mortgage loan as it can directly interrupt the cash flow from the mortgaged property if the borrower’s or its affiliate’s financial condition worsens.

Each of the foregoing relationships should be considered carefully by you before you invest in any offered certificates.

Special Servicers May Be Directed To Take Actions by an Entity That Has No Duty or Liability to Other Certificateholders

In connection with the servicing of the specially serviced mortgage loans, a special servicer may, at the direction of or pursuant to consultation with the subordinate class representative, take actions with respect to the specially serviced mortgage loans that could adversely affect the holders of some or all of the classes of offered certificates and the subordinate class representative will have no duty or liability to any other certificateholder. See “The Pooling and Servicing Agreement—The Majority Subordinate Certificateholder and the Subordinate Class Representative” in this free writing prospectus. The subordinate class representative will be appointed by the majority subordinate certificateholder. The subordinate class representative may have interests in conflict with those of the certificateholders of the classes of offered certificates. As a result, it is possible that the subordinate class representative may direct a special servicer to take actions which conflict with the interests of certain classes of the offered certificates. While a special servicer is not permitted to take actions which are prohibited by law or violate the servicing standard or the terms of the mortgage loan documents, we cannot assure you that all special servicers will make the same determination of whether any such action is prohibited by law or violates the servicing standard or the terms of the mortgage loan documents.

Similarly, with respect to a non-serviced mortgage loan, the related other special servicer may, at the direction or upon the advice of the other subordinate class representative, take actions with respect to such non-serviced mortgage loan that could adversely affect such non-serviced mortgage loan, and therefore, the holders of some or all of the classes of certificates.

Rights of the Trust Advisor and the Subordinate Class Representative Could Adversely Affect Your Investment

In connection with the taking of certain actions that would be a major decision in connection with the servicing of a specially serviced mortgage loan, a special servicer generally will be required to obtain the consent of the subordinate class representative during a subordinate control period. In connection with the taking of certain actions that would be a major decision in connection with the servicing of a specially serviced mortgage loan during a collective consultation period, a special servicer generally will be required to consult with the subordinate class representative and the trust advisor. In connection with the taking of certain actions that would be a major decision in connection with the servicing of a specially serviced mortgage loan during a senior consultation period, the applicable special servicer will be required to consult with the trust advisor. If the matter involves a loan combination, the applicable special servicer will be required to consult with the holder or representative of the related companion loan, regardless of when the action is taken. These actions and decisions include, among others, certain modifications to the mortgage loans, including modifications of monetary terms, foreclosure or comparable conversion of the related mortgaged properties, and certain sales of the mortgage loans or REO properties for less than the outstanding principal amount plus accrued interest, fees and expenses. See “The Pooling and Servicing Agreement—The Majority Subordinate Certificateholder and the Subordinate Class Representative” in this free writing prospectus for a list of actions and decisions requiring consultation with the trust advisor, or approval of or consultation with the subordinate class representative or a companion loan holder. As a result of these obligations, a special servicer may take actions with respect to a mortgage loan that could adversely affect the interests of investors in one or more classes of offered certificates.

You will be acknowledging and agreeing, by your purchase of offered certificates, that the subordinate class representative:  (i) may have special relationships and interests that conflict with those of holders of one or more classes of certificates; (ii) may act solely in the interests of the holders of the controlling class; (iii) does not have any duties to the holders of any class of certificates other than the controlling class; (iv) may take actions that favor the interests of the holders of the controlling class over the interests of the holders of one or more other classes of certificates; and (v) will have no liability whatsoever (other than to a controlling class certificateholder) for having so acted as set forth in (i) – (iv) above, and that no certificateholder may take any action whatsoever against the subordinate class representative or any affiliate, director, officer, employee, shareholder, member, partner, agent or principal of the directing holder for having so acted.

OTHER RISKS

Each of the Mortgage Loan Sellers, the Depositor and the Trust Fund Is Subject to Insolvency or Bankruptcy Laws That May Affect the Trust Fund’s Ownership of the Mortgage Loans

In the event of the insolvency, bankruptcy or similar event of a mortgage loan seller or the depositor, it is possible the trust fund’s right to payment from or ownership of the mortgage loans could be challenged, and if such challenge were successful, delays or reductions in payments on the certificates could occur.

Each of the mortgage loan sellers intends that its transfer of its mortgage loans to the depositor constitutes a sale, rather than a pledge of the mortgage loans to secure the indebtedness of the mortgage loan seller. The depositor intends that its transfer of the mortgage loans to the trustee on behalf of the certificateholders constitutes a sale, rather than a pledge of the receivables to secure indebtedness of the depositor.

The Royal Bank of Scotland plc is subject to the provisions of the Insolvency Act 1986 (United Kingdom Act of Parliament, 1986 ch. 45) and the Banking Act 2009 (United Kingdom Act of Parliament, 2009 ch. 1). Under the terms of the Insolvency Act 1986, certain transactions by a Scottish-registered company, such as The Royal Bank of Scotland plc, may be challenged by an insolvency officer appointed to that company on its insolvency. Under the Banking Act 2009, the Secretary of State, Prudential Regulation Authority, or Bank of England can apply to the court for implementation of an insolvency regime specifically for certain deposit-taking institutions. One aspect of this regime is that an insolvency officer will conduct the relevant insolvency process in such a manner as to promote protection of retail deposits held by such an institution (in combination with the Financial Services Compensation Scheme). Further, under the Banking Act 2009, the UK Treasury, the Prudential Regulation Authority and/or the Bank of England may also, in the circumstances set out in that Act, make an order for the transfer of any property, assets or liabilities of a UK authorized deposit taker either to a company owned by the Bank of England or to any private sector purchaser. Orders under the Banking Act 2009 may also modify the way in which rights of third parties can be exercised. These powers exist within a broader range of powers designed to ensure the stability of the UK banking sector and exercise of such may have an impact on the rights of third parties relative to The Royal Bank of Scotland plc. An opinion of counsel will be rendered on the Closing Date, based on certain facts and assumptions and subject to certain qualifications, to the effect that the transfer of the mortgage loans by The Royal Bank of Scotland plc will constitute a true sale of such assets. Nevertheless, we cannot assure you that an interested party would not attempt to assert that such transfer was not a sale nor challenge the transaction under UK insolvency rules, nor that the transfer could not be affected by an order under the Banking Act 2009. Even if a challenge were not successful, or if an order under the Banking Act 2009 itself was successfully challenged, resolution of such a matter could cause significant delay which may impact on payments under the certificates.

The transfers of the mortgage loans by Wells Fargo Bank, National Association and by NCB, FSB, in each case as a mortgage loan seller, in connection with this offering are not expected to qualify for the securitization safe harbor adopted by the Federal Deposit Insurance Corporation (the “FDIC”) for securitizations sponsored by insured depository institutions (12 C.F.R. § 360.6). However, this safe harbor is non-exclusive and an opinion of counsel will be rendered on the closing date, based on certain facts and assumptions and subject to certain qualifications, to the effect that the transfer of the mortgage loans by Wells Fargo Bank, National Association or NCB, FSB, as applicable, would generally be respected in the event the FDIC were appointed as conservator or receiver of Wells Fargo Bank, National Association or NCB, FSB, as applicable. Nevertheless, we cannot assure you that the FDIC or another interested party would not attempt to assert that such transfer was not a sale. Even if a challenge were not successful, it is possible that payments on the certificates would be delayed while the claim is resolved.

If any other mortgage loan seller or the depositor were to become a debtor under the U.S. bankruptcy code, it is possible that a creditor or trustee in bankruptcy of the mortgage loan seller or the depositor, as debtor-in-possession, may argue that the sale of the mortgage loans by the mortgage loan seller or the depositor was a pledge of the receivables rather than a sale. An opinion of counsel will be rendered on the closing date, based on certain facts and assumptions and subject to certain qualifications, to the effect that the transfer of the applicable mortgage loans by any such other mortgage loan seller or by the depositor would generally be respected in the event the transferor were to become subject to a proceeding under the bankruptcy code. Nevertheless, we cannot assure you a bankruptcy trustee or another interested party would not attempt to assert that such transfer was not a sale. Even if a challenge were not successful, it is possible that payments on the certificates would be delayed while a court resolves the claim.

In addition, since the issuing entity is a common law trust, it may not be eligible for relief under the federal bankruptcy laws, unless it can be characterized as a “business trust” for purposes of the federal bankruptcy laws. Bankruptcy courts look at various considerations in making this determination, so it is not possible to predict with any certainty whether or not the issuing entity would be characterized as a “business trust”. Even if a bankruptcy court were to determine that the issuing entity was not a “business trust”, it is possible that payments on the certificates would be delayed while the court resolved the issue.

Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act contains an orderly liquidation authority (“OLA”) under which the FDIC can be appointed as receiver of certain systemically important non-bank financial companies and their direct or indirect subsidiaries in certain cases. In January 2011, the acting general counsel of the FDIC issued a letter in which he expressed his view that, under then-existing regulations, the FDIC, as receiver under the OLA, would not, in the exercise of its OLA repudiation powers, recover as property of a financial company’s assets transferred by the financial company, provided that the transfer satisfies the conditions for the exclusion of assets from the financial company’s estate under the Bankruptcy Code. The letter further noted that, while the FDIC staff may be considering recommending further regulations under OLA, the acting general counsel would recommend that such regulations incorporate a 90-day transition period for any provisions affecting the FDIC’s statutory power to disaffirm or repudiate contracts. If, however, the FDIC were to adopt a different approach than that described in the acting general counsel’s letter, delays or reductions in payments on the related certificates could occur.

Loan Combinations Pose Special Risks

With respect to each loan combination, although the related companion loan is not an asset of the issuing entity, the related borrower is still obligated to make interest and principal payments on such other financing. As a result, the issuing entity is subject to additional risks, including:

•
the risk that the necessary maintenance of the related mortgaged property could be deferred to allow the borrower to pay the required debt service on this other obligation and that the value of the mortgaged property may fall as a result; and

•
the risk that it may be more difficult for the borrower to refinance the mortgage loan or to sell the mortgaged property for purposes of making any balloon payment on the entire balance of the companion loan upon the maturity of the mortgage loan.

See “Description of the Mortgage Pool—Additional Indebtedness—The Loan Combinations” in this free writing prospectus.

Sponsors May Not Be Able To Make Required Repurchases or Substitutions of Defective Mortgage Loans

Each sponsor or other responsible repurchase party is the sole warranting party in respect of the mortgage loans sold by such sponsor to us. Neither we nor any of our affiliates (except The Royal Bank of Scotland in its capacity as a sponsor) are obligated to repurchase or substitute any mortgage loan in connection with either a breach of any sponsor’s representations and warranties or any document defects, if such sponsor or other responsible repurchase party defaults on its obligation to do so. We cannot assure you that the sponsors or other responsible repurchase parties will effect such repurchases or substitutions. In addition, the sponsors or other responsible party may have various legal defenses available to them in connection with a repurchase or substitution obligation. Any mortgage loan that is not repurchased or substituted and that is not a “qualified mortgage” for a REMIC may cause the trust fund to fail to qualify as one or more REMICs or cause the issuing entity to incur a tax. See “Description of the Mortgage Pool—Representations and Warranties” and “—Cures, Repurchases and Substitutions” in this free writing prospectus for a summary of certain representations and warranties.

Any Loss of Value Payment Made by a Mortgage Loan Seller May Prove To Be Insufficient To Cover All Losses on a Defective Mortgage Loan

In lieu of repurchasing or substituting a mortgage loan in connection with either a material breach of the mortgage loan seller’s representations and warranties or any material document defects (other than a material breach that is related to a mortgage loan not being a “qualified mortgage” within the meaning of Code Section 860G(a)(3)), the related Responsible Repurchase Party may make a payment to the issuing entity to compensate it for the loss of value of the related mortgage loan. Upon its making such payment, the mortgage loan seller will be deemed to have cured the related material breach or material defect in all respects. Although such “loss of value payment” may only be made to the extent that a special servicer and, during any subordinate control period or collective consultation period, the subordinate class representative, deems such amount to be sufficient to compensate the trust fund for the related material breach or material document defect, we cannot assure you that such payment will fully compensate the trust fund for such material breach or material document defect in all respects. See “Description of the Mortgage Pool—Cures, Repurchases and Substitutions” in this free writing prospectus.

Book-Entry Registration Will Mean You Will Not Be Recognized as a Holder of Record

Your certificates will be initially represented by one or more certificates registered in the name of Cede & Co., as the nominee for DTC, and will not be registered in your name. As a result, you will not be recognized as a certificateholder, or holder of record of your certificates. See “Description of the Offered Certificates—Delivery, Form and Denomination—Book-Entry Registration” in this free writing prospectus and “Risk Factors—Book-Entry Securities May Delay Receipt of Payment and Reports and Limit Liquidity and Your Ability to Pledge Certificates” in the prospectus for a discussion of important considerations relating to not being a certificateholder of record.

Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment

Tax Considerations Relating to Foreclosure

If the issuing entity acquires a mortgaged property subsequent to a default on the related mortgage loan or companion loan pursuant to a foreclosure or deed in lieu of foreclosure, the applicable special servicer would be required to retain an independent contractor to operate and manage such mortgaged property. Among other items, the independent contractor generally will not be able to perform construction work other than repair, maintenance or certain types of tenant build-outs, unless the construction was more than 10% completed when defaulted or the default of the mortgage loan becomes imminent. Any (i) net income from such operation (other than qualifying “rents from real property” within the meaning of Code Section 856(d)), (ii) rental income based on the net profits of a tenant or sub-tenant or allocable to a non-customary service or (iii) rental income attributable to personal property leased in connection with a lease of real property, if the rent attributable to the personal property exceeds 15% of the total rent for the taxable year, in each case will subject REMIC I to federal tax (and possibly state or local tax) on such income at the highest marginal corporate tax rate (currently 35%). No determination has been made whether any portion of the income from the mortgaged properties constitutes “rents from real property.”  In such event, the net proceeds available for distribution to certificateholders will be reduced. The applicable special servicer may permit REMIC I to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to holders of certificates is greater than under another method of operating or leasing the mortgaged property. In addition, if the issuing entity were to acquire one or more mortgaged properties pursuant to a foreclosure or deed in lieu of foreclosure, upon acquisition of those mortgaged properties, the issuing entity may in certain jurisdictions, particularly in New York, be required to pay state or local transfer or excise taxes upon liquidation of such properties. Such state or local taxes may reduce net proceeds available for distribution to the certificateholders.

Certain Federal Tax Considerations Regarding Original Issue Discount

Certain classes of certificates may be issued with “original issue discount” for federal income tax purposes, which generally will result in recognition of taxable income in advance of the receipt of cash attributable to that income. Accordingly, investors must have sufficient sources of cash to pay any federal, state or local income taxes with respect to the original issue discount. In addition, original issue discount will be required to be accrued and included in income based on the assumption that no defaults will occur and no losses will be incurred with respect to the mortgage loans. This could lead to the inclusion of amounts in ordinary income early in the term of the certificates that later prove uncollectable, which investors may be required to treat as a capital loss instead of a bad debt under Code Section 166. See “Material Federal Income Tax Consequences” in this free writing prospectus and “Federal Income Tax Consequences—Federal Income Tax Consequences for REMIC Certificates—Taxation of Regular Certificates—Original Issue Discount” in the prospectus.

Changes to REMIC Restrictions on Loan Modifications May Impact an Investment in the Certificates

The IRS has issued Revenue Procedure 2009-45 easing the tax requirements for a servicer to modify a commercial or multifamily mortgage loan held in a REMIC or a grantor trust by interpreting the circumstances when default is “reasonably foreseeable” to include those where the related servicer reasonably believes that there is a “significant risk of default” with respect to the mortgage loan upon maturity of the mortgage loan or at an earlier date, and that by making such modification the risk of default is substantially reduced. Accordingly, if the applicable master servicer or the applicable special servicer determined that the mortgage loan was at significant risk of default and permitted one or more modifications otherwise consistent with the terms of the pooling and servicing agreement, any such modification may impact the timing of payments and ultimate recovery on that mortgage loan, and likewise on one or more classes of certificates.

The IRS has also issued Revenue Procedure 2010-30, describing circumstances in which it will not challenge the treatment of mortgage loans as “qualified mortgages” on the grounds that the mortgage loan is not “principally secured by real property”, that is, has a real property loan-to-value ratio greater than 125% following a release of liens on some or all of the real property securing such mortgage loan. The general rule is that a mortgage loan must continue to be “principally secured by real property” following any such lien release, unless the lien release is pursuant to a defeasance permitted under the original loan documents and occurs more than two years after the startup day of the REMIC, all in accordance with the REMIC provisions. Revenue Procedure 2010-30 also allows lien releases in certain “grandfathered transactions” and transactions in which the release is part of a “qualified pay-down transaction” even if the mortgage loan after the transaction might not otherwise be treated as principally secured by a lien on real property. If the value of the real property securing a mortgage loan were to decline, the need to comply with the rules of Revenue Procedure 2010-30 could restrict a servicer’s actions in negotiating the terms of a workout or in allowing minor lien releases in circumstances in which, after giving effect to the release, the mortgage loan would not have a real property loan-to-value ratio of 125% or less.

These regulations and additional guidance could impact the timing of payments and ultimate recovery on the mortgage loans, and likewise on one or more classes of certificates. You should consider the possible impact on your investment of any existing REMIC restrictions as well as any potential changes to the REMIC rules.

REMIC Status

If an entity intended to qualify as a REMIC fails to satisfy one or more of the requirements of the Code, for REMIC status during any taxable year, the Code provides that such entity will not be treated as a REMIC for such year and any year thereafter. In such event, the issuing entity, including REMIC I, REMIC II and REMIC III, would likely be treated as one or more separate associations taxable as a corporation under Treasury regulations, and the offered certificates may be treated as stock interests in those associations and not as debt instruments. The Code authorizes the granting of relief from disqualification if failure to meet one or more of the requirements for REMIC status occurs inadvertently and steps are taken to correct the conditions that caused disqualification within a reasonable time after the discovery of the disqualifying event. The relief may be granted by either allowing continuation as a REMIC or by ignoring the cessation entirely. However, any such relief may be accompanied by sanctions, such as the imposition of a corporate tax on all or a portion of the REMIC’s income for the period of time during which the requirements for REMIC status are not satisfied. While the United States Department of the Treasury is authorized to issue regulations regarding the granting of relief from disqualification if the failure to meet one or more of the requirements of REMIC status occurs inadvertently and in good faith, no such regulations have been issued.

State and Local Tax Considerations

In addition to the federal income tax consequences described under the heading “Federal Income Tax Consequences” in the prospectus, potential purchasers should consider the state and local income tax consequences of the acquisition, ownership and disposition of the certificates. State and local income tax laws may differ substantially from the corresponding federal law, and this free writing prospectus does not purport to describe any aspects of the income tax laws of the states or localities in which the mortgaged properties are located or of any other applicable state or locality.

We cannot assure you that holders of certificates will not be subject to tax in any particular state or local taxing jurisdiction. It is possible that one or more jurisdictions may attempt to tax nonresident holders of certificates solely by reason of the location in that jurisdiction of the depositor, the trustee, the certificate administrator, the sponsors, the related borrower or the mortgaged properties or on some other basis, may require nonresident holders of certificates to file returns in such jurisdiction or may attempt to impose penalties for failure to file such returns. If any tax or penalty is successfully asserted by any state or local taxing jurisdiction, none of the depositor, the sponsors, the related borrower, the certificate administrator, the trustee, the trust advisor, the master servicers or the special servicers will be obligated to indemnify or otherwise to reimburse the holders of certificates for such tax or penalty.

You should consult with your own tax advisor with respect to the various state and local tax consequences of an investment in the certificates.

Additional Risks

See “Risk Factors” in the accompanying prospectus for a description of other risks and special considerations that may be applicable to your offered certificates.

Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss

Although the various risks discussed in this free writing prospectus and the accompanying prospectus are generally described separately, you should consider the potential effects of the interplay of multiple risk factors. Where more than one significant risk factor is present, the risk of loss to an investor in the certificates may be significantly increased.

DESCRIPTION OF THE MORTGAGE POOL

General

The assets of the trust fund (the “Trust Fund”) created pursuant to the Pooling and Servicing Agreement (the “Issuing Entity”) will consist of a pool of fixed rate mortgage loans (the “Mortgage Loans” or the “Mortgage Pool”) with an aggregate principal balance as of the respective due dates for the Mortgage Loans in August 2014 (or, in the case of any Mortgage Loan that has its first due date in September 2014, the date that would have been its due date in August 2014 under the terms of that Mortgage Loan if a monthly debt service payment were scheduled to be due in that month) (such date in August 2014, individually and collectively, the “Cut-off Date”), after deducting payments of principal due on such or before such date, whether or not received, of approximately $1,425,796,349 (the “Cut-off Date Pool Balance”, and the portion thereof attributable to each Mortgage Loan, its “Cut-off Date Principal Balance”). As used herein, the term “Mortgage Loan” with respect to any Loan Combination includes the note or notes included in the Mortgage Pool, but does not include any related Companion Loan. See “—Additional Indebtedness—The Loan Combinations” below. Each Mortgage Loan is evidenced by one or more promissory notes (each a “Mortgage Note”) and secured by a mortgage, deed of trust or other similar security instrument (a “Mortgage”) creating a first lien on a fee simple and/or leasehold interest in an office, multifamily, hospitality, retail, industrial, manufactured housing community, self-storage or other commercial property (each, a “Mortgaged Property”). The Mortgage Loans are generally non-recourse loans. In the event of a borrower default on a non-recourse Mortgage Loan, recourse may be had only against the specific Mortgaged Property and the other limited assets securing the Mortgage Loan, and not against the borrower’s other assets.

The Mortgage Loans to be included by the Issuing Entity were originated by the following parties:
Originator	Mortgage Loan Seller	Number of Mortgage Loans	Number of Mortgaged Properties	Aggregate Cut-off Date Principal Balance	Approx. % of Cut-off Date Pool Balance
Wells Fargo Bank, National Association(1)(2)	Wells Fargo Bank, National Association	40	41	$587,584,612	41.2%
The Royal Bank of Scotland(3)	The Royal Bank of Scotland(3)	16	34	384,156,012	26.9
Prudential Mortgage Capital Company, LLC(4)	Liberty Island Group I LLC	14	16	189,621,552	13.3
C-III Commercial Mortgage LLC	C-III Commercial Mortgage LLC	27	30	126,954,763	8.9
Basis Real Estate Capital II, LLC	Basis Real Estate Capital II, LLC	10	10	77,992,875	5.5
NCB, FSB and its affiliates(5)	NCB, FSB	15	15	59,486,535	4.2
Total:		122	146	$1,425,796,349	100.0%

(1)
Wells Fargo Bank, National Association delegated certain of its underwriting and origination functions in connection with three (3) Mortgage Loans, secured by the Mortgaged Properties identified on Annex A to this free writing prospectus as Quantico III, Amelia Station and University Center South, collectively representing approximately 1.4% of the Cut-off Date Pool Balance, to Principal Real Estate Investors, LLC (an affiliate of Principal Life Insurance Company) pursuant to a program of agreed upon underwriting and closing procedures, as described under “Transaction Parties—The Sponsors—Wells Fargo Bank, National Association—Wells Fargo Bank’s Commercial Mortgage Loan Underwriting” in this free writing prospectus.

(2)	Wells Fargo and Barclays Bank PLC co-originated the mortgage loan referred to herein as the Queens Atrium mortgage loan and the related companion loan.

(3)
The Originator and Mortgage Loan Seller referred to herein as “The Royal Bank of Scotland” comprises two affiliated companies:  The Royal Bank of Scotland plc and RBS Financial Products Inc. With respect to the Mortgage Loans shown as sold by The Royal Bank of Scotland, (a) fourteen (14) Mortgage Loans, representing approximately 25.1% of the Cut-off Date Pool Balance, were originated, and are being sold to the Issuing Entity, by The Royal Bank of Scotland plc and (b) two (2) Mortgage Loans, representing approximately 1.8% of the Cut-off Date Principal Balance, were originated, and are being sold to the Issuing Entity, by RBS Financial Products Inc.

(4)
Each of the Mortgage Loans to be sold to the Depositor by Liberty Island Group I LLC were originated by Prudential Mortgage Capital Company, LLC and acquired by Liberty Island Group I LLC from the originator at or about the time of origination.

(5)
Twelve (12) of the fifteen (15) Mortgage Loans that NCB, FSB will transfer to the Depositor were originated by its parent company, National Consumer Cooperative Bank and were transferred to NCB, FSB at or about the time of origination.

Wells Fargo Bank, National Association, The Royal Bank of Scotland, Prudential Mortgage Capital Company, LLC, Basis Real Estate Capital II, LLC, C-III Commercial Mortgage LLC, National Consumer Cooperative Bank, NCB, FSB and Barclays Bank PLC are referred to in this free writing prospectus as the “Originators”. RBS Commercial Funding Inc. (the “Depositor”) will acquire the Mortgage Loans from Wells Fargo Bank, National Association, The Royal Bank of Scotland, Liberty Island Group I LLC, Basis Real Estate Capital II, LLC, C-III Commercial Mortgage LLC and NCB, FSB (collectively, the “Mortgage Loan Sellers” or the “Sponsors”) on or about August 12, 2014 (the “Closing Date”). The Depositor will cause the Mortgage Loans to be assigned to the Trustee pursuant to the Pooling and Servicing Agreement.

Certain Calculations and Definitions

This free writing prospectus sets forth certain information with respect to the Mortgage Loans and the Mortgaged Properties. The sum in any column of any table presented in this free writing prospectus, including in Annex A, Annex B and Annex C to this free writing prospectus may not equal the indicated total due to rounding. The information in Annex A, Annex B and Annex C to this free writing prospectus with respect to the Mortgage Loans (or Loan Combination, if applicable) and the Mortgaged Properties is based upon the Mortgage Pool as it is expected to be constituted as of the close of business on the Closing Date, assuming that (i) all scheduled principal and interest payments due on or before the Cut-off Date have been or will be timely made, and (ii) there will be no principal prepayments on or before the Closing Date. When information presented in this free writing prospectus with respect to the Mortgaged Properties is expressed as a percentage of the Cut-off Date Pool Balance or as an aggregate Cut-off Date Principal Balance, the percentages and balances are based on (in circumstances where multiple Mortgaged Properties secure a single Mortgage Loan) an allocated loan amount that has been assigned to each of the related Mortgaged Properties (based upon one or more of the related Appraised Values thereof, the related Underwritten Net Cash Flows generated thereby or prior allocations reflected in the related loan documents or in such other manner as the related Sponsor may deem appropriate) as set forth on Annex A to this free writing prospectus and the related footnotes. The statistics in Annex A, Annex B and Annex C to this free writing prospectus were primarily derived from information provided to the Depositor by each Sponsor, which information may have been obtained from the underlying borrowers.

See Annex D for the definitions of certain terms used in connection with presenting the statistical information provided in this free writing prospectus. All information relating to loan-to-value ratios, debt service coverage ratios, debt yields or loan per unit of measure presented in this free writing prospectus with respect to a Mortgage Loan with a Companion Loan is calculated including such Companion Loan, unless otherwise indicated.

Where an appraisal report, or a Phase I environmental report, a Phase II environmental report, or a seismic or property condition report (each a “Third Party Report”) is referred to, such reports were prepared prior to the date of this free writing prospectus. The information included in the Third Party Reports may not reflect the current economic, competitive, market, physical and other conditions with respect to the Mortgaged Properties. The Third Party Reports may be based on assumptions regarding market conditions and other matters as reflected in those Third Party Reports. The opinions of value rendered by the appraisers in the appraisals are subject to the assumptions and conditions set forth in those appraisals.

Statistical Characteristics of the Mortgage Loans

Overview

General Mortgage Loan Characteristics
(As of the Cut-off Date, unless otherwise indicated)

Cut-off Date Pool Balance	$1,425,796,349
Number of Mortgage Loans	122
Number of Mortgaged Properties	146
Percentage of multi-property Mortgage Loans and cross-collateralized groups	12.1%
Largest Cut-off Date principal balance	$90,000,000
Smallest Cut-off Date principal balance	$847,754
Average Cut-off Date principal balance	$11,686,855
Highest mortgage interest rate	5.750%
Lowest mortgage interest rate	3.960%
Weighted average mortgage interest rate	4.608%
Longest original term to maturity or Anticipated Repayment Date	120 months
Shortest original term to maturity or Anticipated Repayment Date	60 months
Weighted average original term to maturity or Anticipated Repayment Date	114 months
Longest remaining term to maturity or Anticipated Repayment Date	120 months
Shortest remaining term to maturity or Anticipated Repayment Date	58 months
Weighted average remaining term to maturity or Anticipated Repayment Date	113 months
Highest Underwritten Debt Service Coverage Ratio(1)(2)(3)	34.06x
Lowest Underwritten Debt Service Coverage Ratio(1)(2)(3)	1.20x
Weighted average Underwritten Debt Service Coverage Ratio(1)(2)(3)	1.98x
Highest Cut-off Date Loan-to-Value Ratio(1)(2)(3)	75.0%
Lowest Cut-off Date Loan-to-Value Ratio(1)(2)(3)	1.3%
Weighted average Cut-off Date Loan-to-Value Ratio(1)(2)(3)	63.3%
Highest LTV Ratio at Maturity or Anticipated Repayment Date(1)(2)(3)	68.1%
Lowest LTV Ratio at Maturity or Anticipated Repayment Date(1)(2)(3)	1.3%
Weighted average LTV Ratio at Maturity or Anticipated Repayment Date(1)(2)(3)	55.2%
Highest Underwritten NOI Debt Yield(1)(2)(3)	146.4%
Lowest Underwritten NOI Debt Yield(1)(2)(3)	8.4%
Weighted average Underwritten NOI Debt Yield(1)(2)(3)	12.1%
Highest Underwritten NCF Debt Yield(1)(2)(3)	146.4%
Lowest Underwritten NCF Debt Yield(1)(2)(3)	7.7%
Weighted average Underwritten NCF Debt Yield(1)(2)(3)	11.2%

(1)
In the case of each of the Queens Atrium Mortgage Loan, the Montgomery Mall Mortgage Loan and the Oak Court Mall Mortgage Loan, with respect to which the related Mortgaged Property also secures a Companion Loan, the debt service coverage ratio, the loan-to-value ratio and debt yield information is generally presented in this free writing prospectus including the related Companion Loan (unless otherwise stated).

(2)
In general, when a Mortgage Loan is cross-collateralized and cross-defaulted with one or more other Mortgage Loans, we present the information regarding those Mortgage Loans as if each of them was secured only by the related Mortgaged Property identified on Annex A to this free writing prospectus, except that loan-to-value ratio, debt service coverage ratio and debt yield information is presented for a cross-collateralized group on an aggregate basis in the manner described in this free writing prospectus. On an individual basis, without regard to the cross-collateralization feature, any Mortgage Loan that is part of a cross-collateralized group of Mortgage Loans could have a higher loan-to-value ratio, lower debt service coverage ratio and/or lower debt yield than is presented in this free writing prospectus.

(3)
Except as otherwise specifically noted in this free writing prospectus, debt service coverage ratio, loan-to-value ratio and debt yield information for the Mortgage Loans are presented without regard to any other indebtedness (whether or not secured by the related Mortgaged Property, ownership interests in the related borrower or otherwise) that currently exists or that may be incurred by the related borrower or its owners in the future. For Mortgage Loans having interest-only payments for less than their entire terms, 12 months of principal and interest payments following the commencement of amortization was used as the annual debt service for purposes of calculating the related Debt Service Coverage Ratios. For mortgage loans having interest-only payments for their entire terms, 12 months of interest-only payments is used as the annual debt service for purposes of calculating the related debt service coverage ratios. See “—Certain Terms of the Mortgage Loans—Additional Mortgage Loan Information” and “Risk Factors—Risks Related to Mortgage Loans and Mortgaged Properties—Underwritten Net Cash Flow Could Be Based on Incorrect or Failed Assumptions” in, and Annexes A and D to, this free writing prospectus for important general and specific information regarding the manner of calculation of the underwritten debt service coverage ratios, loan-to-value ratios and underwritten debt yields that are presented in this free writing prospectus. For residential cooperative mortgage loans, the debt service coverage ratio and debt yield information are calculated using Underwritten Net Cash Flow for the related residential cooperative property which is the projected net cash flow reflected in the most recent appraisal obtained by or otherwise in the possession of the related Mortgage Loan Seller as of the Cut-off Date and, in general, equals the projected net operating income at the related mortgaged property assuming such mortgaged property is operated as a rental property. The loan-to-value ratio information for residential cooperative mortgage loans is based upon the appraised value of the residential cooperative property reflected in the most recent appraisal obtained by or otherwise in the possession of the related Mortgage Loan Seller as of the Cut-off Date determined as if such residential cooperative property is operated as a residential cooperative. See “Risk Factors—Risks Relating to Mortgage Loans and Mortgaged Properties—Residential Cooperative Properties Have Special Risks” in this free writing prospectus.

Mortgage Loan Concentrations

The table below presents information regarding Mortgage Loans and related Mortgage Loan concentrations:

Pool of Mortgage Loans

	Aggregate Cut-off Date Principal Balance	Approximate % of Cut-off Date Pool Balance
Largest Single Mortgage Loan	$90,000,000	6.3%
Largest 3 Mortgage Loans	$247,000,000	17.3%
Largest 5 Mortgage Loans	$369,329,763	25.9%
Largest 10 Mortgage Loans	$601,893,797	42.2%
Largest Related-Borrower Concentration(1)	$82,774,108	5.8%
Next Largest Related-Borrower Concentration(1)	$69,884,983	4.9%

(1)	Excluding single Mortgage Loans.

Multi-Property Mortgage Loans and Related Borrower Mortgage Loans

The Mortgage Pool will include 7 individual Mortgage Loans that are each secured by two or more Mortgaged Properties (other than through cross-collateralized Mortgage Loans), as set forth in the table below. In addition, 1 separate group of Mortgage Loans is cross-collateralized and cross-defaulted, as set forth in the table below. However, the amount of the Mortgage lien encumbering a particular property may be less than the full amount of indebtedness under the related Mortgage Loan or cross-collateralized group of Mortgage Loans, generally to minimize recording tax. In such instances, the Mortgage amount may equal a specified percentage (generally ranging from 100% to 150%, inclusive) of the Appraised Value or allocated loan amount for the particular property. This would limit the extent to which proceeds from that property would be available to offset declines in value of the other Mortgaged Properties securing the same Mortgage Loan.

The table below shows each individual Mortgage Loan that is secured (including through cross-collateralization with another Mortgage Loan) by two or more Mortgaged Properties.

Multi-Property and Crossed Mortgage Loans(1)

Mortgaged Property Portfolio Names	Multi-Property Loan or Cross- Collateralized	Cut-off Date Principal Balance	Approx. % of Cut-off Date Pool Balance
Highland Portfolio	Multi-Property	$62,400,000	4.4%
Algonquin Portfolio	Multi-Property	49,500,000	3.5
SpringHill Suites & Residence Inn Glendale	Multi-Property	19,229,059	1.3
JBL Hotel Portfolio	Multi-Property	14,684,117	1.0
SecurLock Portfolio	Multi-Property	8,580,931	0.6
Swift Spinning Leaseback	Multi-Property	7,774,108	0.5
Budget Self Storage Portfolio	Multi-Property	4,800,000	0.3
Xena - Blossom Corners Apartments	Cross-Collateralized	4,710,765	0.3
Xena - Meadowdale Apartments	Cross-Collateralized	1,345,933	0.1
Total:		$173,024,913	12.1%

(1)
See “—Certain Terms of the Mortgage Loans—Partial Release and Property Substitutions” below for a discussion of releases of individual properties and/or parcels and the termination of cross-collateralization features.

In addition, some of the Mortgaged Properties that we present on Annex A to this free writing prospectus as a single Mortgaged Property consist of multiple parcels of real estate that are contiguous or multiple parcels of real estate that are separated by a public street, road or highway or otherwise non-

contiguous. For example, with respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this free writing prospectus as Arrowhead Apartments, representing approximately 0.7% of the Cut-off Date Pool Balance, the Mortgaged Property consists of four parcels, each of which is owned by a separate co-borrower. As an additional example, the Mortgaged Properties identified on Annex A to this free writing prospectus as Arminta Apartments, Eagle Point Apartments and Breiel Boulevard Store-N-Lock, securing Mortgage Loans that, in the aggregate, represent approximately 1.0% of the Cut-off Date Pool Balance, each constitutes a single Mortgaged Property that includes non-contiguous parcels operated as a single business enterprise. See “Risk Factors—Risks Related to Mortgage Loans and Mortgaged Properties—Limitations on the Enforceability of Multi-Borrower/Multi-Property and Multi-Borrower/Multi-Parcel Arrangements May Have an Adverse Effect on Recourse in the Event of a Default on a Mortgage Loan” in this free writing prospectus.

Some groups of Mortgage Loans are not cross-collateralized or cross-defaulted but the loans were made to borrowers related through common ownership of partnership or other equity interests or common sponsorship and where, in general, the related Mortgaged Properties are commonly managed. The table below shows each group of two or more Mortgage Loans that are not cross-collateralized or cross-defaulted (except as indicated below), but have the same or affiliated borrowers/owners or otherwise have common sponsorship.

Related Borrower Loans

Mortgage Loan/Property Portfolio Names	Aggregate Cut-off Date Principal Balance	Approx. % of Cut-off Date Pool Balance

Group A:
Sheraton Austin	$67,000,000	4.7%
AT&T - 2011 West Hastings	8,000,000	0.6
Swift Spinning Leaseback	7,774,108	0.5
Total for Group A:	$82,774,108	5.8%

Group B:
Montgomery Mall	$46,000,000	3.2%
Oak Court Mall	23,884,983	1.7
Total for Group B:	$69,884,983	4.9%

Group C:
Holiday Inn San Francisco Airport	$33,000,000	2.3%
Best Western Premier Hotel Napa	18,970,041	1.3
Total for Group C:	$51,970,041	3.6%

Group D:
The Lovejoy	$24,000,000	1.7%
Rock Pointe East	21,750,000	1.5
Total for Group D:	$45,750,000	3.2%

Group E:
SpringHill Suites & Residence Inn Glendale	$19,229,059	1.3%
Residence Inn by Marriott, Colorado Springs, CO	6,800,000	0.5
Fairfield Inn & Suites Colorado Springs, CO	5,600,000	0.4
Fairfield Inn & Suites, Olathe, KS	4,080,000	0.3
Total for Group E:	$35,709,059	2.5%

Group F:
Holiday Inn Express Wixom	$6,690,012	0.5%
Holiday Inn Express Southfield	5,342,025	0.4
Total for Group F:	$12,032,037	0.8%

Group G:
All American Storage Bloomington South	$4,194,651	0.3%
All American Storage East	3,395,670	0.2
All American Storage of Evansville	3,195,925	0.2
Total for Group G:	$10,786,246	0.8%

Group H:
American Mini Storage I – Missouri City	$4,000,000	0.3%
American Mini Storage II – Arlington	3,500,000	0.2
American Mini Storage II – Colorado Springs	2,800,000	0.2
Total for Group H:	$10,300,000	0.7%

Mortgage Loan/Property Portfolio Names	Aggregate Cut-off Date Principal Balance	Approx. % of Cut-off Date Pool Balance

Group I:
Bramblewood MHC	$6,995,949	0.5%
Stonegate MHP	2,397,420	0.2
Total for Group I:	$9,393,368	0.7%

Group J:
Amelia Station	$3,741,312	0.3%
University Center South	3,142,626	0.2
Total for Group J:	$6,883,938	0.5%

Group K:
Sun Valley MHC	$2,996,480	0.2%
Shadow Wood MHP	2,954,777	0.2
Total for Group K:	$5,951,257	0.4%

Group L:
Bay Area Self Storage – Bird	$3,900,000	0.3%
Bay Area Self Storage – Bernal	2,030,000	0.1
Total for Group L:	$5,930,000	0.4%

Property Type Concentrations

This table shows the property type concentrations of the Mortgaged Properties:

Property Type Distribution

Property Type	Number of Mortgaged Properties	Aggregate Cut-off Date Principal Balance(1)	Approx. % of Cut-off Date Pool Balance(1)
Office	18	$397,129,491	27.9%
Multifamily(2)	39	287,608,427	20.2
Hospitality	19	269,365,246	18.9
Retail	19	238,711,370	16.7
Industrial	17	95,128,084	6.7
Manufactured Housing Community	14	73,029,038	5.1
Self Storage	19	53,474,693	3.8
Other	1	11,350,000	0.8
Total:	146	$1,425,796,349	100.0%

(1)
Because this table presents information relating to Mortgaged Properties and not Mortgage Loans, the information for Mortgage Loans secured by more than one Mortgaged Property (other than by reason of cross-collateralization with another Mortgage Loan) is based upon allocated loan amounts as set forth on Annex A to this free writing prospectus.

(2)	Includes 15 residential cooperative properties, representing approximately 4.2% of the Cut-off Date Pool Balance.

With respect to the property types set forth in the above chart, among other things:

●
Seven (7) of the Mortgaged Properties, securing Mortgage Loans collectively representing approximately 13.0% of the Cut-off Date Pool Balance by allocated loan amount, are retail properties that are considered by the applicable Sponsor to be a regional mall and/or have an “anchor tenant”. Four (4) of the Mortgaged Properties, securing Mortgage Loans representing approximately 1.0% of the Cut-off Date Pool Balance by allocated loan amount, are retail properties that are considered by the applicable Sponsor to be “shadow anchored”. Eight (8) of the Mortgaged Properties, securing Mortgage Loans collectively representing approximately 2.7% of the Cut-off Date Pool Balance by allocated loan amount, are retail properties that are considered by the applicable Sponsor to be “unanchored” or “single tenant”. Retail properties pose unique risks. See “Risk Factors—Risks Related to Mortgage Loans and Mortgaged Properties—Retail Properties Have Special Risks” in this free writing prospectus.

●
Nineteen (19) of the hospitality Mortgaged Properties, securing Mortgage Loans representing approximately 18.9% of the Cut-off Date Pool Balance, are affiliated with a franchise or hotel management company through a franchise, license or management agreement. In the case of Nine (9) of those Mortgaged Properties, identified on Annex A to this free writing prospectus as Holiday Inn San Francisco Airport, Best Western Premier Hotel Napa, JBL Hotel Portfolio—Hampton Inn Murray/Salt Lake City, Holiday Inn Express Superior, Holiday Inn Express Wixom, Fairfield Inn & Suites Colorado Springs, CO, Holiday Inn Express Southfield, Holiday Inn Express Somerset and Holiday Inn Express & Suites Lake Charles, securing Mortgage Loans collectively representing approximately 6.5% of the Cut-off Date Pool Balance, the related franchise agreement expires prior to the maturity date of the related Mortgage Loan. In the case of the Mortgaged Properties identified on Annex A to this free writing prospectus as Holiday Inn Express Wixom, Fairfield Inn & Suites New Braunfels, Holiday Inn Express Southfield and Holiday Inn Express Somerset, which secures a Mortgage Loan that represents approximately 1.7% of the Cut-off Date Pool Balance, the related franchise agreement allows the franchisor to terminate the franchise agreement without cause, during the term, or within twelve (12) months after the end of the term of the Mortgage Loan. Hospitality properties pose unique risks. See “Risk Factors—Risks Related to Mortgage Loans and Mortgaged Properties—Hospitality Properties Have Special Risks” and “—Risks Related to Affiliations with a Franchise or Hotel Management Company” in this free writing prospectus.

●
Ten (10) of the Mortgaged Properties identified on Annex A to this free writing prospectus as Algonquin Portfolio – 1500 Pollitt, Cedar Crest Professional Park, White Road Plaza, The Lovejoy, Barrington Orthopedics Portfolio, Quantico III, The Shoppes of Ocoee, Ezon Building, Shops at Vicksburg and Santa Fe Palms, securing Mortgage Loans collectively representing approximately 11.4% of the Cut-off Date Pool Balance by allocated loan amount, have tenants operating medical or dental offices among the five largest tenants at the related Mortgaged Property (based on net rentable area leased). Certain of the residential cooperative Mortgaged Properties may also have spaces that are operated by tenants or tenant-shareholders as medical or dental offices. Medical and dental offices pose unique risks. See “Risk Factors—Risks Related to Mortgage Loans and Mortgaged Properties—Specialty Use Concentrations” in this free writing prospectus.

●
Twelve (12) of the Mortgaged Properties identified on Annex A to this free writing prospectus as Fairview Park Drive, The Stockdale Plaza, Warminster Heights Home Ownership Association, Inc., The Shoppes of Ocoee, Port Crossing, Amelia Station, Shoppes of Fort Wright, Patriot Village, University Center South, Taxi Office Building, Santa Fe Palms and Commercial Drive Plaza, securing Mortgage Loans collectively representing approximately 10.4% of the Cut-off Date Pool Balance by allocated loan amount, have a restaurant or bakery as one or more of the five largest tenants at the related mortgaged property (based on net rentable area leased) at the Mortgaged Property. Further, with respect to each of the Mortgaged Properties identified on Annex A to this free writing prospectus as Holiday Inn San Francisco Airport and Holiday Inn Louisville, securing Mortgage Loans collectively representing approximately 3.0% of the Cut-off Date Pool Balance, each has a restaurant tenant situated on the hotel property. Restaurants and bakeries pose unique risks. See “Risk Factors—Risks Related to Mortgage Loans and Mortgaged Properties—Specialty Use Concentrations” in this free writing prospectus.

●
Six (6) of the Mortgaged Properties identified on Annex A to this free writing prospectus as Shops at CenterPoint, 156 Algonquin, 145 Algonquin, Village Oaks, LA Fitness – Irvine and Riverplace Athletic Club, securing Mortgage Loans collectively representing approximately 6.0% of the Cut-off Date Pool Balance by allocated loan amount, have a gym, health club, dance studio or fitness center tenant among the five largest tenants (based on net rentable area leased) at the Mortgaged Property. Health clubs pose unique risks. See “Risk Factors—Risks Related to Mortgage Loans and Mortgaged Properties—Retail Properties Have Special Risks” in this free writing prospectus.

●
Ten (10) of the Mortgaged Properties identified on Annex A to this free writing prospectus as Seven Corners Apartments, Warminster Heights Home Ownership Association, Inc., Clear Point Gardens, Woods of Fairlawn Apartments, Arminta Apartments, Fitch Apartments, The Palms Apartments, Eagle Point Apartments, Cityside Apartments and Williamsburg East Apartments, securing Mortgage Loans collectively representing approximately 5.8% of the Cut-off Date Pool Balance by allocated loan balance, have rents subsidized by government low income housing programs, and in each case (except with respect to the Seven Corners Apartments, Eagle Point Apartments and Williamsburg East Apartments Mortgaged Properties) are subject to affordable housing related use and rent restrictions, provided that, in the case of the Clear Point Gardens, Woods of Fairlawn Apartments, Cityside Apartments, Eagle Point Apartments and Williamsburg East Apartments, Fitch Apartments, Warminster Heights Home Ownership Association, Inc. properties, there is no governmental contract relating to the Mortgaged Property as a whole (with only select tenants or select portions of the Mortgaged Property receiving the benefit of government subsidies). See “Risk Factors—Risks Related to Mortgage Loans and Mortgaged Properties—Multifamily Properties Have Special Risks” in this free writing prospectus.

●
Fifteen (15) of the Mortgaged Properties, securing Mortgage Loans representing approximately 4.2% of the Cut-off Date Pool Balance, are residential cooperatives. Residential cooperatives pose unique risks. See “Risk Factors—Risks Related to Mortgage Loans and Mortgaged Properties—Residential Cooperative Properties Have Special Risks” in this free writing prospectus.

●
One (1) Mortgaged Property identified on Annex A to this free writing prospectus as The Bluffs, securing a Mortgage Loan representing approximately 2.5% of the Cut-off Date Pool Balance, a multifamily property that is 20% or more occupied by military related tenants. See “Risk Factors—Risks Related to Mortgage Loans and Mortgaged Properties—Multifamily Properties Have Special Risks” in this free writing prospectus.

●
One (1) Mortgaged Property identified on Annex A to this free writing prospectus as Coastal Sunbelt, securing a Mortgage Loan representing approximately 1.0% of the Cut-off Date Pool Balance, includes cold storage facilities as part of the collateral.

●
One (1) Mortgaged Property identified on Annex A to this free writing prospectus as Eagle Point Apartments, securing a Mortgage Loan representing approximately 0.4% of the Cut-off Date Pool Balance, is 20% or more occupied by student tenants. See “Risk Factors—Risks Related to Mortgage Loans and Mortgaged Properties—Multifamily Properties Have Special Risks” in this free writing prospectus.

●
The manufactured housing community Mortgaged Property identified on Annex A to this free writing prospectus as Cedar Park Estates, securing a Mortgage Loan representing approximately 0.3% of the Cut-off Date Pool Balance, is served by two private wells and an on-site waste water treatment plant rather than public water and sewer. However, two occupied pad sites and the waste water treatment area are in the 100-year flood plain. Accordingly, flooding at the Mortgaged Property could impact all the tenants at the Mortgaged Property.

Geographic Concentrations

As of the Cut-off Date, the Mortgaged Properties are located in 30 states and the District of Columbia.

This table shows the jurisdictions that have concentrations of Mortgaged Properties of 5.0% or more (based on allocated loan amount as a percentage of the Cut-off Date Pool Balance):

Geographic Distribution
State	Number of Mortgaged Properties	Aggregate Cut-off Date Principal Balance	Approx. % of Cut-off Date Pool Balance
Michigan	20	$188,419,038	13.2%
New York	17	$186,777,497	13.1%
California	11	$155,452,107	10.9%
Pennsylvania	5	$151,497,680	10.6%
Virginia	4	$127,967,122	9.0%
Texas	10	$97,062,868	6.8%

See “Risk Factors—Risks Related to Mortgage Loans and Mortgaged Properties—A Concentration of Mortgaged Properties in One or More Geographic Areas Reduces Diversification and May Increase the Risk that Your Certificates May Not Be Paid in Full” in this free writing prospectus.

Tenancies-In-Common; Delaware Statutory Trusts

With respect to 4 Mortgage Loans secured by the Mortgaged Properties identified on Annex A to this free writing prospectus as Cimarron Heights MHP, Riverplace Athletic Club, Sage Creek and Trolley Commerce Center, collectively representing approximately 1.8% of the Cut-off Date Pool Balance, each such Mortgage Loan has two or more borrowers that own the related Mortgaged Property or Mortgaged Properties as tenants-in-common. With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this free writing prospectus as Barrington Orthopedics Portfolio, representing approximately 1.1% of the Cut-off Date Pool Balance, the related borrower is organized as a Delaware Statutory Trust. See “Risk Factors—Risks Related to Mortgage Loans and Mortgaged Properties—The Borrower’s Form of Entity May Cause Special Risks” in this free writing prospectus and “Risk Factors—Tenancies in Common May Hinder Recovery” in the prospectus.

Condominium Structures

Four (4) of the Mortgage Loans secured by the Mortgaged Properties identified on Annex A to this free writing prospectus as The Lovejoy, Holiday Inn Express Wixom, Hampton Inn - Auburn Hills and Riverwinds MHC, collectively representing approximately 2.9% of the Cut-off Date Pool Balance, are secured by the related borrower’s interest in one or more units in a condominium. With respect to any such Mortgage Loan, if the borrower does not own the entirety of the interests in the condominium, then the borrower may not control the appointment and voting of the condominium board or the condominium owners may be able to take actions or cause the condominium association to take actions that would affect the borrower’s unit without the borrower’s consent. Set forth below is a brief description of these condominium interests:

With respect to the Mortgage Loan secured by the Mortgaged Property  identified on Annex A to this free writing prospectus as The Lovejoy which represents approximately 1.7% of the Cut-off Date Pool Balance, the borrower owns one of three units (33% of voting rights) in a mixed use condominium. The borrower’s unit consists of parking (floors 5 and 6) and office space (floors 7 through 9). Each unit owner must maintain its own unit and the utilities, structural components, and shared elements located within its unit (generally, utilities and mechanical installations that serve only one unit, and any utilities and mechanical installations past the connection where branch lines or facilities service a single unit are not deemed “shared elements”.) The association and manager (currently an affiliate of the borrower) are otherwise responsible for maintenance of the building. The condominium declaration accords the borrower (so long as it owns its unit) the authority to appoint or propose replacements for the property manager. All major decisions involving the association require the unanimous consent of the unit owners.

With respect to the Mortgage Loan secured by the Mortgaged Property  identified on Annex A to this free writing prospectus as Hampton Inn - Auburn Hills which represents approximately 0.5% of the Cut-off Date Pool Balance, the borrower has a 50% interest in the owners’ association for a land condominium. The association maintains only the common elements and approves exterior appearance of all structures, improvements, and yard areas. The Mortgaged Property is one of two units comprising the condominium regime, and each unit owner is responsible for maintenance of its own building.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A 1 to this free writing prospectus as Holiday Inn Express Wixom, which represents approximately 0.5% of the Cut-off Date Pool Balance, the Mortgaged Property is one unit in a 32 unit condominium development. The condominium documents provide that the terms therein regarding unit dimensions, and responsibility for maintenance, repairs and replacement cannot be made without the borrower’s and lender’s approval. In addition, any other amendment to the condominium documents that would materially alter the related lender’s rights is subject to such lender’s approval.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this free writing prospectus as Riverwinds MHC, which represents approximately 0.3% of the Cut-off Date Pool Balance, the related Mortgaged Property consists of 101 of the 112 condominium units in a manufactured housing community condominium. In general, each condominium unit consists of a separate pad site, except that one of the condominium units held by the related borrower consists of two (2) pad sites. The related borrower generally controls the governing body of the subject condominium and has super majority voting rights.

Even if the borrower or its designated board members, either through control of the appointment and voting of sufficient members of the condominium board or by virtue of other provisions in the condominium documents, has consent rights over actions by the condominium associations or owners, we cannot assure you that the condominium board will not take actions that would materially adversely affect the borrower’s unit. See “Risk Factors—Condominium Ownership May Limit Use and Improvements” in the prospectus and Representations and Warranties No. 8 (Permitted Liens; Title Insurance) and the exceptions thereto on Annex E-2 to this free writing prospectus (subject to the limitations and qualifications set forth in the preamble to Annex E-1 to this free writing prospectus).

Ground Leases

A leasehold interest under a ground lease secures the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this free writing prospectus as Ezon Building, representing approximately 0.2% of the Cut-off Date Pool Balance; provided that the overlapping fee interest is also encumbered. For purposes of this free writing prospectus, the encumbered interest will be characterized as a “fee interest” if (i) the borrower has a fee interest in all or substantially all of the Mortgaged Property (provided that if the borrower has a leasehold interest in any portion of the Mortgaged Property, such portion is not, individually or in the aggregate, material to the use or operation of the Mortgaged Property), or (ii) the Mortgage Loan is secured by the borrower’s leasehold interest in the Mortgaged Property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related Mortgaged Property. See “Risk Factors—Risks Related to Mortgage Loans and Mortgaged Properties—Risks Related to Ground Leases and Other Leasehold Interests” in this free writing prospectus and “Risk Factors—Risks Related to Ground Leases and Other Leasehold Interests” in the prospectus.

Default History, Prior Bankruptcy Issues and Other Proceedings

Certain of the borrowers, principals of the borrowers and other entities under the control of such principals or in certain cases a Mortgaged Property that secures a Mortgage Loan to be included in the Issuing Entity are, or previously have been, parties to or the subject of bankruptcy proceedings, foreclosure proceedings, deed-in-lieu of foreclosure transactions and/or mortgage loan workouts.

With respect to the Mortgage Loans secured by the Mortgaged Properties or portfolio of Mortgaged Properties identified on Annex A to this free writing prospectus as Shops at CenterPoint, Algonquin Portfolio, Montgomery Mall, White Road Plaza, Oak Park Village Apartments, The Lovejoy, Oak Court Mall, Rock Pointe East, Barrington Orthopedics Portfolio, The Stockdale Plaza, Clear Point Gardens, Harbourside Office Building, Village Oaks, Colonial Heritage MHC, Woods of Fairlawn Apartments, Holiday Inn Louisville, SecurLock Portfolio—Warner Robins, SecurLock Portfolio—Dawsonville, Holiday Inn Express Superior, Eagle Point Apartments, All American Storage Bloomington South, American Mini Storage I - Missouri City, Citrus Park Retail Center, American Mini Storage II - Arlington, All American Storage East, Shoppes of Fort Wright, Sun Valley MHC, Red Run MHC, All American Storage of Evansville, American Mini Storage II - Colorado Springs, Santa Fe Palms, Dundee Meadows MHC, World Park 9, 23399 Commerce Drive and Dysart Mini Storage, collectively representing approximately 30.7% of the Cut-off Date Pool Balance, either (a) within the 10 years preceding the date of this free writing prospectus or as otherwise disclosed, related sponsors or key principals (or affiliates thereof) have previously sponsored real estate projects (including in some such cases, the particular Mortgaged Property or Mortgaged Properties referenced above in this sentence) that became the subject of bankruptcy or insolvency proceedings, foreclosure proceedings or a deed in lieu of foreclosure or that secured prior loans that were, in any such case, the subject of a discounted payoff, maturity default, short sale or other restructuring, (b) the related Mortgage Loan refinanced a prior loan secured by the related Mortgaged Property, which prior loan was the subject of a maturity default or a discounted payoff, short sale, maturity date extension(s) or other restructuring, or (c) the current borrower or one of its affiliates acquired the related Mortgaged Property through foreclosure or a deed-in-lieu of foreclosure, at a foreclosure sale or after it had become REO property. If a borrower or a principal of a borrower has been a party to a bankruptcy or insolvency proceeding in the past, we cannot assure you that the borrower or principal will not be more likely than other borrowers or principals to avail itself or cause a borrower to avail itself of its legal rights, under the Bankruptcy Code or otherwise, in the event of an action or threatened action by the mortgagee or its servicer to enforce the related Mortgage Loan documents, or otherwise conduct its operations in a manner that is not in the best interests of the lender and/or the mortgaged property. We cannot assure you that any foreclosure proceedings or other material proceedings will not have a material adverse effect on your investment. See “Risk Factors—Risks Related to Mortgage Loans and Mortgaged Properties—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans” in this free writing prospectus. See also Representations and Warranties No. 15 (Actions Concerning Mortgage Loan), No. 41 (Bankruptcy), No. 42 (Organization of Borrower) on Annex E-1 to this free writing prospectus and the exceptions thereto on Annex E-2 to this free writing prospectus (subject to the limitations and qualifications set forth in the preamble to Annex E-1 to this free writing prospectus).

In cases where the borrower or its affiliate acquired the related Mortgaged Property at a foreclosure sale or after it became REO, the purchase price may be below, and perhaps materially below, the Appraised Value for that Mortgaged Property as reflected on Annex A.

With respect to the Mortgage Loans identified in the “Top Fifteen Loan Summaries” attached as Annex B to this free writing prospectus or related groups that, if aggregated, would be of comparable size:

●
With respect to the Mortgage Loans secured by the Mortgaged Properties identified on Annex A to this free writing prospectus as Montgomery Mall and Oak Court Mall, representing approximately 3.2% and 1.7% of the Cut-off Date Pool Balance, respectively, the loan sponsor, Simon Property Group, has sponsored other real estate projects over the last ten years that have been the subject of mortgage loan defaults, foreclosure proceedings and deeds-in-lieu of foreclosure.

●
With respect to the Mortgage Loans secured by the Mortgaged Properties  identified on Annex A to this free writing prospectus as Shops at CenterPoint which represents approximately 3.8% of the Cut-off Date Pool Balance, an affiliate of the sponsor, Greg Guido, was a 25% owner of shopping mall in West Des Moines, Iowa that was the subject of a deed-in-lieu in 2010.

●
With respect to the Mortgage Loan secured by the Mortgaged Properties identified on Annex A to this free writing prospectus as Algonquin Portfolio, representing approximately 3.5% of the Cut-off Date Pool Balance, among other things, the Mortgage Loan refinanced two previous cross-collateralized mortgage loans secured by the Mortgaged Properties identified on Annex A as 1900 Pollitt, 95 Bauer, 5 Thornton, 40 Potash, 1905 Nevins and 1500 Pollitt (six of the twelve Mortgaged Properties securing the Mortgage Loan) which had been previously securitized in the GMAC Commercial Mortgage Securities, Inc. 2005-C1 (“GMACC 2005-C1”) transaction. The previous mortgage loans were in payment default and were transferred to special servicing after the rent of Cablevision, the sole tenant at the 40 Potash Mortgaged Property, reset lower due to an fair market value clause in their lease, as well as the sole tenant at the 5 Thornton Mortgaged Property had vacated the Mortgaged Property. The special servicer in the GMACC 2005-C1 transaction broadly marketed the previous mortgage loans, allowing the borrower to participate. After soliciting indicative and best and final bids, the borrower was the highest bidder and the loan sold to the borrower for a price of $30,697,891 (inclusive of servicer held reserves), which was less than its outstanding principal balance. The aggregate occupancy of the six properties securing the previous mortgage loans was 81% at the time the assets were marketed for sale and increased to 89.9% just prior to closing, as a result of one new lease (with a termination option at 18 months) at the 5 Thornton Mortgaged Property. The 1900 Pollitt, 95 Bauer, 40 Potash, 1905 Nevins and 1500 Pollitt Mortgaged Properties are currently 100% leased, and the 5 Thornton Mortgaged Property, with an allocated principal balance of only 6.2% of the Mortgage Loan, is 69% leased.

●
With respect to the Mortgage Loans secured by the Mortgaged Properties  identified on Annex A to this free writing prospectus as The Bluffs which represents approximately 2.5% of the Cut-off Date Pool Balance, affiliates of the sponsor, Marcel Arsenault, were involved in mortgage loan defaults as follows: (i) Leadville, Colorado low income housing project (converted from a 19th century hotel) that was the subject of foreclosure in March, 2012 following the historic property’s need for substantial capital improvements; and (ii) Thornton, Colorado multifamily project that was subject of foreclosure in December 2010 after workout negotiations with the lender were unsuccessful.

●
With respect to the Mortgage Loans secured by the Mortgaged Properties  identified on Annex A to this free writing prospectus as White Road Plaza which represents approximately 2.2% of the Cut-off Date Pool Balance, sponsor affiliates of the sponsor, Peter Doerken,  were involved in two prior foreclosures, as follows: (i) a shopping center located in Folsom, California that defaulted in July 2009 following tenant bankruptcies and worsening economic conditions, and was eventually subject of an April 2012 foreclosure; and (ii) a shopping center in Sacramento, California that defaulted in July 2010 following anchor tenant lease issues, and was eventually the subject of an August 2012 foreclosure.

●
With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this free writing prospectus as The Lovejoy which represents approximately 1.7% of the Cut-off Date Pool Balance, borrower sponsor, Unico Investment Group LLC, had 25% ownership in Portland, Oregon office building that was involved in maturity default in 2010. The related loan was modified to include a write-down of debt, additional tenant improvement investment and a lender’s participation interest. The borrower sponsor bought out both its joint venturer’s ownership interest and the lender’s participation interest in October 2013.

Other

Certain of the Mortgaged Properties securing the Mortgage Loans may not be readily convertible (or convertible at all) to alternative uses. See “Risk Factors—Risks Related to the Mortgage Loans and Mortgaged Properties—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses” and “—Specialty Use Concentrations” in this free writing prospectus.

Additional Indebtedness

The Mortgage Loans generally prohibit borrowers from incurring any additional debt secured by their Mortgaged Property without the consent of the lender. However:

●	substantially all of the Mortgage Loans permit the related borrower to incur limited indebtedness in the ordinary course of business that is not secured by the related Mortgaged Property;

●	the borrowers under certain of the Mortgage Loans have incurred and/or may incur in the future unsecured debt other than in the ordinary course of business;

●	any borrower that does not meet single purpose entity criteria may not be restricted from incurring unsecured debt or having equity therein pledged to secure mezzanine debt;

●
the terms of certain Mortgage Loans permit the borrowers to post letters of credit and/or surety bonds for the benefit of the mortgagee under the Mortgage Loans, which may constitute a contingent reimbursement obligation of the related borrower or an affiliate. The issuing bank or surety will not typically agree to subordination and standstill protection benefiting the mortgagee;

●
although the Mortgage Loans generally place certain restrictions on incurring mezzanine debt secured by the pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, the terms of the Mortgages generally permit, subject to certain limitations, the pledge of less than a majority of the equity interests, or the pledge of limited partnership or non-managing membership equity interests, in a borrower;

●
although the Mortgage Loans generally restrict the transfer or pledging of controlling general partnership and managing member interests in a borrower subject to certain exceptions, the terms of some Mortgage Loans permit, subject to certain limitations, among others, the transfer or pledge of (i) passive equity interests, such as limited partnership and non-managing membership interests in the related borrower, and/or (ii) less than a certain specified portion of the general partnership and managing membership interests in a borrower. In addition, in general, the parent entity of any borrower that does not meet single purpose entity criteria may not be restricted in any way from incurring mezzanine debt secured by pledges of their equity interests in such borrower. In addition, the Mortgage Loan Sellers have informed us that they are aware of existing or potential mezzanine debt with respect to the Mortgage Loans described under “—Property-Secured Financing and Mezzanine and Similar Financing” in this free writing prospectus;

●
certain of the Mortgage Loans do not restrict the pledging of ownership interests in the borrower, but do restrict the transfer of ownership interests in a borrower by imposing limitations on transfer of control or a specific percentage of ownership interests; and

●
certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower of its equity owners.

See “—Additional Debt Financing For Mortgage Loans Secured by Residential Cooperatives” in this free writing prospectus for a discussion of additional debt that may exist or be permitted in the future with respect to the residential cooperative Mortgage Loans included in the Trust.

The Loan Combinations

General. Three (3) of the Mortgage Loans are each part of a loan combination where the related Mortgage Loan is represented by a note that has a companion note that is pari passu in right of payment to the related Mortgage Loan. Each pari passu companion note will be held outside the Issuing Entity and is referred to in this free writing prospectus as a “Companion Loan”. Each Mortgage Loan and its related Companion Loan are collectively referred to in this free writing prospectus as a “Loan Combination”.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this free writing prospectus as Queens Atrium, representing approximately 6.3% of the Cut-off Date Pool Balance (the “Queens Atrium Mortgage Loan”), the related Mortgaged Property (the “Queens Atrium Mortgaged Property”) also secures one other mortgage note that is pari passu in right of payment with the Queens Atrium Mortgage Loan (the “Queens Atrium Companion Loan” and, together with the Queens Atrium Mortgage Loan, the “Queens Atrium Loan Combination”). The Queens Atrium Companion Loan has a principal balance as of the Cut-off Date of approximately $90,000,000. Only the Queens Atrium Mortgage Loan is included in the Issuing Entity. The Queens Atrium Companion Loan is not an asset of the Issuing Entity. The Queens Atrium Mortgage Loan bears interest at 4.306% per annum, while the Queens Atrium Companion Loan bears interest at 4.456% per annum. As a result of its slightly lower interest rate, the Queens Atrium Mortgage Loan is scheduled to experience slightly greater amortization over the loan term than will the Queens Atrium Companion Loan. The Balloon Payment for the Queens Atrium Mortgage Loan is scheduled to be $82,111,437 while the Balloon Payment for the Queens Atrium Companion Loan is scheduled to be $82,312,997.

With respect to the Loan Combination related to the Mortgaged Property identified on Annex A as Queens Atrium, prior to the securitization of the related Companion Loan, the related Mortgage Loan and related Companion Loan will be serviced under the Pooling and Servicing Agreement. Prior to the securitization of the related Companion Loan, the Queens Atrium Mortgage Loan is sometimes referred to herein as a “Serviced Mortgage Loan”, and the related Companion Loan (but only with respect to the period prior to the securitization of such Companion Loan) is referred to herein as a “Serviced Companion Loan”. Such Serviced Mortgage Loan and Serviced Companion Loan are referred to herein, collectively, as a “Serviced Loan Combination”.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this free writing prospectus as Montgomery Mall, representing approximately 3.2% of the Cut-off Date Pool Balance (the “Montgomery Mall Mortgage Loan”), the related Mortgaged Property (the “Montgomery Mall Mortgaged Property”) also secures one other mortgage note that is pari passu in right of payment with the Montgomery Mall Mortgage Loan (the “Montgomery Mall Companion Loan” and, together with the Montgomery Mall Mortgage Loan, the “Montgomery Mall Loan Combination”). The Montgomery Mall Companion Loan has a principal balance as of the Cut-off Date of approximately $54,000,000. Only the Montgomery Mall Mortgage Loan is included in the Issuing Entity. The Montgomery Mall Companion Loan has been included in the WFCM 2014-LC16 securitization.

Each of the Queens Atrium Mortgage Loan (with respect to the period following the securitization of the related Companion Loan) and the Montgomery Mall Mortgage Loan is referred to in this free writing prospectus as a “Non-Serviced Mortgage Loan”. Each of the Queens Atrium Loan Combination (with respect to the period following the securitization of the related Companion Loan) and the Montgomery Mall Loan Combination is referred to in this free writing prospectus as a “Non-Serviced Loan Combination”. Each of the Queens Atrium Companion Loan (following securitization) and the Montgomery Mall Companion Loan is referred to in this free writing prospectus as a “Non-Serviced Companion Loan”.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this free writing prospectus as Oak Court Mall, representing approximately 1.7% of the Cut-off Date Pool Balance (the “Oak Court Mall Mortgage Loan”), the related Mortgaged Property (the “Oak Court Mall Mortgaged Property”) also secures one other mortgage note that is pari passu in right of payment with the Oak Court Mall Mortgage Loan (the “Oak Court Mall Companion Loan” and, together with the Oak Court Mall Mortgage Loan, the “Oak Court Mall Loan Combination”). The Oak Court Mall Companion Loan has a principal balance as of the Cut-off Date of approximately $15,923,322. Only the Oak Court Mall Mortgage Loan is included in the Issuing Entity. The Oak Court Mall Companion Loan has been included in the WFCM 2014-LC16 securitization.

The Oak Court Mall Loan Combination is referred to in this free writing prospectus as a “Serviced Loan Combination” and the Oak Court Mall Companion Loan is referred to in this free writing prospectus as a “Serviced Companion Loan”.

With respect to each Loan Combination, the related Mortgage Loan and Companion Loan are cross collateralized and cross defaulted.

In connection with each Loan Combination, the rights between the Issuing Entity, as holder of the related Mortgage Loan and the holder of the related Companion Loan are generally governed by an intercreditor agreement (each, an “Intercreditor Agreement”).

The following table presents certain information regarding the Loan Combinations:
Loan Combination Name	Cut-off Date Principal Balance of Trust Mortgage Loan	Cut-off Date Principal Balance of Non-Trust Mortgage Loan	Aggregate Cut-off Date Balance of Loan Combination	Cut-off Date LTV Ratio of Loan Combination	Trust Mortgage Loan Interest Rate	Non-Trust Mortgage Loan Interest Rate	U/W NCF DSCR for Loan Combination
Queens Atrium	$90,000,000	$90,000,000	$180,000,000	69.2%	4.306%	4.456%	1.41x
Montgomery Mall	$46,000,000	$54,000,000	$100,000,000	51.3%	4.570%	4.570%	3.06x
Oak Court Mall	$23,884,983	$15,923,322	$39,808,305	65.3%	4.756%	4.756%	1.81x

The Queens Atrium Loan Combination

General. The holders of the Queens Atrium Loan Combination (the “Queens Atrium Noteholders”) have entered into an intercreditor agreement that sets forth the respective rights of each Queens Atrium Noteholder (the “Queens Atrium Intercreditor Agreement”). As of the Closing Date, the Queens Atrium Companion Loan will be held by Barclays Bank PLC, which will reserve the right to further divide or sell the Companion Loan to a third party at any time (subject to compliance with the terms of the related intercreditor agreement).

Servicing. The Queens Atrium Loan Combination will be serviced as follows:

(a)      from and after the Closing Date, but prior to the date that the Queens Atrium Companion Loan is included in a securitization trust (the “Queens Atrium Securitization Date”), the Queens Atrium Loan Combination will be serviced by the applicable Master Servicer and the applicable Special Servicer pursuant to the terms of the Pooling and Servicing Agreement; and

(b)      from and after the Queens Atrium Securitization Date, the Queens Atrium Loan Combination will be serviced (x) pursuant to the terms of the pooling and servicing agreement entered into in connection with the securitization of the Queens Atrium Companion Loan (the “Queens Atrium Pooling and Servicing Agreement”) and, subject to the terms of the Queens Atrium Intercreditor Agreement, all decisions, consents, waivers, approvals and other actions on the part of any of the Queens Atrium Noteholders will be effected in accordance with the Queens Atrium Pooling and Servicing Agreement and (y) by the master servicer and the special servicer appointed pursuant to the Queens Atrium Pooling and Servicing Agreement.

The Queens Atrium Intercreditor Agreement requires that the Queens Atrium Pooling and Servicing Agreement contain terms and conditions that are customary for securitization transactions involving assets similar to the Queens Atrium Mortgage Loan as described more fully under “The Pooling and Servicing Agreement—Servicing of the Loan Combinations”.

Advances. Prior to the Queens Atrium Securitization Date, the applicable Master Servicer or the Trustee, as applicable, will be responsible for making (i) any required advances of principal and interest on the Queens Atrium Mortgage Loan (but not on the Queens Atrium Companion Loan) unless the applicable Master Servicer or the Trustee, as applicable, determines that such an advance would not be recoverable from collections on the Queens Atrium Mortgage Loan, and (ii) any required Servicing Advances with respect to the Queens Atrium Loan Combination unless the applicable Master Servicer, the applicable Special Servicer or the Trustee, as applicable, determines that such an advance would not be recoverable from collections on the Queens Atrium Loan Combination. Reimbursement of Servicing Advances made with respect to the Queens Atrium Companion Loan will be made as described herein under “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Payment of Servicing Expenses; Servicing Advances”.

After the Queens Atrium Securitization Date:

(a)      the Master Servicer or the Trustee, as applicable, will continue to be responsible for making advances of principal and interest on the Queens Atrium Mortgage Loan (but not on the Queens Atrium Companion Loan) pursuant to the Pooling and Servicing Agreement, unless the Master Servicer or the Trustee, as applicable, determines that such an advance would not be recoverable from collections on the Queens Atrium Mortgage Loan; and

(b)      the master servicer, the special servicer (with respect to servicing advances) or the trustee, as applicable, under the Queens Atrium Pooling and Servicing Agreement will be responsible for making (i) any required principal and interest advances on the Queens Atrium Companion Loan as required under the terms of the Queens Atrium Pooling and Servicing Agreement (but not on the Queens Atrium Mortgage Loan) and (ii) any required Servicing Advances with respect to the Queens Atrium Loan Combination, in each case unless a similar determination of nonrecoverability is made under the Queens Atrium Pooling and Servicing Agreement.

Distributions. The terms of the Queens Atrium Intercreditor Agreement set forth the respective rights of the Queens Atrium Noteholders with respect to distributions of funds received in respect of the Queens Atrium Loan Combination, and provide, in general, that:

•
the Queens Atrium Mortgage Loan and the Queens Atrium Companion Loan are of equal priority with each other and no portion of either of them will have priority or preference over any portion of the other or security therefor; and

•
all payments, proceeds and other recoveries on or in respect of the Queens Atrium Mortgage Loan and the Queens Atrium Companion Loan will be applied to the Queens Atrium  Mortgage Loan and the Queens Atrium Companion Loan on a pro rata and pari passu basis according to their respective outstanding principal balances (subject, in each case, to the payment and reimbursement rights of any applicable master servicer, special servicer, trust advisor, certificate administrator or trustee under the applicable pooling and servicing agreement) in accordance with the terms of the Queens Atrium Intercreditor Agreement, the Pooling and Servicing Agreement and the Queens Atrium Pooling and Servicing Agreement, as applicable.

Consultation and Control. The controlling note holder under the Queens Atrium Intercreditor Agreement with respect to the Queens Atrium Loan Combination will initially be the holder of the Queens Atrium Companion Loan, and from and after the Queens Atrium Securitization Date, will be the controlling class representative or such other party specified in the Queens Atrium Pooling and Servicing Agreement (such party, the “Queens Atrium Controlling Note Holder”). Certain decisions to be made with respect to the Queens Atrium Loan Combination, including certain major decisions pursuant to the Queens Atrium Pooling and Servicing Agreement, will require the approval of the Queens Atrium Controlling Note Holder.

Notwithstanding the Queens Atrium Controlling Note Holder’s consent rights described above, the special servicer or the master servicer (in the event the master servicer is otherwise authorized to take such action pursuant to the Queens Atrium Pooling and Servicing Agreement), as applicable, is permitted to implement any major decision before the expiration of the below mentioned 10-business day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the Queens Atrium Mortgage Loan and the Queens Atrium Companion Loan.

Pursuant to the terms of the Queens Atrium Intercreditor Agreement, the Subordinate Class Representative, as a non-controlling noteholder (the “Queens Atrium Non-Controlling Note Holder”) will have the right (i) to receive copies of all notices, information and reports, in each case, with respect to the Queens Atrium Loan Combination, that the master servicer or the special servicer, as applicable, under the Queens Atrium Pooling and Servicing Agreement is required to provide to the Queens Atrium Controlling Note Holder under such agreement within the same time frame such master servicer or special servicer is required to provide such notices, information and reports to the Queens Atrium Controlling Note Holder and (ii) to be consulted by such master servicer or special servicer on a strictly non-binding basis with respect to certain major decisions as set forth in the Queens Atrium Intercreditor Agreement and the implementation by such special servicer of any recommended actions outlined in an asset status report. The consultation right of the Queens Atrium Non-Controlling Note Holder will expire 10 business days after the delivery by such master servicer or special servicer of notice and information relating to the matter subject to consultation, whether or not the Queens Atrium Non-Controlling Note Holder has responded within such period; provided, that if a new course of action is proposed that is materially different from the actions previously proposed, the 10-business day consultation period will begin anew. Notwithstanding the Queens Atrium Non-Controlling Note Holder’s consultation rights described above, the master servicer or the special servicer, as applicable, under the Queens Atrium Pooling and Servicing Agreement is permitted to implement any major decision or take any action set forth in an asset status report before the expiration of the aforementioned 10-business day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the Queens Atrium Mortgage Loan and the Queens Atrium Companion Loan.

In addition to the consultation rights of the Queens Atrium Non-Controlling Note Holder described above, the Queens Atrium Non-Controlling Note Holder will have the right to annual meetings (which may be held telephonically) with the master servicer or special servicer, as applicable, under the Queens Atrium Pooling and Servicing Agreement upon reasonable notice and at times reasonably acceptable to such master servicer or special servicer, as applicable, in which servicing issues related to the Queens Atrium Loan Combination are discussed.

Neither the applicable Master Servicer nor the applicable Special Servicer, or after the Queens Atrium Securitization Date, neither the master servicer nor the special servicer under the Queens Atrium Pooling and Servicing Agreement, may follow any advice or consultation that would require or cause such parties to violate any applicable law, including the REMIC provisions, be inconsistent with the Servicing Standard, require or cause such parties to violate provisions of the Queens Atrium Intercreditor Agreement, the Pooling and Servicing Agreement or the Queens Atrium Pooling and Servicing Agreement, require or cause such parties to violate the terms of the Queens Atrium Loan Combination, or materially expand the scope of any of such parties’ responsibilities under the Queens Atrium Intercreditor Agreement, the Queens Atrium Pooling and Servicing Agreement or the Pooling and Servicing Agreement.

Sale of Defaulted Mortgage Loan. Pursuant to the terms of the Queens Atrium Intercreditor Agreement, if the Queens Atrium Loan Combination becomes a “defaulted mortgage loan” pursuant to the terms of the Pooling and Servicing Agreement or the Queens Atrium Pooling and Servicing Agreement, as applicable, the applicable special servicer will be required to sell the Queens Atrium Mortgage Loan together with the Queens Atrium Companion Loan as a single whole loan, subject to the satisfaction of certain notice and information delivery requirements and, prior to the Queens Atrium Securitization Date, the Trustee’s (or any third party hired by the Trustee in accordance with the Pooling and Servicing Agreement) obligation to review any offer received for the Queens Atrium Mortgage Loan and the Queens Atrium Companion Loan. The Queens Atrium Non-Controlling Note Holder will have consultation rights in connection with such sale, as described above. See “The Pooling and Servicing Agreement—Procedures With Respect to Defaulted Mortgage Loans and REO Properties” in this free writing prospectus.

Appointment of Special Servicer. The Queens Atrium Controlling Note Holder will have the right, with or without cause, to replace the special servicer then acting with respect to the Queens Atrium Loan Combination and appoint a replacement special servicer in lieu thereof without the consent of the Queens Atrium Non-Controlling Note Holder as long as such replacement special servicer satisfies the conditions set forth in the Pooling and Servicing Agreement or the Queens Atrium Pooling and Servicing Agreement, as applicable.

The Montgomery Mall Loan Combination

General. The holders of the Montgomery Mall Loan Combination (the “Montgomery Mall Noteholders”) have entered into an intercreditor agreement that sets forth the respective rights of each Montgomery Mall Noteholder (the “Montgomery Mall Intercreditor Agreement”).

Servicing. The Montgomery Mall Loan Combination is primary serviced by the current master servicer, Wells Fargo Bank, National Association (the “WFCM 2014-LC16 Master Servicer” or the “Other Master Servicer”), and specially serviced by the current special servicer, LNR Partners, LLC (the “WFCM 2014-LC16 Special Servicer” or the “Other Special Servicer”), pursuant to the pooling and servicing agreement entered into among Wells Fargo Commercial Mortgage Securities, Inc., as depositor (the “WFCM 2014-LC16 Depositor”), the WFCM 2014-LC16 Master Servicer, as general master servicer, NCB, FSB as NCB master servicer and co-op special servicer, the WFCM 2014-LC16 Special Servicer, as general special servicer, Wilmington Trust, National Association, as trustee (the “WFCM 2014-LC16 Trustee” or the “Other Trustee”), and Wells Fargo Bank, National Association, as certificate administrator and custodian (the “WFCM 2014-LC16 Certificate Administrator” or the “Other Certificate Administrator”) and Situs Holdings, LLC, as trust advisor (the “WFCM 2014-LC16 Trust Advisor” or the “Other Trust Advisor”) in connection with the WFCM 2014-LC16 securitization (into which the Montgomery Mall Companion Loan has been deposited) (the “WFCM 2014-LC16 Pooling and Servicing Agreement” or the “Other Pooling and Servicing Agreement”), and, subject to the terms of the Montgomery Mall Intercreditor Agreement, all decisions, consents, waivers, approvals and other actions on the part of any Montgomery Mall Noteholder will be effected in accordance with the WFCM 2014-LC16 Pooling and Servicing Agreement and the Montgomery Mall Intercreditor Agreement.

Advances. The Master Servicer or the Trustee, as applicable, will be responsible for making advances of principal and interest on the Montgomery Mall Mortgage Loan (but not on the Montgomery Mall Companion Loan) pursuant to the Pooling and Servicing Agreement, unless the Master Servicer or the Trustee, as applicable, determines that such an advance would not be recoverable from collections on the Montgomery Mall Mortgage Loan.

The WFCM 2014-LC16 Master Servicer, the WFCM 2014-LC16 Special Servicer (with respect to servicing advances) or the WFCM 2014-LC16 Trustee, as applicable, under the WFCM 2014-LC16 Pooling and Servicing Agreement will be responsible for making (i) any required principal and interest advances on the Montgomery Mall Companion Loan as required under the terms of the WFCM 2014-LC16 Pooling and Servicing Agreement (but not on the Montgomery Mall Mortgage Loan) and (ii) any required Servicing Advances with respect to the Montgomery Mall Loan Combination, in each case unless a similar determination of nonrecoverability is made under the WFCM 2014-LC16 Pooling and Servicing Agreement.

Distributions. The terms of the Montgomery Mall Intercreditor Agreement set forth the respective rights of the Montgomery Mall Noteholders with respect to distributions of funds received in respect of the Montgomery Mall Loan Combination, and provides, in general, that:

•
the Montgomery Mall Mortgage Loan and the Montgomery Mall Companion Loan are of equal priority with each other and no portion of either of them will have priority or preference over any portion of the other or security therefor; and

•
all payments, proceeds and other recoveries on or in respect of the Montgomery Mall Mortgage Loan and the Montgomery Mall Companion Loan will be applied to the Montgomery Mall  Mortgage Loan and the Montgomery Mall Companion Loan on a pro rata and pari passu basis according to their respective outstanding principal balances (subject, in each case, to the payment and reimbursement rights of any master servicer, special servicer, trust advisor, certificate administrator or trustee under the applicable pooling and servicing agreement) in accordance with the terms of the Montgomery Mall Intercreditor Agreement, the Pooling and Servicing Agreement and the WFCM 2014-LC16 Pooling and Servicing Agreement, as applicable.

Consultation and Control. The controlling note holder under the Montgomery Mall Intercreditor Agreement with respect to the Montgomery Mall Loan Combination will be the subordinate class representative under the WFCM 2014-LC16 Pooling and Servicing Agreement (such party, the “Montgomery Mall Controlling Note Holder”). Certain decisions to be made with respect to the Montgomery Mall Loan Combination, including certain major decisions pursuant to the WFCM 2014-LC16 Pooling and Servicing Agreement, will require the approval of the Montgomery Mall Controlling Note Holder.

Pursuant to the terms of the Montgomery Mall Intercreditor Agreement, the Subordinate Class Representative, as a non-controlling noteholder (the “Montgomery Mall Non-Controlling Note Holder”) will have the right (i) to receive copies of all notices, information and reports, in each case, with respect to the Montgomery Mall Loan Combination, that the WFCM 2014-LC16 Master Servicer or the WFCM 2014-LC16 Special Servicer, as applicable, under the WFCM 2014-LC16 Pooling and Servicing Agreement is required to provide to the Montgomery Mall Controlling Note Holder under such agreement within the same time frame the WFCM 2014-LC16 Master Servicer or the WFCM 2014-LC16 Special Servicer, as applicable, is required to provide such notices, information and reports to the Montgomery Mall Controlling Note Holder and (ii) to be consulted by the WFCM 2014-C16 Master Servicer or the WFCM 2014-C16 Special Servicer on a strictly non-binding basis with respect to certain major decisions as set forth in the Montgomery Mall Intercreditor Agreement and the implementation by the WFCM 2014-C16 Special Servicer of any recommended actions outlined in an asset status report. The consultation right of the Montgomery Mall Non-Controlling Note Holder will expire 10 business days after the delivery by the WFCM 2014-LC16 Master Servicer or the WFCM 2014-LC16 Special Servicer, as applicable, of notice and information relating to the matter subject to consultation, whether or not the Montgomery Mall Non-Controlling Note Holder has responded within such period; provided, that if a new course of action is proposed that is materially different from the actions previously proposed, the 10 business-day consultation period will begin anew. Notwithstanding the Montgomery Mall Non-Controlling Note Holder’s consultation rights described above, the WFCM 2014-LC16 Master Servicer or the WFCM 2014-LC16 Special Servicer, as applicable, is permitted to implement any major decision or take any action set forth in an asset status report before the expiration of the aforementioned 10 business-day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the Montgomery Mall Mortgage Loan and the Montgomery Mall Companion Loan.

In addition to the consultation rights of the Montgomery Mall Non-Controlling Note Holder described above, the Montgomery Mall Non-Controlling Note Holder will have the right to attend annual meetings (which may be held telephonically) with the WFCM 2014-LC16 Master Servicer or the WFCM 2014-LC16 Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the WFCM 2014-LC16 Master Servicer or the WFCM 2014-LC16 Special Servicer, as applicable, in which servicing issues related to the Montgomery Mall Loan Combination are discussed.

None of the Master Servicer, the Special Servicer or the WFCM 2014-LC16 Master Servicer or the WFCM 2014-LC16 Special Servicer may follow any advice or consultation that would require or cause such parties to violate any applicable law, including the REMIC provisions, be inconsistent with the Servicing Standard, require or cause such parties to violate provisions of the Montgomery Mall Intercreditor Agreement, the Pooling and Servicing Agreement or the WFCM 2014-LC16 Pooling and Servicing Agreement, require or cause such parties to violate the terms of the Montgomery Mall Loan Combination, or materially expand the scope of any of such parties’ responsibilities under the Montgomery Mall Intercreditor Agreement, the WFCM 2014-C16 Pooling and Servicing Agreement or the Pooling and Servicing Agreement.

Sale of Defaulted Mortgage Loan. Pursuant to the terms of the Montgomery Mall Intercreditor Agreement, if the Montgomery Mall Loan Combination becomes a “defaulted mortgage loan” pursuant to the terms of the Pooling and Servicing Agreement or the WFCM 2014-LC16 Pooling and Servicing Agreement, as applicable, and the WFCM 2014-LC16 Special Servicer determines to pursue a sale of the Montgomery Mall Mortgage Loan or the Montgomery Mall Companion Loan, then the WFCM 2014-LC16 Special Servicer will be required to sell the Montgomery Mall Mortgage Loan together with the Montgomery Mall Companion Loan as a single whole loan, subject to the satisfaction of certain notice and information delivery requirements and the WFCM 2014-LC16 Trustee’s (or any third party hired by the WFCM 2014-LC16 Trustee in accordance with the WFCM 2014-LC16 Pooling and Servicing Agreement) obligation to review any offer received for the Montgomery Mall Mortgage Loan and the Montgomery Mall Companion Loan. The Montgomery Mall Non-Controlling Note Holder will have consultation rights in connection with such sale, as described above. See “The Pooling and Servicing Agreement—Procedures With Respect to Defaulted Mortgage Loans and REO Properties” in this free writing prospectus.

Appointment of Special Servicer. The Montgomery Mall Controlling Note Holder will have the right, with or without cause, to replace the special servicer then acting with respect to the Montgomery Mall Loan Combination and appoint a replacement special servicer in lieu thereof without the consent of the Montgomery Mall Non-Controlling Note Holder as long as such replacement special servicer satisfies the conditions set forth in the WFCM 2014-LC16 Pooling and Servicing Agreement.

For additional information regarding the servicing of the Montgomery Mall Loan Combination, see “The Pooling and Servicing Agreement—Servicing of the Loan Combinations” in this free writing prospectus.

The Oak Court Mall Loan Combination

General. The holders of the Oak Court Mall Loan Combination (the “Oak Court Mall Noteholders”) have entered into an intercreditor agreement that sets forth the respective rights of each Oak Court Mall Noteholder (the “Oak Court Mall Intercreditor Agreement”).

Servicing. The Oak Court Mall Loan Combination will be serviced as follows:

(a)      prior to the Closing Date, the Oak Court Mall Loan Combination will be serviced by the WFCM 2014-LC16 Master Servicer and the WFCM 2014-LC16 Special Servicer pursuant to the terms of WFCM 2014-LC16 Pooling and Servicing Agreement, subject to the terms of the Oak Court Mall Intercreditor Agreement; and

(b)      from and after the Closing Date, the Oak Court Mall Loan Combination will be serviced by the Master Servicer and the Special Servicer pursuant to the terms of the Pooling and Servicing Agreement in the manner described herein under “The Pooling and Servicing Agreement” in this free writing prospectus and, subject to the terms of the Oak Court Mall Intercreditor Agreement, all decisions, consents, waivers, approvals and other actions on the part of any of the Oak Court Mall Noteholders will be effected in accordance with the Pooling and Servicing Agreement.

Advances. Prior to the Closing Date, the WFCM 2014-LC16 Master Servicer, the WFCM 2014-LC16 Special Servicer (with respect to servicing advances) or the WFCM 2014-LC16 Trustee under the WFCM 2014-LC16 Pooling and Servicing Agreement, as applicable, will be responsible for making (i) any required advances of principal and interest on the Oak Court Mall Companion Loan (but not on the Oak Court Mall Mortgage Loan) unless the WFCM 2014-LC16 Master Servicer, the WFCM 2014-LC16 Special Servicer or the WFCM 2014-LC16 Trustee, as applicable, determines that such an advance would not be recoverable from collections on the Oak Court Mall Companion Loan, and (ii) any required servicing advances with respect to the Oak Court Mall Loan Combination unless the WFCM 2014-LC16 Master Servicer or the WFCM 2014-LC16 Trustee, as applicable, determines that such an advance would not be recoverable from collections on the Oak Court Mall Loan Combination.

After the Closing Date,

(a)      the WFCM 2014-LC16 Master Servicer or the WFCM 2014-LC16 Trustee under the WFCM 2014-LC16 Pooling and Servicing Agreement, as applicable, will continue to be responsible for making advances of principal and interest on the Oak Court Mall Companion Loan (but not on the Oak Court Mall Mortgage Loan) pursuant to the WFCM 2014-LC16 Pooling and Servicing Agreement, unless the WFCM 2014-LC16 Master Servicer or the WFCM 2014-LC16 Trustee under the WFCM 2014-LC16 Pooling and Servicing Agreement, as applicable, determines that such an advance would not be recoverable from collections on the Oak Court Mall Companion Loan; and

(b)      the applicable Master Servicer or Trustee under the Pooling and Servicing Agreement, as applicable, will be responsible for making any required advances of principal and interest on the Oak Court Mall Mortgage Loan (but not on the Oak Court Mall Companion Loan) pursuant to the terms of the Pooling and Servicing Agreement and the applicable Master Servicer or Trustee under the Pooling and Servicing Agreement, as applicable, will be responsible for making any required Servicing Advances with respect to the Oak Court Mall Loan Combination, in each case unless a similar determination of nonrecoverability is made under the Pooling and Servicing Agreement.

Distributions. The terms of the Oak Court Mall Intercreditor Agreement set forth the respective rights of the Oak Court Mall Noteholders with respect to distributions of funds received in respect of the Oak Court Mall Loan Combination, and provides, in general, that:

•
the Oak Court Mall Mortgage Loan and the Oak Court Mall Companion Loan are of equal priority with each other and no portion of either of them will have priority or preference over any portion of the other or security therefor; and

•
all payments, proceeds and other recoveries on or in respect of the Oak Court Mall Mortgage Loan and the Oak Court Mall Companion Loan will be applied to the Oak Court Mall  Mortgage Loan and the Oak Court Mall Companion Loan on a pro rata and pari passu basis according to their respective outstanding principal balances (subject, in each case, to the payment and reimbursement rights of any master servicer, special servicer, trust advisor, certificate administrator or trustee under the applicable pooling and servicing agreement) in accordance with the terms of the Oak Court Mall Intercreditor Agreement, the Pooling and Servicing Agreement and the WFCM 2014-LC16 Pooling and Servicing Agreement, as applicable.

Consultation and Control. The controlling note holder under the Oak Court Mall Intercreditor Agreement with respect to the Oak Court Mall Loan Combination prior to the Closing Date is The Royal Bank of Scotland as the holder of the Oak Court Mall Loan Combination, and from and after the Closing Date, will be the Subordinate Class Representative (such party, the “Oak Court Mall Controlling Note Holder”). Certain decisions to be made with respect to the Oak Court Mall Loan Combination, including certain major decisions (which are substantially the same as the Material Actions described herein under “The Pooling and Servicing Agreement—Modifications, Waivers, Amendments and Consents” in this free writing prospectus) will require the approval of the Oak Court Mall Controlling Note Holder. If the Oak Court Mall Controlling Note Holder fails to notify the Special Servicer of its approval or disapproval of any such decisions or actions within 10 business days of notice thereof, such decisions or actions will be deemed approved. Pursuant to the terms of the Pooling and Servicing Agreement, the Oak Court Mall Controlling Note Holder will have certain consent and/or consultation rights with respect to the Oak Court Mall Loan Combination for so long as it has consent and/or consultation rights with respect to each other Mortgage Loan of the Issuing Entity.

Notwithstanding the Oak Court Mall Controlling Note Holder’s consent and/or consultation rights described above, the Special Servicer is permitted to implement (or consent to the Master Servicer implementing) any major decision before the expiration of the aforementioned 10 business-day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the Oak Court Mall Mortgage Loan and the Oak Court Mall Companion Loan.

Pursuant to the terms of the Oak Court Mall Intercreditor Agreement, the holder of the Oak Court Mall Companion Loan, as a non-controlling noteholder (the “Oak Court Mall Non-Controlling Note Holder”) will have the right (i) to receive copies of all notices, information and reports, in each case, with respect to the Oak Court Mall Loan Combination, that the applicable Master Servicer or the applicable Special Servicer, as applicable, is required to provide to the Oak Court Mall Controlling Note Holder under such agreement within the same time frame the applicable Master Servicer or the applicable Special Servicer, as applicable, is required to provide such notices, information and reports to the Oak Court Mall Controlling Note Holder and (ii) to be consulted by the Oak Court Mall Controlling Note Holder (or the applicable Master Servicer or the applicable Special Servicer, as applicable, acting on its behalf) on a strictly non-binding basis with respect to certain major decisions as set forth in the Oak Court Mall Intercreditor Agreement and the implementation by the applicable Special Servicer of any recommended actions outlined in an asset status report. The consultation right of the Oak Court Mall Non-Controlling Note Holder will expire 10 business days after the delivery by the Oak Court Mall Controlling Note Holder (or the applicable Master Servicer or the applicable Special Servicer, as applicable, acting on its behalf) of notice and information relating to the matter subject to consultation, whether or not the Oak Court Mall Non-Controlling Note Holder has responded within such period; provided, that if a new course of action is proposed that is materially different from the actions previously proposed, the 10 business-day consultation period will begin anew. Notwithstanding the Oak Court Mall Non-Controlling Note Holder’s consultation rights described above, the Oak Court Mall Controlling Note Holder (or the applicable Master Servicer or the applicable Special Servicer, as applicable, acting on its behalf) is permitted to implement any major decision or (with respect to the applicable Special Servicer only) take any action set forth in an asset status report before the expiration of the aforementioned 10 business-day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the Oak Court Mall Mortgage Loan and the Oak Court Mall Companion Loan.

In addition to the consultation rights of the Oak Court Mall Non-Controlling Note Holder described above, the Oak Court Mall Non-Controlling Note Holder will have the right to annual meetings (which may be held telephonically) with the Oak Court Mall Controlling Note Holder (or the applicable Master Servicer or the applicable Special Servicer, as applicable, acting on its behalf) upon reasonable notice and at times reasonably acceptable to such master servicer or special servicer, as applicable, in which servicing issues related to the Oak Court Mall Loan Combination are discussed.

Neither the applicable Master Servicer nor the applicable Special Servicer, may follow any advice or consultation that would require or cause such parties to violate any applicable law, including the REMIC provisions, be inconsistent with the Servicing Standard, require or cause such parties to violate provisions of the Oak Court Mall Intercreditor Agreement or the Pooling and Servicing Agreement, require or cause such parties to violate the terms of the Oak Court Mall Loan Combination documents and the Pooling and Servicing Agreement or materially expand the scope of any of such parties’ responsibilities under the Oak Court Mall Intercreditor Agreement.

Sale of Defaulted Mortgage Loan. Pursuant to the terms of the Oak Court Mall Intercreditor Agreement, if the Oak Court Mall Loan Combination becomes a “defaulted mortgage loan” pursuant to the terms of the Pooling and Servicing Agreement, the Oak Court Mall Controlling Note Holder (or the applicable Special Servicer acting on its behalf) will be required to sell the Oak Court Mall Mortgage Loan together with the Oak Court Mall Companion Loan as a single whole loan, subject to the satisfaction of certain notice and information delivery requirements and the Trustee’s (or any third party hired by the Trustee in accordance with the Pooling and Servicing Agreement) obligation to review any offer received for the Oak Court Mall Mortgage Loan and the Oak Court Mall Companion Loan. The Oak Court Mall Non-Controlling Note Holder will have consultation rights in connection with such sale, as described above. See “The Pooling and Servicing Agreement—Procedures With Respect to Defaulted Mortgage Loans and REO Properties” in this free writing prospectus.

Appointment of Special Servicer. The Oak Court Mall Controlling Note Holder (during a Subordinate Control Period) and the Certificateholders with the requisite percentage of Voting Rights (during a Collective Consultation Period or Senior Consultation Period) will have the right, with or without cause, to replace the applicable Special Servicer then acting with respect to the Oak Court Mall Loan Combination and appoint a replacement special servicer in lieu thereof without the consent of the Oak Court Mall Non-Controlling Note Holder as long as such replacement special servicer satisfies the conditions set forth in the Pooling and Servicing Agreement. See “The Pooling and Servicing Agreement—Replacement of the Special Servicers” in this free writing prospectus.

Property-Secured Financing and Mezzanine and Similar Financing

Existing (Secured Financing and Mezzanine and Similar Financing)

Other than as discussed in this section and under “—Additional Debt Financing For Mortgage Loans Secured by Residential Cooperatives” in this free writing prospectus with respect to the residential cooperative Mortgage Loans included in the Trust, the Sponsors have informed us that they are not aware of any existing secondary financing secured by the Mortgaged Properties and/or existing mezzanine or similar financing incurred by one or more owners of the borrower that is secured by a pledge of all or a portion of that owner’s direct or indirect equity interests in the borrower.

The following table sets forth certain combined loan-to-value ratio and debt service coverage ratio information for the Mortgage Loan or Loan Combination that has related mezzanine indebtedness outstanding.
Mortgage Loan Name	Cut-off Date Principal Balance of Mortgage Loan	Cut-off Date Principal Balance of Mezzanine Debt	Aggregate Cut-off Date Balance of Aggregate Indebtedness	Cut-off Date LTV Ratio of Aggregate Indebtedness(1)	Mortgage Loan Interest Rate	Mezzanine Debt Interest Rate	U/W Debt Service Coverage Ratio for Aggregate Indebtedness(2)
Oak Park Village Apartments	$29,150,000	$4,000,000	$33,150,000	80.1%(3)	4.770%	12.000%	1.25x
Barrington Orthopedic Portfolio	$15,859,221	$3,975,000	$19,834,221	74.5%	4.400%	LIBOR + 5%(4)	1.37x

(1)
The combined Cut-off Date loan-to-value ratio of the Mortgage Loan and mezzanine loan is equal to the ratio of their aggregate Cut-off Date Principal Balances to the Appraised Value of the related Mortgaged Property.

(2)
The combined underwritten debt service coverage ratio of the Mortgage Loan and mezzanine loan is equal to the ratio of the Underwritten Net Cash Flow for the related Mortgaged Property to the sum of the annual debt service due under the Mortgage Loan and the annual debt service due under the mezzanine loan.

(3)	The Cut-Off Date LTV Ratio of the Aggregate Indebtedness is calculated net of the $3,500,000 holdback.

(4)
The interest rate for the related mezzanine loan is the sum of 1-Month LIBOR and (i) 4% from origination date up to but excluding November 1, 2014, (ii) 5% from November 1. 2014 to but excluding March, 1, 2015, the maturity date. For calculations 5.150% was the assumed mezzanine loan rate.

Mezzanine debt is debt that is incurred by the owner of equity in one or more borrowers and is secured by a pledge of the equity ownership interests in such borrowers. Because mezzanine debt is secured by the obligor’s equity interest in the related borrowers, such financing effectively reduces the obligor’s economic stake in the related Mortgaged Property. The existence of mezzanine debt may reduce cash flow on the borrower’s Mortgaged Property after the payment of debt service and may increase the likelihood that the owner of a borrower will permit the value or income producing potential of a Mortgaged Property to fall and may create a slightly greater risk that a borrower will default on the Mortgage Loan secured by a Mortgaged Property whose value or income is relatively weak.

In the case of the above-described Mortgage Loan with existing mezzanine debt, the holder of the mezzanine loan generally has the right to cure certain defaults occurring on the Mortgage Loan and the right to purchase the Mortgage Loan from the Issuing Entity if certain defaults on the Mortgage Loan occur. The purchase price required to be paid in connection with such a purchase is generally equal to the outstanding principal balance of the Mortgage Loan, together with accrued and unpaid interest on, and all unpaid servicing expenses and advances relating to, the Mortgage Loan. The specific rights of the related mezzanine lender with respect to any future mezzanine debt will be specified in the related intercreditor agreement and may include rights that are expected to be substantially similar to the cure and repurchase rights described in the preceding sentence.

The Mortgage Loans (other than residential cooperative Mortgage Loans) generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations as described under “—Certain Terms of the Mortgage Loans—‘Due-On-Sale’ and “Due-On-Encumbrance” Provisions” below.

Generally, upon a default under a mezzanine loan, the holder of the mezzanine loan would be entitled to foreclose upon the equity in the related borrower, which has been pledged to secure payment of such mezzanine debt. Although this transfer of equity may not trigger the due on sale clause under the related Mortgage Loan, it could cause a change in control of the borrower and/or cause the obligor under the mezzanine debt to file for bankruptcy, which could negatively affect the operation of the related Mortgaged Property and the related borrower’s ability to make payments on the related Mortgage Loan in a timely manner.

In the case of the Mortgage Loan secured by the Mortgaged Property  identified on Annex A to this free writing prospectus as Barrington Orthopedics Portfolio which represents approximately 1.1% of the Cut-off Date Pool Balance, the existing mezzanine debt was extended to a guarantor affiliate which initially held 100% of the interest in the Delaware statutory trust borrower. The existing mezzanine loan is required to be paid down from the sale of Delaware statutory trust interests provided that no investor may have greater than 20% interest in the Delaware statutory trust borrower.

Permitted in Future (Secured Financing and Mezzanine and Similar Financing)

Certain borrowers or their owners are permitted to incur mezzanine or similar financing secured by a pledge of all or a portion of an owner’s direct or indirect equity interests in the borrower. With respect to the Mortgage Loans listed in the following table, the direct and indirect equity owners of the borrower are permitted to incur future mezzanine debt, subject to the satisfaction of conditions contained in the related loan documents, including, among other things, the combined maximum LTV ratio, the combined minimum DSCR and, in some cases, the maximum mezzanine debt permitted. The following table presents the principal conditions under which such financing may be incurred.

Permitted Future Mezzanine Financing
Mortgage Loan/Property Portfolio Names	Mortgage Loan Cut-off Date Principal Balance	Approx. % of Cut-off Date Pool Balance	Maximum Principal Amount Permitted (If Specified)(1)	Other Lender Must Execute Intercreditor or Similar Agreement	Minimum Combined Debt Service Coverage Ratio of Mortgage Loan and Other Loan(2)	Maximum Combined LTV Ratio of Mortgage Loan and Other Loan(2)	Minimum Combined Debt Yield of Mortgage Loan and Other Loan(2)	Mortgage Lender Allowed to Require Rating Agency Confirmation(3)
Queens Atrium	$ 90,000,000	6.3%	N/A	Yes	1.24x	70.0%	8.4%	Yes
Shops at CenterPoint	54,000,000	3.8	10,000,000	Yes	1.30x	75.0%	N/A	Yes
Tryp by Wyndham Times Square South	46,879,457	3.3	N/A	Yes	1.30x	70.0%	N/A	Yes
Rock Pointe East	21,750,000	1.5	N/A	Yes	1.30x	75.0%	9.0%	Yes(4)
Coastal Sunbelt	14,500,000	1.0	N/A	Yes	1.10x	70.0%	8.0%	Yes
The Stockdale Plaza	12,000,000	0.8	N/A	Yes	1.15x	75.0%	7.5%	Yes
LA Fitness - Irvine	10,988,014	0.8	N/A	Yes	1.30x	70.0%	N/A	Yes
Sage Creek	4,810,000	0.3	N/A	Yes	1.30x	75.0%	N/A	No
Total:	$ 254,927,471	17.9%

(1)
Indicates the maximum principal amount (if any) that is specifically stated in the Mortgage Loan documents and does not take account of any restrictions that may be imposed at any time by operation of any debt service coverage ratio or loan-to-value ratio conditions.

(2)
Debt service coverage ratios and loan-to-value ratios are to be calculated in accordance with definitions set forth in the related Mortgage Loan documents. Except as otherwise noted in connection with a Mortgage Loan, the determination of the loan-to-value ratio must be based on a recent appraisal.

(3)
Indicates whether the conditions to the financing include delivery of confirmation from the three nationally recognized statistical rating organizations (“NRSROs”) within the meaning of Section 3(a)(62) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), hired by the Depositor to rate the Offered Certificates (together, the “Rating Agencies”) that the proposed financing will not, in and of itself, result in the downgrade, withdrawal or qualification of the then-current rating assigned to any class of Certificates.

(4)	If and to the extent required pursuant to the Pooling and Servicing Agreement.

Certain risks relating to additional debt are described in “Risk Factors—Risks Related to Mortgage Loans and Mortgaged Properties—Other Financings or Ability To Incur Other Financings Entails Risk” in this free writing prospectus.

See “—Additional Debt Financing For Mortgage Loans Secured by Residential Cooperatives” in this free writing prospectus for a discussion of additional debt that may be permitted in the future with respect to the residential cooperative Mortgage Loans included in the Trust.

Additional Debt Financing For Mortgage Loans Secured by Residential Cooperatives

With respect to Mortgage Loans secured by residential cooperative properties, many of the related borrowers have incurred additional indebtedness secured by the related Mortgaged Property. Such additional secured indebtedness in existence as of the Cut-off Date is expressly subordinate to the related cooperative Mortgage Loan included in the trust and is described on Annex A to this free writing prospectus. The following table presents certain information with respect to existing subordinate mortgage indebtedness encumbering residential cooperative properties securing Mortgage Loans included in the Issuing Entity.
Mortgage Loan Name	Mortgage Loan Cut-off Date Principal Balance	Non-Trust Mortgage Loan Maximum Balance Allowed	Non-Trust Mortgage Loan Balance as of June 27, 2014	Total Cut-off Date Debt Balance(1)	Total Maximum Debt Balance(2)	Total Maximum Debt LTV Ratio(2)	Mortgage Loan Interest Rate	Non-Trust Mortgage Loan Interest Rate	Total Maximum Debt U/W NCF DSCR(3)
214 West 17th Apartment Corp.	$972,388	$250,000	$50,000	$1,022,388	$1,222,388	4.3%	4.180%	greater of 1-mo. LIBOR+3.75% or 4.00%	16.42x
24 Central Park South, Inc.	$5,100,000	$2,999,999	$0	$5,100,000	$8,099,999	5.6%	4.110%	greater of 1-mo. LIBOR+3.75% or 3.90%	10.00x
2630 Kingsbridge Terrace Owners, Inc.	$4,693,777	$250,000	$0	$4,693,777	$4,943,777	26.4%	4.020%	greater of 1-mo. LIBOR+3.75% or 4.00%	4.18x
320 W. 89th St. Owners Corp.	$1,494,181	$250,000	$0	$1,494,181	$1,744,181	5.9%	4.290%	greater of 1-mo. LIBOR+3.75% or 4.00%	7.38x
67-35 Yellowstone Blvd. Owners Corp.	$2,496,261	$500,000	$0	$2,496,261	$2,996,261	10.9%	4.200%	greater of 1-mo. LIBOR+3.75% or 4.00%	9.36x
67th Road Housing Corporation	$3,585,775	$750,000	$0	$3,585,775	$4,335,775	29.3%	4.200%	greater of 1-mo. LIBOR+3.75% or 4.00%	3.10x
993 Fifth Avenue Corporation	$3,500,000	$750,000	$0	$3,500,000	$4,250,000	1.6%	4.240%	greater of 1-mo. LIBOR+3.75% or 4.00%	28.14x
Florence Court Corporation	$1,693,704	$500,000	$0	$1,693,704	$2,193,704	6.0%	4.140%	greater of 1-mo. LIBOR+3.75% or 3.90%	8.67x
Harrison Commons, Ltd.	$2,246,645	$500,000	$0	$2,246,645	$2,746,645	25.2%	4.210%	greater of 1-mo. LIBOR+3.75% or 4.00%	6.08x

(1)	The Total Cut-off Date Debt Balance is calculated using the Cut-off Date Principal Balance of the Mortgage Loan and the balance of the non-trust mortgage loan as of June 27, 2014.

(2)
The Total Maximum Debt Balance and the Total Maximum Debt LTV Ratio are calculated assuming that the non-trust mortgage loan has been fully advanced and the entire amount thereof is outstanding as of the Cut-off Date.

(3)
The Total Maximum Debt U/W NCF DSCR is calculated assuming (i) that interest on the non-trust mortgage loan is accruing pursuant to the applicable loan document (with the applicable interest rate determined using LIBOR in effect as of June 27, 2014 and giving effect to any applicable interest rate floor), (ii) that the non-trust mortgage loan has been fully advanced and the entire amount thereof is outstanding as of the Cut-off Date and (iii) that the initial interest-only period for such non-trust mortgage loan has expired and the related borrower is required to make scheduled principal plus interest payments as set forth in the corresponding promissory note.

In addition, the loan documents for the cooperative Mortgage Loan identified on Annex A to this free writing prospectus as 24 Central Park South, Inc. permit the borrower to incur additional future indebtedness secured by the related Mortgaged Property, subject to the satisfaction of various conditions, including that (a) the combined loan-to-value ratio of the Mortgage Loan included in the trust and the total of such additional secured indebtedness be below certain thresholds and (b) such additional secured indebtedness be expressly subordinate to the related cooperative Mortgage Loan included in the trust. In addition, with respect to the Mortgage Loans secured by residential cooperative properties, the Pooling and Servicing Agreement permits the applicable Master Servicer to grant consent to additional subordinate financing secured by the related cooperative property (even if such subordinate financing is prohibited by the terms of the related loan documents), subject to the satisfaction of certain conditions, including that (i) the maximum combined loan-to-value ratio not exceed 40% (based on the Value Co-op Basis of the related Mortgaged Property as set forth in an updated appraisal obtained in connection with the proposed indebtedness), (ii) the aggregate of proposed and existing subordinate financing secured by the related Mortgaged Property not exceed $7.5 million, (iii) the net proceeds of the subordinate debt be used principally for funding capital expenditures, major repairs or reserves and (iv) NCB, FSB or any affiliate thereof that originates the subordinate mortgage loan, executes and delivers to the Custodian for inclusion in the mortgage file an intercreditor and subordination agreement with respect to such subordinate mortgage. “Value Co-op Basis” means, with respect to any residential cooperative property securing a Mortgage Loan, the value estimate reflected in the most recent appraisal obtained by or otherwise in the possession of the applicable Master Servicer determined as if the related Mortgaged Property is operated as a residential cooperative; in general, such value equals the gross sellout value of all cooperative units in the related Mortgaged Property (applying a discount as determined by the appraiser for rent regulated and rent controlled units), based in part on various comparable sales of cooperative apartment units in the market, plus the amount of the underlying debt encumbering the related Mortgaged Property. With respect to limited equity cooperatives (i.e., housing cooperatives in which eligible members purchase shares at below market prices and are subject to restrictions on the sale price for which units may be re-sold), the gross sellout value referenced in the preceding sentence is calculated without regard to any applicable sale price restrictions. The comparable sales considered in the appraisers’ estimates of gross sellout values may have occurred at properties where the cooperative entity’s underlying mortgage debt per cooperative unit was substantially more or less than that at the applicable Mortgaged Property. The appraisers generally made no adjustments to comparable sales statistics to account for any such differences, although monthly unit maintenance obligations may have been considered.

However, the intercreditor agreements that in each instance govern the interaction between the mortgagee under the Mortgage Loan and the lender with respect to any such additional secured debt do not (as to existing additional subordinate debt) and are not likely to (as to future additional secured debt) contain “standstill” provisions in favor of the mortgagee under the Mortgage Loan. As a result, the lender under any such permitted additional debt could foreclose upon its lien and cause a default on the related Mortgage Loan, regardless of whether such Mortgage Loan was otherwise in default.

In each of the aforementioned cases, NCB, FSB or one of its affiliates is likely to be the lender on such subordinate financing, although it is not obligated to provide such financing. In addition, the Mortgage Loans secured by residential cooperative properties do not restrict the pledge of direct equity interests in the related cooperative borrower in connection with the financing of cooperative apartment units.

Other Additional Financing and Preferred Equity

Some of the Mortgage Loans may permit certain affiliates of the borrower to pledge their indirect ownership interests in the borrower to an institutional lender providing a corporate line of credit or corporate credit facility as collateral for such corporate line of credit or corporate credit facility. However, the loan documents for such Mortgage Loans may contain limitations on the amounts that such collateral may secure and/or the maximum percentage ownership interest that may be pledged but do not prohibit a change in control in the event of a permitted foreclosure.

Some of the Mortgage Loans permit certain equityholders to pledge indirect ownership interests in the borrower if a public entity or an entity of sufficient credit worthiness exists in the organizational structure between the pledgor and the borrower. In addition, some of the Mortgage Loans permit equityholders to pledge direct and/or indirect ownership interests in the borrower if the transfer resulting in connection with a realization on such pledge would otherwise be permitted under the related loan documents.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this free writing prospectus as Montgomery Mall, representing approximately 3.2% of the Cut-off Date Pool Balance, the loan documents allow the borrower to transfer the Mortgaged Property, or the sponsor to transfer greater than 50% of the aggregate interests in the borrower, in one or a series of related transactions subject to certain conditions, including (i) no event of default has occurred and is continuing, (ii) the delivery of an insolvency opinion, and (iii) the transferee is a “qualified transferee,” as defined in the related loan documents. The borrower also has the right to transfer the Mortgaged Property or 100% of the aggregate interests in the borrower to a transferee that is not a “qualified transferee”, subject to certain conditions, including (i) no event of default has occurred and is continuing and (ii) receipt of a Rating Agency Confirmation. See “Summaries of the Fifteen Largest Mortgage Loans—Montgomery Mall” in Annex B to this free writing prospectus.

Certain borrowers or their owners may be permitted to enter into financing arrangements referred to as “preferred equity” structures, where a special limited partner or member receives preferred return in exchange for a capital infusion or a conversion of debt to equity.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this free writing prospectus as Highland Portfolio, representing approximately 4.4% of the Cut-off Date Pool Balance, Highland CM, LLC, an affiliate of the related borrower sponsor made a $3,900,000 preferred equity investment in Broad Street / LaSalle Investors, LLC (MI), the 100% owner of the related borrowers under the Mortgage Loan. Such preferred equity lender affiliate has no control over the related borrowers under the Mortgage Loan, but (a) such equity investment is entitled to a priority return (ahead of other equity investors) at 23% per annum, and (b) if the preferred equity lender affiliate  is not paid its monthly preferred return, no further distributions may be made to any other members until all payments due to the preferred equity lender affiliate are paid and the borrowers establish and maintain a cash reserve equal to the three months’ worth of preferred equity return payments, however there are no additional pay-down features with respect to such preferred equity investment.

Certain mortgage loans permit future unsecured subordinate financing under certain conditions, as summarized below:

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this free writing prospectus as Holiday Inn Express Somerset, representing approximately 0.4% of the Cut-off Date Pool Balance, the related borrower may enter into a loan with certain of its affiliates provided that, among other things, (a) payments on any such loan may only be made from excess cash flow after payments of amounts due on the related Mortgage Loan and (b) any such loan is fully subordinated in all respects to the related Mortgage Loan.

In the case of the Mortgage Loan secured by the portfolio of Mortgaged Properties  identified on Annex A to this free writing prospectus as Barrington Orthopedics Portfolio which represents approximately 1.1% of the Cut-off Date Pool Balance, the Mortgage Loan documents permit future unsecured subordinate debt from affiliate guarantor up to $1,431,000 for purposes of debt service, approved leasing expenses, capital expenditures and necessary operating expenses. Such guarantor loans are fully subordinate to the Mortgage Loan and payable only out of available excess cash flow, and no distributions to beneficial owners are permitted while guarantor loans are outstanding. Subordination and standstill protections were included in the Mortgage Loan documents.

In the case of the Mortgage Loan secured by the Mortgaged Property  identified on Annex A to this free writing prospectus as The Stockdale Plaza which represents approximately 0.8% of the Cut-off Date Pool Balance, the Mortgage Loan documents permit borrower-sponsor-related parties to provide up to $120,000 in unsecured subordinate debt to the borrower. Such related entity loans are fully subordinate to the Mortgage Loan and payable only out of available excess cash flow. Subordination and standstill protections were included in the Mortgage Loan documents, and the Mortgage Loan documents require a promissory note evidencing such provisions evidencing any such related entity loans.

With respect to the Mortgage Loan secured by the Mortgaged Properties identified on Annex A to this free writing prospectus as One Commerce, representing approximately 0.8% of the Cut-off Date Pool Balance, the loan documents permit the borrower to incur future unsecured subordinate debt or future debt secured by an interest in the borrower (provided that, in the case of future debt secured by an interest in the borrower, the subordinate lender also holds a direct or indirect interest in the borrower), subject to certain conditions, including: (i) documentation evidencing and/or securing the subordinate debt is approved by the lender, (ii) the subordinate debt does not adversely impact pricing or securitization of the Mortgage Loan, (iii) the ratio of (1) the sum of the unpaid principal balance of the Mortgage Loan plus all subordinate unsecured debt or future debt secured by interests in the borrower, to (2) the price at which the borrower purchased the Mortgaged Property, does not exceed 85% and (iv) the subordinate lender enters into an intercreditor agreement with lender.

With respect to the Mortgage Loan secured by the Mortgaged Properties identified on Annex A to this free writing prospectus as Holiday Inn Louisville, representing approximately 0.7% of the Cut-off Date Pool Balance, the loan documents permit the borrower to incur future unsecured subordinate debt, subject to certain conditions, including: (i) the subordinate loan is made by certain members of the manager of the borrower, (ii) the subordinate loan does not exceed five percent (5%) of the then-outstanding principal balance of the Mortgage Loan, (iii) the subordinate loan is used solely to make contributions to the borrower and the borrower uses the proceeds of the subordinate loan in connection with maintenance and/or operation of the Mortgaged Property.

Prospective investors should assume that all or substantially all of the Mortgage Loans permit their borrowers to incur a limited amount (generally in an amount not more than 5% of the original loan balance) of trade payables and unsecured indebtedness in the ordinary course of business.

Certain risks relating to additional debt are described in “Risk Factors—Risks Related to Mortgage Loans and Mortgaged Properties—Other Financings or Ability To Incur Other Financings Entails Risk” and “—Risks Related to Historic Tax Credits” in this free writing prospectus.

Underwriting Considerations

With respect to the Mortgaged Properties identified on Annex A to this free writing prospectus as Kane Distribution Center 6, Barrington Orthopedics Portfolio, Swift Spinning Leaseback and Riverplace Athletic Club, securing Mortgage Loans collectively representing approximately 3.7% of the Cut-off Date Pool Balance, (i) construction or major renovation was completed within 12 calendar months prior to the Cut-off Date and the related Mortgaged Property has no prior operating history, (ii) the borrower or an affiliate acquired the related Mortgaged Property within 12 calendar months prior to the Cut-off Date and such borrower or affiliate was unable to provide the related Mortgage Loan Seller with historical financial information for such acquired property or (iii) due to recent construction or renovation, the prior operating history may not accurately reflect the current use or economic performance of the Mortgaged Property.

Exceptions to Underwriting Guidelines

The Mortgage Loan Sellers (other than Wells Fargo Bank, National Association) have not identified any material exceptions to the disclosed underwriting criteria set forth under “Transaction Parties—The Sponsors” and “—The Originators” in this free writing prospectus.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this free writing prospectus as Shops at CenterPoint, representing approximately 3.8% of the Cut-off Date Pool Balance, no ongoing tax reserves are required to be collected (except in the event of default or the borrower’s failing to provide proof of timely payment of taxes), and the Mortgage Loan has a Cut-off Date LTV greater than 65.0% and the U/W DSCR NCF is less than 1.50x, which represents an exception to the underwriting guidelines for Wells Fargo Bank, National Association. Wells Fargo Bank, National Association’s decision to include the Mortgage Loan notwithstanding this exception was supported by the following: (a) the Mortgage Loan represents acquisition financing with approximately $18.7 million of cash equity in front of the Mortgage Loan; (b) the Mortgage Loan underwriting excluded base rent from potential release parcels that are part of the collateral, which, if included, would contribute approximately $369,591 to the base rent; (c) after  reconfiguring and re-leasing currently vacant big box space, the appraiser estimates the space will generate an initial annual base rent of approximately $888,000; (d) the sponsors are experienced commercial real estate owners, operators and investors with over $159.0 billion of assets under management; and (e) after renovation and re-leasing of existing vacant space, the “as-stabilized” Cut-off Date LTV Ratio would be 64.2%. Certain characteristics of the Mortgage Loan can be found in Annex A to this free-writing prospectus. Based on the foregoing, Wells Fargo Bank, National Association approved inclusion of the Mortgage Loan into this transaction.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this free writing prospectus as Tryp by Wyndham Times Square South, representing approximately 3.3% of the Cut-off Date Pool Balance, the underwritten occupancy (85.0%) is greater than 80.0%, which represents an exception to the underwriting guidelines for Wells Fargo Bank, National Association. Wells Fargo Bank, National Association’s decision to include the Mortgage Loan notwithstanding this exception was supported by the following: (a) since opening in February 2012, the Tryp by Wyndham Times Square South’s historical occupancy was 85.0% in 2012, 88.9% in 2013 and 89.7% as of the trailing 12-months ending March 2014; (b) according to a third party research report, the identified comparable properties to the Tryp by Wyndham Times Square South had an average occupancy of 94.0% as of the trailing 12-months ending March 2014 and RevPAR of approximately $232, which is comparable to Tryp by Wyndham Times Square South’s RevPAR of $233 for the same time period; (c) the sponsor invested over $45.0 million in renovations between 2010 and 2012 to convert the property from a vacant office building to a hospitality property; (d) the Tryp by Wyndham Times Square South Mortgaged Property is located near major demand drivers including Pennsylvania Station (two blocks south), Madison Square Garden (two blocks south) and Times Square (seven blocks north); and (e) a low Cut-off Date LTV Ratio of 53.8%. Certain characteristics of the Mortgage Loan can be found in Annex A to this free-writing prospectus. Based on the foregoing, Wells Fargo Bank, National Association approved inclusion of the Mortgage Loan into this transaction.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this free writing prospectus as Swift Spinning Leaseback, representing approximately 0.5% of the Cut-off Date Pool Balance, no ongoing replacement reserves are required to be collected (except in the event of default), and the Mortgage Loan has a Cut-off Date LTV greater than 65.0% and an U/W DSCR NCF of less than 1.50x, which represents an exception to the underwriting guidelines for Wells Fargo Bank, National Association. Wells Fargo Bank, National Association’s decision to include the Mortgage Loan notwithstanding this exception was supported by the following: (a) the Mortgage Loan represents acquisition financing with approximately $4.9 million of cash equity (approximately 38.8% of total acquisition price) in front of the Mortgage Loan; (b) the Mortgaged Property has been occupied by the single tenant (Swift Spinning) since 1995, the tenant recently signed a new 20-year lease, and the Mortgaged Property is also managed by the tenant; and (c) the borrower is indirectly owned by Corporate Property Associates 18 – Global Incorporated with year-end 2013 reported assets of $355.7 million and net worth of approximately $250.5 million. Certain characteristics of the Mortgage Loan can be found in Annex A to this free-writing prospectus. Based on the foregoing, Wells Fargo Bank, National Association approved inclusion of the Mortgage Loan into this transaction.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this free writing prospectus as Shops at Vicksburg, representing approximately 0.2% of the Cut-off Date Pool Balance, no ongoing replacement reserves are required to be collected (except in the event of default or an unsatisfactory site inspection), and the Mortgage Loan has a Cut-off Date LTV greater than 65.0% and U/W DSCR NCF of less than 1.50x, which represents an exception to the underwriting guidelines for Wells Fargo Bank, National Association. Wells Fargo Bank, National Association’s decision to include the Mortgage Loan notwithstanding this exception was supported by the following: (a) the Mortgage Loan represents acquisition financing with approximately $1.0 million of cash equity in front of the Mortgage Loan; (b) the sponsors have over 20 years of combined commercial real estate experience with a net worth of approximately $9.3 million; (c) the Mortgaged Property was constructed in 2013 and, therefore, is considered to be early in its life cycle; and (d) the property condition report indicated that the average annual replacement expenditure required over the term of the Mortgage Loan was $0.12 per square foot compared to underwritten reserves of $0.20 per square foot. Certain characteristics of the Mortgage Loan can be found in Annex A to this free-writing prospectus. Based on the foregoing, Wells Fargo Bank, National Association approved inclusion of the Mortgage Loan into this transaction.

Environmental Considerations

Generally, an environmental report was prepared for each Mortgaged Property securing a Mortgage Loan no more than 12 months prior to the origination of the Mortgage Loan. See Annex A to this free writing prospectus for the date of the environmental report for each Mortgaged Property. It is possible that the environmental reports and/or Phase II sampling did not reveal all environmental liabilities, or that there are material environmental liabilities of which we are not aware. Also, the environmental condition of the Mortgaged Properties in the future could be affected by the activities of tenants and occupants or by third parties unrelated to the borrowers. For a more detailed description of the environmental reports prepared for each Mortgaged Property and additional information regarding environmental matters that may affect the Mortgaged Properties, see “—Assessments of Property Value and Condition—Environmental Assessments” and “—Environmental Insurance” in this free writing prospectus and “Risk Factors—Environmental Law Considerations” and “Certain Legal Aspects of the Mortgage Loans—Environmental Risks” in the prospectus, and Representations and Warranties No. 43 (Environmental Conditions) on Annex E-1 to this free writing prospectus and the exceptions thereto on Annex E-2 to this free writing prospectus (subject to the limitations and qualifications set forth in the preamble to Annex E-1 to this free writing prospectus).

Described below is certain additional information regarding environmental issues at the Mortgaged Properties securing the Mortgage Loans:

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With respect to the Mortgaged Property identified on Annex A to this free writing prospectus as Queens Atrium, securing a Mortgage Loan representing approximately 6.3% of the Cut-off Date Pool Balance, the Phase I environmental site assessment (“ESA”) identified potential risk associated with former underground storage tanks which lacked proper removal documentation. In lieu of additional subsurface investigation, the lender obtained environmental insurance policy (Lender Environmental Collateral Protection and Liability Insurance form) in the amount of $2 million from Steadfast Insurance Company, a member company of Zurich North America, with a 10 year term (equivalent to loan term) and 3 year policy tail, and having a $25,000 deductible. The policy premium was pre-paid at closing. Zurich North America has an S&P rating of “AA-”.

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With respect to the Mortgaged Property identified on Annex A to this free writing prospectus as Highland Portfolio, securing a Mortgage Loan representing approximately 4.2% of the Cut-off Date Pool Balance, the related Phase I ESAs identified a recognized environmental condition at the Farmbrooke Manor Mortgaged Property due to the fact that such Mortgaged Property is situated adjacent to a property with estimated groundwater flow, which may contain pollutants, up gradient of the Farmbrooke Manor Mortgaged Property. Because the potential contamination is on an adjacent site not owned by the borrower, and as federal and Michigan statutory law provide exemptions from liability for contamination migrating from off-site, the borrower will have no liability if any remediation is needed. The Farmbrooke Manor Mortgaged Property is on a municipal water supply, so there is no threat to drinking water from any potential contamination. In addition regulatory records relating to the Highland Towers Mortgaged Property indicate a release of petroleum occurred in 2000 from an underground storage tank (“UST”). The Phase I ESA revealed that the Michigan Department of Environmental Quality (“MDEQ”) did not accept the UST closure report dated April 19, 2002 and requested groundwater sampling in order to finalize the UST closure. An environmental assessment firm will be engaged by the borrower to take the necessary steps to bring the site into compliance and achieve closure. The estimated cost to complete this is $3,500. The Mortgage Loan documents require the borrower to complete the groundwater sampling and any other required actions by the MDEQ in order to finalize the closure.

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With respect to the Mortgaged Property identified on Annex A to this free writing prospectus as Colonial Heritage MHC, securing a Mortgage Loan representing approximately 0.8% of the Cut-off Date Pool Balance, the Phase I ESA identified potential risk associated with removal of 8,000 gallon heating oil UST. In lieu of a Phase II ESA, the lender obtained an environmental insurance policy (pollution legal liability form) in the amount of $2 million from Great American Insurance Group, with a 10 year term and 3 year policy tail, and having a $25,000 deductible. The policy premium was pre-paid at origination. Great American has an S&P rating of “A+”. In addition, a $12,209 UST reserve obtained at origination for related removal costs.

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With respect to the Mortgaged Property identified on Annex A to this free writing prospectus as Warminster Heights Home Ownership Association, Inc., securing a Mortgage Loan representing approximately 0.8% of the Cut-off Date Pool Balance, the related Phase I environmental site assessment report disclosed that an owner of certain property adjacent to the south of the Mortgaged Property, The Fisher & Porter Company (“F&P”), is the responsible party with respect to certain volatile organic compounds, specifically trichloroethylene and perchloroethylene, that were detected in local groundwater. The delineated plume area extends from the F&P property to the north and impacts/underlies the Mortgaged Property. The contamination plume is being investigated, monitored and remediated by F&P, as the responsible party, with the oversight of the United States Environmental Protection Agency (“EPA”). The EPA has concluded that since the area is now served by public water, there is no contact/exposure to the groundwater. The EPA has required F&P to evaluate the potential for vapor intrusion concerns as part of its ongoing studies. Although the groundwater impacts have been identified beneath the Mortgaged Property from the adjacent F&P property as a “recognized environmental condition,” the Mortgaged Property is neither the source nor a responsible party to the contamination.

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With respect to the Mortgaged Property identified on Annex A to this free writing prospectus as Algonquin Portfolio—1701 Pollitt, securing part of a Mortgage Loan representing approximately 0.5% of the Cut-off Date Pool Balance, the related Phase I environmental site assessment report dated May 9, 2014 identified a recognized environmental condition related to one observation well and one groundwater monitoring well on the northern portion of the Mortgaged Property associated with the Fair Lawn Well Field Superfund Site, located a quarter of a mile from the Mortgaged Property. Investigations associated with this site were conducted by Langan Engineering & Environmental Services, on behalf of the potentially responsible parties, Eastman Kodak Company, Sandvik, Inc. and Fisher Scientific Company LLC (collectively, the “PRP Group”). As part of the Remedial Investigation/Feasibility Study of the Fair Lawn Well Field Superfund Site an evaluation of potential vapor intrusion was performed on the Mortgaged Property. Based on the results of an investigation conducted in May 2009, trichloroethene was found above the screening criteria of the EPA and additional sampling conducted in April 2011 found exceedances of EPA’s screening criteria for benzene in two sub-slab soil gas samples (VI-4 and VI-31) and four indoor air samples (VI-3, VI-4, VI-31 and VI-34) at the Mortgaged Property. The potential for vapor intrusion is currently being addressed under oversight of the EPA. In the event that the EPA determines that additional sampling or mitigation is required, the cost associated with this work will be borne by the PRP Group and the work will be performed under EPA oversight. Accordingly, the Phase I recommended continued involvement with the EPA on such evaluation and remediation.

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With respect to the Mortgaged Property identified on Annex A to this free writing prospectus as American Mini Storage I – Missouri City, securing a Mortgage Loan representing approximately 0.3% of the Cut-off Date Pool Balance, the Phase I ESA identified dry cleaners on adjacent property (in operation since 2002) that is considered a recognized environmental condition due to proximity, duration of use and chemicals used. In lieu of a Phase II ESA, the lender obtained an environmental insurance policy (lender environmental collateral protection and liability insurance form) in the amount of $1 million from Steadfast Insurance Company, a member company of Zurich North America, with a 7 year term (equivalent to the Mortgage Loan term) and 3 year policy tail, and having a $25,000 deductible. The policy premium was pre-paid at origination. Zurich North America has an S&P rating of “AA-”.

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With respect to the Mortgaged Property identified on Annex A to this free writing prospectus as Williamsburg East Apartments, securing a Mortgage Loan representing approximately 0.1% of the Cut-off Date Pool Balance, the related Phase I environmental site assessment report, dated May 27, 2014, identified recognized environmental conditions (“RECs”) for the subject Mortgaged Property. The adjacent property located to the west of the subject Mortgaged Property was operated as a gasoline station from approximately 1964 to approximately 1978 and as a dry cleaner from 1983 to 2013. Subsurface investigations began in 2013 under the oversight of the Indiana Department of Environmental Management (“IDEM”) and identified elevated levels of chlorinated volatile organic compounds (“VOCs”) and petroleum VOCs in the soil and groundwater at the adjacent property. The investigations also determined that the groundwater at the adjacent property flows southeast towards the subject Mortgaged Property and that it is likely that the VOCs have migrated to the subject Mortgaged Property. In addition, the concentrations of VOCs detected in the groundwater at the adjacent property exceed the IDEM’s vapor intrusion groundwater screening levels. Because of the close proximity of the facility at the adjacent property to the subject Mortgaged Property, the Phase I report concludes that there is a vapor intrusion concern for the subject Mortgaged Property. In particular, one of the residential buildings located on the subject Mortgaged Property is located approximately 150 feet from the facility located at the adjacent property, which may be considered a relatively close distance in the context of vapor intrusion concerns. According to a letter dated July 1, 2014, from an environmental consultant for the adjacent property, a vapor intrusion assessment was conducted on the subject Mortgaged Property on June 9, 2014, at the direction of the IDEM. The Phase I report states that two indoor air samples, two outdoor samples and one sub-slab soil gas sample were collected from 6010 Williamsburg Court, Apartments 1 and 2. The samples were analyzed for the dry cleaning chemical PCE, its breakdown products and petroleum-based products. All sample results were non-detect except for the following two:  (1) benzene was detected in the indoor air sample from Apartment 2 at a concentration above the residential screening level for indoor air established by the IDEM, and (2) PCE was detected in the sub-slab soil gas sample at a concentration above the residential screening level for sub-slab soil gas established by the IDEM. The adjacent property consultant concluded that the detected benzene is not likely the result of vapor intrusion because the sub-slab soil gas sample did not detect benzene. In addition, there are other potential sources of benzene in indoor air such as cigarette smoke, which the adjacent property consultant noted occurs inside the subject tenant space. With respect to the detected PCE, the adjacent property consultant concluded that the sub-slab PCE vapors are not migrating inside the building because PCE was not detected in the indoor air samples. The investigation at the adjacent property is ongoing and is expected to continue to include the subject Mortgaged Property. In fact, the adjacent property consultant noted in its July 1, 2014 letter that the IDEM may require additional sampling at the subject Mortgaged Property during the winter months in 2014/2015 to confirm these results. The Phase I report concluded that the presence of existing contamination on the subject Mortgaged Property is a REC, but that the owner of the subject Mortgaged Property is not liable for this contamination or any costs associated with it. There is, however, no indication that the IDEM has reviewed the data or confirmed the consultant’s conclusions from the June 9, 2014 vapor intrusion assessment. The concern about vapor intrusion risks at the subject Mortgaged Property is therefore still an open issue that may require further investigation and may require, among other things, remediation or mitigation such as installing venting systems in affected buildings or relocating tenants. Generally, any current owner or operator of a property can be held responsible for contamination at the property, regardless of the source of the contamination. But, under IDEM policy, the agency is allowed to exercise its enforcement discretion to not pursue any person that owns or operates a property that is contaminated by an offsite source, as long as that person (i) does not cause, contribute to or exacerbate the release, or threat of release, of the contaminate, (ii) provides access to the property for investigation and remediation activities and (iii) does not fail to stop the migration of pollution once becoming aware of it. Although the IDEM policy provides protection from cleanup liability under the relevant state statute (as long as the landowner continues to meet the criteria to qualify for the enforcement discretion), it does not affect or limit any tort-based or other liabilities the landowner may have to any tenants or other occupants at the subject Mortgaged Property. For example, if indoor air issues are identified in the course of the ongoing vapor intrusion investigation, residents may allege claims against the owner or operator of the subject Mortgaged Property in connection with exposure to hazardous substances or other related damages. Similar to the conclusion from the Phase I report, a letter from the IDEM dated June 24, 2014 states that any investigation or remediation costs will be the responsibility of the owner of the adjacent property. Although the current owner of the adjacent property is currently conducting the investigative work being required by the IDEM as the responsible party, there is no guarantee that the current owner will continue to perform its obligations as the responsible party. It is not known whether the current owner has the financial resources reasonably estimated to address the situation.

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With respect to the Mortgaged Property identified on Annex A to this free writing prospectus as Kingsborough Estates MHC, securing a Mortgage Loan representing approximately 0.9% of the Cut-off Date Pool Balance, the related Phase I environmental site assessment report dated April 29, 2014 identified an environmental issue for the subject Mortgaged Property. In 1991, a release of benzene, a known human carcinogen, to the subject Mortgaged Property’s groundwater was reported to the North Carolina Department of Environment and Natural Resources (NCDENR). In 1992, an investigation was conducted, which determined that a former gasoline station located adjacent to the north of the subject Mortgaged Property may have been the source of the benzene release, but it was not confirmed. At that time, part of the subject Mortgaged Property received its drinking water from onsite wells, but the subject Mortgaged Property was subsequently connected to a municipal water supply. The NCDENR stated in a

1996 letter that it had no reason to believe the groundwater contamination is causing any health concerns or having an adverse impact to the environment and therefore does not plan to take any further action until something at the site changes that warrants further investigation. The Phase I report indicates that it is NCDENR policy to not take action against an innocent landowner due to an offsite source unless there is a threat to human health or a material threat of a release. The Phase I report therefore does not recommend any further action.

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With respect to the Mortgaged Property identified on Annex A to this free writing prospectus as Palmbrook Gardens Tenants Corp., securing a Mortgage Loan representing approximately 0.2% of the Cut-off Date Pool Balance, the related Phase I environmental site assessment recommended certain testing, repair and remediation work (the “Test, Cure and Remediation Work”) in connection with a 5,000 gallon underground storage tank located at the Mortgaged Property. At the loan closing, the borrower executed a Collateral Security Agreement Re: Tank Cure Work pursuant to which the borrower deposited $150,000.00 with the lender to secure its obligation to perform the Test, Cure and Remediation Work (such sum representing 150% of the amount estimated by the environmental consultant to perform the Test, Cure and Remediation Work).

Redevelopment and Renovation

Certain of the Mortgaged Properties are properties which are currently undergoing or, in the future, are expected to undergo redevelopment or renovation including certain hotel properties which may, or are likely to, have property improvements plans in various stages of completion or planning.

For example, with respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this free writing prospectus as Sheraton Austin, representing approximately 4.7% of the Cut-off Date Pool Balance, the Mortgaged Property is scheduled to undergo a two-stage planned improvement plan (a “PIP”), with the first stage occurring in 2015 and the second stage occurring in 2018. The lender obtained an upfront reserve of $6.5 million and required ongoing reserves to collected for FF&E (approximately $4.2 million through 2018) which collectively are sufficient to cover the total budgeted PIP costs ($8.5 million). We cannot assure you that such work will be completed, and the failure to complete such work could result in the termination of the franchise agreement with the franchisor, The Sheraton, LLC. In addition, while it is ongoing, the work under the renewal PIP may be a deterrent to guests and may adversely affect property performance.

For example, with respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this free writing prospectus as Oak Park Village Apartments, representing approximately 2.0% of the Cut-off Date Pool Balance, the lender funded $3,500,000 at origination into a capital improvement reserve that will be released to the borrower for approved capital improvements over the first 24 months of the Mortgage Loan.

See “Top Fifteen Loan Summaries” attached as Annex B in this free writing prospectus for additional information on the 15 largest Mortgage Loans. Certain risks related to redevelopment and renovation at a Mortgaged Property are described in “Risk Factors—Risks Related to Mortgage Loans and Mortgaged Properties—Risks Related to Redevelopment and Renovation at a Mortgaged Property” in this free writing prospectus.

Litigation Considerations

There may be pending or threatened legal proceedings against, or other past or present adverse regulatory circumstances experienced by, the borrowers, their sponsors and managers of the Mortgaged Properties and their respective affiliates arising out of the ordinary business of the borrowers, their sponsors, managers and affiliates, or otherwise. For example:

With respect to the Mortgaged Property identified on Annex A to this free writing prospectus as Queens Atrium, securing a Mortgage Loan representing approximately 6.3% of the Cut-off Date Pool Balance, the guarantor, Jeffrey Feil, is named as defendant in a lawsuit initiated by various family members / shareholders alleging mismanagement of certain family businesses and seeking dissolution and liquidation of the related business assets. Mr. Feil assumed control of the businesses following the death of his parents. Specifically, the plaintiffs’ claims include that Mr. Feil, using his voting control, engaged in a scheme to restrict cash distributions and coerce the family members to sell their interests in the family businesses to Mr. Feil on below-market terms. Additional claims include Mr. Feil’s misappropriation of insurance proceeds following Hurricane Katrina. Certain information concerning the related proceedings is under seal. We cannot assure you that such litigation will not be adversely adjudicated, or that there will not be any material adverse effects on Mr. Feil’s business or on the operation of the Mortgaged Property as a result.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this free writing prospectus as Algonquin Portfolio, representing approximately 3.5% of the Cut-off Date Pool Balance, according to published reports, Charles Kushner, the chairman of the Kushner Companies and owner of certain equity interests in the related borrower, pled guilty on August 18, 2004 to 16 counts of assisting in the filing of false tax returns, one count of retaliating against a cooperating witness and one count of making false statements to the Federal Election Committee and was sentenced to two years in prison. Mr. Kushner was released from prison in 2006. Although Mr. Kushner has relinquished the management and day-to-day operation of the Kushner Companies to his son, Jared Kushner, he remains chairman of the company.

With respect to the Mortgaged Property identified on Annex A to this free writing prospectus as Colonial Heritage MHC, securing a Mortgage Loan representing approximately 0.8% of the Cut-off Date Pool Balance, affiliates under the control of the sponsor, Frank Perano, were the subject of a joint multi-year investigation by the U.S. Environmental Protection Agency (the “EPA”) and the Pennsylvania Department of Environmental Protection (the “PADEP”) that found evidence of more than 4,300 Clean Water Act violations at 15 mobile home parks operated by the sponsor affiliates in Pennsylvania that relied on private wastewater treatment facilities, and more than 900 Safe Drinking Water Act violations at 30 mobile home parks in Pennsylvania with private water facilities. As part of a plea agreement with the government agencies, Mr. Perano paid a civil penalty totaling $1,339,000 and is required to develop an integrated environmental system, perform environmental audits of the treatment works and drinking water system for each facility, and take corrective actions for any deficiencies found at each facility. The Commonwealth of Pennsylvania will receive $89,000 for state administrative enforcement actions, which were stayed during the negotiation of the consent decree. The remaining $1,250,000 will be split evenly between the United States and the Commonwealth of Pennsylvania. To date, Mr. Perano has adhered to the state requirements for third party monitoring of his properties and is in good standing with the EPA and PADEP. The Mortgaged Property is serviced by public water and sewer.

Certain risks relating to litigation regarding the Mortgaged Properties or the borrowers are described in “Risk Factors—Risks Related to Mortgage Loans and Mortgaged Properties—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions” in this free writing prospectus. See also Representations and Warranties No. 15 (Actions Concerning Mortgage Loan) on Annex E-1 to this free writing prospectus and the exceptions thereto on Annex E-2 to this free writing prospectus (subject to the limitations and qualifications set forth in the preamble to Annex E-1 to this free writing prospectus).

Insurance Considerations

For certain of the mortgage loans, required insurance may be provided under blanket policies. In addition, with respect to Mortgaged Properties that are part of condominium regimes, the insurance may be maintained by the condominium association rather than the related borrower. With respect to certain of the Mortgaged Properties that are hospitality properties, the related franchisor or its affiliate acting as property manager may maintain the insurance in its name rather than the borrower (with the borrower and lender identified as additional insureds). With respect to certain of the Mortgaged Properties, either the sole tenant at the Mortgaged Property or tenants of stand-alone buildings at the Mortgaged Property may maintain the insurance rather than the borrower or are permitted to self-insure. Many Mortgage Loans contain limitations on the obligation to obtain terrorism insurance. See “Risk Factors—Risks Related to Mortgage Loans and Mortgaged Properties—Terrorism Insurance May Not Be Available for All Mortgaged

Properties” in this free writing prospectus. See also Representations and Warranties No. 18 (Insurance) and No. 31 (Acts of Terrorism Exclusion) on Annex E-1 to this free writing prospectus and the exceptions thereto on Annex E-2 to this free writing prospectus (subject to the limitations and qualifications set forth in the preamble to Annex E-1 to this free writing prospectus).

Use Restrictions

Certain of the Mortgaged Properties are subject to restrictions that restrict the use of the Mortgaged Properties to their current use. In addition, certain of the Mortgaged Properties may be subject to use or property-related restrictions imposed by leases or other third party agreements, which can trigger tenant or other third party remedies and subject the Mortgage Loan to potential losses if breached.

See “Risk Factors—Risks Related to Mortgage Loans and Mortgaged Properties—Mortgaged Properties That Are Not in Compliance with Zoning and Building Code Requirements and Use Restrictions Could Adversely Affect Distributions on Your Certificates”, “— Risks Related to Historic Tax Credits” and “—Other Risks” in this free writing prospectus and Representations and Warranties No. 8 (Permitted Liens; Title Insurance) and No. 26 (Local Law Compliance) on Annex E-1 to this free writing prospectus and the exceptions thereto on Annex E-2 to this free writing prospectus (subject to the limitations and qualifications set forth in the preamble to Annex E-1 to this free writing prospectus).

Non-Recourse Carveout Limitations

While the Mortgage Loans generally contain non-recourse carveouts for liabilities such as a result of fraud by the borrower, certain voluntary insolvency proceedings or other matters, certain of the Mortgage Loans do not contain such carveouts or contain limitations to such carveouts. For example, with respect to the Mortgage Loans identified in the “Top Fifteen Loan Summaries” attached as Annex B to this free writing prospectus, the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this free writing prospectus as Montgomery Mall, representing approximately 3.2% of the Cut-off Date Pool Balance, the related guarantor’s recourse liability is capped at $10,000,000 plus all reasonable out-of-pocket costs and expenses incurred by the lender in the enforcement of, or preservation of the lender’s rights under, the guaranty. In addition, certain other Mortgage Loans have additional limitations to the non-recourse carveouts.

We cannot assure you that the net worth or liquidity of any non-recourse guarantor under any of the Mortgage Loans will be sufficient to satisfy any claims against that guarantor under its non-recourse guaranty. In most cases, the liquidity and net worth of a non-recourse guarantor under a Mortgage Loan will be less, and may be materially less, than the outstanding principal amount of that Mortgage Loan. Some Mortgage Loans have non-recourse carveout guarantors that are foreign citizens, which may affect the issuing entity’s ability to realize on the guarantee. In the case of some Mortgage Loans, there is no party other than the related borrower that is liable for the non-recourse carveouts. The residential cooperative loans included in the trust are generally fully recourse to the borrower and do not have separate guarantors for non-recourse carveouts

See Representations and Warranties No. 28 (Recourse Obligations) on Annex E-1 and the exceptions thereto on Annex E-2 to this free writing prospectus (subject to the limitations and qualifications set forth in the preamble to Annex E-1 to this free writing prospectus).

Tenant or Other Third Party Issues

Tenant Concentrations. Mortgaged Properties that are owner-occupied or leased to a single tenant, or a tenant that makes up a significant portion of the rental income, are more susceptible to interruptions of cash flow if that tenant’s business operations are negatively impacted or if such tenant fails to renew its lease. This is so because:

•	the financial effect of the absence of rental income may be severe;

•	more time may be required to re-lease the space; and

•	substantial capital costs may be incurred to make the space appropriate for replacement tenants.

See Annex A to this free writing prospectus for tenant lease expiration dates for the five largest tenants (based on net rentable area leased) at each retail and office Mortgaged Property.

The Mortgaged Properties have certain single tenant concentrations as set forth below:

•	Sixteen (16) of the Mortgaged Properties, securing Mortgage Loans collectively representing approximately 8.9% of the Cut-off Date Pool Balance by allocated loan amount, are leased to a single tenant;

•	No Mortgage Loan that is secured solely by a single-tenant Mortgaged Property or Mortgaged Properties represents more than approximately 1.6% of the Cut-off Date Pool Balance.

With respect to certain of these Mortgaged Properties that are leased to a single tenant, the related leases may expire prior to, or soon after, the maturity date or Anticipated Repayment Date of the Mortgage Loan or the related tenant may have the right to terminate the lease prior to the maturity date or Anticipated Repayment Date of the Mortgage Loan. If the current tenant does not renew its lease on comparable economic terms to the expired lease, if a single tenant terminates its lease or if a suitable replacement tenant does not enter into a new lease on similar economic terms, there could be a negative impact on the payments on the related Mortgage Loans.

In the event of a default by any of the above-referenced tenants, if the related lease expires prior to the Mortgage Loan maturity date and the related tenant fails to renew its lease or if such tenant exercises an early termination option, there would likely be an interruption of rental payments under the lease and, accordingly, insufficient funds available to the borrower to pay the debt service on the loan. In certain cases where the tenant owns the improvements to the Mortgaged Property, the related borrower may be required to purchase such improvements in connection with the exercise of its remedies.

Lease Terminations and Expirations

Expirations. See Annex A to this free writing prospectus for tenant lease expiration dates for the five largest tenants (based on net rentable area leased) at each retail and office Mortgaged Property. Whether or not any of the top five tenants at a particular Mortgaged Property have leases that expire before the maturity of the related Mortgage Loan, there may be a significant percentage of leases at a particular Mortgaged Property that expire in a single calendar year, a rolling 12-month period or prior to the maturity of a Mortgage Loan. Furthermore, some of the Mortgaged Properties have significant leases or a significant concentration of leases that expire or permit termination by the tenant before or shortly following the maturity of the related Mortgage Loan. Identified below are certain types of early lease terminations with respect to the Mortgaged Properties. In particular, a number of Mortgaged Properties securing the Mortgage Loans, including certain Mortgage Loans in the 15 largest Mortgage Loans included on Annex B to this free writing prospectus, have single tenant leases that expire or permit termination by the tenant during or shortly following the end of the term of the related Mortgage Loan or have a significant portion of the leases that expire or can be terminated in a particular year, or portion thereof, at the related Mortgaged Property. Prospective investors are encouraged to review all the lease expiration schedules for the fifteen largest Mortgage Loans presented on Annex B to this free writing prospectus. See “Top Fifteen Loan Summaries—Fairview Park Drive”, “—Queens Atrium”, “—Cedar Crest Professor Park”, “—Shops at CenterPoint”, “—Algonquin Portfolio”, “—Montgomery Mall”, “—White Road Plaza”, “—The Lovejoy” and “—Oak Court Mall” in Annex B to this free writing prospectus. See also Annex A to this free writing prospectus for information regarding lease expirations relating to the five largest tenants at each Mortgaged Property (based on net rentable area leased).

Terminations. Leases often give tenants the right to terminate the related lease or abate or reduce the related rent for various reasons or upon various conditions, including (i) if the borrower for the applicable Mortgaged Property allows uses at the Mortgaged Property in violation of use restrictions in current tenant leases, (ii) if the borrower or any of its affiliates owns other properties within a certain radius of the Mortgaged Property and allows uses at those properties in violation of use restrictions, (iii) if the related borrower fails to provide a designated number of parking spaces, (iv) if there is construction at the related Mortgaged Property or an adjacent property (whether or not such adjacent property is owned or controlled by the borrower or any of its affiliates) that may interfere with visibility or a tenant’s use of the Mortgaged Property, (v) upon casualty or condemnation with respect to all or a portion of the Mortgaged Property that renders such Mortgaged Property unsuitable for a tenant’s use or if the borrower fails to rebuild such Mortgaged Property within a certain time, (vi) if a tenant’s use is not permitted by zoning or applicable law, or (vii) if the landlord defaults on its obligations under the lease. We cannot assure you that all or any of the borrowers will comply with their lease covenants or such third parties will act in a manner required to avoid any termination and/or abatement rights of the related tenant.

Identified below are certain other termination rights or situations in which the tenant may no longer occupy its leased space rights:

•
Certain tenants may have the right to terminate the related lease or abate or reduce the related rent if the related borrower violates covenants under the related lease or if third parties take certain actions that adversely affect such tenants’ business or operations.

•	Certain of the Mortgaged Properties may be leased in whole or in part by government sponsored tenants who have the right to cancel their leases at any time or for lack of appropriations.

•	Certain of the Mortgaged Properties may be leased in whole or in part by military related tenants who have the right to cancel their leases in the event of military deployment.

•	Certain of the Mortgaged Properties may have tenants that sublet a portion of their space or may intend to sublet out a portion of their space in the future.

•
Certain of the tenant leases for the retail Mortgaged Properties may permit the related tenant to terminate its leases and/or abate or reduce rent if the tenant fails to meet certain sales targets or other business objectives for a specified period of time. We cannot assure you that all or any of these tenants will meet the sales targets or business objectives required to avoid any termination and/or abatement rights.

•
Several tenant leases for the retail Mortgaged Properties permit the related tenant to terminate its lease and/or abate or reduce rent if another specific tenant vacates its space or occupancy at the subject Mortgaged Property falls below a specified level.

•	Certain of the tenant leases for the retail Mortgaged Properties may permit affected tenants to terminate their leases if a tenant at an adjacent or nearby property terminates its lease or goes dark.

•
In addition to termination options tied to certain triggers as set forth above common with respect to retail properties, certain tenant leases permit the related tenant to terminate its lease without any such triggers.

See Annex A to this free writing prospectus and the related footnotes for information regarding certain early lease termination options held by the five largest tenants at each retail and office Mortgaged Property (based on net rentable area leased).

Other. Tenants under certain leases included in the net underwritten cash flow may not be in occupancy as set forth below:

•
Certain tenants of the Mortgaged Properties have executed leases, but have not yet taken occupancy. See Annex A to this free writing prospectus for more information regarding the five largest tenants at each such retail, office or industrial Mortgaged Property (based on net rentable area leased). In these cases we cannot assure you that these tenants will take occupancy of the related Mortgaged Properties.

•	In addition, in some cases, tenants at a Mortgaged Property may have signed a letter of intent but not executed a lease with respect to the related space. See Annex A to this free writing prospectus for more information regarding the five largest tenants at each such retail, office or industrial Mortgaged Property (based on net rentable area leased). We cannot assure you that any such proposed tenant will sign a lease or take occupancy of the related Mortgaged Property.

•
In addition, the underwritten occupancy and net cash flow for some of the Mortgaged Properties may reflect rents from tenants whose lease terms are under negotiation but not yet signed. See Annex A to this free writing prospectus for more information regarding the five largest tenants at each such retail, office or industrial Mortgaged Property (based on net rentable area leased).

If these tenants do not take occupancy of the leased space or execute these leases, it could result in a higher vacancy rate and re-leasing costs that may adversely affect cash flow on the related Mortgage Loan. For more detail with respect to such Mortgage Loans, see Annex A to this free writing prospectus.

See Annex A to this free writing prospectus and the related footnotes for information regarding leases that were included in Underwritten Net Operating Income and Underwritten Net Cash Flow when the tenant was not in occupancy. With respect to a residential cooperative mortgage loan, the occupancy rate for the related mortgaged property as listed on Annex A to this free writing prospectus is determined using the property vacancy assumption reflected in the related appraisal for purposes of determining the appraised value of the related mortgaged property as a multifamily rental property (i.e., the “Coop - Rental Value” reflected in Annex A to this free writing prospectus); such vacancy assumption does not reflect actual occupancy.

Purchase Options and Rights of First Refusal

Eight (8) of the Mortgaged Properties or portfolios of Mortgaged Properties, including each of the Mortgaged Properties or portfolio of Mortgaged Properties identified on Annex A to this free writing prospectus as Cedar Crest Professional Park, Algonquin Portfolio, Tryp by Wyndham Times Square South, Kane Distribution Center 6, Seven Corners Apartments, Quest Automotive Products, Hampton Inn - Auburn Hills and Walgreens - Denver, collectively securing approximately 15.1% of the Cut-off Date Pool Balance in the aggregate by allocated loan amount, have certain tenants at the related Mortgaged Properties, hotel franchisors, homeowner’s associations, other condominium unit owners or other third parties that hold purchase options, rights of first refusal or rights of first offer to purchase their related pad site or, in some cases, the related Mortgaged Property. See Representations and Warranties No. 8 (Permitted Liens; Title Insurance) on Annex E-1 to this free writing prospectus and the exceptions thereto on Annex E-2 to this free writing prospectus (subject to the limitations and qualifications set forth in the preamble to Annex E-1 to this free writing prospectus) and “Top Fifteen Loan Summaries—Cedar Crest Professional Park,” “—Algonquin Portfolio” and “—Tryp by Wyndham Times Square South,” on Annex B to this free writing prospectus for information regarding certain purchase options and rights of first refusal held by certain tenants at the Mortgaged Properties or third parties.

Borrower Affiliated Leases

Certain of the Mortgaged Properties are leased in whole or in part by borrowers or borrower affiliates. For example:

•
In the case of certain manufactured housing community Mortgaged Properties, some of the mobile homes are owned by the borrower or an affiliate of the borrower and rented to the tenants like an apartment. If the leased homes are owned by an affiliate of the borrower, there may be a master lease with respect to the related pads between the borrower and such affiliate.

•
See Annex A to this free writing prospectus and the related footnotes for information regarding leases to borrowers or borrower affiliates that would on an aggregate basis be among the five largest tenants at the related Mortgaged Property (based on net rentable area leased). Certain of the Mortgaged Properties may include smaller tenants that are borrowers or borrower affiliates. See also “Top Fifteen Loan Summaries—Fairview Park Drive” in Annex B in this free writing prospectus for additional information on the 15 largest Mortgage Loans.

Other Matters

Described below are certain additional factual information regarding other matters at the Mortgaged Properties securing the Mortgage Loans:

•
With respect to the  Mortgage Loan secured by the Mortgaged Property identified in Annex A to this free writing prospectus as Queens Atrium, representing approximately 6.3% of the Cut-off Date Pool Balance, the Mortgaged Property is included within three separate Industrial and Commercial Incentive Program (the “ICIP”) property tax subsidies administered by the City of New York. The ICIP tax abatement amounts begin to taper off in the 2014-15 tax year and expire in 2033. Complying with ICIP requirements is an ongoing condition of the tax abatements. The Mortgage Loan underwriting was based on the as-is, abated taxes for the 2014-2015 tax year. The taxes are projected to increase from the current level of $1.9 million to $5.1 million at Mortgage Loan maturity. The terms of current leases for tenants at the Mortgaged Property provide that all tax increases are passed through to the tenants above their base year stops (except for the NYC Department of Transportation, which is tax exempt and whose space is excluded from the calculation of each tenant’s pro rata share of tax reimbursements).

•
With respect to the  Mortgage Loan secured by the Mortgaged Property identified in Annex A to this free writing prospectus as The Bluffs, representing approximately 2.5% of the Cut-off Date Pool Balance, there is a proposed widening of US Route 77 adjacent to the Mortgaged Property which involves some incursion for re-grading of road shoulders and related widening and flattening of roadside drainage ditches. The additional lane is planned for the opposite side of the existing three-lane roadway, and no physical impact on any buildings is evident based on current design. We cannot assure you, however, that the impact on the Mortgaged Property will not change as designs are finalized. The Mortgage Loan documents provide that any takings award be deposited into the replacement reserve.

•
With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this free writing prospectus as Holiday Inn San Francisco Airport, representing approximately 2.3% of the Cut-off Date Pool Balance, the Mortgaged Property currently has three vehicular access points. However, notwithstanding these physical access points to the Mortgaged Property, the Mortgaged Property does not currently have permanent access to a publicly dedicated road directly or through a recorded easement or right of way. One of the access points is pursuant to a recorded easement and could potentially connect to a public road, however no curb cut currently exists to provide access from the recorded easement to the public road. The other two access points are over adjacent properties owned by the City of San Francisco and the Pacific Gas & Electric Company, respectively, pursuant to unrecorded documents (i) one of which terminates on such date, if any, as the City of South San Francisco terminates the operation of the South San Francisco Conference Center and (ii) another of which terminates on November 30, 2015 (but can be extended by the borrower to November 30, 2020 pursuant to an extension option in the relevant unrecorded document). The title company provided an indirect access endorsement ensuring access under the unrecorded document with Pacific Gas & Electric Company, but the parcel demised for access under such unrecorded document does not actually connect to a public roadway. The related guarantor has provided a guaranty for losses incurred as a result of the loss of all access points to the Mortgaged Property.

•
With respect to the Mortgaged Property identified on Annex A to this free writing prospectus as White Road Plaza, securing a Mortgage Loan representing approximately 2.2% of the Cut-off Date Pool Balance, the largest tenant at the Mortgaged Property, Mi Pueblo, a grocery store, filed Chapter 11 bankruptcy in July 2013 following a federal immigration audit that identified undocumented workers and ensuing operational and financial difficulties. As part of the plan of reorganization, third party equity was provided to pay off the existing bank debt, and the company exited bankruptcy in June 2014. No operating stores were shut down while the company was in bankruptcy and Mi Pueblo has extended its lease at the Mortgaged Property through April 2023.

•
With respect to the Mortgaged Property identified on Annex A to this free writing prospectus as Quantico III, securing a Mortgage Loan representing approximately 0.9% of the Cut-off Date Pool Balance, the second largest tenant at the Mortgaged Property has alleged that the landlord has breached its lease obligations as to first floor lobby and elevator areas, as well as on-site parking. The borrower has entered into an agreement with tenant granting a $4.00 per square foot rent concession until the borrower completes construction of (i) specified elevator and separate lobby improvements, and (ii) gated parking with a minimum of 101 spaces (based on 4 spaces per 1,000 square feet of the tenant’s leased premises). The tenant has reserved all rights until acceptance of the improvements, whereupon the rent concession expires. The tenant has approved related construction plans, and the borrower anticipates improvements to be completed by year-end 2014. Mortgage Loan underwriting assumed the rent concession to be in place for the duration of the Mortgage Loan term. If  the tenant terminates its lease or relocates its space to another property owned by the sponsors, the Mortgage Loan documents provide that the borrower has to fund a springing tenant improvements’ reserve in amount of $630,710, plus an additional elevator/ lobby reserve of $500,000. Failure to fund reserve results in springing recourse to the borrower and guarantor.

•
With respect to the Mortgaged Property identified on Annex A to this free writing prospectus as The Stockdale Plaza, securing a Mortgage Loan representing approximately 0.8% of the Cut-off Date Pool Balance, the largest tenant at the Mortgaged Property, Sport Chalet, has not reported an annual profit since 2007 and its Class B common stock is at risk of being de-listed by the NASDAQ exchange if it fails to maintain a minimum shareholder equity of $10 million. Vestis Retail Group, LLC (“Vestis”), announced on June 30, 2014 that it had signed a definitive agreement to acquire the tenant company’s stock. Under the terms of the agreement, an affiliate of Vestis will commence a cash tender offer for all of the outstanding Class A and Class B shares of Sport Chalet for $1.20 per share. Sport Chalet’s declaring bankruptcy or going dark would trigger a cash management event. We cannot assure you what effect the Vestis acquisition of the tenant company will have on the tenant’s future operations at the Mortgaged Property, or, if the tenant goes dark or terminates its lease, that the Mortgage Loan will not be adversely affected as a result.

•
With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this free writing prospectus as Harbourside Office Building, representing approximately 0.8% of the Cut-off Date Pool Balance, the Mortgaged Property comprises two (2) non-contiguous parcels, with an office building on one parcel and a parking lot on the other parcel. The two parcels are surrounded by a large parking lot owned by the Community Development District (the “CDD”), a government agency. A large portion of the Mortgaged Property’s parking area is subject to an easement agreement with the CDD under which the borrower has parking and access rights with respect to such portion. The CDD may terminate the easement and borrower’s parking and access rights, provided that replacement parking is granted. The loan documents provide for (i) recourse to the guarantor if the borrower incurs expenses to obtain replacement parking and (ii) a parking reserve to be funded by the borrower in the event that the borrower loses parking rights and is required to fund the construction of replacement parking, in an amount equal to the full cost of construction of replacement parking.

•
With respect to the Mortgaged Property identified on Annex A to this free writing prospectus as Swift Spinning Leaseback, securing a Mortgage Loan representing approximately 0.5% of the Cut-off Date Pool Balance, the single tenant at the mortgaged property is owned by an employee stock ownership plan (“ESOP”). In the event the borrower attempts to exercise remedies against the ESOP tenant for non-performance, special rules may apply that make enforcement of the remedies more costly or protracted than would otherwise be the case for a non-ESOP tenant. We cannot assure you that the Mortgage Loan would not be adversely affected under such circumstances.

•	The Mortgaged Property identified on Annex A to this free writing prospectus as Arminta Apartments, securing a Mortgage Loan representing approximately 0.5% of the Cut-off Date Pool

Balance, benefits from a real estate tax exemption (qualification for which is determined on an annual basis) that arises out of (a) the general partner for the related borrower being a nonprofit organization and (b) the subject Mortgaged Property providing affordable housing units. Such Mortgaged Property participates in Los Angeles’ Housing Assistance Program, whereby Los Angeles, California provides rent subsidies to qualifying tenants.

•
The Mortgaged Property identified on Annex A to this free writing prospectus as Riverplace Athletic Club, securing a Mortgage Loan representing approximately 0.5% of the Cut-off Date Pool Balance, is part of a planned community known as Riverplace Planned Community Association (the “Association”). Permitted uses of tracts comprising the planned community are residences, offices, recreational facilities and retail commercial sales of goods and services. The affairs of the Association are governed by a board of directors, including determining a budget, assessing common expenses to the respective owners of tracts comprising the planned community and levying special assessments against particular tracts. Each owner of a tract comprising the planned community will be entitled to one vote for each 1000 square feet of floor area of building(s) on the owner’s tract(s). The related borrower holds approximately 10.2% of the voting rights.

•
With respect to the Mortgaged Property securing the Mortgage Loan identified on Annex A to this free writing prospectus as Sage Creek, representing approximately 0.3% of the Cut-Off Date Pool Balance, the related Mortgaged Property is subject to the Sage Creek Townhomes Homeowners Association (the “HOA”) governed by an Executive Board of three members. Ten percent of the members constitute a quorum, and the related borrower controls 44 of the 174 votes (25.3%) in the association. The HOA is responsible for maintaining all common areas, right-of-ways, sewer lines, trash removal, snow clearing for common areas, exterior building surface repair, and front yard landscaping. An estoppel was received from the HOA certifying that the collateral units are not in default and are current on assessments, the HOA declaration is in full force, the HOA is maintaining required insurance, and the lien of the assessments are subordinate to the lien of the related Mortgage Loan documents. The Mortgage Loan documents contain recourse carve-outs to the  related borrower for any losses sustained by the lender for (i) HOA not distributing casualty proceeds, (ii) the borrower failing to pay HOA assessments, (iii) cancellation of the property insurance policy, and (iv) any modification of HOA declaration that materially affects interests of the lender.

•
The Mortgaged Property identified on Annex A to this free writing prospectus as Cedar Park Estates, which secures a Mortgage Loan representing approximately 0.3% of the Cut-off Date Pool Balance, was the site of a triple homicide in early 2014. Although the alleged assailant knew one or more of the victims (thereby suggesting this was an isolated incident), we cannot assure you regarding the extent of the impact that such a crime will have on the leasing of the related Mortgaged Property.

•
The Mortgaged Property identified on Annex A to this free writing prospectus as Ezon Building, securing a Mortgage Loan representing approximately 0.2% of the Cut-off Date Pool Balance, is the subject of a Payment In Lieu of Taxes (“PILOT”) program lease. The PILOT program is an economic development incentive program whereby, in connection with deeding a tract (land and building) to the relevant Industrial Development Board (“IDB”), the owner receives a real estate tax abatement for 9 years in exchange for the economic benefits gained by the relevant City and County through completion of the project, which may be construction or redevelopment of an entire property, or through the hiring of a certain number of employees at a certain average salary by a single employer, or other such metrics. In the case of the subject Mortgaged Property, the PILOT was tenant specific and was granted to the largest tenant (based on net rentable square footage leased) based on their capital investment at the property and the creation of over 50 jobs at a certain median wage. To effect the partial tax abatement, the subject Mortgaged Property was transferred to a non-profit government entity, in this case the IDB of the City of Germantown, then leased back to the property owner for a fixed term, with a repurchase option for the property owner of $1,000 at the end of the term or anytime during the term. Given this PILOT structure, at closing the lender has a leasehold mortgage from the borrower. In addition, the Germantown IDB executed a joinder of the borrower’s deed of trust, thereby enabling the lender to foreclose the fee title if necessary. Once the PILOT expires on December 31, 2016, the subject Mortgaged Property will be re-conveyed to the borrower upon exercise of the $1,000 repurchase option.

Assessments of Property Value and Condition

Appraisals

In connection with the origination of each Mortgage Loan or in connection with this offering, an appraisal was conducted in respect of the related Mortgaged Property by an independent appraiser that was state-certified and/or a member of the Appraisal Institute or an update of an existing appraisal was obtained. In each case, the appraisal complied, or the appraiser certified that it complied, with the real estate appraisal regulations issued jointly by the federal bank regulatory agencies under the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended. In general, those appraisals represent the analysis and opinion of the person performing the appraisal and are not guarantees of, and may not be indicative of, present or future value. We cannot assure you that another person would not have arrived at a different valuation, even if such person used the same general approach to and same method of valuing the property or that different valuations would not have been reached separately by the Mortgage Loan Sellers based on their internal review of such appraisals. The appraisals obtained as described above sought to establish the amount a typically motivated buyer would pay a typically motivated seller. Such amount could be significantly higher than the amount obtained from the sale of a mortgaged property under a distress or liquidation sale.

Information regarding the values of the Mortgaged Properties as of the Cut-off Date is presented in this free writing prospectus for illustrative purposes only and reflects calculations based on the “as-is” (or, if so indicated in the footnotes to Annex A, a hypothetical “as-is” or other alternative) appraised value (or, in the case of residential cooperative mortgage loans, except as otherwise specified, based upon the appraised value of such property assuming such property is operated as a residential cooperative) in each case. The appraisals may be based on assumptions regarding market conditions, capital improvements to such Mortgaged Properties and other matters as reflected therein. For example, with respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this free writing prospectus as Oak Park Village Apartments, representing approximately 2.0% of the Cut-off Date Pool Balance, the “as-stabilized” appraisal valuation assumes market rent for all units based on the assumption that the $3,500,000, which was funded by the lender at origination into a capital improvement reserve, is invested into the Mortgaged Property. See “Risk Factors—Risks Related to Mortgage Loans and Mortgaged Properties—Appraisals May Not Reflect Current or Future Market Value of Each Property” and “—Residential Cooperative Properties Have Special Risks” in this free writing prospectus. None of the appraisals of the Mortgaged Properties is more than 9 months old as of the Cut-off Date. See “Risk Factors—Risks Related to the Mortgage Loans and Mortgaged Properties—Appraisals May Not Reflect Current or Future Market Value of Each Property” in this free writing prospectus.

Environmental Assessments

All of the Mortgaged Properties securing the Mortgage Loans were subject to environmental site assessments by a third-party consultant, or in some cases an update of a previous assessment or transaction screen, in connection with the origination of the Mortgage Loans. In some cases, a Phase II environmental site assessment was also performed or environmental insurance was obtained in lieu of performing a Phase II environmental site assessment. In certain cases, these environmental assessments revealed conditions that resulted in requirements that the related borrowers establish operations and maintenance plans, monitor the Mortgaged Property or nearby properties, abate or remediate the condition or provide additional security, such as letters of credit or reserves, or environmental indemnification. See “Risk Factors—Risks Related to Mortgage Loans and Mortgaged Properties—Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses” in

this free writing prospectus. None of the environmental assessments of the Mortgaged Properties is more than 10 months old as of the Cut-off Date.

Environmental Insurance

Certain of the Mortgaged Properties securing the Mortgage Loans have environmental insurance policies, as follows:

•
With respect to the Mortgaged Property identified on Annex A to this free writing prospectus as Queens Atrium, securing a Mortgage Loan representing approximately 6.3% of the Cut-off Date Pool Balance, the Phase I environmental site assessment (“ESA”) identified potential risk associated with former underground storage tanks which lacked proper removal documentation. In lieu of additional subsurface investigation, lender obtained environmental insurance policy (lender environmental collateral protection and liability insurance form) in the amount of $2 million from Steadfast Insurance Company, a member company of Zurich North America, with a 10 year term (equivalent to the Mortgage Loan term) and 3 year policy tail, and having a $25,000 deductible. The policy premium was pre-paid at origination. Zurich North America has an S&P rating of “AA-”.

•
With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this free writing prospectus as Colonial Heritage MHC which represents approximately 0.8% of the Cut-off Date Pool Balance, the Phase I ESA identified a potential risk associated with removal of 8,000 gallon heating oil underground storage tank (“UST”). In lieu of Phase II ESA, the lender obtained an environmental insurance policy (pollution legal liability form) in the amount of $2 million from Great American Insurance Group, with a 10 year term and 3 year policy tail, and having a $25,000 deductible. The policy premium was pre-paid at origination. Great American has an S&P rating of “A+“. In addition, $12,209 UST reserve obtained at origination for related removal costs.

•
With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this free writing prospectus as American Mini Storage I – Missouri City which represents approximately 0.3% of the Cut-off Date Pool Balance, the Phase I ESA identified dry cleaners on adjacent property (in operation since 2002) that is considered a recognized environmental condition due to proximity, duration of use and chemicals used. In lieu of a Phase II ESA, the lender obtained an environmental insurance policy (lender environmental collateral protection and liability insurance form) in the amount of $1 million from Steadfast Insurance Company, a member company of Zurich North America, with a 7 year term (equivalent to the Mortgage Loan term) and 3 year policy tail, and having a $25,000 deductible. The policy premium was pre-paid at closing. Zurich North America has an S&P rating of “AA-”.

See “—Environmental Considerations” above.

Property Condition Assessments

In general, a licensed engineer, architect or consultant inspected the related Mortgaged Property, in connection with the origination of each of the Mortgage Loans or in connection with this offering, to assess the condition of the structure, exterior walls, roofing, interior structure and mechanical and electrical systems. Engineering reports by licensed engineers, architects or consultants generally were prepared for the Mortgaged Properties, except for newly constructed properties, certain manufactured housing community properties and properties for which the borrower’s interest consists of a fee interest solely on the land and not any improvements, in connection with the origination of the Mortgage Loans or in connection with this offering. In certain cases where material deficiencies were noted in such reports, the related borrower was required to establish reserves for replacement or repair or remediate the deficiency.

With respect to the Mortgaged Property identified on Annex A to this free writing prospectus as Sheraton Austin, securing a Mortgage Loan representing approximately 4.7% of the Cut-off Date Pool

Balance, the property condition report noted that, due to historical water intrusion issues at the Mortgaged Property, investigations for water infiltration and mold have been periodically conducted at the Mortgaged Property since 2012. The most recent report in April 2014 confirmed evidence of prior water damage and the presence of mold growth in a number of guest rooms, but sampling in affected areas did not identify the presence of airborne mold spores at elevated concentrations above baseline amounts. The various reports note that the probable cause of the water damage and mold growth was condensation forming on the interior surfaces of the windowsills, likely due to the improper balancing of the HVAC systems. Consistent with report recommendations, portions of the Property Improvement Plan and replacement reserve include an allocation of $300,000 for HVAC balancing/upgrades and drywall repairs (in 2014-2015) to address mold issues.

See “Risk Factors—Risks Related to Mortgage Loans and Mortgaged Properties—Risks Relating to Inspections of Properties” in this free writing prospectus. None of the engineering reports for the Mortgaged Properties is more than 10 months old as of the Cut-off Date.

Seismic Review Process

In general, the underwriting guidelines applicable to the origination of the Mortgage Loans required that prospective borrowers seeking loans secured by properties located in California and areas of other states where seismic risk is deemed material obtain a seismic engineering report of the building and, based thereon and on certain statistical information, an estimate of damage based on the percentage of the replacement cost of the building in an earthquake scenario. This percentage of the replacement cost is expressed in terms of probable maximum loss (“PML”), probable loss (“PL”), or scenario expected loss (“SEL”). No such PML, PL or SEL exceeded 20%.

Zoning and Building Code Compliance

Each Mortgage Loan Seller took steps to establish that the use and operation of the Mortgaged Properties that represent security for its Mortgage Loans, at their respective dates of origination, were in compliance in all material respects with, or were legally existing non-conforming uses or structures under, applicable zoning, land-use and similar laws and ordinances, but we cannot assure you that such steps revealed all possible violations. Evidence of such compliance may have been in the form of legal opinions, zoning consultants reports, information set forth in the related appraisal, confirmations from government officials, title insurance endorsements, survey endorsements and/or representations by the related borrower contained in the related mortgage loan documents. In some cases, a certificate of occupancy may not be on record or may not have been issued, or there may be expired permits, with respect to a Mortgaged Property or a particular portion thereof. Other violations may be known to exist at any particular Mortgaged Property, but in each such instance the related Mortgage Loan Seller has informed us that it does not consider any such violations known to it to be material.

Certain of the mortgaged properties have zoning violations based on current law related to use, floor area ratio, building separation, height, setbacks, parking or density. Many of these mortgaged properties have been determined to be (i) legal nonconforming structures, which would be required to be rebuilt in accordance with current zoning requirements if there is a casualty greater than a certain threshold percentage of the property, or (ii) legal nonconforming uses, which would no longer be permitted if there is a casualty greater than a certain threshold percentage of the property or if there is an abandonment of the legal non-conforming use for a requisite period. In some cases, the related borrower has obtained law and ordinance insurance to cover additional costs that result from rebuilding the mortgaged property in accordance with current zoning requirements. However, if as a result of the applicable zoning laws the rebuilt improvements may be smaller or less attractive to tenants than the original improvements, the resulting loss in income will generally not be covered by law and ordinance insurance.

Where the property as currently operated is a permitted nonconforming use and/or structure, the related Mortgage Loan Seller generally conducted an analysis as to—

•	the likelihood that a material casualty would occur that would prevent the Mortgaged Property from being rebuilt in its current form, and

•
whether existing replacement cost hazard insurance or, if necessary, supplemental “law and ordinance coverage” would, in the event of a material casualty, be sufficient to satisfy the entire Mortgage Loan or, taking into account the cost of repair, be sufficient to pay down that Mortgage Loan to a level such that the remaining collateral would be adequate security for the remaining loan amount.

See Representations and Warranties No. 26 (Local Law Compliance) on Annex E-1 to this free writing prospectus and the exceptions thereto on Annex E-2 to this free writing prospectus (subject to the limitations and qualifications set forth in the preamble to Annex E-1 to this free writing prospectus).

See also “Risk Factors—Risks Related to the Mortgage Loans and Mortgaged Properties—Mortgaged Properties That Are Not in Compliance with Zoning and Building Code Requirements and Use Restrictions Could Adversely Affect Distributions on Your Certificates” in this free writing prospectus.

Certain Terms of the Mortgage Loans

Due Dates; Mortgage Rates; Calculations of Interest. Subject in some cases to a next business day convention, all of the Mortgage Loans have payment dates upon which interest and/or principal payments are due under the related Mortgage Note (each such date, a “Due Date”) that occur as described in the following table with the respective grace period indicated on Annex A to this free writing prospectus (which in certain cases may not end until a specified number of days after a notice of default has been provided to the related borrower).
Due Date	Number of Mortgage Loans	Approx. % of Cut-off Date Pool Balance
1	89	63.9%
5	12	4.3
6	2	7.3
11	19	24.5
Total	122	100.0%

As used in this free writing prospectus, “grace period” is the number of days before a payment default is an event of default under the express terms of each Mortgage Loan. See Annex A to this free writing prospectus and the related footnotes for information on the number of days before late payment charges are due (if at all) under the Mortgage Loan. The information on Annex A regarding the number of days before late payment charges are due under a Mortgage Loan is based on the express terms of that Mortgage Loan. However, some jurisdictions may impose a statutorily longer period.

All of the Mortgage Loans are secured by first liens on fee simple and/or leasehold interests in the related Mortgaged Properties, subject to the permitted exceptions reflected in the related title insurance policy. All of the Mortgage Loans bear fixed interest rates except for the ARD Loans after their respective Anticipated Repayment Dates, as described below.

All of the Mortgage Loans accrue interest based on the actual number of days elapsed during each one-month accrual period in a year assumed to consist of 360 days (“Actual/360 Basis”).

Eighty-three (83) of the Mortgage Loans (excluding the ARD Loans), representing approximately 44.5% of the Cut-off Date Pool Balance, provide for monthly payments of principal based on amortization schedules significantly longer than the remaining terms of such Mortgage Loans. Each of these Mortgage Loans will have a Balloon Payment due at the related stated maturity date unless prepaid prior thereto.

Thirty-six (36) of the Mortgage Loans (excluding the ARD Loans), representing approximately 53.2% of the Cut-off Date Pool Balance, provide for monthly payments of interest only over a fixed period of time after origination ranging from 12 month to 120 months. Each of these Mortgage Loans will have a Balloon Payment due at the related stated maturity date unless prepaid prior thereto.

The ARD Loans, representing approximately 2.4% of the Cut-off Date Pool Balance, provide for an increase in the related interest rate after the applicable Anticipated Repayment Date. The Excess Interest with respect to each ARD Loan will be deferred and will not be paid until the principal balance and all other amounts related to such ARD Loan has been paid. Any amount received in respect of that deferred interest will be distributed to the holders of the Class V certificates. See “Description of the Offered Certificates—Distributions—Excess Interest” in this free writing prospectus. In addition, after the related Anticipated Repayment Date, all excess cash flow from the related Mortgaged Property will be applied to reduce the outstanding principal balance of the related ARD Loan until such balance is reduced to zero.

Some of the Mortgage Loans may provide for a recast of the amortization schedule and an adjustment of the monthly debt service payments on the Mortgage Loan upon application of specified amounts of condemnation proceeds or insurance proceeds to pay the related unpaid principal balance or upon application of specified earnout escrow or holdback amounts if certain property performance criteria are not satisfied. Some of the individual Mortgage Loans that are secured by multiple Mortgaged Properties or parcels and permit partial prepayments of the individual or aggregate indebtedness in connection with releases of individual properties or parcels also provide for a recast of the amortization and an adjustment of the monthly debt service payments on the Mortgage Loan(s) upon any such prepayment and release.

Single Purpose Entity Covenants. The terms of certain of the Mortgage Loans require that the borrowers be single-purpose entities and, in most cases, such borrowers’ organizational documents or the terms of the Mortgage Loans limit their activities to the ownership of only the related Mortgaged Property or properties and limit the borrowers’ ability to incur additional indebtedness. Such provisions are designed to mitigate the possibility that the borrower’s financial condition would be adversely impacted by factors unrelated to the related Mortgaged Property and the related Mortgage Loan. However, in many cases such borrowers are not required to observe all covenants and conditions which typically are required in order for such borrowers to be viewed under standard Rating Agency criteria as “special purpose entities”. In addition, in some cases, such borrowers were structured as “special purpose entities” in connection with the origination of their respective mortgage loans, and prior thereto owned other assets (including other real estate assets) and engaged in other businesses.

The organizational documents of a borrower may also contain requirements that there be one or two independent directors, managers or trustees (depending on the entity form of such borrower) whose vote is required before the borrower files a voluntary bankruptcy or insolvency petition or otherwise institutes insolvency proceedings. Generally, but not always, the independent directors, managers or trustees may only be replaced by certain other independent successors. Although the requirement of having independent directors, managers or trustees is designed to mitigate the risk of a voluntary bankruptcy filing by a solvent borrower, a borrower could file for bankruptcy without obtaining the consent of its independent director(s) (and we cannot assure you that such bankruptcy would be dismissed as an unauthorized filing), and in any case the independent directors, managers or trustees may determine that a bankruptcy filing is an appropriate course of action to be taken by such borrower. Such determination might take into account the interests and financial condition of such borrower’s parent entities and such parent entities’ other subsidiaries in addition to those of the borrower, such that the financial distress of an affiliate of a borrower might increase the likelihood of a bankruptcy filing by a borrower. In any event, we cannot assure you that a borrower will not file for bankruptcy protection or that creditors of a borrower will not initiate a bankruptcy or similar proceeding against such borrower or that if initiated, a bankruptcy case of the borrower could be dismissed. For example, in the recent bankruptcy case of In re General Growth Properties, Inc., notwithstanding that the subsidiaries were special purpose entities with independent directors, the parent entity caused numerous property-level, special purpose subsidiaries to file for bankruptcy protection. Nonetheless, the United States Bankruptcy Court for the Southern District of New

York denied various lenders’ motions to dismiss the special purpose entity subsidiaries’ cases as bad faith filings. In denying the motions, the bankruptcy court stated that the fundamental and bargained-for creditor protections embedded in the special purpose entity structures at the property level would remain in place during the pendency of the chapter 11 cases. Those protections included adequate protection of the lenders’ interest in their collateral and protection against the substantive consolidation of the property-level debtors with any other entities. The moving lenders had argued that the various property-level bankruptcy filings were premature and improperly sought to restructure the debt of solvent entities for the benefit of equity holders. However, the Bankruptcy Code does not require that a voluntary debtor be insolvent or unable to pay its debts currently in order to be eligible for relief and generally a bankruptcy petition will not be dismissed for bad faith if the debtor has a legitimate rehabilitation objective. Accordingly, after finding that the relevant debtors were experiencing varying degrees of financial distress due to factors such as cross-defaults, a need to refinance in the near term (i.e., within one to four years), and other considerations, the bankruptcy court noted that it was not required to analyze in isolation each debtor’s basis for filing. In the court’s view, the critical issue was whether a parent company that had filed its bankruptcy case in good faith could include in the filing subsidiaries that were crucial to the parent’s reorganization. As demonstrated in the General Growth Properties, Inc. bankruptcy case, although special purpose entities are designed to mitigate the bankruptcy risk of a borrower, special purpose entities can become debtors in bankruptcy under various circumstances. Additionally, there are certain Mortgage Loans, particularly Mortgage Loans with principal balances less than $30,000,000, for which there is no independent director, manager or trustee in place with respect to the related borrower and as to which no non-consolidation opinion has been rendered regarding the borrower and its affiliates. See Representations and Warranties No. 33 (Single-Purpose Entity) on Annex E-1 and the exceptions thereto on Annex E-2 to this free writing prospectus (subject to the limitations and qualifications set forth in the preamble to Annex E-1 to this free writing prospectus). See “Risk Factors—Risks Related to Mortgage Loans and Mortgaged Properties—The Borrower’s Form of Entity May Cause Special Risks” in this free writing prospectus and “Top Fifteen Loan Summaries—White Road Plaza”, “—Oak Park Village Apartments” and “—The Lovejoy” in the attached Annex B to this free writing prospectus.

In most cases (generally other than with respect to the borrowers under the Mortgage Loans secured by residential cooperative properties and other limited exceptions), the terms of the borrowers’ organizational documents or the terms of the Mortgage Loans currently (and, in some cases, may have only been recently modified to) limit the borrower’s activities to the ownership of only the related Mortgaged Property or Properties and limit the borrowers’ ability to incur additional indebtedness, other than certain trade debt, equipment financing and other unsecured debt relating to property operations. Such provisions are designed to mitigate the possibility that the borrower’s financial condition would be adversely impacted by factors unrelated to the related Mortgaged Property and the related Mortgage Loan. However, we cannot assure you that such borrowers will comply with such requirements, and in some cases unsecured debt exists and/or is allowed in the future. See “Certain Legal Aspects of the Mortgage Loans—Bankruptcy Issues” in the prospectus, and Representations and Warranties No. 33 (Single Purpose Entity) on Annex E-1 to this free writing prospectus and the exceptions thereto on Annex E-2 to this free writing prospectus (subject to the limitations and qualifications set forth in the preamble to Annex E-1 to this free writing prospectus).

Prepayment Protections and Certain Involuntary Prepayments. All of the Mortgage Loans have a degree of voluntary prepayment protection in the form of defeasance provisions or yield maintenance provisions. Voluntary prepayments, if permitted, generally require the payment of a yield maintenance charge or a prepayment premium unless the Mortgage Loan (or Loan Combination, if applicable) is prepaid within a specified period (ranging from approximately 2 to 7 payments) prior to the stated maturity date or Anticipated Repayment Date.

Additionally, certain Mortgage Loans may provide that in the event of the exercise of a purchase option by a tenant, the related Mortgage Loans may be prepaid in part prior to the expiration of a defeasance lockout provision.

Generally, no Yield Maintenance Charge will be required for prepayments in connection with a casualty or condemnation unless, in the case of most of the Mortgage Loans, an event of default has occurred and is continuing. We cannot assure you that the obligation to pay any Yield Maintenance Charge or Prepayment Premium will be enforceable. See “Risk Factors—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions” in the prospectus. In addition, certain of the Mortgage Loans permit the related borrower, after a total or partial casualty or partial condemnation, to prepay the remaining principal balance of the Mortgage Loan (after application of the related insurance proceeds or condemnation award to pay the principal balance of the Mortgage Loan), which may not be accompanied by any prepayment consideration.

Certain of the Mortgage Loans are secured in part by letters of credit and/or cash reserves that in each such case:

•
will be released to the related borrower upon satisfaction by the related borrower of certain performance related conditions, which may include, in some cases, meeting debt service coverage ratio levels and/or satisfying leasing conditions; and

•
if not so released, may, at the discretion of the lender, prior to loan maturity (or earlier loan default or loan acceleration), be drawn on and/or applied to prepay the subject Mortgage Loan if such performance related conditions are not satisfied within specified time periods.

In addition, with respect to certain of the Mortgage Loans, if the borrower does not satisfy the performance conditions and does not qualify for the release of the related cash reserve, the reserve, less, in some cases, a yield maintenance charge or prepayment premium, will be applied against the principal balance of the Mortgage Loan and the remaining unpaid balance of the Mortgage Loan may be re-amortized over the remaining amortization term. For more detail with respect to such Mortgage Loans, see Annex A to this free writing prospectus.

Voluntary Prepayments Generally. As of the Cut-off Date, the following general prepayment restrictions and defeasance provisions apply to the Mortgage Loans:

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Ninety-four (94) Mortgage Loans, representing approximately 86.3% of the Cut-off Date Pool Balance, permit the related borrower after a lockout period to substitute U.S. government securities as collateral and obtain a release of the Mortgaged Property and thereafter such Mortgage Loan is freely prepayable.

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Eleven (11) Mortgage Loans, representing approximately 5.4% of the Cut-off Date Pool Balance, permit the borrower after a lockout period to prepay the Mortgage Loan with the payment of the greater of a Yield Maintenance Charge or a Prepayment Premium and thereafter such Mortgage Loan is freely prepayable.

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Fifteen (15) Mortgage Loans, representing approximately 4.2% of the Cut-off Date Pool Balance, permits the related borrower to prepay the Mortgage Loan with the payment of the greater of a Yield Maintenance Charge or a Prepayment Premium for a period and thereafter permits prepayment upon the payment of a Prepayment Premium and thereafter such Mortgage Loan is freely prepayable.

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One (1) Mortgage Loan, representing approximately 3.3% of the Cut-off Date Pool Balance, permits the related borrower to prepay the Mortgage Loan with the payment of the greater of a Yield Maintenance Charge or a Prepayment Premium for a period and thereafter such Mortgage Loan is freely prepayable.

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One (1) Mortgage Loan, representing approximately 0.8% of the Cut-off Date Pool Balance, permits the related borrower after a lockout period to either (a) prepay the Mortgage Loan with the greater of a Yield Maintenance Charge or a Prepayment Premium or (b) substitute U.S. government securities as collateral and obtain a release of the Mortgaged Property and thereafter such Mortgage Loan is freely prepayable.

Notwithstanding the foregoing, the Mortgage Loans generally permit voluntary prepayment without payment of a Yield Maintenance Charge or any Prepayment Premium during a limited “open period” immediately prior to and including the stated maturity date or Anticipated Repayment Date, as applicable, as follows:
Open Period (Payments)	Number of Mortgage Loans	Aggregate Cut-off Date Principal Balance	Approx. % of Cut-off Date Pool Balance
2	6	$33,696,153	2.4%
3	25	144,044,175	10.1
4	77	1,037,929,811	72.8
5	2	18,047,087	1.3
6	1	7,233,272	0.5
7	11	184,845,851	13.0
Total:	122	$1,425,796,349	100.0%

See “Risk Factors—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions” in the prospectus.

Also notwithstanding the foregoing, even during a prepayment lockout period, certain of the Mortgage Loans permit principal prepayments in connection with the release of a Mortgaged Property or a portion thereof, or in connection with the sale of a Mortgaged Property and the termination of the related cross-collateralization feature, as described under “—Partial Releases and Property Substitutions” below, or require the application of earnout funds to prepay the subject Mortgage Loan if various leasing and other property performance conditions or other criteria are not satisfied within the requisite time period. Such prepayments may occur during what would otherwise be a prepayment lockout period.

Calculation of Yield Maintenance Charges

Under certain Mortgage Loans that provide for the payment of a Yield Maintenance Charge in connection with a voluntary principal prepayment, the amount of the charge is generally calculated so as to result in a payment to the lender that is equal to the excess of (a) the present value of the remaining scheduled principal and interest payments that would have become due with respect to the prepaid portion of the mortgage loan through and including the maturity date had the prepayment not occurred discounted at the Yield Maintenance Discount Rate, over (b) the amount of the prepayment. In the case of other Mortgage Loans that provide for the payment of a Yield Maintenance Charge in connection with a voluntary principal prepayment, the amount of the charge is generally calculated so as to result in a payment to the lender that is equal to the present value of the monthly payments of interest which would be due on the principal amount of the loan being prepaid (in certain cases, taking into account future scheduled amortization) from the prepayment date through the maturity date of the loan or the date that the borrower could prepay the mortgage loan without a prepayment charge and assuming an interest rate per annum equal to the difference (if such difference is greater than zero) between (y) the mortgage rate and (z) the Yield Maintenance Discount Rate, and discounted at the Yield Maintenance Discount Rate (which may be different from the rate in (z) for the same loan). In the case of other Mortgage Loans that provide for the payment of a Yield Maintenance Charge in connection with a voluntary principal prepayment, the amount of the charge is generally calculated using a methodology which is expressed differently than the above methodologies, but which results in a Yield Maintenance Charge which does not substantially differ in amount from the Yield Maintenance Charges that would be calculated under the foregoing methodologies. In certain cases, the amount of the Yield Maintenance Charge is subject to a minimum amount that is equal to a fixed percentage of the amount of the principal prepayment. The relevant Mortgage Loan may provide for the use of a spread in determining the discount rate, if any. With respect to certain Mortgage Loans, Yield Maintenance Charges are calculated for a yield maintenance period that ends prior to the related maturity date. Calculation of Yield Maintenance Charges by reference to a yield maintenance period that ends prior to the related maturity date will likely result in a Yield Maintenance Charge that is lower than the Yield Maintenance Charge that would have been calculated had the yield maintenance period ended on the maturity date of such Mortgage Loan.

The “Yield Maintenance Discount Rate” means a rate generally equal to or otherwise calculated based on the yield or yields to maturity on specified United States Treasury securities with either (a) a maturity generally corresponding to or close to the maturity date or other date that corresponds to the end of a yield maintenance period, as applicable, of the Mortgage Loan or the first date on which the related borrower could prepay the Mortgage Loan without a prepayment charge or (b) a term generally corresponding to or close to the remaining average life of the Mortgage Loan, determined on a date close to the date of the prepayment. Alternatively, the Yield Maintenance Discount Rate is sometimes equal to (or, when being used as a discount rate as opposed to its use in clause (z) of the second sentence of the prior paragraph) the rate which, when compounded monthly, is equal to the semi-annual yield (plus applicable spread, if any) of the corresponding United States Treasury securities described above. The rate will be subject to varying rounding conventions depending on the terms of the applicable mortgage loan documents. See Annex A to this free writing prospectus and the footnotes thereto.

Defeasance, Generally. The terms of 95 of the Mortgage Loans (the “Defeasance Loans”), representing approximately 87.1% of the Cut-off Date Pool Balance, permit the applicable borrower at any time (provided no event of default exists) after a specified period (the “Defeasance Lock-Out Period”) to obtain a release of a Mortgaged Property from the lien of the related Mortgage (a “Defeasance Option”) in connection with a defeasance. With respect to all of the Defeasance Loans, the Defeasance Lock-Out Period ends at least two years after the Closing Date.

The Defeasance Option is also generally conditioned on, among other things, (a) the borrower providing the mortgagee with at least 30 days prior written notice of the date of such defeasance and (b) the borrower (A) paying on the date on which the defeasance is to occur (the “Release Date”) (i) all accrued and unpaid interest on the principal balance of the Mortgage Loan (or the related Loan Combination) up to and including the Release Date, (ii) all other sums, excluding scheduled interest or principal payments, due under the Mortgage Loan and all other loan documents executed in connection with the Defeasance Option, (iii) an amount (the “Defeasance Deposit”) that will be sufficient to (x) purchase non-callable obligations of, or backed by the full faith and credit of, the United States of America or, in certain cases, other “government securities” (within the meaning of Section 2(a)16 of the Investment Company Act of 1940 and otherwise satisfying REMIC requirements for defeasance collateral) providing payments (1) on or prior to, but as close as possible to, all successive scheduled payment dates from the Release Date to the related maturity date or the first date on which voluntary prepayments of the Mortgage Loan are permitted, and (2) in amounts equal to the scheduled payments of principal and interest due on such dates under the Mortgage Loan (including any balloon payment due on the related maturity date), or the defeased portion of the Mortgage Loan in the case of a partial defeasance, and (y) pay any reasonable costs and expenses incurred in connection with the purchase of such government securities and (B) delivering a security agreement granting the Issuing Entity a first priority lien on the Defeasance Deposit and, in certain cases, the government securities purchased with the Defeasance Deposit and an opinion of counsel to such effect. In some cases, the borrower will deliver to the lender the defeasance collateral itself rather than a Defeasance Deposit.

Certain of the Mortgage Loans may permit variations in the mechanics of defeasances that create risk. For example, the related borrower may be permitted to deliver a certificate as to the adequacy of defeasance collateral from parties other than a recognized public accounting firm, may not be required to obtain Rating Agency Confirmation in connection with the defeasance under certain circumstances or at all and/or may not be required to pay the fees and expenses incurred by the lender in connection with the defeasance. See Representations and Warranties No. 34 (Defeasance) on Annex E-1 to this free writing prospectus and the exceptions thereto on Annex E-2 to this free writing prospectus (subject to the limitations and qualifications set forth in the preamble to Annex E-1 to this free writing prospectus).

Certain of the Mortgage Loans permit partial defeasance as described under “—Partial Releases and Property Substitutions” below.

In general, if consistent with the related loan documents, a successor borrower established, designated or approved by the applicable Master Servicer will assume the obligations of the related borrower exercising a Defeasance Option and the borrower will be relieved of its obligations under the Mortgage Loan. If a Mortgage Loan is partially defeased, if consistent with the related loan documents, generally the related promissory note will be split and only the defeased portion of the borrower’s obligations will be transferred to the successor borrower.

See “Risk Factors—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions” in the prospectus.

Partial Releases and Property Substitutions

The Mortgage Loans described below permit the release of one or more of the Mortgaged Properties or a portion of a single Mortgaged Property in connection with a partial defeasance or partial prepayment:

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With respect to the Mortgage Loan secured by the Mortgaged Properties identified on Annex A to this free writing prospectus as Algonquin Portfolio, representing approximately 3.5% of the Cut-off Date Pool Balance, following the defeasance lockout period, the loan documents permit the partial release of a property in connection with partial defeasance and sale to a non-affiliated third party, subject to certain conditions, including: (i) defeasance of a portion of the loan in an amount equal to the greater of (a) 100% of the net sales proceeds or (b) 115% of the allocated loan amount for the release property; (ii) the post-release debt service coverage ratio is not less than the greater of (a) 1.35x or (b) the pre-release debt service coverage ratio of all properties; (iii) the post-release loan-to-value ratio of the remaining properties is not greater than the lesser of (a) 59.4% or (b) the pre-release loan-to-value ratio of all properties; (v) a rating agency confirmation; and (vi) an opinion of counsel that the REMIC trust will not fail to maintain its REMIC status due to the partial defeasance, among other things.

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With respect to the Mortgage Loan secured by the Mortgaged Properties identified on Annex A to this free writing prospectus as Highland Portfolio, representing approximately 4.4% of the Cut-off Date Pool Balance, following the defeasance lockout period, the loan documents permit the partial release of a property in connection with a sale to a non-affiliated third party, subject to certain conditions, including: (i) a reduction of the principal balance of the Mortgage Loan by the greater of (a) 100% of net proceeds of the sale of the released property; and (b) 120% of the released property’s allocated loan balance; (ii) no event of default under the Mortgage Loan has occurred and is continuing; (iii) the Mortgage Loan debt service coverage ratio, after giving effect to such release, is no less than each of (a) the ratio existing immediately prior to such release and (b) 1.25x; and (iv) an opinion of counsel that the REMIC trust will not fail to maintain its REMIC status due to the partial release, among other things.

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With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this free writing prospectus as Montgomery Mall, representing approximately 3.2% of the Cut-off Date Pool Balance, the related loan documents permit the release of (i) immaterial or non-income producing portions of the Mortgaged Property to any government agency in connection with a condemnation or taking, (ii) non-income producing portions of the Mortgaged Property to third parties or affiliates of the related Borrower, and (iii) dedicated portions of the Mortgaged Property or granting of reciprocal easement agreements and rights of way, in the ordinary course of business for traffic circulation, ingress, egress, parking, access and similar purposes, in each case, subject to the satisfaction of conditions set forth in the related loan documents.

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With respect to the Mortgage Loan secured by the Mortgaged Properties identified on Annex A to this free writing prospectus as SecurLock Portfolio, representing approximately 0.6% of the Cut-off Date Pool Balance, the loan documents permit the release of one Mortgaged Property from the lien of the related Mortgage Loan, no earlier than two years following the Closing Date, subject to certain conditions including: (i) the defeasance of a portion of the Mortgage Loan equal to the greater of (a) 120% of the allocated loan amount with respect to such released Mortgaged Property, (b) an amount that would result in a debt service coverage ratio for the remaining collateral of not less than 1.35x and (c) an amount that would result in a loan to value ratio for the remaining collateral of not greater than 70%, (ii) satisfaction of the REMIC requirements and (iii) receipt of a rating agency confirmation.

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With respect to the Mortgage Loans secured by the Mortgaged Properties  identified on Annex A to this free writing prospectus as Xena - Blossom Corners Apartments and Xena - Meadowdale Apartments, which represents approximately 0.3% and 0.1%, respectively of the Cut-off Date Pool Balance, which such loans are cross-collateralized and cross-defaulted, the related Mortgage Loan documents permit, from and after July 1, 2016, an individual property to be released from lien in connection with bona fide sale to third party purchaser, subject to certain conditions, including: (i) payment of any applicable yield maintenance or prepayment premium plus a release amount equal to greater of (A) 125% of original principal loan amount for released loan and (B) 100% of net sales proceeds for release property; (ii) the post-release debt yield for the remaining loan may be no less than greater of (A) 11.0% and (B) debt yield for all properties immediately prior to release; (iii) the post-release debt service coverage ratio may be no less than the greater of (A) 1.50x and (B) the debt service coverage ratio for all properties immediately prior to release; (iv) a rating agency confirmation; and (v) the lender’s receipt of an opinion of counsel that the release will not cause an adverse REMIC event.

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With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A to this free writing prospectus as Budget Self Storage Portfolio, representing approximately 0.3% of the Cut-off Date Pool Balance, the loan documents permit the release of the lien on any individual related Mortgaged Property, no earlier than the second anniversary of the Closing Date, subject to the satisfaction of certain conditions including: (a) partial defeasance of the subject Mortgage Loan in an amount equal to 125% of the allocated loan amount for the Mortgaged Property to be released; (b) after giving effect to the release, the undefeased portion of the subject Mortgage Loan and the remaining Mortgaged Properties will have (i) a debt service coverage ratio (based on net operating income) greater than the greater of (A) the debt service coverage ratio for the entire Mortgage Loan immediately prior to the release and (B) 1.40x, (ii) a debt yield (based on net operating income) not less than the greater of (A) the debt yield for the entire Mortgage Loan immediately prior to the release and (B) 11%, and (iii) a loan-to-value ratio no greater than the lesser of (A) the loan-to-value for the entire Mortgage Loan immediately prior to the release and (B) 60%; and (c) the partial defeasance and release will not cause the Issuing Entity to cease to be a REMIC, become subject to the imposition of any tax, or otherwise violate various REMIC-related requirements.

Furthermore, some of the Mortgage Loans permit the release or substitution of specified parcels or portions of real estate or improvements that secure the Mortgage Loans but were not assigned any material value or considered a source of any material cash flow for purposes of determining the related Appraised Value or Underwritten Net Cash Flow or considered material to the use or operation of the property. Such real estate may be permitted to be released, subject to certain REMIC rules, without payment of a release price and consequent reduction of the principal balance of the subject Mortgage Loan or substitution of additional collateral, if zoning and other conditions are satisfied.

See “Risk Factors—Other Risks—Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment—Changes to REMIC Restrictions on Loan Modifications May Impact an Investment in the Certificates” in this free writing prospectus.

Escrows

Ninety-nine (99) of the Mortgage Loans, representing approximately 79.7% of the Cut-off Date Pool Balance, provide for monthly or upfront escrows (or the related borrower has posted a letter of credit) to cover property taxes on the Mortgaged Properties.

Seventy-eight (78) of the Mortgage Loans, representing approximately 70.8% of the Cut-off Date Pool Balance, provide for monthly or upfront escrows (or the related borrower has posted a letter of credit) to cover insurance premiums on the Mortgaged Properties.

Ninety-one (91) of the Mortgage Loans, representing approximately 80.5% of the Cut-off Date Pool Balance, provide for monthly or upfront escrows (or the related borrower has posted a letter of credit) to cover ongoing replacements and capital repairs.

Thirty-three (33) of the Mortgage Loans, representing approximately 79.5% of the aggregate allocated Cut-off Date Principal Balance of all office, retail, industrial and other Mortgaged Properties, provide for upfront or monthly escrows (or the related borrower has posted a letter of credit) for the full term or a portion of the term of the related Mortgage Loan to cover anticipated re-leasing costs, including tenant improvements and leasing commissions or other lease termination or occupancy issues. Such escrows are typically considered for office and/or retail properties only.

Many of the Mortgage Loans provide for other escrows and releases, including, in certain cases, reserves for debt service, operating expenses and other shortfalls or reserves to be released under circumstances described in the related loan documents.

“Due-On-Sale” and “Due-On-Encumbrance” Provisions

The Mortgage Loans generally contain “due-on-sale” and “due-on-encumbrance” clauses, which in each case permit the holder of the Mortgage Loan to accelerate the maturity of the Mortgage Loan if the borrower sells or otherwise transfers or encumbers (subject to certain exceptions set forth in the loan documents) the related Mortgaged Property or a controlling interest in the borrower without the consent of the mortgagee (which, in some cases, may not be unreasonably withheld). Many of the Mortgage Loans place certain restrictions (subject to certain exceptions set forth in the loan documents) on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations. The terms of the mortgages generally permit, subject to certain limitations, affiliate, estate planning and family transfers, transfers at death, transfers of interest in a public company or a specified entity, transfers of direct or indirect interests in the related borrower to facilitate a public offering, transfers to and/or among existing partners, members or other equity owners in a borrower and/or affiliates of such existing equity owners, the transfer or pledge of less than a controlling portion or less than a majority of the partnership, members’ or other equity interests in a borrower, the transfer or pledge of passive equity interests in a borrower (such as limited partnership interests and non-managing member interests in a limited liability company), transfers to persons satisfying qualification criteria set forth in (or to persons specifically identified in) the related loan documents and transfers to permitted holders of related mezzanine debt. Certain of the Mortgage Loans do not restrict the pledging of direct or indirect ownership interests in the related borrower, but do restrict the transfer of ownership interests in the related borrower by imposing a specific percentage, a control limitation or requiring the consent of the mortgagee to any such transfer. Generally, the Mortgage Loans do not prohibit transfers of equity interests in a borrower so long as no change of control results or, with respect to Mortgage Loans to tenant-in-common borrowers or as to which the borrower is a Delaware Statutory Trust, transfers to new tenant-in-common borrowers or new beneficial owners in the Delaware Statutory Trust, as applicable. Certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners. In addition, the residential cooperative mortgage loans do not restrict the transfer or pledge of interests in the related cooperative borrower in connection with the transfer or financing of cooperative apartment units. See “Top Fifteen Loan Summaries” attached as Annex B to this free writing prospectus for a description of certain permitted transfers of the related Mortgaged Properties applicable to the 15 largest Mortgage Loans. See also Representations and Warranties No. 32 (Due on Sale or Encumbrance) and the exceptions thereto on Annex E-2 to this free writing prospectus (subject to the limitations and qualifications set forth in the preamble to Annex E-1 to this free writing prospectus).

Additionally, certain of the Mortgage Loans provide that transfers of the Mortgaged Property are permitted if certain conditions are satisfied, which may include one or more of the following:

•	no event of default has occurred;

•	the proposed transferee is creditworthy and/or has sufficient experience in the ownership and management of properties similar to the Mortgaged Property;

•	a Rating Agency Confirmation has been obtained from each Rating Agency (if applicable);

•
the transferee has executed and delivered an assumption agreement evidencing its agreement to abide by the terms of the Mortgage Loan together with legal opinions and title insurance endorsements; and/or

•
the assumption fee has been received (which assumption fee will be paid applied as described under “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” in this free writing prospectus, but will in no event be paid to the Certificateholders); however, certain of the Mortgage Loans allow the borrower to sell or otherwise transfer the related Mortgaged Property a limited number of times without paying an assumption fee.

The applicable Master Servicer (with respect to a Performing Mortgage Loan and any related Serviced Companion Loan and with the applicable Special Servicer’s consent) and the applicable Special Servicer (with respect to a Specially Serviced Mortgage Loan and any related Serviced Companion Loan) will determine, in a manner consistent with the Servicing Standard, whether to exercise any right the mortgagee may have under any such clause to accelerate payment of the related Mortgage Loan upon, or to withhold its consent to, any transfer of interests in the borrower or the Mortgaged Property or further encumbrances of the related Mortgaged Property, subject to any approval and/or rights of the Subordinate Class Representative and/or the Trust Advisor and, in the case of a Mortgage Loan included in a Loan Combination, the holders of the Companion Loan or a representative thereof that we describe elsewhere in this free writing prospectus. See “Certain Legal Aspects of the Mortgage Loans—Enforceability of Certain Provisions—Due-on-Sale Provisions” in the prospectus. With respect to a Non-Serviced Mortgage Loan, the related Other Master Servicer or Other Special Servicer, as applicable, will make the foregoing determinations in accordance with the related Other Pooling and Servicing Agreement. Neither the Depositor nor the Sponsors nor any other person makes any representation as to the enforceability of any due-on-sale or due-on-encumbrance provision in any Mortgage Loan. In addition, with respect to the residential cooperative Mortgage Loans, the applicable Master Servicer will be permitted to waive the enforcement of “due-on-encumbrance” clauses to permit subordinate debt secured by the related Mortgaged Property subject to the satisfaction of various conditions and subject to certain parameters set forth in the Pooling and Servicing Agreement. See “Description of the Mortgage Pool—Additional Debt Financing For Mortgage Loans Secured by Residential Cooperatives” in this free writing prospectus.

A “Performing Mortgage Loan” is any Mortgage Loan (other than a Non-Serviced Mortgage Loan) that is not a Specially Serviced Mortgage Loan.

ARD Loans

Three (3) Mortgage Loans identified on Annex A to this free writing prospectus as an “ARD Loan” (the “ARD Loans”), representing approximately 2.4% of the Cut-off Date Pool Balance, provide that, in each case, after a certain date (the “Anticipated Repayment Date”), if the related borrower has not prepaid the ARD Loan in full, any principal outstanding on that date will accrue interest at an increased interest rate (the “Revised Rate”) rather than the stated mortgage loan rate (the “Initial Rate”). See Annex A to this free writing prospectus for the Anticipated Repayment Date for each ARD Loan. After the Anticipated Repayment Date, each ARD Loan further requires that all cash flow available from the related Mortgaged Property after payment of the monthly debt service payments required under the terms of the related Mortgage Loan documents and all escrows and property expenses required under the related Mortgage Loan documents be used to accelerate amortization of principal (without payment of any yield maintenance premium or prepayment charge) on such ARD Loan. While interest at the Initial Rate continues to accrue and be payable on a current basis on each ARD Loan after the Anticipated Repayment Date, the payment of Excess Interest, to the extent actually collected, will be deferred and will be required to be paid, with interest (to the extent permitted under applicable law and the related Mortgage Loan documents), only after the outstanding principal balance of such ARD Loan has been paid in full, at which time the Excess Interest will be paid to the holders of the Class V certificates. Additionally, in each case, an account was established at the origination of each ARD Loan into which the related tenant is required to directly deposit rents or other revenues from the related Mortgaged Property, although the borrower is entitled to receive remittances of funds daily unless an event of default or cash flow trigger is in effect or the related Anticipated Repayment Date has occurred. Although these provisions may create an incentive for a borrower to repay the related Mortgage Loan in full on its Anticipated Repayment Date, a substantial payment would be required and the borrower has no obligation to do so. The amortization terms for these Mortgage Loans are significantly longer than the period up to the related Mortgage Loans’ Anticipated Repayment Dates.

The foregoing features, to the extent applicable, are designed to increase the likelihood that each ARD Loan will be prepaid by the related borrower on or about its Anticipated Repayment Date. However, we cannot assure you that the ARD Loans will be prepaid on their respective Anticipated Repayment Dates.

Cash Management Agreements/Lockboxes

Ninety (90) of the Mortgage Loans, representing approximately 90.0% of the Cut-off Date Pool Balance, generally provide that rents, credit card receipts, accounts receivables payments and other income derived from the related Mortgaged Properties will be subject to a cash management or lockbox arrangement.

Annex A to this free writing prospectus sets forth (among other things) the type of provisions (if any) for the establishment of a lockbox under the terms of each Mortgage Loan. The following is a description of each type of provision:

•
Hard/Upfront Cash Management. The related borrower is required to instruct the tenants and other payors (including any third party property managers) to pay all rents and other revenue directly to a lockbox account controlled by the applicable servicer on behalf of the Trust Fund. Funds are then swept into a cash management account controlled by the applicable servicer on behalf of the Trust and applied by applicable servicer in accordance with the related Mortgage Loan documents. This typically includes the payment of debt service and, in some cases, expenses at the related Mortgaged Property. Generally, excess funds may then be remitted to the related borrower.

•
Hard/Springing Cash Management. The related borrower is required to instruct the tenants and other payors (including any third party property managers) to pay all rents and other revenue directly to a lockbox account controlled by the applicable servicer on behalf of the Trust Fund. Until the occurrence of a “trigger” event, which typically includes an event of default under the Mortgage Loan documents, such funds are forwarded to an account controlled by the related borrower or is otherwise made available to the related borrower. From and after the occurrence of such a “trigger” event, only the portion of such funds remaining after the payment of current debt service, the funding of reserves and, in some cases, expenses at the related Mortgaged Property are to be forwarded or otherwise made available to the related borrower or, in some cases, maintained in an account controlled by the applicable servicer as additional collateral for the loan until the “trigger” event ends or terminates in accordance with the loan documentation.

•
Soft/Upfront Cash Management. Revenue from the related Mortgaged Property is generally paid by the tenants and other payors to the related borrower or the property manager. The related borrower or property manager, as applicable, then forwards such funds to a lockbox account controlled by the applicable servicer on behalf of the Trust Fund. Funds are then swept into a cash management account controlled by the applicable servicer on behalf of the Trust and applied by applicable servicer in accordance with the related Mortgage Loan documents. This typically includes the payment of debt service and, in some cases, expenses at the related Mortgaged Property. Generally, excess funds may then be remitted to the related borrower.

•
Soft/Springing Cash Management. Revenue from the related Mortgaged Property is generally paid by the tenants and other payors (including any third party property managers) to the related borrower or the property manager. The related borrower or property manager, as applicable, then forwards such funds to a lockbox account controlled by the applicable servicer on behalf of the Trust Fund. Until the occurrence of a “trigger” event, which typically includes an event of default under the Mortgage Loan documents, such funds are forwarded to an account controlled by the related borrower or is otherwise made available to the related borrower. Upon the occurrence of such a “trigger” event, the Mortgage Loan documents will require the related borrower to instruct tenants, other payors and/or the property manager to pay directly into an account controlled by the applicable servicer on behalf of the Trust Fund. All funds held in such lockbox account controlled by the applicable servicer following such “trigger” event will be applied by the applicable servicer in accordance with the related Mortgage Loan documents. From and after the occurrence of such a trigger event, only the portion of such funds remaining after the payment of current debt service and, in some cases, expenses at the related Mortgaged Property are to be forwarded or otherwise made available to the related borrower.

•
Springing (With Established Account). A lockbox account is established at origination. Revenue from the related Mortgaged Property is generally paid by the tenants and other payors to the related borrower or property manager. The Mortgage Loan documents provide that, upon the occurrence of a “trigger” event, which typically includes an event of default under the Mortgage Loan documents,  the related borrower would be required to instruct tenants to pay directly into such lockbox account or, if tenants are directed to pay to the related borrower or the property manager, the related borrower or property manager, as applicable, would then forward such funds to a lockbox account controlled by the applicable servicer on behalf of the Trust Fund. Funds are then swept into a cash management account controlled by the applicable servicer on behalf of the Trust and applied by the applicable servicer in accordance with the related Mortgage Loan documents. This typically includes the payment of debt service and, in some cases, expenses at the related Mortgaged Property. Excess funds may then be remitted to the related borrower.

•
Springing (Without Established Account). No lockbox account or agreement is established at origination. Revenue from the related Mortgaged Property is generally paid by the tenants and other payors to the related borrower or property manager. The Mortgage Loan documents provide that, upon the occurrence of a “trigger” event, which typically includes an event of default under the Mortgage Loan documents, a lockbox account controlled by the applicable servicer on behalf of the Trust Fund would be established and the related borrower would be required to instruct tenants to pay directly into such lockbox account or, if tenants are directed to pay to the related borrower or the property manager, the related borrower or property manager, as applicable, would then forward such funds to a lockbox account controlled by the applicable servicer on behalf of the Trust Fund. Funds are then swept into a cash management account controlled by the applicable servicer on behalf of the Trust and applied by the applicable servicer in accordance with the related Mortgage Loan documents. This typically includes the payment of debt service and, in some cases, expenses at the related Mortgaged Property. Excess funds may then be remitted to the related borrower.

•
None. Revenue from the related Mortgaged Property is paid to the related borrower and is not subject to a lockbox account as of the Closing Date, and no lockbox account is required to be established during the term of the related Mortgage Loan.

In connection with any hard lockbox, income deposited directly into the related lockbox account may not include amounts paid in cash that are paid directly to the related property manager, notwithstanding requirements to the contrary. Furthermore, with respect to certain multifamily and hospitality properties considered to have a hard lockbox, cash and “over-the-counter” receipts may be deposited into the lockbox account by the property manager. Mortgage Loans whose terms call for the establishment of a lockbox account require that the amounts paid to the property manager will (or after the occurrence of a specified trigger event will) be deposited into the applicable lockbox account on a regular basis. Lockbox accounts will not be assets of the Trust Fund.

Additional Mortgage Loan Information. Each of Annex A and Annex C sets forth selected characteristics of the pool of Mortgage Loans as of the Cut-off Date. For a detailed presentation of certain characteristics of the Mortgage Loans and the Mortgaged Properties on an individual basis, see

Annex A to this free writing prospectus. For a brief summary of the fifteen (15) largest Mortgage Loans in the Mortgage Pool, see Annex B to this free writing prospectus.

Representations and Warranties

As of the Closing Date, each Sponsor will make, with respect to each Mortgage Loan sold by it that we include in the Issuing Entity, representations and warranties generally to the effect set forth on Annex E-1 to this free writing prospectus, subject to the exceptions described on Annex E-2 and in the mortgage loan purchase agreements (each, a “Mortgage Loan Purchase Agreement”), between the Depositor and the applicable Sponsor.

The representations and warranties:

•	do not cover all of the matters that we or a Sponsor, Mortgage Loan Seller or Originator would review in underwriting a Mortgage Loan;

•	should not be viewed as a substitute for reunderwriting the Mortgage Loans; and

•
in some respects represent an allocation of risk rather than a confirmed description of the Mortgage Loans, although the Sponsors have not made representations and warranties that they know to be untrue (subject to the exceptions described in the applicable Mortgage Loan Purchase Agreement).

If, as provided in the Pooling and Servicing Agreement, there exists a breach of any of the above-described representations and warranties made by the applicable Sponsor, and that breach materially and adversely affects the value of the Mortgage Loan or the interests of the Certificateholders in such Mortgage Loan, then that breach will be a material breach as to which the Issuing Entity will have the rights against the applicable Sponsor or other Responsible Repurchase Party as described under “—Cures, Repurchases and Substitutions” below.

We cannot assure you that the applicable Sponsor or Responsible Repurchase Party will be able to repurchase or substitute a Mortgage Loan if a representation or warranty has been breached.

Sale of Mortgage Loans; Mortgage File Delivery

On the Closing Date, the Depositor will acquire the Mortgage Loans from each Mortgage Loan Seller and will simultaneously transfer the Mortgage Loans, without recourse, to the Trustee for the benefit of the Certificateholders. Under the related transaction documents, the Depositor will require each Sponsor to deliver on or prior to (in the case of (i) below) or within a specified period following (in the case of items (ii) through (xxi) below) the Closing Date, to the Certificate Administrator as custodian (a “Custodian”), among other things, the following documents with respect to each Mortgage Loan sold by the applicable Sponsor (collectively, as to each Mortgage Loan, the “Mortgage File”):

(i)        the original executed Mortgage Note, endorsed (either on the face thereof or pursuant to a separate allonge) to the Trustee or in blank, and further showing a complete, unbroken chain of endorsement from the originator; or alternatively, if the original executed Mortgage Note has been lost, a lost note affidavit and indemnity with a copy of such Mortgage Note and, in the case of each Loan Combination, a copy of the executed note evidencing the related Companion Loan;

(ii)       an original or a copy of the Mortgage, together with originals or copies of any and all intervening assignments thereof prior to the assignment to the Trustee, in each case (unless the particular item has been delivered to but not returned from the applicable recording office) with evidence of recording indicated thereon; provided that if the original or a copy of the Mortgage cannot be delivered with evidence of recording thereon on or prior to the 90th day following the Closing Date because of a delay caused by the public recording office where such original Mortgage has been delivered for recordation, or because the public recording office retains the original or because such original Mortgage has been lost, there will be delivered to the Custodian a true and correct copy of such Mortgage, together with (A) in the case of a delay caused by the public recording office, an officer’s certificate of the applicable Mortgage Loan Seller or a statement from the title agent to the effect that such original Mortgage has been sent to the appropriate public recording official for recordation or (B) in the case of an original Mortgage that has been lost after recordation or retained by the appropriate public recording office, a certification by the appropriate county recording office where such Mortgage is recorded that such copy is a true and complete copy of the original recorded Mortgage;

(iii)      the original or a copy of any related assignment of leases (if any such item is a document separate from the Mortgage) and, if applicable, the originals or copies of any intervening assignments thereof showing a complete chain of assignment from the originator of the Mortgage Loan to the most recent assignee of record thereof prior to the Trustee, in each case (unless the particular item has been delivered to but not returned from the applicable recording office) with evidence of recording thereon;

(iv)      an original executed assignment, in recordable form (except for recording information not yet available if the instrument being assigned has not been returned from the applicable recording office), of (A) the Mortgage and (B) any related assignment of leases (if such item is a document separate from the Mortgage), in favor of the Trustee, or a copy thereof certified to be the copy of such assignment submitted or to be submitted for recording;

(v)       an original or a copy of any related security agreement (if such item is a document separate from the Mortgage) and, if applicable, the originals or copies of any intervening assignments thereof showing a complete chain of assignment from the originator of the Mortgage Loan to the most recent assignee of record thereof prior to the Trustee, if any;

(vi)      an original assignment of any related security agreement (if such item is a document separate from the Mortgage) executed by the most recent assignee of record thereof prior to the Trustee or, if none, by the originator, in favor of the Trustee, which assignment may be included as part of the corresponding assignment of Mortgage referred to in clause (iv) above;

(vii)     originals or copies of any assumption, modification, written assurance, consolidation, extension and substitution agreements, if any, with evidence of recording thereon if the applicable document or instrument being modified or assumed, was recorded (unless the particular item has not been returned from the applicable recording office), in those instances where the terms or provisions of the Mortgage, Mortgage Note (or, if applicable, and related Companion Loan Note) or any related security document have been materially modified or the Mortgage Loan has been assumed;

(viii)    the original or a copy of the policy or certificate of lender’s title insurance issued in connection with such Mortgage Loan (or, if the policy has not yet been issued, an original or copy of a written commitment “marked-up” at the closing of such Mortgage Loan interim binder or the pro forma title insurance policy, in each case evidencing a binding commitment to issue such policy);

(ix)     (A) filed copies (with evidence of filing) of any prior effective UCC financing statements in favor of the Originator of such Mortgage Loan or in favor of any assignee prior to the Trustee (but only to the extent the related Mortgage Loan Seller had possession of such UCC financing statements prior to the Closing Date) and (B) an original assignment thereof, in form suitable for filing, in favor of the Trustee, or a copy thereof certified to be the copy of such assignment submitted or to be submitted for filing;

(x)      if a portion of the interest of the borrower in the related Mortgaged Property consists of a leasehold interest, the original or a copy of the ground lease or space lease relating to such Mortgage Loan, together with a notice to the related lessor of the transfer of the Mortgage Loan to the Trust or the Trustee on its behalf;

(xi)      any original documents not otherwise described in the preceding clauses relating to, evidencing or constituting additional collateral (except that, in the case of such documents, if any, that are in the form of a letter of credit, the “Mortgage File” will initially contain a copy of such letter of credit and the original of such letter of credit will initially be delivered to the applicable Master Servicer and, thereafter, such original will be maintained by the applicable Master Servicer) and, if applicable, the originals or copies of any intervening assignments thereof;

(xii)     an original or a copy of the loan agreement, if any, related to such Mortgage Loan;

(xiii)    an original or a copy of the related guaranty of payment under such Mortgage Loan, if any;

(xiv)    an original or a copy of the lock-box agreement or cash management agreement relating to such Mortgage Loan, if any;

(xv)     an original or a copy of the environmental indemnity from the related borrower or other party, if any;

(xvi)    an original or a copy of any intercreditor agreement or similar agreement relating to such Mortgage Loan;

(xvii)   other than with respect to residential cooperative properties, an original or a copy of any management agreement with respect to the related Mortgaged Property;

(xviii)  an original or a copy of any master operating lease with respect to the related Mortgaged Property;

(xix)   an original or a copy of any related environmental insurance policy;

(xx)    if the related Mortgaged Property is a hospitality property that is subject to a franchise, management or similar arrangement, (a) an original or a copy of any franchise, management or similar agreement; (b) either (i) a signed copy of the estoppel certificate or comfort letter delivered by the franchisor, manager or similar person for the benefit of the holder of the Mortgage Loan in connection with the Mortgage Loan Seller’s origination or acquisition of the Mortgage Loan, together with such instrument(s) of notice or transfer (if any) as are necessary to (A) transfer or assign to the issuing entity or the Trustee the benefits of such estoppel certificate or comfort letter or (B) request the issuance of a new estoppel certificate or comfort letter for the benefit of the Trust or the Trustee, or (ii) a copy of the estoppel certificate or comfort letter delivered by the franchisor, manager or similar person for the benefit of the holder of the Mortgage Loan in connection with such origination or acquisition of the Mortgage Loan, together with a signed copy or a fax copy of a new estoppel certificate or comfort letter (in substantially the same form and substance as the estoppel certificate or comfort letter delivered in connection with such origination or acquisition) by the franchisor, manager or similar person for the benefit of the issuing entity or the Trustee (and, if a fax copy of a new estoppel certificate or comfort letter is delivered, then the original copy will be included in the “Mortgage File” promptly following receipt thereof by the related Mortgage Loan Seller); and (c) a copy of an instrument in which the Mortgage Loan Seller or its designee notifies the franchisor, manager or similar person of the transfer of such Mortgage Loan (and the related estoppel certificate or comfort letter) to the issuing entity pursuant to the related Mortgage Loan Purchase Agreement and the Pooling and Servicing Agreement and directs such person to deliver any and all notices of default or other correspondence under the related estoppel certificate or comfort letter to the applicable Master Servicer, together with reasonable evidence of the delivery of such instrument to such franchisor, manager or similar person; and

(xxi)    a checklist (a “Mortgage File Checklist”) of the applicable documents described above and delivered in connection with the origination of such Mortgage Loan (which checklist may be in a reasonable form selected by the related Mortgage Loan Seller);

provided, however, that whenever the term “Mortgage File” is used to refer to documents actually received by the Custodian, such term will not be deemed to include such documents required to be included therein unless they are actually so received, and with respect to any receipt or certification by the Custodian for documents described in clauses (vi), (vii) and (ix) through (xx) of this definition, will be deemed to include such documents only to the extent the Custodian has actual knowledge of their existence (and the Custodian will be deemed to have actual knowledge of the existence of any document listed on the related Mortgage File Checklist).

With respect to the Queens Atrium Mortgage Loan, (i) the Mortgage Loan Seller initially will be required to deliver the Mortgage Loan documents for the Loan Combination (other than the promissory note evidencing the Companion Loan) to the Series 2014-C21 Custodian to be held on behalf of the Trustee, in accordance with the document delivery requirements that apply to all Mortgage Loans under the Pooling and Servicing Agreement, except that instruments of assignment to the Trustee may be in blank, and need not be recorded to reflect the Series 2014-C21 Trustee, and (ii) following any securitization of the related companion loan, the person selling the Companion Loan to the depositor in that other securitization will be (a) entitled to direct the Series 2014-C21 Custodian to deliver all such Mortgage Loan documents in its possession (other than the promissory note evidencing the Mortgage Loan included in the Series 2014-C21 Trust Fund) to the Trustee or Custodian for that other securitization, (b) required to cause the retention by or delivery to the Series 2014-C21 Trustee or Custodian of photocopies of the Mortgage Loan documents so delivered to that other trustee or custodian, (c) entitled to cause the completion and recordation of instruments of assignment in the name of that other trustee or custodian, and (d) required to deliver to the Series 2014-C21 Trustee or Custodian photocopies of any instruments of assignment so completed and recorded.

The Custodian is generally required to review each Mortgage File within a specified period following its receipt of such Mortgage File. See “The Pooling and Servicing Agreement—Assignment of the Mortgage Loans” in this free writing prospectus.

Cures, Repurchases and Substitutions

If there exists a material breach (generally, a breach that materially and adversely affects the value of any Mortgage Loan or the interests of the holders of the certificates therein) of any of the representations and warranties made by a Mortgage Loan Seller with respect to any of the Mortgage Loans sold to us by that Mortgage Loan Seller, as discussed under “—Representations and Warranties” above, or a material document defect (generally, a document defect that materially and adversely affects value of any Mortgage Loan or the interests of the holders of the certificates therein) with respect to any of those Mortgage Loans, as discussed under “The Pooling and Servicing Agreement—Assignment of the Mortgage Loans”, then the applicable Mortgage Loan Seller (or in the case of the Liberty Island Mortgage Loans, the applicable Mortgage Loan Seller and Liberty Island’s Parent, on a joint and several basis) will be required to take one of the following courses of action:

•	cure the material breach or the material document defect in all material respects;

•	repurchase the affected Mortgage Loan at the applicable Purchase Price; or

•
prior to the second anniversary of the Closing Date, so long as it does not result in a qualification, downgrade or withdrawal of any rating assigned by the Rating Agencies to the Certificates, as confirmed in writing by each of the Rating Agencies (unless any such Rating Agency elects not to review the matter), replace the affected Mortgage Loan with a substitute Mortgage Loan that satisfies the terms of the related Mortgage Loan Purchase Agreement, including without limitation, that—

1.	has comparable payment terms to those of the Mortgage Loan that is being replaced, and

2.	is acceptable to the Subordinate Class Representative (during any Subordinate Control Period or Collective Consultation Period).

“Purchase Price” means, with respect to any particular mortgage loan being purchased from the Trust Fund, a price approximately equal to the sum of the following:

•	the outstanding principal balance of that Mortgage Loan (less any previous Loss of Value Payment available to reduce the principal balance);

•	all accrued and unpaid interest on that Mortgage Loan generally through the due date in the collection period of purchase, other than Default Interest or Excess Interest;

•	all unreimbursed Servicing Advances with respect to that Mortgage Loan;

•	all Servicing Advances with respect to that Mortgage Loan that were reimbursed out of collections on or with respect to other Mortgage Loans and/or REO Properties relating to other Mortgage Loans;

•	all accrued and unpaid interest on any related advances; and

•
in the case of a repurchase or substitution of a defective Mortgage Loan by a Responsible Repurchase Party, (1) all related special servicing fees and, to the extent not otherwise included, other related Additional Trust Fund Expenses (including without limitation any liquidation fee payable in connection with the applicable purchase or repurchase), and (2) to the extent not otherwise included, any costs and expenses incurred by the Master Servicers, the Special Servicers, the Certificate Administrator, the Custodian or the Trustee or an agent of any of them, on behalf of the Trust Fund, in enforcing any obligation of a Responsible Repurchase Party to repurchase or replace the mortgage loan.

“Default Interest” means any interest that—

•	accrues on a Defaulted Mortgage Loan solely by reason of the subject default, and

•	is in excess of all interest accrued on the mortgage loan at the related mortgage interest rate.

If the applicable party or parties described above (individually or collectively as the context may require, the “Responsible Repurchase Party”) replaces one Mortgage Loan with another Mortgage Loan, as described in the third bullet of the first paragraph under this section, then it will be required to pay to the Trust Fund the amount, if any, by which the Purchase Price exceeds the Stated Principal Balance of the substitute Mortgage Loan as of the date it is added to the Trust.

The time period within which the applicable Responsible Repurchase Party must complete the cure, repurchase or substitution described above, will generally be limited to 90 days following the earlier of discovery by the applicable Mortgage Loan Seller or receipt of notice of the material breach or material document defect, as the case may be, from a party to the Pooling and Servicing Agreement. However, in most cases (but not all), if the Responsible Repurchase Party is diligently attempting to correct the problem, then it will be entitled to an additional 90 days to complete that cure, repurchase or substitution. Any cure, repurchase or substitution with respect to a breach or defect that is related to a Mortgage Loan not being a “qualified mortgage” within the meaning of Code Section 860G(a)(3) must be completed within 90 days following any discovery by the applicable Mortgage Loan Seller or any party to the Pooling and Servicing Agreement.

In lieu of a Responsible Repurchase Party repurchasing, substituting or curing a material breach or material document defect, to the extent that the Mortgage Loan Seller and the applicable Special Servicer on behalf of the Trust (with the consent of the Subordinate Class Representative to the extent a Subordinate Control Period or Collective Consultation Period is then in effect) are able to agree upon a cash payment payable by the Mortgage Loan Seller to the applicable Special Servicer on behalf of the Trust that would be deemed sufficient to compensate the Trust for a material breach or material document defect (a “Loss of Value Payment”), the Mortgage Loan Seller may elect, in its sole discretion, to pay such Loss of Value Payment. Upon its making such payment, the Mortgage Loan Seller will be deemed to have cured the related material breach or material document defect in all respects. A Loss of Value Payment may not be made with respect to a material breach that is related to a Mortgage Loan not being a “qualified mortgage” within the meaning of Code Section 860G(a)(3).

If a Mortgage Loan as to which a material document defect or material breach of representation exists is to be repurchased or replaced as described above, the Mortgage Loan is part of a group of cross-collateralized Mortgage Loans, if any, and the applicable document defect or breach does not constitute a material document defect or material breach, as the case may be, as to the other Mortgage Loans that are part of that group (without regard to this paragraph), then the applicable document defect or breach will be deemed to constitute a material document defect or material breach as to each such other loan in the group for purposes of the above provisions, and the related Responsible Repurchase Party will be obligated to repurchase or replace each such other loan in accordance with the provisions described above unless, in the case of such breach or document defect, the following conditions are satisfied:

•
the Responsible Repurchase Party (at its expense) delivers or causes to be delivered to the Trustee an opinion of counsel to the effect that its repurchase of only those cross-collateralized Mortgage Loans affected by the material defect or breach (without regard to the provisions of this paragraph) will not result in an Adverse REMIC Event under the Pooling and Servicing Agreement; and

•	each of the following conditions would be satisfied if the Responsible Repurchase Party were to repurchase or replace only those affected Mortgage Loans (and not the other loans in the group):

1.
the debt service coverage ratio for all those other loans (excluding the affected loan(s)) for the four calendar quarters immediately preceding the repurchase or replacement is not less than the least of (A) 0.10x below the debt service coverage ratio for the group (including the affected loans) set forth in Annex A to this free writing prospectus, (B) the debt service coverage ratio for the group (including the affected loans) for the four preceding calendar quarters preceding the repurchase or replacement and (C) 1.25x; and

2.
the loan-to-value ratio for the other loans in the group is not greater than the greatest of (A) the loan-to-value ratio for the group (including the affected loan(s)) set forth in Annex A to this free writing prospectus plus 10%, (B) the loan-to-value ratio for the group (including the affected loan(s)) at the time of repurchase or replacement, and (C) 75%; and

•
the exercise of remedies against the primary collateral of any Mortgage Loan in the cross-collateralized group will not impair the ability to exercise remedies against the primary collateral of the other Mortgage Loans in the cross-collateralized group.

“Adverse REMIC Event” means any event or circumstance that would cause any of REMIC I, REMIC II or REMIC III to fail to qualify as a REMIC under the Code, or (except as permitted under the circumstances described under “The Pooling and Servicing Agreement—Procedures With Respect to Defaulted Mortgage Loans and REO Properties”) result in the imposition of any tax on prohibited transactions or contributions after the startup date of any of REMIC I, REMIC II or REMIC III under the Code.

The obligations of the applicable Responsible Repurchase Party to cure, repurchase, substitute or make a Loss of Value Payment as described above will constitute the sole remedy available to the Certificateholders in connection with a material breach of any of the representations and warranties made by the related Mortgage Loan Seller or a material document defect, in any event with respect to a Mortgage Loan transferred by that Mortgage Loan Seller to the Trust Fund. However, if the breach of any representation or warranty of a Mortgage Loan Seller is based on whether a borrower is required to pay a specified expense under the terms of the related Mortgage Loan documents, then the payment of that expense together with (but without duplication of) any related advances, interest on such advances and other trust fund expenses directly related to the payment of that expense, including without limitation, special servicing fees and all expenses directly related to the collection of such amounts (whether from the borrower or the Responsible Repurchase Party) by the applicable Responsible Repurchase Party will constitute the sole remedy for that breach.

With respect to The Royal Bank of Scotland, each reference in this section and throughout this free writing prospectus to the obligations of each Mortgage Loan Seller or Responsible Repurchase Party to cure, repurchase, substitute or make Loss of Value Payments, in connection with any material breach of any of the representations and warranties made by that Mortgage Loan Seller or a material document defect, applies only to the entity (that is, either The Royal Bank of Scotland plc or RBS Financial Products Inc.) that sold the subject Mortgage Loan to the issuing entity. See “Transaction Parties—The Sponsors—The Royal Bank of Scotland” and “—The Originators—The Royal Bank of Scotland” in this free writing prospectus.

No person other than the applicable Responsible Repurchase Party will be obligated to perform the obligations of that Responsible Repurchase Party if it fails to perform its obligations to cure, repurchase or substitute or otherwise take remedial action in connection with a material document defect or material breach of the related Mortgage Loan Seller’s representations and warranties.

A Responsible Repurchase Party has only limited assets with which to fulfill any obligations on its part that may arise as a result of a material document defect or a material breach of the related Mortgage Loan Seller’s representations or warranties. We cannot assure you that a Responsible Repurchase Party will fulfill such obligations on its part that may arise with respect to any Mortgage Loan as a result of the discovery of a material document defect or a material breach. See “Transaction Parties—The Sponsors” and “—The Originators” in this free writing prospectus and “The Sponsor” in the attached prospectus.

Expenses incurred by the Master Servicers, the Special Servicers, the Certificate Administrator and the Trustee with respect to enforcing any such obligation will be borne by the applicable Responsible Repurchase Party, or if not paid by that party, will be reimbursable out of the Collection Accounts.

Additional Information

A Current Report on Form 8-K (the “Form 8-K”) will be available to purchasers of the Offered Certificates and will be filed, together with the Pooling and Servicing Agreement, with the Securities and Exchange Commission (the “SEC”) on or prior to the date of the filing of the final prospectus supplement.

TRANSACTION PARTIES

The Sponsors

Wells Fargo Bank, National Association, The Royal Bank of Scotland, Liberty Island Group I LLC, Basis Real Estate Capital II, LLC, C-III Commercial Mortgage LLC and NCB, FSB are the sponsors of the commercial mortgage securitization and, accordingly, are referred to as the “Sponsors” and “Mortgage Loan Sellers” in this free writing prospectus.

Wells Fargo Bank, National Association

General

Wells Fargo Bank, National Association (“Wells Fargo Bank”), a national banking association, is a wholly owned subsidiary of Wells Fargo & Company (NYSE:  WFC). The principal office of Wells Fargo Bank’s commercial mortgage origination division is located at 45 Fremont Street, 9th Floor, San Francisco, California 94105, and its telephone number is (415) 396-7697. Wells Fargo Bank is engaged in a general consumer banking, commercial banking, and trust business, offering a wide range of commercial, corporate, international, financial market, retail and fiduciary banking services. Wells Fargo Bank is a national banking association chartered by the Office of the Comptroller of the Currency (the “OCC”) and is subject to the regulation, supervision and examination of the OCC. Wells Fargo Bank is also the successor by merger to Wachovia Bank, National Association (“Wachovia Bank”), which, together with

Wells Fargo Securities, LLC (formerly known as Wachovia Capital Markets, LLC), was previously a subsidiary of Wachovia Corporation. On December 31, 2008, Wachovia Corporation merged with and into Wells Fargo & Company. As a result of this transaction, Wachovia Bank and Wells Fargo Securities, LLC became wholly owned subsidiaries of Wells Fargo & Company, and affiliates of Wells Fargo Bank. On March 20, 2010, Wachovia Bank merged with and into Wells Fargo Bank.

Wells Fargo Bank, National Association’s Commercial Mortgage Securitization Program

Prior to its merger with Wachovia Bank, Wells Fargo Bank was an active participant in securitizations of commercial and multifamily mortgage loans as a mortgage loan seller and sponsor in securitizations for which unaffiliated entities acted as depositor. Between the inception of its commercial mortgage securitization program in 1995 and December 2007, Wells Fargo Bank originated approximately 5,360 fixed rate commercial and multifamily mortgage loans with an aggregate original principal balance of approximately $32.4 billion, which were included in approximately 61 securitization transactions.

Prior to its merger into Wells Fargo Bank, one of Wachovia Bank’s primary business lines was the underwriting and origination of mortgage loans secured by commercial or multifamily properties. With its commercial mortgage lending affiliates and predecessors, Wachovia Bank began originating and securitizing commercial mortgage loans in 1995. The total amount of commercial mortgage loans originated and securitized by Wachovia Bank from 1995 through November 2007 was approximately $87.9 billion. Approximately $81.0 billion of such commercial mortgage loans were securitized by an affiliate of Wachovia Bank acting as depositor, and approximately $6.9 billion were securitized by an unaffiliated entity acting as depositor.

Since 2010, and following the merger of Wachovia Bank into Wells Fargo Bank, Wells Fargo Bank has resumed its active participation in the securitization of commercial and multifamily mortgage loans. Wells Fargo Bank originates commercial and multifamily mortgage loans and, together with other mortgage loan sellers and sponsors, participates in the securitization of such mortgage loans by transferring them to the Depositor or to an affiliated securitization depositor. In coordination with its affiliate, Wells Fargo Securities, LLC, and other underwriters, Wells Fargo Bank works with rating agencies, loan sellers, subordinated debt purchasers and master servicers in structuring securitizations in which it is a sponsor, mortgage loan seller and originator. For the 12-month period ended December 31, 2013, Wells Fargo Bank securitized commercial and multifamily mortgage loans with an aggregate original principal balance of approximately $5.8 billion. Since the beginning of 2010, Wells Fargo Bank originated approximately 735 fixed rate and floating rate commercial and multifamily mortgage loans with an aggregate original principal balance of approximately $14.5 billion, which were included in 36 securitization transactions. The properties securing these loans include multifamily, office, retail, industrial, hospitality and self-storage properties. Wells Fargo Bank and certain of its affiliates also originate other commercial and multifamily mortgage loans that are not securitized, including subordinated and mezzanine loans.

In addition to commercial and multifamily mortgage loans, Wells Fargo Bank and its affiliates have originated and securitized residential mortgage loans, auto loans, home equity loans, credit card receivables and student loans. Wells Fargo Bank and its affiliates have also served as sponsors, issuers, master servicers, servicers, certificate administrators, custodians and trustees in a wide array of securitization transactions.

Wells Fargo Bank’s Commercial Mortgage Loan Underwriting

General. Wells Fargo Bank’s commercial real estate finance group has the authority, with the approval from the appropriate credit authority, to originate fixed-rate, first lien commercial, multifamily or manufactured housing community mortgage loans for securitization. Wells Fargo Bank’s commercial real estate finance operation is staffed by real estate professionals. Wells Fargo Bank’s loan underwriting group is an integral component of the commercial real estate finance group which also includes groups responsible for loan origination and closing mortgage loans.

Upon receipt of an executed loan application, Wells Fargo Bank’s loan underwriters commence a review of the borrower’s financial condition and creditworthiness and the real property that will secure the loan.

In the case of the Mortgage Loans identified on Annex A to this free writing prospectus as Quantico III, Amelia Station and University Center South, collectively representing approximately 1.4% of the Cut-off Date Pool Balance, Wells Fargo Bank, as Mortgage Loan Seller, delegated certain of its underwriting and origination functions to Principal Real Estate Investors, LLC, an affiliate of Principal Life Insurance Company pursuant to a program of agreed upon underwriting and closing procedures, including the preparation of analyses required by such procedures, subject to the oversight and ultimate review and approval by Wells Fargo Bank. These functions were all performed in accordance with the loan approval procedures described herein in all material respects. Each Mortgage Loan was funded entirely by and in the name of Wells Fargo Bank using documentation approved by Wells Fargo Bank for mortgage loans intended for securitization. Principal Global Investors, LLC, an affiliate of Principal Life Insurance Company, serviced the related program Mortgage Loans prior to securitization and will continue to act as primary servicer with respect to such Mortgage Loans after securitization.

Notwithstanding the discussion below, given the unique nature of income-producing real properties, the underwriting and origination procedures and the credit analysis with respect to any particular multifamily or commercial mortgage loan may differ significantly from one asset to another, and will be driven by circumstances particular to that property, including, among others, its type, current use, physical quality, size, environmental condition, location, market conditions, capital reserve requirements and additional collateral, tenants and leases, borrower identity, borrower sponsorship and/or performance history, and certain other factors. Consequently, we cannot assure you that the underwriting of any particular multifamily or commercial mortgage loan will conform to each of the general procedures described in this “—Wells Fargo Bank’s Commercial Mortgage Loan Underwriting” section. For important information about the circumstances that have affected the underwriting of the mortgage loans in the mortgage pool, see the “Risk Factors” and “Description of the Mortgage Pool—Representations and Warranties” sections of this free writing prospectus and the other subsections of this “Transaction Parties” section.

If a mortgage loan exhibits any one of the following credit positive characteristics, variances from general underwriting/origination procedures described below may be considered acceptable under the circumstances indicated:  (i) low loan-to-value ratio; (ii) high debt service coverage ratio; (iii) experienced sponsor(s)/guarantor(s) with financial wherewithal; and (iv) elements of recourse included in the loan.

Loan Analysis. Generally, Wells Fargo Bank performs both a credit analysis and collateral analysis with respect to a loan applicant and the real estate that will secure the loan. In general, credit analysis of the borrower and the real estate includes a review of historical financial statements (or, in the case of acquisitions, often only current financial statements), rent rolls, certain leases, third-party credit reports, judgments, liens, bankruptcy and pending litigation searches and, if applicable, the loan payment history of the borrower. Wells Fargo Bank typically performs a qualitative analysis which incorporates independent credit checks and published debt and equity information with respect to certain principals of the borrower as well as the borrower itself. Borrowers are generally required to be single-purpose entities. The collateral analysis typically includes an analysis of the following, to the extent available and applicable based on property type:  historical property operating statements, rent rolls, operating budgets, a projection of future performance, and a review of certain tenant leases. Depending on the type of collateral property and other factors, the credit of key tenants may also be reviewed. Each mortgaged property is generally inspected by a Wells Fargo Bank underwriter or qualified designee. Wells Fargo Bank generally requires third-party appraisals, as well as environmental and property condition reports and, if determined by Wells Fargo Bank to be applicable, seismic reports. Each report is reviewed for acceptability by a staff member of Wells Fargo Bank or a third-party consultant. Generally, the results of these reviews are incorporated into the underwriting report. In some instances, one or more of the procedures were waived or modified by Wells Fargo Bank where it was determined not to adversely affect the mortgage loans originated by it in any material respect.

Loan Approval. Prior to loan closing, all mortgage loans to be originated by Wells Fargo Bank must be approved by one or more officers of Wells Fargo Bank (depending on loan size), who may approve a mortgage loan as recommended, request additional due diligence, modify the loan terms or decline a loan transaction.

DSC Ratios and LTV Ratios. Generally, the debt service coverage ratios for Wells Fargo Bank mortgage loans will be equal to or greater than 1.20x; provided, however, variances may be made when consideration is given to circumstances particular to the mortgage loan, the related mortgaged property, loan-to-value ratio, reserves or other factors. For example, Wells Fargo Bank may originate a mortgage loan with a debt service coverage ratio below 1.20x based on, among other things, the amortization features of the mortgage loan (for example, if the mortgage loan provides for relatively rapid amortization), the type of tenants and leases at the mortgaged property, the taking of additional collateral such as reserves, letters of credit and/or guarantees, Wells Fargo Bank’s judgment of improved property and/or market performance in the future and/or other relevant factors.

Generally, the loan-to-value ratio for Wells Fargo Bank mortgage loans will be equal to or less than 80%; provided, however, variances may be made when consideration is given to circumstances particular to the mortgage loan, the related mortgaged property, debt service coverage, reserves or other factors. For example, Wells Fargo Bank may originate a mortgage loan with a loan-to-value ratio above 80% based on, among other things, the amortization features of the mortgage loan (for example, if the mortgage loan provides for relatively rapid amortization), the type of tenants and leases at the related mortgaged property, the taking of additional collateral such as reserves, letters of credit and/or guarantees, Wells Fargo Bank’s judgment of improved property and/or performance in the future and/or other relevant factors.

While the foregoing discussion generally reflects how calculations of debt service coverage ratios are made, it does not necessarily reflect the specific calculations made to determine the debt service coverage ratio disclosed in this free writing prospectus with respect to the mortgage loans to be sold to us by Wells Fargo Bank for deposit into the Trust Fund. For specific details on the calculations of debt service coverage ratios in this free writing prospectus, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Additional Mortgage Loan Information” in this free writing prospectus and Annex D to this free writing prospectus.

Additional Debt. When underwriting a multifamily or commercial mortgage loan, Wells Fargo Bank will take into account whether the mortgaged property and/or direct or indirect interest in a related borrower are encumbered by additional debt and will analyze the likely effect of that additional debt on repayment of the subject mortgage loan. It is possible that Wells Fargo Bank or an affiliate will be the lender on that additional debt, and may either sell such debt to an unaffiliated third party or hold it in inventory.

The combined debt service coverage ratios and loan-to-value ratios of a mortgage loan and the related additional debt may be significantly below 1.20x and significantly above 80%, respectively, notwithstanding that the mortgage loan by itself may satisfy such guidelines.

Assessments of Property Condition. As part of the underwriting process, Wells Fargo Bank will analyze the condition of the real property collateral for a prospective multifamily or commercial mortgage loan. To aid in that analysis, Wells Fargo Bank will typically inspect or retain a third party to inspect the property and will in most cases obtain the property assessments and reports described below.

Appraisals. Wells Fargo Bank will, in most cases, require that the real property collateral for a prospective multifamily or commercial mortgage loan be appraised by a state certified appraiser, an appraiser belonging to the Appraisal Institute, a membership association of professional real estate appraisers, or an otherwise qualified appraiser. In addition, Wells Fargo Bank will generally require that those appraisals be conducted in accordance with the Uniform Standards of Professional Appraisal Practices developed by The Appraisal Foundation, a not-for-profit organization established by the appraisal profession. Furthermore, the appraisal report will usually include or be accompanied by a separate letter that includes a statement by the appraiser that the guidelines in Title XI of the Financial

Institutions Reform, Recovery and Enforcement Act of 1989 were followed in preparing the appraisal. In some cases, however, Wells Fargo Bank may establish the value of the subject real property collateral based on a cash flow analysis, a recent sales price or another method or benchmark of valuation.

Environmental Assessments. Wells Fargo Bank will, in most cases, require a Phase I environmental assessment with respect to the real property collateral for a prospective multifamily or commercial mortgage loan. However, when circumstances warrant, Wells Fargo Bank may utilize an update of a prior environmental assessment, a transaction screen or a desktop review. Alternatively, Wells Fargo Bank might forego an environmental assessment in limited circumstances, such as when it has obtained the benefits of an environmental insurance policy or an environmental guarantee. Furthermore, an environmental assessment conducted at any particular real property collateral will not necessarily cover all potential environmental issues. For example, an analysis for radon, lead-based paint and lead in drinking water will usually be conducted only at multifamily rental properties and only when Wells Fargo Bank or the environmental consultant believes that special circumstances warrant such an analysis.

Depending on the findings of the initial environmental assessment, Wells Fargo Bank may require additional record searches or environmental testing, such as a Phase II environmental assessment with respect to the real property collateral.

Engineering Assessments. In connection with the origination process, Wells Fargo Bank may require that an engineering firm inspect the real property collateral for any prospective multifamily or commercial mortgage loan to assess the structure, exterior walls, roofing, interior structure and/or mechanical and electrical systems. Based on the resulting report, Wells Fargo Bank will determine the appropriate response, if any, to any recommended repairs, corrections or replacements and any identified deferred maintenance.

Seismic Report. In general, prospective borrowers seeking loans secured by properties located in California or in seismic zones 3 or 4 obtain a seismic engineering report of the building and, based thereon and on certain statistical information, an estimate of damage based on the percentage of the replacement cost of the building in an earthquake scenario. This percentage of the replacement cost is expressed in terms of probable maximum loss (“PML”), probable loss (“PL”), or scenario expected loss (“SEL”). Generally, any of the mortgage loans as to which the property was estimated to have PML, PL or SEL in excess of 20% of the estimated replacement cost, would either be subject to a lower loan-to-value ratio limit at origination, be conditioned on seismic upgrading (or appropriate reserves or letter of credit for retrofitting), be conditioned on satisfactory earthquake insurance, or be structured with a degree of recourse to a guarantor.

Zoning and Building Code Compliance. In connection with the origination of a multifamily or commercial mortgage loan, Wells Fargo Bank will generally consider whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following:  legal opinions; surveys; recorded documents; temporary or permanent certificates of occupancy; letters from government officials or agencies, including applicable land use and zoning regulations; title insurance endorsements; engineering or consulting reports; and/or representations by the related borrower.

Where a mortgaged property as currently operated is a permitted nonconforming use and/or the structure and the improvements may not be rebuilt to the same dimensions or used in the same manner in the event of a major casualty, Wells Fargo Bank will consider whether—

•	any major casualty that would prevent rebuilding has a sufficiently remote likelihood of occurring;

•
casualty insurance proceeds together with the value of any additional collateral would be available in an amount estimated by Wells Fargo Bank to be sufficient to pay off the related mortgage loan in full;

•	the real property collateral, if permitted to be repaired or restored in conformity with current law, would in Wells Fargo Bank’s judgment constitute adequate security for the related mortgage loan;

•	whether a variance or other similar change in applicable zoning restrictions is potentially available, or whether the applicable governing entity is likely to enforce the related limitations; and/or

•	to require the related borrower to obtain law and ordinance insurance and/or alternative mitigant is in place.

Escrow Requirements. Generally, Wells Fargo Bank requires most borrowers to fund various escrows for taxes and insurance, capital expenses and replacement reserves. Generally, the required escrows for mortgage loans originated by Wells Fargo Bank are as follows:

•
Taxes—Typically, an initial deposit and monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide Wells Fargo Bank with sufficient funds to satisfy all taxes and assessments. Tax escrows may not be required if a single tenant property and the tenant is required to pay taxes directly. Wells Fargo Bank may waive this escrow requirement under certain circumstances.

•
Insurance—If the property is insured under an individual policy (i.e. the property is not covered by a blanket policy), typically an initial deposit and monthly escrow deposits equal to 1/12th of the annual property insurance premium are required to provide Wells Fargo Bank with sufficient funds to pay all insurance premiums. Insurance escrows may not be required if, (i) the borrower maintains a blanket insurance policy, or (ii) if a single tenant property (which may include ground leased tenants) and the tenant is required to maintain property insurance. Wells Fargo Bank may waive this escrow requirement under certain circumstances.

•
Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements by property type. Replacement reserves may not be required if the related mortgaged property is a single tenant property and the related tenant is responsible for all repairs and maintenance, including those required with respect to the roof and improvement structure. Wells Fargo Bank may waive this escrow requirement under certain circumstances.

•
Completion Repair/Environmental Remediation—Typically, a completion repair or remediation reserve is required where an environmental or engineering report suggests that such reserve is necessary. Upon funding of the mortgage loan, Wells Fargo Bank generally requires that at least 115% to 125% of the estimated costs of repairs or replacements be reserved and generally requires that repairs or replacements be completed within a year after the funding of the applicable mortgage loan. Wells Fargo Bank may waive this escrow requirement or adjust the timing to complete repairs under certain circumstances.

•
Tenant Improvement/Lease Commissions—In most cases, various tenants have lease expirations within the mortgage loan term. To mitigate this risk, special reserves may be required to be funded either at closing of the mortgage loan and/or during the related mortgage loan term to cover certain anticipated leasing commissions or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants. Tenant Improvement/Lease Commissions may not be required for single tenant properties with leases that extend beyond the loan term or where rent at the mortgaged property is considered below market. Wells Fargo Bank may waive this escrow requirement under certain circumstances.

Furthermore, Wells Fargo Bank may accept an alternative to a cash escrow or reserve from a borrower, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower or periodic evidence that the items for which the escrow or reserve would have been established are being addressed. In some cases, Wells Fargo Bank may determine that establishing an escrow or reserve is not warranted in the event of the existence of one or more of the credit positive characteristics discussed above, or given the amounts that would be involved and Wells Fargo Bank’s evaluation of the ability of the mortgaged property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve.

Exceptions. One or more of Wells Fargo Bank’s Mortgage Loans may vary from the specific Wells Fargo Bank’s underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more of Wells Fargo Bank’s Mortgage Loans, Wells Fargo Bank or another originator may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors. Except as described in “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines” in this free writing prospectus, none of the Wells Fargo Bank Mortgage Loans was originated with any material exceptions from Wells Fargo Bank’s underwriting guidelines and procedures.

Review of Mortgage Loans for Which Wells Fargo Bank is the Sponsor

Overview. Wells Fargo Bank, in its capacity as the Sponsor of the Wells Fargo Bank Mortgage Loans, has conducted a review of the Wells Fargo Bank Mortgage Loans it is selling to the Depositor designed and effected to provide reasonable assurance that the disclosure related to the Wells Fargo Bank Mortgage Loans is accurate in all material respects. Wells Fargo Bank determined the nature, extent and timing of the review and the level of assistance provided by any third parties. The review of the Wells Fargo Bank Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of Wells Fargo Bank (collectively, the “Wells Fargo Bank Deal Team”) with the assistance of certain third parties. Wells Fargo Bank has ultimate authority and control over, and assumes all responsibility for and attributes to itself, the review of the Mortgage Loans that it is selling to the Depositor and the review’s findings and conclusions. The review procedures described below were employed with respect to all of the Wells Fargo Bank Mortgage Loans (rather than relying on sampling procedures), except that certain review procedures were solely relevant to the large loan disclosures in this free writing prospectus, as further described below.

Database. To prepare for securitization, members of the Wells Fargo Bank Deal Team created a database of loan-level and property-level information relating to each Wells Fargo Bank Mortgage Loan. The database was compiled from, among other sources, the related mortgage loan documents, third party reports (appraisals, environmental site assessments, property condition reports, zoning reports and applicable seismic studies), insurance policies, borrower-supplied information (including, to the extent available, rent rolls, leases, operating statements and budgets) and information collected by Wells Fargo Bank during the underwriting process. Prior to securitization of each Wells Fargo Bank Mortgage Loan, the Wells Fargo Bank Deal Team may have updated the information in the database with respect to such Wells Fargo Bank Mortgage Loan based on current information provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the Wells Fargo Bank Deal Team. Such updates were not intended to be, and do not serve as, a re-underwriting of any Mortgage Loan.

A data tape (the “Wells Fargo Bank Data Tape”) containing detailed information regarding each Wells Fargo Bank Mortgage Loan was created from the information in the database referred to in the prior paragraph. The Wells Fargo Bank Data Tape was used by the Wells Fargo Bank Deal Team to provide the numerical information regarding the Wells Fargo Bank Mortgage Loans in this free writing prospectus.

Data Comparisons and Recalculation. The Depositor, on behalf of Wells Fargo Bank engaged a third party accounting firm to perform certain data comparison and recalculation procedures which were designed or provided by Wells Fargo Bank relating to information in this free writing prospectus regarding the Wells Fargo Bank Mortgage Loans. These procedures included:

•	comparing the information in the Wells Fargo Bank Data Tape against various source documents provided by Wells Fargo Bank;

•
comparing numerical information regarding the Wells Fargo Bank Mortgage Loans and the related Mortgaged Properties disclosed in this free writing prospectus against the information contained in the Wells Fargo Bank Data Tape; and

•	recalculating certain percentages, ratios and other formulae relating to the Wells Fargo Bank Mortgage Loans disclosed in this free writing prospectus.

Legal Review. In anticipation of the securitization of each Wells Fargo Bank Mortgage Loan, mortgage loan seller counsel promulgated a form of legal summary to be completed by origination counsel that, among other things, set forth certain material terms and property diligence information, and elicited information concerning potentially outlying attributes of the mortgage loan as well as any related mitigating considerations. Mortgage loan seller counsel reviewed the legal summaries for each Wells Fargo Bank Mortgage Loan, together with pertinent parts of the mortgage loan documentation and property diligence materials, in connection with preparing or corroborating the accuracy of certain loan disclosure in this free writing prospectus. In addition, mortgage loan seller counsel reviewed Wells Fargo Bank’s representations and warranties set forth on Annex E-1 to this free writing prospectus and, if applicable, identified exceptions to those representations and warranties.

Securitization counsel was also engaged to assist in the review of the Wells Fargo Bank Mortgage Loans. Such assistance included, among other things, a review of a due diligence questionnaire completed by the Wells Fargo Bank Deal Team. Securitization counsel also reviewed the property release provisions, if any, for each Wells Fargo Bank Mortgage Loan with multiple Mortgaged Properties for compliance with the REMIC provisions.

Mortgage loan seller counsel or securitization counsel also assisted in the preparation of the mortgage loan summaries set forth in Annex B to this free writing prospectus, based on their respective reviews of pertinent sections of the related mortgage loan documents and other loan information.

Other Review Procedures. Prior to securitization, Wells Fargo Bank confirmed with the related servicers for the Wells Fargo Bank Mortgage Loans that, to the best of such servicers’ knowledge and except as previously identified, material events concerning the related Mortgage Loan, the Mortgaged Property and the borrower and guarantor had not occurred since origination, including, but not limited to, (i) loan modifications or assumptions, or releases of the related borrower or Mortgaged Property; (ii) damage to the Mortgaged Property that materially and adversely affects its value as security for the Mortgage Loan; (iii) pending condemnation actions; (iv) litigation, regulatory or other proceedings against the Mortgaged Property, borrower or guarantor, or notice of non-compliance with environmental laws; (v) bankruptcies involving any borrower or guarantor, or any tenant occupying a single tenant property; and (vi) any existing or incipient material defaults.

The Wells Fargo Bank Deal Team also consulted with Wells Fargo Bank personnel responsible for the origination of the Wells Fargo Bank Mortgage Loans to confirm that the Wells Fargo Bank Mortgage Loans were originated in compliance with the origination and underwriting criteria described above under “—Wells Fargo Bank’s Commercial Mortgage Loan Underwriting”, as well as to identify any material deviations from those origination and underwriting criteria. See “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines” in this free writing prospectus.

Findings and Conclusions. Wells Fargo Bank found and concluded with reasonable assurance that the disclosure regarding the Wells Fargo Bank Mortgage Loans in this free writing prospectus is accurate in all material respects. Wells Fargo Bank also found and concluded with reasonable assurance that the Wells Fargo Bank Mortgage Loans were originated in accordance with Wells Fargo Bank’s origination procedures and underwriting criteria.

Review Procedures in the Event of a Mortgage Loan Substitution. Wells Fargo Bank will perform a review of any Wells Fargo Bank Mortgage Loan that it elects to substitute for a Wells Fargo Bank Mortgage Loan in the pool in connection with a material breach of a representation or warranty or a material document defect. Wells Fargo Bank, and if appropriate its legal counsel, will review the mortgage loan documents and servicing history of the substitute mortgage loan to confirm it meets each of the criteria required under the terms of the related Mortgage Loan Purchase Agreement and the Pooling and Servicing Agreement (the “Qualification Criteria”). Wells Fargo Bank may engage a third party accounting firm to compare the Qualification Criteria against the underlying source documentation to verify the accuracy of the review by Wells Fargo Bank and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by Wells Fargo Bank to render any tax opinion required in connection with the substitution.

Repurchase Requests

The transaction documents for certain prior transactions in which Wells Fargo Bank securitized commercial mortgage loans or participation interests (“CRE Loans”) contain covenants requiring the repurchase or replacement of an underlying CRE Loan for the breach of a related representation or warranty under various circumstances if the breach is not cured. The following table provides information regarding the demand, repurchase and replacement activity with respect to the mortgage loans securitized by Wells Fargo Bank (or a predecessor), which activity occurred during the period from April 1, 2011 to March 31, 2014 or is still outstanding. Unless otherwise indicated, the information in the table and the footnotes to the table is reflected as of the last day of the most recent calendar quarter for which a Form ABS-15G was filed by Wells Fargo Bank and Wells Fargo Commercial Mortgage Securities, Inc. as indicated immediately below the table and footnotes.

Name of Issuing Entity(1)	Check if Regis- tered	Name of Origina- tor	Total Assets in ABS by Originator(2)			Assets That Were Subject of Demand(3)			Assets That Were Repurchased or Replaced(3)(4)			Assets Pending Repurchase or Replacement (within cure period)(3)(5)			Demand in Dispute(3)(6)			Demand Withdrawn(3)(7)			Demand Rejected(3)
			#	$	(% of principal balance)	#	$	(% of principal balance)	#	$	(% of principal balance)	#	$	(% of principal balance)	#	$	(% of principal balance)	#	$	(% of principal balance)	#	$	(% of principal balance)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)	(m)	(n)	(o)	(p)	(q)	(r)	(s)	(t)	(u)	(v)	(w)	(x)

Asset Class – Commercial Mortgages(1)

Wachovia Commercial Mortgage Securities, Inc., Commercial Mortgage Pass-Through Certificates Series 2006-C23	X	Wachovia Bank, National Association	139	2,903,975,599.43	68.65	0	0.00	0	0.00	0	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00
CIK #: 1352059		Nomura Credit & Capital, Inc.	87	897,454,001.87	21.22	0	0.00	0	0.00	0	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00
		Artesia Mortgage Capital Corporation (8)	79	428,429,428.41	10.13	0	0.00	0	0.00	0	0.00	0	0.00	0.00	0	0.00	0.00	1	2,157,849.91	0.06	0	0.00	0.00

Issuing Entity Subtotal			305	4,229,859,029.71	100.00	0	0.00	0	0.00	0	0.00	0	0.00	0.00	0	0.00	0.00	1	2,157,849.91	0.06	0	0.00	0.00

Wachovia Commercial Mortgage Securities, Inc., Commercial Mortgage Pass-Through Certificates Series 2006-C28	X	Wachovia Bank, National Association	113	2,502,246,884.83	69.60	0	0.00	0	0.00	0	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00
CIK #: 1376448		Nomura Credit & Capital, Inc.	44	823,722,922.57	22.91	0	0.00	0	0.00	0	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00
		Artesia Mortgage Capital Corporation (9)	50	269,226,893.21	7.49	1	13,800,000.00	0.61	0.00	0	0.00	0	0.00	0.00	1	13,800,000.00	0.61	0	0.00	0.00	0	0.00	0.00

Issuing Entity Subtotal			207	3,595,196,700.61	100.00	1	13,800,000.00	0.61	0.00	0	0.00	0	0.00	0.00	1	13,800,000.00	0.61	0	0.00	0.00	0	0.00	0.00

Wachovia Commercial Mortgage Securities, Inc., Commercial Mortgage Pass-Through Certificates Series 2006-C24	X	Wachovia Bank, National Association	84	1,625,096,687.00	81.18	0	0.00	0	0.00	0	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00
CIK #: 1354736		Artesia Mortgage Capital Corporation(10)	26	214,877,938.00	10.73	1	35,588,502.00	2.57	0.00	0	0.00	0	0.00	0.00	1	35,588,502.00	2.57	0	0.00	0.00	0	0.00	0.00
		JP Morgan Chase Bank, National Association	13	102,674,000.00	5.13	0	0.00	0	0.00	0	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00
		Nomura Credit & Capital, Inc.	9	59,275,000.00	2.96	0	0.00	0	0.00	0	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00

Issuing Entity Subtotal			119	2,001,932,625.00	100.00	1	35,588,502.00	2.57	0.00	0	0.00	0	0.00	0.00	1	35,588,502.00	2.57	0	0.00	0.00	0	0.00	0.00

Wachovia Commercial Mortgage Securities, Inc., Commercial Mortgage Pass-Through Certificates Series 2007-C33	X	Wachovia Bank, National Association	88	2,043,814,381.00	56.74	1	87,928,158.00	2.98	0.00	0	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	1	87,928,158.00	2.98
CIK #: 1406873		Barclays Capital Real Estate Inc.	33	724,003,952.00	20.10	0	0.00	0	0.00	0	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00
		Nomura Credit & Capital, Inc.	17	639,286,752.00	17.75	0	0.00	0	0.00	0	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00
		Artesia Mortgage Capital Corporation)	28	195,018,502.00	5.41	0	0.00	0	0.00	0	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00

Issuing Entity Subtotal			166	3,602,123,586.00	100.00	1	87,928,158.00	2.98	0.00	0	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	1	87,928,158.00	2.98

Commercial Mortgages Asset Class Total			797	13,429,102,941.32		3	137,316,660.00		0.00	0		0	0.00		2	49,388,502.00		1	2,157,849.91		1	87,928,158.00

(1)
In connection with the preparation of this table, Wells Fargo Bank undertook the following steps to gather the information required by Rule 15Ga-1 under the Exchange Act (“Rule 15Ga-1”): (i) identifying all asset-backed securities transactions in which Wells Fargo Bank (or a predecessor) acted as a securitizer, (ii) performing a diligent search of the records of Wells Fargo Bank and the records of affiliates of Wells Fargo Bank that acted as securitizers in transactions of commercial mortgage loans for all relevant information, (iii) reviewing appropriate documentation from all relevant transactions to determine the parties responsible for enforcing representations and warranties, and any other parties who might have receive repurchase requests (such parties, “Demand Entities”), and (iv) making written request of each Demand Entity to provide any information in its possession regarding requests or demands to repurchase any loans for breach of a representation or warranty with respect to any relevant transaction. In this effort, Wells Fargo Bank made written requests of all trustees and unaffiliated co-sponsors of applicable commercial mortgage backed securities transactions. Wells Fargo Bank followed up written requests made of Demand Entities as it deemed appropriate. It is possible that this disclosure does not contain information about all investor demands upon those parties made prior to July 22, 2010.

The repurchase activity reported herein is described in terms of a particular loan’s status as of the end of the reporting period (for columns j-x).

(2)	“Originator” generally refers to the party identified in securities offering materials at the time of issuance for purposes of meeting applicable SEC disclosure requirements (for columns d-f).

(3)
Includes only new demands received during the reporting period. (For columns g-i).

In the event demands were received in prior reporting periods, such activity is being reported as assets pending repurchase or replacement within the cure period (columns m/n/o) or as demands in dispute (columns p/q/r), as applicable, until the earlier of the reporting of (i) the repurchase or replacement of such asset (columns j/k/l), (ii) the withdrawal of such demand (columns s/t/u), or (iii) the rejection of such demand (columns v/w/x), as applicable.

(4)
Includes assets for which a reimbursement payment is in process and where the asset has been otherwise liquidated by or on behalf of the issuing entity at the time of initiation of such reimbursement process. Where an underlying asset has paid off or otherwise been liquidated by or on behalf of the issuing entity (other than via a repurchase by the obligated party) during a reporting period, the corresponding principal balance utilized in calculating columns (g) through (x) will be zero. (For columns j-l).

(5)	Includes assets which are subject to a demand and within the cure period, but where no decision has yet been made to accept or contest the demand. (For columns m-o).

(6)	Includes assets pending repurchase or replacement outside of the cure period. (For columns p-r).

(7)
Includes assets for which a reimbursement payment is in process, and where the asset has not been repurchased or replaced and remains in the transaction. Also includes assets for which the requesting party rescinds or retracts the demand in writing. (For columns s-u).

(8)
On April 8, 2010, Dexia Real Estate Capital Markets (“Dexia”) (formerly known as Artesia Mortgage Capital Corporation) received a repurchase request with respect to Loan #264 GM&O Building from the special servicer for the Wachovia Bank Commercial Mortgage Trust Series 2006-C23 securitization trust. Dexia considered the repurchase request to be without merit and rejected the repurchase request. As of December 31, 2011, to Dexia’s knowledge, the repurchase request is no longer being pursued. The amounts in the table with respect to this loan are reflected as of a date prior to January 1, 2012.

(9)
U.S. Bank National Association (“U.S. Bank”), as Trustee for Registered Holders of Wachovia Bank Commercial Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2006-28 v. Dexia Real Estate Capital Markets, Case No. 12 Civ 9412, filed in the United States District Court for the Southern District of New York. On September 29, 2011, Dexia received a letter from CWCapital Asset Management LLC as special servicer for the issuing trust demanding that Dexia cure alleged defects in the documentation of Loan #58 Marketplace Retail and Office Center. By letter dated December 29, 2011, Dexia rejected the issuing trust’s demand. U.S. Bank, as trustee for the issuing trust, filed a complaint against Dexia (on or about December 27, 2012) arguing that Dexia had breached the terms of the mortgage loan purchase agreement in light of the determination in a Minnesota enforcement action against the guarantors of Loan #58 Marketplace Retail and Office Center that the form of the guaranty sold to U.S. Bank pursuant to the mortgage loan purchase agreement had not been signed by the guarantors. U.S. Bank, in its complaint, seeks a judgment requiring Dexia to repurchase Loan #58 Marketplace Retail and Office Center and also requests an award of damages alleged to total approximately $16.5 million. Dexia filed a Notice of Motion to Dismiss and a Memorandum in Support of its Motion to Dismiss on January 25, 2013. Judge Shira A. Scheindlin entered an order denying Dexia’s motion on June 6, 2013. A scheduling conference has since been held, and discovery has been completed. The parties have filed cross-motions for summary judgment and briefing is to be completed May 15, 2014.

(10)
U.S. Bank, as successor-in-interest to Bank of America, National Association, as successor by merger to LaSalle Bank National Association, as Trustee for Registered Holders of Wachovia Bank Commercial Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2006-C24, made demand on Dexia by letter dated April 3, 2013 (the “Demand Letter”) for repurchase of loan #12 made to Metro plaza Hotel, LLC. In the Demand Letter, U.S. Bank claimed that Dexia breached the representations and warranties made in the mortgage loan purchase agreement for Dexia’s failure to record a UCC financing statement against Inn at Woodbridge Inc. (“Woodbridge”), the tenant under a master lease and holder of a leasehold interest in a portion of the mortgaged property that secures loan #12. U.S. Bank claims that such failure to record a UCC financing statement against Woodbridge resulted in U.S. Bank not having a perfected security interest and enforceable lien in the personalty owned by Woodbridge and pledged as collateral for loan #12. Dexia responded to the Demand Letter on July 2, 2013 and rejected the repurchase demand. Dexia believes the demand was untimely, having been made beyond New York’s six-year statute of limitations for such claims. Dexia has received no further communications from U.S. Bank.

(11)
The amounts in the table with respect to this loan are reflected as of September 30, 2013, which was the last day of the quarterly reporting period in which this loan repurchase request was rejected. The outstanding principal balance of this loan as of March 31, 2014, was approximately $87,660,795.

The information for Wells Fargo Bank as a securitizer of CRE Loans required to be set forth in a Form ABS-15G for the quarterly reporting period from January 1, 2014 through March 31, 2014 was set forth in (i) a Form ABS-15G filed by Wells Fargo Bank with the SEC on May 14, 2014, if such information relates to asset-backed securities in the CRE Loan asset class in which Wells Fargo Bank (or a predecessor) was a sponsor but Wells Fargo Commercial Mortgage Securities, Inc. (or a predecessor) was not the depositor, and (ii) a Form ABS-15G filed by Wells Fargo Commercial Mortgage Securities, Inc. with the SEC on May 14, 2014, if such information relates to asset-backed securities in the CRE Loan asset class in which Wells Fargo Bank (or a predecessor) was a sponsor and Wells Fargo Commercial Mortgage Securities, Inc. (or a predecessor) was the depositor. Such Forms ABS-15G are available electronically through the SEC’s EDGAR system. The Central Index Key number of Wells Fargo Bank is 0000740906. The Central Index Key number of Wells Fargo Commercial Mortgage Securities, Inc. is 0000850779.

The information set forth under “—Wells Fargo Bank, National Association” has been provided by Wells Fargo Bank.

The Royal Bank of Scotland

General

The Royal Bank of Scotland, as used herein, refers to two affiliated companies (together, “The Royal Bank of Scotland”):  The Royal Bank of Scotland plc, which is selling fourteen (14) Mortgage Loans representing approximately 25.1% of the Cut-off Date Pool Balance, and RBS Financial Products Inc., which is selling two (2) Mortgage Loans representing approximately 1.8% of the Cut-off Date Pool Balance. The Royal Bank of Scotland plc is a public company registered in Scotland and wholly-owned subsidiary of The Royal Bank of Scotland Group plc. RBS Financial Products Inc. is a Delaware corporation and a wholly-owned subsidiary of RBS Holdings USA Inc. The Royal Bank of Scotland plc is a direct subsidiary of The Royal Bank of Scotland Group plc and RBS Financial Products Inc. is an indirect subsidiary of The Royal Bank of Scotland Group plc. The Royal Bank of Scotland Group plc is a public company registered in Scotland that is engaged in a wide range of banking, financial and finance-related activities in the United Kingdom and internationally. The Royal Bank of Scotland plc and RBS Financial Products Inc. are also affiliates of RBS Securities Inc., one of the underwriters. The principal offices of The Royal Bank of Scotland in the United States are located at 600 Washington Boulevard, Stamford, Connecticut 06901, telephone number (203) 897-2700.

The Royal Bank of Scotland’s Commercial Mortgage Securitization Program

The Royal Bank of Scotland plc has been engaged in commercial mortgage securitization in the United States since approximately 2009 and RBS Financial Products Inc. has been engaged in commercial mortgage lending since its formation in 1990. The vast majority of mortgage loans originated by The Royal Bank of Scotland are intended to be either sold through securitization transactions in which The Royal Bank of Scotland acts as a sponsor or sold to third parties in individual loan sale transactions. The following is a general description of the types of commercial mortgage loans that The Royal Bank of Scotland originates:

●
Fixed rate mortgage loans generally having maturities between five and ten years and secured by commercial real estate such as office, retail, hospitality, multifamily, residential, healthcare, self-storage and industrial properties. These loans are The Royal Bank of Scotland’s principal loan product and are primarily originated for the purpose of securitization.

●
Floating rate loans generally having shorter maturities and secured by stabilized and non-stabilized commercial real estate properties. These loans are primarily originated for securitization, though in certain cases only a senior interest in the loan is intended to be securitized.

●	Subordinate mortgage loans and mezzanine loans. These loans are generally not originated for securitization by The Royal Bank of Scotland and are sold in individual loan sale transactions.

In general, The Royal Bank of Scotland does not hold the loans it originates until maturity.

The Royal Bank of Scotland originates mortgage loans and initiates a securitization transaction by selecting the portfolio of mortgage loans to be securitized and transferring those mortgage loans to a securitization depositor who in turn transfers those mortgage loans to the issuing Trust Fund. In selecting a portfolio to be securitized, consideration is given to geographic concentration, property type concentration and rating agency models and criteria. The Royal Bank of Scotland’s role also includes engaging third-party service providers such as the master servicer, the special servicer, the trustee and the certificate administrator, and engaging the rating agencies. In coordination with the underwriters for the related offering, The Royal Bank of Scotland works with rating agencies, investors, mortgage loan sellers and servicers in structuring the securitization transaction.

Neither The Royal Bank of Scotland nor any of its affiliates act as servicer of the commercial mortgage loans in its securitization transactions. Instead, The Royal Bank of Scotland and/or the depositor contracts with other entities to service the mortgage loans in the securitization transactions.

The Royal Bank of Scotland affiliates commenced selling mortgage loans into securitizations in 1998. During the period commencing on January 1, 1998 and ending on June 30, 2014, The Royal Bank of Scotland affiliates were the sponsors of 60 commercial mortgage-backed securitization transactions. Approximately $49.6 billion of the mortgage loans included in those transactions were originated by The Royal Bank of Scotland.

The following tables set forth information with respect to originations and securitizations of fixed rate and floating rate commercial and multifamily mortgage loans by The Royal Bank of Scotland affiliates for the years ending on December 31, 2010, 2011, 2012, 2013 and the first three calendar months of 2014.

Fixed Rate Commercial Loans
Year	Aggregate Principal Balance of Fixed Rate Loans Securitized by The Royal Bank of Scotland (approximate)
2014(1)	$932,138,442
2013	$4,560,838,347
2012	$2,284,836,866
2011	$2,091,364,407
2010	$237,100,000

(1) Through June 30, 2014

Floating Rate Commercial Loans
Year	Aggregate Principal Balance of Floating Rate Loans Securitized by The Royal Bank of Scotland (approximate)
2014(1)	$0
2013	$253,333,333
2012	$0
2011	$0
2010	$0

(1) Through June 30, 2014

The Royal Bank of Scotland’s Underwriting Standards

Each of the mortgage loans originated by The Royal Bank of Scotland was generally originated in accordance with the underwriting criteria described below. Each lending situation is unique, however, and the facts and circumstances surrounding a particular mortgage loan, such as the quality and location of the real estate collateral, the sponsorship of the borrower and the tenancy of the collateral, will impact the extent to which the general guidelines below are applied to that specific loan. These underwriting criteria are general, and we cannot assure you that every loan will comply in all respects with the guidelines. The Royal Bank of Scotland originates mortgage loans principally for securitization.

General. The Royal Bank of Scotland originates commercial mortgage loans from its headquarters in Stamford, Connecticut as well as from its origination offices in Chicago, Illinois, Irvine and Los Angeles, California and Atlanta, Georgia. Bankers within the origination group focus on sourcing, structuring, underwriting and performing due diligence on their loans. Bankers within the structured finance group work closely with the loans’ originators to ensure that the loans are suitable for securitization and satisfy rating agency criteria. All mortgage loans must be approved by at least two or more members of The Royal Bank of Scotland’s credit committee, depending on the size of the mortgage loan.

Loan Analysis. Generally, The Royal Bank of Scotland performs both a credit analysis and collateral analysis with respect to a loan applicant and the real estate that will secure a mortgage loan. In general, the analysis of a borrower includes a review of money laundering and background checks and the analysis of its sponsor includes a review of money laundering and background checks, third-party credit reports, bankruptcy and lien searches, general banking references and commercial mortgage related references. In general, the analysis of the collateral includes a site visit and a review of the property’s historical operating statements (if available), independent market research, an appraisal with an emphasis on rental and sales comparables, engineering and environmental reports, the property’s historic and current occupancy, financial strengths of tenants, the duration and terms of tenant leases and the use of the property. Each report is reviewed for acceptability by a real estate finance credit officer of The Royal Bank of Scotland. The borrower’s and property manager’s experience and presence in the subject market are also reviewed. Consideration is also given to anticipated changes in cash flow that may result from changes in lease terms or market considerations.

Borrowers are generally required to be single purpose entities although they are generally not required to be structured to limit the possibility of becoming insolvent or bankrupt unless the loan has a principal balance of greater than $30 million, in which case additional limitations including the requirement that the borrower have at least one independent director are required.

Loan Approval. All mortgage loans must be approved by an independent credit officer with the appropriate level of approval authority for the size of the loan together with approval from either the Head of Commercial Real Estate Securitization or more senior management depending upon the size of the loan. Larger loans are reviewed and approved by more senior credit officers and more senior management. If deemed appropriate, a member of the real estate team within the credit department will visit the subject property. The credit officer may approve a mortgage loan as recommended, request additional due diligence, modify the loan terms or decline a loan transaction.

Property Analysis. Prior to origination of a loan, The Royal Bank of Scotland typically performs, or causes to be performed, site inspections at each property. Depending on the property type, such inspections generally include an evaluation of one or more of the following:  functionality, design, attractiveness, visibility and accessibility of the property as well as proximity to major thoroughfares, transportation centers, employment sources, retail areas, educational facilities and recreational areas. Such inspections generally assess the submarket in which the property is located, which may include evaluating competitive or comparable properties.

Appraisal and Loan-to-Value Ratio. The Royal Bank of Scotland typically obtains an appraisal that complies, or is certified by the appraiser to comply, with the real estate appraisal regulations issued jointly by the federal bank regulatory agencies under the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended. The loan-to-value ratio of the mortgage loan is generally based on the “as-is” value set forth in the appraisal. In certain cases, an updated appraisal is obtained.

Debt Service Coverage Ratio and LTV Ratio. The Royal Bank of Scotland’s underwriting standards generally mandate minimum debt service coverage ratios and maximum loan-to-value ratios. A loan-to-value ratio generally based upon the appraiser’s determination of value as well as the value derived using a stressed capitalization rate is considered. The debt service coverage ratio is based upon the underwritten net cash flow and is given particular importance. However, notwithstanding such guidelines, in certain circumstances the actual debt service coverage ratios, loan-to-value ratios and amortization periods for the mortgage loans originated by The Royal Bank of Scotland may vary from these guidelines.

Escrow Requirements. Generally, The Royal Bank of Scotland requires most borrowers to fund various escrows for taxes and insurance, capital expenses and replacement reserves. In the case of certain hotel loans, FF&E reserves may be held by the franchisor or manager rather than the lender. Generally, the required escrows for mortgage loans originated by The Royal Bank of Scotland are as follows (see Annex A to this free writing prospectus for instances in which reserves were not taken):

●
Taxes—Typically an initial deposit and monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide the lender with sufficient funds to satisfy all taxes and assessments. The Royal Bank of Scotland may waive this escrow requirement under appropriate circumstances including, but not limited to, (i) where a tenant is required to pay the taxes directly, (ii) where there is institutional sponsorship or a high net worth individual, or (iii) where there is a low loan-to-value ratio (i.e., less than 60%).

●
Insurance—If the property is insured under an individual policy (i.e., the property is not covered by a blanket policy), typically an initial deposit and monthly escrow deposits equal to 1/12th of the annual property insurance premium are required to provide the lender with sufficient funds to pay all insurance premiums. The Royal Bank of Scotland may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where a property is covered by a blanket insurance policy maintained by the borrower or sponsor, (ii) where there is institutional sponsorship or a high net worth individual, (iii) where an investment grade tenant is responsible for paying all insurance premiums, or (iv) where there is a low loan-to-value ratio (i.e., less than 60%).

●
Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan plus two years. The Royal Bank of Scotland relies on information provided by an independent engineer to make this determination. The Royal Bank of Scotland may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where an investment grade tenant is responsible for replacements under the terms of its lease, (ii) where there is institutional sponsorship or a high net worth individual, or (iii) where there is a low loan-to-value ratio (i.e., less than 60%).

●
Completion Repair/Environmental Remediation—Typically, a completion repair or remediation reserve is required where an environmental or engineering report suggests that such reserve is necessary. Upon funding of the applicable mortgage loan, The Royal Bank of Scotland generally requires that at least 115% - 125% of the estimated costs of repairs or replacements be reserved and generally requires that repairs or replacements be completed within a year after the funding of the applicable mortgage loan. The Royal Bank of Scotland may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where a secured creditor insurance policy or borrower insurance policy is in place, or (ii) where an investment grade party has agreed to take responsibility, and pay, for any required repair or remediation.

●
Tenant Improvement/Lease Commissions—In most cases, various tenants have lease expirations within the mortgage loan term. To mitigate this risk, special reserves may be required to be funded either at closing of the mortgage loan and/or during the mortgage loan term to cover certain anticipated leasing commissions or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants. The Royal Bank of Scotland may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where there is institutional sponsorship or a high net worth individual, (ii) where tenant improvement costs are the responsibility of investment grade tenants who do not have termination rights under their leases, (iii) where rents at the mortgaged property are considered to be significantly below market, (iv) where no material leases expire within the mortgage loan term, or (v) where there is a low loan-to-value ratio (i.e., less than 60%).

Environmental Report. The Royal Bank of Scotland generally obtains a Phase I site assessment or an update of a previously obtained site assessment for each mortgaged property prepared by an approved environmental firm. The Royal Bank of Scotland or its designated agent typically reviews the Phase I site assessment to verify the presence or absence of potential adverse environmental conditions. In cases in which the Phase I site assessment identifies any such conditions and no third party is identified as responsible for such condition, or the condition has not otherwise been satisfactorily mitigated, The Royal Bank of Scotland generally requires the borrower to conduct remediation activities, or to establish an operations and maintenance plan or to place funds in escrow to be used to address any required remediation.

Physical Condition Report. The Royal Bank of Scotland generally obtains a current physical condition report (“PCR”) for each mortgaged property prepared by an approved structural engineering firm. The Royal Bank of Scotland, or an agent, typically reviews the PCR to determine the physical condition of the property, and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure over the term of the mortgage loan. In cases in which the PCR identifies an immediate need for material repairs or replacements with an anticipated cost that is over a certain minimum threshold or percentage of loan balance, The Royal Bank of Scotland often requires that funds be put in escrow at the time of origination of the mortgage loan to complete such repairs or replacements or obtains a guarantee from a sponsor of the borrower in lieu of reserves.

Title Insurance Policy. The borrower is required to provide, and The Royal Bank of Scotland or its counsel typically will review, a title insurance policy for each property. The title insurance policies provided typically must meet the following requirements:  (a) written by a title insurer licensed to do business in the jurisdiction where the mortgaged property is located, (b) in an amount at least equal to the original principal balance of the mortgage loan, (c) protection and benefits run to the mortgagee and its successors and assigns, (d) written on an American Land Title Association (“ALTA”) form or equivalent policy promulgated in the jurisdiction where the mortgaged property is located and (e) if a survey was prepared, the legal description of the mortgaged property in the title policy conforms to that shown on the survey.

Property Insurance. The Royal Bank of Scotland typically requires the borrower to provide one or more of the following insurance policies:  (1) commercial general liability insurance for bodily injury or death and property damage; (2) an “All Risk of Physical Loss” policy; (3) if applicable, boiler and machinery coverage; and (4) if the mortgaged property is located in a special flood hazard area where mandatory flood insurance purchase requirements apply, flood insurance. In some cases, a sole tenant is responsible for maintaining insurance and, subject to the satisfaction of rating conditions or net worth criteria, is allowed to self-insure against the risks.

Other Factors. Other factors that are considered in the origination of a commercial mortgage loan include current operations, occupancy and tenant base.

Exceptions. Notwithstanding the discussion above, one or more of the Mortgage Loans originated by The Royal Bank of Scotland may vary from, or do not comply with, The Royal Bank of Scotland’s underwriting guidelines described above. In addition, in the case of one or more of the mortgage loans, The Royal Bank of Scotland or another originator may not have strictly applied the underwriting guidelines described above as the result of a case-by-case permitted exception based upon other compensating factors. None of the Mortgage Loans originated by The Royal Bank of Scotland were originated with any material exceptions to The Royal Bank of Scotland’s underwriting guidelines and procedures.

Review of Mortgage Loans for Which The Royal Bank of Scotland is the Sponsor

Overview. In connection with the securitization described in this free writing prospectus, The Royal Bank of Scotland, as a sponsor of this offering, has conducted a review of the Mortgage Loans it is selling to the Depositor designed and effected to provide reasonable assurance that the disclosure related to such Mortgage Loans is accurate in all material respects. The Royal Bank of Scotland determined the nature, extent and timing of the review and the level of assistance provided by any third parties. The review of The Royal Bank of Scotland’s Mortgage Loans was conducted as described below with respect to each of those Mortgage Loans. The review of The Royal Bank of Scotland’s mortgage loans was performed by a deal team comprised of real estate and securitization professionals who are employees and contractors of The Royal Bank of Scotland or its affiliates (collectively, “The Royal Bank of Scotland Deal Team”) with the assistance of certain third parties. The Royal Bank of Scotland has ultimate authority and control over, and assumes all responsibility for and attributes to itself, the review of the Mortgage Loans that it is selling to the Depositor and the review’s findings and conclusions. The review procedures described below were employed with respect to all of The Royal Bank of Scotland’s Mortgage Loans (rather than relying on sampling procedures), except that certain review procedures were only relevant to the large loan disclosures in this free writing prospectus, as further described below.

Database. To prepare for securitization, members of The Royal Bank of Scotland Deal Team created a database of loan-level and property-level information, and prepared an asset summary report, regarding each of The Royal Bank of Scotland’s mortgage loans. The database and the respective asset summary reports were compiled from, among other sources, the related mortgage loan documents, appraisals, environmental reports, seismic reports, property condition reports, zoning reports, insurance review summaries, borrower-supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by The Royal Bank of Scotland during the underwriting process. After origination of each of The Royal Bank of Scotland’s Mortgage Loans, The Royal Bank of Scotland Deal Team may have updated the information in the database and the related asset summary report with respect to The Royal Bank of Scotland Mortgage Loan based on updates provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of The Royal Bank of Scotland Deal Team. Such updates were not intended to be, and do not serve as, a re-underwriting of any Mortgage Loan.

A data tape (“The Royal Bank of Scotland Data Tape”) containing detailed information regarding each of The Royal Bank of Scotland’s Mortgage Loans was created from the information in the database referred to in the prior paragraph. The Royal Bank of Scotland Data Tape was used by The Royal Bank of Scotland Deal Team to provide the numerical information regarding The Royal Bank of Scotland’s Mortgage Loans in this free writing prospectus.

Data Comparisons and Recalculation. The Depositor, on behalf of The Royal Bank of Scotland, engaged a third party accounting firm to perform certain data comparison and recalculation procedures designed or provided by The Royal Bank of Scotland, relating to information in this free writing prospectus regarding The Royal Bank of Scotland’s Mortgage Loans. These procedures included:

●	comparing the information in The Royal Bank of Scotland Data Tape against various source documents provided by The Royal Bank of Scotland;

●
comparing numerical information regarding The Royal Bank of Scotland’s Mortgage Loans and the related Mortgaged Properties disclosed in this free writing prospectus against the information contained in The Royal Bank of Scotland Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to The Royal Bank of Scotland’s Mortgage Loans disclosed in this free writing prospectus.

Legal Review.  The Royal Bank of Scotland engaged various law firms to conduct certain legal reviews of The Royal Bank of Scotland’s Mortgage Loans for disclosure in this free writing prospectus. In anticipation of the securitization of the mortgage loans originated by The Royal Bank of Scotland, origination counsel prepared a loan summary that sets forth salient loan terms and summarizes material deviations from The Royal Bank of Scotland’s standard form loan documents. In addition, origination counsel for each mortgage loan reviewed The Royal Bank of Scotland’s representations and warranties set forth on Annex E-1 to this free writing prospectus and, if applicable, identified exceptions to those representations and warranties.

Securitization counsel was also engaged to assist in the review of The Royal Bank of Scotland’s Mortgage Loans. Such assistance included, among other things, (i) a review of sections of the loan documents that deviate materially from The Royal Bank of Scotland’s standard form documents, as identified by The Royal Bank of Scotland and origination counsel, (ii) a review of the asset summary reports and the loan summaries prepared by The Royal Bank of Scotland relating to its Mortgage Loans, and (iii) a review of a due diligence questionnaire completed by the origination counsel.

The Royal Bank of Scotland prepared, and both originating counsel and securitization counsel reviewed, the loan summaries for The Royal Bank of Scotland’s Mortgage Loans included in the 10 largest Mortgage Loans in the Mortgage Pool, and the abbreviated loan summaries for The Royal Bank of Scotland’s Mortgage Loans included in the next 5 largest Mortgage Loans in the Mortgage Pool, which loan summaries and abbreviated loan summaries are incorporated in the “Top Fifteen Loan Summaries” attached as Annex B to this free writing prospectus.

Other Review Procedures.  With respect to any pending litigation that existed at the origination of any of The Royal Bank of Scotland’s Mortgage Loans, The Royal Bank of Scotland requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. In connection with the origination of each Mortgage Loan originated by The Royal Bank of Scotland, The Royal Bank of Scotland, together with origination counsel, conducted a search with respect to each borrower under the related Mortgage Loan to determine whether it filed for bankruptcy. If The Royal Bank of Scotland became aware of a significant natural disaster in the vicinity of any Mortgaged Property securing one of its Mortgage Loans, The Royal Bank of Scotland obtained information on the status of the Mortgaged Property from the related borrower to confirm that there was no material damage to the Mortgaged Property.

Additionally, with respect to each Mortgage Loan originated by The Royal Bank of Scotland, The Royal Bank of Scotland Deal Team also consulted with the applicable The Royal Bank of Scotland mortgage loan origination team to confirm that each of The Royal Bank of Scotland’s Mortgage Loans was originated in compliance with the origination and underwriting criteria described above under “—The Royal Bank of Scotland’s Underwriting Standards”, as well as to identify any material deviations from those origination and underwriting criteria. See “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines” above.

Findings and Conclusions. The Royal Bank of Scotland found and concluded with reasonable assurance that the disclosure regarding each Mortgage Loan to be sold to us by The Royal Bank of Scotland in this free writing prospectus is accurate in all material respects. The Royal Bank of Scotland also found and concluded with reasonable assurance that The Royal Bank of Scotland’s Mortgage Loans were originated in accordance with The Royal Bank of Scotland’s origination procedures and underwriting criteria.

Neither The Royal Bank of Scotland nor any of its affiliates will insure or guarantee distributions on the Certificates. The Certificateholders will have no rights or remedies against The Royal Bank of Scotland for any losses or other claims in connection with the Certificates or the mortgage loans except in respect of the repurchase and substitution obligations for material document defects or the material breaches of representations and warranties made by The Royal Bank of Scotland in the related Mortgage Loan Purchase Agreement as described under “Description of the Mortgage Pool—Cures, Repurchases and Substitutions” in this free writing prospectus.

Repurchase Requests

As of the date of this free writing prospectus, The Royal Bank of Scotland plc filed its most recent Form ABS-15G with the SEC on February 14, 2014. Such Form ABS-15G is available electronically through the SEC’s EDGAR system. The Central Index Key number of The Royal Bank of Scotland plc is 0000729153. With respect to the period from and including January 1, 2011, to and including March 31, 2014, The Royal Bank of Scotland plc does not have any activity to report as required by Rule 15Ga-1 with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

As of the date of this free writing prospectus, RBS Financial Products Inc. filed its most recent Form ABS-15G with the SEC on May 14, 2014. Such Form ABS-15G is available electronically through the SEC’s EDGAR system. The Central Index Key number of RBS Financial Products Inc. is 0001541615. With respect to the period from and including January 1, 2011, to and including March 31, 2014, RBS Financial Products Inc. does not have any activity to report as required by Rule 15Ga-1 with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

The information set forth under “—The Royal Bank of Scotland” has been provided by The Royal Bank of Scotland.

Liberty Island Group I LLC

General

Liberty Island Group I LLC (“Liberty Island”) is a Delaware limited liability company, which was formed in July 2011. Liberty Island is wholly-owned by Liberty Island Group LLC (“Liberty Island’s Parent”), a Delaware limited liability company, which was formed in June 2011. Liberty Island’s Parent was formed as a joint venture between Prudential Mortgage Capital Company, LLC (“PMCC”) and affiliated funds of Perella Weinberg Partners’ Asset Based Value Strategy (“PWP”) to acquire or originate and securitize mortgage loans. PMCC currently underwrites and originates the loans intended for securitization and sells them to Liberty Island’s Parent pursuant to the terms of a mortgage loan purchase agreement. An investment committee with representation from both PMCC and PWP evaluates and approves all loans prior to origination. Liberty Island utilizes PMCC’s underwriting guidelines as the basis for its underwriting and closing policies and procedures. These policies and procedures were used by PMCC in the origination of the loans contributed to the securitization by Liberty Island (the “Liberty

Island Mortgage Loans”). Please see “—Liberty Island’s Underwriting Standards and Processes” section below for further detail. Prudential Asset Resources, Inc. (“PAR”), an affiliate of PMCC, serviced the Liberty Island Mortgage Loans prior to securitization and will continue to act as primary servicer with respect to the Liberty Island Mortgage Loans after securitization. Under “Description of the Mortgage Pool—Representations and Warranties”, with respect to the Liberty Island Mortgage Loans, Liberty Island and Liberty Island’s Parent, and no other party, will be jointly and severally responsible for curing a breach or defect, repurchasing an affected mortgage loan from the Trust Fund, substituting the affected mortgage loan with another mortgage loan or making a loss of value payment based on such defect or breach.

Wells Fargo Bank, National Association provides short-term warehousing of mortgage loans originated by Liberty Island through a repurchase facility. All of the Liberty Island Mortgage Loans are (or are expected to be) subject to such repurchase facility. Liberty Island expects to use the proceeds from its sale of the Liberty Island Mortgage Loans to the Depositor to, among other things, reacquire such mortgage loans from Wells Fargo Bank, National Association.

Liberty Island’s Securitization Program

This is the 18th commercial mortgage loan securitization to which Liberty Island is contributing loans and Liberty Island has not been involved in the securitization of any other types of financial assets. However, PMCC, an affiliate of Liberty Island and the originator of the Liberty Island Mortgage Loans, has been active in the commercial mortgage securitization business for years and has originated for securitization several billion dollars of commercial mortgage loans. As of the date of this free writing prospectus, PMCC filed its most recent Form ABS-15G with the SEC on February 12, 2014. Such Form ABS-15G is available electronically through the SEC’s EDGAR system. PMCC’s Central Index Key number is 0001549224. In addition, certain members of Liberty Island’s board and investment committee were senior commercial mortgage backed securitization or commercial real estate bankers at other known institutions and have been active in the commercial mortgage securitization business for years.

Since 2012, Liberty Island contributed approximately $1,575,077,165 of mortgage loans to 17 commercial mortgage securitizations. Liberty Island did not securitize any commercial mortgage loans prior to 2012 and has not been involved in the securitization of any other types of financial assets.

The commercial and multifamily mortgage loans originated and acquired to be securitized by Liberty Island may include both small balance and large balance fixed-rate loans. The commercial mortgage loans that will be sold by Liberty Island to the Depositor have been originated and/or acquired by it or an affiliate.

In connection with providing the representations and warranties described above under “Description of the Mortgage Pool—Representations and Warranties”, PMCC will conduct due diligence review on Liberty Island’s behalf. In addition, origination counsel for each loan will review and/or prepare, among other things, individual loan summaries and initial exception lists to the representations and warranties. Mortgage loan seller counsel will also review certain loan documentation and perform due diligence procedures. If a cure, repurchase or substitution is required with respect to a mortgage loan sold by Liberty Island due to a material document defect or material breach of a representation or warranty with respect to such mortgage loan, Liberty Island and Liberty Island’s Parent will be jointly and severally responsible for any cure, repurchase or substitution. See “Description of the Mortgage Pool—Cures, Repurchases and Substitutions” and “Risk Factors—Other Risks—Sponsors May Not Be Able To Make Required Repurchases or Substitutions of Defective Mortgage Loans”. In addition, Liberty Island and Liberty Island’s Parent have agreed to jointly and severally indemnify the Depositor and the underwriters and certain of their respective affiliates with respect to certain liabilities arising in connection with the issuance and sale of the offered Certificates.

In addition, Liberty Island is a party to a repurchase facility and an interest rate hedging arrangement with Wells Fargo Bank, National Association with respect to each of the Liberty Island Mortgage Loans as of the Cut-off Date. See “—Affiliations and Certain Relationships” below.

Liberty Island’s Underwriting Standards and Processes

Set forth below is a discussion of certain general underwriting guidelines with respect to mortgage loans originated by PMCC for acquisition by Liberty Island, as approved by Liberty Island.

Notwithstanding the discussion below, given the unique nature of commercial properties, the underwriting and origination procedures and the credit analysis with respect to any particular commercial mortgage loan may significantly differ from one asset to another, and will be driven by circumstances particular to that property, including, among others, the property type, current use, size, location, market conditions, reserve requirements and additional collateral, tenants and leases, borrower identity, sponsorship, performance history and/or other factors. Consequently, we cannot assure you that the underwriting of any particular commercial or multifamily mortgage loan will conform to the general guidelines described below. For important information about the circumstances that have affected the underwriting of the Liberty Island Mortgage Loans, see the “Risk Factors” section of this free writing prospectus and the other subsections of this “Transaction Parties” section.

If a mortgage loan exhibits any one of the following characteristics, variances from general underwriting/origination procedures described below may be considered acceptable under the circumstances indicated:  (i) low loan-to-value ratio; (ii) high debt service coverage ratio; (iii) experienced sponsor(s)/guarantor(s) with financial wherewithal; (iv) additional springing reserves; (v) cash flow sweeps; and (vi) elements of recourse included in the mortgage loan.

Loan Analysis. Generally, PMCC reviews and analyzes borrower, property and market information pertinent to the underwriting of the loan. Areas of review and analysis include, without limitation, the following:  borrower cost basis and equity; sources and uses of funds; borrower and sponsor experience, credit strength/suitability, and financial wherewithal; property management; property market/submarket; property operating statements and rent rolls; ground lease (if applicable); and appraisal, environmental, engineering, and seismic reports (as applicable). PMCC performs an inspection or retains a third party to perform an inspection of each property.

Loan Approval. All mortgage loans originated by PMCC for acquisition by Liberty Island must be approved by an investment committee consisting of senior personnel from PMCC and PWP on behalf of Liberty Island. The Liberty Island investment committee may approve a mortgage loan as recommended, request additional due diligence prior to approval, approve it subject to modifications of the loan terms or may decline a mortgage loan transaction.

DSC Ratios and LTV Ratios. Generally, the debt service coverage ratio for mortgage loans originated by PMCC for acquisition by Liberty Island will be equal to or greater than 1.25x and the loan-to-value ratio for mortgage loans originated by PMCC for acquisition by Liberty Island will be equal to or less than 80%; provided, however, that exceptions may be made when consideration is given to circumstances particular to the mortgage loan, related property, reserves or other factors. A loan-to-value ratio generally based upon the appraiser’s determination of value as well as the stressed loan-to-value derived using a stressed capitalization rate is considered. The debt service coverage ratio is based upon the underwritten net cash flow and is given particular importance.

In addition, with respect to certain mortgage loans originated by PMCC for acquisition by Liberty Island, there may exist subordinate debt secured by the related mortgaged property and/or mezzanine debt secured by direct or indirect ownership interests in the borrower. Such mortgage loans may have a lower debt service coverage ratio, and a higher loan-to-value ratio, if such subordinate or mezzanine debt is taken into account.

Assessments of Property Condition. As part of the underwriting process, PMCC will analyze the condition of the real property collateral for a prospective multifamily or commercial mortgage loan. To aid in that analysis, PMCC will typically inspect or retain a third party to inspect the property and will in most cases obtain the property assessments and reports described below.

Appraisals. PMCC will require that the real property collateral for a prospective multifamily or commercial mortgage loan be appraised by a state certified appraiser, an appraiser belonging to the Appraisal Institute, a membership association of professional real estate appraisers, or an otherwise qualified appraiser. In addition, PMCC will generally require that those appraisals be conducted in accordance with the Uniform Standards of Professional Appraisal Practices developed by The Appraisal Foundation, a not-for-profit organization established by the appraisal profession. Furthermore, the appraisal report will include or be accompanied by a separate letter that includes a statement by the appraiser that the guidelines in Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 were followed in preparing the appraisal.

Environmental Assessments. Phase I environmental site assessments or updates of previously conducted assessments are performed on all mortgaged properties. Depending on the findings of the Phase I assessment, any of the following may be required:  additional environmental testing, such as a Phase II environmental assessment on the subject mortgaged property; an environmental insurance policy; cash reserves for any recommended remediation action and/or a guaranty with respect to environmental matters.

Engineering Assessments. Inspections or updates of previously conducted inspections are conducted by independent licensed engineers or architects or both for all properties in connection with the origination of a mortgage loan. The resulting reports on some of the properties may indicate a variety of deferred maintenance items and recommended capital expenditures. In some instances, repairs or maintenance are completed before closing or cash reserves are established to fund the deferred maintenance or replacement items or both.

Seismic Report. Seismic reports or updates of previously conducted seismic reports are performed on all mortgaged properties located in seismic zones 3 or 4. The reports will conclude to an estimate of damage based on the percentage of the replacement cost of the building in an earthquake scenario. This percentage of the replacement cost is expressed in terms of probable maximum loss (“PML”) or scenario expected loss (“SEL”). Generally, any of the mortgage loans as to which the property was estimated to have PML or SEL in excess of 20% of the estimated replacement cost, would either be conditioned on seismic upgrading (or appropriate reserves or letter of credit for retrofitting), be conditioned on satisfactory earthquake insurance, or be structured with a degree of recourse to a guarantor.

Zoning and Building Code Compliance. With respect to each mortgage loan, PMCC will generally consider whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following:  legal opinions; surveys; recorded documents; temporary or permanent Certificates of occupancy; letters from governmental officials or agencies; title insurance endorsements; third party prepared zoning reports; and/or representations by the related borrower. Where a mortgaged property as currently operated is a permitted nonconforming use and/or the structure and the improvements may not be rebuilt to the same dimensions or used in the same manner in the event of a major casualty, PMCC will consider whether to require the related borrower to obtain law and ordinance coverage and/or if an alternative mitigating factor is in place.

Hazard, Liability and Other Insurance. Pursuant to the underwriting guidelines, the mortgage loans typically requires that the related property be insured by a hazard insurance policy with a lender approved deductible and in an amount at least equal to the lesser of the outstanding principal balance of the mortgage loan and 100% of the full insurable replacement cost of the improvements located on the property.

Flood insurance, if available, must be in effect for any property that at the time of origination included material borrower-owned improvements in any area identified in the Federal Register by the Federal Emergency Management Agency as having special hazards. The flood insurance policy must meet the requirements of the then-current guidelines of the Federal Insurance Administration, to be provided by a generally acceptable insurance carrier in an amount that is generally consistent with currently prevailing capital market standards.

The standard form of hazard insurance policy typically covers physical damage or destruction of improvements on the mortgaged property caused by fire, lighting, explosion, smoke, windstorm and hail, riot or strike and civil commotion. The policies may contain some conditions and exclusions from coverage, including exclusions related to acts of terrorism. Generally, each of the mortgage loans requires that the related property have coverage for terrorism or terrorist acts, if such coverage is available at commercially reasonable rates; in some cases, there is a cap on the amount that the related borrower will be required to expend on terrorism insurance.

Each mortgage loan typically also requires the borrower to maintain comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the property in an amount that is generally consistent with currently prevailing capital market standards.

Each mortgage loan typically further requires the related borrower to maintain business interruption or rent loss insurance in an amount not less than 100% of the projected rental income from the related property for not less than twelve months.

The properties are typically not insured for earthquake risk unless a seismic report indicates a PML of greater than 20%.

Escrow Requirements. Generally, PMCC requires most borrowers to fund various escrows for taxes and insurance, capital expenses and replacement reserves. Generally, the required escrows for mortgage loans originated by PMCC for acquisition by Liberty Island are as follows:

●
Taxes—Typically, an initial deposit and monthly escrow deposits equal to 1/12th of the estimated annual property taxes are required to provide PMCC with sufficient funds to satisfy all taxes and assessments. PMCC may waive this escrow requirement under certain circumstances.

●
Insurance—If the property is insured under an individual policy (i.e. the property is not covered by a blanket policy), typically an initial deposit and monthly escrow deposits equal to 1/12th of the annual property insurance premium are required to provide PMCC with sufficient funds to pay all insurance premiums. PMCC may waive this escrow requirement under certain circumstances.

●
Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements by property type. PMCC may waive this escrow requirement under certain circumstances.

●
Completion Repair/Environmental Remediation—Typically, a completion repair or remediation reserve is required where an environmental or engineering report suggests that such reserve is necessary. Upon funding of the mortgage loan, PMCC generally requires that at least 115% to 125% of the estimated costs of repairs or replacements be reserved and generally requires that repairs or replacements be completed within a year after the funding of the applicable mortgage loan. PMCC may waive this escrow requirement or adjust the timing to complete repairs under certain circumstances.

●
Tenant Improvement/Lease Commissions—In most cases, various tenants have lease expirations within the mortgage loan term. To mitigate this risk with respect to retail and office properties, special reserves may be required to be funded either at closing of the mortgage loan and/or during the related mortgage loan term to cover certain anticipated leasing commissions or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants. PMCC may waive this escrow requirement under certain circumstances.

Furthermore, PMCC may accept an alternative to a cash escrow or reserve from a borrower, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower.

Exceptions. Notwithstanding the discussion above, one or more of the Liberty Island’s Mortgage Loans may vary from, or do not comply with, Liberty Island’s underwriting guidelines described above. In addition, in the case of one or more of the Liberty Island Mortgage Loans, Liberty Island or its originator may not have strictly applied the underwriting guidelines described above as the result of a case-by-case permitted exception based upon other compensating factors. None of the mortgage loans was originated with any material exceptions from Liberty Island’s underwriting guidelines and procedures.

Review of Mortgage Loans for Which Liberty Island is the Sponsor

Overview. Liberty Island, in its capacity as the Sponsor of the Liberty Island Mortgage Loans, has conducted a review of the Liberty Island Mortgage Loans in connection with the securitization described in this free writing prospectus designed and effected to provide reasonable assurance that the disclosure related to the Liberty Island Mortgage Loans is accurate in all material respects. Liberty Island determined the nature, extent and timing of the review and the level of assistance provided by any third parties. The review of the Liberty Island Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of PMCC (collectively, the “Liberty Island Deal Team”) with the assistance of certain third parties. Liberty Island has ultimate authority and control over, and assumes all responsibility for and attributes to itself, the review of the Mortgage Loans that it is selling to the Depositor and the review’s findings and conclusions. The review procedures described below were employed with respect to all of the Liberty Island Mortgage Loans (rather than relying on sampling procedures), except that certain review procedures were solely relevant to the large loan disclosures in this free writing prospectus, as further described below.

Database. To prepare for securitization, members of the Liberty Island Deal Team created a database of loan-level and property-level information relating to each Liberty Island Mortgage Loan. The database was compiled from, among other sources, the related Mortgage Loan documents, third party reports (appraisals, environmental site assessments, property condition reports, zoning reports and applicable seismic studies), insurance policies, borrower-supplied information (including, to the extent available, rent rolls, leases, operating statements and budgets) and information collected by PMCC during the underwriting process. Prior to securitization of each Liberty Island Mortgage Loan, the Liberty Island Deal Team may have updated the information in the database with respect to such Liberty Island Mortgage Loan based on current information provided by the PAR relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the Liberty Island Deal Team. Such updates were not intended to be, and do not serve as, a re-underwriting of any Mortgage Loan.

A data tape (the “Liberty Island Data Tape“) containing detailed information regarding each Liberty Island Mortgage Loan was created from the information in the database referred to in the prior paragraph. The Liberty Island Data Tape was used by the Liberty Island Deal Team to provide the numerical information regarding the Liberty Island Mortgage Loans in this free writing prospectus.

Data Comparisons and Recalculation. The Depositor, on behalf of Liberty Island, engaged a third party accounting firm to perform certain data comparison and recalculation procedures which were designed or provided by Liberty Island relating to information in this free writing prospectus regarding the Liberty Island Mortgage Loans. These procedures included:

●	comparing the information in the Liberty Island Data Tape against various source documents provided by Liberty Island;

●
comparing numerical information regarding the Liberty Island Mortgage Loans and the related Mortgaged Properties disclosed in this free writing prospectus against the information contained in the Liberty Island Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the Liberty Island Mortgage Loans disclosed in this free writing prospectus.

Legal Review. In anticipation of the securitization of each Liberty Island Mortgage Loan, mortgage loan seller counsel promulgated a form of legal summary to be completed by origination counsel that, among other things, set forth certain material loan terms and property diligence information, and elicited information concerning potentially outlying attributes of the mortgage loan as well as any related mitigating considerations. Mortgage loan seller counsel reviewed the legal summaries for each Liberty Island Mortgage Loan, together with pertinent parts of the mortgage loan documentation and property diligence materials, in connection with preparing or corroborating the accuracy of certain loan disclosure in this free writing prospectus. In addition, mortgage loan seller counsel reviewed Liberty Island’s representations and warranties set forth on Annex E-1 to this free writing prospectus and, if applicable, identified exceptions to those representations and warranties.

Securitization counsel was also engaged to assist in the review of the Liberty Island Mortgage Loans. Such assistance included, among other things, a review of a due diligence questionnaire completed by the Liberty Island Deal Team. Securitization counsel also reviewed the property release provisions, if any, for each Liberty Island Mortgage Loan with multiple Mortgaged Properties for compliance with the REMIC provisions.

Mortgage loan seller counsel also assisted in the preparation of the mortgage loan summaries set forth in Annex B to this free writing prospectus, based on its review of pertinent sections of the related mortgage loan documents and other loan information.

Other Review Procedures. Prior to securitization, Liberty Island confirmed with PAR that, to the best of PAR’s knowledge and except as previously identified, material events concerning the related Mortgage Loan, the Mortgaged Property and the borrower and guarantor had not occurred since origination, including, but not limited to, (i) loan modifications or assumptions, or releases of the related borrower or Mortgaged Property; (ii) damage to the Mortgaged Property that materially and adversely affects its value as security for the Mortgage Loan; (iii) pending condemnation actions; (iv) litigation, regulatory or other proceedings against the Mortgaged Property, borrower or guarantor, or notice of non-compliance with environmental laws; (iv)  bankruptcies involving any borrower or guarantor, or any tenant occupying a single tenant property;  and (v)  any existing or incipient material defaults.

Findings and Conclusions. Liberty Island found and concluded with reasonable assurance that the disclosure regarding the Liberty Island Mortgage Loans in this free writing prospectus is accurate in all material respects. Liberty Island also found and concluded with reasonable assurance that the Liberty Island Mortgage Loans were originated in accordance with Liberty Island’s origination procedures and underwriting criteria.

Repurchase Requests

Liberty Island Group I LLC has no history as a securitizer prior to February 2012. As of the date of this free writing prospectus, Liberty Island Group I LLC filed its most recent Form ABS-15G with the SEC on February 12, 2014, generally relating to the annual period which ended on December 31, 2013. Such Form ABS-15G is available electronically through the SEC’s EDGAR system. The Central Index Key number of Liberty Island Group I LLC is 0001555501. For the period from and including January 1, 2011, to and including June 30, 2014, Liberty Island Group I LLC does not have any activity to report as required by Rule 15Ga-1 with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

The information set forth under “—Liberty Island Group I LLC” has been provided by Liberty Island.

Basis Real Estate Capital II, LLC

General

Basis Real Estate Capital II, LLC (“Basis Real Estate Capital”) is a limited liability company organized under the laws of the state of Delaware and an indirect subsidiary of Basis Investment Group LLC (“Basis” or “Basis Investment”). Basis is a privately-held company that commenced operations in

January of 2009. Basis (and its direct and indirect subsidiaries) was formed to invest in commercial real estate debt. Basis is an affiliate of JEMB Realty Corporation. JEMB Realty Corporation and its affiliated partnerships and individual investors (“JEMB”) have been in business for over 30 years. According to its consolidated balance sheet (unaudited), as of August 31, 2011, JEMB’s asset base was in excess of $1 billion with net equity of approximately $2 billion. Basis, together with JEMB, is a multi-strategy real estate investment platform that owns and manages approximately eight million square feet of commercial real estate (located in both the U.S. and Canada) and originates and acquires performing and distressed loans, mezzanine loans, subordinate participation interests, commercial mortgage-backed securities and preferred equity. The executive offices of Basis Investment Group LLC are located at 75 Broad Street, Suite 1602, New York, New York 10004.

Wells Fargo Bank, National Association provides short-term warehousing of mortgage loans originated by Basis Real Estate Capital through a repurchase facility. The mortgage loans that Basis Real Estate Capital will be selling to the Depositor (the “Basis Mortgage Loans”) are (or are expected to be) subject to such repurchase facility. Basis Real Estate Capital is using the proceeds from its sale of the Basis Mortgage Loans to the Depositor to, among other things, simultaneously reacquire such mortgage loans from Wells Fargo Bank, National Association free and clear of any liens.

Basis’ Securitization Program

This is the 20th commercial mortgage securitization to which Basis and its affiliates are contributing loans. However, certain key principals and members of the senior management team of Basis were senior officers at CWCapital, LLC and GMAC Commercial Mortgage Corporation and have been active in the commercial mortgage securitization business since 1997 and from 1997 through 2007, they were directly and/or indirectly responsible for the origination and/or securitization of several billion dollars of loans.

During 2010, 2011, 2012 and 2013 and through May 1, 2014, Basis contributed approximately $1,189,198,510 of mortgage loans to multiple commercial mortgage securitizations. Basis did not securitize any commercial mortgage loans prior to 2010 and has not been involved in the securitization of any other types of financial assets.

Basis originates and acquires commercial and multifamily mortgage loans and mezzanine loans throughout the United States. The commercial and multifamily mortgage loans originated or acquired to be securitized by Basis may include both small balance and large balance fixed-rate and floating-rate loans. The commercial and multifamily mortgage loans that will be sold by Basis Real Estate Capital to the Depositor have been originated or acquired by it or an affiliate.

In connection with providing the representations and warranties described above under “Description of the Mortgage Pool—Representations and Warranties”, Basis will conduct its own due diligence review. In addition, closing counsel for each loan will review and/or prepare, among other things, individual loan summaries and initial exception lists to the representations and warranties. Counsel will also review certain loan documentation and perform due diligence procedures. If a cure, repurchase or substitution is required with respect to a mortgage loan sold by Basis Real Estate Capital in the event of a material document defect or material breach of a representation or warranty with respect to such mortgage loan, Basis Investment will be the sole party responsible for any repurchase or substitution. See “Description of the Mortgage Pool—Cures, Repurchases and Substitutions” and “Risk Factors—Risks Related to the Offered Certificates—No Party to the Pooling and Servicing Agreement Will Be Obligated to Review the Mortgage Loans To Determine Whether Representations and Warranties Are True; Mortgage Loan Sellers or Other Responsible Parties May Not Be Able To Make a Required Repurchase or Substitution of a Defective Mortgage Loan” in this free writing prospectus. In addition, Basis Investment has agreed to indemnify the Depositor and the underwriters and certain of their respective affiliates with respect to certain liabilities arising in connection with the issuance and sale of the Offered Certificates.

In addition, Basis is a party to an interest rate hedging arrangement with Wells Fargo Bank, National Association with respect to each of the Basis Mortgage Loans. See “—Affiliations and Certain Relationships” below.

Basis’ Underwriting Standards and Processes

Set forth below is a discussion of certain general underwriting guidelines with respect to mortgage loans originated by Basis or its affiliates.

Notwithstanding the discussion below, given the unique nature of commercial mortgaged properties, the underwriting and origination procedures and the credit analysis with respect to any particular commercial mortgage loan may significantly differ from one asset to another, and will be driven by circumstances particular to that property, including, among others, the property type, current use, size, location, market conditions, reserve requirements and additional collateral, tenants and leases, borrower identity, Sponsorship, performance history and/or other factors. Consequently, we cannot assure you that the underwriting of any particular commercial or multifamily mortgage loan will conform to the general guidelines described below. For important information about the circumstances that have affected the underwriting of the mortgage loans in the mortgage pool, see the “Risk Factors” section of this free writing prospectus and the other subsections of this “Transaction Parties” section.

If a mortgage loan exhibits any one of the following characteristics, variances from general underwriting/origination procedures described below may be considered acceptable under the circumstances indicated:  (i) low loan-to-value ratio; (ii) high debt service coverage ratio; (iii) experienced Sponsor(s)/guarantor(s) with financial wherewithal; (iv) additional springing reserves; (v) cash flow sweeps; and (vi) elements of recourse included in the mortgage loan.

Loan Analysis. Generally, Basis performs both a credit analysis and collateral analysis with respect to each mortgage loan, the loan applicant, and the real estate that will secure the loan. Generally, the credit analysis of the borrower and the real estate includes a review of historical financial statements, including rent rolls (generally unaudited), third party credit reports, judgment, lien, bankruptcy and pending litigation searches and, if applicable, the loan payment history of the borrower. Basis typically performs a qualitative analysis which incorporates independent credit checks and published debt and equity information with respect to certain principals of the borrower as well as the borrower itself. Borrowers are generally required to be single-purpose entities and are generally required to be structured to limit the possibility of becoming insolvent or bankrupt. The collateral analysis typically includes, in each case to the extent available and applicable, an analysis of the historical property operating statements, rent rolls, operating budgets, and a review of tenant leases. Basis generally requires third party appraisals, as well as environmental and property condition reports. Each report is reviewed for acceptability by a staff member of Basis or a third-party consultant for compliance with Basis’ program standards. Generally, a member of the Basis’ underwriting team also conducts a site inspection to ascertain the overall quality, functionality and competitiveness of the property, including its neighborhood and market, accessibility and visibility, and to assess the tenancy of the property. The submarket in which the property is located is assessed to evaluate competitive or comparable properties as well as market trends.

Loan Approval. All mortgage loans to be originated by Basis require approval by a loan credit committee which includes senior personnel from Basis. The committee may approve a mortgage loan as recommended, request additional due diligence prior to approval, approve it subject to modifications of the loan terms or may decline a loan transaction.

Debt Service Coverage Ratio and Loan-to-Value Ratio. Generally, the debt service coverage ratio for mortgage loans originated or acquired by Basis will be equal to or greater than 1.20x and the loan-to-value ratio for mortgage loans originated or acquired by Basis will be equal to or less than 75%; provided, however, exceptions may be made when consideration is given to circumstances particular to the mortgage loan, the related property, loan-to-value ratio, reserves or other factors. For example, Basis may originate a mortgage loan with a debt service coverage ratio below 1.20x based on, among other things, the amortization features of the mortgage loan (for example, if the mortgage loan provides for relatively rapid amortization), the type of tenants and leases at the property, the taking of additional collateral such as reserves, and/or guarantees, Basis’ judgment of improved property and/or market performance in the future and/or other relevant factors.

In addition, with respect to certain mortgage loans originated by Basis, there may exist subordinate debt secured by the related mortgaged property and/or mezzanine debt secured by direct or indirect ownership interests in the borrower. Such mortgage loans may have a lower debt service coverage ratio, and a higher loan-to-value ratio, if such subordinate or mezzanine debt is taken into account.

Environmental Assessments. Phase I environmental site assessments or updates of previously conducted assessments are performed on all mortgaged properties. Depending on the findings of the Phase I assessment, any of the following may be required:  additional environmental testing, such as a Phase II environmental assessment on the subject mortgaged property; an environmental insurance policy; cash reserves for any recommended remediation action and/or a guaranty with respect to environmental matters. With respect to a majority of properties, the environmental assessments are performed during the 12-month period before the applicable Cut-off Date. Additionally, all borrowers are required to provide customary environmental representations, warranties and covenants relating to the existence and use of hazardous substances on the mortgaged properties. Any material adverse environmental conditions or circumstances revealed by these environmental assessments for the mortgaged properties are described in this free writing prospectus.

Property Condition Assessments. Inspections or updates of previously conducted inspections are conducted by independent licensed engineers or architects or both for all properties in connection with the origination or the purchase of a mortgage loan. For a majority of the properties, the inspections are conducted within the 12-month period before the applicable Cut-off Date. The inspections are conducted to inspect the exterior walls, roofing, interior construction, mechanical and electrical systems and general condition of the site, buildings and other improvements located at a mortgaged property. The resulting reports on some of the properties may indicate a variety of deferred maintenance items and recommended capital expenditures. In some instances, repairs or maintenance are completed before closing or cash reserves are established to fund the deferred maintenance or replacement items or both.

Appraisal. An appraisal for each property is performed or an existing appraisal updated in connection with the origination or the purchase of the related mortgage loan. For a majority of the properties, the appraisals are performed during the 12-month period before the applicable Cut-off Date. The Appraised Value of the related property or properties is greater than the original principal balance of the related mortgage loan or the aggregate original principal balance of any set of cross-collateralized loans. All such appraisals are conducted by an independent appraiser that is state-certified or designated as a member of the Appraisal Institute. The appraisal (or a separate letter) for all properties contains a statement by the appraiser to the effect that the appraisal guidelines of Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989, were followed in preparing the appraisal.

Seismic Report. If the property consists of improvements located in California or in seismic zone 3 or 4, Basis typically requires a seismic report to establish the probable maximum or bounded loss for the improvements at the property as a result of an earthquake. If that loss is in excess of 20% of the estimated replacement cost for the improvements at the property, Basis may require retrofitting of the improvements or that the borrower obtain earthquake insurance if available at a commercially reasonable price. It should be noted, however, that because the seismic assessments may not necessarily have used the same assumptions in assessing probable maximum loss, it is possible that some of the real properties that were considered unlikely to experience a probable maximum loss in excess of 20% of estimated replacement cost might have been the subject of a higher estimate had different assumptions been used.

Zoning and Building Code Compliance. With respect to each mortgage loan, Basis will generally consider whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following:  legal opinions; surveys; recorded documents; temporary or permanent Certificates of occupancy; letters from government officials or agencies; title insurance endorsements; engineering or consulting reports; and/or representations by the related borrower.

Where a mortgaged property as currently operated is a permitted nonconforming use and/or the structure and the improvements may not be rebuilt to the same dimensions or used in the same manner in the event of a major casualty, Basis will consider whether—

●	any major casualty that would prevent rebuilding has a sufficiently remote likelihood of occurring;

●	casualty insurance proceeds together with the value of any additional collateral would be available in an amount estimated by Basis to be sufficient to pay off the related mortgage loan in full;

●	the real property collateral, if permitted to be repaired or restored in conformity with current law, would in Basis’ judgment constitute adequate security for the related mortgage loan;

●	whether a variance or other similar change in applicable zoning restrictions is potentially available, or whether the applicable governing entity is likely to enforce the related limitations; and/or

●	to require the related borrower to obtain law and ordinance insurance and/or alternative mitigant is in place.

Hazard, Liability and Other Insurance. The mortgage loans typically require that the related property be insured by a hazard insurance policy with a customary deductible and in an amount at least equal to the lesser of the outstanding principal balance of the mortgage loan and 100% of the full insurable replacement cost of the improvements located on the property. If applicable, the policy contains appropriate endorsements to avoid the application of coinsurance and does not permit reduction in insurance proceeds for depreciation, except in certain instances where credit tenants are required to obtain this insurance or may self-insure.

Flood insurance, if available, must be in effect for any property that at the time of origination included material improvements in any area identified in the Federal Register by the Federal Emergency Management Agency as having special hazards. The flood insurance policy must meet the requirements of the then-current guidelines of the Federal Insurance Administration, be provided by a generally acceptable insurance carrier and be in an amount representing coverage not less than the least of:  (i) the outstanding principal balance of the mortgage loan, (ii) the full insurable value of the property, (iii) the maximum amount of insurance available under the National Flood Insurance Act of 1968, and (iv) 100% of the replacement cost of the improvements located on the property, except in some cases where self-insurance was permitted.

The standard form of hazard insurance policy typically covers physical damage or destruction of the improvements on the mortgaged property caused by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion. The policies may contain some conditions and exclusions to coverage, including exclusions related to acts of terrorism. Generally, each of the mortgage loans requires that the related property have coverage for terrorism or terrorist acts, if such coverage is available at commercially reasonable rates; in some cases, there is a cap on the amount that the related borrower will be required to expend on terrorism insurance.

Each mortgage typically also requires the borrower to maintain comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the property in an amount customarily required by institutional lenders.

Each mortgage typically further requires the related borrower to maintain business interruption or rent loss insurance in an amount not less than 100% of the projected rental income from the related property for not less than twelve months.

The properties are typically not insured for earthquake risk. For properties located in California and some other seismic zones, Basis typically conducts seismic studies to assess the “probable maximum loss”. In general, a borrower will be required to obtain earthquake insurance if the seismic report indicates that the probable maximum loss is greater than 20%.

Earnouts and Additional Collateral Loans. Some of Basis’ mortgage loans may be additionally secured by cash reserves or irrevocable letters of credit that will be released upon satisfaction by the borrower of leasing-related matters or other conditions, including, in some cases, achieving specified debt service coverage ratios or loan-to-value ratios. For a description of the cash reserves or letters or credit and related earnout information for the Basis Mortgage Loans, see Annex A of this free writing prospectus and the related footnotes.

Escrow Requirements. Generally, Basis requires most borrowers to fund various escrows for taxes and insurance, capital expenses and replacement reserves. Generally, the required escrows for mortgage loans originated by Basis are as follows:

●
Taxes— Typically, an initial deposit and monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide Basis with sufficient funds to satisfy all taxes and assessments. Basis may waive this escrow requirement under certain circumstances.

●
Insurance— If the property is insured under an individual policy (i.e., the property is not covered by a blanket policy), typically an initial deposit and monthly escrow deposits equal to 1/12th of the annual property insurance premium are required to provide Basis with sufficient funds to pay all insurance premiums. Basis may waive this escrow requirement under certain circumstances.

●
Replacement Reserves— Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan. Basis may waive this escrow requirement under certain circumstances.

●
Completion Repair/Environmental Remediation— Typically, a completion repair or remediation reserve is required where an environmental or engineering report suggests that such reserve is necessary. Upon funding of the applicable mortgage loan, Basis generally requires that at least 120% of the estimated costs of repairs or replacements be reserved and generally requires that repairs or replacements be completed within a year after the funding of the applicable mortgage loan. Basis may waive this escrow requirement under certain circumstances.

●
Tenant Improvement/Lease Commissions— In most cases, various tenants have lease expirations within the loan term. To mitigate this risk, special reserves may be required to be funded either at closing of the mortgage loan and/or during the related loan term to cover certain anticipated leasing commissions or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants. Basis may waive this escrow requirement under certain circumstances.

Furthermore, Basis may accept an alternative to a cash escrow or reserve from a borrower, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower or periodic evidence that the items for which the escrow or reserve would have been established are being paid or addressed. In some cases, Basis may determine that establishing an escrow or reserve is not warranted given the amounts that would be involved and Basis’ evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve.

Exceptions. Notwithstanding the discussion under “—Basis’ Underwriting Standards and Processes” above, one or more of Basis’ mortgage loans may vary from, or not comply with, Basis’ underwriting guidelines described above. In addition, in the case of one or more of Basis’ mortgage loans, Basis or another Originator may not have strictly applied the underwriting guidelines described above as the result of a case-by-case permitted exception based upon other compensating factors. For any material exceptions to Basis’ underwriting guidelines described above in respect of the Basis Mortgage Loans, see “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines” in this free writing prospectus.

Review of Mortgage Loans for Which Basis Real Estate Capital is the Sponsor

Overview. Basis, in its capacity as the Sponsor of the Basis Mortgage Loans, has conducted a review of the Basis Mortgage Loans it is selling to the Depositor designed and effected to provide reasonable assurance that the disclosure related to the Basis Mortgage Loans is accurate in all material respects. Basis determined the nature, extent and timing of the review and the level of assistance provided by any third parties. The review of the Basis Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of Basis (collectively, the “Basis Deal Team”) with the assistance of certain third parties. Basis has ultimate authority and control over, and assumes all responsibility for and attributes to itself, the review of the Mortgage Loans that it is selling to the Depositor and the review’s findings and conclusions. The review procedures described below were employed with respect to all of the Basis Mortgage Loans (rather than relying on sampling procedures), except that certain review procedures were solely relevant to the large loan disclosures in this free writing prospectus, as further described below.

Database. To prepare for securitization, members of the Basis Deal Team created a database of loan-level and property-level information relating to each Basis Mortgage Loan. The database was compiled from, among other sources, the related mortgage loan documents, third party reports (appraisals, environmental site assessments, property condition reports, zoning reports and applicable seismic studies), insurance policies, borrower-supplied information (including, to the extent available, rent rolls, leases, operating statements and budgets) and information collected by Basis during the underwriting process. Prior to securitization of each Basis Mortgage Loan, the Basis Deal Team may have updated the information in the database with respect to such Basis Mortgage Loan based on current information provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the Basis Deal Team. Such updates were not intended to be, and do not serve as, a re-underwriting of any Mortgage Loan.

A data tape (the “Basis Data Tape”) containing detailed information regarding each Basis Mortgage Loan was created from the information in the database referred to in the prior paragraph. The Basis Data Tape was used by the Basis Deal Team to provide the numerical information regarding the Basis Mortgage Loans in this free writing prospectus.

Data Comparisons and Recalculation. The Depositor, on behalf of Basis, engaged a third party accounting firm to perform certain data comparison and recalculation procedures which were designed or provided by Basis relating to information in this free writing prospectus regarding the Basis Mortgage Loans. These procedures included:

●	comparing the information in the Basis Data Tape against various source documents provided by Basis;

●
comparing numerical information regarding the Basis Mortgage Loans and the related Mortgaged Properties disclosed in this free writing prospectus against the information contained in the Basis Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the Basis Mortgage Loans disclosed in this free writing prospectus.

Legal Review. Basis engaged various law firms to conduct certain legal reviews of the Basis Mortgage Loans for disclosure in this free writing prospectus. In anticipation of the securitization of each Basis Mortgage Loan originated by Basis, origination counsel prepared a loan summary that sets forth salient loan terms and summarizes material deviations from Basis’s standard form loan documents. In addition, origination counsel for each Basis Mortgage Loan reviewed Basis’s representations and warranties set forth on Annex E-1 to this free writing prospectus and, if applicable, identified exceptions to those representations and warranties.

Securitization counsel was also engaged to assist in the review of the Basis Mortgage Loans. Such assistance included, among other things, a review of a due diligence questionnaire completed by the Basis Deal Team. Securitization counsel also reviewed the property release provisions, if any, for each Basis Mortgage Loan with multiple Mortgaged Properties for compliance with the REMIC provisions.

Mortgage loan seller counsel or securitization counsel also assisted in the preparation of the mortgage loan summaries set forth in Annex B to this free writing prospectus, based on their respective reviews of pertinent sections of the related mortgage loan documents and other loan information.

Other Review Procedures. Prior to securitization, Basis confirmed with the related servicers for the Basis Mortgage Loans that, to the best of such servicers’ knowledge and except as previously identified, material events concerning the related Mortgage Loan, the Mortgaged Property and the borrower and guarantor had not occurred since origination, including, but not limited to, (i) loan modifications or assumptions, or releases of the related borrower or Mortgaged Property; (ii) damage to the Mortgaged Property that materially and adversely affects its value as security for the Mortgage Loan; (iii) pending condemnation actions; (iv) litigation, regulatory or other proceedings against the Mortgaged Property, borrower or guarantor, or notice of non-compliance with environmental laws; (iv)  bankruptcies involving any borrower or guarantor, or any tenant occupying a single tenant property;  and (v)  any existing or incipient material defaults.

The Basis Deal Team also consulted with Basis personnel responsible for the origination of the Basis Mortgage Loans to confirm that the Basis Mortgage Loans were originated in compliance with the origination and underwriting criteria described above under “—Basis’ Underwriting Standards and Processes”, as well as to identify any material deviations from those origination and underwriting criteria. See “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines” in this free writing prospectus.

Findings and Conclusions. Basis found and concluded with reasonable assurance that the disclosure regarding the Basis Mortgage Loans in this free writing prospectus is accurate in all material respects. Basis also found and concluded with reasonable assurance that the Basis Mortgage Loans were originated in accordance with Basis’s origination procedures and underwriting criteria.

Repurchase Requests

As of the date of this free writing prospectus, Basis Real Estate Capital II, LLC filed its most recent Form ABS-15G with the SEC on February 14, 2014. Such Form ABS-15G is available electronically through the SEC’s EDGAR system. The Central Index Key number of Basis Real Estate Capital II, LLC is 0001542105. With respect to the period from and including April 1, 2011 to and including March 31, 2014, Basis Real Estate Capital II, LLC does not have any activity to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

The information set forth under “—Basis Real Estate Capital II, LLC” has been provided by Basis Real Estate Capital.

C-III Commercial Mortgage LLC

General

C-III Commercial Mortgage LLC (“C3CM”) is a Sponsor of, and a seller of certain Mortgage Loans (the “C3CM Mortgage Loans”) into, the securitization described in this free writing prospectus. C3CM is a limited liability company organized under the laws of the State of Delaware on June 9, 2010. C3CM is a direct, wholly-owned subsidiary of C-III Capital Partners LLC (“C-III Parent”).

C-III Parent is a privately-held commercial real estate company that commenced operations in March of 2010. C-III Parent, together with its direct and indirect subsidiaries, including C3CM, are collectively referred to herein as the “C-III Capital Group”. The C-III Capital Group is engaged in a broad range of activities, including principal investment, loan origination, CDO management, fund management and primary and special loan servicing. The principal place of business of the C-III Capital Group is located at 5221 N. O’Connor Blvd., Suite 600, Irving, Texas 75039.

C3CM originates, and acquires from unaffiliated third party originators, multifamily, manufactured housing community and commercial mortgage loans and mezzanine loans throughout the United States. Acquired loans may have been originated using underwriting guidelines not established by C3CM.

The following tables set forth information with respect to originations and securitizations of fixed rate multifamily, manufactured housing community and commercial mortgage loans by C3CM during the calendar years 2010, 2011, 2012, 2013 and the first six calendar months of 2014.

Originations and Securitizations of Fixed Rate Multifamily,
Manufactured Housing Community and Commercial Mortgage Loans
		Originations(a)		Securitizations(b)
	No. of Loans	Approximate Aggregate Principal Balance at Origination	No. of Loans	Approximate Aggregate Principal Balance at Securitization
2010(c)	5	$30,090,000	0	$0
2011	35	$195,668,500	30	$181,834,330
2012	79	$365,601,000	72	$326,672,918
2013	117	$505,529,000	122	$540,435,224
2014(d)	46	$224,713,500	36	$176,837,697

(a)	Includes mortgage loans that were originated by a correspondent, re-underwritten by C3CM and acquired by C3CM at or about the time of origination.

(b)	Excludes mortgage loans sold to issuers of collateralized debt obligations managed or administered by an affiliate of C3CM.

(c)	C3CM was organized on June 9, 2010.

(d)	Reflects activity from January 1, 2014 to and including June 30, 2014.

C-III Asset Management LLC, a wholly-owned subsidiary of C-III Parent, acts as the servicer of the multifamily, manufactured housing community and commercial mortgage loans that C3CM owns pending the securitization or other disposition of those loans.

Wells Fargo Central Pacific Holdings, Inc. (which is an affiliate of Wells Fargo Bank, National Association and Wells Fargo Securities, LLC) is an investor in C-III Parent and, as such, holds a less than 10% indirect equity interest in C3CM. In addition, Wells Fargo Bank, National Association provides short-term warehousing of mortgage loans originated or acquired by C3CM, indirectly through a repurchase facility between Wells Fargo Bank, National Association and a wholly-owned subsidiary of C3CM, C-III Mortgage Funding LLC (“C3MF”). C3CM guarantees the performance by its wholly-owned subsidiary of certain obligations under that repurchase facility. As of July 9, 2014, 15 of the C3CM Mortgage Loans, with an aggregate Cut-off Date Principal Balance of approximately $68,317,307, were subject to such repurchase facility, although those numbers may change prior to the Closing Date. C3CM intends to use the proceeds from its sale of the C3CM Mortgage Loans to the Depositor to, among other things, reacquire the warehoused C3CM Mortgage Loans through its wholly-owned subsidiary from Wells Fargo Bank, National Association, free and clear of any liens. Wells Fargo Bank, National Association acts as interim custodian for the loan files with respect to all of the C3CM Mortgage Loans prior to securitization.

In addition, C3CM or C3MF is party to an interest rate hedging arrangement with Wells Fargo Bank, National Association with respect to all of the C3CM Mortgage Loans. Those hedging arrangements will terminate in connection with the contribution of such Mortgage Loans to this securitization transaction.

Based on an unaudited Statement of Assets, Liabilities and Member’s Equity – Income Tax Basis as of March 31, 2014, C3CM and its wholly-owned subsidiary, C3MF, had combined total assets of approximately $226.6 million, combined total liabilities of approximately $131.8 million and combined total member’s equity of approximately $94.8 million.

In connection with commercial mortgage securitization transactions, C3CM will generally transfer the subject mortgage loans to the applicable depositor, who will then transfer those mortgage loans to the issuing entity for the related securitization. In return for the transfer by the depositor to the issuing entity of those mortgage loans (together with any other mortgage loans being securitized), the issuing entity will issue commercial mortgage pass-through certificates that are, in whole or in part, backed by, and supported by the cash flows generated by, the mortgage loans being securitized. In coordination with underwriters or initial purchasers and the applicable depositor, C3CM works with rating agencies, other loan sellers, servicers and investors and participates in structuring a securitization transaction to maximize the overall value and capital structure, taking into account numerous factors, including without limitation geographic and property type diversity and rating agency criteria. In connection with contributing mortgage loans to a securitization, C3CM will make certain loan-level representations and warranties, will undertake certain loan document delivery requirements and will undertake certain obligations to repurchase or replace mortgage loans affected by uncured material breaches of those representations and warranties and/or document delivery requirements.

C3CM’s Underwriting Guidelines and Processes

Set forth below is a discussion of general underwriting guidelines and processes with respect to multifamily, manufactured housing community and commercial mortgage loans originated by C3CM for securitization.

Notwithstanding the discussion below, given the unique nature of multifamily, manufactured housing community and commercial mortgaged properties, the underwriting and origination procedures and the credit analysis with respect to any particular multifamily, manufactured housing community or commercial mortgage loan may significantly differ from one loan to another, and will be driven by circumstances particular to that property, including, among others, its type, current use, size, location, market conditions, reserve requirements and additional collateral, tenants and leases, borrower identity, sponsorship, performance history and/or other factors. Consequently, we cannot assure you that the underwriting of any particular multifamily, manufactured housing community or commercial mortgage loan originated by C3CM will conform to the general guidelines and processes described below. For important information about the circumstances that have affected the underwriting of particular C3CM Mortgage Loans, see “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines” in this free writing prospectus and “Annex E-2—Exceptions to Representations and Warranties” in this free writing prospectus.

Loan Analysis. Generally both a credit analysis and a collateral analysis are conducted with respect to each multifamily, manufactured housing community and commercial mortgage loan. The credit analysis of the borrower generally includes a review of third-party credit reports or judgment, lien, bankruptcy and pending litigation searches. The collateral analysis generally includes a review of, in each case to the extent available and applicable, the historical property operating statements, rent rolls and certain significant tenant leases. The credit underwriting also generally includes a review of third-party appraisals, as well as environmental reports, engineering assessments and seismic reports, if applicable and obtained. Generally, a member of the mortgage loan underwriting team also conducts a site inspection to ascertain the overall quality, functionality and competitiveness of the property, including its neighborhood and market, accessibility and visibility, and to assess the tenancy of the property. The submarket in which the property is located is assessed to evaluate competitive or comparable properties as well as market trends.

Loan Approval. Prior to commitment, each multifamily, manufactured housing community and commercial mortgage loan to be originated must be approved by a loan committee that includes senior executives of C-III Parent. The committee may approve a mortgage loan as recommended, request additional due diligence, modify the loan terms or decline a loan transaction.

Debt Service Coverage Ratio and Loan-to-Value Ratio. The underwriting includes a calculation of the debt service coverage ratio and loan-to-value ratio in connection with the origination of a loan. With respect to loans originated for securitization, C3CM’s underwriting standards generally require, without regard to any other debt, a debt service coverage ratio of not less than 1.20x and a loan-to-value ratio of not more than 80.0%.

The debt service coverage ratio will generally be calculated based on the underwritten net cash flow from the property in question as determined by C3CM and payments on the loan based on actual (or, in some cases, assumed) principal and/or interest due on the loan. However, underwritten net cash flow is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property collateral. For example, when calculating the debt service coverage ratio for a multifamily, manufactured housing community or commercial mortgage loan, annual net cash flow that was calculated based on assumptions regarding projected future rental income, expenses and/or occupancy, may be utilized. We cannot assure you that the foregoing assumptions made with respect to any prospective multifamily, manufactured housing community or commercial mortgage loan will, in fact, be consistent with actual property performance. Such underwritten net cash flow may be higher than historical net cash flow reflected in recent financial statements. Additionally, certain mortgage loans may provide for only interest payments prior to maturity or for an interest-only period during a portion of the term of the mortgage loan. A loan-to-value ratio, in general, is the ratio, expressed as a percentage, of the then-outstanding principal balance of the mortgage loan divided by the estimated value of the related property based on an appraisal.

Additional Debt. Certain mortgage loans originated by C3CM may have or permit in the future certain additional subordinate debt, whether secured or unsecured, and/or mezzanine debt. It is possible that a member of the C-III Capital Group may be the lender on that additional subordinate debt and/or mezzanine debt.

The debt service coverage ratios described above will be lower based on the inclusion of the payments related to such additional debt and the loan-to-value ratios described above will be higher based on the inclusion of the amount of any such additional subordinate debt and/or mezzanine debt.

Assessments of Property Condition. As part of the underwriting process, the property assessments and reports described below generally will be obtained:

●
Appraisals. Independent appraisals or an update of an independent appraisal will generally be required in connection with the origination of each mortgage loan that meets the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation, or the guidelines in Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989. In some cases, however, the value of the subject real property collateral may be established based on a cash flow analysis, a recent sales price or another method or benchmark of valuation.

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Environmental Assessment. In most cases, a Phase I environmental assessment will be required with respect to the real property collateral for a prospective multifamily, manufactured housing community or commercial mortgage loan. However, when circumstances warrant, an update of a prior environmental assessment, a transaction screen or a desktop review may be utilized. Alternatively, in limited circumstances, an environmental assessment may not be required, such as when the benefits of an environmental insurance policy or an environmental guarantee have been obtained. Furthermore, an environmental assessment conducted at any particular real property collateral will not necessarily cover all potential environmental issues. For example, an analysis for radon, lead-based paint, mold and lead in drinking water will usually be conducted only at multifamily rental properties and only when the originator or an environmental consultant believes that such an analysis is warranted under the circumstances.

Depending on the findings of the initial environmental assessment, any of the following may be required:  additional environmental testing, such as a Phase II environmental assessment with respect to the subject real property collateral; an environmental insurance policy; that the borrower conduct remediation activities or establish an operations and maintenance plan; and/or a guaranty or reserve with respect to environmental matters.

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Engineering Assessment. In connection with the origination process, in most cases, it will be required that an engineering firm inspect the real property collateral for any prospective multifamily, manufactured housing community or commercial mortgage loan to assess the structure, exterior walls, roofing, interior structure and/or mechanical and electrical systems. Based on the resulting report, the appropriate response will be determined to any recommended repairs, corrections or replacements and any identified deferred maintenance. The resulting reports on some of the properties may indicate a variety of deferred maintenance items and recommended capital expenditures. In some instances, the repairs or maintenance are completed before closing or cash reserves are established to fund the deferred maintenance or replacement items or both.

●	Seismic Report. Generally, a seismic report is required for all properties located in seismic zones 3 or 4.

Notwithstanding the foregoing, engineering inspections and seismic reports will generally not be required or obtained by C3CM in connection with the origination process in the case of mortgage loans secured by real properties that are subject to a ground lease, triple-net lease or other long term lease, or in the case of mortgage loans that are not collateralized by any material improvements on the real property collateral.

Title Insurance. The borrower is required to provide, and C3CM or its origination counsel typically will review, a title insurance policy for each property. The title insurance policies provided typically must meet the following requirements:  (i) written by a title insurer licensed to do business in the jurisdiction where the mortgaged property is located, (ii) in an amount at least equal to the original principal balance of the mortgage loan, (iii) protection and benefits run to the mortgagee and its successors and assigns, (iv) written on an American Land Title Association form or equivalent policy promulgated in the jurisdiction where the mortgaged property is located and (v) if a survey was prepared, the legal description of the mortgaged property in the title policy conforms to that shown on the survey. In some cases, the title insurer may be an affiliate of C3CM.

Casualty Insurance. Except in certain instances where sole or significant tenants (which may include ground tenants) are permitted to obtain insurance or may self-insure, or where another third party unrelated to the applicable borrower (such as a condominium association, franchisor or unaffiliated property manager, if applicable) is permitted to obtain insurance, or where the subject mortgaged property may be covered by a blanket policy (which may be provided by an affiliate), C3CM typically requires that the related mortgaged property be insured by a hazard insurance policy with a customary deductible and in an amount at least equal to the lesser of the outstanding principal balance of the mortgage loan and 100% of the full insurable replacement cost of the improvements located on the property. If applicable, the policy contains appropriate endorsements to avoid the application of coinsurance and does not permit reduction in insurance proceeds for depreciation, except that the policy may permit a deduction for depreciation in connection with a cash settlement after a casualty if the insurance proceeds are not being applied to rebuild or repair the damaged improvements.

Flood insurance, if available, must be in effect for any mortgaged property that at the time of origination included material borrower-owned improvements in any area identified in the Federal Register by the Federal Emergency Management Agency a special flood hazard area. The flood insurance policy must meet the requirements of the then-current guidelines of the Federal Insurance Administration, be provided by a generally acceptable insurance carrier and be in an amount representing coverage not less than the least of (i) the outstanding principal balance of the mortgage loan, (ii) the full insurable value of the property or, in cases where only a portion of the property is in the flood zone, the full insurable value of the material borrower-owned improvements on the portion of the property contained in the flood zone, and (iii) the maximum amount of insurance available under the National Flood Insurance Program, except in some cases where self-insurance was permitted.

The standard form of hazard insurance policy typically covers physical damage or destruction of the improvements on the mortgaged property caused by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion. The policies may contain some conditions and exclusions to coverage, including exclusions related to acts of terrorism.

Except in certain instances where sole or significant tenants (which may include ground tenants) are permitted to obtain insurance or may self-insure, or where another third party unrelated to the applicable borrower (such as a condominium association, franchisor or unaffiliated property manager, if applicable) is permitted to obtain insurance, or where the subject mortgaged property may be covered by a blanket policy (which may be provided by an affiliate), each mortgage instrument typically also requires the borrower to maintain:  (i)  comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the property in an amount customarily required by institutional lenders; (ii) business interruption or rent loss insurance in an amount not less than 100% of the projected rental income from the related property for not less than twelve months; and (iii) insurance coverage for terrorism or terrorist acts, if such coverage is available at commercially reasonable rates (although in all (or almost all) cases, there is a cap on the amount that the related borrower will be required to expend on terrorism insurance).

Although properties are typically not insured for earthquake risk, a borrower will be required to obtain earthquake insurance if the property has material improvements and the seismic report indicates that the probable maximum loss (“PML”) is greater than 20%.

Zoning and Building Code Compliance. In connection with the origination of a multifamily, manufactured housing community or commercial mortgage loan, the originator will generally examine whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following:  legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports, zoning reports and/or representations by the related borrower.

In some cases, a mortgaged property may constitute a legal non-conforming use or structure. In such cases, C3CM may require an endorsement to the title insurance policy or the acquisition of law and ordinance insurance with respect to the particular non-conformity unless it determines that:  (i) the non-conformity should not have a material adverse effect on the ability of the borrower to rebuild; or (ii) if the improvements are rebuilt in accordance with currently applicable law, the value and performance of the property would be acceptable; or (iii) any major casualty that would prevent rebuilding has a sufficiently remote likelihood of occurring; or (iv) a cash reserve, a letter of credit or an agreement from a principal of the borrower is provided to cover losses.

If a material violation exists with respect to a mortgaged property, C3CM may require the borrower to remediate such violation and, subject to the discussion under “—Escrow Requirements” below, to establish a reserve to cover the cost of such remediation, unless a cash reserve, a letter of credit or an agreement from a principal of the borrower is provided to cover losses.

Escrow Requirements. Generally, C3CM requires most borrowers to fund escrows for taxes, insurance, replacement reserves, tenant improvements/leasing commissions (depending on the property type), deferred maintenance and/or environmental remediation. A case-by-case analysis will be conducted to determine the need for a particular escrow or reserve. Consequently, the aforementioned escrows and reserves are not established for every multifamily, manufactured housing community and commercial mortgage loan originated by C3CM. In certain cases, these reserves may be released to the borrower upon satisfaction of certain conditions in the loan documents which may include, but not be limited to, achievement of leasing matters, achieving a specified debt service coverage ratio or satisfying other conditions.

Furthermore, C3CM may accept an alternative to a cash escrow or reserve from a borrower, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower or periodic evidence that the items for which the escrow or reserve would have been established are being paid or addressed. In some cases, C3CM may determine that establishing an escrow or reserve is not warranted given the amounts that would be involved and C3CM’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve. In some cases, C3CM may determine that establishing an escrow or reserve is not warranted because a tenant or other third party has agreed to pay the subject cost or expense for which the escrow or reserve would otherwise have been established.

Generally, subject to the discussion in the prior paragraph, the required escrows for commercial, multifamily and manufactured housing community mortgage loans originated by the C3CM are as follows:

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Taxes—Monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are typically required to satisfy real estate taxes and assessments, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional property sponsor or high net worth individual property sponsor, (ii) if and to the extent that a sole or major tenant (which may include a ground tenant) at the related mortgaged property is required to pay taxes directly, or (iii) in the case of hospitality properties, the escrow or reserve is being maintained by a franchisor or unaffiliated property manager.

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Insurance—Monthly escrow deposits equal to 1/12th of the annual property insurance premium are typically required to pay insurance premiums, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional property sponsor or high net worth individual property sponsor, (ii) if the related borrower or an affiliate thereof maintains a blanket insurance policy that covers the related mortgaged property, (iii) if and to the extent that a sole or major tenant (which may include a ground tenant) at the related mortgaged property is obligated to maintain the insurance or is permitted to self-insure, (iv) if and to the extent that another third party unrelated to the applicable borrower (such as a condominium board, franchisor or unaffiliated property manager, if applicable) is obligated to maintain the insurance, or (v) in the case of hospitality properties, the escrow or reserve is being maintained by a franchisor or unaffiliated property manager.

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Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements by property type, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if and to the extent a tenant (which may include a ground tenant) at the related mortgaged property or other third party is responsible for all repairs and maintenance, (ii) if C3CM determines that establishing an escrow or reserve is not warranted given the amounts that would be involved and C3CM’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the cost of repairs and maintenance absent creation of an escrow or reserve, or (iii) in the case of hospitality properties, the escrow or reserve is being maintained by a franchisor or unaffiliated property manager.

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Tenant Improvements / Leasing Commissions—In the case of retail, office and industrial properties, a tenant improvements / leasing commissions reserve may be required to be funded either at loan origination and/or during the related mortgage loan term and/or upon the occurrence or during the continuance of a specified trigger event to cover certain anticipated leasing commissions or tenant improvement costs which might be associated with re-leasing the space occupied by significant tenants, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the related tenant’s lease extends beyond the loan term, (ii) if the rent for the space in question is considered below market, or (iii) if C3CM determines that establishing an escrow or reserve is not warranted given the amounts that would be involved and C3CM’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the anticipated leasing commissions or tenant improvement costs absent creation of an escrow or reserve.

●	Deferred Maintenance—A deferred maintenance reserve may be required to be funded at loan origination in an amount typically equal to 100% to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition or engineering report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor, a key principal or an affiliate of the borrower delivers a guarantee to complete the immediate repairs in a specified amount of time, (ii) if the deferred maintenance amount does not materially impact the function, performance or value of the property, (iii) if a tenant (which may include a ground tenant) at the related mortgaged property or other third party is responsible for the repairs, or (iv) if C3CM determines that establishing an escrow or reserve is not warranted given the amounts that would be involved and C3CM’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the cost of repairs absent creation of an escrow or reserve.

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Environmental Remediation—An environmental remediation reserve may be required at loan origination in an amount typically equal to 100% to 125% of the estimated remediation cost identified in the environmental report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor, a key principal or an affiliate of the borrower delivers a guarantee agreeing to take responsibility and pay for the identified environmental issues, (ii) if environmental insurance is obtained or already in place, (iii) if a third party unrelated to the borrower is identified as the responsible party or (iv) if C3CM determines that establishing an escrow or reserve is not warranted given the amounts that would be involved and C3CM’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the cost of remediation absent creation of an escrow or reserve.

For a description of the escrows collected with respect to the C3CM Mortgage Loans, please see Annex A to this free writing prospectus.

Exceptions

Notwithstanding the discussion under “—C3CM’s Underwriting Guidelines and Processes” above, one or more of the C3CM Mortgage Loans may vary from, or do not comply with, C3CM’s underwriting guidelines described above. In addition, in the case of one or more of the C3CM Mortgage Loans, C3CM or another originator may not have strictly applied the underwriting guidelines described above as the result of a case-by-case permitted exception based upon other compensating factors. For any material exceptions to C3CM’s underwriting guidelines described above in respect of the C3CM Mortgage Loans, see “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines” in this free writing prospectus.

Review of Mortgage Loans for Which C3CM is the Sponsor

A    Overview. C3CM has conducted a review of the C3CM Mortgage Loans in connection with the securitization described in this free writing prospectus. C3CM determined the nature, extent and timing of the review and the level of assistance provided by any third parties. The review of the C3CM Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of C3CM with the assistance of certain third parties. C3CM has ultimate authority and control over, and assumes all responsibility for and attributes to itself, the review of the C3CM Mortgage Loans that are being sold to the Depositor and the review’s findings and conclusions. The review procedures described below were employed with respect to all of the C3CM Mortgage Loans (rather than relying on sampling procedures).

B.   Data Tape. To prepare for securitization, members of C3CM created a data tape of loan-level and property-level information, and prepared an asset summary report, relating to each C3CM Mortgage Loan. The data tape and the respective asset summary reports were compiled from, among other sources, the related loan documents, appraisals, environmental assessment reports, property condition reports, seismic studies, zoning reports, insurance review summaries, borrower-supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by C3CM or a third party originator during the underwriting process. After origination of each C3CM Mortgage Loan, C3CM may have updated the information in the data tape and the related asset summary report with respect to such C3CM Mortgage Loan based on updates provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of C3CM. Such updates were not intended to be, and do not serve as, a re-underwriting of any C3CM Mortgage Loan. The C3CM data tape was used by C3CM to provide the numerical information regarding the C3CM Mortgage Loans in this free writing prospectus.

C.   Data Comparisons and Recalculation. The Depositor, on behalf of C3CM, engaged a third party accounting firm to perform certain data comparison and recalculation procedures that were designed or provided by C3CM, relating to information in this free writing prospectus regarding the C3CM Mortgage Loans. These procedures included:

●	comparing the information in the C3CM data tape against various source documents obtained or provided by C3CM;

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comparing numerical information regarding the C3CM Mortgage Loans and the related Mortgaged Properties disclosed in this free writing prospectus against the information contained in the C3CM data tape; and

●	recalculating certain percentages, ratios and other formulae relating to the C3CM Mortgage Loans disclosed in this free writing prospectus.

D.   Legal Review. C3CM engaged various law firms to conduct certain legal reviews of the C3CM Mortgage Loans for disclosure in this free writing prospectus. In anticipation of the securitization, lender’s origination counsel for each C3CM Mortgage Loan reviewed the representations and warranties set forth on Annex E-1 to this free writing prospectus and, if applicable, identified exceptions to those representations and warranties.

Legal counsel was also engaged in connection with this securitization to assist in the review of the C3CM Mortgage Loans. Such assistance included, among other things, a review of (i) the C3CM data tape, (ii) C3CM’s asset summary report or credit memorandum for each C3CM Mortgage Loan, (iii) certain reports or other written confirmations from origination counsel identifying the existence, or confirming the absence, of representation and warranty exceptions relating to certain C3CM Mortgage Loans, (iv) a due diligence questionnaire completed by C3CM with respect to the C3CM Mortgage Loans, and (v) select provisions in certain loan documents with respect to certain of the C3CM Mortgage Loans.

E.   Other Review Procedures. With respect to any material pending litigation of which C3CM was aware at the origination of any C3CM Mortgage Loan, C3CM requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. If C3CM became aware of a significant natural disaster in the vicinity of the Mortgaged Property securing any C3CM Mortgage Loan, C3CM obtained information on the status of the related Mortgaged Property from the related borrower to confirm no material damage to the related Mortgaged Property.

C3CM also reviewed the C3CM Mortgage Loans to determine, with the assistance of counsel engaged in connection with this securitization, whether any C3CM Mortgage Loan materially deviated from the underwriting guidelines set forth under “—C3CM’s Underwriting Guidelines and Processes” above. See “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines” in this free writing prospectus.

F.   Findings and Conclusions. C3CM found and concluded with reasonable assurance that the disclosure regarding the C3CM Mortgage Loans in this free writing prospectus is accurate in all material respects. C3CM also found and concluded with reasonable assurance that the C3CM Mortgage Loans were originated in accordance with C3CM’s origination procedures and underwriting criteria.

Repurchase Requests

As of the date of this free writing prospectus, C3CM filed its most recent Form ABS-15G with the SEC on January 10, 2014. Such Form ABS-15G is available electronically through the SEC’s EDGAR system. The Central Index Key number of C3CM is 0001541214. For the period from and including April 1, 2011 to and including March 31, 2014, C3CM does not have any activity to report as required by Rule 15Ga-1, with respect to the repurchase and replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

The information set forth under “—C-III Commercial Mortgage LLC” has been provided by C3CM.

NCB, FSB

General

NCB, FSB is a federal savings bank chartered under the Home Owners’ Loan Act and regulated by the Office of the Comptroller of the Currency. NCB, FSB is wholly-owned by National Consumer Cooperative Bank, a federally chartered corporation. The executive offices of NCB, FSB are located at 2011 Crystal Drive, Suite 800, Arlington, VA 22202. NCB, FSB is engaged in a wide range of banking, financial and finance-related activities throughout the United States.

In connection with providing the representations and warranties described above under “Description of the Mortgage Pool—Representations and Warranties”, NCB, FSB will conduct its own due diligence review. In addition, mortgage loan seller’s counsel will prepare, among other things, initial exception lists to the representations and warranties. Counsel will also review certain loan documentation and perform due diligence procedures. If a cure, repurchase or substitution is required with respect to a mortgage loan sold by NCB, FSB in the event of a material document defect or material breach of a representation or warranty with respect to such mortgage loan, NCB, FSB will be the sole party responsible for any repurchase or substitution. See “Description of the Mortgage Pool—Cures, Repurchases and Substitutions” and “Risk Factors—Risks Related to the Offered Certificates—No Party to the Pooling and Servicing Agreement Will Be Obligated to Review the Mortgage Loans to Determine Whether Representations and Warranties Are True; Mortgage Loan Sellers or Other Responsible Parties May Not Be Able To Make a Required Repurchase or Substitution of a Defective Mortgage Loan” in this free writing prospectus. In addition, NCB, FSB has agreed to indemnify the Depositor and the underwriters and certain of their respective affiliates with respect to certain liabilities arising in connection with the issuance and sale of the Offered Certificates.

Neither NCB, FSB nor any of its affiliates will insure or guarantee distributions on the Certificates. The Certificateholders will have no rights or remedies against NCB, FSB for any losses or other claims in connection with the Certificates or the mortgage loans except in respect of the repurchase and substitution obligations for material document defects or the material breaches of representations and warranties made by NCB, FSB in the related Mortgage Loan Purchase Agreement as described under “Description of the Mortgage Pool—Cures, Repurchases and Substitutions” in this free writing prospectus.

A wholly-owned subsidiary of NCB, FSB is a party to a repurchase facility with Wells Fargo Bank, National Association. None of the Mortgage Loans that NCB, FSB will transfer to the Depositor are subject to such repurchase agreement. NCB, FSB is party to an interest rate hedging arrangement with Wells Fargo Bank, National Association with respect to ten (10) of the NCB, FSB Mortgage Loans, which have an aggregate Cut-off Date Balance of $43,300,442, representing approximately 3.0% of the Cut-off Date Pool Balance, and such hedging arrangements will terminate with respect to such loans that NCB, FSB will transfer to the Depositor in connection with the transfer of those Mortgage Loans pursuant to this securitization transaction. See “—Affiliations and Certain Relationships” below.

NCB, FSB is a party to an interest rate hedging arrangement, in each case, with Wells Fargo Bank, National Association. None of the mortgage loans that NCB, FSB will transfer to the Depositor are subject to such repurchase agreement. Certain of the mortgage loans that NCB, FSB will transfer to the

Depositor are subject to such hedging arrangements and those hedging arrangements will terminate with respect to the loans that NCB, FSB will transfer to the Depositor in connection with the transfer of those mortgage loans pursuant to this securitization transaction. See “—Affiliations and Certain Relationships” below.

NCB, FSB’s Securitization Program

NCB, FSB has been an active participant in securitization of commercial and multifamily mortgage loans as a mortgage loan seller and sponsor since 2002. Its parent, National Consumer Cooperative Bank, has been an active participant in securitization of commercial and multifamily mortgage loans as a mortgage loan seller since 1992. This is the 35th commercial mortgage loan securitization to which NCB, FSB and its affiliates are contributing loans. During the period commencing on January 1, 1992 and ending on March 31, 2014, NCB, FSB and its affiliates sold approximately $4.5 billion of commercial and multifamily mortgage loans into commercial mortgage-backed securitization transactions. Since 1998, NCB, FSB together with its parent National Consumer Cooperative Bank securitized approximately $3.0 billion of multifamily loans in agency mortgage security backed transactions.

In addition to commercial and multifamily mortgage loans, NCB, FSB has securitized residential mortgage loans.

NCB, FSB’s Underwriting Standards and Processes

General.  All of the mortgage loans sold to the Depositor by NCB, FSB were originated by NCB, FSB or an affiliate of NCB, FSB, generally in accordance with the underwriting criteria described below. Twelve (12) of the fifteen (15) mortgage loans that NCB, FSB will transfer to the Depositor were originated by its parent company, National Consumer Cooperative Bank. NCB, FSB has implemented general loan policies and guidelines establishing certain procedures with respect to underwriting its mortgage loans. The underwriting and origination procedures and the credit analysis with respect to any particular mortgage loan may significantly differ from one mortgage loan to another, and will be driven by circumstances particular to that mortgage loan and the related mortgaged real property, including, among others, its type, physical quality, size, environmental condition, location, market conditions, reserve requirements and other factors. Accordingly, there is no assurance that every loan will comply in all respects with NCB, FSB’s general guidelines.

Loan Analysis.  In connection with the origination of mortgage loans, NCB, FSB conducts an extensive review of the related mortgaged real property, which includes an analysis of the appraisal, environmental report, property condition report, seismic reports (where applicable), historical operating statements, ground lease (where applicable), leases, maintenance schedules and rent rolls (where applicable), budgets, sources and uses and related information provided by the borrower. The credit of the borrower is examined for financial strength and character prior to origination of the mortgage loan, which may include a review of annual financial statements and judgment, lien, bankruptcy and outstanding litigation searches. As part of the underwriting process, a site inspection of each mortgaged real property is conducted by NCB, FSB, an affiliate or a third-party engineering firm.

Loan Approval.  Prior to commitment, all mortgage loans must be approved by NCB, FSB’s credit committee (the make-up of which varies by loan size and type) in accordance with its credit policies. The credit committee may approve a mortgage loan as recommended, request additional due diligence, modify the loan terms or decline a loan transaction.

Environmental Assessments.  An environmental site assessment (generally a Phase I environmental site assessment) is performed on all mortgaged properties. The environmental assessments are performed during the 12 month period preceding origination of the related mortgage loan. Depending on the findings of the environmental site assessment, any of the following may be required:  additional environmental testing, such as a Phase II environmental assessment on the subject mortgaged property; obligating the related borrower to perform remediation as a condition to the closing of such mortgage loan or within a period following the closing of such mortgage loan; and/or cash reserves for any recommended remediation action. Additionally, all borrowers are required to provide customary environmental representations, warranties, covenants and indemnities relating to the existence and use of hazardous substances on the mortgaged properties.

Property Condition Assessments.  Independent engineering firms conduct inspections with respect to each mortgaged real property generally within the twelve-month period preceding the origination of the related mortgage loan. The resulting reports on some of the properties may indicate a variety of deferred maintenance items and recommended capital expenditures. In some instances where deferred maintenance items are identified, repairs or maintenance are completed before closing or cash reserves are established to fund the deferred maintenance items.

Appraisals. An appraisal of each of the mortgaged properties is performed prior to the origination of each such loan. Independent MAI appraisers performed the appraisals. Such appraisals generally complied with (or the appraiser certified that such appraisal complied with) the appraisal guidelines of Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989.

Seismic Report. If the property consists of improvements located in seismic zone 3 or 4, NCB, FSB typically requires a seismic report to establish the probable maximum or bounded loss for the improvements at the property as a result of an earthquake.

Title Insurance. The borrower is required to provide, and NCB, FSB’s origination counsel reviews, a title insurance policy for each property. The title insurance policies provided typically must meet the following requirements:  (i) written by a title insurer licensed to do business in the jurisdiction where the mortgaged property is located, (ii) in an amount at least equal to the original principal balance of the mortgage loan, (iii) protection and benefits run to the mortgagee and its successors and assigns, (iv) written on an American Land Title Association form or equivalent policy promulgated in the jurisdiction where the mortgaged property is located and (v) if a survey was prepared, the legal description of the mortgaged property in the title policy conforms to that shown on the survey.

Additional Debt.  Certain mortgage loans may have or permit in the future certain additional subordinate debt, whether secured or unsecured. In many cases, NCB, FSB or one of its affiliates is and/or will be the lender on that additional debt. The debt service coverage ratios described herein would be lower if the payments related to such additional debt were included in the calculation of such debt service coverage ratios and the loan-to-value ratios described herein would be higher if the amount of any such additional subordinate debt were included in the calculation of such loan-to-value ratios.

Debt Service Coverage Ratio and LTV Ratio.  NCB, FSB evaluates debt service coverage ratios and loan-to-value ratios when underwriting a mortgage loan. Debt service coverage ratios are calculated based on Underwritten Net Cash Flow, which, in the case of a residential cooperative property, is the projected net cash flow reflected in the most recent appraisal obtained by or otherwise in the possession of the related Mortgage Loan Seller as of the cut-off date and, in general, equals projected operating income at the property assuming such property is operated as a rental property with rents and other income set at prevailing market rates (but taking into account the presence of existing rent regulated or rent-controlled rental tenants), reduced by underwritten property operating expenses, a market-rate vacancy assumption and projected replacement reserves, in each case as determined by the appraiser. However, the projected net cash flow used in such determinations may differ materially from the scheduled monthly maintenance payments from the tenant-stockholders upon which residential cooperatives depend. The loan-to-value ratio with respect to each mortgage loan secured by a residential cooperative property is calculated using the value estimate reflected in the most recent appraisal obtained by or otherwise in the possession of the related Mortgage Loan Seller as of the cut-off date determined as if such residential cooperative property is operated as a residential cooperative. This value, in general, equals the sum of (i) the gross sellout value of all cooperative units in such residential cooperative property (applying a discount for units that are subject to existing rent regulated or rent-controlled rental tenants as and if deemed appropriate by the appraiser), based in part on various comparable sales of cooperative apartment units in the market, plus (ii) the amount of the underlying debt encumbering the related Mortgaged Property. With respect to limited equity cooperatives (i.e., housing cooperatives in which eligible members purchase shares at below market prices and are subject to restrictions on the sale price for which units may be re-sold), the gross sellout value referenced in the preceding sentence is calculated without regard to any applicable sale price restrictions. The comparable sales considered in the appraisers’ estimates of gross sellout values may have occurred at properties where the cooperative entity’s underlying mortgage debt per cooperative unit was substantially more or less than that at the applicable Mortgaged Property. The appraisers generally made no adjustments to comparable sales statistics to account for any such differences, although monthly unit maintenance obligations may have been considered. In addition, NCB, FSB will calculate a loan-to-value ratio for each cooperative mortgage loan based upon the value of such residential cooperative property as a multifamily rental property. The value of a residential cooperative property as a multifamily rental property is reflected in the most recent appraisal obtained by or otherwise in the possession of the related Mortgage Loan Seller as of the cut-off date and, in general, is derived by applying an appropriate capitalization rate (as determined by the appraiser) to the Underwritten Net Cash Flow for such residential cooperative property.

Zoning and Building Code Compliance.  With respect to each mortgage loan, NCB, FSB will generally consider whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use and building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following:  legal opinions; surveys; recorded documents; temporary or permanent Certificates of occupancy; letters from governmental officials or agencies; title insurance endorsements; third party prepared zoning reports; information set forth in the appraisal of the related property; and/or representations by the related borrower. NCB, FSB generally requires borrowers to obtain law and ordinance coverage. If a material violation exists with respect to a mortgaged property, NCB, FSB may require the borrower to remediate such violation and/or to establish a reserve to cover the cost of such remediation.

Hazard, Liability and Other Insurance.  The mortgage loans typically require that the related property be insured by a hazard insurance policy with a customary deductible and in an amount at least equal to the lesser of the outstanding principal balance of the mortgage loan or 100% of the full insurable replacement cost of the improvements located on the property. If applicable, the policy contains appropriate endorsements to avoid the application of coinsurance and does not permit reduction in insurance proceeds for depreciation. Flood insurance, if available, must be in effect for any property that at the time of origination included material improvements in any area identified by the Federal Emergency Management Agency as being situated in a Special Flood Hazard Area. The flood insurance policy must meet the requirements of the then-current guidelines of the Federal Insurance Administration and be provided by a generally acceptable insurance carrier in an amount not less than the least of (i) the outstanding principal balance of the mortgage loan, (ii) the full insurable value of the property, and (iii) the maximum amount of insurance available under the National Flood Insurance Program. The standard form of hazard insurance policy typically covers physical damage or destruction of improvements on the mortgaged property caused by fire, lighting, explosion, smoke, windstorm and hail, riot or strike and civil commotion. The policies may contain some conditions and exclusions of coverage, including exclusions related to acts of terrorism.

Each mortgage loan typically also requires the borrower to maintain comprehensive general liability insurance against claims for bodily injury or property damage occurring on, in or about the property in an amount that is generally consistent with currently prevailing capital market standards.

Each mortgage loan typically further requires the related borrower to maintain business interruption or loss of income insurance in an amount not less than 100% of the projected shareholder or unit owner maintenance income for the related property for a period of not less than twelve months.

The properties are typically not insured for earthquake risk unless a seismic report indicates a PML of greater than 20%.

Escrow Requirements.  NCB, FSB may require a borrower to fund various escrows. Such escrows may include escrows for taxes and insurance premiums (to cover amounts due prior to their respective due dates), reserves to cover the cost of repairs recommended pursuant to a building condition report prepared for NCB, FSB or an affiliate that originated the loan, and/or reserves to secure the performance of environmental or other remediation work. In some cases such reserves may only be required upon the occurrence of certain events. A case-by-case analysis will be conducted to determine the need for a particular escrow or reserve.

Exceptions.  Notwithstanding the discussion under “—NCB, FSB’s Underwriting Standards and Processes” above, one or more of NCB, FSB’s mortgage loans may vary from, or not comply with, NCB, FSB’s underwriting policies and guidelines described above. In addition, in the case of one or more of NCB, FSB’s mortgage loans, NCB, FSB or another originator may not have strictly applied the underwriting policies and guidelines described above as the result of a case-by-case permitted exception based upon other compensating factors. None of the NCB, FSB Mortgage Loans were originated with any material exceptions to NCB, FSB’s underwriting policies, guidelines and procedures described above.

Review of Mortgage Loans for Which NCB, FSB is the Sponsor

Overview. NCB, FSB, in its capacity as the Sponsor of the NCB, FSB Mortgage Loans, has conducted a review of the NCB, FSB Mortgage Loans it is selling to the Depositor designed and effected to provide reasonable assurance that the disclosure related to the NCB, FSB Mortgage Loans is accurate in all material respects. NCB, FSB determined the nature, extent and timing of the review and the level of assistance provided by any third parties. The review of the NCB, FSB Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of NCB, FSB (collectively, the “NCB, FSB Deal Team”) with the assistance of certain third parties. NCB, FSB has ultimate authority and control over, and assumes all responsibility for and attributes to itself, the review of the mortgage loans that it is selling to the Depositor and the review’s findings and conclusions. The review procedures described below were employed with respect to all of the NCB, FSB Mortgage Loans (rather than relying on sampling procedures).

Database. To prepare for securitization, members of the NCB, FSB Deal Team created a database of loan-level and property-level information relating to each NCB, FSB Mortgage Loan. The database was compiled from, among other sources, the related mortgage loan documents, third party reports (appraisals, environmental site assessments and property condition reports, insurance policies, borrower-supplied information (including, to the extent available, maintenance schedules and rent rolls (if applicable), leases, operating statements and budgets) and information collected by NCB, FSB during the underwriting process. Prior to securitization of each NCB, FSB Mortgage Loan, the NCB, FSB Deal Team may have updated the information in the database with respect to such NCB, FSB Mortgage Loan based on current information brought to the attention of the NCB, FSB Deal Team relating to loan payment status and escrows, updated operating statements, maintenance schedules and rent rolls (if applicable), leasing activity, and other relevant information. Such updates were not intended to be, and do not serve as, a re-underwriting of any Mortgage Loan.

A data tape (the “NCB, FSB Data Tape”) containing detailed information regarding each NCB, FSB Mortgage Loan was created from, among other sources, the information in the database referred to in the prior paragraph. The NCB, FSB Data Tape was used by the NCB, FSB Deal Team to provide the numerical information regarding the NCB, FSB Mortgage Loans in this free writing prospectus.

Data Comparisons and Recalculation. The Depositor, on behalf of NCB, FSB, engaged a third party accounting firm to perform certain data comparison and recalculation procedures which were designed or provided by NCB, FSB relating to information in this free writing prospectus regarding the NCB, FSB Mortgage Loans. These procedures included:

●	comparing the information in the NCB, FSB Data Tape against various source documents provided by NCB, FSB;

●
comparing numerical information regarding the NCB, FSB Mortgage Loans and the related Mortgaged Properties disclosed in this free writing prospectus against the information contained in the NCB, FSB Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the NCB, FSB Mortgage Loans disclosed in this free writing prospectus.

Legal Review. NCB, FSB engaged counsel to conduct certain legal reviews of the NCB, FSB Mortgage Loans for disclosure in this free writing prospectus. In anticipation of the securitization of each NCB, FSB Mortgage Loan, counsel reviewed the principal loan documents for each mortgage loan to identify material deviations from NCB, FSB’s standard form loan documents. In addition, counsel reviewed NCB, FSB’s representations and warranties set forth on Annex E-1 to this free writing prospectus and, if applicable, identified exceptions to those representations and warranties.

Other Review Procedures. NCB, FSB has serviced each NCB, FSB mortgage loan since origination and has confirmed that it is not aware of any material events, except as previously identified, concerning the related Mortgage Loan, the Mortgaged Property and the borrower occurring since origination, including, but not limited to, (i) loan modifications or assumptions, or releases of the related borrower or Mortgaged Property; (ii) damage to the Mortgaged Property that materially and adversely affects its value as security for the Mortgage Loan; (iii) pending condemnation actions; (iv) litigation, regulatory or other proceedings against the Mortgaged Property or borrower, or notice of non-compliance with environmental laws; (iv) bankruptcies involving any borrower; and (v) any existing or incipient material defaults.

The NCB, FSB Deal Team also reviewed the NCB, FSB Mortgage Loans to confirm, with the assistance of counsel, whether any NCB, FSB Mortgage Loan materially deviated from the underwriting guidelines set forth under “—NCB, FSB’s Underwriting Standards and Processes” above. See “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines” in this free writing prospectus

Findings and Conclusions. NCB, FSB found and concluded with reasonable assurance that the disclosure regarding the NCB, FSB Mortgage Loans in this free writing prospectus is accurate in all material respects. NCB, FSB also found and concluded with reasonable assurance that the NCB, FSB Mortgage Loans were originated in accordance with NCB, FSB’s origination policies, procedures and underwriting criteria set forth under “—NCB, FSB’s Underwriting Standards and Processes” above. See “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines” in this free writing prospectus.

Review Procedures in the Event of a Mortgage Loan Substitution.  NCB, FSB will perform a review of any NCB, FSB Mortgage Loan that it elects to substitute for a NCB, FSB Mortgage Loan in the pool in connection with a material breach of a representation or warranty or a material document defect. NCB, FSB, and if appropriate its legal counsel, will review the mortgage loan documents and servicing history of the substitute mortgage loan to confirm it meets each of the criteria required under the terms of the related Mortgage Loan Purchase Agreement and the Pooling and Servicing Agreement. NCB, FSB may engage a third party accounting firm to compare the such criteria against the underlying source documentation to verify the accuracy of the review by NCB, FSB and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by NCB, FSB to render any tax opinion required in connection with the substitution.

Repurchase Requests

As of the date of this free writing prospectus, NCB, FSB filed its most recent Form ABS-15G with the SEC on February 12, 2014. Such Form ABS-15G is available electronically though the SEC’s EDGAR system. The Central Index Key number of NCB, FSB is 0001577313. With respect to the period from and including April 1, 2011 to and including March 31, 2014, NCB, FSB does not have any activity to report as required by Rule 15Ga-1 with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

The information set forth under “—NCB, FSB” has been provided by NCB, FSB.

Compensation of the Sponsors

In connection with the offering and sale of the Certificates contemplated by this free writing prospectus, the Sponsors (directly or through affiliates of the Sponsors) will be compensated for the sale of their respective Mortgage Loans in an amount generally equal to the excess, if any, of:

(a)      the sum of any proceeds received from the sale of the Certificates to investors (whether or not in this offering) and the sale of servicing rights to Wells Fargo Bank, National Association for the servicing of the Mortgage Loans and Serviced Companion Loans for which it is to be the Master Servicer (excluding primary servicing rights, if any, retained or previously sold by a Sponsor), over

(b)      the sum of the costs and expense of originating or acquiring the Mortgage Loans and the costs and expenses related to the issuance, offering and sale of the Certificates as described in this free writing prospectus.

In the case of the Mortgage Loans and Serviced Companion Loans as to which Wells Fargo Bank, National Association is the Master Servicer, the mortgage servicing rights (excluding primary servicing rights, if any, retained or previously sold by a Sponsor) will be sold to such Master Servicer for a price based on the value of the master and/or primary servicing fees to be paid to such Master Servicer with respect to each such Mortgage Loan and Serviced Companion Loan and the value of the right to earn income on investments on amounts held by such Master Servicer with respect to such Mortgage Loans and Serviced Companion Loans.

The Depositor

RBS Commercial Funding Inc. is the depositor with respect to the Issuing Entity (in such capacity, the “Depositor”). The Depositor is a Delaware corporation and was formed in 1999 as Greenwich Capital Commercial Funding Corp., for the purpose of engaging in the business, among other things, of acquiring and depositing mortgage loans in trusts in exchange for certificates evidencing interests in the trusts and selling or otherwise distributing the certificates. The Depositor changed its name to RBS Commercial Funding Inc. on July 8, 2009. The sole shareholder of the Depositor is The Royal Bank of Scotland plc. The Depositor’s executive offices are located at 600 Washington Boulevard, Stamford, Connecticut 06901, telephone number:  (203) 897-2700. The Depositor will not have any material assets. The Depositor is an affiliate of The Royal Bank of Scotland, a Sponsor and an Originator and an affiliate of RBS Securities Inc., one of the underwriters.

The Depositor will have minimal ongoing duties with respect to the Certificates and the Mortgage Loans. The Depositor’s duties will include:  (i) the duty to appoint a successor trustee or certificate administrator in the event of the removal of the Trustee or Certificate Administrator, (ii) pay any ongoing fees of the rating agencies, (iii) to promptly deliver to the Custodian any document that comes into the Depositor’s possession that constitutes part of the Mortgage File or servicing file for any Mortgage Loan, (iv) upon discovery of a breach of any of the representations and warranties of the Master Servicer which materially and adversely affects the interests of the Certificateholders, to give prompt written notice of such breach to the parties to the Pooling and Servicing Agreement and the related Mortgage Loan Seller, (v) to provide information in its possession with respect to the Certificates to the Certificate Administrator to the extent necessary to perform REMIC and grantor trust tax administration, (vi) to sign any annual report on Form 10-K, including the required certification therein under the Sarbanes-Oxley Act, and any distribution reports on Form 10-D and Current Reports on Form 8-K required to be filed by the Issuing Entity, and (vii) to mail the notice of a succession of Trustee or Certificate Administrator to all Certificateholders.

On the Closing Date, the Depositor will acquire the Mortgage Loans from each Sponsor and will simultaneously transfer the Mortgage Loans, without recourse, to the Trustee for the benefit of the Certificateholders. See “The Depositor” in the prospectus.

The Originators

Wells Fargo Bank, National Association, The Royal Bank of Scotland, Prudential Mortgage Capital Company, LLC, Basis Real Estate Capital II, LLC, C-III Commercial Mortgage LLC, NCB, FSB, Barclays Bank PLC and National Consumer Cooperative Bank are referred to as the “Originators” in this free writing prospectus.

The information set forth in this free writing prospectus concerning the Sponsors, Originators and their underwriting standards has been provided by the Sponsors and Originators.

Wells Fargo Bank, National Association

Wells Fargo Bank, National Association is a Mortgage Loan Seller and an Originator. See “—The Sponsors—Wells Fargo Bank, National Association” above.

The Royal Bank of Scotland

The Royal Bank of Scotland is a Mortgage Loan Seller and an Originator. See “—The Sponsors—The Royal Bank of Scotland” above.

Prudential Mortgage Capital Company, LLC

Prudential Mortgage Capital Company, LLC is the Originator of the Mortgage Loans contributed by Liberty Island Group I LLC. See “—The Sponsors—Liberty Island Group I LLC” above.

Basis Real Estate Capital II, LLC

Basis Real Estate Capital II, LLC is a Mortgage Loan Seller and an Originator. See “—The Sponsors—Basis Real Estate Capital II, LLC” above.

C-III Commercial Mortgage LLC

C-III Commercial Mortgage LLC is a Mortgage Loan Seller and an Originator. See “—The Sponsors—C-III Commercial Mortgage LLC” above.

National Consumer Cooperative Bank

National Consumer Cooperative Bank is NCB, FSB’s parent company and is the Originator of the twelve (12) of the total fifteen (15) NCB, FSB Mortgage Loans secured by the Mortgaged Properties identified on Annex A to this free writing prospectus as 138-15 Franklin Avenue Apartments Corp., 214 West 17th Apartment Corp., 2630 Kingsbridge Terrace Owners, Inc., 320 W. 89th St. Owners Corp., 67-35 Yellowstone Blvd. Owners Corp., 67th Road Housing Corporation, 993 Fifth Avenue Corporation, Commons of Pleasantville N.Y. Inc., Florence Court Corporation, Gateway Apartment Owners Corp., Harrison Commons, Ltd. and 24 Central Park South, Inc., collectively representing approximately 2.6% of the Cut-off Date Pool Balance. See “—The Sponsors—NCB, FSB” above.

NCB, FSB

NCB, FSB is a Mortgage Loan Seller and an Originator. See “—The Sponsors—NCB, FSB” above.

Barclays Bank PLC

Barclays Bank PLC is an Originator with respect to the Queens Atrium Mortgage Loan, which it co-originated with Wells Fargo Bank, National Association.

The Issuing Entity

The Issuing Entity with respect to the Offered Certificates will be the WFRBS Commercial Mortgage Trust Series 2014-C21 (the “Issuing Entity”). The Issuing Entity is a New York common law trust that will be formed on the Closing Date pursuant to the Pooling and Servicing Agreement. The only activities that the Issuing Entity may perform are those set forth in the Pooling and Servicing Agreement, which are generally limited to owning and administering the Mortgage Loans and any REO Property, disposing of defaulted Mortgage Loans and REO Property, issuing the Certificates, making distributions, providing reports to Certificateholders and other activities described in this free writing prospectus. Accordingly, the

Issuing Entity may not issue securities other than the Certificates, or invest in securities, other than investing of funds in the Certificate account and other accounts maintained under the Pooling and Servicing Agreement in certain short-term high-quality investments. The Issuing Entity may not lend or borrow money, except that the Master Servicers and the Trustee may make advances of P&I Advances and Servicing Advances to or for the benefit of the Issuing Entity, but only to the extent it deems such advances to be recoverable from the related Mortgage Loan or proceeds thereof; such advances are intended to provide liquidity, rather than credit support. The Pooling and Servicing Agreement may be amended as set forth under “The Pooling and Servicing Agreement—Amendment of the Pooling and Servicing Agreement” in this free writing prospectus. The Issuing Entity administers the Mortgage Loans through the Trustee, the Certificate Administrator, the Master Servicers, the Special Servicers and the Trust Advisor. A discussion of the duties of the Certificate Administrator, the Trustee, the Master Servicers, the Special Servicers and the Trust Advisor, including any discretionary activities performed by each of them, is set forth under “—The Trustee”, “—The Certificate Administrator, Tax Administrator, Certificate Registrar and Custodian”, “—The Master Servicers”, “—The Special Servicers” and “The Pooling and Servicing Agreement—The Trust Advisor” and “—Servicing of the Mortgage Loans” in this free writing prospectus.

The only assets of the Issuing Entity other than the Mortgage Loans and any REO Properties (which includes, with respect to a Non-Serviced Loan Combination, the Issuing Entity’s interest in any REO Property acquired with respect to such Non-Serviced Loan Combination pursuant to the related Other Pooling and Servicing Agreement, but does not include a Serviced Companion Loan’s pro rata interest in any REO Property) are the Distribution Account and other accounts maintained pursuant to the Pooling and Servicing Agreement and the short-term investments in which funds in the Distribution Account and other accounts are invested. The Issuing Entity has no present liabilities, but has potential liability relating to ownership of the Mortgage Loans and any REO Properties including, with respect to a Non-Serviced Loan Combination, the Issuing Entity’s interest in any REO Property acquired pursuant to the related Other Pooling and Servicing Agreement, and the other activities described in this free writing prospectus, and indemnity obligations to the Depositor, the Certificate Administrator, the Trustee, the Master Servicers, the Special Servicers and the Trust Advisor. The fiscal year of the Issuing Entity is the calendar year. The Issuing Entity has no executive officers or board of directors and acts through the Certificate Administrator, the Trustee, the Master Servicers and the Special Servicers.

The Depositor is contributing the Mortgage Loans to the Issuing Entity. The Depositor is purchasing the Mortgage Loans from the Sponsors, as described under “Description of the Mortgage Pool—Sale of Mortgage Loans; Mortgage File Delivery” and “—Cures, Repurchases and Substitutions” in this free writing prospectus.

Since the Issuing Entity is a common law trust, it may not be eligible for relief under the federal bankruptcy laws, unless it can be characterized as a “business trust” for purposes of the federal bankruptcy laws. Bankruptcy courts look at various considerations in making this determination, so it is not possible to predict with any certainty whether or not the trust would be characterized as a “business trust”.

The Trustee

Wilmington Trust, National Association (“WTNA”) (formerly called M & T Bank, National Association) will act as trustee on behalf of the Certificateholders pursuant to the Pooling and Servicing Agreement. WTNA is a national banking association with trust powers incorporated in 1995. The trustee’s principal place of business is located at 1100 North Market Street, Wilmington, Delaware 19890. WTNA is an affiliate of Wilmington Trust Company and both WTNA and Wilmington Trust Company are subsidiaries of Wilmington Trust Corporation. Since 1998, Wilmington Trust Company has served as trustee in numerous asset-backed securities transactions. As of June 30, 2014, WTNA served as trustee on approximately 1,500 mortgage-backed related securities transactions having an aggregate original principal balance in excess of $33 billion, and on approximately 39 commercial mortgage-backed securities transactions having an aggregate original principal balance in excess of $13 billion.

The transaction parties may maintain banking and other commercial relationships with WTNA and its affiliates. In its capacity as trustee on commercial mortgage securitizations, WTNA and its affiliates are generally required to make an advance if the related servicer or special servicer fails to make a required advance. In the past three years, WTNA and its affiliates have not been required to make an advance on a commercial mortgage-backed securities transaction.

WTNA is subject to various legal proceedings that arise from time to time in the ordinary course of business. WTNA does not believe that the ultimate resolution of any of these proceedings will have a material adverse effect on its services as owner trustee.

The information set forth under this sub-heading has been provided by WTNA. None of the Depositor, the underwriters or any other person, other than WTNA, makes any representation or warranty as to the accuracy or completeness of such information.

The Certificate Administrator, Tax Administrator, Certificate Registrar and Custodian

Wells Fargo Bank, National Association (“Wells Fargo Bank”) will act as certificate administrator, tax administrator, certificate registrar, and custodian under the Pooling and Servicing Agreement (the “Certificate Administrator”).

Wells Fargo Bank is a national banking association and a wholly-owned subsidiary of Wells Fargo & Company. A diversified financial services company, Wells Fargo & Company is a U.S. bank holding company with approximately $1.5 trillion in assets and 264,000 employees as of December 31, 2013, which provides banking, insurance, trust, mortgage and consumer finance services throughout the United States and internationally. Wells Fargo Bank provides retail and commercial banking services and corporate trust, custody, securities lending, securities transfer, cash management, investment management and other financial and fiduciary services. The depositor, the sponsors, the master servicer, the special servicer, the trustee, the trust advisor, and the mortgage loan seller may maintain banking and other commercial relationships with Wells Fargo Bank and its affiliates. Wells Fargo Bank maintains principal corporate trust offices at 9062 Old Annapolis Road, Columbia, Maryland 21045 (among other locations) and its office for certificate transfer services is located at Sixth Street and Marquette Avenue, Minneapolis, Minnesota 55479.

Under the terms of the pooling and servicing agreement, Wells Fargo Bank is responsible for securities administration, which includes pool performance calculations, distribution calculations and the preparation of monthly distribution reports. As certificate administrator, Wells Fargo Bank is responsible for the preparation and filing of all REMIC and grantor trust tax returns on behalf of the issuing entity and the preparation of monthly reports on Form 10-D, certain current reports on Form 8-K and annual reports on Form 10-K that are required to be filed with the SEC on behalf of the Issuing Entity. Wells Fargo Bank has been engaged in the business of securities administration since June 30, 1995, and in connection with commercial mortgage-backed securities since 1997. As of December 31, 2013, Wells Fargo Bank was acting as securities administrator with respect to more than $244 billion of outstanding commercial mortgage-backed securities.

Wells Fargo Bank is acting as custodian of the mortgage loan files pursuant to the pooling and servicing agreement. In that capacity, Wells Fargo Bank is responsible to hold and safeguard the mortgage notes and other contents of the mortgage files on behalf of the Trustee for the benefit of the Certificateholders. Wells Fargo Bank maintains each mortgage loan file in a separate file folder marked with a unique bar code to assure loan-level file integrity and to assist in inventory management. Files are segregated by transaction or investor. Wells Fargo Bank has been engaged in the mortgage document custody business for more than 25 years. Wells Fargo Bank maintains its commercial document custody facilities in Minneapolis, Minnesota. As of December 31, 2013, Wells Fargo Bank was acting as custodian of more than 67,000 commercial mortgage loan files.

Wells Fargo Bank serves or may have served within the past two years as loan file custodian for various mortgage loans owned by the Sponsors or an affiliate of the Sponsors, and one or more of those mortgage loans may be included in the Trust. The terms of any custodial agreement under which those services are provided by Wells Fargo Bank are customary for the mortgage-backed securitization industry and provide for the delivery, receipt, review and safekeeping of mortgage loan files.

The information set forth under this sub-heading has been provided by Wells Fargo Bank.

The Master Servicers

Wells Fargo Bank, National Association

Wells Fargo Bank will act as the master servicer under the Pooling and Servicing Agreement for all of the Mortgage Loans to be deposited into the Issuing Entity (other than the Mortgage Loans sold to the Depositor by NCB, FSB) and the Serviced Companion Loans (in such capacity, a “Master Servicer”).

Wells Fargo Bank is a national banking association organized under the laws of the United States of America, and is a wholly-owned direct and indirect subsidiary of Wells Fargo & Company. On December 31, 2008, Wells Fargo & Company acquired Wachovia Corporation, the owner of Wachovia Bank, National Association (“Wachovia”), and Wachovia Corporation merged with and into Wells Fargo & Company. On March 20, 2010, Wachovia merged with and into Wells Fargo Bank. Like Wells Fargo Bank, Wachovia acted as master servicer of securitized commercial and multifamily mortgage loans and, following the merger of the holding companies, Wells Fargo Bank and Wachovia integrated their two servicing platforms under a senior management team that is a combination of both legacy Wells Fargo Bank managers and legacy Wachovia managers.

Wells Fargo Bank is also a Sponsor, an Originator, a Mortgage Loan Seller, the Certificate Administrator, the Custodian, the tax administrator, the Certificate Registrar, the WFCM 2014-LC16 Master Servicer and the WFCM 2014-LC16 Certificate Administrator, and an affiliate of Wells Fargo Securities, LLC, an underwriter. Wells Fargo Bank is the purchaser under repurchase agreements with each of C3CM, Liberty Island, Basis Real Estate Capital and NCB, FSB, respectively, or in any such case with a wholly-owned subsidiary or other affiliate of the subject Mortgage Loan Seller, for the purpose of providing short-term warehousing of mortgage loans originated or acquired by C3CM, Liberty Island, Basis Real Estate Capital or NCB, FSB, as applicable. Pursuant to certain interim servicing agreements between Wells Fargo Bank and Basis Real Estate Capital, a Sponsor, Originator and Mortgage Loan Seller, Wells Fargo Bank acts from time to time as primary servicer with respect to mortgage loans owned by Basis Real Estate Capital (subject to the repurchase facility described above in this paragraph), including, prior to their inclusion in the Trust Fund, all of the Mortgage Loans to be transferred by Basis Real Estate Capital to the Depositor. There are currently no outstanding servicing advances made by Wells Fargo Bank in regards to any Mortgage Loan being transferred by Basis Real Estate Capital that is serviced by Wells Fargo Bank prior to its inclusion in the Trust Fund. Pursuant to an interim servicing agreement among Wells Fargo Bank, The Royal Bank of Scotland plc and RBS Financial Products Inc., each a Sponsor, Originator and Mortgage Loan Seller and an affiliate of an underwriter, Wells Fargo Bank acts (from time to time) as primary servicer with respect to certain mortgage loans owned by The Royal Bank of Scotland plc and RBS Financial Products Inc., including, prior to their inclusion in the Trust Fund, all of the Mortgage Loans to be transferred by The Royal Bank of Scotland plc and RBS Financial Products Inc. to the Depositor. There are currently no outstanding servicing advances made by Wells Fargo Bank in regards to any Mortgage Loan being transferred by The Royal Bank of Scotland plc or RBS Financial Products Inc. that is serviced by Wells Fargo Bank prior to its inclusion in the Trust Fund. Wells Fargo Bank acts as primary servicer with respect to certain mortgage loans it owns, including, prior to their inclusion in the Trust Fund, some or all of the Mortgage Loans transferred by Wells Fargo Bank. There are currently no outstanding servicing advances made by Wells Fargo Bank in regards to any Mortgage Loan being transferred by it that is serviced by Wells Fargo Bank prior to its inclusion in the Trust Fund. See “—Affiliations and Certain Relationships” below.

The principal west coast commercial mortgage master servicing offices of Wells Fargo Bank are located at MAC A0227-020, 1901 Harrison Street, Oakland, California 94612. The principal east coast commercial mortgage master servicing offices of Wells Fargo Bank are located at MAC D1086-120, 550 South Tryon Street, Charlotte, North Carolina 28202.

Wells Fargo Bank has been master servicing securitized commercial and multifamily mortgage loans in excess of ten years. Wells Fargo Bank’s primary servicing system runs on McCracken Financial Solutions Corp.’s Strategy CS software. Wells Fargo Bank reports to trustees and certificate administrators in the CREFC® format. The following table sets forth information about Wells Fargo Bank’s portfolio of master or primary serviced commercial and multifamily mortgage loans (including loans in securitization transactions and loans owned by other investors) as of the dates indicated:
Commercial and Multifamily Mortgage Loans	As of 12/31/2011	As of 12/31/2012	As of 12/31/2013	As of 3/31/2014
By Approximate Number:	38,132	35,189	33,354	33,695
By Approximate Aggregate Unpaid Principal Balance (in billions):	$437.7	$428.5	$434.4	$440.3

Within this portfolio, as of March 31, 2014, are approximately 24,254 commercial and multifamily mortgage loans with an unpaid principal balance of approximately $365.3 billion related to commercial mortgage-backed securities or commercial real estate collateralized debt obligation securities. In addition to servicing loans related to commercial mortgage-backed securities and commercial real estate collateralized debt obligation securities, Wells Fargo Bank also services whole loans for itself and a variety of investors. The properties securing loans in Wells Fargo Bank’s servicing portfolio, as of March 31, 2014, were located in all 50 states, the District of Columbia, Guam, Mexico, the Bahamas, the Virgin Islands and Puerto Rico and include retail, office, multifamily, industrial, hospitality and other types of income-producing properties.

In its master servicing and primary servicing activities, Wells Fargo Bank utilizes a mortgage-servicing technology platform with multiple capabilities and reporting functions. This platform allows Wells Fargo Bank to process mortgage servicing activities including, but not limited to:  (i) performing account maintenance; (ii) tracking borrower communications; (iii) tracking real estate tax escrows and payments, insurance escrows and payments, replacement reserve escrows and operating statement data and rent rolls; (iv) entering and updating transaction data; and (v) generating various reports.

The following table sets forth information regarding principal and interest advances and servicing advances made by Wells Fargo Bank, as master servicer, on commercial and multifamily mortgage loans included in commercial mortgage-backed securitizations. The information set forth below is the average amount of such advances outstanding over the periods indicated (expressed as a dollar amount and as a percentage of Wells Fargo Bank’s portfolio, as of the end of each such period, of master serviced commercial and multifamily mortgage loans included in commercial mortgage-backed securitizations).
Period*	Approximate Securitized Master-Serviced Portfolio (UPB)*	Approximate Outstanding Advances (P&I and PPA)*	Approximate Outstanding Advances as % of UPB
Calendar Year 2011	$340,642,112,537	$1,880,456,070	0.55%
Calendar Year 2012	$331,765,453,800	$2,133,375,220	0.64%
Calendar Year 2013	$346,011,017,466	$2,158,219,403	0.62%
YTD March 31, 2014	$351,242,569,442	$1,868,167,770	0.53%

*	“UPB” means unpaid principal balance, “P&I” means principal and interest advances, “PPA” means property protection advances and “YTD” means year-to-date.

Wells Fargo Bank is rated by Fitch Ratings, Inc. (“Fitch”), Standard & Poor’s Ratings Services (“S&P”) and Morningstar as a primary servicer and a master servicer of commercial mortgage loans. Wells Fargo Bank’s servicer ratings by each of these agencies are outlined below:
	Fitch	S&P	Morningstar
Primary Servicer	CPS1-	Above Average	MOR CS1
Master Servicer	CMS1-	Above Average	MOR CS1

The long-term deposits of Wells Fargo Bank are rated “AA-” by S&P, “Aa3” by Moody’s and “AA-” by Fitch. The short-term deposits of Wells Fargo Bank are rated “A-1+” by S&P, “P-1” by Moody’s and “F1+” by Fitch.

Wells Fargo Bank has developed policies, procedures and controls relating to its servicing functions to maintain compliance with applicable servicing agreements and servicing standards, including procedures for handling delinquent loans during the period prior to the occurrence of a special servicing transfer event. Wells Fargo Bank’s master servicing policies and procedures are updated periodically to keep pace with the changes in the commercial mortgage-backed securities industry and have been generally consistent for the last three years in all material respects. The only significant changes in Wells Fargo Bank’s policies and procedures have come in response to changes in federal or state law or investor requirements, such as updates issued by the Federal National Mortgage Association or Federal Home Loan Mortgage Corporation.

Wells Fargo Bank may perform any of its obligations under the Pooling and Servicing Agreement through one or more third-party vendors, affiliates or subsidiaries. Notwithstanding the foregoing, Wells Fargo Bank, as a Master Servicer, will remain responsible for its duties under the Pooling and Servicing Agreement. Wells Fargo Bank may engage third-party vendors to provide technology or process efficiencies. Wells Fargo Bank monitors its third-party vendors in compliance with its internal procedures and applicable law. Wells Fargo Bank has entered into contracts with third-party vendors for the following functions:

●	provision of Strategy and Strategy CS software;

●	tracking and reporting of flood zone changes;

●	abstracting of leasing consent requirements contained in loan documents;

●	legal representation;

●	assembly of data regarding buyer and seller (borrower) with respect to proposed loan assumptions and preparation of loan assumption package for review by Wells Fargo Bank;

●	performance of property inspections;

●	performance of tax parcel searches based on property legal description, monitoring and reporting of delinquent taxes, and collection and payment of taxes; and

●	Uniform Commercial Code (“UCC”) searches and filings.

Wells Fargo Bank may also enter into agreements with certain firms to act as a primary servicer and to provide cashiering or non-cashiering sub-servicing on the Mortgage Loans. Wells Fargo Bank monitors and reviews the performance of sub-servicers appointed by it. Generally, all amounts received by Wells Fargo Bank on the Mortgage Loans will initially be deposited into a common clearing account with collections on other mortgage loans serviced by Wells Fargo Bank and will then be allocated and transferred to the appropriate account as described in this free writing prospectus. On the day any amount is to be disbursed by Wells Fargo Bank, that amount is transferred to a common disbursement account prior to disbursement.

Wells Fargo Bank (in its capacity as a Master Servicer) will not have primary responsibility for custody services of original documents evidencing the Mortgage Loans. On occasion, Wells Fargo Bank may have custody of certain of such documents as are necessary for enforcement actions involving the Mortgage Loans or otherwise. To the extent Wells Fargo Bank performs custodial functions as a servicer, documents will be maintained in a manner consistent with the Servicing Standard.

A Wells Fargo Bank proprietary website (www.wellsfargo.com/com/comintro) provides investors with access to investor reports for commercial mortgage-backed securitization transactions for which Wells Fargo Bank is master servicer, and also provides borrowers with access to current and historical loan and property information for these transactions.

Wells Fargo & Company files reports with the SEC as required under the Exchange Act. Such reports include information regarding Wells Fargo Bank and may be obtained at the website maintained by the SEC at www.sec.gov.

There are no legal proceedings pending against Wells Fargo Bank, or to which any property of Wells Fargo Bank is subject, that are material to the Certificateholders, nor does Wells Fargo Bank have actual knowledge of any proceedings of this type contemplated by governmental authorities.

The information set forth under this sub-heading has been provided by Wells Fargo Bank.

NCB, FSB

NCB, FSB, a federal savings bank chartered under the Home Owners’ Loan Act and regulated by the Office of the Comptroller of the Currency, will act as master servicer with respect to 15 of the Mortgage Loans (the “NCB, FSB Mortgage Loans”), representing approximately 4.2% of Cut-off Date Pool Balance (in such capacity, a “Master Servicer”). NCB, FSB is one of the Mortgage Loan Sellers and one of the Special Servicers. Its servicing offices are located at 2011 Crystal Drive, Suite 800, Arlington, VA 22202. NCB, FSB has been servicing mortgage loans since 1990. As of June 30, 2014, NCB, FSB was the primary or master servicer of a portfolio of multifamily and commercial mortgage loans in commercial mortgage-backed securities transactions and in agency mortgage-backed security and cash sale transactions in the United States totaling approximately $4.0 billion in aggregate outstanding principal balance. There are currently no outstanding servicing advances made by NCB, FSB in regards to any Mortgage Loan being transferred by it for inclusion in the Trust Fund.

As of December 31, 2013, NCB, FSB had total assets of $1,697.6 million, a capital base in excess of regulatory requirements and a Tier 1 Capital to Total Assets ratio of 12.3%. For the year ended December 31, 2013, NCB, FSB reported net income of $23.4 million for a return on average assets of 1.40%. As of March 31, 2014, NCB, FSB had total assets of $1,637.7 million (unaudited), a capital base in excess of regulatory requirements and a Tier 1 Capital to Total Assets ratio of 12.9%. For the quarter ended March 31, 2014, NCB, FSB reported net income of $1.8 million (unaudited).

NCB, FSB is rated by Fitch and S&P as master, primary and special commercial mortgage servicers. Current ratings are shown below:
Servicer Rating Type	Fitch	S&P
Master Servicer	CMS2-	Average
Primary Servicer	CPS1-	Above Average
Special Servicer	CSS3+	Average

NCB, FSB is also a Fannie Mae-approved multifamily loan servicer.

NCB, FSB’s total portfolio of serviced commercial and multifamily mortgage loans by approximate number of loans and approximate unpaid principal balance is shown below:
Year-End	2010(1)	2011(1)	2012(1)	2013(1)	2014(2)
By Approximate Number:	4,371	4,323	4,327	4,040	3,971
By Approximate Aggregate Unpaid Principal Balance (in billions):	$5.9 billion	$5.8 billion	$5.9 billion	$5.8 billion	$5.7 billion

(1)	As of the last day of the calendar year indicated.
(2)	As of June 30, 2014.

Within NCB, FSB’s total portfolio of serviced commercial and multifamily mortgage loans, as of June 30, 2014, are approximately 1,522 commercial and multifamily mortgage loans with an unpaid principal balance of approximately $4.0 billion related to commercial mortgage-backed securities transactions (including agency mortgage-backed security and cash sale transactions). In addition to servicing loans related to commercial mortgage-backed securities transactions, NCB, FSB also services whole loans for itself and a variety of investors. The properties securing loans in NCB, FSB’s servicing portfolio, as of June 30, 2014, were located in 32 states and the District of Columbia and include retail, office, multifamily, industrial, hospitality and other types of income-producing properties.

NCB, FSB has detailed operating policies and procedures for the performance of its master servicing obligations. NCB, FSB servicing policies and procedures are updated periodically to keep pace with changes in the commercial mortgage-backed securities industry generally and have been generally consistent for the last three years in all material respects. The only significant changes in NCB, FSB’s policies and procedures have come in response to changes in federal or state law or investor requirements, such as updates issued by Fannie Mae.

NCB, FSB utilizes a multi-application mortgage-servicing technology platform, with multiple capabilities and reporting functions, to facilitate the processing of mortgage servicing activities. Among other functions, this platform performs account maintenance, tracks borrower communications, tracks escrow deposits, balances and withdrawals, tracks loan prepayments and payoffs, updates transaction data and generates various account reports. NCB, FSB’s primary servicing system runs on McCracken Financial Solutions Corp. Strategy CS software. NCB, FSB reports to trustees and certificate administrators in the CREFC® format. NCB, FSB has a formal, documented disaster recovery and business continuity plan, including the use of off-site backup facilities, which is managed by its on-site staff.

The table below sets forth information regarding principal and interest advances and servicing advances made by NCB, FSB, as master servicer, on commercial and multifamily mortgage loans included in commercial mortgage-backed securitizations. The information set forth is the amount of such advances as of the last day of the period indicated (expressed as a dollar amount and as a percentage of NCB, FSB’s portfolio, as of the end of each such period, of master serviced commercial and multifamily mortgage loans included in commercial mortgage-backed securitizations).
Period	Approximate Securitized Master-Serviced Portfolio (UPB)*	Approximate Outstanding Advances (P&I and PPA)*	Approximate Outstanding Advances as % of UPB
Calendar Year 2010	$2,779,797,453	$1,946,616	0.07%
Calendar Year 2011	$2,402,678,491	$4,673,792	0.19%
Calendar Year 2012	$1,994,945,814	$6,060,444	0.30%
Calendar Year 2013	$1,717,374,349	$7,688,745	0.45%
2014 (as of June 30)	$1,589,801,027	$7,000,000	0.44%

*	“UPB” means unpaid principal balance, “P&I” means principal and interest advances and “PPA” means property protection advances.

NCB, FSB may perform any of its obligations under the Pooling and Servicing Agreement through one or more third-party vendors, affiliates or subsidiaries. Notwithstanding the foregoing, NCB, FSB, as a Master Servicer, will remain responsible for its duties under the Pooling and Servicing Agreement. NCB, FSB may engage third-party vendors to provide technology or process efficiencies. NCB, FSB monitors its third-party vendors in compliance with its internal vendor management procedures and applicable law. NCB, FSB has entered into contracts with third party vendors for the following functions:

●	provision of loan servicing software – McCracken/Strategy CS;

●	tracking and reporting of flood zone changes;

●	legal representation;

●	performance of ongoing property inspections;

●	performance of tax parcel searches based on property legal description, monitoring and reporting of delinquent taxes, and collection and payment of taxes; and

●	Uniform Commercial Code searches and filings.

Generally, all amounts received by NCB, FSB on the mortgage loans will initially be deposited into a common clearing account with collections on other mortgage loans serviced by NCB, FSB. Funds are then transferred to segregated investor specific accounts pursuant to the servicing agreements.

Via a password-protected website, for commercial mortgage-backed securitization transactions for which NCB, FSB is master servicer, NCB, FSB provides its commercial mortgage-backed securities investors with access to data and reports.

There are no legal proceedings pending against NCB, FSB, or to which any property of NCB, FSB is subject, that are material to the Certificateholders, nor does NCB, FSB have actual knowledge of any such proceedings that are contemplated by governmental authorities.

No securitization transaction in which NCB, FSB was acting as master servicer has experienced a servicer event of default under any applicable servicing agreement as a result of any action or inaction of NCB, FSB as master servicer, including as a result of a failure by NCB, FSB to comply with the applicable servicing criteria in connection with any securitization transaction. NCB, FSB has not been terminated as master servicer in any securitization due to a servicing default. NCB, FSB has made all advances required to be made by it under the servicing agreements related to the securitization transactions in which NCB, FSB is acting as master servicer. No assessment of compliance with the servicing criteria set forth in Item 1122 of Regulation AB applicable to NCB, FSB has disclosed any material noncompliance by NCB, FSB with such applicable servicing criteria in connection with any securitization in which NCB, FSB was acting as master servicer.

NCB, FSB, as a Master Servicer, will be required to pay all expenses incurred by it in connection with its responsibilities under the Pooling and Servicing Agreement (subject to reimbursement as described in this free writing prospectus), including all fees of any sub-servicers retained by it.

In its capacity as Master Servicer, NCB, FSB will not have primary responsibility for custody services of original documents evidencing the Mortgage Loans. On occasion, NCB, FSB may have custody of certain of such documents as are necessary for enforcement actions involving the Mortgage Loans or otherwise. To the extent NCB, FSB performs custodial functions as a servicer, documents will be maintained in a manner consistent with the Servicing Standard.

The information provided in this free writing prospectus concerning NCB, FSB has been provided by it.

The Special Servicers

CWCapital Asset Management LLC

CWCapital Asset Management LLC (“CWCAM”), a Delaware limited liability company, will initially be appointed as special servicer for the Mortgage Loans to be deposited into the Issuing Entity (other than any Non-Serviced Mortgage Loans and the NCB, FSB Mortgage Loans) and any Serviced Companion Loan (in such capacity, a “Special Servicer”), and in such capacity, CWCAM will be responsible for the servicing and administration of such Mortgage Loans and such Serviced Companion Loans that are Specially Serviced Mortgage Loans and REO Properties, and in certain circumstances, will review, evaluate and provide or withhold consent as to certain major decisions and other transactions relating to such Mortgage Loans and such Serviced Companion Loans that are non-Specially Serviced Mortgage Loans, pursuant to the Pooling and Servicing Agreement. CWCAM maintains a servicing office at 7501 Wisconsin Avenue, Suite 500 West, Bethesda, Maryland 20814.

CWCAM and its affiliates are involved in special servicing, management and investment management of commercial real estate assets, including:

●	special servicing of commercial and multifamily real estate loans;

●	commercial real estate property management and insurance brokerage services; and

●	investing in, surveilling and managing as special servicer, commercial real estate assets including unrated and non-investment grade rated securities issued pursuant to CRE, CDO and CMBS transactions.

CWCAM was organized in June 2005. In July of 2005, it acquired Allied Capital Corporation’s special servicing operations and replaced Allied Capital Corporation as special servicer for all transactions for which Allied Capital Corporation served as special servicer. In February 2006, an affiliate of CWCAM merged with CRIIMI MAE Inc. (“CMAE”) and the special servicing operations of CRIIMI MAE Services L.P., the special servicing subsidiary of CMAE, were consolidated into the special servicing operations of CWCAM. CWCAM is a wholly-owned subsidiary of CW Financial Services LLC. CWCAM and its affiliates own and manage assets similar in type to the assets of the issuing entity. Accordingly, the assets of CWCAM and its affiliates may, depending upon the particular circumstances including the nature and location of such assets, compete with the mortgaged real properties for tenants, purchasers, financing and so forth. On September 1, 2010, affiliates of certain Fortress Investment Group LLC managed funds purchased all of the membership interest of CW Financial Services LLC, the sole member of CWCAM.

As of December 31, 2011, CWCAM acted as special servicer with respect to 149 domestic and one Canadian CMBS pools containing approximately 12,000 loans secured by properties throughout the United States and Canada with a then current unpaid principal balance in excess of $151 billion. As of December 31, 2012, CWCAM acted as special servicer with respect to 154 domestic and one Canadian CMBS pools containing approximately 10,500 loans secured by properties throughout the United States and Canada with a then current unpaid principal balance in excess of $140 billion. As of December 31, 2013, CWCAM acted as special servicer with respect to 160 domestic and one Canadian CMBS pools containing approximately 9,200 loans secured by properties throughout the United States and Canada with a then current unpaid principal balance in excess of $125 billion. As of March 31, 2014, CWCAM acted as special servicer with respect to 158 domestic and one Canadian CMBS pools containing approximately 8,700 loans secured by properties throughout the United States and Canada with a then current unpaid principal balance in excess of $120 billion. Those loans include commercial mortgage loans secured by the same types of income producing properties as those securing the underlying mortgage loans.

CWCAM has one primary office (Bethesda, Maryland) and provides special servicing activities for investments in various markets throughout the United States. As of March 31, 2014, CWCAM had 129 employees responsible for the special servicing of commercial real estate assets. As of March 31, 2014, within the CMBS pools described in the preceding paragraph, 600 assets were actually in special servicing. The assets owned, serviced or managed by CWCAM and its affiliates may, depending upon the particular circumstances, including the nature and location of such assets, compete with the mortgaged real properties securing the underlying mortgage loans for tenants, purchasers, financing and so forth. CWCAM does not service or manage any assets other than commercial and multifamily real estate assets.

CWCAM has policies and procedures in place that govern its special servicing activities. These policies and procedures for the performance of its special servicing obligations are, among other things, in compliance with applicable servicing criteria set forth in Item 1122 of Regulation AB under the Securities Act, including managing delinquent loans and loans subject to the bankruptcy of the borrower. Standardization and automation have been pursued, and continue to be pursued, wherever possible so as to provide for continued accuracy, efficiency, transparency, monitoring and controls. CWCAM reviews, updates and/or creates its policies and procedures throughout the year as needed to reflect any changing business practices, regulatory demands or general business practice refinements and incorporates such changes into its manual. Recent refinements include but are not limited to the improvement of controls and procedures implemented for property cash flow, wiring instructions and the expansion of unannounced property and employee audits.

CWCAM occasionally engages consultants to perform property inspections and to provide close surveillance on a property and its local market; it currently does not have any plans to engage subservicers to perform on its behalf any of its duties with respect to this transaction. CWCAM has made all advances required to be made by it under the servicing agreements on the commercial and multifamily mortgage loans serviced by CWCAM in securitization transactions.

CWCAM will not have primary responsibility for custody services of original documents evidencing the underlying mortgage loans. On occasion, CWCAM may have custody of certain of such documents as necessary for enforcement actions involving particular underlying mortgage loans or otherwise. To the extent that CWCAM has custody of any such documents, such documents will be maintained in a manner consistent with the Servicing Standard.

From time to time CWCAM is a party to lawsuits and other legal proceedings as part of its duties as a special servicer (e.g., enforcement of loan obligations) and/or arising in the ordinary course of business. There are currently no legal proceedings pending, and no legal proceedings known to be contemplated by governmental authorities, against CWCAM or of which any of its property is the subject, that is material to the Certificateholders.

CWCAM or an affiliate of CWCAM assisted Seer or one of its affiliates with its due diligence of the mortgage loans prior to the closing date.

CWCAM may enter into one or more arrangements with the Majority Subordinate Certificateholder, the Subordinate Class Representative or other Certificateholders (or an affiliate or a third-party representative of one or more of the preceding) or any person who has the right to replace CWCAM as a Special Servicer to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, the appointment (or continuance) of CWCAM as a Special Servicer under the Pooling and Servicing Agreement and limitations on the right of such person to replace CWCAM as a Special Servicer.

No securitization transaction involving commercial or multifamily mortgage loans in which CWCAM was acting as special servicer has experienced an event of default as a result of any action or inaction performed by CWCAM as special servicer.

The foregoing information under this subheading regarding CWCAM has been provided by CWCAM. None of the Depositor, the underwriters, any Master Servicer, the Trust Advisor, the Trustee, the Certificate Administrator, the other Special Servicer or any of their affiliates takes any responsibility for this information or makes any representation or warranty as to its accuracy or completeness.

NCB, FSB

NCB, FSB, a federal savings bank chartered under the Home Owners’ Loan Act and regulated by the Office of the Comptroller of the Currency, will, with respect to 15 of the Mortgage Loans, representing approximately 4.2% of the Cut-off Date Pool Balance, initially be responsible for the servicing and administration of the Specially Serviced Mortgage Loans and REO Properties and, with respect to the applicable Performing Mortgage Loans, reviewing and evaluating certain borrower requests and applicable master servicer’s written analysis. NCB, FSB is one of the Mortgage Loan Sellers and one of the Master Servicers. Its servicing offices are located at 2011 Crystal Drive, Suite 800, Arlington, VA 22202. NCB, FSB has been servicing mortgage loans since 1990.

As of December 31, 2013, NCB, FSB had total assets of $1,697.6 million, a capital base in excess of regulatory requirements and a Tier 1 Capital to Total Assets ratio of 12.3%. For the year ended December 31, 2013, NCB, FSB reported net income of $23.4 million for a return on average assets of 1.40%. As of March 31, 2014, NCB, FSB had total assets of $1,637.7 million (unaudited), a capital base in excess of regulatory requirements and a Tier 1 Capital to Total Assets ratio of 12.9%. For the quarter ended March 31, 2014, NCB, FSB reported net income of $1.8 million (unaudited).

NCB, FSB is approved as a special servicer by Fitch and S&P and currently has a special servicer rating of “CSS3+” by Fitch and “Average” by S&P. NCB, FSB is also a Fannie Mae-approved multifamily loan servicer.

NCB, FSB’s total portfolio of serviced commercial and multifamily mortgage loans by approximate number of loans and approximate unpaid principal balance is shown below:
Year-End	2010(1)	2011(1)	2012(1)	2013(1)	2014(2)
By Approximate Number:	4,371	4,323	4,327	4,040	3,971
By Approximate Aggregate Unpaid Principal Balance (in billions):	$5.9 billion	$5.8 billion	$5.9 billion	$5.8 billion	$5.7 billion

(1)	As of the last day of the calendar year indicated.
(2)	As of June 30, 2014.

Within NCB, FSB’s total portfolio of serviced commercial and multifamily mortgage loans, as of June 30, 2014, are approximately 1,522 commercial and multifamily mortgage loans with an unpaid principal balance of approximately $4.0 billion related to commercial mortgage-backed securities (including agency mortgage backed security and cash sale transactions). In addition to servicing loans related to commercial mortgage-backed securities transactions, NCB, FSB also services whole loans for itself and a variety of investors. The properties securing loans in NCB, FSB’s servicing portfolio, as of June 30, 2014, were located in 32 states and the District of Columbia and include retail, office, multifamily, industrial, hospitality and other types of income-producing properties.

NCB, FSB has been acting as a special servicer of mortgage loans in CMBS transactions since 2010. NCB, FSB’s parent, National Consumer Cooperative Bank, has acted as a special servicer of mortgage loans in CMBS transactions since 1998. In 2010, National Consumer Cooperative Bank transferred its CMBS special servicing operations to NCB, FSB. As of June 30, 2014, NCB, FSB was named the special servicer in approximately 28 commercial mortgage-backed securities transactions with an aggregate outstanding principal balance of approximately $1.4 billion. The table below contains information on the size of the portfolio of specially serviced commercial and multifamily mortgage loans and REO Properties that have been referred to NCB, FSB as special servicer in CMBS transactions from 2010 to June 30, 2014.
	(Approximate amounts)
Portfolio Size – CMBS Special Servicing	2010(1)	2011(1)	2012(1)	2013(1)	2014(2)
Total	$19,933,597	$24,575,526	$47,478,196	$41,180,052	$56,556,373

(1)	Size of portfolio for which NCB, FSB acted as special servicer as of the last day of the calendar year indicated.
(2)	Size of portfolio for which NCB, FSB acted as special servicer as of June 30, 2014.

NCB, FSB has detailed servicing policies and procedures across the various servicing functions to maintain compliance with its servicing obligations and the servicing standards under NCB, FSB’s servicing agreements, including procedures for managing delinquent and specially serviced loans and loans subject to the bankruptcy of the borrower. These policies and procedures include, among other things, measures for notifying borrowers of payment delinquencies and other loan defaults and for working with borrowers to facilitate collections and performance. NCB, FSB periodically updates its servicing policies and procedures to keep pace with changes in the commercial mortgage-backed securities industry generally and to comply with changes in federal or state law or investor requirements. These policies and procedures are, among other things, in compliance with the applicable servicing criteria set forth in Item 1122 of Regulation AB.

NCB, FSB’s servicing personnel are highly skilled professionals that proactively manage specially serviced assets through the workout cycle from initiation of foreclosure, bankruptcy, real estate owned or modification. NCB, FSB takes a disciplined approach to the management and resolution of specially serviced loans and evaluates all viable resolution strategies to determine the strategy that generates the highest net present value for the holder of such specially serviced loan. Default resolution strategies are determined in accordance with the respective pooling and servicing agreement and the terms of the related mortgage loan documents.

NCB, FSB has not engaged and does not currently intend to engage any third party servicers to perform on its behalf any of its special servicing duties with respect to the trust mortgage loans for which NCB, FSB acts as special servicer.

NCB, FSB has a formal, documented disaster recovery and business continuity plan, including the use of off-site backup facilities, which is managed by its on-site staff.

There are no legal proceedings pending against NCB, FSB, or to which any property of NCB, FSB is subject, that are material to the Certificateholders, nor does NCB, FSB have actual knowledge of any such proceedings that are contemplated by governmental authorities.

No securitization transaction in which NCB, FSB was acting as special servicer has experienced a servicer event of default under any applicable servicing agreement as a result of any action or inaction of NCB, FSB as special servicer, including as a result of a failure by NCB, FSB to comply with the applicable servicing criteria in connection with any securitization transaction. NCB, FSB has not been terminated as special servicer in any securitization due to a servicing default. NCB, FSB has made all advances required to be made by it under the servicing agreements related to the securitization transactions in which NCB, FSB is acting as special servicer. No assessment of compliance with the servicing criteria set forth in Item 1122 of Regulation AB applicable to NCB, FSB has disclosed any material noncompliance by NCB, FSB with such applicable servicing criteria in connection with any securitization in which NCB, FSB was acting as special servicer.

NCB, FSB, as a Special Servicer, will be required to pay all expenses incurred in connection with its responsibilities under the Pooling and Servicing Agreement (subject to reimbursement as described in this free writing prospectus), including all fees of any sub-servicers retained by it.

Although NCB, FSB does not presently intend to enter into any such arrangement, NCB, FSB may, in the future, enter into one or more arrangements with any party entitled to appoint or remove and replace the special servicer to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, NCB, FSB’s appointment as special servicer under the Pooling and Servicing Agreement and limitations on such person’s right to replace NCB, FSB as the special servicer.

The information provided in this free writing prospectus concerning NCB, FSB has been provided by it.

General Information—The Special Servicers

Each Special Servicer will be required to pay all expenses incurred in connection with its responsibilities under the Pooling and Servicing Agreement (subject to reimbursement as described in this free writing prospectus), including all fees of any sub-servicers retained by it.

Each Special Servicer may be terminated, with respect to the Mortgage Loans or Companion Loan that it is servicing, without cause by (i) the applicable Certificateholders (if a Servicer Termination Event has occurred and is continuing) and (ii) the Subordinate Class Representative (for so long as a Servicer Termination Event does not exist), as described in “The Pooling and Servicing Agreement—Servicer Termination Events” in this free writing prospectus.

Each Special Servicer may resign under the Pooling and Servicing Agreement as described under “The Pooling and Servicing Agreement—Resignation of the Master Servicers and the Special Servicers” in this free writing prospectus.

Certain duties and obligations of each Special Servicer and the provisions of the Pooling and Servicing Agreement are described under “The Pooling and Servicing Agreement—Servicing of the Mortgage Loans,” “—Enforcement of Due-On-Sale and Due-On-Encumbrance Provisions,” “—Certain Matters Regarding the Master Servicers, the Special Servicers, the Trust Advisor and the Depositor,” “—Inspections,” and “—Required Appraisals” in this free writing prospectus. Each Special Servicer’s ability to waive or modify any terms, fees, penalties or payments on the Mortgage Loans and the potential effect of that ability on the potential cash flows from the Mortgage Loans are described under The Pooling and Servicing Agreement—Modifications, Waivers, Amendments and Consents” in this free writing prospectus.

Each Special Servicer and various related persons and entities will be entitled to be indemnified by the issuing entity for certain losses and liabilities incurred by the Special Servicer as described under “The Pooling and Servicing Agreement—Certain Matters Regarding the Master Servicers, the Special Servicers, the Trust Advisor and the Depositor” in this free writing prospectus.

The Primary Servicer

Prudential Asset Resources, Inc.

Prudential Asset Resources, Inc. (“PAR”), a Delaware corporation, will act as primary servicer with respect to some or all of those pooled mortgage loans sold by the sponsor, Liberty Island, to the depositor for deposit into the trust fund. PAR is a wholly owned subsidiary of Prudential Mortgage Capital Company, LLC (“PMCC”), which is delegated the loan originations, underwriting and closing functions for the mortgage loans being deposited into the pool by Liberty Island. PMCC, an indirect subsidiary of Prudential Financial, Inc., owns a minority indirect interest in Liberty’s parent company.

PAR’s principal offices are located at 2100 Ross Avenue, Suite 2500, Dallas, TX 75201. The company was formed in 2001 to consolidate Prudential’s disparate servicing operations. PAR services commercial and agricultural mortgage loans for Prudential’s general and separate accounts as well as for CMBS trusts, commercial mortgage CDOs, Freddie Mac CMEs and other loan portfolios owned and/or originated through Freddie Mac, Fannie Mae, FHA and institutional investors.

PAR is rated by Fitch, S&P and Morningstar. Current ratings are shown below:

Servicer Rating Type	Fitch	S&P	Morningstar
Master Servicer	CMS2+	Above Average	MOR CS2
Primary Servicer	CPS1	Strong	MOR CS1
Special Servicer	CSS2-	Above Average	N/A

PAR’s total portfolio of serviced loans by outstanding principal balance is shown below:

Year-End	2011	2012	2013	As of 3/31/2014 (Approx.)
CMBS	$10,717,861,142	$10,178,085,964	$8,674,700,089	$8,541,312,391
Total Loans	$68,410,689,362	$70,124,273,375	$75,410,562,561	$76,690,514,973

PAR utilizes the McCracken Strategy servicing system, which is widely used in the commercial mortgage loan servicing industry. The servicing teams perform numerous functions, including new loan set up, payment processing, escrow and reserve administration, and UCC continuations. The surveillance group monitors and reviews financial statements, rent rolls, property inspections and the completion of deferred maintenance items, as well as serving as the primary liaison for rating agencies. Asset management is responsible for general oversight of the loan collateral and for credit-related borrower requests. The investor reporting teams perform numerous reconciliations and generate monthly reports to investors. The accounting group is responsible for cash releases to trustees and/or investors in addition to their general accounting responsibilities. The quality control and improvement group monitors performance of all other groups through the compilation and reporting of more than 250 monthly performance metrics.

PAR has administrative, supervisory and quality control policies and procedures for the performance of its servicing obligations in compliance with applicable servicing agreements and with the servicing criteria set forth in Item 1122 of Regulation AB. PAR’s policies and procedures are updated as processes change to ensure continuing compliance with regulatory and program changes in addition to changing practices in the servicing industry. There have been no material non-compliance or default issues brought against PAR in the servicing of its CMBS or other loans.

Generally, all loan payments received by PAR are initially deposited into commingled receipts accounts. Funds are then transferred to segregated investor-specific accounts pursuant to the servicing agreements.

Via a password-protected website, PAR provides its CMBS investors with access to data and reports. A separate password-protected website provides borrowers with access to loan documents, monthly statements, and current and historical loan information.

From time-to-time, PAR and its affiliates are parties to lawsuits and other legal proceedings arising in the ordinary course of business. PAR does not believe that any such lawsuits or legal proceedings individually or in the aggregate, now have or in the future may have, a material adverse effect on its business or its ability to service as master, primary or special servicer.

PAR has an interim servicing agreement with Liberty Island and also has a servicer acknowledgement agreement with Liberty Island, Liberty Island’s parent and Wells Fargo Bank, National Association (as the purchaser under the short-term warehousing facility described herein), in either case to primary service some or all of the Liberty Island Mortgage Loans prior to securitization.

PAR has acquired the right to be appointed as the primary servicer of some or all of the Liberty Island Mortgage Loans. Accordingly, Wells Fargo Bank, as Master Servicer, and PAR, as primary servicer, will enter into a Primary Servicing Agreement dated as of August 1, 2014 (the “PAR Primary Servicing Agreement”). The primary servicing of the related Liberty Island Mortgage Loans will be governed by the PAR Primary Servicing Agreement.

Pursuant to the PAR Primary Servicing Agreement, PAR, as primary servicer, on behalf of the Master Servicer, will be responsible for certain of the obligations of the Master Servicer with respect to the Liberty Island Mortgage Loans described under “The Pooling and Servicing Agreement” in this free writing prospectus, including, but not limited to, collecting monthly payments and escrow and reserve payments, preparing reports and performing annual inspections of the related Mortgaged Property. PAR will have no obligation to make P&I Advances on the Liberty Island Mortgage Loans. PAR will be responsible for performing the primary servicing of the Liberty Island Mortgage Loans in a manner consistent with the Servicing Standard under the Pooling and Servicing Agreement.

As compensation for its activities under the PAR Primary Servicing Agreement, PAR will be paid a primary servicing fee with respect to the Liberty Island Mortgage Loans only to the extent that the Master Servicer receives the servicing fee with respect to such Liberty Island Mortgage Loans under the Pooling and Servicing Agreement. PAR will be entitled to certain additional servicing compensation with respect to the Liberty Island Mortgage Loans, including, but not limited to, a portion of Modification Fees and Assumption Fees, but only from amounts to which the Master Servicer is entitled under the Pooling and Servicing Agreement.

PAR may not resign as primary servicer except (a) upon 30 days prior written notice to the Master Servicer and payment by PAR of all reasonable out-of-pocket costs and expenses of the Master Servicer in connection with such resignation and transfer of servicing (or as otherwise agreed to between the Master Servicer and PAR), or (b) upon the determination that its duties under the PAR Primary Servicing Agreement are no longer permissible under applicable law and such incapacity cannot be cured by PAR.

The Master Servicer will have the right to terminate PAR as primary servicer for so long as certain termination events under the PAR Primary Servicing Agreement occur and are not remedied, including, but not limited to, events similar to clauses (vii), (viii) and (ix) of “Servicer Termination Events”. In addition, the Depositor will have the right to terminate PAR as primary servicer under the PAR Primary

Servicing Agreement upon any failure of PAR to comply with the Exchange Act reporting requirements of the Pooling and Servicing Agreement, including the failure to deliver any reports, certificates or disclosure information under the Exchange Act or under the rules and regulations promulgated under the Exchange Act, at the time such report, certification or information is required under the Pooling and Servicing Agreement.

The information set forth under this sub-heading has been provided by PAR.

The Trust Advisor

Trimont Real Estate Advisors, Inc. (“Trimont”) will act as trust advisor under the Pooling and Servicing Agreement (in such capacity, the “Trust Advisor”).

The principal office of Trimont is located at 3424 Peachtree Road NE, Suite 2200, Atlanta, Georgia 30326 and its telephone number is (404) 420-5600. Trimont also has offices located in Irvine, California, New York, New York, Hoevelaken, The Netherlands, and London, England.

Trimont provides services to real estate lenders and investors on both debt and equity investments. Its core services include asset management, loan servicing, asset servicing, due diligence, underwriting services and portfolio risk analysis. Trimont is rated by S&P as Commercial Mortgage Special Servicer (Strong) and Construction Loan Servicer (Strong), by Fitch as a Primary Servicer (CPS2+) and Special Servicer (CSS2) and by Kroll Bond Rating Agency, Inc. as Primary Servicer (Pass) and Special Servicer (Pass).

Trimont has been named operating advisor or trust advisor on over 25 commercial mortgage-backed securities transactions with an aggregate original principal loan balance exceeding $32.6 billion (not including the subject transaction). The collateral for the loans has included multifamily, office, retail, hospitality and other income-producing properties.

Trimont has operating procedures across the various servicing functions to maintain compliance with its servicing obligations and servicing standards under Trimont’s servicing agreements, including procedures for managing delinquent and specially serviced loans. There have been no material changes to Trimont’s policies or procedures in the past three years that would have a material effect on the current transaction. The policies and procedures are reviewed annually and centrally managed. Furthermore, Trimont’s disaster recovery plan is reviewed annually.

As of March 31, 2014, Trimont was special servicing approximately 533 loans and REO properties (securitized and non-securitized) with an aggregate outstanding principal balance of approximately $0.94 billion. Trimont has been named special servicer on 36 commercial mortgage-backed securities transactions with an aggregate original principal loan balance of approximately $32.8 billion. The collateral for the loans has included multifamily, office, retail, hospitality and other income-producing properties. Trimont was first named as a special servicer in a commercial mortgage-backed securities transaction in 1998.

No commercial mortgage-backed securities transaction involving commercial or multifamily mortgage loans in which Trimont was acting as primary servicer or special servicer has experienced a servicer event of default as a result of any action or inaction of Trimont as primary servicer or special servicer, including as a result of Trimont’s failure to comply with the applicable servicing criteria in connection with any commercial mortgage-backed securities transaction.

From time to time, Trimont is a party to lawsuits and other legal proceedings as part of its duties as a loan servicer (e.g., enforcement of loan obligations) and/or arising in the ordinary course of business. Trimont does not believe that any such lawsuits or legal proceedings, individually or in the aggregate, would be material to Certificateholders.

Trimont is not an affiliate of the Depositor, the underwriters, the Issuing Entity, the Master Servicers, the Special Servicers, the Trustee, the Certificate Administrator, or the Sponsors.

The information set forth under this sub-heading has been provided by Trimont.

Affiliations and Certain Relationships

In this section, we describe affiliations and relationships between a legal entity that is a party to this securitization transaction, on the one hand, and any separate legal entity that is a material party to this securitization transaction, on the other. Each of the entities described below may have conflicts of interest that arise from circumstances other than its affiliation with another party to the securitization. In this section, we do not describe all the conflicts of interest that a party to the securitization may have. For information regarding conflicts of interest, see the “Risk Factors” section of this free writing prospectus.

The depositor is an affiliate of The Royal Bank of Scotland, a Mortgage Loan Seller, Originator and Sponsor, and RBS Securities Inc., one of the underwriters.

Wells Fargo Bank, a Sponsor, Originator and Mortgage Loan Seller, is also a Master Servicer, the Certificate Administrator, the Custodian, the tax administrator, the Certificate Registrar, the WFCM 2014-LC16 Master Servicer, the WFCM 2014-LC16 Certificate Administrator and an affiliate of Wells Fargo Securities, LLC, one of the underwriters. Wells Fargo Central Pacific Holdings, Inc., an affiliate of Wells Fargo Bank and Wells Fargo Securities, LLC, also holds a less than 10% indirect equity interest in C3CM, a Sponsor and Mortgage Loan Seller.

Wells Fargo Bank is the purchaser under repurchase agreements with each of Basis Real Estate Capital II, LLC, C3CM and Liberty Island Group I LLC, respectively, or in any such case with a wholly-owned subsidiary or other affiliate of the subject Mortgage Loan Seller, for the purpose of providing short-term warehousing of mortgage loans originated or acquired by Basis Real Estate Capital II, LLC, C3CM or Liberty Island Group I LLC, as applicable. In addition, Wells Fargo Bank, National Association is the purchaser under a repurchase agreement with a wholly-owned subsidiary of NCB, FSB for the purpose of providing short-term warehousing of mortgage loans originated or acquired by NCB, FSB; however, none of the mortgage loans that NCB, FSB will transfer to the depositor are subject to such repurchase agreement.

In the case of the repurchase facility provided to C3CM, for which its wholly-owned special purpose subsidiary is the primary obligor, Wells Fargo Bank has agreed to purchase mortgage loans from such subsidiary on a revolving basis. C3CM guarantees the performance by its wholly owned subsidiary of certain obligations under that repurchase facility. As of July 9, 2014, 15 of the C3CM Mortgage Loans, with an aggregate Cut-off Date Principal Balance of approximately $68,317,307, were subject to such repurchase facility, although those numbers may change prior to the Closing Date. Proceeds received by C3CM in connection with this securitization transaction will be used, in part, to repurchase, through its subsidiary, from Wells Fargo Bank, the C3CM Mortgage Loans subject to that repurchase facility, which Mortgage Loans will be transferred to the Depositor free and clear of any liens.

In the case of the repurchase facility provided to Liberty Island Group I LLC or its affiliate, Wells Fargo Bank has agreed to purchase mortgage loans from Liberty Island Group I LLC or its affiliate on a revolving basis. The dollar amount of the Liberty Island Mortgage Loans expected to be subject to that repurchase facility is projected to equal, as of the Cut-off Date, approximately $189,621,552. Proceeds received by Liberty Island Group I LLC in connection with this securitization transaction will be used, in part, to repurchase from Wells Fargo Bank the Liberty Island Mortgage Loans subject to that repurchase facility, which Mortgage Loans will be transferred to the Depositor free and clear of any liens.

In the case of the repurchase facility provided to Basis Real Estate Capital II, LLC, Wells Fargo Bank has agreed to purchase mortgage loans from Basis Real Estate Capital II, LLC on a revolving basis. The dollar amount of the Basis Mortgage Loans expected to be subject to that repurchase facility is projected to equal, as of the Cut-off Date, approximately $77,992,875. Proceeds received by Basis Real Estate Capital II, LLC in connection with this securitization transaction will be used, in part, to repurchase from Wells Fargo Bank the Basis Mortgage Loans subject to that repurchase facility, which Mortgage Loans will be transferred to the Depositor free and clear of any liens.

In addition, each of Basis Real Estate Capital II, LLC, C3CM, Liberty Island Group I LLC and NCB, FSB, respectively, or its respective wholly-owned subsidiary or other affiliate, is party to an interest rate hedging arrangement with Wells Fargo Bank with respect to all of the mortgage loans that Basis Real Estate Capital II, LLC, C3CM, and Liberty Island Group I LLC, respectively, will transfer to the Depositor in connection with this securitization transaction, and with respect to certain of the mortgage loans that NCB, FSB will transfer to the Depositor in connection with this securitization transaction. In each instance those hedging arrangements will terminate with respect to the subject Mortgage Loans that will be transferred to the Depositor in connection with the contribution of those Mortgage Loans to this securitization transaction.

As a result of the matters discussed in the preceding five paragraphs, this securitization transaction will substantially reduce the economic exposure of Wells Fargo Bank to the Mortgage Loans that are to be transferred by Basis Real Estate Capital II, LLC, C3CM, Liberty Island Group I LLC and NCB, FSB, respectively, to the Depositor.

Wells Fargo Bank is the interim custodian of the loan documents for all of the C3CM Mortgage Loans.

While Wells Fargo Bank may have undertaken some evaluation of the Mortgage Loans originated by such Mortgage Loan Sellers, any such review was undertaken by it solely for the purpose of determining whether such Mortgage Loans were eligible for financing under the terms of the related warehouse financing and was unrelated to this offering. In addition, we cannot assure you that such review was undertaken and, if undertaken, any such review was limited in scope to that specific purpose. The related Mortgage Loan Sellers are solely responsible for the underwriting of their Mortgage Loans, and the respective Responsible Repurchase Parties are solely responsible for the Mortgage Loan representations and warranties related thereto.

Pursuant to an interim servicing agreement among Wells Fargo Bank, The Royal Bank of Scotland plc and RBS Financial Products Inc., each a Sponsor, Originator and Mortgage Loan Seller and an affiliate of an underwriter, Wells Fargo Bank acts (from time to time) as primary servicer with respect to mortgage loans owned by The Royal Bank of Scotland plc and RBS Financial Products Inc., including, prior to their inclusion in the Trust Fund, all of the Mortgage Loans to be transferred by The Royal Bank of Scotland plc and RBS Financial Products Inc. to the Depositor. Additionally, Wells Fargo Bank is the interim custodian of the loan files for all of the Mortgage Loans transferred by The Royal Bank of Scotland plc and RBS Financial Products Inc. to the Depositor.

Pursuant to certain interim servicing agreements between Wells Fargo Bank and Basis Real Estate Capital, a Sponsor, Originator and Mortgage Loan Seller, Wells Fargo Bank acts (from time to time) as primary servicer with respect to mortgage loans owned by Basis Real Estate Capital (subject to the repurchase facility described above), including, prior to their inclusion in the Trust Fund, all of the Mortgage Loans to be transferred by Basis Real Estate Capital to the Depositor.

NCB, FSB, a Sponsor, is one of the Mortgage Loan Sellers, one of the Master Servicers and one of the Special Servicers. In addition, Wells Fargo Bank, National Association is the purchaser under a repurchase agreement with a wholly-owned subsidiary of NCB, FSB, for the purpose of providing short-term warehousing of mortgage loans originated or acquired by NCB, FSB and NCB, FSB is a party to an interest rate hedging arrangement with Wells Fargo Bank, National Association, provided, however, that none of the mortgage loans that NCB, FSB will transfer to the Depositor are subject to such repurchase agreement. Certain of the mortgage loans that NCB, FSB will transfer to the Depositor are subject to such hedging arrangements and those hedging arrangements will terminate with respect to the loans that NCB, FSB will transfer to the Depositor in connection with the transfer of those mortgage loans pursuant to this securitization transaction.

Liberty Island Group I LLC, a Sponsor, is partially owned by Prudential Mortgage Capital Company, LLC, which underwrote and originated the Mortgage Loans that Liberty Island Group I LLC will transfer to the Depositor under authority delegated by that Sponsor. Prudential Asset Resources, Inc., the primary servicer of those Mortgage Loans, is a wholly-owned subsidiary of Prudential Mortgage Capital Company, LLC. Prudential Asset Resources, Inc. has an interim servicing agreement with Liberty Island Group LLC and also has a servicer acknowledgment agreement with Liberty Island Group LLC, Liberty Island Group I LLC and Wells Fargo Bank (as the purchaser under the short-term warehousing facility described herein), in either case to primary service Liberty Island Group I LLC’s Mortgage Loans prior to securitization. See “Risk Factors—Risks Related to Conflicts of Interest—Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned With Your Interests” in this free writing prospectus.

In the case of certain Mortgage Loans, a mezzanine or other similar loan secured by direct or indirect equity interests in the related borrower may be held by the related Mortgage Loan Seller, an affiliate thereof or another participant in this securitization. See “Description of the Mortgage Pool— Additional Indebtedness.”  In addition, with respect to certain mortgage loans secured by residential cooperative properties, NCB, FSB or an affiliate thereof may, now or in the future, hold one or more (1) loans to the related mortgage borrower that are secured, on a subordinated basis, by a mortgage lien upon a mortgaged property that also secures a mortgage loan included in the trust, (2) unsecured loans to the related mortgage borrower and/or (3) cooperative unit loans that are secured by direct equity interests in the related mortgage borrower. See “Description of the Mortgage Pool—Additional Indebtedness” and “Transaction Parties—Affiliations and Certain Relationships” in this free writing prospectus.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this free writing prospectus as Rock Pointe East, representing approximately 1.5% of the Cut-off Date Pool Balance, an affiliate of C3CM, the related Originator and a Sponsor, holds an indirect majority equity interest in the related mortgage borrower as part of a tri-party joint venture. The borrower sponsors acquired title to the Rock Pointe East Mortgaged Property as part of a four building portfolio known as Rock Pointe Corporate Center. The four building portfolio had secured a defaulted loan in the CD 2006-CD2 commercial mortgage securitization, as to which an affiliate of C3CM was the special servicer. The borrower sponsors formed a tri-party joint venture to acquire the defaulted loan and foreclose on the four building portfolio. The defaulted loan was acquired from the CD 2006-CD2 securitization trust for a price less than the outstanding principal balance of the loan through the exercise of a fair value purchase option.

CWCAM or an affiliate of CWCAM assisted Seer or one of its affiliates with its due diligence of the mortgage loans prior to the closing date.

DESCRIPTION OF THE OFFERED CERTIFICATES

General

The Certificates will be issued pursuant to the Pooling and Servicing Agreement and will consist of 20 classes (each, a “Class”), to be designated as the Class A-1 Certificates, the Class A-2 Certificates, the Class A-3 Certificates, the Class A-4 Certificates, the Class A-5 Certificates, the Class A-SB Certificates, the Class A-S Certificates, the Class X-A Certificates, the Class X-B Certificates, the Class X-C Certificates, the Class X-D Certificates, the Class B Certificates, the Class C Certificates, the Class PEX Certificates, the Class D Certificates, the Class E Certificates, the Class F Certificates, the Class G Certificates, the Class V Certificates and the Class R Certificates (collectively, the “Certificates”). Only the Class A-1 Certificates, the Class A-2 Certificates, the Class A-3 Certificates, the Class A-4 Certificates, the Class A-5 Certificates, the Class A-SB Certificates, the Class A-S Certificates, the Class X-A Certificates, the Class X-B Certificates, the Class B Certificates, the Class C Certificates and the Class PEX Certificates (collectively, the “Offered Certificates”) are offered by this free writing prospectus. The Class X-C Certificates, the Class X-D Certificates, the Class D Certificates, the Class E Certificates, the Class F Certificates, the Class G Certificates, the Class V Certificates and the Class R Certificates are not offered in this free writing prospectus and any information presented in this free writing prospectus with respect to such Certificates is provided solely to enhance a prospective purchaser’s understanding of the Offered Certificates.

The Certificates represent in the aggregate the entire beneficial ownership interest in the Issuing Entity consisting of, among other things:  (i) the Mortgage Loans and all payments under and proceeds of the Mortgage Loans, other than scheduled payments of interest due on or before the Cut-off Date, (ii) any Mortgaged Property acquired on behalf of the Issuing Entity through foreclosure or deed in lieu of foreclosure (upon acquisition, each, an “REO Property” which such REO Property includes, (a) with respect to a Non-Serviced Loan Combination, the interest of the related Non-Serviced Mortgage Loan in the related “REO Property” acquired with respect to such Non-Serviced Loan Combination pursuant to the related Other Pooling and Servicing Agreement by or on behalf of the Issuing Entity with respect to such Non-Serviced Loan Combination and (b) with respect to a Serviced Loan Combination, the Issuing Entity’s interest therein (but not the pro rata interest of the holder of the related Serviced Companion Loan); (iii) all of the Trustee’s rights in any reserve account or lock-box account and such funds or assets as from time to time are deposited in the Collection Accounts, the Distribution Account, the Interest Reserve Account and the Excess Liquidation Proceeds Account, and any account established in connection with REO Properties (an “REO Account”), (iv) any assignment of leases, rents and profits and any security agreement, indemnity or guarantee given as additional security for the Mortgage Loans, (v) the rights of the mortgagee under all insurance policies with respect to the Mortgage Loans and (vi) the rights under any environmental indemnity agreements relating to the Mortgaged Properties. The Certificates do not represent an interest in or obligation of the Depositor, the Sponsors, the Originators, the Master Servicers, the Special Servicers, the Certificate Administrator, the Trustee, the underwriters, the borrowers, the property managers or any of their respective affiliates.

Upon initial issuance, the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class A-S, Class B, Class C, Class PEX, Class D, Class E, Class F and Class G Certificates (collectively, the “Principal Balance Certificates”) will have the following initial Certificate Principal Balances (or, in the case of the respective Classes of Exchangeable Certificates, the maximum Certificate Principal Balances):

Class	Initial Certificate Principal Balance
Class A-1	$66,230,000
Class A-2	$109,149,000
Class A-3	$48,253,000
Class A-4	$330,000,000
Class A-5	$345,689,000
Class A-SB	$98,736,000
Class A-S(1)	$92,677,000	(2)
Class B(1)	$98,023,000	(2)
Class C(1)	$53,468,000	(2)
Class PEX(1)	$244,168,000	(2)
Class D	$83,765,000
Class E	$19,605,000
Class F	$26,733,000
Class G	$53,468,349

(1)
The Class A-S, Class B and Class C Certificates may be exchanged for Class PEX Certificates, and Class PEX Certificates may be exchanged for the Class A-S, Class B and Class C Certificates, in each case, only in the manner described under “—Exchanges of Exchangeable Certificates” in this free writing prospectus.

(2)
On the Closing Date, the Issuing Entity will issue the Class A-S, Class B and Class C Regular Interests, which will have Certificate Principal Balances on the Closing Date of $92,677,000, $98,023,000 and $53,468,000, respectively. The Exchangeable Certificates will, at all times, represent undivided beneficial ownership interests in a grantor trust that will hold such Regular Interests. Each of the Class A-S, Class B, Class C and Class PEX Certificates will, at all times, represent a beneficial interest in a percentage of the Certificate Principal Balance of the Class A-S, Class B and/or Class C Regular Interests. Following any exchange of Class A-S, Class B and Class C Certificates for Class PEX Certificates or any exchange of Class PEX Certificates for Class A-S, Class B and Class C Certificates, the percentage interest of the Certificate Principal Balances of the Class A-S, Class B and Class C Regular Interests that is represented by the Class A-S, Class B, Class PEX and Class C Certificates will be increased or decreased accordingly. The initial Certificate Principal Balance of each Class of the Class A-S, Class B and Class C Certificates shown in the table above represents the maximum Certificate Principal Balance of such Class without giving effect to any issuance of Class PEX Certificates. The initial Certificate Principal Balance of the Class PEX Certificates shown in the table above is equal to the aggregate of the maximum initial Certificate Principal Balances of the Class A-S, Class B and Class C Certificates, representing the maximum Certificate Principal Balance of the Class PEX Certificates that could be issued in an exchange. The Certificate Principal Balances of the Class A-S, Class B and Class C Certificates to be issued on the Closing Date will be reduced, in required proportions, by an amount equal to the Certificate Principal Balance of the Class PEX Certificates issued on the Closing Date. The initial Certificate Principal Balance of the Regular Interests will equal the Initial Certificate Principal Balance of the Certificates having the same alphabetical designation without regard to any exchange of such Certificates for Class PEX Certificates.

The “Certificate Principal Balance” of any Class of Principal Balance Certificates or Regular Interest outstanding at any time represents the maximum amount to which its Holders are entitled to receive as distributions allocable to principal from the cash flow on the Mortgage Loans and the other assets in the Issuing Entity, all as described in this free writing prospectus. The Certificate Principal Balance of the Class A-S Regular Interest will at all times equal the aggregate Certificate Principal Balance of the Class A-S Certificates and the Class A-S Component of the Class PEX Certificates. The Certificate Principal Balance of the Class B Regular Interest will at all times equal the aggregate Certificate Principal Balance of the Class B Certificates and the Class B Component of the Class PEX Certificates. The Certificate Principal Balance of the Class C Regular Interest will at all times equal the aggregate Certificate Principal Balance of the Class C Certificates and the Class C Component of the Class PEX Certificates. The Certificate Principal Balance of each Class of Principal Balance Certificates and each Regular Interest will in each case be reduced by amounts actually distributed to that Class of Certificates or Regular Interest that are allocable to principal and by any Realized Losses allocated to that Class of Certificates or Regular Interest and may be increased by recoveries of such Realized Losses as described under “—Reductions of Certificate Principal Balances in Connection with Realized Losses and Additional Trust Fund Expenses” below. In the event that Realized Losses previously allocated to a Class of Certificates or Regular Interest in reduction of their Certificate Principal Balance are recovered subsequent to the reduction of the Certificate Principal Balance of such Class of Certificates or Regular Interest to zero, such Class of Certificates or Regular Interest may receive distributions in respect of such recoveries in accordance with the priorities set forth below under “—Distributions—Priority of Distributions” in this free writing prospectus.

The Class X-A Certificates, Class X-B Certificates, Class X-C Certificates and Class X-D Certificates, will not have Certificate Principal Balances. The Class X-A, Class X-B, Class X-C and Class X-D Certificates will represent in the aggregate the right to receive distributions of interest accrued as described in this free writing prospectus on their notional principal amounts (each, a “Notional Amount”). The Notional Amount of the Class X-A Certificates will in the aggregate, for purposes of distributions on each distribution date, equal the sum of the Certificate Principal Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB Certificates and the Class A-S Regular Interest immediately prior to such distribution date. The Notional Amount of the Class X-A Certificates will be reduced to the extent of all reductions in the aggregate of the Certificate Principal Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB Certificates and the Class A-S Regular Interest. The Notional Amount of the Class X-B Certificates will, for purposes of distributions on each distribution date, equal the sum of the Certificate Principal Balances of the Class D Certificates and the Class B and Class C Regular Interests immediately prior to such distribution date. The Notional Amount of the Class X-B Certificates will be reduced to the extent of all reductions in the aggregate of the Certificate Principal Balances of the Class D Certificates and the Class B and Class C Regular Interests. The Notional Amount of the Class X-C Certificates will, for purposes of distributions on each distribution date, equal the Certificate Principal Balance of the Class E Certificates immediately prior to such distribution date. The Notional Amount of the Class X-C Certificates will be reduced to the extent of all reductions of the Certificate Principal Balance of the Class E Certificates. The Notional Amount of the Class X-D Certificates will in the aggregate, for purposes of distributions on each distribution date, equal the sum of the Certificate Principal Balances of the Class F and Class G Certificates immediately prior to such distribution date. The Notional Amount of the Class X-D Certificates will be reduced to the extent of all reductions in the aggregate of the Certificate Principal Balances of the Class F and Class G Certificates.

The Class A-S, Class B and Class C Certificates may be exchanged for Class PEX Certificates, and Class PEX Certificates may be exchanged for the Class A-S, Class B and Class C Certificates, in each case, only in the manner described under “—Exchanges of Exchangeable Certificates” in this free writing prospectus. The Class A-S, Class B, Class C and Class PEX Certificates are sometimes collectively referred to in this free writing prospectus as the “Exchangeable Certificates”.

On the Closing Date, the Issuing Entity will issue the Class A-S, Class B and Class C Regular Interests, which will have Certificate Principal Balances on the Closing Date of $92,677,000, $98,023,000 and $53,468,000, respectively. The Exchangeable Certificates will, at all times, represent undivided beneficial ownership interests in a grantor trust that will hold such Regular Interests. Each of the

Class A-S, Class B, Class C and Class PEX Certificates will, at all times, represent a beneficial interest in a percentage of the Certificate Principal Balance of the Class A-S, Class B and/or Class C Regular Interests. The Class PEX Certificates’ beneficial interests in the Class A-S, Class B and/or Class C Regular Interests are sometimes referred to in this free writing prospectus as the “Class A-S Component”, “Class B Component” and “Class C Component” of the Class PEX Certificates.

Following any exchange of Class A-S, Class B and Class C Certificates for Class PEX Certificates or any exchange of Class PEX Certificates for Class A-S, Class B and Class C Certificates, the percentage interest of the Certificate Principal Balances of the Class A-S, Class B and Class C Regular Interests that is represented by the Class A-S, Class B, Class C and Class PEX Certificates will be increased or decreased accordingly. The initial Certificate Principal Balance of each Class of the Class A-S, Class B and Class C Certificates shown in the table above represents the maximum Certificate Principal Balance of such Class without giving effect to any issuance of Class PEX Certificates. The initial Certificate Principal Balance of the Class PEX Certificates shown in the table above is equal to the aggregate of the maximum initial Certificate Principal Balances of the Class A-S, Class B and Class C Certificates, representing the maximum Certificate Principal Balance of the Class PEX Certificates that could be issued in an exchange. The Certificate Principal Balances of the Class A-S, Class B and Class C Certificates to be issued on the Closing Date will be reduced, in required proportions, by an amount equal to the Certificate Principal Balance of the Class PEX Certificates issued on the Closing Date. The initial Certificate Principal Balance of the Regular Interests will equal the Initial Certificate Principal Balance of the Certificates having the same alphabetical designation without regard to any exchange of such Certificates for Class PEX Certificates.

On the Closing Date, the Trust will issue uncertificated regular interests in REMIC III referred to in this free writing prospectus as the “Class A-S Regular Interest”, the “Class B Regular Interest” and the “Class C Regular Interest”, and collectively, the “Regular Interests”. The Regular Interests are not offered by this free writing prospectus. On the Closing Date, the Depositor will transfer (i) the Class A-S Regular Interest to the Trust in exchange for the Class A-S Certificates and the Class A-S Component of the Class PEX Certificates, which are offered by this free writing prospectus, and will be entitled to, among other amounts, the amounts distributed in respect of the Class A-S Regular Interest, (ii) the Class B Regular Interest to the Trust in exchange for the Class B Certificates and the Class B Component of the Class PEX Certificates, which are offered by this free writing prospectus, and will be entitled to, among other amounts, the amounts distributed in respect of the Class B Regular Interest, and (iii) the Class C Regular Interest to the Trust in exchange for the Class C Certificates and the Class C Component of the Class PEX Certificates, which are offered by this free writing prospectus, and will be entitled to, among other amounts, the amounts distributed in respect of the Class C Regular Interest.

The Class R Certificates will not have a Certificate Principal Balance or Notional Amount. The Class R Certificates will be residual interest Certificates. Holders of the Class R Certificates are not expected to receive any material payments.

The Class V Certificates will not have a Certificate Principal Balance or Notional Amount and will only be entitled to receive Excess Interest on the ARD Loans.

“Excess Interest” with respect to each ARD Loan is the interest accrued on such Mortgage Loan after the related Anticipated Repayment Date allocable to the difference between the Revised Rate and the sum of the Mortgage Pass-Through Rate and the Administrative Fee Rate, plus any compound interest thereon, to the extent permitted by law.

Exchanges of Exchangeable Certificates

Exchanges

Class A-S, Class B and Class C Certificates may be exchanged for Class PEX Certificates and vice versa, in whole or in part, as described more fully below. This process may occur repeatedly. In the event that the principal balance of the Class A-S, Class B, Class C and/or PEX Certificates is reduced to zero as a result of such Class being paid all interest and principal in full, exchanges will no longer be permissible.

At the request of the Holder of Class A-S, Class B and Class C Certificates in the Exchange Proportion, and upon the surrender of such Exchangeable Certificates, the Certificate Administrator, on behalf of the Trustee, will be required to exchange such Exchangeable Certificates for Class PEX Certificates with an original aggregate Certificate Principal Balance equal to the original aggregate Certificate Principal Balance of the Class A-S, Class B and Class C Certificates exchanged for such Class PEX Certificates. At the request of the Holder of Class PEX Certificates, and upon the surrender of such Exchangeable Certificates, the Certificate Administrator, on behalf of the Trustee, will exchange such Exchangeable Certificates for Class A-S, Class B and Class C Certificates in the Exchange Proportion and with an original aggregate Certificate Principal Balance equal to the original aggregate Certificate Principal Balance of the Class PEX Certificates exchanged for such Class A-S, Class B and Class C Certificates. The aggregate principal balance of the Certificates (with each Class rounded to the nearest whole dollar) received in an exchange, immediately after the exchange, must equal the aggregate principal balance of the Certificates (with each Class rounded to the nearest whole dollar) surrendered for exchange immediately prior to such exchange.

An “Exchange Proportion”  consists of Class A-S, Class B and Class C Certificates with original Certificate Principal Balances (regardless of current Certificate Principal Balance) that represent approximately 37.96%, 40.15% and 21.90%, respectively, of the aggregate original Certificate Principal Balances of all Class A-S, Class B and Class C Certificates involved in the exchange. The Exchange Proportion is based on the initial principal balances of the Classes (rather than the outstanding principal balances).

The Class PEX Certificates will only receive distributions of interest, principal, Prepayment Premiums and Yield Maintenance Charges that are allocated to the Class A-S, Class B and Class C Certificates exchanged for such Class PEX Certificates. Any Realized Losses or other shortfalls, including as a result of Appraisal Reduction Amounts, allocated to Class A-S, Class B and Class C Certificates that were exchanged for Class PEX Certificates will be borne by such Class PEX Certificates. See “—Reductions of Certificate Principal Balances in Connection with Realized Losses and Additional Trust Fund Expenses” in this free writing prospectus.

 For a discussion of the federal income tax consequences of the acquisition, ownership and disposition of the Exchangeable Certificates, see “Material Federal Income Tax Consequences—Taxation of the Exchangeable Certificates” in this free writing prospectus.

Procedures and Fees

If a Certificateholder wishes to exchange Class A-S, Class B and Class C Certificates for Class PEX Certificates, or Class PEX Certificates for Class A-S, Class B and Class C Certificates, such Certificateholder must notify the certificate administrator by e-mail at cts.cmbs.bond.admin@wellsfargo.com no later than 3 business days prior to the proposed date of such exchange (the “Exchange Date”). The Exchange Date can be any business day other than the first or last business day of the month, subject to satisfaction of the Certificate Administrator. In addition, the Certificateholder must provide notice on the Certificateholder’s letterhead, which notice must carry a medallion stamp guarantee and set forth the following information: the CUSIP numbers of the Exchangeable Certificates to be exchanged and received, the Certificate Principal Balance of the Exchangeable Certificates to be exchanged, the Certificateholder’s DTC participant number and the proposed Exchange Date. After receiving the notice, the Certificate Administrator will be required to e-mail the Certificateholder (at such address specified in writing by such Certificateholder) with wire payment instructions relating to any administrative fee payable to DTC or any successor depository. The Certificateholder will utilize the “deposit and withdrawal system” at DTC to effect the exchange.

The aggregate principal and interest entitlements of the Certificates received must equal the aggregate principal and interest entitlements of the Certificates surrendered. The notice of exchange will become irrevocable on the 2nd business day before the proposed Exchange Date.

In connection with each exchange, the Certificateholder must pay any fees charged by DTC or any successor depository, and such fees must be received by the Certificate Administrator prior to the Exchange Date or such exchange will not be effected. The first distribution on an Exchangeable Certificate received pursuant to an exchange will be made in the month following the month of exchange to the Certificateholder of record as of the applicable record date for such Certificate. Neither the Certificate Administrator nor the Depositor will have any obligation to ensure the availability of the applicable Certificates to accomplish any exchange.

Distributions

General. On each distribution date, the Certificate Administrator will make all distributions required to be made on the Certificates on that distribution date to the Holders of record as of the close of business on the related record date, provided that the final distribution of principal and/or interest to the registered Holder of any Offered Certificate will not be made until presentation and surrender of that Certificate at the location to be specified in a notice of the pendency of that final distribution.

Distributions made to a Class of Certificateholders will be allocated, pro rata, among those Certificateholders in proportion to their respective percentage interests in that Class.

In order for a Certificateholder to receive distributions by wire transfer on and after any particular distribution date, that Certificateholder must provide the Certificate Administrator with written wiring instructions no later than five days prior to the last day of the calendar month preceding the month in which that distribution date occurs. Otherwise, that Certificateholder will receive its distributions by check mailed to it.

Cede & Co. will be the registered Holder of your Offered Certificates, and you will receive distributions on your Offered Certificates through DTC and its participating organizations, until physical Certificates are issued, if ever. See “—Delivery, Form and Denomination” below.

If, in connection with any distribution date, the Certificate Administrator has reported the amount of an anticipated distribution to DTC based on the expected receipt of any monthly payment based on information set forth in a report, or any monthly payment expected to be paid on the last two business days preceding such distribution date, and the related borrower fails to make such payments at such time, the Certificate Administrator will use commercially reasonable efforts to cause DTC to make the revised distribution on a timely basis on such distribution date, but we cannot assure you that DTC will be able to do so. The Certificate Administrator, the Master Servicers, the Special Servicers and the Trustee will not be liable or held responsible for any resulting delay, or claims by DTC resulting therefrom, in the making of such distribution to the Certificateholders. In addition, if the Certificate Administrator incurs out-of-pocket expenses, despite reasonable efforts to avoid or mitigate such expenses, as a consequence of a borrower failing to make such payments, the Certificate Administrator will be entitled to reimbursement from the Trust. Any such reimbursement will constitute Additional Trust Fund Expenses.

Interest Distributions. All of the Classes of Certificates and the Regular Interests will bear interest, except for the Class R and Class V Certificates. The interest accrual period for each distribution date for the Offered Certificates will be the calendar month immediately preceding the month in which that distribution date occurs.

With respect to each interest-bearing Class of Certificates (other than the Exchangeable Certificates) and the Regular Interests, interest will accrue during each interest accrual period based upon:

●	the pass-through rate for that Class of Certificates or Regular Interest and interest accrual period;

●
the aggregate Certificate Principal Balance or Notional Amount, as the case may be, of that Class of Certificates or Regular Interest outstanding immediately prior to the related distribution date; and

●
with respect to the Regular Interests and each Class of Certificates (other than the Exchangeable Certificates), the assumption that each interest accrual period consists of 30 days and each year consists of 360 days.

On each distribution date, subject to the Available Distribution Amount for that date and the distribution priorities described under “—Priority of Distributions” below, the Holders of each interest-bearing class of the certificates (other than the Exchangeable Certificates), the Class A-S Regular Interest (and, therefore, the Class A-S Certificates and the Class A-S Component of the Class PEX Certificates), the Class B Regular Interest (and, therefore, the Class B Certificates and the Class B Component of the Class PEX Certificates) or the Class C Regular Interest (and, therefore, the Class C Certificates and the Class C Component of the Class PEX Certificates) will be entitled to receive the sum of—

●	an amount equal to:

1.	the total amount of interest accrued during the related interest accrual period with respect to that Class of Certificates or Regular Interest, reduced by

2.	the portion of any Net Aggregate Prepayment Interest Shortfall (if any) for that distribution date that is allocable to that Class of Certificates or Regular Interest as described further below, and

●
any shortfall between that amount as calculated for the prior distribution date and the amount of interest actually distributed on that Class of Certificates or Regular Interest on the prior distribution date.

“Net Aggregate Prepayment Interest Shortfall” means, with respect to any distribution date, the excess, if any, of:

●	the total Prepayment Interest Shortfalls incurred with respect to the Mortgage Loans during the related collection period; over

●	the sum of the total payments made by the applicable Master Servicer to cover those Prepayment Interest Shortfalls.

“Prepayment Interest Shortfall” means, with respect to any Mortgage Loan (including a Non-Serviced Mortgage Loan) that was subject to a principal prepayment in full or in part made (or, if resulting from the application of insurance proceeds or condemnation proceeds, any other early recovery of principal received) prior to the Due Date for that Mortgage Loan in any collection period, the amount of interest, to the extent not collected from the related borrower or otherwise (without regard to any Prepayment Premium or Yield Maintenance Charge that may have been collected), that would have accrued on the amount of such principal prepayment during the period from the date to which interest was paid by the related borrower to, but not including, the related Due Date immediately following the date of the subject principal prepayment (net of related master servicing fees (and, in the case of (i) a Non-Serviced Mortgage Loan, net of additional rates payable to the related Other Master Servicer or other parties under the related Other Pooling and Servicing Agreement and (ii) each ARD Loan after its Anticipated Repayment Date, net of any Excess Interest) and, further, net of any portion of that interest that represents Default Interest and/or late payment charges).

“Prepayment Interest Excess” means, with respect to any Mortgage Loan (including a Non-Serviced Mortgage Loan) that was subject to a principal prepayment in full or in part made (or, if resulting from the application of insurance proceeds or condemnation proceeds, any other early recovery of principal received) after the Due Date for that Mortgage Loan in any collection period, any payment of interest (net of related master servicing fees (and, in the case of a Non-Serviced Mortgage Loan, net of additional rates payable to the related Other Master Servicer or other parties under the related Other Pooling and Servicing Agreement) and, further, net of any portion of that interest that represents Default Interest and/or late payment charges) actually collected from the related borrower or out of such insurance proceeds or condemnation proceeds, as the case may be, and intended to cover the period from and after the Due Date to, but not including, the date of prepayment.

Notwithstanding the foregoing, the amount otherwise distributable in respect of interest on a Class of Certificates on any distribution date will be adjusted in accordance with the provisions described below:

●
In the case of the Class B Regular Interest (and, therefore, the Class B Certificates and the Class B Component of the Class PEX Certificates), the Class C Regular Interest (and, therefore, the Class C Certificates and the Class C Component of the Class PEX Certificates) and the Class D Certificates, the amount otherwise distributable in respect of interest on that distribution date will be reduced by the amount of Trust Advisor Expenses allocated to that Class of Certificates or Regular Interest as described under “—Reductions of Interest Entitlements and the Principal Distribution Amount in Connection with Certain Trust Advisor Expenses” below (which excludes Designated Trust Advisor Expenses);

●
If and to the extent that any such Trust Advisor Expenses were previously allocated to reduce the interest distributable on the Class B Regular Interest (and, therefore, the Class B Certificates and the Class B Component of the Class PEX Certificates) or the Class C Regular Interest (and, therefore, the Class C Certificates and the Class C Component of the Class PEX Certificates) on a prior distribution date, the amount otherwise distributable in respect of interest on the Class B Regular Interest (and, therefore, the Class B Certificates and the Class B Component of the Class PEX Certificates) or the Class C Regular Interest (and, therefore, the Class C Certificates and the Class C Component of the Class PEX Certificates), in that order, will be increased (in each case, up to the amount of the Trust Advisor Expenses previously so allocated to that Class of Certificates or Regular Interest), and the amount otherwise distributable in respect of interest on the Class D Certificates and (if necessary) the Class C Regular Interest (and, therefore, the Class C Certificates and the Class C Component of the Class PEX Certificates), in that order, will be reduced (in each case, up to the amount of interest otherwise distributable on that Class of Certificates or Regular Interest on the current distribution date);

●
If any such Trust Advisor Expenses were previously allocated to the Class B Regular Interest (and, therefore, the Class B Certificates and the Class B Component of the Class PEX Certificates), the Class C Regular Interest (and, therefore, the Class C Certificates and the Class C Component of the Class PEX Certificates) or the Class D Certificates, and the expenses are subsequently recovered from a source other than the borrowers under the Mortgage Loans or the related Mortgaged Properties, then, to the extent of any portion of such recovery remaining after application to reimburse the Holders of any Principal Balance Certificates that suffered write-offs in connection with Trust Advisor Expenses (see “—Loss Reimbursement Amounts” below), the interest otherwise distributable on the Class B Regular Interest (and, therefore, the Class B Certificates and the Class B Component of the Class PEX Certificates), the Class C Regular Interest (and, therefore, the Class C Certificates and the Class C Component of the Class PEX Certificates) and the Class D Certificates in the aggregate will be increased by the amount of that recovery, which aggregate increase will be allocated to the Class B Regular Interest (and, therefore, the Class B Certificates and the Class B Component of the Class PEX Certificates), the Class C Regular Interest (and, therefore, the Class C Certificates and the Class C Component of the Class PEX Certificates) and the Class D Certificates, in that order, in each case up to the aggregate unrecovered amount of such Trust Advisor Expenses previously allocated to that Class of Certificates or Regular Interest; and

●
If any Class of Principal Balance Certificates (other than the Exchangeable Certificates), the Class A-S Regular Interest (and, therefore, the Class A-S Certificates and the Class A-S Component of the Class PEX Certificates), the Class B Regular Interest (and, therefore, the Class B Certificates and the Class B Component of the Class PEX Certificates) or the Class C Regular Interest (and, therefore, the Class C Certificates and the Class C Component of the Class PEX Certificates) experiences a reinstatement of its Certificate Principal Balance on any distribution date under the limited circumstances that we describe under “—Reductions of

Certificate Principal Balances in Connection with Realized Losses and Additional Trust Fund Expenses” below, then that Class of Certificates or Regular Interest will also be entitled (also subject to the Available Distribution Amount for that distribution date and the distribution priorities described under “—Priority of Distributions” below) to the interest that would have accrued (at its pass-through rate for the interest accrual period related to such distribution date) for certain prior interest accrual periods and interest will thereafter accrue on the Certificate Principal Balance of that Class of Certificates or Regular Interest (as calculated taking into account any such restorations and any reductions in such Certificate Principal Balance from time to time) at the pass-through rate for that Class of Certificates or Regular Interest in effect from time to time (such amounts of interest are referred to herein as “Recovered Interest Amounts”).

No portion of any Net Aggregate Prepayment Interest Shortfall for any distribution date will be allocable to the Class X-A, Class X-B, Class X-C or Class X-D Certificates. The portion of any Net Aggregate Prepayment Interest Shortfall for any distribution date that is allocable to any particular Class of Principal Balance Certificates (other than the Exchangeable Certificates), the Class A-S Regular Interest (and, therefore, the Class A-S Certificates and the Class A-S Component of the Class PEX Certificates), the Class B Regular Interest (and, therefore, the Class B Certificates and the Class B Component of the Class PEX Certificates) and the Class C Regular Interest (and, therefore, the Class C Certificates and the Class C Component of the Class PEX Certificates) will equal the product of—

●	the amount of that Net Aggregate Prepayment Interest Shortfall, multiplied by

●	a fraction—

1.	the numerator of which is the total amount of interest accrued during the related interest accrual period with respect to that Class, and

2.
the denominator of which is the total amount of interest accrued during the related interest accrual period with respect to all of the Principal Balance Certificates (other than the Exchangeable Certificates), the Class A-S Regular Interest (and, therefore, the Class A-S Certificates and the Class A-S Component of the Class PEX Certificates), the Class B Regular Interest (and, therefore, the Class B Certificates and the Class B Component of the Class PEX Certificates) or the Class C Regular Interest (and, therefore, the Class C Certificates and the Class C Component of the Class PEX Certificates).

With respect to each Class of interest-bearing Certificates and the Class A-S, Class B and Class C Regular Interests, the accrued interest for that Class of Certificates or Regular Interest, subject to all the above-described adjustments as described above and elsewhere in this free writing prospectus, is the interest entitlement for that class and distribution date.

The Class A-S, Class B and Class C Certificates’ respective interest entitlements for any distribution date will equal their percentage interest of the interest entitlements of the Class A-S, Class B and Class C Regular Interests, respectively, on that distribution date. The Class PEX Certificates’ interest entitlement for any distribution date will equal their percentage interest of the interest entitlement of each of the Class A-S, Class B and Class C Regular Interests for that distribution date.

Calculation of Pass-Through Rates. The pass-through rate applicable to each interest-bearing Class of Certificates for the initial interest accrual period is shown in the table and the related footnotes appearing under the caption “Summary—Overview of the Certificates” in this free writing prospectus.

The pass-through rates for the Class       Certificates for each subsequent interest accrual period will, in the case of each of those Classes, remain fixed at the pass-through rate applicable to that Class of Certificates for the initial interest accrual period.

The pass-through rate applicable to the Class       Certificates for each interest accrual period will equal the WAC Rate for the distribution date that corresponds to that interest accrual period.

The pass-through rates for the Class       Certificates for each subsequent interest accrual period will equal the lesser of:

●	the pass-through rate applicable to that Class of Certificates for the initial interest accrual period, and

●	the WAC Rate for the distribution date that corresponds to that subsequent interest accrual period.

The Class PEX Certificates will not have a pass-through rate, but will be entitled to receive the sum of the interest distributable on the percentage interests of the Class A-S, Class B and Class C Regular Interests represented by the Class PEX Certificates. The pass-through rates on the Class A-S, Class B and Class C Regular Interests will at all times be the same as the pass-through rates of the Class A-S, Class B and Class C Certificates. The pass-through rate applicable to the Class X-A Certificates for each interest accrual period will equal the excess, if any, of the WAC Rate for the distribution date that corresponds to that interest accrual period, over the weighted average of the pass-through rates applicable to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB Certificates and the Class A-S Regular Interest weighted according to the respective aggregate outstanding Certificate Principal Balances of those Classes of Certificates or Regular Interest. The pass-through rate applicable to the Class X-B Certificates for each interest accrual period will equal the excess, if any, of the WAC Rate for the distribution date that corresponds to that interest accrual period, over the weighted average of the pass-through rates applicable to the Class D Certificates and the Class B and Class C Regular Interests weighted according to the respective aggregate outstanding Certificate Principal Balances of those Classes of Certificates or Regular Interests. The pass-through rate applicable to the Class X-C Certificates for each interest accrual period will equal the excess, if any, of the WAC Rate for the distribution date that corresponds to that interest accrual period, over the pass-through rate applicable to the Class E Certificates. The pass-through rate applicable to the Class X-D Certificates for each interest accrual period will equal the excess, if any, of the WAC Rate for the distribution date that corresponds to that interest accrual period, over the weighted average of the pass-through rates applicable to the Class F and Class G Certificates, weighted according to the respective aggregate outstanding Certificate Principal Balances of those Classes.

The calculation of the WAC Rate will be unaffected by any change in the mortgage interest rate for any Mortgage Loan, including in connection with any bankruptcy or insolvency of the related borrower or any modification of that Mortgage Loan agreed to by the applicable Master Servicer or the applicable Special Servicer.

“WAC Rate” means, for each distribution date, the weighted average of the respective Mortgage Pass-Through Rates with respect to all of the Mortgage Loans for that distribution date, weighted on the basis of their respective Stated Principal Balances immediately prior to that distribution date.

“Mortgage Pass-Through Rate” means, with respect to any Mortgage Loan for any distribution date, an annual rate generally equal to twelve times a fraction, expressed as a percentage—

1.
the numerator of which fraction is, subject to adjustment as described below in this definition, an amount of interest equal to the product of (a) the number of days in the related interest accrual period, multiplied by (b) the Stated Principal Balance of that Mortgage Loan immediately preceding that distribution date, multiplied by (c) 1/360, multiplied by (d) a rate per annum equal to the Mortgage interest rate for that Mortgage Loan under its contractual terms in effect as of the Closing Date, minus the related Administrative Fee Rate for that Mortgage Loan, and

2.	the denominator of which is the Stated Principal Balance of that Mortgage Loan immediately preceding that distribution date.

Notwithstanding the foregoing, if the subject distribution date occurs in any January (except in a leap year) or in any February, then the amount of interest referred to in the numerator of the fraction described in clause 1 of the second bullet of the first paragraph of this definition will be decreased to reflect any interest reserve amount with respect to the subject Mortgage Loan that is transferred from the Distribution Account to the Interest Reserve Account during that month. Furthermore, if the subject distribution date occurs in March of any year (or, if the subject distribution date is the final distribution date, in January (except in a leap year) or February of any year), then the amount of interest referred to in the numerator of the fraction described in clause 1 of the second bullet of the first paragraph of this definition will be increased to reflect any interest reserve amounts with respect to the subject Mortgage Loan that are transferred from the Interest Reserve Account to the Distribution Account during that month.

The Mortgage Pass-Through Rate of each Mortgage Loan will not reflect any modification, waiver or amendment of that Mortgage Loan occurring subsequent to the Closing Date (whether entered into by a Master Servicer, a Special Servicer or any other appropriate party or in connection with any bankruptcy, insolvency or other similar proceeding involving the related borrower), or any Default Interest or Excess Interest.

The “Administrative Fee Rate” means, for each Mortgage Loan, the sum of (i) the certificate administrator fee rate (which includes the portion of the Trustee fee), (ii) the CREFC® intellectual property royalty license fee rate, (iii) the trust advisor ongoing fee rate (except with respect to the Montgomery Mall Mortgage Loan and Queens Atrium Mortgage Loan), (iv) the applicable master servicing fee rate and (v) in the case of the Montgomery Mall Mortgage Loan, a rate per annum equal to the related primary servicing fee rate.

“Principal Distribution Amount” means, for any distribution date prior to the final distribution date, an amount equal to the total, without duplication, of the following—

1.
all payments of principal, including voluntary principal prepayments, received by or on behalf of the Trust Fund with respect to the Mortgage Loans during the related collection period, exclusive of any of those payments that represents a collection of principal for which an advance was previously made for a prior distribution date or that represents a monthly payment of principal due on or before the Cut-off Date for the related Mortgage Loan or on a Due Date for the related Mortgage Loan subsequent to the collection period for the subject distribution date,

2.
all monthly payments of principal that were received by or on behalf of the Trust Fund with respect to the Mortgage Loans prior to, but that are due (or deemed due) during, the related collection period,

3.
all other collections, including liquidation proceeds, condemnation proceeds, insurance proceeds and repurchase proceeds, that were received by or on behalf of the Trust Fund with respect to any of the Mortgage Loans or any related REO Properties (including any REO Property related to a Non-Serviced Companion Loan) during the related collection period and that were identified and applied by the applicable Master Servicer as recoveries of principal of the subject Mortgage Loan(s), in each case net of any portion of the particular collection that represents a collection of principal for which an advance of principal was previously made for a prior distribution date or that represents a monthly payment of principal due on or before the Cut-off Date for the related Mortgage Loan, and

4.	all advances of principal made with respect to the Mortgage Loans and any REO Mortgage Loans for that distribution date.

Notwithstanding the foregoing, (A) if any insurance proceeds, condemnation proceeds and/or liquidation proceeds are received with respect to any Mortgage Loan, or if any Mortgage Loan is otherwise liquidated, including at a discount, in any event during the collection period for the subject distribution date, then that portion, if any, of the aggregate amount described in clauses 1 through 4 above that is attributable to that Mortgage Loan will be reduced – to not less than zero – by any workout fees or liquidation fees paid with respect to that Mortgage Loan from a source other than related Default Interest and late payment charges during the collection period for the subject distribution date; (B) the aggregate amount described in clauses 1 through 4 above will be further subject to reduction – to not less than zero – by any nonrecoverable advances (and interest thereon) that are reimbursed from the principal portion of P&I Advances and payments and other collections of principal on the Mortgage Pool (see “Description of the Offered Certificates—Advances of Delinquent Monthly Debt Service Payments” and “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”) during the related collection period (although any of those amounts that were reimbursed from advances or collections of principal and are subsequently collected (notwithstanding the nonrecoverability determination) on the related Mortgage Loan will be added to the Principal Distribution Amount for the distribution date following the collection period in which the subsequent collection occurs); and (C) the aggregate amount described in clauses 1 through 4 above will be subject to further reduction – to not less than zero – by any advances (and interest thereon) with respect to a Defaulted Mortgage Loan that remained unreimbursed at the time of the loan’s modification while a Specially Serviced Mortgage Loan and are reimbursed from the principal portion of P&I Advances and payments and other collections of principal on the Mortgage Pool (see “Description of the Offered Certificates—Advances of Delinquent Monthly Debt Service Payments” and “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”) during that collection period (although any of those amounts that were reimbursed from principal collections and are subsequently collected on the related Mortgage Loan will be added to the Principal Distribution Amount for the distribution date following the collection period in which the subsequent collection occurs).

“Defaulted Mortgage Loan” means a Mortgage Loan (other than a Non-Serviced Mortgage Loan) that is both (A)  a Specially Serviced Mortgage Loan and (B) is either (i) delinquent 120 days or more with respect to any balloon payment or 60 days or more with respect to any other monthly payment, with such delinquency to be determined without giving effect to any grace period permitted by the related mortgage or mortgage note and without regard to any acceleration of payments under the related mortgage and mortgage note, or (ii) a Mortgage Loan as to which the amounts due thereunder have been accelerated following any other material default.

Furthermore, unless and until all Classes of Certificates other than the Control-Eligible Certificates have been retired, the Principal Distribution Amount (or any lesser portion thereof allocable to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB or Class D Certificates or the Class A-S, Class B or Class C Regular Interests) for each distribution date will be reduced to the extent of any Trust Advisor Expenses (other than Designated Trust Advisor Expenses) that exceed the amount of interest otherwise payable on the Class B Regular Interest (and, therefore, the Class B Certificates and the Class B Component of the Class PEX Certificates), the Class C Regular Interest (and, therefore, the Class C Certificates and the Class C Component of the Class PEX Certificates) or the Class D Certificates on that distribution date. “Control-Eligible Certificates” means the Class E, Class F and Class G Certificates

For the final distribution date, the “Principal Distribution Amount” will be an amount equal to the total Stated Principal Balance of the Mortgage Pool outstanding immediately prior to that final distribution date.

The Class A-S, Class B and Class C Certificates’ respective allocable share of the Principal Distribution Amount for any distribution date will equal their percentage interest of the Class A-S, Class B and Class C Regular Interests’ respective allocable shares of the Principal Distribution Amount on that distribution date. The Class PEX Certificates’ share of the Principal Distribution Amount for any distribution date will equal their percentage interest of each of the Class A-S, Class B and Class C Regular Interests’ allocable share of the Principal Distribution Amount for that distribution date.

The Class R and Class V Certificates are not interest-bearing Certificates and will not have pass-through rates.

Principal Distributions. Subject to the relevant Available Distribution Amount and the priority of distributions described under “—Priority of Distributions” below, the total amount of principal payable with respect to each Class of the Principal Balance Certificates (other than the Exchangeable Certificates) and the Class A-S, Class B and Class C Regular Interests on each distribution date will equal that Class of

Certificates’ or Regular Interests’ allocable share of the Principal Distribution Amount for that distribution date as described below.

In general, the Principal Distribution Amount for each distribution date will be allocated in the following amounts and order of priority:

●	to the Holders of the Class A-SB Certificates in an amount equal to the lesser of—

(1)      the Principal Distribution Amount for that distribution date, and

(2)      the excess of (a) the Certificate Principal Balance of the Class A-SB Certificates immediately prior to that distribution date over (b) the Class A-SB Planned Principal Balance for that distribution date;

●	to the Holders of the Class A-1 Certificates in an amount equal to the lesser of—

(1)      the remaining portion of the Principal Distribution Amount for that distribution date (net of any portion thereof that is distributable on that distribution date to the Holders of the Class A-SB Certificates as described in the immediately preceding bullet point), and

(2)      the aggregate Certificate Principal Balance of the Class A-1 Certificates immediately prior to that distribution date;

●	to the Holders of the Class A-2 Certificates in an amount equal to the lesser of—

(1)      the remaining portion of the Principal Distribution Amount for that distribution date (net of any portion thereof that is distributable on that distribution date to the Holders of the Class A-SB and Class A-1 Certificates as described in the preceding bullet points), and

(2)      the aggregate Certificate Principal Balance of the Class A-2 Certificates immediately prior to that distribution date;

●	to the Holders of the Class A-3 Certificates in an amount equal to the lesser of—

(1)      the remaining portion of the Principal Distribution Amount for that distribution date (net of any portion thereof that is distributable on that distribution date to the Holders of the Class A-SB, Class A-1 and Class A-2 Certificates as described in the preceding bullet points), and

(2)      the aggregate Certificate Principal Balance of the Class A-3 Certificates immediately prior to that distribution date;

●	to the Holders of the Class A-4 Certificates in an amount equal to the lesser of—

(1)      the remaining portion of the Principal Distribution Amount for that distribution date (net of any portion thereof that is distributable on that distribution date to the Holders of the Class A-SB, Class A-1, Class A-2 and Class A-3 Certificates as described in the preceding bullet points), and

(2)      the aggregate Certificate Principal Balance of the Class A-4 Certificates immediately prior to that distribution date;

●	to the Holders of the Class A-5 Certificates in an amount equal to the lesser of—

(1)      the remaining portion of the Principal Distribution Amount for that distribution date (net of any portion thereof that is distributable on that distribution date to the Holders of the Class A-SB, Class A-1, Class A-2, Class A-3 and Class A-4 Certificates as described in the preceding bullet points), and

(2)      the aggregate Certificate Principal Balance of the Class A-5 Certificates immediately prior to that distribution date;

●	to the Holders of the Class A-SB Certificates in an amount equal to the lesser of—

(1)      the remaining portion of the Principal Distribution Amount for that distribution date (net of any portion thereof that is distributable on that distribution date to the Holders of the Class A-SB, Class A-1, Class A-2, Class A-3, Class A-4 and Class A-5 Certificates as described in the preceding bullet points), and

(2)      the aggregate Certificate Principal Balance of the Class A-SB Certificates (following the distributions to the Class A-SB Certificates pursuant to the first bullet point above);

●	to the Holders of the Class A-S Regular Interest (and, therefore, to the Class A-S Certificates and the Class A-S Component of the Class PEX Certificates) in an amount equal to the lesser of—

(1)      the remaining portion of the Principal Distribution Amount for that distribution date (net of any portion thereof that is distributable on that distribution date to the Holders of the Class A-SB, Class A-1, Class A-2, Class A-3, Class A-4 and Class A-5 Certificates as described in the preceding bullet points), and

(2)      the aggregate Certificate Principal Balance of the Class A-S Regular Interest immediately prior to that distribution date;

●	to the Holders of the Class B Regular Interest (and, therefore, to the Class B Certificates and the Class B Component of the Class PEX Certificates) in an amount equal to the lesser of—

(1)      the remaining portion of the Principal Distribution Amount for that distribution date (net of any portion thereof that is distributable on that distribution date to the Holders of the Class A-SB, Class A-1, Class A-2, Class A-3, Class A-4 and Class A-5 Certificates and the Class A-S Regular Interest as described in the preceding bullet points), and

(2)      the aggregate Certificate Principal Balance of the Class B Regular Interest immediately prior to that distribution date;

●	to the Holders of the Class C Regular Interest (and, therefore, to the Class C Certificates and the Class C Component of the Class PEX Certificates) in an amount equal to the lesser of—

(1)      the remaining portion of the Principal Distribution Amount for that distribution date (net of any remaining portion thereof that is distributable on that distribution date to the Holders of the Class A-SB, Class A-1, Class A-2, Class A-3, Class A-4 and Class A-5 Certificates and the Class A-S and Class B Regular Interests as described in the preceding bullet points), and

(2)      the aggregate Certificate Principal Balance of the Class C Regular Interest immediately prior to that distribution date;

●	to the Holders of the Class D, Class E, Class F and Class G Certificates, in that order, in each case in an amount equal to the lesser of—

(1)      the remaining portion of the Principal Distribution Amount for that distribution date (net of any portion thereof that is distributable on that distribution date to the Holders of the Classes of Certificates with an earlier alphabetical designation), and

(2)      the aggregate Certificate Principal Balance of such Class of Certificates immediately prior to that distribution date.

Notwithstanding the provision described in the foregoing paragraph, if any of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and/or Class A-SB Certificates are outstanding at a time when the aggregate Certificate Principal Balance of the Class A-S, Class B and Class C Regular Interests and the Class D, Class E, Class F and Class G Certificates has been reduced to zero as described under “—Reductions of Certificate Principal Balances in Connection with Realized Losses and Additional Trust Fund Expenses” below, or, in any event, as of the final distribution date for the Certificates, the Principal Distribution Amount for that distribution date and any distribution date thereafter will be allocated to the Holders of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB Certificates up to an aggregate amount equal to the lesser of (a) that Principal Distribution Amount and (b) the aggregate Certificate Principal Balance of those Classes outstanding immediately prior to that distribution date, which amount will be allocated between such Classes on a pro rata basis in accordance with their respective aggregate Certificate Principal Balances immediately prior to that distribution date.

“Class A-SB Planned Principal Balance”  means, for any distribution date, the balance shown for such distribution date in the table set forth in Annex H to this free writing prospectus. Such balances were calculated using, among other things, a 0% CPR and the Structuring Assumptions. See “Yield and Maturity Considerations—Weighted Average Life of the Offered Certificates” in this free writing prospectus. Based on such assumptions, the Certificate Principal Balance of the Class A-SB Certificates on each distribution date would be expected to be reduced to the balance indicated for such distribution date in the table set forth in Annex H to this free writing prospectus. There is no assurance, however, that the Mortgage Loans will perform in conformity with our assumptions. Therefore, there can be no assurance that the Certificate Principal Balance of the Class A-SB Certificates on any distribution date will be equal to the Certificate Principal Balance that is specified for such distribution date in the table.

To the extent that a Master Servicer, a Special Servicer or the Trustee is reimbursed for any nonrecoverable advance (including any interest accrued thereon), or for any advance (including any interest accrued thereon) with respect to a Mortgage Loan that remains unreimbursed following its modification while a Specially Serviced Mortgage Loan, during any collection period out of the principal portion of P&I Advances and payments and other collection of principal on the Mortgage Pool, the Principal Distribution Amount for the related distribution date will be reduced by the amount of such reimbursement (although any such amount that is subsequently recovered will generally be added to the Principal Distribution Amount for the distribution date following the collection period in which the recovery occurs). See “—Advances of Delinquent Monthly Debt Service Payments”, “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” and the definition of “Principal Distribution Amount” under “—Distributions” in this free writing prospectus.

Loss Reimbursement Amounts. As discussed under “—Reductions of Certificate Principal Balances in Connection with Realized Losses and Additional Trust Fund Expenses” below, the aggregate Certificate Principal Balance of any Class of Principal Balance Certificates (other than the Exchangeable Certificates), the Class A-S Regular Interest (and, therefore, the Class A-S Certificates and the Class A-S Component of the Class PEX Certificates), the Class B Regular Interest (and, therefore, the Class B Certificates and the Class B Component of the Class PEX Certificates) and the Class C Regular Interest (and, therefore, the Class C Certificates and the Class C Component of the Class PEX Certificates) may be reduced without a corresponding distribution of principal. If such a reduction occurs as described in that section with respect to any Class of Principal Balance Certificates (other than the Exchangeable Certificates), the Class A-S Regular Interest (and, therefore, the Class A-S Certificates and the Class A-S Component of the Class PEX Certificates), the Class B Regular Interest (and, therefore, the Class B Certificates and the Class B Component of the Class PEX Certificates) and the Class C Regular Interest (and, therefore, the Class C Certificates and the Class C Component of the Class PEX Certificates), then, subject to the relevant Available Distribution Amount and the priority of distributions described under “—Priority of Distributions” below, the Holder(s) of that Class of Certificates or Regular Interest will be entitled to be reimbursed for the amount of that reduction, without interest (and without duplication of any amount reflected in a reinstatement of the aggregate Certificate Principal Balance of that Class of

Certificates or Regular Interest under the limited circumstances described in this free writing prospectus with respect to recoveries of amounts previously determined to have constituted nonrecoverable advances). Any such allocation of losses and/or reimbursement amounts allocated to the Class A-S, Class B and Class C Regular Interests will be allocated between the Class A-S, Class B and/or Class C Certificates, as applicable, on the one hand, and the Class PEX Certificates, on the other hand, based on their respective percentage interests in the related Regular Interests.

Priority of Distributions. On each distribution date, the Certificate Administrator will apply the Available Distribution Amount for that distribution date in the following amounts and order of priority, in each case to the extent of the remaining portion of the Available Distribution Amount for that distribution date:

●
first, to make distributions of interest to the Holders of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class X-A, Class X-B, Class X-C and Class X-D Certificates, pro rata according to the respective amounts of interest entitlements with respect to those Classes as described under “—Interest Distributions” above;

●
second, to make distributions of principal to the Holders of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5  and Class A-SB Certificates according to the respective portions of the Principal Distribution Amount for that distribution date that are allocated to those Classes as their current entitlements to principal as described under “—Principal Distributions” above;

●
third, to reimburse the Holders of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB Certificates for any Realized Losses and Additional Trust Fund Expenses previously allocated to those Classes (as described under “—Reductions of Certificate Principal Balances in Connection with Realized Losses and Additional Trust Fund Expenses” below and excluding Trust Advisor Expenses other than Designated Trust Advisor Expenses) and for which reimbursement has not previously been made, which distributions are required to be made pro rata in accordance with the respective entitlements of those Classes;

●
fourth, sequentially to the Holders of the Class A-S Regular Interest (and, therefore, the Class A-S Certificates and the Class A-S Component of the Class PEX Certificates), the Class B Regular Interest (and, therefore, the Class B Certificates and the Class B Component of the Class PEX Certificates), the Class C Regular Interest (and, therefore, the Class C Certificates and the Class C Component of the Class PEX Certificates) and the Class D, Class E, Class F and Class G Certificates, in that order (with no distribution to be made on any such Class of Certificates or Regular Interest until all the distributions described in this clause have been made to all other such Classes of Certificates or Regular Interests with an earlier distribution priority (if any)), first, to make a distribution of interest up to the amount of interest entitlements on that Class of Certificates or Regular Interest for that distribution date as described above under
“—Interest Distributions”; then, to make a distribution of principal up to the portion of the Principal Distribution Amount for that distribution date that is allocated to that Class of Certificates or Regular Interest as described above under “—Principal Distributions”; and, finally, to reimburse any Realized Losses and Additional Trust Fund Expenses previously allocated to that Class of Certificates or Regular Interest (as described under “—Reductions of Certificate Principal Balances in Connection with Realized Losses and Additional Trust Fund Expenses” below and excluding Trust Advisor Expenses other than Designated Trust Advisor Expenses) and for which reimbursement has not previously been made;

●
fifth, to reimburse the Holders of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB Certificates (on a pro rata basis in accordance with their respective entitlements) and then the Class A-S Regular Interest (and, therefore, the Class A-S Certificates and the Class A-S Component of the Class PEX Certificates), the Class B Regular Interest (and, therefore, the Class B Certificates and the Class B Component of the Class PEX Certificates), the Class C Regular Interest (and, therefore, the Class C Certificates and the Class C Component of the Class PEX Certificates) and the Class D, Class E, Class F and Class G Certificates, in that order, for any other amounts that may previously have been allocated to those Classes of Certificates or

Regular Interests in reduction of their Certificate Principal Balances and for which reimbursement has not previously been made; and

●	sixth, to the Holders of the Class R Certificates any remaining portion of the Available Distribution Amount for that distribution date.

Notwithstanding any contrary provision described above, if the Available Distribution Amount includes any recoveries of Trust Advisor Expenses (other than Designated Trust Advisor Expenses) from a source other than the proceeds of the Mortgage Loan, those recoveries will, prior to the distributions described above, be distributed to the Holders of any Principal Balance Certificates (other than the Exchangeable Certificates), the Class A-S Regular Interest (and, therefore, the Class A-S Certificates and the Class A-S Component of the Class PEX Certificates), the Class B Regular Interest (and, therefore, the Class B Certificates and the Class B Component of the Class PEX Certificates) or the Class C Regular Interest (and, therefore, the Class C Certificates and the Class C Component of the Class PEX Certificates) that suffered write-offs in connection with Trust Advisor Expenses. Those distributions will be made to the Holders of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB Certificates, and then the Class A-S Regular Interest (and, therefore, the Class A-S Certificates and the Class A-S Component of the Class PEX Certificates), the Class B Regular Interest (and, therefore, the Class B Certificates and the Class B Component of the Class PEX Certificates), the Class C Regular Interest (and, therefore, the Class C Certificates and the Class C Component of the Class PEX Certificates) and the Class D Certificates, in that order, in each case up to the amount of the write-offs previously experienced by that Class of Certificates or Regular Interest in respect of Trust Advisor Expenses (other than Designated Trust Advisor Expenses).

“Available Distribution Amount” means, with respect to any distribution date, in general, the sum of—

1.
the amounts remitted by the Master Servicers to the Certificate Administrator for such distribution date, as described under “The Pooling and Servicing Agreement—Accounts—Distribution Account—Deposits” in this free writing prospectus, exclusive of any portion thereof that represents one or more of the following:

●	Prepayment Premiums, Yield Maintenance Charges or Excess Interest (which are separately distributable on the Certificates as described in this free writing prospectus); and

●
any amounts that may be withdrawn from the Distribution Account, as described under “The Pooling and Servicing Agreement—Accounts—Distribution Account—Withdrawals” in this free writing prospectus, for any reason other than distributions on the Certificates, including if such distribution date occurs during January, other than a leap year, or February of any year subsequent to 2014, the interest reserve amounts with respect to the Mortgage Loans that accrue interest on an Actual/360 Basis, which are to be deposited into the Interest Reserve Account; plus

2.
if such distribution date occurs in March of any year subsequent to 2014 (or, if the distribution date is the final distribution date and occurs in January (except in a leap year) or February of any year), the aggregate of the interest reserve amounts then on deposit in the Interest Reserve Account in respect of each Mortgage Loan that accrues interest on an Actual/360 Basis, which are to be deposited into the Distribution Account.

Any portion of the Available Distribution Amount distributed to the Class A-S, Class B and Class C Regular Interests will be allocated between the Class A-S, Class B and/or Class C Certificates, as applicable, on the one hand, and the Class PEX Certificates, on the other hand, based on their respective percentage interests in the related Regular Interests.

Distributions of Yield Maintenance Charges and Prepayment Premiums. If any Yield Maintenance Charge or Prepayment Premium is collected during any particular collection period with respect to any

Mortgage Loan, then on the distribution date corresponding to that collection period, the Certificate Administrator will pay a portion of that Yield Maintenance Charge or Prepayment Premium (net of liquidation fees payable therefrom) in the following manner: (1) pro rata, between (x) the group (“YM Group A”) of Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB and Class X-A Certificates and the Class A-S Regular Interest, and (y) the group (“YM Group B” and, collectively with the YM Group A, the “YM Groups”) of Class D and Class X-B Certificates and the Class B and Class C Regular Interests, based upon the aggregate of principal distributed to the applicable Classes of Principal Balance Certificates and Regular Interest(s) in each YM Group for that distribution date, and (2) among the Classes of Certificates and Regular Interest(s) in each YM Group, in the following manner, up to an amount equal to the product of (a) the Yield Maintenance Charge or Prepayment Premium allocated to such YM Group, (b) the related Base Interest Fraction, and (c) a fraction, which in no event may be greater than 1.0, the numerator of which is equal to the amount of principal distributed to the Holder(s) of that such Class of Certificates or Regular Interest for that distribution date, and the denominator of which is the total amount of principal distributed to all the Certificates and Regular Interests in that YM Group for that distribution date. Any Yield Maintenance Charge or Prepayment Premium remaining after such distributions will be distributed to the Class of Class X-A or Class X-B Certificates, as applicable, in such YM Group.

“Base Interest Fraction” means, with respect to any principal prepayment of any Mortgage Loan that provides for the payment of a Yield Maintenance Charge or Prepayment Premium, and with respect to any Class of Principal Balance Certificates (other than the Exchangeable Certificates) and any Regular Interest, a fraction (A) the numerator of which is the greater of (x) zero and (y) the difference between (i) the pass-through rate on that Class of Certificates or Regular Interest, and (ii) the applicable Discount Rate and (B) the denominator of which is the difference between (i) the mortgage interest rate on the related Mortgage Loan and (ii) the applicable Discount Rate; provided, however, that:

●	under no circumstances will the Base Interest Fraction be greater than one;

●
if the Discount Rate referred to above is greater than or equal to the mortgage interest rate on the related Mortgage Loan and is greater than or equal to the pass-through rate on that Class of Certificates or Regular Interest, then the Base Interest Fraction will equal zero; and

●
if the Discount Rate referred to above is greater than or equal to the mortgage interest rate on the related Mortgage Loan and is less than the pass-through rate on that Class of Certificates or Regular Interest, then the Base Interest Fraction will be equal to 1.0.

“Discount Rate” means, with respect to any principal prepayment of any Mortgage Loan that provides for the payment of a Yield Maintenance Charge or Prepayment Premium—

●
if a discount rate was used in the calculation of the applicable Yield Maintenance Charge or Prepayment Premium pursuant to the terms of the Mortgage Loan, that discount rate, converted (if necessary) to a monthly equivalent yield, and

●
if a discount rate was not used in the calculation of the applicable Yield Maintenance Charge or Prepayment Premium pursuant to the terms of the Mortgage Loan, the yield calculated by the linear interpolation of the yields, as reported in Federal Reserve Statistical Release H.15 (519)—Selected Interest Rates under the heading “U.S. government securities/treasury constant maturities” for the week ending prior to the date of the relevant prepayment (or deemed prepayment), of U.S. Treasury constant maturities with a maturity date, one longer and one shorter, most nearly approximating the maturity date of that Mortgage Loan or REO Mortgage Loan, such interpolated treasury yield converted to a monthly equivalent yield.

For purposes of the immediately preceding bullet, the Certificate Administrator will select a comparable publication as the source of the applicable yields of U.S. Treasury constant maturities if Federal Reserve Statistical Release H.15 is no longer published.

“Prepayment Premium” means, with respect to any Mortgage Loan, any premium, fee or other additional amount (other than a Yield Maintenance Charge) paid or payable, as the context requires, by a borrower in connection with a principal prepayment on, or other early collection of principal of, that Mortgage Loan or any successor REO Mortgage Loan with respect thereto (including any payoff of a Mortgage Loan by a mezzanine lender on behalf of the subject borrower if and as set forth in the related intercreditor agreement).

“Yield Maintenance Charge” means, with respect to any Mortgage Loan, any premium, fee or other additional amount paid or payable, as the context requires, by a borrower in connection with a principal prepayment on, or other early collection of principal of, a Mortgage Loan, calculated, in whole or in part, pursuant to a yield maintenance formula or otherwise pursuant to a formula that reflects the lost interest, including any specified amount or specified percentage of the amount prepaid which constitutes the minimum amount that such Yield Maintenance Charge may be.

Any portions of Prepayment Premiums and/or Yield Maintenance Charges distributed to the Class A-S, Class B and Class C Regular Interests will be allocated between the Class A-S, Class B and/or Class C Certificates, as applicable, on the one hand, and the Class PEX Certificates, on the other hand, based on their respective percentage interests in the related Regular Interests.

No Prepayment Premiums or Yield Maintenance Charges will be distributed to the Holders of the Class X-C, Class X-D, Class E, Class F, Class G, Class V or Class R Certificates. The Holders of the Class X-B Certificates will be entitled to all Prepayment Premiums and Yield Maintenance Charges collected after the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB and Class D Certificates, the Class A-S Regular Interest (and, therefore, the Class A-S Certificates and the Class A-S Component of the Class PEX Certificates), the Class B Regular Interest (and, therefore, the Class B Certificates and the Class B Component of the Class PEX Certificates) and the Class C Regular Interest (and, therefore, the Class C Certificates and the Class C Component of the Class PEX Certificates) are retired.

“Servicing Advances” means all customary, reasonable and necessary “out-of-pocket” costs and expenses, including reasonable attorneys’ fees and expenses, incurred or to be incurred, as the context requires, by a Master Servicer or a Special Servicer (or, if applicable, the Trustee) in connection with the servicing or administration of a Mortgage Loan or Serviced Loan Combination and any related Mortgaged Property as to which a default, delinquency or other unanticipated event has occurred or is imminent, or in connection with the administration of any REO Property, or any other expenditure which is expressly designated as a “Servicing Advance”  in the Pooling and Servicing Agreement, including all emergency advances made by a Special Servicer or by a Master Servicer at the direction of a Special Servicer.

Application of Mortgage Loan Collections. The Available Distribution Amount and Principal Distribution Amount for each distribution date will depend in part on how collections on the Mortgage Loans are allocated. The Pooling and Servicing Agreement requires that all amounts received by the Trust Fund in respect of any group of cross-collateralized Mortgage Loans, if any, including any payments from borrowers, insurance proceeds, condemnation proceeds and liquidation proceeds (including any such collections on or in respect of Corrected Mortgage Loans but exclusive, if applicable, in the case of a Loan Combination, of any amounts payable to the holder of the related Companion Loan pursuant to the related intercreditor agreement), together with any other cash recoveries on and proceeds of any cross-collateralized group will be applied among the Mortgage Loans constituting such group in accordance with the express provisions of the related Mortgage Loan documents (including any modifications, waivers or amendments thereto or supplemental agreements entered into in connection with the servicing and administration of such Mortgage Loan) and, in the absence of such express provisions, in accordance with the Servicing Standard.

The Pooling and Servicing Agreement further provides that all amounts received by the Trust Fund in respect of or allocable to any particular Mortgage Loan, including any payments from borrowers, insurance proceeds, condemnation proceeds or liquidation proceeds (including any such collections on or in respect of Corrected Mortgage Loans), together with any other cash recoveries on and proceeds of such Mortgage Loan will be applied to amounts due and owing under the related Mortgage Note and

Mortgage (including for principal and accrued and unpaid interest) in accordance with the express provisions of the related Mortgage Loan documents and, in the absence of such express provisions or if and to the extent that such terms authorize the lender to use its discretion, must be applied:

first, as a recovery of any related and unreimbursed Servicing Advances (together with, without duplication, any unliquidated advances in respect of prior Servicing Advances and any prior Servicing Advances theretofore determined to constitute nonrecoverable Servicing Advances) and, if applicable, unpaid liquidation expenses;

second, as a recovery of accrued and unpaid interest (together with, without duplication, any unliquidated advances in respect of prior P&I Advances of such interest and any P&I Advances of interest theretofore determined to constitute nonrecoverable P&I Advances) on such Mortgage Loan to, but not including, the Due Date in the collection period in which the collection occurred, exclusive, however, of any portion of such accrued and unpaid interest that constitutes Default Interest or, in the case of each ARD Loan after its Anticipated Repayment Date, that constitutes Excess Interest; provided, however, that in no event will any portion of any liquidation proceeds be applied under this clause second to any interest that previously accrued on a Mortgage Loan and constitutes an Appraisal-Reduced Interest Amount;

third, as a recovery of principal (together with, without duplication, any unliquidated advances in respect of prior P&I Advances of such principal and any prior P&I Advances of such principal theretofore determined to constitute nonrecoverable P&I Advances) of such Mortgage Loan then due and owing, including by reason of acceleration of such Mortgage Loan following a default thereunder (or, if a liquidation event has occurred in respect of such Mortgage Loan, as a recovery of principal to the extent of its entire remaining unpaid Stated Principal Balance);

fourth, as a recovery of any Appraisal-Reduced Interest Amounts that have occurred and are then existing with respect to such Mortgage Loan;

fifth, unless a liquidation event has occurred in respect of such Mortgage Loan, as a recovery of amounts to be currently applied to the payment of, or escrowed for the future payment of, real estate taxes, assessments, insurance premiums, ground rents (if applicable) and similar items;

sixth, unless a liquidation event has occurred in respect of such Mortgage Loan, as a recovery of reserve funds to the extent then required to be held in escrow;

seventh, as a recovery of any Default Interest and late payment charges then due and owing under such Mortgage Loan;

eighth, as a recovery of any Prepayment Premium or Yield Maintenance Charge then due and owing under such Mortgage Loan;

ninth, as a recovery of any assumption fees and modification fees then due and owing under such Mortgage Loan;

tenth, as a recovery of any other amounts then due and owing under such Mortgage Loan other than remaining unpaid principal or, in the case of each ARD Loan after its Anticipated Repayment Date, other than Excess Interest (if both (x) fees that constitute additional master servicing compensation or additional special servicing compensation and (y) Trust Advisor consulting fees are due and owing, first, allocated to fees that constitute additional master servicing compensation or additional special servicing compensation, and then allocated to Trust Advisor consulting fees);

eleventh, as a recovery of any remaining principal of such Mortgage Loan to the extent of its entire remaining unpaid Stated Principal Balance; and

twelfth, in the case of each ARD Loan after its Anticipated Repayment Date, as a recovery of accrued and unpaid Excess Interest on such ARD Loan;

provided that, in connection with any Mortgage Loan (or Serviced Loan Combination), payments or proceeds received from the related borrower with respect to any partial release (including pursuant to a condemnation) of a Mortgaged Property at a time when the loan-to-value ratio of the related Mortgage Loan or Serviced Loan Combination exceeds 125% (based solely on the value of the real property and excluding personal property and going concern value, if any, unless otherwise permitted under the applicable REMIC rules as evidenced by an opinion of counsel provided to the Trustee) must be applied to reduce the Stated Principal Balance of such Mortgage Loan (or Serviced Loan Combination) in the manner permitted by the REMIC provisions of the Code.

In connection with each REO Property or with respect to a Non-Serviced Loan Combination, any interest in an REO Property acquired with respect to such Non-Serviced Loan Combination, the Pooling and Servicing Agreement requires that all amounts received by the Trust Fund, exclusive of amounts to be applied to the payment of the costs of operating, managing, maintaining and disposing of such REO Property but exclusive, if applicable, in the case of a Loan Combination as to which the related Mortgaged Property has become an REO Property (or with respect to a Non-Serviced Loan Combination, any interest in REO Property acquired with respect to such Non-Serviced Loan Combination), of any amounts payable to the holder of the related Companion Loan pursuant to the related Intercreditor Agreement, be treated:

first, as a recovery of any related and unreimbursed Servicing Advances (together with any unliquidated advances in respect of prior Servicing Advances and any prior Servicing Advances theretofore determined to constitute nonrecoverable Servicing Advances) and, if applicable, unpaid liquidation expenses;

second, as a recovery of accrued and unpaid interest (together with any unliquidated advances in respect of prior P&I Advances of such interest and any P&I Advances of interest theretofore determined to constitute nonrecoverable P&I Advances) on the related REO Mortgage Loan to, but not including, the Due Date in the collection period of receipt by or on behalf of the Trust Fund, exclusive, however, of any portion of such accrued and unpaid interest that constitutes Default Interest or, in the case of an REO Mortgage Loan that relates to each ARD Loan after its Anticipated Repayment Date, that constitutes Excess Interest; provided, however, that in no event will any portion of any liquidation proceeds be applied under this clause second to any interest that previously accrued on a Mortgage Loan and constitutes an Appraisal-Reduced Interest Amount;

third, as a recovery of principal (together with any unliquidated advances in respect of prior P&I Advances of such principal and any P&I Advances of principal theretofore determined to constitute nonrecoverable P&I Advances) of the related REO Mortgage Loan to the extent of its entire unpaid Stated Principal Balance;

fourth, as a recovery of any Appraisal-Reduced Interest Amounts that have occurred and are then existing with respect to such Mortgage Loan;

fifth, as a recovery of any Default Interest and late payment charges deemed to be due and owing in respect of the related REO Mortgage Loan;

sixth, as a recovery of any Prepayment Premium or Yield Maintenance Charge deemed to be due and owing in respect of the related REO Mortgage Loan;

seventh, as a recovery of any other amounts deemed to be due and owing in respect of the related REO Mortgage Loan (other than, in the case of an REO Mortgage Loan that relates to each ARD Loan after its Anticipated Repayment Date, accrued and unpaid Excess Interest (if both (x) fees that constitute additional master servicing compensation or additional special servicing compensation and (y) Trust Advisor consulting fees are due and owing, first, allocated to fees that constitute additional master servicing compensation or additional special servicing compensation, and then allocated to Trust Advisor consulting fees)); and

eighth, in the case of an REO Mortgage Loan that relates to each ARD Loan after its Anticipated Repayment Date, as a recovery of accrued and unpaid Excess Interest on such REO Mortgage Loan.

Any payments, collections and recoveries related to a Non-Serviced Loan Combination are required to be allocated in accordance with the terms and conditions of the related Other Pooling and Servicing

Agreement and Intercreditor Agreement. See “The Pooling and Servicing Agreement—Servicing of the Loan Combinations” in this free writing prospectus.

Excess Interest. On each distribution date, the Certificate Administrator is required to distribute any Excess Interest received with respect to an ARD Loan during the 1-month period ending on the related determination date to the Class V Certificates.

As of any date of determination, an “Appraisal-Reduced Interest Amount” with respect to a Mortgage Loan or REO Mortgage Loan is the amount of any reduction in any P&I Advance that occurs as a result of Appraisal Reduction Amounts as described below under “—Advances of Delinquent Monthly Debt Service Payments”.

Reductions of Certificate Principal Balances in Connection with Realized Losses and Additional Trust Fund Expenses

As a result of Realized Losses and Additional Trust Fund Expenses, the total Stated Principal Balance of the Mortgage Loans may decline below the aggregate Certificate Principal Balance of the Certificates. If this occurs following the distributions made to the Certificateholders on any distribution date, then, except to the extent the resulting mismatch exists because of the reimbursement of advances on worked-out loans from advances and collections of principal on the Mortgage Pool (see “—Advances of Delinquent Monthly Debt Service Payments” below and “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”), the respective aggregate Certificate Principal Balances of the Principal Balance Certificates (other than the Exchangeable Certificates), the Class A-S Regular Interest (and, therefore, the Class A-S Certificates and the Class A-S Component of the Class PEX Certificates), the Class B Regular Interest (and, therefore, the Class B Certificates and the Class B Component of the Class PEX Certificates) and the Class C Regular Interest (and, therefore, the Class C Certificates and the Class C Component of the Class PEX Certificates) are to be sequentially reduced in the following order, until the aggregate Certificate Principal Balance of those Classes of Certificates or Regular Interests equals the total Stated Principal Balance of the Mortgage Loans that will be outstanding immediately following that distribution date.

Order of Allocation	Class
1st	Class G Certificates
2nd	Class F Certificates
3rd	Class E Certificates
4th	Class D Certificates
5th	Class C Regular Interest (and, therefore, the Class C Certificates and the Class C Component of the Class PEX Certificates)
6th	Class B Regular Interest (and, therefore, the Class B Certificates and the Class B Component of the Class PEX Certificates)
7th	Class A-S Regular Interest (and, therefore, the Class A-S Certificates and the Class A-S Component of the Class PEX Certificates)
8th	Class A-1, A-2, A-3, A-4, A-5 and A-SB Certificates, pro rata, based on their total outstanding Certificate Principal Balances

Any reduction of the Certificate Principal Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, and Class A-SB Certificates will be made on a pro rata basis in accordance with the relative sizes of those Certificate Principal Balances at the time of the reduction. Any reduction of the Certificate Principal Balances of the Class A-S, Class B or Class C Regular Interests will be allocated between the Class A-S, Class B and/or Class C Certificates, as applicable, on the one hand, and the Class PEX Certificates, on the other hand, based on their respective percentage interests in the related Regular Interests.

The above-described reductions in the aggregate Certificate Principal Balances of the respective Classes of Certificates and the Regular Interests identified in the foregoing table will represent an allocation of the Realized Losses and/or Additional Trust Fund Expenses that caused the particular mismatch in balances between the Mortgage Loans and those Classes of Certificates or Regular Interests. In general, certain Additional Trust Fund Expenses will result in a shortfall in the distribution of interest on one or more subordinate Classes of Certificates or Regular Interests. However, unless and until collections of principal on the Mortgage Loans are diverted to cover that interest shortfall, such Additional Trust Fund Expense will not result in a mismatch in balances between the Mortgage Loans and the Certificates or Regular Interests.

The Realized Loss, if any, in connection with the liquidation of a Defaulted Mortgage Loan, or related REO Property, held by the Trust Fund, will be an amount generally equal to the excess, if any, of:

●
the outstanding Stated Principal Balance of the Mortgage Loan as of the commencement of the collection period in which the final recovery determination or final payment was made, plus, without duplication—

1.	all accrued and unpaid interest on the Mortgage Loan (excluding any default interest and Excess Interest) to, but not including, the Due Date in such collection period, and

2.
all related unreimbursed Servicing Advances and unpaid liquidation expenses and certain special servicing fees, liquidation fees and/or workout fees incurred on the Mortgage Loan not previously reflected as a Realized Loss, and interest on advances made in respect of the Mortgage Loan, over

●	all payments and proceeds, if any, received by the trust in respect of that Mortgage Loan during such collection period.

If any of the debt due under a Mortgage Loan is forgiven, whether in connection with a modification, waiver or amendment granted or agreed to by the applicable Master Servicer, the applicable Special Servicer or any other relevant party or in connection with the bankruptcy, insolvency or similar proceeding involving the related borrower, the amount forgiven, other than Default Interest, also will be treated as a Realized Loss (but the principal portion of the debt that is forgiven will generally be recognized as a Realized Loss on the distribution date that occurs after the collection period in which the forgiveness occurs and the interest portion of the debt that is forgiven will eventually be recognized as a Realized Loss over time).

Any reimbursements of advances determined to be nonrecoverable and advance interest thereon, that are made in any collection period from the principal portion of P&I Advances and collections or other receipts of principal on the Mortgage Pool that would otherwise be included in the Principal Distribution Amount for the related distribution date (see “—Advances of Delinquent Monthly Debt Service Payments” below and “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”) will create a deficit (or increase an otherwise-existing deficit) between the aggregate Stated Principal Balance of the Mortgage Pool and the aggregate Certificate Principal Balance of the Certificates on the succeeding distribution date. The related reimbursements and payments made during any collection period will therefore result in the allocation of those amounts as Realized Losses (in reverse sequential order in accordance with the loss allocation rules described above) to reduce Certificate Principal Balances of the Principal Balance Certificates (other than the Exchangeable Certificates), the Class A-S Regular Interest (and, therefore, the Class A-S Certificates and the Class A-S Component of the Class PEX Certificates), the Class B Regular Interest (and, therefore, the Class B Certificates and the Class B Component of the Class PEX Certificates) and the Class C Regular Interest (and, therefore, the Class C Certificates and the Class C Component of the Class PEX Certificates) on the distribution date for that collection period. However, if the Principal Distribution Amount for any distribution date includes any collections of amounts that (i) were previously determined to constitute nonrecoverable advances, (ii) were reimbursed to the applicable Master Servicer or the Trustee from advances or collections in respect of principal thereby resulting in a deficit described above and (iii) were subsequently recovered, then the Certificate Principal Balances of the Certificates and Regular Interests will, in general, be restored (in sequential order of distribution priority, with this restoration occurring on a pro rata basis as between those Classes that are pari passu with each other in respect of loss allocations) to the extent of the lesser of such amount and the amount of Realized Losses previously allocated thereto.

The reimbursement of advances on worked-out loans from advances or collections of principal on the Mortgage Pool (see “—Advances of Delinquent Monthly Debt Service Payments” below and “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”) during any collection period will create a deficit (or increase an otherwise-existing deficit) between the aggregate Stated Principal Balance of the Mortgage Pool and the aggregate Certificate Principal Balance of the Certificates on the succeeding distribution date but there will not be any allocation of that deficit to reduce the Certificate Principal Balances of the Principal Balance Certificates (other than the Exchangeable Certificates), the Class A-S Regular Interest (and, therefore, the Class A-S Certificates and the Class A-S Component of the Class PEX Certificates), the Class B Regular Interest (and, therefore, the Class B Certificates and the Class B Component of the Class PEX Certificates) and the Class C Regular Interest (and, therefore, the Class C Certificates and the Class C Component of the Class PEX Certificates) on such distribution date (although an allocation may subsequently be made if the amount reimbursed to the applicable Master Servicer, the applicable Special Servicer or the Trustee ultimately is deemed to be nonrecoverable from the proceeds of the Mortgage Loan).

With respect to a Non-Serviced Loan Combination, the related Other Master Servicer will be obligated to make servicing advances with respect to such Non-Serviced Loan Combination and will be entitled to reimbursement for such servicing advances pursuant to provisions that are or are expected to be substantially similar to the provisions set forth above. In addition, if any such servicing advance is determined to be a nonrecoverable advance under the related pooling and servicing agreement, then such Other Master Servicer (or the Other Trustee), as applicable, will be entitled to reimbursement from general collections on the Mortgage Loans in this securitization for the pro rata portion of such nonrecoverable advances allocable to the related Mortgage Loan pursuant to the terms of the related intercreditor agreement.

“Additional Trust Fund Expense” means an expense of the Trust Fund that—

●	arises out of a default on a Mortgage Loan or a Serviced Companion Loan or an otherwise unanticipated event,

●	is not included in the calculation of a Realized Loss,

●	is not covered by a Servicing Advance or a corresponding collection from the related borrower, and

●	is not covered by late payment charges or Default Interest collected on the Mortgage Loans (to the extent such coverage is provided for in the Pooling and Servicing Agreement).

The following items are some examples (but not a complete list) of Additional Trust Fund Expenses:

●	any special servicing fees, workout fees and liquidation fees paid to the applicable Special Servicer that are not otherwise allocated as a Realized Loss;

●
any interest paid to the applicable Master Servicer, the applicable Special Servicer or the Trustee with respect to unreimbursed advances (except to the extent that Default Interest and/or late payment charges are used to pay interest on advances as described under “—Advances of Delinquent Monthly Debt Service Payments” below and under “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Payment of Servicing Expenses; Servicing Advances” in this free writing prospectus and “Servicing of the Mortgage Loans—Servicing Compensation and Payment of Expenses” in the attached prospectus);

●	the cost of various opinions of counsel required or permitted to be obtained in connection with the servicing of the Mortgage Loans and the administration of the other assets of the Trust Fund;

●	any unanticipated, non-Mortgage Loan specific expenses of the Trust Fund, including—

1.	any reimbursements and indemnification to the Certificate Administrator, the tax administrator, the Certificate Registrar, the Custodian, the Trustee and certain related persons, as described under “—The Trustee—Matters Regarding the Trustee” and “Transaction Parties—The Certificate Administrator, Tax Administrator, Certificate Registrar and Custodian” in this free writing prospectus;

2.
any reimbursements and indemnification to a Master Servicer, a Special Servicer, the Trust Advisor and us as described under “The Pooling and Servicing Agreement—Certain Matters Regarding the Master Servicers, the Special Servicers, the Trust Advisor and the Depositor” in this free writing prospectus, or to the Subordinate Class Representative as described under “The Pooling and Servicing Agreement—The Majority Subordinate Certificateholder and the Subordinate Class Representative” in this free writing prospectus; and

3.
any federal, state and local taxes, and tax-related expenses payable out of assets of the Trust Fund, as described under “Federal Income Tax Consequences—Federal Income Tax Consequences for REMIC Certificates—Taxes that May Be Imposed on the REMIC Pool—Prohibited Transactions” in the attached prospectus;

●
Rating Agency fees, other than on-going surveillance fees, that cannot be recovered from the borrower and that are not paid by any party to the Pooling and Servicing Agreement or by the related Mortgage Loan Seller pursuant to the Mortgage Loan Purchase Agreement to which it is a party;

●
any amounts expended on behalf of the Trust Fund to remediate an adverse environmental condition at any Mortgaged Property securing a Mortgage Loan that comes into and continues in default and as to which no satisfactory arrangements can be made for collection of delinquent payments, as described under “The Pooling and Servicing Agreement—Realization upon Defaulted Mortgage Loans” in this free writing prospectus; and

●
with respect to a Non-Serviced Mortgage Loan, any additional trust fund expenses of the issuing entity under the related other pooling and servicing agreement will be paid out of collections on, and other proceeds of, such Non-Serviced Mortgage Loan and the related Non-Serviced Companion Loan, thereby potentially resulting in a loss to the Issuing Entity in the same manner as the Additional Trust Fund Expenses described above. For further information relating to the allocation of expenses, losses and shortfalls relating to a Non-Serviced Loan Combination, see “Description of the Mortgage Pool—Additional Indebtedness—The Loan Combinations” in this free writing prospectus.

Notwithstanding the provisions described above, any Realized Losses or Additional Trust Fund Expenses in the form of Trust Advisor Expenses, other than Designated Trust Advisor Expenses, will be allocated as described under “—Reductions of Interest Entitlements and the Principal Distribution Amount in Connection with Certain Trust Advisor Expenses” below. Designated Trust Advisor Expenses will be allocated and borne by the Certificateholders in generally the same manner as other Realized Losses or Additional Trust Fund Expenses.

“Realized Losses” means losses on or with respect to the Mortgage Loans arising from the inability of the applicable Master Servicer and/or the applicable Special Servicer to collect all amounts due and owing under the Mortgage Loans, including by reason of the fraud or bankruptcy of a borrower or, to the extent not covered by insurance, a casualty of any nature at a Mortgaged Property, as and to the extent described above.

Reductions of Interest Entitlements and the Principal Distribution Amount in Connection with Certain Trust Advisor Expenses

The Trust Advisor and, with respect to a Non-Serviced Loan Combination, the related Other Trust Advisor, will be entitled to indemnification or reimbursement in respect of its or their obligations under the Pooling and Servicing Agreement and/or the related Other Pooling and Servicing Agreement or Intercreditor Agreement as described under “The Pooling and Servicing Agreement—Certain Matters Regarding the Master Servicers, the Special Servicers, the Trust Advisor and the Depositor” in this free writing prospectus. We refer to expenses incurred by the Trust Advisor for which it is entitled to indemnification or reimbursement or, with respect to a Non-Serviced Loan Combination, the Trust Fund’s pro rata share of any expenses incurred by the related Other Trust Advisor for which it is entitled to indemnification or reimbursement under the related Other Pooling and Servicing Agreement and/or Intercreditor Agreement, as “Trust Advisor Expenses”. The Trust Advisor will be entitled to reimbursement of its indemnified expenses or reimbursement of certain expenses to the extent provided in the Pooling and Servicing Agreement on or about each distribution date, except that the amount reimbursed in respect of Trust Advisor Expenses, other than Designated Trust Advisor Expenses, on each distribution date must not exceed the sum of:

●
the interest otherwise distributable on the Class B Regular Interest (and, therefore, the Class B Certificates and the Class B Component of the Class PEX Certificates) or the Class C Regular Interest (and, therefore, the Class C Certificates and the Class C Component of the Class PEX Certificates) and the Class D Certificates on that distribution date, and

●
the portion of the Principal Distribution Amount that would otherwise be distributed on the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class A-S and Class D Certificates, the Class A-S Regular Interest (and, therefore, the Class A-S Certificates and the Class A-S Component of the Class PEX Certificates), the Class B Regular Interest (and, therefore, the Class B Certificates and the Class B Component of the Class PEX Certificates) or the Class C Regular Interest (and, therefore, the Class C Certificates and the Class C Component of the Class PEX Certificates) on that distribution date.

Immediately prior to the distributions to be made to the Certificateholders on each distribution date, the Certificate Administrator is required to allocate the Trust Advisor Expenses, other than Designated Trust Advisor Expenses, reimbursed on that date to reduce the interest otherwise distributable on such distribution date on the Class D Certificates, the Class C Regular Interest (and, therefore, the Class C Certificates and the Class C Component of the Class PEX Certificates) and the Class B Regular Interest (and, therefore, the Class B Certificates and the Class B Component of the Class PEX Certificates), in that order, in each case until the interest otherwise distributable on that Class on such distribution date has been reduced to zero. No such Trust Advisor Expenses will be allocated to reduce the interest distributable on the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class X-A, Class X-B, Class X-C, Class X-D, Class E, Class F or Class G Certificates or the Class A-S Regular Interest (and, therefore, the Class A-S Certificates and the Class A-S Component of the Class PEX Certificates) on any distribution date. Any remaining unallocated portion of such Trust Advisor Expenses will constitute “excess Trust Advisor Expenses”, which will be allocated to reduce the Principal Distribution Amount (or any lesser portion thereof equal to the aggregate outstanding Certificate Principal Balance of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB and Class D Certificates, the Class A-S Regular Interest (and, therefore, the Class A-S Certificates and the Class A-S Component of the Class PEX Certificates), the Class B Regular Interest (and, therefore, the Class B Certificates and the Class B Component of the Class PEX Certificates) and the Class C Regular Interest (and, therefore, the Class C Certificates and the Class C Component of the Class PEX Certificates) for the applicable distribution date). Such reduction will also result in a write-off of the Certificate Principal Balances of the Class D Certificates, the Class C Regular Interest (and, therefore, the Class C Certificates and the Class C Component of the Class PEX Certificates), the Class B Regular Interest (and, therefore, the Class B Certificates and the Class B Component of the Class PEX Certificates) and the Class A-S Regular Interest (and, therefore, the Class A-S Certificates and the Class A-S Component of the Class PEX Certificates), in that order, in each case until the Certificate Principal Balance of that Class of Certificates or Regular Interest has been reduced to zero. Thereafter, the Certificate Administrator will be required to allocate any remaining amount of such excess Trust Advisor Expenses among the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB Certificates, pro rata (based upon their respective Certificate Principal Balances), until the aggregate Certificate Principal Balance of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB Certificates has been reduced to zero.

Any Trust Advisor Expenses allocated to a Class of Certificates as described above will be allocated among the respective Certificates of such Class in proportion to the percentage interests evidenced by the respective Certificates.

Any Trust Advisor Expenses (other than Designated Trust Advisor Expenses) that remain unreimbursed after giving effect to reimbursement and allocation provisions described above on any distribution date will not be reimbursed to the Trust Advisor on that distribution date and will be carried forward to and be reimbursable on succeeding distribution dates, subject to the same provisions, until the Trust Advisor is reimbursed for those Trust Advisor Expenses.

Trust Advisor Expenses other than Designated Trust Advisor Expenses will not reduce the amount of any principal or interest distributable on the Control-Eligible Certificates.

“Designated Trust Advisor Expenses” consist of any Trust Advisor Expenses for which the Trust Advisor is indemnified under the Pooling and Servicing Agreement, or for which the related Other Trust Advisor with respect to a Non-Serviced Loan Combination is entitled to indemnification under the related Intercreditor Agreement (see “The Pooling and Servicing Agreement—Certain Matters Regarding the Master Servicers, the Special Servicers, the Trust Advisor and the Depositor” in this free writing prospectus), and arise from any legal action that is pending or threatened against the Trust Advisor or such Other Trust Advisor at the time of its termination, discharge or resignation under such Other Pooling and Servicing Agreement (see “The Pooling and Servicing Agreement—The Trust Advisor—Termination, Discharge and Resignation of the Trust Advisor” in this free writing prospectus).

Voting Rights

The Certificates will be allocated voting rights (the “Voting Rights”) for purposes of certain actions that may be taken pursuant to the Pooling and Servicing Agreement. 98% of the Voting Rights will be allocated to the Holders of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class A-S, Class B, Class C, Class D, Class E, Class F and Class G Certificates, in proportion to the respective aggregate Certificate Principal Balances of those Classes (or, in connection with a proposed termination and replacement of a Special Servicer at the direction of the Certificateholders generally or following a recommendation of the Trust Advisor, each as described under “The Pooling and Servicing Agreement—Replacement of the Special Servicers” in this free writing prospectus, in proportion to the respective aggregate Certificate Principal Balances of those Classes as notionally reduced taking into account the application of any Appraisal Reduction Amounts in respect of the Mortgage Loans); 2% of the Voting Rights will be allocated pro rata based upon the outstanding Notional Amounts of the Class X-A, Class X-B, Class X-C and Class X-D Certificates to the Holders of the Class X-A, Class X-B, Class X-C and Class X-D Certificates, whichever are outstanding from time to time; and 0% of the Voting Rights will be allocated to the Holders of the Class V or Class R Certificates. For purposes of this definition, the Class A-S, Class B and Class C Components of the Class PEX Certificates will be treated as if they were Principal Balance Certificates, and the Class A-S Certificates and the Class A-S Component will be considered as if they together constitute a single “Class,” the Class B Certificates and the Class B Component will be considered as if they together constitute a single “Class,” the Class C Certificates and the Class C Component will be considered as if they together constitute as single “Class,” and the holders of the Class PEX Certificates will have the Voting Rights so allocated to the Class A-S, Class B and Class C Components and no other Voting Rights. Voting rights allocated to a Class of Certificateholders will be allocated among those Certificateholders in proportion to their respective percentage interests in that Class. Notwithstanding the foregoing, solely in connection with Certificateholder proposals, or directions, to terminate and replace the applicable Special Servicer or the Trust Advisor, Appraisal Reduction Amounts in respect of the Mortgage Loans will be allocated to notionally reduce the aggregate Certificate Principal Balances of the respective Classes of Principal Balance Certificates for purposes of allocating the Voting Rights.

A “Certificateholder” or “Holder” under the Pooling and Servicing Agreement is the person in whose name a Certificate is registered in the Certificate register maintained pursuant to the Pooling and Servicing Agreement, provided, however, that:  solely for purposes of giving any consent, approval, direction or waiver pursuant to the Pooling and Servicing Agreement that specifically relates to the rights, duties and/or obligations hereunder of any of the Depositor, the Master Servicers, the Special Servicers, the Trust Advisor, the tax administrator, the Certificate Administrator or the Trustee in its respective capacity as such (other than any consent, approval or waiver contemplated by the Pooling and Servicing Agreement), any Certificate registered in the name of such party or in the name of any affiliate thereof will be deemed not to be outstanding, and the Voting Rights to which it is entitled will not be taken into account in determining whether the requisite percentage of Voting Rights necessary to effect any such consent, approval or waiver that specifically relates to such party has been obtained. The Certificate Registrar will be entitled to request and conclusively rely upon a Certificate of the Depositor, the Master Servicers or the Special Servicers in determining whether a Certificate is registered in the name of an affiliate of such person. All references to “Certificateholders” or “Holders” in this free writing prospectus reflect the rights of Certificate Owners only insofar as they may indirectly exercise such rights through the Depository and the Depository Participants (except as otherwise specified herein). The parties to the Pooling and Servicing Agreement will be required to recognize as a “Certificateholder” or “Holder” only the person in whose name a Certificate is registered in the certificate register.

Certain amendments to the Pooling and Servicing Agreement are also subject to the consent of Certificateholders. See “The Pooling and Servicing Agreement—Amendment of the Pooling and Servicing Agreement” in this free writing prospectus.

“Investor Certification” means a certificate representing that such person executing the certificate is a Certificateholder, a beneficial owner of a Certificate or a prospective purchaser of a Certificate (or a holder of a Serviced Companion Loan) and that either (a) such person is a borrower, a manager of a Mortgaged Property, an affiliate of any borrower or manager of a Mortgaged Property, an agent, principal, partner, member, joint venturer, limited partner, employee, representative, director, trustee, advisor or investor in or of an affiliate of any borrower, or a mezzanine lender that has commenced foreclosure proceedings (collectively, a “Borrower Party”), in which case such person will only receive access to the Distribution Date Statements prepared by the Certificate Administrator, or (b) such person is not a Borrower Party, in which case such person will have access to all the reports and information made available to Certificateholders under the Pooling and Servicing Agreement. The Investor Certification will be substantially in the form(s) provided for in the Pooling and Servicing Agreement, may be submitted electronically by means of the Certificate Administrator’s Website and, as a condition to an investor’s access to the Certificate Administrator’s Website or information made available by the Master Servicers or the Special Servicers, accompanied by an investor confidentiality agreement. The Certificate Administrator may require that Investor Certifications be re-submitted from time to time in accordance with its policies and procedures and will restrict access to the Certificate Administrator’s Website to any mezzanine lender upon notice from the applicable Special Servicer pursuant to the Pooling and Servicing Agreement that such mezzanine lender has commenced foreclosure proceedings against the equity collateral pledged to secure the related mezzanine loan.

Advances of Delinquent Monthly Debt Service Payments

Each Master Servicer will be required to make, for each distribution date, a total amount of advances of principal and/or interest (each a “P&I Advance”) generally equal to all scheduled monthly debt service payments on the Mortgage Loans for which it acts as Master Servicer (excluding any Companion Loan), other than Balloon Payments and Default Interest, and assumed monthly debt service payments on Mortgage Loans (as described below), in each case net of master servicing fees and Excess Interest and, with respect to a Non-Serviced Mortgage Loan, the master or similar servicing and administrative fees payable to the related Other Master Servicer or other parties under the related Other Pooling and Servicing Agreement, that—

●	were due or deemed due, as the case may be, during the collection period related to the subject distribution date, and

●	were not paid by or on behalf of the respective borrowers or otherwise collected as of the close of business on the last day of the related collection period.

A monthly debt service payment will be assumed to be due with respect to each Mortgage Loan as to which:

●
the related Mortgage Loan is delinquent with respect to its Balloon Payment beyond the end of the collection period in which its maturity date occurs and as to which no arrangements have been agreed to for the collection of the delinquent amounts, including an extension of maturity; or

●	the corresponding Mortgaged Property has become an REO Property.

The assumed monthly debt service payment deemed due on any Mortgage Loan described in the prior sentence that is delinquent as to its Balloon Payment will equal, for its maturity date and for each successive Due Date that it remains outstanding and part of the Trust Fund, the monthly debt service payment that would have been due on the Mortgage Loan on the relevant date if the related Balloon Payment had not come due and the Mortgage Loan had, instead, continued to amortize (if amortization was required) and accrue interest according to its terms in effect prior to that maturity date. The assumed monthly debt service payment deemed due on any Mortgage Loan described in the second preceding sentence as to which the related Mortgaged Property has become an REO Property, will equal, for each Due Date that the REO Property or any portion thereof remains part of the Trust Fund, the monthly debt service payment or, in the case of a Mortgage Loan delinquent with respect to its Balloon Payment, the assumed monthly debt service payment due or deemed due on the last Due Date prior to the acquisition of that REO Property.

Notwithstanding the foregoing, if it is determined that an Appraisal Reduction Amount exists with respect to any Mortgage Loan, then the applicable Master Servicer will reduce the interest portion, but not the principal portion, of each P&I Advance that it must make with respect to that Mortgage Loan during the period that the Appraisal Reduction Amount exists. The interest portion of any P&I Advance required to be made with respect to any Mortgage Loan as to which there exists an Appraisal Reduction Amount, will equal the product of—

●
the amount of the interest portion of that P&I Advance that would otherwise be required to be made for the subject distribution date without regard to this sentence and the prior sentence, multiplied by

●	a fraction—

1.	the numerator of which is equal to the Stated Principal Balance of the Mortgage Loan, net of the Appraisal Reduction Amount, and

2.	the denominator of which is equal to the Stated Principal Balance of the Mortgage Loan.

A Non-Serviced Mortgage Loan will be subject to the provisions in the related Other Pooling and Servicing Agreement relating to appraisal reductions that are or are anticipated to be substantially similar to the provisions set forth above. The existence of an appraisal reduction in respect of a Non-Serviced Mortgage Loan will proportionately reduce the applicable Master Servicer’s or the Trustee’s, as the case may be, obligation to make P&I Advances on such Non-Serviced Mortgage Loan and will generally have the effect of reducing the amount otherwise available for current distributions to the holders of the most subordinate Class or Classes of Certificates. Any Appraisal Reduction Amount on a Loan Combination will be allocated or deemed allocated, pro rata, to the holder of the Mortgage Loan and the holder of the related Companion Loan.

With respect to any distribution date, each Master Servicer will be required to make P&I Advances either out of its own funds or, subject to replacement as and to the extent provided in the Pooling and Servicing Agreement, out of funds held in its Collection Account that are not required to be paid on the Certificates on that distribution date.

If the applicable Master Servicer fails to make a required P&I Advance and the Trustee has been notified of same, the Trustee will be obligated to make that advance, subject to a determination of recoverability.

The applicable Master Servicer and the Trustee will each be entitled to recover any P&I Advance made by it out of its own funds from collections on the Mortgage Loan as to which the advance was made. Neither the applicable Master Servicer nor the Trustee will be obligated to make any P&I Advance that it or the applicable Special Servicer determines, in its reasonable, good faith judgment, would not ultimately be recoverable (together with interest on the advance) out of collections on the related Mortgage Loan. If the applicable Master Servicer or the Trustee makes any P&I Advance that it or the applicable Special Servicer subsequently determines, in its reasonable, good faith judgment, will not be recoverable out of collections on the related Mortgage Loan, it may obtain reimbursement for that advance, together with interest accrued on the advance as described in the fourth succeeding paragraph, out of general collections on the Mortgage Loans and any REO Properties in the Trust Fund on deposit in the Collection Accounts from time to time. In making such recoverability determination, such person will be entitled to consider (among other things) the obligations of the borrower under the terms of the related Mortgage Loan as it may have been modified, to consider (among other things) the related Mortgaged Properties in their “as-is” or then current conditions and occupancies, as modified by such party’s assumptions regarding the possibility and effects of future adverse change with respect to such Mortgaged Properties, to estimate and consider (among other things) future expenses and to estimate and consider (among other things) the timing of recoveries. In addition, any such person may update or change its recoverability determinations at any time and may obtain from the applicable Special Servicer any analysis, appraisals or market value estimates or other information in the possession of such Special Servicer for such purposes. The Trustee will be entitled to conclusively rely on any recoverability determination made by the applicable Master Servicer or the applicable Special Servicer. The applicable Master Servicer and the applicable Special Servicer will be entitled to conclusively rely on any determination of nonrecoverability that may have been made by the other such party with respect to a particular P&I Advance for any Mortgage Loan or REO Property. With respect to a Non-Serviced Mortgage Loan and the applicable Master Servicer’s and Trustee’s obligation to make P&I Advances, such Master Servicer and Trustee may make their own independent determination as to nonrecoverability notwithstanding any determination of nonrecoverability by the related Other Master Servicer or Other Trustee.

Absent bad faith, the determination by any authorized person that an advance constitutes a nonrecoverable advance as described above will be conclusive and binding. In addition, any Special Servicer may, at its option, make a determination, in its reasonable, good faith judgment, that any P&I Advance previously made and any proposed P&I Advance, if made, would not ultimately be recoverable and may deliver to the applicable Master Servicer and the Trustee notice of such determination, and the applicable Master Servicer and the Trustee will be required to conclusively rely on such determination by the applicable Special Servicer; provided that in no event will a determination by the applicable Special Servicer that any P&I Advance previously made or proposed to be made would be recoverable be binding on the applicable Master Servicer or the Trustee.

Any P&I Advance, with interest, that has been determined to be a nonrecoverable advance with respect to the Mortgage Pool will be reimbursable from the Collection Accounts in the collection period in which the nonrecoverability determination is made and in subsequent collection periods. Any reimbursement of a nonrecoverable P&I Advance, including interest accrued thereon, will be made first from the principal portion of current P&I Advances and payments and other collections of principal on the Mortgage Pool (thereby reducing the Principal Distribution Amount otherwise distributable on the Principal Balance Certificates) (other than the Exchangeable Certificates), the Class A-S Regular Interest (and, therefore, the Class A-S Certificates and the Class A-S Component of the Class PEX Certificates), the Class B Regular Interest (and, therefore, the Class B Certificates and the Class B Component of the Class PEX Certificates) and the Class C Regular Interest (and, therefore, the Class C Certificates and the Class C Component of the Class PEX Certificates) on the related distribution date) prior to the application of any other general collections on the Mortgage Pool against such reimbursement. To the extent that the amount representing principal is insufficient to fully reimburse the party entitled to the reimbursement, then, such party may elect at its sole option and in its sole discretion to defer the reimbursement of some or all of the portion that exceeds such amount allocable to principal (in which case interest will continue to accrue on the unreimbursed portion of the advance) for a time as required to reimburse the excess portion from principal for consecutive periods up to twelve months (provided that any such deferral exceeding six months will require, during the occurrence and continuance of any Subordinate Control Period, the consent of the Subordinate Class Representative and during a Collective Consultation Period, consultation with the Subordinate Class Representative) and any election to so defer will be deemed to be in accordance with the Servicing Standard; provided that no such deferral will occur at any time to the extent that amounts otherwise distributable as principal are available for such reimbursement. To the extent that the reimbursement is made from principal collections, the Principal Distribution Amount otherwise distributable on the Principal Balance Certificates (other than the Exchangeable Certificates), the Class A-S Regular Interest (and, therefore, the Class A-S Certificates and the Class A-S Component of the Class PEX Certificates), the Class B Regular Interest (and, therefore, the Class B Certificates and the Class B Component of the Class PEX Certificates) and the Class C Regular Interest (and, therefore, the Class C Certificates and the Class C Component of the Class PEX Certificates) on the related distribution date will be reduced and a Realized Loss will be allocated (in reverse sequential order in accordance with the loss allocation rules described above under “—Reductions of Certificate Principal Balances in Connection with Realized Losses and Additional Trust Fund Expenses”) to reduce the aggregate Certificate Principal Balance of the Certificates on that distribution date. To the extent that reimbursement is made from other collections, the funds available to make distributions to Certificateholders of their interest distribution amounts on the related distribution date may be reduced, causing a shortfall in interest distributions on the Offered Certificates. The applicable Master Servicer or the Trustee, as applicable, must give the Rating Agencies at least 15 days’ notice (in accordance with the procedures regarding Rule 17g-5 under the Exchange Act (“Rule 17g-5”) set forth in the Pooling and Servicing Agreement) prior to any reimbursement to it of nonrecoverable advances from amounts in the Collection Accounts or Distribution Account, as applicable, allocable to interest on the Mortgage Loans unless (1) that party determines in its sole discretion that waiting 15 days after such a notice could jeopardize its ability to recover such nonrecoverable advances, (2) changed circumstances or new or different information becomes known to that party that could affect or cause a determination of whether any advance is a nonrecoverable advance or whether to defer reimbursement of a nonrecoverable advance or the determination in clause (1) above, or (3) in the case of a Master Servicer, it has not timely received from the Trustee information requested by such Master Servicer to consider in determining whether to defer reimbursement of a nonrecoverable advance. If any of the circumstances described in clause (1), clause (2) or clause (3) above apply, the applicable Master Servicer or Trustee, as applicable, must give each Rating Agency notice (in accordance with the procedures regarding Rule 17g-5 set forth in the Pooling and Servicing Agreement) of the anticipated reimbursement as soon as reasonably practicable.

Additionally, if any P&I Advance (including any interest accrued thereon) with respect to a Mortgage Loan remains unreimbursed following the time that such Mortgage Loan is modified while a Specially Serviced Mortgage Loan, the applicable Master Servicer or the Trustee will be entitled to reimbursement for that advance (even though that advance has not been determined to be nonrecoverable), on a monthly basis, out of — but solely out of — the principal portion of P&I Advances and payments and other collections of principal on all the Mortgage Loans after the application of those principal payments and collections to reimburse any party for nonrecoverable P&I Advances (as described in the prior paragraph) and/or nonrecoverable Servicing Advances as described under “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” in this free writing prospectus (thereby reducing the Principal Distribution Amount otherwise distributable on the Principal Balance Certificates (other than the Exchangeable Certificates), the Class A-S Regular Interest (and, therefore, the Class A-S Certificates and the Class A-S Component of the Class PEX Certificates), the Class B Regular Interest (and, therefore, the Class B Certificates and the Class B Component of the Class PEX Certificates) and the Class C Regular Interest (and, therefore, the Class C Certificates and the Class C Component of the Class PEX Certificates) on the related distribution date) or collections on the related Mortgage Loan intended as a reimbursement of such advance. If any such advance is not reimbursed in whole on any distribution date due to insufficient advances and collections of principal in respect of the related collection period, then the portion of that advance which remains unreimbursed will be carried over (with interest thereon continuing to accrue) for reimbursement on the following distribution date (to the extent of principal collections available for that purpose). If any such advance, or any portion of any such advance, is determined, at any time during this reimbursement process, to be ultimately nonrecoverable out of collections on the related Mortgage Loan, or is determined, at any time during the reimbursement process, to be ultimately nonrecoverable out of the principal portion of P&I Advances and payments and other collections of principal on all the Mortgage Loans, then the applicable Master Servicer or the Trustee, as applicable, will be entitled to immediate reimbursement as a nonrecoverable advance in an amount equal to the portion of that advance that remains outstanding, plus accrued interest (under the provisions and subject to the conditions described in the preceding paragraph). The reimbursement of advances on worked-out loans from advances and collections of principal as described in the first sentence of this paragraph during any collection period will result in a reduction of the Principal Distribution Amount otherwise distributable on the Principal Balance Certificates (other than the Exchangeable Certificates), the Class A-S Regular Interest (and, therefore, the Class A-S Certificates and the Class A-S Component of the Class PEX Certificates), the Class B Regular Interest (and, therefore, the Class B Certificates and the Class B Component of the Class PEX Certificates) and the Class C Regular Interest (and, therefore, the Class C Certificates and the Class C Component of the Class PEX Certificates) on related distribution date but will not result in the allocation of a Realized Loss on such distribution date (although a Realized Loss may subsequently arise if the amount reimbursed to the applicable Master Servicer or the Trustee ultimately is deemed to be nonrecoverable from the proceeds of the Mortgage Loan).

The applicable Master Servicer and the Trustee will generally each be entitled to receive interest on P&I Advances made by that party out of its own funds. However, that interest will commence accruing on any P&I Advance made in respect of a scheduled monthly debt service payment only on the date on which any applicable grace period for that payment expires. Interest will accrue on the amount of each P&I Advance for so long as that advance is outstanding, at an annual rate equal to the prime rate as published in the “Money Rates” section of The Wall Street Journal, as that prime rate may change from time to time.

Interest accrued with respect to any P&I Advance will generally be payable at any time on or after the date when the advance is reimbursed, in which case the payment will be made out of general collections on the Mortgage Loans and any REO Properties on deposit in the related Collection Account thereby reducing amounts available for distribution on the Certificates. Under some circumstances, Default Interest and/or late payment charges may be used to pay interest on advances prior to making payment from those general collections, but prospective investors should assume that the available amounts of Default Interest and late payment charges will be de minimis. See “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Additional Servicing Compensation” in this free writing prospectus.

For information regarding procedures for reimbursement of Servicing Advances together with interest thereon, see “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Payment of Servicing Expenses; Servicing Advances” below.

Fees and Expenses

The following table summarizes the related fees and expenses to be paid from the assets of the Trust Fund and the recipient, source and frequency of payments for those fees and expenses. Except as described in the column captioned “Source of Payment”, these fees and expenses will be generally distributed prior to any amounts being paid to the Holders of the Offered Certificates. In each case where we describe the amount of an entitlement, we describe that amount without regard to any limitation on the sources of funds from which the entitlement may be paid. Refer to the column titled “sources of payment” for such limitations.
Type	Recipient(s)	Amount	Frequency	Source of Payment
Fees

Master Servicing Fee	Master Servicers, primary servicers and sub-servicers
The product of the portion of the per annum master servicing fee rate for the applicable Master Servicer and the related Mortgage Loan (including any Non-Serviced Mortgage Loans) and any Serviced Companion Loan that is applicable to such month, determined in the same manner as the applicable Mortgage interest rate is determined for that Mortgage Loan for such month, and the Stated Principal Balance of that Mortgage Loan and Companion Loan. The master servicing fee rate will range, on a loan-by-loan basis, from 0.0125% per annum to 0.110% per annum. With respect to each Mortgage Loan for which a primary servicer or sub-servicer is appointed, a portion of the master servicing fee is payable to that primary servicer or sub-servicer.(1)

Monthly
Interest payment on the related Mortgage Loan and any related Serviced Companion Loan and, with respect to unpaid master servicing fees (including any primary and sub-servicing fees) in respect of any Mortgage Loan, out of the portion of any related insurance proceeds, condemnation proceeds or liquidation proceeds allocable as interest.

Special Servicing Fee(2)	Special Servicers
For any Specially Serviced Mortgage Loan or REO Mortgage Loan, the product of the portion of a rate equal to the greater of (i) 0.25% per annum and (ii) a per annum rate that would result in a special servicing fee of $1,000 for such loan for the related month, determined in the same manner as the applicable mortgage rate is determined for such loan for such month, and the Stated Principal Balance of such loan (in each case excluding the Non-Serviced Mortgage Loans).

			Monthly	Any and all collections on the Mortgage Loans and any related Serviced Companion Loan (including any related REO Mortgage Loan).
Workout Fee(2)	Special Servicers
1.00% of each collection of principal and interest on each applicable worked-out Serviced Mortgage Loan (and any related Serviced Companion Loan) for as long as it remains a worked-out Mortgage Loan; provided, further, that the amount of any Workout Fee may be reduced by certain Offsetting Modification Fees as described under “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Principal Special Servicing Compensation—Workout Fee” in this free writing prospectus.
			Monthly following a workout and before any redefault	The related collections on such Mortgage Loan and any related Serviced Companion Loan (including any related REO Mortgage Loan).

Type	Recipient(s)	Amount	Frequency	Source of Payment
Liquidation Fee(2)	Special Servicers
(a) 1.00% of the liquidation proceeds received in connection with a final disposition of a Specially Serviced Mortgage Loan or REO Property (other than the Non-Serviced Mortgage Loans) or portion thereof and any condemnation proceeds and insurance proceeds received by the Trust Fund (net of any default interest, late payment charges), other than (with certain exceptions) in connection with the purchase or repurchase of any Mortgage Loan  (and any related Serviced Companion Loan) from the Trust Fund by any person, or (b) if such rate in clause (a) above would result in an aggregate liquidation fee less than $25,000, then the Liquidation Fee Rate will be equal to the lesser of (i) 3.0% of the liquidation proceeds or (ii) such lower rate as would result in an aggregate liquidation fee equal to $25,000, in each case as calculated prior to the application of any Offsetting Modification Fees; provided, however, that the amount of any liquidation fee may be reduced by certain Offsetting Modification Fees as described under “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Principal Special Servicing Compensation—Liquidation Fee” in this free writing prospectus.

			Upon receipt of liquidation proceeds, condemnation proceeds and insurance proceeds on a Specially Serviced Mortgage Loan (including any REO Mortgage Loan)	The related liquidation proceeds, condemnation proceeds or insurance proceeds.
Certificate Administrator Fee	Certificate Administrator and Trustee
The product of the portion of a rate equal to 0.0032% per annum applicable to such month, determined in the same manner as the applicable Mortgage rate is determined for each Mortgage Loan (including the Non-Serviced Mortgage Loans)  for such month, and the Stated Principal Balance of each Mortgage Loan. A portion of the certificate administrator fee will be payable to the Trustee pursuant to the Pooling and Servicing Agreement.

			Monthly	Any and all collections and P&I Advances on the Mortgage Loans (including the Non-Serviced Mortgage Loans) in the pool, to the extent included in the amounts remitted by the Master Servicers.
CREFC® Intellectual Property Royalty License Fee	CREFC®
The product of the portion of a rate equal to 0.0005% per annum applicable to such month, determined in the same manner as the applicable Mortgage rate is determined for each Mortgage Loan (including the Non-Serviced Mortgage Loans) for such month, and the Stated Principal Balance of each Mortgage Loan.

			Monthly	Any and all collections and P&I Advances on the Mortgage Loans (including the Non-Serviced Mortgage Loans) in the pool, to the extent included in the amounts remitted by the Master Servicers.
Trust Advisor Ongoing Fee(2)	Trust Advisor
The product of the portion of a rate equal to with respect to each Mortgage Loan (other than the Queens Atrium Mortgage Loan and the Montgomery Mall Mortgage Loan), 0.00165% per annum applicable to such month, determined in the same manner as the applicable Mortgage rate is determined for each Mortgage Loan (other than the Queens Atrium Mortgage Loan and the Montgomery Mall Mortgage Loan) for such month, and the Stated Principal Balance of each Mortgage Loan.

Monthly
Any and all collections and P&I Advances on the Mortgage Loans (other than the Queens Atrium Mortgage Loan and the Montgomery Mall Mortgage Loan), to the extent included in the amounts remitted by the Master Servicers.

Trust Advisor Consultation Fee	Trust Advisor	An amount equal to $10,000 in connection with each Material Action for which the Trust Advisor engages in consultation under the Pooling and Servicing Agreement.		Actual collections of the related fee from the related borrower.

Additional Servicing Compensation(2)	Master Servicers/ Special Servicers	All defeasance fees, Modification Fees, Assumption Fees, Assumption Application Fees and consent fees.(3)	From time to time	Actual collections of the related fees or investment income, as applicable.
Late payment charges and Default Interest to the extent not used to offset interest on advances.(3)
Any and all amounts collected for checks returned for insufficient funds on all applicable Mortgage Loans and Serviced Companion Loans;

Type	Recipient(s)	Amount	Frequency	Source of Payment
All or a portion of charges for beneficiary statements or demands and other loan processing fees actually paid by the borrowers under the applicable Mortgage Loans and Serviced Companion Loans;(3)
Any Prepayment Interest Excesses arising from any principal prepayments on the applicable Mortgage Loans; (3) and

Interest or other income earned on deposits in the collection or other accounts maintained by the applicable Master Servicer or applicable Special Servicer (but only to the extent of the net investment earnings, if any, with respect to any such account for each collection period and, further, in the case of a servicing account or reserve account, only to the extent such interest or other income is not required to be paid to any borrower under applicable law or under the related Mortgage Loan and Serviced Companion Loans).(3)

Expenses

Servicing Advances(4)	Master Servicers and Trustee (and Special Servicers, if applicable)	The amount of any applicable Servicing Advances.	From time to time
Recoveries on the related Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Companion Loan or, to the extent that the party making the advance determines the advance is nonrecoverable, from any and all collections on the Mortgage Loans (including Non-Serviced Mortgage Loans) and Serviced Companion Loans.

Interest on Servicing Advances(4)	Master Servicers and Trustee (and Special Servicers, if applicable)	Interest accrued from time to time on the amount of the applicable Servicing Advance at the prime lending rate as published in the “Money Rates” section of The Wall Street Journal.	When the advance is reimbursed
First from late payment charges and Default Interest in excess of the regular interest rate on the related Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Companion Loan, and then from any and all other collections on the Mortgage Loans (including Non-Serviced Mortgage Loans) and Serviced Companion Loans.

P&I Advances	Master Servicers and Trustee	The amount of any applicable P&I Advances.	From time to time	Recoveries on the related Mortgage Loan, or to the extent that the party making the advance determines it is nonrecoverable, from any and all other collections on the Mortgage Loans.
Interest on P&I Advances	Master Servicers and Trustee	Interest accrued from time to time on the amount of the advance at the prime lending rate as published in the “Money Rates” section of The Wall Street Journal.	When the advance is reimbursed	First from late payment charges and Default Interest in excess of the regular interest rate on the related Mortgage Loan, and then from any and all other collections on the Mortgage Loans.

Type	Recipient(s)	Amount	Frequency	Source of Payment
Indemnification Expenses(4)
Trustee/Other Trustee, Certificate Administrator/Other Certificate Administrator, Master Servicers/Other Master Servicers and Special Servicers/Other Special Servicers (and their directors, members, managers, officers, employees and agents)

Losses, liabilities and expenses incurred by the Trustee, the Certificate Administrator, a Master Servicer or a Special Servicer and, with respect to a Non-Serviced Mortgage Loan, the related Other Trustee, Other Certificate Administrator, Other Master Servicer or Other Special Servicer, in connection with any legal action or claim relating to the Pooling and Servicing Agreement or the Certificates (subject to applicable limitations under the Pooling and Servicing Agreement).

			From time to time	Any and all collections on the Mortgage Loans and Serviced Companion Loans.
Indemnification Expenses(4)	Trust Advisor/Other Trust Advisor with respect to a Non-Serviced Loan Combination
Losses, liabilities and expenses incurred by the Trust Advisor and, with respect to a Non-Serviced Mortgage Loan, the related Other Trust Advisor, in connection with any legal action or claim relating to the Pooling and Servicing Agreement or the Certificates (subject to applicable limitations under the Pooling and Servicing Agreement and amounts incurred in connection with the replacement of a Special Servicer) or, with respect to such Other Trust Advisor, such Non-Serviced Mortgage Loan.
From time to time
Amounts that do not constitute Designated Trust Advisor Expenses will be reimbursed first from amounts otherwise distributable in respect of interest on the Class B and Class C Regular Interests and Class D Certificates, then from amounts otherwise distributable in respect of principal on all of the Certificates and Regular Interests (other than the Control-Eligible Certificates); amounts constituting Designated Trust Advisor Expenses will be reimbursed from any and all collections on the Mortgage Loans.

Additional Trust Fund Expenses not advanced	Third parties	Based on third party charges. See “—Reductions of Certificate Principal Balances in Connection with Realized Losses and Additional Trust Fund Expenses” above.	From time to time	Any and all collections on the Mortgage Loans.

(1)	With respect to a Non-Serviced Mortgage Loan, the related Other Master Servicer is entitled to a primary servicing fee accruing at a rate equal to 0.01% per annum.

(2)
In general, with respect to a Non-Serviced Mortgage Loan, the related Other Master Servicer, Other Special Servicer and Other Trust Advisor are, or are anticipated to be, entitled to receive fees with respect to such Non-Serviced Mortgage Loan in amounts, from sources and at frequencies that are or are expected to be substantially similar to those described in the table. The rights to compensation for such parties is governed by the related Other Pooling and Servicing Agreement. See “The Pooling and Servicing Agreement—Servicing of the Loan Combinations” in this free writing prospectus.

(3)
Allocable between the applicable Master Servicer and the applicable Special Servicer as provided in the Pooling and Servicing Agreement and as described in “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” in this free writing prospectus.

(4)
In general, with respect to a Non-Serviced Mortgage Loan, the related Other Master Servicer, Other Special Servicer, Other Trust Advisor, Other Certificate Administrator and Other Trustee are or are expected to be entitled to receive reimbursement with respect to such Non-Serviced Mortgage Loan in amounts, from sources and at frequencies that are or are expected to be substantially similar to those described in the table.

In general, with respect to the Queens Atrium Mortgage Loan after the securitization of the related Companion Loan, (a) references in the table to the applicable Special Servicer and the Trust Advisor will mean the related Other Special Servicer and Other Trust Advisor, except that (i) the rights to compensation will be governed by the Queens Atrium Pooling and Servicing Agreement, which may set forth provisions differing from those set forth above (although we expect those provisions to be similar), and (ii) such Other Trust Advisor (like the Trust Advisor) will have no entitlement to an ongoing fee with respect to the Queens Atrium Mortgage Loan, (b) with respect to Servicing Advances on or in respect of the Queens Atrium Loan Combination, references in the table to a Master Servicer or Special Servicer will mean the related Other Master Servicer or Other Special Servicer, respectively, except with respect to such Servicing Advances (and interest thereon) that were made by such Master Servicer or Special Servicer, as applicable, and have not been reimbursed to it, and (c) the applicable Master Servicer will cease to be entitled, and we anticipate the related Other Master Servicer will become entitled, to a primary servicing fee (which fee will be included in such Master Servicer’s master servicing fee until the other securitization occurs), accruing at a rate equal to 0.01% per annum. See “The Pooling and Servicing Agreement—Servicing of the Loan Combinations”. Solely for purposes of the presentation of master servicing fee rates set forth in the table, the master servicing fee rate for the Queens Atrium Mortgage Loan is net of the primary servicing fee rate that will be included in that master servicing fee rate until the securitization of the related Companion Loan. Any compensation earned prior to the securitization of the Queens Atrium Companion Loan will be due and payable to the applicable Master Servicer and applicable Special Servicer as applicable (if not already paid) after such securitization in accordance with the Pooling and Servicing Agreement.

Delivery, Form and Denomination

The Offered Certificates (other than the Class X-A and Class X-B Certificates) will be issued, maintained and transferred in the book-entry form only in denominations of $10,000 Initial Certificate Principal Balance or Notional Amount, as applicable, and in multiples of $1 in excess of $10,000. The Class X-A and Class X-B Certificates will be issued, maintained and transferred in book-entry form only in denominations of $1,000,000 Notional Amount and in multiples of $1 in excess of $1,000,000.

The Offered Certificates will initially be represented by one or more global Certificates for each such Class registered in the name of the nominee of The Depository Trust Company (“DTC”). The Depositor has been informed by DTC that DTC’s nominee will be Cede & Co. Certificateholder will be entitled to receive a certificate issued in fully registered, certificated form (each, a “Definitive Certificate”) representing its interest in such Class, except under the limited circumstances described below under “—Definitive Certificates”. Unless and until Definitive Certificates are issued, all references to actions by Holders of the Offered Certificates will refer to actions taken by DTC upon instructions received from Holders of Offered Certificates through its participating organizations (together with Clearstream Banking, société anonyme (“Clearstream”) and Euroclear Bank, as operator of the Euroclear System (“Euroclear”) participating organizations, the “Participants”), and all references in this free writing prospectus to payments, notices, reports, statements and other information to Holders of Offered Certificates will refer to payments, notices, reports and statements to DTC or Cede & Co., as the registered Holder of the Offered Certificates, for distribution to Holders of Offered Certificates through its Participants in accordance with DTC procedures.

Until Definitive Certificates are issued in respect of the Offered Certificates, interests in the Offered Certificates will be transferred on the book-entry records of DTC and its Participants. The Certificate Administrator will initially serve as certificate registrar (in such capacity, the “Certificate Registrar”) for purposes of recording and otherwise providing for the registration of the Offered Certificates.

Book-Entry Registration

Holders of Offered Certificates may hold their Certificates through DTC (in the United States) or Clearstream or Euroclear (in Europe) if they are Participants of such system, or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold omnibus positions on behalf of the Clearstream Participants and the Euroclear Participants, respectively, through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositories (collectively, the “Depositories”), which in turn will hold such positions in customers’ securities accounts in the Depositories’ names on the books of DTC. DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and to facilitate the clearance and settlement of securities transactions between Participants through electronic computerized book-entries, thereby eliminating the need for physical movement of certificates. Participants (“DTC Participants”) include securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to the DTC system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (“Indirect Participants”).

Transfers between DTC Participants will occur in accordance with DTC rules. Transfers between Clearstream Participants and Euroclear Participants will occur in accordance with their applicable rules and operating procedures of Clearstream and Euroclear.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly through Clearstream Participants or Euroclear Participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its Depository; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its Depository to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to the Depositories.

Because of time-zone differences, it is possible that credits of securities in Clearstream or Euroclear as a result of a transaction with a DTC Participant will be made during the subsequent securities settlement processing, dated the business day following the DTC settlement date, and such credits or any transactions in such securities settled during such processing will be reported to the relevant Clearstream Participant or Euroclear Participant on such business day. Cash received in Clearstream or Euroclear as a result of sales of securities by or through a Clearstream Participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but, due to time zone differences may be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

The Holders of Offered Certificates that are not Participants or Indirect Participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, Offered Certificates may do so only through Participants and Indirect Participants. In addition, Holders of Offered Certificates will receive all distributions of principal and interest from the Certificate Administrator through the Participants who in turn will receive them from DTC. Under a book-entry format, Holders of Offered Certificates may experience some delay in their receipt of payments, since such payments will be forwarded by the Certificate Administrator to Cede & Co., as nominee for DTC. DTC will forward such payments to its Participants, which thereafter will forward them to Indirect Participants or beneficial owners of Offered Certificates (“Certificate Owners”). Except as otherwise provided under “The Pooling and Servicing Agreement—Reports to Certificateholders; Available Information” in this free writing prospectus, Certificate Owners will not be recognized by the Certificate Administrator, the Special Servicers or the Master Servicers as Holders of record of Certificates and Certificate Owners will be permitted to receive information furnished to Certificateholders and to exercise the rights of Certificateholders only indirectly through DTC and its Participants and Indirect Participants.

Under the rules, regulations and procedures creating and affecting DTC and its operations (the “Rules”), DTC is required to make book-entry transfers of Offered Certificates in global form among Participants on whose behalf it acts with respect to the Offered Certificates and to receive and transmit distributions of principal of, and interest on, the Offered Certificates. Participants and Indirect Participants with which the Certificate Owners have accounts with respect to the Offered Certificates similarly are required to make book-entry transfers and receive and transmit such payments on behalf of their respective Certificate Owners. Accordingly, although the Certificate Owners will not possess the Offered Certificates, the Rules provide a mechanism by which Certificate Owners will receive payments on Offered Certificates and will be able to transfer their interest.

Because DTC can only act on behalf of Participants, who in turn act on behalf of Indirect Participants and certain banks, the ability of a Holder of Offered Certificates to pledge such Certificates to persons or entities that do not participate in the DTC system, or to otherwise act with respect to such Certificates, may be limited due to the lack of a physical certificate for such Certificates.

DTC has advised the Depositor that it will take any action permitted to be taken by a Holder of an Offered Certificate under the Pooling and Servicing Agreement only at the direction of one or more Participants to whose accounts with DTC the Offered Certificates are credited. DTC may take conflicting actions with respect to other undivided interests to the extent that such actions are taken on behalf of Participants whose holdings include such undivided interests.

Clearstream is incorporated under the laws of Luxembourg and is a global securities settlement clearing house. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Transactions may be settled in Clearstream in numerous currencies, including United States dollars. Clearstream provides to its Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. Clearstream is regulated as a bank by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Euroclear was created in 1968 to hold securities for participants of the Euroclear system (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in any of numerous currencies, including United States dollars. The Euroclear system includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described above. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to the Euroclear system is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within the Euroclear system, withdrawal of securities and cash from the Euroclear system, and receipts of payments with respect to securities in the Euroclear system. All securities in the Euroclear system are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding through Euroclear Participants.

Although DTC, Euroclear and Clearstream have implemented the foregoing procedures in order to facilitate transfers of interests in book-entry securities among Participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to comply with such procedures, and such procedures may be discontinued at any time. None of the Depositor, the Trustee, the Certificate Administrator, the Master Servicers, the Special Servicers or the underwriters will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective direct or indirect Participants of their respective obligations under the rules and procedures governing their operations. The information in this free writing prospectus concerning DTC, Clearstream and Euroclear and their book-entry systems has been obtained from sources believed to be reliable, but neither the Depositor nor the underwriters takes any responsibility for the accuracy or completeness of this information.

Definitive Certificates

Definitive Certificates will be delivered to Certificate Owners or their nominees, respectively, only if (i) DTC is no longer willing or able properly to discharge its responsibilities as depository with respect to the Offered Certificates, and the Depositor is unable to locate a qualified successor, (ii) the Depositor notifies DTC of its intent to terminate the book-entry system through DTC and, upon receipt of notice of such intent from DTC, the DTC Participants holding beneficial interests in the Certificates agree to initiate such termination, or (iii) after the occurrence of a Servicer Termination Event under the Pooling and Servicing Agreement, Certificate Owners representing a majority in principal amount of the Offered Certificates of any Class then outstanding advise DTC through DTC Participants in writing that the continuation of a book-entry system through DTC (or a successor thereto) is no longer in the best interest of such Certificate Owners. Upon the occurrence of any of these events, DTC is required to notify all affected DTC Participants of the availability through DTC of Definitive Certificates. Upon delivery of Definitive Certificates, the Certificate Administrator, Certificate Registrar and Master Servicers will recognize the Holders of such Definitive Certificates as Holders under the Pooling and Servicing Agreement. Distributions of principal of and interest on the Definitive Certificates will be made by the Certificate Administrator directly to Holders of Definitive Certificates in accordance with the procedures set forth in the prospectus and the Pooling and Servicing Agreement.

Matters Regarding the Certificate Administrator and the Tax Administrator

The Certificate Administrator will be entitled to a monthly fee for its services. That fee will accrue with respect to each and every Mortgage Loan. In each case, that fee and the monthly fee payable to the Trustee will collectively accrue at 0.0032% per annum on the Stated Principal Balance of the related Mortgage Loan for the related distribution date and will be calculated based on the same interest accrual basis as the subject Mortgage Loan, which is an Actual/360 Basis. The Certificate Administrator will be required to pay to the Trustee a monthly fee for its services as set forth in the Pooling and Servicing Agreement. The Certificate Administrator fee is payable out of general collections on the Mortgage Loans and any REO Properties in the Trust Fund. In addition, the Certificate Administrator will be entitled on behalf of itself and the Trustee, to recover from the Trust Fund all reasonable unanticipated expenses and disbursements incurred or made in accordance with any of the provisions of the Pooling and Servicing Agreement, but not including routine overhead expenses incurred in the ordinary course of performing its duties under the Pooling and Servicing Agreement, and not including any expense, disbursement or advance as may arise from its willful misfeasance, negligence or bad faith.

The holders of Certificates representing a majority of the total Voting Rights (determined without notionally reducing the Certificate Principal Balances of the Certificates by any Appraisal Reduction Amounts) may remove any of the Certificate Administrator, the tax administrator or the Trustee, upon written notice to the Master Servicers, the Special Servicers, the Depositor and the Trustee.

The Trust Fund will indemnify the Certificate Administrator (in each of the capacities in which it serves under the Pooling and Servicing Agreement) and its directors, officers, employees, agents and affiliates against any and all losses, liabilities, damages, claims or expenses, including, without limitation, reasonable attorneys’ fees, arising with respect to the Pooling and Servicing Agreement, the Mortgage Loans or the Certificates, other than (i) those resulting from the breach of the Certificate Administrator’s representations and warranties or from willful misconduct, bad faith or negligence in the performance of, or negligent disregard of, its duties, (ii) the Certificate Administrator’s allocable overhead and (iii) any cost or expense expressly required to be borne by the Certificate Administrator.

All expenses incurred by the Certificate Administrator in connection with the transfer of the mortgage files to a successor certificate administrator, following the removal of the Certificate Administrator without cause are required to be reimbursed to such removed Certificate Administrator within thirty (30) days of demand therefor, such reimbursement to be made by the Certificateholders that terminated such Certificate Administrator.

None of the Certificate Administrator, the tax administrator or the Trustee will be personally liable for any action reasonably taken, suffered or omitted by it in good faith and believed by it to be authorized or within the discretion or rights or powers conferred upon it by the Pooling and Servicing Agreement. Neither the Trustee nor the Certificate Administrator will be liable for any failure or delay in the performance of its obligations under the Pooling and Servicing Agreement due to force majeure or acts of God; provided that any such failure or delay is not also a result of its own negligence, bad faith or willful misconduct. In addition in no event will the Trustee or the Certificate Administrator be liable for special, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Trustee or the Certificate Administrator has been advised of the likelihood of such loss or damage and regardless of the form of action. None of the Certificate Administrator, tax administrator or the Trustee will be required to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties under the Pooling and Servicing Agreement or in the exercise of any of its rights or powers if, in the opinion of that entity, the repayment of those funds or adequate indemnity against that risk or liability is not reasonably assured to it.

With respect to a Non-Serviced Loan Combination, we anticipate that the certificate administrator under the related Other Pooling and Servicing Agreement (the “Other Certificate Administrator”) will be entitled to indemnification with respect to amounts related to such Non-Serviced Loan Combination pursuant to provisions that are or are expected to be substantially similar to those described above and will be entitled to reimbursement from the Trust Fund for the related Non-Serviced Mortgage Loan’s pro rata share of any such amounts.

The Trustee

Eligibility Requirements

The Trustee is at all times required to be, and will be required to resign if it (i) fails to be a corporation, bank, trust company or association organized and doing business under the laws of the United States of America or any state thereof or the District of Columbia, authorized under such laws to exercise trust powers, having a combined capital and surplus of not less than $50,000,000 and subject to supervision or examination by federal or state authority, (ii) becomes a Prohibited Party (unless the Depositor consents to the Trustee’s continuation in its reasonable discretion), or (iii) fails to be an institution whose short-term unsecured debt obligations are at all times rated not less than “P-1” by Moody’s and whose long-term unsecured debt is at all times rated not less than ““A” by DBRS and “A2” by Moody’s; provided that the Trustee may maintain a long-term unsecured debt rating of at least “Baa2” by Moody’s and “A(low)” by DBRS if the Master Servicers maintain a rating of at least “A2” by Moody’s and “A” by DBRS; provided further that if the Trustee is not rated by DBRS, an equivalent (or higher) rating by any two other NRSROs (or such lower rating as is the subject of a confirmation from such Rating Agency and Morningstar (or, in the case of a Serviced Loan Combination, any NRSRO rating mortgage-backed securities backed by the related Companion Loan) that such Trustee will not cause a downgrade, withdrawal or qualification of the then current ratings of any Class of Certificates).

“Prohibited Party” means, as of any date of determination, any person or entity that has theretofore failed to comply with such person’s or entity’s obligations under Regulation AB with respect to the Trust Fund or any other securitization if (and only if) both (A) such failure was an “event of default” under the relevant agreement to which such person or entity was a party, and (B) such person or entity is proposed to become a Servicing Function Participant in respect of the Trust Fund. In determining whether any person or entity is a “Prohibited Party”, each party to the pooling and servicing agreement, provided that they are not an affiliate of such person or entity, will be entitled to conclusively rely on a written certification from any person or entity stating that it is not a Prohibited Party. All necessary determinations under or for purposes of this definition will be made as of the date of consummation of the transaction in which the relevant person or entity would become a Servicing Function Participant in respect of the Trust Fund.

Duties of the Trustee

The Trustee will make no representations as to the validity or sufficiency of the Pooling and Servicing Agreement, the Certificates or any asset or related document and is not accountable for the use or application by the depositor of any of the Certificates or any of the proceeds of the Certificates, or for the use or application by the Depositor of funds paid in consideration of the assignment of the Mortgage Loans to the Issuing Entity or deposited into any fund or account maintained with respect to the Certificates or any account maintained pursuant to the Pooling and Servicing Agreement or for investment of any such amounts. The Pooling and Servicing Agreement generally provides that (i) the Trustee, prior to the occurrence of a Servicer Termination Event and after the curing or waiver of all Servicer Termination Events which may have occurred, undertakes to perform such duties and only such duties as are specifically set forth in the Pooling and Servicing Agreement, (ii) if a Servicer Termination Event occurs and is continuing, the Trustee must exercise such of the rights and powers vested in it by the Pooling and Servicing Agreement, and use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs, (iii) any permissive right of the Trustee contained in the Pooling and Servicing Agreement will not be construed as a duty and (iv) the Trustee will be liable in accordance with the Pooling and Servicing Agreement only to the extent of the obligations specifically imposed upon and undertaken by the Trustee. However, upon receipt of the various Certificates, reports or other instruments required to be furnished to it, the Trustee is required to examine the documents and to determine whether they conform on their face to the requirements of the Pooling and Servicing Agreement. The Trustee is required to notify the Certificate Administrator, who will be required to notify Certificateholders of any termination of a Master Servicer or a Special Servicer or appointment of a successor to such Master Servicer or such Special Servicer. The Trustee will be obligated to make any advance required to be made, and not made, by the applicable Master Servicer or the applicable Special Servicer under the Pooling and Servicing Agreement, provided that the Trustee will not be obligated to make any advance that it deems to be a nonrecoverable advance. The Trustee will be entitled, but not obligated, to rely conclusively on any determination by the applicable Master Servicer or the applicable Special Servicer, that an advance, if made, would be a nonrecoverable advance. In addition, the Trustee will not be obligated to make any Servicing Advances with respect to the Non-Serviced Mortgage Loans. The Trustee will be entitled to reimbursement for each advance made by it in the same manner and to the same extent as, but prior to, the applicable Master Servicer. See “—Advances of Delinquent Monthly Debt Service Payments” in this free writing prospectus.

Matters Regarding the Trustee

The Trust Fund will indemnify the Trustee and its directors, officers, employees, agents and affiliates against any and all losses, liabilities, damages, claims or expenses, including, without limitation, reasonable attorneys’ fees, arising with respect to the Pooling and Servicing Agreement, the Mortgage Loans or the Certificates, other than (i) those resulting from the breach of the Trustee’s representations and warranties or from willful misconduct, fraud, bad faith or negligence in the performance of, or negligent disregard of, its duties, (ii) the Trustee’s allocable overhead and (iii) any cost or expense expressly required to be borne by the Trustee.

The Trustee will not be liable for any action reasonably taken, suffered or omitted by it in good faith and believed by it to be authorized by the Pooling and Servicing Agreement. The Trustee will not be required to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties under the Pooling and Servicing Agreement or in the exercise of any of its rights or powers if, in the opinion of that entity, the repayment of those funds or adequate indemnity against that risk or liability is not reasonably assured to it.

With respect to a Non-Serviced Loan Combination, we anticipate that the trustee under the related Other Pooling and Servicing Agreement (the “Other Trustee”) will be entitled to indemnification with respect to amounts related to such Non-Serviced Loan Combination pursuant to provisions that are or are expected to be substantially similar to those described above and is entitled to reimbursement from the Trust Fund for the related Non-Serviced Mortgage Loan’s pro rata share of any such amounts.

Provisions similar to the provisions described under this section of the free writing prospectus entitled “—Matters Regarding the Trustee” and “—Resignation and Removal of the Trustee” will apply to the Certificate Administrator and the tax administrator.

Resignation and Removal of the Trustee

The Trustee may at any time resign from its obligations and duties under the Pooling and Servicing Agreement by giving written notice to the Depositor, the Certificate Administrator, the tax administrator, the Master Servicers, the Special Servicers, the Rule 17g-5 Information Provider (who will promptly post such notice to the Rule 17g-5 Information Provider’s Website), and all Certificateholders. Upon receiving the notice of resignation, the Depositor is required to promptly appoint a successor Trustee meeting the requirements set forth above. If no successor Trustee will have been so appointed and have accepted appointment within 30 days after the giving of the notice of resignation, the resigning Trustee may petition any court of competent jurisdiction for the appointment of a successor Trustee.

If at any time the Trustee (i) will cease to be eligible to continue as Trustee under the Pooling and Servicing Agreement, or (ii) will become incapable of acting, or will be adjudged bankrupt or insolvent, or a receiver of the Trustee or of its property will be appointed, or any public officer will take charge or control of the Trustee or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, or (iii) the continuation of the Trustee as such would result in a downgrade, qualification or withdrawal of the rating by the Rating Agencies of any Class of Certificates with a rating as evidenced in writing by the Rating Agencies, then the Depositor may (and, with respect to an event described in clause (i) of this sentence, if it fails to do so within ten (10) Business Days, the requesting Master Servicer will as soon as practicable) remove the Trustee and appoint a successor Trustee meeting the eligibility requirements set forth above. Holders of the Certificates entitled to more than 50% of the Voting Rights (determined without notionally reducing the Certificate Principal Balances of the Certificates by any Appraisal Reduction Amounts) may, at their expense (which will include all expenses incurred by the Trustee in connection with its transfer of the mortgage files to a successor Trustee), at any time remove the Trustee without cause and appoint a successor Trustee.

Any resignation or removal of the Trustee and appointment of a successor Trustee will not become effective until acceptance of appointment by the successor Trustee meeting the eligibility requirements set forth above. Upon any succession of the Trustee, the predecessor Trustee will be entitled to the payment of compensation and reimbursement agreed to under the Pooling and Servicing Agreement for services rendered and expenses incurred prior to the date of removal. The resigning Trustee unless removed without cause will be required to pay all reasonable out-of-pocket costs and expenses of each party to the Pooling and Servicing Agreement, the Issuing Entity and each Rating Agency in connection with the resignation of the Trustee and the transfer of its duties (including, but not limited to, reasonable out-of-pocket costs and expenses associated with the engagement of a successor, transferring Mortgage Files (if applicable) and related information, records and reports to the successor).

Suits, Actions and Proceedings by Certificateholders

No Certificateholder will have any right by virtue of any provision of the Pooling and Servicing Agreement or the Certificates to institute any suit, action or proceeding in equity or at law against any party to the Pooling and Servicing Agreement or any borrower, unless that Certificateholder has previously given to the Trustee a written notice of default, and unless also (except in the case of a default by the Trustee) the Holders of Certificates entitled to at least 25% of the Voting Rights (determined without notionally reducing the Certificate Principal Balances of the Certificates by any Appraisal Reduction Amounts) has made written request upon the Trustee to institute such action, suit or proceeding in its own name as Trustee hereunder and will have offered to the Trustee such reasonable indemnity satisfactory to it against the costs, expenses and liabilities to be incurred therein or thereby, and the Trustee, for 60 days after its receipt of such notice, request and offer of indemnity, has neglected or refused to institute any such action, suit or proceeding. No one or more Holders of Certificates will have any right in any manner whatsoever by virtue of any provision of the Pooling and Servicing Agreement or the Certificates to affect, disturb or prejudice the rights of any other Holders of Certificates, or to obtain or seek to obtain priority over or preference to any other such Holder (which priority or preference is not otherwise provided for herein), or to enforce any right under the Pooling and Servicing Agreement or the Certificates, except in the manner herein provided and for the equal, ratable and common benefit of all Certificateholders. For the protection and enforcement of the provisions described above, each and every Certificateholder and the Trustee will be entitled to such relief as can be given either at law or in equity.

YIELD AND MATURITY CONSIDERATIONS

Yield Considerations

General. The yield on any Offered Certificate will depend on—

●	the price at which that Certificate is purchased by an investor,

●	the rate, timing and amount of distributions on that Certificate, and

●	any losses or shortfalls incurred on that Certificate.

The rate, timing and amount of distributions on any Offered Certificate will in turn depend on, among other things:

●	the pass-through rate for that Certificate,

●
the rate and timing of principal payments, including those arising from voluntary and involuntary prepayments, repurchases for material document defects or material breaches of representations, sales of Defaulted Mortgage Loans and REO Properties, exercise of purchase options by holders of mezzanine loans, and other principal collections on the Mortgage Loans, and the extent to which those amounts are to be applied in reduction of the Certificate Principal Balance or Notional Amount, as applicable, of that Certificate,

●
the rate and timing of reimbursements made to the Master Servicers, the Special Servicers or the Trustee for nonrecoverable advances and/or for advances previously made in respect of a worked-out Mortgage Loan that are not repaid at the time of the workout,

●
the rate, timing and severity of Realized Losses and Additional Trust Fund Expenses, as well as Trust Advisor Expenses, and the extent to which those losses and expenses are allocable in reduction of the Certificate Principal Balance of that Certificate or result in reductions or shortfalls in interest distributable to that Certificate, and

●
except in the case of the Class X-A and Class X-B Certificates, the timing and severity of any Net Aggregate Prepayment Interest Shortfalls and the extent to which those shortfalls result in the reduction of the interest distributions of that Certificate.

Rate and Timing of Principal Payments. The yield to maturity on the Offered Certificates purchased at a discount or a premium will be affected by the rate and timing of principal distributions on, or otherwise resulting in a reduction of the aggregate Certificate Principal Balances of, those Certificates. In turn, the rate and timing of distributions on, or otherwise resulting in a reduction of, the aggregate Certificate Principal Balances of those Certificates will be directly related to the rate and timing of principal payments on or with respect to the Mortgage Loans. Finally, the rate and timing of principal payments on or with respect to the Mortgage Loans will be affected by their amortization schedules, incentives for a borrower to repay its Mortgage Loan by an Anticipated Repayment Date, the dates on which Balloon Payments are due occur and the rate and timing of principal prepayments and other unscheduled collections on them, including for this purpose, any prepayments occurring by application of earnout reserves or performance holdback amounts if leasing or other criteria are not satisfied or by reason of sales or other releases of Mortgaged Properties and/or parcels and/or the termination of cross-collateralization arrangements, collections made in connection with liquidations of Mortgage Loans due to defaults, casualties or condemnations affecting the Mortgaged Properties, sales of Mortgage Loans following default or purchases or other removals of Mortgage Loans from the Trust Fund. In some cases, a Mortgage Loan’s amortization schedule will be recast upon the occurrence of certain events, including prepayments in connection with property releases, casualties and condemnations. See “Risk Factors—Risks Related to the Offered Certificates—Your Yield May Be Affected by Defaults, Prepayments and Other Factors” and “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Voluntary Prepayments Generally” for a discussion of certain of the Mortgage Loans with the above described characteristics.

With respect to any Class of Offered Certificates with a pass-through rate based upon, equal to or limited by the WAC Rate, the respective pass-through rate (and, accordingly, the yield) on those Classes of Offered Certificates could (or, in the case of any Class of Certificates with a pass-through rate based upon or equal to the WAC Rate, will) be adversely affected if Mortgage Loans with relatively high mortgage interest rates experienced a faster rate of principal payments than Mortgage Loans with relatively low mortgage interest rates.

Prepayments and other early liquidations of the Mortgage Loans will result in distributions on the Offered Certificates of amounts that would otherwise be paid over the remaining terms of those Mortgage Loans. This will tend to shorten the weighted average lives of the Offered Certificates. Defaults on the Mortgage Loans, particularly at or near their maturity dates, may result in significant delays in distributions of principal on the Mortgage Loans and, accordingly, on the Offered Certificates, while work-outs are negotiated or foreclosures are completed. These delays will tend to lengthen the weighted average lives of the Offered Certificates. See “The Pooling and Servicing Agreement—Modifications, Waivers, Amendments and Consents” in this free writing prospectus.

With respect to the Class A-SB Certificates, the extent to which the Class A-SB Planned Principal Balances are achieved and the sensitivity of the Class A-SB Certificates to principal prepayments on the Mortgage Loans will depend in part on the period of time during which the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-5, Certificates remain outstanding. As such, the Class A-SB Certificates will become more sensitive to the rate of prepayments on the Mortgage Loans if the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-5 Certificates are not outstanding. In addition, the holders of the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-5 Certificates may receive principal distributions on a date when the Class A-SB Certificates remain outstanding.

The extent to which the yield to maturity on any Offered Certificate may vary from the anticipated yield will depend upon the degree to which the Certificate is purchased at a discount or premium and when, and to what degree, payments of principal on the Mortgage Loans are in turn paid in a reduction of the Certificate Principal Balance of the Certificate. If you purchase your Offered Certificates at a discount, you should consider the risk that a slower than anticipated rate of principal payments on the Mortgage Loans could result in an actual yield to you that is lower than your anticipated yield. If you purchase Class X-A or Class X-B Certificates or otherwise purchase your Offered Certificates at a premium, you should consider the risk that a faster than anticipated rate of principal payments on the Mortgage Loans could result in an actual yield to you that is lower than your anticipated yield.

If you purchase Class X-A or Class X-B Certificates, your yield to maturity will be particularly sensitive to the rate and timing of principal payments on the Mortgage Loans. Each payment of principal in reduction of the aggregate principal balance of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 or Class A-SB Certificates or the Class A-S Regular Interest will result in a reduction in the aggregate notional amount of the Class X-A Certificates. Each payment of principal in reduction of the principal balance of the Class D Certificates or the Class B or Class C Regular Interests will result in a reduction in the aggregate notional amount of the Class X-B Certificates. Accordingly, if principal payments on the Mortgage Loans occur at a rate faster than that assumed at the time of purchase, then your actual yield to maturity with respect to the Class X-A or Class X-B Certificates will be lower than that assumed at the time of purchase. Your yield to maturity would also be adversely affected by sales of Mortgage Loans following default, Mortgage Loan Seller repurchases of Mortgage Loans in connection with a material breach or representation or warranty or other removals of Mortgage Loans from the Trust Fund. Prior to investing in the Class X-A or Class X-B Certificates, you should fully consider the associated risks, including the risk that an extremely rapid rate of amortization, prepayment or other liquidation of the Mortgage Loans could result in your failure to fully recover your initial investment. The ratings on the Class X-A and Class X-B Certificates do not address whether a purchaser of those certificates would be able to recover its initial investment.

Because the rate of principal payments on or with respect to the Mortgage Loans will depend on future events and a variety of factors, we cannot assure you as to that rate or the rate of principal prepayments in particular.

Even if they are collected and payable on your Offered Certificates, Prepayment Premiums and Yield Maintenance Charges may not be sufficient to offset fully any loss in yield on your Offered Certificates attributable to the related prepayments of, the Mortgage Loans.

Delinquencies and Defaults on the Mortgage Loans. The rate and timing of delinquencies and defaults on the Mortgage Loans will affect—

●	the amount of distributions on your Offered Certificates,

●	the yield to maturity of your Offered Certificates,

●	if you are purchasing Principal Balance Certificates, the rate of principal distributions on your Offered Certificates,

●	if you are purchasing Class X-A or Class X-B Certificates, the rate of reductions in the notional amount of your Offered Certificates, and

●	the weighted average life of your Offered Certificates.

Delinquencies on the Mortgage Loans, unless covered by advances, may result in shortfalls in distributions of interest and/or principal on your Offered Certificates for the current month. Although any shortfalls in distributions of interest may be made up on future distribution dates, no interest would accrue on those shortfalls. Thus, any shortfalls in distributions of interest would adversely affect the yield to maturity of your Offered Certificates.

If—

●
you calculate the anticipated yield to maturity for your Offered Certificates based on an assumed rate of default on the Mortgage Loans and amount of losses on the Mortgage Loans that is lower than the default rate and amount of losses actually experienced, and

●	the additional losses result in a reduction of the total distributions on, or the aggregate Certificate Principal Balance of your Offered Certificates,

then your actual yield to maturity will be lower than you calculated and could, under some scenarios, be negative.

With respect to the Mortgage Loans secured by residential cooperative properties, certain of the Mortgage Loans have subordinate secured debt held by NCB, FSB or its affiliates with interest rates that are based on LIBOR, which will result in higher debt service payments, and a correspondingly higher likelihood of default during times where LIBOR increases above a certain threshold. In addition, the related intercreditor agreements do not include “standstill” provisions and, as a result, in the event any subordinate secured debt defaults and the holder of such subordinate secured debt, which may be NCB, FSB, begins foreclosure proceedings, a default will occur with respect to the related Mortgage Loan which may result in a prepayment of such Mortgage Loan during a time in which it is otherwise locked out or at a time in which the Mortgage Loan was otherwise performing. See “Description of the Mortgage Pool—Additional Debt Financing For Mortgage Loans Secured by Residential Cooperatives” in this free writing prospectus.

The timing of any loss on a liquidated Mortgage Loan that results in a reduction of the total distributions on or the aggregate Certificate Principal Balance of your Offered Certificates will also affect your actual yield to maturity, even if the rate of defaults and severity of losses are consistent with your expectations. In general, the earlier your loss occurs, the greater the effect on your yield to maturity.

The yield on your Certificates will also depend on the extent to which losses and expenses experienced by the Trust Fund are allocated to reduce your Certificate Principal Balance and otherwise reduce amounts distributable to you. Because the Notional Amount of the Class X-A Certificates is based upon the aggregate Certificate Principal Balance of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB and the Class A-S Regular Interest, the Class X-A Certificates will be adversely affected by losses allocated to such Classes or Regular Interest. Because the Notional Amount of the Class X-B Certificates is based upon the aggregate Certificate Principal Balance of the Class D Certificates and the Class B and Class C Regular Interests, the Class X-B Certificates will be adversely affected by losses allocated to such Class or Regular Interests. In addition, because the Control-Eligible Certificates do not provide credit support to other Classes of Certificates in respect of Trust Advisor Expenses other than Designated Trust Advisor Expenses, the yield on those other Classes of Certificates may be affected by losses arising from such Trust Advisor Expenses at a time when other losses would not have affected their yield.

Even if losses on the Mortgage Loans do not result in a reduction of the total distributions on, or the aggregate Certificate Principal Balance of your Offered Certificates, the losses may still affect the timing of distributions on, and the weighted average life and yield to maturity of your Offered Certificates.

In addition, if the Master Servicers, the Special Servicers or the Trustee is reimbursed for any advance made by it that it has determined is not recoverable out of collections on the related Mortgage Loan, then that advance (together with accrued interest thereon) will, to the fullest extent permitted, be reimbursed first out of the principal portion of current P&I Advances and payments and other collections of principal otherwise distributable on the Certificates, prior to being deemed reimbursed out of payments and other collections of interest on the Mortgage Pool otherwise distributable on the Certificates. Any such reimbursement from advances and collections of principal will reduce the amount of principal otherwise distributable on the Certificates on the related distribution date.

In the event that any advance (including any interest accrued thereon) with respect to a Mortgage Loan remains unreimbursed following the time that such Mortgage Loan is modified as a Specially Serviced Mortgage Loan, the Master Servicers, the Special Servicers or the Trustee, as applicable, will be entitled to reimbursement for that advance (even though that advance has not been determined to be nonrecoverable from collections on the related Mortgage Loan), out of amounts in the related Collection Account representing the principal portion of current P&I Advances and payments and other collections of principal after the application of those advances and collections of principal to reimburse any party for nonrecoverable debt service and Servicing Advances as contemplated by the prior paragraph. Any such reimbursement payments will reduce the amount of principal otherwise distributable on the Certificates on the related distribution date.

Relevant Factors. The following factors, among others, will affect the rate and timing of principal payments and defaults and the severity of losses on or with respect to the Mortgage Loans:

●	prevailing interest rates;

●	the terms of the Mortgage Loans, including—

1.	provisions that impose prepayment lock-out periods or require Yield Maintenance Charges or Prepayment Premiums and any exceptions to those prepayment restrictions;

2.	due-on-sale and due-on-encumbrance provisions;

3.	provisions requiring that upon occurrence of certain events, funds held in escrow or proceeds from letters of credit be applied to principal;

4.	incentives for a borrower to repay its Mortgage Loan by an Anticipated Repayment Date;

5.
the exercise of purchase options by tenants or others and other sales of Mortgaged Properties or parcels by borrowers and/or the termination of cross-collateralization arrangements that can result in prepayments of principal, including during a lockout period for the Mortgage Loan; and

6.	amortization terms;

●	the demographics and relative economic vitality of the areas in which the Mortgaged Properties are located;

●	the general supply and demand for commercial and multifamily rental space of the type available at the Mortgaged Properties in the areas in which those properties are located;

●	the quality of management of the Mortgaged Properties;

●	the servicing of the Mortgage Loans;

●	possible changes in tax laws; and

●	other opportunities for investment.

See “Risk Factors”, “Description of the Mortgage Pool”, “The Pooling and Servicing Agreement” in this free writing prospectus, the “Top Fifteen Loan Summaries” attached as Annex B to this free writing prospectus, and “Risk Factors” in the attached prospectus.

The rate of prepayment on the Mortgage Loans is likely to be affected by prevailing market interest rates for Mortgage Loans of a comparable type, term and risk level. When the prevailing market interest rate is below the annual rate at which a Mortgage Loan accrues interest, the related borrower may have an increased incentive to refinance the Mortgage Loan. Conversely, to the extent prevailing market interest rates exceed the annual rate at which a Mortgage Loan accrues interest, the related borrower may be less likely to voluntarily prepay the Mortgage Loan.

Depending on prevailing market interest rates, the outlook for market interest rates and economic conditions generally, some underlying borrowers may sell their Mortgaged Properties in order to realize their equity in those properties, to meet cash flow needs or to make other investments. In addition, some underlying borrowers may be motivated by federal and state tax laws, which are subject to change, to sell their Mortgaged Properties.

A number of the underlying borrowers are partnerships. The bankruptcy of the general partner in a partnership may result in the dissolution of the partnership. The dissolution of a borrower partnership, the winding-up of its affairs and the distribution of its assets could result in an acceleration of its payment obligations under the related Mortgage Loan.

Neither we nor any of the underwriters makes any representation regarding:

●	the particular factors that will affect the rate and timing of prepayments and defaults on the Mortgage Loans;

●	the relative importance of those factors;

●	the percentage of the aggregate Stated Principal Balance of the Mortgage Loans that will be prepaid or as to which a default will have occurred as of any particular date; or

●	the overall rate of prepayment or default on the Mortgage Loans.

Delay in Payment of Distributions. Because monthly distributions will not be made to Certificateholders until, at the earliest, the 15th day of the month following the month in which interest accrued on the Offered Certificates, the effective yield to the holders of the Offered Certificates will be lower than the yield that would otherwise be produced by the applicable pass-through rate and purchase prices, assuming the prices did not account for the delay.

Weighted Average Life of the Offered Certificates

For purposes of this free writing prospectus, the weighted average life of any Offered Certificate refers to the average amount of time that will elapse from the assumed settlement date of August 12, 2014 until each dollar to be applied in reduction of the aggregate Certificate Principal Balance of those Certificates is paid to the investor. For purposes of this “Yield and Maturity Considerations” section, the weighted average life of any Offered Certificate is determined by:

●	multiplying the amount of each principal distribution on the Offered Certificate by the number of years from the assumed settlement date to the related distribution date;

●	summing the results; and

●	dividing the sum by the total amount of the reductions in the Certificate Principal Balance of the Offered Certificate.

Accordingly, the weighted average life of any Offered Certificate will be influenced by, among other things, the rate at which principal of the Mortgage Loans is paid or otherwise collected or advanced and the extent to which those payments, collections and/or advances of principal are in turn applied in reduction of the Certificate Principal Balance of that Certificate.

The tables set forth below show, with respect to each Class of Offered Certificates with a Certificate Principal Balance,

●	the weighted average life of that Class, and

●	the percentage of the initial aggregate Certificate Principal Balance of that Class that would be outstanding after each of the specified dates,

based upon each of the indicated levels of CPR and the Structuring Assumptions.

The actual characteristics and performance of the Mortgage Loans will differ from the assumptions used in calculating the tables below. Neither we nor any of the underwriters makes any representation that the Mortgage Loans will behave in accordance with the Structuring Assumptions set forth in this free writing prospectus. The tables below are hypothetical in nature and are provided only to give a general sense of how the principal cash flows might behave under the assumed prepayment scenarios. Any difference between the assumptions used in calculating the tables below and the actual characteristics and performance of the Mortgage Loans, or actual prepayment experience, will affect the percentages of initial aggregate Certificate Principal Balances outstanding over time and the weighted average lives of the respective Classes of the Offered Certificates. You must make your own decisions as to the appropriate prepayment, liquidation and loss assumptions to be used in deciding whether to purchase any Offered Certificate.

“CPR” means an assumed constant rate of prepayment each month, which is expressed on a per annum basis, relative to the then-outstanding principal balance of a pool of Mortgage Loans (in this case, the Mortgage Loans) for the life of those loans. The CPR model is the prepayment model that we use in this free writing prospectus.

Prepayments on Mortgage Loans are commonly measured relative to a prepayment standard or model. The prepayment model used in this free writing prospectus is the “constant prepayment rate” or “CPR” model, which represents an assumed constant rate of prepayment each month, which is expressed on a per annum basis, relative to the then-outstanding principal balance of a pool of loans (in this case, the Mortgage Loans) for the life of those loans. The CPR model does not purport to be either an historical description of the prepayment experience of any pool of loans or a prediction of the anticipated rate of prepayment of any pool of loans, including the Mortgage Pool. We do not make any representations about the appropriateness of the CPR model.

Percentages of the Initial Certificate Principal Balance of
the Class A-1 Certificates Outstanding at the Specified CPRs

0% CPR during lockout, defeasance or yield maintenance and prepayment premium —
otherwise at indicated CPR
	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
August 2015	84%	84%	84%	84%	84%
August 2016	65%	65%	65%	65%	65%
August 2017	44%	44%	44%	44%	44%
August 2018	20%	20%	20%	20%	20%
August 2019 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	2.67	2.67	2.66	2.66	2.66

Percentages of the Initial Certificate Principal Balance of
the Class A-2 Certificates Outstanding at the Specified CPRs

0% CPR during lockout, defeasance or yield maintenance and prepayment premium —
otherwise at indicated CPR
	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
August 2015	100%	100%	100%	100%	100%
August 2016	100%	100%	100%	100%	100%
August 2017	100%	100%	100%	100%	100%
August 2018	100%	100%	100%	100%	100%
August 2019 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	4.87	4.86	4.85	4.83	4.65

Percentages of the Initial Certificate Principal Balance of
the Class A-3 Certificates Outstanding at the Specified CPRs

0% CPR during lockout, defeasance or yield maintenance and prepayment premium —
otherwise at indicated CPR
	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
August 2015	100%	100%	100%	100%	100%
August 2016	100%	100%	100%	100%	100%
August 2017	100%	100%	100%	100%	100%
August 2018	100%	100%	100%	100%	100%
August 2019	100%	100%	100%	100%	100%
August 2020	100%	100%	100%	100%	100%
August 2021 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	6.83	6.80	6.77	6.73	6.47

Percentages of the Initial Certificate Principal Balance of
the Class A-4 Certificates Outstanding at the Specified CPRs

0% CPR during lockout, defeasance or yield maintenance and prepayment premium —
otherwise at indicated CPR
	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
August 2015	100%	100%	100%	100%	100%
August 2016	100%	100%	100%	100%	100%
August 2017	100%	100%	100%	100%	100%
August 2018	100%	100%	100%	100%	100%
August 2019	100%	100%	100%	100%	100%
August 2020	100%	100%	100%	100%	100%
August 2021	100%	100%	100%	100%	100%
August 2022	100%	100%	100%	100%	100%
August 2023	100%	100%	100%	100%	100%
August 2024 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	9.80	9.77	9.72	9.65	9.46

Percentages of the Initial Certificate Principal Balance of
the Class A-5 Certificates Outstanding at the Specified CPRs

0% CPR during lockout, defeasance or yield maintenance and prepayment premium —
otherwise at indicated CPR
	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
August 2015	100%	100%	100%	100%	100%
August 2016	100%	100%	100%	100%	100%
August 2017	100%	100%	100%	100%	100%
August 2018	100%	100%	100%	100%	100%
August 2019	100%	100%	100%	100%	100%
August 2020	100%	100%	100%	100%	100%
August 2021	100%	100%	100%	100%	100%
August 2022	100%	100%	100%	100%	100%
August 2023	100%	100%	100%	100%	100%
August 2024 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	9.91	9.90	9.88	9.86	9.65

Percentages of the Initial Certificate Principal Balance of
the Class A-SB Certificates Outstanding at the Specified CPRs

0% CPR during lockout, defeasance or yield maintenance and prepayment premium —
otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
August 2015	100%	100%	100%	100%	100%
August 2016	100%	100%	100%	100%	100%
August 2017	100%	100%	100%	100%	100%
August 2018	100%	100%	100%	100%	100%
August 2019	98%	98%	98%	98%	98%
August 2020	77%	77%	77%	77%	77%
August 2021	54%	54%	54%	54%	55%
August 2022	32%	32%	32%	32%	32%
August 2023	8%	8%	8%	8%	8%
August 2024 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	7.23	7.23	7.23	7.23	7.23

Percentages of the Initial Certificate Principal Balance of
the Class A-S Certificates Outstanding at the Specified CPRs

0% CPR during lockout, defeasance or yield maintenance and prepayment premium —
otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
August 2015	100%	100%	100%	100%	100%
August 2016	100%	100%	100%	100%	100%
August 2017	100%	100%	100%	100%	100%
August 2018	100%	100%	100%	100%	100%
August 2019	100%	100%	100%	100%	100%
August 2020	100%	100%	100%	100%	100%
August 2021	100%	100%	100%	100%	100%
August 2022	100%	100%	100%	100%	100%
August 2023	100%	100%	100%	100%	100%
August 2024 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	9.93	9.93	9.93	9.93	9.68

Percentages of the Initial Certificate Principal Balance of
the Class B Certificates Outstanding at the Specified CPRs

0% CPR during lockout, defeasance or yield maintenance and prepayment premium —
otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
August 2015	100%	100%	100%	100%	100%
August 2016	100%	100%	100%	100%	100%
August 2017	100%	100%	100%	100%	100%
August 2018	100%	100%	100%	100%	100%
August 2019	100%	100%	100%	100%	100%
August 2020	100%	100%	100%	100%	100%
August 2021	100%	100%	100%	100%	100%
August 2022	100%	100%	100%	100%	100%
August 2023	100%	100%	100%	100%	100%
August 2024 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	9.93	9.93	9.93	9.93	9.68

Percentages of the Initial Certificate Principal Balance of
the Class C Certificates Outstanding at the Specified CPRs

0% CPR during lockout, defeasance or yield maintenance and prepayment premium —
otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
August 2015	100%	100%	100%	100%	100%
August 2016	100%	100%	100%	100%	100%
August 2017	100%	100%	100%	100%	100%
August 2018	100%	100%	100%	100%	100%
August 2019	100%	100%	100%	100%	100%
August 2020	100%	100%	100%	100%	100%
August 2021	100%	100%	100%	100%	100%
August 2022	100%	100%	100%	100%	100%
August 2023	100%	100%	100%	100%	100%
August 2024 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	9.93	9.93	9.93	9.93	9.68

Percentages of the Initial Certificate Principal Balance of
the Class PEX Certificates Outstanding at the Specified CPRs

0% CPR during lockout, defeasance or yield maintenance and prepayment premium —
otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
August 2015	100%	100%	100%	100%	100%
August 2016	100%	100%	100%	100%	100%
August 2017	100%	100%	100%	100%	100%
August 2018	100%	100%	100%	100%	100%
August 2019	100%	100%	100%	100%	100%
August 2020	100%	100%	100%	100%	100%
August 2021	100%	100%	100%	100%	100%
August 2022	100%	100%	100%	100%	100%
August 2023	100%	100%	100%	100%	100%
August 2024 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	9.93	9.93	9.93	9.93	9.68

Yield Sensitivity of the Class X-A and Class X-B Certificates

The yield to investors on the Class X-A Certificates will be highly sensitive to the rate and timing of principal payments, including voluntary and involuntary prepayments, on the Mortgage Loans to the extent such prepayments are allocated to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB Certificates or the Class A-S Regular Interest and the default and loss experience on the Mortgage Loans to the extent that losses reduce the Certificate Principal Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB Certificates or the Class A-S Regular Interest. The yield to investors on the Class X-B Certificates will be highly sensitive to the rate and timing of principal payments, including voluntary and involuntary prepayments, on the Mortgage Loans to the extent such prepayments are allocated to the Class D Certificates or the Class B and Class C Regular Interests and the default and loss experience on the Mortgage Loans to the extent that losses reduce the Certificate Principal Balance of the Class D Certificates or the Class B and Class C Regular Interests. If you are contemplating an investment in the Class X-A or Class X-B Certificates, you should fully consider the associated risks, including the risk that an extremely rapid rate of prepayment and/or liquidation of the Mortgage Loans could result in your failure to fully recover your initial investment. Your yield to maturity would also be adversely affected by sales of Mortgage Loans in connection with a material breach of a representation or warranty or other removals of Mortgage Loans from the trust fund. Prepayment Premiums and Yield Maintenance Charges may not be sufficient to offset the negative effects on yield caused by prepayments. In addition, no Prepayment Premiums or Yield Maintenance Charges are payable in connection with prepayments from casualty insurance proceeds and condemnation awards, certain repurchases for material document defects or material breaches of representations, the exercise of purchase options and the optional termination of the trust. The ratings on the Class X-A and Class X-B Certificates do not address whether a purchaser of those certificates would be able to recover its initial investment.

Price/Yield Tables

The tables set forth below show the pre-tax corporate bond equivalent yields to maturity with respect to each Class of Offered Certificates. We prepared these tables using the Structuring Assumptions (except as otherwise described herein), and further assuming (a) the specified purchase prices, and (b) the indicated prepayment scenarios. The assumed purchase prices are expressed as a percentage (in 32nds) of the initial total Certificate Principal Balance of the respective Class of Offered Certificates and are exclusive of accrued interest.

The yields set forth in the tables were calculated by:

●
determining the monthly discount rate that, when applied to the assumed stream of cash flows to be paid on the respective Class of Offered Certificates, would cause the discounted present value of that assumed stream of cash flows to equal—

1.	the related assumed purchase price, plus

2.	accrued interest at the initial pass-through rate for the applicable Class of Offered Certificates from and including August 1, 2014 to but excluding the assumed settlement date; and

●	converting those monthly discount rates to corporate bond equivalent rates.

Those calculations do not take into account variations that may occur in the interest rates at which investors may be able to reinvest funds received by them as distributions on their Certificates. Consequently, they do not purport to reflect the return on any investment on a Class of offered when reinvestment rates are considered.

Pre-Tax Yield to Maturity (CBE)
for the Class A-1 Certificates
at the Specified CPRs

0% CPR during lockout, defeasance or yield maintenance and prepayment premium
— otherwise at indicated CPR

Prepayment Assumptions (CPR)
Assumed Price (32nds) (excluding accrued interest)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

Pre-Tax Yield to Maturity (CBE)
for the Class A-2 Certificates
at the Specified CPRs

0% CPR during lockout, defeasance or yield maintenance and prepayment premium
— otherwise at indicated CPR

Prepayment Assumptions (CPR)
Assumed Price (32nds) (excluding accrued interest)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

Pre-Tax Yield to Maturity (CBE)
for the Class A-3 Certificates
at the Specified CPRs

0% CPR during lockout, defeasance or yield maintenance and prepayment premium
— otherwise at indicated CPR

Prepayment Assumptions (CPR)
Assumed Price (32nds) (excluding accrued interest)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

Pre-Tax Yield to Maturity (CBE)
for the Class A-4 Certificates
at the Specified CPRs

0% CPR during lockout, defeasance or yield maintenance and prepayment premium
— otherwise at indicated CPR

Prepayment Assumptions (CPR)
Assumed Price (32nds) (excluding accrued interest)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

Pre-Tax Yield to Maturity (CBE)
for the Class A-5 Certificates
at the Specified CPRs

0% CPR during lockout, defeasance or yield maintenance and prepayment premium
— otherwise at indicated CPR

Prepayment Assumptions (CPR)
Assumed Price (32nds) (excluding accrued interest)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

Pre-Tax Yield to Maturity (CBE)
for the Class A-SB Certificates
at the Specified CPRs

0% CPR during lockout, defeasance or yield maintenance and prepayment premium
— otherwise at indicated CPR

Prepayment Assumptions (CPR)
Assumed Price (32nds) (excluding accrued interest)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

Pre-Tax Yield to Maturity (CBE)
for the Class A-S Certificates
at the Specified CPRs

0% CPR during lockout, defeasance or yield maintenance and prepayment premium
— otherwise at indicated CPR

Prepayment Assumptions (CPR)
Assumed Price (32nds) (excluding accrued interest)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

Pre-Tax Yield to Maturity (CBE)
for the Class PEX Certificates
at the Specified CPRs

0% CPR during lockout, defeasance or yield maintenance and prepayment premium
— otherwise at indicated CPR

Prepayment Assumptions (CPR)
Assumed Price (32nds) (excluding accrued interest)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

Pre-Tax Yield to Maturity (CBE)
for the Class X-A Certificates
at the Specified CPRs

0% CPR during lockout, defeasance or yield maintenance and prepayment premium
— otherwise at indicated CPR

Prepayment Assumptions (CPR)
Assumed Price (32nds) (excluding accrued interest)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

Pre-Tax Yield to Maturity (CBE)
for the Class X-B Certificates
at the Specified CPRs

0% CPR during lockout, defeasance or yield maintenance and prepayment premium
— otherwise at indicated CPR

Prepayment Assumptions (CPR)
Assumed Price (32nds) (excluding accrued interest)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

Pre-Tax Yield to Maturity (CBE)
for the Class B Certificates
at the Specified CPRs

0% CPR during lockout, defeasance or yield maintenance and prepayment premium
— otherwise at indicated CPR

Prepayment Assumptions (CPR)
Assumed Price (32nds) (excluding accrued interest)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

Pre-Tax Yield to Maturity (CBE)
for the Class C Certificates
at the Specified CPRs

0% CPR during lockout, defeasance or yield maintenance and prepayment premium
— otherwise at indicated CPR

Prepayment Assumptions (CPR)
Assumed Price (32nds) (excluding accrued interest)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

Notwithstanding the assumed prepayment rates reflected in the preceding tables in this “Yield and Maturity Considerations” section, it is highly unlikely that the Mortgage Loans will be prepaid according to one particular pattern. For this reason and because the timing of principal payments is critical to determining weighted average lives, the weighted average lives of the Offered Certificates are likely to differ from those shown in the tables, even if all of the Mortgage Loans prepay at the indicated percentages of CPR or prepayment scenario over any given time period or over the entire life of the Offered Certificates.

We cannot assure you that the Mortgage Loans will prepay at any particular rate. Moreover, the various remaining terms to maturity of the Mortgage Loans could produce slower or faster principal distributions than indicated in the preceding tables at the various percentages of CPR specified, even if the weighted average remaining term to maturity of the Mortgage Loans is as assumed. Investors are urged to make their investment decisions based on their determinations as to anticipated rates of prepayment under a variety of scenarios.

For additional considerations relating to the yield on the Offered Certificates, see Structuring Assumptions in Annex D and “Yield Considerations” in the prospectus.

THE POOLING AND SERVICING AGREEMENT

General

The Certificates will be issued pursuant to a Pooling and Servicing Agreement to be dated as of August 1, 2014 (the “Pooling and Servicing Agreement”), by and among the Depositor, the Master Servicers, the Special Servicers, the Trust Advisor, the Certificate Administrator and the Trustee.

The servicing of the Mortgage Loans (other than the Non-Serviced Mortgage Loans) and in the case of a Serviced Loan Combination, the related Serviced Mortgage Loan and any REO Properties (other than any interest in REO Property acquired with respect to a Non-Serviced Loan Combination) will be governed by the Pooling and Servicing Agreement. The Serviced Loan Combinations and related REO Properties will also be serviced and administered in accordance with the related intercreditor agreement. The following summaries describe the material provisions of the Pooling and Servicing Agreement relating to the servicing and administration of the Mortgage Loans and any REO Properties. Reference is made to the prospectus for additional information regarding the terms of the Pooling and Servicing Agreement relating to the servicing and administration of the Mortgage Loans and any REO Properties.

For more detailed information, see “Description of the Mortgage Pool—Additional Indebtedness—The Loan Combinations” in this free writing prospectus. In reviewing the remainder of this section, you should be aware that the consultation and other rights of the holder of a Serviced Companion Loan are in addition to the consent, approval, direction and/or consultation rights of the Subordinate Class Representative and/or the Trust Advisor otherwise described in this section.

With respect to the Queens Atrium Loan Combination, the discussion under this heading “The Pooling and Servicing Agreement” as to particular servicing matters is applicable with respect to such Loan Combination only prior to the securitization of the related Companion Loan. As described under “Risk Factors—Risks Related to the Offered Certificates—The Servicing of the Queens Atrium Loan Combination Will Shift to Others” in this free writing prospectus, on and after the securitization of the Queens Atrium Companion Loan, the Queens Atrium Loan Combination will be serviced pursuant to the Queens Atrium Pooling and Servicing Agreement, and the provisions of the Queens Atrium Pooling and Servicing Agreement may be different than the terms of the Pooling and Servicing Agreement, although such Loan Combination will still need to be serviced in compliance with the requirements of the related Intercreditor Agreement, which are described under “Description of the Mortgage Pool—Additional Indebtedness—The Loan Combinations” in this free writing prospectus.

As used in this free writing prospectus, references to the Mortgage Loans, when discussing servicing activities of the Mortgage Loans (a) does include, unless otherwise specifically indicated, a Serviced Mortgage Loan and (b) does not include, unless otherwise specifically indicated, a Non-Serviced Mortgage Loan. In certain instances references are made that specifically exclude the Non-Serviced Mortgage Loans from the servicing provisions in this free writing prospectus by indicating actions are taken with respect of the Mortgage Loans “other than a Non-Serviced Mortgage Loan”, “other than any Non-Serviced Mortgage Loan”, “except with respect to a Non-Serviced Mortgage Loan” or “except with respect to any Non-Serviced Mortgage Loan” or words of similar import. These exclusions are intended to highlight particular provisions to draw prospective investor’s attention to the fact that the Master Servicers, Special Servicers, Certificate Administrator or Trustee are not responsible for the particular servicing or administrative activity and are not intended to imply that when other servicing actions are described in this free writing prospectus without such specific carveouts, that the Master Servicers, Special Servicers, Certificate Administrator or Trustee are responsible for those duties with respect to a Non-Serviced Mortgage Loan. Servicing of the Queens Atrium Mortgage Loan (after the Queens Atrium Securitization Date) and the Montgomery Mall Mortgage Loan will be primarily handled under the related Other Pooling and Servicing Agreement. The terms of the related Other Pooling and Servicing Agreement are or are anticipated to be similar, but not identical, to the servicing provisions discussed in this free writing prospectus related to the related Mortgage Loans. Prospective investors are nonetheless encouraged to review “—Servicing of the Loan Combinations” in this free writing prospectus for a discussion of certain important servicing terms related to the Non-Serviced Mortgage Loans.

Assignment of the Mortgage Loans

On the Closing Date, the Depositor will sell, transfer or otherwise convey, assign or cause the assignment of the Mortgage Loans, together with all payments due on or with respect to the Mortgage Loans, other than principal and interest due on or before the Cut-off Date and principal prepayments received on or before the Cut-off Date, without recourse, to the Trustee for the benefit of the Holders of Certificates.

The Certificate Administrator, concurrently with the assignment, will execute and deliver Certificates evidencing the beneficial ownership interests in the related Issuing Entity to the Depositor in exchange for the Mortgage Loans. Each Mortgage Loan will be identified in a schedule appearing as an exhibit to the Pooling and Servicing Agreement (the “Mortgage Loan Schedule”). The Mortgage Loan Schedule will include, among other things, as to each Mortgage Loan, information as to its outstanding Stated Principal Balance as of the close of business on the Cut-off Date, as well as information respecting the interest rate, the scheduled monthly (or other periodic) payment of principal and interest as of the Cut-off Date and the maturity date or Anticipated Repayment Date, as applicable, of each Mortgage Loan.

In addition, the Depositor will require each Mortgage Loan Seller to deliver to the Certificate Administrator the Mortgage File for each of the Mortgage Loans. See “Description of the Mortgage Pool—Sale of Mortgage Loans; Mortgage File Delivery” in this free writing prospectus.

The Custodian will hold the Mortgage File for each Mortgage Loan in trust for the benefit of all Certificateholders. Pursuant to the Pooling and Servicing Agreement, the Custodian is obligated to review the Mortgage File for each Mortgage Loan within a specified number of days after the execution and delivery of the Pooling and Servicing Agreement. If the Trustee receives notice that a material document defect exists, the Trustee will promptly notify the Depositor, the Certificate Administrator, the applicable Mortgage Loan Seller, the applicable Special Servicer and the applicable Master Servicer. If the applicable Mortgage Loan Seller cannot cure the material document defect within the time period specified in the Pooling and Servicing Agreement, the applicable Mortgage Loan Seller will be obligated either to replace the affected Mortgage Loan with a substitute Mortgage Loan or Mortgage Loans, make a Loss of Value Payment, or repurchase the related Mortgage Loan at the Purchase Price within the time period specified in the Pooling and Servicing Agreement. This substitution, payment or purchase obligation will constitute the sole remedy available to the Certificateholders or the Trustee for a material document defect. See “Description of the Mortgage Pool—Cures, Repurchases and Substitutions” in this free writing prospectus.

With respect to the Queens Atrium Mortgage Loan, following the securitization of the related Companion Loan, the documents contained in the Mortgage File (other than the mortgage note evidencing the Queens Atrium Mortgage Loan included in this securitization) will be transferred to the custodian under such other securitization.

Notwithstanding any contrary provision described above, in the case of a Non-Serviced Mortgage Loan, the Mortgage Loan Seller will have no duty to deliver any instrument to assign the mortgage or the assignment of assignment of leases and rents to the Trustee. The related Other Pooling and Servicing Agreement will recognize the obligation of a designated mortgage loan seller in the related securitization to deliver instruments to assign such mortgage and assignment of leases and rents to the related Other Trustee.

Servicing of the Mortgage Loans

Each Master Servicer (directly or through one or more sub-servicers) and each Special Servicer will be required to service and administer the Mortgage Loans for which it is responsible (other than the Non-Serviced Mortgage Loans), and, in the case of a Serviced Loan Combination, the related Serviced Companion Loan, for which it is responsible (as described below). Each Master Servicer may delegate and/or assign some or all of its servicing obligations and duties with respect to some or all of the Mortgage Loans for which it is responsible (and, in the case of a Serviced Loan Combination, the related Serviced Companion Loan) to one or more third-party sub-servicers. Each Master Servicer will be responsible for paying the servicing fees of any primary servicer or sub-servicer for which it is responsible (other than the Other Master Servicer). Notwithstanding any subservicing or primary servicing agreement, the applicable Master Servicer will remain primarily liable to the Trustee and the Certificateholders and the holder of the Serviced Companion Loans for the servicing and administering of the Mortgage Loans and the Serviced Companion Loans for which it is responsible in accordance with the provisions of the Pooling and Servicing Agreement without diminution of such obligation or liability by virtue of such subservicing agreement. A Special Servicer will not be permitted to appoint sub-servicers with respect to any of its servicing obligations and duties unless the Subordinate Class Representative has consented (during any Subordinate Control Period), and a Rating Agency Confirmation is obtained.

Each Master Servicer and each Special Servicer, as the case may be, will be required to service and administer the Mortgage Loans (other than the Non-Serviced Mortgage Loans) and, in the case of a Serviced Loan Combination, the related Serviced Companion Loan and each REO Property (other than any REO Property acquired with respect to a Non-Serviced Loan Combination) for which it is responsible in accordance with applicable law, the terms of the Pooling and Servicing Agreement and the terms of the respective Mortgage Loans (and Serviced Loan Combination) and, if applicable, the related intercreditor agreements and, to the extent consistent with the foregoing, in accordance with the “Servicing Standard”, which means:

●
in the best interests and for the benefit of the Certificateholders and, with respect to a Serviced Loan Combination, for the benefit of the Certificateholders and the holder of the related Serviced Companion Loan (as determined by the applicable Master Servicer or the applicable Special Servicer, as the case may be, in its good faith and reasonable judgment), as a collective whole as if such Certificateholders and Companion Loan holders constituted a single lender,

●
in accordance with any and all applicable laws, the terms of the Pooling and Servicing Agreement, the terms of the respective Mortgage Loans (including any Loan Combinations, if applicable) and the terms of the related Intercreditor Agreement (provided that in the event a Master Servicer or a Special Servicer, as applicable, in its reasonably exercised judgment determines that following the terms of any Mortgage Loan document would or potentially would result in an Adverse REMIC Event (for which determination, such Master Servicer and such Special Servicer will be entitled to rely on advice of counsel, the cost of which will be reimbursed as an Additional Trust Fund Expense), such Master Servicer or such Special Servicer, as applicable, must comply with the REMIC provisions of the Code to the extent necessary to avoid an Adverse REMIC Event), and

●	to the extent consistent with the foregoing, in accordance with the following standards:

●
with the same care, skill, prudence and diligence as it services and administers comparable mortgage loans and manages real properties on behalf of third parties or on behalf of itself, whichever is the higher standard with respect to mortgage loans and REO properties that are comparable to the Mortgage Loans (and Serviced Loan Combination) and any REO Properties for which it is responsible under the Pooling and Servicing Agreement, giving due consideration to customary and usual standards of practice utilized by prudent institutional commercial mortgage loan servicers under comparable circumstances;

●	with a view to—

1.
in the case of the applicable Master Servicer, the timely collection of all scheduled payments of principal and interest, including Balloon Payments, under those Mortgage Loans (and Serviced Loan Combination),

2.
in the case of the applicable Master Servicer, the full collection of all Yield Maintenance Charges and Prepayment Premiums that may become payable under those Mortgage Loans (and Serviced Loan Combination), and

3.
in the case of the applicable Special Servicer and any Mortgage Loan that is (A) a Specially Serviced Mortgage Loan or (B) a Mortgage Loan (other than a Non-Serviced Mortgage Loan) as to which the related Mortgaged Property has become an REO Property, the maximization of recovery on such Mortgage Loan to the Certificateholders  (or, in the case of a Serviced Loan Combination, to the Certificateholders and the holder of the related Serviced Companion Loan), as a collective whole, of principal and interest, including Balloon Payments, on a present value basis (the relevant discounting of anticipated collections that will be distributable to the Certificateholders (or, in the case of a Serviced Loan Combination, to the Certificateholders and the holder of the related Serviced Companion Loan), as a collective whole, to be performed at a rate determined by the applicable Special Servicer but in no event less than the related net mortgage interest rate (or, in the case of a Serviced Loan Combination, in no event less than the weighted average of the net mortgage rates for the related Mortgage Loan and Serviced Companion Loan)); and

●	without regard to any potential conflict of interest arising from—

1.
any known relationship that the applicable Master Servicer or the applicable Special Servicer, as the case may be, or any of its affiliates may have with any of the underlying borrowers, any of the Mortgage Loan Sellers or any other party to the Pooling and Servicing Agreement,

2.
the ownership of any Certificate or any interest in a Serviced Companion Loan by the applicable Master Servicer or the applicable Special Servicer, as the case may be, or any of their respective affiliates,

3.
the obligation of the applicable Master Servicer to make advances or otherwise to incur servicing expenses with respect to any Mortgage Loan, Serviced Companion Loan or REO Property serviced or administered under the Pooling and Servicing Agreement  (or, if applicable, to make P&I Advances with respect to a Non-Serviced Mortgage Loan),

4.
the obligation of the applicable Special Servicer to make, or to direct the applicable Master Servicer to make, Servicing Advances or otherwise to incur servicing expenses with respect to any Mortgage Loan, Serviced Companion Loan or REO Property serviced or administered under the Pooling and Servicing Agreement,

5.
the right of the applicable Master Servicer or the applicable Special Servicer, as the case may be, or any of its affiliates to receive reimbursement of costs, or the sufficiency of any compensation payable to it, under the Pooling and Servicing Agreement or with respect to any particular transaction,

6.	the ownership, servicing and/or management by the applicable Master Servicer or applicable Special Servicer, as the case may be, or any of its affiliates, of any other mortgage loans or real property,

7.
the ownership by the applicable Master Servicer or the applicable Special Servicer, as the case may be, or any of its affiliates of any other debt owed by, or secured by ownership interests in, any of the borrowers or any affiliate of a borrower, or

8.
the obligations of the applicable Master Servicer or the applicable Special Servicer, as the case may be, or any of its affiliates to repurchase any Mortgage Loan from the Trust Fund, or to indemnify the Trust Fund, in any event as a result of a material breach or a material document defect.

The Pooling and Servicing Agreement provides, however, that none of the Master Servicers, the Special Servicers, or any of their respective directors, officers, employees or agents will have any liability to the Issuing Entity or the Certificateholders or the holder of any related Companion Loan for taking any action or refraining from taking any action in good faith, or for errors in judgment. The foregoing provision will not protect the Master Servicers or the Special Servicers nor any of their respective members, managers, directors, officers, employees or agents against any breach of its representations or warranties in the Pooling and Servicing Agreement or any liability by reason of willful misconduct, bad faith, fraud, or negligence in the performance of its duties or by reason of its reckless disregard of obligations or duties under the Pooling and Servicing Agreement.

In general, subject to the more specific discussions in the other subsections of this “The Pooling and Servicing Agreement” section, the applicable Master Servicer will be responsible for the servicing and administration of—

●	all applicable Mortgage Loans and Serviced Companion Loan as to which no Servicing Transfer Event has occurred, and

●	all applicable worked-out Mortgage Loans and Serviced Companion Loan as to which no new Servicing Transfer Event has occurred.

For descriptions of the servicing of the Non-Serviced Mortgage Loans, see “—Servicing of the Loan Combinations” below and “Description of the Mortgage Pool—Additional Indebtedness—The Loan Combinations” in this free writing prospectus.

A “Specially Serviced Mortgage Loan” means any Mortgage Loan (other than a Non-Serviced Mortgage Loan), including any REO Mortgage Loan and the Serviced Loan Combinations, being serviced under the Pooling and Servicing Agreement, for which any of the following events (each, a “Servicing Transfer Event”) has occurred as follows:

(a)      the related borrower has failed to make when due any Balloon Payment, and the borrower has not delivered to the applicable Master Servicer or the applicable Special Servicer, on or before the Due Date of such Balloon Payment, a written and fully executed (subject only to customary final closing conditions) refinancing commitment from an acceptable lender and reasonably satisfactory in form and substance to the applicable Master Servicer or the applicable Special Servicer, as applicable (and such Master Servicer or such Special Servicer, as applicable, will be required to promptly forward such commitment to the applicable Special Servicer or the applicable Master Servicer, as applicable) which provides that such refinancing will occur within 120 days after the date on which such Balloon Payment will become due (provided that such Mortgage Loan or Serviced Companion Loan will immediately become a Specially Serviced Mortgage Loan if either (x) such refinancing does not occur before the expiration of the time period for refinancing specified in such binding commitment or (y) the applicable Master Servicer is required to make a P&I Advance in respect of such Mortgage Loan at any time prior to such a refinancing); or

(b)      the related borrower has failed to make when due any monthly payment (other than a Balloon Payment) or any other payment (other than a Balloon Payment) required under the related Mortgage Note or the related Mortgage, which failure has continued unremedied for sixty (60) days; or

(c)      the applicable Master Servicer determines (in accordance with the Servicing Standard) or receives from the applicable Special Servicer a written determination of such Special Servicer (which determination the applicable Special Servicer must make in accordance with the Servicing Standard and, to the extent a Subordinate Control Period is then in effect, with the consent or deemed consent of the Majority Subordinate Certificateholder, and, to the extent a Collective Consultation Period is then in effect, in consultation with the Majority Subordinate Certificateholder), that a default in making any monthly payment (other than a Balloon Payment) or any other material payment (other than a Balloon Payment) required under the related Mortgage Note or the related Mortgage is likely to occur in the foreseeable future, and such default is likely to remain unremedied for at least sixty (60) days beyond the date on which the subject payment will become due; or the applicable Master Servicer determines (in accordance with the Servicing Standard) or receives from the applicable Special Servicer a written determination of such Special Servicer (which determination the applicable Special Servicer must make in accordance with the Servicing Standard and, to the extent a Subordinate Control Period is then in effect, with the consent or deemed consent of the Majority Subordinate

Certificateholder, and, to the extent a Collective Consultation Period is then in effect, in consultation with the Majority Subordinate Certificateholder), that a default in making a Balloon Payment is likely to occur in the foreseeable future, and such default is likely to remain unremedied for at least sixty (60) days beyond the date on which such Balloon Payment will become due (or, if the borrower has delivered a written and fully executed (subject only to customary final closing conditions) refinancing commitment from an acceptable lender and reasonably satisfactory in form and substance to such Master Servicer or Special Servicer (and such Master Servicer or Special Servicer, as applicable, will be required to promptly forward such commitment to the applicable Special Servicer or applicable Master Servicer, as applicable) which provides that such refinancing will occur within 120 days following the date on which such Balloon Payment will become due, the applicable Master Servicer determines (in accordance with the Servicing Standard) or receives from the applicable Special Servicer a written determination of such Special Servicer (which determination the applicable Special Servicer must make in accordance with the Servicing Standard and, to the extent a Subordinate Control Period is then in effect, with the consent or deemed consent of the Majority Subordinate Certificateholder, and, to the extent a Collective Consultation Period is then in effect, in consultation with the Majority Subordinate Certificateholder), that (A) the borrower is likely not to make one or more assumed monthly debt service payments prior to such a refinancing or (B) such refinancing is not likely to occur within 120 days following the date on which such Balloon Payment will become due); or

(d)      there has occurred a default (including, in the applicable Master Servicer’s or the applicable Special Servicer’s judgment, the failure of the related borrower to maintain any insurance required to be maintained pursuant to the related Mortgage Loan documents, unless such default has been waived in accordance with the Pooling and Servicing Agreement) under the related Mortgage Loan documents, other than as described in clause (a) or (b) above, that may, in the good faith and reasonable judgment of the applicable Master Servicer or the applicable Special Servicer (and, in the case of the applicable Special Servicer and to the extent a Subordinate Control Period is then in effect, with the consent or deemed consent of the Majority Subordinate Certificateholder, and, to the extent a Collective Consultation Period is then in effect, in consultation with the Majority Subordinate Certificateholder), materially impair the value of the related Mortgaged Property as security for such Mortgage Loan or Serviced Companion Loan or otherwise materially and adversely affect the interests of Certificateholders (or, in the case of a loan in a Serviced Loan Combination, the holders of the related Serviced Companion Loan), which default has continued unremedied for the applicable cure period under the terms of such Mortgage Loan or Serviced Loan Combination (or, if no cure period is specified, sixty (60) days); or

(e)      a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law or the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, has been entered against the related borrower and such decree or order has remained in force undischarged or unstayed for a period of sixty (60) days; or

(f)       the related borrower has consented to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings of or relating to such borrower or of or relating to all or substantially all of its property; or

(g)      the related borrower has admitted in writing its inability to pay its debts generally as they become due, filed a petition to take advantage of any applicable insolvency or reorganization statute, made an assignment for the benefit of its creditors, or voluntarily suspended payment of its obligations; or

(h)      the applicable Master Servicer or the applicable Special Servicer has received notice of the commencement of foreclosure or similar proceedings with respect to the related Mortgaged Property; or

(i)       the applicable Master Servicer or the applicable Special Servicer (and in the case of the applicable Special Servicer, during a Subordinate Control Period, with the consent of the Subordinate Class Representative) determines that (i) a default (including, in the applicable Master Servicer’s or the applicable Special Servicer’s judgment, the failure of the related borrower to maintain any insurance required to be maintained pursuant to the related Mortgage Loan documents, unless such default has been waived in accordance with the Pooling and Servicing Agreement) under the Mortgage Loan documents (other than as described in clause (c) above) is imminent or reasonably foreseeable, (ii) such default will materially impair the value of the corresponding Mortgaged Property as security for the Mortgage Loan or Serviced Companion Loan (if any) or otherwise materially and adversely affect the interests of Certificateholders (or the holder of the related Serviced Companion Loan) and (iii) the default is likely to continue unremedied for the applicable cure period under the terms of the Mortgage Loan documents, or, if no cure period is specified and the default is capable of being cured, for sixty (60) days.

A Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Loan Combination will become a “Corrected Mortgage Loan” when (other than by reason of a liquidation event occurring in respect of such Mortgage Loan or Serviced Loan Combination or the related Mortgaged Property becoming an REO Property):

●
with respect to the circumstances described in clauses (a) and (b) of the definition of Specially Serviced Mortgage Loan, the related borrower has made three consecutive full and timely monthly debt service payments under the terms of the related Mortgage Loan documents (as such terms may be changed or modified in connection with a bankruptcy or similar proceeding involving the related borrower or by reason of a modification, extension, waiver or amendment granted or agreed to by the applicable Master Servicer or the applicable Special Servicer pursuant to the Pooling and Servicing Agreement);

●
with respect to the circumstances described in clauses (c), (d), (e), (f), (g) and (i) of the definition of Specially Serviced Mortgage Loan, those circumstances cease to exist in the good faith, reasonable judgment, exercised in accordance with the Servicing Standard, of the applicable Special Servicer; and

●	with respect to the circumstances described in clause (h) of the definition of Specially Serviced Mortgage Loan, the proceedings are terminated.

If a Servicing Transfer Event exists with respect to a Serviced Mortgage Loan or Serviced Companion Loan, it will be considered to exist for the entire Serviced Loan Combination. Notwithstanding any contrary provision described above, with respect to any Serviced Loan Combination, neither the Serviced Mortgage Loan nor the Serviced Companion Loan will be a Corrected Mortgage Loan unless both the Serviced Mortgage Loan and Serviced Companion Loan are Corrected Mortgage Loans.

A Special Servicer will be responsible for the servicing and administration of each Mortgage Loan (other than a Non-Serviced Mortgage Loan) and Serviced Companion Loan with respect to which it is engaged to act as Special Servicer as to which a Servicing Transfer Event has occurred and which has not yet become a Corrected Mortgage Loan. The applicable Special Servicer will also be responsible for the administration of each REO Property (other than any interest in an REO Property acquired with respect to a Non-Serviced Loan Combination).

Despite the foregoing, the Pooling and Servicing Agreement will require the applicable Master Servicer to make P&I Advances with respect to any Mortgage Loan that is a Specially Serviced Mortgage Loan and each successor REO Mortgage Loan in respect thereof, make Servicing Advances with respect to any Specially Serviced Mortgage Loan and REO Properties (other than any REO Property acquired with respect to a Non-Serviced Loan Combination) and related REO Mortgage Loans, receive payments, collect information and deliver reports to the Certificate Administrator and the Trustee required under the Pooling and Servicing Agreement with respect to any Specially Serviced Mortgage Loans and REO Properties (other than any REO Property acquired with respect to a Non-Serviced Loan Combination) and related REO Mortgage Loans, and render such incidental services with respect to any Specially Serviced

Mortgage Loan and REO Properties (other than any REO Property acquired with respect to a Non-Serviced Loan Combination) as and to the extent as may be specifically provided for in Pooling and Servicing Agreement. In addition, the applicable Special Servicer will perform limited duties and have certain approval rights regarding servicing actions with respect to Mortgage Loans and Companion Loan to which it is engaged to act as Special Servicer that are not Specially Serviced Mortgage Loans.

Subject to the restrictions and limitations of the Pooling and Servicing Agreement, the Trust Advisor will generally conduct an annual review of each Special Servicer’s operational practices on a platform-level basis employed in servicing Specially Serviced Mortgage Loans to formulate an opinion as to whether or not those operational practices generally satisfy the Servicing Standard with respect to the resolution and/or liquidation of the Specially Serviced Mortgage Loans. In addition, during any Collective Consultation Period or Senior Consultation Period, the Trust Advisor may be required to consult with the applicable Special Servicer with regard to asset status reports and certain other matters in connection with the servicing of the Specially Serviced Mortgage Loans, as described more fully below.

The Trust Advisor will not review the activities of the Other Special Servicer with respect to the securitization of a Non-Serviced Companion Loan, and as a result will not provide a review of any special servicing actions in respect of the Non-Serviced Mortgage Loans. The Other Trust Advisors will act as trust advisors with respect to the related Non-Serviced Mortgage Loans pursuant to the related Other Pooling and Servicing Agreements, and such Other Trust Advisors have or are anticipated to have obligations that are substantially similar to those of the Trust Advisor described in this free writing prospectus.

As used in this free writing prospectus, “REO Mortgage Loan” means the successor mortgage loan to a Mortgage Loan (which may be a Mortgage Loan included in a Loan Combination) deemed to be outstanding with respect to each REO Property, and “REO Companion Mortgage Loan” means the successor mortgage loan to a Serviced Companion Loan deemed to be outstanding with respect to an REO Property related to the related Serviced Loan Combination.

Servicing of the Loan Combinations

Prior to the Securitization of the Queens Atrium Companion Loan, the Queens Atrium Loan Combination will be a Serviced Loan Combination. Such Serviced Loan Combination will be serviced and administered in accordance with the Pooling and Servicing Agreement and the related Intercreditor Agreement. If the Serviced Companion Loan in a Loan Combination becomes a Specially Serviced Mortgage Loan, then the related Serviced Mortgage Loan will also become a Specially Serviced Mortgage Loan. If the Serviced Mortgage Loan in a Serviced Loan Combination becomes a Specially Serviced Mortgage Loan, then the related Serviced Companion Loan will also become a Specially Serviced Mortgage Loan. For more detailed information, please see “Description of the Mortgage Pool—Additional Indebtedness—The Loan Combinations” in this free writing prospectus. In reviewing the remainder of “The Pooling and Servicing Agreement” section, you should be aware that the consultation and other rights of the holder of a Serviced Companion Loan are in addition to the consent, approval, direction and/or consultation rights of the Subordinate Class Representative and/or the Trust Advisor otherwise described in this section.

Following the securitization of the Queens Atrium Companion Loan, the related Mortgage Loan will be a Non-Serviced Mortgage Loan, and the related Loan Combination and any related REO Property will be serviced under a pooling and servicing agreement that governs such securitization (the “Queens Atrium Pooling and Servicing Agreement”). With respect to such Non-Serviced Mortgage Loan, the master servicer appointed under the Queens Atrium Pooling and Servicing Agreement (the “Other Master Servicer”) will generally make servicing advances and remit collections on such Non-Serviced Mortgage Loan to or on behalf of the Trust Fund. The applicable Master Servicer will generally be obligated to compile reports that include information on such Non-Serviced Mortgage Loan and, to the extent required by the Servicing Standard, to enforce the rights as holder of such Non-Serviced Mortgage Loan under the terms of the related Intercreditor Agreement, and make P&I Advances with respect to such Non-Serviced Mortgage Loan, subject to a non-recoverability determination. The servicing arrangements under the

Queens Atrium Pooling and Servicing Agreement may differ in certain respects to the servicing arrangements under the Pooling and Servicing Agreement.

The Intercreditor Agreement for the Queens Atrium Loan Combination requires that the Queens Atrium Pooling and Servicing Agreement contain terms and conditions that are customary for securitization transactions involving assets similar to the Queens Atrium Mortgage Loan and that are otherwise (i) required by the Code relating to the tax elections of the trust fund for the Queens Atrium Companion Loan, (ii) required by law or changes in any law, rule or regulation or (iii) requested by the rating agencies rating the securitization of the Queens Atrium Companion Loan. Required terms include, without limitation:

●
The Other Master Servicer and the special servicer under the Queens Atrium Pooling and Servicing Agreement (the “Other Special Servicer”) must satisfy customary servicer rating criteria and the Other Master Servicer and the Other Special Servicer must be subject to servicer termination events, in each case that are substantially similar in all material respects to or materially consistent with those in the Pooling and Servicing Agreement.

●
The Queens Atrium Pooling and Servicing Agreement must provide for a liquidation fee, special servicing fee and workout fee with respect to the Queens Atrium Mortgage Loan that are substantially similar in all material respects to or materially consistent with the corresponding fee payable under the Pooling and Servicing Agreement, except that rates at which the special servicing fee, liquidation fee and workout fee accrue or are determined must be not more than 0.25%, 1.0% and 1.0%, respectively.

●
During any senior consultation or similar period under the Queens Atrium Pooling and Servicing Agreement, if the trust advisor under the Queens Atrium Pooling and Servicing Agreement (the “Other Trust Advisor”) determines that the related Other Special Servicer is not performing its duties under such agreement in accordance with the related servicing standard, such Other Trust Advisor must have the right to recommend the replacement of such Other Special Servicer.

In addition, with respect to the Queens Atrium Loan Combination:

●
The applicable Master Servicer, the applicable Special Servicer, the Certificate Administrator and the Trustee under the Pooling and Servicing Agreement will have no obligation or authority to (a) supervise the Other Master Servicer, the Other Special Servicer, the Other Certificate Administrator or the Other Trustee appointed under the Queens Atrium Pooling and Servicing Agreement or (b) make Servicing Advances with respect to a Non-Serviced Loan Combination. The obligation of the applicable Master Servicer to provide information and remit collections to the Certificate Administrator for the benefit of the Certificateholders with respect to a Non-Serviced Mortgage Loan is dependent on its receipt of the corresponding information and/or collections from the applicable party under the Queens Atrium Pooling and Servicing Agreement.

●
Until a securitization of the Queens Atrium Companion Loan, a portion of the applicable Master Servicer’s compensation will include a primary servicing fee accrued and payable with respect to the Queens Atrium Mortgage Loan. From and after a securitization of the related Queens Atrium Companion Loan, that primary servicing fee on the Queens Atrium Mortgage Loan will accrue and be payable to the Other Master Servicer.

●
The applicable Master Servicer will be required to make P&I Advances with respect to the Queens Atrium Mortgage Loan, unless (i) the applicable Master Servicer or the applicable Special Servicer has determined that such advance would not be recoverable from collections on such Queens Atrium Mortgage Loan or (ii) the Other Master Servicer has made a similar determination with respect to an advance on the Queens Atrium Companion Loan.

●
After the securitization of the Queens Atrium Companion Loan, the Other Master Servicer will be obligated to make servicing advances with respect to the Queens Atrium Loan Combination. If the Other Master Servicer determines that a servicing advance it made with respect to the

Queens Atrium Loan Combination or the related Mortgaged Property is nonrecoverable, such Other Master Servicer will be entitled to be reimbursed first from collections on, and proceeds of, the Queens Atrium Mortgage Loan and the Queens Atrium Companion Loan, on a pro rata basis (based on each such loan’s outstanding principal balance), and then from general collections on all the Mortgage Loans and from general collections of the trust established under the Queens Atrium Pooling and Servicing Agreement, on a pro rata basis (based on each such loan’s outstanding principal balance).

●
During any subordinate control period or similar period under the Queens Atrium Pooling and Servicing Agreement, the majority subordinate certificateholder or equivalent party under such agreement, or the related representative on its behalf, will have the right to terminate the Other Special Servicer, with or without cause, and appoint itself or an affiliate or another person as the successor special servicer.

●
The Queens Atrium Pooling and Servicing Agreement may provide for a vote of certificateholders of the other securitization to terminate the Other Special Servicer, and for the appointment of a successor special servicer, at the written direction of holders of principal balance certificates under such agreement evidencing a certain percentage of the voting rights of such certificates.

●
The Other Special Servicer will be required to take actions with respect to the Queens Atrium Mortgage Loan if it becomes a Defaulted Mortgage Loan that are expected to be substantially similar to the actions described under “—Procedures With Respect to Defaulted Mortgage Loans and REO Properties” in this free writing prospectus.

●	The servicing provisions relating to performing inspections and collecting operating information are expected to be substantially similar to those of the Pooling and Servicing Agreement.

The Montgomery Mall Mortgage Loan will be a Non-Serviced Mortgage Loan, and the related Non-Serviced Loan Combination and any related REO Property will be serviced under the related Other Pooling and Servicing Agreement and Intercreditor Agreement. With respect to such Mortgage Loan, the related Other Master Servicer will generally make servicing advances and remit collections on such Mortgage Loan to or on behalf of the Trust Fund. The applicable Master Servicer will generally be obligated (i) to compile reports that include information on such Mortgage Loan, (ii) to the extent required by the Servicing Standard, to enforce the rights as holder of such Mortgage Loan under the terms of the related Intercreditor Agreement and (iii) to make P&I Advances with respect to such Mortgage Loan, subject to a non-recoverability determination. The servicing arrangements under the related Other Pooling and Servicing Agreement may differ in certain respects to the servicing arrangements under the Pooling and Servicing Agreement.

With respect to the Montgomery Mall Mortgage Loan, the applicable Master Servicer, the applicable Special Servicer, the Trust Advisor, the Certificate Administrator and the Trustee have no obligation or authority to supervise the related Other Master Servicer, Other Special Servicer, Other Trust Advisor, Other Certificate Administrator and/or Other Trustee, or to make Servicing Advances with respect to the related Non-Serviced Loan Combination. The obligation of the Master Servicer and the Special Servicer to provide information or remit collections with respect to such Mortgage Loan is dependent on their receipt of the corresponding information and/or collections from the applicable party under the related Other Pooling and Servicing Agreement.

The Montgomery Mall Other Pooling and Servicing Agreement contains terms and conditions that are customary for securitization transactions involving assets similar to the related Non-Serviced Mortgage Loan, and that are otherwise (i) required by the Code relating to the tax elections of the trust fund for the related Non-Serviced Companion Loan, (ii) required by law or changes in any law, rule or regulation or (iii) requested by the rating agencies rating the securitization of such Non-Serviced Companion Loan. Such terms include, without limitation:

●	The related Other Master Servicer and Other Special Servicer must satisfy customary servicer rating criteria and such Other Master Servicer and Other Special Servicer are subject to servicer termination events, in each case, that are substantially similar to those in the Pooling and Servicing Agreement.

●	The related Other Master Servicer will be entitled to receive a primary servicing fee on the related Non-Serviced Mortgage Loan.

●
During any subordinate control period or similar period under the related Other Pooling and Servicing Agreement, the majority subordinate certificateholder or equivalent party under such Other Pooling and Servicing Agreement, or the related representative on its behalf, will have the right to terminate the related Other Special Servicer, with or without cause, and appoint itself or an affiliate or another person as the successor special servicer.

●
The related Other Pooling and Servicing Agreement may make a provision for a vote of certificateholders of the related other securitization to terminate the related Other Special Servicer, and for the appointment of a successor special servicer, at the written direction of holders of principal balance certificates under such agreement evidencing a certain percentage of the voting rights of such certificates.

●
During any senior consultation or similar period under the related Other Pooling and Servicing Agreement, if the related Other Trust Advisor determines that the related Other Special Servicer is not performing its duties under such Other Pooling and Servicing Agreement in accordance with the related servicing standard, such Other Trust Advisor has the right to recommend the replacement of such Other Special Servicer.

●
The applicable Master Servicer will be required to make P&I Advances with respect to the related Non-Serviced Mortgage Loan, unless (i) such Master Servicer or the applicable Special Servicer has determined that such advance would not be recoverable from collections on such Non-Serviced Mortgage Loan or (ii) such Other Master Servicer has made a similar determination with respect to an advance on the related Non-Serviced Companion Loan.

●
The related Other Master Servicer will be obligated to make servicing advances with respect to the related Non-Serviced Loan Combination. If such Other Master Servicer determines that a servicing advance it made with respect to such Non-Serviced Loan Combination or the related Mortgaged Property is nonrecoverable, such Other Master Servicer will be entitled to be reimbursed first from collections on, and proceeds of, such Non-Serviced Mortgage Loan and the related Non-Serviced Companion Loan, on a pro rata basis (based on each such loan’s outstanding principal balance), and then from general collections on all the Mortgage Loans and from general collections of the trust established under the related Other Pooling and Servicing Agreement, on a pro rata basis (based on each such loan’s outstanding principal balance).

●
The related Other Special Servicer will be required to take actions with respect to the related Non-Serviced Mortgage Loan if it becomes a Defaulted Mortgage Loan that are substantially similar to the actions described under “—Procedures With Respect to Defaulted Mortgage Loans and REO Properties” in this free writing prospectus.

●	The servicing provisions relating to performing inspections and collecting operating information are substantially similar to those of the Pooling and Servicing Agreement.

●
The related Other Master Servicer and Other Special Servicer (a) have substantially similar rights related to resignation as those in the Pooling and Servicing Agreement and (b) are subject to servicer termination events substantially similar to those in the Pooling and Servicing Agreement.

In addition, with respect to the Montgomery Mall Loan Combination:

●	Under the WFCM 2014-LC16 Pooling and Servicing Agreement, the special servicing fee, the liquidation fee and the workout fee with respect to the Montgomery Mall Mortgage Loan are substantially similar to the corresponding fee payable under the Pooling and Servicing Agreement.

●
Under the WFCM 2014-LC16 Pooling and Servicing Agreement, the servicing transfer events that would cause the Montgomery Mall Loan Combination to become specially serviced are substantially similar to the corresponding provisions under the Pooling and Servicing Agreement.

●
The subordinate class representative under the WFCM 2014-LC16 Pooling and Servicing Agreement has certain consent rights, and the Subordinate Class Representative has certain non-binding consultation rights, with respect to certain material actions under the WFCM 2014-LC16 Pooling and Servicing Agreement with respect to the Montgomery Mall Loan Combination, which are substantially similar to the Material Actions.

●
The special servicer under the WFCM 2014-LC16 Pooling and Servicing Agreement has certain rights to process and consent to certain borrower requests under the WFCM 2014-LC16 Pooling and Servicing Agreement with respect to the Montgomery Mall Loan Combination, including:

●
approving leases, lease modifications or amendments or any requests for subordination, nondisturbance and attornment or other similar agreements for leases in excess of the lesser of (i) 30,000 square feet of the improvements at the related mortgaged property and (ii) 30% of the net rentable area of the improvements at the related mortgaged property;

●
approving annual budgets for the related mortgaged property with material (more than 10%) increases in operating expenses or payments to entities actually known by the master servicer under the WFCM 2014-LC16 Pooling and Servicing Agreement to be affiliates of the related borrower (excluding affiliated managers paid at fee rates agreed to at the origination of the related mortgage loan);

●
any requests for the funding or disbursement of amounts from any escrow accounts, reserve funds or letters of credit held as “performance”, “earn-out” or “holdback” escrows or reserves including the funding or disbursement of any such amounts with respect to any of the mortgage loans securing the mortgaged properties specifically identified in the WFCM 2014-LC16 Pooling and Servicing Agreement, other than routine and/or customary escrow and reserve fundings or disbursements for which the satisfaction of performance related criteria is not required pursuant to the terms of the related mortgage loan documents (and other than any request for the funding or disbursement of ordinary course impounds, repair and replacement reserves, lender approved budget and operating expenses, and tenant improvements pursuant to an approved lease, each in accordance with the mortgage loan documents or any other funding or disbursement as mutually agreed upon by the master servicer and the special servicer under the WFCM 2014-LC16 Pooling and Servicing Agreement;

●
any requests for the release of collateral or the acceptance of substitute or additional collateral for a mortgage loan or serviced loan combination that is not a Material Action under the WFCM 2014-LC16 Pooling and Servicing Agreement other than: (i) grants of easements or rights of way that do not materially affect the use or value of the mortgaged property or the borrower’s ability to make any payments with respect to the mortgage loan or serviced loan combination; (ii) the release of collateral securing any mortgage loan in connection with a defeasance of such collateral; or (iii) that are related to any condemnation action that is pending, or threatened in writing, and would affect a non-material portion of the mortgaged property;

●	requests to incur additional debt in accordance with the terms of the applicable mortgage loan documents;

●	approval of any waiver regarding the receipt of financial statements (other than immaterial timing waivers including late financial statements);

●	approval of easements that materially affect the use or value of a mortgaged property or the borrower’s ability to make any payments with respect to the related mortgage loan; and

●
agreeing to any modification, waiver, consent or amendment of a mortgage loan or serviced loan combination in connection with a defeasance if such proposed modification, waiver, consent or amendment is with respect to (i) a waiver of a mortgage loan event of default, (ii) a modification of the type of defeasance collateral required under the related mortgage loan documents such that defeasance collateral other than direct, non-callable obligations of the United States of America would be permitted or (iii) a modification that would permit a principal prepayment instead of defeasance if the related mortgage loan documents do not otherwise permit such principal prepayment; provided that the foregoing is not otherwise a Material Action under the WFCM 2014-LC16 Pooling and Servicing Agreement;

provided, however, that notwithstanding the foregoing, the special servicer under the WFCM 2014-LC16 Pooling and Servicing Agreement will not have rights to process or consent to certain borrower requests with respect to any matter listed in the foregoing eight bullet points requested with respect to a mortgage loan if the master servicer and the special servicer under the WFCM 2014-LC16 have mutually agreed, as contemplated by the WFCM 2014-LC16 Pooling and Servicing Agreement, that the master servicer under the WFCM 2014-LC16 will process such matter with respect to such mortgage loan.

●	For more detailed information, please see “Description of the Mortgage Pool—Additional Indebtedness—The Loan Combinations—The Montgomery Mall Loan Combination” in this free writing prospectus.

The general rights of indemnification granted to the Master Servicers, Special Servicers and other applicable parties under the Pooling and Servicing Agreement generally will extend to any loss, liability, claim, damages, penalty, fine, cost or expense incurred in connection with any actual or threatened legal action or claim arising from their activities relating to a Loan Combination (whether or not the Loan Combination is then being serviced under the Pooling and Servicing Agreement), but the relevant party must promptly notify the applicable Master Servicer and the Other Master Servicer of any claim and, if any indemnification payment is made to such party from general collections on the Mortgage Pool on deposit in its Collection Account, the applicable Master Servicer and the applicable Special Servicer, as applicable, will be required to use efforts in accordance with the Servicing Standard to exercise promptly the rights of the Trust Fund under the related Intercreditor Agreement to obtain reimbursement from the holder of the related Companion Loan for that holder’s allocable share of the amount so paid. Failure to so notify will not have any impact on the rights of the Master Servicers, the Special Servicers or other applicable parties under the Pooling and Servicing Agreement to indemnification unless such failure has a material adverse effect on the Trust Fund’s ability to perform its obligations under the Pooling and Servicing Agreement or the related Intercreditor Agreement.

The Oak Court Mall Mortgage Loan will be a Serviced Mortgage Loan, and the related Serviced Loan Combination and any related REO Property will be serviced and administered in accordance with the Pooling and Servicing Agreement and the related Intercreditor Agreement. If the related Serviced Companion Loan becomes a Specially Serviced Mortgage Loan, then the related Serviced Mortgage Loan will also become a Specially Serviced Mortgage Loan. If such Serviced Mortgage Loan is a Specially Serviced Mortgage Loan, then the related Serviced Companion Loan will also become a Specially Serviced Mortgage Loan. For more detailed information, please see “Description of the Mortgage Pool—Additional Indebtedness—The Loan Combinations” in this free writing prospectus.

Accounts

Collection Accounts

General. Each Master Servicer will be required to establish and maintain a segregated account (each a “Collection Account”) pursuant to the Pooling and Servicing Agreement, and will be required to deposit into the Collection Account all payments and other collections that it receives with respect to the Mortgage Loans for which it is the Master Servicer. With respect to a Serviced Loan Combination, the applicable Master Servicer will also be required to establish and maintain a separate custodial account (the “Companion Loan Collection Account”), which may be a sub-account of the related Collection Account, and deposit therein all payments and other collections that it receives with respect to the Serviced Companion Loan. The Issuing Entity will be entitled to amounts on deposit in the Companion Loan Collection Account only to the extent that those amounts are not payable to the holders of the Serviced Companion Loan. Each Collection Account and the Companion Loan Collection Account must be maintained in a manner and with a depository institution that satisfies each Rating Agency’s standards for securitizations similar to the one involving the Offered Certificates.

Deposits. Each Master Servicer must deposit or cause to be deposited in its Collection Account or the Companion Loan Collection Account, as applicable, generally within one business day following receipt by it of properly identified funds, all payments on and proceeds of the Mortgage Loans and Serviced Companion Loan that are received by or on behalf of such Master Servicer with respect to the related Mortgage Loans and Serviced Companion Loan, as applicable. These payments and proceeds include borrower payments, insurance and condemnation proceeds (other than amounts to be applied to the restoration of a property), amounts remitted monthly by the applicable Special Servicer from an REO account, the proceeds of any escrow or reserve account that are applied to the Mortgage Loan or Serviced Companion Loan indebtedness and the sales proceeds of any sale of any Mortgage Loan on behalf of the Trust Fund or Serviced Companion Loan on behalf of its holder that may occur as otherwise described in this free writing prospectus. Notwithstanding the foregoing, a Master Servicer need not deposit into its Collection Account or Companion Loan Collection Account, as applicable any amount that such Master Servicer would be authorized to withdraw immediately from that Collection Account or that Companion Loan Collection Account as described under “—Withdrawals” below and will be entitled to instead pay that amount directly to the person(s) entitled thereto.

Withdrawals. Each Master Servicer may make withdrawals from the related Collection Account for any one or more of the following purposes (which are generally not governed by any set of payment priorities) (each an “Authorized Collection Account Withdrawal”):

1.
to remit to the Certificate Administrator for deposit in the Distribution Account described under “—Distribution Account” below, on the business day preceding each distribution date, all payments and other collections on the Mortgage Loans and the Trust’s interest in any related REO Properties that are then on deposit in such Collection Account, exclusive of any portion of those payments and other collections that represents one or more of the following—

(a)	monthly debt service payments due on a Due Date subsequent to the collection period for the subject distribution date;

(b)	payments and other collections received by or on behalf of the Trust Fund after the end of the related collection period; and

(c)	amounts that are payable or reimbursable from such Collection Account to any person other than the Certificateholders in accordance with any of clauses 2 through 5 below;

2.
to pay or reimburse one or more parties to the Pooling and Servicing Agreement or CREFC® for unreimbursed servicing and P&I Advances, master servicing compensation, special servicing compensation, trust advisor compensation, the CREFC® intellectual property royalty license fee and indemnification payments or reimbursement to which they are entitled (subject to any limitations on the amount or source of funds that may be used to make such payment or reimbursement, including, in the case of any such advances, compensation, indemnifications or reimbursements that relate to the Loan Combination, any provisions that limit the payment or reimbursement of a pro rata portion thereof from such Collection Account to the extent that funds available therefor have been received on the related Companion Loan, and, in the case of Trust Advisor Expenses other than Designated Trust Advisor Expenses, the limitations described under “Description of the Offered Certificates—Reductions of Interest Entitlements and the Principal Distribution Amount in Connection with Certain Trust Advisor Expenses” in this free writing prospectus);

3.
to pay or reimburse the related Other Master Servicer, Other Special Servicer, Other Certificate Administrator, Other Trustee or Other Trust Advisor with respect to reimbursement for costs or expenses, servicing advances, compensation or indemnification related to a Non-Serviced Mortgage Loan;

4.
to pay or reimburse any other items that are payable or reimbursable out of such Collection Account or otherwise at the expense of the Trust Fund under the terms of the Pooling and Servicing Agreement (including interest that accrued on advances, costs associated with permitted environmental remediation, unpaid expenses incurred in connection with the sale or liquidation of a Mortgage Loan or REO Property, amounts owed by the Trust Fund to a third party pursuant to any intercreditor agreement or other similar agreement, the costs of various opinions of counsel and tax-related advice and costs incurred in connection with various servicing actions);

5.
to remit to any third party that is entitled thereto any Mortgage Loan payments that are not owned by the Trust Fund, such as any payments attributable to the period before the Cut-off Date and payments that are received after the sale or other removal of a Mortgage Loan from the Trust Fund;

6.	to withdraw amounts deposited in such Collection Account in error;

7.
in accordance with the terms of the Pooling and Servicing Agreement, to pay or reimburse the applicable person for any Uncovered Amount in respect of any other Master Servicer’s Collection Account, any such person’s right to payment or reimbursement for any such Uncovered Amount being limited to any general funds in the subject Master Servicer’s Collection Account that are not otherwise to be applied to make any of the payments or reimbursements contemplated to be made out of the subject Master Servicer’s Collection Account pursuant to any of clauses 1-6 above; and

8.	to clear and terminate such Collection Account upon the termination of the Pooling and Servicing Agreement.

As used in clause 7 above,  “Uncovered Amount” means, with respect to any Master Servicer’s Collection Account, any Additional Trust Fund Expense, nonrecoverable advance or other item that would be payable or reimbursable out of general funds (as opposed to a specific source of funds) in such Collection Account pursuant to the Pooling and Servicing Agreement, but which cannot be so paid or reimbursed because such general funds are insufficient to cover such payment or reimbursement; provided that any such Additional Trust Fund Expense, nonrecoverable advance or other item will be an Uncovered Amount only to the extent that such general funds are insufficient to cover the payment or reimbursement thereof.

The Pooling and Servicing Agreement will contain additional provisions with respect to the timing of the payments, reimbursements and remittances generally described above. The payments, reimbursements and remittances described above may result in shortfalls to the Holders of the Offered Certificates in any particular month even if those shortfalls do not ultimately become realized losses for those Holders.

The applicable Master Servicer may make withdrawals from the Companion Loan Collection Account for any one or more of the following purposes (which are not governed by any set of payment priorities):  (i) to pay to the holder of a Serviced Companion Loan any amounts received on or with respect to the related Serviced Companion Loan or any successor REO Companion Mortgage Loan with respect thereto that are deposited in such Companion Loan Collection Account (exclusive of any portion of those amounts which the applicable Master Servicer has actual knowledge are then payable or reimbursable to any person as described in the following clauses (ii) through (v)); (ii) to pay or reimburse one or more parties to the Pooling and Servicing Agreement or the holder of the such Serviced Companion Loan, as applicable, for unreimbursed servicing advances, master servicing compensation, special servicing compensation and indemnification payments or reimbursement to which they are entitled with respect to the related Loan Combination (subject to any limitations on the amount or source of funds that may be used to make such payment or reimbursement, including as a result of the provisions described in the next succeeding paragraph); (iii) to pay or reimburse any other items that are payable or reimbursable out of the Companion Loan Collection Account or otherwise at the expense of the holder of the such Serviced Companion Loan under the terms of the Pooling and Servicing Agreement and/or the related Intercreditor Agreement (including interest that accrued on advances, costs associated with permitted environmental remediation, unpaid expenses incurred in connection with the sale or liquidation of a Mortgage Loan or REO Property, amounts owed by the holder of such Serviced Companion Loan to a third party pursuant to such Intercreditor Agreement, the costs of various opinions of counsel and tax-related advice and costs incurred in connection with various servicing actions); (iv) to withdraw amounts deposited in such Companion Loan Collection Account in error; and (v) to clear and terminate the Companion Loan Collection Account upon the termination of the Pooling and Servicing Agreement or, if earlier, the final liquidation of the Loan Combination.

Notwithstanding the provisions described in the preceding paragraphs, in connection with any expense, cost, reimbursement or other amount in the nature of servicing advances, interest on advances, liquidation expenses, nonrecoverable advances, certain environmental expenses or indemnification and similar expenses that relate to a Serviced Loan Combination, any withdrawal for the payment or reimbursement thereof must be made from the related Collection Account and the Companion Loan Collection Account pro rata according to the related Intercreditor Agreement and based on the respective outstanding principal balances of the related Mortgage Loan and Serviced Companion Loan included in such Serviced Loan Combination but, to the extent that the amount on deposit in the Companion Loan Collection Account at any particular time is insufficient to satisfy such pro rata portion of the payment or reimbursement, such payment or reimbursement will be made from general collections on deposit in the Collection Accounts. In that latter event, to the extent that the amount is so paid from the Collection Accounts and funds that would otherwise have been available in the Companion Loan Collection Account and used to pay such amount are subsequently collected or recovered, then such funds will be deposited into the related Collection Account.

Distribution Account

General. The Certificate Administrator must establish and maintain an account (the “Distribution Account”) in which it will hold funds pending their distribution on the Certificates and from which it will make those distributions. That Distribution Account is required to be maintained in the name of the Certificate Administrator on behalf of the Trustee for the benefit of the Certificateholders and in a manner and with a depository institution that satisfies the Rating Agencies’ standards for securitizations similar to the one involving the Offered Certificates. One or more subaccounts of the Distribution Account will be established to account separately for the deposits and distributions with respect to REMIC I, REMIC II, REMIC III, the portion of the Trust that holds the Regular Interests and the portion of the Trust that holds the Excess Interest.

Deposits. On the business day prior to each distribution date, each Master Servicer will be required to remit to the Certificate Administrator for deposit in the related Distribution Account the following funds:

●	All payments and other collections on the Mortgage Loans and the Trust’s interest in any REO Properties for which that Master Servicer acts as Master Servicer that are then on deposit in the related Collection Account, exclusive of any portion of those payments and other collections that represents one or more of the following:

1.	monthly debt service payments due on a Due Date in a collection period subsequent to the collection period related to the subject distribution date;

2.	payments and other collections received by or on behalf of the Trust Fund after the end of the related collection period;

3.	Authorized Collection Account Withdrawals, including—

(a)
amounts payable to either Master Servicer or either Special Servicer as indemnification or as compensation, including master servicing fees, special servicing fees, workout fees, liquidation fees, assumption fees, Modification Fees, any additional special servicing compensation or master servicing compensation deposited in the Collection Account and, to the extent not otherwise applied to cover interest on advances, late payment charges and Default Interest,

(b)	amounts payable in reimbursement of outstanding advances, together with interest on those advances,

(c)	amounts payable with respect to other Additional Trust Fund Expenses,

(d)	amounts payable with respect to the Trust Advisor as Trust Advisor fees, and

(e)	amounts deposited in such Collection Account in error.

●	Any advances of delinquent monthly debt service payments made by that Master Servicer with respect to the Mortgage Loans for that distribution date.

●	Any payments made by that Master Servicer to cover Prepayment Interest Shortfalls incurred with respect to the Mortgage Loans during the related collection period.

See “Description of the Offered Certificates—Advances of Delinquent Monthly Debt Service Payments” and “—Collection Accounts” above and “—Servicing and Other Compensation and Payment of Expenses” below in this free writing prospectus.

With respect to the distribution date that occurs in March of any calendar year subsequent to 2014 (and if the final distribution date occurs in January (except in a leap year) or February of any year, with respect to the distribution date in such January or February), the Certificate Administrator will be required to transfer from the Interest Reserve Account, which we describe under “—Interest Reserve Account” below, to the Distribution Account the interest reserve amounts that are then being held in that Interest Reserve Account with respect to the Mortgage Loans that accrue interest on an Actual/360 Basis.

The Certificate Administrator may, at its own risk, invest funds held in the Distribution Account in Permitted Investments and will be entitled to the interest and other income earned on those funds and will be obligated to make up investment losses.

“Permitted Investments” means United States Government Securities and other investment grade obligations specified in the Pooling and Servicing Agreement.

Withdrawals. The Certificate Administrator may from time to time make withdrawals from the Distribution Account for any of the following purposes (the order set forth below not constituting an order of priority for withdrawals):

●	to make distributions on the Certificates;

●
to pay itself, the tax administrator, the Master Servicers, the Special Servicers, the Trustee, the Depositor and the Trust Advisor monthly fees that are described under “—Servicing and Other Compensation and Payment of Expenses” and “—Certain Matters Regarding the Master Servicers, the Special Servicers, the Trust Advisor and the Depositor” below and “Description of the Offered Certificates—Matters Regarding the Certificate Administrator” in this free writing prospectus;

●
to pay any indemnities and reimbursements owed to itself (in each of its capacities), the Trustee and various related persons as described under “Description of the Offered Certificates —Matters Regarding the Certificate Administrator” and “—The Trustee—Matters Regarding the Trustee” in this free writing prospectus;

●	to pay for any opinions of counsel required to be obtained in connection with any amendments to the Pooling and Servicing Agreement;

●
in connection with a Non-Serviced Mortgage Loan, to pay, out of the Distribution Account, to the related Other Master Servicer, Other Special Servicer, Other Trust Advisor and/or the holder of the related Non-Serviced Companion Loan, any amount reimbursable to such party by the holder of such Non-Serviced Mortgage Loan pursuant to the terms of the related Intercreditor Agreement, if any;

●
to pay any federal, state and local taxes imposed on the Trust Fund, its assets and/or transactions, together with all incidental costs and expenses, that are required to be borne by the Trust Fund as described under “Federal Income Tax Consequences—Taxes that May Be Imposed on the REMIC Pool” in the attached prospectus;

●	to pay itself net investment earnings earned on funds in the Distribution Account for each collection period;

●
to pay for the cost of recording the Pooling and Servicing Agreement in a public recording office, if determined to be beneficial to the Certificateholders and the Subordinate Class Representative consents;

●
with respect to each distribution date during February of any year and each distribution date during January of any year that is not a leap year, to transfer to the Interest Reserve Account the interest reserve amounts required to be so transferred in that month with respect to the Mortgage Loans that accrue interest on an Actual/360 Basis;

●	to pay to the person entitled thereto any amounts deposited in the Distribution Account in error; and

●	to clear and terminate the Distribution Account upon the termination of the Pooling and Servicing Agreement.

See “Description of the Offered Certificates—Distributions” in this free writing prospectus.

Interest Reserve Account

The Certificate Administrator must maintain an account (which may be a sub-account of the Distribution Account) (the “Interest Reserve Account”) in which it will hold the interest reserve amounts described in the next paragraph with respect to the Mortgage Loans that accrue interest on an Actual/360 Basis. That Interest Reserve Account must be maintained by the Certificate Administrator on behalf of and in the name of the Trustee for the benefit of the Certificateholders and the Certificateholders and in a manner and with a depository institution that satisfies the Rating Agencies’ standards for securitizations similar to the one involving the Offered Certificates. The Certificate Administrator may, at its own risk, invest funds held in the Interest Reserve Account in Permitted Investments, which are described in this free writing prospectus, and will be entitled to the interest and other income earned on those funds and will be obligated to make up investment losses.

During January, except in a leap year, and February of each calendar year, the Certificate Administrator must, on or before the distribution date in that month, withdraw from the Distribution Account and deposit in the Interest Reserve Account the interest reserve amount with respect to each of the Mortgage Loans that accrue interest on an Actual/360 Basis and for which the monthly debt service payment due in that month was either received or advanced. In general, that interest reserve amount for each of those Mortgage Loans will equal one day’s interest accrued at the related Mortgage interest rate net of the Administrative Fee Rate, on the Stated Principal Balance of that Mortgage Loan as of the end of the related collection period.

In March of each calendar year (and if the final distribution date occurs in January (except in a leap year) or February of any year, in such January or February), the Certificate Administrator must, on or before the distribution date in that month, withdraw from the Interest Reserve Account and deposit in the Distribution Account any and all interest reserve amounts then on deposit in the Interest Reserve Account with respect to the Mortgage Loans that accrue interest on an Actual/360 Basis. All interest reserve amounts that are so transferred from the Interest Reserve Account to the Distribution Account will be included in the Available Distribution Amount for the distribution date during the month of transfer.

Excess Liquidation Proceeds Account

If any Excess Liquidation Proceeds are received, the Certificate Administrator will establish and maintain one or more accounts (collectively, the “Excess Liquidation Proceeds Account”) in the name of the Certificate Administrator for the benefit of the Trustee in trust and the Certificateholders. Each account that constitutes the Excess Liquidation Proceeds Account will be an eligible account (or a separately identified sub-account of the Distribution Account, provided that for all purposes of the Pooling and Servicing Agreement (including the obligations of the Certificate Administrator) such account will be considered to be and will be required to be treated as separate and distinct from the Distribution Account). On the master servicer remittance date, each Master Servicer will withdraw from the related Collection Account and Companion Loan Collection Account and remit to the Certificate Administrator for deposit in the Excess Liquidation Proceeds Account all Excess Liquidation Proceeds received by it during the collection period ending on the determination date immediately prior to the master servicer remittance date. The Certificate Administrator will also deposit in the Excess Liquidation Proceeds Account from its own funds any amounts required to be deposited by the Certificate Administrator pursuant to the Pooling and Servicing Agreement in connection with losses incurred with respect to Permitted Investments of funds held in the Excess Liquidation Proceeds Account.

“Excess Liquidation Proceeds” means the excess, if any, of (a) the net liquidation proceeds from the sale or liquidation of a Specially Serviced Mortgage Loan or an REO Property (or the proceeds of the final payment (including any full, partial or discounted payoff) on a Defaulted Mortgage Loan or a Corrected Mortgage Loan that were received by the trust, net of any and all fees, expenses and costs payable therefrom), over (b) the sum of (i) the amount needed to pay all principal, interest (including Default Interest), Prepayment Premiums or Yield Maintenance Charges (as applicable) and late payment charges payable with respect to such Mortgage Loan (or the related REO Mortgage Loan)  (together with, without duplication, any outstanding unliquidated advances in respect of any such principal or interest), in full, (ii) any other fees that would constitute additional master servicing compensation and/or additional special servicing compensation, (iii) any related unreimbursed Servicing Advances (together with, without duplication, outstanding unliquidated advances in respect of prior Servicing Advances), (iv) all unpaid advance interest on any related advances (but excluding any unliquidated advances), (v) any related liquidation fee and/or special servicing fees paid or payable in respect of such Specially Serviced Mortgage Loan or the related REO Mortgage Loan and (vi) any other Additional Trust Fund Expenses paid or payable in respect of such Mortgage Loan, Companion Loan or REO Property. If Excess Liquidation Proceeds are received on the Mortgage Loans, they may be used to offset or reimburse losses or paid to the Class R Certificateholders.

Loss of Value Reserve Fund

If any Loss of Value Payments are received in connection with a material document defect or material breach involving a Mortgage Loan, each Special Servicer will establish and maintain one or more accounts (collectively, the “Loss of Value Reserve Fund”) to be held for the benefit of the Trustee in trust and the Certificateholders, for purposes of holding such Loss of Value Payments. Each account that constitutes the Loss of Value Reserve Fund will be an eligible account or a sub-account of an eligible account pursuant to the Pooling and Servicing Agreement. Each Special Servicer will, upon receipt, deposit in the Loss of Value Reserve Fund all Loss of Value Payments received by it. The Loss of Value Reserve Fund will be accounted for as an outside reserve fund within the meaning of Treasury Regulations Section 1.860G-2(h) and not an asset of any REMIC. Furthermore, for all federal tax purposes, the Certificate Administrator will (i) treat amounts paid out of the Loss of Value Reserve Fund to REMIC I through the Collection Accounts as damages paid on account of a breach of a representation or warranty by the related Mortgage Loan Seller and (ii) treat any amounts paid out of the Loss of Value Reserve Fund through the Collection Accounts to a Mortgage Loan Seller as distributions by the Trust Fund to such Mortgage Loan Seller as beneficial owner of the Loss of Value Reserve Fund. The applicable Mortgage Loan Seller will be the beneficial owner of the related account in the Loss of Value Reserve Fund for all federal income tax purposes, and will be taxable on all income earned thereon.

Servicing and Other Compensation and Payment of Expenses

The Master Servicing Fee. The principal compensation to be paid to each Master Servicer with respect to its master servicing activities will be the master servicing fee.

The master servicing fee for each Master Servicer:

●	will be earned with respect to each and every Mortgage Loan for which it is acting as Master Servicer (including a Non-Serviced Mortgage Loan) and a Serviced Companion Loan, including—

1.	each such Mortgage Loan that is a Specially Serviced Mortgage Loan,

2.	each such Mortgage Loan as to which the corresponding Mortgaged Property has become an REO Property; and

3.	each such Mortgage Loan as to which defeasance has occurred, and

●	in the case of each such Mortgage Loan or Serviced Companion Loan, will—

1.	be calculated on the same interest accrual basis as that mortgage loan, which will be an Actual/360 Basis,

2.	accrue at a master servicing fee rate, on a loan-by-loan basis,

3.	accrue on the same principal amount as interest accrues or is deemed to accrue from time to time with respect to that Mortgage Loan, and

4.
be payable monthly to the applicable Master Servicer from amounts received with respect to interest on that Mortgage Loan or Serviced Companion Loan or, upon liquidation of the Mortgage Loan, to the extent such interest collections are not sufficient (whether on deposit in the applicable Collection Account or the Companion Loan Collection Account, as applicable), from general collections on all the Mortgage Loans.

Some of the Mortgage Loans may be primary serviced or sub-serviced by a primary servicer or sub-servicer, which will be entitled to a primary servicing fee or sub-servicing fee with respect to each related Mortgage Loan. The rate at which the primary servicing fee or sub-servicing fee accrues for each such Mortgage Loan (other than the primary servicing fee payable to an Other Master Servicer on the related Non-Serviced Mortgage Loan) is included in the master servicing fee rate for such Mortgage Loan.

With respect to the Queens Atrium Mortgage Loan, (a) before a securitization of the related Companion Loan, the master servicing fee includes a primary servicing fee and the master servicing fee rate includes the rate at which that primary servicing fee accrues and (b) from and after a securitization of the related Companion Loan, the applicable Master Servicer’s master servicing fee rate will be reduced by that primary servicing fee rate and the related Other Master Servicer will be entitled to a servicing fee accruing at a rate equal to that primary servicing fee rate. With respect to the Montgomery Mall Mortgage Loan, the related Other Master Servicer will be entitled to a servicing fee accruing at a rate equal to that primary servicing fee rate.

Each Master Servicer will be entitled to designate a portion of its master servicing fee accrued at a specified rate per annum, the right to which portion will be transferable by such Master Servicer to other parties. That specified rate will be subject to reduction at any time following any resignation of such Master Servicer or any termination of such Master Servicer for cause, in each case to the extent reasonably necessary for the Trustee to appoint a successor Master Servicer that satisfies the requirements of the Pooling and Servicing Agreement.

Prepayment Interest Shortfalls. The Pooling and Servicing Agreement will require each Master Servicer to make a non-reimbursable compensating interest payment on each distribution date in an amount equal to the lesser of (i) the aggregate amount of Prepayment Interest Shortfalls incurred in connection with voluntary principal prepayments received in respect of the Mortgage Loans for which it is acting as Master Servicer (other than Specially Serviced Mortgage Loans and other than Mortgage Loans on which the applicable Special Servicer allowed or consented to the applicable Master Servicer allowing a principal prepayment on a date other than the applicable Due Date and other than the Non-Serviced Mortgage Loans) during the related collection period, and (ii) the aggregate of (A) that portion of its master servicing fees earned by such Master Servicer for the related distribution date that is, in the case of each and every Mortgage Loan and successor REO Mortgage Loan thereto for which such master servicing fees are being paid in the related collection period, calculated for this purpose at 0.01% per annum, and (B) all Prepayment Interest Excesses received by such Master Servicer during the related collection period; provided that the applicable Master Servicer will pay (without regard to clause (ii) above) the amount of any Prepayment Interest Shortfall otherwise described in clause (i) above incurred in connection with any principal prepayment received in respect of a Mortgage Loan during the related collection period to the extent such Prepayment Interest Shortfall occurs as a result of the applicable Master Servicer allowing the related borrower to deviate from the terms of the related Mortgage Loan documents regarding principal prepayments (other than (w) subsequent to a default under the related Mortgage Loan documents, (x) pursuant to applicable law or a court order (including in connection with amounts collected as insurance proceeds or condemnation proceeds to the extent that such applicable law or court order limits the ability of the applicable Master Servicer to apply the proceeds in accordance with the related Mortgage Loan documents), (y) at the request or with the consent of the applicable Special Servicer or (z) during any Subordinate Control Period or Collective Consultation Period, at the request or with the consent of the Subordinate Class Representative). No Master Servicer will be required to make any compensating interest payments as a result of any prepayments on Mortgage Loans for which it does not act as Master Servicer.

Any payments made by a Master Servicer with respect to any distribution date to cover Prepayment Interest Shortfalls will be included in the Available Distribution Amount for that distribution date, as described under “Description of the Offered Certificates—Distributions” in this free writing prospectus. If the amount of Prepayment Interest Shortfalls incurred with respect to the Mortgage Loans during any collection period exceeds the total of any and all payments made by a Master Servicer with respect to the related distribution date to cover those Prepayment Interest Shortfalls with respect to the Mortgage Loans, then the resulting Net Aggregate Prepayment Interest Shortfall will be allocated among the respective Classes of the Principal Balance Certificates, in reduction of the interest distributable on those Certificates, on a pro rata basis as and to the extent described under “Description of the Offered Certificates—Distributions—Interest Distributions” in this free writing prospectus.

Principal Special Servicing Compensation. The principal compensation to be paid to each Special Servicer with respect to its special servicing activities for each Mortgage Loan for which it is acting as Special Servicer will be—

●	the special servicing fee,

●	the workout fee, and

●	the liquidation fee.

Special Servicing Fee. The special servicing fee:

●	will be earned with respect to—

1.	each Specially Serviced Mortgage Loan for which it is acting as Special Servicer (other than a Non-Serviced Mortgage Loan) and any related Serviced Companion Loan, if any, and

2.
each Mortgage Loan for which it is acting as Special Servicer (other than a Non-Serviced Mortgage Loan) and any related Serviced Companion Loan, if any, as to which the corresponding Mortgaged Property has become an REO Property;

●	in the case of each Mortgage Loan or Serviced Companion Loan described in the foregoing bullet, will—

1.	be calculated on the same interest accrual basis as that Mortgage Loan, which will be a 30/360 Basis or an Actual/360 Basis, as applicable,

2.
accrue at a special servicing fee rate equal to the greater of (i) 0.25% per annum and (ii) a per annum rate that would result in a special servicing fee of $1,000 per Specially Serviced Mortgage Loan for the related month; and

3.	accrue on the same principal amount as interest accrues or is deemed to accrue from time to time with respect to that Mortgage Loan; and

●
except as otherwise described in the next paragraph, will be payable monthly from related liquidation proceeds, insurance proceeds or condemnation proceeds (if any) received on or in respect of such Mortgage Loan (except in the case of a Serviced Companion Loan) and then from general collections on all the Mortgage Loans and any related REO Properties that are on deposit in the Collection Accounts from time to time.

Workout Fee. The applicable Special Servicer will, in general, be entitled to receive a workout fee with respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan) and Serviced Companion Loan worked out by that Special Servicer. Except as otherwise described in the next sentence, the workout fee will be payable out of, and will be calculated by application of a workout fee rate of 1.00% to, each payment of interest, other than Default Interest and Excess Interest, if any, and each payment of principal received on the Mortgage Loan or Serviced Companion Loan, as applicable, for so long as it remains a Corrected Mortgage Loan. The workout fee will be subject to the cap described below.

The workout fee with respect to any Corrected Mortgage Loan or Serviced Companion Loan, as applicable, will cease to be payable if that Corrected Mortgage Loan or Serviced Companion Loan, as applicable, again becomes a Specially Serviced Mortgage Loan or if the related Mortgaged Property becomes an REO Property. However, a new workout fee would become payable if the Mortgage Loan or Serviced Companion Loan, as applicable, again became a Corrected Mortgage Loan after having again become a Specially Serviced Mortgage Loan.

In addition, the determination and payment of the workout fee with respect to any Corrected Mortgage Loan for which the amount of related Offsetting Modification Fees is greater than zero will be adjusted in the following manner:  (i) the workout fee rate will be multiplied by the aggregate amount of all the scheduled payments of principal and interest scheduled to become due under the terms of such Corrected Mortgage Loan during the period from the date when such Mortgage Loan or Serviced Companion Loan, as applicable, becomes a Corrected Mortgage Loan to and including the maturity date of such Corrected Mortgage Loan, without discounting for present value (the resulting product, the “Workout Fee Projected Amount”); and (ii) either (a) if the amount of the Offsetting Modification Fees for such Corrected Mortgage Loan is greater than or equal to the Workout Fee Projected Amount for such Corrected Mortgage Loan, the applicable Special Servicer will not be entitled to any payments in respect of the workout fee with respect to such Corrected Mortgage Loan, or (b) if the amount of Offsetting Modification Fees for such Corrected Mortgage Loan is less than the Workout Fee Projected Amount, the applicable Special Servicer will be entitled to payments of the workout fee with respect to such Corrected Mortgage Loan, on the terms and conditions set forth in the Pooling and Servicing Agreement without regard to this sentence, until the cumulative amount of such payments is equal to the excess of the Workout Fee Projected Amount over the Offsetting Modification Fees, after which date the applicable Special Servicer will not be entitled to any further payments in respect of the workout fee for such Corrected Mortgage Loan.

If a Special Servicer is terminated or resigns, it will retain the right to receive any and all workout fees payable with respect to Mortgage Loans and Serviced Companion Loan that were worked-out by it (or, except in circumstances where that Special Servicer is terminated for cause, as to which the circumstances that constituted the applicable Servicing Transfer Event were resolved but for the making of three monthly debt service payments according to that work-out) and as to which no new Servicing Transfer Event had occurred as of the time of its termination or resignation. The successor to that Special Servicer will not be entitled to any portion of those workout fees.

Although workout fees are intended to provide a Special Servicer with an incentive to perform its duties better, the payment of any workout fee will reduce amounts distributable to the Certificateholders.

Liquidation Fee. The applicable Special Servicer will be entitled to receive a liquidation fee with respect to each Specially Serviced Mortgage Loan (other than a Non-Serviced Mortgage Loan) serviced by such Special Servicer for which a full, partial or discounted payoff is obtained from the related borrower. The applicable Special Servicer will also be entitled to receive a liquidation fee with respect to any Specially Serviced Mortgage Loan (other than a Non-Serviced Mortgage Loan) or REO Property (other than a REO Property acquired with respect to a Non-Serviced Loan Combination) as to which it receives any liquidation proceeds, insurance proceeds or condemnation proceeds, except as described in the next paragraph. In each case, except as described below and in the following proviso, the liquidation fee will be payable from, and will be calculated by application of the Liquidation Fee Rate to the related payment or proceeds, exclusive of any portion of that payment or proceeds that represents a recovery of Default Interest and/or late payment charges; provided that if a Mortgage Loan becomes a Specially Serviced Mortgage Loan only because of an event described in clause (a) of the definition of “Specially Serviced Mortgage Loan” and the related proceeds are received within 90 days following the related maturity date in connection with the full and final payoff or refinancing of the related Mortgage Loan, then in each case the applicable Special Servicer will not be entitled to collect a liquidation fee, but may collect and retain appropriate fees from the related borrower in connection with such liquidation. The liquidation fee will be subject to the cap described below.

The “Liquidation Fee Rate” will be a rate equal to 1.0% or, if such rate would result in an aggregate liquidation fee less than $25,000, then the Liquidation Fee Rate will be equal to the lesser of (i) 3.0% and (ii) such lower rate as would result in an aggregate liquidation fee equal to $25,000, in each case as calculated prior to the application of any Offsetting Modification Fees.

In general, no liquidation fee will be payable based on, or out of, proceeds received in connection with the purchase or repurchase of any Mortgage Loan from the Trust Fund by (i) a Responsible Repurchase Party in connection with a material breach of representation or warranty or a material document defect in accordance with the related Mortgage Loan Purchase Agreement (if the purchase occurs prior to the end of the period, as the same may be extended, in which the Responsible Repurchase Party must cure, repurchase or substitute in respect of such circumstances), (ii) any person in connection with a termination of the Trust Fund or (iii) another creditor of the related borrower or its owners pursuant to any intercreditor or other similar agreement, if the purchase occurs within 90 days after the creditor’s purchase option first becomes exercisable. No liquidation fee will be payable in connection with the payment of any Loss of Value Payment by a Responsible Repurchase Party if the Loss of Value Payment is made within 90 days after the obligation to cure, repurchase or substitute the related Mortgage Loan arises. Furthermore, no liquidation fee will be payable at the expense of the series 2014-C21 trust fund based on, or out of, proceeds received in connection with the repurchase or replacement of a Serviced Companion Loan in connection with the other securitization under circumstances similar to those described above.

In addition, if a liquidation fee otherwise becomes payable with respect to a Mortgage Loan or Serviced Companion Loan, as applicable, then such liquidation fee payable to the applicable Special Servicer with respect to such Mortgage Loan or Serviced Companion Loan, as applicable, in the aggregate will be reduced by the amount of any Offsetting Modification Fees.

Although liquidation fees are intended to provide the Special Servicer with an incentive to better perform its duties, the payment of any liquidation fee will reduce amounts distributable to the Certificateholders.

The Pooling and Servicing Agreement will provide that, with respect to each collection period during which any Disclosable Special Servicer Fees were received by a Special Servicer, each Special Servicer must deliver or cause to be delivered to the applicable Master Servicer within two (2) business days following the related determination date, and, if so delivered, such Master Servicer will be required to deliver or cause to be delivered to the Certificate Administrator, within three business days following the related determination date, in each case without charge, a report which discloses and contains an itemized listing of any Disclosable Special Servicer Fees received by the applicable Special Servicer or any of its affiliates during the related collection period.

The total amount of workout fees, liquidation fees and Modification Fees that are received by the applicable Special Servicer with respect to the workout, liquidation (including partial liquidation), modification, extension, waiver or amendment of a Specially Serviced Mortgage Loan (or Serviced Loan Combination that is in special servicing) or REO Mortgage Loan will be subject to an aggregate cap equal to the greater of $1,000,000 and 1.00% of the Stated Principal Balance of the subject Specially Serviced Mortgage Loan (or Serviced Loan Combination that is in special servicing) or REO Mortgage Loan.

“Disclosable Special Servicer Fees” means, with respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan), Serviced Loan Combination or REO Property (other than any REO Property acquired with respect to a Non-Serviced Loan Combination), any compensation and other remuneration (including, without limitation, in the form of commissions, brokerage fees or rebates, or as a result of any other fee-sharing arrangement) received or retained by the applicable Special Servicer or any of its affiliates that is paid by any person (including, without limitation, the Issuing Entity, any borrower, any manager, any guarantor or indemnitor in respect of a Mortgage Loan (other than a Non-Serviced Mortgage Loan) and any purchaser of any Mortgage Loan (other than a Non-Serviced Mortgage Loan), Serviced Loan Combination or REO Property) in connection with the disposition, workout or foreclosure of any Mortgage Loan or Serviced Loan Combination, the management or disposition of the Trust’s interest in any REO Property, and the performance by the applicable Special Servicer or any such affiliate of any other special servicing duties under the Pooling and Servicing Agreement, other than (1) any Permitted Special Servicer/Affiliate Fees (defined below) and (2) any applicable Special Servicer compensation to which the applicable Special Servicer is entitled pursuant to the Pooling and Servicing Agreement.

“Permitted Special Servicer/Affiliate Fees” means any commercially reasonable treasury management fees, banking fees, title insurance and/or other insurance commissions or fees and appraisal fees received or retained by the applicable Special Servicer or any of its affiliates in connection with any services performed by such party with respect to any Mortgage Loan, Serviced Loan Combination or REO Property in accordance with the Pooling and Servicing Agreement.

The Pooling and Servicing Agreement will provide that a Special Servicer and its affiliates will be prohibited from receiving or retaining any compensation or any other remuneration (including, without limitation, in the form of commissions, brokerage fees, rebates, or as a result of any other fee-sharing arrangement) from any person (including, without limitation, the Trust Fund, any borrower, any manager, any guarantor or indemnitor in respect of a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Companion Loan, as applicable, and any purchaser of any Mortgage Loan, Serviced Companion Loan or REO Property) in connection with the disposition, workout or foreclosure of any Mortgage Loan or Serviced Loan Combination, the management or disposition of any REO Property or Serviced Companion Loan, or the performance of any other special servicing duties under the Pooling and Servicing Agreement, other than as expressly provided for in the Pooling and Servicing Agreement; provided that such prohibition will not apply to Permitted Special Servicer/Affiliate Fees.

“Assumption Application Fees” means, with respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Companion Loan, any and all assumption application fees actually collected from the related borrower and not prohibited from being charged by the lender under the related Mortgage Loan documents, with respect to any application submitted to the applicable Master Servicer or the applicable Special Servicer for a proposed assumption or substitution transaction or proposed transfer of an interest in such borrower.

“Assumption Fees” means, with respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Companion Loan, any and all assumption fees actually collected from the related borrower and not prohibited from being charged by the lender under the related Mortgage Loan documents, with respect to any assumption or substitution agreement entered into by the applicable Master Servicer or the applicable Special Servicer or paid by the related borrower with respect to any transfer of an interest in such borrower.

“Modification Fees”  means, with respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Companion Loan, any and all fees with respect to a modification, restructure, extension, waiver or amendment that modifies, extends, amends or waives any term of the related Mortgage Loan documents (as evidenced by a signed writing) agreed to by the applicable Master Servicer or the applicable Special Servicer (as applicable), other than any Assumption Fees, Assumption Application Fees, consent fees and any defeasance fee; provided, that (A) in connection with each modification, restructure, extension, waiver or amendment that constitutes a workout of a Specially Serviced Mortgage Loan, the Modification Fees collected from the related borrower will be subject to a cap of 1% of the outstanding principal balance of such mortgage loan immediately after giving effect to such transaction; (B) the preceding clause (A) will be construed only as a limitation on the amount of Modification Fees that may be collected in connection with each individual such transaction involving a Specially Serviced Mortgage Loan and not as a limitation on the cumulative amount of Modification Fees that may be collected in connection with multiple such transactions involving such Specially Serviced Mortgage Loan; and (C) for purposes of such preceding clauses (A) and (B), a Modification Fee will be deemed to have been collected in connection with a workout of a Specially Serviced Mortgage Loan if such fee arises substantially in consideration of or otherwise in connection with such workout, whether the related borrower must pay such fee upon the consummation of such workout and/or on one or more subsequent dates.

“Offsetting Modification Fees”  means, for purposes of any workout fee or liquidation fee payable to the applicable Special Servicer in connection with any Mortgage Loan (other than a Non-Serviced Mortgage Loan), Serviced Loan Combination or REO Mortgage Loan (other than with respect to a Non-Serviced Mortgage Loan), any and all Modification Fees collected by the applicable Special Servicer as additional special servicing compensation to the extent that (1) such Modification Fees were earned and collected by the applicable Special Servicer either (A) in connection with the workout or liquidation (including partial liquidation) of the Specially Serviced Mortgage Loan or REO Mortgage Loan as to which such workout fee or liquidation fee became payable or (B)  in connection with the immediately prior workout of such Mortgage Loan while it was previously a Specially Serviced Mortgage Loan, provided that (in the case of this clause (B)) the Servicing Transfer Event that resulted in its again becoming a Specially Serviced Mortgage Loan occurred within 12 months following the consummation of such prior workout, and provided, further, that there will be deducted from the Offsetting Modification Fees otherwise described in this clause (1) an amount equal to that portion of such Modification Fees that were previously applied to actually reduce the payment of a workout fee or liquidation fee; and (2) such Modification Fees were earned in connection with a modification, extension, waiver or amendment of such Mortgage Loan at a time when such Mortgage Loan was a Specially Serviced Mortgage Loan.

With respect to a Non-Serviced Loan Combination, the related Other Master Servicer and Other Special Servicer are or are anticipated to be entitled to compensation with respect to the related Non-Serviced Mortgage Loan that is similar, but not identical, to the provisions set forth above. See “—Servicing of the Loan Combinations” and “Description of the Offered Certificates—Advances of Delinquent Monthly Debt Service Payments—Fees and Expenses” in this free writing prospectus.

Additional Servicing Compensation. Each Master Servicer will be entitled to the following items as additional master servicing compensation, in each case, related to a Mortgage Loan or Serviced Companion Loan for which such Master Servicer acts as Master Servicer, or, in the case of the penultimate bullet below, related to an investment account maintained by such Master Servicer, to the extent that such items are actually collected on the Mortgage Loans (other than with respect to the Non-Serviced Mortgage Loans) and Serviced Companion Loan:

●	100% of any defeasance fees;

●
(x) 50% of Modification Fees actually collected during the related collection period with respect to Performing Mortgage Loans (and any related Serviced Companion Loan) and paid in connection with a consent, approval or other action that the applicable Master Servicer is not permitted to take in the absence of the consent or approval (or deemed consent or approval) of the applicable Special Servicer under the Pooling and Servicing Agreement and (y) 100% of Modification Fees actually collected during the related collection period with respect to Performing Mortgage Loans  (and any related Serviced Companion Loan) and paid in connection with a consent, approval or other action that the applicable Master Servicer is permitted to take in the absence of the consent or approval (or deemed consent or approval) of the applicable Special Servicer under the Pooling and Servicing Agreement;

●
100% of Assumption Fees collected during the related collection period with respect to Performing Mortgage Loans (and any related Serviced Companion Loan) in connection with a consent, approval or other action that the applicable Master Servicer is permitted to take in the absence of the consent or approval (or deemed consent or approval) of the applicable Special Servicer under the Pooling and Servicing Agreement, and 50% of Assumption Fees collected during the related collection period with respect to Performing Mortgage Loans (and any related Serviced Companion Loan) in connection with a consent, approval or other action that the applicable Master Servicer is not permitted to take in the absence of the consent or approval (or deemed consent or approval) of the applicable Special Servicer under the Pooling and Servicing Agreement;

●	100% of Assumption Application Fees collected during the related collection period with respect to Performing Mortgage Loans (and any related Serviced Companion Loan);

●
100% of consent fees on Performing Mortgage Loans (and any related Serviced Companion Loan) in connection with a consent that involves no modification, waiver or amendment of the terms of any Performing Mortgage Loan (or Serviced Companion Loan) and is paid in connection with a consent the applicable Master Servicer is permitted to grant in the absence of the consent or approval (or deemed consent or approval) of the applicable Special Servicer under the Pooling and Servicing Agreement, and 50% of consent fees on Performing Mortgage Loans (and any related Serviced Companion Loan) in connection with a consent that involves no modification, waiver or amendment of the terms of any Performing Mortgage Loans (or Serviced Companion Loan, as applicable) and is paid in connection with a consent that the applicable Master Servicer is not permitted to take in the absence of the consent or approval (or deemed consent or approval) of the applicable Special Servicer under the Pooling and Servicing Agreement;

●	any and all amounts collected for checks returned for insufficient funds on all Serviced Mortgage Loans and Serviced Companion Loan;

●	100% of charges for beneficiary statements or demands actually paid by the borrowers under the Performing Mortgage Loans and Serviced Companion Loans;

●
(a) 100% of other loan processing fees actually paid by the borrowers under the Performing Mortgage Loans and Serviced Companion Loans to the extent that the consent of the applicable Special Servicer is not required in connection with the associated action and (b) 50% of other loan processing fees actually paid by the borrowers under the Performing Mortgage Loans and Serviced Companion Loans to the extent that the consent of the applicable Special Servicer is required in connection with the associated action;

●	any Prepayment Interest Excesses arising from any principal prepayments on the Mortgage Loans;

●
interest or other income earned on deposits in the collection or other accounts maintained by the applicable Master Servicer (but only to the extent of the net investment earnings, if any, with respect to any such account for each collection period and, further, in the case of a servicing account or reserve account, only to the extent such interest or other income is not required to be paid to any borrower under applicable law or under the related Mortgage Loan); and

●	a portion of late payment charges and Default Interest.

The applicable Special Servicer will be entitled to receive the following items as additional special servicing compensation, to the extent that such items are actually collected on the Mortgage Loans it is responsible for servicing (other than with respect to the Non-Serviced Mortgage Loans) and Serviced Companion Loan:

●
100% of Modification Fees actually collected during the related collection period with respect to any Specially Serviced Mortgage Loans (and any related Serviced Companion Loan) or successor REO Mortgage Loans, subject to the cap discussed under “—Principal Special Servicing Compensation” above;

●
50% of Modification Fees collected during the related collection period with respect to Performing Mortgage Loans (and any related Serviced Companion Loan) in connection with a consent, approval or other action that the applicable Master Servicer is not permitted to take in the absence of the consent or approval (or deemed consent or approval) of the applicable Special Servicer under the Pooling and Servicing Agreement, subject to the cap discussed under “—Principal Special Servicing Compensation” above;

●
100% of Assumption Fees collected during the related collection period with respect to Mortgage Loans that are Specially Serviced Mortgage Loans (any related Serviced Companion Loan), and 50% of Assumption Fees collected during the related collection period with respect to Performing Mortgage Loans (and any related Serviced Companion Loan) in connection with a consent, approval or other action that the applicable Master Servicer is not permitted to take in the absence of the consent or approval (or deemed consent or approval) of the applicable Special Servicer under the Pooling and Servicing Agreement;

●	100% of Assumption Application Fees collected during the related collection period with respect to Mortgage Loans that are Specially Serviced Mortgage Loans (and any related Serviced Companion Loan);

●
100% of consent fees on Specially Serviced Mortgage Loans in connection with a consent that involves no modification, waiver or amendment of the terms of any Mortgage Loan, and 50% of consent fees on Performing Mortgage Loans (and any related Serviced Companion Loan) in connection with a consent that involves no modification, waiver or amendment of the terms of any Mortgage Loan (or Serviced Companion Loan, as applicable) and is paid in connection with a consent that the applicable Master Servicer is not permitted to take in the absence of the consent or approval (or deemed consent or approval) of the applicable Special Servicer under the Pooling and Servicing Agreement;

●	100% of charges for beneficiary statements or demands actually paid by the borrowers under the Specially Serviced Mortgage Loans;

●
50% of the other loan processing fees actually paid by the borrowers under the Performing Mortgage Loans (and any related Serviced Companion Loan) to the extent that the consent of the applicable Special Servicer is required in connection with the associated action, and 100% of other loan processing fees actually paid by the borrowers under Specially Serviced Mortgage Loans;

●
interest or other income earned on deposits in the REO Account and the loss of value reserve account maintained by the applicable Special Servicer (but only to the extent of the net investment earnings, if any, with respect to such REO Account for each collection period); and

●	a portion of late payment charges and Default Interest.

Each Special Servicer has advised the Depositor that it may, and the Pooling and Servicing Agreement will authorize such Special Servicer to, enter into one or more arrangements with the Majority Subordinate Certificateholder and/or the Subordinate Class Representative, or any other person(s) that may be entitled to remove or replace such Special Servicer, to provide for the payment by such Special Servicer to such party or parties of certain of such Special Servicer’s compensation under the Pooling and Servicing Agreement, whether in consideration of such Special Servicer’s appointment or continuation of appointment as such Special Servicer in connection with the Pooling and Servicing Agreement or the related Intercreditor Agreement, limitations on such parties’ right to terminate or replace a Special Servicer in connection with the Pooling and Servicing Agreement or the related Intercreditor Agreement or otherwise. If such Special Servicer exercises the authority described in the preceding sentence, any and all obligations pursuant to any such agreement will constitute obligations solely of such Special Servicer and not of any other party hereto. If such Special Servicer enters into such an agreement and one or more other person(s) thereafter become the applicable Majority Subordinate Certificateholder and/or the Subordinate Class Representative, or becomes entitled to remove or replace such Special Servicer, as applicable, such agreement will not be binding on such other person(s), nor may it limit the rights that otherwise inure to the benefit of such other person(s) as the Majority Subordinate Certificateholder and/or the Subordinate Class Representative, as applicable, or as a party otherwise entitled to remove or replace such Special Servicer, in the absence of such other persons(s)’ express written consent, which may be granted or withheld in their sole discretion.

Compensation of the Trust Advisor. The principal compensation to be paid to the Trust Advisor with respect to its advisory activities will be the Trust Advisor fee.

The Trust Advisor fee:

●	will be earned with respect to each and every Mortgage Loan (other than a Non-Serviced Mortgage Loan), including, without limitation—

1.	each such Mortgage Loan, if any, that is a Specially Serviced Mortgage Loan,

2.	each such Mortgage Loan, if any, as to which the corresponding Mortgaged Property has become an REO Property, and

3.	each such Mortgage Loan as to which defeasance has occurred, and

●	in the case of each such Mortgage Loan, will—

1.	be calculated on the same interest accrual basis as that Mortgage Loan, which will be an Actual/360 Basis,

2.	accrue at a Trust Advisor fee rate, on a loan-by-loan basis,

3.	accrue on the same principal amount as interest accrues or is deemed to accrue from time to time with respect to that Mortgage Loan, and

4.
be payable monthly to the Trust Advisor from amounts received with respect to interest on that Mortgage Loan or, upon liquidation of the Mortgage Loan, to the extent such interest collections are not sufficient, from general collections on all the Mortgage Loans.

The Trust Advisor ongoing fee rate with respect to any distribution date will be with respect to each Mortgage Loan (other than the Queens Atrium Mortgage Loan and the Montgomery Mall Mortgage Loan), 0.00165%, per annum.

In addition, as additional compensation for its activities under the Pooling and Servicing Agreement, the Trust Advisor will be entitled to receive the Trust Advisor consulting fee. The Trust Advisor consulting fee will be payable, subject to the limitations set forth below, in an amount equal to $10,000 in connection with each Material Action for which the Trust Advisor engages in consultation under the Pooling and Servicing Agreement; provided, however, that (i) no such fee will be paid except to the extent such fee is actually paid by the related borrower (and in no event will such fee be paid from the Trust Fund); (ii) the Trust Advisor will be entitled to waive all or any portion of such fee in its sole discretion; and (iii) the applicable Master Servicer or the applicable Special Servicer, as applicable, will be authorized to waive the borrower’s payment of such fee in whole or in part if the applicable Master Servicer or the applicable Special Servicer, as applicable, (A) determines that such waiver is consistent with the Servicing Standard and (B) consults with the Trust Advisor prior to effecting such waiver. In connection with each Material Action for which the Trust Advisor has consultation rights under the Pooling and Servicing Agreement, the applicable Master Servicer or the applicable Special Servicer, as applicable, must use commercially reasonable efforts consistent with the Servicing Standard to collect the applicable Trust Advisor consulting fee from the related borrower, in each case only to the extent that such collection is not prohibited by the related Mortgage Loan documents. In no event may a Master Servicer or a Special Servicer, as applicable, take any enforcement action in connection with the collection of such Trust Advisor consulting fee, except that such restrictions will not be construed to prohibit requests for payment of such Trust Advisor consulting fee.

In connection with a Non-Serviced Loan Combination, the Trust Advisor will have no duty to consult with the related Other Special Servicer, and will not be entitled to any trust advisor ongoing fees or trust advisor consulting fees with respect to the related Non-Serviced Mortgage Loan. The related Other Trust Advisor will be entitled to compensation with respect to such Non-Serviced Mortgage Loan that is similar, but not identical, to the compensation payable to the Trust Advisor under the Pooling and Servicing Agreement with respect to the Mortgage Loans as described above. See “—Servicing of the Loan Combinations” and “Description of the Offered Certificates—Advances of Delinquent Monthly Debt Service Payments—Fees and Expenses” in this free writing prospectus.

Investment of Accounts. Each of the Master Servicers and the Special Servicers will be authorized to invest or direct the investment of funds held in any collection account, escrow and/or reserve account or REO account maintained by it, in Permitted Investments. See “—Accounts—Collection Accounts” above. A Master Servicer or Special Servicer—

●	will be entitled to retain any interest or other income earned on those funds, and

●
will be required to cover any losses of principal of those investments from its own funds, to the extent those losses are incurred with respect to investments made for the benefit of such Master Servicer or Special Servicer, as applicable.

Neither the Master Servicers nor the Special Servicers will be obligated, however, to cover any losses resulting from the bankruptcy or insolvency of any depository institution or trust company holding any of those accounts.

Payment of Servicing Expenses; Servicing Advances. Each of the Master Servicers, the Special Servicers, the Certificate Administrator, the Trust Advisor and the Trustee will be required to pay its overhead and any general and administrative expenses incurred by it in connection with its activities under the Pooling and Servicing Agreement. The Master Servicers, the Special Servicers, the Certificate Administrator, the Trust Advisor and the Trustee will not be entitled to reimbursement for these expenses except as expressly provided in the Pooling and Servicing Agreement.

Any and all customary, reasonable and necessary out-of-pocket costs and expenses, including reasonable attorneys’ fees and expenses, incurred or to be incurred by a Master Servicer or a Special Servicer (or, if applicable, the Trustee) in connection with the servicing or administration of a Mortgage Loan or Loan Combination and any related Mortgaged Properties as to which a default, delinquency or other unanticipated event has occurred or is imminent, or in connection with the administration of any REO Property, will be Servicing Advances. The Pooling and Servicing Agreement may also designate certain other expenses as Servicing Advances. Subject to the limitations described below, the applicable Master Servicer will be required to make Servicing Advances relating to the Mortgage Loans (other than the Non-Serviced Mortgage Loans) and/or REO Properties for which it acts as Master Servicer (other than any REO Property acquired with respect to a Non-Serviced Loan Combination). Servicing Advances will be reimbursable from future payments and other collections, including insurance proceeds, condemnation proceeds and liquidation proceeds, received in connection with the related Mortgage Loan (or Serviced Loan Combination) or REO Property.

The applicable Special Servicer must notify the applicable Master Servicer whenever a Servicing Advance is required to be made with respect to any Specially Serviced Mortgage Loan or REO Property (other than any interest in REO Property acquired with respect to a Non-Serviced Loan Combination), and the applicable Master Servicer must make the Servicing Advance unless the applicable Master Servicer determines such advance to be a nonrecoverable advance, except that the applicable Special Servicer must either (i) make any necessary emergency advances on a Specially Serviced Mortgage Loan or REO Property (other than any interest in REO Property acquired with respect to a Non-Serviced Loan Combination) or (ii) notify the applicable Master Servicer no later than one (1) business day after such Special Servicer acquires actual knowledge of the need for such emergency Servicing Advance and request such Master Servicer to make such emergency advance. If the applicable Special Servicer makes an emergency advance, the applicable Master Servicer must reimburse the applicable Special Servicer for such emergency Servicing Advance (with interest on such advance) within five business days following the applicable Special Servicer’s request for reimbursement, upon which the applicable Master Servicer will be deemed to have made the Servicing Advance. Notwithstanding the foregoing, the applicable Master Servicer need not so reimburse an emergency Servicing Advance that it determines to be a nonrecoverable advance, but such advance, like other nonrecoverable advances, may be reimbursed to the applicable Special Servicer from amounts on deposit in the Collection Accounts.

If a Master Servicer is required under the Pooling and Servicing Agreement to make a Servicing Advance, but does not do so within ten days after the Servicing Advance is required to be made, then the Trustee will be required:

●	if it has actual knowledge of the failure, to give the defaulting party notice of its failure, and

●	if the failure continues for one more business day, to make the Servicing Advance.

Except for the Master Servicers, the Special Servicers or the Trustee as described above, no person will be required to make any Servicing Advances with respect to any Mortgage Loan, Serviced Companion Loan, Mortgaged Property or REO Property.

Despite the foregoing discussion or anything else to the contrary in this free writing prospectus, none of the Master Servicers, the Special Servicers or the Trustee will be obligated to make Servicing

Advances that it determines, in its reasonable, good faith judgment, would not be ultimately recoverable from expected collections on the related Mortgage Loan, Serviced Companion Loan or REO Property. If the applicable Master Servicer, the applicable Special Servicer or the Trustee makes any Servicing Advance that it subsequently determines, in its reasonable, good faith judgment, is not recoverable from expected collections on the related Mortgage Loan, Serviced Loan Combination or REO Property, it may obtain reimbursement for that advance, together with interest on that advance, out of general collections on the Mortgage Loans and any REO Properties on deposit in the Collection Accounts from time to time, subject to, in the case of a Serviced Loan Combination, the duty of the applicable Master Servicer and the applicable Special Servicer, as applicable, to use efforts in accordance with the Servicing Standard to exercise promptly the rights of the Trust Fund under the related Intercreditor Agreement to obtain reimbursement from the holder of the related Serviced Companion Loan for that holder’s pro rata share of the advance or interest. The Trustee may conclusively rely on the determination of the applicable Master Servicer or the applicable Special Servicer regarding the nonrecoverability of any Servicing Advance.

Absent bad faith, the determination by any authorized person that an advance constitutes a nonrecoverable advance as described above will be conclusive and binding. In addition, any Special Servicer may, at its option and in its sole discretion, make a determination, in its reasonable, good faith judgment, that any Servicing Advance previously made and any proposed Servicing Advance, if made, would not ultimately be recoverable and may deliver to the applicable Master Servicer and the Trustee notice of such determination, in which case such Servicing Advance will constitute a nonrecoverable Servicing Advance, (but this statement will not be construed to entitle such Special Servicer to reverse any other authorized person’s determination or to prohibit any such other authorized person from making a determination that a Servicing Advance constitutes or would constitute a nonrecoverable advance).

Any Servicing Advance (with interest) that has been determined to be a nonrecoverable advance will be reimbursable (subject to the conditions all described in this free writing prospectus) in the collection period in which the nonrecoverability determination is made and in subsequent collection periods. Any reimbursement of a nonrecoverable Servicing Advance (including interest accrued thereon) will be made first from the principal portion of current P&I Advances and payments and other collections of principal on the Mortgage Pool (thereby reducing the Principal Distribution Amount otherwise distributable on the Principal Balance Certificates (other than the Exchangeable Certificates), the Class A-S Regular Interest (and, therefore, the Class A-S Certificates and the Class A-S Component of the Class PEX Certificates), the Class B Regular Interest (and, therefore, the Class B Certificates and the Class B Component of the Class PEX Certificates) and the Class C Regular Interest (and, therefore, the Class C Certificates and the Class C Component of the Class PEX Certificates) on the related distribution date) prior to the application of any other general collections on the Mortgage Pool against such reimbursement. To the extent that such amounts representing Mortgage Pool principal are insufficient to fully reimburse the party entitled to the reimbursement, then such party may elect at its sole option and in its sole discretion to defer the reimbursement of some or all of the portion that exceeds such amount (in which case interest will continue to accrue on the unreimbursed portion of the advance) for a time as required to reimburse the excess portion from principal for consecutive periods up to twelve months (provided that any such deferral exceeding six months will require, during the occurrence and continuance of any Subordinate Control Period, the consent of the Subordinate Class Representative) and any election to so defer will be deemed to be in accordance with the Servicing Standard or any duty under the Pooling and Servicing Agreement; provided that no such deferral will occur at any time to the extent that amounts otherwise distributable as principal are available for such reimbursement. To the extent that the reimbursement is made from principal collections on or in respect of Mortgage Loans, the Principal Distribution Amount otherwise distributable on the Principal Balance Certificates (other than the Exchangeable Certificates), the Class A-S Regular Interest (and, therefore, the Class A-S Certificates and the Class A-S Component of the Class PEX Certificates), the Class B Regular Interest (and, therefore, the Class B Certificates and the Class B Component of the Class PEX Certificates) and the Class C Regular Interest (and, therefore, the Class C Certificates and the Class C Component of the Class PEX Certificates) on the related distribution date will be reduced and a Realized Loss will be allocated (in reverse sequential order in accordance with the loss allocation rules described above under “Description of the Offered Certificates—Reductions of Certificate Principal Balances in Connection with Realized Losses and Additional Trust Fund Expenses”) to reduce the aggregate Certificate Principal Balance of the Certificates on that distribution date. To the extent that reimbursement is made from other collections, the funds available to make distributions to Certificateholders of their interest distribution amounts on the related distribution date may be reduced, causing a shortfall in interest distributions on the Offered Certificates. The applicable Master Servicer or the Trustee, as applicable, must give the Rating Agencies at least 15 days’ notice (in accordance with the procedures regarding Rule 17g-5 set forth in the Pooling and Servicing Agreement) prior to any reimbursement to it of nonrecoverable advances from amounts in the Collection Accounts or Distribution Account, as applicable, allocable to interest on the Mortgage Loans unless (1) that party determines in its sole discretion that waiting 15 days after such a notice could jeopardize its ability to recover such nonrecoverable advances, (2) changed circumstances or new or different information becomes known to that party that could affect or cause a determination of whether any advance is a nonrecoverable advance or whether to defer reimbursement of a nonrecoverable advance or the determination in clause (1) above, or (3) in the case of the applicable Master Servicer, it has not timely received from the Trustee information requested by the applicable Master Servicer to consider in determining whether to defer reimbursement of a nonrecoverable advance. If any of the circumstances described in clause (1), clause (2) or clause (3) above apply, the applicable Master Servicer or Trustee, as applicable, must give each Rating Agency notice (in accordance with the procedures regarding Rule 17g-5 set forth in the Pooling and Servicing Agreement) of the anticipated reimbursement as soon as reasonably practicable.

Additionally, in the event that any Servicing Advance (including any interest accrued thereon) with respect to a Mortgage Loan remains unreimbursed following the time that such Mortgage Loan is modified while a Specially Serviced Mortgage Loan, the applicable Master Servicer or the Trustee will be entitled to reimbursement for that advance (even though that advance has not been determined to be nonrecoverable), on a monthly basis, out of — but solely out of — the principal portion of current P&I Advances and payments and other collections of principal on all the Mortgage Loans and the Trust’s interests in REO Properties after the application of those principal advances and principal payments and collections to reimburse any party for nonrecoverable Servicing Advances (as described in the prior paragraph) and/or nonrecoverable P&I Advances as described under “Description of the Offered Certificates—Advances of Delinquent Monthly Debt Service Payments” in this free writing prospectus (thereby reducing the Principal Distribution Amount otherwise distributable on the related distribution date) or collections on the related Mortgage Loan intended as a reimbursement of such advance (in the case of a Serviced Loan Combination, subject to the additional provisions described further below). If any such advance is not reimbursed in whole in respect of any distribution date due to insufficient principal advances and principal collections during the related collection period, then the portion of that advance which remains unreimbursed will be carried over (with interest thereon continuing to accrue) for reimbursement on the following distribution date (to the extent of principal collections available for that purpose). If any such advance, or any portion of any such advance, is determined, at any time during this reimbursement process, to be ultimately nonrecoverable out of collections on the related Mortgage Loan or is determined, at any time during the reimbursement process, to be ultimately nonrecoverable out of the principal portion of P&I Advances and payments and other collections of principal on all the Mortgage Loans, then the applicable Master Servicer or the Trustee, as applicable, will be entitled to immediate reimbursement as a nonrecoverable advance in an amount equal to the portion of that advance that remains outstanding, plus accrued interest (as described in the preceding paragraph). The reimbursement of advances on worked-out loans from principal advances and collections of principal as described in the first sentence of this paragraph during any collection period will result in a reduction of the Principal Distribution Amount otherwise distributable on the Principal Balance Certificates (other than the Exchangeable Certificates), the Class A-S Regular Interest (and, therefore, the Class A-S Certificates and the Class A-S Component of the Class PEX Certificates), the Class B Regular Interest (and, therefore, the Class B Certificates and the Class B Component of the Class PEX Certificates) and the Class C Regular Interest (and, therefore, the Class C Certificates and the Class C Component of the Class PEX Certificates) on the related distribution date but will not result in the allocation of a Realized Loss on such distribution date (although a Realized Loss may subsequently arise if the amount reimbursed to the applicable Master Servicer or the Trustee ultimately turns out to be nonrecoverable from the proceeds of the Mortgage Loan).

Insofar as a Special Servicer may make Servicing Advances, it will have the same rights described above as a Master Servicer and the Trustee.

The Pooling and Servicing Agreement will also permit a Master Servicer, and require a Master Servicer at the direction of a Special Servicer if a Specially Serviced Mortgage Loan or REO Property (other than any interest in an REO Property acquired with respect to a Non-Serviced Loan Combination) is involved, to pay directly out of the related Collection Account and/or the Companion Loan Collection Account any servicing expense that, if advanced by the applicable Master Servicer or applicable Special Servicer, would not be recoverable (together with interest on the advance) from expected collections on the related Mortgage Loan, Companion Loan or REO Property. This is only to be done, however, when the applicable Master Servicer or the applicable Special Servicer, as the case may be, has determined in accordance with the Servicing Standard that making the payment is in the best interests of the Certificateholders.

The Master Servicers, the Special Servicers and the Trustee will each be entitled to receive interest on Servicing Advances made by that entity. The interest will accrue on the amount of each Servicing Advance for so long as the Servicing Advance is outstanding, at a rate per annum equal to the prime rate as published in the “Money Rates” section of The Wall Street Journal, as that prime rate may change from time to time. Interest accrued with respect to any Servicing Advance will generally be payable at any time on or after the date when the advance is reimbursed, in which case the payment will be made out of general collections on the Mortgage Loans and the Trust’s interest in any REO Properties on deposit in the Collection Accounts, thereby reducing amounts available for distribution on the Certificates (in the case of a Serviced Loan Combination, subject to the additional provisions described further below). Under some circumstances, Default Interest and/or late payment charges may be used to pay interest on advances prior to making payment from those general collections, but prospective investors should assume that the available amounts of Default Interest and late payment charges will be de minimis.

Notwithstanding any contrary provisions described above, if a Servicing Advance with respect to a Serviced Loan Combination has been determined to be nonrecoverable (after considering amounts, if any, on deposit in the related Collection Account and/or the Loan Combination Collection Account) and that advance or interest thereon is paid from general collections on deposit in the Collection Accounts as described above, then the applicable Master Servicer and the applicable Special Servicer, as applicable, will be required to use efforts in accordance with the Servicing Standard to exercise promptly the rights of the Trust Fund under the related Intercreditor Agreement to obtain reimbursement from the holder of the related Serviced Companion Loan for that holder’s pro rata share of the advance or interest.

With respect to a Non-Serviced Loan Combination, each of the related Other Master Servicer, Other Special Servicer and Other Trustee will service and administer the related Non-Serviced Mortgage Loan on terms that are or are expected to be substantially similar to the terms of the Pooling and Servicing Agreement, that each will be entitled to receive interest on servicing advances made by those parties in accordance with the related pooling and servicing agreement, and that such amount will be reimbursable pro rata from payments allocable to such Mortgage Loan pursuant to the related intercreditor agreement. See “—Servicing of the Loan Combinations” in this free writing prospectus.

Trust Advisor Expenses. The Trust Advisor will be entitled to payments of indemnification amounts or certain Additional Trust Fund Expenses payable to the Trust Advisor pursuant to the Pooling and Servicing Agreement (in addition to the trust advisor ongoing fee and the trust advisor consulting fee), which we refer to as “Trust Advisor Expenses”. In general, the amount of Trust Advisor Expenses reimbursable to the Trust Advisor on each distribution date must not exceed the sum of (i) the portion of the Principal Distribution Amount for such distribution date otherwise distributable on the Principal Balance Certificates (other than the Exchangeable Certificates), the Class A-S Regular Interest (and, therefore, the Class A-S Certificates and the Class A-S Component of the Class PEX Certificates), the Class B Regular Interest (and, therefore, the Class B Certificates and the Class B Component of the Class PEX Certificates) and the Class C Regular Interest (and, therefore, the Class C Certificates and the Class C Component of the Class PEX Certificates) that are not Control-Eligible Certificates and (ii) the aggregate amount of distributable certificate interest (calculated without regard to the reduction of Trust Advisor Expenses for such distribution date), in each case, allocable to the Class D Certificates and the

Class A-S, Class B and Class C Regular Interests for such distribution date. Amounts so reimbursed on each distribution date will be allocated and borne by the Certificateholders to the extent and in the manner described under “Description of the Offered Certificates—Distributions—Interest Distributions” and “—Reductions of Interest Entitlements and the Principal Distribution Amount in Connection with Certain Trust Advisor Expenses” in this free writing prospectus. Any amount of Trust Advisor Expenses that are not reimbursed on a distribution date because of the limitations set forth in the immediately preceding sentence will be payable on the next distribution date to the extent funds are sufficient, in accordance with such limitations, to make such payments. Notwithstanding these provisions, Trust Advisor Expenses incurred in connection with legal proceedings that are pending or threatened against the Trust Advisor at the time of its discharge, termination or resignation will be Designated Trust Advisor Expenses and, as such, will not be subject to the limitations described above and will instead be treated in substantially the same manner as other unanticipated expenses of the Trust Fund for purposes of payment by the Trust Fund and allocation among the Holders of the various Classes of Certificates.

Enforcement of Due-on-Sale and Due-on-Encumbrance Provisions

In connection with each Mortgage Loan (other than a Non-Serviced Mortgage Loan), and Serviced Loan Combination, the applicable Master Servicer (with respect to a Performing Mortgage Loan and, if applicable, any related Serviced Companion Loan) or the applicable Special Servicer (with respect to a Specially Serviced Mortgage Loan or related Serviced Companion Loan), as the case may be, will be required to determine whether to waive any violation of a due-on-sale or due-on-encumbrance provision or to approve any borrower request for consent to an assignment and assumption of the Mortgage Loan or Loan Combination or a further encumbrance of the related Mortgaged Property. However, subject to the related Mortgage Loan documents, if the subject Mortgage Loan (either alone or, if applicable, with other related Mortgage Loans) exceeds specified size thresholds (either actual or relative) or fails to satisfy other applicable conditions imposed by the Rating Agencies, or if a Loan Combination is involved, then neither the applicable Master Servicer nor the applicable Special Servicer may enter into such a waiver or approval, unless it has received a Rating Agency Confirmation. Furthermore, except in limited circumstances, the applicable Master Servicer may not enter into such a waiver or approval without the consent of the applicable Special Servicer, and the applicable Special Servicer will not be permitted to grant that consent or to itself enter into such a waiver or approval unless the applicable Special Servicer has complied with any applicable provisions of the Pooling and Servicing Agreement described under “—The Majority Subordinate Certificateholder and the Subordinate Class Representative—Rights and Powers of Subordinate Class Representative” and “—The Trust Advisor” in this free writing prospectus. Notwithstanding the foregoing, with respect to the Mortgage Loans secured by residential cooperative properties, the applicable Master Servicer will be permitted to waive the enforcement of “due-on-encumbrance” clauses to permit subordinate debt secured by the related Mortgaged Property without the consent of the applicable Special Servicer or any other person, but subject to the satisfaction of various conditions set forth in the related Pooling and Servicing Agreement. See “Description of the Mortgage Pool—Additional Indebtedness” and “—Additional Debt Financing For Mortgage Loans Secured by Residential Cooperatives” in this free writing prospectus.

With respect to a Non-Serviced Mortgage Loan, the related Other Master Servicer or Other Special Servicer, as applicable, will be required to enforce due-on-sale or due-on-encumbrance provisions in the related Mortgage Loan documents on terms that are or are expected to be substantially similar to those described above. See “—Servicing of the Loan Combinations” in this free writing prospectus.

Transfers of Interests in Borrowers

The applicable Master Servicer will generally have the right to consent, without the approval of the applicable Special Servicer, to any transfers of an interest in a borrower under a Mortgage Loan or Companion Loan (other than a Non-Serviced Mortgage Loan or Non-Serviced Companion Loan) that is not a Specially Serviced Mortgage Loan, to the extent the transfer is allowed under the terms of related Mortgage Loan documents (without the exercise of any lender approval or discretion other than confirming the satisfaction of other specified conditions that do not include any other lender approval or discretion and does not involve incurring new mezzanine indebtedness), including any consent to transfer to any subsidiary or affiliate of a borrower or to a person acquiring less than a majority interest in the borrower (with respect to a transaction as to which a Rating Agency Confirmation is not otherwise required under the Pooling and Servicing Agreement). However, subject to the terms of the related Mortgage Loan documents and applicable law, if—

●
the subject Mortgage Loan alone – or together with all other Mortgage Loans that have the same or a known affiliated borrower – is one of the 10 largest Mortgage Loans in the Trust Fund (according to Stated Principal Balance), has a Cut-off Date Principal Balance in excess of $20,000,000; or has a Stated Principal Balance at the time of such proposed transfer that is equal to or greater than 5% of the then aggregate Mortgage Pool balance, or a Serviced Loan Combination is involved and the related Other Pooling and Servicing Agreement would require Rating Agency Confirmation if such Serviced Loan Combination was serviced thereunder; and

●
the transfer is of an interest in the borrower of greater than 49% or otherwise would result in a change of control of the borrower (for these purposes, “control” when used with respect to any specified person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms “controlling” and “controlled” have meanings correlative to the foregoing), then the applicable Master Servicer may not consent to the transfer unless it has received a Rating Agency Confirmation unless the Mortgage Loan documents grant the borrower a right to enter into such transaction without delivery of a Rating Agency Confirmation. The Mortgage Loans secured by residential cooperative properties do not restrict the transfer or pledge of interests in the related cooperative borrower in connection with the transfer or financing of cooperative apartment units.

Inspections

The applicable Special Servicer will be required to perform or cause to be performed a physical inspection of a Mortgaged Property securing a Specially Serviced Mortgage Loan as soon as practicable (but in any event not later than 60 days) after the loan becomes a Specially Serviced Mortgage Loan (and the applicable Special Servicer must continue to perform or cause to be performed a physical inspection of the subject Mortgaged Property at least once per calendar year thereafter for so long as the subject Mortgage Loan remains a Specially Serviced Mortgage Loan or if such Mortgaged Property becomes an REO Property). The applicable Special Servicer will be entitled to reimbursement of the reasonable and direct out-of-pocket expenses incurred by it in connection with each such inspection, generally as Servicing Advances. The applicable Master Servicer must, at its own expense, inspect or cause to be inspected each Mortgaged Property (other than any Mortgaged Property securing a Non-Serviced Mortgage Loan) for which it is acting as Master Servicer every calendar year beginning in 2015, or every second calendar year beginning in 2016 if the unpaid principal balance of the related Mortgage Loan (or the portion thereof allocated to such Mortgaged Property) is less than $2,000,000. However, with respect to any Mortgage Loan (other than a Specially Serviced Mortgage Loan or a Non-Serviced Mortgage Loan) that has an unpaid principal balance of less than $2,000,000 and has been placed on the CREFC® Servicer Watch List, the applicable Master Servicer must, at the request and expense of the Subordinate Class Representative, inspect or cause to be inspected the related Mortgaged Property every calendar year not earlier than 2015 so long as such Mortgage Loan continues to be on the CREFC® Servicer Watch List. Notwithstanding the provisions described above, the applicable Master Servicer will not be obligated to inspect any particular Mortgaged Property during any one-year or two-year, as applicable, period contemplated above in the two preceding sentences, if the applicable Special Servicer has already done so during that period pursuant to the provisions described in the first sentence of this paragraph or on any date when the Mortgage Loan is a Specially Serviced Mortgage Loan. Each of the applicable Master Servicer and the applicable Special Servicer will be required to prepare a written report of each such inspection performed by it or on its behalf and deliver the report to the Certificate Administrator and the Trustee (and to the applicable Master Servicer, if done by a Special Servicer, and to the applicable Special Servicer, if done by a Master Servicer) and, upon request, to the Subordinate Class Representative (during any Subordinate Control Period and any Collective Consultation Period), the Majority Subordinate Certificateholder (during any Subordinate Control Period and any Collective

Consultation Period), the Trust Advisor (during any Collective Consultation Period and any Senior Consultation Period) and, if applicable, the holder of a Serviced Companion Loan.

Required Appraisals

The applicable Special Servicer is required to use reasonable efforts to obtain an appraisal of the related Mortgaged Property from an independent appraiser meeting the qualifications imposed in the Pooling and Servicing Agreement within 60 days following the occurrence of any Appraisal Trigger Event with respect to any of the Mortgage Loans (other than a Non-Serviced Mortgage Loan) or Serviced Companion Loans, unless—

●	an appraisal had previously been obtained within the prior nine months, and

●
the applicable Special Servicer has no knowledge of changed circumstances that in the reasonable judgment of the applicable Special Servicer would materially affect the value of the Mortgaged Property.

Notwithstanding the foregoing, if the Stated Principal Balance of the subject Mortgage Loan is less than $2,000,000, then the applicable Special Servicer may, at its option, perform an internal valuation of the related Mortgaged Property rather than obtain an appraisal.

As a result of any appraisal or other valuation, it may be determined that an Appraisal Reduction Amount exists with respect to the subject Mortgage Loan. An Appraisal Reduction Amount is relevant to (i) the amount of any advances of delinquent interest required to be made with respect to the affected Mortgage Loan, (ii) the determination of whether a Subordinate Control Period is in effect as of any date of determination and, during a Subordinate Control Period, the identity of the Class of Certificateholders whose members are entitled to appoint the Subordinate Class Representative and (iii) the Voting Rights of the certificateholders.

If an Appraisal Trigger Event occurs with respect to any Specially Serviced Mortgage Loan, then the applicable Special Servicer will have an ongoing obligation to obtain or perform, as the case may be, every nine months following the occurrence of that Appraisal Trigger Event, an update of the prior required appraisal or other valuation. Based upon that update, the applicable Special Servicer is required to redetermine (in consultation with the Subordinate Class Representative during any Subordinate Control Period, or with one or more of the Subordinate Class Representative and the Trust Advisor, under the procedures described under “—Review and Consultation With Respect to Calculations of Net Present Value and Appraisal Reduction Amounts” below, during any Collective Consultation Period or Senior Consultation Period), and report to the Certificate Administrator, the Trustee and the applicable Master Servicer the new Appraisal Reduction Amount, if any, with respect to the Mortgage Loan. This ongoing obligation will cease if and when—

●	any and all Servicing Transfer Events with respect to the Mortgage Loan have ceased, and

●	no other Servicing Transfer Event or Appraisal Trigger Event has occurred with respect to the subject Mortgage Loan during the preceding 90 days.

The cost of each required appraisal, and any update of that appraisal, will be advanced by the applicable Master Servicer, at the direction of the applicable Special Servicer, and will be reimbursable to the applicable Master Servicer as a Servicing Advance.

With respect to any Appraisal Reduction Amount calculated for the purposes of determining the Majority Subordinate Certificateholder, the existence of a Subordinate Control Period, Collective Consultation Period or Senior Consultation Period and, if applicable, the allocation of Voting Rights among the respective Classes of Principal Balance Certificates, (i) the Appraised Value of the related Mortgaged Property used to calculate the Appraisal Reduction Amount will be determined on an “as-is” basis and (ii) the Appraisal Reduction Amount so calculated with respect to any Mortgage Loan will be notionally allocable between the respective Classes of Principal Balance Certificates in reverse order of their alphanumeric designations (in each case until the Certificate Principal Balance thereof is notionally reduced to zero) and the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB Certificates will be treated as a single Class in such notional allocation.

Notwithstanding the foregoing, solely for purposes of determining whether a Subordinate Control Period is in effect (and the identity of the Class of Certificateholders entitled to appoint the Subordinate Class Representative), whenever the applicable Special Servicer obtains an appraisal or updated appraisal under the Pooling and Servicing Agreement, the Subordinate Class Representative will have the right, exercisable within ten business days after the applicable Special Servicer’s report of the resulting Appraisal Reduction Amount, to direct the applicable Special Servicer to hire a qualified appraiser reasonably satisfactory to the Subordinate Class Representative to prepare a second appraisal of the Mortgaged Property at the expense of the Subordinate Class Representative. The applicable Special Servicer must use reasonable efforts to cause the delivery of such second appraisal within 30 days following the direction of the Subordinate Class Representative. Within ten business days following its receipt of such second appraisal, the applicable Special Servicer will be required to determine in accordance with the Servicing Standard, whether, based on its assessment of such second appraisal and receipt of information requested from the applicable Master Servicer reasonably required to perform such recalculation of the Appraisal Reduction Amount, any recalculation of the Appraisal Reduction Amount is warranted and, if so, the applicable Special Servicer will recalculate the applicable Appraisal Reduction Amount on the basis of such second appraisal. Solely for purposes of determining whether a Subordinate Control Period is in effect and the identity of the Class of Certificates whose members are entitled to appoint the Subordinate Class Representative:

●
the first appraisal will be disregarded and have no force or effect, and, if an Appraisal Reduction Amount is already then in effect, the Appraisal Reduction Amount for the related Mortgage Loan will be calculated on the basis of the most recent prior appraisal or updated appraisal obtained under the Pooling and Servicing Agreement (or, if no such appraisal exists, there will be no Appraisal Reduction Amount for purposes of determining whether a Subordinate Control Period is in effect and the identity of the Class of Certificates whose members are entitled to appoint the Subordinate Class Representative) unless and until (a) the Subordinate Class Representative fails to exercise its right to direct the applicable Special Servicer to obtain a second appraisal within the exercise period described above or (b) if the Subordinate Class Representative exercises its right to direct the applicable Special Servicer to obtain a second appraisal, such second appraisal is not received by the applicable Special Servicer within 90 days following such direction, whichever occurs earlier (and, in such event, an Appraisal Reduction Amount calculated on the basis of such first appraisal, if any, will be effective); and

●
if the Subordinate Class Representative exercises its right to direct the applicable Special Servicer to obtain a second appraisal and such second appraisal is received by the applicable Special Servicer within 90 days following such direction, the Appraisal Reduction Amount (if any), calculated on the basis of the second appraisal (if the applicable Special Servicer determines that a recalculation was warranted as described above) or (otherwise) on the basis of the first appraisal will be effective.

In addition, if there is a material change with respect to any of the Mortgaged Properties related to a Mortgage Loan with respect to which an Appraisal Reduction Amount has been calculated, then (i) during any Subordinate Control Period, the Holder (or group of Holders) of Certificates representing a majority of the aggregate Voting Rights of the Classes of Principal Balance Certificates (reduced by any Appraisal Reduction Amounts allocated thereto) to less than 25% of each such Class’s initial Certificate Principal Balance and (ii) during any Collective Consultation Period, the Majority Subordinate Certificateholder will have the right, at its sole cost and expense, to present to the applicable Special Servicer an additional appraisal prepared by a qualified appraiser on an “as-is” basis and acceptable to the applicable Special Servicer in accordance with the Servicing Standard. Subject to the applicable Special Servicer’s confirmation, determined in accordance with the Servicing Standard, that there has been a change with respect to the related Mortgaged Property and such change was material, the applicable Special Servicer will be required to recalculate such Appraisal Reduction Amount based upon such additional appraisal and updated information. If required by any such recalculation, any applicable Class of Principal Balance Certificates notionally reduced by any Appraisal Reduction Amounts allocated to such Class will have its related Certificate Principal Balance notionally restored to the extent required by such recalculation, and there will be a redetermination of whether a Subordinate Control Period or a Collective Consultation Period is then in effect. With respect to each Class of Control-Eligible Certificates, the right to present the applicable Special Servicer with any such additional appraisals as provided above will be limited to no more frequently than once in any 12-month period for each Mortgage Loan with respect to which an Appraisal Reduction Amount has been calculated.

Except as otherwise described below, “Appraisal Reduction Amount” means for any Mortgage Loan (other than a Non-Serviced Mortgage Loan) as to which an Appraisal Trigger Event has occurred, an amount that:

●	will be determined shortly following the later of—

1.	the date on which the relevant appraisal or other valuation is obtained or performed, as described above; and

2.	the date on which the relevant Appraisal Trigger Event occurred; and

●	will generally equal the excess, if any, of “x” over “y” where—

3.	“x” is equal to the sum of:

(a)	the Stated Principal Balance of that Mortgage Loan;

(b)
to the extent not previously advanced by or on behalf of the applicable Master Servicer or the Trustee, all unpaid interest, other than any Default Interest and/or Excess Interest, accrued on that Mortgage Loan through the most recent Due Date prior to the date of determination;

(c)	all accrued but unpaid special servicing fees with respect to that Mortgage Loan;

(d)
all related unreimbursed advances made by or on behalf of the applicable Master Servicer, the applicable Special Servicer or the Trustee with respect to that Mortgage Loan, together with interest on those advances;

(e)	any other outstanding Additional Trust Fund Expenses (other than certain Trust Advisor Expenses) with respect to that Mortgage Loan; and

(f)
all currently due and unpaid real estate taxes and assessments, insurance premiums and, if applicable, ground rents and any unfunded improvement or other applicable reserves, with respect to the Trust’s interest in the related Mortgaged Property or REO Property, for which neither the applicable Master Servicer nor the applicable Special Servicer holds any escrow funds or reserve funds; and

4.	“y” is equal to the sum of:

(a)
the excess, if any, of 90% of the resulting Appraised Value of the related Mortgaged Property (determined in the case of a residential cooperative property, assuming such property is operated as a residential cooperative) or REO Property, over the amount of any obligations secured by liens on the property that are prior to the lien of that Mortgage Loan;

(b)	the amount of escrow payments and reserve funds held by the applicable Master Servicer or the applicable Special Servicer with respect to the subject Mortgage Loan that—

●	are not required to be applied to pay real estate taxes and assessments, insurance premiums or ground rents,

●	are not otherwise scheduled to be applied (except to pay debt service on the Mortgage Loan) within the next 12 months, and

●	may be applied toward the reduction of the Stated Principal Balance of the Mortgage Loan; and

(c)	the amount of any letter of credit that constitutes additional security for the Mortgage Loan that may be used to reduce the Stated Principal Balance of the subject Mortgage Loan.

If, however—

●	an Appraisal Trigger Event occurs with respect to any Mortgage Loan,

●
the appraisal or other valuation referred to in the first bullet of this definition is not obtained or performed with respect to the related Mortgaged Property or REO Property within 60 days of the Appraisal Trigger Event referred to in the first bullet of this definition, and

●	either—

1.
no comparable appraisal or other valuation had been obtained or performed with respect to the related Mortgaged Property or REO Property, as the case may be, during the 9-month period prior to that Appraisal Trigger Event, or

2.
there has been a material change in the circumstances surrounding the related Mortgaged Property or REO Property, as the case may be, subsequent to the earlier appraisal or other valuation that, in the applicable Special Servicer’s reasonable judgment, materially affects the property’s value, then until the required appraisal or other valuation is obtained or performed, the Appraisal Reduction Amount for the subject Mortgage Loan will equal 25% of the Stated Principal Balance of the subject Mortgage Loan. After receipt of the required appraisal or other valuation with respect to the related Mortgaged Property or REO Property, the applicable Special Servicer will be required to determine the Appraisal Reduction Amount, if any, for the subject Mortgage Loan as described in the first sentence of this definition.

Also notwithstanding the foregoing, with respect to a Serviced Loan Combination, any Appraisal Reduction Amounts generally will be calculated with respect to the entirety of the Loan Combination as if it were a single “Mortgage Loan” owned by the Trust Fund, the resulting amount will then be allocated to the related Mortgage Loan and Serviced Companion Loan on a pro rata and pari passu basis according to their respective outstanding principal balances and the amount so allocated will be the “Appraisal Reduction Amount” for such Mortgage Loan or Serviced Companion Loan, as applicable.

In connection with the foregoing, each Mortgage Loan that is part of a single cross-collateralized group, if any, will be treated separately (in each case as a single Mortgage Loan without regard to the cross-collateralization and cross-default provisions) for purposes of calculating an Appraisal Reduction Amount.

Notwithstanding the foregoing, for purposes of determining whether a Subordinate Control Period is in effect, the determination of Appraisal Reduction Amounts will be subject to the provisions and procedures described in this section.

An Appraisal Reduction Amount as calculated above will be reduced to zero as of the date all Servicing Transfer Events have ceased to exist with respect to the related Mortgage Loan and at least 90 days have passed following the occurrence of the most recent Appraisal Trigger Event. No Appraisal Reduction Amount as calculated above will exist as to any Mortgage Loan after it has been paid in full, liquidated, repurchased or otherwise disposed of.

“Appraisal Trigger Event” means, with respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan) and Serviced Companion Loan, any of the following events:

●	the occurrence of a Servicing Transfer Event and the modification of the Mortgage Loan or Companion Loan by the applicable Special Servicer in a manner that—

1.
materially affects the amount or timing of any payment of principal or interest due thereon, other than, or in addition to, bringing monthly debt service payments current with respect to the Mortgage Loan or Serviced Companion Loan;

2.
except as expressly contemplated by the related Mortgage Loan documents, results in a release of the lien of the related Mortgage on any material portion of the related Mortgaged Property without a corresponding principal prepayment in an amount, or the delivery of substitute real property collateral with a fair market value (as-is), that is not less than the fair market value (as-is) of the property to be released, as determined by an appraisal delivered to such Special Servicer (at the expense of the related borrower and upon which the applicable Special Servicer may conclusively rely); or

3.
in the reasonable judgment of the applicable Special Servicer, otherwise materially impairs the security for the Mortgage Loan or Companion Loan, as applicable, or materially reduces the likelihood of timely payment of amounts due thereon;

●	the related Mortgaged Property becomes an REO Property;

●	the passage of 60 days after a receiver or similar official is appointed and continues in that capacity with respect to the related Mortgaged Property;

●
the related borrower becomes the subject of (1) voluntary bankruptcy, insolvency or similar proceedings or (2) involuntary bankruptcy, insolvency or similar proceedings that remain undismissed for 60 days;

●
the related borrower fails to make when due any monthly debt service payment (other than a Balloon Payment) or any other payment (other than a Balloon Payment) required under the related Mortgage Note or the related Mortgage, which failure continues unremedied for 60 days; and

●
the related borrower fails to make when due any Balloon Payment and the borrower does not deliver to the applicable Master Servicer or the applicable Special Servicer, on or before the Due Date of the Balloon Payment, a written and fully executed (subject only to customary final closing conditions) refinancing commitment from an acceptable lender and reasonably satisfactory in form and substance to the applicable Master Servicer (and such Master Servicer will be required to promptly forward such commitment to the applicable Special Servicer) which provides that such refinancing will occur within 120 days after the date on which the Balloon Payment will become due (provided that if either such refinancing does not occur during that time or the applicable Master Servicer is required during that time to make any P&I Advance in respect of the Mortgage Loan, an Appraisal Trigger Event will occur immediately).

With respect to a Non-Serviced Mortgage Loan, any applicable Appraisal Reduction Amount will be determined by the related Other Master Servicer or Other Special Servicer, as applicable, on terms that are or are expected to be substantially similar to those described above. See “—Servicing of the Loan Combinations” in this free writing prospectus.

Additionally, with respect to a Serviced Loan Combination, if an Appraisal Trigger Event occurs with respect to either the related Serviced Mortgage Loan or the related Serviced Companion Loan, it will be deemed to exist with respect to the entirety of such Serviced Loan Combination.

Rating Agency Confirmations

The Pooling and Servicing Agreement will contain a provision to the effect that:

●	if all the following conditions are satisfied—

(a)     delivery of a Rating Agency Confirmation from each of the Rating Agencies is a condition precedent to any action under the loan documents related to a Mortgage Loan or Loan Combination or under the Pooling and Servicing Agreement,

(b)     the party required to obtain such Rating Agency Confirmations under the Pooling and Servicing Agreement (the “Requesting Party”) has made a request to any Rating Agency for such Rating Agency Confirmation, and

(c)     within ten business days following the posting of such request to the Rule 17g-5 Information Provider’s Website, such Rating Agency (I) has not replied to such request or (II) has responded in a manner that indicates that such Rating Agency is neither reviewing such request nor waiving the requirement for Rating Agency Confirmation,

●	then all the following provisions will apply:

(i)      in the case of (c)(I) above, such Requesting Party will be required to confirm (by direct communication, without the requirement to post such communication on the Rule 17g-5 Information Provider’s Website to the extent such communication solely relates to such confirmation) that the applicable Rating Agency has received the Rating Agency Confirmation request, and, if it has, promptly request the related Rating Agency Confirmation again;

(ii)     if there is no response to either such request for Rating Agency Confirmation within 5 business days following such second request as contemplated by clause (i) above (after seeking to confirm (by direct communication, without the requirement to post such communication on the Rule 17g-5 Information Provider’s Website to the extent such communication solely relates to such confirmation) that the applicable Rating Agency received such second Rating Agency Confirmation request) or if the Requesting Party receives the response to the initial request described above in clause (c)(II), then (x) with respect to any condition in any Mortgage Loan document requiring such Rating Agency Confirmation or any other matter under the Pooling and Servicing Agreement relating to the servicing of the Mortgage Loans (other than as described in clause (y) or clause (z) below), the Requesting Party (or, if the Requesting Party is the related borrower, then the applicable Master Servicer (with respect to matters it is processing) or the applicable Special Servicer (with respect to matters it is processing)) will determine (with the consent of the Subordinate Class Representative, during any Subordinate Control Period, which consent will be deemed given if the Subordinate Class Representative does not respond within five business days following receipt of a request to consent to the Requesting Party’s determination), in accordance with its duties under the Pooling and Servicing Agreement and in accordance with the Servicing Standard, whether or not to waive such condition for such particular action at such time (other than with respect to defeasance, release or substitution of any collateral, in which case such condition will be deemed to be satisfied), (y) with respect to a replacement or successor of the applicable Master Servicer or applicable Special Servicer, such condition will be deemed to be satisfied if (i) DBRS has not cited servicing concerns of the applicable replacement master servicer or special servicer as the sole or material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in any other commercial mortgage backed securitization transaction serviced by the applicable servicer prior to the time of determination, if DBRS is the non-responding Rating Agency, (ii) the applicable replacement is currently acting as master servicer or special servicer, as applicable, on a “deal-level” or “transaction-level” basis for all or a significant portion of the mortgage loans in other commercial mortgage-backed securities transactions and Moody’s has not cited servicing concerns of the applicable replacement servicer as the sole or material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in any other commercial mortgage backed securitization transaction serviced by the applicable servicer prior to the time of determination, if Moody’s is the non-responding Rating Agency or (iii) either (a) the applicable replacement master servicer or special servicer has a master servicer or special servicer, as applicable, ranking of at least “MOR CS3” by Morningstar (if ranked by Morningstar) or (b) if not ranked by Morningstar, the applicable replacement master servicer or special servicer is currently acting as a master servicer or special servicer, as applicable, on a deal or transaction-level basis for all or a significant portion of the related mortgage loans in other CMBS transactions rated by any NRSRO and a Responsible Officer of the Trustee does not have actual knowledge that Morningstar has, with respect to any such other CMBS transaction, qualified, downgraded or withdrawn its rating or ratings on one or more classes of such CMBS transaction citing servicing concerns of the applicable replacement servicer as the sole or material factor in such rating action, if Morningstar is the non-responding Rating Agency, and (z) with respect to a replacement or successor of the Trust Advisor, such condition will be deemed to be waived with respect to any non-responding Rating Agency so long as such Rating Agency has not cited concerns regarding the replacement trust advisor as the sole or material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in a commercial mortgage-backed securitization transaction with respect to which the replacement trust advisor acts as trust advisor or operating advisor prior to the time of determination;

(iii)     in connection with any determination made by the Requesting Party above, the applicable Special Servicer will be required to obtain the consent of the Subordinate Class Representative (during any Subordinate Control Period) or consult with the Subordinate Class Representative (during any Collective Consultation Period) and the Trust Advisor (during any Collective Consultation Period or Senior Consultation Period), with consent or approval deemed to be granted by the Subordinate Class Representative (during any Subordinate Control Period), if it does not respond within five business days of its receipt of a request for consideration from the applicable Special Servicer; and

(iv)     promptly following the Requesting Party’s determination to take any action discussed above without receiving affirmative Rating Agency Confirmation from a Rating Agency, the Requesting Party (to the extent that the applicable information has been provided to the Requesting Party) will be required to provide notice, which may be transmitted by electronic mail, to the Rule 17g-5 Information Provider (which will promptly post such notice to the Rule 17g-5 Information Provider’s website pursuant to the Pooling and Servicing Agreement).

“Rule 17g-5 Information Provider” means the Certificate Administrator acting in the capacity as “Rule 17g-5 Information Provider” under the Pooling and Servicing Agreement.

Insofar as any matter involving a Serviced Loan Combination requires a Rating Agency Confirmation, substantially similar provisions will also apply with respect to the hired rating agencies for any CMBS backed by the related Serviced Companion Loan if the holder of such Serviced Companion Loan has notified the parties to the Pooling and Servicing Agreement of the identity of the applicable rating agencies, the identity of the applicable Rule 17g-5 information provider and the location of the applicable Rule 17g-5 information provider’s website.

For all other matters or actions not specifically discussed above, including without limitation any amendment to the Pooling and Servicing Agreement, the applicable Requesting Party will be required to obtain an affirmative Rating Agency Confirmation from each of the Rating Agencies.

In the event an action otherwise requires a Rating Agency Confirmation from each of the Rating Agencies, in absence of such Rating Agency Confirmation, we cannot assure you that any Rating Agency will not downgrade, qualify or withdraw its ratings as a result of any such action taken by the applicable Master Servicer or the applicable Special Servicer in accordance with the procedures discussed above.

As used in this free writing prospectus, “Rating Agency Confirmation” means, with respect to any matter, confirmation in writing by each applicable Rating Agency that a proposed action, failure to act or other event specified in this free writing prospectus will not in and of itself result in the downgrade, withdrawal or qualification of the then-current rating assigned to any Class of Certificates (if then rated by the Rating Agency) and, if a Serviced Loan Combination is involved, confirmation in writing by each applicable hired rating agency for any CMBS backed by the related Serviced Companion Loan, that a proposed action, failure to act or other event specified in this free writing prospectus will not in and of itself result in the downgrade, withdrawal or qualification of the then-current rating assigned to any class of such CMBS (if then rated by such rating agency); provided that if a Requesting Party receives a written waiver or acknowledgment from the relevant rating agency indicating its decision not to review the matter for which the Rating Agency Confirmation is sought, then the requirement to receive a Rating Agency Confirmation from such rating agency with respect to such matter will not apply. For the purposes of this definition, any confirmation, waiver, request, acknowledgment or approval which is required to be in writing may be in the form of electronic mail. Notwithstanding anything to the contrary set forth in the Pooling and Servicing Agreement, at any time during which the Certificates are no longer rated by a Rating Agency, and, if a Serviced Loan Combination is involved, the CMBS backed by the related Serviced Companion Loan are no longer rated by a hired rating agency for such CMBS, then, no Rating Agency Confirmation will be required under the Pooling and Servicing Agreement.

The Pooling and Servicing Agreement will provide that the Depositor, the Rule 17g-5 Information Provider, the Trustee, the Certificate Administrator, the Master Servicers, the Special Servicers and the Trust Advisor may amend the Pooling and Servicing Agreement to change the procedures regarding compliance with Rule 17g-5, without any Certificateholder consent; provided that such amendment does not materially increase the responsibilities of the Rule 17g-5 Information Provider; and provided, further, that notice of any such amendment must be provided to the Rule 17g-5 Information Provider, who will post such notice to the Rule 17g-5 Information Provider’s Website, and within 2 business days following delivery to the Rule 17g-5 Information Provider, deliver the notice to the Rating Agencies. “Rule 17g-5 Information Provider’s Website” means www.ctslink.com, under the “NRSRO” tab for the related transaction.

Evidence as to Compliance

Each of the Master Servicers, the Special Servicers, the Certificate Administrator and the Trustee (but only if the Trustee has made an advance during the applicable calendar year) is required, under the Pooling and Servicing Agreement (and each Additional Servicer will be required under its sub-servicing agreement) to deliver annually to the Certificate Administrator and the Depositor (among other persons) on or before the date specified in the Pooling and Servicing Agreement, an officer’s Certificate stating that (i) a review of that party’s servicing activities during the preceding calendar year or portion of that year and of performance under the Pooling and Servicing Agreement, the applicable primary servicing agreement or the applicable sub-servicing or primary servicing agreement in the case of an Additional Servicer, as applicable, has been made under the officer’s supervision, and (ii) to the best of the officer’s knowledge, based on the review, such party has fulfilled all its obligations under the Pooling and Servicing Agreement, the applicable primary servicing agreement or the applicable sub-servicing servicing agreement in the case of an Additional Servicer, as applicable, in all material respects throughout the year or portion thereof, or, if there has been a failure to fulfill any such obligation in any material respect, specifying the failure known to the officer and the nature and status of the failure. In general, none of these parties will be responsible for the performance by any other such party of that other party’s duties described above.

“Additional Servicer” means each affiliate of a Master Servicer, any Mortgage Loan Seller, the Depositor, any of the underwriters or the Other Master Servicer or Other Special Servicer that services any of the Mortgage Loans and each person (other than the Special Servicers) that is not an affiliate of a Master Servicer, any Mortgage Loan Seller, the Depositor or any of the underwriters, and that, in either case, services 10% or more of the Mortgage Loans based on their Stated Principal Balance.

“Designated Sub-Servicer” means any sub-servicer or Additional Servicer required by a Mortgage Loan Seller to be retained by a Master Servicer.

“Servicing Function Participant” means any person, other than either Master Servicer, either Special Servicer and the Trust Advisor, that, within the meaning of Item 1122 of Regulation AB, is primarily responsible for performing activities that address the servicing criteria set forth in Item 1122(d) of Regulation AB, unless such person’s activities relate only to 5% or less of the Mortgage Loans based on the Stated Principal Balance of the Mortgage Loans or the applicable servicer takes responsibility for the activities of such person in accordance with Regulation AB. The Trustee and the Certificate Administrator are Servicing Function Participants.

In addition, each of the Master Servicers, the Special Servicers (regardless of whether a Special Servicer has commenced special servicing of any Mortgage Loan), the Trust Advisor, the Certificate Administrator, the custodian, the Trustee and each Servicing Function Participant, at its own expense, is required to furnish (and each of the preceding parties, as applicable, will (i) with respect to any Servicing Function Participant that is a Designated Sub-Servicer, use commercially reasonable efforts to cause, and (ii) with respect to any other Servicing Function Participant, cause each Servicing Function Participant (other than any party to the Pooling and Servicing Agreement) with which it has entered into a servicing relationship with respect to the Mortgage Loans, to furnish, each at its own expense), annually, to the Trustee, the Certificate Administrator, the Depositor (and the Other Depositor and the Other Trustee) and the Rule 17g-5 Information Provider, a report (an “Assessment of Compliance”) assessing compliance by that party with the servicing criteria set forth in Item 1122(d) of Regulation AB that contains the following:

●	a statement of the party’s responsibility for assessing compliance with the servicing criteria set forth in Item 1122 of Regulation AB applicable to it;

●	a statement that the party used the criteria in Item 1122(d) of Regulation AB to assess compliance with the applicable servicing criteria;

●
the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the prior fiscal year, setting forth any material instance of noncompliance identified by the party, a discussion of each such failure and the nature and status thereof; and

●
a statement that a registered public accounting firm has issued an attestation report on the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the prior fiscal year.

Each party that is required to deliver an Assessment of Compliance will also be required to simultaneously deliver a report (an “Attestation Report”) of a registered public accounting firm, prepared in accordance with the standards for attestation engagements issued or adopted by the Public Company Accounting Oversight Board, that expresses an opinion, or states that an opinion cannot be expressed (and the reasons for this), concerning the party’s assessment of compliance with the applicable servicing criteria set forth in Item 1122(d) of Regulation AB.

Certain fees and expenses incurred by the Certificate Administrator in connection with any additional disclosure required under the Exchange Act as a result of the occurrence of certain unexpected events will be reimbursable to the Certificate Administrator as Additional Trust Fund Expenses.

Certain Matters Regarding the Master Servicers, the Special Servicers, the Trust Advisor and the Depositor

The Pooling and Servicing Agreement will require each of the Master Servicers and Special Servicers to maintain a fidelity bond and errors and omissions policy or their equivalent that provides coverage against losses that may be sustained as a result of an officer’s or employee’s misappropriation of funds or errors and omissions, subject to certain limitations as to amount of coverage, deductible amounts, conditions, exclusions and exceptions. That requirement is considered to be satisfied if an affiliate of the applicable Master Servicer or applicable Special Servicer (as the case may be) maintains a fidelity bond and errors and omissions policy (or their equivalent) and the bond and policy each extends coverage to such Master Servicer or such Special Servicer, as the case may be. Each such policy must be issued by a Qualified Insurer with the Required Claims-Paying Rating. In addition, so long as the long-term unsecured debt obligations of such Master Servicer or such Special Servicer, as the case may be, are rated not lower than “A (low)” by DBRS (or, if not rated by DBRS, an equivalent rating by any two other NRSROs (which may include Moody’s and Morningstar) or one NRSRO and AM Best Company) and “A3” by Moody’s, or a Rating Agency Confirmation from each Rating Agency with respect to which such rating is not satisfied has been received, such Master Servicer or such Special Servicer, as the case may be, may self-insure with respect to the fidelity bond and errors and omissions coverage required as described above, in which case it will not be required to maintain an insurance policy with respect to such coverage.

In no event will the Depositor, the Trust Advisor, the Master Servicers, the Special Servicers or any of their respective members, managers, directors, officers, employees or agents be under any liability to the Trust, the Trustee or the Certificateholders or the holder of a Serviced Companion Loan for any action taken or not taken in good faith pursuant to the Pooling and Servicing Agreement or for errors in judgment. None of the Depositor, the Trust Advisor, the Master Servicers, the Special Servicers nor any of their respective members, managers, directors, officers, employees or agents will be protected, however, against any liability that would otherwise be imposed by reason of breach of representation or warranty made in the Pooling and Servicing Agreement, or against any expense or liability specifically required to be borne by such party without right of reimbursement pursuant to the terms of the Pooling and Servicing Agreement, or by reason of willful misfeasance, bad faith or negligence in the performance of obligations or duties under, the Pooling and Servicing Agreement or by reason of reckless disregard of those obligations and duties.

Furthermore, the Pooling and Servicing Agreement will entitle the Depositor, the Trust Advisor, the Master Servicers, Special Servicers and their respective members, managers, directors, officers, employees and agents to indemnification out of the Trust Fund for any loss, liability, claim, damages, penalty, fine, cost or expense incurred in connection with any actual or threatened legal action or claim that relates to the Pooling and Servicing Agreement, the Certificates or the Trust. Such indemnification will not extend, however, to any such amount (i) specifically required to be borne by the relevant party, without right of reimbursement, pursuant to the terms of the Pooling and Servicing Agreement, (ii) incurred in connection with any legal action or claim against the relevant party resulting from any breach of a representation or warranty made by it in the Pooling and Servicing Agreement, or (iii) incurred in connection with any legal action or claim against the relevant party resulting from any willful misfeasance, bad faith or negligence in the performance of obligations and duties under the Pooling and Servicing Agreement or resulting from negligent disregard of such obligations and duties. For the purposes of indemnification of a Master Servicer or a Special Servicer and limitation of liability, such Master Servicer or such Special Servicer will be deemed not to have engaged in willful misfeasance or committed bad faith, fraud or negligence in the performance of its respective obligations or duties or acted in negligent disregard or other disregard of its respective obligations or duties under the Pooling and Servicing Agreement if such Master Servicer or such Special Servicer, as applicable, fails to follow the terms of the Mortgage Loan documents because such Master Servicer or such Special Servicer, as applicable, in its reasonably exercised judgment determines that following the terms of any Mortgage Loan document would or potentially would result in an Adverse REMIC Event (for which determination, such Master Servicer and such Special Servicer will be entitled to rely on advice of counsel, the cost of which will be reimbursed as a Trust expense), as such parties will be directed to do pursuant to the Pooling and Servicing Agreement. Insofar as any losses, liabilities or expenses described above relate in whole or in part to a Serviced Loan Combination, payment or reimbursement thereof must be made from collections on or in respect of the respective components of such Serviced Loan Combination (with the amount paid from the related Collection Account (from general collections on all Mortgage Loans if amounts on deposit in respect of the related Mortgage Loan are insufficient therefor) and the Companion Loan Collection Account pro rata according to the related Intercreditor Agreement and based on the respective outstanding principal balances of the Mortgage Loan and Serviced Companion Loan included in the related Serviced Loan Combination, but, to the extent that the amount on deposit in the Companion Loan Collection Account at any particular time is insufficient to satisfy the pro rata portion of the payment or reimbursement allocable to such Serviced Companion Loan, such payment or reimbursement will be made from general collections on deposit in the Collection Accounts. In that latter event, to the extent that the amount is so paid from the Collection Accounts and funds that would otherwise have been available in the Companion Loan Collection Account and used to pay such amount are subsequently collected or recovered, then such funds will be deposited into such Collection Account. The applicable Master Servicer and the applicable Special Servicer, as applicable, will be required to use efforts consistent with the Servicing Standard to exercise promptly the rights of the Trust Fund under the related Intercreditor Agreement to obtain reimbursement from the holder of the Serviced Companion Loan for the portion of its pro rata portion of the payment or reimbursement allocable to the related Serviced Companion Loan. Any indemnification payments to which the Trust Advisor may become entitled will constitute Trust Advisor Expenses (except, in the case of a Serviced Loan Combination, to the extent, if any, they are paid or reimbursed by the holder of the related Serviced Companion Loan) and be paid, and allocated to and borne by the Certificateholders, at the times and in the manner described under “Description of the Offered Certificates” in this free writing prospectus. The Trust Advisor will not be entitled to reimbursement of expenses for its services except those for which it is entitled to indemnification as described above or otherwise specifically provided for under the Pooling and Servicing Agreement.

With respect to a Non-Serviced Loan Combination, the related depositor and Other Master Servicer or Other Special Servicer will be entitled to indemnification with respect to amounts related to such Non-Serviced Loan Combination pursuant to provisions that are or are expected to be substantially similar to those described above and will be entitled to reimbursement from the Trust Fund for the related Non-Serviced Mortgage Loan’s pro rata share of any such amounts.

The Depositor, the Trust Advisor, the Master Servicers and the Special Servicers will be under no obligation to appear in, prosecute or defend any legal action unless such action is related to its respective duties under the Pooling and Servicing Agreement and, except in the case of a legal action the costs of which such party is specifically required to bear, in its opinion does not involve it in any ultimate expense or liability for which it would not be reimbursed; provided, however, that the Depositor, the Trust Advisor, a Master Servicer or a Special Servicer may in its discretion undertake any such action which it may reasonably deem necessary or desirable with respect to the enforcement and/or protection of the rights and duties of the parties to the Pooling and Servicing Agreement and the interests of the Certificateholders (or, if a Serviced Loan Combination is involved, the rights of the Certificateholders and the holder of the related Serviced Companion Loan). In such event, the legal expenses and costs of such action, and any liability resulting therefrom, will be expenses, costs and liabilities of the Trust, and the Depositor, the Trust Advisor, the Master Servicers or the Special Servicers, as the case may be, will be entitled to be reimbursed therefor from the Collection Accounts or the Distribution Account. Insofar as any losses, liabilities or expenses described above relate in whole or in part to a Serviced Loan Combination, payment or reimbursement thereof must be made from collections on or in respect of the respective components of such Serviced Loan Combination (with the amount paid from the related Collection Account (from general collections on all Mortgage Loans if amounts on deposit in respect of the related Mortgage Loan are insufficient therefor) and the Companion Loan Collection Account pro rata according to the related Intercreditor Agreement and based on the respective outstanding principal balances of the Mortgage Loan and Serviced Companion Loan included in the related Serviced Loan Combination, but, to the extent that the amount on deposit in the Companion Loan Collection Account at any particular time is insufficient to satisfy the pro rata portion of the payment or reimbursement allocable to such Serviced Companion Loan, such payment or reimbursement will be made from general collections on deposit in the Collection Accounts. In that latter event, to the extent that the amount is so paid from the related Collection Account and funds that would otherwise have been available in the Companion Loan Collection Account and used to pay such amount are subsequently collected or recovered, then such funds will be deposited into the related Collection Account. The applicable Master Servicer and the applicable Special Servicer, as applicable, will each be required to use efforts consistent with the Servicing Standard to exercise promptly the rights of the Trust Fund under the Intercreditor Agreement to obtain reimbursement from each holder of a related Serviced Companion Loan for the payment or reimbursement made from the Collection Account as described above with respect to that holder’s allocable share of a loss, liability or expense. In no event will the Trust Advisor have any duty to appear in any legal proceedings in connection with the Pooling and Servicing Agreement. The rights of any party to the Pooling and Servicing Agreement described above will be in addition to any general rights of indemnification that such party may otherwise have as described above. Payments or reimbursements to the Trust Advisor pursuant to the provisions described in this paragraph will be subject to the limitations regarding the timing and sources of indemnification payments to the Trust Advisor that we described generally in this free writing prospectus.

Notwithstanding any other provisions of the Pooling and Servicing Agreement to the contrary, the parties thereto will agree, and the Certificateholders by their acceptance of their Certificates will be deemed to have agreed, that (i) there could be multiple strategies to resolve any Specially Serviced Mortgage Loan and that the goal of the Trust Advisor’s participation is to provide monitoring (subject to, and in accordance with, the provisions of the Pooling and Servicing Agreement) relating to the applicable Special Servicer’s compliance with the Servicing Standard in making its determinations as to which strategy to execute, (ii) the Trust Advisor will have no liability to any Certificateholder for any actions taken or for refraining from taking any actions under the Pooling and Servicing Agreement, (iii) the agreements of the Trust Advisor set forth in the other provisions of the Pooling and Servicing Agreement will be construed solely as agreements to perform analytical and reporting services, (iv) the Trust Advisor will have no authority or duty to make a determination on behalf of the Trust Fund, nor have any responsibility for decisions made by or on behalf of the Trust Fund, (v) insofar as the words “consult”, “recommend” or words of similar import are used in the Pooling and Servicing Agreement in respect of the Trust Advisor and any servicing action or inaction, such words will be construed to mean the performance of analysis and reporting services, which the applicable Special Servicer may determine not to accept, (vi) the absence of a response by the Trust Advisor to an “asset status report” or other matter in which the Pooling and Servicing Agreement contemplates consultation with the Trust Advisor will not be construed as an approval, endorsement, acquiescence or recommendation for or against any proposed action (but, in the event of such absence of a response, the applicable Special Servicer (x) will be deemed to have complied with the relevant provision that otherwise required consultation with the Trust Advisor and (y) will be entitled to proceed as if consultation with the Trust Advisor had not initially been required in connection with such “asset status report” or other matter), (vii) any provision of the Pooling and Servicing Agreement that otherwise purports, or that may be construed, to impose on the Trust Advisor a duty to consider the Servicing Standard or the interests of the Certificateholders will be construed as a requirement to use the Servicing Standard or such interests as the basis of measurement in its analysis and reporting and the basis of measurement in its evaluation of the performance of the applicable Special Servicer and its determination of whether an action, recommendation or report by the applicable Special Servicer is in compliance with the Pooling and Servicing Agreement, and not to impose on the Trust Advisor a duty to itself comply with the Servicing Standard or itself act in the interests of the Certificateholders and, if applicable, the holder of a Serviced Companion Loan, and such measurement basis will be construed to refer to no particular Class of Certificates or particular Certificateholders or the holder of such Serviced Companion Loan, (viii) no other party to the Pooling and Servicing Agreement, and no Subordinate Class Representative, will have any duty to monitor or supervise the performance by the Trust Advisor of its services under the Pooling and Servicing Agreement and (ix) the Trust Advisor is not an “investment adviser” within the meaning of the Investment Advisers Act of 1940, and will not owe any fiduciary duty to any person pursuant to the Pooling and Servicing Agreement.

With limited exception, any person into which the Depositor, the Trust Advisor, a Master Servicer or a Special Servicer may be merged or consolidated, or any person resulting from any merger or consolidation to which that person is a party, or any person succeeding to the business of that person, will be the successor of that person in the capacity in which that person was serving under the Pooling and Servicing Agreement.

Servicer Termination Events

“Servicer Termination Events” under the Pooling and Servicing Agreement with respect to either Master Servicer or either Special Servicer, as the case may be, will include, without limitation:

(i)      such Master Servicer or such Special Servicer, as the case may be, fails to deposit, or to remit to the appropriate party for deposit, into the related Collection Account, the Companion Loan Collection Account or the REO Account, as applicable, any amount required to be so deposited or remitted, which failure continues unremedied for one business day following the date on which the deposit or remittance was required to be made;

(ii)     any failure by such Master Servicer to remit to the Certificate Administrator for deposit in the Distribution Account any amount required to be so remitted, which failure continues unremedied beyond a specified time on the business day following the date on which the remittance was required to be made;

(iii)     any failure by such Master Servicer to timely make any Servicing Advance required to be made by that party under the Pooling and Servicing Agreement, which failure continues unremedied for five business days (or, in the case of an emergency advance, three business days) following the date on which written notice of such failure has been given to such Master Servicer by any other party to the Pooling and Servicing Agreement;

(iv)     any failure by such Master Servicer or such Special Servicer, as the case may be, duly to observe or perform in any material respect any of its other covenants or agreements under the Pooling and Servicing Agreement, which failure continues unremedied for 30 days after written notice of such failure has been given to such Master Servicer or such Special Servicer, as the case may be, by any other party to the Pooling and Servicing Agreement or by Certificateholders entitled to not less than 25% of the Voting Rights (determined without notionally reducing the Certificate Principal Balances of the Certificates by any Appraisal Reduction Amounts) or by, if affected by that failure, the holder of a Serviced Companion Loan; provided, however, that, with respect to any such failure that is not curable within such 30-day period, such Master Servicer or such Special Servicer, as the case may be, will have an additional cure period of 60 days to effect such cure so long as such Master Servicer or such Special Servicer, as the case may be, has commenced to cure the failure within the initial 30-day period and has provided the Trustee with an officer’s Certificate certifying that it has diligently pursued, and is continuing to pursue, a full cure;

(v)      any breach on the part of such Master Servicer or such Special Servicer, as the case may be, of any of its representations or warranties contained in the Pooling and Servicing Agreement that materially and adversely affects the interests of any Class of Certificateholders or the holder of a Serviced Companion Loan, which breach continues unremedied for 30 days after written notice of such breach has been given to such Master Servicer or such Special Servicer, as the case may be, by any other party to the Pooling and Servicing Agreement, by Certificateholders entitled to not less than 25% of the Voting Rights (determined without notionally reducing the Certificate Principal Balances of the Certificates by any Appraisal Reduction Amounts) or by, if affected by such breach, the holder of a Serviced Companion Loan; provided, however, that, with respect to any such breach that is not curable within such 30-day period, such Master Servicer or such Special Servicer, as the case may be, will have an additional cure period of 60 days to effect such cure so long as such Master Servicer or such Special Servicer, as the case may be, has commenced to cure the failure within the initial 30-day period and has provided the Trustee with an officer’s Certificate certifying that it has diligently pursued, and is continuing to pursue, a full cure;

(vi)     the occurrence of any of various events of bankruptcy, insolvency, readjustment of debt, marshaling of assets and liabilities, or similar proceedings with respect to such Master Servicer or such Special Servicer, as the case may be, or the taking by such Master Servicer or such Special Servicer, as the case may be, of various actions indicating its bankruptcy, insolvency or inability to pay its obligations;

(vii)    either (A) the Master Servicer or the Special Servicer, as the case may be, has failed to maintain a ranking by Morningstar equal to or higher than “MOR CS3” as a master servicer or special servicer, as applicable, and such ranking is not reinstated within 60 days of such event (if such master servicer or special servicer has or had a Morningstar ranking on or after the Closing Date) or (B) if such Master Servicer or Special Servicer, as the case may be, has not been ranked by Morningstar on or after the Closing Date, Morningstar has (i) qualified, downgraded or withdrawn its rating or ratings of one or more Classes of Certificates or (ii) placed one or more Classes of Certificates on “watch status” in contemplation of rating downgrade or withdrawal and, in the case of either of clauses (i) or (ii), citing servicing concerns with the Master Servicer or the Special Servicer, as applicable, as the sole or material factor in such rating action (and such qualification, downgrade, withdrawal or “watch status” placement has not been withdrawn by Morningstar within 60 days of such event);

(viii)   Moody’s has (A) qualified, downgraded or withdrawn its rating or ratings of one or more Classes of Certificates or securities backed by a Serviced Companion Loan, or (B) placed one or more Classes of Certificates or securities backed by a Serviced Companion Loan on “watch status” in contemplation of rating downgrade or withdrawal, and, in case of either of clause (A) or (B), citing servicing concerns with such Master Servicer or such Special Servicer, as applicable, as the sole or a material factor in such rating action (and such qualification, downgrade, withdrawal or “watch status” placement has not been withdrawn by Moody’s within 60 days of such event);

(ix)    DBRS has (A) qualified, downgraded or withdrawn its rating or ratings of one or more Classes of Certificates or securities backed by a Serviced Companion Loan, or (B) placed one or more Classes of Certificates or securities backed by a Serviced Companion Loan on “watch status” in contemplation of a rating downgrade or withdrawal and, in the case of either of clauses (A) or (B), cited servicing concerns with such Master Servicer or such Special Servicer, as the case may be, as the sole or a material factor in such rating action (and such qualification, downgrade, withdrawal or “watch status” placement has not been withdrawn by DBRS within 60 days of actual knowledge of such event by such Master Servicer or such Special Servicer, as the case may be);

(x)     any failure by the applicable Master Servicer to timely make any monthly remittance required to be made under the Pooling and Servicing Agreement to the holder of a Serviced Companion Loan, which failure continues unremedied for one business day following the date on which such remittance was first required to be made; or

(xi)    any failure by such Master Servicer or such Special Servicer to deliver (a) any Exchange Act reporting items (other than items to be delivered by a Designated Sub-Servicer) required to be delivered by such Master Servicer or such Special Servicer, as applicable, to the Certificate Administrator under the Pooling and Servicing Agreement by the time required under the Pooling and Servicing Agreement after any applicable grace periods or (b) any Exchange Act reporting items that a sub-servicer or servicing function participant (such a sub-servicer or servicing function participant, the “Sub-Servicing Entity”) retained by such Master Servicer or such Special Servicer, as applicable, (other than a Designated Sub-Servicer) is required to deliver (any Sub-Servicing Entity that defaults as described in this bullet point will be terminated at the direction of the Depositor according to the Pooling and Servicing Agreement).

When a single entity acts as two or more of the capacities of a Master Servicer and a Special Servicer, a Servicer Termination Event (other than an event described in the clause (vii), (viii) or (ix) above) in one capacity will constitute a Servicer Termination Event in both or all such capacities.

Rights Upon the Occurrence of a Servicer Termination Event

If a Servicer Termination Event occurs with respect to a Master Servicer or a Special Servicer and remains unremedied, the Trustee will be authorized, and (i) at the direction of Certificateholders entitled to not less than 25% of the Voting Rights (determined without notionally reducing the Certificate Principal Balances of the Certificates by any Appraisal Reduction Amounts), (ii) if a Servicer Termination Event on the part of such Special Servicer generally has occurred, at the written direction of the Subordinate Class Representative during a Subordinate Control Period, or (iii) if a Servicer Termination Event on the

part of such Master Servicer or such Special Servicer has occurred under clause (xi) in the definition of “Servicer Termination Event” above, at the written direction of the Depositor, the Trustee will be required to terminate all of the obligations and rights of the defaulting party under the Pooling and Servicing Agreement accruing from and after receipt by the applicable defaulting party of a such a notice of termination, other than any rights the defaulting party may have as a Certificateholder or as the holder of a Serviced Loan Combination, entitlements to amounts payable to the terminated party at the time of termination and any entitlements of the terminated party that survive the termination. Notwithstanding the foregoing, if a Servicer Termination Event with respect to the applicable Special Servicer affects a Serviced Companion Loan, and such Special Servicer is not otherwise terminated, then at the written direction of the holder of such Serviced Companion Loan, the Trustee will be required to terminate such Special Servicer solely with respect to the related Serviced Loan Combination.

Upon any termination, subject to the discussion in the next two paragraphs and under “—Replacement of the Special Servicers”, the Trustee must either:

●	succeed to all of the responsibilities, duties and liabilities of the terminated Master Servicer or Special Servicer, as the case may be, under the Pooling and Servicing Agreement; or

●
appoint an established mortgage loan servicing institution reasonably acceptable to the Subordinate Class Representative to act as successor to the terminated Master Servicer or Special Servicer, as the case may be.

Upon a Servicer Termination Event, the Holders of Certificates entitled to a majority of the Voting Rights (determined without notionally reducing the Certificate Principal Balances of the Certificates by any Appraisal Reduction Amounts) or, alternatively, if a Servicer Termination Event involving the applicable Special Servicer has occurred, the Subordinate Class Representative during a Subordinate Control Period, may require the Trustee to appoint or petition a court to appoint an established mortgage loan servicing institution to act as successor Master Servicer or Special Servicer, as the case may be, rather than have the Trustee or its designee act as that successor; provided that the successor is the subject of a Rating Agency Confirmation from each Rating Agency and an analogous “rating agency confirmation” from each hired rating agency for any CMBS backed by a Serviced Companion Loan.

Notwithstanding the foregoing discussion in this “—Rights Upon the Occurrence of a Servicer Termination Event” section, if the applicable Master Servicer receives a notice of termination because of the occurrence of any of the Servicer Termination Events described in clause (vii), (viii) or (ix) under the definition of “Servicer Termination Event” that appears in this free writing prospectus, the applicable Master Servicer will have the right, at its expense, to sell or cause to be sold its master servicing rights to a successor, and if it elects to do so, it will have the option to continue to serve as Master Servicer for a period of up to 45 days.

If a Servicer Termination Event under the clause (x) under the definition of “Servicer Termination Event” occurs on the part of the applicable Master Servicer, or if any other Servicer Termination Event occurs on the part of the applicable Master Servicer affecting a Serviced Loan Combination and the related Master Servicer is not terminated pursuant to the Pooling and Servicing Agreement, whether as a result of waiver of the Servicer Termination Event or otherwise, the holder of the related Serviced Companion Loan will be entitled to require such Master Servicer to appoint a sub-servicer, subject to certain conditions that will include the delivery of Rating Agency Confirmation and an analogous “rating agency confirmation” from each hired rating agency for any CMBS backed by such Serviced Companion Loan, to be selected by such Master Servicer, that will be responsible for primary servicing such Serviced Loan Combination.

The appointment of any entity as a successor to a terminated Master Servicer or Special Servicer as described in the second bullet of the first paragraph or in the second or third paragraph of this “—Rights Upon the Occurrence of a Servicer Termination Event” section may not occur unless each of the Rating Agencies have confirmed that the appointment of that entity will not result in a qualification, downgrade or withdrawal of any of the then current ratings of the Certificates.

Waivers of Servicer Termination Events

In general, Certificateholders entitled to at least 66-2/3% of the Voting Rights (determined without notionally reducing the Certificate Principal Balances of the Certificates by any Appraisal Reduction Amounts) allocated to each Class of Certificates affected by any Servicer Termination Event, and with respect to a Serviced Loan Combination, the holder of the related Serviced Companion Loan if affected by the Servicer Termination Event, may waive the Servicer Termination Event. However, the Servicer Termination Events described in the clause (i), (ii), (vii) and (viii) under the definition of “Servicer Termination Event” that appears in this free writing prospectus may only be waived by all of the Holders of the affected Classes of Certificates and, with respect to the related Serviced Loan Combination, all holders of the affected Companion Loan, if affected by such Servicer Termination Event. No person other than the holder of a Serviced Companion Loan will be entitled to waive any Servicer Termination Event described in clause (x) under the definition of “Servicer Termination Event” in this free writing prospectus that arises with respect to such Serviced Companion Loan if affected by such Servicer Termination Event. No person other than the Depositor will be entitled to waive any Servicer Termination Event described in clause (xi) under the definition of “Servicer Termination Event” in this free writing prospectus without the prior consent of the Depositor and the depositor for any CMBS backed by a Serviced Companion Loan if affected by such Servicer Termination Event. Furthermore, if the Trustee and/or the Certificate Administrator is required to spend any monies in connection with any Servicer Termination Event, then that Servicer Termination Event may not be waived unless and until the Trustee and/or the Certificate Administrator, as the case may be, has been reimbursed, with interest, by the party requesting the waiver. Upon any waiver of a Servicer Termination Event, the Servicer Termination Event will cease to exist and will be deemed to have been remedied for every purpose under the Pooling and Servicing Agreement

Replacement of the Special Servicers

During any Subordinate Control Period, the Majority Subordinate Certificateholder, or the Subordinate Class Representative on its behalf, will have the right to terminate a Special Servicer, with or without cause, and appoint itself or an affiliate or another person as the successor Special Servicer. It will be a condition to such appointment that (i) a Rating Agency Confirmation be delivered as to the appointment, and (ii) the successor Special Servicer is a Qualified Replacement Special Servicer.

During any Collective Consultation Period or Senior Consultation Period, upon (i) the written direction of Holders of Principal Balance Certificates evidencing not less than 25% of the Voting Rights (taking into account the allocation of Appraisal Reduction Amounts in respect of the Mortgage Loans to notionally reduce the Certificate Principal Balances of the Principal Balance Certificates) of all Certificates on an aggregate basis requesting a vote to terminate a Special Servicer and appoint a successor Special Servicer, (ii) payment by such Holders to the Certificate Administrator of the reasonable fees and expenses (including any fees and expenses of counsel or any Rating Agency) to be incurred by the Certificate Administrator in connection with administering such vote (which fees and expenses will not be paid from the Trust Fund) and (iii) delivery by such Holders to the Certificate Administrator of a Rating Agency Confirmation from each of the Rating Agencies (to be obtained at the expenses solely of such Certificateholders) (and, if applicable, an analogous rating agency confirmation from each rating agency rating a security issued in connection with the securitization of a Serviced Companion Loan), the Certificate Administrator will be required to post such request on the Certificate Administrator’s Website and conduct the solicitation of votes of all Certificates in such regard. Upon the written direction of Holders of Principal Balance Certificates evidencing at least 75% of the aggregate Voting Rights (taking into account the allocation of Appraisal Reduction Amounts in respect of the Mortgage Loans to notionally reduce the Certificate Principal Balances of the Principal Balance Certificates) of all Principal Balance Certificates on an aggregate basis, the Trustee will be required to terminate all of the rights and obligations of a Special Servicer under the Pooling and Servicing Agreement and appoint the successor Special Servicer that was proposed by the Certificateholders requesting the vote. Such termination and replacement will be further conditioned, however, on such successor Special Servicer being a Qualified Replacement Special Servicer. Any such termination will also be subject to the terminated Special Servicer’s rights to indemnification, payment of outstanding fees, reimbursement of advances, and other rights set forth in the Pooling and Servicing Agreement which survive termination. If a proposed termination and replacement of the applicable Special Servicer by Certificateholders as described above is not consummated within 180 days following the initial request of the Certificateholders who requested a vote, then the proposed termination and replacement will have no further force or effect (except that the Certificate Administrator will be entitled to apply any amounts prepaid by such Certificateholders for expenses to pay any expenses incurred by the Certificate Administrator).

In addition, with respect to the Mortgage Loans (other than the Non-Serviced Mortgage Loans), during any Senior Consultation Period, if the Trust Advisor determines, in its sole discretion exercised in good faith, that the applicable Special Servicer is not performing its duties under the Pooling and Servicing Agreement in accordance with the Servicing Standard, the Trust Advisor will have the right to recommend the replacement of the applicable Special Servicer. In such event, the Trust Advisor will be required to deliver to the Trustee and the Certificate Administrator, with a copy to the then-current Special Servicer, a written recommendation (in electronic format) detailing the reasons supporting its position and recommending a suggested replacement Special Servicer. The Certificate Administrator will be required to post such recommendation on the Certificate Administrator’s Website and mail such recommendation to the registered Certificateholders. The Trust Advisor’s recommendation to replace a Special Servicer must be confirmed by an affirmative vote of Certificateholders having at least a majority of the aggregate Voting Rights (taking into account the application of any Appraisal Reduction Amounts in respect of the Mortgage Loans to notionally reduce the aggregate Certificate Principal Balances of the Certificates) of all Principal Balance Certificates on an aggregate basis. In the event the Holders of such Principal Balance Certificates elect to remove and replace a Special Servicer, the Certificate Administrator will be required to request a Rating Agency Confirmation from each of the Rating Agencies (and, if applicable, an analogous rating agency confirmation from each rating agency rating a security issued in connection with the securitization of a Serviced Companion Loan), unless such Certificateholders themselves deliver such Rating Agency Confirmation. In the event the Trustee and the Certificate Administrator receive a Rating Agency Confirmation from each of the Rating Agencies (and, if applicable, an analogous rating agency confirmation from each rating agency rating a security issued in connection with the securitization of a Serviced Companion Loan) (and the successor Special Servicer agrees to be bound by the terms of the Pooling and Servicing Agreement), the Trustee will then be required to terminate all of the rights and obligations of the applicable Special Servicer under the Pooling and Servicing Agreement and to appoint the successor Special Servicer that has been approved by the Certificateholders and constitutes a Qualified Replacement Special Servicer. Any such termination will be subject to the terminated Special Servicer’s rights to indemnification, payment of outstanding fees, reimbursement of advances and other rights set forth in the Pooling and Servicing Agreement which survive termination. The reasonable costs and expenses associated with the Trust Advisor’s identification of a Qualified Replacement Special Servicer, and the Certificate Administrator’s obtaining such Rating Agency Confirmations and administering the vote of the Certificateholders will be an Additional Trust Fund Expense. If a proposed termination and replacement of the applicable Special Servicer recommended by the Trust Advisor as described above is not consummated within 180 days following the initial recommendation of the Trust Advisor, then (i) the proposed termination and replacement will have no further force or effect, (ii) the Certificate Administrator will post such notice to the Certificate Administrator’s Website in accordance with the Pooling and Servicing Agreement and (iii) the Certificate Administrator will notify the Trustee and the then-current applicable Special Servicer. The costs and expenses of administering the notices, solicitation of votes and otherwise incurred by the Certificate Administrator, the Trustee or the Trust Advisor in connection with the proposed removal and replacement (including the costs and expenses associated with obtaining Rating Agency Confirmations and the applicable Opinion of Counsel) will constitute expenses of the Trust Fund to be paid by withdrawal from the Distribution Account. None of the Special Servicers, any Certificateholder or any other Person will have any cause of action against the Trust Advisor or any other Person based upon or arising from the Trust Advisor’s determination under this paragraph, or the result of the vote of the Certificateholders.

A “Qualified Replacement Special Servicer” is a person as to which all of the following conditions are satisfied at the relevant date of determination:  (i)(a) all the representations and warranties of the applicable Special Servicer set forth in the Pooling and Servicing Agreement are true and accurate as applied to such person (other than any change in the entity type or state or jurisdiction of formation),

(b) no event or circumstance constitutes or would constitute, but for notice or the passage of time, a Servicer Termination Event with respect to such person, (c) such person is not the Trust Advisor or an affiliate of the Trust Advisor, and there exists no agreement as a result of which, whether or not subject to any condition or contingency, such person would become an affiliate of the Trust Advisor or merge or be consolidated with or into the Trust Advisor (regardless of the identity of the surviving person) or succeed to any portion of the business of the Trust Advisor that includes the Trust Advisor’s rights or duties under the Pooling and Servicing Agreement, (d) neither such person nor any affiliate thereof is obligated, whether by agreement or otherwise, and whether or not subject to any condition or contingency, to pay any fee to, or otherwise compensate or grant monetary or other consideration to, the Trust Advisor or any affiliate thereof pursuant to the Pooling and Servicing Agreement (1) in connection with the special servicing obligations that such person would assume under the Pooling and Servicing Agreement or the performance thereof or (2) in connection with the appointment of such person as, or any recommendation by the Trust Advisor for such person to become, the successor Special Servicer, (e) such person is not entitled to receive any compensation from the Trust Advisor in connection with its activities under the Pooling and Servicing Agreement and (f) such person is not entitled to receive from the Trust Advisor or any affiliate thereof any fee in connection with the appointment of such person as successor Special Servicer, unless, in the case of each of the foregoing clauses (a) through (f), the appointment of such person as successor Special Servicer has been expressly approved by 100% of the Certificateholders; and (ii) is not a Prohibited Party and has not been terminated in the capacity of a Master Servicer or a Special Servicer under the Pooling and Servicing Agreement in whole or in part as a result of an event described in clause (x) of the definition of “Servicer Termination Event” that appears in “—Servicer Termination Events” above, unless the appointment of such person as successor Special Servicer has been expressly approved by depositor acting in its reasonable discretion.

With respect to a Non-Serviced Mortgage Loan, during any “subordinate control period”, the majority subordinate certificateholder under the related Other Pooling and Servicing Agreement, or the subordinate class representative under such agreement on its behalf, will have the right to terminate the related special servicer, with or without cause, and appoint itself or an affiliate or another person as the successor to such Special Servicer.

In addition, with respect to a Non-Serviced Mortgage Loan, during any “collective consultation period” or “senior consultation period” (or similar periods) under the related Other Pooling and Servicing Agreement, at the written direction of holders of principal balance certificates under such agreement evidencing a certain percentage of the voting rights of such certificates, a vote to terminate the related Other Special Servicer may be requested, and a successor special servicer may be appointed, pursuant to terms that are or are expected to be substantially similar to those in the Pooling and Servicing Agreement.

In addition, with respect to a Non-Serviced Mortgage Loan, during any “senior consultation period” (or similar period) under the related Other Pooling and Servicing Agreement, if the related Other Trust Advisor determines that the related Other Special Servicer is not performing its duties under such Other Pooling and Servicing Agreement in accordance with the related servicing standard, such Other Trust Advisor will have the right to recommend the replacement of such Other Special Servicer pursuant to terms that are or are expected to be substantially similar to those in the Pooling and Servicing Agreement.

See “—Servicing of the Loan Combinations” in this free writing prospectus.

Resignation of the Master Servicers and the Special Servicers

Any of the Master Servicers or the Special Servicers may resign from the obligations and duties imposed on it under the Pooling and Servicing Agreement upon a determination that its duties are no longer permissible under applicable law or are in material conflict by reason of applicable law with any other activities carried on by it (the other activities of such Master Servicer or such Special Servicer, as the case may be, so causing such a conflict being of a type and nature carried on by such Master Servicer or such Special Servicer, as the case may be, at the date of the Pooling and Servicing

Agreement). Any such determination requiring the resignation of a Master Servicer or a Special Servicer must be evidenced by an opinion of counsel to such effect. Unless applicable law requires the resignation of such Master Servicer or such Special Servicer (as the case may be) to be effective immediately, and the opinion of counsel so states, no such resignation will become effective until the trustee or other successor has assumed the responsibilities and obligations of the resigning party in accordance with the Pooling and Servicing Agreement; provided that, if no successor to such Master Servicer or such Special Servicer (as the case may be) is so appointed and has accepted appointment within 90 days after such Master Servicer or such Special Servicer has given notice of such resignation, the resigning Master Servicer or Special Servicer (as the case may be) may petition any court of competent jurisdiction for the appointment of a successor.

In addition, each Master Servicer and each Special Servicer will have the right to resign at any other time for any reason, provided that (i) a willing successor (including any such successor identified by the resigning party) has been found that is, solely in the case of a successor to the applicable Special Servicer if it is a resigning Special Servicer, acceptable to the Subordinate Class Representative (during any Subordinate Control Period), (ii) solely in the case of a Special Servicer if it is the resigning party, the resigning party has consulted with the Subordinate Class Representative (during any Collective Consultation Period) and the trust advisor (during any Collective Consultation Period or Senior Consultation Period) with respect to the identity and quality of its proposed successor, (iii) the succession is the subject of a Rating Agency Confirmation from each Rating Agency (and, if applicable, an analogous rating agency confirmation from each rating agency rating a security issued in connection with the securitization of a Serviced Companion Loan), (iv)  the successor accepts appointment in writing prior to the effectiveness of such resignation and (v) the successor is not a Prohibited Party at the time of such appointment unless the Depositor consents to the appointment in its reasonable discretion.

A resigning Master Servicer or Special Servicer, as applicable, will be required to pay all reasonable out-of-pocket costs and expenses of each party to the Pooling and Servicing Agreement, the Issuing Entity and each Rating Agency in connection with the resignation of such party and the transfer of its duties (including, but not limited to, the costs of obtaining Rating Agency Confirmation and reasonable out-of-pocket costs and expenses associated with transferring servicing files to the successor).

No Master Servicer or Special Servicer will be permitted to resign except as described above.

Net Present Value Calculations

The Pooling and Servicing Agreement will require that all net present value calculations and determinations with respect to any Mortgage Loan, (other than a Non-Serviced Mortgage Loan), any Serviced Companion Loan or any Mortgaged Property or any REO Property (other than any REO Property acquired with respect to a Non-Serviced Loan Combination) (including for purposes of the definition of “Servicing Standard”) be made using a discount rate (a) for principal and interest payments on a Mortgage Loan (or Serviced Loan Combination, as applicable), or the sale of a Mortgage Loan (or Serviced Loan Combination, as applicable), the higher of (x) the rate determined by the applicable Master Servicer or applicable Special Servicer, as applicable, that approximates the market rate that would be obtainable by the borrower on similar non-defaulted debt of such borrower as of such date of determination and (y) the mortgage interest rate on the applicable Mortgage Loan (or Serviced Loan Combination) based on its outstanding Stated Principal Balance, and (b) for all other cash flows, including property cash flow, the “discount rate” set forth in the most recent appraisal or appraisal update of the related Mortgaged Property obtained under the Pooling and Servicing Agreement.

Review and Consultation With Respect to Calculations of Net Present Value and Appraisal Reduction Amounts

During any Collective Consultation Period or Senior Consultation Period, the applicable Special Servicer will forward any calculations of Appraisal Reduction Amount or net present value to the Trust Advisor and (during any Collective Consultation Period) the Subordinate Class Representative, and (a) the Trust Advisor will be required (upon receipt of all information and supporting materials reasonably required to be provided to the Trust Advisor as described in the following sentence) to promptly recalculate and verify the accuracy of the mathematical calculations and the corresponding application of the applicable formulas required to be utilized in connection with any Appraisal Reduction Amount or net present value calculations used in the applicable Special Servicer’s determination of what course of action to take in connection with the workout or liquidation of a Specially Serviced Mortgage Loan prior to the utilization by the applicable Special Servicer, and (b) insofar as the calculation and/or application of the applicable Special Servicer under review as contemplated by clause (a) requires or depends upon the exercise of discretion by the applicable Special Servicer, the Trust Advisor will be required to assess the reasonableness of the determination made by the applicable Special Servicer in the exercise of such discretion. The applicable Special Servicer will be required to deliver the foregoing calculations, together with information and supporting materials (with respect to the Appraisal Reduction Amount, once such information is received from the applicable Master Servicer) (including such additional information reasonably requested by the Trust Advisor to confirm the mathematical accuracy of such calculations, but not including any Privileged Information) to the Trust Advisor and (during any Collective Consultation Period) the Subordinate Class Representative. In the event the Trust Advisor does not agree with (i) the mathematical calculations, (ii) the application of the applicable non-discretionary portions of the formula required to be utilized for such calculation or (iii) the reasonableness of any such determination made by the applicable Special Servicer in the exercise of such discretion, the Trust Advisor and the applicable Special Servicer will consult in good faith with each other in order to resolve (x) any inaccuracy in the mathematical calculations or the application of the non-discretionary portions of the related formula in arriving at those mathematical calculations or (y) any disagreement over the reasonableness of a determination made by the applicable Special Servicer in the exercise of its discretion. During any Collective Consultation Period, the applicable Special Servicer will also be required to send to the Subordinate Class Representative copies of the applicable Special Servicer’s calculations and such information and supporting materials, and to engage in consultation with the Subordinate Class Representative in connection with such calculations and determinations. During any Collective Consultation Period, in the event that the Trust Advisor and the Subordinate Class Representative agree on such matters, the applicable Special Servicer will perform its calculations in accordance with such agreement. Otherwise, if the Trust Advisor and the Subordinate Class Representative do not reach agreement on such matters following the Trust Advisor’s calculation and verification procedures, the applicable Special Servicer will be required to proceed according to its determination, and the Trust Advisor will be required to promptly prepare a report on the matter, which report will set forth its and the applicable Special Servicer’s calculations (including material differences in assumptions used therein), and deliver such report to the Certificate Administrator, which must post the report to the Certificate Administrator’s Website, and to the holder of any related Serviced Companion Loan. No other action is required in connection with such circumstances.

Maintenance of Insurance

In the case of each Mortgage Loan and Serviced Loan Combination (including any Specially Serviced Mortgage Loan but excluding a Non-Serviced Mortgage Loan), the applicable Master Servicer will be required to use reasonable efforts consistent with the Servicing Standard to cause the related borrower(s) to maintain (including identifying the extent to which a borrower is maintaining insurance coverage and, if the borrower does not so maintain, the applicable Master Servicer will be required, subject to certain limitations set forth in the Pooling and Servicing Agreement, to itself cause to be maintained with Qualified Insurers having the Required Claims-Paying Ratings) for the related Mortgaged Property:

●
a fire and casualty extended coverage insurance policy, which does not provide for reduction due to depreciation, in an amount that is generally at least equal to the lesser of the full replacement cost of improvements securing the Mortgage Loan or Serviced Loan Combination, as applicable, or the outstanding principal balance of the Mortgage Loan or Serviced Loan Combination, as applicable, but, in any event, in an amount sufficient to avoid the application of any co-insurance clause, and

●	all other insurance coverage as is required, or (subject to the Servicing Standard) that the holder of the Mortgage Loan is entitled to reasonably require, under the related Mortgage Loan documents.

Notwithstanding the foregoing, however:

●
the applicable Master Servicer will not be required to maintain any earthquake or environmental insurance policy on any Mortgaged Property unless that insurance policy was in effect at the time of the origination of the related Mortgage Loan or Serviced Loan Combination, pursuant to the related Mortgage Loan documents and is available at commercially reasonable rates and the Trustee has an insurable interest; and

●
the applicable Master Servicer will not be required to cause the borrower to maintain, or itself obtain, insurance coverage that such Master Servicer has determined is either (i) not available at any rate or (ii) not available at commercially reasonable rates and the related hazards are not at the time commonly insured against at the then-available rates for properties similar to the related Mortgaged Property and located in or around the region in which the related Mortgaged Property is located.

Notwithstanding the provisions described in the prior bullet, if the borrower fails to maintain with respect to the related Mortgaged Property specific insurance coverage (i) with respect to a casualty insurance policy providing “special” form coverage that does not specifically exclude, terrorist or similar acts, and/or (ii) with respect to damages or casualties caused by terrorist or similar acts, the applicable Master Servicer must cause the borrower to maintain, or itself obtain, such insurance upon terms not materially less favorable than those in place as of the Closing Date, unless the applicable Special Servicer has determined in its reasonable judgment based on inquiry consistent with the Servicing Standard, and (during any Subordinate Control Period) with the consent of the Subordinate Class Representative or (during any Collective Consultation Period or Senior Consultation Period) after having consulted with the Trust Advisor and (during any Collective Consultation Period) the Subordinate Class Representative, that either (a) such insurance is not available at commercially reasonable rates and that such hazards are not at the time commonly insured against for properties similar to the related Mortgaged Property and located in or around the region in which such related Mortgaged real property is located, or (b) such insurance is not available at any rate (failure to maintain required insurance due to either of clause (a) or clause (b), an “Acceptable Insurance Default”). The Subordinate Class Representative and/or Trust Advisor, as applicable, will have no more than 30 days to respond to the applicable Special Servicer’s request for such consent or consultation; provided, however, that upon the applicable Special Servicer’s determination, consistent with the Servicing Standard, that exigent circumstances do not allow the applicable Special Servicer to consult with the Subordinate Class Representative and/or Trust Advisor, the applicable Special Servicer will not be required to do so.

Each of the Master Servicers (at its own expense) and the Special Servicers (at the expense of the Trust Fund) will be entitled to rely on insurance consultants in making the insurance-related determinations described above.

With respect to each REO Property (other than any interest in REO Property acquired with respect to a Non-Serviced Loan Combination), the applicable Special Servicer will generally be required to use reasonable efforts, consistent with the Servicing Standard, to maintain with Qualified Insurers having the Required Claims-Paying Ratings (a) a fire and casualty extended coverage insurance policy, which does not provide for reduction due to depreciation, in an amount that is at least equal to the lesser of (i) the full replacement cost of improvements at such REO Property or (ii) the outstanding principal balance of the related REO Mortgage Loan, but, in any event, in an amount sufficient to avoid the application of any co-insurance clause, (b) a comprehensive general liability insurance policy with coverage comparable to that which would be required under prudent lending requirements and in an amount not less than $1 million per occurrence and (c) to the extent consistent with the Servicing Standard, a business interruption or rental loss insurance covering revenues or rents for a period of at least 12 months (or at least 18 months in the case of an REO Property whose related REO Mortgage Loan had an initial principal balance exceeding $35,000,000), in each case, if so required pursuant to the related Mortgage Loan documents. However, the applicable Special Servicer will not be required in any event to maintain or obtain the insurance coverage otherwise described above unless the Trustee has an insurable interest or to the extent coverage is not available at commercially reasonable rates and consistent with the Servicing Standard.

If (1) a Master Servicer or a Special Servicer obtains and maintains, or causes to be obtained and maintained, a blanket policy or master force-placed policy insuring against hazard losses on all of the Mortgage Loans (other than the Non-Serviced Mortgage Loans) or REO Properties, as applicable, as to which it is the Master Servicer or the Special Servicer, as the case may be, then, to the extent such policy (a) is obtained from a Qualified Insurer having the Required Claims-Paying Ratings, and (b) provides protection equivalent to the individual policies otherwise required, or (2) such Master Servicer or such Special Servicer has long-term unsecured debt obligations that are rated not lower than “A (low)” by DBRS (or, if not rated by DBRS, an equivalent rating by any two other NRSROs (which may include Moody’s and Morningstar) or one NRSRO and AM Best Company) and “A3” by Moody’s or has received a Rating Agency Confirmation from each Rating Agency with respect to which such rating is not satisfied, and such Master Servicer or such Special Servicer self-insures for its obligation to maintain the individual policies otherwise required, then such Master Servicer or such Special Servicer, as the case may be, will conclusively be deemed to have satisfied its obligation to cause hazard insurance to be maintained on the related Mortgaged Properties or REO Properties, as applicable. Such a blanket or master force-placed policy may contain a deductible clause (not in excess of a customary amount), in which case the applicable Master Servicer or the applicable Special Servicer, as the case may be, whichever maintains such policy, must if there has not been maintained on any Mortgaged Property or REO Property thereunder a hazard insurance policy complying with the requirements described above, and there will have been one or more losses that would have been covered by such an individual policy, promptly deposit into the related Collection Account (and, if a Serviced Loan Combination is involved, the Companion Loan Collection Account, from its own funds, the amount not otherwise payable under the blanket or master force-placed policy in connection with such loss or losses because of such deductible clause to the extent that any such deductible exceeds the deductible limitation that pertained under the related Mortgage Loan documents (or, in the absence of any such deductible limitation, the deductible limitation for an individual policy which is consistent with the Servicing Standard). With respect to a Non-Serviced Mortgage Loan, the related Other Master Servicer or Other Special Servicer, as applicable, will service such Non-Serviced Mortgage Loan and any related REO Property on terms that are or are expected to be substantially similar to those described above. See “—Servicing of the Loan Combinations” in this free writing prospectus.

“Qualified Insurer” means, with respect to any insurance policy, an insurance company or security or bonding company qualified to write the related insurance policy in the relevant jurisdiction.

“Required Claims-Paying Ratings” means, (i) with respect to any insurance carrier providing coverage for a Mortgaged Property related to any Mortgage Loan or Serviced Loan Combination, a claims-paying ability rating of at least (1) “A (low)” by DBRS (or, if not rated by DBRS, an equivalent rating by (A) at least two NRSROs (which may include S&P, Moody’s and/or Fitch) or (B) one NRSRO (which may include S&P, Moody’s and/or Fitch) and A.M. Best Company) or (2) “A3” by Moody’s (or, if not rated by Moody’s, at least “A-” by S&P), and (ii) in the case of fidelity bond coverage or errors and omissions insurance, an insurance carrier with a claims-paying ability rating at least equal to any one of the following:  (a) “A-” by S&P, (b) “A3” by Moody’s, (c) “A-” by Fitch, (d) “A(low)” by DBRS or (e) “A:X” by A.M. Best Company; provided, however, that an insurance carrier will be deemed to have the applicable claims-paying ability ratings set forth above if the obligations of such insurance carrier under the related insurance policy are guaranteed or backed in writing by an entity that has long term unsecured debt obligations that are rated not lower than the ratings set forth above or claims-paying ratings that are not lower than the ratings set forth above; and an insurance carrier will be deemed to have the applicable claims-paying ratings set forth in this clause (ii) if a Rating Agency Confirmation is obtained from the Rating Agency whose rating requirement has not been satisfied.

Amendment of the Pooling and Servicing Agreement

The Pooling and Servicing Agreement may be amended by the mutual agreement of the Depositor, the Master Servicers, the Special Servicers, the Trust Advisor, the Certificate Administrator and the Trustee, without the consent of any of the Certificateholders or the consent of any holder of a Companion Loan, (i) to cure any ambiguity, (ii) to correct, modify or supplement any provision therein which may be inconsistent with any other provision therein or to correct any error, (iii) to cause the provisions of the Pooling and Servicing Agreement to conform or be consistent with or in furtherance of the statements made herein (or, in the private placement memorandum relating to the non-offered certificates) made with respect to the Certificates, the Issuing Entity or the Pooling and Servicing Agreement, (iv) to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement which will not be inconsistent with the then existing provisions, (v) subject to the delivery of an opinion of counsel, to relax or eliminate (A) any requirement under the Pooling and Servicing Agreement imposed by the provisions of the federal income tax law relating to REMICs (if the provisions are amended or clarified such that any such requirement may be relaxed or eliminated) or (B) certain transfer restrictions imposed on the Certificates (if applicable law is amended or clarified such that certain transfer restrictions may be relaxed or eliminated), (vi) as evidenced by an opinion of counsel, either (X) to comply with any requirements imposed by the Code or any successor or amendatory statute or any temporary or final regulation, revenue ruling, revenue procedure or other written official announcement or interpretation relating to federal income tax laws or any such proposed action which, if made effective, would apply retroactively to any of REMIC I, REMIC II or REMIC III or the Grantor Trust at least from the effective date of such amendment, or (Y) to avoid the occurrence of a prohibited transaction or to reduce the incidence of any tax that would arise from any actions taken with respect to the operation of any of REMIC I, REMIC II or REMIC III or the Grantor Trust, (vii) to modify, add to or eliminate certain provisions of the Pooling and Servicing Agreement relating to transfers of Class R Certificates, (viii) to avoid the qualification, downgrade or withdrawal of the rating then assigned to any Class of Certificates to which a rating has been assigned by a Rating Agency at the request of the Depositor (or the placement of the Class on “negative credit watch” status in contemplation of any such action with respect thereto), (ix) for the purpose of amending the duties and procedures by which the Rule 17g-5 Information Provider is bound, or (x) in the event of a TIA Applicability Determination, to modify, eliminate or add to the provisions of the Pooling and Servicing Agreement to such extent as will be necessary to (A) effect the qualification of the Pooling and Servicing Agreement under the TIA or under any similar federal statute hereafter enacted and to add to the Pooling and Servicing Agreement such other provisions as may be expressly required by the TIA, and (B) modify such other provisions as necessary to conform the Pooling and Servicing Agreement and be consistent with the modifications made pursuant to the preceding clause (A); provided that, among other things,

(a)     any such amendment for the specific purposes described in clause (iv), (vii) or (ix) above will not adversely affect in any material respect the interests of any Certificateholder or any third-party beneficiary of the Pooling and Servicing Agreement or of any provision thereof, as evidenced by an opinion of counsel to that effect;

(b)     no such amendment will adversely affect the holder of a Serviced Companion Loan without the written consent of such holder; and

(c)     no such amendment will materially adversely affect the rights, or increase the obligations, of any Mortgage Loan Seller under the Pooling and Servicing Agreement or under the related Mortgage Loan Purchase Agreement without the written consent of such Mortgage Loan Seller.

In a number of cases that have been filed alleging certain violations of the Trust Indenture Act of 1939, as amended (the “TIA”),  certain lower courts have held that the TIA was applicable to certain agreements similar to the Pooling and Servicing Agreement and that the mortgage-backed certificates issued pursuant to such agreements were not exempt under Section 304(a)(2) of the TIA. (See for example, In Retirement Bd. of the Policemen’s Annuity and Benefit Fund of the City of Chicago, et al. v. The Bank of New York Mellon, 11 Civ. 5459 (WHP) (S.D.N.Y. Apr. 3, 2012) and Policemen’s Annuity and Benefit Fund of the City of Chicago v. Bank of America, et.al, 12 Civ. 2865 (KBF) (S.D.N.Y. Dec. 7, 2012)). These rulings are contrary to more than three decades of market and Securities and Exchange

Commission practice, as well as guidance provided by the Division of Corporation Finance as posted on the Securities and Exchange Commission’s website as Division of Corporation Finance Interpretive Response 202.01 (“CDI 202.01”) regarding the TIA, Section 304(a)(2) (which guidance was updated on May 3, 2012 to note the first of these rulings referred to above and to state that the “staff is considering CDI 202.01 in light of this ruling”). See also Harbor Financial, Inc. 1988 SEC No-Act. LEXIS 1463 (Oct. 31, 1988. If any of these rulings by the lower courts is affirmed on appeal, or if there is a change by the Division of Corporation Finance of its position that agreements similar to the Pooling and Servicing Agreement are exempt from the TIA under Section 304(a)(2), that would likely result in the Pooling and Servicing Agreement being required to be qualified under the TIA.

In the event that subsequent to the date of this free writing prospectus the Depositor, following non-binding consultation with the Trustee, informs the Trustee that it has determined that the TIA does apply to the Pooling and Servicing Agreement (a “TIA Applicability Determination”), the Pooling and Servicing Agreement will provide that it will be amended, without the consent of any Certificateholder, to the extent necessary to comply with the TIA and at the expense of the Depositor. In addition, if the TIA were to apply to the Pooling and Servicing Agreement, the TIA provides that certain provisions would automatically be deemed to be included in the Pooling and Servicing Agreement (and the Pooling and Servicing Agreement thus would be statutorily amended without any further action); provided, however, that it will be deemed that the parties to the Pooling and Servicing Agreement have agreed that, to the extent permitted under the TIA, the Pooling and Servicing Agreement will expressly exclude any non-mandatory provisions that (x) conflict with the provisions of the Pooling and Servicing Agreement or would otherwise alter the provisions of the Pooling and Servicing Agreement or (y) increase the obligations, liabilities or scope of responsibility of any party thereto. Generally, the TIA provisions include additional obligations of the Trustee, certain additional reporting requirements, and heightened conflict of interest rules which may require, for example, that the Trustee resign in the event the interests of the holders of the various Classes of Certificates differ from one another under certain circumstances and that one or more other trustees be appointed in its place. While investors should understand the potential for such amendments, investors should not purchase Certificates with any expectation that the TIA will be determined to apply or that any such amendments will be made.

The Pooling and Servicing Agreement may also be amended by the parties thereto with the consent of (1) the Holders of Certificates entitled to not less than 66-2/3% of the Voting Rights allocated to each Class that is materially affected by the amendment and (2) the holder of a Serviced Companion Loan materially affected by the amendment, for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or modifying in any manner the rights of Certificateholders; provided that no such amendment may, among other things, (i) reduce in any manner the amount of, or delay the timing of, payments received on the Certificates without the consent of each affected Certificateholder, or which are to be distributed to the holder of a Serviced Companion Loan without the consent of such holder, (ii) reduce the aforesaid percentage of aggregate Certificate Principal Balance or Notional Amount, as applicable, of each Class of Certificates which are required to consent to any such amendment, without the consent of all the Holders of each Class of Certificates affected thereby, (iii) adversely affect the status of any of REMIC I, REMIC II or REMIC III as a REMIC or the Grantor Trust as a grantor trust under the Code, without the consent of 100% of the Certificateholders, (iv) amend any section of the Pooling and Servicing Agreement that relates to the amendment thereof without the consent of all the Holders of all Certificates of the Class(es) affected thereby and the consent of the holders of any affected Serviced Companion Loan, (v) otherwise materially adversely affect any Class of Certificateholders without the consent of all of the Certificateholders of that Class, (vi) otherwise materially adversely affect the holder of a Serviced Companion Loan without the consent of such holder, or (vii) materially adversely affect the rights or increase the obligations of any Mortgage Loan Seller under the Pooling and Servicing Agreement or the related Mortgage Loan Purchase Agreement without the written consent of such Mortgage Loan Seller.

In addition, the Pooling and Servicing Agreement may not be amended in any manner that adversely affects a Serviced Companion Loan without the consent of the holder of such Serviced Companion Loan.

In no event may the definition of the Servicing Standard be amended in a manner that would materially adversely affect Certificateholders without a Rating Agency Confirmation and an opinion of counsel delivered to the Trustee and the Certificate Administrator.

Furthermore, no amendment of the Pooling and Servicing Agreement may be consented to by any party to the Pooling and Servicing Agreement unless such party has obtained or received, at the expense of the party requesting such amendment, an opinion of counsel to the effect that the amendment is permitted under the Pooling and Servicing Agreement as described above; provided, however, if such amendment is requested by the Trustee or the Certificate Administrator, or if such amendment is requested by any other party for the benefit of Certificateholders as evidenced by an officer’s certificate to such effect delivered by such requesting party, the expense of any related opinion of counsel will be an expense of the Issuing Entity.

Termination of the Pooling and Servicing Agreement

The obligations created by the Pooling and Servicing Agreement will terminate following the earliest of—

1.	the final payment or advance on, or other liquidation of, the last Mortgage Loan or related REO Property remaining in the Trust Fund,

2.
the purchase of all of the Mortgage Loans and REO Properties remaining in the Trust Fund or held on behalf of the Trust Fund by any single Certificateholder or group of Certificateholders of the Class (if any) that is then entitled to appoint the Subordinate Class Representative, the Master Servicer servicing the greater principal balance of Mortgage Loans, the other Master Servicer, the Special Servicer servicing the greater principal balance of Mortgage Loans or the other Special Servicer in that order of preference, and

3.	the exchange by any single Holder of all the Certificates for all of the Mortgage Loans and REO Properties remaining in the Trust Fund with the consent of the Master Servicers.

Written notice of termination of the Pooling and Servicing Agreement will be given to each Certificateholder. The final distribution to the registered holder of each Certificate will be made only upon surrender and cancellation of that Certificate at the office of the Certificate Administrator or at any other location specified in the notice of termination.

The right of the Certificateholders of the Class (if any) that is then entitled to appoint the Subordinate Class Representative, either Master Servicer and either Special Servicer to purchase all of the Mortgage Loans and REO Properties remaining in the Trust Fund is subject to the conditions (among others) that—

●	the total Stated Principal Balance of the Mortgage Pool is 1.0% or less of the Cut-off Date Pool Balance,

●
within 30 days after notice of the election of that person to make the purchase is given, no person with a higher right of priority to make the purchase notifies the other parties to the Pooling and Servicing Agreement of its election to do so, and

●
if more than one holder or group of Certificateholders of the Class (if any) that is then entitled to appoint the Subordinate Class Representative desires to make the purchase, preference will be given to the holder or group of holders with the largest percentage interest in the relevant Class.

Any purchase by any single Holder or group of Certificateholders of the Class (if any) that is then entitled to appoint the Subordinate Class Representative, either Master Servicer or either Special Servicer of all the Mortgage Loans and REO Properties remaining in the Trust Fund is required to be made at a price equal to:

●	the sum of—

1.	the aggregate Purchase Price of all the Mortgage Loans remaining in the Trust Fund, other than any Mortgage Loans as to which the Mortgaged Properties have become REO Properties, and

2.
the Appraised Value of all REO Properties then included in the Trust Fund, in each case as determined by an appraiser mutually agreed upon by the applicable Master Servicer, the applicable Special Servicer and the Trustee; minus

●	solely in the case of a purchase by a Master Servicer or a Special Servicer, the total of all amounts payable or reimbursable to the purchaser under the Pooling and Servicing Agreement.

If any party above, other than NCB, FSB as the Master Servicer of the NCB, FSB Mortgage Loans, exercises such purchase option, NCB, FSB, so long as NCB, FSB is a Master Servicer or a Special Servicer under the Pooling and Servicing Agreement, will be entitled to purchase the remaining NCB, FSB Mortgage Loans and any related REO Property, and if NCB, FSB elects to purchase such Mortgage Loans and REO Properties that other party will then purchase only the remaining Mortgage Loans and REO Property that are not being purchased by NCB, FSB.

With respect to the foregoing options to purchase the Mortgage Loans and REO Properties, if both of the Master Servicers or the Special Servicers wish to elect to exercise such rights, then the applicable Master Servicer or the applicable Special Servicer servicing the greater principal balance of Mortgage Loans will be entitled to exercise such right subject to NCB, FSB’s prior right to acquire the NCB, FSB Mortgage Loans.

The purchase will result in early retirement of the then outstanding Certificates. The termination price, exclusive of any portion of the termination price payable or reimbursable to any person other than the Certificateholders, will constitute part of the Available Distribution Amount for the final distribution date. Any person or entity making the purchase will be responsible for reimbursing the parties to the Pooling and Servicing Agreement for all reasonable out-of-pocket costs and expenses incurred by the parties in connection with the purchase.

An exchange by any single Holder of all of the Certificates for all of the Mortgage Loans and interests in REO Properties remaining in the Trust Fund may be made by giving written notice to each of the parties to the Pooling and Servicing Agreement no later than 60 days prior to the anticipated date of exchange. If an exchange is to occur as described above, then the Holder of the Certificates, no later than the business day immediately preceding the distribution date on which the final distribution on the Certificates is to occur, must deposit in the applicable Collection Account amounts that are together equal to all amounts then due and owing to the Master Servicers, the Special Servicers, the Certificate Administrator, the tax administrator, the Trustee and their respective agents under the Pooling and Servicing Agreement. No such exchange may occur until the aggregate Certificate Principal Balance of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB and Class D Certificates, the Class A-S Regular Interest (and, therefore, the Class A-S Certificates and the Class A-S Component of the Class PEX Certificates), the Class B Regular Interest (and, therefore, the Class B Certificates and the Class B Component of the Class PEX Certificates) or the Class C Regular Interest (and, therefore, the Class C Certificates and the Class C Component of the Class PEX Certificates) has been reduced to zero.

Realization upon Defaulted Mortgage Loans

A borrower’s failure to make required Mortgage Loan or Companion Loan payments may mean that operating income is insufficient to service the mortgage debt, or may reflect the diversion of that income from the servicing of the mortgage debt. In addition, a borrower that is unable to make Mortgage Loan payments may also be unable to make timely payment of taxes and to otherwise maintain and insure the related Mortgaged Property. In general, a Special Servicer will be required to monitor any Mortgage Loan or Companion Loan (other than a Non-Serviced Mortgage Loan or Non-Serviced Companion Loan, which are or are anticipated to be monitored by the related Other Special Servicer) for which it is responsible, that is in default, evaluate whether the causes of the default can be corrected over a reasonable period without significant impairment of the value of the related Mortgaged Property, initiate corrective action in cooperation with the borrower if cure is likely, inspect the related Mortgaged Property and take such other actions as are consistent with the Servicing Standard. A significant period of time may elapse before the applicable Special Servicer (or the related Other Special Servicer) is able to assess the success of any such corrective action or the need for additional initiatives.

The time within which the applicable Special Servicer (or the Other Special Servicer) can make the initial determination of appropriate action, evaluate the success of corrective action, develop additional initiatives, institute foreclosure proceedings and actually foreclose (or accept a deed to a Mortgaged Property in lieu of foreclosure) on behalf of the Certificateholders and any holder of the related Companion Loan, if applicable, may vary considerably depending on the particular Mortgage Loan or Loan Combination, the Mortgaged Property, the borrower, the presence of an acceptable party to assume the Mortgage Loan and/or Companion Loan and the laws of the jurisdiction in which the Mortgaged Property is located. If a borrower files a bankruptcy petition, the applicable Master Servicer may not be permitted to accelerate the maturity of the related Mortgage Loan or Companion Loan or to foreclose on the Mortgaged Property for a considerable period of time. See “Certain Legal Aspects of Mortgage Loans” in the accompanying prospectus.

If a default on a Mortgage Loan has occurred, the applicable Special Servicer (or the related Other Special Servicer), on behalf of the Trustee, may at any time institute foreclosure proceedings, exercise any power of sale contained in the related Mortgage, obtain a deed in lieu of foreclosure, or otherwise acquire title to the related Mortgaged Property, by operation of law or otherwise, if such action is consistent with the Servicing Standard (or, with respect to such Other Special Servicer, the servicing standard under the related Other Pooling and Servicing Agreement). The applicable Special Servicer (or the related Other Special Servicer) may not, however, acquire title to any Mortgaged Property or take any other action that would cause the Trustee, for the benefit of Certificateholders of the related series, or any other specified person to be considered to hold title to, to be a “mortgagee-in-possession” of, or to be an “owner” or an “operator” of, such Mortgaged Property within the meaning of certain federal environmental laws, unless the applicable Special Servicer has previously determined, based on a report prepared by a person who regularly conducts environmental audits (which report will be an expense of the Trust Fund), that:

(i)      either the Mortgaged Property is in compliance with applicable environmental laws and regulations or, if not, that taking such actions as are necessary to bring the Mortgaged Property into compliance therewith is reasonably likely to produce a greater recovery on a present value basis than not taking such actions; and

(ii)     either there are no circumstances or conditions present at the Mortgaged Property relating to the use, management or disposal of hazardous materials for which investigation, testing, monitoring, containment, cleanup or remediation could be required under any applicable environmental laws and regulations or, if such circumstances or conditions are present for which any such action could reasonably be expected to be required, taking such actions with respect to the Mortgaged Property is reasonably likely to produce a greater recovery on a present value basis than not taking such actions. See “Certain Legal Aspects of the Mortgage Loans—Environmental Risks” in the accompanying prospectus.

If title to any Mortgaged Property is acquired pursuant to a default or deed-in-lieu of foreclosure, the applicable Special Servicer (or the Other Special Servicer), on behalf of the Trust Fund, will be required to sell the Mortgaged Property by the end of the third calendar year following the year of acquisition or unless (i) the IRS grants an extension of time to sell such property or such an extension has been granted under IRS regulations or administrative procedures or does not deny an application for extension of time or (ii) the Trustee receives an opinion of independent counsel to the effect that the holding of the property by the Trust Fund for more than three years after the end of the calendar year in which it was acquired will not result in the imposition of a tax on the Trust Fund or cause any of REMIC I, REMIC II or REMIC III to fail to qualify as a REMIC under the Code at any time that any Certificate is outstanding. Subject to the foregoing, the applicable Special Servicer (or the Other Special Servicer) will generally be required to solicit bids for any Mortgaged Property so acquired in such a manner as will be reasonably likely to realize a fair price for such property. If the Trust Fund acquires title to any Mortgaged Property, the applicable Special Servicer (or the related Other Special Servicer), on behalf of the Trust Fund, may retain an independent contractor to manage and operate such property. The retention of an independent contractor, however, will not relieve the applicable Special Servicer (or the related Other Special Servicer) of its obligation to manage such Mortgaged Property in a manner consistent with the Servicing Standard (or, with respect to such Other Special Servicer, the servicing standard under the related Other Pooling and Servicing Agreement).

If liquidation proceeds collected and allocable with respect to a defaulted Mortgage Loan are less than the outstanding principal balance of the defaulted Mortgage Loan plus interest accrued thereon plus the aggregate amount of reimbursable expenses incurred by the applicable Special Servicer (or the Other Special Servicer) with respect to such Mortgage Loan, the Trust Fund will realize a loss in the amount of such difference. The applicable Special Servicer (or the Other Special Servicer) will be entitled to reimbursement from the liquidation proceeds recovered on any defaulted Mortgage Loan (prior to the distribution of such liquidation proceeds to Certificateholders), amounts that represent unpaid servicing compensation in respect of the Mortgage Loan, unreimbursed servicing expenses incurred with respect to the Mortgage Loan and any unreimbursed advances of delinquent payments made with respect to the Mortgage Loan.

Procedures With Respect to Defaulted Mortgage Loans and REO Properties

Promptly upon a Mortgage Loan (other than a Non-Serviced Mortgage Loan) becoming a Defaulted Mortgage Loan, and, if the applicable Special Servicer determines in accordance with the Servicing Standard that it would be in the best interests of the Certificateholders, as a collective whole (or if such Defaulted Mortgage Loan is part of a Serviced Loan Combination, in the best interest of the Certificateholders and the holder of the related Serviced Companion Loan as a collective whole), to attempt to sell such Defaulted Mortgage Loan (and if such Defaulted Mortgage Loan is part of a Serviced Loan Combination, to sell the entire Serviced Loan Combination), the applicable Special Servicer will use reasonable efforts to solicit offers for such Defaulted Mortgage Loan or Serviced Loan Combination on behalf of the Certificateholders (or if such Defaulted Mortgage Loan is part of a Serviced Loan Combination, on behalf of the Certificateholders and the holder of the related Serviced Companion Loan) in such manner as will be reasonably likely to realize a fair price. The applicable Special Servicer will be required to accept the first (and, if multiple offers are contemporaneously received, the highest) cash offer received from any person that constitutes a fair price for such Defaulted Mortgage Loan.

The applicable Special Servicer will give the Trustee, the Certificate Administrator, the applicable Master Servicer, the Trust Advisor (at any time other than a Subordinate Control Period), the Subordinate Class Representative (at any time other than a Senior Consultation Period) and the Majority Subordinate Certificateholder (at any time other than a Senior Consultation Period), not less than three (3) business days’ prior written notice of its intention to sell any Defaulted Mortgage Loan. No Interested Person will be obligated to submit an offer to purchase any Defaulted Mortgage Loan. In no event will the Trustee, in its individual capacity, offer for or purchase any Defaulted Mortgage Loan.

Whether any cash offer constitutes a fair price for any Defaulted Mortgage Loan will be determined by the applicable Special Servicer, if the highest offeror is a person other than an Interested Person, and by the Trustee, if the highest offeror is an Interested Person; provided, however, that no offer from an Interested Person will constitute a fair price unless (i) it is the highest offer received and (ii) at least two other offers are received from independent third parties. In determining whether any offer received from an Interested Person represents a fair price for any such Defaulted Mortgage Loan, the Trustee will be supplied with and will rely on the most recent appraisal or updated appraisal conducted in accordance with the Pooling and Servicing Agreement within the preceding 9-month period or, in the absence of any such appraisal, on a new appraisal. The appraiser conducting any such new appraisal will be an appraiser selected by the applicable Special Servicer if no Interested Person thereof with respect to a Defaulted Mortgage Loan and selected by the Trustee if an Interested Person is so making an offer. The cost of any such appraisal will be covered by, and will be reimbursable as, a Servicing Advance. Notwithstanding the foregoing, but subject to the proviso in the first sentence of this paragraph, in the event that an offer from an Interested Person is equal to or in excess of the Purchase Price for such Mortgage Loan, then the Trustee will not be required to make any such determination of fair price and such offer will be deemed to be a fair price. Where any Interested Person is among those submitting offers with respect to a Defaulted Mortgage Loan, the applicable Special Servicer will require that all offers be submitted to the Trustee in writing. In determining whether any such offer from a person other than an Interested Person constitutes a fair price for any such Defaulted Mortgage Loan, the applicable Special Servicer will take into account (in addition to the results of any appraisal, updated appraisal or narrative appraisal that it may have obtained pursuant to the Pooling and Servicing Agreement within the prior nine months), and in determining whether any offer from an Interested Person constitutes a fair price for any such Defaulted Mortgage Loan, any appraiser will be instructed to take into account, as applicable, among other factors, the period and amount of any delinquency on the affected Mortgage Loan, the occupancy level and physical condition of the related Mortgaged Property and the state of the local economy. The Trustee may conclusively rely on the opinion of an independent appraiser or other independent expert in real estate matters retained by the Trustee at the expense of the Trust Fund in connection with making such determination. The Purchase Price for any Defaulted Mortgage Loan will in all cases be deemed a fair price (but subject to the proviso in the first sentence of this paragraph with respect to an offer from an Interested Person).

In connection with the sale of any Defaulted Mortgage Loan under the provisions described above for less than the Purchase Price, the applicable Special Servicer will be required to obtain the approval of the Subordinate Class Representative (during any Subordinate Control Period) or consult with the Subordinate Class Representative (during any Collective Consultation Period) and the Trust Advisor (during any Collective Consultation Period or Senior Consultation Period), in each case subject to the applicable Special Servicer’s prevailing duty to comply with the Servicing Standard. Notwithstanding the provisions described above, in connection with any sale of a Mortgage Loan that is part of a Serviced Loan Combination, the applicable Special Servicer will be required to sell such Mortgage Loan with the related Companion Loan as a whole loan and will require that all offers be submitted to the Certificate Administrator in writing. Whether any cash offer constitutes a fair price for such Serviced Loan Combination will be determined by the Trustee in accordance with the procedures set forth in the Pooling and Servicing Agreement; provided, that no offer from an interested person (as defined in the related intercreditor agreement) will constitute a fair price unless (i) it is the highest offer received and (ii) at least two other offers are received from independent third parties. In determining whether any such offer constitutes a fair price for any such Serviced Loan Combination, the Trustee will be supplied with and may rely on the most recent appraisal or updated appraisal conducted in accordance with the Pooling and Servicing Agreement within the preceding 9-month period or, in the absence of any such appraisal, on a new appraisal. The Trustee will instruct the appraiser to take into account (in addition to the results of any appraisal and updated appraisal that it may have obtained pursuant to the Pooling and Servicing Agreement within the prior nine (9) months), as applicable, among other factors, the period and amount of any delinquency on the affected Serviced Loan Combination, the occupancy level and physical condition of the related Mortgaged Property and the state of the local economy. The Trustee may conclusively rely on the opinion of an independent appraiser or other independent expert in real estate matters retained by the Trustee at the expense of the Trust Fund in connection with making such determination. Notwithstanding the foregoing, the applicable Special Servicer will not be permitted to sell a Serviced Companion Loan without the written consent of the holder of such Serviced Companion Loan unless the applicable Special Servicer has delivered to the holder of such Serviced Companion Loan:  (a) at least 15 business days prior written notice of any decision to attempt to sell the related Serviced Loan Combination; (b) at least 10 days prior to the proposed sale, a copy of each bid package (together with any amendments to such bid packages) received by the applicable Special Servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale, a copy of the most recent appraisal for such Serviced Loan Combination, and any documents in the servicing file requested by the holder of such Serviced Companion Loan; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the Subordinate Class Representative) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the Special Servicer in connection with the proposed sale. Subject to the foregoing, each of the Majority Subordinate Certificateholder, the Subordinate

Class Representative (during any Subordinate Control Period), the holder of such Serviced Companion Loan or a representative thereof will be permitted to bid at any sale of such Serviced Loan Combination.

Notwithstanding the provisions described above, the Special Servicer will not be obligated to accept the highest cash offer if the Special Servicer determines (in accordance with the Servicing Standard and, to the extent a Subordinate Control Period is then in effect, with the consent or deemed consent of the Subordinate Class Representative and, to the extent a Collective Consultation Period or a Senior Consultation Period is then in effect, in consultation with the Trust Advisor), that rejection of such offer would be in the best interests of the Certificateholders and, in the case of a Defaulted Mortgage Loan that is part of a Serviced Loan Combination, the holder of the related Serviced Companion Loan (as a collective whole as if they together constituted a single lender), and the Special Servicer may accept a lower cash offer (from any person other than itself or an affiliate) if it determines, in its reasonable and good faith judgment, that acceptance of such offer would be in the best interests of the Certificateholders and, in the case of a Defaulted Mortgage Loan that is part of a Serviced Loan Combination, the holder of the related Serviced Companion Loan (as a collective whole as if they together constituted a single lender). In connection with any consultation with the Trust Advisor contemplated above, the applicable Special Servicer will provide the Trust Advisor with any relevant information reasonably requested by the Trust Advisor in order to enable it to consult with the applicable Special Servicer.

If a Non-Serviced Loan Combination serviced under another securitization becomes a “defaulted mortgage loan” under the related Other Pooling and Servicing Agreement (which term is or is expected to be defined under that agreement in substantially the same manner as “Defaulted Mortgage Loan” is defined under the Pooling and Servicing Agreement), such Non-Serviced Loan Combination will be subject to sale in its entirety pursuant to the provisions of the related Other Pooling and Servicing Agreement that are or are expected to be substantially similar to the provisions of the Pooling and Servicing Agreement described above, subject, however, to the related Intercreditor Agreement. See “—Servicing of the Loan Combinations” and “Description of the Mortgage Pool—Additional Indebtedness—The Loan Combinations” in this free writing prospectus.

The applicable Special Servicer will use its reasonable efforts, consistent with the Servicing Standard, to solicit cash offers for each REO Property (other than any interest in REO Property acquired with respect to a Non-Serviced Loan Combination) in such manner as will be reasonably likely to realize a fair price for any REO Property within a customary and normal time frame for the sale of comparable properties (and, in any event, within the time period by which the REMIC provisions require its sale). The applicable Special Servicer will accept the first (and, if multiple cash offers are received by a specified offer date, the highest) cash offer received from any person that constitutes a fair price for such REO Property. If the applicable Special Servicer reasonably believes that it will be unable to realize a fair price with respect to any REO Property within the time constraints imposed by the REMIC provisions, then the applicable Special Servicer will be required, consistent with the Servicing Standard, to dispose of such REO Property upon such terms and conditions as it will deem necessary and desirable to maximize the recovery thereon under the circumstances.

No Mortgage Loan Seller, Certificateholder or any affiliate of any such person is obligated to submit an offer to purchase any REO Property, and the Trustee, in its individual capacity, may not offer for or purchase any REO Property.

Whether any cash offer constitutes a fair price for any REO Property will be determined by the applicable Special Servicer or, if such cash offer is from the applicable Special Servicer or any affiliate of the applicable Special Servicer, by the Trustee. In determining whether any offer received from the applicable Special Servicer or an affiliate of the applicable Special Servicer represents a fair price for any REO Property, the Trustee will be supplied with and will be entitled to rely on the most recent Appraisal in the related servicing file conducted in accordance with the Pooling and Servicing Agreement within the preceding 9-month period (or, in the absence of any such appraisal or if there has been a material change at the subject property since any such appraisal, on a new appraisal to be obtained by the applicable Special Servicer, the cost of which will be covered by, and be reimbursable as, a Servicing Advance). The appraiser conducting any such new appraisal must be a qualified appraiser that is (i) selected by the applicable Special Servicer if no Interested Person is submitting an offer with respect to the subject REO Property and (ii) selected by the Trustee if an Interested Person is so submitting an offer. Notwithstanding the foregoing, in the event that an offer from an Interested Person is equal to or in excess of the Purchase Price for such Mortgage Loan, then such offer will be deemed to be a fair price and the Trustee will not be required to make any such determination. Where any Mortgage Loan Seller, any Certificateholder or any affiliate of any such person is among those submitting offers with respect to any REO Property, the applicable Special Servicer will require that all offers be submitted to it (or, if the applicable Special Servicer or an affiliate thereof is submitting an offer, be submitted to the Trustee) in writing. In determining whether any offer from a person other than any Mortgage Loan Seller, any Certificateholder or any affiliate of any such person constitutes a fair price for any REO Property, the applicable Special Servicer will be required to take into account the results of any appraisal or updated appraisal that it or the applicable Master Servicer may have obtained in accordance with the Pooling and Servicing Agreement within the prior nine (9) months, as well as, among other factors, the occupancy level and physical condition of such REO Property, the state of the then current local economy and commercial real estate market where such REO Property is located and the obligation to dispose of such REO Property within a customary and normal time frame for the sale of comparable properties (and, in any event, within the time period required under the REMIC provisions). The Purchase Price for any REO Property will in all cases be deemed a fair price. No cash offer from the applicable Special Servicer or any affiliate thereof will constitute a fair price for any REO Property unless such offer is the highest cash offer received and at least two independent offers have been received. In the event the offer of the applicable Special Servicer or any affiliate thereof is the only offer received or is the higher of only two offers received, then additional offers will be solicited. If an additional offer or offers, as the case may be, are received for any REO Property and the original offer of the applicable Special Servicer or any affiliate thereof is the highest of all offers received, then the offer of the applicable Special Servicer or such affiliate will be accepted, provided that the Trustee has otherwise determined that such offer constitutes a fair price for the subject REO Property. Any offer by the applicable Special Servicer for any REO Property will be unconditional; and, if accepted, the subject REO Property will be transferred to the applicable Special Servicer without recourse, representation or warranty other than customary representations as to title given in connection with the sale of a real property.

Notwithstanding anything contained in the preceding paragraph to the contrary, if the Trustee is required to determine whether a cash offer by an Interested Person constitutes a fair price, the Trustee may (at its option and at the expense of the Trust) designate an independent third party expert in real estate or commercial mortgage loan matters with at least 5 years’ experience in valuing loans similar to the subject Mortgage Loan, that has been selected with reasonable care by the Trustee to determine if such cash offer constitutes a fair price for such Mortgage Loan. If the Trustee designates such a third party to make such determination, the Trustee will be entitled to rely conclusively upon such third party’s determination. The reasonable costs of all appraisals, inspection reports and broker opinions of value incurred by any such third party pursuant to this paragraph will be covered by, and will be reimbursable from, the offering Interested Person, and to the extent not collected from such Interested Person within 30 days of request therefor, from the applicable Collection Account; provided that the Trustee may not engage a third party expert whose fees exceed a commercially reasonable amount as determined by the Trustee.

Subject to the provisions described above, the applicable Special Servicer must act on behalf of the Trust in negotiating with independent third parties in connection with the sale of any Defaulted Mortgage Loan or REO Property and taking any other action necessary or appropriate in connection with the sale of any Defaulted Mortgage Loan or REO Property, and the collection of all amounts payable in connection therewith. In connection with the sale of any Defaulted Mortgage Loan or REO Property, the applicable Special Servicer may charge prospective offerors, and may retain, fees that approximate the applicable Special Servicer’s actual costs in the preparation and delivery of information pertaining to such sales or evaluating offers without obligation to deposit such amounts into the related Collection Account. Any sale of a Defaulted Mortgage Loan or any REO Property will be final and without recourse to the Trustee or the Trust, and if such sale is consummated in accordance with the terms of the Pooling and Servicing Agreement, neither the applicable Special Servicer nor the Trustee will have any liability to any Certificateholder with respect to the purchase price therefor accepted.

If title to any Mortgaged Property is acquired by the applicable Special Servicer on behalf of the Trust Fund, then the applicable Special Servicer will be required to sell that property not later than the end of the third calendar year following the year of acquisition, unless—

●
the IRS grants an extension of time to sell the property, such an extension is deemed to have been granted under IRS regulations or administrative procedures or the IRS does not deny an application for an extension of time, or

●
the applicable Special Servicer obtains an opinion of independent counsel generally to the effect that the holding of the property subsequent to the end of the third calendar year following the year in which the acquisition occurred will not result in an Adverse REMIC Event.

Regardless of whether the applicable Special Servicer applies for or is granted an extension of time to sell the property as contemplated by the first bullet of the prior sentence or receives the opinion contemplated by the second bullet of the prior sentence, the applicable Special Servicer must act in accordance with the Servicing Standard and the terms and conditions of the Pooling and Servicing Agreement to liquidate the property. If an extension is granted or opinion given, the applicable Special Servicer must sell the REO Property within the period specified in the extension or opinion, as the case may be.

Any sale of any Defaulted Mortgage Loan or REO Property will be for cash only. The applicable Special Servicer in that capacity will have no authority to provide financing to the purchaser.

The applicable Special Servicer may, and, if required for the REO Property to continue to qualify as “foreclosure property” within the meaning of Code Section 860G(a)(8), will be required to, retain an independent contractor to operate and manage the REO Property. The retention of an independent contractor will not relieve the applicable Special Servicer of its obligations with respect to the REO Property.

In general, the applicable Special Servicer or an independent contractor employed by the applicable Special Servicer at the expense of the Trust will be obligated to operate and manage any REO Property held by the Trust in a manner that:

●	maintains its status as foreclosure property under the REMIC provisions of the Code, and

●
would, to the extent commercially reasonable and consistent with the preceding bullet, maximize net after-tax proceeds received from that property without materially impairing the applicable Special Servicer’s ability to sell the REO Property promptly at a fair price.

The applicable Special Servicer must review the operation of each prospective REO Property prior to acquisition of title by the Trust and consult with the tax administrator, to determine the Trust’s federal income tax reporting position with respect to the income it is anticipated that the Trust would derive from the property if the Trust acquired it. The applicable Special Servicer could determine that it would not be commercially reasonable to manage and operate the property in a manner that would avoid the imposition of—

●	a tax on net income from foreclosure property, within the meaning of Code Section 860G(c), or

●	a tax on prohibited transactions under Code Section 860F.

To the extent that income the Trust receives from an REO Property is subject to—

●	a tax on net income from foreclosure property, that income would be subject to federal tax at the highest marginal corporate tax rate, which is currently 35%, or

●	a tax on prohibited transactions,

that income would be subject to federal tax at a 100% rate.

The determination as to whether income from an REO Property held by the Trust would be subject to a tax will depend on the specific facts and circumstances relating to the management and operation of each REO Property. The risk of taxation being imposed on income derived from the operation of foreclosed real property is particularly present in the case of hospitality and healthcare properties. Generally, income from an REO Property that is directly operated by the applicable Special Servicer would be apportioned and classified as service or non-service income. The service portion of the income could be subject to federal tax either at the highest marginal corporate tax rate or at the 100% rate. The non-service portion of the income could be subject to federal tax at the highest marginal corporate tax rate or, although it appears unlikely, at the 100% rate. Any tax imposed on the Trust’s income from an REO Property would reduce the amount available for distribution to the Certificateholders.

An “Interested Person” is the Depositor, any Master Servicer, any Special Servicer, any borrower, any manager of a Mortgaged Property, any independent contractor engaged by a Special Servicer, the Trust Advisor, or, in connection with any individual Mortgage Loan, a holder of a related mezzanine loan, or any known affiliate of any of the preceding entities.

Modifications, Waivers, Amendments and Consents

The applicable Special Servicer (in the case of a Specially Serviced Mortgage Loan) or the applicable Master Servicer (with respect to any Performing Mortgage Loan or related Serviced Companion Loan), may, consistent with the Servicing Standard and the Pooling and Servicing Agreement, agree to:

●	modify, waive or amend any term of any Mortgage Loan or Serviced Companion Loan;

●	extend the maturity of any Mortgage Loan or Serviced Companion Loan;

●	defer or forgive the payment of interest (including Default Interest) on and principal of any Mortgage Loan or Serviced Companion Loan;

●	defer or forgive the payment of late payment charges on any Mortgage Loan or Serviced Companion Loan;

●	defer or forgive Yield Maintenance Charges or Prepayment Premiums on any Mortgage Loan or Serviced Companion Loan;

●	permit the release, addition or substitution of collateral securing any Mortgage Loan or Serviced Companion Loan;

●	permit the release, addition or substitution of the borrower or any guarantor of any Mortgage Loan or Serviced Companion Loan; or

●	respond to or approve borrower requests for consent on the part of the mortgagee (including lease reviews and lease consents related thereto).

The ability of a Special Servicer or a Master Servicer to agree to any of the foregoing, however, is subject to the discussions under “—The Majority Subordinate Certificateholder and the Subordinate Class Representative—Rights and Powers of Subordinate Class Representative”, “—The Trust Advisor” and “—Enforcement of Due-on-Sale and Due-on-Encumbrance Provisions” in this free writing prospectus, and further, to each of the following limitations, conditions and restrictions:

●
Unless the applicable Master Servicer has obtained the consent of the applicable Special Servicer, such Master Servicer may not agree to or consent to a request to modify, waive or amend any term of, or take any of the other above-referenced actions with respect to, a Serviced Mortgage Loan or Serviced Companion Loan, that would (1) affect the amount or timing of any related payment of principal, interest or other amount payable under that Serviced Mortgage Loan or Serviced Companion Loan, (2) materially and adversely affect the security for that Serviced Mortgage Loan or Serviced Companion Loan or (3) constitute a Material Action, except (a) for certain waivers of Default Interest and/or late payment charges and (b) with respect to certain routine matters.

●
With limited exceptions generally involving the waiver of Default Interest and late payment charges, the applicable Special Servicer may not agree to, or consent to the applicable Master Servicer’s agreeing to, modify, waive or amend any term of, and may not take, or consent to such Master Servicer’s taking, any of the other above-referenced actions with respect to a Serviced Mortgage Loan or Serviced Companion Loan, if doing so would—

1.	affect the amount or timing of any related payment of principal, interest or other amount payable under that Serviced Mortgage Loan or Serviced Companion Loan, or

2.	in the judgment of the applicable Special Servicer, materially impair the security for that Serviced Mortgage Loan or Serviced Companion Loan,

unless a material default on that Serviced Mortgage Loan or Serviced Companion Loan has occurred or, in the judgment of the applicable Special Servicer, a default with respect to payment on that Serviced Mortgage Loan or Serviced Companion Loan at maturity or on an earlier date is reasonably foreseeable, or the applicable Special Servicer reasonably believes that there is a significant risk of such a default, and, in either case, the modification, waiver, amendment or other action is reasonably likely to produce an equal or a greater recovery to the Certificateholders as a collective whole, on a present value basis than would liquidation.

●
Neither a Master Servicer nor a Special Servicer may extend the date on which any Balloon Payment is scheduled to be due on a Serviced Mortgage Loan or Serviced Companion Loan, to a date beyond the earlier of—

1.	five years prior to the rated final distribution date, and

2.
if that Serviced Mortgage Loan or Serviced Companion Loan is secured by a lien solely or primarily on the related borrower’s leasehold interest in the corresponding Mortgaged Property, 20 years or, to the extent consistent with the Servicing Standard, giving due consideration to the remaining term of the ground lease or space lease, ten years, prior to the end of the then current term of the related ground lease or space lease, plus any unilateral options to extend.

●
Neither a Master Servicer nor a Special Servicer may make or permit any modification, waiver or amendment of any term of, or take any of the other above-referenced actions with respect to, a Serviced Mortgage Loan or Serviced Companion Loan, if doing so would result in an Adverse REMIC Event.

●
Subject to applicable law, the related Mortgage Loan documents and the Servicing Standard, neither a Master Servicer nor a Special Servicer may permit any modification, waiver or amendment of any term of any performing Mortgage Loan or Serviced Companion Loan unless all related fees and expenses are paid by the borrower.

●
A Special Servicer may not permit or consent to a Master Servicer’s permitting any borrower to add or substitute any real estate collateral for a Serviced Mortgage Loan or Serviced Companion Loan, unless such Special Servicer has first—

1.	determined, based upon an environmental assessment prepared by an independent person who regularly conducts environmental assessments, at the expense of the borrower, that—

(a)	the additional or substitute collateral is in compliance with applicable environmental laws and regulations, and

(b)
there are no circumstances or conditions present with respect to the new collateral relating to the use, management or disposal of any hazardous materials for which investigation, testing, monitoring, containment, clean-up or remediation would be required under any then applicable environmental laws or regulations; and

2.
received, at the expense of the related borrower to the extent permitted to be charged by the holder of such Serviced Mortgage Loan or Serviced Companion Loan under the related Mortgage Loan documents, a Rating Agency Confirmation with respect to such addition or substitution of real estate collateral (and an analogous “rating agency confirmation” from each hired rating agency for any commercial mortgage-backed securities backed by such Serviced Companion Loan, if applicable).

●
With limited exceptions generally involving the delivery of substitute collateral, the paydown of the subject Serviced Mortgage Loan or Serviced Companion Loan or the release of non-material parcels, the applicable Special Servicer may not release or consent to the applicable Master Servicer’s releasing any material real property collateral securing a performing Serviced Mortgage Loan or Serviced Companion Loan in the Trust Fund other than in accordance with the terms of, or upon satisfaction of, such Serviced Mortgage Loan or Serviced Companion Loan.

The foregoing limitations, conditions and restrictions will not apply to any of the acts referenced in this “—Modifications, Waivers, Amendments and Consents” section that occurs automatically, or that results from the exercise of a unilateral option by the related borrower (within the meaning of Treasury Regulation Section 1.1001-3(c)(3)), provided, however, that in the case of transactions involving a release of a lien on real property that secures a Serviced Mortgage Loan or Serviced Companion Loan, such a lien release will be permitted only if the related Serviced Mortgage Loan or Serviced Companion Loan will continue to be “principally secured by real property” after the lien is released, or if it will not be, the release is part of a transaction that meets the requirements of a “qualified pay-down transaction” under Revenue Procedure 2010-30. In addition, in no event will either the Master Servicers or the Special Servicers be required to oppose the confirmation of a plan in any bankruptcy or similar proceeding involving a borrower if, in its judgment, opposition would not ultimately prevent the confirmation of the plan or one substantially similar.

Notwithstanding the foregoing, the applicable Master Servicer will not be required to seek the consent of, or provide prior notice to, the applicable Special Servicer or any Certificateholder or holder of a Serviced Companion Loan or obtain any Rating Agency Confirmation in order to approve the following modifications, waivers or amendments of Performing Mortgage Loans or related Companion Loans:  (i) waivers of minor covenant defaults (other than financial covenants), including late financial statements; (ii) releases of non-material parcels of a Mortgaged Property, including, without limitation, any such releases (A) to which the related Mortgage Loan documents expressly require the mortgagee thereunder to make such releases upon the satisfaction of certain conditions (and the conditions to the release that are set forth in the related Mortgage Loan documents do not include the approval of the lender or the exercise of lender discretion (other than confirming the satisfaction of the other conditions to the release set forth in the related Mortgage Loan documents that do not include any other approval or exercise)) and such release is made as required by the related Mortgage Loan documents or (B) that are related to any condemnation action that is pending, or threatened in writing, and would affect a non-material portion of the Mortgaged Property; (iii) grants of easements or rights of way that do not materially affect the use or value of a Mortgaged Property or the borrower’s ability to make any payments with respect to the related Mortgage Loan or Serviced Companion Loan; (iv) granting other routine approvals, including the granting of subordination and non-disturbance and attornment agreements and consents involving routine leasing activities that (A) do not involve a ground lease or lease of an outparcel and (B) affect less than the lesser of (or, in the case of any Mortgage Loan or Serviced Companion Loan primary serviced by Prudential Asset Resources, Inc. or any successor or assign, the greater of) (a) 30% of the net rentable area of the improvements at the Mortgaged Property and (b) 30,000 square feet of the improvements at the Mortgaged Property; (v) approval of annual budgets to operate a residential cooperative Mortgaged Property; (vi) approval of annual budgets to operate a Mortgaged Property (other than a residential cooperative Mortgaged Property), other than a budget with (1) a material (more than 15%) increase in operating expenses or (2) payments to entities actually known by the applicable Master Servicer to be affiliates of the related borrower (excluding payments to affiliated entities agreed to at the origination of the related Mortgage Loan or previously agreed by the applicable Special Servicer); (vii) approval of a change of the property manager that does not otherwise constitute a Material Action pursuant to clause (10) of the definition of Material Action at the request of the related borrower (provided that (x) the related Mortgaged Property is not a hospitality property and either (A) the change occurs in connection with an assignment and assumption approved in accordance with the applicable provisions of the Pooling and Servicing Agreement or (B) the successor property manager is not affiliated with the borrower and is a nationally or regionally recognized manager of similar properties and the related Mortgage Loan or Serviced Companion Loan does not have a Stated Principal Balance that is greater than or equal to $8,500,000 or 2% of the then-aggregate Stated Principal Balance of the Mortgage Pool, whichever is less or (y) the related Mortgaged Property is a residential cooperative property); (viii) (A) any releases or reductions of or withdrawals from (as applicable) any letters of credit, reserve funds or other additional collateral with respect to any Mortgaged Property securing a residential cooperative Mortgage Loan or (B) any releases or reductions of or withdrawals from (as applicable) any letters of credit, reserve funds or other additional collateral with respect to any Mortgaged Property securing a Mortgage Loan or Serviced Companion Loan (other than a residential cooperative Mortgage Loan) where the release or reduction of or withdrawal from (as applicable) the applicable letter of credit, reserve funds or additional collateral is not conditioned on obtaining the consent of the lender and the conditions to the release, reduction or withdrawal (as applicable) that are set forth in the related Mortgage Loan documents do not include the approval of the lender or the exercise of lender discretion (other than confirming the satisfaction of the other conditions to the transaction set forth in the related Mortgage Loan documents that do not include any other approval or exercise); (ix) with respect to Mortgage Loans or Serviced Companion Loans secured by residential cooperative properties, the related borrower incurring subordinate debt secured by the related property, subject to the satisfaction of various conditions set forth in the Pooling and Servicing Agreement; or (x) modifications to cure any ambiguity in, or to correct or supplement any provision of any intercreditor agreement to the extent permitted therein without obtaining any Rating Agency Confirmation, except that the Subordinate Class Representative’s consent will be required for any such modification of an Intercreditor Agreement during any Subordinate Control Period; provided that any such modification, waiver, consent or amendment (a) would not constitute a “significant modification” of the subject Mortgage Loan or Serviced Loan Combination pursuant to Treasury Regulations Section 1.860G-2(b), would not cause the Serviced Mortgage Loan or Serviced Loan Combination to cease to be treated as “principally secured by real property” and would not otherwise constitute an Adverse REMIC Event with respect to any of REMIC I, REMIC II or REMIC III or constitute an Adverse Grantor Trust Event with respect to the Grantor Trust, and (b) would be consistent with the Servicing Standard.

In connection with (i) the release of any portion of a Mortgaged Property from the lien of the related Mortgage Loan or Serviced Companion Loan or (ii) the taking of any portion of a Mortgaged Property by exercise of the power of eminent domain or condemnation, if the Mortgage Loan documents require a Master Servicer or a Special Servicer, as applicable, to calculate (or to approve the calculation of the related borrower of) the loan-to-value ratio of the remaining Mortgaged Property or Mortgaged Properties or the fair market value of the real property constituting the remaining Mortgaged Property or Mortgaged Properties, for purposes of REMIC qualification of the related Mortgage Loan or Serviced Companion Loan, then such calculation of the value of the collateral will be solely based on the real property constituting the remaining Mortgaged Property.

All modifications, amendments, material waivers and other Material Actions entered into or taken and all consents with respect to the Mortgage Loans and, if applicable, a Serviced Companion Loan must be in writing. Each of the Master Servicers and the Special Servicers must deliver to the custodian for deposit in the related Mortgage File, an original counterpart of the agreement relating to a modification, waiver, amendment or other action agreed to or taken by it, promptly following its execution.

In circumstances in which a Master Servicer is not permitted to enter into a modification, waiver, consent or amendment without the approval of a Special Servicer, (A) the applicable Master Servicer must promptly provide the applicable Special Servicer with written notice of any borrower request for such modification, waiver or amendment, the applicable Master Servicer’s written analysis, and with all information that the applicable Special Servicer may reasonably request in order to withhold or grant any such consent, (B) the applicable Special Servicer will decide whether to withhold or grant such consent in accordance with the Servicing Standard (and subject to the other provisions of the Pooling and Servicing Agreement that require the applicable Special Servicer to obtain the approval of or engage in consultations with other parties), and (C) if any such consent has not been expressly denied within 15 business days (or, in connection with an Acceptable Insurance Default, 90 days or, in connection with a Serviced Loan Combination, within ten (10) business days (or in connection with an Acceptable Insurance Default, thirty (30) days, or in connection with a leasing matter with respect to a Serviced Loan Combination, five (5) business days) after the time period provided for in the related intercreditor agreement) of the applicable Special Servicer’s receipt from the applicable Master Servicer of the applicable Master Servicer’s written analysis and all information reasonably requested thereby in order to make an informed decision, such consent will be deemed to have been granted. If approval is granted or deemed to have been granted by the applicable Special Servicer, the applicable Master Servicer will be responsible for entering into the relevant documentation.

With respect to a Non-Serviced Mortgage Loan, such Non-Serviced Mortgage Loan will be subject to the provisions of the related Other Pooling and Servicing Agreement in respect of modifications that are or are expected to be substantially similar to the provisions set forth above. See “—Servicing of the Loan Combinations” in this free writing prospectus.

“Material Action” means, for any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Companion Loan, any of the following actions:

1.
any proposed or actual foreclosure upon or comparable conversion (which will include acquisitions of an REO Property) of the ownership of the property or properties securing any Specially Serviced Mortgage Loan that comes into and continues in default;

2.
any modification, consent to a modification or waiver of any monetary term (other than late fees and Default Interest) or material non-monetary term (including, without limitation, the timing of payments and acceptance of discounted payoffs) of a Mortgage Loan or Loan Combination or any extension of the maturity date of a Mortgage Loan or Loan Combination;

3.
following a default or an event of default with respect to a Mortgage Loan or Loan Combination, any exercise of remedies, including the acceleration of the Mortgage Loan or Loan Combination or initiation of any proceedings, judicial or otherwise, under the related Mortgage Loan documents;

4.	any sale of a Defaulted Mortgage Loan or REO Property for less than the applicable Purchase Price;

5.
any determination to bring a Mortgaged Property or an REO Property into compliance with applicable environmental laws or to otherwise address any hazardous materials located at a Mortgaged Property or an REO Property;

6.
any release of material collateral or any acceptance of substitute or additional collateral for a Mortgage Loan or Loan Combination or any consent to either of the foregoing, other than if required pursuant to the specific terms of the related Mortgage Loan documents and for which there is no lender discretion;

7.
any waiver of a “due-on-sale” or “due-on-encumbrance” clause with respect to a Mortgage Loan or Loan Combination or any consent to such a waiver or consent to a transfer of a Mortgaged Property or interests in the borrower, other than the waiver of a “due-on-encumbrance” clause with respect to a mortgage loan secured by a residential cooperative property to permit subordinate debt secured by the related mortgaged property subject to the satisfaction of various conditions and subject to certain parameters set forth in the Pooling and Servicing Agreement and discussed in this free writing prospectus;

8.
any incurrence of additional debt by a borrower or any mezzanine financing by any beneficial owner of a borrower (to the extent that the lender has consent rights pursuant to the related Mortgage Loan documents (for purposes of the determination whether a lender has such consent rights pursuant to the related Mortgage Loan documents, any Mortgage Loan document provision that requires that an intercreditor agreement be reasonably or otherwise acceptable to the lender will constitute such consent rights)), other than the incurrence of additional indebtedness by a residential cooperative borrower (subject to the satisfaction of various conditions and subject to certain parameters set forth in the Pooling and Servicing Agreement and discussed in this free writing prospectus);

9.
any material modification, waiver or amendment of an intercreditor agreement, co-lender agreement or similar agreement with any mezzanine lender or subordinate debt holder related to a Mortgage Loan or Loan Combination, or any action to enforce rights (or decision not to enforce rights) with respect thereto, or any material modification, waiver or amendment thereof;

10.
any property management company changes (with respect to a Mortgage Loan with a principal balance equal or greater than $2,500,000 and other than with respect to residential cooperative properties), including, without limitation, approval of the termination of a manager and appointment of a new property manager, or franchise changes (with respect to a Mortgage Loan or Loan Combination for which the lender is required to consent or approve such changes under the Mortgage Loan documents);

11.
other than with respect to Mortgage Loans secured by residential cooperative properties, releases of any material amounts from any escrow accounts, reserve funds or letters of credit held as performance escrows or reserves, other than those required pursuant to the specific terms of the related Mortgage Loan documents and for which there is no lender discretion;

12.
any acceptance of an assumption agreement or any other agreement permitting a transfer of interests in a borrower, guarantor or other obligor releasing a borrower, guarantor or other obligor from liability under a Mortgage Loan or Serviced Companion Loan other than pursuant to the specific terms of such Mortgage Loan or Serviced Companion Loan and for which there is no lender discretion;

13.	any determination of an Acceptable Insurance Default;

14.
any determination by the applicable Master Servicer to transfer a Mortgage Loan or Loan Combination to the applicable Special Servicer under the circumstances described in paragraph (c) of the definition of “Servicing Transfer Event”; or

15.
any modification, waiver or amendment of any lease, the execution of any new lease or the granting of a subordination and non-disturbance or attornment agreement in connection with any lease, at a Mortgaged Property if (a) the lease involves a ground lease or lease of an outparcel or affects an area greater than or equal to the lesser of (or, in the case of any Mortgage Loan primary serviced by Prudential Asset Resources, Inc. or any successor or assign, the greater of) (i) 30% of the net rentable area of the improvements at the Mortgaged Property and (ii) 30,000 square feet of the improvements at the Mortgaged Property and (b) such transaction either is not a routine leasing matter or such transaction relates to a Specially Serviced Mortgage Loan;

The Majority Subordinate Certificateholder and the Subordinate Class Representative

The Majority Subordinate Certificateholder. The “Majority Subordinate Certificateholder” will be the Holder(s) of a majority interest in (i) during a Subordinate Control Period, the most subordinate Class Control-Eligible Certificates that has an aggregate Certificate Principal Balance (as reduced by any Appraisal Reduction Amounts allocable to such Class) that is at least equal to 25% of its total initial Certificate Principal Balance or (ii) during a Collective Consultation Period, the most subordinate

Class Control-Eligible Certificates that has an aggregate Certificate Principal Balance (without regard to Appraisal Reduction Amounts) that is at least equal to 25% of its total initial Certificate Principal Balance.

Notwithstanding anything to the contrary described in this free writing prospectus, at any time when the holder of a majority interest in the Class E Certificates is the Majority Subordinate Certificateholder, the Majority Subordinate Certificateholder may waive its right to appoint a Subordinate Class Representative and to exercise any of the rights of the Majority Subordinate Certificateholder or cause the exercise of any of the rights of the Subordinate Class Representative set forth in the Pooling and Servicing Agreement, by written notice delivered to the Depositor, Trustee, Certificate Administrator, Master Servicers, Special Servicers and Trust Advisor (any such holder or group of affiliated holders that makes such an election, the “Opting-Out Party”). Any such waiver will remain effective with respect to such holder and such Class until such time as that Opting-Out Party has sold or transferred a majority of the Class E Certificates to an unaffiliated third party (such sale and certification, a “Class E Transfer”). Following any such Class E Transfer, the successor Majority Subordinate Certificateholder will again have the rights of the Majority Subordinate Certificateholder as described in this free writing prospectus without regard to any prior waiver by the predecessor Majority Subordinate Certificateholder. Such successor Majority Subordinate Certificateholder will also have the right to irrevocably waive its right to appoint a Subordinate Class Representative or to exercise any of the rights of the Majority Subordinate Certificateholder or cause the exercise of any of the rights of the Subordinate Class Representative. No such successor Majority Subordinate Certificateholder described above in this paragraph will have any consent rights with respect to any Mortgage Loan that became a Specially Serviced Mortgage Loan prior to the Class E Transfer that had not also become a Corrected Mortgage Loan prior to such Class E Transfer until such Mortgage Loan becomes a Corrected Mortgage Loan.

Whenever such an “opt-out” by a Majority Subordinate Certificateholder is in effect:

●	a Senior Consultation Period will be deemed to have occurred and continue; and

●
the rights of the Majority Subordinate Certificateholder to appoint a Subordinate Class Representative and the rights of the Subordinate Class Representative will not be operative (notwithstanding whether a Subordinate Control Period or Collective Consultation Period is or would otherwise then be in effect).

A “Subordinate Control Period” will exist as long as the Certificate Principal Balance of the Class E Certificates (as reduced by any Appraisal Reduction Amounts allocable to such Class) is at least 25% of the initial Certificate Principal Balance of the Class E Certificates (unless a Senior Consultation Period is deemed to occur generally or with respect to a particular Mortgage Loan, pursuant to clause (ii) of the definition of “Senior Consultation Period”).

During any Subordinate Control Period, the Majority Subordinate Certificateholder, or the Subordinate Class Representative on its behalf, will have the right to terminate a Special Servicer, with or without cause (in each case, other than with respect to a Non-Serviced Mortgage Loan), and appoint itself or an affiliate or another person as the successor Special Servicer. With respect to a Non-Serviced Mortgage Loan, the subordinate class representative (or similar party) with respect to the related securitization is expected to be have a right to terminate the related Other Special Servicer that is or is expected to be substantially similar to the right described above. See “—Servicing of the Loan Combinations” in this free writing prospectus. It will be a condition to such appointment that the Trustee receives Rating Agency Confirmations from each Rating Agency (and, in the case of a Serviced Loan Combination, an analogous “rating agency confirmation” from each hired rating agency for any commercial mortgage-backed securities backed by any related Serviced Pari Passu Companion Loan, if applicable). It is anticipated that Seer will purchase the Class X-C, Class X-D, Class E, Class F, Class G and Class V Certificates on the Closing Date and become the initial Majority Subordinate Certificateholder.

Subordinate Class Representative. The Majority Subordinate Certificateholder will have a continuing right to appoint, remove or replace a subordinate class representative in its sole discretion (the “Subordinate Class Representative”). This right may be exercised at any time and from time to time. The Subordinate Class Representative may resign at any time. The initial Subordinate

Class Representative will be Seer. If at any time the Majority Subordinate Certificateholder has not appointed a Subordinate Class Representative pursuant to the Pooling and Servicing Agreement, then the Majority Subordinate Certificateholder will be deemed to be the Subordinate Class Representative; provided that this provision will not apply in the event the Majority Subordinate Certificateholder has expressly waived its right to act as or appoint a Subordinate Class Representative and to exercise any of the rights of the Majority Subordinate Certificateholder. The Subordinate Class Representative may not be a borrower or an affiliate of a borrower. The provisions summarized below will be subject to the right of certain Majority Subordinate Certificateholders to “opt-out” of its rights under certain circumstances described in this free writing prospectus, as provided for in the Pooling and Servicing Agreement.

Rights and Powers of Subordinate Class Representative. During any Subordinate Control Period, (i) the Subordinate Class Representative generally will be entitled to approve or disapprove asset status reports (other than asset status reports related to a Non-Serviced Mortgage Loan) and (ii) the applicable Special Servicer generally will not be permitted to take or consent to the applicable Master Servicer taking any Material Action not otherwise covered by an approved asset status report, unless and until the applicable Special Servicer has notified the Subordinate Class Representative and the Subordinate Class Representative has consented (or failed to object) thereto in writing within ten business days (or, in connection with a leasing matter, five business days, or in connection with an Acceptable Insurance Default, 30 days) of having been notified thereof in writing and provided with all reasonably requested information by it. However, the applicable Special Servicer may take any Material Action (or consent to the applicable Master Servicer taking a Material Action) without waiting for the response of the Subordinate Class Representative if the applicable Special Servicer determines that immediate action is necessary to protect the interests of the Certificateholders and, if affected thereby, the holder(s) of the related Serviced Companion Loan, as a collective whole. Furthermore, during a Subordinate Control Period, the Subordinate Class Representative may, in general, direct the applicable Special Servicer (other than with respect to a Non-Serviced Mortgage Loan) to take, or to refrain from taking, any actions as that representative may deem advisable with respect to the servicing and administration of Specially Serviced Mortgage Loans and REO Properties or as to which provision is otherwise made in the Pooling and Servicing Agreement. During a Subordinate Control Period, the Majority Subordinate Certificateholder, or the Subordinate Class Representative on its behalf, will have the right to remove the existing applicable Special Servicer, with or without cause, and appoint a successor to the applicable Special Servicer as described under “—Replacement of the Special Servicers” above (in each case, other than with respect to a Non-Serviced Mortgage Loan). With respect to a Non-Serviced Mortgage Loan, the Subordinate Class Representative will be permitted to request that the subordinate class representative (or similar party) with respect to the related other securitization consult with it on a non-binding basis with respect to material actions under the related Other Pooling and Servicing Agreement, which are or are expected to be similar, but not identical, to the Material Actions under the Pooling and Servicing Agreement, in accordance with the terms of the related Intercreditor Agreement.

Unless a Senior Consultation Period is deemed to occur and is continuing pursuant to clause (ii) of the definition of “Senior Consultation Period”, a “Collective Consultation Period” will exist when both (i) the aggregate Certificate Principal Balance of the Class E Certificates (as reduced by any Appraisal Reduction Amounts allocable to that Class) is less than 25% of the initial Certificate Principal Balance of the Class E Certificates and (ii) the aggregate Certificate Principal Balance of the Class E Certificates (without regard to any Appraisal Reduction Amounts allocable to that Class) is at least 25% of the initial Certificate Principal Balance of the Class E Certificates.

A “Senior Consultation Period” will exist when either (i) the Certificate Principal Balance of the Class E Certificates (without regard to the allocation of any Appraisal Reduction Amounts to such Class) is less than 25% of the initial Certificate Principal Balance of the Class E Certificates or (ii) the then-Majority Subordinate Certificateholder that holds a majority of the Class E Certificates (provided such Class is the Subordinate Class) has irrevocably waived its right to appoint a Subordinate Class Representative and to exercise any of the rights of the Majority Subordinate Certificateholder or cause the exercise of the rights of the Subordinate Class Representative until such rights are reinstated to a successor majority subordinate certificateholder pursuant to the terms of the Pooling and Servicing Agreement; provided that with respect to a Non-Serviced Mortgage Loan, the existence of a senior consultation period with respect to the Subordinate Class Representative under this transaction will have no effect on the rights of the subordinate class representative with respect to the other securitization.

During any Collective Consultation Period, the Subordinate Class Representative will have consultation rights (in addition to those of the Trust Advisor) with respect to Material Actions not otherwise covered by an asset status report as to which the Subordinate Class Representative has been consulted (in each case, other than with respect to a Non-Serviced Mortgage Loan). During any Collective Consultation Period or Senior Consultation Period, the Majority Subordinate Certificateholder and the Subordinate Class Representative will have no right to remove the existing Special Servicer. With respect to a Non-Serviced Mortgage Loan, the occurrence and continuance of a Collective Consultation Period or Senior Consultation Period with respect to the Subordinate Class Representative under this transaction will have no effect on the rights of the subordinate class representative with respect to the other securitization.

Also notwithstanding the provisions described above, the Subordinate Class Representative may not direct or advise the applicable Special Servicer to act, and the applicable Special Servicer is to ignore any direction for it to act, in any manner that would—

●
require or cause the applicable Special Servicer to violate applicable law, the terms of any Mortgage Loan or any other provision of the Pooling and Servicing Agreement (or with respect to a Serviced Loan Combination, the related Intercreditor Agreement), including that party’s obligation to act in accordance with the Servicing Standard and the REMIC provisions of the Code;

●	result in an adverse tax consequence for the Trust Fund;

●
expose the Trust, the parties to the Pooling and Servicing Agreement or any of their respective affiliates, members, managers, officers, directors, employees or agents, to any claim, suit or liability; or

●
materially expand the scope of the applicable Master Servicer’s, the applicable Special Servicer’s, the Certificate Administrator’s, the Trustee’s or the Trust Advisor’s responsibilities under the Pooling and Servicing Agreement.

Also notwithstanding the provisions described above, the existence of a Subordinate Control Period, Collective Consultation Period or Senior Consultation Period under the Pooling and Servicing Agreement will not limit the control and consultation rights of the holder of the Companion Loan included in either Loan Combination that we describe in this free writing prospectus.

With respect to a Non-Serviced Mortgage Loan, substantially similar provisions will or is expected to apply with respect to the subordinate class representative under the related other securitization. See “—Servicing of the Loan Combinations” in this free writing prospectus.

When reviewing this “The Pooling and Servicing Agreement” section, it is important that you consider the effects that the rights and powers of the Subordinate Class Representative discussed above could have on the actions of the applicable Special Servicer.

Liability to Borrowers. In general, any and all expenses of the Subordinate Class Representative are to be borne by the Holders of the appointing Class, in proportion to their respective percentage interests in that Class, and not by the Trust Fund. However, if a claim is made against the Subordinate Class Representative by a borrower with respect to the Pooling and Servicing Agreement or any particular Mortgage Loan and the Trust or a party to the Pooling and Servicing Agreement is also named in the relevant legal action, the applicable Special Servicer will generally assume the defense of the claim on behalf of and at the expense of the Trust Fund, provided that the applicable Special Servicer (in its sole judgment) determines that the Subordinate Class Representative acted in good faith, without negligence or willful misfeasance with regard to the particular matter at issue.

No Liability to the Trust Fund and Certificateholders. The Pooling and Servicing Agreement will provide that each Certificateholder, by its acceptance of its related Certificate, will be deemed to have acknowledged and agreed that (i) the Subordinate Class Representative may have special relationships and interests that conflict with those of Holders and owners of one or more Classes of Certificates; (ii) the Subordinate Class Representative may act solely in the interests of the Holders of the Class E, Class F and/or Class G Certificates; (iii) the Subordinate Class Representative does not have any duties to the Trust Fund or to the Holders of any Class of Certificates; (iv) the Subordinate Class Representative may take actions that favor the interests of the Holders of the Class E, Class F and/or Class G Certificates over the interests of the Holders of one or more other Classes of Certificates; (v) the Subordinate Class Representative will have no liability whatsoever to the Trust Fund, the Certificateholders or any borrower for having acted as described in this paragraph, or in exercising its rights, powers and privileges, in taking any action or refraining from taking any action, or in giving any consent or failing to give any consent, in each case, pursuant to the Pooling and Servicing Agreement; and (vi) no Certificateholder may take any action whatsoever against the Subordinate Class Representative or any affiliate, director, officer, employee, shareholder, member, partner, agent or principal thereof as a result of the Subordinate Class Representative having acted in the manner described in this paragraph, or a result of the special relationships or interests described in this paragraph. With respect to a Non-Serviced Mortgage Loan, substantially similar provisions will or is expected to apply with respect to the subordinate class representative under the related other securitization. See “—Servicing of the Loan Combinations” in this free writing prospectus.

The Trust Advisor

General. The Trust Advisor will agree in the Pooling and Servicing Agreement to perform specified services for the benefit of the Trustee on behalf of the Trust. During a Collective Consultation Period or Senior Consultation Period, the Trust Advisor will perform certain review duties on a platform-level basis that will generally include a limited annual review of and report regarding the applicable Special Servicer delivered to the Certificate Administrator. The review and report generally will be based on: (a) during a Subordinate Control Period, any previously identified Final Asset Status Reports delivered to the Trust Advisor by the applicable Special Servicer; (b) during a Collective Consultation Period or Senior Consultation Period, any asset status report and certain additional information delivered to the Trust Advisor by the applicable Special Servicer and/or (c) during a Senior Consultation Period, in addition to the foregoing, a meeting with the applicable Special Servicer to conduct a limited review of the applicable Special Servicer’s operational practices on a platform-level basis in light of the Servicing Standard. In addition, during any Collective Consultation Period or Senior Consultation Period, the Trust Advisor will be required to consult with the applicable Special Servicer with regard to certain matters with respect to such Special Servicer’s servicing of the Specially Serviced Mortgage Loans to the extent described in this free writing prospectus and set forth in the Pooling and Servicing Agreement.

The obligations of the Trust Advisor under the Pooling and Servicing Agreement are solely to provide analytical and reporting services. When we use the words “consult”, “recommend” or words of similar import in respect of the Trust Advisor and any servicing action or inaction, we are referring to the Trust Advisor’s analytical and reporting services, and not to a duty to make recommendations for or against any servicing action. Although the Trust Advisor must consider the Servicing Standard in its analysis, the Trust Advisor will not itself be bound by the Servicing Standard. The Trust Advisor will have no liability to any Certificateholders or any Companion Loan holders for actions taken or not taken under the Pooling and Servicing Agreement. No other party to the Pooling and Servicing Agreement, and no Subordinate Class Representative, will have any duty to monitor or supervise the performance by the Trust Advisor of its duties under the Pooling and Servicing Agreement. The Trust Advisor is not an “advisor” for any purpose other than as specifically set forth in the Pooling and Servicing Agreement and is not an advisor to any person, including without limitation any Certificateholder. See “Risk Factors—Risks Related to the Offered Certificates—Your Lack of Control Over the Trust and Servicing of the Mortgage Loans Can Create Risks” in this free writing prospectus and “—Certain Matters Regarding the Master Servicers, the Special Servicers, the Trust Advisor and the Depositor” above. For the avoidance of doubt, the Trust Advisor is not an Investment Adviser within the meaning of the Investment Advisers Act of 1940, as amended, and will not owe any fiduciary duty to any person in connection with the Pooling and Servicing Agreement.

The ability to perform the duties of the Trust Advisor and the quality and the depth of any annual report will be dependent upon the timely receipt of information required to be delivered to the Trust Advisor and the accuracy and the completeness of such information. In addition, it is possible that the lack of access to Privileged Information or the applicable Special Servicer’s failure to schedule or attend an annual meeting or to provide appropriate staff at such meeting may limit or prohibit the Trust Advisor from performing its annual reporting duties under the Pooling and Servicing Agreement in which case any annual report will describe any resulting limitations or prohibitions.

Notwithstanding any contrary provision described herein, the Trust Advisor will have no duty with respect to a Non-Serviced Mortgage Loan or Non-Serviced Companion Loan, or the assessment of the actions of any special servicer in this securitization or any other securitization taken with respect to a Non-Serviced Mortgage Loan.

Annual Reports and Meeting

Based on (a) the Trust Advisor’s review of, (1) during any Subordinate Control Period, any previously identified Final Asset Status Reports delivered to the Trust Advisor by the applicable Special Servicer, and (2) during any Collective Consultation Period or Senior Consultation Period, any asset status reports and other information delivered to the Trust Advisor by the applicable Special Servicer, and (b) during a Senior Consultation Period, the Trust Advisor’s meeting with the applicable Special Servicer as described below, the Trust Advisor will prepare an annual report to be provided to the Certificate Administrator for the benefit of the Certificateholders (and made available through the Certificate Administrator’s Website) setting forth its assessment of the Special Servicer’s overall performance of its duties under the Pooling and Servicing Agreement during the prior calendar year on a platform-level basis with respect to the workout, restructuring, resolution, sale and liquidation of Specially Serviced Mortgage Loans during the prior calendar year; provided, however, that during any Subordinate Control Period, such assessment will relate solely to Specially Serviced Mortgage Loans with respect to which a Final Asset Status Report has been issued. No annual report will be required from the Trust Advisor with respect to a Special Servicer if during the prior calendar year no asset status report is prepared (or during a Subordinate Control Period, finalized) by such Special Servicer in connection with any Specially Serviced Mortgage Loan or REO Property. The Trust Advisor will provide the applicable Special Servicer and, during any Subordinate Control Period or Collective Consultation Period, the Subordinate Class Representative and the holder of any Serviced Companion Loans with a copy of such annual report. Each of the applicable Special Servicer and the Subordinate Class Representative must be given an opportunity to review any annual report produced by the Trust Advisor at least ten days prior to the delivery thereof to the Certificate Administrator. In the event that the Trust Advisor has provided for review to the applicable Special Servicer a Trust Advisor annual report containing an assessment of the performance of the applicable Special Servicer that in the reasonable view of the applicable Special Servicer presents a negative assessment of the applicable Special Servicer’s performance, the applicable Special Servicer will be permitted to provide to the Trust Advisor non-privileged information and documentation, in each case that is reasonably relevant to the facts upon which the Trust Advisor has based such assessment, and the Trust Advisor will undertake a reasonable review of such additional limited non-privileged information and documentation prior to finalizing its annual assessment. Notwithstanding the foregoing, the content of the Trust Advisor’s annual report will be determined solely by the Trust Advisor.

The form of annual report is attached to this free writing prospectus as Annex G. In each annual report, the Trust Advisor will identify any material deviations of which it has actual knowledge by the applicable Special Servicer (i) from the Trust Advisor’s understanding of the Servicing Standard and (ii) from the applicable Special Servicer’s obligations under the Pooling and Servicing Agreement with respect to the workout, restructuring, resolution, sale and liquidation of Specially Serviced Mortgage Loans. Each annual report will be required to comply with the confidentiality requirements described in this free writing prospectus regarding Privileged Information and set forth in the Pooling and Servicing Agreement.

As used in this free writing prospectus, “Privileged Information” means (i) any correspondence between the Subordinate Class Representative and the applicable Special Servicer related to any Specially Serviced Mortgage Loan or the exercise of the Subordinate Class Representative’s consent or consultation rights under the Pooling and Servicing Agreement, and (ii) any information that the applicable Special Servicer has reasonably determined could compromise the Trust Fund’s position in any ongoing or future negotiations with the related borrower or other interested party in litigation or in potential legal proceedings.

Within 60 days following the end of each calendar year during a Senior Consultation Period, the Trust Advisor will be required to meet with representatives of each Special Servicer that prepared an asset status report in connection with any Specially Serviced Mortgage Loan or REO Property during such preceding calendar year and, subject to the limitations described in this free writing prospectus or as otherwise set forth in the Pooling and Servicing Agreement, review certain operational activities related to Specially Serviced Mortgage Loans as described in the Pooling and Servicing Agreement. During such annual meeting, the Trust Advisor will discuss the applicable Special Servicer’s operational practices in light of the Servicing Standard and the applicable Special Servicer’s obligations under the Pooling and Servicing Agreement and may discuss the applicable Special Servicer’s stated policies and procedures, operational controls and protocols, risk management systems, technological infrastructure (systems), intellectual resources, the applicable Special Servicer’s reasoning for believing it is in compliance with the Pooling and Servicing Agreement and other pertinent information the Trust Advisor may consider relevant, in each case, in so far as such information relates to the workout, restructuring, resolution, sale or liquidation of Specially Serviced Mortgage Loans by such Special Servicer during such calendar year. The Trust Advisor will be required to provide the applicable Special Servicer with at least 30 days prior written notice of the date proposed for an annual meeting. The Trust Advisor and the applicable Special Servicer will determine a mutually acceptable date for the annual meeting and the Trust Advisor will be required to deliver, at least 14 days prior to such annual meeting, a proposed written agenda to the applicable Special Servicer, including the identity, if any, of the Final Asset Status Report(s) that will be discussed during the annual meeting.

In connection with the annual meeting described in the preceding paragraph, the Trust Advisor and the applicable Special Servicer may discuss any of the asset status reports produced with respect to any Specially Serviced Mortgage Loan as part of the Trust Advisor’s annual assessment of the applicable Special Servicer. The applicable Special Servicer will be required to make available servicing officers with relevant knowledge regarding the applicable Specially Serviced Mortgage Loans and the related platform-level information for each annual meeting.

Subordinate Control Period. With respect to all Mortgage Loans (other than the Non-Serviced Mortgage Loans), during a Subordinate Control Period, the Trust Advisor’s obligations will be limited to the general reviews as set forth in this Agreement and generally will not involve an assessment of specific actions of the applicable Special Servicer and, in any event, will be subject to limitations described in this free writing prospectus and as set forth in the Pooling and Servicing Agreement.

During any Subordinate Control Period, the applicable Special Servicer will deliver to the Trust Advisor each Final Asset Status Report. The Trust Advisor will be obligated to keep confidential, subject to the exceptions described in the following paragraph, any Privileged Information received from the applicable Special Servicer or Subordinate Class Representative in connection with the Subordinate Class Representative’s exercise of any rights under the Pooling and Servicing Agreement (including, without limitation, in connection with any asset status report) or otherwise in connection with the Certificates.

The Trust Advisor will not be required, in connection with any Trust Advisor Annual Report during a Subordinate Control Period, to consider any Specially Serviced Mortgage Loan or REO Property with respect to which a Final Asset Status Report was not issued during the most recently ended calendar year.

The Trust Advisor, the Trust Advisor’s subcontractors and the Trust Advisor’s affiliates will not disclose such Privileged Information so received from the applicable Special Servicer or Subordinate

Class Representative to any other person (including any Certificateholders which are not then Holders of the Control-Eligible Certificates), other than to the other parties to the Pooling and Servicing Agreement, to the trustee or certificate administrator, if any, appointed for the benefit of the holder of a Serviced Companion Loan, and to the extent expressly required by the Pooling and Servicing Agreement and under the circumstances described in the following sentence. If the Trust Advisor, the Trust Advisor’s subcontractors or the Trust Advisor’s affiliates, or any other party to the Pooling and Servicing Agreement (other than the applicable Special Servicer) receives any Privileged Information and has been advised that such information is Privileged Information, then such person will be prohibited from disclosing such information received by it to any other person (including in connection with preparing any responses to any investor-submitted inquiries posed on the Investor Q&A Forum), except to the extent that (a) the applicable Special Servicer and the Subordinate Class Representative have consented in writing to its disclosure, (b) such Privileged Information becomes generally available and known to the public, other than as a result of a disclosure directly or indirectly by such person, (c) it is reasonable and necessary for such person to do so in working with legal counsel, auditors, taxing authorities or other governmental agencies, (d) such Privileged Information was already known to such person and not otherwise subject to a confidentiality obligation, and/or (e) such disclosure is required by applicable law, rule, regulation, order, judgment or decree. Notwithstanding the foregoing, the Trust Advisor will be permitted to share Privileged Information with its affiliates and any subcontractors of the Trust Advisor to the extent necessary and for the sole purpose of permitting the Trust Advisor to perform its duties under the Pooling and Servicing Agreement, to the extent such parties agree in writing to be bound by the same confidentiality provisions applicable to the Trust Advisor, which will inure to the benefit of the Subordinate Class Representative.

In addition, during any Subordinate Control Period, the applicable Special Servicer will forward any Appraisal Reduction Amount calculations and net present value calculations used in the applicable Special Servicer’s determination of what course of action to take in connection with the workout or liquidation of a Specially Serviced Mortgage Loan to the Trust Advisor after they have been finalized, and the Trust Advisor may review such calculations in support of its Trust Advisor Annual Report but will not opine on, or otherwise call into question (whether in the annual report or otherwise) such Appraisal Reduction Amount calculations and/or net present value calculations.

Consultation of the Trust Advisor During a Collective Consultation Period or Senior Consultation Period. During any Collective Consultation Period or Senior Consultation Period, the applicable Special Servicer will promptly deliver each asset status report prepared in connection with the workout, restructuring, resolution, sale or liquidation of a Specially Serviced Mortgage Loan to the Trust Advisor and, during a Collective Consultation Period, the Subordinate Class Representative. The Trust Advisor will be required to provide any comments it may have to the applicable Special Servicer in respect of the asset status reports, if any, within ten business days of receipt of the asset status report and any additional information reasonably requested by the Trust Advisor, and propose possible alternative courses of action to the extent it determines such alternatives may be in the best interest of the Certificateholders (including any Holders of Control-Eligible Certificates) and the holder of a Serviced Companion Loan, if applicable, as a collective whole. In addition, during any Collective Consultation Period or Senior Consultation Period, the Trust Advisor will be required to consult on a non-binding basis with the applicable Special Servicer with respect to, and prior to, Material Actions (regardless of whether such Material Actions are covered by an asset status report) and the Trust Advisor will be required to provide any comments it may have to such Special Servicer in respect of each such Material Action within 10 business days of receipt of both a written request for consultation with respect to such Material Action and any additional information reasonably requested by the Trust Advisor. Any such consultation during a Collective Consultation Period will be in addition to any consultation with the Subordinate Class Representative. Notwithstanding the provision described in the preceding sentence or any other provision of the Pooling and Servicing Agreement to the contrary, the Trust Advisor will have no obligation to consult with respect to collateral substitutions, assignments, insurance policies, borrower substitutions, lease modifications and amendments and other similar actions that the applicable Special Servicer may perform under the Pooling and Servicing Agreement to the extent such actions do not relate to the restructuring, resolution, sale or liquidation of a Specially Serviced Mortgage Loan or REO Property.

The applicable Special Servicer will be obligated to consider such written alternative courses of action and any other feedback provided by the Trust Advisor and, during any Collective Consultation Period, the Subordinate Class Representative. The applicable Special Servicer will revise each such asset status report as it deems necessary to take into account such input and/or comments, to the extent the applicable Special Servicer determines that the Trust Advisor’s and/or Subordinate Class Representative’s input and/or recommendations are consistent with the Servicing Standard and in the best interest of the Certificateholders, taking into account the interests of all of the Certificateholders (and the holder of any affected Serviced Companion Loan) as a collective whole.

The applicable Special Servicer will not be required to take or to refrain from taking any action because of an objection or comment by the Trust Advisor or a recommendation of the Trust Advisor that would require or cause the applicable Special Servicer to violate applicable law, the terms of any Mortgage Loan or Loan Combination or any other provision of the Pooling and Servicing Agreement, including that party’s obligation to act in accordance with the Servicing Standard and the REMIC provisions of the Code or result in an adverse tax consequence for the Trust Fund. For the avoidance of doubt, the applicable Special Servicer will not be required to take or to refrain from taking any action because of an objection or comment by the Trust Advisor or a recommendation of the Trust Advisor in any event.

Trust Advisor Ongoing Fees. The ongoing fee of the Trust Advisor will be payable monthly from amounts received in respect of each Mortgage Loan (other than a Non-Serviced Mortgage Loan) as described above under “—Servicing and Other Compensation and Payment of Expenses—Compensation of the Trust Advisor”. The Trust Advisor consulting fee will be payable in connection with Material Actions on which the Trust Advisor has consultation rights, subject to the limitations described under “—Servicing and Other Compensation and Payment of Expenses—Compensation of the Trust Advisor” in this free writing prospectus.

Indemnification of the Trust Advisor and Related Persons. The Trust Advisor, its affiliates and any of its managers, members, directors, officers, shareholders, employees or agents will be entitled to indemnification by the Trust Fund against any loss, liability or expense incurred in connection with any legal action or claim that relates to the Pooling and Servicing Agreement or the Certificates; provided that such indemnification will be subject to the limitations described under “Description of the Offered Certificates” in this free writing prospectus; provided, further, that the indemnification will not extend to any loss, liability or expense incurred by reason of the Trust Advisor’s willful misfeasance, bad faith or negligence in the performance of obligations or duties under the Pooling and Servicing Agreement or by reason of the Trust Advisor’s negligent disregard of such obligations or duties. See “—Certain Matters Regarding the Master Servicers, the Special Servicers, the Trust Advisor and the Depositor” in this free writing prospectus.

Certain Restrictions on the Trust Advisor and Its Affiliates. The Pooling and Servicing Agreement will prohibit the Trust Advisor from making any principal investment in any Certificate or interest therein; provided, however, that such prohibition will not be construed to have been violated (i) in connection with riskless principal transactions effected by a broker-dealer affiliate of the Trust Advisor or (ii) pursuant to investments by an affiliate of the Trust Advisor if the Trust Advisor and such affiliate maintain policies and procedures designed to segregate personnel involved in the activities of the Trust Advisor under the Pooling and Servicing Agreement from personnel involved in such affiliate’s investment activities and to prevent such affiliate and its personnel from gaining access to information regarding the Trust Fund and the Trust Advisor and its personnel from gaining access to such affiliate’s information regarding its investment activities. In addition, the Pooling and Servicing Agreement will impose an obligation on the Trust Advisor not, and to cause its affiliates not, to enter into any transaction as a result of which (i) the applicable Special Servicer or any affiliate thereof would be obligated, whether by agreement or otherwise, and whether or not subject to any condition or contingency, to pay any fee to, or otherwise compensate or grant monetary or other consideration to, the Trust Advisor or any affiliate thereof in connection with the Pooling and Servicing Agreement (other than compensation to which the Trust Advisor is entitled under the Pooling and Servicing Agreement) (x) in connection with the Trust Advisor’s obligations under the Pooling and Servicing Agreement or (y) in consideration of the appointment or continuation of such person or entity as the applicable Special Servicer, (ii) the applicable Special Servicer would be entitled to receive any compensation from the Trust Advisor in connection with the Pooling and Servicing Agreement or (iii) the applicable Special Servicer would be entitled to receive from the Trust Advisor or any affiliate thereof any fee in connection with the appointment or continuation of such person or entity as applicable Special Servicer under the Pooling and Servicing Agreement unless, in the case of each provision described in the foregoing clauses (i) through (iii), the transaction is approved by Certificateholders representing 100% of the Voting Rights.

Termination, Discharge and Resignation of the Trust Advisor

The Trust Advisor may be removed upon (i) the written direction of Holders of Certificates entitled to not less than 25% of the aggregate Voting Rights (taking into account the allocation of any Appraisal Reduction Amounts in respect of the Mortgage Loans to notionally reduce the Certificate Principal Balances of Classes to which such Appraisal Reduction Amounts are allocable) of all Certificates on an aggregate basis requesting a vote to replace the Trust Advisor with a replacement Trust Advisor selected by such Certificateholders (subject to certain criteria for the replacement Trust Advisor in the Pooling and Servicing Agreement), (ii) payment by such requesting Holders to the Certificate Administrator of all reasonable fees and expenses to be incurred by the Certificate Administrator in connection with administering such vote, (iii) such requesting Holders delivering to the Certificate Administrator a Rating Agency Confirmation from each Rating Agency regarding the appointment of the replacement Trust Advisor (which confirmations will be obtained at the expense of such requesting Holders and will not constitute an Additional Trust Fund Expense) and (iv) such requesting Holders delivering to the Certificate Administrator an analogous “rating agency confirmation” from each Pari Passu Companion Rating Agency regarding the appointment of the replacement Trust Advisor (which confirmations will be obtained at the expense of such requesting Holders and will not constitute an Additional Trust Fund Expense). In addition, during any Subordinate Control Period, the identity of the proposed replacement Trust Advisor will be subject to the consent of the Subordinate Class Representative (such consent not to be unreasonably withheld), provided that such consent will be deemed to have been granted if no objection is made within ten business days following the Subordinate Class Representative’s receipt of the request for consent, and, if granted, such consent may not thereafter be revoked or withdrawn. Thereafter, the Certificate Administrator will be required to promptly provide written notice to all Certificateholders of such request by posting such notice on its internet website, and by mail, and conduct the solicitation of votes of all Certificates in such regard. Upon the vote or written direction of Holders of at least 75% of the aggregate Voting Rights (taking into account the application of Appraisal Reduction Amounts in respect of the Mortgage Loans to notionally reduce the Certificate Principal Balances of Classes to which such Appraisal Reduction Amounts are allocable) of all Certificates on an aggregate basis, the Certificate Administrator will notify the Trustee, and the Trustee will immediately replace the Trust Advisor with the replacement Trust Advisor. If a proposed termination and replacement of the Trust Advisor as described above is not consummated within 180 days following the initial request of the Certificateholders who requested a vote, then the proposed termination and replacement will have no further force or effect.

In addition, in the event (i) the Trust Advisor fails to duly observe or perform in any material respect any of its duties, covenants or obligations under the Pooling and Servicing Agreement, (ii) of the insolvency of the Trust Advisor, or (iii) the Trust Advisor acknowledges in writing its inability to perform its duties under the Pooling and Servicing Agreement, then either the Depositor or the Trustee may, and upon the written direction of the Certificateholders representing at least 51% of the Voting Rights (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the Certificate Principal Balances of the Principal Balance Certificates), the Trustee will, terminate the Trust Advisor. In the event that the Trust Advisor is terminated, the Trustee is required to select a replacement Trust Advisor pursuant to the terms of the Pooling and Servicing Agreement. In addition, during any Subordinate Control Period, the identity of the proposed replacement Trust Advisor will be subject to the consent of the Subordinate Class Representative (such consent not to be unreasonably withheld), provided that such consent will be deemed to have been granted if no objection is made within ten business days following the Subordinate Class Representative’s receipt of the request for consent, and, if granted, such consent may not thereafter be revoked or withdrawn.

The Trust Advisor will be discharged from its duties under the Pooling and Servicing Agreement when the aggregate Certificate Principal Balance of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB and Class D Certificates, the Class A-S Regular Interest (and, therefore, the Class A-S Certificates and the Class A-S Component of the Class PEX Certificates), the Class B Regular Interest (and, therefore, the Class B Certificates and the Class B Component of the Class PEX Certificates) or the Class C Regular Interest (and, therefore, the Class C Certificates and the Class C Component of the Class PEX Certificates) has been reduced to zero.

If the Trust Advisor is discharged, terminated or resigns, in all such circumstances, it will remain entitled to any accrued and unpaid fees, which will be payable in accordance with the priorities described in the Pooling and Servicing Agreement, and indemnification in respect of the period prior to its termination on the terms and conditions provided in the Pooling and Servicing Agreement.

The Trust Advisor may resign upon 30 days’ prior written notice if a replacement Trust Advisor meeting the eligibility requirements described in this free writing prospectus has accepted its appointment as the replacement Trust Advisor. The resigning Trust Advisor will be required to pay all reasonable out-of-pocket costs and expenses of each party to the Pooling and Servicing Agreement, the Issuing Entity and each Rating Agency in connection with the resignation of the Trust Advisor and the transfer of its duties (including, but not limited to, reasonable out-of-pocket costs and expenses associated with higher market fees of a successor, transferring related information, records and reports to the successor). During a Subordinate Control Period, the identity of the replacement Trust Advisor will be subject to the reasonable approval of the Subordinate Class Representative; provided that such approval will be deemed to have been granted if no objection is made within ten (10) business days following the Subordinate Class Representative’s receipt of the request for such approval, and, if granted, such approval may not thereafter be revoked or withdrawn.

Any replacement Trust Advisor must (or the personnel responsible for supervising the obligations of the Trust Advisor must) meet the following criteria:  (i) be regularly engaged in the business of analyzing and advising clients in commercial mortgage-backed securities matters and have at least five years of experience in collateral analysis and loss projections, and (ii) have at least five years of experience in commercial real estate asset management and experience in the workout and management of distressed commercial real estate assets.

Asset Status Reports

No later than 45 days after the occurrence of a Servicing Transfer Event with respect to any Specially Serviced Mortgage Loan which the applicable Special Servicer is servicing (other than a Non-Serviced Mortgage Loan), the applicable Special Servicer must, in general, deliver to the Subordinate Class Representative, among others, an asset status report with respect to that Mortgage Loan and the related Mortgaged Property or properties. That asset status report is required to include the following information to the extent reasonably determinable:

●	a summary of the status of the subject Specially Serviced Mortgage Loan and any negotiations with the related borrower;

●
a discussion of the general legal and environmental considerations reasonably known to the applicable Special Servicer, consistent with the Servicing Standard, that are applicable to the exercise of remedies set forth in the Pooling and Servicing Agreement and to the enforcement of any related guaranties or other collateral for the related Specially Serviced Mortgage Loan and whether outside legal counsel has been retained;

●	the most current rent roll or maintenance schedule (as applicable) and income or operating statement available for the related Mortgaged Property or properties;

●	a summary of the applicable Special Servicer’s recommended action with respect to the Specially Serviced Mortgage Loan;

●	the Appraised Value of the related Mortgaged Property or properties, together with the assumptions used in the calculation thereof; and

●	such other information as the applicable Special Servicer deems relevant in light of the Servicing Standard.

Each asset status report will be required to be delivered to the Subordinate Class Representative (during a Subordinate Control Period or Collective Consultation Period), the Trust Advisor (during a Collective Consultation Period or Senior Consultation Period), the applicable Master Servicer, the Certificate Administrator (upon request), the Rule 17g-5 Information Provider (which will be required to promptly post the report to the Rule 17g-5 Information Provider’s website). During a Subordinate Control Period, if the Subordinate Class Representative does not disapprove an asset status report within ten business days of receipt  (or, with respect to a Serviced Loan Combination, such longer period of time as may be set forth in the related Intercreditor Agreement), the applicable Special Servicer will be required to implement the recommended action as outlined in the asset status report. In addition, during a Subordinate Control Period, the Subordinate Class Representative may object to any asset status report within ten business days of receipt (or, with respect to a Serviced Loan Combination, such longer period of time as may be set forth in the related Intercreditor Agreement); provided, however, that the applicable Special Servicer will be required to implement the recommended action as outlined in the asset status report if it makes a determination in accordance with the Servicing Standard that the objection is not in the best interest of all the Certificateholders (as a collective whole, as if they together constituted a single lender). If, during a Subordinate Control Period, the Subordinate Class Representative disapproves the asset status report and the applicable Special Servicer has not made the affirmative determination described above, the applicable Special Servicer will be required to revise the asset status report as soon as practicable thereafter, but in no event later than 30 days after the disapproval. During a Subordinate Control Period, the applicable Special Servicer will be required to revise the asset status report until the Subordinate Class Representative fails to disapprove the revised asset status report as described above, until the Subordinate Class Representative’s approval is no longer required or until the applicable Special Servicer makes a determination that the objection is not in the best interests of the Certificateholders (as a collective whole, as if they together constituted a single lender). In the event that, during a Subordinate Control Period, the Subordinate Class Representative and the applicable Special Servicer have not agreed upon an asset status report within 90 days following the Subordinate Class Representative’s receipt of the initial asset status report, the applicable Special Servicer will implement the actions described in the most recent asset status report submitted by the applicable Special Servicer to the Subordinate Class Representative. Notwithstanding the foregoing, if the applicable Special Servicer determines that emergency action is necessary to protect the related Mortgaged Property or the interests of the Certificateholders, or if a failure to take any such action at such time would be inconsistent with the Servicing Standard, the applicable Special Servicer may take actions with respect to the related Mortgaged Property before the expiration of the ten business day period (or, with respect to a Serviced Loan Combination, such longer period of time as may be set forth in the related Intercreditor Agreement) referenced above and if the applicable Special Servicer reasonably determines in accordance with the Servicing Standard that failure to take such actions before the expiration of such ten business day period would materially and adversely affect the interest of the Certificateholders and the applicable Special Servicer has made commercially reasonable efforts, during a Subordinate Control Period, to contact the Subordinate Class Representative. The foregoing does not relieve the applicable Special Servicer of its duties to comply with the Servicing Standard.

In addition, the applicable Special Servicer will be required to deliver a summary (as approved by the Subordinate Class Representative if a Subordinate Control Period is in effect) of each Final Asset Status Report to the Certificate Administrator. Upon receipt of such summary, the Certificate Administrator will be required to post such summary on its website.

A “Final Asset Status Report”, with respect to any Specially Serviced Mortgage Loan, means each related asset status report, together with such other data or supporting information provided by the applicable Special Servicer to the Subordinate Class Representative, in each case prepared in connection with the workout or liquidation of such Specially Serviced Mortgage Loan and which, in any event, will not include any Privileged Information; provided that no asset status report will be considered to be a Final Asset Status Report unless, during a Subordinate Control Period, the Subordinate Class Representative has either finally approved of and consented to the actions proposed to be taken in connection therewith, or has exhausted all of its rights of approval or consent, or has been deemed to approve or consent to such action.

Each of the Subordinate Class Representative (during any Collective Consultation Period) and the Trust Advisor (during any Collective Consultation Period and any Senior Consultation Period) will be entitled to consult on a non-binding basis with the applicable Special Servicer and propose possible alternative courses of action and provide other feedback in respect of any asset status report, and the applicable Special Servicer will be obligated to consider such alternative courses of action and any other feedback provided by the Subordinate Class Representative and/or the Trust Advisor, as applicable. The applicable Special Servicer may revise the asset status reports as it deems reasonably necessary in accordance with the Servicing Standard to take into account any input and/or recommendations of the Subordinate Class Representative and/or the Trust Advisor. Consultation with the Trust Advisor will occur in the manner described under “—The Trust Advisor” in this free writing prospectus.

Also notwithstanding the provisions described above, in connection with any asset status report, the Subordinate Class Representative and the Trust Advisor may not direct or advise the applicable Special Servicer to act, and the applicable Special Servicer is to ignore any direction for it to act, in any manner that would—

●
require or cause the applicable Special Servicer to violate applicable law, the terms of any Mortgage Loan or any other provision of the Pooling and Servicing Agreement, including that party’s obligation to act in accordance with the Servicing Standard and the REMIC provisions of the Code;

●	result in an adverse tax consequence for the Trust Fund;

●
expose the Trust, the parties to the Pooling and Servicing Agreement or any of their respective affiliates, members, managers, officers, directors, employees or agents, to any claim, suit or liability; or

●	materially expand the scope of the applicable Master Servicer’s or the applicable Special Servicer’s responsibilities under the Pooling and Servicing Agreement.

With respect to a Non-Serviced Loan Combination, the related Non-Serviced Mortgage Loan will be subject to the provisions of the related Other Pooling and Servicing Agreement (which are or are expected to be substantially similar to the provisions set forth above) which may provide for the production and delivery by the related Other Special Servicer, and review by the related subordinate class representative (or similar party) and Other Trust Advisor, of asset status reports. See “—Servicing of the Loan Combinations” in this free writing prospectus.

During any Collective Consultation Period or Senior Consultation Period, the applicable Special Servicer will be required to consult on a non-binding basis with the Trust Advisor with respect to, and prior to, Material Actions (regardless of whether such Material Action is covered by an asset status report); provided, however, that the applicable Special Servicer will not consult with the Trust Advisor with respect to Material Actions related to collateral substitutions, assignments, insurance policies, borrower substitutions, lease modifications and amendments and other similar actions that the applicable Special Servicer may perform under the Pooling and Servicing Agreement, to the extent such actions do not relate to the restructuring, resolution, sale or liquidation of a Specially Serviced Mortgage Loan or REO Property.

Reports to Certificateholders; Available Information

Certificate Administrator Reports. Based on monthly reports prepared by the Master Servicers and the Special Servicers and delivered by the Master Servicers to the Certificate Administrator, the

Certificate Administrator will be required to prepare and make available electronically or, upon written request from registered Holders or from those parties that cannot receive such statement electronically, provide by first Class mail, on each distribution date to each registered Holder of a Certificate, the parties to the Pooling and Servicing Agreement and any other designee of the depositor, a report (a “Distribution Date Statement”) setting forth, among other things specified in the Pooling and Servicing Agreement the following information:

1.	the amount of the distribution on the distribution date to the Holders of each Class of Principal Balance Certificates in reduction of the Certificate Principal Balance of the Certificates;

2.	the amount of the distribution on the distribution date to the Holders of each Class of interest-bearing Certificates allocable to the interest distributable on that Class of Certificates;

3.	the aggregate amount of P&I Advances made in respect of the Mortgage Pool for the distribution date;

4.
the aggregate amount of compensation paid to the Certificate Administrator and the Trustee and servicing compensation paid to the applicable Master Servicer and the applicable Special Servicer during the related collection period;

5.	the aggregate Stated Principal Balance of the Mortgage Pool outstanding immediately before and immediately after the distribution date;

6.	the number, aggregate Stated Principal Balance, weighted average remaining term to maturity and weighted average mortgage rate of the Mortgage Loans as of the end of the related collection period;

7.
the number and aggregate Stated Principal Balance of Mortgage Loans (A) delinquent 30-59 days, (B) delinquent 60-89 days, (C) delinquent 90 days or more and (D) current but specially serviced or in foreclosure but not an REO Property;

8.	the value of any REO Property included in the Trust Fund as of the end of the related collection period, on a loan-by-loan basis, based on the most recent appraisal or valuation;

9.
the Available Distribution Amount for the distribution date and the amount of available funds with respect to (i) the Class A-S Certificates and Class A-S Component, (ii) the Class B Certificates and Class B Component, and (iii) the Class C Certificates and Class C Component, in each case, for the distribution date;

10.	the amount of the distribution on the distribution date to the Holders of any Class of Certificates allocable to Yield Maintenance Charges and/or Prepayment Premiums;

11.	the total interest distributable for each Class of interest-bearing Certificates for the distribution date;

12.	the pass-through rate in effect for each Class of interest-bearing Certificates for the interest accrual period related to the current distribution date;

13.
the Principal Distribution Amount for the distribution date, separately setting forth the portion thereof that represents scheduled principal and the portion thereof representing prepayments and other unscheduled collections in respect of principal;

14.
the total outstanding Certificate Principal Balance or Notional Amount, as the case may be, of each Class of Certificates (other than the Class V and Class R Certificates) immediately before and immediately after the distribution date, separately identifying any reduction in these amounts as a result of the allocation of Realized Losses and Additional Trust Fund Expenses;

15.
the amount of any Appraisal Reduction Amounts effected in connection with the distribution date on a loan-by-loan basis and the aggregate amount of Appraisal Reduction Amounts as of the distribution date;

16.	the number and related Stated Principal Balances of any Mortgage Loans extended or modified during the related collection period on a loan-by-loan basis;

17.	the amount of any remaining unpaid interest shortfalls for each Class of interest-bearing Certificates as of the close of business on the distribution date;

18.	a loan-by-loan listing of each Mortgage Loan which was the subject of a principal prepayment during the related collection period and the amount of principal prepayment occurring;

19.
the amount of the distribution on the distribution date to the Holders of each Class of Certificates in reimbursement of Realized Losses and Additional Trust Fund Expenses previously allocated thereto;

20.	the aggregate unpaid Stated Principal Balance of the Mortgage Loans outstanding as of the close of business on the related determination date;

21.
with respect to any Mortgage Loan as to which a liquidation occurred during the related collection period (other than through a payment in full), (A) the loan number thereof, (B) the aggregate of all liquidation proceeds which are included in the Available Distribution Amount and other amounts received in connection with the liquidation (separately identifying the portion thereof allocable to distributions on the Certificates), and (C) the amount of any Realized Loss attributable to the liquidation;

22.
with respect to any REO Property included in the Trust as to which the applicable Special Servicer determined that all payments or recoveries with respect to the Mortgaged Property have been ultimately recovered during the related collection period, (A) the loan number of the related Mortgage Loan, (B) the aggregate of all liquidation proceeds and other amounts received in connection with that determination (separately identifying the portion thereof allocable to distributions on the Certificates), and (C) the amount of any Realized Loss attributable to the related REO Mortgage Loan in connection with that determination;

23.	the aggregate amount of interest on P&I Advances in respect of the Mortgage Loans paid to the applicable Master Servicer and/or the Trustee since the prior distribution date;

24.
the aggregate amount of interest on Servicing Advances in respect of the Mortgage Loans paid to the applicable Master Servicer, the applicable Special Servicer and/or the Trustee since the prior distribution date;

25.	a loan by loan listing of any Mortgage Loan which was defeased during the related collection period;

26.	a loan by loan listing of any material modification, extension or waiver of a Mortgage Loan;

27.
a loan by loan listing of any material breach of the representations and warranties given with respect to Mortgage Loan by the applicable Mortgage Loan Seller, as provided by the applicable Master Servicer, the applicable Special Servicer or the depositor;

28.	the amounts of any excess liquidation proceeds held in the Certificate Administrator’s account designated for such excess liquidation proceeds;

29.	the amount of the distribution on the distribution date to the Holders of the Class R Certificates; and

30.	an itemized listing of any Disclosable Special Servicer Fees received by the Special Servicer or any of its affiliates during the related collection period.

On each distribution date, the Certificate Administrator will make available to the general public on the Certificate Administrator’s Website a copy of the Distribution Date Statement.

“Certificate Administrator’s Website” means www.ctslink.com.

Book-Entry Certificates. See “Description of the Offered Certificates—Delivery, Form and Denomination” in this free writing prospectus for information regarding the ability of Holders of Offered Certificates in book-entry form to obtain access to the reports of the Certificate Administrator.

Information Available Electronically. The Certificate Administrator will be required to make available to any Privileged Person (except as described below, and provided that the final prospectus supplement, the Distribution Date Statements, the Pooling and Servicing Agreement and the SEC Filings will be made available to the general public) the following items by means of the Certificate Administrator’s Website:

●	The following documents, which must be made available under a tab or heading designated “deal documents”:

(A) the free writing prospectus that relates to the Offered Certificates;

(B) the Pooling and Servicing Agreement, each Mortgage Loan Purchase Agreement and any amendments and exhibits thereto; and

(C) the CREFC® loan setup file prepared by the Master Servicers and delivered to the Certificate Administrator;

●
The following documents, which must be made available under a tab or heading designated “SEC filings”:  each report on Form 10-D, 10-K or 8-K that has been filed by the Certificate Administrator with respect to the Trust through the EDGAR system;

●	The following documents, which must be made available under a tab or heading designated “periodic reports”:

(A)     the Distribution Date Statements;

(B)     the CREFC® Reports (other than the CREFC® loan setup file) prepared by, or delivered to, the Certificate Administrator; and

(C)     the annual reports prepared by the Trust Advisor;

●	The following documents, which must be made available under a tab or heading designated “additional documents”:

(A)    summaries of Final Asset Status Reports;

(B)    inspection reports; and

(C)    appraisals;

●	The following documents, which must be made available under a tab or heading designated “special notices”:

(A)    notice of final payment on the Certificates;

(B)    notice of termination of a Master Servicer or a Special Servicer;

(C)     notice of a Servicer Termination Event with respect to a Master Servicer or a Special Servicer;

(D)     notice of the resignation of any party to the Pooling and Servicing Agreement and notice of the acceptance of appointment to such party, to the extent such notice is prepared or received by the Certificate Administrator;

(E)     officer’s Certificates supporting the determination that any advance was (or, if made, would be) a nonrecoverable advance;

(F)     any “special notice” by a Certificateholder that wishes to communicate with others, pursuant to the Pooling and Servicing Agreement;

(G)    any Assessment of Compliance delivered to the Certificate Administrator;

(H)    any Attestation Reports delivered to the Certificate Administrator;

(I)      any reports delivered to the Certificate Administrator by the Trust Advisor in connection with its review of a Special Servicer’s net present value and Appraisal Reduction Amount calculations as described under “—Review and Consultation With Respect to Calculations of Net Present Value and Appraisal Reduction Amounts” in this free writing prospectus;

(J)      any recommendation received by the Certificate Administrator from the Trust Advisor for the termination of a Special Servicer during any period when the Trust Advisor is entitled to make such a recommendation, and any direction of the requisite percentage of the Certificateholders to terminate the applicable Special Servicer in response to such recommendation;

(K)     any proposal received by the Certificate Administrator from a requisite percentage of Certificateholders for the termination of a Special Servicer during any period when such Certificateholders are entitled to make such a proposal, and any direction of the requisite percentage of the Certificateholders to terminate the applicable Special Servicer in response to such proposal; and

(L)     any proposal received by the Certificate Administrator from a requisite percentage of Certificateholders for the termination of the Trust Advisor, and any direction of the requisite percentage of the Certificateholders to terminate the Trust Advisor in response to such proposal;

●	An investor question-and-answer forum (the “Investor Q&A Forum”), which must be made available as described more fully below; and

●	An investor registry (the “Investor Registry”), which must be made available (solely to Certificateholders and beneficial owners) as described more fully below.

Notwithstanding the description set forth above, the Certificate Administrator will be authorized to use such other headings and labels as it may reasonably determine from time to time.

The Rating Agencies and other NRSROs will have access to the Investor Q&A Forum but will not have a means to submit questions on the Investor Q&A Forum. The Rating Agencies and other NRSROs will not have access to the Investor Registry.

“Privileged Person” includes the Depositor and its designees, the underwriters, the Trustee, the Certificate Administrator, the Master Servicers, the Special Servicers, the Subordinate Class Representative, the Trust Advisor, any Mortgage Loan Seller, the Other Master Servicer, any person who provides the Certificate Administrator with an Investor Certification and any Rating Agency or other NRSRO that delivers an NRSRO certification to the Certificate Administrator, which Investor Certification and NRSRO certification may be submitted electronically by means of the Certificate Administrator’s Website.

The Certificate Administrator will make the Investor Q&A Forum available to Privileged Persons by means of the Certificate Administrator’s Website, where Certificateholders and beneficial owners of Certificates may submit inquiries to the Certificate Administrator relating to the Distribution Date Statement, and submit inquiries to a Master Servicer or a Special Servicer relating to servicing reports prepared by that party, the Mortgage Loans, or the Mortgaged Properties, and where Privileged Persons may view previously submitted inquiries and related answers. The Certificate Administrator will forward such inquiries to the appropriate person. The Certificate Administrator, the Master Servicers or the Special Servicers, as applicable, will be required to answer each inquiry, unless it determines that (i) answering the inquiry would not be in the best interests of the Trust and/or the Certificateholders, (ii) answering the inquiry would be in violation of applicable law or the loan documents, (iii) answering the inquiry would materially increase the duties of, or result in significant additional cost or expense to, the Certificate Administrator, the Master Servicers or the Special Servicers, as applicable, or (iv) answering the inquiry is otherwise not advisable, in which case the Certificate Administrator will not post such inquiry on the Investor Q&A Forum. The Certificate Administrator will be required to post the inquiries and related answers on the Investor Q&A Forum, subject to the immediately preceding sentence and subject to and in accordance with the Pooling and Servicing Agreement. In addition, no party will post or otherwise disclose direct communications with the Subordinate Class Representative as part of its response to any inquiries. The Investor Q&A Forum may not reflect questions, answers, and other communications which are not submitted through the Certificate Administrator’s Website. Answers posted on the Investor Q&A Forum will be attributable only to the respondent, and will not be deemed to be answers from any other person, including the depositor and the underwriters. None of the underwriters, depositor, any of their respective affiliates or any other person will certify as to the accuracy of any of the information posted in the Investor Q&A Forum and no person other than the respondent will have any responsibility or liability for the content of any such information.

The Certificate Administrator will make the “Investor Registry” available to any Certificateholder and beneficial owner by means of the Certificate Administrator’s Website. Certificateholders and beneficial owners may register on a voluntary basis for the investor registry and obtain contact information for any other Certificateholder or beneficial owner that has also registered, provided that they comply with certain requirements as provided for in the Pooling and Servicing Agreement.

The Certificate Administrator’s Website will initially be located at www.ctslink.com. Access will be provided by the Certificate Administrator to Privileged Persons upon receipt by the Certificate Administrator from such person of an Investor Certification or NRSRO certification in the form(s) attached to the Pooling and Servicing Agreement, which form(s) will also be located on and submitted electronically by means of the Certificate Administrator’s Website.

The parties to the Pooling and Servicing Agreement will not be required to provide that certification. In connection with providing access to the Certificate Administrator’s Website, the Certificate Administrator may require registration and the acceptance of a disclaimer. The Certificate Administrator will not be liable for the dissemination of information in accordance with the terms of the Pooling and Servicing Agreement. The Certificate Administrator will make no representations or warranties as to the accuracy or completeness of such documents and will assume no responsibility for them. The Certificate Administrator will not be deemed to have knowledge of any information posted on its website solely by virtue of such posting. In addition, the Certificate Administrator may disclaim responsibility for any information for which it is not the original source. Assistance in using the Certificate Administrator’s Website can be obtained by calling its customer service desk at 866-846-4526.

The Rating Agencies and other NRSROs will have access to the Investor Q&A Forum but will not have a means to submit questions on the Investor Q&A Forum. The Rating Agencies and other NRSROs will not have access to the Investor Registry.

The Rule 17g-5 Information Provider will be required to make certain information available, to Rating Agencies and other NRSROs through the facilities of a website.

“CREFC®” means the Commercial Real Estate Finance Council.

“CREFC® Reports” collectively refer to the following electronic files:  (i) CREFC® bond level file, (ii) CREFC® collateral summary file, (iii) CREFC® property file, (iv) CREFC® loan periodic update file, (v) CREFC® loan setup file, (vi) CREFC® financial file, (vii) CREFC® special servicer loan file, (viii) CREFC® comparative financial status report, (ix) CREFC® delinquent loan status report, (x) CREFC® historical loan modification and corrected mortgage loan report, (xi) CREFC® operating statement analysis report, (xii) CREFC® NOI adjustment worksheet, (xiii) CREFC® REO status report, (xiv) CREFC® servicer watch list, (xv) CREFC® loan level reserve/LOC report, (xvi) CREFC® advance recovery report, (xvii) CREFC® reconciliation of funds report, and (xi) solely with respect to the Loan Combinations, CREFC® Total Loan Report.

Other Information. The Pooling and Servicing Agreement will require that the Certificate Administrator make available at its offices, during normal business hours, for review (by any Privileged Person that is not a Borrower Party, a Rating Agency or another NRSRO), originals or copies of, among other things, the following items (to the extent such items are in its possession) (except to the extent not permitted by applicable law or under any of the related Mortgage Loan documents):

(A)     any and all notices and reports delivered to the Certificate Administrator with respect to any Mortgaged Property as to which the environmental testing revealed certain environmental issues;

(B)     the most recent annual (or more frequent, if available) operating statements, rent rolls or, with respect to residential cooperative mortgage loans, maintenance schedules (to the extent such rent rolls or maintenance schedules have been made available by the related borrower) and/or lease summaries and retail “sales information”, if any, collected by or on behalf of the applicable Master Servicer or the applicable Special Servicer with respect to each Mortgaged Property;

(C)     the Mortgage Files, including any and all modifications, waivers and amendments of the terms of a Mortgage Loan entered into or consented by the applicable Master Servicer and/or the applicable Special Servicer and delivered to the Certificate Administrator;

(D)     any other information that may be necessary to satisfy the requirements of subsection (d)(4)(i) of Rule 144A under the Securities Act; and

(E)     each of the documents made available by the Certificate Administrator via the Certificate Administrator’s Website as described under “—Information Available Electronically” above.

You should assume that the Trustee, the Certificate Administrator or any document custodian, as the case may be, will be permitted to require payment of a sum sufficient to cover the reasonable out-of-pocket costs and expenses of providing the copies.

In connection with providing access to or copies of the items described above to Certificateholders, beneficial owners of Certificates and prospective purchasers of Certificates, the Trustee, the Master Servicers, the Special Servicers, the Certificate Administrator or any document custodian, as the case may be, may require an Investor Certification executed by the requesting person or entity.

The Certificate Administrator will make available all distribution date statements, CREFC® reports and supplemental notices (provided they are received by the Certificate Administrator) to certain modeling financial services (i.e. Bloomberg Financial Markets, L.P., Trepp, LLC, Intex Solutions, Inc., Markit Group Limited, Interactive Data Corp., BlackRock Financial Management, Inc. and CMBS.com, Inc.) in accordance with the provisions of the Pooling and Servicing Agreement.

The Trust will file distribution reports on Form 10-D, annual reports on Form 10-K and (if applicable) current reports on Form 8-K with the SEC regarding the Certificates, to the extent, and for such time, as it will be required to do so under the Exchange Act. Such reports will be filed under the name of the issuing entity (File No. 333-177891). Members of the public may read and copy any materials filed with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Additional

information regarding the Public Reference Room can be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains a site on the World Wide Web at “http://www.sec.gov” at which you can view and download copies of reports, proxy and information statements and other information filed electronically through the Electronic Data Gathering, Analysis and Retrieval (“EDGAR”) system. The depositor has filed the prospectus and the related registration statement, including all exhibits thereto, through the EDGAR system, so the materials should be available by logging onto the SEC’s website. The SEC maintains computer terminals providing access to the EDGAR system at the office referred to above.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

General

This discussion reflects the applicable provisions of the Code, as well as regulations (the “REMIC Regulations”) promulgated by the U.S. Department of the Treasury. The discussion below does not purport to address all federal income tax consequences that may be applicable to particular categories of investors (such as banks, insurance companies, securities dealers, foreign persons, investors whose functional currency is not the U.S. dollar, and investors that hold the Offered Certificates as part of a “straddle” or “conversion transaction”), some of which may be subject to special rules. Investors should consult their own tax advisors in determining the federal, state, local or any other tax consequences to them of the purchase, ownership and disposition of the Offered Certificates and should review the discussions under the heading “Federal Income Tax Consequences—Federal Income Tax Consequences for REMIC Certificates” in the prospectus.

Elections will be made to treat designated portions of the Issuing Entity as three separate real estate Mortgage investment conduits (“REMIC I”, “REMIC II” and “REMIC III”, respectively, and each, a “REMIC”) within the meaning of Sections 860A through 860G of the Code (the “REMIC Provisions”). REMIC I will hold the Mortgage Loans (exclusive of the Excess Interest), the proceeds of those Mortgage Loans, and any property (including a beneficial interest in real property in the case of a Non-Serviced Loan Combination) that secured a Mortgage Loan that was acquired by foreclosure or deed in lieu of foreclosure, and will issue several uncertificated classes of regular interests  (the “REMIC I Regular Interests”) to REMIC II and the uncertificated REMIC I residual interest, represented by the Class R Certificates, as the sole class of residual interests in REMIC I. REMIC II will hold the REMIC I Regular Interests and will issue several uncertificated classes of regular interests (the “REMIC II Regular Interests” to REMIC III, and the uncertificated REMIC II residual interest, represented by the Class R Certificates, as the sole class of residual interests in REMIC II. REMIC III will hold the REMIC II Regular Interests, and will issue the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class X-A, Class X-B, Class X-C, Class X-D, Class D, Class E, Class F and Class G Certificates (the “Regular Certificates”) and the Class A-S, Class B and Class C Regular Interests as classes of regular interests in REMIC III and the uncertificated REMIC III residual interest, represented by the Class R Certificates, as the sole class of residual interests in the REMIC III. The Class X-A Certificates will represent seven classes of regular interests in REMIC III, the Class X-B Certificates will represent three class of regular interests in REMIC III, the Class X-C Certificates will represent one class of regular interests in REMIC III and the Class X-D Certificates will represent two class of regular interests in REMIC III.

On the Closing Date, Cadwalader, Wickersham & Taft LLP, special counsel to the Depositor, will deliver its opinion that, assuming (1) the making of appropriate and timely elections, (2) compliance with the provisions of the Pooling and Servicing Agreement, the Other Pooling and Servicing Agreements and the Intercreditor Agreements and (3) compliance with applicable changes in the law, including any amendments to the Code or applicable Treasury Regulations, for federal income tax purposes, (a) REMIC I, REMIC II and REMIC III will each qualify as a REMIC, (b) the REMIC I Regular Interests will evidence “regular interests” in REMIC I, the REMIC II Regular Interests will evidence “regular interests” in REMIC II and the Regular Certificates and the Regular Interests will evidence the “regular interests” in REMIC III and (c) the Class R Certificates will represent the sole Class of “residual interests” in each REMIC within the meaning of the REMIC Provisions.

In addition, on the Closing Date, Cadwalader, Wickersham & Taft LLP, special counsel to the Depositor, will deliver its opinion that the portions of the assets of the Issuing Entity consisting of (i) the Excess Interest and the Excess Interest distribution account and (ii) the Class A-S, Class B and Class C Regular Interests and the related distribution account will be treated as a grantor trust for federal income tax purposes under subpart E, part I of subchapter J of the Code (the “Grantor Trust”). Accordingly, (a) the Class V Certificates will evidence undivided beneficial interests in the portion of the Grantor Trust described in clause (i) of the preceding sentence, (b) the Class A-S Certificates will represent a undivided beneficial interests in such Class’ percentage interest of the Class A-S Regular Interest, the Class B Certificates will represent undivided beneficial interests in such Class’ percentage interest of the Class B Regular Interest, the Class C Certificates will represent undivided beneficial interests in such Class’ percentage interest of the Class C Regular Interest and, in each case, related amounts in the related distribution account, and (c) the Class PEX Certificates will represent undivided beneficial interests in the Class A-S Component, the Class B Component and the Class C Component of the Class A-S, Class B and Class C Regular Interests, respectively, and related amounts in the related distribution account.

Tax Status of Offered Certificates

Except as provided below, Offered Certificates held by a real estate investment trust will be treated as “real estate assets” within the meaning of Code Section 856(c)(5)(B), and interest (including any original issue discount (“OID”)) on the Offered Certificates will be interest described in Code Section 856(c)(3)(B) in the same proportion that, for both purposes, the assets of the REMICs would be so treated. For the purposes of the foregoing tests, the REMICs will be treated as a single REMIC. If at all times 95% or more of the assets of the REMIC qualify for each of the foregoing treatments, the Offered Certificates will qualify for the corresponding status in their entirety. The Offered Certificates held by a domestic building and loan association will be treated as “loans . . . secured by an interest in real property which is . . . residential real property” under Code Section 7701(a)(19)(C)(v) to the extent the loans are secured by multifamily properties. As of the Cut-off Date, Mortgage Loans representing approximately 20.2% of the Cut-off Date Pool Balance by allocated loan amount are secured by multifamily properties. Investors should consult their own tax advisors as to whether the foregoing percentage or some other percentage applies to their Certificates. Mortgage Loans that have been defeased with “government securities” will not qualify for the foregoing treatments. Offered Certificates held by certain financial institutions will constitute “evidence of indebtedness” within the meaning of Code Section 582(c)(i). Moreover, the Offered Certificates will be “qualified mortgages” for another REMIC within the meaning of Code Section 860G(a)(3). See “Federal Income Tax Consequences—Federal Income Tax Consequences for REMIC Certificates—Status of REMIC Certificates” in the prospectus.

Original Issue Discount and Premium

Because they represent regular interests in a REMIC, each Class of Offered Certificates generally will be treated as newly originated debt instruments for federal income tax purposes. Holders of the Classes of Offered Certificates will be required to include in income all interest on the regular interests represented by their Certificates in accordance with the accrual method of accounting, regardless of a Certificateholder’s usual method of accounting. The prepayment assumption that will be used in determining the rate of accrual of OID and market discount, if any, or whether any such discount is de minimis, and that may be used to amortize premium, if any, for federal income tax purposes will be based on the assumption that subsequent to the date of any determination the Mortgage Loans will prepay at a rate equal to a CPR of 0%, except that the Mortgage Loan with an Anticipated Repayment Date is assumed to repay in full on that date (the “Prepayment Assumption”). Treasury Regulations (the “OID Regulations”) governing the computation of OID do not address the manner of accruing OID on securities such as the Offered Certificates, on which principal is required to be prepaid based on prepayments of the underlying assets and which are governed by Code Section 1272(a)(6). The methodology for accruing OID described in this paragraph and in the prospectus will be used for reporting to investors unless and until more specific regulations are issued for obligations governed by Section 1272(a)(6) of the Code. See “Federal Income Tax Consequences—Federal Income Tax Consequences for REMIC Certificates—Taxation of Regular Certificates—Original Issue Discount” and “—Premium” in the prospectus.

It is anticipated that for federal income tax purposes, (x) the Class       Certificates and the Class       Regular Interests will be issued at a premium, (y) the Class        Certificates and the Class       Regular Interests will be issued with more than a de minimis amount of OID and (z) the Class       Certificates and the Class       Regular Interests will be issued with a de minimis amount of OID.

It is anticipated that the certificate administrator will treat the Class X-A and Class X-B Certificates as having no qualified stated interest. Accordingly, such Classes will be considered to be issued with original issue discount in an amount equal to the excess of all distributions of interest expected to be received thereon over their respective issue prices (including interest accrued prior to the Closing Date). Any “negative” amounts of original issue discount on such Classes attributable to rapid prepayments with respect to the Mortgage Loans will not be deductible currently. The holder of a Class X-A or Class X-B Certificate may be entitled to a deduction for a loss (which loss may be a capital loss) to the extent it becomes certain that such Certificateholder will not recover a portion of its basis in such Classes, assuming no further prepayments. In the alternative, it is possible that rules similar to the “noncontingent bond method” of the contingent interest rules of the OID Regulations may be promulgated with respect to such Classes. Unless and until required otherwise by applicable authority, it is not anticipated that the contingent interest rules will apply.

Prepayment Premiums and Yield Maintenance Charges

Prepayment premiums or yield maintenance charges actually collected will be distributed among the Holders of the respective Classes of Certificates as described under “Description of the Offered Certificates—Distributions—Distributions of Yield Maintenance Charges and Prepayment Premiums” in this free writing prospectus. It is not entirely clear under the Code when the amount of prepayment premiums or yield maintenance charges so allocated should be taxed to the Holder of an Offered Certificate, but it is not expected, for federal income tax reporting purposes, that prepayment premiums and yield maintenance charges will be treated as giving rise to any income to the Holder of an Offered Certificate prior to the applicable Master Servicer’s actual receipt of a prepayment premium or yield maintenance charge. Prepayment premiums and yield maintenance charges, if any, may be treated as ordinary income, although authority exists for treating such amounts as capital gain if they are treated as paid upon the retirement or partial retirement of a Certificate. Certificateholders should consult their own tax advisers concerning the treatment of prepayment premiums and yield maintenance charges.

Taxation of Foreign Investors

For further information regarding the federal income tax consequences of investing in the Offered Certificates, including consequences of purchase, ownership and disposition of Offered Certificates by any person who is not a citizen of resident of the United States, a corporation or partnership or other entity created or organized in or under the laws of the United States, any state thereof or the District of Columbia, or is a foreign estate or trust, see “Federal Income Tax Consequences—Federal Income Tax Consequences for REMIC Certificates—Taxation of Certain Foreign Investors” in the prospectus.

FATCA

Under the “Foreign Account Tax Compliance Act” (“FATCA”) provisions of the Hiring Incentives to Restore Employment Act of 2010 (as amended), a 30% withholding tax is generally imposed on certain payments made on obligations issued on or after July 1, 2014, including (i) U.S.-source interest paid on or after July 1, 2014, and (ii) gross proceeds from the disposition of debt obligations that give rise to U.S.-source interest paid on or after January 1, 2017, to “foreign financial institutions” and certain other foreign financial entities if those foreign entities fail to comply with the requirements of FATCA. The Certificate Administrator will be required under FATCA to withhold amounts on payments made to holders who are subject to the FATCA requirements and who fail to provide the Certificate Administrator with proof that they have complied with such requirements.

Taxation of the Exchangeable Certificates

Each Exchangeable Certificate (other than any Class PEX Certificate) will represent a beneficial ownership interest in a regular interest issued by REMIC III, and the income tax consequences to the holder of an Exchangeable Certificate (other than any Class PEX Certificate) with respect to the applicable underlying regular interest will be the same as the income tax consequences to a holder of any other Offered Certificate, as described in this free writing prospectus.

The Class PEX Certificates will represent beneficial ownership interests in the Class A-S, Class B and Class C Regular Interests, but each such regular interest will be taxable as a separate regular interest for federal income tax purposes, and the holder of a Class PEX Certificate must account separately for its interest in each such regular interest. The income tax consequences of holding a Class PEX Certificate with respect to each of the Class A-S, Class B and Class C Regular Interests will therefore be the same as the income tax consequences to the holder of separate Class A-S, Class B and Class C Certificates, as described herein. A purchaser must allocate its basis in the Class PEX Certificates among the interests in each of the Class A-S, Class B and Class C Regular Interests in accordance with their relative fair market values as of the time of acquisition. Similarly, on the sale of such Class PEX Certificate, the holder must allocate the amount received on the sale among the interests in each such regular interest in accordance with their relative fair market values as of the time of sale. Prospective beneficial owners of the Class PEX Certificates should consult their tax advisors as to the appropriate method of accounting for their interest in the Class PEX Certificates.

The exchange of the requisite proportions of the Class A-S, Class B and Class C Certificates for the Class PEX Certificates, and the exchange of the Class PEX Certificates for the requisite proportions of the Class A-S, Class B and Class C Certificates, will not be taxable. See “Federal Income Tax Consequences for REMIC Certificates—Tax Treatment of Exchangeable Certificates” in the accompanying prospectus.

Further Information

For a discussion of the deductibility, character and timing of losses with respect to the Offered Certificates, see “Federal Income Tax Consequences—Federal Income Tax Consequences for REMIC Certificates—Sale, Exchange or Retirement of Regular Certificates—Treatment of Losses” in the prospectus.

For further information regarding the federal income tax consequences of investing in the Offered Certificates, see “Federal Income Tax Consequences—Federal Income Tax Consequences for REMIC Certificates—Taxation of Regular Certificates” in the prospectus.

DUE TO THE COMPLEXITY OF THESE RULES AND THE CURRENT UNCERTAINTY AS TO THE MANNER OF THEIR APPLICATION TO THE ISSUING ENTITY AND CERTIFICATEHOLDERS, IT IS PARTICULARLY IMPORTANT THAT POTENTIAL INVESTORS CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX TREATMENT OF THEIR ACQUISITION, OWNERSHIP AND DISPOSITION OF THE OFFERED CERTIFICATES.

STATE AND LOCAL TAX CONSIDERATIONS

In addition to the federal income tax consequences described in “Material Federal Income Tax Consequences” in this free writing prospectus, potential investors should consider the state, local and other income tax consequences of the acquisition, ownership, and disposition of the Offered Certificates. State, local and other income tax law may differ substantially from the corresponding federal law, and this discussion does not purport to describe any aspect of the income tax laws of any state or locality. Therefore, potential investors should consult their own tax advisors with respect to the various tax consequences of investments in the Offered Certificates.

ERISA CONSIDERATIONS

A fiduciary of any retirement plan or other employee benefit plan or arrangement, including individual retirement accounts and annuities, Keogh plans and collective investment funds and separate accounts in which those plans, annuities, accounts or arrangements are invested, including insurance company general accounts, that is subject to the fiduciary responsibility rules of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or Section 4975 of the Code (an “ERISA Plan”) or which is a governmental plan, as defined in Section 3(32) of ERISA, or a church plan, as defined in Section 3(33) of ERISA and for which no election has been made under Section 410(d) of the Code, or any other plan subject to any federal, state or local law (“Similar Law”) which is, to a material extent, similar to the foregoing provisions of ERISA or the Code (collectively, with an ERISA Plan, a “Plan”) should review with its legal advisors whether the purchase or holding of Offered Certificates could give rise to a transaction that is prohibited or is not otherwise permitted under ERISA, the Code or Similar Law or whether there exists any statutory, regulatory or administrative exemption applicable thereto. Moreover, each Plan fiduciary should determine whether an investment in the Offered Certificates is appropriate for the Plan, taking into account the overall investment policy of the Plan and the composition of the Plan’s investment portfolio.

The U.S. Department of Labor issued substantially identical individual exemptions to each of RBS Securities Inc. and Wells Fargo Securities, LLC (collectively, the “Exemption”). The Exemption may exempt from the application of the prohibited transaction provisions of Sections 406 and 407 of ERISA, and the excise taxes imposed on such prohibited transactions pursuant to Sections 4975(a) and (b) of the Code, certain transactions, among others, relating to the servicing and operation of pools of mortgage loans, such as the pool of Mortgage Loans, and the purchase, sale and holding of mortgage pass-through certificates, such as the Offered Certificates, underwritten by RBS Securities Inc. and Wells Fargo Securities, LLC, provided that certain conditions set forth in the Exemption are satisfied. The Depositor expects that the Exemption generally will apply to the Offered Certificates.

The Exemption sets forth five general conditions which must be satisfied for a transaction involving the purchase, sale and holding of the Offered Certificates to be eligible for exemptive relief. First, the acquisition of the Offered Certificates by an ERISA Plan must be on terms that are at least as favorable to the Plan as they would be in an arm’s-length transaction with an unrelated party. Second, the Offered Certificates at the time of acquisition by the Plan must be rated in one of the four highest generic rating categories by at least one NRSRO that meets the requirements of the Exemption (an “Exemption Rating Agency”). Third, the Trustee cannot be an affiliate of any other member of the Restricted Group other than an underwriter. The “Restricted Group” consists of any underwriter, the Depositor, the Trustee, the Master Servicers, the Special Servicers, any primary servicer, any sub-servicer, any entity that provides insurance or other credit support to the Issuing Entity and any borrower with respect to Mortgage Loans constituting more than 5% of the aggregate unamortized Stated Principal Balance of the Mortgage Loans as of the date of initial issuance of the Offered Certificates, and any affiliate of any of the foregoing entities. Fourth, the sum of all payments made to and retained by the underwriters must represent not more than reasonable compensation for underwriting the Offered Certificates, the sum of all payments made to and retained by the Depositor pursuant to the assignment of the Mortgage Loans to the Issuing Entity must represent not more than the fair market value of the Mortgage Loans and the sum of all payments made to and retained by the Master Servicers, the Special Servicers and any sub-servicer must represent not more than reasonable compensation for that person’s services under the Pooling and Servicing Agreement and reimbursement of the person’s reasonable expenses in connection with those services. Fifth, the investing Plan must be an accredited investor as defined in Rule 501(a)(1) of Regulation D under the Securities Act.

It is a condition of the issuance of the Offered Certificates that they have the ratings required by the Exemption. The Depositor believes that each of the Rating Agencies meets the requirements to be an Exemption Rating Agency. As of the Closing Date, the third general condition set forth above will be satisfied with respect to the Offered Certificates. In addition, the Depositor believes that the fourth general condition set forth above will be satisfied with respect to the Offered Certificates. A fiduciary of an ERISA Plan contemplating purchasing an Offered Certificate in the secondary market must make its own determination that, at the time of purchase, the Offered Certificates continue to satisfy the second general condition set forth above. A fiduciary of an ERISA Plan contemplating purchasing an Offered Certificate, whether in the initial issuance of the related Certificates or in the secondary market, must make its own determination that the first and fifth general conditions set forth above will be satisfied with respect to the related Offered Certificate.

The Exemption also requires that the Issuing Entity meet the following requirements:  (1) the Issuing Entity must consist solely of assets of the type that have been included in other investment pools; (2) certificates in those other investment pools must have been rated in one of the four highest categories by at least one of the Exemption Rating Agencies for at least one year prior to the Plan’s acquisition of Offered Certificates; and (3) certificates in those other investment pools must have been purchased by investors other than Plans for at least one year prior to any ERISA Plan’s acquisition of Offered Certificates.

The Depositor believes that the conditions to the applicability of the Exemption will generally be met with respect to the Offered Certificates, other than those conditions which are dependent on facts unknown to the Depositor or which it cannot control, such as those relating to the circumstances of the Plan purchaser or the Plan fiduciary making the decision to purchase any such Offered Certificates.

If the general conditions of the Exemption are satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(a) and 407(a) of ERISA (as well as the excise taxes imposed by Sections 4975(a) and (b) of the Code by reason of Sections 4975(c)(1)(A) through (D) of the Code) in connection with (1) the direct or indirect sale, exchange or transfer of Offered Certificates in the initial issuance of Certificates between the Depositor or the underwriters and an ERISA Plan when the Depositor, any of the underwriters, the Trustee, the Master Servicers, the Special Servicers, a sub-servicer or a borrower is a party in interest with respect to the investing ERISA Plan, (2) the direct or indirect acquisition or disposition in the secondary market of the Offered Certificates by an ERISA Plan and (3) the holding of Offered Certificates by an ERISA Plan. However, no exemption is provided from the restrictions of Sections 406(a)(1)(E), 406(a)(2) and 407 of ERISA for the acquisition or holding of an Offered Certificate on behalf of an Excluded Plan by any person who has discretionary authority or renders investment advice with respect to the assets of the Excluded Plan. For purposes of this free writing prospectus, an “Excluded Plan” is an ERISA Plan sponsored by any member of the Restricted Group.

If certain specific conditions of the Exemption are also satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(b)(1) and (b)(2) of ERISA and the taxes imposed by Section 4975(c)(1)(E) of the Code in connection with (1) the direct or indirect sale, exchange or transfer of Offered Certificates in the initial issuance of Certificates between the Depositor or the underwriters and an ERISA Plan when the person who has discretionary authority or renders investment advice with respect to the investment of Plan assets in those Certificates is (a) a borrower with respect to 5% or less of the fair market value of the Mortgage Loans or (b) an affiliate of that person, (2) the direct or indirect acquisition or disposition in the secondary market of Offered Certificates by an ERISA Plan and (3) the holding of Offered Certificates by an ERISA Plan.

Further, if certain specific conditions of the Exemption are satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(a), 406(b) and 407(a) of ERISA, and the taxes imposed by Sections 4975(a) and (b) of the Code by reason of Section 4975(c) of the Code for transactions in connection with the servicing, management and operation of the pool of Mortgage Loans.

Before purchasing an Offered Certificate, a fiduciary of an ERISA Plan should itself confirm that (1) the Offered Certificates constitute “securities” for purposes of the Exemption and (2) the specific and general conditions and the other requirements set forth in the Exemption would be satisfied. A fiduciary of a Plan not subject to ERISA or Section 4975 of the Code should consult with its advisors regarding the need for and availability of exemptive relief under Similar Law. See “ERISA Considerations” in the prospectus. A purchaser of an Offered Certificate should be aware, however, that even if the conditions specified in one or more exemptions are satisfied, the scope of relief provided by an exemption may not cover all acts which might be construed as prohibited transactions.

THE SALE OF OFFERED CERTIFICATES TO A PLAN IS IN NO RESPECT A REPRESENTATION BY THE DEPOSITOR OR ANY OF THE UNDERWRITERS THAT THIS INVESTMENT MEETS ALL RELEVANT LEGAL REQUIREMENTS WITH RESPECT TO INVESTMENTS BY PLANS GENERALLY OR ANY PARTICULAR PLAN, OR THAT THIS INVESTMENT IS APPROPRIATE FOR PLANS GENERALLY OR ANY PARTICULAR PLAN.

LEGAL INVESTMENT

No Class of the Offered Certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended. The appropriate characterization of the Offered Certificates under various legal investment restrictions, and thus the ability of investors subject to these restrictions to purchase the Offered Certificates, are subject to significant interpretative uncertainties.

No representations are made as to the proper characterization of the Offered Certificates for legal investment, financial institution regulatory, or other purposes, or as to the ability of particular investors to purchase the Offered Certificates under applicable legal investment restrictions. Further, any rating of a Class of Offered Certificates below an “investment grade” rating (i.e., lower than the top four rating categories) by a Rating Agency or another NRSRO, whether initially or as a result of a ratings downgrade,  may adversely affect the ability of an investor to purchase or retain, or otherwise impact the regulatory characteristics of, that Class. The uncertainties described above (and any unfavorable future determinations concerning the legal investment or financial institution regulatory characteristics of the Offered Certificates) may adversely affect the liquidity and market value of the Offered Certificates.

Accordingly, all investors whose investment activities are subject to legal investment laws and regulations, regulatory capital requirements or review by regulatory authorities should consult with their own legal advisors in determining whether and to what extent the Offered Certificates will constitute legal investments for them or are subject to investment, capital or other regulatory restrictions.

As of the closing date, the Issuing Entity will not be required to register as an investment company under the Investment Company Act of 1940, as amended, in reliance upon an exemption or exception under the Investment Company Act of 1940 other than the exceptions contained in Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act.

See “Legal Investment” in the prospectus.

LEGAL MATTERS

The validity of the Offered Certificates and certain federal income tax matters will be passed upon for the Depositor by Cadwalader, Wickersham & Taft LLP, New York, New York and for the underwriters by Sidley Austin LLP, New York, New York.

CERTAIN LEGAL ASPECTS OF THE MORTGAGE LOANS

The following discussion contains summaries of certain legal aspects of the Mortgage Loans with respect to the Mortgaged Properties located in Michigan, New York, California and Pennsylvania, and representing approximately 13.2%, 13.1%, 10.9% and 10.6%, respectively, of the Cut-off Date Pool Balance by allocated loan amount, which are general in nature. The summaries do not purport to be complete and are qualified in their entirety by reference to the applicable federal and state laws governing the related Mortgage Loans.

Michigan. A mortgage (with an assignment of rents), recorded in the office of the county Register of Deeds, is the standard real property security instrument in Michigan. Sometimes a separate assignment of leases and rents is also used. Under the Michigan Uniform Commercial Code a mortgage containing the appropriate language can be used for a fixture filing, but often a separate fixture filing financing statement is recorded as well. Mortgages often contain express future advance clauses to insure the priority of later advances, as well as a clause that provides for the use of a receiver in the event of “waste” as a result of failure to pay property taxes or insurance premiums. A Michigan mortgagee cannot expect to be able to exercise self-help and enter the property in the event of a default. Typically, the mortgage will obtain the mortgagor’s consent to a receiver in certain circumstances, but actually obtaining a receiver still requires court approval. Mortgages may be enforced by either judicial foreclosure or foreclosure by advertisement (the mortgage should contain a good power of sale clause), carried out as a sheriff’s sale after the requisite publication. The latter is much quicker -- perhaps 45 to 60 days to sale -- but a judicial foreclosure, requiring at least six months before the foreclosure sale, may be desirable in some circumstances. In both cases, there is a statutory redemption period, in most cases six months, following the foreclosure sale, in which the mortgagor and other persons with interests under the mortgagor may redeem the mortgaged property, and this can only be waived by the mortgagor for adequate contemporaneous consideration. An agreement for a deed-in-lieu of foreclosure is generally also enforceable provided there is adequate independent consideration at the time of the deed. A prior waiver of the redemption period set forth in the mortgage is difficult to enforce no matter how elaborately the lender’s counsel constructs the waiver language. Both before foreclosure and during the redemption period the assignment of rents can to be exercised in accordance with the procedural requirements of Michigan’s assignment of rents statute. Both foreclosure remedies allow for deficiencies to be established; however, without judicial authorization, a separate action on the debt cannot be maintained while foreclosure is pending.

New York. Mortgage loans in New York are generally secured by mortgages on the related real estate. Foreclosure of a mortgage is usually accomplished in judicial proceedings. After an action for foreclosure is commenced, and if the lender secures a ruling that it is entitled to foreclosure ordinarily by motion for summary judgment, the court then appoints a referee to compute the amount owed together with certain costs, expenses and legal fees of the action. The lender then moves to confirm the referee’s report and enter a final judgment of foreclosure and sale. Public notice of the foreclosure sale, including the amount of the judgment, is given for a statutory period of time, after which the mortgaged real estate is sold by a referee at public auction. There is no right of redemption after the foreclosure of sale. In certain circumstances, deficiency judgments may be obtained. Under mortgages containing a statutorily sanctioned covenant, the lender has a right to have a receiver appointed without notice and without regard to the adequacy of the mortgaged real estate as security for the amount owed.

California. Mortgage loans in California are generally secured by deeds of trust on the related real estate. Foreclosure of a deed of trust in California may be accomplished by a non-judicial trustee’s sale (so long as it is permitted under a specific provision in the deed of trust) or by judicial foreclosure, in each case subject to and accordance with the applicable procedures and requirements of California law. Public notice of either the trustee’s sale or the judgment of foreclosure is given for a statutory period of time after which the mortgaged real estate may be sold by the trustee, if foreclosed pursuant to the trustee’s power of sale, or by court appointed sheriff under a judicial foreclosure. Following a judicial foreclosure sale, the borrower or its successor-in-interest may, for a period of up to one year, redeem the property; however, there is no redemption following a trustee’s power of sale. California’s “security first” and “one action” rules require the lender to complete foreclosure of all real estate provided as security under the deed of trust in a single action in an attempt to satisfy the full debt before bringing a personal action (if otherwise permitted) against the borrower for recovery of the debt, except in certain cases involving environmentally impaired real property where foreclosure of the real property is not required before making a claim under the indemnity. This restriction may apply to property which is not located in California if a single promissory note is secured by property located in California and other jurisdictions. California case law has held that acts such as (but not limited to) an offset of an unpledged account constitute violations of such statutes. Violations of such statutes may result in the loss of some or all of the security under the mortgage loan and a loss of the ability to sue for the debt. A sale by the trustee under the deed of trust does not constitute an “action” for purposes of the “one action rule”. Other statutory provisions in California limit any deficiency judgment (if otherwise permitted) against the borrower following a judicial foreclosure to the amount by which the indebtedness exceeds the fair value at the time of the public sale and in no event greater than the difference between the foreclosure sale price and the amount of the indebtedness. Further, under California law, once a property has been sold pursuant to a power of sale clause contained in a deed of trust (and in the case of certain types of purchase money acquisition financings, under all circumstances), the lender is precluded from seeking a deficiency judgment from the borrower or, under certain circumstances, guarantors.

On the other hand, under certain circumstances, California law permits separate and even contemporaneous actions against both the borrower (as to the enforcement of the interests in the collateral securing the loan) and any guarantors. California statutory provisions regarding assignments of rents and leases require that a lender whose loan is secured by such an assignment must exercise a remedy with respect to rents as authorized by statute in order to establish its right to receive the rents after an event of default. Among the remedies authorized by statute is the lender’s right to have a receiver appointed under certain circumstances.

Pennsylvania. Mortgage loans in Pennsylvania are generally secured by mortgages on the related real estate. Foreclosure of a mortgage is accomplished by foreclosure in judicial proceedings. Such proceedings are regulated by statutes and rules and subject throughout to the court’s equitable powers. Public notice of the judgment of foreclosure and sale and the amount of the judgment is given for a statutory period of time after which the mortgaged real estate is sold by a sheriff at public auction. The proceeds received by the sheriff from the sale are applied first to the cost and expenses of the sale, then to any liens entitled to priority over the mortgage, such as liens for real estate taxes, and then in satisfaction of the indebtedness secured by the mortgage. After satisfaction of any other liens, the remaining proceeds are generally payable to the mortgagor. There is no right of redemption after foreclosure sale in Pennsylvania. In certain circumstances, deficiency judgments may be obtained. The remedy of appointment of a receiver for the mortgaged real estate is available and is sometimes used.

Other Aspects. Please see the discussion under “Certain Legal Aspects of the Mortgage Loans” in the accompanying prospectus regarding other legal aspects of the Mortgage Loans that you should consider prior to making any investment in the Certificates.

RATINGS

It is a condition to the issuance of each Class of Offered Certificates that they receive investment grade credit ratings from each of the Rating Agencies.

We are not obligated to maintain any particular rating with respect to any Class of Offered Certificates. Changes affecting the Mortgaged Properties, the Sponsors, the Certificate Administrator, the Trustee, the Master Servicers, the Special Servicers or another person, or changes to ratings criteria employed by either Rating Agency, may have an adverse effect on the ratings of the Offered Certificates, and thus on the liquidity, market value and regulatory characteristics of the Offered Certificates, although such adverse changes would not necessarily be an event of default under the applicable Mortgage Loan.

A securities rating on the Offered Certificates addresses the likelihood of the timely receipt by their Holders of interest and, except in the case of a Class of interest-only Certificates, the ultimate repayment of principal to which they are entitled by the Rated Final Distribution Date. A rating takes into consideration the credit quality of the related pool of Mortgage Loans, structural and legal aspects associated with the Offered Certificates, and the extent to which the payment stream from the pool of Mortgage Loans is adequate to make payments required under the Offered Certificates. A securities rating on the Offered Certificates does not, however, constitute a statement regarding the likelihood, timing or frequency of prepayments (whether voluntary or involuntary) on the related Mortgage Loans or the degree to which the payments might differ from those originally contemplated. In addition, a rating does not address the likelihood or frequency of voluntary or mandatory prepayments of the related Mortgage Loans, the tax attributes of the Offered Certificates or of the Issuing Entity, the allocation of prepayment interest shortfalls, or whether any compensating interest payments will be made or the likelihood or frequency of yield maintenance charges, assumption fees, modification fees or permitted charges. See “Risk Factors” in this free writing prospectus. The “Rated Final Distribution Date” for each Class of Offered Certificates will be the distribution date in August 2047.

In addition, a securities rating on the Offered Certificates does not represent an assessment of the yield to maturity that investors may experience. In general, the ratings on the Offered Certificates address credit risk and not prepayment risk. In addition, the ratings do not represent an assessment of the yield to maturity that investors may experience or the possibility that the holders of the Class X-A or Class X-B Certificates might not fully recover their initial investments in the event of delinquencies or defaults or rapid prepayments on the Mortgage Loans (including both voluntary and involuntary prepayments) or the application of any realized losses. In the event that holders of such Certificates do not fully recover their investment as a result of rapid principal prepayments on the Mortgage Loans, all amounts “due” to such holders will nevertheless have been paid, and such result is consistent with the ratings assigned to such Certificates. The Notional Amount of the Class X-A or Class X-B Certificates on which interest is calculated may be reduced by the allocation of realized losses and prepayments, whether voluntary or involuntary. The ratings do not address the timing or magnitude of reductions of such notional amounts, but only the obligation to distribute interest timely on such Notional Amounts as so reduced from time to time. Therefore, the ratings of the Class X-A and Class X-B Certificates should be evaluated independently from similar ratings on other types of securities.

Further, a rating of any Class of Offered Certificates below an investment grade rating by any of the Rating Agencies or another NRSRO, whether initially or as a result of a ratings downgrade, could affect the ability of a benefit plan or other investor to purchase or retain that Class. See “ERISA Considerations” and “Legal Investment” in this free writing prospectus and the prospectus.

A security rating does not represent any assessment of the yield to maturity that investors may experience or the possibility that the holders of the Class X-A or Class X-B Certificates might not fully recover their initial investment in the event of delinquencies or defaults, prepayments (both voluntary (to the extent permitted) and involuntary), or losses in respect of the Mortgage Loans. As described in this free writing prospectus, the amounts payable with respect to the Class X-A and Class X-B Certificates consist only of interest.

The Class X-A and Class X-B Certificates are only entitled to interest distributions. If the Mortgage Loans were to prepay in the initial month after the Closing Date, with the result that the holders of the Class X-A and Class X-B Certificates receive only a single month’s interest, and therefore suffer a nearly complete loss of their investment, all amounts “due” to such holders will nevertheless have been paid, and such result is consistent with the ratings received on the Class X-A and Class X-B Certificates. The Notional Amounts of the Class X-A or Class X-B Certificates on which interest is calculated may be reduced by the allocation of realized losses and prepayments, whether voluntary or involuntary. The ratings of the Class X-A and Class X-B Certificates do not address the timing or magnitude of reductions of such Notional Amounts, but only the obligation to pay interest timely on the notional amounts as so reduced from time to time. Therefore, the ratings of the Class X-A and Class X-B Certificates should be evaluated independently from similar ratings on other types of securities.

Other NRSROs that we have not hired to rate the Offered Certificates may nevertheless issue unsolicited credit ratings on one or more Classes of Offered Certificates, relying on information they receive pursuant to Rule 17g-5 or otherwise. If any such unsolicited ratings are issued, we cannot assure you that they will not be different from the ratings assigned by the Rating Agencies. The issuance of unsolicited ratings on a Class of the Offered Certificates that are lower than the ratings assigned by the Rating Agencies may impact the liquidity, market value and regulatory characteristics of that Class.

As part of the process of obtaining ratings for the Offered Certificates, the Depositor had initial discussions with and submitted certain materials to the Rating Agencies and certain other NRSROs. Based on preliminary feedback from those NRSROs at that time, the Depositor hired the Rating Agencies to rate the Offered Certificates and not the other NRSROs, due in part to their initial subordination levels for the various Classes of Offered Certificates. Had the Depositor selected the other NRSROs to rate the Offered Certificates, we cannot assure you as to the ratings that they would have ultimately assigned to the Offered Certificates. Although unsolicited ratings may be issued by any NRSRO, an NRSRO might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the Depositor.

Furthermore, the SEC may determine that any or all of the Rating Agencies no longer qualifies as an NRSRO, or is longer qualified to rate the Offered Certificates, and that determination may also have an adverse effect on the liquidity, market value and regulatory characteristics of the Offered Certificates.

Certain actions provided for in the loan agreements require, as a condition to taking such action, that a Rating Agency Confirmation be obtained from each Rating Agency. In certain circumstances, this condition may be deemed to have been met or waived without such a Rating Agency Confirmation being obtained. See the definition of “Rating Agency Confirmation” in this free writing prospectus. In the event such an action is taken without a Rating Agency Confirmation being obtained, we cannot assure you that the applicable Rating Agency will not downgrade, qualify or withdraw its ratings as a result of the taking of such action. If you invest in the Offered Certificates, pursuant to the Pooling and Servicing Agreement your acceptance of Offered Certificates will constitute an acknowledgment and agreement with the procedures relating to Rating Agency Confirmations described under the definition of “Rating Agency Confirmation” in this free writing prospectus.

The ratings on the Offered Certificates should be evaluated independently from similar ratings on other types of securities. A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the assigning Rating Agency.

Each of the Rating Agencies engaged by the Depositor to rate the Offered Certificates has agreed to perform ratings surveillance with respect to its ratings for so long as the certificates remain outstanding. Fees for such ratings surveillance will be paid by the Depositor. Although the Depositor will prepay fees for ongoing ratings surveillance by the Rating Agencies, the Depositor has no obligation or ability to ensure that any Rating Agency performs ratings surveillance. In addition, a Rating Agency may cease ratings surveillance if the information furnished to that Rating Agency is insufficient to allow it to perform surveillance.

Ratings on the Offered Certificates may be lowered, qualified or withdrawn at any time. A rating is based on each Rating Agency’s independent evaluation of the Mortgage Loans and the availability of any credit enhancement for the Offered Certificates. A rating, or a change or withdrawal of a rating, by one Rating Agency will not necessarily correspond to a rating, or a change or a withdrawal of a rating, from any other Rating Agency. See “Risk Factors—Risks Related to the Offered Certificates—Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded” in this free writing prospectus.

INDEX OF SIGNIFICANT DEFINITIONS

	Page		Page

2010 PD Amending Directive	vii	Class	258
Acceptable Insurance Default	371	Class A-S Component	261
Acting General Counsel’s Opinion	128	Class A-S Regular Interest	261
Actual/360 Basis	176	Class A-SB Planned Principal Balance	272
Additional Servicer	358	Class B Component	261
Additional Trust Fund Expense	281	Class B Regular Interest	261
Administrative Fee Rate	268	Class C Component	261
ADR	D-1	Class C Regular Interest	261
Adverse REMIC Event	193	Class E Transfer	389
ALTA	209	Clearstream	56, 294
Anticipated Repayment Date	185	Clearstream Participants	296
Appraisal Reduction Amount	353	Closing Date	133
Appraisal Trigger Event	355	CMAE	249
Appraisal-Reduced Interest Amount	279	CMBS	63
Appraised Value	D-1	Code	58
ARD Loans	185	Collection Account	329
Assessment of Compliance	359	Collective Consultation Period	390
Association	172	Companion Loan	144
Assumption Application Fees	340	Companion Loan Collection Account	329
Assumption Fees	340	Control-Eligible Certificates	269
Attestation Report	359	Coop-Rental Value	D-4
Authorized Collection Account		Corrected Mortgage Loan	322
Withdrawal	329	CPR	306
Available Distribution Amount	274	CRE Loans	202
Balloon or ARD LTV Ratio	D-3	CREFC®	405
Balloon or ARD Payment	D-4	CREFC® Reports	406
Balloon Payment	D-4	Custodian	188
Bankruptcy Code	64	Cut-off Date	132
Base Interest Fraction	275	Cut-off Date Loan-to-Value Ratio	D-2
Basis	217	Cut-off Date LTV Ratio	D-2
Basis Data Tape	223	Cut-off Date Pool Balance	132
Basis Deal Team	223	Cut-off Date Principal Balance	132
Basis Investment	217	CWCAM	248
Basis Mortgage Loans	218	D or @%(#)	D-5
Basis Real Estate Capital	217	D(#)	D-4
Borrower Party	285	DBRS	60
B-Piece Buyers	124	Debt Service Coverage Ratio	D-2
C3CM	224	Default Interest	192
C3CM Mortgage Loans	224	Defaulted Mortgage Loan	269
C3MF	225	Defeasance Deposit	181
Cash Flow Analysis	D-1	Defeasance Loans	181
CDI 202.01	374	Defeasance Lock-Out Period	181
Certificate Administrator	242	Defeasance Option	181
Certificate Administrator’s Website	403	Definitive Certificate	294
Certificate Owners	295	Demand Entities	203
Certificate Principal Balance	260	Demand Letter	204
Certificate Registrar	294	Depositor	133, 239
Certificateholder	284	Depositories	294
Certificates	258	Designated Sub-Servicer	359
C-III Capital Group	224	Designated Trust Advisor Expenses	284
C-III Parent	224	Dexia	204

Disclosable Special Servicer Fees	339	L(#)	D-4
Discount Rate	275	Liberty Island	211
Distribution Account	331	Liberty Island Data Tape	216
Distribution Date Statement	401	Liberty Island Deal Team	216
DSCR	D-2	Liberty Island Mortgage Loans	212
DTC	56, 294	Liberty Island’s Parent	211
DTC Participants	294	LIBOR	109
Due Date	176	Liquidation Fee Rate	338
Due Diligence Requirement	66	Loan Combination	144
EDGAR	407	Loss of Value Payment	192
EEA	66	Loss of Value Reserve Fund	335
Effective Gross Income	D-1	LTV Ratio at Maturity	D-3
ERISA	411	LTV Ratio at Maturity or Anticipated
ERISA Plan	411	Repayment Date	D-3
ESA	174	LTV Ratio at Maturity or ARD	D-3
Euroclear	56, 294	Majority Subordinate Certificateholder	388
Euroclear Operator	296	Master Servicer	243, 246
Euroclear Participants	296	Material Action	387
Excess Interest	261	Maturity Date Balloon or ARD Payment	D-4
Excess Liquidation Proceeds	334	Modification Fees	340
Excess Liquidation Proceeds Account	334	Montgomery Mall Companion Loan	145
Exchange Act	155, 294	Montgomery Mall Controlling Note
Exchange Date	262	Holder	150
Exchange Proportion	262	Montgomery Mall Intercreditor
Exchangeable Certificates	260	Agreement	149
Excluded Plan	412	Montgomery Mall Loan Combination	145
Exemption	411	Montgomery Mall Mortgage Loan	145
Exemption Rating Agency	411	Montgomery Mall Mortgaged Property	145
FATCA	409	Montgomery Mall Non-Controlling Note
FDIC	127	Holder	150
FIEL	viii	Montgomery Mall Noteholders	149
Final Asset Status Report	399	Moody’s	60
Financial Promotion Order	viii	Morningstar	60
Fitch	244	Mortgage	132
Form 8-K	194	Mortgage File	188
FPO Persons	viii	Mortgage File Checklist	190
FSMA	viii	Mortgage Loan Purchase Agreement	188
GMACC 2005-C1	143	Mortgage Loan Schedule	317
Grantor Trust	58, 408	Mortgage Loan Sellers	133, 194
GRTR of @% or YM(#)	D-5	Mortgage Loans	132
High Net Worth Companies,		Mortgage Note	132
Unincorporated Associations, etc.	viii	Mortgage Pass-Through Rate	267
HOA	172	Mortgage Pool	132
Holder	284	Mortgaged Property	132
IDB	172	NCB, FSB Data Tape	237
Indirect Participants	295	NCB, FSB Deal Team	237
Initial Rate	185	NCB, FSB Mortgage Loans	246
Intercreditor Agreement	146	Net Aggregate Prepayment Interest
Interest Reserve Account	333	Shortfall	264
Interested Person	383	Non-Serviced Companion Loan	145
Investor Certification	285	Non-Serviced Loan Combination	145
Investor Q&A Forum	404	Non-Serviced Mortgage Loan	145
Investor Registry	404	Notional Amount	260
IRS	58	NRSROs	155
Issuing Entity	132, 240	O(#)	D-4
JEMB	218	Oak Court Mall Companion Loan	145

Oak Court Mall Controlling Note Holder	152	Qualified Replacement Special Servicer	367
Oak Court Mall Intercreditor Agreement	151	Queens Atrium Companion Loan	145
Oak Court Mall Loan Combination	145	Queens Atrium Controlling Note Holder	147
Oak Court Mall Mortgage Loan	145	Queens Atrium Intercreditor Agreement	146
Oak Court Mall Mortgaged Property	145	Queens Atrium Loan Combination	145
Oak Court Mall Non-Controlling Note		Queens Atrium Mortgage Loan	145
Holder	152	Queens Atrium Mortgaged Property	145
Oak Court Mall Noteholders	151	Queens Atrium Non-Controlling Note
OCC	194	Holder	147
Occupancy As Of Date	D-4	Queens Atrium Noteholders	146
Occupancy Rate	D-4	Queens Atrium Pooling and Servicing
Offered Certificates	258	Agreement	146, 323
Offsetting Modification Fees	340	Queens Atrium Securitization Date	146
OID	408	Rated Final Distribution Date	415
OID Regulations	408	Rating Agencies	155
OLA	128	Rating Agency Confirmation	358
Opting-Out Party	389	REA	85
Originator	203	Realized Losses	282
Originators	133, 239	Recovered Interest Amounts	266
Other Certificate Administrator	149, 298	Regular Certificates	407
Other Master Servicer	149, 323	Regular Interests	261
Other Pooling and Servicing Agreement	149	Release Date	181
Other Special Servicer	149, 324	Relevant Member State	vii
Other Trust Advisor	149, 324	Relevant Persons	viii
Other Trustee	149, 299	Remaining Term to Maturity or ARD	D-5
P&I Advance	285	REMIC	407
PAR	212	REMIC I	407
Participants	294	REMIC I Regular Interests	407
PCIS Persons	viii	REMIC II	407
PCR	208	REMIC II Regular Interests	407
Performing Mortgage Loan	185	REMIC III	407
Permitted Investments	332	REMIC Provisions	407
Permitted Special Servicer/Affiliate Fees	339	REMIC Regulations	407
PILOT	172	REO Account	259
PIP	164	REO Companion Mortgage Loan	323
PL	175, 198	REO Mortgage Loan	323
Plan	411	REO Property	259
PMCC	211	Requesting Party	356
PML	175, 198, 214, 229	Required Claims-Paying Ratings	372
Pooling and Servicing Agreement	316	Responsible Repurchase Party	72, 192
Prepayment Assumption	408	Restricted Group	411
Prepayment Interest Excess	264	Retention Requirement	66
Prepayment Interest Shortfall	264	Revised Rate	185
Prepayment Premium	276	RevPAR	D-5
Prepayment Provisions	D-4	Rule 15Ga-1	203
Principal Balance Certificates	259	Rule 17g-5	288
Principal Distribution Amount	268, 269	Rule 17g-5 Information Provider	357
Privileged Information	394	Rule 17g-5 Information Provider’s
Privileged Person	404	Website	358
Prohibited Party	298	Rules	295
Promotion of Collective Investment	S&P	244
Schemes Exemptions Order	viii	SEC	194
Prospectus Directive	vii	Seer	8
Purchase Price	192	SEL	175, 198, 214
PWP	211	Senior Consultation Period	390
Qualified Insurer	372	Serviced Companion Loan	145

Serviced Loan Combination	145	UCC	245
Serviced Mortgage Loan	145	Uncovered Amount	330
Servicer Termination Events	362	Underwriter Entities	120
Servicing Advances	276	Underwritten Debt Service Coverage
Servicing Function Participant	359	Ratio	D-2
Servicing Standard	318	Underwritten NCF	D-6
Servicing Transfer Event	320	Underwritten NCF Debt Yield	D-9
Similar Law	411	Underwritten Net Cash Flow	D-6
Similar Requirements	67	Underwritten Net Operating Income	D-9
Single-Purpose Entity	E-1-12	Underwritten NOI	D-9
Special Servicer	248	Underwritten NOI Debt Yield	D-9
Specially Serviced Mortgage Loan	320	UST	174
Sponsors	133, 194	Value Co-op Basis	156
Stated Principal Balance	D-5	Voting Rights	284
static pool data	79	WAC Rate	267
Structuring Assumptions	D-5	Wachovia	243
Subordinate Class Representative	389	Wachovia Bank	194
Subordinate Control Period	389	weighted averages	D-9
Sub-Servicing Entity	364	Wells Fargo Bank	242
Terms and Conditions	296	Wells Fargo Bank	194
The Royal Bank of Scotland	204	Wells Fargo Bank Data Tape	200
The Royal Bank of Scotland Data Tape	210	Wells Fargo Bank Deal Team	200
The Royal Bank of Scotland Deal Team	209	WFCM 2014-LC16 Certificate
Third Party Report	133	Administrator	149
TIA	373	WFCM 2014-LC16 Depositor	149
TIA Applicability Determination	374	WFCM 2014-LC16 Master Servicer	149
Total Expenses	D-1	WFCM 2014-LC16 Pooling and
Trimont	255	Servicing Agreement	149
TRIPRA	116	WFCM 2014-LC16 Special Servicer	149
Trust	5	WFCM 2014-LC16 Trust Advisor	149
Trust Advisor	255	WFCM 2014-LC16 Trustee	149
Trust Advisor Expenses	283, 348	Woodbridge	204
Trust Fund	5, 132	Workout Fee Projected Amount	338
U.S. Bank	204	WTNA	241
U/W DSCR	D-2	Yield Maintenance Charge	276
U/W NCF	D-6	Yield Maintenance Discount Rate	181
U/W NCF Debt Yield	D-9	YM Group A	275
U/W NCF DSCR	D-2	YM Group B	275
U/W NOI	D-9	YM Groups	275
U/W NOI Debt Yield	D-9	YM(#)	D-4

(THIS PAGE INTENTIONALLY LEFT BLANK)

ANNEX A

CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS
AND MORTGAGED PROPERTIES

(THIS PAGE INTENTIONALLY LEFT BLANK)

WFRBS Commercial Mortgage Trust 2014-C21

ANNEX A — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Mortgage Loan Seller(1)	Cross Collateralized and Cross Defaulted Loan Flag(2)	Address	City	State	Zip Code
1	Fairview Park Drive	RBS		2941 Fairview Park Drive	Falls Church	VA	22042
2	Queens Atrium	WFB		30-20 & 30-30 Thomson Avenue	Long Island City	NY	11101
3	Sheraton Austin	WFB		701 East 11th Street	Austin	TX	78701
4	Highland Portfolio	RBS		Various	Various	MI	Various
4.01	Garfield Commons	RBS		17673 Kingsbrooke Circle	Clinton Township	MI	48038
4.02	Farmbrooke Manor	RBS		36760 Farmbrooke Drive	Clinton Township	MI	48035
4.03	Warren Manor	RBS		21516 Dequindre Road	Warren	MI	48091
4.04	Warren Woods	RBS		4385 Frazho Road	Warren	MI	48091
4.05	Highland Towers	RBS		25225 Greenfield Road	Southfield	MI	48075
4.06	Golf Manor	RBS		30600 Little Mack	Roseville	MI	48066
5	Cedar Crest Professional Park	WFB		1243a, 1245, 1247, 1249, 1251, 1255, 1259 South Cedar Crest Boulevard	Allentown	PA	18103
6	Shops at CenterPoint	WFB		3545 28th Street Southeast	Grand Rapids	MI	49512
7	Algonquin Portfolio	RBS		Various	Various	NJ	Various
7.01	1900 Pollitt	RBS		1900 Pollitt	Fair Lawn	NJ	07410
7.02	1701 Pollitt	RBS		1701 Pollitt	Fair Lawn	NJ	07410
7.03	40 Potash	RBS		40 Potash	Oakland	NJ	07436
7.04	1905 Nevins	RBS		1905 Nevins	Fair Lawn	NJ	07410
7.05	125 Algonquin	RBS		125 Algonquin	Whippany	NJ	07981
7.06	128 Bauer	RBS		128 Bauer	Oakland	NJ	07436
7.07	5 Thornton	RBS		5 Thornton	Oakland	NJ	07436
7.08	1500 Pollitt	RBS		1500 Pollitt	Fair Lawn	NJ	07410
7.09	30-40 Leslie Court	RBS		30-40 Leslie Court	Whippany	NJ	07981
7.10	156 Algonquin	RBS		156 Algonquin	Whippany	NJ	07981
7.11	145 Algonquin	RBS		145 Algonquin	Whippany	NJ	07981
7.12	95 Bauer	RBS		95 Bauer	Oakland	NJ	07436
8	Tryp by Wyndham Times Square South	WFB		345 West 35th Street	New York	NY	10001
9	Montgomery Mall	RBS		230 Montgomery Mall	North Wales	PA	19454
10	The Bluffs	WFB		1810 Caroline Avenue	Junction City	KS	66441
11	Holiday Inn San Francisco Airport	LIG I		275 South Airport Boulevard	South San Francisco	CA	94080
12	White Road Plaza	WFB		1020-1090 South White Road	San Jose	CA	95127
13	Oak Park Village Apartments	Basis		900 Long Boulevard	Lansing	MI	48911
14	The Lovejoy	WFB		1331 Northwest Lovejoy Street	Portland	OR	97209
15	Oak Court Mall	RBS		4465 Poplar Avenue	Memphis	TN	38117
16	Kane Distribution Center 6	LIG I		6 Kane Lane	Taylor	PA	18517
17	Rock Pointe East	CIIICM		1313 North Atlantic Street	Spokane	WA	99201
18	SpringHill Suites & Residence Inn Glendale	RBS		Various	Glendale	AZ	85305
18.01	Residence Inn Glendale	RBS		7350 North Zanjero Boulevard	Glendale	AZ	85305
18.02	SpringHill Suites Glendale	RBS		7370 North Zanjero Boulevard	Glendale	AZ	85305
19	Best Western Premier Hotel Napa	LIG I		4195 Solano Avenue	Napa	CA	94558
20	Seven Corners Apartments	LIG I		2965 Patrick Henry Drive	Falls Church	VA	22041
21	Barrington Orthopedics Portfolio	WFB		864 West Stearns Road; 929 West Higgins Road; 120 East Higgins Road	Bartlett; Schaumburg; Elk Grove Village	IL	Various
22	2929 Imperial Highway	RBS		2929 East Imperial Highway	Brea	CA	92821
23	Marina Plaza	WFB		2320 & 2330 Marinship Way	Sausalito	CA	94965
24	JBL Hotel Portfolio	RBS		Various	Various	Various	Various
24.01	La Quinta Inn & Suites Ely	RBS		1591 Great Basin Blvd	Ely	NV	89301
24.02	Hampton Inn Murray/Salt Lake City	RBS		606 West 4500 S	Murray	UT	84123
25	Coastal Sunbelt	RBS		8704 Bollman Place	Savage	MD	20763
26	Quantico III	WFB		3700 Fettler Park Drive	Dumfries	VA	22025
27	Kingsborough Estates MHC	CIIICM		284 Kings Parkway	Raleigh	NC	27610
28	The Stockdale Plaza	WFB		5180-5200 Stockdale Highway	Bakersfield	CA	93309
29	Warminster Heights Home Ownership Association, Inc.	NCB, FSB		75 Downey Drive	Warminster	PA	18974
30	Clear Point Gardens	LIG I		1699 Shanley Drive	Columbus	OH	43224
31	Harbourside Office Building	LIG I		18167 US Highway 19 North	Clearwater	FL	33764
32	Cimarron Heights MHP	LIG I		3202 21st Avenue West	Williston	ND	58801
33	Village Oaks	LIG I		6421 North Davis Highway	Pensacola	FL	32504
34	One Commerce	LIG I		One Commerce Street	Montgomery	AL	36104
35	LA Fitness - Irvine	RBS		2880 Michelle Drive	Irvine	CA	92606
36	Colonial Heritage MHC	WFB		765 & 845 East Butler Avenue	Doylestown	PA	18901
37	Woods of Fairlawn Apartments	LIG I		17 Manor Road	Akron	OH	44313
38	Arrowhead Apartments	WFB		100-800, 900-1500, 1600-2300, 2400-3100 Arrowhead Trail	Loveland	OH	45140
39	Holiday Inn Louisville	LIG I		6551 Paramount Park Drive	Louisville	KY	40213
40	Genesis Building	WFB		6000 Lombardo Center	Seven Hills	OH	44131
41	SecurLock Portfolio	LIG I		Various	Various	GA	Various
41.01	SecurLock - Warner Robins	LIG I		4501 Russell Parkway	Warner Robins	GA	31088
41.02	SecurLock - Snellville	LIG I		1573 Athens Highway	Grayson	GA	30017
41.03	SecurLock- Dawsonville	LIG I		184 Carlisle Road	Dawsonville	GA	30534
42	Quest Automotive Products	RBS		600 Nova Drive SouthEast	Massillon	OH	44646
43	Bon Aire Park Owners, Inc.	NCB, FSB		1-25 Milford Lane, 1-10 Oxford Court, & 23-69 Bon Aire Circle	Suffern	NY	10901
44	AT&T - 2011 West Hastings	WFB		2011 West Hastings Street	Chicago	IL	60608
45	Holiday Inn Express Superior	RBS		303 2nd Avenue East	Superior	WI	54880
46	Swift Spinning Leaseback	WFB		Various	Columbus	GA	Various
46.01	16 Corporate Ridge Parkway	WFB		16 Corporate Ridge Parkway	Columbus	GA	31907
46.02	3314 4th Avenue	WFB		3314 4th Avenue	Columbus	GA	31904
47	Arminta Apartments	CIIICM		11038-11051 Arminta Street	Sun Valley	CA	91352
48	The Shoppes of Ocoee	WFB		10135 West Colonial Drive	Ocoee	FL	34761
49	Riverplace Athletic Club	CIIICM		150 SouthWest Montgomery Street	Portland	OR	97201
50	Bramblewood MHC	CIIICM		200 Robilyn Road	McKinney	TX	75069
51	Residence Inn by Marriott, Colorado Springs, CO	RBS		2765 Geyser Drive	Colorado Springs	CO	80906
52	Fitch Apartments	Basis		5040 & 5216 D Street Southeast, 5218-5220 F Street Southeast, 5033 Call Place Southeast and 351 53rd Street Southeast	Washington	DC	20019
53	Holiday Inn Express Wixom	Basis		48953 Alpha Drive	Wixom	MI	48393
54	Fairfield Inn & Suites New Braunfels	Basis		1465 North Interstate Highway 35	New Braunfels	TX	78130

WFRBS Commercial Mortgage Trust 2014-C21

ANNEX A — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Mortgage Loan Seller(1)	Cross Collateralized and Cross Defaulted Loan Flag(2)	Address	City	State	Zip Code
55	Port Crossing	CIIICM		1021 Port Republic Road	Harrisonburg	VA	22801
56	Hampton Inn - Auburn Hills	WFB		3988 Baldwin Road	Auburn Hills	MI	48326
57	Xena - Blossom Corners Apartments	WFB	Crossed Portfolio A	2143 Raper Dairy Road	Orlando	FL	32822
58	Xena - Meadowdale Apartments	WFB	Crossed Portfolio A	248 East University Boulevard	Melbourne	FL	32901
59	Elms Estate (MHC)	Basis		2600 University Avenue	Williston	ND	58801
60	Dover Storage Facility	LIG I		69 Dover Road NE	Glen Burnie	MD	21060
61	Fairfield Inn & Suites Colorado Springs, CO	RBS		2725 Geyser Drive	Colorado Springs	CO	80906
62	138-15 Franklin Avenue Apartments Corp.	NCB, FSB		138-15 Franklin Avenue	Flushing	NY	11355
63	Eagle Point Apartments	CIIICM		412 East Pilot Street	Durham	NC	27707
64	Holiday Inn Express Southfield	Basis		25100 Northwestern Highway	Southfield	MI	48075
65	The Palms Apartments	WFB		1119 Pedras Road	Turlock	CA	95382
66	Boston Mills Road	Basis		561-591 Boston Mills Road	Hudson	OH	44236
67	24 Central Park South, Inc.	NCB, FSB		24 Central Park South	New York	NY	10019
68	Holiday Inn Express Somerset	Basis		50 Stevie Lynn Drive	Somerset	KY	42503
69	Holiday Inn Express & Suites Lake Charles	CIIICM		402 Martin Luther King Highway	Lake Charles	LA	70601
70	Gateway Apartment Owners Corp.	NCB, FSB		60 Gateway Road	Yonkers	NY	10703
71	Sage Creek	RBS		5804 East 127th Place	Thornton	CO	80602
72	Budget Self Storage Portfolio	CIIICM		Various	Various	Various	Various
72.01	San Antonio Self Storage	CIIICM		9018 Poteet Jourdanton Freeway	San Antonio	TX	78224
72.02	Denton Self Storage	CIIICM		2820 Virginia Circle	Denton	TX	76209
72.03	Jackson Self Storage	CIIICM		3280 Highway 80 West	Jackson	MS	39204
72.04	Laredo Self Storage	CIIICM		5906 San Bernardo Avenue	Laredo	TX	78041
73	2630 Kingsbridge Terrace Owners, Inc.	NCB, FSB		2630 and 2601 Kingsbridge Terrace	Bronx	NY	10463
74	Cedar Park Estates	CIIICM		1210 Geneva Drive	Concord	NC	28025
75	Cityside Apartments	LIG I		2718 Macomb Street	Detroit	MI	48207
76	All American Storage Bloomington South	CIIICM		2600 South Henderson Street	Bloomington	IN	47408
77	Fairfield Inn & Suites, Olathe, KS	RBS		12245 South Strang Line Road	Olathe	KS	66062
78	Riverwinds MHC	CIIICM		27825 Sandy Drive	Millsboro	DE	19966
79	American Mini Storage I - Missouri City	WFB		2604 FM 1092 Road	Missouri City	TX	77459
80	Citrus Park Retail Center	Basis		8009-8019 Citrus Park Drive	Tampa	FL	33625
81	Bay Area Self Storage – Bird	WFB		1140 Bird Avenue	San Jose	CA	95125
82	Greens Lake Apartments	WFB		5605 Parview Drive	Clarkston	MI	48346
83	Amelia Station	WFB		96016 Lofton Square Court	Yulee	FL	32097
84	67th Road Housing Corporation	NCB, FSB		99-21 67th Road	Forest Hills	NY	11375
85	Brougham Manor Apartments	WFB		14000-14141 Brougham Court	Plymouth Township	MI	48170
86	993 Fifth Avenue Corporation	NCB, FSB		993 Fifth Avenue	New York	NY	10028
87	American Mini Storage II - Arlington	WFB		5500 Highway 287	Arlington	TX	76017
88	Great Value Storage	CIIICM		1441 North Nellis Boulevard	Las Vegas	NV	89110
89	All American Storage East	CIIICM		100 South Kingston Drive	Bloomington	IN	47401
90	Shoppes of Fort Wright	Basis		3441-3459 Valley Plaza Parkway	Fort Wright	KY	41017
91	Patriot Village	WFB		1240 East Brandon Boulevard	Brandon	FL	33511
92	All American Storage of Evansville	CIIICM		5100 Vogel Road	Evansville	IN	47715
93	University Center South	WFB		4317, 4345, 4347 University Boulevard South	Jacksonville	FL	32216
94	Sun Valley MHC	CIIICM		180 Mantle Avenue	Jackson	MI	49202
95	Shadow Wood MHP	CIIICM		1600 North Market Street	Champaign	IL	61820
96	Ezon Building	CIIICM		1900 Exeter Road	Germantown	TN	38138
97	Taxi Office Building	WFB		3455 Ringsby Court	Denver	CO	80216
98	American Mini Storage II - Colorado Springs	WFB		3110-3150 Boychuk Avenue	Colorado Springs	CO	80910
99	Red Run MHC	CIIICM		1066 Linda Lane	Madison Heights	MI	48071
100	Walgreens - Denver	WFB		7311 East 29th Drive	Denver	CO	80238
101	Shops at Vicksburg	WFB		9839 Highway 6	Missouri City	TX	77459
102	67-35 Yellowstone Blvd. Owners Corp.	NCB, FSB		67-35 Yellowstone Boulevard	Forest Hills	NY	11375
103	Santa Fe Palms	WFB		1712 East Guadalupe Road	Tempe	AZ	85283
104	Palmbrook Gardens Tenants Corp.	NCB, FSB		781 & 793 Palmer Road, 809 a/k/a 811 Palmer Road	Yonkers	NY	10708
105	Commercial Drive Plaza	CIIICM		4642-4666 Commercial Drive	New Hartford	NY	13413
106	Stonegate MHP	CIIICM		200 South Plaza	San Antonio	TX	78227
107	Harrison Commons, Ltd.	NCB, FSB		2-14 South Road	Harrison	NY	10528
108	Breiel Boulevard Store-N-Lock	CIIICM		2400 South Breiel Boulevard	Middletown	OH	45044
109	Bay Area Self Storage – Bernal	WFB		6020 Monterey Highway	San Jose	CA	95138
110	Dundee Meadows MHC	CIIICM		630 Rawson	Dundee Village	MI	48131
111	Trolley Commerce Center	WFB		27060-27150 Trolley Industrial Drive	Taylor	MI	48180
112	World Park 9	WFB		9990-10020 International Boulevard	West Chester	OH	45069
113	Florence Court Corporation	NCB, FSB		187 Hicks Street	Brooklyn	NY	11201
114	Cedargate Apartments	WFB		990 Cedargate Court	Waterford Township	MI	48328
115	Dysart Mini Storage	CIIICM		15821 North Dysart Road	Surprise	AZ	85374
116	Missile Drive MHP	CIIICM		2400 Missile Drive	Cheyenne	WY	82001
117	23399 Commerce Drive	WFB		23373-23379 & 23383-23399 Commerce Drive	Farmington Hills	MI	48335
118	320 W. 89th St. Owners Corp.	NCB, FSB		320 West 89th Street	New York	NY	10024
119	Williamsburg East Apartments	CIIICM		4411 North Arlington Avenue	Indianapolis	IN	46226
120	Villa Manor MHP	CIIICM		805 Prospect Avenue	Dodge City	KS	67801
121	214 West 17th Apartment Corp.	NCB, FSB		214 West 17th Street	New York	NY	10011
122	Commons of Pleasantville N.Y. Inc.	NCB, FSB		290-310 Manville Road	Pleasantville	NY	10570

WFRBS Commercial Mortgage Trust 2014-C21

ANNEX A — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	General Property Type	Specific Property Type	Year Built	Year Renovated	Number of Units(3)	Unit of Measure	Cut-off Date Balance Per Unit/SF/ Room/Pad ($)(4)	Original Balance ($)(4)
1	Fairview Park Drive	Office	Suburban	2004		360,864	Sq. Ft.	249	90,000,000
2	Queens Atrium	Office	CBD	1914	2011	1,032,402	Sq. Ft.	174	90,000,000
3	Sheraton Austin	Hospitality	Full Service	1988	2013	365	Rooms	183,562	67,000,000
4	Highland Portfolio	Multifamily	Various	Various		1,873	Units	33,316	62,400,000
4.01	Garfield Commons	Multifamily	Low Rise	1989		496	Units		20,523,730
4.02	Farmbrooke Manor	Multifamily	Low Rise	1975		320	Units		13,346,210
4.03	Warren Manor	Multifamily	Low Rise	1970		480	Units		11,688,700
4.04	Warren Woods	Multifamily	Low Rise	1971		192	Units		7,782,930
4.05	Highland Towers	Multifamily	Mid rise	1978		265	Units		6,031,710
4.06	Golf Manor	Multifamily	Low Rise	1970		120	Units		3,026,720
5	Cedar Crest Professional Park	Office	Medical	1979-2001		700,815	Sq. Ft.	86	60,000,000
6	Shops at CenterPoint	Retail	Anchored	1960	2014	461,196	Sq. Ft.	117	54,000,000
7	Algonquin Portfolio	Various	Various	Various	Various	750,823	Sq. Ft.	66	49,500,000
7.01	1900 Pollitt	Other	Data Center	1960	2001	77,262	Sq. Ft.		11,350,000
7.02	1701 Pollitt	Industrial	Flex	1958		104,304	Sq. Ft.		6,675,000
7.03	40 Potash	Office	Suburban	1990		60,994	Sq. Ft.		6,550,000
7.04	1905 Nevins	Industrial	Flex	1953	1960	150,873	Sq. Ft.		6,500,000
7.05	125 Algonquin	Industrial	Flex	1999		71,000	Sq. Ft.		5,475,000
7.06	128 Bauer	Industrial	Flex	1979		41,434	Sq. Ft.		3,150,000
7.07	5 Thornton	Industrial	Flex	1973		151,874	Sq. Ft.		3,050,000
7.08	1500 Pollitt	Office	Suburban	1958	2013	18,614	Sq. Ft.		1,970,000
7.09	30-40 Leslie Court	Industrial	Flex	1972		23,932	Sq. Ft.		1,765,000
7.10	156 Algonquin	Industrial	Flex	1978		20,190	Sq. Ft.		1,115,000
7.11	145 Algonquin	Industrial	Flex	1975		23,554	Sq. Ft.		1,000,000
7.12	95 Bauer	Office	Suburban	1974	1991	6,792	Sq. Ft.		900,000
8	Tryp by Wyndham Times Square South	Hospitality	Full Service	1926	2012	173	Rooms	270,980	47,000,000
9	Montgomery Mall	Retail	Regional Mall	1977	2014	1,109,341	Sq. Ft.	90	46,000,000
10	The Bluffs	Multifamily	Garden	2006		602	Units	60,107	36,225,000
11	Holiday Inn San Francisco Airport	Hospitality	Full Service	1968	2012	224	Rooms	147,321	33,000,000
12	White Road Plaza	Retail	Anchored	1988	1998	153,493	Sq. Ft.	208	32,000,000
13	Oak Park Village Apartments	Multifamily	Garden	1977	2009	618	Units	47,168	29,150,000
14	The Lovejoy	Office	CBD	2008		83,422	Sq. Ft.	288	24,000,000
15	Oak Court Mall	Retail	Regional Mall	1988	1995	240,197	Sq. Ft.	166	24,000,000
16	Kane Distribution Center 6	Industrial	Warehouse	2000	2006	955,935	Sq. Ft.	24	22,600,000
17	Rock Pointe East	Office	CBD	1998		235,780	Sq. Ft.	92	21,750,000
18	SpringHill Suites & Residence Inn Glendale	Hospitality	Limited Service	2007		246	Rooms	78,167	19,250,000
18.01	Residence Inn Glendale	Hospitality	Limited Service	2007		126	Rooms		11,165,000
18.02	SpringHill Suites Glendale	Hospitality	Limited Service	2007		120	Rooms		8,085,000
19	Best Western Premier Hotel Napa	Hospitality	Limited Service	1983	2011	115	Rooms	164,957	19,000,000
20	Seven Corners Apartments	Multifamily	Garden	1952		284	Units	63,380	18,000,000
21	Barrington Orthopedics Portfolio	Office	Medical	Various	Various	84,700	Sq. Ft.	187	15,900,000
22	2929 Imperial Highway	Office	Suburban	1985	2012	121,153	Sq. Ft.	126	15,250,000
23	Marina Plaza	Office	Suburban	1985		73,419	Sq. Ft.	201	14,750,000
24	JBL Hotel Portfolio	Hospitality	Limited Service	Various	Various	164	Rooms	89,537	14,700,000
24.01	La Quinta Inn & Suites Ely	Hospitality	Limited Service	2009	2012	100	Rooms		9,380,000
24.02	Hampton Inn Murray/Salt Lake City	Hospitality	Limited Service	1997	2011	64	Rooms		5,320,000
25	Coastal Sunbelt	Industrial	Warehouse	1985	2003	194,328	Sq. Ft.	75	14,500,000
26	Quantico III	Office	Suburban	2009		99,883	Sq. Ft.	134	13,400,000
27	Kingsborough Estates MHC	Manufactured Housing Community	Manufactured Housing Community	1972		325	Pads	40,385	13,125,000
28	The Stockdale Plaza	Retail	Anchored	1999		61,248	Sq. Ft.	196	12,000,000
29	Warminster Heights Home Ownership Association, Inc.	Multifamily	Cooperative	1948	1999	705	Units	17,001	12,000,000
30	Clear Point Gardens	Multifamily	Garden	1971	2013	604	Units	19,819	12,000,000
31	Harbourside Office Building	Office	Suburban	1987		153,586	Sq. Ft.	78	12,000,000
32	Cimarron Heights MHP	Manufactured Housing Community	Manufactured Housing Community	1985		336	Pads	34,781	11,700,000
33	Village Oaks	Retail	Anchored	1988	2014	165,851	Sq. Ft.	69	11,425,000
34	One Commerce	Office	CBD	1987		120,416	Sq. Ft.	93	11,200,000
35	LA Fitness - Irvine	Retail	Single Tenant	2003		41,000	Sq. Ft.	268	11,000,000
36	Colonial Heritage MHC	Manufactured Housing Community	Manufactured Housing Community	1969		254	Pads	43,236	11,000,000
37	Woods of Fairlawn Apartments	Multifamily	Garden	1947	2014	344	Units	29,290	10,100,000
38	Arrowhead Apartments	Multifamily	Garden	1973		360	Units	27,743	10,000,000
39	Holiday Inn Louisville	Hospitality	Full Service	2009		122	Rooms	81,719	10,000,000
40	Genesis Building	Office	Suburban	1989		138,803	Sq. Ft.	63	8,750,000
41	SecurLock Portfolio	Self Storage	Self Storage	Various		302,980	Sq. Ft.	28	8,650,000
41.01	SecurLock - Warner Robins	Self Storage	Self Storage	2006		98,430	Sq. Ft.		3,443,000
41.02	SecurLock - Snellville	Self Storage	Self Storage	2000		97,900	Sq. Ft.		2,969,000
41.03	SecurLock- Dawsonville	Self Storage	Self Storage	2000		106,650	Sq. Ft.		2,238,000
42	Quest Automotive Products	Industrial	Warehouse	1994	2007	189,910	Sq. Ft.	45	8,500,000
43	Bon Aire Park Owners, Inc.	Multifamily	Cooperative	1965	1991	190	Units	42,576	8,100,000
44	AT&T - 2011 West Hastings	Industrial	Warehouse	1942	2002	206,000	Sq. Ft.	39	8,000,000
45	Holiday Inn Express Superior	Hospitality	Limited Service	2000	2013	84	Rooms	94,850	7,980,000
46	Swift Spinning Leaseback	Industrial	Warehouse	Various	Various	432,769	Sq. Ft.	18	7,800,000
46.01	16 Corporate Ridge Parkway	Industrial	Warehouse	1995		273,667	Sq. Ft.		4,932,720
46.02	3314 4th Avenue	Industrial	Warehouse	1965	2003	159,102	Sq. Ft.		2,867,280
47	Arminta Apartments	Multifamily	Garden	1988/1990		88	Units	82,196	7,250,000
48	The Shoppes of Ocoee	Retail	Unanchored	2007		33,612	Sq. Ft.	212	7,125,000
49	Riverplace Athletic Club	Retail	Single Tenant	1986	2007	55,462	Sq. Ft.	128	7,100,000
50	Bramblewood MHC	Manufactured Housing Community	Manufactured Housing Community	1970		200	Pads	34,980	7,012,500
51	Residence Inn by Marriott, Colorado Springs, CO	Hospitality	Limited Service	1997	2007	72	Rooms	94,444	6,800,000
52	Fitch Apartments	Multifamily	Garden	1968	2011	75	Units	89,914	6,750,000
53	Holiday Inn Express Wixom	Hospitality	Limited Service	2001	2013	111	Rooms	60,270	6,700,000
54	Fairfield Inn & Suites New Braunfels	Hospitality	Limited Service	2010		89	Rooms	75,107	6,695,000

WFRBS Commercial Mortgage Trust 2014-C21

ANNEX A — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	General Property Type	Specific Property Type	Year Built	Year Renovated	Number of Units(3)	Unit of Measure	Cut-off Date Balance Per Unit/SF/ Room/Pad ($)(4)	Original Balance ($)(4)
55	Port Crossing	Retail	Anchored	1999		65,405	Sq. Ft.	101	6,600,000
56	Hampton Inn - Auburn Hills	Hospitality	Limited Service	2011		80	Rooms	81,054	6,500,000
57	Xena - Blossom Corners Apartments	Multifamily	Garden	1988	2007	137	Units	30,133	4,725,000
58	Xena - Meadowdale Apartments	Multifamily	Garden	1984	2008	64	Units	30,133	1,350,000
59	Elms Estate (MHC)	Manufactured Housing Community	Manufactured Housing Community	1970		124	Pads	47,809	6,000,000
60	Dover Storage Facility	Self Storage	Self Storage	2012		88,200	Sq. Ft.	68	5,971,000
61	Fairfield Inn & Suites Colorado Springs, CO	Hospitality	Limited Service	1997	2008	84	Rooms	66,667	5,600,000
62	138-15 Franklin Avenue Apartments Corp.	Multifamily	Cooperative	1963	2002	192	Units	28,532	5,500,000
63	Eagle Point Apartments	Multifamily	Garden	1965	2007	223	Units	24,439	5,450,000
64	Holiday Inn Express Southfield	Hospitality	Limited Service	2002	2013	91	Rooms	58,704	5,350,000
65	The Palms Apartments	Multifamily	Garden	1964	2008	103	Units	51,755	5,350,000
66	Boston Mills Road	Office	Suburban	2000		59,613	Sq. Ft.	87	5,200,000
67	24 Central Park South, Inc.	Multifamily	Cooperative	1960	2011	36	Units	141,667	5,100,000
68	Holiday Inn Express Somerset	Hospitality	Limited Service	2009		75	Rooms	66,564	5,000,000
69	Holiday Inn Express & Suites Lake Charles	Hospitality	Limited Service	2001	2011	81	Rooms	61,632	5,000,000
70	Gateway Apartment Owners Corp.	Multifamily	Cooperative	1964	2003	103	Units	46,718	4,825,000
71	Sage Creek	Multifamily	Garden	2008		44	Units	109,318	4,810,000
72	Budget Self Storage Portfolio	Self Storage	Self Storage	Various	Various	206,465	Sq. Ft.	23	4,800,000
72.01	San Antonio Self Storage	Self Storage	Self Storage	2004		69,300	Sq. Ft.		1,890,000
72.02	Denton Self Storage	Self Storage	Self Storage	1985		57,293	Sq. Ft.		1,200,000
72.03	Jackson Self Storage	Self Storage	Self Storage	1974	2003/2004	54,272	Sq. Ft.		940,000
72.04	Laredo Self Storage	Self Storage	Self Storage	1970		25,600	Sq. Ft.		770,000
73	2630 Kingsbridge Terrace Owners, Inc.	Multifamily	Cooperative	1952	2004	187	Units	25,100	4,700,000
74	Cedar Park Estates	Manufactured Housing Community	Manufactured Housing Community	1972		160	Pads	27,422	4,387,500
75	Cityside Apartments	Multifamily	Garden	1975		142	Units	29,835	4,250,000
76	All American Storage Bloomington South	Self Storage	Self Storage	1990	2007	55,534	Sq. Ft.	76	4,200,000
77	Fairfield Inn & Suites, Olathe, KS	Hospitality	Limited Service	1996	2008	84	Rooms	48,571	4,080,000
78	Riverwinds MHC	Manufactured Housing Community	Manufactured Housing Community	1970		102	Pads	39,668	4,050,000
79	American Mini Storage I - Missouri City	Self Storage	Self Storage	2005		55,175	Sq. Ft.	73	4,000,000
80	Citrus Park Retail Center	Retail	Shadow Anchored	2006		13,000	Sq. Ft.	308	4,000,000
81	Bay Area Self Storage – Bird	Self Storage	Self Storage	1990		38,924	Sq. Ft.	100	3,900,000
82	Greens Lake Apartments	Multifamily	Garden	1969		132	Units	29,134	3,850,000
83	Amelia Station	Retail	Shadow Anchored	1997	2010	33,707	Sq. Ft.	111	3,750,000
84	67th Road Housing Corporation	Multifamily	Cooperative	1946	2004	80	Units	44,822	3,600,000
85	Brougham Manor Apartments	Multifamily	Garden	1966		104	Units	34,243	3,570,000
86	993 Fifth Avenue Corporation	Multifamily	Cooperative	1930	2003	22	Units	159,091	3,500,000
87	American Mini Storage II - Arlington	Self Storage	Self Storage	2002		85,175	Sq. Ft.	41	3,500,000
88	Great Value Storage	Self Storage	Self Storage	1973	2013	132,104	Sq. Ft.	26	3,400,000
89	All American Storage East	Self Storage	Self Storage	1986		50,784	Sq. Ft.	67	3,400,000
90	Shoppes of Fort Wright	Retail	Shadow Anchored	2003		18,856	Sq. Ft.	173	3,275,000
91	Patriot Village	Retail	Unanchored	2004		20,000	Sq. Ft.	160	3,200,000
92	All American Storage of Evansville	Self Storage	Self Storage	2003		57,135	Sq. Ft.	56	3,200,000
93	University Center South	Retail	Unanchored	1972		43,532	Sq. Ft.	72	3,150,000
94	Sun Valley MHC	Manufactured Housing Community	Manufactured Housing Community	1965		184	Pads	16,285	3,000,000
95	Shadow Wood MHP	Manufactured Housing Community	Manufactured Housing Community	1974		272	Pads	10,863	2,962,000
96	Ezon Building	Office	Suburban	1988	2013	37,275	Sq. Ft.	78	2,900,000
97	Taxi Office Building	Office	Suburban	1956	2004	24,021	Sq. Ft.	119	2,850,000
98	American Mini Storage II - Colorado Springs	Self Storage	Self Storage	2002		109,460	Sq. Ft.	26	2,800,000
99	Red Run MHC	Manufactured Housing Community	Manufactured Housing Community	1956	2013	122	Pads	22,927	2,800,000
100	Walgreens - Denver	Retail	Single Tenant	2004		14,560	Sq. Ft.	187	2,735,000
101	Shops at Vicksburg	Retail	Shadow Anchored	2013		9,000	Sq. Ft.	292	2,625,000
102	67-35 Yellowstone Blvd. Owners Corp.	Multifamily	Cooperative	1947	2000	120	Units	20,802	2,500,000
103	Santa Fe Palms	Retail	Unanchored	1999		21,749	Sq. Ft.	115	2,500,000
104	Palmbrook Gardens Tenants Corp.	Multifamily	Cooperative	1941	2004	59	Units	42,210	2,500,000
105	Commercial Drive Plaza	Retail	Unanchored	1988	2006	30,941	Sq. Ft.	77	2,400,000
106	Stonegate MHP	Manufactured Housing Community	Manufactured Housing Community	1992		132	Pads	18,162	2,400,000
107	Harrison Commons, Ltd.	Multifamily	Cooperative	1952	1994	51	Units	44,052	2,250,000
108	Breiel Boulevard Store-N-Lock	Self Storage	Self Storage	2000/2001		60,865	Sq. Ft.	34	2,080,000
109	Bay Area Self Storage – Bernal	Self Storage	Self Storage	1994		51,075	Sq. Ft.	40	2,030,000
110	Dundee Meadows MHC	Manufactured Housing Community	Manufactured Housing Community	1995		80	Pads	24,015	1,925,000
111	Trolley Commerce Center	Industrial	Warehouse	1974	1986	104,404	Sq. Ft.	17	1,820,000
112	World Park 9	Industrial	Flex	1989		58,800	Sq. Ft.	30	1,755,000
113	Florence Court Corporation	Multifamily	Cooperative	1904	1994	27	Units	62,730	1,700,000
114	Cedargate Apartments	Multifamily	Garden	1984		93	Units	18,124	1,690,000
115	Dysart Mini Storage	Self Storage	Self Storage	1985		40,035	Sq. Ft.	41	1,646,000
116	Missile Drive MHP	Manufactured Housing Community	Manufactured Housing Community	1970		74	Pads	21,802	1,615,000
117	23399 Commerce Drive	Industrial	Flex	1985	2013	67,432	Sq. Ft.	22	1,500,000
118	320 W. 89th St. Owners Corp.	Multifamily	Cooperative	1921	2007	34	Units	43,947	1,500,000
119	Williamsburg East Apartments	Multifamily	Garden	1963		80	Units	17,500	1,400,000
120	Villa Manor MHP	Manufactured Housing Community	Manufactured Housing Community	1965		79	Pads	15,161	1,200,000
121	214 West 17th Apartment Corp.	Multifamily	Cooperative	1895	2005	11	Units	88,399	975,000
122	Commons of Pleasantville N.Y. Inc.	Multifamily	Cooperative	1940	2010	34	Units	24,934	850,000

WFRBS Commercial Mortgage Trust 2014-C21

ANNEX A — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Cut-off Date Balance ($)(4)	% of Aggregate Cut-off Date Balance(4)	Maturity Date or ARD Balloon Payment ($)(4)	ARD Loan	Origination Date	First Pay Date	Last IO Pay Date	First P&I Pay Date	Maturity Date or Anticipated Repayment Date	ARD Loan Maturity Date	Gross Mortgage Rate	Trust Advisor Ongoing Fee	Certificate Administrator Fee Rate
1	Fairview Park Drive	90,000,000	6.3%	90,000,000	N	6/27/2014	8/1/2014	7/1/2024		7/1/2024		4.32900%	0.00165%	0.00320%
2	Queens Atrium	90,000,000	6.3%	82,111,437	N	7/1/2014	8/6/2014	7/6/2019	8/6/2019	7/6/2024		4.30600%	0.00000%	0.00320%
3	Sheraton Austin	67,000,000	4.7%	67,000,000	N	5/29/2014	7/1/2014	6/1/2019		6/1/2019		3.96000%	0.00165%	0.00320%
4	Highland Portfolio	62,400,000	4.4%	56,382,515	N	7/9/2014	9/1/2014	8/1/2018	9/1/2018	8/1/2024		4.95600%	0.00165%	0.00320%
4.01	Garfield Commons	20,523,730	1.4%
4.02	Farmbrooke Manor	13,346,210	0.9%
4.03	Warren Manor	11,688,700	0.8%
4.04	Warren Woods	7,782,930	0.5%
4.05	Highland Towers	6,031,710	0.4%
4.06	Golf Manor	3,026,720	0.2%
5	Cedar Crest Professional Park	59,929,763	4.2%	48,650,503	N	6/20/2014	8/11/2014		8/11/2014	7/11/2024		4.58000%	0.00165%	0.00320%
6	Shops at CenterPoint	54,000,000	3.8%	49,382,996	N	6/27/2014	8/11/2014	7/11/2019	8/11/2019	7/11/2024		4.45000%	0.00165%	0.00320%
7	Algonquin Portfolio	49,500,000	3.5%	43,500,579	N	5/27/2014	7/1/2014	6/1/2017	7/1/2017	6/1/2024		4.67000%	0.00165%	0.00320%
7.01	1900 Pollitt	11,350,000	0.8%
7.02	1701 Pollitt	6,675,000	0.5%
7.03	40 Potash	6,550,000	0.5%
7.04	1905 Nevins	6,500,000	0.5%
7.05	125 Algonquin	5,475,000	0.4%
7.06	128 Bauer	3,150,000	0.2%
7.07	5 Thornton	3,050,000	0.2%
7.08	1500 Pollitt	1,970,000	0.1%
7.09	30-40 Leslie Court	1,765,000	0.1%
7.10	156 Algonquin	1,115,000	0.1%
7.11	145 Algonquin	1,000,000	0.1%
7.12	95 Bauer	900,000	0.1%
8	Tryp by Wyndham Times Square South	46,879,457	3.3%	37,871,942	N	6/11/2014	7/11/2014		7/11/2014	6/11/2024		4.40000%	0.00165%	0.00320%
9	Montgomery Mall	46,000,000	3.2%	46,000,000	N	4/22/2014	6/1/2014	5/1/2024		5/1/2024		4.57000%	0.00000%	0.00320%
10	The Bluffs	36,184,577	2.5%	29,581,935	N	6/30/2014	8/11/2014		8/11/2014	7/11/2024		4.79000%	0.00165%	0.00320%
11	Holiday Inn San Francisco Airport	33,000,000	2.3%	24,559,225	N	7/2/2014	9/1/2014		9/1/2014	8/1/2024		4.87000%	0.00165%	0.00320%
12	White Road Plaza	32,000,000	2.2%	29,311,192	N	7/1/2014	8/11/2014	7/11/2019	8/11/2019	7/11/2024		4.55000%	0.00165%	0.00320%
13	Oak Park Village Apartments	29,150,000	2.0%	25,674,834	N	5/22/2014	7/1/2014	6/1/2017	7/1/2017	6/1/2024		4.77000%	0.00165%	0.00320%
14	The Lovejoy	24,000,000	1.7%	24,000,000	N	6/18/2014	8/11/2014	7/11/2024		7/11/2024		4.31000%	0.00165%	0.00320%
15	Oak Court Mall	23,884,983	1.7%	21,132,804	N	3/18/2014	5/1/2014		5/1/2014	4/1/2021		4.75600%	0.00165%	0.00320%
16	Kane Distribution Center 6	22,600,000	1.6%	21,444,520	N	6/9/2014	8/1/2014	7/1/2016	8/1/2016	7/1/2019		4.23000%	0.00165%	0.00320%
17	Rock Pointe East	21,750,000	1.5%	18,161,476	N	6/27/2014	8/1/2014	7/1/2015	8/1/2015	7/1/2024		4.62000%	0.00165%	0.00320%
18	SpringHill Suites & Residence Inn Glendale	19,229,059	1.3%	15,777,468	N	6/27/2014	8/1/2014		8/1/2014	7/1/2024		4.90000%	0.00165%	0.00320%
18.01	Residence Inn Glendale	11,152,854	0.8%
18.02	SpringHill Suites Glendale	8,076,205	0.6%
19	Best Western Premier Hotel Napa	18,970,041	1.3%	14,141,435	N	6/30/2014	8/1/2014		8/1/2014	7/1/2024		4.87000%	0.00165%	0.00320%
20	Seven Corners Apartments	18,000,000	1.3%	18,000,000	N	5/30/2014	7/5/2014	6/5/2024		6/5/2024		4.30000%	0.00165%	0.00320%
21	Barrington Orthopedics Portfolio	15,859,221	1.1%	12,811,998	N	6/6/2014	7/11/2014		7/11/2014	6/11/2024		4.40000%	0.00165%	0.00320%
22	2929 Imperial Highway	15,250,000	1.1%	13,981,331	N	6/20/2014	8/1/2014	7/1/2019	8/1/2019	7/1/2024		4.60700%	0.00165%	0.00320%
23	Marina Plaza	14,750,000	1.0%	12,567,477	N	6/13/2014	8/11/2014	7/11/2016	8/11/2016	7/11/2024		4.41000%	0.00165%	0.00320%
24	JBL Hotel Portfolio	14,684,117	1.0%	12,059,789	N	6/17/2014	8/1/2014		8/1/2014	7/1/2024		4.92900%	0.00165%	0.00320%
24.01	La Quinta Inn & Suites Ely	9,369,865	0.7%
24.02	Hampton Inn Murray/Salt Lake City	5,314,252	0.4%
25	Coastal Sunbelt	14,500,000	1.0%	13,313,297	Y	7/1/2014	8/6/2014	7/6/2019	8/6/2019	7/6/2024	7/6/2044	4.70000%	0.00165%	0.00320%
26	Quantico III	13,367,122	0.9%	10,879,507	N	5/19/2014	7/1/2014		7/1/2014	6/1/2024		4.62000%	0.00165%	0.00320%
27	Kingsborough Estates MHC	13,125,000	0.9%	11,316,491	N	7/1/2014	8/1/2014	7/1/2016	8/1/2016	7/1/2024		4.86000%	0.00165%	0.00320%
28	The Stockdale Plaza	12,000,000	0.8%	10,980,871	N	6/9/2014	7/11/2014	6/11/2019	7/11/2019	6/11/2024		4.49000%	0.00165%	0.00320%
29	Warminster Heights Home Ownership Association, Inc.	11,986,016	0.8%	9,736,743	N	6/20/2014	8/1/2014		8/1/2014	7/1/2024		4.60000%	0.00165%	0.00320%
30	Clear Point Gardens	11,970,736	0.8%	9,752,768	N	5/30/2014	7/1/2014		7/1/2014	6/1/2024		4.65000%	0.00165%	0.00320%
31	Harbourside Office Building	11,945,077	0.8%	9,860,792	N	3/28/2014	5/1/2014		5/1/2014	4/1/2024		4.98000%	0.00165%	0.00320%
32	Cimarron Heights MHP	11,686,273	0.8%	9,483,607	N	6/10/2014	8/1/2014		8/1/2014	7/1/2024		4.57000%	0.00165%	0.00320%
33	Village Oaks	11,425,000	0.8%	10,112,085	N	5/2/2014	7/1/2014	6/1/2017	7/1/2017	6/1/2024		4.99000%	0.00165%	0.00320%
34	One Commerce	11,200,000	0.8%	9,878,354	N	6/20/2014	8/1/2014	7/1/2017	8/1/2017	7/1/2024		4.83000%	0.00165%	0.00320%
35	LA Fitness - Irvine	10,988,014	0.8%	9,013,609	Y	6/25/2014	8/1/2014		8/1/2014	7/1/2024	7/1/2044	4.89300%	0.00165%	0.00320%
36	Colonial Heritage MHC	10,981,900	0.8%	8,114,321	N	6/4/2014	8/1/2014		8/1/2014	7/1/2024		4.63000%	0.00165%	0.00320%
37	Woods of Fairlawn Apartments	10,075,619	0.7%	8,222,468	N	5/16/2014	7/1/2014		7/1/2014	6/1/2024		4.70000%	0.00165%	0.00320%
38	Arrowhead Apartments	9,987,623	0.7%	8,719,616	N	6/27/2014	8/11/2014		8/11/2014	7/11/2021		4.33000%	0.00165%	0.00320%
39	Holiday Inn Louisville	9,969,750	0.7%	7,583,504	N	5/16/2014	7/1/2014		7/1/2014	6/1/2024		5.39000%	0.00165%	0.00320%
40	Genesis Building	8,719,728	0.6%	6,439,588	N	6/4/2014	7/11/2014		7/11/2014	6/11/2024		4.57000%	0.00165%	0.00320%
41	SecurLock Portfolio	8,580,931	0.6%	7,147,245	N	12/9/2013	2/1/2014		2/1/2014	1/1/2024		5.16000%	0.00165%	0.00320%
41.01	SecurLock - Warner Robins	3,415,508	0.2%
41.02	SecurLock - Snellville	2,945,293	0.2%
41.03	SecurLock- Dawsonville	2,220,130	0.2%
42	Quest Automotive Products	8,462,421	0.6%	5,476,895	Y	5/16/2014	7/1/2014		7/1/2014	6/1/2024	6/1/2034	5.55000%	0.00165%	0.00320%
43	Bon Aire Park Owners, Inc.	8,089,504	0.6%	6,463,051	N	6/3/2014	8/1/2014		8/1/2014	7/1/2024		4.12000%	0.00165%	0.00320%
44	AT&T - 2011 West Hastings	8,000,000	0.6%	6,841,652	N	6/2/2014	7/11/2014	6/11/2016	7/11/2016	6/11/2024		4.55000%	0.00165%	0.00320%
45	Holiday Inn Express Superior	7,967,417	0.6%	5,939,403	N	6/5/2014	8/1/2014		8/1/2014	7/1/2024		4.87000%	0.00165%	0.00320%
46	Swift Spinning Leaseback	7,774,108	0.5%	6,420,408	N	4/21/2014	6/1/2014		6/1/2014	5/1/2024		5.03000%	0.00165%	0.00320%
46.01	16 Corporate Ridge Parkway	4,916,346	0.3%
46.02	3314 4th Avenue	2,857,762	0.2%
47	Arminta Apartments	7,233,272	0.5%	5,945,728	N	6/3/2014	7/5/2014		7/5/2014	6/5/2024		4.92000%	0.00165%	0.00320%
48	The Shoppes of Ocoee	7,117,159	0.5%	5,830,042	N	6/23/2014	8/11/2014		8/11/2014	7/11/2024		4.85000%	0.00165%	0.00320%
49	Riverplace Athletic Club	7,100,000	0.5%	6,306,004	N	7/3/2014	9/1/2014		9/1/2014	8/1/2021		5.15000%	0.00165%	0.00320%
50	Bramblewood MHC	6,995,949	0.5%	5,730,015	N	5/19/2014	7/5/2014		7/5/2014	6/5/2024		4.81000%	0.00165%	0.00320%
51	Residence Inn by Marriott, Colorado Springs, CO	6,800,000	0.5%	5,866,638	N	6/24/2014	8/1/2014	7/1/2016	8/1/2016	7/1/2024		4.88400%	0.00165%	0.00320%
52	Fitch Apartments	6,743,516	0.5%	6,264,081	N	6/19/2014	8/1/2014		8/1/2014	7/1/2019		5.42000%	0.00165%	0.00320%
53	Holiday Inn Express Wixom	6,690,012	0.5%	5,043,390	N	6/26/2014	8/1/2014		8/1/2014	7/1/2024		5.18000%	0.00165%	0.00320%
54	Fairfield Inn & Suites New Braunfels	6,684,500	0.5%	4,988,506	N	6/25/2014	8/1/2014		8/1/2014	7/1/2024		4.90000%	0.00165%	0.00320%

WFRBS Commercial Mortgage Trust 2014-C21

ANNEX A — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Cut-off Date Balance ($)(4)	% of Aggregate Cut-off Date Balance(4)	Maturity Date or ARD Balloon Payment ($)(4)	ARD Loan	Origination Date	First Pay Date	Last IO Pay Date	First P&I Pay Date	Maturity Date or Anticipated Repayment Date	ARD Loan Maturity Date	Gross Mortgage Rate	Trust Advisor Ongoing Fee	Certificate Administrator Fee Rate
55	Port Crossing	6,600,000	0.5%	5,398,262	N	7/3/2014	9/1/2014		9/1/2014	8/1/2024		4.84000%	0.00165%	0.00320%
56	Hampton Inn - Auburn Hills	6,484,341	0.5%	5,293,471	N	5/13/2014	7/1/2014		7/1/2014	6/1/2024		4.71000%	0.00165%	0.00320%
57	Xena - Blossom Corners Apartments	4,710,765	0.3%	3,637,275	N	5/30/2014	7/1/2014		7/1/2014	6/1/2024		4.58000%	0.00165%	0.00320%
58	Xena - Meadowdale Apartments	1,345,933	0.1%	1,039,222	N	5/30/2014	7/1/2014		7/1/2014	6/1/2024		4.58000%	0.00165%	0.00320%
59	Elms Estate (MHC)	5,928,302	0.4%	2,222,144	N	5/1/2014	6/1/2014		6/1/2014	5/1/2024		5.19000%	0.00165%	0.00320%
60	Dover Storage Facility	5,961,602	0.4%	4,445,772	N	6/23/2014	8/5/2014		8/5/2014	7/5/2024		4.88000%	0.00165%	0.00320%
61	Fairfield Inn & Suites Colorado Springs, CO	5,600,000	0.4%	4,831,349	N	6/24/2014	8/1/2014	7/1/2016	8/1/2016	7/1/2024		4.88400%	0.00165%	0.00320%
62	138-15 Franklin Avenue Apartments Corp.	5,478,179	0.4%	4,397,945	N	5/1/2014	6/1/2014		6/1/2014	5/1/2024		4.18000%	0.00165%	0.00320%
63	Eagle Point Apartments	5,450,000	0.4%	4,784,048	N	5/12/2014	7/1/2014	5/1/2017	6/1/2017	6/1/2024		4.70000%	0.00165%	0.00320%
64	Holiday Inn Express Southfield	5,342,025	0.4%	4,027,185	N	6/26/2014	8/1/2014		8/1/2014	7/1/2024		5.18000%	0.00165%	0.00320%
65	The Palms Apartments	5,330,781	0.4%	4,349,887	N	5/9/2014	6/11/2014		6/11/2014	5/11/2024		4.66000%	0.00165%	0.00320%
66	Boston Mills Road	5,194,794	0.4%	4,310,690	N	6/13/2014	8/1/2014		8/1/2014	7/1/2024		5.25000%	0.00165%	0.00320%
67	24 Central Park South, Inc.	5,100,000	0.4%	5,100,000	N	6/26/2014	8/1/2014	7/1/2024		7/1/2024		4.11000%	0.00165%	0.00320%
68	Holiday Inn Express Somerset	4,992,298	0.4%	3,739,231	N	6/4/2014	8/1/2014		8/1/2014	7/1/2024		5.00000%	0.00165%	0.00320%
69	Holiday Inn Express & Suites Lake Charles	4,992,228	0.4%	3,732,395	N	6/26/2014	8/1/2014		8/1/2014	7/1/2024		4.95000%	0.00165%	0.00320%
70	Gateway Apartment Owners Corp.	4,811,970	0.3%	3,852,479	N	5/29/2014	7/1/2014		7/1/2014	6/1/2024		4.14000%	0.00165%	0.00320%
71	Sage Creek	4,810,000	0.3%	4,810,000	N	5/23/2014	7/1/2014	6/1/2024		6/1/2024		4.57000%	0.00165%	0.00320%
72	Budget Self Storage Portfolio	4,800,000	0.3%	3,367,525	N	7/2/2014	9/1/2014		9/1/2014	8/1/2024		5.20000%	0.00165%	0.00320%
72.01	San Antonio Self Storage	1,890,000	0.1%
72.02	Denton Self Storage	1,200,000	0.1%
72.03	Jackson Self Storage	940,000	0.1%
72.04	Laredo Self Storage	770,000	0.1%
73	2630 Kingsbridge Terrace Owners, Inc.	4,693,777	0.3%	3,736,710	N	6/20/2014	8/1/2014		8/1/2014	7/1/2024		4.02000%	0.00165%	0.00320%
74	Cedar Park Estates	4,387,500	0.3%	3,866,996	N	7/2/2014	9/1/2014	8/1/2017	9/1/2017	8/1/2024		4.80000%	0.00165%	0.00320%
75	Cityside Apartments	4,236,525	0.3%	3,522,096	N	4/30/2014	6/1/2014		6/1/2014	5/1/2024		5.24000%	0.00165%	0.00320%
76	All American Storage Bloomington South	4,194,651	0.3%	3,824,642	N	7/1/2014	8/5/2014		8/5/2014	7/5/2019		4.20000%	0.00165%	0.00320%
77	Fairfield Inn & Suites, Olathe, KS	4,080,000	0.3%	3,430,706	N	6/24/2014	8/1/2014	7/1/2015	8/1/2015	7/1/2024		4.85400%	0.00165%	0.00320%
78	Riverwinds MHC	4,046,148	0.3%	3,379,686	N	7/3/2014	8/5/2014		8/5/2014	7/5/2024		5.46000%	0.00165%	0.00320%
79	American Mini Storage I - Missouri City	4,000,000	0.3%	3,733,799	N	6/16/2014	8/1/2014	7/1/2017	8/1/2017	7/1/2021		4.48000%	0.00165%	0.00320%
80	Citrus Park Retail Center	4,000,000	0.3%	3,365,022	N	6/12/2014	8/1/2014	7/1/2015	8/1/2015	7/1/2024		4.87000%	0.00165%	0.00320%
81	Bay Area Self Storage – Bird	3,900,000	0.3%	3,900,000	N	5/14/2014	7/1/2014	6/1/2024		6/1/2024		4.49000%	0.00165%	0.00320%
82	Greens Lake Apartments	3,845,684	0.3%	3,141,870	N	6/18/2014	8/11/2014		8/11/2014	7/11/2024		4.77000%	0.00165%	0.00320%
83	Amelia Station	3,741,312	0.3%	3,073,347	N	5/30/2014	7/1/2014		7/1/2014	6/1/2024		4.90000%	0.00165%	0.00320%
84	67th Road Housing Corporation	3,585,775	0.3%	2,880,700	N	4/30/2014	6/1/2014		6/1/2014	5/1/2024		4.20000%	0.00165%	0.00320%
85	Brougham Manor Apartments	3,561,294	0.2%	2,901,449	N	5/22/2014	7/1/2014		7/1/2014	6/1/2024		4.65000%	0.00165%	0.00320%
86	993 Fifth Avenue Corporation	3,500,000	0.2%	3,500,000	N	4/29/2014	6/1/2014	5/1/2024		5/1/2024		4.24000%	0.00165%	0.00320%
87	American Mini Storage II - Arlington	3,500,000	0.2%	3,264,988	N	6/4/2014	8/1/2014	7/1/2017	8/1/2017	7/1/2021		4.43000%	0.00165%	0.00320%
88	Great Value Storage	3,396,083	0.2%	2,763,438	N	6/19/2014	8/1/2014		8/1/2014	7/1/2024		4.65000%	0.00165%	0.00320%
89	All American Storage East	3,395,670	0.2%	3,096,139	N	7/1/2014	8/5/2014		8/5/2014	7/5/2019		4.20000%	0.00165%	0.00320%
90	Shoppes of Fort Wright	3,267,428	0.2%	2,684,943	N	5/13/2014	7/1/2014		7/1/2014	6/1/2024		4.91000%	0.00165%	0.00320%
91	Patriot Village	3,200,000	0.2%	2,678,339	N	6/2/2014	7/11/2014	6/11/2015	7/11/2015	6/11/2024		4.70000%	0.00165%	0.00320%
92	All American Storage of Evansville	3,195,925	0.2%	2,914,013	N	7/1/2014	8/5/2014		8/5/2014	7/5/2019		4.20000%	0.00165%	0.00320%
93	University Center South	3,142,626	0.2%	2,577,339	N	5/30/2014	7/1/2014		7/1/2014	6/1/2024		4.85000%	0.00165%	0.00320%
94	Sun Valley MHC	2,996,480	0.2%	2,431,694	N	6/30/2014	8/1/2014		8/1/2014	7/1/2024		4.57000%	0.00165%	0.00320%
95	Shadow Wood MHP	2,954,777	0.2%	2,407,308	N	5/9/2014	7/1/2014		7/1/2014	6/1/2024		4.65000%	0.00165%	0.00320%
96	Ezon Building	2,897,019	0.2%	2,395,570	N	6/17/2014	8/1/2014		8/1/2014	7/1/2024		5.14000%	0.00165%	0.00320%
97	Taxi Office Building	2,846,768	0.2%	2,321,897	N	6/4/2014	8/1/2014		8/1/2014	7/1/2024		4.72000%	0.00165%	0.00320%
98	American Mini Storage II - Colorado Springs	2,800,000	0.2%	2,611,991	N	6/4/2014	8/1/2014	7/1/2017	8/1/2017	7/1/2021		4.43000%	0.00165%	0.00320%
99	Red Run MHC	2,797,087	0.2%	2,483,783	N	6/20/2014	8/1/2014		8/1/2014	7/1/2021		5.09000%	0.00165%	0.00320%
100	Walgreens - Denver	2,728,180	0.2%	2,214,501	N	6/2/2014	7/11/2014		7/11/2014	6/11/2024		4.54000%	0.00165%	0.00320%
101	Shops at Vicksburg	2,625,000	0.2%	2,227,035	N	6/6/2014	7/11/2014	12/11/2015	1/11/2016	6/11/2024		4.72000%	0.00165%	0.00320%
102	67-35 Yellowstone Blvd. Owners Corp.	2,496,261	0.2%	2,218,921	N	6/2/2014	7/1/2014		7/1/2014	6/1/2024		4.20000%	0.00165%	0.00320%
103	Santa Fe Palms	2,494,148	0.2%	2,045,506	N	5/8/2014	7/1/2014		7/1/2014	6/1/2024		4.85000%	0.00165%	0.00320%
104	Palmbrook Gardens Tenants Corp.	2,490,381	0.2%	2,009,678	N	4/29/2014	6/1/2014		6/1/2014	5/1/2024		4.33000%	0.00165%	0.00320%
105	Commercial Drive Plaza	2,397,521	0.2%	1,981,260	N	6/11/2014	8/5/2014		8/5/2014	7/5/2024		5.12000%	0.00165%	0.00320%
106	Stonegate MHP	2,397,420	0.2%	1,970,307	N	6/11/2014	8/5/2014		8/5/2014	7/5/2024		4.95000%	0.00165%	0.00320%
107	Harrison Commons, Ltd.	2,246,645	0.2%	1,997,616	N	5/29/2014	7/1/2014		7/1/2014	6/1/2024		4.21000%	0.00165%	0.00320%
108	Breiel Boulevard Store-N-Lock	2,075,540	0.1%	1,725,257	N	5/8/2014	7/1/2014		7/1/2014	6/1/2024		5.27000%	0.00165%	0.00320%
109	Bay Area Self Storage – Bernal	2,030,000	0.1%	2,030,000	N	5/14/2014	7/1/2014	6/1/2024		6/1/2024		4.49000%	0.00165%	0.00320%
110	Dundee Meadows MHC	1,921,196	0.1%	1,615,731	N	6/3/2014	7/5/2014		7/5/2014	6/5/2024		5.65000%	0.00165%	0.00320%
111	Trolley Commerce Center	1,813,873	0.1%	1,347,995	N	5/12/2014	7/1/2014		7/1/2014	6/1/2024		4.74000%	0.00165%	0.00320%
112	World Park 9	1,752,731	0.1%	1,596,283	N	6/18/2014	8/11/2014		8/11/2014	7/11/2019		4.13000%	0.00165%	0.00320%
113	Florence Court Corporation	1,693,704	0.1%	1,230,662	N	5/28/2014	7/1/2014		7/1/2014	6/1/2024		4.14000%	0.00165%	0.00320%
114	Cedargate Apartments	1,685,570	0.1%	1,356,552	N	5/30/2014	7/1/2014		7/1/2014	6/1/2024		4.29000%	0.00165%	0.00320%
115	Dysart Mini Storage	1,644,292	0.1%	1,357,935	N	6/11/2014	8/5/2014		8/5/2014	7/5/2024		5.10000%	0.00165%	0.00320%
116	Missile Drive MHP	1,613,328	0.1%	1,332,792	N	6/19/2014	8/1/2014		8/1/2014	7/1/2024		5.11000%	0.00165%	0.00320%
117	23399 Commerce Drive	1,494,951	0.1%	1,110,984	N	5/6/2014	7/1/2014		7/1/2014	6/1/2024		4.74000%	0.00165%	0.00320%
118	320 W. 89th St. Owners Corp.	1,494,181	0.1%	1,204,114	N	4/28/2014	6/1/2014		6/1/2014	5/1/2024		4.29000%	0.00165%	0.00320%
119	Williamsburg East Apartments	1,400,000	0.1%	1,165,257	N	7/3/2014	9/1/2014		9/1/2014	8/1/2024		5.38000%	0.00165%	0.00320%
120	Villa Manor MHP	1,197,680	0.1%	1,010,278	N	5/30/2014	7/1/2014		7/1/2014	6/1/2024		5.75000%	0.00165%	0.00320%
121	214 West 17th Apartment Corp.	972,388	0.1%	779,590	N	6/2/2014	7/1/2014		7/1/2014	6/1/2024		4.18000%	0.00165%	0.00320%
122	Commons of Pleasantville N.Y. Inc.	847,754	0.1%	681,329	N	6/2/2014	7/1/2014		7/1/2014	6/1/2024		4.25000%	0.00165%	0.00320%

WFRBS Commercial Mortgage Trust 2014-C21

ANNEX A — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Servicing Fee	CREFC® IP Royalty License Fee Rate	Net Mortgage Rate	Interest Accrual Method	Monthly P&I Payment ($)	Amortization Type	Interest Accrual Method During IO	Original Term to Maturity or ARD (Mos.)	Remaining Term to Maturity or ARD (Mos.)	Original IO Period (Mos.)	Remaining IO Period (Mos.)
1	Fairview Park Drive	0.02000%	0.00050%	4.30365%	Actual/360	329,184.38	Interest-only, Balloon	Actual/360	120	119	120	119
2	Queens Atrium	0.01250%	0.00050%	4.28980%	Actual/360	445,701.44	Interest-only, Amortizing Balloon	Actual/360	120	119	60	59
3	Sheraton Austin	0.02000%	0.00050%	3.93465%	Actual/360	224,170.83	Interest-only, Balloon	Actual/360	60	58	60	58
4	Highland Portfolio	0.02000%	0.00050%	4.93065%	Actual/360	333,300.71	Interest-only, Amortizing Balloon	Actual/360	120	120	48	48
4.01	Garfield Commons
4.02	Farmbrooke Manor
4.03	Warren Manor
4.04	Warren Woods
4.05	Highland Towers
4.06	Golf Manor
5	Cedar Crest Professional Park	0.02000%	0.00050%	4.55465%	Actual/360	306,869.88	Amortizing Balloon		120	119	0	0
6	Shops at CenterPoint	0.02000%	0.00050%	4.42465%	Actual/360	272,008.13	Interest-only, Amortizing Balloon	Actual/360	120	119	60	59
7	Algonquin Portfolio	0.02000%	0.00050%	4.64465%	Actual/360	255,833.91	Interest-only, Amortizing Balloon	Actual/360	120	118	36	34
7.01	1900 Pollitt
7.02	1701 Pollitt
7.03	40 Potash
7.04	1905 Nevins
7.05	125 Algonquin
7.06	128 Bauer
7.07	5 Thornton
7.08	1500 Pollitt
7.09	30-40 Leslie Court
7.10	156 Algonquin
7.11	145 Algonquin
7.12	95 Bauer
8	Tryp by Wyndham Times Square South	0.02000%	0.00050%	4.37465%	Actual/360	235,357.63	Amortizing Balloon		120	118	0	0
9	Montgomery Mall	0.02000%	0.00050%	4.54630%	Actual/360	177,616.44	Interest-only, Balloon	Actual/360	120	117	120	117
10	The Bluffs	0.02000%	0.00050%	4.76465%	Actual/360	189,841.12	Amortizing Balloon		120	119	0	0
11	Holiday Inn San Francisco Airport	0.06000%	0.00050%	4.80465%	Actual/360	190,423.52	Amortizing Balloon		120	120	0	0
12	White Road Plaza	0.02000%	0.00050%	4.52465%	Actual/360	163,091.37	Interest-only, Amortizing Balloon	Actual/360	120	119	60	59
13	Oak Park Village Apartments	0.02000%	0.00050%	4.74465%	Actual/360	152,411.80	Interest-only, Amortizing Balloon	Actual/360	120	118	36	34
14	The Lovejoy	0.04000%	0.00050%	4.26465%	Actual/360	87,397.22	Interest-only, Balloon	Actual/360	120	119	120	119
15	Oak Court Mall	0.02000%	0.00050%	4.73065%	Actual/360	125,282.17	Amortizing Balloon		84	80	0	0
16	Kane Distribution Center 6	0.06000%	0.00050%	4.16465%	Actual/360	110,913.96	Interest-only, Amortizing Balloon	Actual/360	60	59	24	23
17	Rock Pointe East	0.02000%	0.00050%	4.59465%	Actual/360	111,760.27	Interest-only, Amortizing Balloon	Actual/360	120	119	12	11
18	SpringHill Suites & Residence Inn Glendale	0.02000%	0.00050%	4.87465%	Actual/360	102,164.89	Amortizing Balloon		120	119	0	0
18.01	Residence Inn Glendale
18.02	SpringHill Suites Glendale
19	Best Western Premier Hotel Napa	0.06000%	0.00050%	4.80465%	Actual/360	109,637.79	Amortizing Balloon		120	119	0	0
20	Seven Corners Apartments	0.09000%	0.00050%	4.20465%	Actual/360	65,395.83	Interest-only, Balloon	Actual/360	120	118	120	118
21	Barrington Orthopedics Portfolio	0.02000%	0.00050%	4.37465%	Actual/360	79,620.98	Amortizing Balloon		120	118	0	0
22	2929 Imperial Highway	0.05000%	0.00050%	4.55165%	Actual/360	78,242.08	Interest-only, Amortizing Balloon	Actual/360	120	119	60	59
23	Marina Plaza	0.02000%	0.00050%	4.38465%	Actual/360	73,949.39	Interest-only, Amortizing Balloon	Actual/360	120	119	24	23
24	JBL Hotel Portfolio	0.02000%	0.00050%	4.90365%	Actual/360	78,276.15	Amortizing Balloon		120	119	0	0
24.01	La Quinta Inn & Suites Ely
24.02	Hampton Inn Murray/Salt Lake City
25	Coastal Sunbelt	0.02000%	0.00050%	4.67465%	Actual/360	75,202.48	Interest-only, Amortizing ARD	Actual/360	120	119	60	59
26	Quantico III	0.07000%	0.00050%	4.54465%	Actual/360	68,854.60	Amortizing Balloon		120	118	0	0
27	Kingsborough Estates MHC	0.02000%	0.00050%	4.83465%	Actual/360	69,339.13	Interest-only, Amortizing Balloon	Actual/360	120	119	24	23
28	The Stockdale Plaza	0.02000%	0.00050%	4.46465%	Actual/360	60,730.96	Interest-only, Amortizing Balloon	Actual/360	120	118	60	58
29	Warminster Heights Home Ownership Association, Inc.	0.08000%	0.00050%	4.51465%	Actual/360	61,517.32	Amortizing Balloon		120	119	0	0
30	Clear Point Gardens	0.06000%	0.00050%	4.58465%	Actual/360	61,876.42	Amortizing Balloon		120	118	0	0
31	Harbourside Office Building	0.06000%	0.00050%	4.91465%	Actual/360	64,272.00	Amortizing Balloon		120	116	0	0
32	Cimarron Heights MHP	0.09000%	0.00050%	4.47465%	Actual/360	59,769.80	Amortizing Balloon		120	119	0	0
33	Village Oaks	0.06000%	0.00050%	4.92465%	Actual/360	61,262.06	Interest-only, Amortizing Balloon	Actual/360	120	118	36	34
34	One Commerce	0.06000%	0.00050%	4.76465%	Actual/360	58,965.79	Interest-only, Amortizing Balloon	Actual/360	120	119	36	35
35	LA Fitness - Irvine	0.02000%	0.00050%	4.86765%	Actual/360	58,333.15	Amortizing ARD		120	119	0	0
36	Colonial Heritage MHC	0.02000%	0.00050%	4.60465%	Actual/360	61,956.07	Amortizing Balloon		120	119	0	0
37	Woods of Fairlawn Apartments	0.11000%	0.00050%	4.58465%	Actual/360	52,382.42	Amortizing Balloon		120	118	0	0
38	Arrowhead Apartments	0.05000%	0.00050%	4.27465%	Actual/360	49,663.46	Amortizing Balloon		84	83	0	0
39	Holiday Inn Louisville	0.06000%	0.00050%	5.32465%	Actual/360	60,753.57	Amortizing Balloon		120	118	0	0
40	Genesis Building	0.06000%	0.00050%	4.50465%	Actual/360	48,983.65	Amortizing Balloon		120	118	0	0
41	SecurLock Portfolio	0.06000%	0.00050%	5.09465%	Actual/360	47,284.58	Amortizing Balloon		120	113	0	0
41.01	SecurLock - Warner Robins
41.02	SecurLock - Snellville
41.03	SecurLock- Dawsonville
42	Quest Automotive Products	0.06000%	0.00050%	5.48465%	Actual/360	58,710.72	Amortizing ARD		120	118	0	0
43	Bon Aire Park Owners, Inc.	0.08000%	0.00050%	4.03465%	Actual/360	39,233.10	Amortizing Balloon		120	119	0	0
44	AT&T - 2011 West Hastings	0.02000%	0.00050%	4.52465%	Actual/360	40,772.84	Interest-only, Amortizing Balloon	Actual/360	120	118	24	22
45	Holiday Inn Express Superior	0.02000%	0.00050%	4.84465%	Actual/360	46,047.87	Amortizing Balloon		120	119	0	0
46	Swift Spinning Leaseback	0.02000%	0.00050%	5.00465%	Actual/360	42,015.21	Amortizing Balloon		120	117	0	0
46.01	16 Corporate Ridge Parkway
46.02	3314 4th Avenue
47	Arminta Apartments	0.02000%	0.00050%	4.89465%	Actual/360	38,565.87	Amortizing Balloon		120	118	0	0
48	The Shoppes of Ocoee	0.02000%	0.00050%	4.82465%	Actual/360	37,598.04	Amortizing Balloon		120	119	0	0
49	Riverplace Athletic Club	0.02000%	0.00050%	5.12465%	Actual/360	38,767.86	Amortizing Balloon		84	84	0	0
50	Bramblewood MHC	0.02000%	0.00050%	4.78465%	Actual/360	36,834.56	Amortizing Balloon		120	118	0	0
51	Residence Inn by Marriott, Colorado Springs, CO	0.02000%	0.00050%	4.85865%	Actual/360	36,023.32	Interest-only, Amortizing Balloon	Actual/360	120	119	24	23
52	Fitch Apartments	0.02000%	0.00050%	5.39465%	Actual/360	37,987.64	Amortizing Balloon		60	59	0	0
53	Holiday Inn Express Wixom	0.02000%	0.00050%	5.15465%	Actual/360	39,873.38	Amortizing Balloon		120	119	0	0
54	Fairfield Inn & Suites New Braunfels	0.02000%	0.00050%	4.87465%	Actual/360	38,749.23	Amortizing Balloon		120	119	0	0

WFRBS Commercial Mortgage Trust 2014-C21

ANNEX A — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Servicing Fee	CREFC® IP Royalty License Fee Rate	Net Mortgage Rate	Interest Accrual Method	Monthly P&I Payment ($)	Amortization Type	Interest Accrual Method During IO	Original Term to Maturity or ARD (Mos.)	Remaining Term to Maturity or ARD (Mos.)	Original IO Period (Mos.)	Remaining IO Period (Mos.)
55	Port Crossing	0.02000%	0.00050%	4.81465%	Actual/360	34,787.67	Amortizing Balloon		120	120	0	0
56	Hampton Inn - Auburn Hills	0.02000%	0.00050%	4.68465%	Actual/360	33,750.54	Amortizing Balloon		120	118	0	0
57	Xena - Blossom Corners Apartments	0.07000%	0.00050%	4.50465%	Actual/360	25,437.41	Amortizing Balloon		120	118	0	0
58	Xena - Meadowdale Apartments	0.07000%	0.00050%	4.50465%	Actual/360	7,267.83	Amortizing Balloon		120	118	0	0
59	Elms Estate (MHC)	0.02000%	0.00050%	5.16465%	Actual/360	50,320.78	Amortizing Balloon		120	117	0	0
60	Dover Storage Facility	0.06000%	0.00050%	4.81465%	Actual/360	34,489.68	Amortizing Balloon		120	119	0	0
61	Fairfield Inn & Suites Colorado Springs, CO	0.02000%	0.00050%	4.85865%	Actual/360	29,666.26	Interest-only, Amortizing Balloon	Actual/360	120	119	24	23
62	138-15 Franklin Avenue Apartments Corp.	0.08000%	0.00050%	4.09465%	Actual/360	26,831.78	Amortizing Balloon		120	117	0	0
63	Eagle Point Apartments	0.02000%	0.00050%	4.67465%	Actual/360	28,265.76	Interest-only, Amortizing Balloon	Actual/360	120	118	35	33
64	Holiday Inn Express Southfield	0.02000%	0.00050%	5.15465%	Actual/360	31,839.19	Amortizing Balloon		120	119	0	0
65	The Palms Apartments	0.02000%	0.00050%	4.63465%	Actual/360	27,618.64	Amortizing Balloon		120	117	0	0
66	Boston Mills Road	0.02000%	0.00050%	5.22465%	Actual/360	28,714.59	Amortizing Balloon		120	119	0	0
67	24 Central Park South, Inc.	0.08000%	0.00050%	4.02465%	Actual/360	17,710.10	Interest-only, Balloon	Actual/360	120	119	120	119
68	Holiday Inn Express Somerset	0.02000%	0.00050%	4.97465%	Actual/360	29,229.50	Amortizing Balloon		120	119	0	0
69	Holiday Inn Express & Suites Lake Charles	0.02000%	0.00050%	4.92465%	Actual/360	29,084.03	Amortizing Balloon		120	119	0	0
70	Gateway Apartment Owners Corp.	0.08000%	0.00050%	4.05465%	Actual/360	23,426.42	Amortizing Balloon		120	118	0	0
71	Sage Creek	0.02000%	0.00050%	4.54465%	Actual/360	18,572.50	Interest-only, Balloon	Actual/360	120	118	120	118
72	Budget Self Storage Portfolio	0.02000%	0.00050%	5.17465%	Actual/360	30,195.36	Amortizing Balloon		120	120	0	0
72.01	San Antonio Self Storage
72.02	Denton Self Storage
72.03	Jackson Self Storage
72.04	Laredo Self Storage
73	2630 Kingsbridge Terrace Owners, Inc.	0.08000%	0.00050%	3.93465%	Actual/360	22,492.74	Amortizing Balloon		120	119	0	0
74	Cedar Park Estates	0.02000%	0.00050%	4.77465%	Actual/360	23,019.69	Interest-only, Amortizing Balloon	Actual/360	120	120	36	36
75	Cityside Apartments	0.06000%	0.00050%	5.17465%	Actual/360	23,442.34	Amortizing Balloon		120	117	0	0
76	All American Storage Bloomington South	0.02000%	0.00050%	4.17465%	Actual/360	20,538.72	Amortizing Balloon		60	59	0	0
77	Fairfield Inn & Suites, Olathe, KS	0.02000%	0.00050%	4.82865%	Actual/360	21,539.72	Interest-only, Amortizing Balloon	Actual/360	120	119	12	11
78	Riverwinds MHC	0.02000%	0.00050%	5.43465%	Actual/360	22,893.92	Amortizing Balloon		120	119	0	0
79	American Mini Storage I - Missouri City	0.02000%	0.00050%	4.45465%	Actual/360	20,219.91	Interest-only, Amortizing Balloon	Actual/360	84	83	36	35
80	Citrus Park Retail Center	0.02000%	0.00050%	4.84465%	Actual/360	21,156.19	Interest-only, Amortizing Balloon	Actual/360	120	119	12	11
81	Bay Area Self Storage – Bird	0.02000%	0.00050%	4.46465%	Actual/360	14,795.17	Interest-only, Balloon	Actual/360	120	118	120	118
82	Greens Lake Apartments	0.02000%	0.00050%	4.74465%	Actual/360	20,129.86	Amortizing Balloon		120	119	0	0
83	Amelia Station	0.04000%	0.00050%	4.85465%	Actual/360	19,902.25	Amortizing Balloon		120	118	0	0
84	67th Road Housing Corporation	0.08000%	0.00050%	4.11465%	Actual/360	17,604.62	Amortizing Balloon		120	117	0	0
85	Brougham Manor Apartments	0.02000%	0.00050%	4.62465%	Actual/360	18,408.23	Amortizing Balloon		120	118	0	0
86	993 Fifth Avenue Corporation	0.08000%	0.00050%	4.15465%	Actual/360	12,538.43	Interest-only, Balloon	Actual/360	120	117	120	117
87	American Mini Storage II - Arlington	0.02000%	0.00050%	4.40465%	Actual/360	17,588.71	Interest-only, Amortizing Balloon	Actual/360	84	83	36	35
88	Great Value Storage	0.02000%	0.00050%	4.62465%	Actual/360	17,531.65	Amortizing Balloon		120	119	0	0
89	All American Storage East	0.02000%	0.00050%	4.17465%	Actual/360	16,626.58	Amortizing Balloon		60	59	0	0
90	Shoppes of Fort Wright	0.02000%	0.00050%	4.88465%	Actual/360	17,401.21	Amortizing Balloon		120	118	0	0
91	Patriot Village	0.02000%	0.00050%	4.67465%	Actual/360	16,596.41	Interest-only, Amortizing Balloon	Actual/360	120	118	12	10
92	All American Storage of Evansville	0.02000%	0.00050%	4.17465%	Actual/360	15,648.55	Amortizing Balloon		60	59	0	0
93	University Center South	0.04000%	0.00050%	4.80465%	Actual/360	16,622.29	Amortizing Balloon		120	118	0	0
94	Sun Valley MHC	0.02000%	0.00050%	4.54465%	Actual/360	15,325.59	Amortizing Balloon		120	119	0	0
95	Shadow Wood MHP	0.02000%	0.00050%	4.62465%	Actual/360	15,273.16	Amortizing Balloon		120	118	0	0
96	Ezon Building	0.02000%	0.00050%	5.11465%	Actual/360	15,816.90	Amortizing Balloon		120	119	0	0
97	Taxi Office Building	0.02000%	0.00050%	4.69465%	Actual/360	14,815.46	Amortizing Balloon		120	119	0	0
98	American Mini Storage II - Colorado Springs	0.02000%	0.00050%	4.40465%	Actual/360	14,070.97	Interest-only, Amortizing Balloon	Actual/360	84	83	36	35
99	Red Run MHC	0.02000%	0.00050%	5.06465%	Actual/360	15,185.39	Amortizing Balloon		84	83	0	0
100	Walgreens - Denver	0.02000%	0.00050%	4.51465%	Actual/360	13,922.92	Amortizing Balloon		120	118	0	0
101	Shops at Vicksburg	0.07000%	0.00050%	4.64465%	Actual/360	13,645.82	Interest-only, Amortizing Balloon	Actual/360	120	118	18	16
102	67-35 Yellowstone Blvd. Owners Corp.	0.08000%	0.00050%	4.11465%	Actual/360	10,761.57	Amortizing Balloon		120	118	0	0
103	Santa Fe Palms	0.02000%	0.00050%	4.82465%	Actual/360	13,192.30	Amortizing Balloon		120	118	0	0
104	Palmbrook Gardens Tenants Corp.	0.08000%	0.00050%	4.24465%	Actual/360	12,415.86	Amortizing Balloon		120	117	0	0
105	Commercial Drive Plaza	0.02000%	0.00050%	5.09465%	Actual/360	13,060.30	Amortizing Balloon		120	119	0	0
106	Stonegate MHP	0.02000%	0.00050%	4.92465%	Actual/360	12,810.48	Amortizing Balloon		120	119	0	0
107	Harrison Commons, Ltd.	0.08000%	0.00050%	4.12465%	Actual/360	9,699.60	Amortizing Balloon		120	118	0	0
108	Breiel Boulevard Store-N-Lock	0.02000%	0.00050%	5.24465%	Actual/360	11,511.62	Amortizing Balloon		120	118	0	0
109	Bay Area Self Storage – Bernal	0.02000%	0.00050%	4.46465%	Actual/360	7,701.08	Interest-only, Balloon	Actual/360	120	118	120	118
110	Dundee Meadows MHC	0.02000%	0.00050%	5.62465%	Actual/360	11,111.79	Amortizing Balloon		120	118	0	0
111	Trolley Commerce Center	0.08000%	0.00050%	4.65465%	Actual/360	10,365.67	Amortizing Balloon		120	118	0	0
112	World Park 9	0.02000%	0.00050%	4.10465%	Actual/360	8,510.70	Amortizing Balloon		60	59	0	0
113	Florence Court Corporation	0.08000%	0.00050%	4.05465%	Actual/360	9,105.16	Amortizing Balloon		120	118	0	0
114	Cedargate Apartments	0.02000%	0.00050%	4.26465%	Actual/360	8,353.41	Amortizing Balloon		120	118	0	0
115	Dysart Mini Storage	0.02000%	0.00050%	5.07465%	Actual/360	8,936.95	Amortizing Balloon		120	119	0	0
116	Missile Drive MHP	0.02000%	0.00050%	5.08465%	Actual/360	8,778.57	Amortizing Balloon		120	119	0	0
117	23399 Commerce Drive	0.02000%	0.00050%	4.71465%	Actual/360	8,543.14	Amortizing Balloon		120	118	0	0
118	320 W. 89th St. Owners Corp.	0.08000%	0.00050%	4.20465%	Actual/360	7,414.27	Amortizing Balloon		120	117	0	0
119	Williamsburg East Apartments	0.02000%	0.00050%	5.35465%	Actual/360	7,843.96	Amortizing Balloon		120	120	0	0
120	Villa Manor MHP	0.02000%	0.00050%	5.72465%	Actual/360	7,002.87	Amortizing Balloon		120	118	0	0
121	214 West 17th Apartment Corp.	0.08000%	0.00050%	4.09465%	Actual/360	4,756.54	Amortizing Balloon		120	118	0	0
122	Commons of Pleasantville N.Y. Inc.	0.08000%	0.00050%	4.16465%	Actual/360	4,181.49	Amortizing Balloon		120	118	0	0

WFRBS Commercial Mortgage Trust 2014-C21

ANNEX A — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Original Amort Term (Mos.)	Remaining Amort Term (Mos.)	Seasoning (Mos.)	Prepayment Provisions(6)	Grace Period Default (Days)	Grace Period Late (Days)(5)	Appraised Value ($)(7)(8)	Appraisal Date	Coop -Rental Value(9)	Coop - LTV as Rental (9)	Coop - Unsold Percent(10)
1	Fairview Park Drive	0	0	1	L(25),D(91),O(4)	5	5	135,000,000	5/22/2014
2	Queens Atrium	360	360	1	L(25),D(91),O(4)	0	0	260,000,000	6/10/2014
3	Sheraton Austin	0	0	2	L(26),D(30),O(4)	5	5	108,400,000	5/9/2014
4	Highland Portfolio	360	360	0	L(24),D(92),O(4)	5	5	86,590,000	6/9/2014
4.01	Garfield Commons							28,480,000	6/9/2014
4.02	Farmbrooke Manor							18,520,000	6/9/2014
4.03	Warren Manor							16,220,000	6/9/2014
4.04	Warren Woods							10,800,000	6/9/2014
4.05	Highland Towers							8,370,000	6/9/2014
4.06	Golf Manor							4,200,000	6/9/2014
5	Cedar Crest Professional Park	360	359	1	L(25),D(91),O(4)	0	5	93,100,000	3/4/2014
6	Shops at CenterPoint	360	360	1	L(25),D(88),O(7)	0	5	73,600,000	9/1/2014
7	Algonquin Portfolio	360	360	2	L(26),D(90),O(4)	5	0	82,850,000	Various
7.01	1900 Pollitt							21,600,000	5/9/2014
7.02	1701 Pollitt							10,000,000	5/7/2014
7.03	40 Potash							8,800,000	5/7/2014
7.04	1905 Nevins							9,400,000	5/7/2014
7.05	125 Algonquin							7,300,000	5/7/2014
7.06	128 Bauer							4,200,000	5/7/2014
7.07	5 Thornton							10,400,000	5/7/2014
7.08	1500 Pollitt							3,000,000	5/7/2014
7.09	30-40 Leslie Court							2,400,000	5/7/2014
7.10	156 Algonquin							2,100,000	5/7/2014
7.11	145 Algonquin							2,300,000	5/7/2014
7.12	95 Bauer							1,350,000	5/7/2014
8	Tryp by Wyndham Times Square South	360	358	2	GRTR 3% or YM(116),O(4)	0	5	87,200,000	4/11/2014
9	Montgomery Mall	0	0	3	L(27),D(86),O(7)	5	5	195,000,000	3/28/2014
10	The Bluffs	360	359	1	L(25),D(91),O(4)	0	5	48,300,000	5/6/2014
11	Holiday Inn San Francisco Airport	300	300	0	L(24),D(92),O(4)	5	5	58,400,000	2/11/2014
12	White Road Plaza	360	360	1	L(25),D(91),O(4)	0	5	44,840,000	5/16/2014
13	Oak Park Village Apartments	360	360	2	L(26),D(91),O(3)	5	5	37,000,000	11/21/2013
14	The Lovejoy	0	0	1	L(25),D(91),O(4)	0	5	38,550,000	5/20/2014
15	Oak Court Mall	360	356	4	L(28),D(49),O(7)	5	5	61,000,000	2/26/2014
16	Kane Distribution Center 6	360	360	1	L(25),D(31),O(4)	5	5	39,100,000	6/1/2014
17	Rock Pointe East	360	360	1	L(25),D(92),O(3)	0	0	29,800,000	4/24/2014
18	SpringHill Suites & Residence Inn Glendale	360	359	1	L(25),D(91),O(4)	5	5	27,500,000	3/28/2014
18.01	Residence Inn Glendale							16,100,000	3/28/2014
18.02	SpringHill Suites Glendale							11,400,000	3/28/2014
19	Best Western Premier Hotel Napa	300	299	1	L(25),D(91),O(4)	5	5	31,700,000	2/13/2014
20	Seven Corners Apartments	0	0	2	L(26),D(90),O(4)	0	0	32,800,000	4/1/2014
21	Barrington Orthopedics Portfolio	360	358	2	L(26),GRTR 1% or YM(90),O(4)	0	5	26,630,000	5/12/2014
22	2929 Imperial Highway	360	360	1	L(25),D(90),O(5)	5	5	21,700,000	5/16/2014
23	Marina Plaza	360	360	1	L(25),D(88),O(7)	0	5	26,250,000	4/25/2014
24	JBL Hotel Portfolio	360	359	1	L(25),D(91),O(4)	5	5	21,000,000	Various
24.01	La Quinta Inn & Suites Ely							13,600,000	4/17/2014
24.02	Hampton Inn Murray/Salt Lake City							7,400,000	4/18/2014
25	Coastal Sunbelt	360	360	1	L(25),GRTR 1% or YM(88),O(7)	0	0	22,000,000	5/22/2014
26	Quantico III	360	358	2	L(26),D(90),O(4)	5	0	24,600,000	4/14/2014
27	Kingsborough Estates MHC	360	360	1	L(25),D(92),O(3)	0	0	17,500,000	4/23/2014
28	The Stockdale Plaza	360	360	2	L(26),D or GRTR 1% or YM(87),O(7)	0	5	17,800,000	5/8/2014
29	Warminster Heights Home Ownership Association, Inc.	360	359	1	GRTR 1% or YM(113),1%(3),O(4)	10	10	71,600,000	4/14/2014	53,700,000	22.3%	0.0%
30	Clear Point Gardens	360	358	2	L(26),D(90),O(4)	5	5	17,480,000	5/1/2014
31	Harbourside Office Building	360	356	4	L(28),D(88),O(4)	5	5	16,650,000	3/6/2014
32	Cimarron Heights MHP	360	359	1	L(25),D(91),O(4)	5	5	20,950,000	3/4/2014
33	Village Oaks	360	360	2	L(26),D(90),O(4)	5	5	15,500,000	3/21/2014
34	One Commerce	360	360	1	L(25),D(91),O(4)	5	5	15,550,000	5/1/2014
35	LA Fitness - Irvine	360	359	1	L(59),GRTR 1% or YM(57),O(4)	5	0	16,300,000	5/20/2014
36	Colonial Heritage MHC	300	299	1	L(25),GRTR 1% or YM(91),O(4)	5	5	15,075,000	2/22/2014
37	Woods of Fairlawn Apartments	360	358	2	L(26),D(90),O(4)	5	5	13,470,000	12/20/2013
38	Arrowhead Apartments	360	359	1	L(25),D(55),O(4)	0	5	20,450,000	5/9/2014
39	Holiday Inn Louisville	300	298	2	L(26),D(90),O(4)	5	5	15,700,000	4/9/2014
40	Genesis Building	300	298	2	L(26),D(90),O(4)	0	5	13,500,000	4/16/2014
41	SecurLock Portfolio	360	353	7	L(31),D(85),O(4)	5	5	14,070,000	Various
41.01	SecurLock - Warner Robins							5,600,000	11/5/2013
41.02	SecurLock - Snellville							4,830,000	11/4/2013
41.03	SecurLock- Dawsonville							3,640,000	11/4/2013
42	Quest Automotive Products	240	238	2	L(26),D(90),O(4)	0	0	14,200,000	3/25/2014
43	Bon Aire Park Owners, Inc.	360	359	1	GRTR 1% or YM(113),1%(3),O(4)	10	10	25,600,000	3/28/2014	22,600,000	35.8%	1.1%
44	AT&T - 2011 West Hastings	360	360	2	L(26),D(90),O(4)	0	5	11,800,000	4/22/2014
45	Holiday Inn Express Superior	300	299	1	L(25),D(91),O(4)	0	0	11,400,000	4/28/2014
46	Swift Spinning Leaseback	360	357	3	L(27),D(89),O(4)	5	5	11,500,000	1/27/2014
46.01	16 Corporate Ridge Parkway							7,650,000	1/27/2014
46.02	3314 4th Avenue							3,850,000	1/27/2014
47	Arminta Apartments	360	358	2	L(26),D(88),O(6)	0	0	13,300,000	4/11/2014
48	The Shoppes of Ocoee	360	359	1	L(25),D(91),O(4)	0	5	9,600,000	4/22/2014
49	Riverplace Athletic Club	360	360	0	L(24),GRTR 1% or YM(57),O(3)	0	0	10,600,000	5/9/2014
50	Bramblewood MHC	360	358	2	L(26),D(87),O(7)	0	0	9,350,000	3/31/2014
51	Residence Inn by Marriott, Colorado Springs, CO	360	360	1	L(25),D(91),O(4)	5	5	10,800,000	3/20/2014
52	Fitch Apartments	360	359	1	L(25),D(33),O(2)	5	5	9,200,000	5/22/2014
53	Holiday Inn Express Wixom	300	299	1	L(25),D(93),O(2)	5	5	10,700,000	5/1/2014
54	Fairfield Inn & Suites New Braunfels	300	299	1	L(25),D(92),O(3)	5	5	9,600,000	3/11/2014

WFRBS Commercial Mortgage Trust 2014-C21

ANNEX A — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Original Amort Term (Mos.)	Remaining Amort Term (Mos.)	Seasoning (Mos.)	Prepayment Provisions(6)	Grace Period Default (Days)	Grace Period Late (Days)(5)	Appraised Value ($)(7)(8)	Appraisal Date	Coop -Rental Value(9)	Coop - LTV as Rental (9)	Coop - Unsold Percent(10)
55	Port Crossing	360	360	0	L(24),D(93),O(3)	0	0	8,850,000	5/21/2014
56	Hampton Inn - Auburn Hills	360	358	2	L(26),D(90),O(4)	5	5	11,800,000	3/25/2014
57	Xena - Blossom Corners Apartments	324	322	2	L(24),GRTR 1% or YM(92),O(4)	5	5	6,300,000	4/11/2014
58	Xena - Meadowdale Apartments	324	322	2	L(24),GRTR 1% or YM(92),O(4)	5	5	1,800,000	4/11/2014
59	Elms Estate (MHC)	168	165	3	L(27),D(91),O(2)	5	5	8,680,000	3/26/2014
60	Dover Storage Facility	300	299	1	L(25),D(91),O(4)	0	0	9,900,000	4/25/2014
61	Fairfield Inn & Suites Colorado Springs, CO	360	360	1	L(25),D(91),O(4)	5	5	8,900,000	3/20/2014
62	138-15 Franklin Avenue Apartments Corp.	360	357	3	GRTR 1% or YM(113),1%(3),O(4)	10	10	53,310,000	3/18/2014	25,100,000	21.8%	5.2%
63	Eagle Point Apartments	360	360	2	L(26),D(91),O(3)	0	0	8,900,000	4/14/2014
64	Holiday Inn Express Southfield	300	299	1	L(25),D(93),O(2)	5	5	9,300,000	5/1/2014
65	The Palms Apartments	360	357	3	L(27),D(89),O(4)	0	5	7,500,000	4/8/2014
66	Boston Mills Road	360	359	1	L(25),D(92),O(3)	5	5	7,000,000	5/7/2014
67	24 Central Park South, Inc.	0	0	1	GRTR 1% or YM(113),1%(3),O(4)	10	10	145,300,000	5/2/2014	51,200,000	10.0%	0.0%
68	Holiday Inn Express Somerset	300	299	1	L(25),D(93),O(2)	5	5	7,200,000	4/9/2014
69	Holiday Inn Express & Suites Lake Charles	300	299	1	L(25),D(92),O(3)	0	0	8,600,000	3/27/2014
70	Gateway Apartment Owners Corp.	360	358	2	GRTR 1% or YM(113),1%(3),O(4)	10	10	24,190,000	3/27/2014	19,000,000	25.3%	4.9%
71	Sage Creek	0	0	2	L(26),D(90),O(4)	5	0	7,400,000	4/25/2014
72	Budget Self Storage Portfolio	270	270	0	L(24),D(93),O(3)	0	15	8,560,000	Various
72.01	San Antonio Self Storage							3,100,000	4/24/2014
72.02	Denton Self Storage							2,700,000	4/24/2014
72.03	Jackson Self Storage							1,440,000	4/28/2014
72.04	Laredo Self Storage							1,320,000	5/5/2014
73	2630 Kingsbridge Terrace Owners, Inc.	360	359	1	GRTR 1% or YM(113),1%(3),O(4)	10	10	18,700,000	4/17/2014	16,200,000	29.0%	36.9%
74	Cedar Park Estates	360	360	0	L(24),D(89),O(7)	0	0	5,850,000	6/17/2014
75	Cityside Apartments	360	357	3	L(27),D(89),O(4)	5	5	5,800,000	3/27/2014
76	All American Storage Bloomington South	360	359	1	L(25),D(32),O(3)	0	0	5,800,000	5/28/2014
77	Fairfield Inn & Suites, Olathe, KS	360	360	1	L(25),D(91),O(4)	5	5	6,300,000	3/20/2014
78	Riverwinds MHC	360	359	1	L(25),GRTR 1% or YM(92),O(3)	0	0	5,840,000	5/9/2014
79	American Mini Storage I - Missouri City	360	360	1	L(25),D(55),O(4)	5	5	6,350,000	4/24/2014
80	Citrus Park Retail Center	360	360	1	L(25),D(93),O(2)	5	5	5,450,000	5/2/2014
81	Bay Area Self Storage – Bird	0	0	2	L(26),GRTR 1% or YM(87),O(7)	5	5	7,720,000	4/7/2014
82	Greens Lake Apartments	360	359	1	L(25),D(91),O(4)	0	5	6,700,000	5/1/2014
83	Amelia Station	360	358	2	L(26),D(90),O(4)	5	0	5,000,000	4/1/2014
84	67th Road Housing Corporation	360	357	3	GRTR 1% or YM(113),1%(3),O(4)	10	10	14,800,000	3/21/2014	10,400,000	34.5%	6.3%
85	Brougham Manor Apartments	360	358	2	L(26),D(90),O(4)	5	5	5,000,000	3/26/2014
86	993 Fifth Avenue Corporation	0	0	3	GRTR 1% or YM(113),1%(3),O(4)	10	10	265,091,000	3/27/2014	75,900,000	4.6%	0.0%
87	American Mini Storage II - Arlington	360	360	1	L(25),D(55),O(4)	5	5	5,500,000	4/23/2014
88	Great Value Storage	360	359	1	L(25),D(91),O(4)	0	0	4,700,000	5/6/2014
89	All American Storage East	360	359	1	L(25),D(32),O(3)	0	0	4,560,000	5/28/2014
90	Shoppes of Fort Wright	360	358	2	L(26),D(91),O(3)	5	5	4,560,000	4/11/2014
91	Patriot Village	360	360	2	L(26),D(90),O(4)	0	5	4,825,000	5/1/2014
92	All American Storage of Evansville	360	359	1	L(25),D(32),O(3)	0	0	4,300,000	5/28/2014
93	University Center South	360	358	2	L(26),D(90),O(4)	5	0	4,500,000	4/1/2014
94	Sun Valley MHC	360	359	1	L(25),D(92),O(3)	0	0	4,020,000	5/31/2014
95	Shadow Wood MHP	360	358	2	L(26),D(91),O(3)	0	0	3,950,000	4/4/2014
96	Ezon Building	360	359	1	L(25),D(92),O(3)	0	0	4,500,000	4/22/2014
97	Taxi Office Building	360	359	1	L(25),D(91),O(4)	5	5	4,990,000	4/9/2014
98	American Mini Storage II - Colorado Springs	360	360	1	L(25),D(55),O(4)	5	5	4,250,000	4/18/2014
99	Red Run MHC	360	359	1	L(25),D(54),O(5)	0	0	4,000,000	3/23/2014
100	Walgreens - Denver	360	358	2	L(26),D(90),O(4)	0	5	5,100,000	4/29/2014
101	Shops at Vicksburg	360	360	2	L(26),D(90),O(4)	0	5	3,500,000	5/8/2014
102	67-35 Yellowstone Blvd. Owners Corp.	480	478	2	GRTR 1% or YM(113),1%(3),O(4)	10	10	27,600,000	3/28/2014	19,400,000	12.9%	11.7%
103	Santa Fe Palms	360	358	2	L(26),D(90),O(4)	5	5	4,100,000	5/7/2014
104	Palmbrook Gardens Tenants Corp.	360	357	3	GRTR 1% or YM(113),1%(3),O(4)	10	10	11,033,394	3/20/2014	8,600,000	29.0%	5.1%
105	Commercial Drive Plaza	360	359	1	L(25),D(92),O(3)	0	0	4,600,000	4/8/2014
106	Stonegate MHP	360	359	1	L(25),D(88),O(7)	0	0	3,330,000	4/8/2014
107	Harrison Commons, Ltd.	480	478	2	GRTR 1% or YM(113),1%(3),O(4)	10	10	10,900,000	4/23/2014	11,200,000	20.1%	0.0%
108	Breiel Boulevard Store-N-Lock	360	358	2	L(26),D(91),O(3)	0	0	3,063,000	4/7/2014
109	Bay Area Self Storage – Bernal	0	0	2	L(26),GRTR 1% or YM(87),O(7)	5	5	9,100,000	4/7/2014
110	Dundee Meadows MHC	360	358	2	L(26),D(91),O(3)	0	0	2,890,000	2/26/2014
111	Trolley Commerce Center	300	298	2	L(26),D(90),O(4)	5	5	2,800,000	3/25/2014
112	World Park 9	360	359	1	L(25),D(31),O(4)	0	5	2,700,000	5/8/2014
113	Florence Court Corporation	300	298	2	GRTR 1% or YM(113),1%(3),O(4)	10	10	36,725,180	4/23/2014	15,600,000	10.9%	0.0%
114	Cedargate Apartments	360	358	2	L(26),GRTR 1% or YM(90),O(4)	5	5	3,330,000	3/24/2014
115	Dysart Mini Storage	360	359	1	L(25),D(92),O(3)	0	0	2,420,000	4/29/2014
116	Missile Drive MHP	360	359	1	L(25),D(92),O(3)	0	0	2,360,000	4/8/2014
117	23399 Commerce Drive	300	298	2	L(26),D(90),O(4)	5	5	2,900,000	3/28/2014
118	320 W. 89th St. Owners Corp.	360	357	3	GRTR 1% or YM(113),1%(3),O(4)	10	10	29,450,000	3/14/2014	11,000,000	13.6%	11.8%
119	Williamsburg East Apartments	360	360	0	L(24),D(93),O(3)	0	0	2,240,000	5/19/2014
120	Villa Manor MHP	360	358	2	L(26),D(91),O(3)	0	0	1,720,000	4/7/2014
121	214 West 17th Apartment Corp.	360	358	2	GRTR 1% or YM(113),1%(3),O(4)	10	10	28,240,000	3/27/2014	17,300,000	5.6%	0.0%
122	Commons of Pleasantville N.Y. Inc.	360	358	2	GRTR 1% or YM(113),1%(3),O(4)	10	10	5,493,669	4/25/2014	5,300,000	16.0%	5.9%

WFRBS Commercial Mortgage Trust 2014-C21

ANNEX A — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Coop - Sponsor Units(10)	Coop - Investor Units(10)	Coop - Coop Units(10)	Coop - Sponsor/ Investor Carry(10)	Coop - Committed Secondary Debt(11)	U/W NOI DSCR (x)(4)(12)(24)	U/W NCF DSCR (x)(4)(12)(24)	Cut-off Date LTV Ratio(4)(7)(8)(24)	LTV Ratio at Maturity or ARD(4)(7)(8)(24)	Cut-off Date U/W NOI Debt Yield(4)(12)(24)	Cut-off Date U/W NCF Debt Yield(4)(12)(24)
1	Fairview Park Drive						1.98	1.91	66.7%	66.7%	8.7%	8.4%
2	Queens Atrium						1.53	1.41	69.2%	63.2%	9.2%	8.5%
3	Sheraton Austin						3.38	3.03	61.8%	61.8%	13.6%	12.2%
4	Highland Portfolio						1.32	1.20	72.1%	65.1%	8.4%	7.7%
4.01	Garfield Commons
4.02	Farmbrooke Manor
4.03	Warren Manor
4.04	Warren Woods
4.05	Highland Towers
4.06	Golf Manor
5	Cedar Crest Professional Park						1.71	1.47	64.4%	52.3%	10.5%	9.0%
6	Shops at CenterPoint						1.54	1.44	73.4%	67.1%	9.3%	8.7%
7	Algonquin Portfolio						1.51	1.39	59.7%	52.5%	9.4%	8.6%
7.01	1900 Pollitt
7.02	1701 Pollitt
7.03	40 Potash
7.04	1905 Nevins
7.05	125 Algonquin
7.06	128 Bauer
7.07	5 Thornton
7.08	1500 Pollitt
7.09	30-40 Leslie Court
7.10	156 Algonquin
7.11	145 Algonquin
7.12	95 Bauer
8	Tryp by Wyndham Times Square South						1.90	1.67	53.8%	43.4%	11.4%	10.1%
9	Montgomery Mall						3.18	3.06	51.3%	51.3%	14.7%	14.2%
10	The Bluffs						1.42	1.35	74.9%	61.2%	8.9%	8.5%
11	Holiday Inn San Francisco Airport						2.09	1.92	56.5%	42.1%	14.5%	13.3%
12	White Road Plaza						1.42	1.32	71.4%	65.4%	8.7%	8.1%
13	Oak Park Village Apartments						1.67	1.58	69.3%	59.9%	10.5%	9.9%
14	The Lovejoy						2.32	2.17	62.3%	62.3%	10.1%	9.5%
15	Oak Court Mall						1.93	1.81	65.3%	57.7%	12.1%	11.4%
16	Kane Distribution Center 6						1.91	1.72	57.8%	54.8%	11.2%	10.1%
17	Rock Pointe East						1.71	1.49	73.0%	60.9%	10.5%	9.2%
18	SpringHill Suites & Residence Inn Glendale						1.94	1.72	69.9%	57.4%	12.4%	11.0%
18.01	Residence Inn Glendale
18.02	SpringHill Suites Glendale
19	Best Western Premier Hotel Napa						1.86	1.71	59.8%	44.6%	12.9%	11.8%
20	Seven Corners Apartments						2.34	2.23	54.9%	54.9%	10.2%	9.7%
21	Barrington Orthopedics Portfolio						1.79	1.66	59.6%	48.1%	10.8%	10.0%
22	2929 Imperial Highway						1.61	1.48	70.3%	64.4%	9.9%	9.1%
23	Marina Plaza						1.79	1.63	56.2%	47.9%	10.8%	9.8%
24	JBL Hotel Portfolio						1.87	1.68	69.9%	57.4%	12.0%	10.7%
24.01	La Quinta Inn & Suites Ely
24.02	Hampton Inn Murray/Salt Lake City
25	Coastal Sunbelt						1.44	1.34	65.9%	60.5%	8.9%	8.3%
26	Quantico III						2.06	1.73	54.3%	44.2%	12.8%	10.7%
27	Kingsborough Estates MHC						1.49	1.47	75.0%	64.7%	9.4%	9.3%
28	The Stockdale Plaza						1.63	1.50	67.4%	61.7%	9.9%	9.1%
29	Warminster Heights Home Ownership Association, Inc.	0	0	0	NAP		5.09	5.09	16.7%	13.6%	31.3%	31.3%
30	Clear Point Gardens						1.68	1.41	68.5%	55.8%	10.4%	8.7%
31	Harbourside Office Building						1.67	1.38	71.7%	59.2%	10.8%	8.9%
32	Cimarron Heights MHP						1.61	1.58	55.8%	45.3%	9.9%	9.7%
33	Village Oaks						1.38	1.21	73.7%	65.2%	8.9%	7.8%
34	One Commerce						1.65	1.44	72.0%	63.5%	10.4%	9.1%
35	LA Fitness - Irvine						1.68	1.60	67.4%	55.3%	10.7%	10.2%
36	Colonial Heritage MHC						1.37	1.35	72.8%	53.8%	9.3%	9.2%
37	Woods of Fairlawn Apartments						1.66	1.49	74.8%	61.0%	10.3%	9.3%
38	Arrowhead Apartments						2.14	1.96	48.8%	42.6%	12.8%	11.7%
39	Holiday Inn Louisville						1.73	1.55	63.5%	48.3%	12.6%	11.3%
40	Genesis Building						1.61	1.41	64.6%	47.7%	10.9%	9.5%
41	SecurLock Portfolio						1.53	1.45	61.0%	50.8%	10.1%	9.6%
41.01	SecurLock - Warner Robins
41.02	SecurLock - Snellville
41.03	SecurLock- Dawsonville
42	Quest Automotive Products						1.37	1.29	59.6%	38.6%	11.4%	10.7%
43	Bon Aire Park Owners, Inc.	0	2	0	12,491		3.60	3.60	31.6%	25.2%	20.9%	20.9%
44	AT&T - 2011 West Hastings						1.72	1.54	67.8%	58.0%	10.5%	9.4%
45	Holiday Inn Express Superior						1.90	1.72	69.9%	52.1%	13.2%	11.9%
46	Swift Spinning Leaseback						1.65	1.47	67.6%	55.8%	10.7%	9.5%
46.01	16 Corporate Ridge Parkway
46.02	3314 4th Avenue
47	Arminta Apartments						1.51	1.46	54.4%	44.7%	9.7%	9.4%
48	The Shoppes of Ocoee						1.48	1.38	74.1%	60.7%	9.4%	8.7%
49	Riverplace Athletic Club						1.64	1.46	67.0%	59.5%	10.7%	9.6%
50	Bramblewood MHC						1.53	1.51	74.8%	61.3%	9.7%	9.5%
51	Residence Inn by Marriott, Colorado Springs, CO						2.17	1.95	63.0%	54.3%	13.8%	12.4%
52	Fitch Apartments						1.32	1.27	73.3%	68.1%	8.9%	8.6%
53	Holiday Inn Express Wixom						1.79	1.58	62.5%	47.1%	12.8%	11.3%
54	Fairfield Inn & Suites New Braunfels						2.00	1.69	69.6%	52.0%	13.9%	11.8%

WFRBS Commercial Mortgage Trust 2014-C21

ANNEX A — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Coop - Sponsor Units(10)	Coop - Investor Units(10)	Coop - Coop Units(10)	Coop - Sponsor/ Investor Carry(10)	Coop - Committed Secondary Debt(11)	U/W NOI DSCR (x)(4)(12)(24)	U/W NCF DSCR (x)(4)(12)(24)	Cut-off Date LTV Ratio(4)(7)(8)(24)	LTV Ratio at Maturity or ARD(4)(7)(8)(24)	Cut-off Date U/W NOI Debt Yield(4)(12)(24)	Cut-off Date U/W NCF Debt Yield(4)(12)(24)
55	Port Crossing						1.57	1.43	74.6%	61.0%	9.9%	9.0%
56	Hampton Inn - Auburn Hills						2.35	2.10	55.0%	44.9%	14.6%	13.1%
57	Xena - Blossom Corners Apartments						1.62	1.49	74.8%	57.7%	10.5%	9.6%
58	Xena - Meadowdale Apartments						1.62	1.49	74.8%	57.7%	10.5%	9.6%
59	Elms Estate (MHC)						1.32	1.30	68.3%	25.6%	13.4%	13.3%
60	Dover Storage Facility						1.37	1.33	60.2%	44.9%	9.5%	9.3%
61	Fairfield Inn & Suites Colorado Springs, CO						2.00	1.78	62.9%	54.3%	12.7%	11.3%
62	138-15 Franklin Avenue Apartments Corp.	10	0	0	40,998		5.45	5.45	10.3%	8.2%	32.0%	32.0%
63	Eagle Point Apartments						2.04	1.84	61.2%	53.8%	12.7%	11.5%
64	Holiday Inn Express Southfield						2.10	1.85	57.4%	43.3%	15.0%	13.2%
65	The Palms Apartments						1.44	1.37	71.1%	58.0%	8.9%	8.5%
66	Boston Mills Road						1.60	1.40	74.2%	61.6%	10.6%	9.3%
67	24 Central Park South, Inc.	0	0	0	NAP	2,999,999	15.65	15.65	3.5%	3.5%	65.2%	65.2%
68	Holiday Inn Express Somerset						2.06	1.86	69.3%	51.9%	14.5%	13.1%
69	Holiday Inn Express & Suites Lake Charles						2.27	2.03	58.0%	43.4%	15.9%	14.2%
70	Gateway Apartment Owners Corp.	5	0	0	5,980		4.72	4.72	19.9%	15.9%	27.6%	27.6%
71	Sage Creek						2.48	2.43	65.0%	65.0%	11.5%	11.3%
72	Budget Self Storage Portfolio						1.44	1.35	56.1%	39.3%	10.9%	10.2%
72.01	San Antonio Self Storage
72.02	Denton Self Storage
72.03	Jackson Self Storage
72.04	Laredo Self Storage
73	2630 Kingsbridge Terrace Owners, Inc.	0	69	0	334,400	250,000	4.36	4.36	25.1%	20.0%	25.0%	25.0%
74	Cedar Park Estates						1.42	1.39	75.0%	66.1%	8.9%	8.7%
75	Cityside Apartments						1.42	1.29	73.0%	60.7%	9.4%	8.6%
76	All American Storage Bloomington South						1.61	1.57	72.3%	65.9%	9.4%	9.2%
77	Fairfield Inn & Suites, Olathe, KS						2.05	1.76	64.8%	54.5%	13.0%	11.2%
78	Riverwinds MHC						1.36	1.34	69.3%	57.9%	9.2%	9.1%
79	American Mini Storage I - Missouri City						1.73	1.70	63.0%	58.8%	10.5%	10.3%
80	Citrus Park Retail Center						1.49	1.42	73.4%	61.7%	9.4%	9.0%
81	Bay Area Self Storage – Bird						2.92	2.89	50.5%	50.5%	13.3%	13.2%
82	Greens Lake Apartments						2.06	1.88	57.4%	46.9%	13.0%	11.8%
83	Amelia Station						1.63	1.53	74.8%	61.5%	10.4%	9.8%
84	67th Road Housing Corporation	5	0	0	(471)	750,000	3.56	3.56	24.2%	19.5%	21.0%	21.0%
85	Brougham Manor Apartments						1.74	1.60	71.2%	58.0%	10.8%	9.9%
86	993 Fifth Avenue Corporation	0	0	0	NAP	750,000	34.06	34.06	1.3%	1.3%	146.4%	146.4%
87	American Mini Storage II - Arlington						1.78	1.72	63.6%	59.4%	10.7%	10.4%
88	Great Value Storage						1.58	1.48	72.3%	58.8%	9.8%	9.1%
89	All American Storage East						1.57	1.54	74.5%	67.9%	9.2%	9.0%
90	Shoppes of Fort Wright						1.76	1.64	71.7%	58.9%	11.3%	10.5%
91	Patriot Village						1.77	1.64	66.3%	55.5%	11.0%	10.2%
92	All American Storage of Evansville						1.56	1.51	74.3%	67.8%	9.1%	8.9%
93	University Center South						1.80	1.58	69.8%	57.3%	11.4%	10.0%
94	Sun Valley MHC						1.66	1.61	74.5%	60.5%	10.2%	9.9%
95	Shadow Wood MHP						1.77	1.70	74.8%	60.9%	11.0%	10.5%
96	Ezon Building						1.73	1.38	64.4%	53.2%	11.3%	9.1%
97	Taxi Office Building						1.99	1.73	57.0%	46.5%	12.4%	10.8%
98	American Mini Storage II - Colorado Springs						1.90	1.83	65.9%	61.5%	11.5%	11.1%
99	Red Run MHC						1.78	1.75	69.9%	62.1%	11.6%	11.4%
100	Walgreens - Denver						1.94	1.93	53.5%	43.4%	11.9%	11.8%
101	Shops at Vicksburg						1.47	1.38	75.0%	63.6%	9.2%	8.6%
102	67-35 Yellowstone Blvd. Owners Corp.	14	0	0	18,792	500,000	10.92	10.92	9.0%	8.0%	56.5%	56.5%
103	Santa Fe Palms						1.75	1.61	60.8%	49.9%	11.1%	10.2%
104	Palmbrook Gardens Tenants Corp.	3	0	0	15,068		4.05	4.05	22.6%	18.2%	24.3%	24.3%
105	Commercial Drive Plaza						2.21	2.01	52.1%	43.1%	14.5%	13.1%
106	Stonegate MHP						1.55	1.50	72.0%	59.2%	9.9%	9.6%
107	Harrison Commons, Ltd.	0	0	0	NAP	500,000	7.20	7.20	20.6%	18.3%	37.3%	37.3%
108	Breiel Boulevard Store-N-Lock						1.51	1.47	67.8%	56.3%	10.1%	9.8%
109	Bay Area Self Storage – Bernal						6.78	6.70	22.3%	22.3%	30.9%	30.5%
110	Dundee Meadows MHC						1.34	1.31	66.5%	55.9%	9.3%	9.1%
111	Trolley Commerce Center						1.96	1.59	64.8%	48.1%	13.4%	10.9%
112	World Park 9						2.14	1.73	64.9%	59.1%	12.4%	10.1%
113	Florence Court Corporation	0	0	0	NAP	500,000	10.33	10.33	4.6%	3.4%	66.6%	66.6%
114	Cedargate Apartments						2.88	2.52	50.6%	40.7%	17.1%	15.0%
115	Dysart Mini Storage						1.44	1.38	67.9%	56.1%	9.4%	9.0%
116	Missile Drive MHP						1.42	1.38	68.4%	56.5%	9.3%	9.0%
117	23399 Commerce Drive						2.21	1.75	51.6%	38.3%	15.2%	12.0%
118	320 W. 89th St. Owners Corp.	4	0	0	(8,916)	250,000	8.32	8.32	5.1%	4.1%	49.5%	49.5%
119	Williamsburg East Apartments						1.73	1.46	62.5%	52.0%	11.6%	9.8%
120	Villa Manor MHP						1.83	1.79	69.6%	58.7%	12.9%	12.5%
121	214 West 17th Apartment Corp.	0	0	0	NAP	250,000	19.68	19.68	3.4%	2.8%	115.5%	115.5%
122	Commons of Pleasantville N.Y. Inc.	0	2	0	10,376		7.36	7.36	15.4%	12.4%	43.5%	43.5%

WFRBS Commercial Mortgage Trust 2014-C21

ANNEX A — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES
Mortgage Loan Number	Property Name	U/W Revenues ($)(12)	U/W Expenses ($)(12)	U/W Net Operating Income ($)(12)	U/W Replacement ($)(12)	U/W TI/LC ($)	U/W Net Cash Flow ($)(12)	Occupancy Rate(3)(13)(16)	Occupancy as-of Date(13)	U/W Hotel ADR	U/W Hotel RevPAR	Most Recent Period(14)(18)
1	Fairview Park Drive	11,786,995	3,957,669	7,829,326	90,216	213,355	7,525,755	85.5%	4/1/2014			TTM 3/31/2014
2	Queens Atrium	26,187,130	9,712,945	16,474,185	206,480	1,032,402	15,235,302	100.0%	6/2/2014			Actual 2013
3	Sheraton Austin	23,746,524	14,650,821	9,095,703	0	0	8,145,842	76.6%	3/31/2014	169	129	TTM 3/31/2014
4	Highland Portfolio	12,683,386	7,420,618	5,262,768	483,234	0	4,779,534	93.8%	6/5/2014			TTM 5/31/2014
4.01	Garfield Commons	3,591,129	1,824,349	1,766,780	127,968	0	1,638,812	93.5%	6/5/2014			TTM 5/31/2014
4.02	Farmbrooke Manor	2,438,712	1,306,125	1,132,587	82,560	0	1,050,027	96.3%	6/5/2014			TTM 5/31/2014
4.03	Warren Manor	2,863,041	1,866,378	996,663	123,840	0	872,823	92.3%	6/5/2014			TTM 5/31/2014
4.04	Warren Woods	1,394,084	762,527	631,557	49,536	0	582,021	93.8%	6/5/2014			TTM 5/31/2014
4.05	Highland Towers	1,604,444	1,083,276	521,168	68,370	0	452,798	94.7%	6/5/2014			TTM 5/31/2014
4.06	Golf Manor	791,976	577,963	214,013	30,960	0	183,053	91.7%	6/5/2014			TTM 5/31/2014
5	Cedar Crest Professional Park	10,096,839	3,794,853	6,301,986	238,277	666,280	5,397,429	80.5%	4/29/2014			TTM 3/31/2014
6	Shops at CenterPoint	7,211,510	2,176,032	5,035,478	46,120	288,460	4,700,898	89.5%	5/19/2014			TTM 4/30/2014
7	Algonquin Portfolio	6,993,974	2,359,648	4,634,326	150,165	326,239	4,277,922	90.8%	Various			TTM 2/28/2014
7.01	1900 Pollitt	1,081,157	66,686	1,014,471	15,452	61,810	955,568	100.0%	8/1/2014			TTM 2/28/2014
7.02	1701 Pollitt	1,135,518	597,822	537,696	20,861	31,291	505,424	81.2%	5/27/2014			TTM 2/28/2014
7.03	40 Potash	670,934	51,539	619,395	12,199	48,795	569,795	100.0%	8/1/2014			TTM 2/28/2014
7.04	1905 Nevins	1,004,269	385,596	618,673	30,175	45,262	560,338	100.0%	8/1/2014			TTM 2/28/2014
7.05	125 Algonquin	746,648	161,371	585,277	14,200	21,300	562,457	100.0%	5/27/2014			TTM 2/28/2014
7.06	128 Bauer	498,567	135,151	363,416	8,287	24,861	338,735	100.0%	5/27/2014			TTM 2/28/2014
7.07	5 Thornton	964,701	671,472	293,229	30,375	45,562	234,181	69.0%	5/27/2014			TTM 2/28/2014
7.08	1500 Pollitt	285,558	97,956	187,602	3,723	14,891	173,837	100.0%	8/1/2014			TTM 2/28/2014
7.09	30-40 Leslie Court	195,133	50,220	144,913	4,786	7,179	136,262	100.0%	8/1/2014			TTM 2/28/2014
7.10	156 Algonquin	149,495	57,029	92,466	4,038	8,077	82,968	88.1%	5/27/2014			TTM 2/28/2014
7.11	145 Algonquin	172,951	79,279	93,672	4,711	11,777	80,121	100.0%	5/27/2014			TTM 2/28/2014
7.12	95 Bauer	89,043	5,527	83,516	1,358	5,434	78,236	100.0%	8/1/2014			TTM 2/28/2014
8	Tryp by Wyndham Times Square South	15,795,555	10,435,475	5,360,080	0	0	4,728,257	90.1%	4/30/2014	275	234	TTM 4/30/2014
9	Montgomery Mall	22,305,970	7,579,912	14,726,058	186,229	361,298	14,178,531	92.4%	2/19/2014			TTM 1/31/2014
10	The Bluffs	5,622,406	2,391,104	3,231,302	150,500	0	3,080,802	91.9%	6/6/2014			TTM 5/31/2014
11	Holiday Inn San Francisco Airport	9,832,305	5,052,581	4,779,724	0	0	4,386,432	87.1%	3/31/2014	130	103	TTM 03/31/2014
12	White Road Plaza	3,937,258	1,161,247	2,776,011	30,699	153,969	2,591,344	98.7%	4/30/2014			TTM 4/30/2014
13	Oak Park Village Apartments	5,467,897	2,408,890	3,059,007	175,512	0	2,883,495	97.2%	2/28/2014			Actual 2013
14	The Lovejoy	3,376,893	942,787	2,434,106	16,684	142,391	2,275,031	96.2%	4/30/2014			TTM 3/31/2014
15	Oak Court Mall	8,351,053	3,524,195	4,826,858	81,239	222,837	4,522,782	92.9%	2/18/2014			TTM 1/31/2014
16	Kane Distribution Center 6	5,415,623	2,877,325	2,538,298	95,594	154,408	2,288,296	100.0%	6/1/2014			NAV
17	Rock Pointe East	3,916,748	1,623,609	2,293,139	47,156	250,000	1,995,983	98.3%	5/20/2014			TTM 3/31/2014
18	SpringHill Suites & Residence Inn Glendale	6,654,142	4,273,398	2,380,745	0	0	2,114,579	68.3%	3/31/2014	105	72	TTM 3/31/2014
18.01	Residence Inn Glendale	3,787,328	2,340,298	1,447,030	0	0	1,295,537	74.4%	3/31/2014	107	80	TTM 3/31/2014
18.02	SpringHill Suites Glendale	2,866,814	1,933,100	933,715	0	0	819,042	62.2%	3/31/2014	102	63	TTM 3/31/2014
19	Best Western Premier Hotel Napa	4,860,340	2,419,328	2,441,013	0	0	2,246,599	72.2%	3/31/2014	165	116	TTM 3/31/2014
20	Seven Corners Apartments	3,669,200	1,834,717	1,834,483	85,200	0	1,749,283	99.3%	4/4/2014			TTM 1/31/2014
21	Barrington Orthopedics Portfolio	2,917,054	1,205,992	1,711,062	16,940	103,646	1,590,476	100.0%	8/1/2014			NAV
22	2929 Imperial Highway	2,430,048	922,136	1,507,911	30,288	90,864	1,386,759	100.0%	5/31/2014			TTM 2/28/2014
23	Marina Plaza	2,423,569	835,325	1,588,244	18,355	126,352	1,443,537	89.2%	5/1/2014			Actual 2013
24	JBL Hotel Portfolio	4,574,891	2,816,417	1,758,474	0	0	1,575,478	77.4%	3/31/2014	98	76	TTM 3/31/2014
24.01	La Quinta Inn & Suites Ely	2,872,219	1,721,342	1,150,877	0	0	1,035,988	79.7%	3/31/2014	98	78	TTM 3/31/2014
24.02	Hampton Inn Murray/Salt Lake City	1,702,673	1,095,075	607,597	0	0	539,490	75.1%	3/31/2014	96	72	TTM 3/31/2014
25	Coastal Sunbelt	1,337,322	40,120	1,297,202	29,149	58,298	1,209,755	100.0%	8/1/2014			NAV
26	Quantico III	2,407,689	702,860	1,704,830	19,977	251,855	1,432,998	95.2%	5/19/2014			Actual 2013
27	Kingsborough Estates MHC	1,663,892	427,795	1,236,097	16,250	0	1,219,847	89.5%	3/31/2014			TTM 4/30/2014
28	The Stockdale Plaza	1,545,053	360,334	1,184,719	21,175	73,820	1,089,725	100.0%	4/17/2014			TTM 4/30/2014
29	Warminster Heights Home Ownership Association, Inc.	7,044,091	3,286,586	3,757,505	118,600	NAP	3,757,505	95.0%	4/14/2014			NAP
30	Clear Point Gardens	3,816,700	2,568,692	1,248,008	204,152	0	1,043,856	93.9%	3/31/2014			TTM 3/31/2014
31	Harbourside Office Building	2,750,275	1,461,563	1,288,712	30,717	195,030	1,062,965	83.9%	1/31/2014			Actual 2013
32	Cimarron Heights MHP	1,652,217	499,706	1,152,511	16,800	0	1,135,711	94.9%	5/31/2014			TTM 2/28/2014
33	Village Oaks	1,288,605	276,519	1,012,086	48,097	74,940	889,049	95.4%	3/21/2014			TTM 2/28/2014
34	One Commerce	1,897,208	730,915	1,166,293	28,823	116,221	1,021,249	76.2%	6/13/2014			TTM 3/31/2014
35	LA Fitness - Irvine	1,217,197	39,908	1,177,289	6,150	49,891	1,121,248	100.0%	5/1/2014			TTM 4/30/2014
36	Colonial Heritage MHC	1,787,084	767,811	1,019,274	12,700	0	1,006,574	93.3%	6/12/2014			TTM 4/30/2014
37	Woods of Fairlawn Apartments	2,287,546	1,245,534	1,042,013	103,200	0	938,813	92.7%	3/31/2014			TTM 3/31/2014
38	Arrowhead Apartments	3,269,749	1,991,595	1,278,154	112,320	0	1,165,834	97.2%	5/29/2014			TTM 4/30/2014
39	Holiday Inn Louisville	3,269,880	2,008,934	1,260,947	0	0	1,130,152	67.6%	3/31/2014	103	68	TTM 3/31/2014
40	Genesis Building	2,056,625	1,107,658	948,966	37,464	82,265	829,238	63.5%	4/1/2014			TTM 3/31/2014
41	SecurLock Portfolio	1,637,384	766,738	870,646	45,425	0	825,221	74.0%	12/5/2013			TTM 3/31/2014
41.01	SecurLock - Warner Robins	678,494	293,201	385,293	14,742	0	370,551	79.0%	12/5/2013			TTM 3/31/2014
41.02	SecurLock - Snellville	559,120	221,926	337,194	14,685	0	322,509	80.6%	12/5/2013			TTM 3/31/2014
41.03	SecurLock- Dawsonville	399,770	251,611	148,158	15,998	0	132,161	63.3%	12/5/2013			TTM 3/31/2014
42	Quest Automotive Products	994,699	29,841	964,858	28,487	29,304	907,068	100.0%	8/1/2014			NAV
43	Bon Aire Park Owners, Inc.	3,347,046	1,653,000	1,694,046	56,000	NAP	1,694,046	95.0%	3/28/2014			NAP
44	AT&T - 2011 West Hastings	1,173,152	331,184	841,969	30,900	59,827	751,241	100.0%	8/1/2014			Actual 2013
45	Holiday Inn Express Superior	2,506,050	1,455,830	1,050,220	0	0	949,978	76.0%	3/31/2014	107	81	TTM 3/31/2014
46	Swift Spinning Leaseback	1,185,819	351,706	834,113	43,277	49,761	741,075	100.0%	8/1/2014			NAV
46.01	16 Corporate Ridge Parkway	892,820	264,804	628,015	32,584	37,466	557,966	100.0%	8/1/2014			NAV
46.02	3314 4th Avenue	292,999	86,902	206,098	10,693	12,295	183,109	100.0%	8/1/2014			NAV
47	Arminta Apartments	1,303,170	604,239	698,931	22,000	0	676,931	100.0%	4/1/2014			TTM 3/31/2014
48	The Shoppes of Ocoee	953,649	286,996	666,653	8,640	35,534	622,479	90.1%	4/25/2014			TTM 3/31/2014
49	Riverplace Athletic Club	965,282	202,896	762,386	13,866	69,328	679,193	100.0%	8/1/2014			NAV
50	Bramblewood MHC	1,065,574	388,415	677,159	10,000	0	667,159	100.0%	5/6/2014			TTM 4/30/2014
51	Residence Inn by Marriott, Colorado Springs, CO	2,355,725	1,416,987	938,738	0	0	844,509	84.7%	3/31/2014	104	88	TTM 3/31/2014
52	Fitch Apartments	981,325	381,115	600,210	22,500	0	577,710	95.0%	5/1/2014			TTM 4/30/2014
53	Holiday Inn Express Wixom	2,616,265	1,757,698	858,567	0	0	753,916	66.4%	3/31/2014	97	64	TTM 3/31/2014
54	Fairfield Inn & Suites New Braunfels	2,365,131	1,434,460	930,671	0	0	785,716	74.2%	3/31/2014	97	72	TTM 3/31/2014

WFRBS Commercial Mortgage Trust 2014-C21

ANNEX A — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	U/W Revenues ($)(12)	U/W Expenses ($)(12)	U/W Net Operating Income ($)(12)	U/W Replacement ($)(12)	U/W TI/LC ($)	U/W Net Cash Flow ($)(12)	Occupancy Rate(3)(13)(16)	Occupancy as-of Date(13)	U/W Hotel ADR	U/W Hotel RevPAR	Most Recent Period(14)(18)
55	Port Crossing	826,412	170,939	655,473	9,811	49,679	595,983	82.5%	6/23/2014			TTM 4/30/2014
56	Hampton Inn - Auburn Hills	2,451,345	1,501,487	949,859	0	0	851,805	86.2%	12/31/2013	109	82	Actual 2013
57	Xena - Blossom Corners Apartments	927,097	442,821	484,276	34,250	0	450,026	92.7%	5/5/2014			TTM 4/30/2014
58	Xena - Meadowdale Apartments	358,160	208,438	149,722	16,000	0	133,722	93.8%	5/5/2014			TTM 4/30/2014
59	Elms Estate (MHC)	1,013,640	217,180	796,460	9,300	0	787,160	98.4%	4/30/2014			TTM 1/31/2014
60	Dover Storage Facility	955,321	390,058	565,263	13,230	0	552,033	90.2%	5/14/2014			TTM 4/30/2014
61	Fairfield Inn & Suites Colorado Springs, CO	1,942,719	1,230,785	711,934	0	0	634,225	69.8%	3/31/2014	89	62	TTM 3/31/2014
62	138-15 Franklin Avenue Apartments Corp.	3,590,586	1,837,000	1,753,586	53,000	NAP	1,753,586	96.0%	3/18/2014			NAP
63	Eagle Point Apartments	1,553,509	862,424	691,085	66,900	0	624,185	94.6%	3/7/2014			TTM 2/28/2014
64	Holiday Inn Express Southfield	2,436,272	1,632,545	803,727	0	0	706,276	72.3%	3/31/2014	105	73	TTM 3/31/2014
65	The Palms Apartments	723,859	247,927	475,932	20,600	0	455,332	93.2%	4/8/2014			TTM 3/31/2014
66	Boston Mills Road	834,550	283,780	550,770	11,923	57,216	481,631	93.8%	5/1/2014			TTM 2/28/2014
67	24 Central Park South, Inc.	5,877,307	2,552,000	3,325,307	25,000	NAP	3,325,307	94.8%	5/2/2014			NAP
68	Holiday Inn Express Somerset	1,759,109	1,035,296	723,813	0	0	653,449	67.9%	2/28/2014	94	64	TTM 2/28/2014
69	Holiday Inn Express & Suites Lake Charles	2,116,124	1,322,223	793,900	0	0	709,255	66.8%	4/30/2014	107	72	TTM 4/30/2014
70	Gateway Apartment Owners Corp.	2,322,486	995,900	1,326,586	35,000	NAP	1,326,586	95.0%	3/27/2014			NAP
71	Sage Creek	754,471	200,798	553,673	11,000	0	542,673	100.0%	4/29/2014			TTM 3/31/2014
72	Budget Self Storage Portfolio	1,310,828	789,287	521,541	30,745	0	490,796	80.4%	5/31/2014			TTM 5/31/2014
72.01	San Antonio Self Storage	431,379	226,753	204,626	10,395	0	194,231	76.0%	5/31/2014			TTM 5/31/2014
72.02	Denton Self Storage	377,955	247,143	130,812	8,413	0	122,400	92.8%	5/31/2014			TTM 5/31/2014
72.03	Jackson Self Storage	272,399	168,009	104,390	8,141	0	96,249	67.7%	5/31/2014			TTM 5/31/2014
72.04	Laredo Self Storage	229,095	147,382	81,713	3,797	0	77,917	91.7%	5/31/2014			TTM 5/31/2014
73	2630 Kingsbridge Terrace Owners, Inc.	2,855,027	1,679,500	1,175,527	50,000	NAP	1,175,527	96.0%	4/17/2014			NAP
74	Cedar Park Estates	590,607	199,314	391,293	8,050	0	383,243	91.9%	5/1/2014			TTM 5/31/2014
75	Cityside Apartments	1,278,907	880,259	398,648	35,500	0	363,148	93.0%	3/24/2014			TTM 2/28/2014
76	All American Storage Bloomington South	584,278	188,477	395,801	8,337	0	387,464	83.6%	5/20/2014			TTM 5/31/2014
77	Fairfield Inn & Suites, Olathe, KS	1,889,409	1,358,473	530,936	0	0	455,360	63.4%	3/31/2014	96	61	TTM 3/31/2014
78	Riverwinds MHC	477,741	104,988	372,753	5,148	0	367,605	83.3%	6/1/2014			TTM 4/30/2014
79	American Mini Storage I - Missouri City	737,459	317,102	420,357	8,276	0	412,081	94.0%	5/16/2014			TTM 3/31/2014
80	Citrus Park Retail Center	473,930	96,417	377,513	1,950	13,923	361,640	100.0%	5/1/2014			Actual 2013
81	Bay Area Self Storage – Bird	796,205	277,492	518,713	5,839	0	512,874	94.7%	4/23/2014			TTM 2/28/2014
82	Greens Lake Apartments	1,057,554	559,418	498,136	43,692	0	454,444	99.2%	5/30/2014			TTM 4/30/2014
83	Amelia Station	515,616	126,502	389,115	6,741	16,180	366,193	100.0%	5/30/2014			Actual 2013
84	67th Road Housing Corporation	1,417,640	665,000	752,640	15,000	NAP	752,640	95.0%	3/21/2014			NAP
85	Brougham Manor Apartments	758,336	373,475	384,861	31,616	0	353,245	100.0%	4/1/2014			TTM 3/31/2014
86	993 Fifth Avenue Corporation	7,671,816	2,547,350	5,124,466	23,350	NAP	5,124,466	94.9%	3/27/2014			NAP
87	American Mini Storage II - Arlington	686,778	310,573	376,205	12,368	0	363,837	92.7%	5/16/2014			TTM 3/31/2014
88	Great Value Storage	571,564	238,532	333,032	22,458	0	310,574	78.0%	5/27/2014			TTM 3/31/2014
89	All American Storage East	460,599	146,541	314,058	7,618	0	306,440	86.7%	5/20/2014			TTM 5/31/2014
90	Shoppes of Fort Wright	507,071	139,016	368,055	2,828	21,821	343,406	100.0%	4/22/2014			Actual 2013
91	Patriot Village	514,546	162,964	351,582	4,000	21,132	326,450	86.8%	4/1/2014			TTM 4/30/2014
92	All American Storage of Evansville	502,964	210,558	292,406	8,564	0	283,841	79.9%	5/20/2014			TTM 5/31/2014
93	University Center South	510,590	151,583	359,007	13,930	30,507	314,570	95.6%	5/30/2014			Actual 2013
94	Sun Valley MHC	640,411	335,450	304,961	9,000	0	295,961	87.5%	6/2/2014			TTM 4/30/2014
95	Shadow Wood MHP	782,932	457,917	325,015	13,600	0	311,415	93.8%	4/22/2014			TTM 3/31/2014
96	Ezon Building	731,661	403,991	327,670	7,455	57,502	262,713	100.0%	3/28/2014			TTM 3/31/2014
97	Taxi Office Building	583,480	229,142	354,339	12,090	34,091	308,158	100.0%	5/5/2014			TTM 3/31/2014
98	American Mini Storage II - Colorado Springs	533,965	213,046	320,920	11,519	0	309,400	81.3%	5/5/2014			TTM 3/31/2014
99	Red Run MHC	577,467	253,346	324,121	6,100	0	318,021	88.5%	3/31/2014			TTM 2/28/2014
100	Walgreens - Denver	334,486	10,035	324,451	2,184	0	322,267	100.0%	8/1/2014			TTM 3/31/2014
101	Shops at Vicksburg	332,974	92,563	240,411	1,800	12,150	226,461	100.0%	5/7/2014			Actual 9 5/14/2014
102	67-35 Yellowstone Blvd. Owners Corp.	2,556,056	1,146,000	1,410,056	30,000	NAP	1,410,056	95.0%	3/28/2014			NAP
103	Santa Fe Palms	390,078	113,386	276,692	5,437	16,312	254,942	93.9%	4/1/2014			TTM 3/31/2014
104	Palmbrook Gardens Tenants Corp.	1,133,012	529,000	604,012	18,000	NAP	604,012	95.0%	3/20/2014			NAP
105	Commercial Drive Plaza	508,256	161,594	346,662	6,188	26,030	314,444	93.9%	3/23/2014			TTM 4/30/2014
106	Stonegate MHP	497,205	259,463	237,742	6,600	0	231,142	88.6%	4/30/2014			T9 Ann 4/30/2014
107	Harrison Commons, Ltd.	1,168,737	331,000	837,737	11,000	NAP	837,737	95.0%	4/23/2014			NAP
108	Breiel Boulevard Store-N-Lock	340,322	131,620	208,702	6,087	0	202,616	97.2%	5/28/2014			TTM 12/31/2013
109	Bay Area Self Storage – Bernal	924,596	298,031	626,565	7,661	0	618,904	99.4%	4/23/2014			TTM 2/28/2014
110	Dundee Meadows MHC	303,051	124,804	178,247	4,000	0	174,247	81.3%	6/3/2014			TTM 3/31/2014
111	Trolley Commerce Center	350,663	107,259	243,404	19,837	25,189	198,378	100.0%	4/14/2014			TTM 3/31/2014
112	World Park 9	375,422	157,358	218,064	12,936	28,053	177,075	94.1%	2/1/2014			TTM 5/31/2014
113	Florence Court Corporation	1,750,465	621,900	1,128,565	12,100	NAP	1,128,565	94.9%	4/23/2014			NAP
114	Cedargate Apartments	623,888	334,892	288,997	35,898	0	253,099	97.8%	4/1/2014			TTM 3/31/2014
115	Dysart Mini Storage	287,991	133,814	154,177	6,005	0	148,172	81.3%	3/30/2014			TTM 3/31/2014
116	Missile Drive MHP	285,771	136,212	149,559	3,750	0	145,809	98.6%	4/29/2014			TTM 4/30/2014
117	23399 Commerce Drive	349,736	122,951	226,785	13,486	33,986	179,312	100.0%	4/1/2014			TTM 3/31/2014
118	320 W. 89th St. Owners Corp.	1,328,313	588,500	739,813	11,000	NAP	739,813	95.0%	3/14/2014			NAP
119	Williamsburg East Apartments	491,659	328,757	162,902	25,793	0	137,109	96.3%	3/1/2014			TTM 3/31/2014
120	Villa Manor MHP	242,576	88,581	153,995	3,950	0	150,045	100.0%	3/31/2014			TTM 4/23/2014
121	214 West 17th Apartment Corp.	1,463,912	340,754	1,123,158	2,200	NAP	1,123,158	95.0%	3/27/2014			NAP
122	Commons of Pleasantville N.Y. Inc.	645,620	276,500	369,120	7,000	NAP	369,120	95.0%	4/25/2014			NAP

WFRBS Commercial Mortgage Trust 2014-C21

ANNEX A — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Most Recent Revenues ($)(14)	Most Recent Expenses ($)(14)	Most Recent NOI ($)(14)	Most Recent Capital Expenditures ($) (14)	Most Recent NCF ($)(14)	Most Recent Hotel ADR	Most Recent Hotel RevPAR	Second Most Recent Period(14)	Second Most Recent Revenues ($)(14)	Second Most Recent Expenses ($)(14)
1	Fairview Park Drive	11,615,603	3,906,606	7,708,997	0	7,708,997			Actual 2013	11,688,210	3,871,289
2	Queens Atrium	23,282,727	9,237,346	14,045,381	0	14,045,381			Actual 2012	22,568,242	8,488,058
3	Sheraton Austin	23,746,524	14,334,055	9,412,469	949,861	8,462,608	169	129	Actual 2013	23,833,699	14,195,580
4	Highland Portfolio	12,403,905	7,585,498	4,818,407	0	4,818,407			Actual 2013	12,336,894	7,385,299
4.01	Garfield Commons	3,533,254	1,828,666	1,704,588	0	1,704,588			Actual 2013	3,513,440	1,812,053
4.02	Farmbrooke Manor	2,289,023	1,293,916	995,107	0	995,107			Actual 2013	2,298,652	1,284,803
4.03	Warren Manor	2,877,484	1,973,064	904,420	0	904,420			Actual 2013	2,759,286	1,857,437
4.04	Warren Woods	1,338,976	745,653	593,323	0	593,323			Actual 2013	1,413,436	749,366
4.05	Highland Towers	1,579,569	1,149,341	430,228	0	430,228			Actual 2013	1,572,877	1,097,146
4.06	Golf Manor	785,599	594,858	190,741	0	190,741			Actual 2013	779,203	584,494
5	Cedar Crest Professional Park	9,511,906	3,866,886	5,645,019	0	5,645,019			Actual 2013	9,343,932	3,405,569
6	Shops at CenterPoint	6,138,215	2,199,912	3,938,303	0	3,938,303			Actual 2013	5,691,897	2,191,200
7	Algonquin Portfolio	6,528,864	1,996,736	4,532,128	0	4,532,128			Actual 2013	6,836,295	1,862,682
7.01	1900 Pollitt	1,082,372	57,503	1,024,869	0	1,024,869			Actual 2013	1,082,372	56,694
7.02	1701 Pollitt	1,124,057	586,679	537,378	0	537,378			Actual 2013	1,119,668	567,051
7.03	40 Potash	670,932	46,856	624,076	0	624,076			Actual 2013	670,934	46,785
7.04	1905 Nevins	981,405	375,207	606,198	0	606,198			Actual 2013	970,723	358,263
7.05	125 Algonquin	721,732	140,029	581,703	0	581,703			Actual 2013	718,920	152,192
7.06	128 Bauer	480,873	130,026	350,847	0	350,847			Actual 2013	477,663	121,936
7.07	5 Thornton	644,940	371,840	273,100	0	273,100			Actual 2013	800,303	275,122
7.08	1500 Pollitt	214,864	93,439	121,425	0	121,425			Actual 2013	184,860	93,907
7.09	30-40 Leslie Court	213,503	51,700	161,803	0	161,803			Actual 2013	209,416	50,331
7.10	156 Algonquin	135,060	55,252	79,808	0	79,808			Actual 2013	158,317	60,678
7.11	145 Algonquin	153,265	77,134	76,131	0	76,131			Actual 2013	153,200	68,476
7.12	95 Bauer	105,861	11,071	94,790	0	94,790			Actual 2013	289,919	11,247
8	Tryp by Wyndham Times Square South	15,814,782	9,433,592	6,381,190	0	6,381,190	260	234	Actual 2013	15,715,843	9,492,510
9	Montgomery Mall	21,124,984	7,698,717	13,426,267	0	13,426,267			Actual 2013	21,082,279	7,754,624
10	The Bluffs	5,760,713	2,308,395	3,452,318	0	3,452,318			Actual 2013	5,374,613	2,252,331
11	Holiday Inn San Francisco Airport	11,083,227	4,628,825	6,454,402	0	6,454,402	135	117	Actual 2013	10,747,209	4,730,476
12	White Road Plaza	3,570,245	1,148,745	2,421,500	0	2,421,500			Actual 2013	3,300,673	1,199,081
13	Oak Park Village Apartments	5,493,849	2,584,252	2,909,597	0	2,909,597			Actual 2012	5,339,799	2,462,646
14	The Lovejoy	3,456,820	909,050	2,547,770	0	2,547,770			Actual 2013	3,407,585	908,999
15	Oak Court Mall	8,362,090	3,125,623	5,236,467	0	5,236,467			Actual 2013	8,386,413	3,139,687
16	Kane Distribution Center 6	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV
17	Rock Pointe East	4,480,917	1,594,752	2,886,165	0	2,886,165			Actual 2013	4,564,077	1,580,758
18	SpringHill Suites & Residence Inn Glendale	6,650,888	4,430,236	2,220,652	0	2,220,652	105	72	Actual 2013	6,541,700	4,417,787
18.01	Residence Inn Glendale	3,785,818	2,388,857	1,396,961	0	1,396,961	107	80	Actual 2013	3,708,170	2,364,895
18.02	SpringHill Suites Glendale	2,865,070	2,041,379	823,691	0	823,691	102	63	Actual 2013	2,833,530	2,052,892
19	Best Western Premier Hotel Napa	5,128,152	2,077,223	3,050,929	0	3,050,929	169	122	Actual 2013	5,044,344	2,103,065
20	Seven Corners Apartments	3,715,829	1,696,321	2,019,508	0	2,019,508			Actual 2013	3,713,556	1,740,071
21	Barrington Orthopedics Portfolio	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV
22	2929 Imperial Highway	1,501,142	853,319	647,823	0	647,823			Actual 2013	1,715,694	813,644
23	Marina Plaza	1,586,430	756,234	830,196	0	830,196			Actual 2012	1,845,736	729,463
24	JBL Hotel Portfolio	4,576,622	2,847,023	1,729,599	0	1,729,599	98	76	Actual 2013	4,537,620	2,812,818
24.01	La Quinta Inn & Suites Ely	2,873,327	1,749,206	1,124,121	0	1,124,121	98	78	Actual 2013	2,816,254	1,711,490
24.02	Hampton Inn Murray/Salt Lake City	1,703,295	1,097,817	605,478	0	605,478	96	72	Actual 2013	1,721,366	1,101,328
25	Coastal Sunbelt	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV
26	Quantico III	2,527,240	665,144	1,862,096	0	1,862,096			Actual 2012	2,301,124	642,034
27	Kingsborough Estates MHC	1,660,683	401,453	1,259,230	0	1,259,230			Actual 2013	1,487,317	382,061
28	The Stockdale Plaza	1,523,525	238,388	1,285,137	0	1,285,137			Actual 2013	1,518,128	242,840
29	Warminster Heights Home Ownership Association, Inc.	NAP	NAP	NAP	NAP	NAP			NAP	NAP	NAP
30	Clear Point Gardens	3,660,220	2,541,555	1,118,665	0	1,118,665			Actual 2013	3,402,069	2,513,375
31	Harbourside Office Building	2,641,111	1,383,514	1,257,597	0	1,257,597			Actual 2012	2,565,251	1,354,611
32	Cimarron Heights MHP	2,053,584	379,317	1,674,267	0	1,674,267			Actual 2013	2,015,520	368,110
33	Village Oaks	967,498	261,836	705,662	0	705,662			Actual 2013	809,688	255,724
34	One Commerce	1,896,477	787,011	1,109,466	0	1,109,466			Actual 2013	1,882,838	791,823
35	LA Fitness - Irvine	1,261,432	23,234	1,238,198	0	1,238,198			Actual 2013	1,243,267	19,101
36	Colonial Heritage MHC	1,878,674	721,527	1,157,147	0	1,157,147			Actual 2013	1,841,262	707,830
37	Woods of Fairlawn Apartments	2,240,095	1,354,712	885,383	0	885,383			Actual 2013	2,134,856	1,317,482
38	Arrowhead Apartments	3,517,943	1,896,187	1,621,755	0	1,621,755			Actual 2013	3,283,861	1,862,688
39	Holiday Inn Louisville	3,356,662	1,957,535	1,399,127	0	1,399,127	103	70	Actual 2013	3,291,123	1,900,442
40	Genesis Building	2,217,268	1,158,961	1,058,307	0	1,058,307			Actual 2013	2,306,736	1,137,056
41	SecurLock Portfolio	1,708,035	770,267	937,768	0	937,768			Actual 2012	1,643,944	811,294
41.01	SecurLock - Warner Robins	676,784	293,114	383,670	0	383,670			Actual 2012	661,293	310,140
41.02	SecurLock - Snellville	618,585	224,898	393,687	0	393,687			Actual 2012	585,822	246,025
41.03	SecurLock- Dawsonville	412,666	252,255	160,411	0	160,411			Actual 2012	396,829	255,129
42	Quest Automotive Products	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV
43	Bon Aire Park Owners, Inc.	NAP	NAP	NAP	NAP	NAP			NAP	NAP	NAP
44	AT&T - 2011 West Hastings	855,836	280,623	575,213	0	575,213			Actual 2012	1,168,993	287,559
45	Holiday Inn Express Superior	2,506,125	1,455,181	1,050,944	0	1,050,944	107	81	Actual 2013	2,391,657	1,411,576
46	Swift Spinning Leaseback	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV
46.01	16 Corporate Ridge Parkway	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV
46.02	3314 4th Avenue	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV
47	Arminta Apartments	1,303,170	394,494	908,676	0	908,676			Actual 2013	1,240,637	428,503
48	The Shoppes of Ocoee	883,616	222,396	661,220	0	661,220			Actual 2013	888,803	224,094
49	Riverplace Athletic Club	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV
50	Bramblewood MHC	1,105,257	390,036	715,221	0	715,221			Actual 2013	1,100,987	382,414
51	Residence Inn by Marriott, Colorado Springs, CO	2,354,537	1,447,537	907,000	0	907,000	104	88	Actual 2013	2,256,016	1,416,582
52	Fitch Apartments	944,135	381,243	562,892	0	562,892			Actual 2013	894,413	354,752
53	Holiday Inn Express Wixom	2,701,851	1,655,954	1,045,897	0	1,045,897	100	66	Actual 2013	2,684,717	1,758,330
54	Fairfield Inn & Suites New Braunfels	2,384,507	1,403,360	981,147	93,992	887,155	97	72	Actual 2013	2,304,603	1,369,894

WFRBS Commercial Mortgage Trust 2014-C21

ANNEX A — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Most Recent Revenues ($)(14)	Most Recent Expenses ($)(14)	Most Recent NOI ($)(14)	Most Recent Capital Expenditures ($) (14)	Most Recent NCF ($)(14)	Most Recent Hotel ADR	Most Recent Hotel RevPAR	Second Most Recent Period(14)	Second Most Recent Revenues ($)(14)	Second Most Recent Expenses ($)(14)
55	Port Crossing	767,524	186,717	580,807	6,105	574,702			Actual 2013	793,262	170,002
56	Hampton Inn - Auburn Hills	2,810,254	1,617,379	1,192,875	0	1,192,875	109	94	Actual 2012	2,195,820	1,387,011
57	Xena - Blossom Corners Apartments	1,011,618	365,206	646,412	0	646,412			Actual 2013	984,409	373,317
58	Xena - Meadowdale Apartments	364,371	177,590	186,781	15,797	170,984			Actual 2013	331,359	190,159
59	Elms Estate (MHC)	783,451	184,449	599,002	0	599,002			Actual 2013	711,251	166,076
60	Dover Storage Facility	864,547	353,540	511,006	0	511,006			Actual 2013	723,111	342,293
61	Fairfield Inn & Suites Colorado Springs, CO	1,942,838	1,248,605	694,233	0	694,233	89	62	Actual 2013	1,900,898	1,242,607
62	138-15 Franklin Avenue Apartments Corp.	NAP	NAP	NAP	NAP	NAP			NAP	NAP	NAP
63	Eagle Point Apartments	1,566,657	887,887	678,769	69,320	609,450			Actual 2013	1,536,725	909,747
64	Holiday Inn Express Southfield	2,516,191	1,574,844	941,347	97,451	843,896	105	76	Actual 2013	2,399,941	1,557,748
65	The Palms Apartments	708,647	240,571	468,076	0	468,076			Actual 2013	703,326	225,405
66	Boston Mills Road	706,369	291,911	414,458	0	414,458			Actual 2013	679,123	261,070
67	24 Central Park South, Inc.	NAP	NAP	NAP	NAP	NAP			NAP	NAP	NAP
68	Holiday Inn Express Somerset	1,760,492	1,033,707	726,785	70,420	656,365	94	64	Actual 2013	1,767,655	1,003,798
69	Holiday Inn Express & Suites Lake Charles	2,116,124	1,136,621	979,503	0	979,503	107	72	Actual 2013	2,048,893	1,089,618
70	Gateway Apartment Owners Corp.	NAP	NAP	NAP	NAP	NAP			NAP	NAP	NAP
71	Sage Creek	774,374	198,320	576,054	0	576,054			Actual 2013	769,228	193,233
72	Budget Self Storage Portfolio	1,310,828	750,311	560,517	0	560,517			Actual 2013	1,258,699	717,866
72.01	San Antonio Self Storage	431,379	221,665	209,714	0	209,714			Actual 2013	417,956	218,912
72.02	Denton Self Storage	377,955	207,999	169,956	0	169,956			Actual 2013	342,137	184,269
72.03	Jackson Self Storage	272,399	171,873	100,526	0	100,526			Actual 2013	270,686	166,179
72.04	Laredo Self Storage	229,095	148,775	80,320	0	80,320			Actual 2013	227,920	148,506
73	2630 Kingsbridge Terrace Owners, Inc.	NAP	NAP	NAP	NAP	NAP			NAP	NAP	NAP
74	Cedar Park Estates	562,477	198,186	364,291	0	364,291			Actual 2013	542,124	212,901
75	Cityside Apartments	1,255,845	870,273	385,571	0	385,571			Actual 2013	1,255,824	865,011
76	All American Storage Bloomington South	584,278	150,302	433,976	15,166	418,811			Actual 2013	592,026	145,515
77	Fairfield Inn & Suites, Olathe, KS	1,890,775	1,371,336	519,439	0	519,439	96	61	Actual 2013	1,863,363	1,369,464
78	Riverwinds MHC	485,468	95,293	390,175	0	390,175			Actual 2013	493,154	85,605
79	American Mini Storage I - Missouri City	738,245	297,811	440,434	0	440,434			Actual 2013	719,042	295,964
80	Citrus Park Retail Center	500,456	99,827	400,629	0	400,629			Actual 2012	489,551	99,557
81	Bay Area Self Storage – Bird	795,156	280,062	515,094	0	515,094			Actual 2013	800,486	281,902
82	Greens Lake Apartments	1,059,275	576,184	483,091	0	483,091			Actual 2013	1,026,349	554,773
83	Amelia Station	436,512	87,037	349,475	0	349,475			NAV	NAV	NAV
84	67th Road Housing Corporation	NAP	NAP	NAP	NAP	NAP			NAP	NAP	NAP
85	Brougham Manor Apartments	756,578	305,195	451,383	0	451,383			Actual 2013	740,000	307,509
86	993 Fifth Avenue Corporation	NAP	NAP	NAP	NAP	NAP			NAP	NAP	NAP
87	American Mini Storage II - Arlington	687,560	271,949	415,611	0	415,611			Actual 2013	666,914	275,656
88	Great Value Storage	574,364	222,923	351,441	0	351,441			Actual 2013	559,033	216,912
89	All American Storage East	460,599	118,039	342,561	7,935	334,626			Actual 2013	460,999	115,383
90	Shoppes of Fort Wright	509,855	138,994	370,861	0	370,861			Actual 2012	530,422	141,455
91	Patriot Village	536,920	159,902	377,019	0	377,019			Actual 2013	542,117	160,528
92	All American Storage of Evansville	507,522	183,896	323,626	10,970	312,656			Actual 2013	496,042	177,841
93	University Center South	419,970	128,754	291,216	0	291,216			NAV	NAV	NAV
94	Sun Valley MHC	670,236	334,753	335,482	0	335,482			Actual 2013	659,109	331,379
95	Shadow Wood MHP	783,793	453,545	330,248	0	330,248			Actual 2013	778,740	447,860
96	Ezon Building	793,627	363,029	430,598	0	430,598			Actual 2013	749,089	401,245
97	Taxi Office Building	606,909	213,437	393,472	0	393,472			Actual 2013	578,784	204,086
98	American Mini Storage II - Colorado Springs	538,607	192,042	346,565	0	346,565			Actual 2013	520,818	190,060
99	Red Run MHC	577,467	249,398	328,069	0	328,069			Actual 2013	578,279	246,524
100	Walgreens - Denver	344,831	2,533	342,298	0	342,298			Actual 2013	344,831	2,092
101	Shops at Vicksburg	102,165	30,734	71,430	0	71,430			NAV	NAV	NAV
102	67-35 Yellowstone Blvd. Owners Corp.	NAP	NAP	NAP	NAP	NAP			NAP	NAP	NAP
103	Santa Fe Palms	377,268	117,645	259,623	0	259,623			Actual 2012	220,579	112,627
104	Palmbrook Gardens Tenants Corp.	NAP	NAP	NAP	NAP	NAP			NAP	NAP	NAP
105	Commercial Drive Plaza	477,972	159,414	318,558	7,400	311,158			Actual 2013	411,966	153,153
106	Stonegate MHP	507,461	257,544	249,918	0	249,918			Actual 2013	481,534	247,193
107	Harrison Commons, Ltd.	NAP	NAP	NAP	NAP	NAP			NAP	NAP	NAP
108	Breiel Boulevard Store-N-Lock	340,322	129,677	210,645	5,418	205,227			Actual 2012	339,007	120,757
109	Bay Area Self Storage – Bernal	924,464	301,693	622,771	0	622,771			Actual 2013	916,941	299,429
110	Dundee Meadows MHC	304,687	94,538	210,149	0	210,149			Actual 2013	286,137	96,105
111	Trolley Commerce Center	366,928	117,308	249,620	0	249,620			Actual 2013	298,309	93,628
112	World Park 9	405,972	160,160	245,812	0	245,812			Actual 2013	332,626	165,500
113	Florence Court Corporation	NAP	NAP	NAP	NAP	NAP			NAP	NAP	NAP
114	Cedargate Apartments	635,189	342,602	292,586	0	292,586			Actual 2013	637,292	336,541
115	Dysart Mini Storage	288,038	124,873	163,165	0	163,165			Actual 2013	284,187	122,067
116	Missile Drive MHP	285,771	135,793	149,978	0	149,978			Actual 2013	289,841	131,488
117	23399 Commerce Drive	430,161	128,029	302,132	0	302,132			Actual 2013	451,704	127,609
118	320 W. 89th St. Owners Corp.	NAP	NAP	NAP	NAP	NAP			NAP	NAP	NAP
119	Williamsburg East Apartments	513,205	299,761	213,444	3,957	209,487			Actual 2013	500,397	309,060
120	Villa Manor MHP	247,701	75,007	172,694	0	172,694			Actual 2013	234,559	72,737
121	214 West 17th Apartment Corp.	NAP	NAP	NAP	NAP	NAP			NAP	NAP	NAP
122	Commons of Pleasantville N.Y. Inc.	NAP	NAP	NAP	NAP	NAP			NAP	NAP	NAP

WFRBS Commercial Mortgage Trust 2014-C21

ANNEX A — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Second Most Recent NOI ($)(14)	Second Most Recent Capital Expenditures ($)(14)	Second Most Recent NCF ($)(14)	Second Most Recent Hotel ADR	Second Most Recent Hotel RevPAR	Third Most Recent Period(14)	Third Most Recent Revenues ($)(14)	Third Most Recent Expenses ($)(14)	Third Most Recent NOI ($)(14)	Third Most Recent Capital Expenditures ($)(14)	Third Most Recent NCF ($)(14)
1	Fairview Park Drive	7,816,921	0	7,816,921			Actual 2012	10,260,880	3,727,189	6,533,691	0	6,533,691
2	Queens Atrium	14,080,184	0	14,080,184			Actual 2011	21,883,893	10,662,311	11,221,582	0	11,221,582
3	Sheraton Austin	9,638,119	953,348	8,684,771	167	128	Actual 2012	22,096,924	13,586,949	8,509,975	883,877	7,626,098
4	Highland Portfolio	4,951,595	0	4,951,595			Actual 2012	12,470,817	7,081,526	5,389,291	0	5,389,291
4.01	Garfield Commons	1,701,387	0	1,701,387			Actual 2012	3,393,407	1,717,949	1,675,458	0	1,675,458
4.02	Farmbrooke Manor	1,013,849	0	1,013,849			Actual 2012	2,387,119	1,237,124	1,149,995	0	1,149,995
4.03	Warren Manor	901,849	0	901,849			Actual 2012	2,968,987	1,789,533	1,179,454	0	1,179,454
4.04	Warren Woods	664,070	0	664,070			Actual 2012	1,367,447	729,437	638,010	0	638,010
4.05	Highland Towers	475,731	0	475,731			Actual 2012	1,598,949	1,089,738	509,211	0	509,211
4.06	Golf Manor	194,709	0	194,709			Actual 2012	754,908	517,745	237,163	0	237,163
5	Cedar Crest Professional Park	5,938,364	0	5,938,364			Actual 2012	8,645,440	3,277,518	5,367,922	0	5,367,922
6	Shops at CenterPoint	3,500,697	0	3,500,697			NAV	NAV	NAV	NAV	NAV	NAV
7	Algonquin Portfolio	4,973,613	0	4,973,613			Actual 2012	7,556,869	1,589,291	5,967,578	0	5,967,578
7.01	1900 Pollitt	1,025,678	0	1,025,678			Actual 2012	1,077,864	51,976	1,025,888	0	1,025,888
7.02	1701 Pollitt	552,617	0	552,617			Actual 2012	1,075,053	539,057	535,996	0	535,996
7.03	40 Potash	624,149	0	624,149			Actual 2012	1,328,926	54,705	1,274,221	0	1,274,221
7.04	1905 Nevins	612,460	0	612,460			Actual 2012	807,151	344,751	462,400	0	462,400
7.05	125 Algonquin	566,728	0	566,728			Actual 2012	716,487	145,283	571,204	0	571,204
7.06	128 Bauer	355,727	0	355,727			Actual 2012	476,499	119,842	356,657	0	356,657
7.07	5 Thornton	525,181	0	525,181			Actual 2012	1,343,578	76,223	1,267,355	0	1,267,355
7.08	1500 Pollitt	90,953	0	90,953			Actual 2012	47,591	82,252	-34,661	0	-34,661
7.09	30-40 Leslie Court	159,085	0	159,085			Actual 2012	214,570	53,123	161,447	0	161,447
7.10	156 Algonquin	97,639	0	97,639			Actual 2012	195,294	59,639	135,655	0	135,655
7.11	145 Algonquin	84,724	0	84,724			Actual 2012	161,120	57,371	103,749	0	103,749
7.12	95 Bauer	278,672	0	278,672			Actual 2012	112,736	5,069	107,667	0	107,667
8	Tryp by Wyndham Times Square South	6,223,333	0	6,223,333	260	232	Actual 2012	13,424,843	8,738,720	4,686,123	0	4,686,123
9	Montgomery Mall	13,327,655	0	13,327,655			Actual 2012	21,316,189	7,827,852	13,488,337	0	13,488,337
10	The Bluffs	3,122,282	0	3,122,282			Annualized 9 12/31/2012	5,403,225	2,097,765	3,305,460	0	3,305,460
11	Holiday Inn San Francisco Airport	6,016,733	0	6,016,733	130	113	Actual 2012	9,818,355	4,691,393	5,126,962	0	5,126,962
12	White Road Plaza	2,101,592	0	2,101,592			Actual 2012	3,124,392	1,079,748	2,044,644	0	2,044,644
13	Oak Park Village Apartments	2,877,153	0	2,877,153			Actual 2011	5,367,482	2,349,593	3,017,889	0	3,017,889
14	The Lovejoy	2,498,586	0	2,498,586			Actual 2012	3,180,178	884,506	2,295,672	0	2,295,672
15	Oak Court Mall	5,246,726	0	5,246,726			Actual 2012	8,245,958	3,301,107	4,944,851	0	4,944,851
16	Kane Distribution Center 6	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV
17	Rock Pointe East	2,983,319	0	2,983,319			Actual 2012	4,688,244	1,547,827	3,140,417	0	3,140,417
18	SpringHill Suites & Residence Inn Glendale	2,123,913	0	2,123,913	105	70	Actual 2012	5,597,306	3,963,268	1,634,038	0	1,634,038
18.01	Residence Inn Glendale	1,343,275	0	1,343,275	106	78	Actual 2012	3,096,884	2,189,248	907,636	0	907,636
18.02	SpringHill Suites Glendale	780,638	0	780,638	104	63	Actual 2012	2,500,422	1,774,020	726,402	0	726,402
19	Best Western Premier Hotel Napa	2,941,279	0	2,941,279	170	122	Actual 2012	4,290,992	1,862,625	2,428,367	0	2,428,367
20	Seven Corners Apartments	1,973,485	0	1,973,485			Actual 2012	3,572,673	1,636,412	1,936,261	0	1,936,261
21	Barrington Orthopedics Portfolio	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV
22	2929 Imperial Highway	902,050	0	902,050			NAV	NAV	NAV	NAV	NAV	NAV
23	Marina Plaza	1,116,272	0	1,116,272			Actual 2011	1,852,415	835,442	1,016,973	0	1,016,973
24	JBL Hotel Portfolio	1,724,802	0	1,724,802	96	75	Actual 2012	4,146,800	2,647,059	1,499,741	0	1,499,741
24.01	La Quinta Inn & Suites Ely	1,104,764	0	1,104,764	96	77	Actual 2012	2,520,992	1,554,118	966,874	0	966,874
24.02	Hampton Inn Murray/Salt Lake City	620,038	0	620,038	96	73	Actual 2012	1,625,808	1,092,941	532,867	0	532,867
25	Coastal Sunbelt	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV
26	Quantico III	1,659,090	0	1,659,090			Actual 2011	2,241,880	549,663	1,692,217	0	1,692,217
27	Kingsborough Estates MHC	1,105,256	0	1,105,256			Actual 2012	1,444,748	385,599	1,059,149	0	1,059,149
28	The Stockdale Plaza	1,275,288	0	1,275,288			Actual 2012	1,593,883	148,090	1,445,793	0	1,445,793
29	Warminster Heights Home Ownership Association, Inc.	NAP	NAP	NAP			NAP	NAP	NAP	NAP	NAP	NAP
30	Clear Point Gardens	888,694	0	888,694			NAV	NAV	NAV	NAV	NAV	NAV
31	Harbourside Office Building	1,210,641	0	1,210,641			Actual 2011	2,128,229	1,402,490	725,739	0	725,739
32	Cimarron Heights MHP	1,647,410	0	1,647,410			Actual 2012	1,901,140	288,761	1,612,379	0	1,612,379
33	Village Oaks	553,964	0	553,964			Actual 2012	927,735	167,173	760,562	0	760,562
34	One Commerce	1,091,015	0	1,091,015			Actual 2012	1,938,820	664,378	1,274,442	0	1,274,442
35	LA Fitness - Irvine	1,224,166	0	1,224,166			Actual 2012	1,226,606	15,366	1,211,240	0	1,211,240
36	Colonial Heritage MHC	1,133,432	0	1,133,432			Actual 2012	1,774,992	841,244	933,748	0	933,748
37	Woods of Fairlawn Apartments	817,374	0	817,374			NAV	NAV	NAV	NAV	NAV	NAV
38	Arrowhead Apartments	1,421,173	0	1,421,173			Actual 2012	2,960,484	1,724,410	1,236,074	0	1,236,074
39	Holiday Inn Louisville	1,390,681	0	1,390,681	104	68	Actual 2012	3,251,567	1,767,928	1,483,639	0	1,483,639
40	Genesis Building	1,169,680	0	1,169,680			Actual 2012	2,450,144	1,116,102	1,334,042	0	1,334,042
41	SecurLock Portfolio	832,650	0	832,650			Actual 2011	1,565,142	750,908	814,234	0	814,234
41.01	SecurLock - Warner Robins	351,153	0	351,153			Actual 2011	675,134	312,550	362,584	0	362,584
41.02	SecurLock - Snellville	339,797	0	339,797			Actual 2011	532,545	208,149	324,396	0	324,396
41.03	SecurLock- Dawsonville	141,700	0	141,700			Actual 2011	357,463	230,209	127,254	0	127,254
42	Quest Automotive Products	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV
43	Bon Aire Park Owners, Inc.	NAP	NAP	NAP			NAP	NAP	NAP	NAP	NAP	NAP
44	AT&T - 2011 West Hastings	881,434	0	881,434			Actual 2011	1,129,515	309,836	819,679	0	819,679
45	Holiday Inn Express Superior	980,081	0	980,081	105	77	Actual 2012	2,171,941	1,341,330	830,611	0	830,611
46	Swift Spinning Leaseback	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV
46.01	16 Corporate Ridge Parkway	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV
46.02	3314 4th Avenue	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV
47	Arminta Apartments	812,134	0	812,134			Actual 2012	1,194,400	549,108	645,292	0	645,292
48	The Shoppes of Ocoee	664,709	0	664,709			Actual 2012	863,198	242,553	620,645	0	620,645
49	Riverplace Athletic Club	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV
50	Bramblewood MHC	718,573	0	718,573			Actual 2012	1,072,230	368,192	704,038	9,800	694,238
51	Residence Inn by Marriott, Colorado Springs, CO	839,434	0	839,434	103	84	Actual 2012	2,261,446	1,451,898	809,548	0	809,548
52	Fitch Apartments	539,661	0	539,661			Actual 2012	594,931	345,796	249,135	0	249,135
53	Holiday Inn Express Wixom	926,387	0	926,387	99	66	Actual 2012	2,065,567	1,364,313	701,254	0	701,254
54	Fairfield Inn & Suites New Braunfels	934,709	90,815	843,894	98	70	Actual 2012	2,046,003	1,225,647	820,356	80,515	739,841

WFRBS Commercial Mortgage Trust 2014-C21

ANNEX A — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Second Most Recent NOI ($)(14)	Second Most Recent Capital Expenditures ($)(14)	Second Most Recent NCF ($)(14)	Second Most Recent Hotel ADR	Second Most Recent Hotel RevPAR	Third Most Recent Period(14)	Third Most Recent Revenues ($)(14)	Third Most Recent Expenses ($)(14)	Third Most Recent NOI ($)(14)	Third Most Recent Capital Expenditures ($)(14)	Third Most Recent NCF ($)(14)
55	Port Crossing	623,260	6,105	617,155			Actual 2012	790,678	183,470	607,208	31,028	576,180
56	Hampton Inn - Auburn Hills	808,808	0	808,808	105	75	NAV	NAV	NAV	NAV	NAV	NAV
57	Xena - Blossom Corners Apartments	611,092	0	611,092			Actual 2012	927,050	364,646	562,404	0	562,404
58	Xena - Meadowdale Apartments	141,200	16,659	124,541			Actual 2012	255,617	178,571	77,046	11,249	65,797
59	Elms Estate (MHC)	545,175	0	545,175			Actual 2012	450,725	70,180	380,545	0	380,545
60	Dover Storage Facility	380,819	0	380,819			Actual 2012	316,818	303,496	13,322	0	13,322
61	Fairfield Inn & Suites Colorado Springs, CO	658,291	0	658,291	89	61	Actual 2012	1,916,410	1,275,439	640,971	0	640,971
62	138-15 Franklin Avenue Apartments Corp.	NAP	NAP	NAP			NAP	NAP	NAP	NAP	NAP	NAP
63	Eagle Point Apartments	626,978	65,580	561,398			Actual 2012	1,331,376	887,909	443,467	97,615	345,852
64	Holiday Inn Express Southfield	842,193	97,451	744,742	100	72	Actual 2012	2,195,540	1,459,708	735,832	97,451	638,381
65	The Palms Apartments	477,921	0	477,921			Actual 2012	724,330	233,878	490,452	0	490,452
66	Boston Mills Road	418,053	0	418,053			Actual 2012	817,443	249,375	568,068	0	568,068
67	24 Central Park South, Inc.	NAP	NAP	NAP			NAP	NAP	NAP	NAP	NAP	NAP
68	Holiday Inn Express Somerset	763,857	0	763,857	93	64	Actual 2012	1,778,918	984,636	794,282	0	794,282
69	Holiday Inn Express & Suites Lake Charles	959,275	0	959,275	104	69	Actual 2012	1,812,933	1,056,084	756,849	0	756,849
70	Gateway Apartment Owners Corp.	NAP	NAP	NAP			NAP	NAP	NAP	NAP	NAP	NAP
71	Sage Creek	575,995	0	575,995			Actual 2012	724,336	166,656	557,680	0	557,680
72	Budget Self Storage Portfolio	540,833	0	540,833			Actual 2012	1,146,562	721,300	425,263	0	425,263
72.01	San Antonio Self Storage	199,044	0	199,044			Actual 2012	372,337	224,760	147,577	0	147,577
72.02	Denton Self Storage	157,868	0	157,868			Actual 2012	298,040	179,618	118,422	0	118,422
72.03	Jackson Self Storage	104,507	0	104,507			Actual 2012	249,440	162,841	86,599	0	86,599
72.04	Laredo Self Storage	79,414	0	79,414			Actual 2012	226,745	154,080	72,665	0	72,665
73	2630 Kingsbridge Terrace Owners, Inc.	NAP	NAP	NAP			NAP	NAP	NAP	NAP	NAP	NAP
74	Cedar Park Estates	329,223	0	329,223			Actual 2012	525,779	217,214	308,565	0	308,565
75	Cityside Apartments	390,813	0	390,813			Actual 2012	1,320,291	974,436	345,856	0	345,856
76	All American Storage Bloomington South	446,511	12,829	433,682			Actual 2012	598,162	144,724	453,439	405	453,033
77	Fairfield Inn & Suites, Olathe, KS	493,899	0	493,899	96	60	Actual 2012	1,759,777	1,335,669	424,108	0	424,108
78	Riverwinds MHC	407,549	0	407,549			Actual 2012	453,907	88,899	365,008	0	365,008
79	American Mini Storage I - Missouri City	423,078	0	423,078			Actual 2012	596,569	299,093	297,475	0	297,475
80	Citrus Park Retail Center	389,994	0	389,994			Actual 2011	478,546	87,994	390,552	0	390,552
81	Bay Area Self Storage – Bird	518,584	0	518,584			Actual 2012	773,137	298,386	474,751	0	474,751
82	Greens Lake Apartments	471,576	0	471,576			Actual 2012	955,098	542,712	412,386	0	412,386
83	Amelia Station	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV
84	67th Road Housing Corporation	NAP	NAP	NAP			NAP	NAP	NAP	NAP	NAP	NAP
85	Brougham Manor Apartments	432,491	0	432,491			Actual 2012	688,000	303,237	384,763	0	384,763
86	993 Fifth Avenue Corporation	NAP	NAP	NAP			NAP	NAP	NAP	NAP	NAP	NAP
87	American Mini Storage II - Arlington	391,257	4,284	386,973			Actual 2012	612,969	278,592	334,376	0	334,376
88	Great Value Storage	342,121	0	342,121			Actual 2012	553,807	283,242	270,565	0	270,565
89	All American Storage East	345,616	6,450	339,166			Actual 2012	466,901	125,545	341,356	0	341,356
90	Shoppes of Fort Wright	388,967	0	388,967			Actual 2011	519,995	145,245	374,750	0	374,750
91	Patriot Village	381,589	0	381,589			Actual 2012	555,251	159,685	395,566	0	395,566
92	All American Storage of Evansville	318,201	5,626	312,575			Actual 2012	461,540	168,406	293,135	0	293,135
93	University Center South	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV
94	Sun Valley MHC	327,730	0	327,730			Actual 2012	629,079	310,839	318,240	0	318,240
95	Shadow Wood MHP	330,880	0	330,880			Actual 2012	748,745	478,494	270,251	0	270,251
96	Ezon Building	347,844	0	347,844			Actual 2012	708,348	397,668	310,680	0	310,680
97	Taxi Office Building	374,698	0	374,698			Actual 2012	535,599	168,017	367,581	0	367,581
98	American Mini Storage II - Colorado Springs	330,757	0	330,757			Actual 2012	469,972	208,134	261,838	0	261,838
99	Red Run MHC	331,755	0	331,755			Actual 2012	511,794	251,426	260,368	0	260,368
100	Walgreens - Denver	342,739	0	342,739			Actual 2012	344,832	1,649	343,183	0	343,183
101	Shops at Vicksburg	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV
102	67-35 Yellowstone Blvd. Owners Corp.	NAP	NAP	NAP			NAP	NAP	NAP	NAP	NAP	NAP
103	Santa Fe Palms	107,952	0	107,952			Annualized 7 12/31/2011	219,651	99,108	120,543	0	120,543
104	Palmbrook Gardens Tenants Corp.	NAP	NAP	NAP			NAP	NAP	NAP	NAP	NAP	NAP
105	Commercial Drive Plaza	258,813	0	258,813			Actual 2012	389,184	146,604	242,580	0	242,580
106	Stonegate MHP	234,341	0	234,341			Actual 2012	426,097	221,417	204,680	0	204,680
107	Harrison Commons, Ltd.	NAP	NAP	NAP			NAP	NAP	NAP	NAP	NAP	NAP
108	Breiel Boulevard Store-N-Lock	218,250	0	218,250			Actual 2011	319,509	132,782	186,727	0	186,727
109	Bay Area Self Storage – Bernal	617,512	0	617,512			Actual 2012	876,917	310,421	566,496	0	566,496
110	Dundee Meadows MHC	190,032	0	190,032			Actual 2012	281,421	104,867	176,554	0	176,554
111	Trolley Commerce Center	204,681	0	204,681			Annualized 9 12/31/2012	158,469	151,787	6,682	0	6,682
112	World Park 9	167,126	0	167,126			Actual 2012	184,857	151,851	33,006	0	33,006
113	Florence Court Corporation	NAP	NAP	NAP			NAP	NAP	NAP	NAP	NAP	NAP
114	Cedargate Apartments	300,751	0	300,751			Actual 2012	625,162	343,859	281,303	0	281,303
115	Dysart Mini Storage	162,120	0	162,120			Actual 2012	280,674	132,735	147,939	0	147,939
116	Missile Drive MHP	158,353	0	158,353			Actual 2012	289,375	135,370	154,005	0	154,005
117	23399 Commerce Drive	324,095	0	324,095			Actual 2012	399,858	148,510	251,349	0	251,349
118	320 W. 89th St. Owners Corp.	NAP	NAP	NAP			NAP	NAP	NAP	NAP	NAP	NAP
119	Williamsburg East Apartments	191,337	3,217	188,120			Actual 2012	487,312	300,491	186,821	0	186,821
120	Villa Manor MHP	161,822	0	161,822			Actual 2012	218,783	68,579	150,204	0	150,204
121	214 West 17th Apartment Corp.	NAP	NAP	NAP			NAP	NAP	NAP	NAP	NAP	NAP
122	Commons of Pleasantville N.Y. Inc.	NAP	NAP	NAP			NAP	NAP	NAP	NAP	NAP	NAP

WFRBS Commercial Mortgage Trust 2014-C21

ANNEX A — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Third Most Recent Hotel ADR	Third Most Recent Hotel RevPAR	Master Lease (Y/N)	Largest Tenant Name(16)(17)(18)	Largest Tenant Sq. Ft.	Largest Tenant % of NRA	Largest Tenant Exp. Date (15)
1	Fairview Park Drive			N	General Dynamics	174,243	48.3%	3/31/2019
2	Queens Atrium			N	NYC School Construction Authority	423,450	41.0%	149,543 square feet expiring 4/30/2020; 273,907 square feet expiring 9/30/2021
3	Sheraton Austin	146	121	N
4	Highland Portfolio			N
4.01	Garfield Commons			N
4.02	Farmbrooke Manor			N
4.03	Warren Manor			N
4.04	Warren Woods			N
4.05	Highland Towers			N
4.06	Golf Manor			N
5	Cedar Crest Professional Park			N	Lehigh Valley Hospital	320,471	45.7%	4/1/2015
6	Shops at CenterPoint			N	TJ Maxx	52,000	11.3%	3/31/2023
7	Algonquin Portfolio			N	Various	Various	Various	Various
7.01	1900 Pollitt			N	Merck/Paid Pescription	77,262	100.0%	1/31/2016
7.02	1701 Pollitt			N	Kratos (Henry Bros. Electronics, Inc.)	31,801	30.5%	10/31/2016
7.03	40 Potash			N	Cablevision	60,994	100.0%	10/31/2017
7.04	1905 Nevins			N	Global Transport Logistics	150,873	100.0%	75,572 square feet expiring 8/31/2016; 75,301 square feet expiring 6/30/2015
7.05	125 Algonquin			N	Aphena Pharma Solutions	50,000	70.4%	7/31/2016
7.06	128 Bauer			N	N-D Industries	20,631	49.8%	7/31/2017
7.07	5 Thornton			N	Garden State Lumber	62,882	41.4%	10/31/2018
7.08	1500 Pollitt			N	Total Renal Care	18,614	100.0%	6/30/2028
7.09	30-40 Leslie Court			N	Poly Gel	23,932	100.0%	11/30/2022
7.10	156 Algonquin			N	Whippany Athletic Club	12,216	60.5%	4/30/2016
7.11	145 Algonquin			N	Millburn Gymnastics	11,777	50.0%	3/31/2021
7.12	95 Bauer			N	Kradle to Kindergarten	6,792	100.0%	9/30/2020
8	Tryp by Wyndham Times Square South	250	213	N
9	Montgomery Mall			N	Macy’s	217,976	19.6%	7/31/2019
10	The Bluffs			N
11	Holiday Inn San Francisco Airport	120	102	N
12	White Road Plaza			N	MiPueblo	39,880	26.0%	4/30/2023
13	Oak Park Village Apartments			N
14	The Lovejoy			N	Ater Wynne LLP 1	36,293	43.5%	3/31/2020
15	Oak Court Mall			N	Dillard’s	50,000	20.8%	8/12/2015
16	Kane Distribution Center 6			N	Kane Warehousing, Inc.	955,935	100.0%	6/30/2024
17	Rock Pointe East			N	Ecova, Inc.	95,639	40.6%	12/31/2020
18	SpringHill Suites & Residence Inn Glendale	105	60	N
18.01	Residence Inn Glendale	106	64	N
18.02	SpringHill Suites Glendale	103	55	N
19	Best Western Premier Hotel Napa	152	102	N
20	Seven Corners Apartments			N
21	Barrington Orthopedics Portfolio			N	Barrington Orthopedic Specialists, Ltd.	84,700	100.0%	6/5/2029
22	2929 Imperial Highway			N	Zodiac Aerospace	81,077	66.9%	12/31/2020
23	Marina Plaza			N	SiteCore	27,063	36.9%	2/7/2020
24	JBL Hotel Portfolio	92	73	N
24.01	La Quinta Inn & Suites Ely	89	77	N
24.02	Hampton Inn Murray/Salt Lake City	96	69	N
25	Coastal Sunbelt			N	Coastal Sunbelt Produce Company	194,328	100.0%	8/13/2024
26	Quantico III			N	Spectrum Healthcare Resources, Inc.	49,173	49.2%	1/31/2021
27	Kingsborough Estates MHC			N
28	The Stockdale Plaza			N	Sport Chalet	42,000	68.6%	1/31/2018
29	Warminster Heights Home Ownership Association, Inc.			NAP
30	Clear Point Gardens			N
31	Harbourside Office Building			N	EmCare, Inc.	39,191	25.5%	7/31/2018
32	Cimarron Heights MHP			N
33	Village Oaks			N	Bealls	60,588	36.5%	4/30/2023
34	One Commerce			N	Servis First Bank	23,071	19.2%	12/31/2023
35	LA Fitness - Irvine			N	LA Fitness International, LLC	41,000	100.0%	9/30/2018
36	Colonial Heritage MHC			N
37	Woods of Fairlawn Apartments			N
38	Arrowhead Apartments			N
39	Holiday Inn Louisville	103	66	N
40	Genesis Building			N	New York Life	31,135	22.4%	10/31/2018
41	SecurLock Portfolio			N
41.01	SecurLock - Warner Robins			N
41.02	SecurLock - Snellville			N
41.03	SecurLock- Dawsonville			N
42	Quest Automotive Products			N	Quest Automotive Products	189,910	100.0%	4/30/2034
43	Bon Aire Park Owners, Inc.			NAP
44	AT&T - 2011 West Hastings			N	Illinois Bell Telephone Company	206,000	100.0%	9/30/2027
45	Holiday Inn Express Superior	100	70	N
46	Swift Spinning Leaseback			N	Swift Spinning, Inc.	432,769	100.0%	4/30/2034
46.01	16 Corporate Ridge Parkway			N	Swift Spinning, Inc.	273,667	100.0%	4/30/2034
46.02	3314 4th Avenue			N	Swift Spinning, Inc.	159,102	100.0%	4/30/2034
47	Arminta Apartments			N
48	The Shoppes of Ocoee			N	Toojay’s Gourmet Deli	5,608	16.7%	12/31/2022
49	Riverplace Athletic Club			N	Riverplace Athletic Club	55,462	100.0%	12/31/2022
50	Bramblewood MHC			N
51	Residence Inn by Marriott, Colorado Springs, CO	98	84	N
52	Fitch Apartments			N
53	Holiday Inn Express Wixom	88	51	N
54	Fairfield Inn & Suites New Braunfels	89	62	N

WFRBS Commercial Mortgage Trust 2014-C21

ANNEX A — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Third Most Recent Hotel ADR	Third Most Recent Hotel RevPAR	Master Lease (Y/N)	Largest Tenant Name(16)(17)(18)	Largest Tenant Sq. Ft.	Largest Tenant % of NRA	Largest Tenant Exp. Date (15)
55	Port Crossing			N	Food Lion	45,000	68.8%	6/1/2019
56	Hampton Inn - Auburn Hills	0	0	N
57	Xena - Blossom Corners Apartments			N
58	Xena - Meadowdale Apartments			N
59	Elms Estate (MHC)			N
60	Dover Storage Facility			N
61	Fairfield Inn & Suites Colorado Springs, CO	85	61	N
62	138-15 Franklin Avenue Apartments Corp.			NAP
63	Eagle Point Apartments			N
64	Holiday Inn Express Southfield	96	66	N
65	The Palms Apartments			N
66	Boston Mills Road			Y	The Berry Company	9,728	16.3%	3/31/2017
67	24 Central Park South, Inc.			NAP
68	Holiday Inn Express Somerset	96	64	N
69	Holiday Inn Express & Suites Lake Charles	100	61	N
70	Gateway Apartment Owners Corp.			NAP
71	Sage Creek			N
72	Budget Self Storage Portfolio			N
72.01	San Antonio Self Storage			N
72.02	Denton Self Storage			N
72.03	Jackson Self Storage			N
72.04	Laredo Self Storage			N
73	2630 Kingsbridge Terrace Owners, Inc.			NAP
74	Cedar Park Estates			N
75	Cityside Apartments			N
76	All American Storage Bloomington South			N
77	Fairfield Inn & Suites, Olathe, KS	91	56	N
78	Riverwinds MHC			N
79	American Mini Storage I - Missouri City			N
80	Citrus Park Retail Center			N	The Men’s Wearhouse	5,300	40.8%	2/28/2017
81	Bay Area Self Storage – Bird			N
82	Greens Lake Apartments			N
83	Amelia Station			N	Family Support Services of North Florida, Inc.	7,000	20.8%	10/31/2018
84	67th Road Housing Corporation			NAP
85	Brougham Manor Apartments			N
86	993 Fifth Avenue Corporation			NAP
87	American Mini Storage II - Arlington			N
88	Great Value Storage			N
89	All American Storage East			N
90	Shoppes of Fort Wright			N	Buffalo Wild Wings	5,296	28.1%	1/31/2019
91	Patriot Village			N	Mattress Firm	4,000	20.0%	11/30/2015
92	All American Storage of Evansville			N
93	University Center South			N	Elvir Karincic	5,920	13.6%	3,300 square feet expiring 2/28/2015; 2,620 square feet expiring 1/31/2019
94	Sun Valley MHC			N
95	Shadow Wood MHP			N
96	Ezon Building			N	West Frazer	23,740	63.7%	7/31/2019
97	Taxi Office Building			N	Sympoz	8,365	34.8%	8/31/2017
98	American Mini Storage II - Colorado Springs			N
99	Red Run MHC			N
100	Walgreens - Denver			N	Walgreens	14,560	100.0%	4/30/2079
101	Shops at Vicksburg			N	Made Ya Smile	3,600	40.0%	11/30/2023
102	67-35 Yellowstone Blvd. Owners Corp.			NAP
103	Santa Fe Palms			N	L’Mage Salon Suites	5,818	26.8%	5/31/2022
104	Palmbrook Gardens Tenants Corp.			NAP
105	Commercial Drive Plaza			N	Men’s Wearhouse	5,400	17.5%	2/28/2022
106	Stonegate MHP			N
107	Harrison Commons, Ltd.			NAP
108	Breiel Boulevard Store-N-Lock			N
109	Bay Area Self Storage – Bernal			N
110	Dundee Meadows MHC			N
111	Trolley Commerce Center			N	The WHSE, LLC	51,643	49.5%	8/31/2016
112	World Park 9			N	Raytheon BBN Technologies	12,000	20.4%	5/31/2016
113	Florence Court Corporation			NAP
114	Cedargate Apartments			N
115	Dysart Mini Storage			N
116	Missile Drive MHP			N
117	23399 Commerce Drive			N	Eicher Engineering Solutions, Inc.	19,398	28.8%	8/31/2018
118	320 W. 89th St. Owners Corp.			NAP
119	Williamsburg East Apartments			N
120	Villa Manor MHP			N
121	214 West 17th Apartment Corp.			NAP
122	Commons of Pleasantville N.Y. Inc.			NAP

WFRBS Commercial Mortgage Trust 2014-C21

ANNEX A — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	2nd Largest Tenant Name(16)(17)(18)(31)	2nd Largest Tenant Sq. Ft.	2nd Largest Tenant % of NRA	2nd Largest Tenant Exp. Date	3rd Largest Tenant Name(16)(17)
1	Fairview Park Drive	Axiom Resource	22,583	6.3%	4/30/2020	Deloitte, LLP
2	Queens Atrium	NYC Department of Design & Construction	231,819	22.5%	1/31/2029	City University of New York
3	Sheraton Austin
4	Highland Portfolio
4.01	Garfield Commons
4.02	Farmbrooke Manor
4.03	Warren Manor
4.04	Warren Woods
4.05	Highland Towers
4.06	Golf Manor
5	Cedar Crest Professional Park	Advanced Dermatology Associates	25,318	3.6%	7/1/2021	Smile Krafters, P.C.
6	Shops at CenterPoint	Jo Ann’s	38,500	8.3%	1/31/2020	Planet Fitness
7	Algonquin Portfolio	Various	Various	Various	Various	Various
7.01	1900 Pollitt
7.02	1701 Pollitt	U.S. Technologies	22,877	21.9%	5/31/2016	Semperit Industrial Products
7.03	40 Potash
7.04	1905 Nevins
7.05	125 Algonquin	Hoop Heaven	21,000	29.6%	12/31/2019
7.06	128 Bauer	Cablevision	10,431	25.2%	4/30/2019	Amerex
7.07	5 Thornton	Carefusion/Vital Signs	41,906	27.6%	8/31/2019
7.08	1500 Pollitt
7.09	30-40 Leslie Court
7.10	156 Algonquin	Robmar Realty	5,566	27.6%	10/31/2017
7.11	145 Algonquin	Power Dynamics	11,777	50.0%	8/31/2019
7.12	95 Bauer
8	Tryp by Wyndham Times Square South
9	Montgomery Mall	Sears	169,550	15.3%	10/12/2020	J.C. Penney
10	The Bluffs
11	Holiday Inn San Francisco Airport
12	White Road Plaza	dd’s DISCOUNT	25,466	16.6%	1/31/2025	Rite Aid
13	Oak Park Village Apartments
14	The Lovejoy	Worksource, Inc.	15,244	18.3%	9/30/2018	Pacific Cataract and Laser Institute
15	Oak Court Mall	Victoria’s Secret	8,500	3.5%	1/31/2018	Shoe Dept.
16	Kane Distribution Center 6
17	Rock Pointe East	State of Washington	64,596	27.4%	55,956 SF expiring 9/30/2018; 8,640 SF expiring 3/31/2019	Pitney Bowes
18	SpringHill Suites & Residence Inn Glendale
18.01	Residence Inn Glendale
18.02	SpringHill Suites Glendale
19	Best Western Premier Hotel Napa
20	Seven Corners Apartments
21	Barrington Orthopedics Portfolio
22	2929 Imperial Highway	Underwriters Laboratories	26,003	21.5%	12/31/2015	Endress + Hauser, Inc.
23	Marina Plaza	Supple & Canvel	5,585	7.6%	10/31/2019	Clean Fund
24	JBL Hotel Portfolio
24.01	La Quinta Inn & Suites Ely
24.02	Hampton Inn Murray/Salt Lake City
25	Coastal Sunbelt
26	Quantico III	The Survice Engineering Company	25,228	25.3%	4/30/2019	Alion Science and Technology Corporation
27	Kingsborough Estates MHC
28	The Stockdale Plaza	Fresh & Easy Neighborhood Market, Inc.	15,980	26.1%	2/28/2029	CVS - Ground Lease
29	Warminster Heights Home Ownership Association, Inc.
30	Clear Point Gardens
31	Harbourside Office Building	MarineMax, Inc.	25,553	16.6%	9/30/2014	Morgan Stanley Smith Barney Financing LLC
32	Cimarron Heights MHP
33	Village Oaks	PetSmart	25,000	15.1%	1/31/2022	Stewart Moving and Storage
34	One Commerce	GSA-FBI	15,993	13.3%	11/25/2018	GSA-U.S. Marshalls
35	LA Fitness - Irvine
36	Colonial Heritage MHC
37	Woods of Fairlawn Apartments
38	Arrowhead Apartments
39	Holiday Inn Louisville
40	Genesis Building	Longbow Research LLC	18,288	13.2%	2/28/2015	Norfalco LLC
41	SecurLock Portfolio
41.01	SecurLock - Warner Robins
41.02	SecurLock - Snellville
41.03	SecurLock- Dawsonville
42	Quest Automotive Products
43	Bon Aire Park Owners, Inc.
44	AT&T - 2011 West Hastings
45	Holiday Inn Express Superior
46	Swift Spinning Leaseback
46.01	16 Corporate Ridge Parkway
46.02	3314 4th Avenue
47	Arminta Apartments
48	The Shoppes of Ocoee	Cici Enterprises, LP	4,376	13.0%	6/30/2017	AT&T
49	Riverplace Athletic Club
50	Bramblewood MHC
51	Residence Inn by Marriott, Colorado Springs, CO
52	Fitch Apartments
53	Holiday Inn Express Wixom
54	Fairfield Inn & Suites New Braunfels

WFRBS Commercial Mortgage Trust 2014-C21

ANNEX A — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	2nd Largest Tenant Name(16)(17)(18)(31)	2nd Largest Tenant Sq. Ft.	2nd Largest Tenant % of NRA	2nd Largest Tenant Exp. Date	3rd Largest Tenant Name(16)(17)
55	Port Crossing	Litalia Port Republic LLC	4,100	6.3%	5/31/2022	A Bowl of Good
56	Hampton Inn - Auburn Hills
57	Xena - Blossom Corners Apartments
58	Xena - Meadowdale Apartments
59	Elms Estate (MHC)
60	Dover Storage Facility
61	Fairfield Inn & Suites Colorado Springs, CO
62	138-15 Franklin Avenue Apartments Corp.
63	Eagle Point Apartments
64	Holiday Inn Express Southfield
65	The Palms Apartments
66	Boston Mills Road	Ohio Education Association	5,000	8.4%	5/31/2018	Radcom
67	24 Central Park South, Inc.
68	Holiday Inn Express Somerset
69	Holiday Inn Express & Suites Lake Charles
70	Gateway Apartment Owners Corp.
71	Sage Creek
72	Budget Self Storage Portfolio
72.01	San Antonio Self Storage
72.02	Denton Self Storage
72.03	Jackson Self Storage
72.04	Laredo Self Storage
73	2630 Kingsbridge Terrace Owners, Inc.
74	Cedar Park Estates
75	Cityside Apartments
76	All American Storage Bloomington South
77	Fairfield Inn & Suites, Olathe, KS
78	Riverwinds MHC
79	American Mini Storage I - Missouri City
80	Citrus Park Retail Center	Vitamin Shoppe	4,300	33.1%	11/30/2016	Casual Male Retail
81	Bay Area Self Storage – Bird
82	Greens Lake Apartments
83	Amelia Station	First Coast Workforce Development, Inc.	6,087	18.1%	8/31/2014	Mexican Grill Cantina Don Patron Inc.
84	67th Road Housing Corporation
85	Brougham Manor Apartments
86	993 Fifth Avenue Corporation
87	American Mini Storage II - Arlington
88	Great Value Storage
89	All American Storage East
90	Shoppes of Fort Wright	Petco	4,650	24.7%	1/31/2019	Payless ShoeSource
91	Patriot Village	FMS Management Systems (IHOP)	3,440	17.2%	6/30/2018	Payless Shoe Source, Inc.
92	All American Storage of Evansville
93	University Center South	Hala Café and Bakery, Inc.	4,900	11.3%	11/30/2018	Sang H Cho dba Korean BBQ
94	Sun Valley MHC
95	Shadow Wood MHP
96	Ezon Building	DYK Automotive	7,931	21.3%	11/30/2015	Metropolitan Anesthesia
97	Taxi Office Building	Zeppelin Development, Inc	2,375	9.9%	MTM	Love Grown Foods
98	American Mini Storage II - Colorado Springs
99	Red Run MHC
100	Walgreens - Denver
101	Shops at Vicksburg	Verizon Wireless	1,980	22.0%	2/28/2021	QT Nails & Spa
102	67-35 Yellowstone Blvd. Owners Corp.
103	Santa Fe Palms	Pinnacle Education - Tempe, Inc.	4,966	22.8%	6/30/2015	Mill Avenue Family Dentistry, P.C.
104	Palmbrook Gardens Tenants Corp.
105	Commercial Drive Plaza	Bryan Nguyen	3,850	12.4%	2/28/2020	Metro Mattress
106	Stonegate MHP
107	Harrison Commons, Ltd.
108	Breiel Boulevard Store-N-Lock
109	Bay Area Self Storage – Bernal
110	Dundee Meadows MHC
111	Trolley Commerce Center	The York Group	14,569	14.0%	12/31/2016	Heritage Crystal Clean
112	World Park 9	Cameo Solutions, Inc.	10,845	18.4%	12/31/2016	StructureTec Group Corporation
113	Florence Court Corporation
114	Cedargate Apartments
115	Dysart Mini Storage
116	Missile Drive MHP
117	23399 Commerce Drive	OEM Micro Solutions, Inc.	10,525	15.6%	9/30/2015	Corban Dental Supply, LLC
118	320 W. 89th St. Owners Corp.
119	Williamsburg East Apartments
120	Villa Manor MHP
121	214 West 17th Apartment Corp.
122	Commons of Pleasantville N.Y. Inc.

WFRBS Commercial Mortgage Trust 2014-C21

ANNEX A — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	3rd Largest Tenant Sq. Ft.	3rd Largest Tenant % of NRA	3rd Largest Tenant Exp. Date	4th Largest Tenant Name(16)(17)	4th Largest Tenant Sq. Ft. (31)	4th Largest Tenant % of NRA
1	Fairview Park Drive	22,583	6.3%	9/30/2018	2941, LLC	17,129	4.7%
2	Queens Atrium	192,051	18.6%	4/30/2020	NYC Board of Education	122,320	11.8%
3	Sheraton Austin
4	Highland Portfolio
4.01	Garfield Commons
4.02	Farmbrooke Manor
4.03	Warren Manor
4.04	Warren Woods
4.05	Highland Towers
4.06	Golf Manor
5	Cedar Crest Professional Park	17,839	2.5%	15,332 square feet expiring 11/1/2020; 2,507 square feet expiring 2/1/2023	Post & Schell, PC	14,000	2.0%
6	Shops at CenterPoint	38,459	8.3%	12/31/2023	Nordstrom Rack	36,000	7.8%
7	Algonquin Portfolio	Various	Various	Various	Various	Various	Various
7.01	1900 Pollitt
7.02	1701 Pollitt	18,689	17.9%	8/31/2015	Kyodo, USA	8,507	8.2%
7.03	40 Potash
7.04	1905 Nevins
7.05	125 Algonquin
7.06	128 Bauer	10,372	25.0%	11/30/2015
7.07	5 Thornton
7.08	1500 Pollitt
7.09	30-40 Leslie Court
7.10	156 Algonquin
7.11	145 Algonquin
7.12	95 Bauer
8	Tryp by Wyndham Times Square South
9	Montgomery Mall	166,375	15.0%	3/15/2017	Wegmans	128,086	11.5%
10	The Bluffs
11	Holiday Inn San Francisco Airport
12	White Road Plaza	23,672	15.4%	11/30/2017	Gen-X Clothing	9,500	6.2%
13	Oak Park Village Apartments
14	The Lovejoy	10,709	12.8%	4/30/2019	BPM Senior Living Company	4,597	5.5%
15	Oak Court Mall	7,466	3.1%	2/28/2022	Hollister Co.	7,163	3.0%
16	Kane Distribution Center 6
17	Rock Pointe East	57,964	24.6%	8/31/2019	GSA/Bureau of ATF	6,865	2.9%
18	SpringHill Suites & Residence Inn Glendale
18.01	Residence Inn Glendale
18.02	SpringHill Suites Glendale
19	Best Western Premier Hotel Napa
20	Seven Corners Apartments
21	Barrington Orthopedics Portfolio
22	2929 Imperial Highway	10,063	8.3%	1/31/2018	O’Brien’s Response Management, Inc.	4,010	3.3%
23	Marina Plaza	4,523	6.2%	5/31/2017	Adminitrust	3,254	4.4%
24	JBL Hotel Portfolio
24.01	La Quinta Inn & Suites Ely
24.02	Hampton Inn Murray/Salt Lake City
25	Coastal Sunbelt
26	Quantico III	6,129	6.1%	7/31/2015	Concord Crossroads, LLC	3,553	3.6%
27	Kingsborough Estates MHC
28	The Stockdale Plaza	12,900	21.1%	1/31/2035	Four Life dba Jamba Juice	1,800	2.9%
29	Warminster Heights Home Ownership Association, Inc.
30	Clear Point Gardens
31	Harbourside Office Building	12,146	7.9%	3/31/2015	Co-ordinated Benefit Plans, LLC	10,162	6.6%
32	Cimarron Heights MHP
33	Village Oaks	20,000	12.1%	1/31/2019	Planet Fitness	19,344	11.7%
34	One Commerce	15,993	13.3%	1/31/2018	Cumulus Broadcasting	10,135	8.4%
35	LA Fitness - Irvine
36	Colonial Heritage MHC
37	Woods of Fairlawn Apartments
38	Arrowhead Apartments
39	Holiday Inn Louisville
40	Genesis Building	8,791	6.3%	1/31/2016	Manpower Group US, Inc	7,054	5.1%
41	SecurLock Portfolio
41.01	SecurLock - Warner Robins
41.02	SecurLock - Snellville
41.03	SecurLock- Dawsonville
42	Quest Automotive Products
43	Bon Aire Park Owners, Inc.
44	AT&T - 2011 West Hastings
45	Holiday Inn Express Superior
46	Swift Spinning Leaseback
46.01	16 Corporate Ridge Parkway
46.02	3314 4th Avenue
47	Arminta Apartments
48	The Shoppes of Ocoee	3,976	11.8%	11/19/2017	Mattress Barn, Inc.	3,849	11.5%
49	Riverplace Athletic Club
50	Bramblewood MHC
51	Residence Inn by Marriott, Colorado Springs, CO
52	Fitch Apartments
53	Holiday Inn Express Wixom
54	Fairfield Inn & Suites New Braunfels

WFRBS Commercial Mortgage Trust 2014-C21

ANNEX A — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	3rd Largest Tenant Sq. Ft.	3rd Largest Tenant % of NRA	3rd Largest Tenant Exp. Date	4th Largest Tenant Name(16)(17)	4th Largest Tenant Sq. Ft. (31)	4th Largest Tenant % of NRA
55	Port Crossing	2,690	4.1%	9/30/2017	Virginia ABC Board #383	2,400	3.7%
56	Hampton Inn - Auburn Hills
57	Xena - Blossom Corners Apartments
58	Xena - Meadowdale Apartments
59	Elms Estate (MHC)
60	Dover Storage Facility
61	Fairfield Inn & Suites Colorado Springs, CO
62	138-15 Franklin Avenue Apartments Corp.
63	Eagle Point Apartments
64	Holiday Inn Express Southfield
65	The Palms Apartments
66	Boston Mills Road	4,744	8.0%	6/30/2016	Tecquiti	3,751	6.3%
67	24 Central Park South, Inc.
68	Holiday Inn Express Somerset
69	Holiday Inn Express & Suites Lake Charles
70	Gateway Apartment Owners Corp.
71	Sage Creek
72	Budget Self Storage Portfolio
72.01	San Antonio Self Storage
72.02	Denton Self Storage
72.03	Jackson Self Storage
72.04	Laredo Self Storage
73	2630 Kingsbridge Terrace Owners, Inc.
74	Cedar Park Estates
75	Cityside Apartments
76	All American Storage Bloomington South
77	Fairfield Inn & Suites, Olathe, KS
78	Riverwinds MHC
79	American Mini Storage I - Missouri City
80	Citrus Park Retail Center	3,400	26.2%	11/30/2016
81	Bay Area Self Storage – Bird
82	Greens Lake Apartments
83	Amelia Station	4,200	12.5%	12/31/2018	Grace Community Church (PCA) Inc.	3,246	9.6%
84	67th Road Housing Corporation
85	Brougham Manor Apartments
86	993 Fifth Avenue Corporation
87	American Mini Storage II - Arlington
88	Great Value Storage
89	All American Storage East
90	Shoppes of Fort Wright	2,910	15.4%	2/28/2019	GameStop	1,500	8.0%
91	Patriot Village	2,803	14.0%	4/30/2018	PCS Mobile Solutions	1,771	8.9%
92	All American Storage of Evansville
93	University Center South	3,500	8.0%	4/30/2016	One in Christ Korean Presbyterian Church, Inc.	3,331	7.7%
94	Sun Valley MHC
95	Shadow Wood MHP
96	Ezon Building	5,604	15.0%	9/30/2019
97	Taxi Office Building	2,218	9.2%	10/31/2015	Fuel Cafe, Inc.	1,971	8.2%
98	American Mini Storage II - Colorado Springs
99	Red Run MHC
100	Walgreens - Denver
101	Shops at Vicksburg	1,600	17.8%	10/31/2018	Great Clips	919	10.2%
102	67-35 Yellowstone Blvd. Owners Corp.
103	Santa Fe Palms	2,970	13.7%	3/31/2023	BBH Food, LLC	2,057	9.5%
104	Palmbrook Gardens Tenants Corp.
105	Commercial Drive Plaza	3,600	11.6%	4/30/2020	Burger Bandit, LLC	3,400	11.0%
106	Stonegate MHP
107	Harrison Commons, Ltd.
108	Breiel Boulevard Store-N-Lock
109	Bay Area Self Storage – Bernal
110	Dundee Meadows MHC
111	Trolley Commerce Center	13,600	13.0%	7/31/2014	Aramco, Inc.	13,312	12.8%
112	World Park 9	5,200	8.8%	3/31/2016	Cornerstone Environmental Grp.	4,800	8.2%
113	Florence Court Corporation
114	Cedargate Apartments
115	Dysart Mini Storage
116	Missile Drive MHP
117	23399 Commerce Drive	9,282	13.8%	6/30/2017	Capricorn Diversified Systems, Inc.	6,440	9.6%
118	320 W. 89th St. Owners Corp.
119	Williamsburg East Apartments
120	Villa Manor MHP
121	214 West 17th Apartment Corp.
122	Commons of Pleasantville N.Y. Inc.

WFRBS Commercial Mortgage Trust 2014-C21

ANNEX A — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	4th Largest Tenant Exp. Date	5th Largest Tenant Name(16)(17)(18)	5th Largest Tenant Sq. Ft.	5th Largest Tenant % of NRA	5th Largest Tenant Exp. Date	Engineering Report Date
1	Fairview Park Drive	12/31/2018	SunTrust Mortgage	14,255	4.0%	4/30/2015	6/16/2014
2	Queens Atrium	2/18/2019	NYC Department of Transportation	49,669	4.8%	MTM	6/12/2014
3	Sheraton Austin						5/13/2014
4	Highland Portfolio						7/1/2014
4.01	Garfield Commons						7/1/2014
4.02	Farmbrooke Manor						7/1/2014
4.03	Warren Manor						7/1/2014
4.04	Warren Woods						7/1/2014
4.05	Highland Towers						7/1/2014
4.06	Golf Manor						7/1/2014
5	Cedar Crest Professional Park	11/30/2018	Lehigh Magnetic Imaging Center, LP	11,910	1.7%	11/30/2023	5/12/2014
6	Shops at CenterPoint	1/31/2017	Dunham’s	28,235	6.1%	1/31/2020	5/8/2014
7	Algonquin Portfolio	Various	Various	Various	Various	Various	5/9/2014
7.01	1900 Pollitt						5/9/2014
7.02	1701 Pollitt	9/30/2015	Kyodo, USA (Storage)	1,500	1.4%	MTM	5/9/2014
7.03	40 Potash						5/9/2014
7.04	1905 Nevins						5/9/2014
7.05	125 Algonquin						5/9/2014
7.06	128 Bauer						5/9/2014
7.07	5 Thornton						5/9/2014
7.08	1500 Pollitt						5/9/2014
7.09	30-40 Leslie Court						5/9/2014
7.10	156 Algonquin						5/9/2014
7.11	145 Algonquin						5/9/2014
7.12	95 Bauer						5/9/2014
8	Tryp by Wyndham Times Square South						4/28/2014
9	Montgomery Mall	11/30/2033	Dick’s Clothing & Sport	50,000	4.5%	1/31/2019	4/3/2014
10	The Bluffs						5/14/2014
11	Holiday Inn San Francisco Airport						2/21/2014
12	White Road Plaza	12/31/2016	Foothill Community Health	7,000	4.6%	10/31/2022	5/27/2014
13	Oak Park Village Apartments						12/11/2013
14	The Lovejoy	8/31/2017	SurveyMonkey.com, LLC	4,359	5.2%	12/31/2014	5/29/2014
15	Oak Court Mall	1/31/2017	Charlotte Russe	6,500	2.7%	1/31/2015	2/28/2014
16	Kane Distribution Center 6						5/13/2014
17	Rock Pointe East	6/30/2017	Verizon Wireless	6,614	2.8%	7/31/2016	5/8/2014
18	SpringHill Suites & Residence Inn Glendale						Various
18.01	Residence Inn Glendale						3/31/2014
18.02	SpringHill Suites Glendale						3/28/2014
19	Best Western Premier Hotel Napa						2/21/2014
20	Seven Corners Apartments						4/7/2014
21	Barrington Orthopedics Portfolio						4/21/2014
22	2929 Imperial Highway	7/31/2019					5/27/2014
23	Marina Plaza	5/31/2015	Scatec Solar	3,019	4.1%	7/14/2018	5/6/2014
24	JBL Hotel Portfolio						4/30/2014
24.01	La Quinta Inn & Suites Ely						4/30/2014
24.02	Hampton Inn Murray/Salt Lake City						4/30/2014
25	Coastal Sunbelt						5/27/2014
26	Quantico III	7/31/2018	Vein Clinics of America, Inc.	3,327	3.3%	10/31/2017	4/28/2014
27	Kingsborough Estates MHC						4/29/2014
28	The Stockdale Plaza	9/30/2015	Louong Nguyen/Vicki Vuong dba Image Hair Salon	734	1.2%	3/31/2015	5/14/2014
29	Warminster Heights Home Ownership Association, Inc.						5/28/2014
30	Clear Point Gardens						4/28/2014
31	Harbourside Office Building	3/31/2017	UBS Financial Services Inc.	7,495	4.9%	9/30/2018	3/11/2014
32	Cimarron Heights MHP						3/7/2014
33	Village Oaks	11/30/2023	Party City	16,196	9.8%	1/31/2024	4/10/2014
34	One Commerce	11/30/2023	Welch Hornsby & Welch, Inc.	9,045	7.5%	8/31/2022	5/8/2014
35	LA Fitness - Irvine						6/18/2014
36	Colonial Heritage MHC						3/10/2014
37	Woods of Fairlawn Apartments						4/16/2014
38	Arrowhead Apartments						10/2/2013
39	Holiday Inn Louisville						4/17/2014
40	Genesis Building	8/31/2019	Alex N. Still Company	6,929	5.0%	8/31/2016	5/6/2014
41	SecurLock Portfolio						11/13/2013
41.01	SecurLock - Warner Robins						11/13/2013
41.02	SecurLock - Snellville						11/13/2013
41.03	SecurLock- Dawsonville						11/13/2013
42	Quest Automotive Products						3/21/2014
43	Bon Aire Park Owners, Inc.						4/16/2014
44	AT&T - 2011 West Hastings						4/11/2014
45	Holiday Inn Express Superior						5/5/2014
46	Swift Spinning Leaseback						Various
46.01	16 Corporate Ridge Parkway						2/10/2014
46.02	3314 4th Avenue						2/7/2014
47	Arminta Apartments						4/10/2014
48	The Shoppes of Ocoee	10/31/2015	Heartland Dental Care, Inc.	3,369	10.0%	4/30/2019	4/25/2014
49	Riverplace Athletic Club						5/19/2014
50	Bramblewood MHC						4/9/2014
51	Residence Inn by Marriott, Colorado Springs, CO						3/31/2014
52	Fitch Apartments						5/29/2014
53	Holiday Inn Express Wixom						5/5/2014
54	Fairfield Inn & Suites New Braunfels						3/14/2014

WFRBS Commercial Mortgage Trust 2014-C21

ANNEX A — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	4th Largest Tenant Exp. Date	5th Largest Tenant Name(16)(17)(18)	5th Largest Tenant Sq. Ft.	5th Largest Tenant % of NRA	5th Largest Tenant Exp. Date	Engineering Report Date
55	Port Crossing	10/31/2019	PHUOC HONG THI TRAN VIETOPIA	1,200	1.8%	7/31/2016	5/27/2014
56	Hampton Inn - Auburn Hills						4/8/2014
57	Xena - Blossom Corners Apartments						4/21/2014
58	Xena - Meadowdale Apartments						4/30/2014
59	Elms Estate (MHC)						3/27/2014
60	Dover Storage Facility						5/12/2014
61	Fairfield Inn & Suites Colorado Springs, CO						3/31/2014
62	138-15 Franklin Avenue Apartments Corp.						3/27/2014
63	Eagle Point Apartments						4/30/2014
64	Holiday Inn Express Southfield						5/5/2014
65	The Palms Apartments						4/14/2014
66	Boston Mills Road	9/30/2016	Andrews and Wyatt LLC	3,359	5.6%	1/31/2017	5/13/2014
67	24 Central Park South, Inc.						5/14/2014
68	Holiday Inn Express Somerset						4/16/2014
69	Holiday Inn Express & Suites Lake Charles						4/8/2014
70	Gateway Apartment Owners Corp.						4/16/2014
71	Sage Creek						5/2/2014
72	Budget Self Storage Portfolio						Various
72.01	San Antonio Self Storage						5/1/2014
72.02	Denton Self Storage						5/1/2014
72.03	Jackson Self Storage						5/2/2014
72.04	Laredo Self Storage						5/2/2014
73	2630 Kingsbridge Terrace Owners, Inc.						4/24/2014
74	Cedar Park Estates						6/17/2014
75	Cityside Apartments						4/1/2014
76	All American Storage Bloomington South						5/22/2014
77	Fairfield Inn & Suites, Olathe, KS						4/2/2014
78	Riverwinds MHC						5/15/2014
79	American Mini Storage I - Missouri City						5/1/2014
80	Citrus Park Retail Center						5/12/2014
81	Bay Area Self Storage – Bird						4/14/2014
82	Greens Lake Apartments						5/15/2014
83	Amelia Station	5/31/2016	SSJ Yulee, LLC	2,810	8.3%	3/31/2017	4/15/2014
84	67th Road Housing Corporation						3/26/2014
85	Brougham Manor Apartments						4/8/2014
86	993 Fifth Avenue Corporation						4/1/2014
87	American Mini Storage II - Arlington						4/30/2014
88	Great Value Storage						5/7/2014
89	All American Storage East						5/22/2014
90	Shoppes of Fort Wright	1/31/2019	Sprint	1,500	8.0%	2/29/2016	4/15/2014
91	Patriot Village	6/30/2016	Gamestop, Inc.	1,716	8.6%	4/30/2016	5/12/2014
92	All American Storage of Evansville						5/22/2014
93	University Center South	3/31/2018	Elia Hawara dba Royal Time Sweepstakes	2,528	5.8%	9/30/2016	4/15/2014
94	Sun Valley MHC						6/11/2014
95	Shadow Wood MHP						4/7/2014
96	Ezon Building						5/1/2014
97	Taxi Office Building	12/1/2017	1st Movement	1,700	7.1%	2/28/2017	4/24/2014
98	American Mini Storage II - Colorado Springs						4/30/2014
99	Red Run MHC						4/16/2014
100	Walgreens - Denver						5/14/2014
101	Shops at Vicksburg	1/31/2019	S/S Foot Specialist, LLC	901	10.0%	7/31/2019	5/15/2014
102	67-35 Yellowstone Blvd. Owners Corp.						4/11/2014
103	Santa Fe Palms	9/14/2015	Rubio’s Baja Grill	2,011	9.2%	8/31/2019	1/15/2014
104	Palmbrook Gardens Tenants Corp.						4/1/2014
105	Commercial Drive Plaza	12/31/2019	Familia Mendoza, Inc	3,290	10.6%	9/30/2018	4/9/2014
106	Stonegate MHP						4/9/2014
107	Harrison Commons, Ltd.						4/30/2014
108	Breiel Boulevard Store-N-Lock						4/9/2014
109	Bay Area Self Storage – Bernal						4/21/2014
110	Dundee Meadows MHC						3/10/2014
111	Trolley Commerce Center	12/31/2017	Cochran Brothers Distributors	11,280	10.8%	1/31/2018	3/27/2014
112	World Park 9	2,400 square feet expiring 12/31/2016; 2,400 square feet expiring 9/30/2017	CTL Aerospace, Inc.	4,532	7.7%	8/31/2018	3/11/2014
113	Florence Court Corporation						4/29/2014
114	Cedargate Apartments						4/1/2014
115	Dysart Mini Storage						4/21/2014
116	Missile Drive MHP						4/14/2014
117	23399 Commerce Drive	9/30/2016	Cincinnati Time Systems, Inc.	6,400	9.5%	8/31/2019	4/11/2014
118	320 W. 89th St. Owners Corp.						3/25/2014
119	Williamsburg East Apartments						5/27/2014
120	Villa Manor MHP						4/11/2014
121	214 West 17th Apartment Corp.						3/8/2014
122	Commons of Pleasantville N.Y. Inc.						5/12/2014

WFRBS Commercial Mortgage Trust 2014-C21

ANNEX A — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Environmental Report Date (Phase I)	Environmental Report Date (Phase II)	Seismic PML %	Seismic Insurance Required (Y/N)	Terrorism Insurance (Y/N)	Loan Purpose	Engineering Escrow / Deferred Maintenance ($)	Tax Escrow (Initial) ($)
1	Fairview Park Drive	6/5/2014			N	Y	Refinance	0	222,511
2	Queens Atrium	4/28/2014			N	Y	Refinance	0	0
3	Sheraton Austin	5/12/2014			N	Y	Acquisition	0	591,530
4	Highland Portfolio	6/30/2014			N	Y	Acquisition	1,157,756	107,552
4.01	Garfield Commons	6/30/2014			N	Y
4.02	Farmbrooke Manor	6/30/2014			N	Y
4.03	Warren Manor	6/30/2014			N	Y
4.04	Warren Woods	6/30/2014			N	Y
4.05	Highland Towers	6/30/2014			N	Y
4.06	Golf Manor	6/30/2014			N	Y
5	Cedar Crest Professional Park	5/2/2014			N	Y	Refinance	379,725	725,164
6	Shops at CenterPoint	6/24/2014			N	Y	Acquisition	1,366,000	0
7	Algonquin Portfolio	Various			N	Y	Refinance	336,375	172,372
7.01	1900 Pollitt	5/15/2014			N	Y
7.02	1701 Pollitt	5/9/2014			N	Y
7.03	40 Potash	5/9/2014			N	Y
7.04	1905 Nevins	5/9/2014			N	Y
7.05	125 Algonquin	5/9/2014			N	Y
7.06	128 Bauer	5/13/2014			N	Y
7.07	5 Thornton	5/9/2014			N	Y
7.08	1500 Pollitt	5/9/2014			N	Y
7.09	30-40 Leslie Court	5/15/2014			N	Y
7.10	156 Algonquin	5/9/2014			N	Y
7.11	145 Algonquin	5/9/2014			N	Y
7.12	95 Bauer	5/12/2014			N	Y
8	Tryp by Wyndham Times Square South	4/29/2014			N	Y	Refinance	0	83,716
9	Montgomery Mall	4/3/2014			N	Y	Refinance	0	0
10	The Bluffs	5/9/2014			N	Y	Refinance	77,888	163,064
11	Holiday Inn San Francisco Airport	2/21/2014		16.0%	N	Y	Refinance	0	133,324
12	White Road Plaza	5/28/2014		15.0%	N	Y	Refinance	0	159,544
13	Oak Park Village Apartments	12/11/2013			N	Y	Acquisition	15,563	349,506
14	The Lovejoy	1/30/2014		3.0%	N	Y	Acquisition	0	0
15	Oak Court Mall	3/3/2014		11.0%	N	Y	Refinance	0	0
16	Kane Distribution Center 6	5/13/2014			N	Y	Acquisition	67,500	0
17	Rock Pointe East	4/28/2014		7.0%	N	Y	Refinance	111,553	80,623
18	SpringHill Suites & Residence Inn Glendale	Various			N	Y	Refinance	0	205,413
18.01	Residence Inn Glendale	3/31/2014			N	Y
18.02	SpringHill Suites Glendale	3/28/2014			N	Y
19	Best Western Premier Hotel Napa	2/20/2014		11.0%	N	Y	Refinance	15,320	85,643
20	Seven Corners Apartments	4/7/2014			N	Y	Refinance	34,785	176,689
21	Barrington Orthopedics Portfolio	Bartlett: 4/11/2014; Elk Grove and Schaumburg: 4/14/2014			N	Y	Acquisition	0	0
22	2929 Imperial Highway	4/21/2014		13.0%	N	Y	Acquisition	0	122,364
23	Marina Plaza	5/6/2014		16.0%	N	Y	Refinance	0	0
24	JBL Hotel Portfolio	4/30/2014		Various	N	Y	Refinance	0	74,894
24.01	La Quinta Inn & Suites Ely	4/30/2014			N	Y
24.02	Hampton Inn Murray/Salt Lake City	4/30/2014		8.0%	N	Y
25	Coastal Sunbelt	5/21/2014			N	Y	Refinance	0	0
26	Quantico III	4/28/2014			N	Y	Refinance	0	18,057
27	Kingsborough Estates MHC	4/29/2014			N	Y	Refinance	109,375	69,515
28	The Stockdale Plaza	5/14/2014		8.0%	N	Y	Acquisition	0	23,888
29	Warminster Heights Home Ownership Association, Inc.	5/28/2014			N	Y	Refinance	0	0
30	Clear Point Gardens	4/30/2014			N	Y	Refinance	5,625	52,933
31	Harbourside Office Building	3/18/2014			N	Y	Refinance	407,826	214,314
32	Cimarron Heights MHP	3/7/2014			N	Y	Acquisition	0	8,333
33	Village Oaks	4/10/2014			N	Y	Refinance	31,875	63,137
34	One Commerce	5/7/2014			N	Y	Refinance	0	67,540
35	LA Fitness - Irvine	6/18/2014			N	Y	Refinance	0	0
36	Colonial Heritage MHC	3/20/2014			N	Y	Refinance	21,250	84,417
37	Woods of Fairlawn Apartments	4/17/2014			N	Y	Refinance	132,588	23,533
38	Arrowhead Apartments	10/2/2013			N	Y	Refinance	200,375	72,463
39	Holiday Inn Louisville	4/17/2014			N	Y	Refinance	0	49,675
40	Genesis Building	5/6/2014			N	Y	Refinance	0	31,140
41	SecurLock Portfolio	Various			N	Y	Refinance	22,438	24,043
41.01	SecurLock - Warner Robins	11/13/2013			N	Y
41.02	SecurLock - Snellville	11/12/2013			N	Y
41.03	SecurLock- Dawsonville	11/12/2013			N	Y
42	Quest Automotive Products	3/24/2014			N	Y	Refinance	0	150,000
43	Bon Aire Park Owners, Inc.	4/15/2014			N	Y	Refinance	0	348,417
44	AT&T - 2011 West Hastings	5/14/2014			N	Y	Acquisition	312,500	0
45	Holiday Inn Express Superior	5/5/2014			N	Y	Refinance	0	45,886
46	Swift Spinning Leaseback	Various			N	Y	Acquisition	0	0
46.01	16 Corporate Ridge Parkway	2/7/2014			N	Y
46.02	3314 4th Avenue	2/11/2014			N	Y
47	Arminta Apartments	4/14/2014		17.0%	N	Y	Refinance	100,313	3,257
48	The Shoppes of Ocoee	4/24/2014			N	Y	Acquisition	0	55,116
49	Riverplace Athletic Club	5/19/2014		14.0%	N	Y	Acquisition	0	0
50	Bramblewood MHC	4/9/2014			N	Y	Refinance	0	26,138
51	Residence Inn by Marriott, Colorado Springs, CO	3/31/2014			N	Y	Refinance	0	19,330
52	Fitch Apartments	5/29/2014			N	Y	Refinance	60,188	15,133
53	Holiday Inn Express Wixom	5/5/2014			N	Y	Refinance	0	79,876
54	Fairfield Inn & Suites New Braunfels	3/17/2014			N	Y	Acquisition	0	54,501

WFRBS Commercial Mortgage Trust 2014-C21

ANNEX A — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Environmental Report Date (Phase I)	Environmental Report Date (Phase II)	Seismic PML %	Seismic Insurance Required (Y/N)	Terrorism Insurance (Y/N)	Loan Purpose	Engineering Escrow / Deferred Maintenance ($)	Tax Escrow (Initial) ($)
55	Port Crossing	5/23/2014			N	Y	Refinance	0	13,827
56	Hampton Inn - Auburn Hills	4/8/2014			N	Y	Refinance	0	61,652
57	Xena - Blossom Corners Apartments	4/21/2014			N	Y	Refinance	97,000	27,393
58	Xena - Meadowdale Apartments	4/30/2014			N	Y	Refinance	104,000	7,584
59	Elms Estate (MHC)	3/28/2014			N	Y	Refinance	0	2,718
60	Dover Storage Facility	5/13/2014			N	Y	Refinance	0	7,573
61	Fairfield Inn & Suites Colorado Springs, CO	3/31/2014			N	Y	Refinance	0	14,474
62	138-15 Franklin Avenue Apartments Corp.	3/27/2014			N	Y	Refinance	0	0
63	Eagle Point Apartments	5/2/2014			N	Y	Acquisition	26,375	41,367
64	Holiday Inn Express Southfield	5/5/2014			N	Y	Refinance	0	128,775
65	The Palms Apartments	4/14/2014		7.0%	N	Y	Refinance	0	12,549
66	Boston Mills Road	5/13/2014			N	Y	Refinance	16,425	11,757
67	24 Central Park South, Inc.	5/13/2014			N	Y	Refinance	0	0
68	Holiday Inn Express Somerset	4/17/2014			N	Y	Refinance	0	18,163
69	Holiday Inn Express & Suites Lake Charles	4/9/2014			N	Y	Refinance	0	33,800
70	Gateway Apartment Owners Corp.	4/11/2014			N	Y	Refinance	0	42,232
71	Sage Creek	5/1/2014			N	Y	Acquisition	0	0
72	Budget Self Storage Portfolio	Various			N	Y	Refinance	54,113	79,123
72.01	San Antonio Self Storage	5/5/2014			N	Y
72.02	Denton Self Storage	5/1/2014			N	Y
72.03	Jackson Self Storage	5/5/2014			N	Y
72.04	Laredo Self Storage	5/5/2014			N	Y
73	2630 Kingsbridge Terrace Owners, Inc.	4/23/2014			N	Y	Refinance	0	46,110
74	Cedar Park Estates	6/16/2014			N	Y	Refinance	0	13,650
75	Cityside Apartments	4/2/2014			N	Y	Refinance	33,750	75,914
76	All American Storage Bloomington South	5/22/2014			N	Y	Refinance	0	11,207
77	Fairfield Inn & Suites, Olathe, KS	4/2/2014			N	Y	Refinance	0	38,898
78	Riverwinds MHC	5/15/2014			N	Y	Refinance	0	2,988
79	American Mini Storage I - Missouri City	4/30/2014			N	Y	Refinance	0	45,752
80	Citrus Park Retail Center	5/12/2014			N	Y	Refinance	0	12,889
81	Bay Area Self Storage – Bird	4/14/2014		9.0%	N	Y	Refinance	0	11,109
82	Greens Lake Apartments	5/15/2014			N	Y	Refinance	29,438	51,568
83	Amelia Station	4/15/2014			N	Y	Refinance	13,951	20,341
84	67th Road Housing Corporation	3/26/2014			N	Y	Refinance	0	0
85	Brougham Manor Apartments	4/8/2014			N	Y	Acquisition	83,563	45,042
86	993 Fifth Avenue Corporation	4/1/2014			N	Y	Refinance	0	0
87	American Mini Storage II - Arlington	4/30/2014			N	Y	Refinance	0	57,666
88	Great Value Storage	5/7/2014			N	Y	Refinance	30,938	16,405
89	All American Storage East	5/21/2014			N	Y	Refinance	0	6,703
90	Shoppes of Fort Wright	4/22/2014			N	Y	Refinance	14,219	27,116
91	Patriot Village	5/12/2014			N	Y	Refinance	0	47,106
92	All American Storage of Evansville	5/22/2014			N	Y	Refinance	0	12,429
93	University Center South	4/15/2014			N	Y	Refinance	23,885	28,222
94	Sun Valley MHC	6/16/2014			N	Y	Refinance	6,250	45,972
95	Shadow Wood MHP	4/9/2014			N	Y	Refinance	64,313	10,505
96	Ezon Building	5/2/2014		13.0%	N	Y	Acquisition	0	41,388
97	Taxi Office Building	4/24/2014			N	Y	Refinance	0	5,461
98	American Mini Storage II - Colorado Springs	4/30/2014			N	Y	Refinance	16,825	2,960
99	Red Run MHC	5/27/2014			N	Y	Refinance	2,625	50,263
100	Walgreens - Denver	5/14/2014			N	N	Refinance	0	0
101	Shops at Vicksburg	5/15/2014			N	Y	Acquisition	0	34,027
102	67-35 Yellowstone Blvd. Owners Corp.	4/10/2014			N	Y	Refinance	0	22,542
103	Santa Fe Palms	1/15/2014			N	Y	Acquisition	0	8,439
104	Palmbrook Gardens Tenants Corp.	4/1/2014			N	Y	Refinance	0	0
105	Commercial Drive Plaza	4/9/2014			N	Y	Refinance	0	50,041
106	Stonegate MHP	4/10/2014			N	Y	Refinance	13,500	21,757
107	Harrison Commons, Ltd.	4/24/2014			N	Y	Refinance	0	19,341
108	Breiel Boulevard Store-N-Lock	4/27/2014			N	Y	Acquisition	0	13,022
109	Bay Area Self Storage – Bernal	4/21/2014		11.0%	N	Y	Refinance	0	10,764
110	Dundee Meadows MHC	3/10/2014			N	Y	Refinance	0	19,502
111	Trolley Commerce Center	3/27/2014			N	Y	Acquisition	53,613	39,368
112	World Park 9	3/11/2014			N	Y	Acquisition	50,625	34,740
113	Florence Court Corporation	4/30/2014			N	Y	Refinance	0	0
114	Cedargate Apartments	3/31/2014			N	Y	Refinance	120,753	0
115	Dysart Mini Storage	4/30/2014			N	Y	Refinance	85,438	6,793
116	Missile Drive MHP	4/15/2014			N	Y	Acquisition	107,406	687
117	23399 Commerce Drive	4/11/2014			N	Y	Refinance	100,000	18,234
118	320 W. 89th St. Owners Corp.	3/25/2014			N	Y	Refinance	0	56,250
119	Williamsburg East Apartments	5/27/2014			N	Y	Refinance	6,750	9,304
120	Villa Manor MHP	4/14/2014			N	Y	Refinance	3,000	776
121	214 West 17th Apartment Corp.	4/8/2014			N	Y	Refinance	0	0
122	Commons of Pleasantville N.Y. Inc.	5/12/2014			N	Y	Refinance	0	0

WFRBS Commercial Mortgage Trust 2014-C21

ANNEX A — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Monthly Tax Escrow ($)	Tax Escrow - Cash or LoC	Tax Escrow - LoC Counterparty	Insurance Escrow (Initial) ($)	Monthly Insurance Escrow ($)	Insurance Escrow - Cash or LoC	Insurance Escrow - LoC Counterparty	Upfront Replacement Reserve ($)	Monthly Replacement Reserve ($)(19)	Replacement Reserve Cap ($)	Replacement Reserve Escrow - Cash or LoC
1	Fairview Park Drive	111,256	Cash		8,615	8,615	Cash		7,518	7,518	350,000	Cash
2	Queens Atrium	161,995	Cash		0	47,399	Cash		0	17,207	825,921	Cash
3	Sheraton Austin	133,571	Cash		2,872	$2,868; Springing	Cash		1,104,500	79,155	0	Cash
4	Highland Portfolio	107,552	Cash		185,168	37,034	Cash		0	40,270	0	Cash
4.01	Garfield Commons
4.02	Farmbrooke Manor
4.03	Warren Manor
4.04	Warren Woods
4.05	Highland Towers
4.06	Golf Manor
5	Cedar Crest Professional Park	89,566	Cash		30,719	6,386	Cash		500,000	19,856	500,000	Cash
6	Shops at CenterPoint	Springing			0	Springing			0	8,576	0	Cash
7	Algonquin Portfolio	86,186	Cash		77,741	12,957	Cash		12,514	12,514	0	Cash
7.01	1900 Pollitt
7.02	1701 Pollitt
7.03	40 Potash
7.04	1905 Nevins
7.05	125 Algonquin
7.06	128 Bauer
7.07	5 Thornton
7.08	1500 Pollitt
7.09	30-40 Leslie Court
7.10	156 Algonquin
7.11	145 Algonquin
7.12	95 Bauer
8	Tryp by Wyndham Times Square South	83,716	Cash		91,158	13,023	Cash		52,715	52,715	0	Cash
9	Montgomery Mall	Springing			0	Springing			0	Springing	375,000
10	The Bluffs	54,356	Cash		58,122	14,532	Cash		0	12,542	0	Cash
11	Holiday Inn San Francisco Airport	19,046	Cash		29,770	4,962	Cash		32,560	32,560	0	Cash
12	White Road Plaza	$39,886; Springing	Cash		0	Springing			0	2,558	92,096	Cash
13	Oak Park Village Apartments	38,834	Cash		24,511	12,255	Cash		0	Springing	0
14	The Lovejoy	Springing			0	Springing			0	Springing	0
15	Oak Court Mall	Springing			0	Springing			0	Springing	162,000
16	Kane Distribution Center 6	Springing			0	Springing			0	0	0
17	Rock Pointe East	26,874	Cash		54,802	6,089	Cash		3,930	3,930	0	Cash
18	SpringHill Suites & Residence Inn Glendale	25,677	Cash		17,376	Springing	Cash		21,775	21,775	0	Cash
18.01	Residence Inn Glendale
18.02	SpringHill Suites Glendale
19	Best Western Premier Hotel Napa	14,274	Cash		12,442	2,488	Cash		16,200	$16,200; Springing	575,000	Cash
20	Seven Corners Apartments	22,086	Cash		103,001	7,357	Cash		7,100	7,100	0	Cash
21	Barrington Orthopedics Portfolio	Springing			0	Springing			0	0	0
22	2929 Imperial Highway	20,394	Cash		9,540	Springing	Cash		2,524	2,524	0	Cash
23	Marina Plaza	Springing			0	Springing			0	1,530	50,000	Cash
24	JBL Hotel Portfolio	11,728	Cash		18,199	2,118	Cash		4,350	0	0	Cash
24.01	La Quinta Inn & Suites Ely
24.02	Hampton Inn Murray/Salt Lake City
25	Coastal Sunbelt	Springing			0	Springing			0	Springing	0
26	Quantico III	18,057	Cash		0	Springing			0	1,665	0	Cash
27	Kingsborough Estates MHC	6,320	Cash		6,151	513	Cash		1,354	1,354	0	Cash
28	The Stockdale Plaza	11,944	Cash		0	Springing			0	1,765	30,000	Cash
29	Warminster Heights Home Ownership Association, Inc.	Springing			0	Springing			0	0	0
30	Clear Point Gardens	26,466	Cash		144,534	10,324	Cash		21,020	21,020	0	Cash
31	Harbourside Office Building	35,719	Cash		41,113	13,704	Cash		2,560	2,560	0	Cash
32	Cimarron Heights MHP	8,333	Cash		5,386	2,693	Cash		0	0	0
33	Village Oaks	7,892	Cash		26,575	2,953	Cash		4,010	4,010	0	Cash
34	One Commerce	8,442	Cash		6,106	2,035	Cash		2,400	2,400	0	Cash
35	LA Fitness - Irvine	Springing			0	Springing			923	923	0	Cash
36	Colonial Heritage MHC	10,490	Cash		10,055	2,011	Cash		0	1,058	0	Cash
37	Woods of Fairlawn Apartments	23,533	Cash		59,681	7,460	Cash		7,170	7,170	0	Cash
38	Arrowhead Apartments	18,191	Cash		40,111	8,022	Cash		336,960	9,360	336,960	Cash
39	Holiday Inn Louisville	6,209	Cash		24,497	2,041	Cash		10,900	10,900	0	Cash
40	Genesis Building	31,140	Cash		0	Springing			0	3,122	0	Cash
41	SecurLock Portfolio	8,014	Cash		16,577	1,842	Cash		2,525	2,525	91,000	Cash
41.01	SecurLock - Warner Robins
41.02	SecurLock - Snellville
41.03	SecurLock- Dawsonville
42	Quest Automotive Products	Springing	Cash		0	Springing			0	2,374	0	Cash
43	Bon Aire Park Owners, Inc.	43,493	Cash		0	Springing			0	0	0
44	AT&T - 2011 West Hastings	Springing			0	Springing			0	Springing	0
45	Holiday Inn Express Superior	6,555	Cash		7,838	1,959	Cash		0	8,417	0	Cash
46	Swift Spinning Leaseback	Springing			0	Springing			0	Springing	0
46.01	16 Corporate Ridge Parkway
46.02	3314 4th Avenue
47	Arminta Apartments	651	Cash		3,705	1,235	Cash		1,833	1,833	0	Cash
48	The Shoppes of Ocoee	6,124	Cash		3,308	1,654	Cash		0	720	0	Cash
49	Riverplace Athletic Club	Springing			3,279	3,279	Cash		1,155	1,155	0	Cash
50	Bramblewood MHC	4,356	Cash		6,018	860	Cash		0	833	0	Cash
51	Residence Inn by Marriott, Colorado Springs, CO	3,222	Cash		5,208	Springing	Cash		7,525	7,525	0	Cash
52	Fitch Apartments	3,027	Cash		4,704	1,568	Cash		0	1,875	0	Cash
53	Holiday Inn Express Wixom	6,656	Cash		3,941	0	Cash		0	6,721	0	Cash
54	Fairfield Inn & Suites New Braunfels	7,786	Cash		10,086	2,521	Cash		0	7,884	283,824	Cash

WFRBS Commercial Mortgage Trust 2014-C21

ANNEX A — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Monthly Tax Escrow ($)	Tax Escrow - Cash or LoC	Tax Escrow - LoC Counterparty	Insurance Escrow (Initial) ($)	Monthly Insurance Escrow ($)	Insurance Escrow - Cash or LoC	Insurance Escrow - LoC Counterparty	Upfront Replacement Reserve ($)	Monthly Replacement Reserve ($)(19)	Replacement Reserve Cap ($)	Replacement Reserve Escrow - Cash or LoC
55	Port Crossing	4,609	Cash		9,575	957	Cash		818	818	0	Cash
56	Hampton Inn - Auburn Hills	8,686	Cash		16,274	1,628	Cash		0	8,171	0	Cash
57	Xena - Blossom Corners Apartments	6,848	Cash		26,017	5,204	Cash		0	3,996	0	Cash
58	Xena - Meadowdale Apartments	1,897	Cash		9,209	1,843	Cash		0	2,101	0	Cash
59	Elms Estate (MHC)	544	Cash		10,946	1,095	Cash		0	775	0	Cash
60	Dover Storage Facility	7,573	Cash		3,310	1,103	Cash		1,100	1,100	0	Cash
61	Fairfield Inn & Suites Colorado Springs, CO	2,412	Cash		4,690	Springing	Cash		6,476	6,476	0	Cash
62	138-15 Franklin Avenue Apartments Corp.	Springing			0	Springing			0	0	0
63	Eagle Point Apartments	6,895	Cash		6,753	3,376	Cash		5,575	5,575	0	Cash
64	Holiday Inn Express Southfield	10,731	Cash		5,563	0	Cash		0	8,121	0	Cash
65	The Palms Apartments	4,183	Cash		0	Springing			0	2,146	51,500	Cash
66	Boston Mills Road	11,757	Cash		1,687	0	Cash		0	1,009	0	Cash
67	24 Central Park South, Inc.	Springing			0	Springing			0	0	0
68	Holiday Inn Express Somerset	1,816	Cash		26,953	2,073	Cash		0	5,864	0	Cash
69	Holiday Inn Express & Suites Lake Charles	4,829	Cash		3,938	3,938	Cash		7,054	7,054	0	Cash
70	Gateway Apartment Owners Corp.	12,718	Cash		0	Springing			0	0	0
71	Sage Creek	3,385	Cash		862	431	Cash		0	917	0	Cash
72	Budget Self Storage Portfolio	9,890	Cash		34,634	6,927	Cash		2,562	2,562	0	Cash
72.01	San Antonio Self Storage
72.02	Denton Self Storage
72.03	Jackson Self Storage
72.04	Laredo Self Storage
73	2630 Kingsbridge Terrace Owners, Inc.	22,993	Cash		0	Springing			0	0	0
74	Cedar Park Estates	1,137	Cash		1,684	561	Cash		671	671	0	Cash
75	Cityside Apartments	12,652	Cash		39,055	2,790	Cash		2,960	2,960	0	Cash
76	All American Storage Bloomington South	3,736	Cash		311	311	Cash		695	695	0	Cash
77	Fairfield Inn & Suites, Olathe, KS	9,724	Cash		4,453	Springing	Cash		6,303	6,303	0	Cash
78	Riverwinds MHC	272	Cash		3,722	532	Cash		429	429	0	Cash
79	American Mini Storage I - Missouri City	6,536	Cash		0	Springing			0	690	30,000	Cash
80	Citrus Park Retail Center	3,222	Cash		12,872	1,073	Cash		0	163	0	Cash
81	Bay Area Self Storage – Bird	3,703	Cash		0	Springing			0	Springing	0
82	Greens Lake Apartments	6,446	Cash		0	Springing			0	3,641	0	Cash
83	Amelia Station	2,906	Cash		0	Springing			0	562	0	Cash
84	67th Road Housing Corporation	Springing			0	Springing			0	0	0
85	Brougham Manor Apartments	7,507	Cash		0	2,352	Cash		0	2,635	93,600	Cash
86	993 Fifth Avenue Corporation	Springing			0	Springing			0	0	0
87	American Mini Storage II - Arlington	8,238	Cash		0	Springing			0	1,031	35,000	Cash
88	Great Value Storage	2,344	Cash		827	827	Cash		1,872	1,872	0	Cash
89	All American Storage East	2,234	Cash		277	277	Cash		635	635	0	Cash
90	Shoppes of Fort Wright	3,874	Cash		1,292	646	Cash		0	236	0	Cash
91	Patriot Village	5,234	Cash		9,639	1,071	Cash		0	333	12,000	Cash
92	All American Storage of Evansville	4,143	Cash		386	386	Cash		714	714	0	Cash
93	University Center South	4,032	Cash		0	Springing			0	1,161	0	Cash
94	Sun Valley MHC	6,567	Cash		1,984	661	Cash		750	750	0	Cash
95	Shadow Wood MHP	2,626	Cash		8,297	754	Cash		1,133	1,133	0	Cash
96	Ezon Building	5,913	Cash		1,987	662	Cash		621	621	0	Cash
97	Taxi Office Building	5,461	Cash		2,399	343	Cash		0	1,008	72,540	Cash
98	American Mini Storage II - Colorado Springs	2,960	Cash		0	Springing			0	960	35,000	Cash
99	Red Run MHC	5,026	Cash		8,096	623	Cash		508	508	0	Cash
100	Walgreens - Denver	Springing			0	Springing			0	Springing	0
101	Shops at Vicksburg	4,861	Cash		805	805	Cash		0	Springing	0
102	67-35 Yellowstone Blvd. Owners Corp.	22,542	Cash		0	Springing			0	0	0
103	Santa Fe Palms	2,813	Cash		1,233	1,233	Cash		0	453	0	Cash
104	Palmbrook Gardens Tenants Corp.	Springing			0	Springing			0	0	0
105	Commercial Drive Plaza	7,149	Cash		4,615	659	Cash		516	516	30,941	Cash
106	Stonegate MHP	3,108	Cash		3,449	431	Cash		550	550	19,800	Cash
107	Harrison Commons, Ltd.	6,543	Cash		0	Springing			0	0	0
108	Breiel Boulevard Store-N-Lock	3,255	Cash		1,327	1,327	Cash		761	761	0	Cash
109	Bay Area Self Storage – Bernal	3,588	Cash		0	Springing			0	Springing	0
110	Dundee Meadows MHC	2,672	Cash		1,748	291	Cash		333	333	0	Cash
111	Trolley Commerce Center	3,937	Cash		0	Springing			0	1,653	50,000	Cash
112	World Park 9	3,860	Cash		1,286	643	Cash		0	1,078	0	Cash
113	Florence Court Corporation	Springing			0	Springing			0	0	0
114	Cedargate Apartments	Springing			0	Springing			0	Springing	0
115	Dysart Mini Storage	2,264	Cash		821	410	Cash		500	500	0	Cash
116	Missile Drive MHP	687	Cash		940	470	Cash		313	313	0	Cash
117	23399 Commerce Drive	3,039	Cash		0	Springing			0	Springing	0
118	320 W. 89th St. Owners Corp.	18,750	Cash		0	Springing			0	0	0
119	Williamsburg East Apartments	2,326	Cash		11,071	2,768	Cash		2,149	2,149	0	Cash
120	Villa Manor MHP	388	Cash		2,403	343	Cash		329	329	0	Cash
121	214 West 17th Apartment Corp.	Springing			0	Springing			0	0	0
122	Commons of Pleasantville N.Y. Inc.	Springing			0	Springing			0	0	0

WFRBS Commercial Mortgage Trust 2014-C21

ANNEX A — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES
Mortgage Loan Number	Property Name	Replacement Reserve Escrow - LoC Counterparty	Upfront TI/LC Reserve ($)(20)	Monthly TI/LC Reserve ($)(20)	TI/LC Reserve Cap ($)(20)	TI/LC Escrow - Cash or LoC	TI/LC Escrow - LoC Counterparty	Debt Service Escrow (Initial) ($)	Debt Service Escrow (Monthly) ($)	Debt Service Escrow - Cash or LoC	Debt Service Escrow - LoC Counterparty
1	Fairview Park Drive		12,029	12,029	5,500,000	Cash		0	0
2	Queens Atrium		0	86,034	3,871,507	Cash		0	0
3	Sheraton Austin		0	0	0			0	0
4	Highland Portfolio		0	0	0			0	0
4.01	Garfield Commons
4.02	Farmbrooke Manor
4.03	Warren Manor
4.04	Warren Woods
4.05	Highland Towers
4.06	Golf Manor
5	Cedar Crest Professional Park		700,000	58,333	2,100,000	Cash		0	0
6	Shops at CenterPoint		0	12,500	500,000	Cash		0	0
7	Algonquin Portfolio		1,388,056	Springing	1,500,000	Cash		0	0
7.01	1900 Pollitt
7.02	1701 Pollitt
7.03	40 Potash
7.04	1905 Nevins
7.05	125 Algonquin
7.06	128 Bauer
7.07	5 Thornton
7.08	1500 Pollitt
7.09	30-40 Leslie Court
7.10	156 Algonquin
7.11	145 Algonquin
7.12	95 Bauer
8	Tryp by Wyndham Times Square South		0	0	0			0	0
9	Montgomery Mall		0	Springing	883,200			0	0
10	The Bluffs		0	0	0			0	0
11	Holiday Inn San Francisco Airport		0	0	0			0	0
12	White Road Plaza		0	12,500	300,000	Cash		0	0
13	Oak Park Village Apartments		0	0	0			0	0
14	The Lovejoy		0	10,428	500,000	Cash		0	0
15	Oak Court Mall		0	Springing	379,200			0	0
16	Kane Distribution Center 6		0	0	0			0	0
17	Rock Pointe East		20,833	20,833	0	Cash		0	0
18	SpringHill Suites & Residence Inn Glendale		0	0	0			0	0
18.01	Residence Inn Glendale
18.02	SpringHill Suites Glendale
19	Best Western Premier Hotel Napa		0	0	0			0	0
20	Seven Corners Apartments		0	0	0			0	0
21	Barrington Orthopedics Portfolio		0	0	0			0	0
22	2929 Imperial Highway		7,572	7,572	120,288	Cash		0	0
23	Marina Plaza		0	Springing	0			0	0
24	JBL Hotel Portfolio		14,807	14,807	0	Cash		0	0
24.01	La Quinta Inn & Suites Ely
24.02	Hampton Inn Murray/Salt Lake City
25	Coastal Sunbelt		0	Springing	0			0	0
26	Quantico III		0	0	0			0	0
27	Kingsborough Estates MHC		0	0	0			0	0
28	The Stockdale Plaza		0	8,156	200,000	Cash		0	0
29	Warminster Heights Home Ownership Association, Inc.		0	0	0			0	0
30	Clear Point Gardens		0	0	0			0	0
31	Harbourside Office Building		15,000	15,000	350,000	Cash		0	0
32	Cimarron Heights MHP		0	0	0			0	0
33	Village Oaks		6,910	6,910	250,000	Cash		0	0
34	One Commerce		500,000	8,000	500,000	Cash		0	0
35	LA Fitness - Irvine		137,100	4,158	0	Cash		0	0
36	Colonial Heritage MHC		0	0	0			0	0
37	Woods of Fairlawn Apartments		0	0	0			0	0
38	Arrowhead Apartments		0	0	0			0	0
39	Holiday Inn Louisville		0	0	0			0	0
40	Genesis Building		0	8,333	0	Cash		0	0
41	SecurLock Portfolio		0	0	0			0	0
41.01	SecurLock - Warner Robins
41.02	SecurLock - Snellville
41.03	SecurLock- Dawsonville
42	Quest Automotive Products		0	2,374	0	Cash		0	0
43	Bon Aire Park Owners, Inc.		0	0	0			0	0
44	AT&T - 2011 West Hastings		0	0	0			0	0
45	Holiday Inn Express Superior		0	0	0			0	0
46	Swift Spinning Leaseback		800,000	0	0	Cash		0	0
46.01	16 Corporate Ridge Parkway
46.02	3314 4th Avenue
47	Arminta Apartments		0	0	0			0	0
48	The Shoppes of Ocoee		0	2,961	0	Cash		0	0
49	Riverplace Athletic Club		5,777	5,777	0	Cash		0	0
50	Bramblewood MHC		0	0	0			0	0
51	Residence Inn by Marriott, Colorado Springs, CO		0	0	0			0	0
52	Fitch Apartments		0	0	0			0	0
53	Holiday Inn Express Wixom		0	0	0			0	0
54	Fairfield Inn & Suites New Braunfels		0	0	0			0	0

WFRBS Commercial Mortgage Trust 2014-C21

ANNEX A — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Replacement Reserve Escrow - LoC Counterparty	Upfront TI/LC Reserve ($)(20)	Monthly TI/LC Reserve ($)(20)	TI/LC Reserve Cap ($)(20)	TI/LC Escrow - Cash or LoC	TI/LC Escrow - LoC Counterparty	Debt Service Escrow (Initial) ($)	Debt Service Escrow (Monthly) ($)	Debt Service Escrow - Cash or LoC	Debt Service Escrow - LoC Counterparty
55	Port Crossing		4,088	4,088	245,269	Cash		0	0
56	Hampton Inn - Auburn Hills		0	0	0			0	0
57	Xena - Blossom Corners Apartments		0	0	0			0	0
58	Xena - Meadowdale Apartments		0	0	0			0	0
59	Elms Estate (MHC)		0	0	0			0	0
60	Dover Storage Facility		0	0	0			0	0
61	Fairfield Inn & Suites Colorado Springs, CO		0	0	0			0	0
62	138-15 Franklin Avenue Apartments Corp.		0	0	0			0	0
63	Eagle Point Apartments		0	0	0			0	0
64	Holiday Inn Express Southfield		0	0	0			0	0
65	The Palms Apartments		0	0	0			0	0
66	Boston Mills Road		200,000	4,832	375,000	Cash		0	0
67	24 Central Park South, Inc.		0	0	0			0	0
68	Holiday Inn Express Somerset		0	0	0			0	0
69	Holiday Inn Express & Suites Lake Charles		0	Springing	0			0	0
70	Gateway Apartment Owners Corp.		0	0	0			0	0
71	Sage Creek		0	0	0			0	0
72	Budget Self Storage Portfolio		0	0	0			0	0
72.01	San Antonio Self Storage
72.02	Denton Self Storage
72.03	Jackson Self Storage
72.04	Laredo Self Storage
73	2630 Kingsbridge Terrace Owners, Inc.		0	0	0			0	0
74	Cedar Park Estates		0	0	0			0	0
75	Cityside Apartments		0	0	0			0	0
76	All American Storage Bloomington South		0	0	0			0	0
77	Fairfield Inn & Suites, Olathe, KS		0	0	0			0	0
78	Riverwinds MHC		0	0	0			0	0
79	American Mini Storage I - Missouri City		0	0	0			0	0
80	Citrus Park Retail Center		0	Springing	0			0	0
81	Bay Area Self Storage – Bird		0	0	0			0	0
82	Greens Lake Apartments		0	0	0			0	0
83	Amelia Station		101,000	$2,809; Springing	101,000	Cash		0	0
84	67th Road Housing Corporation		0	0	0			0	0
85	Brougham Manor Apartments		0	0	0			0	0
86	993 Fifth Avenue Corporation		0	0	0			0	0
87	American Mini Storage II - Arlington		0	0	0			0	0
88	Great Value Storage		0	0	0			0	0
89	All American Storage East		0	0	0			0	0
90	Shoppes of Fort Wright		100,000	0	100,000	Cash		0	0
91	Patriot Village		0	1,761	63,400	Cash		0	0
92	All American Storage of Evansville		0	0	0			0	0
93	University Center South		0	$3,628; Springing	130,000	Cash		0	0
94	Sun Valley MHC		0	0	0			0	0
95	Shadow Wood MHP		0	0	0			0	0
96	Ezon Building		4,659	4,659	0	Cash		0	0
97	Taxi Office Building		0	2,841	70,000	Cash		0	0
98	American Mini Storage II - Colorado Springs		0	0	0			0	0
99	Red Run MHC		0	0	0			0	0
100	Walgreens - Denver		0	Springing	0			0	0
101	Shops at Vicksburg		0	1,013	50,000	Cash		0	0
102	67-35 Yellowstone Blvd. Owners Corp.		0	0	0			0	0
103	Santa Fe Palms		75,000	1,359	0	Cash		0	0
104	Palmbrook Gardens Tenants Corp.		0	0	0			0	0
105	Commercial Drive Plaza		2,169	2,169	130,150	Cash		0	0
106	Stonegate MHP		0	0	0			0	0
107	Harrison Commons, Ltd.		0	0	0			0	0
108	Breiel Boulevard Store-N-Lock		0	0	0			0	0
109	Bay Area Self Storage – Bernal		0	0	0			0	0
110	Dundee Meadows MHC		0	0	0			0	0
111	Trolley Commerce Center		0	2,175	100,000	Cash		0	0
112	World Park 9		0	2,450	88,200	Cash		0	0
113	Florence Court Corporation		0	0	0			0	0
114	Cedargate Apartments		0	0	0			0	0
115	Dysart Mini Storage		0	0	0			0	0
116	Missile Drive MHP		0	0	0			0	0
117	23399 Commerce Drive		0	Springing	0			0	0
118	320 W. 89th St. Owners Corp.		0	0	0			0	0
119	Williamsburg East Apartments		0	0	0			0	0
120	Villa Manor MHP		0	0	0			0	0
121	214 West 17th Apartment Corp.		0	0	0			0	0
122	Commons of Pleasantville N.Y. Inc.		0	0	0			0	0

WFRBS Commercial Mortgage Trust 2014-C21

ANNEX A — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Other Escrow I Reserve Description	Other Escrow I (Initial) ($)(16)	Other Escrow I (Monthly) ($)(21)	Other Escrow I Cap ($)	Other Escrow I Escrow - Cash or LoC
1	Fairview Park Drive		0	0	0
2	Queens Atrium	DDC TILC Reserve	12,699,423	0	0	Cash
3	Sheraton Austin	PIP Reserve	5,395,500	Springing	0	Cash
4	Highland Portfolio	Additional Required Repairs	0	Springing	0
4.01	Garfield Commons
4.02	Farmbrooke Manor
4.03	Warren Manor
4.04	Warren Woods
4.05	Highland Towers
4.06	Golf Manor
5	Cedar Crest Professional Park	Tenant Specific TILC Reserve	499,878	0	0	Cash
6	Shops at CenterPoint	Big Box CapEx / TILC Reserve	Big Box CapEx - $1,225,000 / Big Box TILC Reserve - $2,481,000	0	0	Cash
7	Algonquin Portfolio	Rent Reserve	34,083	0	0
7.01	1900 Pollitt
7.02	1701 Pollitt
7.03	40 Potash
7.04	1905 Nevins
7.05	125 Algonquin
7.06	128 Bauer
7.07	5 Thornton
7.08	1500 Pollitt
7.09	30-40 Leslie Court
7.10	156 Algonquin
7.11	145 Algonquin
7.12	95 Bauer
8	Tryp by Wyndham Times Square South		0	0	0
9	Montgomery Mall		0	0	0
10	The Bluffs		0	0	0
11	Holiday Inn San Francisco Airport		0	0	0
12	White Road Plaza	Lease Termination Reserve	0	Springing	0
13	Oak Park Village Apartments		0	0	0
14	The Lovejoy		0	0	0
15	Oak Court Mall		0	0	0
16	Kane Distribution Center 6		0	0	0
17	Rock Pointe East	Additional TI/LC Reserve	27,778	27,778	0	Cash
18	SpringHill Suites & Residence Inn Glendale	PIP Reserve	922,000	0	0	Cash
18.01	Residence Inn Glendale
18.02	SpringHill Suites Glendale
19	Best Western Premier Hotel Napa	Seasonality Reserve	430,000	0	0	LOC
20	Seven Corners Apartments		0	0	0
21	Barrington Orthopedics Portfolio		0	0	0
22	2929 Imperial Highway		0	0	0
23	Marina Plaza	SiteCore / Violation Reserve	0	Springing	0
24	JBL Hotel Portfolio	Seasonality Reserve	82,000	10,250	82,000	Cash
24.01	La Quinta Inn & Suites Ely
24.02	Hampton Inn Murray/Salt Lake City
25	Coastal Sunbelt		0	0	0
26	Quantico III	Spectrum Reserve	0	Springing	0
27	Kingsborough Estates MHC		0	0	0
28	The Stockdale Plaza	Sports Chalet Reserve	0	Springing	0
29	Warminster Heights Home Ownership Association, Inc.		0	0	0
30	Clear Point Gardens		0	0	0
31	Harbourside Office Building	EmCare Expansion Reserve	340,000	0	0	Cash
32	Cimarron Heights MHP		0	0	0
33	Village Oaks		0	0	0
34	One Commerce	Servis First Bank Expansion Reserve	100,789	0	0	Cash
35	LA Fitness - Irvine	Sinking Reserve Fund	0	9,500	0	Cash
36	Colonial Heritage MHC		0	0	0
37	Woods of Fairlawn Apartments		0	0	0
38	Arrowhead Apartments		0	0	0
39	Holiday Inn Louisville		0	0	0
40	Genesis Building	Manpower Reserve	70,000	0	0	Cash
41	SecurLock Portfolio		0	0	0
41.01	SecurLock - Warner Robins
41.02	SecurLock - Snellville
41.03	SecurLock- Dawsonville
42	Quest Automotive Products		0	0	0
43	Bon Aire Park Owners, Inc.		0	0	0
44	AT&T - 2011 West Hastings		0	0	0
45	Holiday Inn Express Superior	PIP Reserve	0	Springing	0
46	Swift Spinning Leaseback	Springing Immediate Repairs	0	Springing	0
46.01	16 Corporate Ridge Parkway
46.02	3314 4th Avenue
47	Arminta Apartments		0	0	0
48	The Shoppes of Ocoee		0	0	0
49	Riverplace Athletic Club	Rent Reserve	102,640	0	0	Cash
50	Bramblewood MHC		0	0	0
51	Residence Inn by Marriott, Colorado Springs, CO	PIP Reserve	308,000	0	0	Cash
52	Fitch Apartments		0	0	0
53	Holiday Inn Express Wixom	PIP Reserve	145,000	6,541	0	Cash
54	Fairfield Inn & Suites New Braunfels		0	0	0

WFRBS Commercial Mortgage Trust 2014-C21

ANNEX A — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Other Escrow I Reserve Description	Other Escrow I (Initial) ($)(16)	Other Escrow I (Monthly) ($)(21)	Other Escrow I Cap ($)	Other Escrow I Escrow - Cash or LoC
55	Port Crossing	VA ABC Rent Reserve	19,422	0	0	Cash
56	Hampton Inn - Auburn Hills		0	0	0
57	Xena - Blossom Corners Apartments		0	0	0
58	Xena - Meadowdale Apartments		0	0	0
59	Elms Estate (MHC)	18 Month Reserve	500,000	0	0	Cash
60	Dover Storage Facility		0	0	0
61	Fairfield Inn & Suites Colorado Springs, CO	PIP Reserve	389,000	0	0	Cash
62	138-15 Franklin Avenue Apartments Corp.		0	0	0
63	Eagle Point Apartments		0	0	0
64	Holiday Inn Express Southfield	PIP Reserve	270,000	6,091	0	Cash
65	The Palms Apartments		0	0	0
66	Boston Mills Road	Master Lease Rent Reserve	218,288	0	0	Cash
67	24 Central Park South, Inc.		0	0	0
68	Holiday Inn Express Somerset		0	0	0
69	Holiday Inn Express & Suites Lake Charles	Seasonality Reserve	28,000	Springing	28,000	Cash
70	Gateway Apartment Owners Corp.	Collateral Security Agreement for Capital Improvements	250,000	0	0	Cash
71	Sage Creek	Association Assessment Reserve	20,460	Springing	0	Cash
72	Budget Self Storage Portfolio	Solar Panel Installation Reserve	50,000	0	0	Cash
72.01	San Antonio Self Storage
72.02	Denton Self Storage
72.03	Jackson Self Storage
72.04	Laredo Self Storage
73	2630 Kingsbridge Terrace Owners, Inc.	Collateral Security Agreement for Capital Improvements	550,000	0	0	Cash
74	Cedar Park Estates		0	0	0
75	Cityside Apartments	Certificate of Compliance Reserve	8,700	0	0	Cash
76	All American Storage Bloomington South		0	0	0
77	Fairfield Inn & Suites, Olathe, KS	PIP Reserve	411,000	0	0	Cash
78	Riverwinds MHC		0	0	0
79	American Mini Storage I - Missouri City		0	0	0
80	Citrus Park Retail Center		0	0	0
81	Bay Area Self Storage – Bird		0	0	0
82	Greens Lake Apartments		0	0	0
83	Amelia Station		0	0	0
84	67th Road Housing Corporation	Collateral Security Agreement for Capital Improvements	250,000	0	0	Cash
85	Brougham Manor Apartments		0	0	0
86	993 Fifth Avenue Corporation		0	0	0
87	American Mini Storage II - Arlington		0	0	0
88	Great Value Storage		0	0	0
89	All American Storage East		0	0	0
90	Shoppes of Fort Wright		0	0	0
91	Patriot Village	Payless Reserve	0	Springing	0
92	All American Storage of Evansville		0	0	0
93	University Center South	Free Rent Reserve	21,452	0	0	Cash
94	Sun Valley MHC		0	0	0
95	Shadow Wood MHP	Electrical Service Reserve	93,750	0	0	Cash
96	Ezon Building		0	0	0
97	Taxi Office Building	Sympoz Reserve	0	Springing	0
98	American Mini Storage II - Colorado Springs		0	0	0
99	Red Run MHC	Capital Improvement Reserve	26,000	0	0	Cash
100	Walgreens - Denver		0	0	0
101	Shops at Vicksburg	Dr. Stran Rent Reserve	34,746	0	0	Cash
102	67-35 Yellowstone Blvd. Owners Corp.		0	0	0
103	Santa Fe Palms	Pinnacle Education Reserve	0	Springing	0
104	Palmbrook Gardens Tenants Corp.	Collateral Security Agreement for Capital Improvements	250,000	0	0	Cash
105	Commercial Drive Plaza		0	0	0
106	Stonegate MHP		0	0	0
107	Harrison Commons, Ltd.		0	0	0
108	Breiel Boulevard Store-N-Lock		0	0	0
109	Bay Area Self Storage – Bernal		0	0	0
110	Dundee Meadows MHC		0	0	0
111	Trolley Commerce Center		0	0	0
112	World Park 9		0	0	0
113	Florence Court Corporation		0	0	0
114	Cedargate Apartments		0	0	0
115	Dysart Mini Storage		0	0	0
116	Missile Drive MHP		0	0	0
117	23399 Commerce Drive		0	0	0
118	320 W. 89th St. Owners Corp.		0	0	0
119	Williamsburg East Apartments		0	0	0
120	Villa Manor MHP		0	0	0
121	214 West 17th Apartment Corp.		0	0	0
122	Commons of Pleasantville N.Y. Inc.		0	0	0

WFRBS Commercial Mortgage Trust 2014-C21

ANNEX A — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Other Escrow I - LoC Counterparty	Other Escrow II Reserve Description(22)	Other Escrow II (Initial) ($)(7)(16)(22)	Other Escrow II (Monthly) ($)	Other Escrow II Cap ($)	Other Escrow II Escrow - Cash or LoC	Other Escrow II - LoC Counterparty
1	Fairview Park Drive			0	0	0
2	Queens Atrium		DDC Free Rent Reserve	289,088	0	0	Cash
3	Sheraton Austin			0	0	0
4	Highland Portfolio			0	0	0
4.01	Garfield Commons
4.02	Farmbrooke Manor
4.03	Warren Manor
4.04	Warren Woods
4.05	Highland Towers
4.06	Golf Manor
5	Cedar Crest Professional Park			0	0	0
6	Shops at CenterPoint		Rent Concession Reserve	151,883	0	0	Cash
7	Algonquin Portfolio			0	0	0
7.01	1900 Pollitt
7.02	1701 Pollitt
7.03	40 Potash
7.04	1905 Nevins
7.05	125 Algonquin
7.06	128 Bauer
7.07	5 Thornton
7.08	1500 Pollitt
7.09	30-40 Leslie Court
7.10	156 Algonquin
7.11	145 Algonquin
7.12	95 Bauer
8	Tryp by Wyndham Times Square South			0	0	0
9	Montgomery Mall			0	0	0
10	The Bluffs			0	0	0
11	Holiday Inn San Francisco Airport			0	0	0
12	White Road Plaza			0	0	0
13	Oak Park Village Apartments			0	0	0
14	The Lovejoy			0	0	0
15	Oak Court Mall			0	0	0
16	Kane Distribution Center 6			0	0	0
17	Rock Pointe East		Special Ecova Reserve/Special Pitney Reserve	1,897,382	0	0	Cash
18	SpringHill Suites & Residence Inn Glendale			0	0	0
18.01	Residence Inn Glendale
18.02	SpringHill Suites Glendale
19	Best Western Premier Hotel Napa	East West Bank		0	0	0
20	Seven Corners Apartments			0	0	0
21	Barrington Orthopedics Portfolio			0	0	0
22	2929 Imperial Highway			0	0	0
23	Marina Plaza		Rent Concession Reserve	2,511,724	0	0	Cash
24	JBL Hotel Portfolio			0	0	0
24.01	La Quinta Inn & Suites Ely
24.02	Hampton Inn Murray/Salt Lake City
25	Coastal Sunbelt			0	0	0
26	Quantico III		Survice / Extraordinary Rental Reserve	0	Springing	0
27	Kingsborough Estates MHC			0	0	0
28	The Stockdale Plaza			0	0	0
29	Warminster Heights Home Ownership Association, Inc.			0	0	0
30	Clear Point Gardens			0	0	0
31	Harbourside Office Building		Pay-Plus Expansion Reserve	510,000	0	0	Cash
32	Cimarron Heights MHP			0	0	0
33	Village Oaks			0	0	0
34	One Commerce		Utility Income & PWC Reserve	600,000	0	0	Cash
35	LA Fitness - Irvine			0	0	0
36	Colonial Heritage MHC			0	0	0
37	Woods of Fairlawn Apartments			0	0	0
38	Arrowhead Apartments			0	0	0
39	Holiday Inn Louisville			0	0	0
40	Genesis Building			0	0	0
41	SecurLock Portfolio			0	0	0
41.01	SecurLock - Warner Robins
41.02	SecurLock - Snellville
41.03	SecurLock- Dawsonville
42	Quest Automotive Products			0	0	0
43	Bon Aire Park Owners, Inc.			0	0	0
44	AT&T - 2011 West Hastings			0	0	0
45	Holiday Inn Express Superior			0	0	0
46	Swift Spinning Leaseback			0	0	0
46.01	16 Corporate Ridge Parkway
46.02	3314 4th Avenue
47	Arminta Apartments			0	0	0
48	The Shoppes of Ocoee			0	0	0
49	Riverplace Athletic Club			0	0	0
50	Bramblewood MHC			0	0	0
51	Residence Inn by Marriott, Colorado Springs, CO			0	0	0
52	Fitch Apartments			0	0	0
53	Holiday Inn Express Wixom			0	0	0
54	Fairfield Inn & Suites New Braunfels			0	0	0

WFRBS Commercial Mortgage Trust 2014-C21

ANNEX A — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Other Escrow I - LoC Counterparty	Other Escrow II Reserve Description(22)	Other Escrow II (Initial) ($)(7)(16)(22)	Other Escrow II (Monthly) ($)	Other Escrow II Cap ($)	Other Escrow II Escrow - Cash or LoC	Other Escrow II - LoC Counterparty
55	Port Crossing			0	0	0
56	Hampton Inn - Auburn Hills			0	0	0
57	Xena - Blossom Corners Apartments			0	0	0
58	Xena - Meadowdale Apartments			0	0	0
59	Elms Estate (MHC)		Elms Estate Security Reserve	76,800	0	0	Cash
60	Dover Storage Facility			0	0	0
61	Fairfield Inn & Suites Colorado Springs, CO			0	0	0
62	138-15 Franklin Avenue Apartments Corp.			0	0	0
63	Eagle Point Apartments			0	0	0
64	Holiday Inn Express Southfield			0	0	0
65	The Palms Apartments			0	0	0
66	Boston Mills Road			0	0	0
67	24 Central Park South, Inc.			0	0	0
68	Holiday Inn Express Somerset			0	0	0
69	Holiday Inn Express & Suites Lake Charles			0	0	0
70	Gateway Apartment Owners Corp.			0	0	0
71	Sage Creek			0	0	0
72	Budget Self Storage Portfolio			0	0	0
72.01	San Antonio Self Storage
72.02	Denton Self Storage
72.03	Jackson Self Storage
72.04	Laredo Self Storage
73	2630 Kingsbridge Terrace Owners, Inc.			0	0	0
74	Cedar Park Estates			0	0	0
75	Cityside Apartments			0	0	0
76	All American Storage Bloomington South			0	0	0
77	Fairfield Inn & Suites, Olathe, KS			0	0	0
78	Riverwinds MHC			0	0	0
79	American Mini Storage I - Missouri City			0	0	0
80	Citrus Park Retail Center			0	0	0
81	Bay Area Self Storage – Bird			0	0	0
82	Greens Lake Apartments			0	0	0
83	Amelia Station			0	0	0
84	67th Road Housing Corporation			0	0	0
85	Brougham Manor Apartments			0	0	0
86	993 Fifth Avenue Corporation			0	0	0
87	American Mini Storage II - Arlington			0	0	0
88	Great Value Storage			0	0	0
89	All American Storage East			0	0	0
90	Shoppes of Fort Wright			0	0	0
91	Patriot Village			0	0	0
92	All American Storage of Evansville			0	0	0
93	University Center South			0	0	0
94	Sun Valley MHC			0	0	0
95	Shadow Wood MHP			0	0	0
96	Ezon Building			0	0	0
97	Taxi Office Building			0	0	0
98	American Mini Storage II - Colorado Springs			0	0	0
99	Red Run MHC			0	0	0
100	Walgreens - Denver			0	0	0
101	Shops at Vicksburg		Dr. Stran Construction Reserve	9,000	0	0	Cash
102	67-35 Yellowstone Blvd. Owners Corp.			0	0	0
103	Santa Fe Palms		L’Mage Reserve	0	Springing	0
104	Palmbrook Gardens Tenants Corp.		Collateral Security Agreement for Underground Storage Tank Test and Remediation Work	150,000	0	0	Cash
105	Commercial Drive Plaza			0	0	0
106	Stonegate MHP			0	0	0
107	Harrison Commons, Ltd.			0	0	0
108	Breiel Boulevard Store-N-Lock			0	0	0
109	Bay Area Self Storage – Bernal			0	0	0
110	Dundee Meadows MHC			0	0	0
111	Trolley Commerce Center			0	0	0
112	World Park 9			0	0	0
113	Florence Court Corporation			0	0	0
114	Cedargate Apartments			0	0	0
115	Dysart Mini Storage			0	0	0
116	Missile Drive MHP			0	0	0
117	23399 Commerce Drive			0	0	0
118	320 W. 89th St. Owners Corp.			0	0	0
119	Williamsburg East Apartments			0	0	0
120	Villa Manor MHP			0	0	0
121	214 West 17th Apartment Corp.			0	0	0
122	Commons of Pleasantville N.Y. Inc.			0	0	0

WFRBS Commercial Mortgage Trust 2014-C21

ANNEX A — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Holdback ($) (7)(24)	Ownership Interest(23)	Ground Lease Initial Expiration Date	Annual Ground Rent Payment	Annual Ground Rent Increases
1	Fairview Park Drive		Fee
2	Queens Atrium		Fee
3	Sheraton Austin		Fee
4	Highland Portfolio		Fee
4.01	Garfield Commons		Fee
4.02	Farmbrooke Manor		Fee
4.03	Warren Manor		Fee
4.04	Warren Woods		Fee
4.05	Highland Towers		Fee
4.06	Golf Manor		Fee
5	Cedar Crest Professional Park		Fee
6	Shops at CenterPoint		Fee
7	Algonquin Portfolio		Fee
7.01	1900 Pollitt		Fee
7.02	1701 Pollitt		Fee
7.03	40 Potash		Fee
7.04	1905 Nevins		Fee
7.05	125 Algonquin		Fee
7.06	128 Bauer		Fee
7.07	5 Thornton		Fee
7.08	1500 Pollitt		Fee
7.09	30-40 Leslie Court		Fee
7.10	156 Algonquin		Fee
7.11	145 Algonquin		Fee
7.12	95 Bauer		Fee
8	Tryp by Wyndham Times Square South		Fee
9	Montgomery Mall		Fee
10	The Bluffs		Fee
11	Holiday Inn San Francisco Airport		Fee
12	White Road Plaza		Fee
13	Oak Park Village Apartments	3,500,000	Fee
14	The Lovejoy		Fee
15	Oak Court Mall		Fee
16	Kane Distribution Center 6		Fee
17	Rock Pointe East		Fee
18	SpringHill Suites & Residence Inn Glendale		Fee
18.01	Residence Inn Glendale		Fee
18.02	SpringHill Suites Glendale		Fee
19	Best Western Premier Hotel Napa		Fee
20	Seven Corners Apartments		Fee
21	Barrington Orthopedics Portfolio		Fee
22	2929 Imperial Highway		Fee
23	Marina Plaza		Fee
24	JBL Hotel Portfolio		Fee
24.01	La Quinta Inn & Suites Ely		Fee
24.02	Hampton Inn Murray/Salt Lake City		Fee
25	Coastal Sunbelt		Fee
26	Quantico III		Fee
27	Kingsborough Estates MHC		Fee
28	The Stockdale Plaza		Fee
29	Warminster Heights Home Ownership Association, Inc.		Fee
30	Clear Point Gardens		Fee
31	Harbourside Office Building		Fee
32	Cimarron Heights MHP		Fee
33	Village Oaks		Fee
34	One Commerce		Fee
35	LA Fitness - Irvine		Fee
36	Colonial Heritage MHC		Fee
37	Woods of Fairlawn Apartments		Fee
38	Arrowhead Apartments		Fee
39	Holiday Inn Louisville		Fee
40	Genesis Building		Fee
41	SecurLock Portfolio		Fee
41.01	SecurLock - Warner Robins		Fee
41.02	SecurLock - Snellville		Fee
41.03	SecurLock- Dawsonville		Fee
42	Quest Automotive Products		Fee
43	Bon Aire Park Owners, Inc.		Fee
44	AT&T - 2011 West Hastings		Fee
45	Holiday Inn Express Superior		Fee
46	Swift Spinning Leaseback		Fee
46.01	16 Corporate Ridge Parkway		Fee
46.02	3314 4th Avenue		Fee
47	Arminta Apartments		Fee
48	The Shoppes of Ocoee		Fee
49	Riverplace Athletic Club		Fee
50	Bramblewood MHC		Fee
51	Residence Inn by Marriott, Colorado Springs, CO		Fee
52	Fitch Apartments		Fee
53	Holiday Inn Express Wixom		Fee
54	Fairfield Inn & Suites New Braunfels		Fee

WFRBS Commercial Mortgage Trust 2014-C21

ANNEX A — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Holdback ($) (7)(24)	Ownership Interest(23)	Ground Lease Initial Expiration Date	Annual Ground Rent Payment	Annual Ground Rent Increases
55	Port Crossing		Fee
56	Hampton Inn - Auburn Hills		Fee
57	Xena - Blossom Corners Apartments		Fee
58	Xena - Meadowdale Apartments		Fee
59	Elms Estate (MHC)		Fee
60	Dover Storage Facility		Fee
61	Fairfield Inn & Suites Colorado Springs, CO		Fee
62	138-15 Franklin Avenue Apartments Corp.		Fee
63	Eagle Point Apartments		Fee
64	Holiday Inn Express Southfield		Fee
65	The Palms Apartments		Fee
66	Boston Mills Road		Fee
67	24 Central Park South, Inc.		Fee
68	Holiday Inn Express Somerset		Fee
69	Holiday Inn Express & Suites Lake Charles		Fee
70	Gateway Apartment Owners Corp.		Fee
71	Sage Creek		Fee
72	Budget Self Storage Portfolio		Fee
72.01	San Antonio Self Storage		Fee
72.02	Denton Self Storage		Fee
72.03	Jackson Self Storage		Fee
72.04	Laredo Self Storage		Fee
73	2630 Kingsbridge Terrace Owners, Inc.		Fee
74	Cedar Park Estates		Fee
75	Cityside Apartments		Fee
76	All American Storage Bloomington South		Fee
77	Fairfield Inn & Suites, Olathe, KS		Fee
78	Riverwinds MHC		Fee
79	American Mini Storage I - Missouri City		Fee
80	Citrus Park Retail Center		Fee
81	Bay Area Self Storage – Bird		Fee
82	Greens Lake Apartments		Fee
83	Amelia Station		Fee
84	67th Road Housing Corporation		Fee
85	Brougham Manor Apartments		Fee
86	993 Fifth Avenue Corporation		Fee
87	American Mini Storage II - Arlington		Fee
88	Great Value Storage		Fee
89	All American Storage East		Fee
90	Shoppes of Fort Wright		Fee
91	Patriot Village		Fee
92	All American Storage of Evansville		Fee
93	University Center South		Fee
94	Sun Valley MHC		Fee
95	Shadow Wood MHP		Fee
96	Ezon Building		Fee/Leasehold	12/31/2016	100 Base Rent + Additional Rent equal to a percentage of the assessed value of the demised premises.	NAP
97	Taxi Office Building		Fee
98	American Mini Storage II - Colorado Springs		Fee
99	Red Run MHC		Fee
100	Walgreens - Denver		Fee
101	Shops at Vicksburg		Fee
102	67-35 Yellowstone Blvd. Owners Corp.		Fee
103	Santa Fe Palms		Fee
104	Palmbrook Gardens Tenants Corp.		Fee
105	Commercial Drive Plaza		Fee
106	Stonegate MHP		Fee
107	Harrison Commons, Ltd.		Fee
108	Breiel Boulevard Store-N-Lock		Fee
109	Bay Area Self Storage – Bernal		Fee
110	Dundee Meadows MHC		Fee
111	Trolley Commerce Center		Fee
112	World Park 9		Fee
113	Florence Court Corporation		Fee
114	Cedargate Apartments		Fee
115	Dysart Mini Storage		Fee
116	Missile Drive MHP		Fee
117	23399 Commerce Drive		Fee
118	320 W. 89th St. Owners Corp.		Fee
119	Williamsburg East Apartments		Fee
120	Villa Manor MHP		Fee
121	214 West 17th Apartment Corp.		Fee
122	Commons of Pleasantville N.Y. Inc.		Fee

WFRBS Commercial Mortgage Trust 2014-C21

ANNEX A — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES
Mortgage Loan Number	Property Name	Lockbox	Whole Loan Cut- off Date Balance ($)(25)	Whole Loan Debt Service ($)(26)	Subordinate Secured Debt Original Balance ($)(27)	Subordinate Secured Debt Cut-off Date Balance ($)(28)	Whole Loan U/W NOI DSCR (x)(12)(26)	Whole Loan U/W NCF DSCR (x)(12)(26)	Whole Loan Cut- off Date LTV Ratio(8)(29)	Whole Loan Cut- off Date U/W NOI Debt Yield(12)(29)	Whole Loan Cut- off Date U/W NCF Debt Yield(12)(29)
1	Fairview Park Drive	Hard/Springing Cash Management
2	Queens Atrium	Hard/Upfront Cash Management
3	Sheraton Austin	Hard/Springing Cash Management
4	Highland Portfolio	Soft/Springing Cash Management
4.01	Garfield Commons
4.02	Farmbrooke Manor
4.03	Warren Manor
4.04	Warren Woods
4.05	Highland Towers
4.06	Golf Manor
5	Cedar Crest Professional Park	Soft/Springing Cash Management
6	Shops at CenterPoint	Springing (Without Established Account)
7	Algonquin Portfolio	Hard/Springing Cash Management
7.01	1900 Pollitt
7.02	1701 Pollitt
7.03	40 Potash
7.04	1905 Nevins
7.05	125 Algonquin
7.06	128 Bauer
7.07	5 Thornton
7.08	1500 Pollitt
7.09	30-40 Leslie Court
7.10	156 Algonquin
7.11	145 Algonquin
7.12	95 Bauer
8	Tryp by Wyndham Times Square South	Hard/Springing Cash Management
9	Montgomery Mall	Hard/Springing Cash Management
10	The Bluffs	Soft/Upfront Cash Management
11	Holiday Inn San Francisco Airport	Hard/Springing Cash Management
12	White Road Plaza	Hard/Upfront Cash Management
13	Oak Park Village Apartments	Springing (Without Established Account)
14	The Lovejoy	Soft/Springing Cash Management
15	Oak Court Mall	Hard/Springing Cash Management
16	Kane Distribution Center 6	Hard/Springing Cash Management
17	Rock Pointe East	Springing (Without Established Account)
18	SpringHill Suites & Residence Inn Glendale	Springing (Without Established Account)
18.01	Residence Inn Glendale
18.02	SpringHill Suites Glendale
19	Best Western Premier Hotel Napa	Hard/Springing Cash Management
20	Seven Corners Apartments	Springing (Without Established Account)
21	Barrington Orthopedics Portfolio	Springing (Without Established Account)
22	2929 Imperial Highway	Hard/Springing Cash Management
23	Marina Plaza	Springing (Without Established Account)
24	JBL Hotel Portfolio	Springing (Without Established Account)
24.01	La Quinta Inn & Suites Ely
24.02	Hampton Inn Murray/Salt Lake City
25	Coastal Sunbelt	Hard/Springing Cash Management
26	Quantico III	Springing (Without Established Account)
27	Kingsborough Estates MHC	Springing (Without Established Account)
28	The Stockdale Plaza	Springing (Without Established Account)
29	Warminster Heights Home Ownership Association, Inc.	None
30	Clear Point Gardens	Springing (Without Established Account)
31	Harbourside Office Building	Springing (Without Established Account)
32	Cimarron Heights MHP	None
33	Village Oaks	Springing (Without Established Account)
34	One Commerce	Hard/Springing Cash Management
35	LA Fitness - Irvine	Hard/Springing Cash Management
36	Colonial Heritage MHC	Soft/Springing Cash Management
37	Woods of Fairlawn Apartments	None
38	Arrowhead Apartments	None
39	Holiday Inn Louisville	Hard/Springing Cash Management
40	Genesis Building	Springing (Without Established Account)
41	SecurLock Portfolio	None
41.01	SecurLock - Warner Robins
41.02	SecurLock - Snellville
41.03	SecurLock- Dawsonville
42	Quest Automotive Products	Hard/Springing Cash Management
43	Bon Aire Park Owners, Inc.	None
44	AT&T - 2011 West Hastings	Hard/Springing Cash Management
45	Holiday Inn Express Superior	Springing (Without Established Account)
46	Swift Spinning Leaseback	Hard/Springing Cash Management
46.01	16 Corporate Ridge Parkway
46.02	3314 4th Avenue
47	Arminta Apartments	Springing (Without Established Account)
48	The Shoppes of Ocoee	Soft/Springing Cash Management
49	Riverplace Athletic Club	Springing (Without Established Account)
50	Bramblewood MHC	Springing (Without Established Account)
51	Residence Inn by Marriott, Colorado Springs, CO	Springing (Without Established Account)
52	Fitch Apartments	Springing (Without Established Account)
53	Holiday Inn Express Wixom	Springing (Without Established Account)
54	Fairfield Inn & Suites New Braunfels	Springing (Without Established Account)

WFRBS Commercial Mortgage Trust 2014-C21

ANNEX A — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Lockbox	Whole Loan Cut- off Date Balance ($)(25)	Whole Loan Debt Service ($)(26)	Subordinate Secured Debt Original Balance ($)(27)	Subordinate Secured Debt Cut-off Date Balance ($)(28)	Whole Loan U/W NOI DSCR (x)(12)(26)	Whole Loan U/W NCF DSCR (x)(12)(26)	Whole Loan Cut- off Date LTV Ratio(8)(29)	Whole Loan Cut- off Date U/W NOI Debt Yield(12)(29)	Whole Loan Cut- off Date U/W NCF Debt Yield(12)(29)
55	Port Crossing	Springing (Without Established Account)
56	Hampton Inn - Auburn Hills	None
57	Xena - Blossom Corners Apartments	Springing (Without Established Account)
58	Xena - Meadowdale Apartments	Springing (Without Established Account)
59	Elms Estate (MHC)	Springing (Without Established Account)
60	Dover Storage Facility	Soft/Springing Cash Management
61	Fairfield Inn & Suites Colorado Springs, CO	Springing (Without Established Account)
62	138-15 Franklin Avenue Apartments Corp.	None
63	Eagle Point Apartments	Springing (Without Established Account)
64	Holiday Inn Express Southfield	Springing (Without Established Account)
65	The Palms Apartments	Springing (Without Established Account)
66	Boston Mills Road	Hard/Springing Cash Management
67	24 Central Park South, Inc.	None	8,099,999	27,699	2,999,999	0	10.00	10.00	5.6%	41.1%	41.1%
68	Holiday Inn Express Somerset	Hard/Springing Cash Management
69	Holiday Inn Express & Suites Lake Charles	Springing (Without Established Account)
70	Gateway Apartment Owners Corp.	None
71	Sage Creek	Springing (Without Established Account)
72	Budget Self Storage Portfolio	Springing (Without Established Account)
72.01	San Antonio Self Storage
72.02	Denton Self Storage
72.03	Jackson Self Storage
72.04	Laredo Self Storage
73	2630 Kingsbridge Terrace Owners, Inc.	None	4,943,777	23,438	250,000	0	4.18	4.18	26.4%	23.8%	23.8%
74	Cedar Park Estates	Springing (Without Established Account)
75	Cityside Apartments	Soft/Springing Cash Management
76	All American Storage Bloomington South	Springing (Without Established Account)
77	Fairfield Inn & Suites, Olathe, KS	Springing (Without Established Account)
78	Riverwinds MHC	Springing (Without Established Account)
79	American Mini Storage I - Missouri City	None
80	Citrus Park Retail Center	Hard/Springing Cash Management
81	Bay Area Self Storage – Bird	None
82	Greens Lake Apartments	None
83	Amelia Station	None
84	67th Road Housing Corporation	None	4,335,775	20,239	750,000	0	3.10	3.10	29.3%	17.4%	17.4%
85	Brougham Manor Apartments	None
86	993 Fifth Avenue Corporation	None	4,250,000	15,173	750,000	0	28.14	28.14	1.6%	120.6%	120.6%
87	American Mini Storage II - Arlington	None
88	Great Value Storage	Springing (Without Established Account)
89	All American Storage East	Springing (Without Established Account)
90	Shoppes of Fort Wright	None
91	Patriot Village	Springing (Without Established Account)
92	All American Storage of Evansville	Springing (Without Established Account)
93	University Center South	None
94	Sun Valley MHC	Springing (Without Established Account)
95	Shadow Wood MHP	Springing (Without Established Account)
96	Ezon Building	Springing (Without Established Account)
97	Taxi Office Building	Springing (Without Established Account)
98	American Mini Storage II - Colorado Springs	None
99	Red Run MHC	Springing (Without Established Account)
100	Walgreens - Denver	Springing (Without Established Account)
101	Shops at Vicksburg	Springing (Without Established Account)
102	67-35 Yellowstone Blvd. Owners Corp.	None	2,996,261	12,551	500,000	0	9.36	9.36	10.9%	47.1%	47.1%
103	Santa Fe Palms	Springing (Without Established Account)
104	Palmbrook Gardens Tenants Corp.	None
105	Commercial Drive Plaza	Springing (With Established Account)
106	Stonegate MHP	Springing (Without Established Account)
107	Harrison Commons, Ltd.	None	2,746,645	11,489	500,000	0	6.08	6.08	25.2%	30.5%	30.5%
108	Breiel Boulevard Store-N-Lock	Springing (Without Established Account)
109	Bay Area Self Storage – Bernal	None
110	Dundee Meadows MHC	Springing (Without Established Account)
111	Trolley Commerce Center	Springing (Without Established Account)
112	World Park 9	Springing (Without Established Account)
113	Florence Court Corporation	None	2,193,704	10,853	500,000	0	8.67	8.67	6.0%	51.4%	51.4%
114	Cedargate Apartments	None
115	Dysart Mini Storage	Springing (Without Established Account)
116	Missile Drive MHP	Springing (Without Established Account)
117	23399 Commerce Drive	None
118	320 W. 89th St. Owners Corp.	None	1,744,181	8,359	250,000	0	7.38	7.38	5.9%	42.4%	42.4%
119	Williamsburg East Apartments	Springing (Without Established Account)
120	Villa Manor MHP	Springing (Without Established Account)
121	214 West 17th Apartment Corp.	None	1,222,388	5,701	250,000	50,000	16.42	16.42	4.3%	91.9%	91.9%
122	Commons of Pleasantville N.Y. Inc.	None

WFRBS Commercial Mortgage Trust 2014-C21

ANNEX A — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Mezzanine Debt Cut-off Date Balance($)(30)	Sponsor(31)	Affiliated Sponsors	Mortgage Loan Number
1	Fairview Park Drive		Fairview Property Investments L.L.C. and Richard L. Adams, Jr.		1
2	Queens Atrium		Jeffrey J. Feil; Lloyd Goldman		2
3	Sheraton Austin		Carey Watermark Investors, Inc; JMI Realty, LLC	Y-Group A	3
4	Highland Portfolio		ROCO Real Estate		4
4.01	Garfield Commons				4.01
4.02	Farmbrooke Manor				4.02
4.03	Warren Manor				4.03
4.04	Warren Woods				4.04
4.05	Highland Towers				4.05
4.06	Golf Manor				4.06
5	Cedar Crest Professional Park		David B. Rothrock		5
6	Shops at CenterPoint		Stonemar Partners, LLC; AGRE U.S. Real Estate Fund, L.P.		6
7	Algonquin Portfolio		Kushner Companies		7
7.01	1900 Pollitt				7.01
7.02	1701 Pollitt				7.02
7.03	40 Potash				7.03
7.04	1905 Nevins				7.04
7.05	125 Algonquin				7.05
7.06	128 Bauer				7.06
7.07	5 Thornton				7.07
7.08	1500 Pollitt				7.08
7.09	30-40 Leslie Court				7.09
7.10	156 Algonquin				7.10
7.11	145 Algonquin				7.11
7.12	95 Bauer				7.12
8	Tryp by Wyndham Times Square South		Joginder Y. Sharma a/k/a John Sharma		8
9	Montgomery Mall		Simon Property Group	Y-Group B	9
10	The Bluffs		Marcel J.C. Arsenault		10
11	Holiday Inn San Francisco Airport		Ganendra Singh	Y-Group C	11
12	White Road Plaza		Peter W. Doerken		12
13	Oak Park Village Apartments	4,000,000	Shawn Stafford and Derron Sanders		13
14	The Lovejoy		Unico Investment Group LLC	Y-Group D	14
15	Oak Court Mall		Simon Property Group	Y-Group B	15
16	Kane Distribution Center 6		Gladstone Commercial Corporation		16
17	Rock Pointe East		Unico Investment Group LLC	Y-Group D	17
18	SpringHill Suites & Residence Inn Glendale		Richard Weins	Y-Group E	18
18.01	Residence Inn Glendale			Y-Group E	18.01
18.02	SpringHill Suites Glendale			Y-Group E	18.02
19	Best Western Premier Hotel Napa		Ganendra Singh	Y-Group C	19
20	Seven Corners Apartments		Rachel Sun		20
21	Barrington Orthopedics Portfolio	3,975,000	Inland Private Capital Corporation		21
22	2929 Imperial Highway		Palisades Capital Realty Advisors		22
23	Marina Plaza		Harvey Skip Berg; Brenda Peratoner Berg		23
24	JBL Hotel Portfolio		Burgess Investment Group		24
24.01	La Quinta Inn & Suites Ely				24.01
24.02	Hampton Inn Murray/Salt Lake City				24.02
25	Coastal Sunbelt		AG Net Lease II Corp.		25
26	Quantico III		John Clarke Daniel; Daniel, Daniel and Daniel, Limited Partnership		26
27	Kingsborough Estates MHC		James Martin, Kenneth Burnham, George DaGraca, Benton Kendig		27
28	The Stockdale Plaza		David B. Dollinger; David Dollinger Living Trust		28
29	Warminster Heights Home Ownership Association, Inc.		NAP	NAP	29
30	Clear Point Gardens		Darren Schamuhn and Terence W. Scott		30
31	Harbourside Office Building		AHC Metro Realty Fund LP III, AHC Metro Realty Fund LP IIIB, Baygrove Associates, LLC		31
32	Cimarron Heights MHP		Granite Communities, LLC		32
33	Village Oaks		Michael C. McMillen, Jr. & Michael A. Klump		33
34	One Commerce		Raymond Massa		34
35	LA Fitness - Irvine		Warmington Properties, Inc.		35
36	Colonial Heritage MHC		Frank T. Perano		36
37	Woods of Fairlawn Apartments		Michael E. Gibbons		37
38	Arrowhead Apartments		Robert G. Westlake		38
39	Holiday Inn Louisville		Rajesh C. Patel, Anil C. Patel and Prakash T. Maggan		39
40	Genesis Building		Neil Viny		40
41	SecurLock Portfolio		Steven Houghton		41
41.01	SecurLock - Warner Robins				41.01
41.02	SecurLock - Snellville				41.02
41.03	SecurLock- Dawsonville				41.03
42	Quest Automotive Products		JJ & W		42
43	Bon Aire Park Owners, Inc.		NAP	NAP	43
44	AT&T - 2011 West Hastings		Corporate Property Associates 18 - Global Incorporated	Y-Group A	44
45	Holiday Inn Express Superior		The Oliver Companies		45
46	Swift Spinning Leaseback		Corporate Property Associates 18 - Global Incorporated	Y-Group A	46
46.01	16 Corporate Ridge Parkway			Y-Group A	46.01
46.02	3314 4th Avenue			Y-Group A	46.02
47	Arminta Apartments		Kurken Alyanakian		47
48	The Shoppes of Ocoee		Jason B. Consorti		48
49	Riverplace Athletic Club		Spencer Noecker and Lauren Noecker		49
50	Bramblewood MHC		Curtis K. Harshaw	Y-Group I	50
51	Residence Inn by Marriott, Colorado Springs, CO		Richard Weins	Y-Group E	51
52	Fitch Apartments		Aubrey Carter Nowell		52
53	Holiday Inn Express Wixom		Akram Namou, Sahir Malki and Maher Abdulnoor	Y-Group F	53
54	Fairfield Inn & Suites New Braunfels		Casey M. Oldham, R. Hunter Goodwin and Thomas E. Kirkland		54

WFRBS Commercial Mortgage Trust 2014-C21

ANNEX A — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Mezzanine Debt Cut-off Date Balance($)(30)	Sponsor(31)	Affiliated Sponsors	Mortgage Loan Number
55	Port Crossing		Wheeler REIT, L.P. and Wheeler Real Estate Investment Trust, Inc.		55
56	Hampton Inn - Auburn Hills		Basil Bacall; Mike Bacall		56
57	Xena - Blossom Corners Apartments		Robert E. Lee	Y-Group K	57
58	Xena - Meadowdale Apartments		Robert E. Lee	Y-Group K	58
59	Elms Estate (MHC)		Michael Christiansen, Calum DeSouza, Rodney DeSouza, Francis DeSouza and The Goa Family Trust		59
60	Dover Storage Facility		Charles C. Wilkes		60
61	Fairfield Inn & Suites Colorado Springs, CO		Richard Weins	Y-Group E	61
62	138-15 Franklin Avenue Apartments Corp.		NAP	NAP	62
63	Eagle Point Apartments		John Mejia and David Lindahl		63
64	Holiday Inn Express Southfield		Akram Namou and Sahir Malki	Y-Group F	64
65	The Palms Apartments		Joseph A. Lepera		65
66	Boston Mills Road		Leonard W. Pagon, Jr. and Patrick T. Finley		66
67	24 Central Park South, Inc.		NAP	NAP	67
68	Holiday Inn Express Somerset		Anil H. Patel, Ketan Patel, Harish Patel, Manish Patel, Roshni Patel and Thakor Maggan		68
69	Holiday Inn Express & Suites Lake Charles		Ajay Patel and Jyotsna Bhakta		69
70	Gateway Apartment Owners Corp.		NAP	NAP	70
71	Sage Creek		Boyd Willat		71
72	Budget Self Storage Portfolio		Christopher Price; Nancy Price		72
72.01	San Antonio Self Storage				72.01
72.02	Denton Self Storage				72.02
72.03	Jackson Self Storage				72.03
72.04	Laredo Self Storage				72.04
73	2630 Kingsbridge Terrace Owners, Inc.		NAP	NAP	73
74	Cedar Park Estates		Richard J. O’Brien		74
75	Cityside Apartments		Stephen J. Carson, Friedman Ventures, LLC, Finsilver Ventures, LLC and Pepper Builders, LLC		75
76	All American Storage Bloomington South		Tim J. Mitchell and John W. Bender	Y-Group G	76
77	Fairfield Inn & Suites, Olathe, KS		Richard Weins	Y-Group E	77
78	Riverwinds MHC		David Cutler		78
79	American Mini Storage I - Missouri City		Troy Downing	Y-Group H	79
80	Citrus Park Retail Center		Jennifer Sheppard and Eric D. Sheppard		80
81	Bay Area Self Storage – Bird		Derek K. Hunter, Jr.; Hunter 1988 Revocable Trust	Y-Group M	81
82	Greens Lake Apartments		Esther Shapiro; Harry Shapiro		82
83	Amelia Station		Andrew Tavakoli	Y-Group J	83
84	67th Road Housing Corporation		NAP	NAP	84
85	Brougham Manor Apartments		Raffi Kuredjian; Charles Bedirian; Setrak Janjanian		85
86	993 Fifth Avenue Corporation		NAP	NAP	86
87	American Mini Storage II - Arlington		Troy Downing	Y-Group H	87
88	Great Value Storage		Natin Paul		88
89	All American Storage East		Tim J. Mitchell and John W. Bender	Y-Group G	89
90	Shoppes of Fort Wright		David L. Goldenberg, Barry E. Goldenberg and Harris S. Goldenberg		90
91	Patriot Village		Edward Schwartz		91
92	All American Storage of Evansville		Tim J. Mitchell, John W. Bender, Harold A. Harrell and Randal L. Lloyd	Y-Group G	92
93	University Center South		Andrew Tavakoli	Y-Group J	93
94	Sun Valley MHC		Gregory Greif and Marc Lofman	Y-Group L	94
95	Shadow Wood MHP		Gregory Greif and Marc Lofman	Y-Group L	95
96	Ezon Building		Adir Levitas		96
97	Taxi Office Building		Morton Zeppelin		97
98	American Mini Storage II - Colorado Springs		Troy Downing	Y-Group H	98
99	Red Run MHC		Kamal H. Shouhayib		99
100	Walgreens - Denver		Anne McMenomy; Edward McMenomy		100
101	Shops at Vicksburg		John Carter; Michael Bruhjell		101
102	67-35 Yellowstone Blvd. Owners Corp.		NAP	NAP	102
103	Santa Fe Palms		Kendall Squires		103
104	Palmbrook Gardens Tenants Corp.		NAP	NAP	104
105	Commercial Drive Plaza		Harold Reisenfeld and Steven Wiesenberger		105
106	Stonegate MHP		Curtis K. Harshaw	Y-Group I	106
107	Harrison Commons, Ltd.		NAP	NAP	107
108	Breiel Boulevard Store-N-Lock		Ronald Mullen and James Wenstrup		108
109	Bay Area Self Storage – Bernal		Derek K. Hunter, Sr.; Hunter 1989 Revocable Trust	Y-Group M	109
110	Dundee Meadows MHC		Angelo Constantine		110
111	Trolley Commerce Center		Steven Margolin; Christopher J. Monsour; Daniel Kurzmann		111
112	World Park 9		Sam Kirschenbaum		112
113	Florence Court Corporation		NAP	NAP	113
114	Cedargate Apartments		George M. Nyman; George M. Nyman Revocable Living Trust; David T. Horton; David T. Horton Revocable Living Trust		114
115	Dysart Mini Storage		Marc Barmazel		115
116	Missile Drive MHP		David Reynolds		116
117	23399 Commerce Drive		Arie Leibovitz; Scott Leibovitz		117
118	320 W. 89th St. Owners Corp.		NAP	NAP	118
119	Williamsburg East Apartments		Joseph Shababo		119
120	Villa Manor MHP		Sam Wen		120
121	214 West 17th Apartment Corp.		NAP	NAP	121
122	Commons of Pleasantville N.Y. Inc.		NAP	NAP	122

WFRBS Commercial Mortgage Trust 2014-C21

FOOTNOTES TO ANNEX A

See “Annex D: Additional Mortgage Loan Information/Definitions” in the Free Writing Prospectus for additional information on all mortgage loans and “Annex B: Top Fifteen Loan Summaries” in the Free Writing Prospectus.

(1)
“WFB” denotes Wells Fargo Bank, National Association, “RBS” denotes The Royal Bank of Scotland plc and RBS Financial Products Inc. (“RBSFP”), “LIG I” denotes Liberty Island Group I LLC, “CIIICM” denotes C-III Commercial Mortgage LLC, and “Basis” denotes Basis Real Estate Capital II, LLC.  RBSFP was the originator of mortgage loan #22 (2929 Imperial Highway) and mortgage loan #35 (LA Fitness - Irvine). The Royal Bank of Scotland plc was the sole originator of all other RBS loans.

(2)
Information regarding mortgage loans that are cross-collateralized with other mortgage loans is based upon the individual loan balances, except that the applicable loan-to-value ratio, debt service coverage ratio or debt yield for each such mortgage loan is based upon the ratio or yield (as applicable) for the aggregate indebtedness evidenced by all loans in the group. On an individual basis, without regard to the cross-collateralization feature, any mortgage loan that is part of a cross-collateralized group of mortgage loans may have a higher loan-to-value ratio, lower debt service coverage ratio and/or lower debt yield than is presented herein. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Partial Release and/or Partial Defeasance and/or Substitution” in the Free Writing Prospectus.

(3)	For mortgage loan #28 (The Stockdale Plaza), the Number of Units and Occupancy Rate exclude the third largest tenant (12,900 square feet), who owns the improvements built on the pad site.

For mortgage loan #78 (Riverwinds MHC), the mortgaged property is a mobile home park that is part of a condominium structure. Condominium units consist of spaces where mobile homes may be placed. The borrower owns 101 out of 112 condominium units. One condominium unit has been split into 2 pad sites resulting in 102 total pad sites for the mortgaged property.

For mortgage loan #98 (American Mini Storage II – Colorado Springs), the Number of Units includes 63,775 square feet of self storage space, 31,740 square feet of recreational vehicle space and 11,340 square feet of office space.

(4)
For mortgage loan #2 (Queens Atrium), the mortgage loan represents Note A-2 of two pari passu companion loans, which have a combined Cut-off date principal balance of $180,000,000.  Note A-1 is not included in the trust.  All LTV, DSCR, Debt Yield and Cut-off Date Balance per Unit of Measure presented are based on Note A-1 and Note A-2 in the aggregate (“Queens Atrium Mortgage Loan Combination”).  The Note A-2 mortgage loan is a non-controlling interest in Queens Atrium Mortgage Loan Combination.

For mortgage loan #9 (Montgomery Mall), the mortgage loan represents Note A-2 of two pari passu companion loans, which have a combined Cut-off Date principal balance of $100,000,000. Note A-1 is not included in the trust. All LTV, DSCR, Debt Yield and Cut-off Date Balance per Unit of Measure presented are based on Note A-1 and Note A-2 in the aggregate (“Montgomery Mall Loan Combination”). The Note A-2 mortgage loan is the non-controlling interest in the Montgomery Mall Loan Combination.

For mortgage loan #15 (Oak Court Mall), the mortgage loan represents Note A-1 of two pari passu companion loans, which have a combined Cut-off Date principal balance of $39,808,305. Note A-2 is not included in the trust. All LTV, DSCR, Debt Yield and Cut-off Date Balance per Unit of Measure presented are based on Note A-1 and Note A-2 in the aggregate (“Oak Court Mall Loan Combination”). The Note A-1 mortgage loan is the controlling interest in the Oak Court Mall Loan Combination.

(5)
For mortgage loans #3 (Sheraton Austin), #44 (AT&T – 2011 West Hastings) and #46 (Swift Spinning Leaseback), the borrower is not required to pay any late charge (i) with respect to the first two delinquent payments during any 12 month calendar period or (ii) with respect to the first two delinquent payments following any change by lender to the Monthly Debt Service Payment Amount following notice of such change, however, the borrower is subject to default interest for any delinquent payments.

(6)
For mortgage loan #21 (Barrington Orthopedics Portfolio), the yield maintenance premium is calculated based on an amount equal to the greater of: (i) 1% of any applicable prepayment; and (ii) the sum of the present values, using a discount rate equal to 50 basis points plus a periodic Treasury yield, of interest payments.

(7)
For mortgage loan #6 (Shops at CenterPoint), the Appraised Value assumes the release of the free release parcels has occurred and construction of an outlot on the mortgaged property (“Outlot F”) is complete. The appraiser concluded to an as stabilized value of $84,100,000, which assumes Outlot F is complete and the big box space, as defined in the loan agreement has been demised, leased and the tenants have commenced rent payments. Based on the as stabilized appraised value, the Cut-off Date LTV Ratio and LTV Ratio at Maturity would be 64.2% and 58.7%, respectively.

For mortgage loan #13 (Oak Park Village Apartments), the Cut-off Date LTV Ratio and LTV Ratio at Maturity shown is based on the Cut-off Date Balance net of the $3,500,000 Holdback and the as-is appraised value of $37,000,000. The Cut-Off Date LTV Ratio and LTV Ratio at Maturity based on the Cut-off Date Balance and the as-is appraised value are 78.8% and 69.4%, respectively.  Further, the appraiser concluded to an as-stabilized appraised value of $44,500,000 as of December 1, 2015 based on the $3.5 million the borrower plans on spending to renovate the mortgaged property. The Cut-Off Date LTV Ratio and LTV Ratio at Maturity based on the Cut-off Date Balance and the as-stabilized appraised value are 65.5% and 57.7%, respectively.

For mortgage loan #17 (Rock Pointe East), the “as is” appraised value is $27,500,000 assuming that outstanding free rent and unpaid tenant improvement and leasing commissions, have not been paid.  The Appraised Value shown in the table, however, represents the “hypothetical” value given that all outstanding free rent and tenant improvement and leasing commissions have been reserved upfront.

(8)
With respect to the mortgage loans secured by residential cooperative properties, the as-is appraised value of each mortgaged property is the appraised value of such mortgaged property assuming such mortgaged property is operated as a residential cooperative.

WFRBS Commercial Mortgage Trust 2014-C21

FOOTNOTES TO ANNEX A

(9)	The Coop - Rental Value of a residential cooperative property is the appraised value of such mortgaged property assuming such mortgaged property is operated as a multifamily rental property.

(10)
Coop - Sponsor Units refers to the number of units owned by the original sponsor responsible for the mortgaged property’s conversion into cooperative ownership. A sponsor may rent its units or opt to market them for sale (either individually or as a whole). Coop - Investor Units refers to a bulk number of units owned by a non-tenant investor(s), who can rent or sell the units. Coop - Coop Units refers to the number of units owned by the borrower, which is a cooperative corporation. In this capacity, the cooperative may manage its units as an investor would or use the units for the benefit of its cooperative members. Coop – Unsold Percent refers to the ratio of the total number of units collectively owned by the original sponsor, a non-tenant investor or the cooperative corporation to the number of units with shares allocated.  Coop - Sponsor/Investor Carry is the sponsor’s or the investor’s net cash flow calculated by subtracting maintenance charges on the sponsor or investor owned units from the actual rents payable on such units, to the extent available.

(11)
With respect to the mortgage loans secured by residential cooperative properties, the Coop - Committed Secondary Debt equals the balance of any subordinate line of credit mortgage loan (the “Subordinate LOC”), based on the full face amount of the Subordinate LOC.

(12)
For purposes of determining the debt service coverage ratio and debt yield for a residential cooperative mortgage loan, the U/W NCF and the U/W NOI for a residential cooperative property is the projected net cash flow reflected in an appraisal of such residential cooperative property. Accordingly, U/W Revenues, U/W Expenses, U/W Net Operating Income, U/W Replacement and U/W Net Cash Flow are derived from the appraisal.

(13)
With respect to the residential cooperative mortgage loans, the Occupancy Rate reported reflects the property vacancy assumption in the related appraisal for purposes of determining the Appraised Value of the related mortgaged property as a multifamily rental property (i.e., the Coop - Rental Value). Additionally, the Occupancy as-of Date reflects the appraisal valuation date for such loans.

(14)
The Most Recent NOI, Second Most Recent NOI, Third Most Recent NOI and the related fields shown for the mortgage loans secured by residential cooperative properties are “NAP”. Residential cooperatives are not-for-profit entities that set maintenance fees to cover current expenses and plan for future capital needs. A residential cooperative can increase or decrease maintenance fees according to its anticipated expenses and level of cash reserves. The historical NOI figures are not representative of the cash flow generated by the property if it were operated as a multifamily rental property.

(15)
For mortgage loan #5 (Cedar Crest Professional Park), the largest tenant (320,471 square feet), representing 45.7% of net rentable square feet has multiple leases that expire as follows: 23,141 square feet expiring April 1, 2015; 9,167 square feet expiring February 1, 2016; 7,156 square feet expiring June 1, 2016; 8,184 square feet expiring December 1, 2016; 6,854 square feet expiring November 1, 2017; 70,616 square feet expiring December 1, 2017; 10,743 square feet expiring August 1, 2018; 7,501 square feet expiring October 31, 2018; 10,914 square feet expiring April 1, 2020; 4,565 square feet expiring February 1, 2021; 100,000 square feet expiring August 1, 2021; 8,548 square feet expiring February 1, 2022; 1,300 square feet expiring March 1, 2022; 46,356 square feet expiring September 1, 2022; 5,426 square feet expiring November 1, 2022.

(16)
In certain cases, mortgage loans may have tenants that have executed leases, but may not be fully paying rent or occupying the related leased premises, that were included in the underwriting. The tenant leases discussed in this footnote are not intended to be an exclusive list. In particular, the tenant leases mentioned below are generally included only for top five tenants by net rentable square feet.

For mortgage loan #1 (Fairview Park Drive), the fifth largest tenant (14,255 square feet), representing 4.0% of net rentable square feet, has an executed lease and continues to pay rent, but has exercised their termination option and plans to vacate on April 30, 2015.  There is an agreed upon letter of intent to lease with Booz Allen Hamilton for approximately 12,045 square feet of the vacating tenant’s space.

For mortgage loan #2 (Queens Atrium), the second largest tenant (232,835 square feet), representing 22.5% of net rentable square feet, has executed a lease and is in occupancy but has a six month rent abatement on 21,628 square feet.  There is a $289,087.56 reserve representing the rent abatement period.

For mortgage loan #6 (Shops at CenterPoint), the third largest tenant (38,459 square foot), representing 8.3% of net rentable square feet, has executed a lease and is in occupancy but is not paying rent.  The third largest tenant is scheduled to begin paying rent in November 2014.  There is a $96,250 reserve representing four months of rent for the third largest tenant.

For mortgage loan #21 (Barrington Orthopedics Portfolio), the sole tenant (84,700 square feet) representing 100% of net rentable square feet, is not in occupancy of 4,248 square feet.

For mortgage loan #23 (Marina Plaza), the largest tenant (27,063 square feet), representing 36.9% of net rentable square feet, has executed a lease but is not in occupancy or paying rent.  The largest tenant is anticipated to be in occupancy by December 2014 and paying rent by February 2015.

For mortgage loan #26 (Quantico III), the second largest tenant (25,228 square feet), representing 25.3% of net rentable square feet, has a $8,409 per month rent concession, which will end upon the landlord completing additional elevator and parking work.  A springing escrow is in place in the event the second largest tenant terminates its lease due to borrower relocation of the second largest tenant or the second largest tenant fails to deliver an estoppel certifying the borrower has completed the required elevator and parking work on or prior to the expiration of its lease.

WFRBS Commercial Mortgage Trust 2014-C21

FOOTNOTES TO ANNEX A

For mortgage loan #34 (One Commerce), the largest tenant (23,071 square feet), representing 19.2% of net rentable square feet, has signed an expansion lease for 3,875 square feet of their space but is not in occupancy or paying rent.  The tenant is expected to be in occupancy and paying rent on January 1, 2016. There is a $100,789 reserve representing the 18 months of rent for this space between loan closing and rent commencement for the expansion space.  The fifth largest tenant (9,045 square feet), representing 7.5% of net rentable square feet, has recently executed an expansion lease for an additional 2,259 square feet of their space but is not in occupancy or paying rent.  The effective lease commencement date is July 1, 2014, with rent commencement on August 1, 2014. The tenant is taking the space as is and completing their improvements with the assistance of a $120,000 tenant improvement allowance. The borrower shall be required to provide evidence of full payment of the $120,000 to the tenant within 120 days of closing. If evidence is not provided, the borrower will be required to make reserve deposits of $41,667 for three subsequent months.

For mortgage loan #40 (Genesis Building), the fourth largest tenant (7,054 square feet), representing 5.1% of net rentable square feet, has executed a lease but is not in occupancy and has a two month free rent period.  It is anticipated the fourth largest tenant will be in occupancy in July 2014 and begin paying rent in September 2014.  There is a $70,000 reserve representing approximately six months of rent for the fourth largest tenant.

For mortgage loan #49 (Riverplace Athletic Club), the sole tenant (55,462 square feet), representing 100% of net rentable square feet, is receiving reduced rent through February 2015. There is a $102,640 reserve representing outstanding rent abatements.

For mortgage loan #55 (Port Crossing), the second largest tenant (4,100 square feet), representing 6.3% of net rentable square feet, has recently executed a new lease for 4,100 square feet and is not in occupancy at the new space. The tenant is currently in occupancy under their old lease (2,400 square feet) which has a lease expiration date of July 31, 2014. The effective rent commencement date of the new lease is August 2, 2014. U/W Revenues includes the fourth largest tenant (2,400 square feet), representing 3.7% of net rentable square feet, that has an executed lease but is not in occupancy or paying rent.  The tenant is anticipated to begin paying rent in November 2014. A rent reserve of $19,422 was taken at closing.

For mortgage loan #93 (University Center South), the fourth largest tenant (3,331 square feet), representing 7.7% of net rentable square feet, has executed a lease and has taken occupancy but is not paying rent.  It is anticipated the tenant will begin paying rent in October 2014.  There is a free rent reserve representing four months of rent for the tenant.

For mortgage loan #101 (Shops at Vicksburg), the fifth largest tenant (901 square feet), representing 10.0% of net rentable square feet, has executed a lease but is not in occupancy or paying rent.  It is anticipated the fifth largest tenant will be in occupancy and paying rent in August 2014.  There is a $34,746 reserve representing one year of rent and common area maintenance for the tenant.

(17)
The tenant early termination options discussed in this footnote are not intended to be an exclusive list. In particular, termination options based on co-tenancy clauses are generally included only for top five tenants by net rentable square feet if the option is currently or imminently exercisable.

For mortgage loan #2 (Queens Atrium), the largest tenant (423,450 square feet), representing 41.0% of net rentable square feet, may terminate its lease on up to 51,790 square feet at any time on or after September 1, 2016 upon providing 180 days written notice.  The terminated space shall contain no less than 18,000 square feet unless the terminated space is the sixth floor expansion space.  The largest tenant may terminate its lease on an additional 5,599 square feet at any time upon providing 30 days written notice.  The second largest tenant (232,835 square feet), representing 22.5% of net rentable square feet, may terminate its lease on 20,000 square feet on January 31, 2019 upon providing 12, but not more than 18, months written notice and payment of all related unamortized tenant improvements and leasing commissions and may terminate its lease on one entire floor of the property or the second largest tenant’s space on the third floor of the property on January 31, 2024 upon providing 12, but not more than 18, months written notice and payment of all related unamortized tenant improvements and leasing commissions.

For mortgage loan #12 (White Road Plaza), the second largest tenant (25,466 square feet), representing 16.6% of net rentable square feet has a one time right to terminate its lease upon 120 days written notice, but no later than 90 days after January 31, 2016, 2017 or 2018, if gross sales do not exceed $6,500,000 for any consecutive 12 month period ending January 31, 2016, 2017 or 2018.

For mortgage loan #17 (Rock Pointe East), the largest tenant (95,639 square feet), representing 40.6% of net rentable square feet, has a one-time option to reduce its leased space by up to 20% at any point after January 1st, 2018 with six months’ notice and payment equal to 50% of the unamortized costs for the portion of the entire premises so surrendered.

For mortgage loan #23 (Marina Plaza), the third largest tenant (4,523 square feet), representing 6.2% of net rentable square feet, may terminate its lease beginning November 30, 2015 upon providing at least 30 days written notice.

For mortgage loan #26 (Quantico III), the largest tenant (49,173 square feet), representing 49.2% of net rentable square feet, may terminate its lease as of January 11, 2016 and on the last day of every six calendar months thereafter upon providing 120 day’s written notice and all unamortized tenant improvements and leasing commissions.

For mortgage loan #40 (Genesis Building), the fourth largest tenant (7,054 square feet), representing 5.1% of net rentable square feet, may terminate its lease in August 2019 upon providing six months written notice and payment of a termination fee equal to three months of base rent and all unamortized tenant improvements and leasing commissions.

For mortgage loan #44 (AT&T – 2011 West Hastings), the sole tenant (206,000 square feet), representing 100% of net rentable square feet, may terminate its lease as of September 30, 2022 upon providing 275 days written notice and payment of a termination fee equal to $10.00 per square foot.

WFRBS Commercial Mortgage Trust 2014-C21

FOOTNOTES TO ANNEX A

For mortgage loan #66 (Boston Mills Road), the largest tenant, representing approximately 16.3% of net rentable square feet, has the right to terminate its lease any time after September 30, 2015, upon 90 days prior written notice and payment of a termination fee equal to  the unamortized portion of the landlord’s tenant improvement and leasing commission costs and all rental abatements. The sponsor has guaranteed the payment of $250,000 to be used to pay for tenant improvements and leasing commissions and any debt service shortfall in the event that this tenant exercises its early termination option.

For mortgage loan #91 (Patriot Village), the third largest tenant (2,803 square feet), representing 14.0% of net rentable square feet, may terminate its lease any time after April 30, 2015 upon 180 days written notice, if sales for the previous 12 month period are less than $450,000.

For mortgage loan #100 (Walgreens – Denver), the sole tenant (14,560 square feet), representing 100% of net rentable square feet, may terminate its lease as of April 30, 2029 and every five years thereafter upon providing 12 months written notice.

For mortgage loan #117 (23399 Commerce Drive), the largest tenant (19,398 square feet), representing 28.8% of net rentable square feet, may terminate its lease as of August 31, 2016 upon providing written notice prior to March 1, 2016 and payment of a termination fee equal to $24,240.

(18)
For mortgage loan #14 (The Lovejoy), the largest tenant (36,293 square feet), representing 43.5% of net rentable square feet, subleases 2,380 square feet  for a total annual base rent of $42,840 ($18.00 per square foot expiring on December 31, 2014) and 6,220 square feet for a total annual base rent of $12,005 ($1.93 per square foot expiring March 31, 2020).  The fifth largest tenant (4,359 square feet), representing 5.2% of net rentable square feet, subleases its entire space for a total annual base rent of $82,821  ($19.00 per square foot expiring on December 31, 2014).

For mortgage loan #21 (Barrington Orthopedics Portfolio), the sole tenant (84,700 square feet), representing 100% of net rentable square feet, subleases 7,034 square feet for a total annual base rent of $218,054 ($31.00 per square foot expiring December 20, 2015).

For mortgage loan #26 (Quantico III), the second largest tenant (25,228 square feet), representing 25.3% of net rentable square footage, subleases 3,208 square feet for a total annual base rent of $86,700 ($27.03 per square foot expiring on September 30, 2017).

For mortgage loan #40 (Genesis Building), the second largest tenant (18,288 square feet), representing 13.2% of net rentable square feet, subleases 2,484 square feet for a total annual base rent of $34,776 ($14.00 per square foot expiring on February 28, 2015).

(19)
For mortgage loans #1 (Fairview Park Drive) and #22 (2929 Imperial Highway), the Monthly Replacement Reserve is equal to 1/12th of the product obtained by multiplying $0.25 by the aggregate number of rentable square feet of space in the mortgaged property.

For mortgage loan #3 (Sheraton Austin), the Monthly Replacement Reserve will be adjusted to an amount equal to 4% of operating income for the immediately preceding calendar month.

For mortgage loan #7 (Algonquin Portfolio), the Monthly Replacement Reserve is equal to 1/12th of the product obtained by multiplying $0.20 by the aggregate number of rentable square feet of space of the Algonquin Portfolio mortgaged properties

For mortgage loan #8 (Tryp by Wyndham Times Square South), the Monthly Replacement Reserve is equal to the greater of 4% of rents and the amount of the deposit required by under the hotel management agreement.

For mortgage loans #18 (Springhill Suites & Residence Inn Glendale), #51 (Residence Inn by Marriott, Colorado Springs, CO), #61 (Fairfield Inn & Suites, Colorado Springs, CO) and #77 (Fairfield Inn & Suites, Olathe, KS), the Monthly Replacement Reserve will be adjusted to an amount equal to the greater of (i) 1/12th of  4%  times the total revenue from the immediately prior 12 months, or (ii) the monthly amount per the Franchise Agreement excluding any amounts attributable to a PIP.

For mortgage loan #35 (LA Fitness - Irvine), the Monthly Replacement Reserve is equal to 1/12th of the product obtained by multiplying $0.27 by the aggregate number of rentable square feet of space in the mortgaged property.

For mortgage loan #42 (Quest Automotive Products), the Monthly Replacement Reserve is equal to 1/12th of the product obtained by multiplying $0.15 by the aggregate number of rentable square feet of space in the mortgaged property.

For mortgage loan #53 (Holiday Inn Express Wixom) the Monthly Replacement Reserve, to be adjusted annually each January, is equal to the greater of (1) 1/12th of 4% of the actual annual gross income and (2) such amount required by the related franchisor, but in no event may the Monthly Replacement Reserve be less than $8,721.

For mortgage loan #54 (Fairfield Inn & Suites New Braunfels) the Monthly Replacement Reserve, to be adjusted each January, is equal to the greater of (1) 1/12th of 4% of the actual annual gross income.

For mortgage loan #56 (Hampton Inn – Auburn Hills), the Monthly Replacement Reserve will be adjusted to an amount equal to 4% of gross income from hotel operations for the immediately preceding calendar month.

WFRBS Commercial Mortgage Trust 2014-C21

FOOTNOTES TO ANNEX A

For mortgage loan #64 (Holiday Inn Express Southfield) the Monthly Replacement Reserve, to be adjusted each January, is equal to the greater of (1) 1/12th of 4% of the actual annual gross income and (2) such amount required by the related franchisor,  but in no event may the Monthly Replacement Reserve be less than $8,121.

For mortgage loan #68 (Holiday Inn Express Somerset) the Monthly Replacement Reserve, to be adjusted each January, is equal to the greater of (1) 1/12th of 4% of the actual annual gross income and (2) such amount required by the related franchisor, but in no event may the Monthly Replacement Reserve be less than $5,864.

For mortgage loan #71 (Sage Creek), the Monthly Replacement Reserve is equal to 1/12th of the product obtained by multiplying $250 by the aggregate number of residential units in the Sage Creek Property.

For mortgage loan #97 (Taxi Office Building), the Monthly Replacement Reserve will be adjusted to $754 when the lender has determined the borrower has replaced at least half of the property’s roof and further adjusted to $500 when the lender has determined the borrower has replaced the entire roof at the property.

(20)	For mortgage loan #17 (Rock Pointe East), the monthly TI/LC Reserve is only for the first 36 payments of the loan term.

For mortgage loan #31 (Harbourside Office Building), the borrower shall make monthly deposits into the leasing reserve equal to $15,000, subject to a $350,000 cap. Beginning February 1, 2017 (18 months prior to EmCare’s lease expiration), the $350,000 cap will be removed and the borrower will enter into a full cash sweep. Provided that EmCare has renewed their lease or a replacement tenant has renewed at terms acceptable to the lender, monthly deposits will return to $15,000 with a $350,000 cap. Subsequent to either: (i) completing and paying for EmCare improvements due as a condition of their renewal, or (ii) completing and paying for tenant improvements for an acceptable replacement tenant – then funds remaining in the leasing reserve in excess of $120,000 shall be returned to the borrower. Funds in the leasing reserve can be applied to future tenant improvement costs and leasing commissions, subject to any limitations and conditions specified in the loan documents.

(21)
For mortgage loan #3 (Sheraton Austin), on October 1, 2017 the borrower is required to sweep funds from the Replacement Reserve deposit account into the Other Escrow I deposit account until the earlier of (i) April 1, 2018; and (ii) 105% of the cost to perform stage II of the scheduled performance improvement plan has been deposited into the Other Escrow I deposit account.

(22)
For mortgage loan #6 (Shops at CenterPoint), a $2,494,431 construction reserve held by a third party will be deposited to the cash management account upon the occurrence of a cash trap event period, as defined in the loan agreement.

(23)
For mortgage loan #96 (Ezon Building) the mortgaged property includes a payment in lieu of taxes lease (“PILOT”) which gives the borrower a leasehold interest in the property. Once the PILOT lease expires on December 31, 2016 the property fee interest will be re-conveyed to the borrower upon execution of a $1,000 purchase option.  The lessor under the PILOT lease has signed a joinder to the mortgage instrument thereby encumbering the fee interest.

(24)
For mortgage loan #13 (Oak Park Village Apartments), the lender held back $3,500,000 at closing. This Holdback can be disbursed in whole or in part, provided no event of default has occurred or is continuing, to reimburse borrower only for the costs of the lender approved renovation work, pursuant to subsections 6.6.of the loan agreement.   If the approved renovation work has not been completed by June 30, 2016, the lender may call an event of default and apply the unreleased proceeds at its discretion including to pay down the loan.  Assuming the full Holdback balance is applied to the full loan amount of $29,150,000, Cut-off Date LTV Ratio, LTV Ratio at Maturity or ARD, U/W NOI DSCR, U/W NCF DSCR, U/W NOI Debt Yield and U/W NCF Debt Yield are 69.3%, 59.9%, 1.90x, 1.79x, 11.9% and 11.2%, respectively.

(25)
With respect to the mortgage loans secured by residential cooperative properties that have existing subordinate secured indebtedness, the Whole Loan Cut-off Date Balance equals the sum of the Cut-off Date Balance of the WFRBS 2014-C21 Trust mortgage loan plus the balance of the existing subordinate loan, assuming the existing subordinate loan amount is fully advanced and the entire amount thereof is outstanding as of the Cut-off Date.

(26)
The Whole Loan Debt Service, Whole Loan U/W NOI DSCR and Whole Loan U/W NCF DSCR for the mortgage loans secured by residential cooperative properties that have existing subordinate secured debt are calculated assuming (i) that interest on the subordinate secured indebtedness is accruing pursuant to the applicable loan document (with the applicable interest rate determined using 1-month LIBOR in effect as of June 27, 2014 and giving effect to any applicable interest rate floor), (ii) that the subordinate secured indebtedness has been fully advanced and the entire amount thereof is outstanding as of the Cut-off Date and (iii) that the initial interest-only period for such subordinate secured indebtedness has expired and the related borrower is required to make scheduled principal plus interest payments as set forth in the corresponding promissory note.

(27)
The Subordinate Secured Debt Original Balance for the mortgage loans secured by residential cooperative properties that have existing subordinate secured indebtedness indicates as if the existing subordinate loan amount is fully advanced on the date of closing of said subordinate loan.

(28)
With respect to the mortgage loans secured by residential cooperative properties that have existing subordinate secured indebtedness, the Subordinate Secured Debt Cut-off Date Balance indicates the balance of the subordinate secured indebtedness as of June 27, 2014.

(29)
The Whole Loan Cut-off Date LTV Ratio, Whole Loan Cut-off Date U/W NOI Debt Yield and Whole Loan Cut-off Date U/W NCF Debt Yield for the mortgage loans secured by residential cooperative properties that have existing subordinate secured indebtedness are calculated assuming that the subordinate secured indebtedness has been fully advanced and the entire amount thereof is outstanding as of the Cut-off Date.

WFRBS Commercial Mortgage Trust 2014-C21

FOOTNOTES TO ANNEX A

(30)	See “Existing (Secured Financing and Mezzanine and Similar Financing)” in the Prospectus Supplement for additional information on the mortgage loans with existing mezzanine and similar indebtedness.

For mortgage loan #21 (Barrington Orthopedics Portfolio), the existing mezzanine loan shall be paid down with proceeds from the sale of interest in the Delaware Statutory Trust borrower at any time during the term of the mortgage loan.

(31)
With respect to the mortgage loans secured by residential cooperative properties, each mortgaged property is owned by the borrower, which is a cooperative housing corporation. No individual or entity (other than the borrower) has recourse obligations with respect to the loans, including pursuant to any guaranty or environmental indemnity.

For mortgage loan #1 (Fairview Park Drive), the majority owner of the borrower and loan sponsor also owns the fourth largest tenant (17,129 square feet), representing 4.7% of net rentable square feet, at such mortgaged property.

For mortgage loan #17 (Rock Pointe East), a C-III Commercial Mortgage LLC affiliate holds an indirect majority ownership interest in the borrower.

For mortgage loan #97 (Taxi Office Building), the second largest tenant (2,375 square feet), is affiliated with the borrower.

ANNEX B

TOP FIFTEEN LOAN SUMMARIES

(THIS PAGE INTENTIONALLY LEFT BLANK)

FAIRVIEW PARK DRIVE

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

FAIRVIEW PARK DRIVE

Floor
15
General Dynamics
20,515 SF
3/31/2019
14
General Dynamics
21,626 SF
3/31/2019
13
General Dynamics
22,939 SF
3/31/2019
12
General Dynamics
22,939 SF
3/31/2019
11
General Dynamics
22,939 SF
3/31/2019
10
General Dynamics
22,225 SF
3/31/2019
9
Axiom Resource Management
22,583 SF
4/30/2020
8
Curtiss-Wright Corp. (Dark)
10,119 SF
4/30/2015
General Dynamics
12,551 SF
3/31/2019
7
General Dynamics
22,583 SF
3/31/2019
6
Focused Image
5,729 SF
11/30/2023
Vacant
3,931
DPR Construction
13,337 SF
5/31/2016
5
Chemring
3,811 SF
4/30/2018
PwC
4,464 SF
8/31/2017
SunTrust Mortgage
13,855 SF
4/30/2015
4
Deloitte, LLP
22,583 SF
9/30/2018
3
Vacant
24,879
2
Vacant
27,545
1
General Dynamics
2,063 SF
3/31/2019
Management Office
3,000 SF
Common Area
2941, LLC
15,322 SF
12/31/2018
Aprons, LLC
2,987 SF
2/28/2017
Axiom Resource Management
4,484 SF
5/31/2017
B-1
Loading Dock
WD Holding, LLC
Storage
2/28/2018
2941, LLC
1,807 SF
12/31/2018
General Dynamics
Storage
3/31/2019
Common Area
Vacant
2015
2016
2017
2018
2019+

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

FAIRVIEW PARK DRIVE

Fairview Park Drive
2941 Fairview Park Drive
Falls Church, VA 22042
Great Falls
Madeira School
Chesapeake & Ohio Canal Natl. Historic Park
MARYLAND
Bethesda
Scotts Run Nature Preserve
Geo. Washington Mem. Pkwy
Potomac River
Clara Barton Pkwy
Langley Oaks Park
VIRGINIA
Central Intelligence Agency
Langley Fork Park
Langley
Little Falls Park
Leesburg Pike
Old Dominion Dr
Georgetown Pike
Towlston Rd
METRO SILVER LINE (Under Construction)
Capital Beltway
Balls Hill Rd
Lewinsville Rd
Spring Hill Rd
Dolly Madison Blvd
METRO
Wolf Trap Natl. Park for the Performing Arts
Dulles Intl. Airport 9 miles
Dulles Toll Road
McLean
WASH. D.C.
Pimmit Bend Park
Chain Bridge Rd
Old Dominion Rd
Wolf Trap
TYSONS WEST
Tysons Corner
MCLEAN
Old Courthouse Rd
Beulah Rd
Tysons Galleria
TYSONS CENTRAL 7
TYSONS CENTRAL 123
Westwood Country Club
Pike 7 Plaza
Tysons Corner Center
Magarity Rd
Westmoreland St
Chesterbrook Rd
Kirby Rd
Chain Bridge Rd
Pimmit Hills
Great Falls St
Potomac Overlook Park
Washington Golf and Country Club
Marymount University
Williamsburg Blvd
Vienna
Park St
Idylwood Rd
Gallows Rd
WASHINGTON METRO
WEST FALLS CHURCH-VT/UVA
UVA/VT Northern VA Center
ARLINGTON
Downtown Washington D.C. 5 miles
Lee Hwy
Virginia Center Hospital
Maple Ave
Dunn Loring
Cedar Ln
Nottoway Park
DUNN LORING-MERRIFIELD
Shreve Rd
West St
Falls Church
EAST FALLS CHURCH
Custis Mem. Pkwy
VIRGINIA SQUARE
BALLSTON
VIENNA
ORANGE LINE
METRO
Jefferson Dist. Park and Golf Course
Lee Hwy
Broad St
Wilson Blvd
Ballston Common Mall
Oakton
Lee Hwy
Merrifield
ARLINGTON COUNTY
Graham Rd
Arlington Blvd
Seven Corners Shopping Center
Arlington Blvd
Arlington Hall Station
Arlington Blvd
Sleepy Hollow Rd
Eakin Community Park
Inova Fairfax Hospital
Glencarlyn Park
Fairfax
Mantua
Accotink Stream Valley Park
Gallows Rd
West Falls Church
FAIRFAX COUNTY
Leesburg Pike
Crossroads Center
Lake Barcroft
Northern VA Community College
Columbia Pike
Lillian Carey Park
Annandale
Mason District Park
Pinecrest Golf Course
Little River Tpke
ALEXANDRIA
Ravensworth Rd
Backlick Rd
Lincolnia
Landmark Mall
Braddock Rd
S. Van Dorn St
Edsall Rd
VAN DORN STREET
BLUE LINE METRO
Springfield
Rose Hill
Franconia Rd
Germantown
Gaithersburg
Columbia
Leesburg
Rockville
Wheaton
Sterling
Ashburn
Potomac
Silver Spring
Bethesda
Reston
McLean
WASHINGTON, DC
Vienna
ARLINGTON
Chantilly
Fairfax
Centreville
Annandale
ALEXANDRIA
Burke
Springfield
Franconia
Manassas
Mount Vernon
Lorton
VIRGINIA
MARYLAND
Woodbridge
Dale City
Waldorf
St. Charles

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

No. 1 – Fairview Park Drive

Loan Information				Property Information
Mortgage Loan Seller:	The Royal Bank of Scotland			Single Asset/Portfolio:	Single Asset
Credit Assessment (DBRS/Moody’s/Morningstar):	NR/NR/NR			Property Type:	Office
Original Principal Balance:	$90,000,000			Specific Property Type:	Suburban
Cut-off Date Principal Balance:	$90,000,000			Location:	Falls Church, VA
% of Initial Pool Balance:	6.3%			Size:	360,864 SF
Loan Purpose:	Refinance			Cut-off Date Principal Balance Per SF:	$249.40
Borrower Name:	2941 Fairview Park Drive, LLC			Year Built/Renovated:	2004/NAP
Sponsor:	Fairview Property Investments, L.L.C.; Richard L. Adams, Jr.			Title Vesting:	Fee
Mortgage Rate:	4.329%			Property Manager:	Self-managed
Note Date:	June 27, 2014			3rd Most Recent Occupancy (As of)(2):	77.4% (12/31/2011)
Anticipated Repayment Date:	NAP			2nd Most Recent Occupancy (As of):	85.0% (12/31/2012)
Maturity Date:	July 1, 2024			Most Recent Occupancy (As of):	84.0% (12/31/2013)
IO Period:	120 months			Current Occupancy (As of)(3):	85.5% (4/1/2014)
Loan Term (Original):	120 months
Seasoning:	1 months			Underwriting and Financial Information:
Amortization Term (Original):	NAP
Loan Amortization Type:	Interest-only, Balloon			3rd Most Recent NOI (As of)(4):	$6,533,691 (12/31/2012)
Interest Accrual Method:	Actual/360			2nd Most Recent NOI (As of)(4):	$7,816,921 (12/31/2013)
Call Protection:	L(25),D(91),O(4)			Most Recent NOI (As of):	$7,708,997 (TTM 3/31/2014)
Lockbox Type:	Hard/Springing Cash Management
Additional Debt:	None			U/W Revenues:	$11,786,995
Additional Debt Type:	NAP			U/W Expenses:	$3,957,669
				U/W NOI:	$7,829,326
				U/W NCF:	$7,525,755
				U/W NOI DSCR:	1.98x
Escrows and Reserves(1):				U/W NCF DSCR:	1.91x
				U/W NOI Debt Yield:	8.7%
Type:	Initial	Monthly	Cap (If Any)	U/W NCF Debt Yield:	8.4%
Taxes	$222,511	$111,256	NAP	As-Is Appraised Value:	$135,000,000
Insurance	$8,615	$8,615	NAP	As-Is Appraisal Valuation Date:	May 22, 2014
Replacement Reserves	$7,518	$7,518	$350,000	Cut-off Date LTV Ratio:	66.7%
TI/LC Reserve	$12,029	$12,029	$5,500,000	LTV Ratio at Maturity or ARD:	66.7%

(1)	See “Escrows” section.
(2)	See “Historical Occupancy” section.
(3)	Current Occupancy excluding the Curtiss-Wright Corp. tenant which is dark, paying rent but excluded from the underwritten income, is 82.7%.
(4)	See “Cash Flow Analysis” section.

The Mortgage Loan. The mortgage loan (the “Fairview Park Drive Mortgage Loan”) is evidenced by a single promissory note that is secured by a first mortgage encumbering an office building and adjacent five-story parking garage located in Falls Church, Virginia (the “Fairview Park Drive Property”). The Fairview Park Drive Mortgage Loan was originated on June 27, 2014 by The Royal Bank of Scotland. The Fairview Park Drive Mortgage Loan had an original principal balance of $90,000,000, has an outstanding principal balance as of the Cut-off Date of $90,000,000 and accrues interest at an interest rate of 4.329% per annum. The Fairview Park Drive Mortgage Loan had an initial term of 120 months, has a remaining term of 119 months as of the Cut-off Date and requires interest-only payments through the term of the Fairview Park Drive Mortgage Loan. The Fairview Park Drive Mortgage Loan matures on July 1, 2024.

Following the lockout period, the borrower has the right to defease the Fairview Park Drive Mortgage Loan in whole, but not in part, on any date before April 1, 2024. In addition, the Fairview Park Drive Mortgage Loan is prepayable without penalty on or after April 1, 2024.

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

FAIRVIEW PARK DRIVE

Sources and Uses

Sources			Uses
Original loan amount	$90,000,000	100.0%	Loan payoff(1)	$64,703,367	71.9%
			Reserves	250,673	0.3
			Closing costs	1,509,582	1.7
			Return of equity	23,536,378	26.2
Total Sources	$90,000,000	100.0%	Total Uses	$90,000,000	100.0%

(1)	The Fairview Park Property was previously securitized in BSCMS 2004-PWR5.

The Property. The Fairview Park Drive Property is a 15-story, class A office building situated on approximately 13.8 acres located in Falls Church, Virginia, approximately 10 miles west of Washington, D.C. and 14 miles east of the Dulles International Airport. The Fairview Park Drive Property was constructed in 2004, contains 360,864 rentable square feet and is located within the 220-acre Fairview Park master planned office and hotel campus in Northern Virginia. Amenities at the Fairview Park Drive Property include the 2941 Restaurant, a fitness center, lakefront views, an outdoor terrace area, ballrooms and 24-hour security. The Fairview Park Drive Property also features a five-story, 1,208 space parking garage, resulting in a parking ratio of 3.3 spaces per 1,000 square feet of rentable area.

As of April 1, 2014 The Fairview Park Drive Property was 85.5% leased to 14 tenants including a mix of government contractors, “Big 4” accounting firms, financial firms and private sector tenants. Currently approximately 60.0% of rentable area is from tenants utilizing the Fairview Park Drive property as their headquarters locations, including the largest tenant, General Dynamics, which has reportedly invested approximately $50.0 million ($293 per square foot) of their own capital to build out its space.

The following table presents certain information relating to the tenancy at the Fairview Park Drive Property:

Major Tenants

Tenant Name	Credit Rating (Fitch/Moody’s /S&P)(1)	Tenant NRSF	% of NRSF	Annual U/W Base Rent PSF(2)	Annual U/W Base Rent(2)	% of Total Annual U/W Base Rent	Lease Expiration Date

Major Tenants
General Dynamics	A/A2/A	174,243	48.3%	$40.35	$7,030,670	62.8%	3/31/2019(3)
Axiom Resource	NR/NR/NR	27,067	7.5%	$43.02	$1,164,483	10.4%	Various(4)
Deloitte, LLP	NR/NR/NR	22,583	6.3%	$41.91	$946,454	8.4%	9/30/2018
SunTrust Mortgage(5)	BBB+/Baa1/BBB	14,255	4.0%	$33.34	$475,269	4.2%	4/30/2015
2941, LLC	NR/NR/NR	17,129	4.7%	$10.50	$179,880	1.6%	12/31/2018
Total Major Tenants		255,277	70.7%	$38.38	$9,796,755	87.5%

Non-Major Tenants		43,044	11.9%	$32.64	$1,405,076	12.5%

Occupied Collateral Total		298,321	82.7%	$37.55	$11,201,831	100.0%

Vacant Space		62,543	17.3%(6)

Collateral Total		360,864	100.0%

(1)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.
(2)	Annual U/W Base Rent PSF and Annual U/W Base Rent include contractual rent steps through December 2014.
(3)	General Dynamics has two, 5-year lease renewal options.
(4)
Axiom Resource occupies one space totaling 22,583 square feet (6.3% of NRSF and 8.7% of Annual U/W Base Rent) with a lease expiration date of April 30, 2020 and one space totaling 4,484 square feet (1.2% of NRSF and 1.6% of Annual U/W Base Rent) with a lease expiration of May 31, 2017.

(5)
SunTrust Mortgage exercised its termination option and is vacating April 30, 2015. There is an agreed upon letter of intent to lease with Booz Allen Hamilton for approximately 12,045 square feet of the former SunTrust Mortgage space.

(6)	Includes the Curtiss-Wright Corp. tenant which is dark, paying rent but excluded from the underwritten income.

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

FAIRVIEW PARK DRIVE

The following table presents certain information relating to the lease rollover schedule at the Fairview Park Drive Property:

Lease Expiration Schedule(1)(2)

Year Ending December 31,	No. of Leases Expiring	Expiring NRSF	% of Total NRSF	Cumulative Expiring NRSF	Cumulative % of Total NRSF	Annual U/W Base Rent	Annual U/W Base Rent PSF(3)
MTM	0	0	0.0%	0	0.0%	$0	$0.00
2014	0	0	0.0%	0	0.0%	$0	$0.00
2015	1	14,255	4.0%	14,255	4.0%	$475,269	$33.34
2016	1	13,337	3.7%	27,592	7.6%	$505,872	$37.93
2017	3	11,935	3.3%	39,527	11.0%	$459,653	$38.51
2018	4	49,892	13.8%	89,419	24.8%	$1,314,460	$26.35
2019	2	177,590	49.2%	267,009	74.0%	$7,164,784	$40.34
2020	1	22,583	6.3%	289,592	80.2%	$979,876	$43.39
2021	0	0	0.0%	289,592	80.2%	$0	$0.00
2022	0	0	0.0%	289,592	80.2%	$0	$0.00
2023	1	5,729	1.6%	295,321	81.8%	$211,916	$36.99
2024	0	0	0.0%	295,321	81.8%	$0	$0.00
Thereafter	1	3,000	0.8%	298,321	82.7%	$90,000	$30.00
Vacant	0	62,543	17.3%(4)	360,864	100.0%	$0	$0.00
Total/Weighted Average	14	360,864	100.0%			$11,201,831	$37.55

(1)	Information obtained from the underwritten rent roll.
(2)
Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Expiration Schedule.

(3)	Weighted Average Annual U/W Base Rent PSF excludes vacant space.
(4)	Includes the Curtiss-Wright Corp. tenant which is dark, paying rent but excluded from the underwritten income.

The following table presents historical occupancy percentages at the Fairview Park Drive Property:

Historical Occupancy(1)

12/31/2011(2)	12/31/2012	12/31/2013	4/1/2014(3)
77.4%	85.0%	84.0%	85.5%

(1)	Information obtained from the borrower.
(2)	Lower occupancy in 2011 was due to a major tenant filing bankruptcy and ending its lease.
(3)	Excluding the Curtiss-Wright Corp. tenant which is dark, paying rent but excluded from the underwritten income, the occupancy is 82.7%.

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the Underwritten Net Cash Flow at the Fairview Park Drive Property:

Cash Flow Analysis

	2012	2013	TTM 3/31/2014	U/W(1)	U/W $ per SF(1)
Base Rent	$10,113,105	$11,057,936	$11,027,305	$11,201,831	$31.04
Grossed Up Vacant Space	0	0	0	2,439,177	6.76
Total Reimbursables	350,333	441,774	459,420	387,538	1.07
Other Income	110,851	205,687	197,626	197,626	0.55
Less Vacancy & Free Rent	(313,409)	(17,187)	(68,748)	(2,439,177)(2)	(6.76)
Effective Gross Income	$10,260,880	$11,688,210	$11,615,603	$11,786,995	$32.66

Total Operating Expenses	$3,727,189	$3,871,289	$3,906,606	$3,957,669	$10.97

Net Operating Income	$6,533,691(3)	$7,816,921(3)	$7,708,997	$7,829,326	$21.70

TI/LC	0	0	0	213,355	0.59
Capital Expenditures	0	0	0	90,216	0.25
Net Cash Flow	$6,533,691	$7,816,921	$7,708,997	$7,525,755	$20.85

NOI DSCR	1.65x	1.98x	1.95x	1.98x
NCF DSCR	1.65x	1.98x	1.95x	1.91x
NOI DY	7.3%	8.7%	8.6%	8.7%
NCF DY	7.3%	8.7%	8.6%	8.4%

(1)	Annual U/W Base Rent PSF and Annual U/W Base Rent include contractual rent steps through December 2014.
(2)	The underwritten economic vacancy is 17.4%. The Fairview Park Drive Property was 85.5% leased as of April 1, 2014.
(3)	2013 NOI is higher than 2012 NOI due to new leases and renewals; three new leases totaling more than $1.3 million in rental income were signed in the last six months of 2012.

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

FAIRVIEW PARK DRIVE

Appraisal. As of the appraisal valuation date of May 22, 2014, the Fairview Park Drive Property had an “as-is” appraised value of $135,000,000.

Environmental Matters. According to the Phase I environmental report dated June 5, 2014, there was no evidence of any recognized environmental conditions at the Fairview Park Drive Property.

Market Overview and Competition. The Fairview Park Drive Property is located in Falls Church, Virginia, which is approximately 14 miles east of Dulles International Airport and 10 miles west of downtown Washington, D.C. Primary access to the Fairview Park Drive Property is provided by the Capital Beltway (Interstate-495) which encircles the District of Columbia and provides direct access to the majority of the region’s highways and main arteries including Interstates 66, 95 and 270. According to the appraisal, the Fairview Park Drive Property is located in the Washington D.C. Metro market, within the class A, high rise office submarket which comprises approximately 6.4 million square feet of office space as of the first quarter of 2014. The submarket occupancy rate is currently 87.7% and has trended upward for three consecutive years, averaging 90.6% over the past nine years. The current average asking rent within the submarket is $41.01 per square foot on a gross basis.

The following table presents certain information relating to comparable office properties for the Fairview Park Drive Property:

Competitive Set(1)

	Fairview Park Drive (Subject)	3141 Fairview Park Drive	3110 Fairview Park Drive	Willow Oaks Two	Williams Plaza 1
Location	Falls Church, VA	Falls Church, VA	Falls Church, VA	Fairfax, VA	Fairfax, VA
Distance from Subject	--	0.7 miles	0.8 miles	1.4 miles	1.7 miles
Property Type	Office	Office	Office	Office	Office
Year Built/Renovated	2004/NAP	1988/NAV	1986/NAV	1989/NAV	1988/NAV
Stories	15	8	14	8	6
Total GLA	360,864 SF	176,570 SF	252,776 SF	205,002 SF	127,639 SF
Total Occupancy	85%	98%	67%	55%	72%

(1)       Information obtained from the appraisal.

The Borrower. The borrower is 2941 Fairview Park Drive, LLC, a Delaware limited liability company which is a single purpose entity with two independent directors. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Fairview Park Drive Mortgage Loan. Fairview Property Investments, L.L.C. is the guarantor of certain nonrecourse carveouts under the Fairview Park Drive Mortgage Loan.

The Sponsors. The loan sponsors are Fairview Property Investments, L.L.C. and Richard L. Adams, Jr., who is the majority owner and controlling party of Fairview Property Investments, L.L.C. Mr. Adams is an internet pioneer and is the founder of UUNET, which in the mid and late 1990s was the world’s largest internet service provider. Mr. Adams purchased 111 acres at Fairview Park in 1998 and opened the Fairview Park Drive Property in 2004.

Escrows. The loan documents provide for an upfront reserve in the amount of $222,511 for real estate taxes, $8,615 for insurance, $7,518 for replacement reserves and $12,029 for tenant improvements and leasing commissions (“TI/LCs”). The loan documents also provide for ongoing monthly escrows in the amount of $111,256 for real estate taxes, $8,615 for insurance, $7,518 for replacement reserves (subject to a cap of $350,000) and $12,029 for TI/LCs (subject to a cap of $5,500,000). Additionally, during a Lease Sweep Period (as defined below), all excess cash flow (after payment of debt service, required reserves and budgeted and approved operating expenses) is deposited into the TI/LC reserve until such time that an amount equal to the Lease Sweep Cap (as defined below) has been deposited into the TI/LC reserve.

“Lease Sweep Cap” is defined as (i) if the General Dynamics lease triggered a Lease Sweep Period, $5,500,000, and (ii) with respect to any other Major Lease (as defined below) that has triggered a Lease Sweep Period, an amount equal to the lesser of (x) $5,500,000 or (y) $30.00, multiplied by the rentable square footage demised under such Major Lease.

Lockbox and Cash Management. The Fairview Park Drive Mortgage Loan requires a lender-controlled lockbox account which is already in place, and that the borrower direct tenants to pay their rents directly to such lockbox account. The loan documents also require that all cash revenues and all other monies received by the borrower or the property manager be deposited into the lockbox account within one business day after receipt. Prior to the occurrence of a Cash Management Period (as defined below) or Lease Sweep Period, all funds on deposit in the lockbox account will be released to the borrower’s account on a daily basis. During a Cash Management Period or Lease Sweep Period, funds on deposit in the lockbox account will be swept on a daily basis into a lender controlled cash management account.

A “Cash Management Period” will commence if an event of default has occurred or is continuing.

A “Lease Sweep Period” will commence on the first payment date under the Fairview Park Drive Mortgage Loan following the occurrence of any of the following: (i) the date which is 24 months prior to the expiration of any Major Lease; (ii) the date upon which a Major Tenant (as defined below) is required to give notice of its exercise of a renewal option under a Major Lease, if such renewal has not been exercised; (iii) any Major Lease is surrendered, cancelled or terminated prior to its then-current expiration

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

FAIRVIEW PARK DRIVE

date; (iv) any Major Tenant discontinues its business at the premises or gives notice that it intends to discontinue its business; (v) the occurrence of a default under any Major Lease; or (vi) upon the occurrence of an insolvency proceeding by any tenant under a Major Lease. A Lease Sweep Period will end upon the earlier to occur of (x) the reasonable determination by the lender that sufficient funds have been accumulated in the leasing reserve to pay for all anticipated expenses in connection with the re-leasing of the space under the applicable Major Lease that gave rise to the subject Lease Sweep Period, or (y) the occurrence of any of the following: (1) with respect to clauses (i), (ii), (iii), or (iv) above, upon the earlier to occur of (A) the date on which the subject Major Tenant exercises its renewal or extension option, or (B) the date on which all the space demised under the subject Major Lease that gave rise to the subject Lease Sweep Period has been fully leased pursuant to a replacement lease or replacement leases in accordance with the terms of the loan documents, and all leasing expenses have been paid in full; (2) with respect to clause (v) above, if the subject default has been cured, and no other default has occurred under a Major Lease for a period of six consecutive months following such cure; (3) with respect to clause (vi) above, if the applicable Major Lease has been affirmed, assumed or assigned in a manner satisfactory to the lender; and (4) the date on which an amount equal to the applicable Lease Sweep Cap in the aggregate has been deposited into the TI/LC reserve.

“Major Lease” is defined as the General Dynamics lease or any other lease which covers 40,000 or more rentable square feet of improvements. A “Major Tenant” is defined as a tenant under a Major Lease.

Property Management. The Fairview Park Drive Property is managed by an affiliate of the borrower.

Assumption. The borrower has the right to transfer the Fairview Park Drive Property, provided that no event of default has occurred and is continuing and certain other conditions are satisfied, including (i) the lender’s reasonable determination that the proposed transferee and guarantor satisfy the lender’s credit review and underwriting standards, taking into consideration transferee experience, financial strength and general business standing; (ii) execution of a recourse guaranty (which includes an environmental indemnity) by an affiliate of the transferee; and (iii) rating agency confirmation from DBRS, Moody’s and Morningstar that the transfer will not result in a downgrade, withdrawal or qualification of the respective ratings assigned to the Series 2014-C21 Certificates.

Partial Release. Not permitted.

Real Estate Substitution. Not permitted.

Subordinate and Mezzanine Indebtedness. Not permitted.

Ground Lease. None.

Terrorism Insurance. The loan documents require that the “all risk” insurance policy required to be maintained by the borrower provide coverage for terrorism in an amount equal to the full replacement cost of the Fairview Park Drive Property, as well as business interruption insurance covering no less than the 18-month period following the occurrence of a casualty event, together with a six-month extended period of indemnity.

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

(THIS PAGE INTENTIONALLY LEFT BLANK)

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QUEENS ATRIUM

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

QUEENS ATRIUM

30-20 THOMSON BUILDING

8
NYC School Construction Authority
32,827 SF
4/2020
7
NYC Board of Education
61,098 SF
2/2019
6
NYC Board of Education
61,222 SF
2/2019
5
NYC School Construction Authority
56,630 SF
4/2020
4
NYC School Construction Authority
60,086 SF
4/2020
3
The City University of New York
60,898 SF
4/2020
2
The City University of New York
60,898 SF
4/2020
1
The City University of New York
45,513 SF
4/2020
BS
Management
661 SF
The City University of New York
24,742 SF
4/2020
Admin Access
2,007 SF
10/2016
BUILDING
MTM
2015 – 2019
2020 – 2024
2025+

30-30 THOMSON BUILDING

6
NYC School Construction Authority
20,858 SF
9/2021
5
Briarcliff
9,750 SF
4/2015
NYC School Construction Authority
9,598 SF
9/2021
NYC Department of Design & Construction
85,978 SF
1/2029
NYC Department of Transportation
10,778 SF
MTM
4
NYC School Construction Authority
65,433 SF
9/2021
NYC Department of Design & Construction
59,486 SF
1/2029
3
NYC School Construction Authority
21,254 SF
9/2021
NYC Department of Design & Construction
82,981 SF
1/2029
2
NYC School Construction Authority
90,476 SF
9/2021
NYC Department of Transportation
29,982 SF
MTM
1
Greek Islands Café & Grill
675 SF
1/2021
NYC School Construction Authority
66,288 SF
9/2021
NYC Department of Design & Construction
3,374 SF
1/2029
NYC Department of Transportation
8,909 SF
MTM

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

QUEENS ATRIUM

Queens Atrium
30-20 & 30-30 Thomson Avenue
Long Island City, NY 11101
NEW JERSEY
MANHATTAN
NEW YORK CITY
QUEENS
BROOKLYN
Hudson River
East River
Upper West Side
CENTRAL PARK
Upper East Side
Roosevelt Island
Randalls Island
Rikers Island
LaGuardia Airport
Astoria
East Elmhurst
Jackson Heights
Woodside
Elmhurst
Long Island City
Midtown
Chelsea
Greenwich Village
East Village
SoHo
Chinatown
Lower East Side
Financial District
Greenpoint
Maspeth
Rego Park
Middle Village
Glendale
Williamsburg
Brooklyn Heights
Downtown Brooklyn
Bedford-Stuyvesant
Cobble Hill
Red Hook
Park Slope
Prospect Heights
Crown Heights
Prospect Park
CALVARY CEMETERY
GREENWOOD CEMETERY
MT. LEBANON CEMETERY
ST. JOHNS CEMETERY
Grand Central Pkwy
Long Island Expwy
Brooklyn-Queens Expwy
Queens Blvd.
Northern Blvd.
Roosevelt Ave.
Atlantic Ave.
Eastern Pkwy.
FDR Drive
QUEENSBORO BRIDGE
WILLIAMSBURG BRIDGE
MANHATTAN BRIDGE
BROOKLYN BRIDGE
TRIBORO BRIDGE
QUEENS-MIDTOWN TUNNEL
LINCOLN TUNNEL
Atlantic Ocean

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

No. 2 Queens Atrium

Loan Information				Property Information
Mortgage Loan Seller:	Wells Fargo Bank, National Association			Single Asset/Portfolio:	Single Asset
Credit Assessment (DBRS/Moody’s/Morningstar):	NR/NR/NR			Property Type:	Office
Original Principal Balance(1):	$90,000,000			Specific Property Type:	CBD
Cut-off Date Principal Balance(1):	$90,000,000			Location:	Long Island City, NY
% of Initial Pool Balance:	6.3%			Size:	1,032,402 SF
Loan Purpose:	Refinance			Cut-off Date Principal Balance Per SF(1):	$174.35
Borrower Name:	Celtic Holdings, LLC			Year Built/Renovated:	1914/2011
Sponsors:	Jeffrey J. Feil; Lloyd Goldman			Title Vesting:	Fee
Mortgage Rate(1):	4.306%			Property Manager:	Self-managed
Note Date:	July 1, 2014			3rd Most Recent Occupancy (As of):	97.9% (12/31/2011)
Anticipated Repayment Date:	NAP			2nd Most Recent Occupancy (As of):	97.9% (12/31/2012)
Maturity Date:	July 6, 2024			Most Recent Occupancy (As of):	100.0% (12/31/2013)
IO Period:	60 months			Current Occupancy (As of):	100.0% (6/2/2014)
Loan Term (Original):	120 months
Seasoning:	1 month			Underwriting and Financial Information:
Amortization Term (Original):	360 months
Loan Amortization Type:	Interest-only, Amortizing Balloon			3rd Most Recent NOI (As of):	$11,221,582 (12/30/2011)
Interest Accrual Method:	Actual/360			2nd Most Recent NOI (As of):	$14,080,184 (12/30/2012)
Call Protection:	L(25),D(91),O(4)			Most Recent NOI (As of):	$14,045,381 (12/30/2013)
Lockbox Type:	Hard/Upfront Cash Management
Additional Debt(1)(2):	Yes
Additional Debt Type(1)(2):	Pari Passu and Future Mezzanine			U/W Revenues:	$26,187,130
				U/W Expenses:	$9,712,945
				U/W NOI(4):	$16,474,185
Escrows and Reserves(3):				U/W NCF(4):	$15,235,302
				U/W NOI DSCR(1):	1.53x
Type:	Initial	Monthly	Cap (If Any)	U/W NCF DSCR(1):	1.41x
Taxes	$0	$161,995	NAP	U/W NOI Debt Yield(1):	9.2%
Insurance	$0	$47,399	NAP	U/W NCF Debt Yield(1):	8.5%
Replacement Reserves	$0	$17,207	$825,921	As-Is Appraised Value:	$260,000,000
TI/LC Reserve	$0	$86,034	$3,871,507	As-Is Appraisal Valuation Date:	June 10, 2014
NYC Department of Design & Construction TI/LC Reserve	$12,699,423	$0	NAP	Cut-off Date LTV Ratio(1):	69.2%
NYC Department of Design & Construction Free Rent Reserve	$289,088	$0	NAP	LTV Ratio at Maturity or ARD(1):	63.2%

(1)
The Queens Atrium Loan Combination, totalling $180,000,000, is comprised of two pari passu notes (Notes A-1 and A-2).  The non-controlling Note A-2 had an original balance of $90,000,000, has an outstanding principal balance of $90,000,000 as of the Cut-off Date and will be contributed to the WFRBS 2014-C21 Trust.  The controlling Note A-1 had an original principal balance of $90,000,000 and is expected to be contributed to a future trust.  All statistical information related to balances per square foot, loan-to-value ratios, debt service coverage ratios and debt yields are based on the Queens Atrium Loan Combination, taking into account the blended interest rate as described in “The Mortgage Loan” section.

(2)	See “Subordinate and Mezzanine Indebtedness” section.
(3)	See “Escrows” section.
(4)	See “Cash Flow Analysis” section.

The Mortgage Loan.  The mortgage loan (the “Queens Atrium Loan Combination”) is evidenced by two pari passu promissory notes (Notes A-1 and A-2) secured by a first mortgage encumbering two adjacent office buildings located in Long Island City, New York (the “Queens Atrium Property”).  The Queens Atrium Loan Combination was co-originated on July 1, 2014 by Wells Fargo Bank, National Association and Barclays Bank PLC.  The Queens Atrium Loan Combination had an original principal balance of $180,000,000, has an outstanding principal balance as of the Cut-off Date of $180,000,000 and accrues interest at a blended interest rate of 4.381% per annum (Notes A-1 and A-2 accrue interest at interest rates of 4.456% and 4.306% per annum, respectively).  The Queens Atrium Loan Combination had an initial term of 120 months, has a remaining term of 119 months as of the Cut-off Date and requires payments of interest-only for the first 60 payments following origination and, thereafter, requires payments of principal and interest based on a 30-year amortization schedule.  The Queens Atrium Loan Combination matures on July 6, 2024.  See “Description of the Mortgage Pool—Additional Indebtedness—The Loan Combinations—The Queens Atrium Loan Combination” and “The Pooling and Servicing Agreement—Servicing of the Loan Combinations” in the Free Writing Prospectus.

Note A-2, which represents the non-controlling interest in the Queens Atrium Loan Combination and will be contributed to the WFRBS 2014-C21 Trust, had an original principal balance of $90,000,000 and has an outstanding principal balance as of the Cut-off Date of $90,000,000.  Note A-1 (the “Queens Atrium Companion Loan”), which is expected to be contributed to a future trust, had

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

QUEENS ATRIUM

an original principal balance of $90,000,000 and represents the controlling interest in the Queens Atrium Loan Combination.  The lender provides no assurance that Note A-1 will not be split further.

Following the lockout period, the borrower has the right to defease the Queens Atrium Loan Combination in whole, but not in part, on any date before April 6, 2024.  In addition, the Queens Atrium Loan Combination is prepayable without penalty on or after April 6, 2024.

Sources and Uses

Sources			Uses
Original loan combination amount	$180,000,000	100.0%	Loan payoff(1)	$108,487,368	60.3%
			Reserves	12,988,511	7.2
			Closing costs	4,299,513	2.4
			Return of equity	54,224,609	30.1
Total Sources	$180,000,000	100.0%	Total Uses	$180,000,000	100.0%

(1)	The Queens Atrium Property was previously securitized in BACM 2005-3. The loan payoff represents a $69.4 million trust balance and $39.1 million of mezzanine debt.

The Property.  The Queens Atrium Property comprises two adjacent, class B office buildings (30-20 Thomson Avenue and 30-30 Thomson Avenue) containing 1,032,402 square feet in aggregate and located in Long Island City, New York.  Situated on two separate blocks that are connected via a sky bridge, the Queens Atrium Property was originally constructed in 1914, converted to office use in the 1990s and renovated in 1986, 2010 and 2011.  The 30-30 Thomson Avenue building is a six-story, 565,820 square foot office building that is 100.0% occupied by the New York City (“NYC”) School Construction Authority, the NYC Department of Design and Construction, and the NYC Department of Transportation. The 30-20 Thomson Avenue building is an eight-story, 466,582 square foot office building that is primarily operated as classroom space and is 100.0% occupied by The City University of New York, NYC School Construction Authority and the NYC Board of Education (operated as Frank Sinatra High School).  Five New York City agencies comprise approximately 98.7% of the net rentable area and 98.8% of the underwritten base rent, and the leases do not contain appropriation-based termination options (but do contain contraction options, as described in the “Major Tenants” section).  The Queens Atrium Property contains 120 surface parking spaces.  As of June 2, 2014, the Queens Atrium Property was 100.0% occupied by eight tenants.

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

QUEENS ATRIUM

The following table presents certain information relating to the tenancy at the Queens Atrium Property:

Major Tenants

Tenant Name	Credit Rating (Fitch/Moody’s /S&P)(1)	Tenant NRSF	% of NRSF	Annual U/W Base Rent PSF	Annual U/W Base Rent	% of Total Annual U/W Base Rent	Lease Expiration Date

Major Tenants
NYC School Construction Authority	AA/Aa2/AA	423,450	41.0%	$20.35(2)	$8,618,462(2)	35.7%	Various(2)(3)
NYC Department of Design & Construction	AA/Aa2/AA	231,819	22.5%	$28.80(4)	$6,677,115(4)	27.6%	1/31/2029(5)
The City University of New York	AA/Aa2/AA	192,051	18.6%	$25.84	$4,962,703	20.5%	4/30/2020
NYC Board of Education	AA/Aa2/AA	122,320	11.8%	$18.41	$2,251,660	9.3%	2/18/2019
NYC Department of Transportation	AA/Aa2/AA	49,669	4.8%	$27.50	$1,365,902	5.7%	MTM(6)
Total Major Tenants		1,019,309	98.7%	$23.42	$23,875,842	98.8%

Non-Major Tenants		13,093	1.3%	$22.31	$292,061	1.2%

Occupied Collateral Total		1,032,402	100.0%	$23.41	$24,167,903	100.0%

Vacant Space		0	0.0%

Collateral Total		1,032,402	100.0%

(1)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.
(2)
NYC School Construction Authority occupies two suites: 149,543 square feet (14.5% of the NRSF and 11.3% of Annual U/W Base Rent) with an Annual U/W Base Rent of $18.24 PSF and a lease expiration date of April 30, 2020; and 273,907 square feet (26.5% of NRSF and 24.4% of Annual U/W Base Rent) with an Annual U/W Base Rent of $21.51 PSF and a lease expiration date of September 30, 2021.  The Annual U/W Base Rent and Annual U/W Base Rent PSF for the 149,543 square foot space reflects a $2.00 PSF contractual rent bump on May 1, 2019.

(3)
NYC School Construction Authority has the ongoing right to surrender up to 51,790 square feet (but not less than 18,000 square feet) of its leased space with 180 days notice commencing September 1, 2016.  NYC School Construction Authority also has the right to surrender 5,599 square feet of its leased space at any time with 30 days notice.

(4)
The Annual U/W Base Rent PSF and Annual U/W Base Rent for NYC Department of Design & Construction represent the tenant’s average rent over the loan term.  The tenant’s current in-place rent is $26.99 PSF. NYC Department of Design & Construction is not currently in occupancy or paying rent on their 21,628 square foot (2.1% of NRSF) expansion space.  After taking possession and occupancy of the space, the tenant will have a six month rent abatement period, for which an escrow of $289,088 was collected at closing.

(5)	NYC Department of Design & Construction has the option to surrender up to 20,000 square feet of its leased space with 12 months’ notice on January 31, 2019 or January 31, 2024 only.
(6)	NYC Department of Transportation’s lease expired on April 4, 2014 and they are occupying the space on a month-to-month basis as a lease renewal is being negotiated with the borrower.

The following table presents certain information relating to the lease rollover schedule at the Queens Atrium Property:

Lease Expiration Schedule(1)(2)

Year Ending December 31,	No. of Leases Expiring	Expiring NRSF	% of Total NRSF	Cumulative Expiring NRSF	Cumulative % of Total NRSF	Annual U/W Base Rent	Annual U/W Base Rent PSF
MTM	2	50,330	4.9%	50,330	4.9%	$1,365,902	$27.14
2014	0	0	0.0%	50,330	4.9%	$0	$0.00
2015	1	9,750	0.9%	60,080	5.8%	$209,655	$21.50
2016	1	2,007	0.2%	62,087	6.0%	$38,133	$19.00
2017	0	0	0.0%	62,087	6.0%	$0	$0.00
2018	0	0	0.0%	62,087	6.0%	$0	$0.00
2019	1	122,320	11.8%	184,407	17.9%	$2,251,660	$18.41
2020	3	341,594	33.1%	526,001	50.9%	$7,690,007	$22.51
2021	2	274,582	26.6%	800,583	77.5%	$5,935,431	$21.62
2022	0	0	0.0%	800,583	77.5%	$0	$0.00
2023	0	0	0.0%	800,583	77.5%	$0	$0.00
2024	0	0	0.0%	800,583	77.5%	$0	$0.00
Thereafter	1	231,819	22.5%	1,032,402	100.0%	$6,677,115	$28.80
Vacant	0	0	0.0%	1,032,402	100.0%	$0	$0.00
Total/Weighted Average	11(3)	1,032,402	100.0%			$24,167,903	$23.41

(1)	Information obtained from the underwritten rent roll.
(2)
Certain tenants may have lease termination or contraction options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Expiration Schedule.

(3)	Multiple tenants operate under more than one lease. There are eight tenants and 11 leases.

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

QUEENS ATRIUM

The following table presents historical occupancy percentages at the Queens Atrium Property:

Historical Occupancy

12/31/2011(1)	12/31/2012(1)	12/31/2013(1)	6/2/2014(2)
97.9%	97.9%	100.0%	100.0%

(1)	Information obtained from the borrower.
(2)	Information obtained from the underwritten rent roll.

Operating History and Underwritten Net Cash Flow.  The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Queens Atrium Property:

Cash Flow Analysis

	2011	2012	2013	U/W	U/W $ per SF
Base Rent	$19,648,811	$20,664,784	$20,980,152(1)	$24,167,903(1)	$23.41
Grossed Up Vacant Space	0	0	0	0	0.00
Total Reimbursables	2,016,165	1,650,041	2,102,266	2,462,038	2.38
Other Income	218,917	253,417	200,309	371,604	0.36
Less Vacancy & Credit Loss	0	0	0	(814,415)(2)	(0.79)
Effective Gross Income	$21,883,893	$22,568,242	$23,282,727	$26,187,130	$25.37

Total Operating Expenses	$10,662,311	$8,488,058	$9,237,346(3)	$9,712,945(3)	$9.41

Net Operating Income	$11,221,582	$14,080,184(4)	$14,045,381	$16,474,185	$15.96

TI/LC	0	0	0	1,032,402	1.00
Capital Expenditures	0	0	0	206,480	0.20
Net Cash Flow	$11,221,582	$14,080,184	$14,045,381	$15,235,302	$14.76

NOI DSCR(5)	1.04x	1.30x	1.30x	1.53x
NCF DSCR(5)	1.04x	1.30x	1.30x	1.41x
NOI DY(5)	6.2%	7.8%	7.8%	9.2%
NCF DY(5)	6.2%	7.8%	7.8%	8.5%

(1)
The increase in Base Rent from 2013 to U/W is primarily due to the expansion of the NYC Department of Design & Construction ($503,498) and a rental increase on their existing space ($1,853,654), along with approximately $694,188 in scheduled rent increases and rent averaging.

(2)	The underwritten economic vacancy is 3.4%. The Queens Atrium Property was 100.0% physically occupied as of June 2, 2014.
(3)
The Queens Atrium Property benefits from three separate Industrial and Commercial Incentive Programs (“ICIPs”), which results in a reduced property tax expense. The property tax expense as of year-end 2013 was $1,840,312. The ICIPs expire in 2033 and will be gradually phased out beginning in the 2014/2015 tax year. The U/W property tax expense of $1,943,940 is based on the abated tax expense for the 2014/2015 tax year. The taxes are projected to increase from the current level of $1.9 million to $5.1 million by the time the Queens Atrium Loan Combination matures. According to the leases, all tax increases may be passed through to the tenants (except for the NYC Department of Transportation) at the Queens Atrium Property.

(4)
The increase in Net Operating Income from 2011 to 2012 is due to a large one-time expense in 2011 for a payment to the NYC School Construction Authority for overcharges in real estate tax reimbursements between the 2001/2002 and 2011/2012 tax years.

(5)	DSCRs and debt yields are based on the Queens Atrium Loan Combination.

Appraisal.  As of the appraisal valuation date of June 10, 2014, the Queens Atrium Property had an “as-is” appraised value of $260,000,000.

Environmental Matters.  According to a Phase I environmental site assessment dated April 28, 2014, two recognized environmental conditions (“RECs”) exist at the Queens Atrium Property.  The first REC is related to two underground storage tanks (“USTs”) that were reportedly removed from each of the 30-20 Thomson Avenue and 30-30 Thomson Avenue properties in 1970 as well as two USTs that were reportedly removed from beneath the sidewalk on the north side of the 30-30 Thomson Avenue property in 1985; however, no record of the USTs was available.  Due to the lack of documentation, the Phase I recommended that the presence or absence of USTs at the Queens Atrium Property should be determined via ground penetrating radar.  Further, if USTs are detected, subsurface sampling should be performed to determine the presence of potential contamination.  The second REC is related to the historical use of the 30-20 Thomson Avenue property as a filling station and auto repair facility, which contained an oil fuel tank, between 1970 and 1980.  The auto repair facility building was demolished in 1985; however, no information regarding the operation or closure of any USTs associated with the filling station and auto repair facility was identified in state or local regulatory files.  Due to the lack of documentation and prior subsurface investigations, the potential that USTs remain in the ground was considered a REC.

An environmental consultant estimated that potential remediation costs associated with the aforementioned RECs could range from $0 to $500,000.  In lieu of additional investigation, the borrower obtained a $2.0 million environmental policy with a 10-year term and a three-year tail. See “Description of the Mortgage Pool—Assessments of Property Value and Condition—Environmental Insurance” in the Free Writing Prospectus.

Market Overview and Competition.  The Queens Atrium Property is situated on two entire city blocks bounded by Thomson Avenue to the north, 47th Avenue to the south, 30th Street to the west and 31st Street to the east in the Long Island City neighborhood of Queens, New York, less than two miles east of Manhattan and approximately five miles southwest of LaGuardia Airport.  Long Island City is located in the northwest portion of Queens County and comprises three square miles.  The Queens

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

QUEENS ATRIUM

Atrium Property is located in a mixed-use area surrounded by office, industrial and office/school uses.  Historically, Long Island City has been a manufacturing and industrial hub of the New York City area, but the area has been undergoing revitalization since the early 2000’s when a rezoning plan resulted in an increase in commercial and residential construction.  Changes included the development of office, educational and cultural facilities such as the Citibank Building, LaGuardia Community College and movie and television production studios.  Long Island City is accessible via the Long Island Expressway, which is located at the southern end of Long Island City, and the Brooklyn Queens Expressway, which is located along the eastern end of Long Island City.  Additionally, Queens Boulevard, Northern Boulevard and Hunters Point Avenue provide access into Long Island City.  Access to Manhattan from Long Island City is provided by the Queensboro Bridge and the Queens Midtown Tunnel.  The Queens Atrium Property is also accessible by the 7, E, F, V, G, N, R and W subway train lines, and the Queensboro Plaza subway station is located approximately one-half mile northwest of the Queens Atrium Property.

According to a third party market research report, the Queens Atrium Property is located within the Northwest Queens office submarket. As of the first quarter of 2014, the submarket had a total inventory of 124 class B office buildings comprising 5.4 million square feet.  The class B office submarket reported a vacancy rate of 6.4%, and class B office properties over 100,000 square feet reported a vacancy rate of 3.1%.  The appraiser concluded to a market rent of $28.87 per square foot, modified gross, for the Queens Atrium Property.

The following table presents certain information relating to comparable properties to the Queens Atrium Property:

Competitive Set(1)

	Queens Atrium (Subject)	1 Hunters Point	NE Court Square I	Court Square Center	The Center Building	City View Plaza	Silks Building
Location	Long Island City, NY	Long Island City, NY	Long Island City, NY	Long Island City, NY	Long Island City, NY	Long Island City, NY	Long Island City, NY
Distance from Subject	--	0.6 miles	0.8 miles	0.8 miles	0.9 miles	1.1 miles	1.4 miles
Property Type	Office	Office	Office	Office	Office	Office	Office
Year Built/Renovated	1914/2011	1987/2004	1985	1920/1989	1970	1914/2001	1930/2004
Stories	6 & 8	10	52	6	8	5	4
Total GLA	1,032,402 SF	200,000 SF	1,485,000 SF	130,158 SF	444,606 SF	193,034	113,320 SF
Total Occupancy	100%	87%	100%	100%	98%	100%	94%

(1)	Information obtained from the appraisal and a third party market research report.

The Borrower. The borrower is Celtic Holdings, LLC, a single purpose entity whose managing member has two independent directors.  Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Queens Atrium Loan Combination.  Jeffrey J. Feil and Lloyd Goldman are the guarantors of certain nonrecourse carveouts under the Queens Atrium Loan Combination.

The Sponsors. The loan sponsors are Jeffrey J. Feil and Lloyd Goldman.  Jeffrey Feil is the Chief Executive Officer of the Feil Organization, a privately held full service real estate company based in New York, New York.  The Feil Organization owns, develops and manages over 5,000 residential units and 26.0 million square feet of retail, commercial and industrial properties.  Lloyd Goldman is the founder of BLDG Management, a private real estate company that manages over $2.0 billion of assets. Jeffrey J. Feil is involved in ongoing litigation with various family member and shareholders.  See “Description of the Mortgage Pool—Litigation Considerations” in the Free Writing Prospectus.

Escrows. The loan documents provide for upfront reserves in the amount of $12,699,423 for capital improvements, base building improvements, tenant improvements and leasing commissions (“TI/LC”) associated with the NYC Department of Design & Construction space and $289,088 for free rent associated with the NYC Department of Design & Construction space.  The loan documents require monthly deposits of $161,995 for taxes, $47,399 for insurance, $17,207 for replacement reserves (subject to a cap of $825,921) and $86,034 for general TI/LCs (subject to a cap of $3,871,507).

Lockbox and Cash Management. The Queens Atrium Loan Combination requires a lender-controlled lockbox account, which is already in place, and that the borrower direct tenants to pay their rents directly into such lockbox account.  The loan documents also require that all rents received by the borrower or the property manager be deposited into the lockbox account within one business day of receipt.  Funds are then swept to a cash management account controlled by the lender and prior to the occurrence of a Cash Trap Event Period (as defined below), all excess funds after application in accordance with the loan documents are distributed to the borrower’s operating account.  During a Cash Trap Event Period, all excess cash flow is retained in the cash management account.

A  “Cash Trap Event Period” will commence upon the earlier of (i) the occurrence and continuance of an event of default; (ii) the net operating income debt yield falling below 7.5% at the end of any calendar quarter; or (iii) (a) any of the NYC Board of Education, the City University of New York or the NYC School Construction Authority (collectively the “Sweep Tenants”) terminating its lease; (b) any Sweep Tenant’s lease being terminated, cancelled or no longer in full force and effect; or (c) any of the Sweep Tenants failing to provide notice of lease renewal prior to the notice date in the lease or 12 months prior to lease expiration, whichever is

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

QUEENS ATRIUM

later. A Cash Trap Event Period will be cured, with regard to clause (i), upon the cure of such event of default; with regard to clause (ii), upon the net operating income debt yield being equal to or greater than 7.5% for two consecutive calendar quarters; or with regard to clause (iii), upon the borrower signing a lease with a replacement tenant for the applicable space with such tenant paying full unabated rent and all related tenant improvements and allowances having been completed and paid in full.

In addition, the borrower has the right to cure a Cash Trap Event Period caused solely in connection with clause (ii) by posting cash or a letter of credit in an amount, which, if applied to reduce the outstanding principal balance of the Queens Atrium Loan Combination when combined with amounts on deposit in the cash management and reserve accounts, would result in a net operating income debt yield of at least 7.5%.

In the event the Cash Trap Event Period is caused solely in connection with clause (iii), the borrower’s obligation to make tenant deposits will be limited to $15.00 per square foot of net rentable square feet for each applicable Sweep Tenant.

Property Management.  The Queens Atrium Property is managed by an affiliate of the borrower.

Assumption. The borrower has the right to transfer the Queens Atrium Property provided that certain conditions are satisfied, including (i) no event of default has occurred and is continuing; (ii) either the transferee is a qualified transferee as described in the loan documents or the lender reasonably determines that the proposed transferee and guarantor satisfy the lender’s credit review and underwriting standards, taking into consideration transferee experience, financial strength and general business standing; and (iii) the lender has received confirmation from DBRS, Moody’s and Morningstar and each rating agency rating any securities backed by the Queens Atrium Companion Loan that such assumption will not result in a downgrade, withdrawal or qualification of the respective ratings assigned to the Series 2014-C21 Certificates.

Partial Release. Not permitted.

Real Estate Substitution. Not permitted.

Subordinate and Mezzanine Indebtedness.  After July 1, 2017, the borrower has the right to incur mezzanine financing subject to the satisfaction of certain conditions including (i) the execution of an intercreditor agreement in form and substance acceptable to lender and each of DBRS, Moody’s and Morningstar and each rating agency rating any securities backed by the Queens Atrium Companion Loan; (ii) the combined loan-to-value ratio is not greater than 70.0%; (iii) the combined net operating income debt yield is not less than 8.4%; (iv) the combined debt service coverage ratio is not less than 1.24x; and (v) receipt of rating agency confirmation from DBRS, Moody’s and Morningstar that the mezzanine financing will not result in a downgrade, withdrawal or qualification of the respective ratings assigned to the Series 2014-C21 Certificates, and similar confirmations with respect to the ratings of any securities backed by the Queens Atrium Companion Loan.

Terrorism Insurance.  The loan documents require that the “all risk” insurance policy required to be maintained by the borrower provides coverage for terrorism in an amount equal to the full replacement cost of the Queens Atrium Property, provided however, that the borrower will not be required to spend more than 200% of the cost of property coverage and business interruption coverage in the event the Terrorism Risk Insurance Act or a similar government backstop is no longer in effect.  The loan documents also require business interruption insurance covering no less than the 12-month period following the occurrence of a casualty event, together with a six-month extended period of indemnity.

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

SHERATON AUSTIN

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

SHERATON AUSTIN

Sheraton Austin
701 East 11th Street
Austin, TX 78701
AUSTIN
University of Texas
University North
Arts District
West Austin
East Central Austin
Red River District
Market District
Warehouse District
6th Street District
2nd Street District
Downtown
East Cesar Chavez
Bouldin
SoCo
Colorado River
TRAVIS COUNTY
Texas State Capitol
Austin Museum of Art
Paramount Theatre
Austin Convention Center
Zilker Metropolitan Park
Town Lake Metropolitan Park
METRORAIL
DOWNTOWN
PLAZA SALTILLO
Austin-Bergstrom Intl. Airport 9 miles
Georgetown
ROUND ROCK
Cedar Park
Pflugerville
Manor
Lakeway
Bee Cave
Garfield
Wyldwood
Bear Creek
Shady Hollow

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

No. 3 – Sheraton Austin

Loan Information				Property Information
Mortgage Loan Seller:	Wells Fargo Bank, National Association			Single Asset/Portfolio:	Single Asset
Credit Assessment (DBRS/Moody’s/Morningstar):	NR/NR/NR			Property Type:	Hospitality
Original Principal Balance:	$67,000,000			Specific Property Type:	Full Service
Cut-off Date Principal Balance:	$67,000,000			Location:	Austin, TX
% of Initial Pool Balance:	4.7%			Size:	365 Rooms
Loan Purpose:	Acquisition			Cut-off Date Principal Balance Per Room:	$183,562
Borrower Name:	CWI-JMI Austin Capitol Hotel, LLC			Year Built/Renovated:	1988/2013
Sponsor:	Carey Watermark Investors, Inc.; JMI Realty, LLC			Title Vesting:	Fee
Mortgage Rate:	3.960%			Property Manager:	Merritt Hospitality, LLC
Note Date:	May 29, 2014			3rd Most Recent Occupancy (As of):	79.2% (12/31/2011)
Anticipated Repayment Date:	NAP			2nd Most Recent Occupancy (As of):	82.8% (12/31/2012)
Maturity Date:	June 1, 2019			Most Recent Occupancy (As of):	77.0% (12/31/2013)
IO Period:	60 months			Current Occupancy (As of):	76.6% (3/31/2014)
Loan Term (Original):	60 months
Seasoning:	2 months			Underwriting and Financial Information:
Amortization Term (Original):	NAP
Loan Amortization Type:	Interest-only, Balloon			3rd Most Recent NOI (As of):	$8,509,975 (12/31/2012)
Interest Accrual Method:	Actual/360			2nd Most Recent NOI (As of):	$9,638,119 (12/31/2013)
Call Protection:	L(26),D(30),O(4)			Most Recent NOI (As of):	$9,412,469 (TTM 3/31/2014)
Lockbox Type:	Hard/Springing Cash Management
Additional Debt:	None			U/W Revenues:	$23,746,524
Additional Debt Type:	NAP			U/W Expenses:	$14,650,821
				U/W NOI:	$9,095,703
				U/W NCF:	$8,145,842
				U/W NOI DSCR:	3.38x
Escrows and Reserves(1):				U/W NCF DSCR:	3.03x
				U/W NOI Debt Yield:	13.6%
Type:	Initial	Monthly	Cap (If Any)	U/W NCF Debt Yield:	12.2%
Taxes	$591,530	$133,571	NAP	As-Is Appraised Value(2):	$108,400,000
Insurance	$2,872	Springing	NAP	As-Is Appraisal Valuation Date(2):	May 9, 2014
FF&E Reserve	$1,104,500	$79,155	NAP	Cut-off Date LTV Ratio(2):	61.8%
PIP Reserve	$5,395,500	Springing	NAP	LTV Ratio at Maturity or ARD(2):	61.8%

(1)	See “Escrows” section.
(2)
The appraiser concluded to an “as if complete” value of $113,800,000, which assumes that the PIP Stage 1 work is complete. Based on the “as if complete” appraised value, the Cut-off Date LTV Ratio and LTV Ratio at Maturity would be 58.9%. The appraiser also concluded to an “as stabilized” value of $125,000,000, which assumes that the Sheraton Austin Property has stabilized as of June 1, 2018. Based on the “as stabilized” appraised value, the Cut-off Date LTV Ratio and LTV Ratio at Maturity would be 53.6%.

The Mortgage Loan.  The mortgage loan (the “Sheraton Austin Mortgage Loan”) is evidenced by a single promissory note that is secured by a first mortgage encumbering the fee interest in a full service hotel located in Austin, Texas (the “Sheraton Austin Property”).  The Sheraton Austin Mortgage Loan was originated on May 29, 2014 by Wells Fargo Bank, National Association. The Sheraton Austin Mortgage Loan had an original principal balance of $67,000,000, has an outstanding principal balance as of the Cut-off Date of $67,000,000 and accrues interest at an interest rate of 3.960% per annum.  The Sheraton Austin Mortgage Loan had an initial term of 60 months, has a remaining term of 58 months as of the Cut-off Date and requires interest-only payments through the term of the Sheraton Austin Mortgage Loan.  The Sheraton Austin Mortgage Loan matures on June 1, 2019.

Following the lockout period, the borrower has the right to defease the Sheraton Austin Mortgage Loan in whole, but not in part, on any date before March 1, 2019.  In addition, the Sheraton Austin Mortgage Loan is prepayable without penalty on or after March 1, 2019.

Sources and Uses

Sources			Uses
Original loan amount	$67,000,000	62.4%	Purchase price	$99,000,000	92.3%
Sponsor’s new cash contribution	40,301,476	37.6	Reserves	7,094,402	6.6
			Closing costs	1,207,074	1.1
Total Sources	$107,301,476	100.0%	Total Uses	$107,301,476	100.0%

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

SHERATON AUSTIN

The Property. The Sheraton Austin Property is a 365-room, 16-story, full service hotel located in the central business district of Austin, Texas, less than a half-mile from the Texas State Capitol building. The Sheraton Austin Property was built in 1988 and originally opened as a Marriott hotel. The Sheraton Austin Property underwent a $16.6 million ($45,479 per key) renovation in 2007-2008 when it was converted from a Marriott hotel to a Sheraton hotel, as well as an additional $1.6 million ($4,384 per key) guestroom renovation in 2013. The Sheraton Austin Property comprises 208 king rooms, 153 double rooms, and four one-bedroom suites. Amenities at the Sheraton Austin Property include a full service restaurant that serves breakfast, lunch and dinner, lobby bar, coffee bar, fitness center, indoor/outdoor swimming pool, indoor whirlpool, club lounge, business center, and gift shop. The Sheraton Austin Property also has six meeting rooms totaling 4,953 square feet, a 9,600 square foot ballroom, and a 2,700 square foot third floor terrace with a view of the Texas State Capitol building.  The franchise agreement expires in January 2027.

The borrower plans to complete an approximate $8.5 million ($23,164 per room) Property Improvement Plan (“PIP”) in two phases as part of the assignment of the franchise agreement. The first phase of the PIP (“PIP Stage 1”) is budgeted at approximately $4.9 million and is expected to be completed by year-end 2015.  PIP Stage 1 renovations include improvements to guestroom bathrooms, front desk/lobby area, public restrooms, meeting space, swimming pool area, and parking garage. The second phase of the PIP (“PIP Stage 2”) is budgeted at $3.6 million and is expected to commence in 2018 and be completed by year-end 2018.  PIP Stage 2 renovations include guestroom refurbishment consisting of the replacement of carpeting and wall vinyl and the replacement of interior and exterior signage.  PIP Stage 1 was reserved for upfront, while PIP Stage 2 will be funded by the FF&E reserve (See “Escrows” section below).

Operating History and Underwritten Net Cash Flow.  The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Sheraton Austin Property:

Cash Flow Analysis

	2011	2012	2013	TTM 3/31/2014	U/W	U/W $ per Room
Occupancy	79.2%	82.8%	77.0%	76.6%	76.6%
ADR	$134.04	$145.95	$166.55	$169.08	$169.08
RevPAR	$106.15	$120.91	$128.31	$129.43	$129.43

Total Revenue	$20,479,061	$22,096,924	$23,833,699	$23,746,524	$23,746,524	$65,059
Total Department Expenses	6,616,278	6,681,656	6,740,029	6,745,878	6,745,878	18,482
Gross Operating Profit	$13,862,783	$15,415,268	$17,093,670	$17,000,646	$17,000,646	$46,577

Total Undistributed Expenses	5,347,502	5,656,129	6,114,031	6,202,372	6,202,046	16,992
Profit Before Fixed Charges	$8,515,281	$9,759,139	$10,979,639	$10,798,274	$10,798,600	$29,585

Total Fixed Charges	797,162	1,249,164	1,341,520	1,385,805	1,702,897	4,665

Net Operating Income	$7,718,119	$8,509,975	$9,638,119	$9,412,469	$9,095,703	$24,920
FF&E	808,215	883,877	953,348	949,861	949,861	2,602
Net Cash Flow	$6,909,904	$7,626,098	$8,684,771	$8,462,608	$8,145,842	$22,317

NOI DSCR	2.87x	3.16x	3.58x	3.50x	3.38x
NCF DSCR	2.57x	2.83x	3.23x	3.15x	3.03x
NOI DY	11.5%	12.7%	14.4%	14.0%	13.6%
NCF DY	10.3%	11.4%	13.0%	12.6%	12.2%

Appraisal.  As of the appraisal valuation date of May 9, 2014, the Sheraton Austin Property had an “as-is” appraised value of $108,400,000 and an “as if complete” value of $113,800,000, which assumes that the PIP Stage 1 work is complete.  The appraisal also concluded to an “as stabilized” value of $125,000,000 with a valuation date of June 1, 2018.

Environmental Matters.  According to the Phase I environmental site assessment dated May 12, 2014, there was no evidence of any recognized environmental conditions at the Sheraton Austin Property.

Market Overview and Competition. The Sheraton Austin Property is located in Austin, Texas along the south side of East 11th Street, bounded by 10th Street to the south and an Interstate 35 access road to the east. The access road provides access to Interstate 35, a major roadway that connects Austin directly to San Antonio to the southwest and the Dallas/Fort Worth area to the northeast. The Sheraton Austin Property is located approximately one-half mile southeast of the Texas State Capitol building and less than one mile south of the University of Texas at Austin, two of the most significant demand generators in the Austin area. The Sheraton Austin Property is also located five blocks north of the 6th Street entertainment district and six blocks north of the Austin Convention Center. The University of Texas recently announced plans for the Dell Medical School, which is to be built two blocks north of the Sheraton Austin Property and is projected to open in 2016.

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

SHERATON AUSTIN

The following table presents certain information relating to the Sheraton Austin Property’s competitive set:

Subject and Market Historical Occupancy, ADR and RevPAR(1)

	Competitive Set			Sheraton Austin			Penetration Factor
Year	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
4/30/2014 TTM	77.3%	$190.40	$147.25	76.3%	$169.62	$129.44	98.7%	89.1%	87.9%
4/30/2013 TTM	79.6%	$175.87	$140.02	81.7%	$153.51	$125.46	102.7%	87.3%	89.6%
4/30/2012 TTM	78.1%	$160.09	$125.00	80.4%	$136.62	$109.87	103.0%	85.3%	87.9%

(1)
Information obtained from a third party hospitality report dated May 19, 2014.  The competitive set includes the following hotels: Radisson Hotel & Suites Austin Downtown, Hyatt Regency Austin, Omni Austin Hotel Downtown and Hilton Austin Convention Center.

The Borrower.  The borrower is CWI-JMI Austin Capitol Hotel, LLC, a Delaware limited liability company and a single purpose entity with one independent director.  Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Sheraton Austin Mortgage Loan.  Carey Watermark Investors Incorporated (“CWI”) is the guarantor of certain nonrecourse carveouts under the Sheraton Austin Mortgage Loan.

The Sponsors.  The sponsors are CWI and JMI Realty, LLC (“JMI”).  CWI is a private non-listed hospitality real estate investment trust that was formed in March 2008 to acquire lodging assets across the United States.  CWI’s real estate portfolio is comprised of ownership interests in 22 hotels located in 12 states.  JMI is a private real estate investment and development company that was organized in 1992.  As of June 2014, JMI managed a real estate investment portfolio valued at approximately $600 million and is currently developing, renovating and seeking to acquire opportunistic real estate investments throughout the United States.  Since January 2002, JMI has developed three hotel properties comprising 1,030 rooms and is currently developing three hotels totaling approximately 2,500 rooms.

Escrows.  The loan documents provide for upfront escrows in the amount of $591,530 for real estate taxes, $1,104,500 for FF&E and $5,395,500 for a PIP reserve.  The loan documents provide for monthly escrows in the amount of $133,571 for real estate taxes and an amount equal to 4% of operating income for the immediately preceding calendar month for FF&E.  Commencing October 1, 2017, all funds in the FF&E reserve account will be swept to the PIP reserve account until the earlier of (i) the date on which the funds in the PIP reserve account are equal to 105% of the estimated cost to perform the PIP Stage 2 and (ii) April 1, 2018.  On April 1, 2018, the borrower must deposit an amount equal to the PIP Stage 2 Deposit Deficiency (as defined below), if any, into the PIP reserve account.

A “PIP Stage 2 Deposit Deficiency” means an amount equal to 105% of the cost of the PIP Stage 2 minus the sum of (a) the total funds available in the PIP reserve account and (b) six months of FF&E reserve monthly deposits (based on the trailing 12-month period).

Ongoing monthly reserves for insurance are not required as long as (i) no event of default has occurred and is continuing; (ii) the Sheraton Austin Property is covered by an acceptable blanket insurance policy; and (iii) the borrower provides the lender with evidence of renewal of the policies and timely proof of payment of insurance premiums.

Lockbox and Cash Management.  The Sheraton Austin Mortgage Loan requires a lender-controlled lockbox account, which is already in place, and that the borrower and property manager cause all receipts payable with respect to the Sheraton Austin Property to be deposited directly into the lockbox account.  The loan documents also require all revenues received by the borrower or the property manager to be deposited into the lockbox account within two business days of receipt.  Prior to the occurrence of a Cash Trap Event Period (as defined below), all excess funds on deposit in the lockbox account are disbursed to the borrower.  During a Cash Trap Event Period, all excess cash flow is swept to a lender-controlled cash management account on a monthly basis.

A “Cash Trap Event Period” will commence upon the earlier of (i) the occurrence and continuance of an event of default or (ii) the amortizing debt service coverage ratio falling below 1.30x at the end of any calendar quarter, with the first test commencing January 1, 2015.  A Cash Trap Event Period will expire, with regard to clause (i), upon the cure of such event of default, or with regard to clause (ii), (a) upon the date that the amortizing debt service coverage ratio is equal to or greater than 1.40x for two consecutive calendar quarters or equal to or greater than 1.45x for one calendar quarter or (b) the payment of funds by the borrower into a reserve account or in lieu of posting funds into a reserve account, posting of a letter of credit that will be held as additional security during the loan term, which, if applied to reduce the outstanding principal balance of the loan, the amortizing debt service coverage ratio would be equal to or greater than 1.45x.

Property Management.  The Sheraton Austin Property is managed by Merritt Hospitality, LLC.

Assumption.  The borrower has the two-time right to transfer the Sheraton Austin Property provided that certain conditions are satisfied, including (i) no event of default has occurred and is continuing; (ii) the lender reasonably determines that the proposed transferee and guarantor satisfy the lender’s credit review and underwriting standards, taking into consideration transferee experience, financial strength and general business standing; and (iii) the lender has received confirmation from DBRS, Moody’s and Morningstar that such assumption will not result in a downgrade, withdrawal or qualification of the respective ratings assigned to the Series 2014-C21 Certificates.

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

SHERATON AUSTIN

Partial Release.  Not permitted.

Real Estate Substitution.  Not permitted.

Subordinate and Mezzanine Indebtedness.  Not permitted.

Ground Lease.  None.

Terrorism Insurance.  The loan documents require that the “all risk” insurance policy required to be maintained by the borrower provide coverage for terrorism in an amount equal to the full replacement cost of the Sheraton Austin Property, as well as business interruption insurance covering no less than the 18-month period following the occurrence of a casualty event, together with a six-month extended period of indemnity.

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

HIGHLAND PORTFOLIO

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

HIGHLAND PORTFOLIO

Highland Portfolio
1 Garfield Commons Clinton Township, MI
2 Warren Manor Warren, MI
3 Farmbrooke Manor Clinton Township, MI
4 Highland Towers Southfield, MI
5 Warren Woods Warren, MI
6 Golf Manor Roseville, MI
Rochester/Utica State Recr. Area
Shelby
Utica
Hall Road Crossing
The Forum at Gateways
Beaumont Hosp. - Troy Campus
Lakeside Mall
Macomb Comm. College - Center Campus
19 Mile Rd
Mount Clemens
Mt. Clemens Reg. Medical Center
South Clinton River Park
18 Mile Rd
17 Mile Rd
Sterling Heights
Clinton Township
Metro Pkwy
MACOMB COUNTY
15 Mile Rd
Troy
Birmingham
Maple Rd
Oakland/Troy Airport
Clawson
Oakland Mall
14 Mile Rd
The Shops at Sterling Ponds
Fraser
Macomb Mall
13 Mile Rd
Madison Heights
GM Technical Center
Roseville
OAKLAND COUNTY
Royal Oak
U.S. Army Tank Automotive Research, Development and Engineering Center
St. John Macomb Medical Ctr
Macomb Comm. College-South Campus
11 Mile Rd
Walter P. Reuther Frwy
St. Clair Shores
10 Mile Rd
Center Line
Southfield
Oak Park
Hazel Park
9 Mile Rd
Warren
Eastpointe
Northland Center
Ferndale
8 Mile Rd
Michigan State Fairgrounds
Eastland Center
Outer Dr
7 Mile Rd
Harper Woods
Grosse Pointe Woods
John C. Lodge Frwy
University of Detroit-Mercy
McNichols Rd
Coleman A. Young Intl. Airport
Highland Park
Outer Dr East
Fenkell St
Grosse Pointe Farms
WAYNE COUNTY
Hamtramck
Edsel Ford Frwy
Chandler Park
Jeffries Frwy
Davison St
DETROIT
Plymouth Rd
Grosse Pointe Park
Chicago St
Lake St. Clair
Joy Rd
Grand River Ave
Wayne State Univ. School of Medicine
Wayne County Comm. College NW Campus
Wayne State University
Comerica Park
Detroit River
Dearborn
Ford Field
Jefferson Ave
Belle Isle Park
Fairlane North
McGraw St
Michigan Ave
Downtown
U.S.
CANADA
Fairlane Town Center
Ford Motor Co. Headquarters
Joe Louis Arena
GM Renaissance Center
Windsor
Southfield Frwy
Waterford
Pontiac
Rochester Hills
Shelby
Troy
Clinton
West Bloomfield
Sterling Heights
Farmington Hills
Warren
St. Clair Shores
Novi
Southfield
MICHIGAN
Livonia
Lake St. Clair
DETROIT
Canton
Dearborn
Westland
WINDSOR
ONTARIO

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

No. 4 – Highland Portfolio

Loan Information				Properties Information
Mortgage Loan Seller:	The Royal Bank of Scotland			Single Asset/Portfolio:	Portfolio
Credit Assessment (DBRS/Moody’s/Morningstar):	NR/NR/NR			Property Type:	Multifamily
Original Principal Balance:	$62,400,000			Specific Properties Type:	Various – See Table
Cut-off Date Principal Balance:	$62,400,000			Location:	Various – See Table
% of Initial Pool Balance:	4.2%			Size:	1,873 units
Loan Purpose:	Acquisition			Cut-off Date Principal Balance Per Unit:	$33,316
Borrower Name(1):	Various			Year Built/Renovated:	Various – See Table
Sponsor:	ROCO Real Estate			Title Vesting:	Fee
Mortgage Rate:	4.956%			Property Manager:	M. Shapiro Development Company LLC
Note Date:	July 9, 2014			3rd Most Recent Occupancy (As of):	94.4% (12/31/2011)
Anticipated Repayment Date:	NAP			2nd Most Recent Occupancy (As of):	92.6% (12/31/2012)
Maturity Date:	August 1, 2024			Most Recent Occupancy (As of):	90.7% (12/31/2013)
IO Period:	48 months			Current Occupancy (As of):	93.8% (6/5/2014)
Loan Term (Original):	120 months
Seasoning:	0 months			Underwriting and Financial Information:
Amortization Term (Original):	360 months
Loan Amortization Type:	Interest-only, Amortizing Balloon			3rd Most Recent NOI (As of):	$5,389,291 (12/31/2012)
Interest Accrual Method:	Actual/360			2nd Most Recent NOI (As of):	$4,951,595 (12/31/2013)
Call Protection:	L(24),D(92),O(4)			Most Recent NOI (As of):	$4,818,407 (TTM 5/31/2014)
Lockbox Type:	Soft/Springing Cash Management
Additional Debt:	None
Additional Debt Type:	NAP			U/W Revenues:	$12,683,386
				U/W Expenses:	$7,420,618
				U/W NOI:	$5,262,768
				U/W NCF:	$4,779,534
Escrows and Reserves(2):				U/W NOI DSCR:	1.32x
				U/W NCF DSCR:	1.20x
				U/W NOI Debt Yield:	8.4%
Type:	Initial	Monthly	Cap (If Any)	U/W NCF Debt Yield:	7.7%
Taxes	$107,552	$107,552	NAP	As-Is Appraised Value:	$86,590,000
Insurance	$185,168	$37,034	NAP	As-Is Appraisal Valuation Date:	June 9, 2014
Replacement Reserves	$0	$40,270	NAP	Cut-off Date LTV Ratio:	72.1%
Deferred Maintenance	$1,157,756	$0	NAP	LTV Ratio at Maturity or ARD:	65.1%

(1)	See “The Borrower” section.
(2)	See “Escrows” section.

The Mortgage Loan. The mortgage loan (the “Highland Portfolio Mortgage Loan”) is evidenced by a single promissory note that is secured by a first mortgage encumbering six class B apartment properties totaling 1,873 units located in Michigan (the “Highland Portfolio Properties”).  The Highland Portfolio Mortgage Loan was originated on July 9, 2014 by The Royal Bank of Scotland.  The Highland Portfolio Mortgage Loan had an original principal balance of $62,400,000, has an outstanding principal balance as of the Cut-off Date of $62,400,000 and accrues interest at an interest rate of 4.956% per annum.  The Highland Portfolio Mortgage Loan had an initial term of 120 months, has a remaining term of 120 months as of the Cut-off Date and requires interest-only payments for the first 48 payments following origination and thereafter, requires payments of principal and interest based on a 30-year amortization schedule. The Highland Portfolio Mortgage Loan matures on August 1, 2024.

Following the lockout period, the borrower has the right to defease the Highland Portfolio Mortgage Loan in whole, or in part, on any due date before May 1, 2024.  In addition, the Highland Portfolio Mortgage Loan is prepayable without penalty on or after May 1, 2024.

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

HIGHLAND PORTFOLIO

Sources and Uses

Sources			Uses
Original loan amount	$62,400,000	76.0%	Purchase price/Recapitalization	$78,000,000	95.0%
Sponsor’s new cash contribution	9,000,000	11.0	Reserves	1,450,475	1.8
Existing equity	10,730,688	13.0	Closing costs	2,680,213	3.3
Total Sources	$82,130,688	100.0%	Total Uses	$82,130,688	100.0%

The Properties. The Highland Portfolio Properties consist of six class B apartment properties containing 1,873 units, located within 25 miles of downtown Detroit, Michigan and situated within the Detroit-Warren-Livonia Metropolitan Statistical Area (the “Detroit MSA”). Five of the Highland Portfolio Properties consist of multiple, two-story low-rise buildings and one of the Highland Portfolio Properties is comprised of a single mid-rise building.  The Highland Portfolio Properties were built between 1970 and 1989, and the unit mix is comprised of 947 one-bedroom units, 798 two-bedroom units and 128 three-bedroom units. As of June 5, 2014, the Highland Portfolio Properties were 93.8% occupied.

The following table presents certain information relating to the Highland Portfolio Properties:

Property Name – Location	Allocated Cut-off Date Principal Balance	% of Portfolio Cut-off Date Principal Balance	Occupancy	Year Built/ Renovated	No. of Units
Garfield Commons – Clinton Township, MI	$20,523,730	32.9%	93.5%	1989/NAP	496
Farmbrooke Manor – Clinton Township, MI	$13,346,210	21.4%	96.3%	1975/NAP	320
Warren Manor – Warren, MI	$11,688,700	18.7%	92.3%	1970/NAP	480
Warren Woods – Warren, MI	$7,782,930	12.5%	93.8%(1)	1971/NAP	192
Highland Towers – Southfield, MI	$6,031,710	9.7%	94.7%	1978/NAP	265
Golf Manor – Roseville, MI	$3,026,726	4.9%	91.7%	1970/NAP	120
Total/Weighted Average	$62,400,000	100.0%	93.8%		1,873

(1)	16 units are offline due to a fire, as such the occupancy is based on 176 units.

The following table presents certain information relating to the unit mix of the Highland Portfolio Properties:

Unit Type	No. of Units	% of Total Units	Average Unit Size (SF)
1 Bedroom	947	50.6%	685
2 Bedroom	798	42.6%	939
3 Bedroom	128	6.8%	1,100
Total/Weighted Average	1,873	100.0%	822

The following table presents historical occupancy percentages at the Highland Portfolio Properties:

Historical Occupancy
12/31/2011(1)	12/31/2012(1)	12/31/2013(1)	6/5/2014(1)
94.4%	92.6%	90.7%	93.8%

(1)	Information obtained from the borrower.

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

HIGHLAND PORTFOLIO

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and Underwritten Net Cash Flow at the Highland Portfolio Properties:

Cash Flow Analysis

	2012	2013	TTM 5/31/2014	U/W		U/W $ per Unit
Base Rent	$13,971,950	$14,230,278	$14,255,311	$14,392,092		$7,684
Loss to Lease	0	0	0	(207,744)		(111)
Other Income	676,307	686,928	649,495	649,495		347
Less Vacancy & Credit Loss	(2,177,440)	(2,580,312)	(2,500,901)	(2,150,457	)(1)	(1,148)
Effective Gross Income	$12,470,817	$12,336,894	$12,403,905	$12,683,386		$6,772

Total Operating Expenses	$7,081,526	$7,385,299	$7,585,498	$7,420,618		$3,962

Net Operating Income	$5,389,291 (2)	$4,951,595 (2)	$4,818,407 (2)	$5,262,768		$2,810
Capital Expenditures	0	0	0	483,234		258
Net Cash Flow	$5,389,291	$4,951,595	$4,818,407	$4,779,534		$2,552

NOI DSCR	1.35x	1.24x	1.20x	1.32x
NCF DSCR	1.35x	1.24x	1.20x	1.20x
NOI DY	8.6%	7.9%	7.7%	8.4%
NCF DY	8.6%	7.9%	7.7%	7.7%

(1)	The underwritten economic vacancy and credit loss is 15.2%. The Highland Portfolio Properties were 93.8% physically occupied as of June 5, 2014.
(2)
TTM 5/31/2014 and 2013 NOI are lower than 2012 NOI due to increased utility expenses resulting from a particularly harsh winter. The sponsor has since instituted separate unit metering that tenants pay directly. Additionally, a fire occurred in October 2013 at the Warren Woods property. Insurance is covering the cost of remediation repairs. The damaged 16 units are currently being renovated and are anticipated to be complete by the third quarter of 2014. No income was underwritten from these units.

Appraisal. As of the appraisal valuation date of June 9, 2014, the Highland Portfolio Properties had an aggregate “as-is” appraised value of $86,590,000.

Environmental Matters. According to Phase I environmental assessments dated June 30, 2014, no recognized environmental conditions were found at four of the six Highland Portfolio Properties. The Farmbrooke Manor property is situated adjacent to a property with estimated groundwater flow, which may contain pollutants, up gradient of the Farmbrooke Manor property. Because the potential contamination is on an adjacent site not owned by the borrower, and as federal and Michigan statutory law provide exemptions from liability for contamination migrating from off-site, the borrower will have no liability if any remediation is needed.  In addition, the Farmbrooke Manor property is on a municipal water supply, so there is no threat to drinking water from any potential contamination. Regulatory records relating to the Highland Towers property indicate a release of petroleum occurred in 2000 from an underground storage tank (“UST”). The Phase I environmental site assessment revealed that the Michigan Department of Environmental Quality (“MDEQ”) did not accept the UST closure report dated April 19, 2002 and requested groundwater sampling in order to finalize the UST closure. An environmental assessment firm will be engaged by the borrower to take the necessary steps to bring the site into compliance and achieve closure.  The estimated cost to complete this is $3,500.  The loan documents require the borrower to complete the groundwater sampling and any other required actions by the MDEQ in order to finalize the closure.

Market Overview and Competition. The Highland Portfolio Properties are located in the northern suburbs of Detroit, Michigan in the Oakland and Macomb counties within the Detroit MSA. The Detroit MSA is the most populous area in the state of Michigan, accounting for 43.2% of the total Michigan population with a population density of 1,099 people per square mile. According to the appraisal, as of 2013 the Detroit MSA had an estimated population of 4.3 million and an unemployment rate of 9.4%, a decrease from 10.3% in 2012 and down from its peak of 15.0% in 2009. According to the appraisal, as of the first quarter of 2014, the Detroit apartment market maintains a current inventory of 327,157 units, up approximately 0.2% from the previous quarter. The market vacancy rate and asking rent per unit was 4.4% and $817 per unit per month, respectively as of the first quarter 2014, which remained flat from the previous quarter.

The Borrowers. The borrowers are Garfield Court Associates, LLC, Farmbrooke Manor Associates, LLC, Warren Manor Associates, LLC, Warren Woods Associates, LLC, Highland Towers Associates, LLC, and Golf Manor Associates, LLC, all single purpose entities and collectively with two independent directors. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Highland Portfolio Mortgage Loan. Tyler Ross, David Colman and Michael Colman, principals and founders of ROCO Real Estate, are the guarantors of certain nonrecourse carveouts under the Highland Portfolio Mortgage Loan.

The Sponsor. The sponsor is ROCO Real Estate, a privately owned real estate investment firm headquartered in Bloomfield Hills, Michigan. ROCO Real Estate acquired a controlling interest from RHP Properties in conjunction with the funding of the Highland Portfolio Mortgage loan. ROCO Real Estate specializes in acquiring, owning and operating multifamily properties nationwide. Founded in 2012, ROCO Real Estate has acquired 34 properties containing over 6,000 units, and has a portfolio valued at over $250.0 million.

Escrows. The loan documents provide for upfront reserves in the amount of $107,552 for real estate taxes, $185,168 for insurance and $1,157,756 for deferred maintenance. The loan documents also provide for ongoing monthly reserves in the amount of $107,552 for taxes, $37,034 for insurance and $40,270 for replacement reserves.

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

HIGHLAND PORTFOLIO

Lockbox and Cash Management. The Highland Portfolio Mortgage Loan requires a lender-controlled lockbox account, which is already in place, and that the borrower and property manager deposit all cash revenues and all other monies received into such lockbox account within one business days after receipt.  Prior to the occurrence of a Cash Management Period (as defined below), all funds on deposit in the lockbox account are swept into the borrower’s operating account on a daily basis.  During a Cash Management Period, all funds on deposit in the lockbox account are swept to a lender-controlled cash management account on a monthly basis.

A “Cash Management Period” will commence upon the earlier of (i) the occurrence and continuance of an event of default; (ii) the debt service coverage ratio being less than 1.10x as of the end of any calendar quarter.  A Cash Management Period will end, with regard to clause (i), upon the cure of such event of default; and with regard to clause (ii), upon the amortizing debt service coverage ratio being equal to or greater than 1.10x for one calendar quarter.

Property Management. The Highland Portfolio Properties are managed by M. Shapiro Development Company LLC.

Assumption. The borrower has the right to transfer the Highland Portfolio Properties, provided that no event of default has occurred and is continuing and certain other conditions are satisfied, including, but not limited to (i) the proposed transferee and guarantor are satisfactory to the lender, taking into consideration transferee experience, financial strength and general business standing; and (ii) if requested by the lender, rating agency confirmation from DBRS, Moody’s and Morningstar that the transfer will not result in a downgrade, withdrawal or qualification of the Series 2014-C21 Certificates.

Partial Release. Following the second anniversary of the issuance of the Series 2014-C21 Certificates, the borrower is permitted to release any constituent property in connection with a sale to a third party, subject to certain conditions including (i) defeasance of a portion of the principal balance of the Highland Portfolio Mortgage Loan by the greater of (a) 100% of net proceeds of the sale of the released property; and (b) 120% of the released property’s allocated loan balance; (ii) no event of default under the Highland Portfolio Mortgage Loan has occurred and is continuing; (iii) the Highland Portfolio Mortgage Loan amortizing debt service coverage ratio, after giving effect to such release, is no less than each of (a) the amortizing debt service coverage ratio existing immediately prior to such release and (b) 1.25x; and (iv) delivery of a legal opinion to the lender to demonstrate that the release will satisfy REMIC requirements.

Real Estate Substitution. Not permitted.

Subordinate and Mezzanine Indebtedness. Not Permitted.

Ground Lease. None.

Terrorism Insurance. The loan documents require that the “all risk” insurance policy required to be maintained by the borrower provide coverage for terrorism in an amount equal to the full replacement cost of the Highland Portfolio Properties. The loan documents also require business interruption insurance covering no less than the 18-month period following the occurrence of a casualty event.

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

CEDAR CREST PROFESSIONAL PARK

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

CEDAR CREST PROFESSIONAL PARK

Cedar Crest Professional Park
1243a-1259 South Cedar Crest Boulevard
Allentown, PA 18103
ALLENTOWN
BETHLEHEM
NORTHAMPTON COUNTY
LEHIGH COUNTY
BERKS COUNTY
BUCKS COUNTY
Bath
Hanoverville
Northampton
Coplay
North Catasauqua
Hanover Township
Hokendauqua
Whitehall
Catasauqua
Lehigh Valley International Airport
Fullerton
Orefield
Walbert
Upper Macungie Township
Trexlertown
Wescosville
Lower Macungie Township
East Texas
Macungie
Alburtis
Fountain Hill
Center Valley
Lanark
Coopersburg
LEHIGH MTS.
SOUTH MTS.
Lehigh River
Allentown Queen City Municipal Airport
Lehigh Valley Health Network-Cedar Crest
Philadelphia 48 miles
PHILADELPHIA
NEW YORK
PENNSYLVANIA
NEW JERSEY
MARYLAND
Atlantic Ocean

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

No. 5 – Cedar Crest Professional Park

Loan Information				Property Information
Mortgage Loan Seller:	Wells Fargo Bank, National Association			Single Asset/Portfolio:	Single Asset
Credit Assessment (DBRS/Moody’s/Morningstar):	NR/NR/NR			Property Type:	Office
Original Principal Balance:	$60,000,000			Specific Property Type:	Medical
Cut-off Date Principal Balance:	$59,929,763			Location:	Allentown, PA
% of Initial Pool Balance:	4.2%			Size:	700,815 SF
Loan Purpose:	Refinance			Cut-off Date Principal Balance Per SF:	$85.51
Borrower Name:	Cedar Crest Professional Park VII LP			Year Built/Renovated:	1979-2001/NAP
Sponsor:	David B. Rothrock			Title Vesting:	Fee
Mortgage Rate:	4.580%			Property Manager:	MRA Realty, Inc.
Note Date:	June 20, 2014			3rd Most Recent Occupancy (As of):	72.7% (12/31/2011)
Anticipated Repayment Date:	NAP			2nd Most Recent Occupancy (As of):	81.3% (12/31/2012)
Maturity Date:	July 11, 2024			Most Recent Occupancy (As of):	78.9% (12/31/2013)
IO Period:	None			Current Occupancy (As of):	80.5% (4/29/2014)
Loan Term (Original):	120 months
Seasoning:	1 month			Underwriting and Financial Information:
Amortization Term (Original):	360 months
Loan Amortization Type:	Amortizing Balloon			3rd Most Recent NOI (As of):	$5,367,922 (12/31/2012)
Interest Accrual Method:	Actual/360			2nd Most Recent NOI (As of):	$5,938,364 (12/31/2013)
Call Protection:	L(25),D(91),O(4)			Most Recent NOI (As of):	$5,645,019 (TTM 3/31/2014)
Lockbox Type:	Soft/Springing Cash Management
Additional Debt:	None
Additional Debt Type:	NAP			U/W Revenues:	$10,096,839
				U/W Expenses:	$3,794,853
				U/W NOI(2):	$6,301,986
Escrows and Reserves(1):				U/W NCF:	$5,397,429
				U/W NOI DSCR:	1.71x
Type:	Initial	Monthly	Cap (If Any)	U/W NCF DSCR:	1.47x
Taxes	$725,164	$89,566	NAP	U/W NOI Debt Yield:	10.5%
Insurance	$30,719	$6,386	NAP	U/W NCF Debt Yield:	9.0%
Replacement Reserves	$500,000	$19,856	$500,000	As-Is Appraised Value:	$93,100,000
TI/LC Reserve	$700,000	$58,333	$2,100,000	As-Is Appraisal Valuation Date:	March 4, 2014
Deferred Maintenance	$379,725	$0	NAP	Cut-off Date LTV Ratio:	64.4%
Tenant Specific TI/LC Reserve	$499,878	$0	NAP	LTV Ratio at Maturity or ARD:	52.3%

(1)	See “Escrows” section.
(2)	See “Cash Flow Analysis” section.

The Mortgage Loan.  The mortgage loan (the “Cedar Crest Professional Park Mortgage Loan”) is evidenced by a single promissory note that is secured by a first mortgage encumbering a seven-building medical office campus totaling 700,815 square feet and a three-story parking structure located in Allentown, Pennsylvania (the “Cedar Crest Professional Park Property”). The Cedar Crest Professional Park Mortgage Loan was originated on June 20, 2014 by Wells Fargo Bank, National Association. The Cedar Crest Professional Park Mortgage Loan had an original principal balance of $60,000,000, has an outstanding principal balance as of the Cut-off Date of $59,929,763 and accrues interest at an interest rate of 4.580% per annum. The Cedar Crest Professional Park Mortgage Loan had an initial term of 120 months, has a remaining term of 119 months as of the Cut-off Date, and requires principal and interest payments based on a 30-year amortization schedule. The Cedar Crest Professional Park Mortgage Loan matures on July 11, 2024.

Following the lockout period, the borrower has the right to defease the Cedar Crest Professional Park Mortgage Loan in whole, but not in part, on any date before April 11, 2024. In addition, the Cedar Crest Professional Park Mortgage Loan is prepayable without penalty on or after April 11, 2024.

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

CEDAR CREST PROFESSIONAL PARK

Sources and Uses

Sources			Uses
Original loan amount	$60,000,000	100.0%	Loan payoff	$45,071,246	75.1%
			Reserves	2,835,486	4.7%
			Closing costs	646,616	1.1%
			Return of equity	11,446,652	19.1%
Total Sources	$60,000,000	100.0%	Total Uses	$60,000,000	100.0%

The Property. The Cedar Crest Professional Park Property is comprised of seven, three-story, class B medical office buildings totaling 700,815 square feet and a three-story parking structure located in Allentown, Pennsylvania. The Cedar Crest Professional Park Property was constructed in phases between 1979 and 2001 and is situated on a 30.5-acre parcel directly across Cedar Crest Boulevard from Lehigh Valley Hospital-Cedar Crest.  The first building constructed in the Cedar Crest Professional Park Property was fully occupied by physicians on the medical staff of Lehigh Valley Hospital-Cedar Crest, and as the needs of the medical staff and hospital increased, the Cedar Crest Professional Park Property expanded to accommodate them.  The Cedar Crest Professional Park Property contains 1,854 parking spaces (1,567 surface parking spaces and 287 parking spaces within a three-story parking structure), resulting in a parking ratio of 2.6 spaces per 1,000 square feet of rentable area.  As of April 29, 2014, The Cedar Crest Professional Park Property was 80.5% occupied by 75 tenants.

Lehigh Valley Health Network (“LVHN”) leases a total of 320,471 square feet at the Cedar Crest Professional Park Property, accounting for 45.7% of the rentable area and 60.5% of the underwritten base rent (see “Lehigh Valley Health Network” table below).  LVHN leases the entire 1243 Cedar Crest Boulevard building, which comprises 100,000 square feet and contains a rehabilitation center, examination rooms, exercise rooms, and physician offices.  Originally founded as Allentown Hospital in 1899, LVHN is now one of the largest health care providers in Pennsylvania with over $1.5 billion of operating revenues and capturing more than 54,000 inpatient admissions in 2013.  As one of the largest teaching facilities in Pennsylvania, Lehigh Valley Hospital-Cedar Crest offers practicing professionals an array of services and expertise to help them meet the health care needs of their patients.  Additionally, Lehigh Valley Hospital-Cedar Crest was the first Level I trauma center in Pennsylvania (and remains the only Level I trauma center in the Lehigh Valley region), and its trauma staff serves the residents of an eight-county area.

The following table presents certain information relating to the tenancy at the Cedar Crest Professional Park Property:

Major Tenants

Tenant Name	Credit Rating (Fitch/Moody’s /S&P)	Tenant NRSF	% of NRSF	Annual U/W Base Rent PSF	Annual U/W Base Rent	% of Total Annual U/W Base Rent	Lease Expiration Date

Major Tenants
LVHN	NR/A1/NR	320,471	45.7%	$14.26(1)	$4,570,860(1)	60.5%	Various(2)
Advanced Dermatology Associates	NR/NR/NR	25,318	3.6%	$12.00	$303,816	4.0%	7/1/2021
Smile Krafters, P.C.	NR/NR/NR	17,839	2.5%	$14.01	$249,997	3.3%	Various(3)
Post & Schell, PC	NR/NR/NR	14,000	2.0%	$14.00	$196,000	2.6%	11/30/2018
Lehigh Magnetic Imaging Center, LP	NR/NR/NR	11,910	1.7%	$12.00	$142,920	1.9%	11/30/2023
Total Major Tenants		389,538	55.6%	$14.03	$5,463,593	72.4%

Non-Major Tenants		174,836	24.9%	$11.94	$2,086,898	27.6%

Occupied Collateral Total		564,374	80.5%	$13.38	$7,550,491	100.0%

Vacant Space		136,441	19.5%

Collateral Total		700,815	100.0%

(1)	LVHN’s Annual U/W Base Rent PSF and Annual U/W Base Rent represent the tenant’s average rent over the lease term. LVHN currently pays a base rent of $13.47 per square foot.
(2)	LVHN operates under one main lease governing 24 separate spaces with different rental rates and lease expirations. See “Lehigh Valley Health Network” chart below.
(3)
Smile Krafters, P.C. leases two spaces at the Cedar Crest Professional Park Property, a 15,332 square foot space with a lease expiration date of November 1, 2020 and a 2,507 square foot space with a lease expiration date of February 1, 2023.

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

CEDAR CREST PROFESSIONAL PARK

The following table presents certain information relating to the spaces occupied by LVHN at the Cedar Crest Professional Park Property:

Lehigh Valley Health Network

Lease Expiration Year	Total NRSF	% of Total NRSF	Annual U/W Base Rent PSF	Annual U/W Base Rent	% of Total Annual U/W Base Rent
2015	23,141	3.3%	$14.00	$323,974	4.3%
2016	24,507	3.5%	$14.00	$343,098	4.5%
2017	77,470	11.1%	$14.21	$1,101,171	14.6%
2018	18,244	2.6%	$14.92	$272,164	3.6%
2019	0	0.0%	$0.00	$0	0.0%
2020	10,914	1.6%	$14.03	$153,165	2.0%
2021	104,565	14.9%	$14.16	$1,480,276	19.6%
2022	61,630	8.8%	$14.55	$897,012	11.9%
Total/Weighted Average	320,471	45.7%	$14.26	$4,570,860	60.5%

The following table presents certain information relating to the lease rollover schedule at the Cedar Crest Professional Park Property:

Lease Expiration Schedule(1)(2)

Year Ending December 31,	No. of Leases Expiring(3)	Expiring NRSF	% of Total NRSF	Cumulative Expiring NRSF	Cumulative % of Total NRSF	Annual U/W Base Rent	Annual U/W Base Rent PSF(4)
MTM	12	14,298	2.0%	14,298	2.0%	$177,803	$12.44
2014	8	12,815	1.8%	27,113	3.9%	$162,566	$12.69
2015	13	40,032	5.7%	67,145	9.6%	$578,867	$14.46
2016	17	56,855	8.1%	124,000	17.7%	$761,227	$13.39
2017	13	100,107	14.3%	224,107	32.0%	$1,324,660	$13.23
2018	11	49,711	7.1%	273,818	39.1%	$691,831	$13.92
2019	8	24,261	3.5%	298,079	42.5%	$324,094	$13.36
2020	4	29,716	4.2%	327,795	46.8%	$412,923	$13.90
2021	5	129,883	18.5%	457,678	65.3%	$1,784,092	$13.74
2022	5	61,630	8.8%	519,308	74.1%	$897,012	$14.55
2023	3	25,139	3.6%	544,447	77.7%	$301,572	$12.00
2024	2	12,705	1.8%	557,152	79.5%	$72,243	$5.69
Thereafter	4	7,222	1.0%	564,374	80.5%	$61,600	$8.53
Vacant	0	136,441	19.5%	700,815	100.0%	$0	$0.00
Total/Weighted Average	105(5)	700,815	100.0%			$7,550,491	$13.38

(1)	Information obtained from the underwritten rent roll.
(2)
Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Expiration Schedule.

(3)
LVHN operates under one main lease governing 24 separate spaces with different rental rates and lease expirations. They have been shown as separate leases for the purposes of the Lease Expiration Schedule.

(4)	Weighted Average Annual U/W Base Rent PSF excludes vacant space.
(5)	The Cedar Crest Professional Park Property is leased to 75 tenants subject to 105 leases.

The following table presents historical occupancy percentages at the Cedar Crest Professional Park Property:

Historical Occupancy

12/31/2011(1)	12/31/2012(1)	12/31/2013(1)	4/29/2014(2)
72.7%	81.3%	78.9%	80.5%

(1)	Information obtained from the borrower.
(2)	Information obtained from the underwritten rent roll.

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

CEDAR CREST PROFESSIONAL PARK

Operating History and Underwritten Net Cash Flow.  The following table presents certain information relating to the Underwritten Net Cash Flow at the Cedar Crest Professional Park Property:

Cash Flow Analysis

	2012	2013	TTM 3/31/2014	U/W(1)	U/W $ per SF
Base Rent	$6,495,522	$7,007,429	$7,122,143	$7,550,491	$10.77
Grossed Up Vacant Space	0	0	0	1,910,174	2.73
Total Reimbursables	2,134,377	2,333,146	2,383,097	2,539,683	3.62
Other Income	15,541	6,803	6,665	6,665	0.01
Less Vacancy & Collection Loss	0	(3,445)	0	(1,910,174)(2)	(2.73)
Effective Gross Income	$8,645,440	$9,343,932	$9,511,906	$10,096,839	$14.41

Total Operating Expenses	$3,277,518	$3,405,569	$3,866,886	$ 3,794,853	$ 5.41

Net Operating Income	$5,367,922	$5,938,364	$5,645,019	$6,301,986	$8.99

TI/LC	0	0	0	666,280	0.95
Capital Expenditures	0	0	0	238,277	0.34
Net Cash Flow	$5,367,922	$5,938,364	$5,645,019	$5,397,429	$7.70

NOI DSCR	1.46x	1.61x	1.53x	1.71x
NCF DSCR	1.46x	1.61x	1.53x	1.47x
NOI DY	9.0%	9.9%	9.4%	10.5%
NCF DY	9.0%	9.9%	9.4%	9.0%

(1)
Underwritten base rent and net operating income are higher than historicals, as the underwritten base rent for LVHN represents the tenant’s average rent over the lease term, due to the tenant’s investment-grade rating by Moody’s and long-term historical occupancy at the Cedar Crest Professional Park Property. The underwritten base rent for LVHN is approximately 5.9% higher than the tenant’s current in-place rent.  In addition, the borrower has signed 14 new leases accounting for 9.0% of the net rentable area and 9.4% of the underwritten base rent since 2013.

(2)	The underwritten economic vacancy is 20.2%. The Cedar Crest Professional Park Property was 80.5% physically occupied as of April 29, 2014.

Appraisal.  As of the appraisal valuation date of March 4, 2014, the Cedar Crest Professional Park Property had an “as-is” appraised value of $93,100,000.

Environmental Matters.  According to the Phase I environmental report dated May 2, 2014, there was no evidence of any recognized environmental conditions at the Cedar Crest Professional Park Property.

Market Overview and Competition. The Cedar Crest Professional Park Property is located in Allentown, Pennsylvania, approximately 66 miles northwest of Philadelphia.  The Cedar Crest Professional Park Property is located directly across Cedar Crest Boulevard from Lehigh Valley Hospital-Cedar Crest and is often viewed by the medical community as an extension of the hospital campus.  Lehigh Valley Hospital-Cedar Crest is an affiliate of LVHN, which occupies 45.7% of the net rentable area at the Cedar Crest Professional Park Property.  The Cedar Crest Professional Park Property is adjacent to and has visibility from Interstate 78, which provides access to New York City to the east and Harrisburg, Pennsylvania to the west.  The Cedar Crest Professional Park Property is also located approximately three miles east of Interstate 476, which provides access to Philadelphia to the south and Scranton to the north.  As of 2013, the population within a one-, three-, and five-mile radius of the Cedar Crest Professional Park Property was 4,930, 87,413 and 208,467, respectively. The median household income within the same one-, three- and five-mile radii was $84,919, $69,940, and $65,961, respectively.

According to the appraisal, the Cedar Crest Professional Park Property is located in the Lehigh County submarket of the Lehigh Valley market.  As of the fourth quarter of 2013, the Lehigh County submarket reported a total inventory of 1.9 million square feet of medical office space with a 4.7% vacancy rate and average asking rents of $21.57 per square foot on a gross basis.  According to the appraisal, there is no current or proposed construction of medical office space in the Lehigh Valley market as such projects are not financially feasible without a major user or the credit of a large tenant in a build-to-suit transaction.

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

CEDAR CREST PROFESSIONAL PARK

The following table presents certain information relating to comparable office properties for the Cedar Crest Professional Park Property:

Competitive Set(1)

	Cedar Crest (Subject)	Integrated Health Campus	Roma Corporate Center	Medical Arts @ Luther Crest	Springhouse Professional Building	Lehigh Medical Arts Building
Location	Allentown, PA	Allentown, PA	Allentown, PA	Allentown, PA	Allentown, PA	Allentown, PA
Distance from Subject	--	3.9 miles	3.3 miles	3.9 miles	3.6 miles	3.4 miles
Property Type	Medical Office	Medical Office	Medical Office	Medical Office	Medical Office	Medical Office
Year Built/Renovated	Various	2006/NAP	1994/NAV	2000/NAV	1995/NAV	2006/NAP
Stories	3	3	6	3	2	2
Total GLA	700,815 SF	330,000 SF	214,700 SF	66,000 SF	26,000 SF	24,800 SF
Total Occupancy	81%	93%	86%	88%	100%	100%

(1)	Information obtained from the appraisal and a third party market research report.

The Borrower.  The borrower is Cedar Crest Professional Park VII LP, a single purpose entity with two independent directors. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Cedar Crest Professional Park Mortgage Loan. David B. Rothrock is the guarantor of certain nonrecourse carveouts under the Cedar Crest Professional Park Mortgage Loan.

The Sponsor.  The loan sponsor is David B. Rothrock.  Mr. Rothrock is the President and CEO of Rothrock Motor Sales, Inc., a multi-brand automobile dealership located in Allentown, approximately five miles northeast of the Cedar Crest Professional Park Property, with annual sales of approximately $150.0 million.  Mr. Rothrock is also a partner in a number of ventures including hospitality and commercial real estate developments.

Escrows.  The loan documents provide for upfront escrows in the amount of $725,164 for real estate taxes, $30,719 for insurance, $500,000 for replacement reserves, $700,000 for general tenant improvements and leasing commissions (“TI/LCs”), $379,725 for deferred maintenance and $499,878 for rent credits and TI/LCs owed to existing tenants.  The loan documents require ongoing monthly escrows in the amount of $89,566 for real estate taxes, $6,386 for insurance, $19,856 for replacement reserves (subject to a cap of $500,000) and $58,333 for general TI/LCs (subject to a cap of $2,100,000).

Lockbox and Cash Management.  The Cedar Crest Professional Park Mortgage Loan requires a lender-controlled lockbox account, which is already in place, and that the borrower and property manager deposit all cash revenues and all other monies received into such lockbox account within three business days after receipt.  Prior to the occurrence of a Cash Trap Event Period (as defined below), all funds on deposit in the lockbox account are swept into the borrower’s operating account on a daily basis.  During a Cash Trap Event Period, all funds on deposit in the lockbox account are swept to a lender-controlled cash management account on a monthly basis.

A “Cash Trap Event Period” will commence upon the earlier of (i) the occurrence and continuance of an event of default; (ii) the debt service coverage ratio being less than 1.20x at the end of any calendar month; or (iii) LVHN’s failure to renew its lease on or before August 1, 2020.  A Cash Trap Event Period will end, with regard to clause (i), upon the cure of such event of default; with regard to clause (ii), upon the debt service coverage ratio being equal to or greater than 1.30x for two consecutive calendar quarters; and with regard to clause (iii), upon (x) the occupancy of the Cedar Crest Professional Park Property being equal to or greater than 80.0%; and (y) the debt service coverage ratio being equal to or greater than 1.30x for two consecutive calendar quarters.

Property Management.  The Cedar Crest Professional Park Property is managed by MRA Realty, Inc. (“MRA”).  As of November 2013, MRA provided various levels of property management services for over 4.5 million square feet of medical, office, retail, industrial and academic real estate throughout Pennsylvania, New Jersey and Delaware.

Assumption.  The borrower has a two-time right to transfer the Cedar Crest Professional Park Property, provided that no event of default has occurred and is continuing and certain other conditions are satisfied, including (i) the lender’s reasonable determination that the proposed transferee and guarantor satisfy the lender’s credit review and underwriting standards, taking into consideration transferee experience, financial strength and general business standing; (ii) execution of a recourse guaranty and an environmental indemnity by an affiliate of the transferee; and (iii) if requested by the lender, rating agency confirmation from DBRS, Moody’s and Morningstar that the transfer will not result in a downgrade, withdrawal or qualification of the respective ratings assigned to the Series 2014-C21 Certificates.

Partial Release.  Not permitted.

Real Estate Substitution.  Not permitted.

Subordinate and Mezzanine Indebtedness.  Not permitted.

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

CEDAR CREST PROFESSIONAL PARK

Right of First Offer or Right of First Refusal. A cell tower lessee, Verizon, has a Right of First Refusal (“ROFR”) to purchase the Cedar Crest Professional Park Property if the borrower receives a bona fide offer that the borrower is willing to accept. The ROFR is not extinguished by foreclosure; however, the ROFR does not apply to foreclosure or deed in lieu thereof.

Ground Lease.  None.

Terrorism Insurance.  The loan documents require that the “all risk” insurance policy required to be maintained by the borrower provide coverage for terrorism in an amount equal to the full replacement cost of the Cedar Crest Professional Park Property, provided however, that the borrower will not be required to spend more than 200% of the cost of property coverage in the event the Terrorism Risk Insurance Act or a similar government backstop is no longer in effect. The loan documents also require that the borrower maintains business interruption insurance covering no less than the 18-month period following the occurrence of a casualty event, together with a six-month extended period of indemnity.

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

(THIS PAGE INTENTIONALLY LEFT BLANK)

SHOPS AT CENTERPOINT

T·J·maxx

WORLD MARKET

NORDSTROM rack

ULTA

KOHL'S
40,100 VPD
Beltline Avenue (M-37)
rack
JO-ANN
FIVE GUYS
(to be constructed 2014)
28th Street (M-11)
30,000 VPD

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

SHOPS AT CENTERPOINT

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

SHOPS AT CENTERPOINT

Shops at CenterPoint
3545 28th Street Southeast
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THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

No. 6 – Shops at CenterPoint

Loan Information				Property Information
Mortgage Loan Seller:	Wells Fargo Bank, National Association			Single Asset/Portfolio:	Single Asset
Credit Assessment (DBRS/Moody’s/Morningstar):	NR/NR/NR			Property Type:	Retail
Original Principal Balance:	$54,000,000			Specific Property Type:	Anchored
Cut-off Date Principal Balance:	$54,000,000			Location:	Grand Rapids, MI
% of Initial Pool Balance:	3.8%			Size:	461,196 SF
Loan Purpose:	Acquisition			Cut-off Date Principal Balance Per SF:	$117.09
Borrower Name:	CenterPoint Owner LLC			Year Built/Renovated:	1960/2014
Sponsors:	Stonemar Partners, LLC; AGRE U.S. Real Estate Fund, L.P.			Title Vesting:	Fee
Mortgage Rate:	4.450%			Property Manager:	Self-managed
Note Date:	June 27, 2014			3rd Most Recent Occupancy(5):	NAV
Anticipated Repayment Date:	NAP			2nd Most Recent Occupancy (As of)(5)(6):	88.3% (12/31/2012)
Maturity Date:	July 11, 2024			Most Recent Occupancy (As of)(5)(6):	89.6% (12/31/2013)
IO Period:	60 months			Current Occupancy (As of)(7):	89.5% (5/19/2014)
Loan Term (Original):	120 months
Seasoning:	1 month			Underwriting and Financial Information:
Amortization Term (Original):	360 months
Loan Amortization Type:	Interest-only, Amortizing Balloon			3rd Most Recent NOI(5):	NAV
Interest Accrual Method:	Actual/360			2nd Most Recent NOI (As of)(5):	$3,500,697 (12/31/2013)
Call Protection:	L(25),D(88),O(7)			Most Recent NOI (As of)(7):	$3,938,303 (TTM 4/30/2014)
Lockbox Type:	Springing (Without Established Account)
Additional Debt(1):	Yes
Additional Debt Type(1):	Future Mezzanine

				U/W Revenues(7):	$7,211,510
Escrows and Reserves(2):				U/W Expenses:	$2,176,032
				U/W NOI(7):	$5,035,478
Type:	Initial	Monthly	Cap (If Any)	U/W NCF(7):	$4,700,898
Taxes	$0	Springing	NAP	U/W NOI DSCR(7):	1.54x
Insurance	$0	Springing	NAP	U/W NCF DSCR(7):	1.44x
Replacement Reserves	$0	$8,576	NAP	U/W NOI Debt Yield(7):	9.3%
TI/LC Reserve	$0	$12,500	$500,000	U/W NCF Debt Yield(7):	8.7%
Deferred Maintenance	$1,366,000	$0	NAP	As-Completed Appraised Value(8):	$73,600,000
Big Box Reserve(3)	$3,706,000	$0	NAP	As-Completed Appraisal Valuation Date(8):	September 1, 2014
Rent Concession	$151,883	$0	NAP	Cut-off Date LTV Ratio(8):	73.4%
Construction Reserve	(4)	$0	NAP	LTV Ratio at Maturity or ARD(8):	67.1%

(1)	See “Subordinate and Mezzanine Indebtedness” section.
(2)	See “Escrows” section.
(3)	The Big Box Reserve consists of a Big Box Capital Expenditure Reserve of $1,225,000 and a Big Box TI/LC Reserve of $2,481,000, as further described in the “Escrows” section.
(4)	A third-party escrow agent holds the $2,494,431 Construction Reserve, which was funded by the seller. The lender is a party to the third-party escrow agreement. See “Escrows” section.
(5)
Limited historical information is available and is not necessarily reflective of current performance. The Shops at CenterPoint Property was formerly an approximately 750,000 square foot enclosed mall which was extensively renovated into an open-air retail center in 2012 and 2013.

(6)
2nd Most Recent and Most Recent Occupancy exclude the square footage attributed to Outlot F (as defined in “The Property” section) and include the square footage attributed to the improvements on the Free Release Parcels (as defined in the “Free Release” section).

(7)
Occupancy includes 11,345 square feet comprising Outlot F, which represents 2.5% of the net rentable area and 6.6% of the underwritten base rent. Construction on Outlot F is expected to be completed in September 2014 and tenants will take occupancy and open for business shortly thereafter. A third-party escrow agent holds a reserve (to which the lender is a party) for the remaining construction cost and outstanding free rent and TI/LCs. Occupancy excluding these tenants is 87.0%. U/W figures include rental income attributable to tenants of Outlot F. See “Cash Flow Analysis” section.

(8)
The As-Completed Appraised Value assumes the release of the Free Release Parcels (see “Free Release” section) has occurred and construction of Outlot F is complete. The appraiser concluded to an “as stabilized” value of $84,100,000 as of January 1, 2017, which assumes Outlot F is complete and all tenants are in occupancy and open and the Big Box Space (as defined in the “Appraisal” section) has been renovated, leased and the tenants have commenced rent payments. Based on the “as stabilized” appraised value, the Cut-off Date LTV Ratio and LTV Ratio at Maturity are 64.2% and 58.7%, respectively. See “The Property” and “Appraisal” sections.

The Mortgage Loan.  The mortgage loan (the “Shops at CenterPoint Mortgage Loan”) is evidenced by a single promissory note that is secured by a first mortgage encumbering an anchored retail center located in Grand Rapids, Michigan (the “Shops at CenterPoint Property”).  The Shops at CenterPoint Mortgage Loan was originated on June 27, 2014 by Wells Fargo Bank, National Association.  The Shops at CenterPoint Mortgage Loan had an original principal balance of $54,000,000, has an outstanding principal balance as of the Cut-off Date of $54,000,000 and accrues interest at an interest rate of 4.450% per annum.  The Shops at CenterPoint Mortgage Loan had an initial term of 120 months, has a remaining term of 119 months as of the Cut-off Date and

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

SHOPS AT CENTERPOINT

requires interest-only payments for the first 60 payments following origination and, thereafter, requires payments of principal and interest based on a 30-year amortization schedule. The Shops at CenterPoint Mortgage Loan matures on July 11, 2024.

Following the lockout period, the borrower has the right to defease the Shops at CenterPoint Mortgage Loan in whole, but not in part, on any date before January 11, 2024.  In addition, the Shops at CenterPoint Mortgage Loan is prepayable without penalty on or after January 11, 2024.

Sources and Uses

Sources			Uses
Original loan amount	$54,000,000	74.3%	Purchase price(1)	$66,450,000	91.4%
Sponsor’s new cash contribution	18,674,967	25.7	Reserves	5,223,883	7.2
			Closing costs	1,001,084	1.4
Total Sources	$72,674,967	100.0%	Total Uses	$72,674,967	100.0%

(1)
The $1.8 million value attributed to the Free Release Parcels has been deducted from the purchase price even though it is collateral for the Shops at CenterPoint Mortgage Loan. See “Free Release” section.

The Property.  The Shops at CenterPoint Property is an anchored retail center located in Grand Rapids, Michigan that contains approximately 546,109 square feet, of which 461,196 square feet is expected to secure the Shops at CenterPoint Mortgage Loan (following the expected release of the Free Release Parcels as described in the “Free Release” section). Built in 1960 as an enclosed regional mall, the Shops at CenterPoint Property was extensively renovated and “de-malled” from 2012 through 2013 at a cost of approximately $30.0 million and transformed into a class A open-air retail center. During the economic recession in 2008, anchors Steve and Barry’s and Linens ’n Things declared bankruptcy and vacated, and furniture retailer Klingman’s was acquired and relocated, leaving significant vacancies at the Shops at CenterPoint Property. The seller, Lormax Stern, negotiated a discounted payoff with the prior lender in March 2012. See “Description of the Mortgage Pool—Default History, Prior Bankruptcy Issues and Other Proceedings” in the Free Writing Prospectus. Lormax Stern ultimately demolished the three-story, 182,000 square foot former Klingman’s store to make room for TJ Maxx, which expanded from 33,000 square feet to 55,000 square feet and brought sister brand HomeGoods to the Shops at CenterPoint Property, which represents their first location in the Grand Rapids market. The interior corridor space was torn down and replaced with parking and almost all stores now have exterior entrances. Newer stores Dress Barn, Ulta Salon, Rue 21 and Five Below complement existing original stores such as TJ Maxx, Dunham’s, Nordstrom Rack, DSW, Jo Ann’s, Christopher & Banks and David’s Bridal.

The Shops at CenterPoint Property is anchored by Nordstrom Rack, TJ Maxx, Jo Ann’s, Dunham’s and Planet Fitness. The Shops at CenterPoint Property has good visibility and may be entered via three curb cuts along 28th Street, two curb cuts along Beltline Avenue, and six curb cuts along Eastbrook Boulevard. “Outlot F”, which comprises 11,345 square feet (2.5% of net rentable square feet, 6.6% of underwritten base rent) is currently under construction and is expected to be completed in September 2014. Outlot F is leased to five tenants (four restaurant tenants, including Five Guys and Potbelly), which will begin build out shortly after delivery of the space. Furthermore, a Best Buy (not part of the collateral), Toys R Us and Krispy Kreme provide additional draws to the Shops at CenterPoint Property on pad sites near Beltline Avenue and 28th Street. The portion of the Shops at CenterPoint Property leased to Toys R Us (which includes the parcel occupied by Krispy Kreme) and Building B/C may be released from the lien of the Shops at CenterPoint Mortgage Loan, as described in the “Free Release” section. After the release, the Shops at CenterPoint Property will provide approximately 3,639 surface parking spaces, resulting in a parking ratio of 7.9 spaces per 1,000 square feet of rentable area. As of May 19, 2014, the Shops at CenterPoint Property was 89.5% leased (and 87.0% physically occupied) to 38 tenants.

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

SHOPS AT CENTERPOINT

The following table presents certain information relating to the tenancy at the Shops at CenterPoint Property:

Major Tenants

Tenant Name	Credit Rating (Fitch/Moody’s /S&P)(1)	Tenant NRSF	% of NRSF	Annual U/W Base Rent PSF(2)	Annual U/W Base Rent(2)	% of Total Annual U/W Base Rent	Sales PSF(3)	Occupancy Cost(3)	Lease Expiration Date

Anchor Tenants
Nordstrom Rack	A-/Baa1/A-	36,000	7.8%	$12.50	$450,000	8.2%	NAV	NAV	1/31/2017(4)
TJ Maxx	NR/A3/A+	52,000	11.3%	$8.50	$442,000	8.0%	NAV	NAV	3/31/2023(5)
Jo Ann’s	NR/Caa1/B	38,500	8.3%	$9.55	$367,500	6.7%	NAV	NAV	1/31/2020(6)
Dunham’s	NR/NR/NR	28,235	6.1%	$9.75(7)	$275,291(7)	5.0%	$84	11.6%	1/31/2020(8)
Planet Fitness	NR/B1/NR	38,459	8.3%	$6.01(9)	$231,000(9)	4.2%	NAP	NAP	12/31/2023(10)
Total Anchor Tenants		193,194	41.9%	$9.14	$1,765,791	32.0%

Major Tenants
Golf Galaxy	NR/NR/NR	20,330	4.4%	$13.00	$264,290	4.8%	NAV	NAV	7/31/2018
DSW Warehouse	NR/NR/NR	18,000	3.9%	$14.00	$252,000	4.6%	$246(11)	7.2%(11)	1/31/2023
Ulta Salon	NR/NR/NR	10,712	2.3%	$22.00	$235,664	4.3%	NAV	NAV	5/31/2023
Cost Plus World Market	NR/NR/BBB+	18,661	4.0%	$12.50	$233,263	4.2%	NAV	NAV	1/31/2024
Old Navy	BBB-/Baa3/BBB-	15,313	3.3%	$12.50	$191,413	3.5%	NAV	NAV	1/31/2018
Tuesday Morning	NR/NR/NR	18,098	3.9%	$7.87	$142,500	2.6%	NAV	NAV	1/31/2019
Total Major Tenants		101,114	21.9%	$13.05	$1,319,130	23.9%

Non-Major Tenants(12)		118,469	25.7%	$20.56	$2,435,745	44.1%

Occupied Collateral Total		412,777	89.5%	$13.37	$5,520,666	100.0%

Vacant Space		48,419	10.5%

Collateral Total		461,196	100.0%

(1)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.
(2)	Annual U/W Base Rent PSF and Annual U/W Base Rent include contractual rent steps through February 2015.
(3)	Sales and occupancy costs are for the trailing 12-month period ending December 31, 2013, unless otherwise noted.
(4)	Nordstrom Rack has three, 5-year lease renewal options.
(5)	TJ Maxx has four, 5-year lease renewal options.
(6)	Jo Ann’s has four, 5-year lease renewal options.
(7)	Dunham’s was underwritten to the rental increase occurring in February 2015. Current in-place rent is $251,292 ($8.90 PSF).
(8)	Dunham’s has two, 5-year lease renewal options.
(9)
Planet Fitness was underwritten to their unabated rent, which will commence in November 2014. Planet Fitness has free rent totaling $24,063 for four months beginning August 11, 2014. A rent concession reserve of $96,250 was established at closing.

(10)	Planet Fitness has two, 5-year lease renewal options.
(11)	DSW Shoe Warehouse sales and occupancy costs are for the trailing 12-month period ending December 31, 2012.
(12)
Occupancy includes Outlot F, which comprises 11,345 square feet and represents 2.5% of the NRSF and 6.6% of Total Annual U/W Base Rent. Construction on Outlot F is expected to be completed in September 2014 and tenants will take occupancy and open for business shortly thereafter. A third-party escrow agent holds a reserve (to which the lender is a party) for the remaining construction cost and outstanding rent, free rent and TI/LCs. See “Escrows” section.

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

SHOPS AT CENTERPOINT

The following table presents certain information relating to the lease rollover schedule at the Shops at CenterPoint Property:

Lease Expiration Schedule(1)(2)

Year Ending December 31,	No. of Leases Expiring	Expiring NRSF	% of Total NRSF	Cumulative Expiring NRSF	Cumulative % of Total NRSF	Annual U/W Base Rent	Annual U/W Base Rent PSF(3)
MTM	1	688	0.1%	688	0.1%	$4,800	$6.98
2014	0	0	0.0%	688	0.1%	$0	$0.00
2015	0	0	0.0%	688	0.1%	$0	$0.00
2016	2	2,525	0.5%	3,213	0.7%	$32,709	$12.95
2017	4	40,877	8.9%	44,090	9.6%	$545,558	$13.35
2018	5	63,730	13.8%	107,820	23.4%	$816,147	$12.81
2019	8	49,491	10.7%	157,311	34.1%	$735,570	$14.86
2020	2	66,735	14.5%	224,046	48.6%	$642,791	$9.63
2021	0	0	0.0%	224,046	48.6%	$0	$0.00
2022	3	20,500	4.4%	244,546	53.0%	$528,200	$25.77
2023	6	130,715	28.3%	375,261	81.4%	$1,384,914	$10.59
2024	7	37,516	8.1%	412,777	89.5%	$829,977	$22.12
Thereafter	0	0	0.0%	412,777	89.5%	$0	$0.00
Vacant	0	48,419	10.5%	461,196	100.0%	$0	$0.00
Total/Weighted Average	38	461,196	100.0%			$5,520,666	$13.37

(1)	Information obtained from the underwritten rent roll.
(2)
Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Expiration Schedule.

(3)	Weighted Average Annual U/W Base Rent PSF excludes vacant space.

The following table presents historical occupancy percentages at the Shops at CenterPoint Property:

Historical Occupancy(1)

12/31/2011(1)	12/31/2012(2)	12/31/2013(2)	5/19/2014(3)
NAV	88.3%	89.6%	89.5%

(1)
Limited historical information is available and is not necessarily reflective of current performance. The Shops at CenterPoint Property was formerly an approximately 750,000 square foot enclosed mall which was extensively renovated into an open-air retail center from 2012 to 2013.

(2)
The December 31, 2012 and December 31, 2013 occupancies exclude the square footage attributed to Outlot F and include the square footage attributed to the improvements on the Free Release Parcels. See “Free Release” section.

(3)
Information obtained from the underwritten rent roll. Current occupancy includes 11,345 square feet comprising Outlot F, which represents 2.5% of the net rentable area and 6.6% of the underwritten base rent. Construction on Outlot F is expected to be completed in September 2014 and tenants will take occupancy and open for business shortly thereafter. A third-party escrow agent holds a reserve (to which the lender is a party) for the remaining construction cost and outstanding free rent and TI/LCs. Occupancy excluding these tenants is 87.0%.

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

SHOPS AT CENTERPOINT

Operating History and Underwritten Net Cash Flow.  The following table presents certain information relating to the historical operating performance and Underwritten Net Cash Flow at the Shops at CenterPoint Property:

Cash Flow Analysis(1)

	2013	TTM 4/30/2014(2)	U/W(2)	U/W $ per SF
Base Rent	$4,591,785	$4,914,015	$5,520,666	$11.97
Grossed Up Vacant Space	0	0	877,475	1.90
Percentage Rent	0	0	0	0.00
Total Reimbursables	1,246,497	1,263,058	1,392,295	3.02
Other Income	48,550	156,078	298,550	0.65
Less Vacancy & Credit Loss	(194,935)	(194,936)	(877,475)(3)	(1.90)
Effective Gross Income	$5,691,897	$6,138,215	$7,211,510	$15.64

Total Operating Expenses	$2,191,200	$2,199,912	$2,176,032	$4.72

Net Operating Income	$3,500,697	$3,938,303	$5,035,478	$10.92
TI/LC	0	0	288,460	0.63
Capital Expenditures	0	0	46,120	0.10
Net Cash Flow	$3,500,697	$3,938,303	$4,700,898	$10.19

NOI DSCR	1.07x	1.21x	1.54x
NCF DSCR	1.07x	1.21x	1.44x
NOI DY	6.5%	7.3%	9.3%
NCF DY	6.5%	7.3%	8.7%

(1)
Limited historical information is available and is not necessarily reflective of current performance. The Shops at CenterPoint Property was formerly an approximately 750,000 square foot enclosed mall which was extensively renovated into an open-air retail center from 2012 to 2013. Further, income from the Free Release parcels totaling $369,591 has been excluded from the historical and underwritten cash flow: Toys R Us pays $141,000 annually, Krispy Kreme pays $90,750 annually and Building B/C generates $137,841 in annual rent from three tenants. Also, income from the Big Box Space was not included in the underwritten cash flow, but once reconfigured and leased the appraiser estimates the Big Box Space will generate an initial annual rent of $888,000.

(2)
The increase in Effective Gross Income and Net Operating Income from TTM 4/30/2014 to Underwritten is due to the inclusion of the tenants in Outlot F (11,345 square feet; $365,764 of U/W Base Rent), for which outstanding construction costs, TI/LC and free rent were reserved in a third-party held escrow in which the lender has a beneficial interest; new leasing activity totaling approximately 73,308 square feet (15.9% of the net rentable area) and contractual rent increases through February 2015.

(3)	The underwritten economic vacancy is 13.7%. The Shops at CenterPoint Property was 89.5% leased and 87.0% physically occupied as of May 19, 2014.

Appraisal.  As of the appraisal valuation date of September 1, 2014, the Shops at CenterPoint Property had an “as-completed” appraised value of $73,600,000, which assumes the release of the Free Release Parcels and the completion of Outlot F. The appraiser concluded to an “as stabilized” value of $84,100,000 as of January 1, 2017, which assumes Outlot F is complete and the Big Box Space has been renovated, leased and the tenants have commenced rent payments. “Big Box Space”, as referenced herein, is the former 37,308 square foot Menard’s space, which will be reconfigured, along with some interior corridor space, into 62,000 square feet of rentable area over the next two years, approximately.

Environmental Matters.  According to the Phase I environmental site assessment dated June 24, 2014, there was no evidence of any recognized environmental conditions at the Shops at CenterPoint Property.

Market Overview and Competition.  The Shops at CenterPoint Property is located in Grand Rapids, Michigan, at the intersection of East Beltline Avenue and 28th Street approximately 6.7 miles southeast of the Grand Rapids central business district. East Beltline Avenue and 28th Street have a combined daily traffic count of 70,000 vehicles. According to the appraiser, this is the primary intersection in the strongest retail corridor in the Grand Rapids-Wyoming, Michigan metropolitan statistical area. The 28th Street retail corridor has over 3.7 million square feet of retail space and an occupancy rate well above 90%. Furthermore, the Shops at CenterPoint Property is located adjacent to Woodland Mall, a 1.2 million square foot regional mall owned by Pennsylvania REIT. Woodland Mall is anchored by JC Penney, Sears, Macy’s, Kohl’s and Barnes & Noble and is reportedly 99% occupied with in-line sales in excess of $500 per square foot. In-line tenancy includes upscale retailers such as Apple, H&M, Forever 21, The North Face and Williams-Sonoma.

Grand Rapids is the second largest city in Michigan and the largest city in the western portion of the state. Grand Rapids will be the home of Michigan State University’s new $90.0 million medical school campus. Grand Rapids is also home to four Fortune 1000 companies: Steelcase, Universal Forest Products, Spartan Stores, and Herman Miller, in addition to the corporate headquarters of the discount retailer Meijer, Inc. According to a third party market research report, the Grand Rapids-Wyoming, Michigan metropolitan statistical area’s unemployment rate is 5.4%, compared to the national average of 6.3% and 7.5% for the state of Michigan overall (as of May 2014). According to a business news publication, Grand Rapids ranked seventh in “The Happiest Cities to Work In” and fourth for “Best Cities to Find Jobs” for 2013.

According to the appraisal, based on 2014 estimates, the Shops at CenterPoint Property’s trade area encompasses an area within a 20-minute drive time. The 2013 trade area population is 163,501, with an average household income of $69,232 and the median age is 34.3, compared to 37.2 for the United States. According to the appraisal, the Shops at CenterPoint Property is located in the 28th Street Southeast retail submarket. As of first quarter 2014, the submarket reported an inventory of approximately 7.0 million square feet with an 8.1% vacancy rate, a decline from 8.9% as of first quarter 2013. According to the appraisal, the weighted

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

SHOPS AT CENTERPOINT

average asking rent for the overall Grand Rapids retail market is $12.42 per square foot, on a triple-net basis. The average asking rental rate for the 28th Street Southeast submarket ranges from $9.00 to $15.00 per square foot, on a triple net basis.

The following table presents certain information relating to comparable retail properties for the Shops at CenterPoint Property:

Competitive Set
	Shops at CenterPoint (Subject)	Woodbrook Center	Woodland Mall	Burlington Coat/ABC	Shopping Center	Kentwood Shopping Center	Waterfall Shoppes
Location	Grand Rapids, MI	Grand Rapids, MI	Grand Rapids, MI	Kentwood, MI	Kentwood, MI	Kentwood, MI	Kentwood, MI
Distance from Subject	--	0.4 miles	0.4 miles	0.3 miles	0.5 miles	0.7 miles	1.9 miles
Property Type	Anchored Retail	Anchored Retail	Anchored Retail	Anchored Retail	Anchored Retail	Anchored Retail	Anchored Retail
Year Built/Renovated	1960/2014	1985/NAP	1968/1989, 2001, 2005	1970’s/NAP	1998/NAP	1988/NAP	2003- 2007/NAP
Anchors	Various(1)	Best Buy, Estate Sales Warehouse	Various(2)	Burlington Coat Factory, ABC Warehouse	Petsmart, Michaels, Gazelle Sports	Various(3)	Meijer, GFS Marketplace
Total GLA	461,196 SF	109,535 SF	1,160,000 SF	120,000 SF	66,602 SF	274,772 Sf	371,000 SF
Total Occupancy	90%	85%	99%	100%	100%	94%	100%

(1)	See Major Tenants table.
(2)	JC Penney, Sears, Macys, Kohl’s, Barnes & Noble, Celebration Cinema, and Apple.
(3)	Value City Furniture, Hobby Lobby, Big Lots, OfficeMax and buybuy BABY.

The Borrower. The borrower is CenterPoint Owner, LLC, a single purpose entity with two independent directors. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Shops at CenterPoint Mortgage Loan. The borrower is indirectly owned by AGRE U.S. Real Estate Fund, L.P. (97%), a subsidiary of Apollo Global Management, LLC (“Apollo”) and Stonemar Partners, LLC (“Stonemar”). Greg Guido and Jonathan Gould, principals and founders of Stonemar, are the guarantors of certain nonrecourse carveouts under the Shops at CenterPoint Mortgage Loan.

The Sponsor. The sponsors are Apollo and Stonemar. The Shops at CenterPoint Property acquisition is the first transaction as part of a larger strategic joint venture. Apollo is a global alternative investment manager, with approximately $159.0 billion of assets under management as of March 31, 2014 in private equity, credit and real estate funds. Apollo targets debt and equity investment opportunities, including the acquisition and recapitalization of real estate portfolios, platforms and operating companies and distressed for control situations. As of March 31, 2014, Apollo’s real estate group had assets under management of approximately $8.9 billion through a combination of investment funds, strategic accounts and Apollo Commercial Real Estate Finance, Inc. (NYSE:ARI), a publicly-traded commercial mortgage real estate investment trust.

Stonemar’s senior executives have acquired, managed, and advised on more than $12.0 billion of real estate-related transactions throughout their careers. Collectively, they have more than 100 years of combined institutional-quality experience in real estate investment, capital markets, property management and redevelopment, leasing, and investor and tenant relations. The firm’s current portfolio is comprised of more than 1.2 million square feet of stabilized, well-located real estate. Stonemar had one prior deed in lieu of foreclosure on a retail property in Des Moines, Iowa due to a significant increase in tax expenses coupled with the economic downturn. See “Description of the Mortgage Pool—Default History, Prior Bankruptcy Issues and Other Proceedings” in the Free Writing Prospectus.

Escrows. The loan documents provide for upfront escrows in the amount of $1,366,000 for deferred maintenance, which includes $875,000 for parking lot repairs, $270,000 for electrical repairs and $221,000 for other miscellaneous items. The immediate repairs are required to be completed by July 1, 2015 and July 1, 2016, as further detailed in the loan documents. The loan documents also provide for upfront escrows in the amount of $3,706,000 for the Big Box Reserve, which consists of a Big Box Capital Expenditure Reserve of $1,225,000 and a Big Box TI/LC Reserve of $2,481,000. The Big Box Capital Expenditure Reserve will be disbursed for costs to demise and create the 62,000 square foot space. The Big Box TI/LC Reserve will be disbursed for costs associated with the tenant improvements and leasing commissions associated with the lease-up of the Big Box Space only. In the event the Big Box space is fully leased upon satisfactory terms for a minimum term of five years without utilizing the full amount of the reserve, the remaining amount may be used by the borrower for general tenant improvement and leasing commissions (“TI/LC”) costs at the Shops at CenterPoint Property.

The loan documents provide for upfront escrows in the amount of $151,883 for tenants that have not yet commenced rental payments ($96,250 for Planet Fitness, $43,005 for Massage Green, and $12,628 for Maurices). The loan documents also provide for ongoing monthly escrow deposits of $8,576 for replacement reserves and $12,500 for TI/LCs (subject to a cap of $500,000). The loan documents do not require monthly escrows for taxes provided (i) no event of default has occurred and is continuing and (ii) the borrower provides the lender with timely proof of payment. The loan documents do not require monthly escrows for insurance provided (i) no event of default has occurred and is continuing; (ii) the insurance is maintained pursuant to one or more blanket insurance polices; and (iii) the borrower provides the lender with timely proof of payment of insurance premiums.

An escrow agreement also governs a third-party held escrow for the construction of Outlot F totaling $2,494,431. The lender is a party to the third party escrow agreement, which governs the disbursement of the seller-escrowed funds.  The majority of the

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

SHOPS AT CENTERPOINT

reserve is for the remaining contract and construction costs, totaling $1,143,064, one year of rent and reimbursements for the Outlot F tenants, totaling $763,551 and outstanding TI/LC costs, totaling $587,816. The lender does not hold or otherwise control the disbursement of funds, but the lender has the right during an event of default or Cash Trap Event Period (as defined below) to instruct the escrow agent to fund disbursements otherwise payable to the borrower under the escrow agreement into an account designated by the lender. The lender is entitled to such funds in the event of foreclosure. The seller has also executed a master lease in connection with the Outlot F space.

Lockbox and Cash Management. Upon the occurrence of a Cash Trap Event Period, the borrower will be required to establish a lender-controlled lockbox account and cause all rents to be deposited directly into such lockbox account. During a Cash Trap Event Period, all excess funds on deposit in the lockbox account are swept to a lender-controlled subaccount on a monthly basis.

A “Cash Trap Event Period” will commence upon the earlier of (i) the occurrence and continuance of an event of default or (ii) the amortizing debt service coverage ratio falling below 1.10x at the end of any calendar month. A Cash Trap Event Period will expire with regard to clause (i), upon the cure of such event of default and with regard to clause (ii), upon the date that the amortizing debt service coverage ratio is equal to or greater than 1.15x for two consecutive calendar quarters.

However, the borrower will have the ability to cure (and avoid) the Cash Trap Event Period described in clause (ii) above by depositing cash or delivering an acceptable letter of credit equal to 125% of the excess cash flow which would have been swept and retained by the lender assuming an amortizing debt service coverage ratio of 1.10x for the succeeding 12-month period. If the Cash Trap Event Period described in clause (ii) above has not been cured 12 months after depositing cash or delivery of a letter of credit, a “Continuing Cash Trap Event Period” will be triggered. However, the borrower will have the ability to cure (and avoid) the Continuing Cash Trap Event Period by depositing cash or delivering an acceptable letter of credit equal to 125% of the excess cash flow which would have been swept and retained by the lender assuming an amortizing debt service coverage ratio of 1.10x for the succeeding 12-month period. Upon achieving an amortizing debt service coverage ratio of 1.15x at the end of two consecutive quarters, the cash or letter of credit delivered in connection with such cure will be released to the borrower.  The aforementioned scenarios are only permitted as long as CenterPoint Owner LLC is still the borrower, or AGRE U.S. Real Estate Fund, L.P. owns at least 51.0% of the borrower.

Property Management.  The Shops at CenterPoint Property is managed by Stonemar Properties, an affiliate of the borrower.

Assumption. The borrower has a two-time right to transfer the Shops at CenterPoint Property, provided that no event of default has occurred and is continuing and certain other conditions are satisfied, including, but not limited to the following: (i) the lender’s reasonable determination that the proposed transferee and guarantor satisfy the lender’s credit review and underwriting standards, taking into consideration transferee’s experience, financial strength and general business standing; (ii) execution of a recourse guaranty and an environmental indemnity by an affiliate of the transferee; and (iii) if requested by the lender, rating agency confirmation from DBRS, Moody’s and Morningstar that the transfer will not result in a downgrade, withdrawal or qualification of the respective ratings assigned to the Series 2014-C21 Certificates.

Partial Release. Not permitted.

Free Release. Provided no event of default exists, the borrower is permitted to release Toys R Us (which includes the parcel occupied by Krispy Kreme) and Building B/C parcels (the “Free Release Parcels”) from the lien of the Shops at CenterPoint Mortgage Loan, provided that (i) separate tax parcel identifications have been created for the collateral to be released and (ii) reciprocal easement agreements acceptable to the lender have been delivered. No value has been attributed to nor has any income been underwritten from the Free Release Parcels or the related tenants.

Real Estate Substitution. Not permitted.

Subordinate and Mezzanine Indebtedness. There is no existing mezzanine debt in place related to the Shops at CenterPoint Mortgage Loan; however, future mezzanine debt is permitted, up to $10.0 million, subject to satisfaction of certain conditions, including: (i) an intercreditor agreement in form and substance acceptable to DBRS, Moody’s and Morningstar and reasonably acceptable to the lender; (ii) the combined loan-to-value ratio is not greater than 75.0%; (iii) the combined amortizing debt service coverage ratio is not less than 1.30x; and (iv) receipt of rating agency confirmation from DBRS, Moody’s and Morningstar that the mezzanine financing will not result in a downgrade, withdrawal or qualification of the respective ratings assigned to the Series 2014-C21 Certificates.

Ground Lease. None.

Terrorism Insurance. The loan documents require that the “all risk” insurance policy required to be maintained by the borrower provide coverage for terrorism in an amount equal to the full replacement cost of the Shops at CenterPoint Property; provided, however, that the borrowers will not be required to spend more than 200% of the cost of property coverage immediately prior to the date that the Terrorism Risk Insurance Act or a similar government backstop is no longer in effect.  The loan documents also require business interruption insurance covering no less than the 24-month period following the occurrence of a casualty event, together with a six-month extended period of indemnity.

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

(THIS PAGE INTENTIONALLY LEFT BLANK)

ALGONQUIN PORTFOLIO

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

ALGONQUIN PORTFOLIO

Algonquin Portfolio
1 1900 Pollitt Fair Lawn, NJ
2 1701 Pollitt Fair Lawn, NJ
3 40 Potash Oakland, NJ
4 1905 Nevins Fair Lawn, NJ
5 125 Algonquin Whippany, NJ
6 128 Bauer Oakland, NJ
7 5 Thornton Oakland, NJ
8 1500 Pollitt Fair Lawn, NJ
9 30-40 Leslie Court Whippany, NJ
10 156 Algonquin Whippany, NJ
11 145 Algonquin Whippany, NJ
12 95 Bauer Oakland, NJ
NEW YORK
Saddle River
Pearl River
Montvale
Tappan Lake
Old Tappan
Wanaque Reservoir
Ramapo Mountain State Forest
Oakland
Allendale
Garden State Pkwy
Pompton Lakes
Franklin Lakes
Wyckoff
BERGEN COUNTY
Hillsdale
Washington Township
Butler
Riverdale
Farny State Park
Split Rock Reservoir
High Mountain Wilderness Park
Ridgewood
Oradell Reservoir
Kinnelon
Lincoln Park Airport
PASSAIC COUNTY
William Paterson Univ.
Hawthorne
Paramus
MORRIS COUNTY
Montville
Wayne
Fair Lawn
River Edge
Bergenfield
Lincoln Park
PATERSON
Tourne Park
Boonton
Totowa
Teaneck
Fairleigh Dickinson Univ.
Mountain Lakes
Boonton Reservoir
Willowbrook Mall
Garfield
Fairfield
Essex County Airport
Little Falls
Lodi
Montclair State Univ.
Passaic
Teterboro Airport
Palisades Park
Parsippany-Troy Hills
Caldwell
Clifton
NEW JERSEY
East Rutherford
Fort Lee
Whippany
Roseland
Verona
Bloomfield
Cliffside Park
Montclair
MetLife Stadium
East Hanover
Nutley
North Bergen
Morristown Municipal Airport
Morristown
Lyndhurst
Coll. of St. Elizabeth
Livingston
Belleville
Florham Park
Secaucus
West New York
Fairleigh Dickinson Univ. Madison Campus
West Orange
ESSEX COUNTY
East Orange
Kearny
Drew Univ.
Union City
Madison
Short Hills
South Mountain Reservation
Hoboken
Midtown
Rutgers NJ Medical School
Prudential Center
Chatham
Millburn
Irvington
NEWARK
Summit
JERSEY CITY
Financial District
New Providence
Union
NEW YORK
Springfield
Kean Univ.
Newark Liberty Intl. Airport
HUDSON COUNTY
Upper New York Bay
Elizabeth
Westfield
Bayonne
Plainfield
UNION COUNTY
Roselle
New Jersey Tpke
Linden
STATEN IS.
BROOKLYN

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

No. 7 – Algonquin Portfolio

Loan Information				Property Information
Mortgage Loan Seller:	The Royal Bank of Scotland			Single Asset/Portfolio:	Portfolio
Credit Assessment (DBRS/Moody’s/Morningstar):	NR/NR/NR			Property Type:	Various – See Table
Original Principal Balance:	$49,500,000			Specific Property Type:	Various
Cut-off Date Principal Balance:	$49,500,000			Location:	Various – See Table
% of Initial Pool Balance:	3.5%			Size:	750,823 SF
Loan Purpose:	Refinance			Cut-off Date Principal Balance Per SF:	$65.93
Borrower Names:	Various(1)			Year Built/Renovated:	Various – See Table
Sponsor:	Kushner Companies			Title Vesting:	Fee
Mortgage Rate:	4.670%			Property Manager:	Self-managed
Note Date:	May 27, 2014			3rd Most Recent Occupancy (As of):	86.4% (12/31/2011)
Anticipated Repayment Date:	NAP			2nd Most Recent Occupancy (As of):	96.4% (12/31/2012)
Maturity Date:	June 1, 2024			Most Recent Occupancy (As of):	84.5% (12/31/2013)
IO Period:	36 months			Current Occupancy (As of):	90.8% (5/27/2014)
Loan Term (Original):	120 months
Seasoning:	2 months			Underwriting and Financial Information:
Amortization Term (Original):	360 months
Loan Amortization Type:	Interest-only, Amortizing Balloon			3rd Most Recent NOI (As of)(3):	$5,967,578 (12/31/2012)
Interest Accrual Method:	Actual/360			2nd Most Recent NOI (As of)(3):	$4,973,613 (12/31/2013)
Call Protection:	L(26),D(90),O(4)			Most Recent NOI (As of):	$4,532,128 (TTM 2/28/2014)
Lockbox Type:	Hard/Springing Cash Management
Additional Debt:	None			U/W Revenues:	$6,993,974
Additional Debt Type:	NAP			U/W Expenses:	$2,359,648
				U/W NOI:	$4,634,326
Escrows and Reserves(2):				U/W NCF:	$4,277,922
				U/W NOI DSCR :	1.51x
Type:	Initial	Monthly	Cap (If Any)	U/W NCF DSCR:	1.39x
Taxes	$172,372	$86,186	NAP	U/W NOI Debt Yield:	9.4%
Insurance	$77,741	$12,957	NAP	U/W NCF Debt Yield:	8.6%
Replacement Reserves	$12,514	$12,514	NAP	As-Is Appraised Value:	$82,850,000
TI/LC Reserves	$1,388,056	Springing	$1,500,000	As-Is Appraisal Valuation Dates:	Various(4)
Deferred Maintenance	$336,375	$0	NAP	Cut-off Date LTV Ratio:	59.7%
Rent Reserves	$34,083	$0	NAP	LTV Ratio at Maturity or ARD:	52.5%

(1)	See “Borrower” section.
(2)	See “Escrows” section.
(3)	See “Cash Flow Analysis” section.
(4)	See “Appraisal” section.

The Mortgage Loan. The mortgage loan (the “Algonquin Portfolio Mortgage Loan”) is evidenced by a single promissory note that is secured by a first mortgage encumbering 11 industrial and office properties and one data center property located in New Jersey (the “Algonquin Portfolio Properties”). The Algonquin Portfolio Mortgage Loan was originated on May 27, 2014 by The Royal Bank of Scotland. The Algonquin Portfolio Mortgage Loan had an original principal balance of $49,500,000, has an outstanding principal balance as of the Cut-off Date of $49,500,000 and accrues interest at an interest rate of 4.670% per annum. The Algonquin Portfolio Mortgage Loan had an initial term of 120 months, has a remaining term of 118 months as of the Cut-off Date and requires interest-only payments for the first 36 payments following origination and, thereafter, requires payments of principal and interest based on a 30-year amortization schedule. The Algonquin Portfolio Mortgage Loan matures on June 1, 2024.

Following the lockout period, the borrower has the right to defease the Algonquin Portfolio Mortgage Loan in whole, or in part, on any date before March 1, 2024. In addition, the Algonquin Portfolio Mortgage Loan is prepayable without penalty on or after March 1, 2024.

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

ALGONQUIN PORTFOLIO

Sources and Uses

Sources			Uses
Original loan amount	$49,500,000	96.6%	Loan payoff(1)(2)	$45,573,418	88.9%
Sponsor’s new cash contribution	1,745,800	3.4	Upfront reserves	4,521,142	8.8
			Closing costs	1,151,240	2.3
Total Sources	$51,245,800	100.0%	Total Uses	$51,245,800	100.0%

(1)
Loan payoff includes an amount in connection with six negotiated discounted payoff (“DPO”) properties: 1900 Pollitt, 40 Potash, 1905 Nevins, 5 Thornton, 1500 Pollitt and 95 Bauer, which had been encumbered by two cross-collateralized loans. The DPO properties were previously securitized in GMACC 2005-C1. The borrower and special servicer agreed to a DPO, inclusive of held reserves, of $30.7 million, which was $7.8 million less than the remaining principal amount on the previous mortgage loans. See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans—Default History, Prior Bankruptcy Issues and Other Proceedings” in the Free Writing Prospectus.

(2)	The 125 Algonquin, 145 Algonquin, 156 Algonquin and 30-40 Leslie Court properties were previously securitized in BSCMS 2004-PWR5. 1701 Pollitt and 128 Bauer were previously encumbered by bank debt.

The Properties. The Algonquin Portfolio Mortgage Loan is secured by fee interests in 12 properties consisting of eight industrial properties, three office properties, and one data center, all located in New Jersey. The Algonquin Portfolio Properties comprise a total of 750,823 rentable square feet and range in size from 6,792 square feet to 151,874 square feet. Six of the Algonquin Portfolio Properties are occupied by single tenants, and six are occupied by two or more tenants representing an array of industries including: technology, printing, packaging, medical and others. Eight of the properties (125 Algonquin, 156 Algonquin, 30-40 Leslie Court, 128 Bauer, 1500 Pollitt, 1900 Pollitt, 40 Potash, and 95 Bauer) have experienced 100% occupancy since 2008, and 1905 Nevins has experienced 100% occupancy over the same time period barring part of 2011 during which the property was expanded. As of May 27, 2014, the Algonquin Portfolio Properties were 90.8% occupied by 20 tenants. On average, tenants have occupied their respective spaces in the Algonquin Portfolio Properties for over nine years.

The following table presents certain information relating to the Algonquin Portfolio Properties:

Property Name – Location	Property Type	Allocated Cut-off Date Principal Balance	% of Portfolio	Occupancy	Year Built/ Renovated	Net Rentable Area (SF)	Appraised Value
1900 Pollitt – Fair Lawn, NJ	Data Center	$11,350,000	22.9%	100.0%	1960/2001	77,262	$21,600,000
1701 Pollitt – Fair Lawn, NJ	Industrial	$6,675,000	13.5%	81.2%	1958/NAP	104,304	$10,000,000
40 Potash – Oakland, NJ	Office	$6,550,000	13.2%	100.0%	1990/NAP	60,994	$8,800,000
1905 Nevins – Fair Lawn, NJ	Industrial	$6,500,000	13.1%	100.0%	1953/1960	150,873	$9,400,000
125 Algonquin – Whippany, NJ	Industrial	$5,475,000	11.1%	100.0%	1999/NAP	71,000	$7,300,000
128 Bauer – Oakland, NJ	Industrial	$3,150,000	6.4%	100.0%	1979/NAP	41,434	$4,200,000
5 Thornton – Oakland, NJ	Industrial	$3,050,000	6.2%	69.0%	1973/NAP	151,874	$10,400,000
1500 Pollitt – Fair Lawn, NJ	Office	$1,970,000	4.0%	100.0%	1958/2013	18,614	$3,000,000
30-40 Leslie Court – Whippany, NJ	Industrial	$1,765,000	3.6%	100.0%	1972/NAP	23,932	$2,400,000
156 Algonquin – Whippany, NJ	Industrial	$1,115,000	2.3%	88.1%	1978/NAP	20,190	$2,100,000
145 Algonquin – Whippany, NJ	Industrial	$1,000,000	2.0%	100.0%	1975/NAP	23,554	$2,300,000
95 Bauer – Oakland, NJ	Office	$900,000	1.8%	100.0%	1974/1991	6,792	$1,350,000
Total/Weighted Average		$49,500,000	100.0%	90.8%		750,823	$82,850,000

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

ALGONQUIN PORTFOLIO

The following table presents certain information relating to the tenancies at the Algonquin Portfolio Properties:

Major Tenants

Tenant Name	Property	Credit Rating (Fitch/Moody’s /S&P)(1)	Tenant NRSF	% of NRSF	Annual U/W Base Rent PSF	Annual U/W Base Rent	% of Total Annual U/W Base Rent	Lease Expiration Date

Major Tenant
Merck/Paid Prescription	1900 Pollitt	BBB/Baa3/BBB+	77,262	10.3%	$13.69	$1,057,717	19.7%	1/31/2016
Cablevision	128 Bauer & 40 Potash	BB-/Ba2/BB-	71,425	9.5%	$10.56	$754,382	14.0%	Various(2)
Global Transport Logistics	1905 Nevins	NR/NR/NR	150,873	20.1%	$4.63	$698,542	13.0%	Various(3)
Aphena Pharma Solutions	125 Algonquin	NR/NR/NR	50,000	6.7%	$8.69	$434,672	8.1%	7/31/2016
Garden State Lumber	5 Thornton	NR/NR/NR	62,882	8.4%	$5.08	$319,441	5.9%	10/31/2018

Total Major Tenants			412,442	54.9%	$7.92	$3,264,754	60.7%

Non-Major Tenants			269,294	35.9%	$7.85	$2,114,970	39.3%

Occupied Collateral Total			681,736	90.8%	$7.89	$5,379,724	100.0%

Vacant Space			69,087	9.2%

Collateral Total			750,823	100.0%

(1)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.
(2)
Cablevision has two leases: 60,994 square feet (8.1% of NRSF and 12.5% of Annual U/W Base Rent) expiring on October 31, 2017, and 10,431 square feet (1.4% of NRSF and 1.6% of Annual U/W Base Rent) expiring on April 30, 2019.

(3)
Global Transport Logistics has two leases: 75,572 square feet (10.1% of NRSF and 6.5% of Annual U/W Base Rent) expiring on August 31, 2016, and 75,301 square feet (10.0% of NRSF and 6.5% of Annual U/W Base Rent) expiring on June 30, 2015.

The following table presents certain information relating to the lease rollover schedule at the Algonquin Portfolio Properties:

Lease Expiration Schedule(1)(2)

Year Ending December 31,	No. of Leases Expiring	Expiring NRSF	% of Total NRSF	Cumulative Expiring NRSF	Cumulative % of Total NRSF	Annual U/W Base Rent	Annual U/W Base Rent PSF(3)
MTM	2	2,837	0.4%	2,837	0.4%	$21,600	$7.61
2014	0	0	0.0%	2,837	0.4%	$0	$0.00
2015	4	112,869	15.0%	115,706	15.4%	$743,922	$6.59
2016	6	269,728	35.9%	385,434	51.3%	$2,311,610	$8.57
2017	3	87,191	11.6%	472,625	62.9%	$880,158	$10.09
2018	1	62,882	8.4%	535,507	71.3%	$319,441	$5.08
2019	4	85,114	11.3%	620,621	82.7%	$548,323	$6.44
2020	1	6,792	0.9%	627,413	83.6%	$89,043	$13.11
2021	1	11,777	1.6%	639,190	85.1%	$91,272	$7.75
2022	1	23,932	3.2%	663,122	88.3%	$161,541	$6.75
2023	0	0	0.0%	663,122	88.3%	$0	$0.00
2024	0	0	0.0%	663,122	88.3%	$0	$0.00
Thereafter	1	18,614	2.5%	681,736	90.8%	$212,814	$11.43
Vacant	0	69,087	9.2%	750,823	100.0%	$0	$0.00
Total / Weighted Average	24	750,823	100.0%		100.0%	$5,379,724	$7.89

(1)	Information obtained from the underwritten rent roll.
(2)
Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Expiration Schedule.

(3)	Weighted Average Annual U/W Base Rent PSF excludes vacant space.

The following table presents historical occupancy percentages at the Algonquin Portfolio Properties:

Historical Occupancy

12/31/2011(1)	12/31/2012(1)	12/31/2013(1)	5/27/2014(2)
86.4%	96.4%	84.5%	90.8%

(1)	Information obtained from the borrower.
(2)	Information obtained from the underwritten rent roll.

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

ALGONQUIN PORTFOLIO

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Algonquin Portfolio Properties:

Cash Flow Analysis

	2012	2013	TTM 2/28/2014	U/W	U/W $ per SF
Base Rent	$6,439,908	$5,406,418	$5,072,824	$5,379,724	$7.17
Grossed Up Vacant Space	0	0	0	710,180	0.95
Total Reimbursables	1,101,920	1,261,677	1,287,840	1,614,250	2.15
Other Income	15,041	168,200	168,200	0	0.00
Less Vacancy & Credit Loss	0	0	0	(710,180)(1)	(0.95)
Effective Gross Income	$7,556,869	$6,836,295	$6,528,864	$6,993,974	$9.32

Total Operating Expenses	$1,589,291	$1,862,682	$1,996,736	$2,359,648	$3.14

Net Operating Income	$5,967,578(2)	$4,973,613(2)	$4,532,128	$4,634,326	$6.17
TI/LC	0	0	0	326,239	0.43
Replacement Reserves	0	0	0	150,165	0.20
TI/LC Reserve Adjustment	0	0	0	(120,000)	(0.16)
Net Cash Flow	$5,967,578	$4,973,613	$4,532,128	$4,277,922	$5.70

NOI DSCR	1.94x	1.62x	1.48x	1.51x
NCF DSCR	1.94x	1.62x	1.48x	1.39x
NOI DY	12.1%	10.0%	9.2%	9.4%
NCF DY	12.1%	10.0%	9.2%	8.6%

(1)	The underwritten economic vacancy is 9.2%. The Algonquin Portfolio Properties were 90.8% physically occupied as of May 27, 2014.
(2)
2013 NOI is lower than 2012 NOI due to a major tenant terminating its lease at the 5 Thornton Property in 2012, and the sole tenant at the 40 Potash Property having its lease rate reset at a lower rate. The 5 Thornton property is now 69.0% leased to Garden State Lumber and Carefusion/Vital Signs.

Appraisal. As of the appraisal valuation dates ranging from May 7, 2014 to May 9, 2014 the Algonquin Portfolio Properties had an aggregate “as-is” appraised value of $82,850,000.

Environmental Matters. According to the Phase I environmental site assessments dated from May 9, 2014 to May 15, 2014, there was no evidence of any recognized environmental conditions (“REC”) at 11 of the 12 Algonquin Portfolio Properties. The 1701 Pollitt property is identified as having a REC related to one observation well and one groundwater monitoring well on the northern portion of the 1701 Pollitt property associated with the Fair Lawn Well Field Superfund Site, located one quarter of a mile from the 1701 Pollitt property. Investigations associated with this site were conducted on behalf of the potentially responsible parties, Eastman Kodak Company, Sandvik, Inc. and Fisher Scientific Company LLC (collectively, the “PRP Group”). As part of a remediation investigation, an evaluation of potential vapor intrusion was performed on the 1701 Pollitt property. Based on the results of investigations conducted in May 2009 and April 2011, levels of trichloroethene and benzene were found that exceeded the screening criteria of the Environmental Protection Agency (the “EPA”). The potential for vapor intrusion is currently being evaluated under the oversight of the EPA. In the event that the EPA determines that additional sampling or mitigation is required, the cost associated with this work will be the responsibility of the PRP Group, and the work will be performed under EPA oversight. Accordingly, the 1701 Pollitt Phase I recommended continued involvement with the EPA on such evaluation and remediation. See “Description of the Mortgage Pool—Environmental Considerations” in the Free Writing Prospectus.

Market Overview. The Algonquin Portfolio Properties are located in Northern New Jersey. Four properties totaling 351,053 square feet are located in Fair Lawn, New Jersey; four properties totaling 261,094 square feet are located in Oakland, New Jersey; and the remaining four properties totaling 138,676 square feet are located in Whippany, New Jersey.

Northern New Jersey is a prime location for warehouse and distribution facilities due to the region’s access to local and interstate highways, railroad networks, waterways, and international ports. Traditionally, Northern New Jersey’s industrial market has served many of the northeast region’s manufacturing industries and warehouse activity. According to the appraisals, a recently emerging market trend in Northern New Jersey is the backfilling of older warehouse/distribution space with data centers as the region has become a hub for data center construction due to its proximity to New York City. According to a third party market research report, as of the first quarter of 2014, the Northern New Jersey industrial market had a reported vacancy rate of 7.9% and average asking rents of $6.02 per square foot for warehouse space and $9.55 per square foot for high-tech space, both on a triple-net basis.

The Northern New Jersey office market is driven by the professional and business services and the trade, transportation and utilities industries. Additionally, Northern New Jersey is a hub for many pharmaceutical, healthcare and high-tech companies. As of the first quarter of 2014, the office market had a vacancy rate of 21.0% and an average asking rent of $27.58 per square foot on a triple-net basis.

The Borrowers. The borrower, collectively, is 19-00 Pollitt Drive Associates, LLC; 17-01 Pollitt Drive Associates, LLC; 40 Potash Road Associates, LLC; 19-05 Nevins Road Associates, LLC; 125 Algonquin Associates, LLC; 128 Bauer Drive Associates, LLC; 5 Thornton Road Associates, LLC; 15-00 Pollitt Drive Associates, LLC; 30 Leslie Associates, LLC; 156 Algonquin Associates, LLC; 145 Algonquin Associates, LLC; and 95 Bauer Drive Associates, LLC, all of which are Delaware limited liability companies and single purpose entities with two independent directors each. Legal counsel to the borrower delivered a non-consolidation

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

ALGONQUIN PORTFOLIO

opinion in connection with the origination of the Algonquin Portfolio Mortgage Loan. Jared Kushner is the guarantor of certain nonrecourse carveouts under the Algonquin Portfolio Mortgage Loan.

The Sponsor. The loan sponsor is Kushner Companies, a diversified real estate organization headquartered in New York City. Founded in 1985, Kushner Companies is involved in the ownership, management, development and redevelopment of numerous properties. The Kushner Companies owns 20,000 multifamily apartments as well as 10 million square feet of office, industrial and retail space throughout New York, New Jersey, Pennsylvania, Maryland, Illinois and Ohio. Jared Kushner is President and CEO of Kushner Companies and is the non-recourse carve-out guarantor of the Algonquin Portfolio Mortgage Loan. See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans—Default History, Prior Bankruptcy Issues and Other Proceedings” in the Free Writing Prospectus.

Escrows. The loan documents provide for upfront escrows in the amount of $336,375 for deferred maintenance, $172,372 for real estate taxes, $77,741 for insurance, $12,514 for replacement reserves, $1,388,056 for tenant improvements and leasing commissions (“TI/LCs”), and $34,083 for rent reserves. The loan documents provide for monthly escrows in the amount of $86,186 for real estate taxes, $12,957 for insurance, $12,514 for replacement reserves, and $25,027 for TI/LCs (subject to a cap of $1,500,000), provided such monthly deposits for TI/LCs shall not be required until the upfront deposit has been reduced below $500,000. Upfront reserves funded at loan closing that have since met release criteria have been released.

Lockbox and Cash Management. The Algonquin Portfolio Mortgage Loan requires a lender-controlled lockbox account for each property, which are already in place, and that the borrower direct tenants to deposit all rents directly into the lockbox accounts and that the borrower and the property manager deposit all rents received into the lockbox account within two business days of receipt. Prior to the occurrence of a Cash Management Period (as defined below), all funds on deposit in the lockbox account will be released to the borrower’s account on a daily basis. During a Cash Management Period, funds on deposit in the lockbox account will be swept on a daily basis into a lender controlled cash management account.

A “Cash Management Period” will commence: (i) if an event of default has occurred and is continuing; (ii) if the amortizing debt service coverage ratio is less than 1.05x as of the end of any calendar quarter; (iii) upon the commencement of a Lease Sweep Period (as defined below); or (iv) any bankruptcy or insolvency proceeding of the property manager. A Cash Management Period will end with respect to clause (i), when such event of default has been cured; with respect to clause (ii), upon the achievement of an amortizing debt service coverage ratio of 1.35x or greater for two consecutive calendar quarters; with respect to clause (iii), when such Lease Sweep Period has ended; and with respect to clause (iv), upon the replacement of the property manager with a new property manager that has been approved by lender.

A “Lease Sweep Period” will commence on the first payment date under the Algonquin Portfolio Mortgage Loan following the occurrence of any of the following: (i) any Major Lease (as defined below) at any of the Algonquin Portfolio Properties is surrendered, cancelled or terminated prior to its then-current expiration date; (ii) the occurrence of a default under any Major Lease; (iii) upon the occurrence of an insolvency proceeding by any tenant under a Major Lease; or (iv) any Major Tenant (as defined below) under a Major Lease discontinues its business at the premises or gives notice that it intends to discontinue its business. A Lease Sweep Period will end upon the earlier to occur of (a) the reasonable determination by lender that sufficient funds have been accumulated in the special rollover reserve subaccount to pay for all anticipated expenses in connection with the re-leasing of the space under the applicable Major Lease that gave rise to the subject Lease Sweep Period; (b) lender’s determination that the related property has achieved an amortizing debt service coverage ratio of at least 1.35x for two consecutive calendar quarters, or (c) the occurrence of any of the following: with respect to clauses (i) or (iv), upon the date on which all of the space demised under the subject Major Lease (or portion thereof) that gave rise to the subject Lease Sweep Period has been fully leased pursuant to a replacement lease or replacement leases approved by lender; with respect to clause (ii), if the subject default has been cured, and no other default under a Major Lease has occurred for a period of six consecutive months following such cure; or with respect to clause (iii), if the applicable Major Tenant insolvency proceeding has terminated and the applicable Major Lease has been affirmed, assumed or assigned in a manner satisfactory to the lender.

A “Major Lease” is defined as any lease which covers 75,000 or more rentable square feet at any of the Algonquin Portfolio Properties.

A “Major Tenant” is defined as any tenant under one or more leases (leased by such tenant and/or its affiliates), which when taken together cover in the aggregate 75,000 or more rentable square feet at any one or more of the Algonquin Portfolio Properties.

Property Management. The Algonquin Portfolio Properties are managed by an affiliate of the borrower.

Assumption. The borrower has the right to transfer all, but not less than all, of the Algonquin Portfolio Properties, subject to customary conditions set forth in the loan documents, including but not limited to: (i) no event of default has occurred and is continuing; (ii) the proposed transferee, the property manager and management agreement are satisfactory to the lender and DBRS, Moody’s and Morningstar; and (iii) the lender has received confirmation from DBRS, Moody’s and Morningstar that such assumption will not result in a downgrade, withdrawal or qualification of the ratings assigned to the Series 2014-C21 Certificates.

Partial Release. On any payment date after August 1, 2016, the borrower may obtain the release of an individual property from the lien of the related mortgage (and the related loan documents) in connection with a partial defeasance upon the satisfaction of certain conditions including but not limited to: (i) no event of default has occurred or is continuing at the time that the release occurs; (ii) the borrower has delivered defeasance collateral in an amount equal to the greater of 100% of the

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

ALGONQUIN PORTFOLIO

net sales proceeds or 115% of the allocated loan amount for the property to be released; (iii) after such release, the debt service coverage ratio of the remaining properties must not be less than the greater of (a) the amortizing debt service coverage ratio immediately preceding such release and (b) 1.35x; and (iv) after such release, the loan-to-value ratio of the remaining properties must not be greater than the lesser of (x) the loan-to-value ratio immediately preceding such release and (y) 59.4%.

Real Estate Substitution. Not permitted.

Subordinate and Mezzanine Indebtedness. Not permitted.

Right of First Offer or Right of First Refusal. Kradle to Kindergarten, a tenant at the 95 Bauer property has a Right of First Offer (“ROFO”) to purchase its space in the event that the borrower seeks to sell the 95 Bauer property. The ROFO is not extinguished by foreclosure; however, the ROFO does not apply to foreclosure or deed in lieu thereof.

Ground Lease. None.

Terrorism Insurance. The loan documents require that the “all risk” insurance policy required to be maintained by the borrower provide coverage for terrorism in an amount equal to the full replacement cost of the Algonquin Portfolio Properties. The loan documents also require business interruption insurance covering no less than the 12-month period following the occurrence of a casualty event.

Windstorm Insurance. The loan documents require that the “all risk” insurance policy required to be maintained by the borrower provide coverage for windstorm in an amount equal to the full replacement cost of the Algonquin Portfolio Properties. The loan documents also require business interruption insurance covering no less than the 12-month period following the occurrence of a casualty event.

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

TRYP BY WYNDHAM TIMES SQUARE SOUTH

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

TRYP BY WYNDHAM TIMES SQUARE SOUTH

Tryp by Wyndham Times Square South
345 West 35th Street
New York, NY 10001
MANHATTAN
Midtown
West Side
East Side
Upper East Side
CENTRAL PARK
Sheep Meadow
Heckscher Playground
The Mall
East Green
Theatre District
Garment District
TIMES SQUARE
ROCKEFELLER CENTER
Bryant Park
Lincoln Tunnel
Jacob Javits Convention Center
Intrepid Sea-Air-Space Museum
Passenger Ship Terminal
DeWitt Clinton Park
Hudson River Greenway
The High Line Elevated Park
Chelsea Park
Madison Square Park
General Post Office
Madison Square Garden
Port Authority Bus Terminal
Empire State Building
Grand Central Terminal (Metro North)
New York Public Library
Macy's
QUEENS
BROOKLYN
NEW JERSEY
JERSEY CITY

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

No. 8 – Tryp by Wyndham Times Square South

Loan Information		Property Information
Mortgage Loan Seller:	Wells Fargo Bank, National Association	Single Asset/Portfolio:	Single Asset
Credit Assessment (DBRS/Moody’s/Morningstar):	NR/NR/NR	Property Type:	Hospitality
Original Principal Balance:	$47,000,000	Specific Property Type:	Full Service
Cut-off Date Principal Balance:	$46,879,457	Location:	New York, NY
% of Initial Pool Balance:	3.3%	Size:	173 Rooms
Loan Purpose:	Refinance	Cut-off Date Principal Balance Per Room:	$270,980
Borrower Name:	Eros Management & Realty, LLC	Year Built/Renovated:	1926/2012
Sponsor:	John Sharma	Title Vesting:	Fee
Mortgage Rate:	4.400%	Property Manager:	WHG Hotel Management, Inc.
Note Date:	June 11, 2014	3rd Most Recent Occupancy(3):	NAV
Anticipated Repayment Date:	NAP	2nd Most Recent Occupancy (As of):	85.0% (12/31/2012)
Maturity Date:	June 11, 2024	Most Recent Occupancy (As of):	88.9% (12/31/2013)
IO Period:	None	Current Occupancy (As of):	90.1% (4/30/2014)
Loan Term (Original):	120 months
Seasoning:	2 months	Underwriting and Financial Information:
Amortization Term (Original):	360 months
Loan Amortization Type:	Amortizing Balloon	3rd Most Recent NOI (As of)(4):	$4,686,123 (12/31/2012)
Interest Accrual Method:	Actual/360	2nd Most Recent NOI (As of):	$6,223,333 (12/31/2013)
Call Protection:	GRTR 3% or YM (116),O(4)	Most Recent NOI (As of):	$6,381,190 (TTM 4/30/2014)
Lockbox Type:	Hard/Springing Cash Management
Additional Debt(1):	Yes	U/W Revenues:	$15,795,555
Additional Debt Type(1):	Future Mezzanine	U/W Expenses:	$10,435,475
		U/W NOI:	$5,360,080
		U/W NCF:	$4,728,257
		U/W NOI DSCR:	1.90x
		U/W NCF DSCR:	1.67x
Escrows and Reserves(2):		U/W NOI Debt Yield:	11.4%
				U/W NCF Debt Yield:	10.1%
Type:	Initial	Monthly	Cap (If Any)	As-Is Appraised Value:	$87,200,000
Taxes	$83,716	$83,716	NAP	As-Is Appraisal Valuation Date:	April 11, 2014
Insurance	$91,158	$13,023	NAP	Cut-off Date LTV Ratio:	53.8%
FF&E Reserve	$52,715	(2)	NAP	LTV Ratio at Maturity or ARD:	43.4%

(1)	See “Subordinate and Mezzanine Indebtedness” section.
(2)	See “Escrows” section.
(3)	The Tryp by Wyndham Times Square South Property opened in February 2012.
(4)	See “Cash Flow Analysis” section.

The Mortgage Loan.  The mortgage loan (the “Tryp by Wyndham Times Square South Mortgage Loan”) is evidenced by a single promissory note that is secured by a first mortgage encumbering the fee interest in a full service hotel located in New York, New York (the “Tryp by Wyndham Times Square South Property”). The Tryp by Wyndham Times Square South Mortgage Loan was originated on June 11, 2014 by Wells Fargo Bank, National Association. The Tryp by Wyndham Times Square South Mortgage Loan had an original principal balance of $47,000,000, has an outstanding principal balance as of the Cut-off Date of $46,879,457 and accrues interest at an interest rate of 4.400% per annum.  The Tryp by Wyndham Times Square South Mortgage Loan had an initial term of 120 months, has a remaining term of 118 months as of the Cut-off Date and requires payments of principal and interest based on a 30-year amortization schedule.  The Tryp by Wyndham Times Square South Mortgage Loan matures on June 11, 2024.

The borrower has the right to prepay the Tryp by Wyndham Times Square South Mortgage Loan in whole, but not in part, provided that the borrower pays the greater of a yield maintenance premium or a prepayment premium equal to 3.0% of the principal amount being prepaid, on any date prior to March 11, 2024. In addition, the Tryp by Wyndham Times Square South Property is prepayble without penalty on or after March 11, 2024.

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

TRYP BY WYNDHAM TIMES SQUARE SOUTH

Sources and Uses

Sources			Uses
Original loan amount	$47,000,000	100.0%	Loan payoff	$36,100,776	76.8%
			Reserves	227,589	0.5
			Closing costs	1,375,573	2.9
			Return of equity	9,296,062	19.8
Total Sources	$47,000,000	100.0%	Total Uses	$47,000,000	100.0%

The Property. The Tryp by Wyndham Times Square South Property is a 173 room, 15-story, full service hotel located in the Times Square/Theatre District of Manhattan in New York, New York. The Tryp by Wyndham Times Square South Property was built in 1926 and originally used as an office building. From 2010 to 2012, the Tryp by Wyndham Times Square South Property was gut-renovated at a cost of approximately $45.2 million and converted to a hotel that opened in February 2012.  The Tryp by Wyndham Times Square South Property contains 118 deluxe rooms, 30 premium rooms, 21 family rooms and two types of specialty rooms.  Twenty-three of the deluxe rooms feature a queen bed; 59 feature a king bed; and 36 feature two queen beds. Premium rooms offer additional living space, a second bathroom, and a sleeper sofa.  The family rooms are similar in size to the premium rooms with extra bunk beds for children. Finally, the specialty rooms are themed with either fitness or media technology features. The specialty fitness rooms feature an exercise bike and exercise mats and the specialty media technology rooms are equipped with a 3D TV and glasses along with Smart TV capability and premium cable channels.  Amenities at the Tryp by Wyndham Times Square South Property include a restaurant and bar which serves breakfast and dinner, a 24-hour fitness center, a business center, a concierge desk, and a rooftop terrace. The Tryp by Wyndham Times Square South Property also features two meeting rooms totaling 1,835 square feet.  Although there is no on-site parking lot at the Tryp by Wyndham Times Square South Property, there are five public parking lots or garages within three blocks of the hotel. No franchise agreement is in place and the Tryp by Wyndham Times Square South Property is managed by WHG Hotel Management, Inc., under a 20-year management agreement that expires in February 2032.   The sponsor has the option to terminate the management agreement in February 2015 and again in February 2022.  In the event that the management agreement is terminated, the borrower must enter into a franchise agreement with Wyndham Hotels which must be approved by lender.

Operating History and Underwritten Net Cash Flow.  The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Tryp by Wyndham Times Square South Property:

Cash Flow Analysis

	2012(1)	2013	TTM 4/30/2014	U/W	U/W $ per Room
Occupancy	85.0%	88.9%	90.1%	85.0%
ADR	$250.39	$260.48	$259.82	$275.00
RevPAR	$212.88	$231.56	$234.05	$233.75

Total Revenue	$13,424,843	$15,715,843	$15,814,782	$15,795,555	$91,304
Total Department Expenses	4,516,406	4,744,019	4,681,344	4,560,602	26,362
Gross Operating Profit	$8,908,437	$10,971,824	$11,133,438	$11,234,953	$64,942

Total Undistributed Expenses	3,740,297	4,118,207	4,007,504	4,165,042	24,075
Profit Before Fixed Charges	$5,168,140	$6,853,617	$7,125,934	$7,069,911	$40,867

Total Fixed Charges	482,017	630,284	744,744(2)	1,709,831(2)	9,883

Net Operating Income	$4,686,123	$6,223,333	$6,381,190	$5,360,080	$30,983
FF&E				631,822	3,652
Net Cash Flow	$4,686,123	$6,223,333	$6,381,190	$4,728,257	$27,331

NOI DSCR	1.66x	2.20x	2.26x	1.90x
NCF DSCR	1.66x	2.20x	2.26x	1.67x
NOI DY	10.0%	13.3%	13.6%	11.4%
NCF DY	10.0%	13.3%	13.6%	10.1%

(1)	The Tryp by Wyndham Times Square South Property opened in February 2012.
(2)
The Tryp by Wyndham Times Square South Property benefits from an Industrial and Commercial Abatement Program (“ICAP”), which results in a reduced property tax expense.  The property tax expense as of the trailing-twelve months ending April 30, 2014 was $594,138. The ICAP expires in 2024 and is phased out during the final four years of the program.  The U/W property tax expense of $1,561,000 is based on a fully assessed property value, deducting the present value of the ICAP savings (using a 9.4% discount rate) and capitalized at 10.5%.

Appraisal.  As of the appraisal valuation date of April 11, 2014, the Tryp by Wyndham Times Square South Property had an “as-is” appraised value of $87,200,000.

Environmental Matters.  According to the Phase I environmental site assessment dated April 29, 2014, there was no evidence of any recognized environmental conditions at the Tryp by Wyndham Times Square South Property.

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

TRYP BY WYNDHAM TIMES SQUARE SOUTH

Market Overview and Competition. The Tryp by Wyndham Times Square South Property is located on the north side of West 35th Street between 8th Avenue and 9th Avenue in Manhattan. The Tryp by Wyndham Times Square South Property is located two blocks north of Pennsylvania Station, one of Manhattan’s primary transportation hubs, and is accessible via bus, subway train, car and taxi.  Major demand generators include Times Square and the many surrounding businesses, located seven blocks north; the Jacob K. Javits Convention Center, located three blocks west; the 5th Avenue shopping area located three blocks west; and Broadway, located two blocks east. Madison Square Garden and the Garden Theatre, located two blocks south, are also demand generators, hosting a number of sporting, musical, and other entertainment events including Manhattan’s professional sports teams. According to the appraisal, in 2013, New York City accommodated a record number of approximately 54.3 million visitors and the overall economic impact was estimated to be $58.7 billion. In 2013, the Manhattan lodging market had an average occupancy of 86.7%, ADR of $285.87, and RevPAR of $247.74. Occupancy, ADR, and RevPAR for the Manhattan lodging market have increased 4.0%, 11.6%, and 16.0%, respectively, since 2010.

The following table presents certain information relating to the Tryp by Wyndham Times Square South Property’s competitive set:

Subject and Market Historical Occupancy, ADR and RevPAR(1)

	Competitive Set			Tryp by Wyndham Times Square South			Penetration Factor
Year	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
4/30/2014 TTM	94.2%	$246.64	$232.39	90.1%	$259.82	$234.05	95.6%	105.3%	100.7%
4/30/2013 TTM	94.8%	$242.86	$230.19	88.1%	$246.64	$217.26	92.9%	101.6%	94.4%
4/30/2012 TTM	92.1%	$229.48	$211.34	70.3%	$215.46	$151.48	76.3%	93.9%	71.7%

(1)
Information obtained from a third party hospitality report dated May 19, 2014.   The competitive set includes the following hotels: Wingate by Wyndham New York City, Fairfield Inn & Suites New York Manhattan Times Square, Four Points Midtown Times Square, Candlewood Suites New York City Times Square, Hampton Inn Manhattan 35th Street Empire State Building, Hilton Garden Inn New York West 35th Street and The Strand.

The Borrower.  The borrower is Eros Management & Realty, LLC, a New York limited liability company and a single purpose entity with one independent director.  Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Tryp by Wyndham Times Square South Mortgage Loan.  John Sharma is the guarantor of certain nonrecourse carveouts under the Tryp by Wyndham Times Square South Mortgage Loan.

The Sponsor.  The sponsor is John Sharma.  In addition to the Tryp by Wyndham Times Square South Property, Mr. Sharma owns the 51-room Econo Lodge Times Square and the 74-room JFK Inn located in Queens, New York.  Mr. Sharma is developing a third New York City hotel located in Manhattan, The Paul, which is scheduled to open in the fall of 2014.  In addition, Mr. Sharma owns and operates Pan Express Travel Inc., a global wholesale and retail travel agency with offices in New York, New York, Seattle, Washington, San Francisco, California Toronto, Canada, London, England and Delhi, India.

Escrows.  The loan documents provide for upfront escrows in the amount of $83,716 for real estate taxes, $91,158 for insurance and $52,715 for FF&E.  The loan documents provide for ongoing monthly reserves in the amount of $83,716 for real estate taxes and $13,023 for insurance. The loan documents provide for monthly escrows for FF&E in an amount equal to  the greater of  (i) 4.0% of gross room revenue or (ii) the amount, if any, required to be reserved under the management agreement for FF&E monthly reserve deposits.

Lockbox and Cash Management.  The Tryp by Wyndham Times Square South Mortgage Loan requires a lender-controlled lockbox account, which is already in place, and that the borrower direct all receipts payable with respect to the Tyrp by Wyndham Times Square South Property directly into the lockbox account.  The loan documents also require all revenues received by the borrower or the property manager to be deposited into the lockbox account within two business days of receipt.  Prior to the occurrence of a Cash Trap Event Period (as defined below), all excess funds on deposit in the lockbox account are disbursed to the borrower.  During a Cash Trap Event Period, all excess cash flow is swept on a monthly basis to a lender-controlled cash management account.

A “Cash Trap Event Period” will commence upon the earlier of (i) the occurrence and continuance of an event of default or (ii) the debt service coverage ratio falling below 1.20x at the end of any calendar month.  A Cash Trap Event Period will expire, with regard to clause (i), upon the cure of such event of default, or with regard to clause (ii), upon the date that the debt service coverage ratio is equal to or greater than 1.30x for two consecutive calendar quarters.

Property Management.  The Tryp by Wyndham Times Square South Property is managed by WHG Hotel Management, Inc.

Assumption.  The borrower has the two-time right to transfer the Tryp by Wyndham Times Square South Property provided that certain conditions are satisfied, including (i) no event of default has occurred and is continuing; (ii) the lender reasonably determined that the proposed transferee and guarantor satisfy the lender’s credit review and underwriting standards, taking into consideration transferee experience, financial strength and general business standing; and (iii) the lender has received confirmation from DBRS, Moody’s and Morningstar that such assumption will not result in a downgrade, withdrawal or qualification of the respective ratings assigned to the Series 2014-C21 Certificates.

Partial Release.  Not permitted.

Real Estate Substitution.  Not permitted.

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

TRYP BY WYNDHAM TIMES SQUARE SOUTH

Subordinate and Mezzanine Indebtedness.  There is no existing mezzanine debt in place related to the Tryp by Wyndham Times Square South Property; however the borrower has the right to incur mezzanine financing subject to the satisfaction of certain conditions including (i) no event of default has occurred and is continuing; (ii) the execution of an intercreditor agreement in form and substance acceptable to DBRS, Moody’s and Morningstar and reasonably acceptable to the lender; (ii) the combined loan-to-value ratio is not greater than 70.0%; (iii) the combined debt service coverage ratio is not less than 1.30x; and (iv) receipt of rating agency confirmation from DBRS, Moody’s and Morningstar that the mezzanine financing will not result in a downgrade, withdrawal or qualification of the respective ratings assigned to the Series 2014-C21 Certificates.

Right of First Offer or Right of First Refusal. WHG Hotel Management, Inc. has a Right of First Offer (“ROFO”) and Right of First Refusal (“ROFR”) to purchase the Tryp by Wyndham Times Square South Property if the borrower markets the Tryp by Wyndham Times Square South Property for sale or if a third party offer is received that borrower is prepared to accept. The ROFO and ROFR are not extinguished by foreclosure; however, the ROFR does not apply to foreclosure or deed in lieu thereof.

Ground Lease.  None.

Terrorism Insurance.  The loan documents require that the “all risk” insurance policy required to be maintained by the borrower provide coverage for terrorism in an amount equal to the full replacement cost of the Tryp by Wyndham Times Square South Property, as well as business interruption insurance covering no less than the 18-month period following the occurrence of a casualty event, together with a six-month extended period of indemnity.

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

MONTGOMERY MALL

Wegmans

JCPenney
JCPenney

macy's
macy's

STARBUCKS COFFEE

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

MONTGOMERY MALL

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

MONTGOMERY MALL

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

MONTGOMERY MALL

Montgomery Mall
230 Montgomery Mall
North Wales, PA 19454
Lake Galena
Peace Valley Park
BUCKS COUNTY
New Britain
Chalfont
Doylestown
Doylestown Hospital
Delaware Valley College
Town Center of New Britain
Hatfield
Montgomeryville
Kulpsville
Lansdale
Lansdale Hospital
Warrington
Bradford Reservoir Recr. Area
Windlestrae Park
Knapp Park
Pinecrest Country Club
Water Tower Square Shopping Ctr.
Airport Square
New Britain Village Square
Ralph's Corner Shopping Center
Montgomery Commons
North Wales
MONTGOMERY COUNTY
The Shoppes at English Village
Gwynedd Mercy College
Spring House
Maple Glen
Horsham
Horsham Air Guard Station
Temple University Ambler Campus
Ambler
Blue Bell
Montgomery County Comm. College
East Norriton
Fort Washington
Wings Field
Philadelphia Intl. Airport 26 miles
Philadelphia 18 miles
Pennsylvania Tpke. Northeast Ext.
PA Tpke.
SEPTA LANSDALE/DOYLESTOWN LINE
PENNSYLVANIA
NEW JERSEY
PHILADELPHIA
CAMDEN
TRENTON
WILMINGTON

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

No. 9 – Montgomery Mall

Loan Information				Property Information
Mortgage Loan Seller:	The Royal Bank of Scotland			Single Asset/Portfolio:	Single Asset
Credit Assessment (DBRS/Moody’s/Morningstar):	NR/NR/NR			Property Type:	Retail
Original Principal Balance(1):	$46,000,000			Specific Property Type:	Regional Mall
Cut-off Date Principal Balance(1):	$46,000,000			Location:	North Wales, PA
% of Initial Pool Balance:	3.2%			Size:	1,109,341 SF
Loan Purpose:	Refinance			Cut-off Date Principal Balance Per SF(1):	$90.14
Borrower Name:	Mall at Montgomery, L.P.			Year Built/Renovated:	1977/2014
Sponsor:	Simon Property Group			Title Vesting:	Fee
Mortgage Rate:	4.570%			Property Manager:	Self-managed
Note Date:	April 22, 2014			3rd Most Recent Occupancy (As of)(3)(4):	89.0% (12/31/2011)
Anticipated Repayment Date:	NAP			2nd Most Recent Occupancy (As of)(3)(4):	85.3% (12/31/2012)
Maturity Date:	May 1, 2024			Most Recent Occupancy (As of)(3)(4):	80.6% (12/31/2013)
IO Period:	120 months			Current Occupancy (As of)(3)(4):	92.4% (2/19/2014)
Loan Term (Original):	120 months
Seasoning:	3 months			Underwriting and Financial Information:
Amortization Term (Original):	NAP
Loan Amortization Type:	Interest-only, Balloon			3rd Most Recent NOI (As of)(5):	$13,488,337 (12/31/2012)
Interest Accrual Method:	Actual/360			2nd Most Recent NOI (As of)(5):	$13,327,655 (12/31/2013)
Call Protection:	L(27),D(86),O(7)			Most Recent NOI (As of)(5):	$13,426,267 (TTM 1/31/2014)
Lockbox Type:	Hard/Springing Cash Management
Additional Debt(1):	Yes			U/W Revenues(5):	$22,305,970
Additional Debt Type(1):	Pari Passu			U/W Expenses(5):	$7,579,912
				U/W NOI(5):	$14,726,058
				U/W NCF(5):	$14,178,531
				U/W NOI DSCR(1):	3.18x
Escrows and Reserves(2):				U/W NCF DSCR(1):	3.06x
				U/W NOI Debt Yield(1):	14.7%
Type:	Initial	Monthly	Cap (If Any)	U/W NCF Debt Yield(1):	14.2%
Taxes	$0	Springing	NAP	As-Is Appraised Value:	$195,000,000
Insurance	$0	Springing	NAP	As-Is Appraisal Valuation Date:	March 28, 2014
Replacement Reserves	$0	Springing	$375,000	Cut-off Date LTV Ratio(1):	51.3%
TI/LC Reserve	$0	Springing	$883,200	LTV Ratio at Maturity or ARD(1):	51.3%

(1)
The Montgomery Mall Loan Combination, totaling $100,000,000, is comprised of two pari passu notes (Notes A-1 and A-2). The non-controlling Note A-2 had an original principal balance of $46,000,000, has an outstanding principal balance of $46,000,000 as of the Cut-off Date and will be contributed to the WFRBS 2014-C21 Trust.  The controlling Note A-1 had an original principal balance of $54,000,000 and was contributed to the WFCM 2014-LC16 Trust. All statistical financial information related to balances per square foot, loan-to-value ratios, debt service coverage ratios and debt yields are based on the Montgomery Mall Loan Combination.

(2)	See “Escrows” section.
(3)	Historical and current occupancy includes temporary and seasonal tenants.
(4)
Former anchor tenant, Boscov’s, vacated the Montgomery Mall Property in 2008. The sponsor acquired the Boscov’s improvements and ground leased the land to Wegmans in October 2011, razed the improvements in 2012 and Wegmans built its improvements in 2012 and 2013. Wegmans executed a ground lease in October 2011 with a commencement in November 2013 for an initial 20-year term through 2033 and 10, five-year extension options through 2083.

(5)	See “Cash Flow Analysis” section.

The Mortgage Loan.  The mortgage loan (the “Montgomery Mall Loan Combination”) is evidenced by two pari passu notes (Notes A-1 and A-2) secured by a first mortgage encumbering a regional mall located in North Wales, Pennsylvania (the “Montgomery Mall Property”). The Montgomery Mall Loan Combination was originated on April 22, 2014 by The Royal Bank of Scotland. The Montgomery Mall Loan Combination had an original principal balance of $100,000,000, has an outstanding principal balance as of the Cut-off Date of $100,000,000 and accrues interest at an interest rate of 4.570% per annum. The Montgomery Mall Loan Combination had an initial term of 120 months, has a remaining term of 117 months as of the Cut-off Date, and requires interest-only payments through the term of the Montgomery Mall Loan Combination. The Montgomery Mall Loan Combination matures on May 1, 2024.

Note A-2, which represents the non-controlling interest in the Montgomery Mall Loan Combination and will be contributed to the WFRBS 2014-C21 Trust, had an original principal balance of $46,000,000 and has an outstanding principal balance as of the Cut-off Date of $46,000,000. Note A-1 (the “Montgomery Mall Companion Loan”) had an original principal balance of $54,000,000, was contributed to the WFCM 2014-LC16 Trust and represents the controlling interest in the Montgomery Mall Loan Combination. See “Description of the Mortgage Pool—Additional Indebtedness—The Loan Combinations—The Montgomery Mall Loan Combination” and “The Pooling and Servicing Agreement—Servicing of the Loan Combinations” in the Free Writing Prospectus.

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

MONTGOMERY MALL

Following the lockout period, the borrower has the right to defease the Montgomery Mall Loan Combination in whole, but not in part, on any due date on or before October 1, 2023. In addition, the Montgomery Mall Loan Combination is prepayable without penalty after October 1, 2023.

Sources and Uses

Sources			Uses
Original loan combination amount	$100,000,000	100.0%	Loan payoff(1)	$79,909,814	79.9%
			Closing costs	329,652	0.3
			Return of equity	19,760,534	19.8
Total Sources	$100,000,000	100.0%	Total Uses	$100,000,000	100.0%

(1)	The Montgomery Mall Property was previously securitized in LBUBS 2004-C7.

The Property.  The Montgomery Mall Property is a two-story regional mall located at the intersection of PA Route 309 and US Route 202, east of Interstate-476 in North Wales, Montgomery County, Pennsylvania. North Wales is approximately 22 miles north of Philadelphia. The Montgomery Mall Property contains 1,109,341 square feet of retail space situated on a 104.9-acre parcel of land, all of which serves as collateral for the Montgomery Mall Loan Combination. The Montgomery Mall Property is anchored by Wegmans, Dick’s Sporting Goods, JC Penney, Sears and Macy’s. The Montgomery Mall Property contains 5,041 parking spaces, resulting in a parking ratio of 4.5 spaces per 1,000 square feet of rentable area. The Montgomery Mall Property was constructed in 1977 and extensively renovated in 1996. In 2008, the former Boscov’s anchor tenant vacated the Montgomery Mall Property. The sponsor acquired the vacant Boscov’s space, razed the improvements and ground leased the land to Wegmans in late 2011. Wegmans built a new 128,086 store and restaurant combination attached to the mall and opened for business in November 2013. The north wing of the mall adjacent to the new Wegmans store is currently undergoing a $17.5 million renovation and re-demising, which is expected to bring new tenants, including two new restaurant tenants. As of December 31, 2013, tenants occupying 10,000 square feet or less had trailing 12-month in-line sales of $306 per square foot with an average occupancy cost of 17.5%. As of February 19, 2014, the Montgomery Mall Property was 92.4% occupied (including temporary tenants) by 108 tenants.

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

MONTGOMERY MALL

The following table presents certain information relating to tenancy at the Montgomery Mall Property:

Major Tenants

Tenant Name	Credit Rating (Fitch/Moody’s /S&P)(1)	Tenant NRSF	% of NRSF	Annual U/W Base Rent PSF(2)		Annual U/W Base Rent(2)	% of Total Annual U/W Base Rent	Sales PSF(3)	Occupancy Cost(3)(4)	Lease Expiration Date

Anchor Tenants
Wegmans(5)	NR/NR/BBB+	128,086	11.5%	$8.20		$1,050,000	8.9%	NAP	NAP	11/30/2033(6)
Dick’s Sporting Goods	NR/NR/NR	50,000	4.5%	$16.50		$824,808	7.0%	$211	7.8%	1/31/2019(7)
JC Penney	NR/Caa1/CCC+	166,375	15.0%	$3.67		$611,229	5.2%	$94(8)	7.8%	3/15/2017(9)
Sears(5)	B-/Caa1/CCC+	169,550	15.3%	$0.35		$60,000	0.5%	NAV	NAV	10/12/2020(10)
Macy’s(5)	BBB/Baa2/BBB+	217,976	19.6%	$0.25		$54,494	0.5%	$133	2.3%	7/31/2019(11)
Total Anchor Tenants		731,987	66.0%	$3.55		$2,600,531	22.1%

Other Major Tenants
Forever 21	NR/NR/NR	16,362	1.5%	$31.45		$514,536	4.4%	$178	17.7%	8/31/2022
Gap/Baby Gap/Gap Kids	BBB-/Baa3/BBB-	12,538	1.1%	$34.00		$426,292	3.6%	$194	29.6%	1/31/2017
H&M	NR/NR/NR	12,745	1.1%	$0.00	(12)	$0 (12)	0.0%	$200	9.0%	9/30/2015
Total Other Major Tenants		41,645	3.8%	$22.59		$940,828	8.0%

Non-Major Retail Tenants(13)		251,560	22.7%	$38.84		$8,225,416	69.9%

Total Occupied Collateral(13)		1,025,192	92.4%	$11.94		$11,766,776	100.0%

Total Vacant Space		84,149	7.6%

Collateral Total		1,109,341	100.0%

(1)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.
(2)	Annual U/W Base Rent PSF and Annual U/W Base Rent include contractual rent steps through March 2015.
(3)	Sales and occupancy costs are for the trailing 12-month period ending December 31, 2013.
(4)	Occupancy costs include base rent, reimbursements and percentage rent, as applicable.
(5)	Wegmans, Sears and Macy’s own their own improvements and are lessees under ground leases with the borrower.
(6)	Wegmans has 10, 5-year ground lease renewal options.
(7)	Dick’s Sporting Goods has three, 5-year lease renewal options.
(8)	Sales PSF excludes 17,050 square foot outparcel.
(9)	JC Penney has five, 5-year lease renewal options.
(10)	Sears has five, 10-year lease renewal options.
(11)	Macy’s has consecutive 5-year lease renewal options extending through 2077.
(12)	H&M pays percentage rent in-lieu of base rent in an amount equal to 10.0% of gross sales.
(13)
Includes 24,414 square feet attributed to temporary tenants that were not included in the Annual U/W Base Rent, along with 15,382 square feet attributed to certain tenants paying a percentage of sales in lieu of base rent, for a total of 39,796 square feet. The Annual U/W Base Rent PSF for Non-Major Retail Tenants and Total Occupied Collateral exclude the square footage attributed to these tenants.

The following table presents certain information relating to the historical sales and occupancy costs at the Montgomery Mall Property:

Historical Sales (PSF) and Occupancy Costs(1)

Tenant Name	2010	2011	2012	2013
Macy’s	$138	$139	$134	$133
Sears(2)	NAV	NAV	NAV	NAV
JC Penney	$165	$169	$127	$94
Wegmans(3)	NAP	NAP	NAP	NAP
Dick’s Sporting Goods	$187	$197	$205	$211
Forever 21(4)	$319	$343	$136	$178
H&M	$160	$170	$209	$200
Gap/ Baby Gap/ Gap Kids	$232	$202	$200	$194

Total In-line (<10,000 square feet)	NAV	$322	$319	$306
Occupancy Costs	NAV	17.6%	17.2%	17.5%

(1)	Historical Sales (PSF) and Occupancy Costs were provided by the borrower.
(2)	Historical data is unavailable.
(3)	Wegmans executed a ground lease in October 2011 with a commencement in November 2013 for an initial term through 2033.
(4)	Forever 21 increased its store size from 7,246 square feet to 16,362 square feet in August 2012.

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

MONTGOMERY MALL

The following table presents certain information relating to the lease rollover schedule at the Montgomery Mall Property:

Lease Expiration Schedule(1)(2)

Year Ending December 31,	No. of Leases Expiring	Expiring NRSF	% of Total NRSF	Cumulative of Total NRSF	Cumulative % of Total NRSF	Annual U/W Base Rent	Annual U/W Base Rent PSF(3)
MTM(4)	13	26,425	2.4%	26,425	2.4%	$97,656	$48.56
2014	5	10,202	0.9%	36,627	3.3%	$519,992	$50.97
2015	22	68,913	6.2%	105,540	9.5%	$1,845,071	$26.77
2016	11	25,697	2.3%	131,237	11.8%	$1,047,591	$40.77
2017	14	217,591	19.6%	348,828	31.4%	$2,418,080	$11.11
2018	7	12,594	1.1%	361,422	32.6%	$693,187	$55.04
2019	12	298,769	26.9%	660,191	59.5%	$1,822,174	$6.10
2020	3	171,222	15.4%	831,413	74.9%	$149,231	$0.87
2021	5	14,428	1.3%	845,841	76.2%	$460,842	$31.94
2022	2	22,370	2.0%	868,211	78.3%	$680,357	$30.41
2023	8	16,823	1.5%	885,034	79.8%	$645,261	$38.36
2024	5	12,072	1.1%	897,106	80.9%	$337,334	$27.94
Thereafter	1	128,086	11.5%	1,025,192	92.4%	$1,050,000	$8.20
Vacant(5)	0	84,149	7.6%	1,109,341	100.0%	$0	$0.00
Total/Weighted Average	108	1,109,341	100.0%			$11,766,776	$11.94

(1)	Information obtained from the underwritten rent roll.
(2)
Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Expiration Schedule.

(3)
The Annual U/W Base Rent PSF and Total/Weighted Average Annual U/W Base Rent PSF excludes vacant space, square feet attributed to tenants paying percentage rent in lieu of base rent and square footage attributed to temporary tenants. These rents were included in the underwritten percentage rent and other income.

(4)	Includes 11 temporary tenants. The rent for temporary tenants has been included in the underwritten other income.
(5)	Occupancy includes temporary and seasonal tenants.

The following table presents historical occupancy percentages at the Montgomery Mall Property:

Historical Occupancy(1)(2)

12/31/2011(3)	12/31/2012(3)	12/31/2013(3)	2/19/2014
89.0%	85.3%	80.6%	92.4%

(1)
Former anchor tenant, Boscov’s, vacated the Montgomery Mall Property in 2008. The sponsor acquired the Boscov’s improvements and ground leased the land to Wegmans in October 2011, razed the improvements in 2012 and Wegmans built its improvements in 2012 and 2013. Wegmans executed a ground lease in October 2011 with a commencement in November 2013 for an initial 20-year term through 2033 and 10, five-year extension options through 2083.

(2)	Historical and current occupancy includes temporary and seasonal tenants.
(3)	Information obtained from the borrower.

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

MONTGOMERY MALL

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Montgomery Mall Property:

Cash Flow Analysis

	2012	2013	TTM 1/31/2014	U/W	U/W $ per SF
Base Rent	$10,866,241	$10,870,439	$10,951,433	$11,766,776	$10.61
Grossed Up Vacant Space	0	0	0	5,175,861	4.67
Percentage Rent	522,142	423,863	413,287	406,760	0.37
Total Reimbursables	8,106,786	8,053,279	8,051,718	8,342,537	7.52
Other Income	1,893,470	1,815,251	1,789,897	1,789,897	1.61
Less Vacancy & Credit Loss	(72,450)	(80,553)	(81,351)	(5,175,861)(1)	(4.67)
Effective Gross Income	$21,316,189	$21,082,279	$21,124,984	$22,305,970	$20.11

Total Operating Expenses	$7,827,852	$7,754,624	$7,698,717	$7,579,912	$6.83

Net Operating Income	$13,488,337	$13,327,655	$13,426,267	$14,726,058(2)	$13.27
TI/LC	0	0	0	361,298	0.33
Replacement Reserves	0	0	0	186,229	0.17
Net Cash Flow	$13,488,337	$13,327,655	$13,426,267	$14,178,531(2)	$12.78

NOI DSCR(3)	2.91x	2.88x	2.90x	3.18x
NCF DSCR(3)	2.91x	2.88x	2.90x	3.06x
NOI DY(3)	13.5%	13.3%	13.4%	14.7%
NCF DY(3)	13.5%	13.3%	13.4%	14.2%

(1)
The underwritten economic vacancy is 19.5%. The Montgomery Mall Property was 90.2% physically occupied by permanent tenants (92.4% occupied including temporary and seasonal tenants) as of February 19, 2014.

(2)	The underwritten NOI is higher than TTM 1/31/2014 due to new leases and renewals; over eight new leases totaling more than $1.0 million in rental income have been signed since August 2013.
(3)	DSCRs and debt yields are based on the Montgomery Mall Loan Combination.

Appraisal. As of the appraisal valuation date of March 28, 2014, the Montgomery Mall Property had an “as-is” appraised value of $195,000,000.

Environmental Matters. According to a Phase I environmental site assessment dated April 3, 2014, there was no evidence of any recognized environmental conditions at the Montgomery Mall Property.

Market Overview and Competition. The Montgomery Mall Property is located at the intersection of PA Route 309 and US Route 202, east of I-476 in North Wales, Pennsylvania. The Montgomery Mall Property is located in the north-central portion of the Philadelphia metropolitan statistical area, situated 22 miles north of Philadelphia. According to the appraisal, the Montgomery Mall Property has a primary trade area that encompasses a 10-mile radius. The 2014 population within a 10- and 15-mile radius were reported at approximately 546,757 and 1,241,241, respectively, and average household income within the same 10- and 15-mile radius were reported at approximately $101,041 and $94,385, respectively.

The appraiser estimated market rent for major and in-line tenants to be $30.32 per square foot on a triple net basis and concluded to an estimate of $7.50 per square foot on a modified gross basis for anchor tenants. The appraiser concluded a vacancy rate of 5.0% and a third party market research report indicated a year-end 2013 suburban Philadelphia submarket vacancy rate of 6.4%.

The following table presents certain information relating to some comparable retail centers provided in the appraisal for the Montgomery Mall Property:

Competitive Set(1)

	Montgomery Mall (Subject)	Willow Grove Park	Plymouth Meeting Mall	King of Prussia Mall
Market	North Wales, PA	Willow Grove, PA	Plymouth Meeting, PA	King of Prussia, PA
Distance from Subject	--	11 miles	11 miles	14 miles
Property Type	Regional Mall	Super Regional Mall	Super Regional Mall	Super Regional Mall
Year Built/Renovated	1977/2014	1982/2001	1966/2009	1962/1995
Anchors	Wegmans, Dick’s Sporting Goods, JC Penney, Sears, Macy’s	Macy’s, JC Penney, Bloomingdale’s, Sears, Nordstrom	Macy’s, Boscov’s	Macy’s, JC Penney, Bloomingdales, Sears, Nordstrom, Neiman Marcus, Lord & Taylor
Total GLA	1,109,341 SF	1,161,700 SF	927,456 SF	2,391,105 SF
Total Occupancy	92%	93%	76%	94%

(1)	Information obtained from the appraisal and underwritten rent roll.

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

MONTGOMERY MALL

The Borrower. The borrower is Mall at Montgomery, L.P., a Delaware limited partnership and a single purpose entity with two independent directors. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Montgomery Mall Loan Combination. Simon Property Group, L.P. is the guarantor of the nonrecourse carveouts under the Montgomery Mall Loan Combination.

The Sponsor. The sponsor, Simon Property Group (NYSE: SPG) (“SPG”), is an S&P 100 company and currently has interests in more than 325 retail real estate properties in North America, Europe and Asia comprising approximately 243 million square feet. SPG is headquartered in Indianapolis, Indiana and employs approximately 5,500 people in the United States.  SPG is the guarantor of certain nonrecourse carveouts under the Montgomery Mall Mortgage Loan. SPG’s recourse liability is capped at $10,000,000 plus all reasonable out-of-pocket costs and expenses incurred by the lender. See “Description of the Mortgage Pool—Non-Recourse Carveout Limitations” and “—Default History, Bankruptcy Issues and Other Proceedings” in the Free Writing Prospectus.

Escrows. No ongoing monthly escrows are required for real estate taxes, insurance, replacement or tenant improvement and leasing commissions reserves so long as no Lockbox Event (as defined below) has occurred and is continuing under the Montgomery Mall Loan Combination. In the event that a Lockbox Event has occurred, the borrower is required to make monthly deposits: (i) for the payment of real estate taxes in an amount equal to one-twelfth of the estimated annual taxes payable and for the payment of insurance in an amount equal to one-twelfth of the estimated annual insurance premiums payable; provided that so long as no event of default has occurred and is continuing, the borrower will not be required to make such deposits for so long as the borrower provides satisfactory evidence to the lender that the taxes have been paid prior to delinquency and the insurance policies are being maintained as part of a reasonably acceptable blanket insurance policy providing coverage to substantially all of the other properties managed by the property manager or its affiliates; (ii) for replacements and repairs in an amount equal to $15,625 (subject to a cap of $375,000); and (iii) for tenant improvements and leasing commissions in an amount equal to $36,800 (subject to a cap of $883,200).

A “Lockbox Event” will commence upon the occurrence of (i) an event of default; (ii) any bankruptcy or insolvency proceeding of the borrower or the property manager (if the property manager is an affiliate of the borrower); or (iii) the debt service coverage ratio based on the trailing four-calendar quarters falling below 1.20x for two consecutive calendar quarters.  A Lockbox Event will end with respect to clause (i), upon the acceptance by the lender of a cure of such event of default (which cure the lender is not obligated to accept and may reject or accept in its sole and absolute discretion), provided that the lender has not accelerated the Montgomery Mall Loan Combination, moved for a receiver or commenced foreclosure proceedings; with respect to clause (ii) as it relates to the property manager, if the borrower replaces the property manager pursuant to a replacement management agreement, in accordance with the terms of the Montgomery Mall Loan Combination documents, or such bankruptcy or insolvency proceeding of the property manager is discharged or dismissed within 90 days; or with respect to clause (iii), when a debt service coverage ratio of at least 1.20x has been achieved for two consecutive calendar quarters; provided, however, that (x) no event of default has occurred and is continuing under the loan agreement or any of the other Montgomery Mall Loan Combination documents; (y) the borrower has paid all of the lender’s reasonable out-of-pocket expenses actually incurred in connection with such Lockbox Event including, reasonable attorney’s fees and expenses; and (z) a Lockbox Event may not be cured more than five times in the aggregate during the term of the Montgomery Mall Loan Combination.

Lockbox and Cash Management.  The Montgomery Mall Loan Combination requires a lender controlled lockbox, which is already in place, and that the borrower direct tenants to deposit all rents directly into the lockbox account and that the borrower and the property manager deposit all rents received into the lockbox account within two business days of receipt.  Prior to the occurrence of a Lockbox Event, all funds on deposit in the lockbox account will be released to the borrower on a weekly basis.  Upon the occurrence and continuance of a Lockbox Event, funds on deposit in the lockbox account will be swept on a weekly basis (or on each business day, during the continuance of an event of default) into a lender controlled cash management account.

Property Management. The Montgomery Mall Property is managed by an affiliate of the borrower.

Assumption. The borrower has the right to transfer the Montgomery Mall Property, or greater than 50% of the aggregate interests in the borrower, in one or a series of related transactions to one or more Qualified Transferees (as defined below) (other than a transfer to a Key Principal (as defined below) or any person wholly owned by one or more Key Principals, so long as such Key Principals owned 49% of the aggregate interests in the borrower prior to such transfer), 61 days after the Series 2014-C21 Trust closing date, provided that no event of default has occurred and is continuing and certain other conditions are satisfied, including, but not limited to delivery of an additional insolvency opinion.

The borrower also has the right to transfer the Montgomery Mall Property or 100% of the aggregate interests in the borrower to a transferee that is not a Qualified Transferee, provided that no event of default has occurred and is continuing, the conditions with respect to transfers to a transferee that is not a Qualified Transferee and certain additional conditions are satisfied, including, but not limited to receipt of a rating agency confirmation from DBRS, Moody’s and Morningstar that the transfer will not result in a downgrade, withdrawal or qualification of the respective ratings assigned to the Series 2014-C21 Certificates and similar confirmations with respect to the ratings of any securities backed by the Montgomery Mall Companion Loan.

A “Qualified Transferee” is (a) any person or its affiliate (provided such person owns, directly or indirectly, not less than 51% of such affiliate) who owns and operates (i) at least five shopping centers and (ii) retail properties and shopping centers totaling in the aggregate at least 3,000,000 square feet of gross area; (b) any person who has a net worth in excess of $250,000,000; or (c) any person, provided the lender has received written confirmation from each of DBRS, Moody’s and Morningstar that the transfer to such person will not, in and of itself, cause a downgrade, withdrawal or qualification of the then current ratings of the Series 2014-C21 Certificates and similar confirmations with respect to ratings of any securities backed by the Montgomery Mall Companion Loan; provided, however, that no person will be deemed to be a Qualified Transferee if such person (x) is an embargoed person, (y) except for General Growth Properties or its affiliates, is or has during the previous seven years been the subject of a bankruptcy or

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

MONTGOMERY MALL

insolvency proceeding or (z) has been convicted in a criminal proceeding for a felony or any crime involving moral turpitude or is an organized crime figure or is reputed to have substantial business or other affiliations with any organized crime figure.

“Key Principal” means any of Simon Property Group, L.P. or Simon Property Group, Inc.

Free Release. Provided that no event of default has occurred and is continuing, the borrower may (i) make transfers of immaterial or non-income producing portions of the Montgomery Mall Property in connection with takings or condemnations of any portion of the Montgomery Mall Property; (ii) make transfers of non-income producing portions of the Montgomery Mall Property to third parties or affiliates of the borrower; and (iii) dedicate portions of the Montgomery Mall Property or grant easements, restrictions, covenants, reservations and rights of way in the ordinary course of business; subject to certain conditions, including: (a) evidence that the transferee is not an affiliate of the borrower; and (b) with respect to any of the transfers described in (ii) and (iii), delivery of an officer’s certificate evidencing that such transfer, conveyance or encumbrance will not result in a material adverse effect on the value of the Montgomery Mall Property, the business operations or financial condition of the borrower or the ability of the borrower to repay the Montgomery Mall Loan Combination.

Real Estate Substitution. Not Permitted.

Subordinate and Mezzanine Indebtedness. Not Permitted.

Ground Lease. None.

Terrorism Insurance. The loan documents require that the “all risk” insurance policy required to be maintained by the borrower provides coverage for terrorism in an amount equal to the full replacement cost of the Montgomery Mall Property or if the Terrorism Risk Insurance Program Reauthorization Act is no longer in effect, the borrower will be required to obtain a stand alone policy providing the same coverage for terrorism; provided, however (a) that the borrower will not be required to pay annual premiums in excess of two times the then-current annual premiums for the “all risk” insurance policy (excluding the catastrophic coverage of flood, earthquake and wind) and (b) that such stand-alone policy may have a deductible that is reasonable for such stand-alone policies with respect to properties similar to and reasonable for the geographic region where the Montgomery Mall Property is located, so long as in no event shall such deductible exceed 5% of the total insured values. The loan documents also require business interruption insurance covering no less than the 18-month period following the occurrence of a casualty event, together with an extended period of indemnity, which shall continue for the lesser of (i) the period of time until income returns to the same level as it was prior to loss and (ii) 365 days from the date that the Montgomery Mall Property is repaired or replaced and operations are resumed.

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

(THIS PAGE INTENTIONALLY LEFT BLANK)

THE BLUFFS

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

THE BLUFFS

The Bluffs
1810 Caroline Avenue
Junction City, KS 66441
Manhattan
Junction City
Grandview Plaza
Ogden
Milford
Fort Riley Military Reservation
Milford Lake
Milford State Park
Rolling Meadows Golf Course
Republican River
Kansas River
Smokey Hill River
Manhattan Regional Airport
Marshall Airfield
Freeman Field
Westside Shopping Center
6th St
Ash St
Grant Ave
Huebner Rd
McDowell Creek Rd
Humbolt Creek Rd
Anderson Ave
Turtle Creek Blvd
Tuttle Creek State Park
Marlatt Ave
Bill Snyder Family Stadium
Mercy Regional Health Center
Kansas State University
West Loop Shopping Center
Kansas Turnpike
Old U.S. 40
Kansas City 119 miles
Salina 43 miles
RILEY COUNTY
CLAY COUNTY
GEARY COUNTY
DICKINSON COUNTY
MORRIS COUNTY
St. Joseph
Atchison
Leavenworth
KANSAS CITY
Concordia
Manhattan
Topeka
Abilene
Junction City
Salina
Lawrence
Lenexa
Olathe
OVERLAND PARK
KANSAS
MISSOURI
McPherson
Emporia
Hutchinson
Newton
WICHITA
El Dorado
Andover
Chanute
Nevada
Pittsburg
Parsons
Winfield
Arkansas City
Coffeyville
Carthage
Joplin
Miami
Neosho
OKLAHOMA

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

No. 10 – The Bluffs

Loan Information				Property Information
Mortgage Loan Seller:	Wells Fargo Bank, National Association			Single Asset/Portfolio:	Single Asset
Credit Assessment (DBRS/Moody’s/Morningstar):	NR/NR/NR			Property Type:	Multifamily
Original Principal Balance:	$36,225,000			Specific Property Type:	Garden
Cut-off Date Principal Balance:	$36,184,577			Location:	Junction City, KS
% of Initial Pool Balance:	2.5%			Size:	602 units
Loan Purpose:	Refinance			Cut-off Date Principal Balance Per Unit:	$60,107
Borrower Name:	The Bluffs Apartments, LLC			Year Built/Renovated(2):	2006/NAP
Sponsor:	Marcel J.C. Arsenault			Title Vesting:	Fee
Mortgage Rate:	4.790%			Property Manager:	Riverstone Residential SC, LLC
Note Date:	June 30, 2014			3rd Most Recent Occupancy (As of):	99.0% (12/31/2011)
Anticipated Repayment Date:	NAP			2nd Most Recent Occupancy (As of)(3):	86.5% (12/31/2012)
Maturity Date:	July 11, 2024			Most Recent Occupancy (As of):	96.0% (12/31/2013)
IO Period:	None			Current Occupancy (As of):	91.9% (6/6/2014)
Loan Term (Original):	120 months
Seasoning:	1 month			Underwriting and Financial Information:
Amortization Term (Original):	360 months
Loan Amortization Type:	Amortizing Balloon			3rd Most Recent NOI (As of):	$3,305,460 (T9 Ann. 12/31/2012)
Interest Accrual Method:	Actual/360			2nd Most Recent NOI (As of):	$3,122,282 (12/31/2013)
Call Protection:	L(25),D(91),O(4)			Most Recent NOI (As of):	$3,452,318 (TTM 5/31/2014)
Lockbox Type:	Soft/Upfront Cash Management
Additional Debt:	None
Additional Debt Type:	NAP			U/W Revenues:	$5,622,406
				U/W Expenses:	$2,391,104
				U/W NOI:	$3,231,302
				U/W NCF:	$3,080,802
				U/W NOI DSCR:	1.42x
Escrows and Reserves(1):				U/W NCF DSCR:	1.35x
				U/W NOI Debt Yield:	8.9%
Type:	Initial	Monthly	Cap (If Any)	U/W NCF Debt Yield:	8.5%
Taxes	$163,064	$54,356	NAP	As-Is Appraised Value:	$48,300,000
Insurance	$58,122	$14,532	NAP	As-Is Appraisal Valuation Date:	May 6, 2014
Replacement Reserves	$0	$12,542	NAP	Cut-off Date LTV Ratio:	74.9%
Deferred Maintenance	$77,888	$0	NAP	LTV Ratio at Maturity or ARD:	61.2%

(1)	See “Escrows” section.
(2)	The Bluffs Property was built in phases from 2006 to 2009.
(3)	See “Cash Flow Analysis” section.

The Mortgage Loan.  The mortgage loan (“The Bluffs Mortgage Loan”) is evidenced by a single promissory note that is secured by a first mortgage encumbering a multifamily property located in Junction City, Kansas (“The Bluffs Property”).  The Bluffs Mortgage Loan was originated on June 30, 2014 by Wells Fargo Bank, National Association.  The Bluffs Mortgage Loan had an original principal balance of $36,225,000, has an outstanding principal balance as of the Cut-off Date of $36,184,577 and accrues interest at an interest rate of 4.790% per annum.  The Bluffs Mortgage Loan had an initial term of 120 months, has a remaining term of 119 months as of the Cut-off Date and requires payments of principal and interest based on a 30-year amortization schedule.  The Bluffs Mortgage Loan matures on July 11, 2024.

Following the lockout period, the borrower has the right to defease The Bluffs Mortgage Loan in whole, but not in part, on any day before April 11, 2024.  In addition, The Bluffs Mortgage Loan is prepayable without penalty on or after April 11, 2024.

Sources and Uses

Sources			Uses
Original loan amount	$36,225,000	98.5%	Loan payoff	$35,888,066	97.5%
Sponsor’s new cash contribution	567,879	1.5	Reserves	299,074	0.8
			Closing costs	605,739	1.6
Total Sources	$36,792,879	100.0%	Total Uses	$36,792,879	100.0%

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

THE BLUFFS

The Property. The Bluffs Property is a 602-unit, class A, garden style apartment complex located in Junction City, Kansas, approximately 67 miles west of Topeka, 23 miles southwest of Manhattan and six miles south of Fort Riley. Fort Riley is a 100,000-acre United States Army installation established in 1853, and the tenants at The Bluffs Property are predominately military personnel or civilian contractors. The Bluffs Property consists of 21 three- and four-story buildings constructed in phases from 2006 through 2009. The Bluffs Property comprises 18 studio units, 237 one bedroom/one bathroom units, 291 two bedroom/two bathroom units, and 56 three bedroom/three bathroom units. The Bluffs Property is one of the three competitive properties offering one bedroom units, and no other property in the competitive set offers studio units. Amenities at The Bluffs Property include a washer/dryer in every unit, a residential lounge with game room, theater, banquet room, swimming pool, hot tub, children’s play area, basketball courts, and a 24-hour fitness center. Directly adjacent to The Bluffs Property is a city nature preserve that includes a 1.3 mile hiking trail, fishing pond and picnic area with gazebos. The Bluffs Property also offers fully and partially furnished units. The Bluffs Property provides 200 detached garage parking spaces for rent and 1,164 surface parking spaces, a total of 1,364 parking spaces, equating to a parking ratio of 2.3 spaces per unit.

Military personnel are provided with a Basic Allowance for Housing (“BAH”), which is an allowance, determined by location, pay grade, rank and dependency status, and which may be used to purchase or rent housing off-base. BAH classifications are from E-1, the lowest, to E-9, the highest. According to a representative with the Fort Riley off-base housing authority, the only non-married military personnel permitted to live off-base are those ranked E-5 (sergeant) and higher. A majority of the tenants at The Bluffs Property are higher ranking E4-E6 soldiers (corporals and sergeants), and soldiers with spouses and families.

The borrower acquired The Bluffs Property out of a two-year bankruptcy for $43.5 million in March 2012. The bankruptcy was a result of disputes between the original developers, various mechanics lien claimants and the construction lending syndicate. See “Description of the Mortgage Pool—Prior Default History, Bankruptcy Issues and Other Proceedings” in the Free Writing Prospectus.  Despite this distress, prior mismanagement and numerous troop deployments at Fort Riley, The Bluffs Property has maintained an average occupancy of approximately 91.1% since 2007 (excluding nine months of lease-up during the second phase of construction in 2008 and 2009). A partial condemnation is pending in connection with the proposed widening of US Route 77 adjacent to The Bluffs Property.  No physical impact on any buildings on The Bluffs Property is evident based on current design proposals. See “Description of the Mortgage Pool—Tenant or Other Third Party Issues—Other Matters” in the Free Writing Prospectus. As of June 6, 2014, The Bluffs Property was 91.9% occupied.

The following table presents certain information relating to the unit mix of The Bluffs Property:

Unit Mix Summary

Unit Type	No. of Units	% of Total Units	Average Unit Size (SF)	U/W Average Rent
Studio	18	3.0%	650	$686
1 Bedroom/1 Bathroom	59	9.8%	733	$732
Large 1 Bedroom/1 Bathroom	178	29.6%	793	$755
2 Bedroom/2 Bathroom	263	43.7%	1,012	$835
Large 2 Bedroom/2 Bathroom	28	4.7%	1,088	$854
3 Bedroom/2 Bathroom	56	9.3%	1,237	$976
Total/Weighted Average	602	100.0%	934	$811

The following table presents historical occupancy percentages at The Bluffs Property:

Historical Occupancy

12/31/2011(1)	12/31/2012(1)(2)	12/31/2013(1)	6/6/2014(3)
99.0%	86.5%	96.0%	91.9%

(1)	Information obtained from the borrower.
(2)	The borrower purchased The Bluffs Property in March 2012 out of bankruptcy and did not install Riverstone Residential as property manager until December 2012.
(3)	Information obtained from the underwritten rent roll.

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

THE BLUFFS

Operating History and Underwritten Net Cash Flow.  The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at The Bluffs Property:

Cash Flow Analysis

	T-9 12/31/2012 Annualized(1)	2013	TTM 5/31/2014	U/W	U/W $ per Unit
Base Rent	$5,187,951	$5,710,325	$5,651,219	$5,367,336	$8,916
Grossed Up Vacant Space	0	0	0	489,300	813
Less Concessions	0	0	0	0	0
Other Income	215,275	379,406	463,623	410,000	681
Less Vacancy & Credit Loss	0	(715,118)	(354,129)	(644,230)(2)	(1,070)
Effective Gross Income	$5,403,225	$5,374,613	$5,760,713	$5,622,406	$9,340

Total Operating Expenses	$2,097,765	$2,252,331	$2,308,395	$2,391,104	$3,972

Net Operating Income	$3,305,460	$3,122,282	$3,452,318	$3,231,302	$5,368
Replacement Reserves	0	0	0	150,500	250
Net Cash Flow	$3,305,460	$3,122,282	$3,452,318	$3,080,802	$5,118

NOI DSCR	1.45x	1.37x	1.52x	1.42x
NCF DSCR	1.45x	1.37x	1.52x	1.35x
NOI DY	9.1%	8.6%	9.5%	8.9%
NCF DY	9.1%	8.6%	9.5%	8.5%

(1)	The borrower purchased The Bluffs Property in March 2012 out of bankruptcy; therefore, historical operating statements are only available from April – December 2012.
(2)	The underwritten economic vacancy is 11.1%. The Bluffs Property was 91.9% physically occupied as of June 6, 2014.

Appraisal. As of the appraisal valuation date of May 6, 2014, The Bluffs Property had an aggregate “as-is” appraised value of $48,300,000.

Environmental Matters.  According to the environmental site assessment dated May 9, 2014, there was no evidence of any recognized environmental conditions at The Bluffs Property.

Market Overview and Competition.  The Bluffs Property is located approximately six miles from the Fort Riley Army base, near the intersection of US Highway 77 and Interstate 70 in Junction City, Kansas.  Interstate 70 provides regional access connecting Denver to the west and Topeka and Kansas City to the east. The Bluffs Property is located in northeastern Kansas, within Geary County, and is approximately 67 miles west of Topeka and 130 miles west of Kansas City. The Bluffs Property maintains a heavy dependence on Fort Riley, as approximately 90.0% of the units are occupied by United States military personnel or civilian contractors. Fort Riley was established in 1853 and is one of the nation’s oldest forts. Fort Riley was a major beneficiary of the 2005 Base Realignment and Closure Act (“BRAC”), picking up an extra brigade of troops and approximately $2.0 billion of capital investment. During the 2005 BRAC, the Army ranked their installations from 1-to-97, based on an analysis of 40 attributes, and Fort Riley was ranked 13. Fort Riley is home to “Big Red One”, or the First Infantry, which has been in continuous service since 1917 and is the oldest division in the United States Army. According to the annual summary prepared by Fort Riley, the base has 18,176 military personnel with 24,011 family members, 3,710 retirees, and 7,122 civilian employees. According to the appraisal, the combined population base of 53,019 is estimated to have an annual economic impact of $1.8 billion on the local economy. Additionally, the Army will officially open a class A medical facility on base this year that will serve Fort Riley’s military personnel, their families and the surrounding community. The new $334.0 million facility will include a 263,000 square foot inpatient community hospital, a 289,000 square foot outpatient clinic, a central energy plant, an ambulance garage and parking for 1,600 vehicles. In addition, the Army is constructing a new $42.0 million elementary and middle school on base.

Within a three and five-mile radius of The Bluffs Property, the population is 26,360 and 35,499, respectively and the average household income is $54,610 and $53,065, respectively. The appraisal identified a competitive set of five multifamily properties, three of which are in Junction City and two are in Manhattan, constructed between 2005 and 2011 and exhibiting occupancy rates ranging from 85.0% to 99.0%. The appraiser concluded to a vacancy rate of 10.0% for The Bluffs Property, and no new multifamily construction is currently underway or in the planning stages in the market. The appraiser concluded that monthly market rent is $700 for studio units, $750-$775 for one bedroom/one bathroom units, $850-$875 for two bedroom/two bathroom units and $1,000 for three bedroom/two bathroom units.

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

THE BLUFFS

The following table presents certain information relating to some comparable multifamily properties for The Bluffs Property:

Competitive Set

	The Bluffs (Subject)	Quinton Point	Hunter’s Ridge	Geary Estates	Highland Ridge	Stone Pointe Apartments
Location	Junction City, KS	Junction City, KS	Junction City, KS	Junction City, KS	Manhattan, KS	Manhattan, KS
Distance to Subject	--	2.8 Miles	3.7 Miles	7.3 Miles	19.9 Miles	20.8 Miles
Property Type	Garden	Garden	Garden	Garden	Garden	Garden
Number of Units	602	192	156	480	252	216
Average Rent (per unit)
1BR	$732-$755	NAP	$720	$685	NAP	NAP
2BR	$835-$854	$825	$835	$800	$960	$866-$896
3BR	$976	$925	$895	NAP	$1,060	NAP
Utilities	Paid by tenant	Trash Included	Water and Sewer Included	Water, Trash, Sewer Included	Water, Trash, Sewer Included	Paid by tenant
Total Occupancy	92%	91%	96%	85%	99%	91%

The Borrower.  The borrower is The Bluffs Apartments, LLC, a single purpose entity with an independent director. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of The Bluffs Mortgage Loan. Marcel J.C. Arsenault is the guarantor of certain nonrecourse carveouts under The Bluffs Mortgage Loan.

The Sponsors.  The sponsor is Marcel Arsenault, Chairman and CEO of Real Capital Solutions (“RCS”), one of the largest private real estate companies in Colorado. Mr. Arsenault founded RCS in 1984 and has managed over 100 commercial real estate properties valued in excess of $1.0 billion throughout his 25-year career. RCS has evolved from a regional real estate investment company into a nationally-focused investor of workout and distressed assets. As of year-end 2012, RCS had acquired $203 million of assets across the United States totaling 4.5 million square feet. In 2010 and 2011, Mr. Arsenault reported two prior foreclosures. See “Description of the Mortgage Pool—Prior Default History, Bankruptcy Issues and Other Proceedings” in the Free Writing Prospectus.

Escrows.  The loan documents provide for upfront escrows in the amount of $163,064 for real estate taxes, $58,122 for insurance and $77,888 for deferred maintenance.  The loan documents provide for ongoing monthly reserves in the amount of $54,356 for real estate taxes, $14,532 for insurance and $12,542 for replacement reserves.

Lockbox and Cash Management. The Bluffs Mortgage Loan requires a lender-controlled lockbox account, which is already in place, and that all cash revenues and all other monies received by the borrower or manager relating to The Bluffs Property be deposited into the lockbox account within one business day after receipt.  Prior to the occurrence of a Cash Trap Event Period (as defined below), all excess funds on deposit in the lockbox account are distributed to the borrower’s operating account.  During a Cash Trap Event Period, all excess funds on deposit in the lockbox account are retained in a lender-controlled cash management account.

A “Cash Trap Event Period” will commence upon the earlier of (i) the occurrence and continuance of an event of default or (ii) the debt service coverage ratio for the trailing 12-month period falling below 1.10x. A Cash Trap Event Period will end, with regard to clause (i), upon the cure of such event of default and with regard to clause (ii), when the debt service coverage ratio is equal to or greater than 1.15x for two consecutive calendar quarters.

Property Management. The Bluffs Property is managed by Riverstone Residential SC, LLC (“Riverstone”). Riverstone is the second largest apartment manager in the United States, managing over 700 multifamily properties. Riverstone manages approximately 2,000 military housing units, including The Bluffs Property and three other properties.

Assumption. The borrower has a two-time right to transfer The Bluffs Property, provided that no event of default has occurred and is continuing and certain other conditions are satisfied, including (i) the lender’s reasonable determination that the proposed transferee and guarantor satisfy the lender’s credit review and underwriting standards, taking into consideration transferee experience, financial strength and general business standing; (ii) execution of a recourse guaranty and an environmental indemnity by an affiliate of the transferee; and (iii) if requested by the lender, rating agency confirmation from DBRS, Moody’s and Morningstar that the transfer will not result in a downgrade, withdrawal or qualification of the respective ratings assigned to the Series 2014-C21 Certificates.

Partial Release. Not permitted.

Real Estate Substitution. Not permitted.

Subordinate and Mezzanine Indebtedness. Not permitted.

Ground Lease. None.

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

THE BLUFFS

Terrorism Insurance.  The loan documents require that the “all risk” insurance policy required to be maintained by the borrower provides coverage for terrorism in an amount equal to the full replacement cost of The Bluffs Property, as well as business interruption insurance covering no less than the 18-month period following the occurrence of a casualty event, together with a six-month extended period of indemnity.

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

(THIS PAGE INTENTIONALLY LEFT BLANK)

No. 11 – Holiday Inn San Francisco Airport

Loan Information	Property Information
Mortgage Loan Seller:	Liberty Island Group I LLC	Single Asset/Portfolio:	Single Asset
Credit Assessment (DBRS/Moody’s/Morningstar):	NR/NR/NR	Property Type:	Hospitality
Original Principal Balance:	$33,000,000	Specific Property Type:	Full Service
Cut-off Date Principal Balance:	$33,000,000	Location:	South San Francisco, CA
% of Initial Pool Balance:	2.3%	Size:	224 rooms
Loan Purpose:	Refinance	Cut-off Date Principal Balance Per Room:	$147,321
Borrower Name:	Lotus Hospitality II, Inc.	Year Built/Renovated:	1968/2012
Sponsor:	Ganendra Singh	Title Vesting:	Fee
Mortgage Rate:	4.870%	Property Manager:	G & M Hospitality Inc.
Note Date:	July 2, 2014	3rd Most Recent Occupancy (As of):	79.0% (12/31/2011)
Anticipated Repayment Date:	NAP	2nd Most Recent Occupancy (As of):	85.5% (12/31/2012)
Maturity Date:	August 1, 2024	Most Recent Occupancy (As of):	86.5% (12/31/2013)
IO Period:	None	Current Occupancy (As of):	87.1% (3/31/2014)
Loan Term (Original):	120 months
Seasoning:	0 months
Amortization Term (Original):	300 months	Underwriting and Financial Information:
Loan Amortization Type:	Amortizing Balloon
Interest Accrual Method:	Actual/360	3rd Most Recent NOI (As of):	$5,126,962 (12/31/2012)
Call Protection:	L(24),D(92),O(4)	2nd Most Recent NOI (As of):	$6,016,733 (12/31/2013)
Lockbox Type:	Hard/Springing Cash Management	Most Recent NOI (As of):	$6,454,402 (TTM 3/31/2014)
Additional Debt:	None
Additional Debt Type:	NAP	U/W Revenues:	$9,832,305
U/W Expenses:	$5,052,581
U/W NOI:	$4,779,724
U/W NCF:	$4,386,432
U/W NOI DSCR:	2.09x
Escrows and Reserves:	U/W NCF DSCR:	1.92x
U/W NOI Debt Yield:	14.5%
U/W NCF Debt Yield:	13.3%
Type:	Initial	Monthly	Cap (If Any)	As-Is Appraised Value:	$58,400,000
Taxes	$133,324	$19,046	NAP	As-Is Appraisal Valuation Date:	February 11, 2014
Insurance	$29,770	$4,962	NAP	Cut-off Date LTV Ratio:	56.5%
Replacement Reserve	$32,560	$32,560	NAP	LTV Ratio at Maturity or ARD:	42.1%

The Holiday Inn San Francisco Airport mortgage loan is evidenced by a single promissory note that is secured by a first mortgage encumbering a 224-room, full service hotel located in South San Francisco, California (the “Holiday Inn San Francisco Airport Property”).  The Holiday Inn San Francisco Airport Property was constructed in phases between 1968 and 2006 and features a north tower and south tower connected by a ground floor lobby. The Holiday Inn San Francisco Airport Property was purchased as part of a portfolio deal from Wyndham Hotels in 2003 for $14.4 million. The Holiday Inn San Francisco Airport Property was rebranded to a Holiday Inn by InterContinental Hotels Group in 2009.  The Holiday Inn San Francisco Airport Property underwent a total of $12.5 million of renovations since 2003, which included renovations of and additions to the lobby and additional food and beverage areas, as well as renovations related to a franchise renewal required PIP that included extensive interior and façade upgrades. The Holiday Inn San Francisco Airport Property features 100 king bedroom guestrooms and 124 queen bedroom guestrooms.  Amenities at the Holiday Inn San Francisco Airport Property include a restaurant and bar, Houlihan’s, which is leased by a third party. The restaurant was completely renovated in 2011 and has a seating capacity of 260 patrons. The Holiday Inn San Francisco Airport Property also offers three meeting rooms and a ballroom, totaling 6,041 square feet of meeting space. The ballroom is divisible into three separate rooms. In 2011, all meeting space underwent renovation.

The Holiday Inn San Francisco Airport Property is located in South San Francisco, California, immediately off of the U.S. Highway 101 South Airport Boulevard Exit and just north of the San Francisco International Airport.  San Francisco is a major financial, cultural, and transportation center of the Bay Area and is home to the headquarters of over 30 international financial institutions. According to a third party hospitality report, there are 10 properties in the Holiday Inn San Francisco Airport Property’s competitive set comprising 1,755 rooms. The Holiday Inn San Francisco Airport Property competes primarily for the commercial demand generated by the San Francisco International Airport. The Holiday Inn San Francisco Airport Property is managed by an affiliate of the borrower. The franchise agreement with InterContinental Hotels Group expires in June 2019.

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

HOLIDAY INN SAN FRANCISCO AIRPORT

Sources and Uses

Sources			Uses
Original loan amount	$33,000,000	100.0%	Loan Payoff(1)	$22,644,129	68.6%
			Reserves	195,654	0.6
			Closing costs	562,451	1.7
			Return of equity	9,597,766	29.1
Total Sources	$33,000,000	100.0%	Total Uses	$33,000,000	100.0%

(1)	Loan Payoff consists of the payoff of an existing loan with KeyBank in the amount of approximately $12.0 million, as well as a $10.0 million intercompany debt repayment.

Operating History and Underwritten Net Cash Flow.  The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Holiday Inn San Francisco Airport Property:

Cash Flow Analysis

	2012	2013	TTM 3/31/2014	U/W(1)	U/W $ per Room
Occupancy	85.5%	86.5%	87.1%	79.0%
ADR	$119.78	$130.30	$134.55	$130.00
RevPAR	$102.41	$112.71	$117.19	$102.70

Total Revenue	$9,818,355	$10,747,209	$11,083,227	$9,832,305	$43,894
Total Department Expenses	2,098,085	2,130,333	2,140,695	2,089,379	9,328
Gross Operating Profit	$7,720,270	$8,616,876	$8,942,532	$7,742,926	$34,567

Total Undistributed Expenses	2,325,368	2,357,175	2,235,480	2,454,321	10,957
Profit Before Fixed Charges	$5,394,902	$6,259,701	$6,707,052	$5,288,605	$23,610

Total Fixed Charges	267,940	242,968	252,650	508,881	2,272

Net Operating Income	$5,126,962	$6,016,733	$6,454,402	$4,779,724	$21,338
FF&E	0	0	0	393,292	1,756
Net Cash Flow	$5,126,962	$6,016,733	$6,454,402	$4,386,432	$19,582

NOI DSCR	2.24x	2.63x	2.82x	2.09x
NCF DSCR	2.24x	2.63x	2.82x	1.92x
NOI DY	15.5%	18.2%	19.6%	14.5%
NCF DY	15.5%	18.2%	19.6%	13.3%

(1)	The U/W RevPAR, and U/W Net Operating Income are lower than historicals as the lender capped the occupancy at 79.0%.

Subject and Market Historical Occupancy, ADR and RevPAR(1)

	Competitive Set			Holiday Inn San Francisco Airport			Penetration Factor
Year	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
12/30/2013	85.4%	$126.80	$108.24	86.6%	$130.49	$112.95	101.4%	102.9%	104.4%
12/30/2012	81.2%	$142.90	$116.04	85.5%	$120.11	$102.76	105.4%	84.1%	88.6%
12/30/2011	81.8%	$121.15	$99.08	79.0%	$98.10	$77.52	96.6%	81.0%	78.2%

(1)
Information obtained from a third party hospitality report.  According to such third party hospitality report, the competitive set includes the following hotels: Best Western Plus Grosvenor Airport Hotel, Doubletree San Francisco Airport, Radisson San Francisco Airport Bay Front, Holiday Inn Express San Francisco Airport North, Four Point Hotel & Suites San Francisco Airport.

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

No. 12 – White Road Plaza

Loan Information				Property Information
Mortgage Loan Seller:	Wells Fargo Bank, National Association			Single Asset/Portfolio:	Single Asset
Credit Assessment (DBRS/Moody’s/Morningstar):	NR/NR/NR			Property Type:	Retail
Original Principal Balance:	$32,000,000			Specific Property Type:	Anchored
Cut-off Date Principal Balance:	$32,000,000			Location:	San Jose, CA
% of Initial Pool Balance:	2.2%			Size:	153,493 SF
Loan Purpose:	Refinance			Cut-off Date Principal Balance Per SF:	$208.48
Borrower Name:	White Road Partners, LLC			Year Built/Renovated:	1988/1998
Sponsor(1):	Peter W. Doerken			Title Vesting:	Fee
Mortgage Rate:	4.550%			Property Manager:	Doerken Properties, Inc.
Note Date:	July 1, 2014			3rd Most Recent Occupancy (As of)(5):	77.4% (12/31/2011)
Anticipated Repayment Date:	NAP			2nd Most Recent Occupancy (As of):	97.1% (12/31/2012)
Maturity Date:	July 11, 2024			Most Recent Occupancy (As of):	100.0% (12/31/2013)
IO Period:	60 months			Current Occupancy (As of):	98.7% (4/30/2014)
Loan Term (Original):	120 months
Seasoning:	1 month			Underwriting and Financial Information:
Amortization Term (Original):	360 months
Loan Amortization Type:	Interest-only, Amortizing Balloon			3rd Most Recent NOI (As of):	$2,044,644 (12/31/2012)
Interest Accrual Method:	Actual/360			2nd Most Recent NOI (As of):	$2,101,592 (12/31/2013)
Call Protection:	L(25),D(91),O(4)			Most Recent NOI (As of):	$2,421,500 (TTM 4/30/2014)
Lockbox Type:	Hard/Upfront Cash Management
Additional Debt:	None
Additional Debt Type:	NAP			U/W Revenues:	$3,937,258
				U/W Expenses:	$1,161,247
				U/W NOI(6):	$2,776,011
				U/W NCF:	$2,591,344
Escrows and Reserves:				U/W NOI DSCR:	1.42x
				U/W NCF DSCR:	1.32x
Type:	Initial	Monthly	Cap (If Any)	U/W NOI Debt Yield:	8.7%
Taxes	$159,544	$39,886(2)	NAP	U/W NCF Debt Yield:	8.1%
Insurance(3)	$0	Springing	NAP	As-Is Appraised Value:	$44,840,000
Replacement Reserves	$0	$2,558	$92,096	As-Is Appraisal Valuation Date:	May 16, 2014
TI/LC Reserve	$0	$12,500	$300,000	Cut-off Date LTV Ratio:	71.4%
Lease Termination Reserve(4)	$0	Springing	NAP	LTV Ratio at Maturity or ARD:	65.4%

(1)
Affiliates of Peter W. Doerken were involved in two prior foreclosures.  See “Description of the Mortgage Pool—Default History, Prior Bankruptcy Issues and Other Proceedings” in the Free Writing Prospectus.

(2)
Additional ongoing monthly reserves for real estate taxes are required where tenants occupying more than 20,000 square feet (i) are not paying taxes directly to the tax collecting authority or (ii) not being required to reimburse or are not reimbursing the borrower for tax payments.

(3)
Ongoing monthly reserves for insurance are not required as long as (i) no event of default has occurred and is continuing; (ii) the White Road Mall Property is covered by an acceptable blanket insurance policy; and (iii) the borrower provides the lender with evidence of renewal of the insurance policies and timely proof of payment of insurance premiums.  Springing additional ongoing monthly reserves for insurance are required where tenants occupying more than 20,000 square feet (a) do not pay insurance premiums directly to the insurance company or (b) are not required to reimburse or are not reimbursing the borrower for insurance payments.

(4)
In the event that the borrower receives a fee, payment or other compensation from any tenant relating to or in exchange for the termination of the tenant’s lease, the borrower must deposit such fee with lender to be utilized for tenant improvements and leasing commissions related to the re-tenanting of such space.

(5)	See “Historical Occupancy” section.
(6)	See “Cash Flow Analysis” section.

The White Road Plaza mortgage loan is evidenced by a single promissory note that is secured by a first mortgage encumbering a 153,493 square foot anchored retail center (the “White Road Plaza Property”) located in San Jose, California. The White Road Plaza Property is made up of 11 single-story retail buildings situated on a 14.1-acre site completed in 1988. The White Road Plaza Property is situated at the intersection of South White Road and Story Road, which report traffic counts of 27,200 vehicles per day and 17,618 vehicles per day, respectively. There are three access points to the White Road Plaza Property along South White Road and two access points along Story Road. The White Road Plaza Property is anchored by the grocer Mi Pueblo, drugstore Rite Aid, and clothing store dd’s Discounts, and includes three pad sites leased by O’Reilly Auto Parts, El Pollo Loco, and Foothill Community Center. The White Road Plaza Property features 631 surface parking spots, resulting in a parking ratio of 4.1 spaces per 1,000 square feet of rentable area. The White Road Plaza Property was 98.7% leased as of April 30, 2014.

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

WHITE ROAD PLAZA

Sources and Uses

Sources			Uses
Original loan amount	$32,000,000	100.0%	Loan Payoff(1)	$18,950,812	59.2%
			Reserve	159,544	0.5
			Closing costs	461,969	1.4
			Return of equity	12,427,675	38.8
Total Sources	$32,000,000	100.0%	Total Uses	$32,000,000	100.0%

(1)	The White Road Plaza Property was previously securitized in GSMS 2004-GG2.

The following table presents certain information relating to the tenancy at the White Road Plaza Property:

Major Tenants

Tenant Name	Credit Ratng (Fitch/Moody’s/ S&P)(1)	Tenant NRSF	% of NRSF	Annual U/W Base Rent PSF	Annual U/W Base Rent	% of Total Annual U/W Base Rent	Sales PSF(2)	Occupancy Cost(2)	Lease Expiration Date

Anchor Tenants
Mi Pueblo(3)	NR/NR/NR	39,880	26.0%	$14.49	$577,995	20.5%	$429	5.1%	4/30/2023
dd’s Discounts	NR/NR/A-	25,466	16.6%	$8.25	$210,107	7.5%	NAV	NAV	1/31/2025(4)
Rite Aid	B/Caa1/B	23,672	15.4%	$8.47	$200,502	7.1%	$225	7.1%	11/30/2017
Total Anchor Tenants		89,018	58.0%	$11.11	$988,604	35.1%

Major Tenants
Foothill Community Health	NR/NR/NR	7,000	4.6%	$25.80	$180,600	6.4%	NAV	NAV	10/31/2022
Gen-X Clothing	NR/NR/NR	9,500	6.2%	$16.80	$159,600	5.7%	NAV	NAV	12/31/2016
O’Reilly Auto Enterprise	NR/Baa2/BBB	4,799	3.1%	$29.35	$140,868	5.0%	NAV	NAV	10/31/2018
Total Major Tenants		21,299	13.9%	$22.59	$481,068	17.1%

Non-Major Tenants		41,176	26.8%	$32.71	$1,347,025	47.8%

Occupied Collateral Total		151,493	98.7%	$18.59	$2,816,697	100.0%

Vacant Space		2,000	1.3%

Collateral Total		153,493	100.0%

(1)	Credit Ratings are those of the parent company whether or not the parent guarantees the lease.
(2)	Sales PSF and Occupancy Costs are for the trailing 12-month period ending December 31, 2013.
(3)	Mi Pueblo filed for bankruptcy in July 2013 and exited bankruptcy in June 2014. Mi Pueblo affirmed its lease and exercised a lease extension option through April 2023.
(4)
dd’s Discounts may terminate its lease with 120 days notice if gross sales do not exceed $6,500,000 for any consecutive 12 month period during the first three years of the lease (ending January 31, 2018).  The tenant took occupancy in March 2014 and sales information is not yet available.

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

WHITE ROAD PLAZA

The following table presents certain information relating to the lease rollover schedule at the White Road Plaza Property:

Lease Expiration Schedule(1)(2)

Year Ending December 31,	No. of Leases Expiring	Expiring NRSF	% of Total NRSF	Cumulative Expiring NRSF	Cumulative % of Total NRSF	Annual U/W Base Rent	Annual U/W Base Rent PSF(3)
MTM	3	4,936	3.2%	4,936	3.2%	$132,425	$26.83
2014	1	1,000	0.7%	5,936	3.9%	$36,283	$36.28
2015	6	8,689	5.7%	14,625	9.5%	$294,683	$33.91
2016	6	18,402	12.0%	33,027	21.5%	$444,721	$24.17
2017	5	29,452	19.2%	62,479	40.7%	$400,503	$13.60
2018	5	13,758	9.0%	76,237	49.7%	$409,430	$29.76
2019	0	0	0.0%	76,237	49.7%	$0	$0.00
2020	0	0	0.0%	76,237	49.7%	$0	$0.00
2021	1	2,910	1.9%	79,147	51.6%	$129,950	$44.66
2022	1	7,000	4.6%	86,147	56.1%	$180,600	$25.80
2023	1	39,880	26.0%	126,027	82.1%	$577,995	$14.49
2024	0	0	0.0%	126,027	82.1%	$0	$0.00
Thereafter	1	25,466	16.6%	151,493	98.7%	$210,107	$8.25
Vacant	0	2,000	1.3%	153,493	100.0%	$0	$0.00
Total/Weighted Average	30	153,493	100.0%			$2,816,697	$18.59

(1)	Information obtained from the underwritten rent roll.
(2)
Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Expiration Schedule.

(3)	Weighted Average Annual U/W Base Rent PSF excludes vacant space.

The following table presents historical occupancy percentages at the White Road Plaza Property:

Historical Occupancy

12/31/2011(1)(2)	12/31/2012(1)	12/31/2013(1)	4/30/2014(3)
77.4%	97.1%	100.0%	98.7%

(1)	Information obtained from the borrower.
(2)	Occupancy declined in 2011 due to Big Lots (16.6% of the net rentable area) vacating.
(3)	Information obtained from the underwritten rent roll.

Operating History and Underwritten Net Cash Flow.  The following table presents certain information relating to the Underwritten Net Cash Flow at the White Road Plaza Property:

Cash Flow Analysis

	2012	2013	TTM 4/30/2014(1)	U/W(2)	U/W $ per SF
Base Rent	$2,334,577	$2,481,723	$2,665,754	$2,816,697	$18.35
Grossed Up Vacant Space	0	0	0	66,000	0.43
Total Reimbursables	789,065	824,450	909,991	1,103,185	7.19
Other Income	750	0	0	95,512	0.62
Less Vacancy & Credit Loss	0	(5,500)	(5,500)	(144,135)(3)	(0.94)
Effective Gross Income	$3,124,392	$3,300,673	$3,570,245	$3,937,258	$25.65

Total Operating Expenses	$1,079,748	$1,199,081	$1,148,745	$1,161,247	$7.57

Net Operating Income	$2,044,644	$2,101,592	$2,421,500	$2,776,011	$18.09

TI/LC	0	0	0	153,969	1.00
Capital Expenditures	0	0	0	30,699	0.20
Net Cash Flow	$2,044,644	$2,101,592	$2,421,500	$2,591,344	$16.88

NOI DSCR	1.04x	1.07x	1.24x	1.42x
NCF DSCR	1.04x	1.07x	1.24x	1.32x
NOI DY	6.4%	6.6%	7.6%	8.7%
NCF DY	6.4%	6.6%	7.6%	8.1%

(1)	The increase in Base Rent and Net Operating Income is due to dd’s Discount taking occupancy in March 2014.
(2)	The increase in U/W Net Operating Income is due to dd’s Discounts taking occupancy in March 2014 and contractual rental increases associated with various other tenants.
(3)	The underwritten economic vacancy is 5.0%. The White Road Plaza Property was 98.7% physically occupied as of April 30, 2014.

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

(THIS PAGE INTENTIONALLY LEFT BLANK)

No. 13 – Oak Park Village Apartments

Loan Information				Property Information
Mortgage Loan Seller:	Basis Real Estate Capital II, LLC			Single Asset/Portfolio:	Single Asset
Credit Assessment (DBRS/Moody’s/Morningstar):	NR/NR/NR			Property Type:	Multifamily
Original Principal Balance:	$29,150,000			Specific Property Type:	Garden
Cut-off Date Principal Balance:	$29,150,000			Location:	Lansing, MI
% of Initial Pool Balance:	2.0%			Size:	618 Units
Loan Purpose:	Acquisition			Cut-off Date Principal Balance Per Unit:	$47,168
Borrower Name:	OPV Partners, LLC			Year Built/Renovated:	1977/2009
Sponsors:	Shawn Stafford and Derron Sanders			Title Vesting:	Fee
Mortgage Rate:	4.770%			Property Manager:	MF United Management, LLC
Note Date:	May 22, 2014			3rd Most Recent Occupancy (As of)(4):	95.0% (12/31/2011)
Anticipated Repayment Date:	NAP			2nd Most Recent Occupancy (As of)(4):	93.5% (12/31/2012)
Maturity Date:	June 1, 2024			Most Recent Occupancy (As of)(4):	95.0% (12/31/2013)
IO Period:	36 months			Current Occupancy (As of):	97.2% (2/28/2014)
Loan Term (Original):	120 months
Seasoning:	2 months			Underwriting and Financial Information:
Amortization Term (Original):	360 months
Loan Amortization Type:	Interest-only, Amortizing Balloon			3rd Most Recent NOI (As of):	$3,017,889 (12/31/2011)
Interest Accrual Method:	Actual/360			2nd Most Recent NOI (As of):	$2,877,153 (12/31/2012)
Call Protection:	L(26),D(91),O(3)			Most Recent NOI (As of):	$2,909,597 (12/31/2013)
Lockbox Type:	Springing (Without Established Account)
Additional Debt(1):	$4,000,000
Additional Debt Type(1):	Mezzanine			U/W Revenues:	$5,467,897
				U/W Expenses:	$2,408,890
				U/W NOI:	$3,059,007
				U/W NCF:	$2,883,495
Escrows and Reserves:				U/W NOI DSCR:	1.67x
				U/W NCF DSCR:	1.58x
Type:	Initial	Monthly	Cap (If Any)	U/W NOI Debt Yield:	10.5%
Taxes	$349,506	$38,834	NAP	U/W NCF Debt Yield:	9.9%
Insurance	$24,511	$12,255	NAP	As-Is Appraised Value(5):	$37,000,000
Replacement Reserves(2)	$0	Springing	$775,000	As-Is Appraisal Valuation Date:	November 21, 2013
Deferred Maintenance	$15,563	$0	NAP	Cut-off Date LTV Ratio(5):	69.3%
Renovation Reserve/Holdback(3)	$3,500,000	$0	NAP	LTV Ratio at Maturity or ARD(5):	59.9%

(1)
At closing, the seller, AIMCO Properties, L.P., provided a $4,000,000 mezzanine loan which has a 12.000% interest-only coupon.  The U/W NCF debt yield and U/W NCF DSCR based on the total financing of $33,150,000 are 8.7% and1.25x, respectively. The Cut-Off Date LTV Ratio of the aggregate indebtedness is 80.1% and is calculated net of the $3,500,000 Holdback. The Cut-off Date LTV ratio of the aggregate indebtedness without netting out the Holdback is 89.6%. The Cut-off Date Principal Balance Per Unit based on the total financing of $33,150,000 is $53,641.

(2)
Monthly replacement reserves in the amount of $14,626 will be collected upon the earlier of (i) May 22, 2015 or (ii) the balance in the Renovation Reserve falling below $465,000.  Subsequently, the Replacement Reserve will be capped at $775,000 (with replenishment).

(3)
At closing, the lender held back $3,500,000 of loan proceeds  ($5,663 per unit) in a Renovation Reserve account, which will be used over the first two loan years to make unit upgrades, replace all windows, repair/resurface parking and carports, replace 30% of townhome roofs, replace/update apartment building entryways, and replace all townhome doors.

(4)	Represents the average occupancy over the preceding 12-month period.
(5)
The Cut-off Date LTV Ratio and LTV Ratio at Maturity shown are based on the Cut-off Date Balance net of the $3,500,000 holdback and the as-is appraised value of $37,000,000. The Cut-Off Date LTV Ratio and LTV Ratio at Maturity based on the Cut-off Date Balance and the as-is appraised value are 78.8% and 69.4%, respectively.  Further, the appraiser concluded to an as-stabilized appraised value of $44,500,000 as of December 1, 2015 based on improvements resulting from the completion of the borrower’s planned $3.5 million renovation of the mortgaged property. The Cut-Off Date LTV Ratio and LTV Ratio at Maturity based on the Cut-off Date Balance and the as-stabilized appraised value are 65.5% and 57.7%, respectively.

The Oak Park Village Apartments mortgage loan is evidenced by a single promissory note that is secured by a first mortgage encumbering a 618-unit multifamily property located in Lansing, Michigan (“The Oak Park Village Apartments Property”).  The Oak Park Village Apartments Property is situated on a 56.2-acre site and is located approximately 6.1 miles south of downtown Lansing, 4.8 miles southwest of Michigan State University, and 9.8 miles southeast of the Capital Region International Airport.  The Oak Park Village Apartments Property consists of 223 one bedroom/one bathroom units, 104 two bedroom/one bathroom units, 221 two bedroom/1.5 bathroom units and 70 three bedroom/1.5 bathroom units.  Of the 618 total units, 410 are one- two- or three-bedroom townhouse units.  Each of the townhouse units includes a full basement and in-unit washer/dryer. The Oak Park Village Apartments Property was built in 1977 and renovated in 2009. Amenities include a clubhouse with leasing center, swimming pool, jogging track, children’s play area, extra storage, laundry facilities and an attached parking structure.  The Oak Park Village Apartments Property contains 800 open surface and 600 covered parking spaces, resulting in a parking ratio of 2.3 spaces per unit.  As of February 28, 2014, the Oak Park Village Apartments Property was 97.2% occupied.

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

OAK PARK VILLAGE APARTMENTS

Sources and Uses

Sources			Uses
Original senior loan amount	$29,150,000	74.1%	Purchase price	$34,500,000	87.8%
Mezzanine loan amount	4,000,000	10.2	Reserves	3,889,579	9.9%
Sponsor’s new cash contribution	6,158,231	15.7	Closing costs	918,652	2.3%
Total Sources	$39,308,231	100.0%	Total Uses	$39,308,231	100.0%

The following table presents certain information relating to the unit mix of the Oak Park Village Apartments Property:

Unit Mix Summary(1)

Unit Type	No. of Units	% of Total Units	Average Unit Size (SF)	Average Monthly U/W Base Rent
1 Bedroom/1 Bathroom	223	36.1%	726	$594
2 Bedroom/1 Bathroom	104	16.8%	916	$594
2 Bedroom/1.5 Bathroom	221	35.8%	1,191	$746
3 Bedroom/1.5 Bathroom	70	11.3%	1,362	$886
Total/Weighted Average	618	100.0%	996	$681

(1) Information obtained from the underwritten rent roll.

The following table presents historical occupancy percentages at the Oak Park Village Apartments Property:

Historical Occupancy Percentages

12/31/2011(1)(2)	12/31/2012(1)(2)	12/31/2013(1)(2)	2/28/2014(3)
95.0%	93.5%	95.0%	97.2%

(1) Information obtained from the borrower.
(2) Represents the average occupancy over the preceding 12-month period.
(3) Information obtained from the underwritten rent roll.

Operating History and Underwritten Net Cash Flow.  The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Oak Park Village Apartments Property:

Cash Flow Analysis

	2011	2012	2013	U/W	U/W $ per Unit
Base Rent	$4,946,523	$5,006,861	$5,040,235	$5,050,524	$8,172
Other Income	820,165	831,729	874,328	882,119	1,427
Less Concessions	(101,602)	(104,823)	(71,469)	(71,192)	(115)
Less Vacancy & Credit Loss	(297,604)	(393,968)	(349,245)	(393,554)(1)	(637)
Effective Gross Income	$5,367,482	$5,339,799	$5,493,849	$5,467,897	$8,848

Total Operating Expenses	$2,349,593	$2,462,646	$2,584,252	$2,408,890	$3,898

Net Operating Income	$3,017,889	$2,877,153	$2,909,597	$3,059,007	$4,950
Replacement Reserves	0	0	0	175,512	284
Net Cash Flow	$3,017,889	$2,877,153	$2,909,597	$2,883,495	$4,666

NOI DSCR	1.65x	1.57x	1.59x	1.67x
NCF DSCR	1.65x	1.57x	1.59x	1.58x
NOI DY	10.4%	9.9%	10.0%	10.5%
NCF DY	10.4%	9.9%	10.0%	9.9%

(1)	The underwritten economic vacancy, not including 1.6% for Credit Loss and model/employee Units is 5.0%. The Oak Park Village Apartments Property was 97.2% physically occupied as of February 28, 2014.

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

No. 14 – The Lovejoy

Loan Information				Property Information
Mortgage Loan Seller:	Wells Fargo Bank, National Association			Single Asset/Portfolio:	Single Asset
Credit Assessment (DBRS/Moody’s/Morningstar):	NR/NR/NR			Property Type:	Office
Original Principal Balance:	$24,000,000			Specific Property Type:	CBD
Cut-off Date Principal Balance:	$24,000,000			Location:	Portland, OR
% of Initial Pool Balance:	1.7%			Size:	83,422 SF
Loan Purpose:	Acquisition			Cut-off Date Principal Balance Per SF:	$287.69
Borrower Names:	Unico BOP Lovejoy LLC			Year Built/Renovated:	2008/NAP
Sponsor(1):	Unico Investment Group LLC			Title Vesting:	Fee
Mortgage Rate:	4.310%			Property Manager:	Self-managed
Note Date:	June 18, 2014			3rd Most Recent Occupancy (As of):	97.2% (12/31/2011)
Anticipated Repayment Date:	NAP			2nd Most Recent Occupancy (As of):	100.0% (12/31/2012)
Maturity Date:	July 11, 2024			Most Recent Occupancy (As of):	100.0% (12/31/2013)
IO Period:	120 months			Current Occupancy (As of):	96.2% (4/30/2014)
Loan Term (Original):	120 months
Seasoning:	1 month			Underwriting and Financial Information:
Amortization Term (Original):	None
Loan Amortization Type:	Interest-only, Balloon			3rd Most Recent NOI (As of):	$2,295,672 (12/31/2012)
Interest Accrual Method:	Actual/360			2nd Most Recent NOI (As of):	$2,498,586 (12/31/2013)
Call Protection:	L(25),D(91),O(4)			Most Recent NOI (As of):	$2,547,770 (TTM 3/31/2014)
Lockbox Type:	Soft/Springing Cash Management
Additional Debt:	NAP
Additional Debt Type:	NAP
				U/W Revenues:	$3,376,893
				U/W Expenses:	$942,787
				U/W NOI:	$2,434,106
				U/W NCF:	$2,275,031
Escrows and Reserves:				U/W NOI DSCR:	2.32x
				U/W NCF DSCR:	2.17x
Type:	Initial	Monthly	Cap (If Any)	U/W NOI Debt Yield:	10.1%
Taxes(2)	$0	Springing	NAP	U/W NCF Debt Yield:	9.5%
Insurance(3)	$0	Springing	NAP	As-Is Appraised Value:	$38,550,000
Replacement Reserves(4)	$0	Springing	NAP	As-Is Appraisal Valuation Date:	May 20, 2014
TI/LC Reserve	$0	$10,428	$500,000	Cut-off Date LTV Ratio:	62.3%
Significant Tenant Reserve	$0	Springing(5)	(5)	LTV Ratio at Maturity or ARD:	62.3%

(1)	The sponsor was involved in a maturity default in 2010. See “Description of the Mortgage Pool—Default History, Prior Bankruptcy Issues and Other Proceedings” in the Free Writing Prospectus.
(2)
Ongoing monthly reserves for real estate taxes are not required as long as (i) no event of default has occurred and is continuing; (ii) the borrower provides the lender with timely proof of payment of real estate taxes; and (iii) net cash flow debt yield is greater than or equal to 6.75%. In addition, ongoing monthly reserves for real estate taxes are required if Ater Wynne, or any replacement tenant for Ater Wynne that is leasing space representing 17.5% or greater of the net rentable area or gross potential rent (a) fails to renew its lease by the earlier of six months prior to lease expiration or the deadline for renewal set forth in such lease; (b) files bankruptcy; (c) terminates its lease; or (d) goes dark, vacates or otherwise fails to occupy its space and fails to pay rent.

(3)
Ongoing monthly reserves for insurance are not required as long as (i) no event of default has occurred and is continuing; (ii) The Lovejoy Property is covered by an acceptable blanket insurance policy; (iii) the borrower provides the lender with evidence of renewal of the insurance policies and timely proof of payment of insurance premiums; and (iv) net cash flow debt yield is greater than or equal to 6.75%. In addition, ongoing monthly reserves for insurance are required if Ater Wynne, or any replacement tenant for Ater Wynne that is leasing space representing 17.5% or greater of the net rentable area or gross potential rent (a) fails to renew its lease by the earlier of six months prior to lease expiration or the deadline for renewals set forth in such lease; (b) files bankruptcy; (c) terminates its lease; or (d) goes dark, vacates or otherwise fails to occupy its space and fails to pay rent.

(4)	Ongoing monthly replacement reserves of $1,390 are not required as long as (i) no event of default has occurred and is continuing and (ii) The Lovejoy Property is being adequately maintained.
(5)
Excess cash flow is required to be deposited into the Significant Tenant Reserve if Ater Wynne or any replacement tenant for Ater Wynne that is leasing space representing 17.5% or greater of the net rentable area or gross potential rent (a) fails to renew its lease by the earlier of six months prior to the lease expiration or the deadline for renewal set forth in such lease; (b) files bankruptcy; (c) terminates its lease; or (d) goes dark, vacates or otherwise fails to occupy its space and fails to pay rent.  Deposits to the Significant Tenant Reserve cease in the event (i) the balance of the Significant Tenant Reserve funds equals $30.00 per square foot for the affected space or (ii) the aggregate balance of the Significant Tenant Reserve funds and TI/LC Reserve funds is at least $500,000.

The Lovejoy mortgage loan is evidenced by a single promissory note that is secured by a first mortgage encumbering three floors of office space totaling 83,422 square feet of net rentable area and one and one half floors of parking comprising 141 spaces within a larger three-unit mixed-use condominium building located in the central business district of Portland, Oregon (“The Lovejoy Property”).  The Lovejoy Property is situated within a larger nine-story, LEED Gold Certified mixed-use building that is comprised of a Safeway grocery store located on the ground level, parking on floors three through six and office space on floors seven through nine.  Built in 2008, The Lovejoy Property is located in the Pearl District neighborhood and has averaged approximately 98.0%

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

THE LOVEJOY

occupancy since 2011.  As of 2013, the population within a one-, three- and five-mile radius of The Lovejoy Property was 31,815, 153,745 and 373,964, respectively, and the average household income within the same one-, three- and five-mile radii was $53,892, $67,457 and $71,987, respectively.  As of April 30, 2014, The Lovejoy Property was 96.2% occupied by eight tenants.

Sources and Uses

Sources			Uses
Original loan amount	$24,000,000	62.0%	Purchase Price	$38,550,000	99.6%
Sponsor’s new cash contribution	14,693,175	38.0	Closing costs	143,175	0.4
Total Sources	$38,693,175	100.0%	Total Uses	$38,693,175	100.0%

The following table presents certain information relating to the tenancy at The Lovejoy Property:

Major Tenants

Tenant Name	Credit Rating (Fitch/Moody’s/ S&P)	Tenant NRSF	% of NRSF	Annual U/W Base Rent PSF	Annual U/W Base Rent	% of Total Annual U/W Base Rent	Lease Expiration Date
Major Tenants
Ater Wynne LLP(1)	NR/NR/NR	36,293	43.5%	$28.52	$1,034,996	46.7%	3/31/2020
Worksource, INC	NR/NR/NR	15,244	18.3%	$24.24	$369,566	16.7%	9/30/2018
Pacific Cataract and Laser Institute	NR/NR/NR	10,709	12.8%	$30.15	$322,876	14.6%	4/30/2019
BPM Senior Living Company	NR/NR/NR	4,597	5.5%	$27.00	$124,119	5.6%	8/31/2017
Total Major Tenants		66,843	80.1%	$27.70	$1,851,557	83.6%

Non-Major Tenants		13,401	16.1%	$27.15	$363,821	16.4%

Occupied Collateral Total		80,244	96.2%	$27.61	$2,215,378	100.0%

Vacant Space		3,178	3.8%

Collateral Total		83,422	100.0%

(1)
Ater Wynne subleases 6,232 square feet to Equilibrium Capital Group LLC at a rental rate of $2.70 per square foot and 2,380 square feet to SurveyMonkey.com, LLC at a rental rate of $30.00 per square foot.

The following table presents certain information relating to the lease rollover schedule at The Lovejoy Property:

Lease Expiration Schedule(1)(2)

Year Ending December 31,	No. of Leases Expiring	Expiring NRSF	% of Total NRSF	Cumulative Expiring NRSF	Cumulative % of Total NRSF	Annual U/W Base Rent	Annual U/W Base Rent PSF(3)
MTM	0	0	0.0%	0	0.0%	$0	$0.00
2014	1	4,359	5.2%	4,359	5.2%	$113,770	$26.10
2015	2	6,786	8.1%	11,145	13.4%	$189,138	$27.87
2016	0	0	0.0%	11,145	13.4%	$0	$0.00
2017	1	4,597	5.5%	15,742	18.9%	$124,119	$27.00
2018	1	15,244	18.3%	30,986	37.1%	$369,566	$24.24
2019	2	12,965	15.5%	43,951	52.7%	$383,788	$29.60
2020	1	36,293	43.5%	80,244	96.2%	$1,034,996	$28.52
2021	0	0	0.0%	80,244	96.2%	$0	$0.00
2022	0	0	0.0%	80,244	96.2%	$0	$0.00
2023	0	0	0.0%	80,244	96.2%	$0	$0.00
2024	0	0	0.0%	80,244	96.2%	$0	$0.00
Thereafter	0	0	0.0%	80,244	96.2%	$0	$0.00
Vacant	0	3,178	3.8%	83,422	100.0%	$0	$0.00
Total/Weighted Average	8	83,422	100.0%			$2,215,378	$27.61

(1)	Information obtained from the underwritten rent roll.
(2)
Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Expiration Schedule.

(3)	Weighted Average Annual U/W Base Rent PSF excludes vacant space.

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

THE LOVEJOY

The following table presents historical occupancy percentages at The Lovejoy Property:

Historical Occupancy

12/31/2011(1)	12/31/2012(1)	12/31/2013(1)	4/30/2014(2)
97.2%	100.0%	100.0%	96.2%

(1) Information obtained from the borrower.
(2) Information obtained from the underwritten rent roll.

Operating History and Underwritten Net Cash Flow.  The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at The Lovejoy Property:

Cash Flow Analysis

	2012	2013	TTM 3/31/2014	U/W	U/W $ per SF
Base Rent	$2,148,345	$2,240,514	$2,251,552	$2,215,378	$26.56
Grossed Up Vacant Space	0	0	0	85,806	1.03
Total Reimbursables	826,754	903,992	925,349	905,075	10.85
Other Income	281,939	283,753	285,693	285,693	3.42
Less Vacancy & Credit Loss	(76,860)	(20,674)	(5,775)	(115,059)(1)	(1.38)
Effective Gross Income	$3,180,178	$3,407,585	$3,456,820	$3,376,893	$40.48

Total Operating Expenses	$884,506	$908,999	$909,050	$942,787	$11.30

Net Operating Income	$2,295,672	$2,498,586	$2,547,770	$2,434,106	$29.18
TI/LC	0	0	0	142,391	1.71
Capital Expenditures	0	0	0	16,684	0.20
Net Cash Flow	$2,295,672	$2,498,586	$2,547,770	$2,275,031	$27.27

NOI DSCR	2.19x	2.38x	2.43x	2.32x
NCF DSCR	2.19x	2.38x	2.43x	2.17x
NOI DY	9.6%	10.4%	10.6%	10.1%
NCF DY	9.6%	10.4%	10.6%	9.5%

(1)	The underwritten economic vacancy is 5.0%. The Lovejoy Property was 96.2% physically occupied as of April 30, 2014.

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

(THIS PAGE INTENTIONALLY LEFT BLANK)

No. 15 – Oak Court Mall

Loan Information				Property Information
Mortgage Loan Seller:	The Royal Bank of Scotland			Single Asset/Portfolio:	Single Asset
Credit Assessment (DBRS/Moody’s/Morningstar):	NR/NR/NR			Property Type:	Retail
Original Principal Balance(1):	$24,000,000			Specific Property Type:	Regional Mall
Cut-off Date Principal Balance(1):	$23,884,983			Location:	Memphis, TN
% of Initial Pool Balance:	1.7%			Size:	240,197 SF
Loan Purpose:	Refinance			Cut-off Date Principal Balance Per SF(1):	$165.73
Borrower Name:	Oak Court Mall, LLC			Year Built/Renovated:	1988/1995
Sponsor:	Simon Property Group			Title Vesting:	Fee
Mortgage Rate:	4.756%			Property Manager:	Self-managed
Note Date:	March 18, 2014			3rd Most Recent Occupancy (As of)(2):	93.2% (12/31/2011)
Anticipated Repayment Date:	NAP			2nd Most Recent Occupancy (As of)(2):	96.9% (12/31/2012)
Maturity Date:	April 1, 2021			Most Recent Occupancy (As of)(2):	93.2% (12/31/2013)
IO Period:	None			Current Occupancy (As of)(2):	92.9% (2/18/2014)
Loan Term (Original):	84 months
Seasoning:	4 months			Underwriting and Financial Information:
Amortization Term (Original):	360
Loan Amortization Type:	Amortizing Balloon			3rd Most Recent NOI (As of)(3):	$4,944,851 (12/31/2012)
Interest Accrual Method:	Actual/360			2nd Most Recent NOI (As of)(3):	$5,246,726 (12/31/2013)
Call Protection:	L(28),D(49),O(7)			Most Recent NOI (As of)(3):	$5,236,467 (TTM 1/31/2014)
Lockbox Type:	Hard/Springing Cash Management
Additional Debt(1):	Yes			U/W Revenues(3):	$8,351,053
Additional Debt Type(1):	Pari Passu			U/W Expenses(3):	$3,524,195
				U/W NOI(3):	$4,826,858
				U/W NCF(3):	$4,522,782
				U/W NOI DSCR(1):	1.93x
Escrows and Reserves:				U/W NCF DSCR(1):	1.81x
				U/W NOI Debt Yield(1):	12.1%
Type:	Initial	Monthly	Cap (If Any)	U/W NCF Debt Yield(1):	11.4%
Taxes	$0	Springing	NAP	As-Is Appraised Value:	$61,000,000
Insurance	$0	Springing	NAP	As-Is Appraisal Valuation Date:	February 26, 2014
Replacement Reserves	$0	Springing	$162,000	Cut-off Date LTV Ratio(1):	65.3%
TI/LC Reserve	$0	Springing	$379,200	LTV Ratio at Maturity or ARD(1):	57.7%

(1)
The Oak Court Mall Loan Combination, totaling $40,000,000, is comprised of two pari passu notes (Notes A-1 and A-2). The controlling Note A-1 had an original principal balance of $24,000,000, has an outstanding principal balance of $23,884,983 as of the Cut-off Date and will be contributed to the WFRBS 2014-C21 Trust.  The non-controlling Note A-2 had an original principal balance of $16,000,000 and was contributed to the WFCM 2014-LC16 Trust. All statistical financial information related to balances per square foot, loan-to-value ratios, debt service coverage ratios and debt yields are based on the Oak Court Mall Loan Combination.

(2)	See “Historical Occupancy” section.
(3)	See “Cash Flow Analysis” section.

The Oak Court Mall mortgage loan (the “Oak Court Mall Loan Combination”) is evidenced by two pari passu notes (Notes A-1 and A-2) secured by a first mortgage encumbering 240,197 square feet of a 723,014 regional mall located in Memphis, Tennessee (the “Oak Court Mall Property”). Note A-1, which represents the controlling interest in the Oak Court Mall Loan Combination and will be contributed to the WFRBS 2014-C21 Trust, had an original principal balance of $24,000,000 and has an outstanding principal balance as of the Cut-off Date of $23,884,983. Note A-2 had an original principal balance of $16,000,000, was contributed to the WFCM 2014-LC16 Trust and represents the non-controlling interest in the Oak Court Mall Loan Combination. See “Description of the Mortgage Pool—Additional Indebtedness—The Loan Combinations—The Oak Court Mall Loan Combination” and “The Pooling and Servicing Agreement—Servicing of the Loan Combinations” in the Free Writing Prospectus. The Oak Court Mall Property is located approximately eight miles east of downtown Memphis and approximately two miles from the University of Memphis. The Oak Court Mall Property contains 240,197 square feet of retail space situated on a 16.5-acre parcel of land. The Oak Court Mall Property is anchored by Macy’s and two Dillard’s stores (Macy’s and Dillard’s (Women) are not part of the collateral). The Oak Court Mall Property contains 1,626 parking spaces, resulting in a parking ratio of 6.8 spaces per 1,000 square feet of rentable area. The Oak Court Mall Property was constructed in 1988 and extensively renovated in 1995. As of December 31, 2013, tenants occupying 10,000 square feet or less had trailing 12-month in-line sales of $303 per square foot with an average occupancy cost of 15.4%. As of February 18, 2014, the Oak Court Mall Property was 92.9% occupied (including temporary tenants) by 67 tenants.

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

OAK COURT MALL

Sources and Uses

Sources			Uses
Original loan combination amount	$40,000,000	100.0%	Return of equity	$39,513,306	98.8%
			Closing costs	486,694	1.2
Total Sources	$40,000,000	100.0%	Total Uses	$40,000,000	100.0%

The following table presents certain information relating to tenancy at the Oak Court Mall Property:

Major Tenants

Tenant Name	Credit Rating (Fitch/Moody’s /S&P)(1)	Tenant NRSF	% of NRSF	Annual U/W Base Rent PSF(2)	Annual U/W Base Rent(2)	% of Total Annual U/W Base Rent	Sales PSF(3)	Occupancy Cost(3)(4)	Lease Expiration Date

Anchor Tenants - Not Part of Collateral
Macy’s	BBB/Baa2/BBB+	385,000	ANCHOR OWNED - NOT PART OF THE COLLATERAL
Dillard’s (Women)	BBB-/Ba2/BB+	97,817	ANCHOR OWNED - NOT PART OF THE COLLATERAL

Anchor Tenants - Collateral
Dillard’s (Men)	BBB-/Ba2/BB+	50,000	20.8%	$6.00	$300,000	6.5%	$117	6.6%	8/12/2015(5)
Total Anchor Tenants - Collateral		50,000	20.8%	$6.00	$300,000	6.5%

Major Tenants - Collateral
Victoria’s Secret	BB+/Ba1/BB+	8,500	3.5%	$30.00	$255,000	5.6%	$398	14.4%	1/31/2018
Hollister Co	NR/NR/NR	7,163	3.0%	$22.00	$157,586	3.4%	$125	17.6%	1/31/2017
Shoe Department	NR/NR/NR	7,466	3.1%	$13.39	$100,000	2.2%	NAV	NAV	2/28/2022
Charlotte Russe	NR/NR/NR	6,500	2.7%	$14.00	$91,000	2.0%	$230	18.1%	1/31/2015
Total Major Tenants - Collateral		29,629	12.3%	$20.37	$603,586	13.2%

Non-Major Retail Tenants - Collateral(6)		143,485	59.7%	$30.77	$3,688,229	80.3%

Total Occupied Collateral(6)		223,114	92.9%	$23.02	$4,591,815	100.0%

Total Vacant Space		17,083	7.1%

Collateral Total		240,197	100.0%

(1)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.
(2)	Annual U/W Base Rent PSF and Annual U/W Base Rent include contractual rent steps through December 2014.
(3)	Sales and occupancy costs are for the trailing 12-month period ending December 31, 2013.
(4)	Occupancy costs include base rent, reimbursements and percentage rent, as applicable.
(5)	Dillard’s (Men) has five, 5-year lease renewal options.
(6)
Includes 20,613 square feet attributed to temporary tenants that were not included in the Annual U/W Base Rent, along with 2,998 square feet attributed to tenants paying a percentage of sales in lieu of base rent, for a total of 23,611 square feet. The Annual U/W Base Rent PSF for Non-Major Retail Tenants and Total Occupied Collateral exclude the square footage attributed to these tenants.

The following table presents certain information relating to the historical sales and occupancy costs at the Oak Court Mall Property:

Historical Sales (PSF) and Occupancy Costs(1)

Tenant Name	2010	2011	2012	2013
Dillard’s (Men)	$101	$104	$112	$117
Victoria’s Secret	$341	$375	$389	$398
Hollister Co	$155	$170	$168	$125
Shoe Department	NAV	NAV	NAV	NAV
Charlotte Russe	$201	$211	$233	$233

Total In-line (<10,000 square feet)	$278	$297	$304	$303
Occupancy Costs	16.6%	15.5%	14.7%	15.4%

(1)	Historical Sales (PSF) and Occupancy Costs were provided by the borrower.

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

OAK COURT MALL

The following table presents certain information relating to the lease rollover schedule at the Oak Court Mall Property:

Lease Expiration Schedule(1)(2)

Year Ending December 31,	No. of Leases Expiring	Expiring NRSF	% of Total NRSF	Cumulative of Total NRSF	Cumulative % of Total NRSF	Annual U/W Base Rent	Annual U/W Base Rent PSF(3)
MTM(4)	10	20,613	8.6%	20,613	8.6%	$0	$0.00
2014	5	5,810	2.4%	26,423	11.0%	$262,278	$45.14
2015	14	100,442	41.8%	126,865	52.8%	$1,384,239	$13.78
2016	8	5,684	2.4%	132,549	55.2%	$336,244	$59.16
2017	6	23,444	9.8%	155,993	64.9%	$553,102	$23.59
2018	5	14,026	5.8%	170,019	70.8%	$533,697	$38.05
2019	8	18,162	7.6%	188,181	78.3%	$489,241	$26.94
2020	2	1,999	0.8%	190,180	79.2%	$121,270	$60.67
2021	3	11,797	4.9%	201,977	84.1%	$519,722	$44.06
2022	1	7,466	3.1%	209,443	87.2%	$100,000	$13.39
2023	3	4,652	1.9%	214,095	89.1%	$119,711	$25.73
2024	0	0	0.0%	214,095	89.1%	$0	$0.00
Thereafter	2	9,019	3.8%	223,114	92.9%	$172,311	$19.11
Vacant	0	17,083	7.1%	240,197	100.0%	$0	$0.00
Total/Weighted Average	67	240,197	100.0%			$4,591,815	$23.02

(1)	Information obtained from the underwritten rent roll.
(2)
Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Expiration Schedule.

(3)
The annual and Weighted Average Annual U/W Base Rent PSF excludes vacant space, space attributed to tenants paying percentage rent in lieu of base rent and space attributed to temporary tenants. These rents were included in the underwritten percentage rent and other income.

(4)	Includes 10 temporary tenants. The rent for temporary tenants has been included in the underwritten other income.

The following table presents historical occupancy percentages at the Oak Court Mall Property:

Historical Occupancy(1)

12/31/2011(2)	12/31/2012(2)	12/31/2013(2)	2/18/2014(3)
93.2%	96.9%	93.2%	92.9%

(1)	Historical and current occupancy includes temporary tenants.
(2)	Information obtained from the borrower.
(3)	Information obtained from the underwritten rent roll.

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Oak Court Mall Property:

Cash Flow Analysis

	2012	2013	TTM 1/31/2014	U/W	U/W $ per SF
Base Rent	$4,569,075	$4,631,813	$4,648,237	$4,591,815	$19.12
Grossed Up Vacant Space	0	0	0	2,001,278	8.33
Percentage Rent	258,646	191,123	172,765	90,254	0.38
Total Reimbursables	2,525,208	2,643,883	2,618,518	2,725,427	11.35
Other Income(1)	912,101	948,206	943,557	943,557	3.93
Less Vacancy & Credit Loss	(19,072)	(28,612)	(20,987)	(2,001,278)(2)	(8.33)
Effective Gross Income	$8,245,958	$8,386,413	$8,362,090	$8,351,053	$34.77

Total Operating Expenses	$3,301,107	$3,139,687	$3,125,623	$3,524,195	$14.67

Net Operating Income	$4,944,851	$5,246,726	$5,236,467	$4,826,858	$20.10
TI/LC	0	0	0	222,837	0.93
Replacement Reserves	0	0	0	81,239	0.34
Net Cash Flow	$4,944,851	$5,246,726	$5,236,467	$4,522,782	$18.83

NOI DSCR(3)	1.97x	2.09x	2.09x	1.93x
NCF DSCR(3)	1.97x	2.09x	2.09x	1.81x
NOI DY(3)	12.4%	13.2%	13.2%	12.1%
NCF DY(3)	12.4%	13.2%	13.2%	11.4%

(1)	Includes rent for temporary tenants.
(2)	The underwritten economic vacancy is 19.7%. The Oak Court Mall Property was 92.9% physically occupied as of February 18, 2014.
(3)	DSCRs and Debt Yields are based on the Oak Court Mall Loan Combination.

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

ANNEX C

MORTGAGE POOL INFORMATION

(THIS PAGE INTENTIONALLY LEFT BLANK)

WFRBS Commercial Mortgage Trust 2014-C21 Annex C: Loan Pool Information

Mortgage Loans by Mortgage Loan Seller
				Weighted Average
			Percent by
	Number of	Aggregate	Aggregate		Remaining	Remaining		U/W NOI	U/W NCF
	Mortgaged	Cut-off Date	Cut-off Date	Mortgage	Term to Maturity	Amortization	U/W NCF	Debt	Debt	Cut-off Date	Balloon or ARD
Loan Seller	Loans	Principal Balance ($)	Principal Balance (%)	Rate (%)	or ARD (mos.)	Term (mos.)	DSCR (x)	Yield (%)	Yield (%)	LTV (%)	LTV (%)
Wells Fargo Bank, National Association	40	$587,584,612	41.2%	4.442%	110	356	1.74x	10.7%	9.7%	65.2%	57.2%
The Royal Bank of Scotland(1)	16	384,156,012	26.9	4.688	116	353	1.78	10.5	9.8	64.9	59.3
Liberty Island Group I LLC	14	189,621,552	13.3	4.759	111	335	1.65	11.4	10.3	62.5	52.1
C-III Commercial Mortgage LLC	27	126,954,763	8.9	4.845	111	354	1.53	10.5	9.8	69.2	58.1
Basis Real Estate Capital II, LLC	10	77,992,875	5.5	4.990	113	326	1.56	11.6	10.7	68.8	54.7
NCB, FSB	15	59,486,535	4.2	4.250	118	367	8.13	42.2	42.2	16.7	13.5
Total/Weighted Average:	122	$1,425,796,349	100.0%	4.608%	113	351	1.98x	12.1%	11.2%	63.3%	55.2%

(1) The mortgage loan seller referred to herein as The Royal Bank of Scotland is comprised of two affiliated companies:  The Royal Bank of Scotland plc and RBS Financial Products Inc. With respect to the mortgage loans being sold for the deposit into the trust by The Royal Bank of Scotland: (a) fourteen (14) mortgage loans, having an aggregate cut-off date principal balance of $357,917,998 and representing 25.1% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, are being sold for deposit into the trust only by The Royal Bank of Scotland plc (b) two (2) mortgage loans, having a cut-off date principal balance of $26,238,014 and representing 1.8% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date are being sold for deposit into the trust by RBS Financial Products Inc.

WFRBS Commercial Mortgage Trust 2014-C21 Annex C: Loan Pool Information

Mortgaged Properties by Property Type(1)(2)

				Weighted Average
			Percent by
	Number of	Aggregate	Aggregate		Remaining	Remaining		U/W NOI	U/W NCF
	Mortgaged	Cut-off Date	Cut-off Date	Mortgage	Term to Maturity	Amortization	U/W NCF	Debt	Debt	Cut-off Date	Balloon or ARD
Property Type	Properties	Principal Balance ($)	Principal Balance (%)	Rate (%)	or ARD (mos.)	Term (mos.)	DSCR (x)	Yield (%)	Yield (%)	LTV (%)	LTV (%)
Office	18	$397,129,491	27.9%	4.471%	119	357	1.62x	9.9%	8.9%	66.1%	59.5%
Suburban	12	174,390,507	12.2	4.505	119	353	1.72	9.7	8.9	65.1	60.2
CBD	4	146,950,000	10.3	4.393	119	360	1.55	9.6	8.8	68.8	62.7
Medical	2	75,788,984	5.3	4.542	119	359	1.51	10.6	9.2	63.4	51.4
Multifamily	39	287,608,427	20.2	4.667	116	360	2.88	16.5	15.9	57.7	49.9
Garden	18	165,721,892	11.6	4.708	114	357	1.62	10.3	9.6	67.0	57.3
Cooperative	15	59,486,535	4.2	4.250	118	367	8.13	42.2	42.2	16.7	13.5
Low Rise	5	56,368,290	4.0	4.956	120	360	1.20	8.4	7.7	72.1	65.1
Mid Rise	1	6,031,710	0.4	4.956	120	360	1.20	8.4	7.7	72.1	65.1
Hospitality	19	269,365,246	18.9	4.601	104	330	2.08	13.1	11.8	61.1	51.3
Full Service	4	156,849,207	11.0	4.374	93	330	2.30	13.1	11.7	58.4	51.3
Limited Service	15	112,516,039	7.9	4.919	119	329	1.77	13.2	11.8	64.8	51.2
Retail	19	238,711,370	16.7	4.653	114	359	1.79	10.9	10.2	66.7	60.1
Anchored	5	116,025,000	8.1	4.557	119	360	1.39	9.2	8.5	72.3	65.5
Regional Mall	2	69,884,983	4.9	4.634	104	356	2.63	13.8	13.2	56.1	53.5
Single Tenant	3	20,816,194	1.5	4.934	107	359	1.60	10.9	10.2	65.4	55.2
Unanchored	5	$18,351,453	1.3	4.859	119	359	1.57	10.9	10.0	67.3	55.4
Shadow Anchored	4	13,633,739	1.0	4.859	118	359	1.50	10.1	9.5	73.7	61.3
Industrial	17	95,128,084	6.7	4.660	103	347	1.49	10.4	9.4	61.6	53.6
Warehouse	7	63,150,403	4.4	4.668	97	342	1.52	10.6	9.6	62.6	54.3
Flex	10	31,977,681	2.2	4.644	115	357	1.43	9.8	8.8	59.6	52.2
Manufactured Housing Community	14	73,029,038	5.1	4.863	117	334	1.47	10.0	9.8	69.9	55.0
Manufactured Housing Community	14	73,029,038	5.1	4.863	117	334	1.47	10.0	9.8	69.9	55.0
Self Storage	19	53,474,693	3.8	4.698	99	342	1.81	11.1	10.7	62.5	53.9
Self Storage	19	53,474,693	3.8	4.698	99	342	1.81	11.1	10.7	62.5	53.9
Other	1	11,350,000	0.8	4.670	118	360	1.39	9.4	8.6	59.7	52.5
Total/Weighted Average:	146	$1,425,796,349	100.0%	4.608%	113	351	1.98x	12.1%	11.2%	63.3%	55.2%

(1) A mortgaged property is classified as shadow anchored if it is located in close proximity to an anchored retail property.

(2) Because this table presents information relating to the mortgaged properties and not the mortgage loans, (a) the information for mortgage loans secured by more than one mortgaged property (other than through cross-collateralization with other mortgage loans) is based on allocated amounts (allocating the mortgage loan principal balance to each of those properties according to the relative appraised values of the mortgaged properties or the allocated loan amounts or property-specific release prices set forth in the related mortgage loan documents), and (b) the information for each mortgaged property that relates to a mortgage loan that is cross-collateralized with other mortgage loans is based upon the principal balance of that mortgage loan, except that the applicable loan-to-value ratio, debt service coverage ratio or debt yield for each such mortgaged property is based upon the ratio or yield (as applicable) for the aggregate indebtedness evidenced by all loans in the group. On an individual basis, without regard to the cross-collateralization feature, any mortgaged property securing a mortgage loan that is part of a cross-collateralized group of mortgage loans may have a higher loan-to-value ratio, lower debt service coverage ratio and/or lower debt yield than is presented herein.

WFRBS Commercial Mortgage Trust 2014-C21 Annex C: Loan Pool Information

Mortgaged Properties by Location(1)(2)

				Weighted Average
			Percent by
	Number of	Aggregate	Aggregate		Remaining	Remaining		U/W NOI	U/W NCF
	Mortgaged	Cut-off Date	Cut-off Date	Mortgage	Term to Maturity	Amortization	U/W NCF	Debt	Debt	Cut-off Date	Balloon or ARD
Location (State)	Properties	Principal Balance ($)	Principal Balance (%)	Rate (%)	or ARD (mos.)	Term (mos.)	DSCR (x)	Yield (%)	Yield (%)	LTV (%)	LTV (%)
Michigan	20	$188,419,038	13.2%	4.778%	119	355	1.45x	10.0%	9.2%	69.9%	61.5%
New York	17	186,777,497	13.1	4.303	119	362	3.39	18.9	18.2	51.8	45.3
California	11	155,452,107	10.9	4.688	119	339	1.69	11.5	10.6	62.7	53.0
Northern	7	109,980,821	7.7	4.685	119	330	1.77	12.0	11.1	61.2	50.8
Southern	4	45,471,286	3.2	4.695	119	359	1.51	10.1	9.4	66.3	58.4
Pennsylvania	5	151,497,680	10.6	4.530	109	353	2.27	13.4	12.5	56.3	49.4
Virginia	4	127,967,122	9.0	4.382	119	359	1.91	9.4	8.9	64.2	62.4
Texas	10	97,062,868	6.8	4.219	74	334	2.58	12.8	11.6	63.8	60.0
Ohio	8	58,239,190	4.1	4.783	110	332	1.51	11.1	9.9	64.7	51.4
Florida	9	50,627,870	3.6	4.876	118	354	1.40	10.0	8.9	72.8	60.6
New Jersey	12	49,500,000	3.5	4.670	118	360	1.39	9.4	8.6	59.7	52.5
Kansas	3	41,462,257	2.9	4.824	119	359	1.40	9.4	8.9	73.8	60.5
Oregon	2	31,100,000	2.2	4.502	111	360	2.01	10.2	9.5	63.4	61.7
Illinois	3	26,813,997	1.9	4.472	118	359	1.63	10.7	9.9	63.7	52.5
Tennessee	2	26,782,002	1.9	4.798	84	356	1.76	12.0	11.2	65.2	57.2
Colorado	6	25,584,948	1.8	4.720	115	360	1.96	12.5	11.6	62.0	55.1
Arizona	4	23,367,499	1.6	4.909	119	359	1.68	12.1	10.8	68.8	56.5
North Carolina	3	22,962,500	1.6	4.811	119	360	1.54	10.1	9.7	71.7	62.4
Washington	1	21,750,000	1.5	4.620	119	360	1.49	10.5	9.2	73.0	60.9
Maryland	2	20,461,602	1.4	4.752	119	342	1.34	9.1	8.6	64.2	56.0
Kentucky	3	18,229,476	1.3	5.197	118	309	1.65	12.9	11.6	66.6	51.2
North Dakota	2	17,614,575	1.2	4.779	118	294	1.49	11.1	10.9	60.0	38.7
Georgia	5	16,355,039	1.1	5.098	115	355	1.46	10.4	9.6	64.1	53.2
Nevada	2	12,765,948	0.9	4.855	119	359	1.63	11.4	10.3	70.5	57.8
Indiana	4	12,186,246	0.9	4.336	66	359	1.53	9.5	9.1	72.3	65.4
Alabama	1	11,200,000	0.8	4.830	119	360	1.44	10.4	9.1	72.0	63.5
Wisconsin	1	7,967,417	0.6	4.870	119	299	1.72	13.2	11.9	69.9	52.1
District of Columbia	1	6,743,516	0.5	5.420	59	359	1.27	8.9	8.6	73.3	68.1
Utah	1	5,314,252	0.4	4.929	119	359	1.68	12.0	10.7	69.9	57.4
Louisiana	1	4,992,228	0.4	4.950	119	299	2.03	15.9	14.2	58.0	43.4
Delaware	1	4,046,148	0.3	5.460	119	359	1.34	9.2	9.1	69.3	57.9
Wyoming	1	1,613,328	0.1	5.110	119	359	1.38	9.3	9.0	68.4	56.5
Mississippi	1	940,000	0.1	5.200	120	270	1.35	10.9	10.2	56.1	39.3
Total/Weighted Average:	146	$1,425,796,349	100.0%	4.608%	113	351	1.98x	12.1%	11.2%	63.3%	55.2%

(1) For purposes of determining whether a mortgaged property is in Northern California or Southern California, Northern California includes areas with zip codes above 93600 and Southern California includes areas with zip codes of 93600 and below.

(2) Because this table presents information relating to the mortgaged properties and not the mortgage loans, (a) the information for mortgage loans secured by more than one mortgaged property (other than through cross-collateralization with other mortgage loans) is based on allocated amounts (allocating the mortgage loan principal balance to each of those properties according to the relative appraised values of the mortgaged properties or the allocated loan amounts or property-specific release prices set forth in the related mortgage loan documents), and (b) the information for each mortgaged property that relates to a mortgage loan that is cross-collateralized with other mortgage loans is based upon the principal balance of that mortgage loan, except that the applicable loan-to-value ratio, debt service coverage ratio or debt yield for each such mortgaged property is based upon the ratio or yield (as applicable) for the aggregate indebtedness evidenced by all loans in the group. On an individual basis, without regard to the cross-collateralization feature, any mortgaged property securing a mortgage loan that is part of a cross-collateralized group of mortgage loans may have a higher loan-to-value ratio, lower debt service coverage ratio and/or lower debt yield than is presented herein.

WFRBS Commercial Mortgage Trust 2014-C21 Annex C: Loan Pool Information

Range of Cut-off Date Balances

				Weighted Average
			Percent by
	Number of	Aggregate	Aggregate		Remaining	Remaining		U/W NOI	U/W NCF
	Mortgage	Cut-off Date	Cut-off Date	Mortgage	Term to Maturity	Amortization	U/W NCF	Debt	Debt	Cut-off Date	Balloon or ARD
Range of Cut-off Date Balances ($)	Loans	Principal Balance ($)	Principal Balance (%)	Rate (%)	or ARD (mos.)	Term (mos.)	DSCR (x)	Yield (%)	Yield (%)	LTV (%)	LTV (%)
847,754 - 1,000,000	2	$1,820,142	0.1%	4.213%	118	358	13.94x	82.0%	82.0%	9.0%	7.3%
1,000,001 - 2,000,000	12	19,057,436	1.3	4.809	113	340	2.93	19.9	18.7	54.1	44.1
2,000,001 - 3,000,000	16	41,273,226	2.9	4.705	114	373	2.91	17.1	16.5	55.1	46.5
3,000,001 - 4,000,000	15	53,231,796	3.7	4.572	106	359	3.96	20.4	19.9	60.3	52.1
4,000,001 - 5,000,000	12	54,755,863	3.8	4.744	114	335	2.16	14.0	13.3	59.7	49.3
5,000,001 - 6,000,000	9	49,385,682	3.5	4.788	118	317	3.44	19.6	18.9	52.5	39.3
6,000,001 - 7,000,000	7	46,998,318	3.3	4.964	110	342	1.64	11.9	10.8	67.6	55.6
7,000,001 - 8,000,000	6	45,191,956	3.2	4.890	113	348	1.51	10.7	9.8	66.9	55.1
8,000,001 - 9,000,000	4	33,852,584	2.4	4.857	117	312	1.91	13.2	12.5	54.6	40.8
9,000,001 - 10,000,000	2	19,957,373	1.4	4.860	100	329	1.76	12.7	11.5	56.1	45.4
10,000,001 - 15,000,000	15	184,684,873	13.0	4.720	118	355	1.73	11.7	10.8	63.9	53.8
15,000,001 - 20,000,000	5	87,308,321	6.1	4.628	119	343	1.77	11.3	10.4	62.8	53.6
20,000,001 - 30,000,000	5	121,384,983	8.5	4.549	100	359	1.75	10.9	10.0	65.7	59.2
30,000,001 - 50,000,000	6	243,564,034	17.1	4.628	118	349	1.82	11.3	10.5	60.3	52.1
50,000,001 - 70,000,000	4	243,329,763	17.1	4.477	102	360	1.82	10.5	9.5	67.7	61.5
70,000,001 - 90,000,000	2	180,000,000	12.6	4.318	119	360	1.66	9.0	8.5	68.0	65.0
Total/Weighted Average:	122	$1,425,796,349	100.0%	4.608%	113	351	1.98x	12.1%	11.2%	63.3%	55.2%

WFRBS Commercial Mortgage Trust 2014-C21 Annex C: Loan Pool Information

Range of Underwritten Net Cash Flow Debt Service Coverage Ratios

				Weighted Average
			Percent by
	Number of	Aggregate	Aggregate		Remaining	Remaining		U/W NOI	U/W NCF
	Mortgage	Cut-off Date	Cut-off Date	Mortgage	Term to Maturity	Amortization	U/W NCF	Debt	Debt	Cut-off Date	Balloon or ARD
Range of Underwritten NCF DSCRs (x)	Loans	Principal Balance ($)	Principal Balance (%)	Rate (%)	or ARD (mos.)	Term (mos.)	DSCR (x)	Yield (%)	Yield (%)	LTV (%)	LTV (%)
1.20 - 1.20	1	$62,400,000	4.4%	4.956%	120	360	1.20x	8.4%	7.7%	72.1%	65.1%
1.21 - 1.30	5	36,795,764	2.6	5.259	107	300	1.26	10.3	9.6	69.4	52.7
1.31 - 1.40	18	202,650,371	14.2	4.773	119	352	1.36	9.3	8.6	68.2	57.9
1.41 - 1.50	23	364,634,895	25.6	4.576	118	357	1.45	9.9	8.9	69.2	60.1
1.51 - 1.60	14	106,525,349	7.5	4.775	112	349	1.57	10.7	10.0	67.5	56.3
1.61 - 1.70	11	117,770,127	8.3	4.541	117	355	1.66	11.4	10.2	60.1	49.1
1.71 - 1.80	13	105,402,856	7.4	4.690	103	343	1.73	12.4	11.0	62.0	51.9
1.81 - 1.90	6	46,314,990	3.2	4.806	97	344	1.83	12.8	11.8	63.7	54.3
1.91 - 2.00	5	142,515,803	10.0	4.485	117	322	1.92	10.6	10.0	62.7	58.3
2.01 - 2.25	5	55,874,090	3.9	4.445	119	337	2.16	11.4	10.6	58.2	55.4
2.26 - 2.50	1	4,810,000	0.3	4.570	118	0	2.43	11.5	11.3	65.0	65.0
2.51 - 3.50	4	118,585,570	8.3	4.219	84	358	3.03	14.1	13.0	57.2	57.1
3.51 - 4.00	2	11,675,279	0.8	4.145	118	358	3.59	20.9	20.9	29.3	23.4
4.01 - 34.06	14	49,841,256	3.5	4.285	118	370	9.14	46.7	46.7	13.9	11.6
Total/Weighted Average:	122	$1,425,796,349	100.0%	4.608%	113	351	1.98x	12.1%	11.2%	63.3%	55.2%

WFRBS Commercial Mortgage Trust 2014-C21 Annex C: Loan Pool Information

Range of Underwritten Net Operating Income Debt Yields

				Weighted Average
			Percent by
	Number of	Aggregate	Aggregate		Remaining	Remaining		U/W NOI	U/W NCF
	Mortgage	Cut-off Date	Cut-off Date	Mortgage	Term to Maturity	Amortization	U/W NCF	Debt	Debt	Cut-off Date	Balloon or ARD
Range of Underwritten NOI Debt Yields (%)	Loans	Principal Balance ($)	Principal Balance (%)	Rate (%)	or ARD (mos.)	Term (mos.)	DSCR (x)	Yield (%)	Yield (%)	LTV (%)	LTV (%)
8.4 - 8.9	9	$262,971,374	18.4%	4.660%	118	360	1.49x	8.7%	8.2%	70.3%	64.8%
9.0 - 9.9	25	327,117,390	22.9	4.563	117	357	1.43	9.4	8.8	68.5	60.3
10.0 - 10.9	27	315,719,312	22.1	4.653	117	354	1.60	10.5	9.5	65.9	56.0
11.0 - 11.9	14	110,433,142	7.7	4.568	104	349	1.68	11.4	10.3	58.7	49.4
12.0 - 12.9	13	133,629,885	9.4	4.838	108	342	1.74	12.5	11.2	62.7	51.5
13.0 - 13.9	9	108,019,776	7.6	4.306	81	302	2.57	13.5	12.2	62.9	56.6
14.0 - 14.9	5	92,874,160	6.5	4.724	118	311	2.50	14.6	13.7	54.4	47.4
15.0 - 16.9	3	11,829,204	0.8	5.027	119	299	1.91	15.4	13.5	56.9	42.7
17.0 - 19.9	1	1,685,570	0.1	4.290	118	358	2.52	17.1	15.0	50.6	40.7
20.0 - 146.4	16	61,516,535	4.3	4.258	118	367	8.09	41.8	41.8	16.9	13.8
Total/Weighted Average:	122	$1,425,796,349	100.0%	4.608%	113	351	1.98x	12.1%	11.2%	63.3%	55.2%

WFRBS Commercial Mortgage Trust 2014-C21 Annex C: Loan Pool Information

Range of Underwritten Net Cash Flow Debt Yields

				Weighted Average
			Percent by
	Number of	Aggregate	Aggregate		Remaining	Remaining		U/W NOI	U/W NCF
	Mortgage	Cut-off Date	Cut-off Date	Mortgage	Term to Maturity	Amortization	U/W NCF	Debt	Debt	Cut-off Date	Balloon or ARD
Range of Underwritten NCF Debt Yields (%)	Loans	Principal Balance ($)	Principal Balance (%)	Rate (%)	or ARD (mos.)	Term (mos.)	DSCR (x)	Yield (%)	Yield (%)	LTV (%)	LTV (%)
7.7 - 7.9	2	$73,825,000	5.2%	4.961%	120	360	1.20x	8.5%	7.7%	72.3%	65.1%
8.0 - 8.9	16	423,736,795	29.7	4.521	117	360	1.50	9.1	8.5	69.0	62.8
9.0 - 9.9	40	373,396,066	26.2	4.675	117	354	1.57	10.2	9.4	66.9	56.9
10.0 - 10.9	18	166,612,702	11.7	4.599	108	349	1.65	11.4	10.3	59.7	49.3
11.0 - 11.9	16	135,494,336	9.5	4.838	108	335	1.78	12.6	11.5	63.5	52.3
12.0 - 12.9	4	76,492,630	5.4	4.085	66	350	2.89	13.6	12.2	61.8	60.6
13.0 - 13.9	7	62,044,487	4.4	4.907	119	295	1.93	14.4	13.2	58.0	42.3
14.0 - 19.9	3	52,677,798	3.7	4.597	117	314	2.95	14.9	14.2	51.9	50.2
20.0 - 146.4	16	61,516,535	4.3	4.258	118	367	8.09	41.8	41.8	16.9	13.8
Total/Weighted Average:	122	$1,425,796,349	100.0%	4.608%	113	351	1.98x	12.1%	11.2%	63.3%	55.2%

WFRBS Commercial Mortgage Trust 2014-C21 Annex C: Loan Pool Information

Range of Loan-to-Value Ratios as of the Cut-off Date

				Weighted Average
			Percent by
	Number of	Aggregate	Aggregate		Remaining	Remaining		U/W NOI	U/W NCF
	Mortgage	Cut-off Date	Cut-off Date	Mortgage	Term to Maturity	Amortization	U/W NCF	Debt	Debt	Cut-off Date	Balloon or ARD
Range of Cut-off Date LTV Ratios (%)	Loans	Principal Balance ($)	Principal Balance (%)	Rate (%)	or ARD (mos.)	Term (mos.)	DSCR (x)	Yield (%)	Yield (%)	LTV (%)	LTV (%)
1.3 - 30.0	15	$53,427,031	3.7%	4.279%	118	369	8.76x	45.0%	45.0%	14.6%	12.1%
30.1 - 45.0	1	8,089,504	0.6	4.120	119	359	3.60	20.9	20.9	31.6	25.2
45.1 - 50.0	1	9,987,623	0.7	4.330	83	359	1.96	12.8	11.7	48.8	42.6
50.1 - 55.0	11	150,170,412	10.5	4.517	118	357	2.23	12.7	11.7	53.1	47.5
55.1 - 60.0	13	196,654,661	13.8	4.700	112	333	1.64	11.6	10.6	58.2	47.5
60.1 - 65.0	20	235,449,556	16.5	4.488	100	344	2.05	11.8	10.6	62.9	55.9
65.1 - 70.0	27	389,291,430	27.3	4.602	115	351	1.62	10.2	9.4	68.0	60.5
70.1 - 75.0	34	382,726,131	26.8	4.742	116	357	1.38	9.4	8.7	73.1	63.3
Total/Weighted Average:	122	$1,425,796,349	100.0%	4.608%	113	351	1.98x	12.1%	11.2%	63.3%	55.2%

WFRBS Commercial Mortgage Trust 2014-C21 Annex C: Loan Pool Information

Range of Loan-to-Value Ratios as of the Maturity Date

				Weighted Average
			Percent by
	Number of	Aggregate	Aggregate		Remaining	Remaining		U/W NOI	U/W NCF
	Mortgage	Cut-off Date	Cut-off Date	Mortgage	Term to Maturity	Amortization	U/W NCF	Debt	Debt	Cut-off Date	Balloon or ARD
Range of Balloon or ARD LTV Ratios (%)	Loans	Principal Balance ($)	Principal Balance (%)	Rate (%)	or ARD (mos.)	Term (mos.)	DSCR (x)	Yield (%)	Yield (%)	LTV (%)	LTV (%)
1.3 - 35.0	17	$67,444,837	4.7%	4.340%	118	346	7.49x	39.3%	39.3%	21.4%	14.9%
35.1 - 40.0	3	14,757,372	1.0	5.354	119	254	1.36	11.6	10.7	57.7	38.8
40.1 - 45.0	13	159,028,980	11.2	4.678	116	333	1.78	12.8	11.5	55.3	43.4
45.1 - 50.0	10	78,675,457	5.5	4.690	119	338	1.60	11.3	10.3	59.6	47.5
50.1 - 55.0	17	265,363,829	18.6	4.622	113	350	1.87	11.5	10.5	60.3	52.7
55.1 - 60.0	28	196,829,335	13.8	4.834	110	357	1.58	11.0	10.0	68.7	57.9
60.1 - 65.0	24	371,954,277	26.1	4.472	107	360	1.78	10.4	9.5	69.1	62.2
65.1 - 68.1	10	271,742,262	19.1	4.580	115	360	1.52	8.8	8.3	70.7	66.2
Total/Weighted Average:	122	$1,425,796,349	100.0%	4.608%	113	351	1.98x	12.1%	11.2%	63.3%	55.2%

WFRBS Commercial Mortgage Trust 2014-C21 Annex C: Loan Pool Information

Range of Mortgage Rates

				Weighted Average
			Percent by
	Number of	Aggregate	Aggregate		Remaining	Remaining		U/W NOI	U/W NCF
	Mortgage	Cut-off Date	Cut-off Date	Mortgage	Term to Maturity	Amortization	U/W NCF	Debt	Debt	Cut-off Date	Balloon or ARD
Range of Mortgage Rates (%)	Loans	Principal Balance ($)	Principal Balance (%)	Rate (%)	or ARD (mos.)	Term (mos.)	DSCR (x)	Yield (%)	Yield (%)	LTV (%)	LTV (%)
3.960 - 4.000	1	$67,000,000	4.7%	3.960%	58	0	3.03x	13.6%	12.2%	61.8%	61.8%
4.001 - 4.250	17	78,654,934	5.5	4.178	92	366	5.83	30.2	29.8	37.4	33.8
4.251 - 4.500	18	397,376,432	27.9	4.362	117	359	1.77	10.2	9.5	63.7	59.0
4.501 - 4.750	31	381,466,380	26.8	4.614	118	354	1.80	11.5	10.5	62.4	53.7
4.751 - 5.000	33	398,486,409	27.9	4.873	117	347	1.55	10.9	10.0	68.5	57.2
5.001 - 5.250	14	66,995,943	4.7	5.157	113	324	1.49	11.5	10.5	64.9	50.3
5.251 - 5.500	5	24,234,954	1.7	5.399	102	334	1.42	10.7	10.0	67.5	56.3
5.501 - 5.750	3	11,581,297	0.8	5.587	118	270	1.35	11.2	10.6	61.8	43.5
Total/Weighted Average:	122	$1,425,796,349	100.0%	4.608%	113	351	1.98x	12.1%	11.2%	63.3%	55.2%

WFRBS Commercial Mortgage Trust 2014-C21 Annex C: Loan Pool Information

Range of Original Terms to Maturity or ARD

				Weighted Average
			Percent by
	Number of	Aggregate	Aggregate		Remaining	Remaining		U/W NOI	U/W NCF
	Mortgage	Cut-off Date	Cut-off Date	Mortgage	Term to Maturity	Amortization	U/W NCF	Debt	Debt	Cut-off Date	Balloon or ARD
Range of Original Terms to Maturity or ARD (mos.)	Loans	Principal Balance ($)	Principal Balance (%)	Rate (%)	or ARD (mos.)	Term (mos.)	DSCR (x)	Yield (%)	Yield (%)	LTV (%)	LTV (%)
60	7	$108,882,493	7.6%	4.133%	58	360	2.48x	12.4%	11.2%	62.9%	61.2%
84	7	54,069,693	3.8	4.688	82	358	1.78	11.8	11.1	62.5	55.8
120	108	1,262,844,163	88.6	4.646	119	350	1.94	12.1	11.2	63.3	54.7
Total/Weighted Average:	122	$1,425,796,349	100.0%	4.608%	113	351	1.98x	12.1%	11.2%	63.3%	55.2%

WFRBS Commercial Mortgage Trust 2014-C21 Annex C: Loan Pool Information

Range of Remaining Terms to Maturity or ARD as of the Cut-off Date

				Weighted Average
			Percent by
	Number of	Aggregate	Aggregate		Remaining	Remaining		U/W NOI	U/W NCF
	Mortgage	Cut-off Date	Cut-off Date	Mortgage	Term to Maturity	Amortization	U/W NCF	Debt	Debt	Cut-off Date	Balloon or ARD
Range of Remaining Terms to Maturity or ARD (mos.)	Loans	Principal Balance ($)	Principal Balance (%)	Rate (%)	or ARD (mos.)	Term (mos.)	DSCR (x)	Yield (%)	Yield (%)	LTV (%)	LTV (%)
58 - 60	7	$108,882,493	7.6%	4.133%	58	360	2.48x	12.4%	11.2%	62.9%	61.2%
61 - 84	7	54,069,693	3.8	4.688	82	358	1.78	11.8	11.1	62.5	55.8
85 - 120	108	1,262,844,163	88.6	4.646	119	350	1.94	12.1	11.2	63.3	54.7
Total/Weighted Average:	122	$1,425,796,349	100.0%	4.608%	113	351	1.98x	12.1%	11.2%	63.3%	55.2%

WFRBS Commercial Mortgage Trust 2014-C21 Annex C: Loan Pool Information

Range of Original Amortization Terms

				Weighted Average
			Percent by
	Number of	Aggregate	Aggregate		Remaining	Remaining		U/W NOI	U/W NCF
	Mortgage	Cut-off Date	Cut-off Date	Mortgage	Term to Maturity	Amortization	U/W NCF	Debt	Debt	Cut-off Date	Balloon or ARD
Range of Original Amortization Terms (mos.)	Loans	Principal Balance ($)	Principal Balance (%)	Rate (%)	or ARD (mos.)	Term (mos.)	DSCR (x)	Yield (%)	Yield (%)	LTV (%)	LTV (%)
Non-Amortizing	10	$264,340,000	18.5%	4.276%	103	0	3.19x	14.4%	13.8%	58.9%	58.9%
168 - 180	1	5,928,302	0.4	5.190	117	165	1.30	13.4	13.3	68.3	25.6
181 - 240	1	8,462,421	0.6	5.550	118	238	1.29	11.4	10.7	59.6	38.6
241 - 300	16	134,074,029	9.4	4.906	119	298	1.79	13.7	12.5	61.2	45.6
301 - 360	92	1,008,248,691	70.7	4.646	114	359	1.66	11.1	10.2	64.9	56.0
361 - 480	2	4,742,906	0.3	4.205	118	478	9.16	47.4	47.4	14.5	12.9
Total/Weighted Average:	122	$1,425,796,349	100.0%	4.608%	113	351	1.98x	12.1%	11.2%	63.3%	55.2%

WFRBS Commercial Mortgage Trust 2014-C21 Annex C: Loan Pool Information

Range of Remaining Amortization Terms as of the Cut-off Date(1)

				Weighted Average
			Percent by
	Number of	Aggregate	Aggregate		Remaining	Remaining		U/W NOI	U/W NCF
	Mortgage	Cut-off Date	Cut-off Date	Mortgage	Term to Maturity	Amortization	U/W NCF	Debt	Debt	Cut-off Date	Balloon or ARD
Range of Remaining Amortization Terms (mos.)	Loans	Principal Balance ($)	Principal Balance (%)	Rate (%)	or ARD (mos.)	Term (mos.)	DSCR (x)	Yield (%)	Yield (%)	LTV (%)	LTV (%)
Non-Amortizing	10	$264,340,000	18.5%	4.276%	103	0	3.19x	14.4%	13.8%	58.9%	58.9%
165 - 180	1	5,928,302	0.4	5.190	117	165	1.30	13.4	13.3	68.3	25.6
181 - 240	1	8,462,421	0.6	5.550	118	238	1.29	11.4	10.7	59.6	38.6
241 - 300	16	134,074,029	9.4	4.906	119	298	1.79	13.7	12.5	61.2	45.6
301 - 360	92	1,008,248,691	70.7	4.646	114	359	1.66	11.1	10.2	64.9	56.0
361 - 478	2	4,742,906	0.3	4.205	118	478	9.16	47.4	47.4	14.5	12.9
Total/Weighted Average:	122	$1,425,796,349	100.0%	4.608%	113	351	1.98x	12.1%	11.2%	63.3%	55.2%

(1)The remaining amortization term shown for any mortgage loan that is interest-only for part of its term does not include the number of months in its interest-only period and reflects only the number of months as of the commencement of amortization remaining from the end of such interest-only period.

WFRBS Commercial Mortgage Trust 2014-C21 Annex C: Loan Pool Information

Mortgage Loans by Amortization Type

				Weighted Average
			Percent by
	Number of	Aggregate	Aggregate		Remaining	Remaining		U/W NOI	U/W NCF
	Mortgage	Cut-off Date	Cut-off Date	Mortgage	Term to Maturity	Amortization	U/W NCF	Debt	Debt	Cut-off Date	Balloon or ARD
Amortization Type	Loans	Principal Balance ($)	Principal Balance (%)	Rate (%)	or ARD (mos.)	Term (mos.)	DSCR (x)	Yield (%)	Yield (%)	LTV (%)	LTV (%)
Amortizing Balloon	83	$633,913,413	44.5%	4.736%	114	344	1.91x	13.1%	12.1%	61.0%	49.1%
Interest-only, Amortizing Balloon	26	493,592,500	34.6	4.597	115	360	1.44	9.7	8.9	68.5	61.3
Interest-only, Balloon	10	264,340,000	18.5	4.276	103	0	3.19	14.4	13.8	58.9	58.9
Amortizing ARD	2	19,450,436	1.4	5.179	119	306	1.47	11.0	10.4	64.0	48.0
Interest-only, Amortizing ARD	1	14,500,000	1.0	4.700	119	360	1.34	8.9	8.3	65.9	60.5
Total/Weighted Average:	122	$1,425,796,349	100.0%	4.608%	113	351	1.98x	12.1%	11.2%	63.3%	55.2%

WFRBS Commercial Mortgage Trust 2014-C21 Annex C: Loan Pool Information

Mortgage Loans by Financing Purpose

				Weighted Average
			Percent by
	Number of	Aggregate	Aggregate		Remaining	Remaining		U/W NOI	U/W NCF
	Mortgage	Cut-off Date	Cut-off Date	Mortgage	Term to Maturity	Amortization	U/W NCF	Debt	Debt	Cut-off Date	Balloon or ARD
Loan Purpose	Loans	Principal Balance ($)	Principal Balance (%)	Rate (%)	or ARD (mos.)	Term (mos.)	DSCR (x)	Yield (%)	Yield (%)	LTV (%)	LTV (%)
Refinance	97	$1,046,082,157	73.4%	4.639%	116	348	2.04x	12.6%	11.8%	62.0%	53.2%
Acquisition	25	379,714,193	26.6	4.525	104	358	1.80	10.6	9.7	66.8	60.8
Total/Weighted Average:	122	$1,425,796,349	100.0%	4.608%	113	351	1.98x	12.1%	11.2%	63.3%	55.2%

WFRBS Commercial Mortgage Trust 2014-C21 Annex C: Loan Pool Information

Mortgage Loans by Lockbox Type

				Weighted Average
			Percent by
	Number of	Aggregate	Aggregate		Remaining	Remaining		U/W NOI	U/W NCF
	Mortgage	Cut-off Date	Cut-off Date	Mortgage	Term to Maturity	Amortization	U/W NCF	Debt	Debt	Cut-off Date	Balloon or ARD
Type of Lockbox	Loans	Principal Balance ($)	Principal Balance (%)	Rate (%)	or ARD (mos.)	Term (mos.)	DSCR (x)	Yield (%)	Yield (%)	LTV (%)	LTV (%)
Hard/Springing Cash Management	20	$498,165,867	34.9%	4.535%	106	342	1.98x	11.4%	10.6%	61.5%	55.6%
Springing (Without Established Account)	59	449,151,250	31.5	4.733	115	349	1.58	10.8	9.9	67.5	57.0
Soft/Springing Cash Management	7	174,626,950	12.2	4.718	119	353	1.45	9.5	8.6	67.9	58.6
None	32	143,270,184	10.0	4.488	113	361	4.48	24.6	24.1	42.1	35.4
Hard/Upfront Cash Management	2	122,000,000	8.6	4.370	119	360	1.39	9.1	8.4	69.8	63.8
Soft/Upfront Cash Management	1	36,184,577	2.5	4.790	119	359	1.35	8.9	8.5	74.9	61.2
Springing (With Established Account)	1	2,397,521	0.2	5.120	119	359	2.01	14.5	13.1	52.1	43.1
Total/Weighted Average:	122	$1,425,796,349	100.0%	4.608%	113	351	1.98x	12.1%	11.2%	63.3%	55.2%

WFRBS Commercial Mortgage Trust 2014-C21 Annex C: Loan Pool Information

Mortgage Loans by Escrow Type

	Initial			Monthly			Springing
			Percent by			Percent by			Percent by
	Number of		Aggregate	Number of		Aggregate	Number of		Aggregate
	Mortgage	Aggregate Cut-off	Cut-off Date	Mortgage	Aggregate Cut-off	Cut-off Date	Mortgage	Aggregate Cut-off	Cut-off Date
Type of Escrow	Loans	Date Balance ($)	Pool Balance (%)	Loans	Date Balance ($)	Pool Balance (%)	Loans	Date Balance ($)	Pool Balance (%)
Tax Escrow	97	$1,041,462,076	73.0%	98	$1,127,809,655	79.1%	25	$329,986,694	23.1%
Insurance Escrow	76	$915,829,947	64.2	70	$941,205,351	66.0	50	$534,364,167	37.5
Replacement Reserve	51	$675,222,128	47.4	90	$1,133,707,412	79.5	14	$186,742,832	13.1
TI/LC Reserve(1)	18	$323,454,183	43.6	29	$514,592,953	69.3	10	$163,742,051	22.1

(1)The percentage of Cut-off Date Pool Balance for loans with TI/LC reserves is based on the aggregate principal balance of office, retail, industrial and other properties.

WFRBS Commercial Mortgage Trust 2014-C21 Annex C: Loan Pool Information

Percentage of Mortgage Pool by Prepayment Restriction(1)(2)

	August	August	August	August	August	August	August	August	August	August	August
Prepayment Restriction	2014	2015	2016	2017	2018	2019	2020	2021	2022	2023	2024
Locked Out	92.54%	92.59%	0.76%	0.76%	0.75%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
Defeasance	0.00%	0.00%	86.43%	86.49%	86.54%	85.44%	85.47%	85.45%	85.50%	85.54%	0.00%
Yield Maintenance	7.46%	7.41%	12.81%	12.76%	12.71%	14.56%	14.53%	14.55%	14.50%	14.46%	0.00%
Prepayment Premium	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
Open	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
Total	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%	0.00%

Mortgage Pool Balance
Outstanding (in millions)(3)	$1,425.80	$1,414.87	$1,402.93	$1,389.04	$1,372.92	$1,248.77	$1,227.59	$1,157.19	$1,134.87	$1,111.45	$0.00

Percent of Aggregate
Cut-off Date Pool Balance	100.00%	99.23%	98.40%	97.42%	96.29%	87.58%	86.10%	81.16%	79.60%	77.95%	0.00%

(1) Prepayment provisions in effect as a percentage of outstanding Mortgage Loan balances as of the indicated date assuming no prepayments on the Mortgage Loans, if any.
(2) Assumes yield maintenance for each Mortgage Loan with the option to defease or pay yield maintenance.
(3) Approximate Outstanding Balance due to rounding.

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ANNEX D

ADDITIONAL MORTGAGE LOAN INFORMATION/DEFINITIONS

General. For purposes of the statistical information regarding the Mortgage Loans set forth in this free writing prospectus, including the Annexes hereto (with respect to Mortgage Loans secured by residential cooperatives the following is supplemented and modified as provided in “Certain Characteristics of Mortgage Loans Secured by Residential Cooperatives” below):

(1)         “ADR” means, with respect to any hospitality property, the average daily rate.

(2)         “Appraised Value” means, for any Mortgaged Property securing a Mortgage Loan, the value estimate reflected in the most recent appraisal obtained by or otherwise in the possession of the related Mortgage Loan Seller as of the Cut-off Date. The appraisals for certain of the Mortgaged Properties state an “as-stabilized” value, an “as-completed” value, an “as-renovated” value and/or a “hypothetical as-is” value as well as an “as-is” value for such properties based on the assumption that certain events will occur with respect to the re-tenanting, renovation or other repositioning of such properties. The “as-is” value is presented as the Appraised Value in this free writing prospectus, except where we specifically state otherwise. See the footnotes to Annex A to this free writing prospectus. For additional information related to calculation of “Appraised Value” for Mortgage Loans secured by residential cooperatives see “Certain Characteristics of Mortgage Loans Secured by Residential Cooperatives” below.

(3)         “Cash Flow Analysis” is, with respect to the one or more Mortgaged Properties securing a Mortgage Loan among the fifteen largest Mortgage Loans, a summary presentation of certain adjusted historical financial information provided by the related borrower, and a calculation of the Underwritten Net Cash Flow expressed as (a) “Effective Gross Income” minus (b) “Total Expenses” and underwritten replacement reserves and tenant improvements and leasing commissions. For this purpose:

●
“Effective Gross Income” means, with respect to any Mortgaged Property, the revenue derived from the use and operation of that property, less allowances for vacancies, concessions and credit losses. The “revenue” component of such calculation was generally determined on the basis of the information described with respect to the “revenue” component described under “Underwritten Net Cash Flow” below. In general, any non-recurring revenue items and non-property related revenue are eliminated from the calculation of Effective Gross Income.

●
“Total Expenses” means, with respect to any Mortgaged Property, all operating expenses associated with that property, including, but not limited to, utilities, administrative expenses, repairs and maintenance, management fees, advertising costs, insurance premiums, real estate taxes and (if applicable) ground rent. Such expenses were generally determined on the basis of the same information as the “expense” component described under “Underwritten Net Cash Flow” below.

To the extent available, selected historical income, expenses and net income associated with the operation of the related Mortgaged Property securing each Mortgage Loan appear in each Cash Flow Summary contained in the “Top Fifteen Loan Summaries” attached as Annex B to this free writing prospectus. Such information is one of the sources (but not the only source) of information on which calculations of Underwritten Net Cash Flow are based. The historical information presented is derived from audited and/or unaudited financial statements provided by the borrowers. The historical information in the Cash Flow Summaries reflects adjustments made by the Mortgage Loan Seller to exclude certain items contained in the related financial statements that were not considered in calculating Underwritten Net Cash Flow and is presented in a different format from the financial statements to show a comparison to the Underwritten Net Cash Flow. In general, solely for purposes of the presentation of historical financial information, the amount set forth under the caption “gross income” consists of the “total revenues” set forth in the applicable financial statements (including (as and to the extent stated) rental revenues, tenant reimbursements and recovery income (and, in the case of hospitality properties and certain other property types, parking income, telephone income, food and beverage income, laundry income and other income), with adjustments to exclude amounts recognized on the financial statements under a straight-line method of recognizing rental income (including increases in minimum rents and rent abatements) from operating leases over their lives and items indicated as extraordinary or one-time revenue collections or considered nonrecurring in property operations. The amount set forth under the caption “expenses” in the historical financial information consists of the total expenses set forth in the applicable financial statements, with adjustments to exclude allocated parent company expenses, restructuring charges and charges associated with employee severance and termination benefits, interest expenses paid to company affiliates or unrelated third parties, charges for depreciation and amortization charges and items indicated as extraordinary or one-time losses or considered nonrecurring in property operations.

The selected historical information presented in the Cash Flow Summaries is derived from audited and/or unaudited financial statements furnished by the respective borrowers which has not been verified by the Depositor, any underwriters, the Mortgage Loan Sellers or any other person. Audits or other verification of such financial statements could result in changes thereto, which could in turn result in the historical net income presented herein being overstated.

(4)         “Cut-off Date Loan-to-Value Ratio” or “Cut-off Date LTV Ratio” generally means the ratio, expressed as a percentage, of the Cut-off Date Principal Balance of a Mortgage Loan to the Appraised Value of the related Mortgaged Property or Properties determined as described under “Description of the Mortgage Pool—Assessments of Property Value and Condition—Appraisals” in this free writing prospectus. See also the footnotes to Annex A in this free writing prospectus. Because the Appraised Values of the Mortgaged Properties were determined prior to origination, the information set forth in this free writing prospectus, including the Annexes hereto, is not necessarily a reliable measure of property value or the related borrower’s current equity in each Mortgaged Property. In a declining real estate market, the appraised value of a Mortgaged Property may have decreased from the appraised value determined at origination and the current actual cut-off date loan-to-value ratio of a Mortgage Loan may be higher than the Cut-off Date LTV Ratio that we present in this free writing prospectus, even after taking into account any amortization since origination. No representation is made that any Appraised Value presented in this free writing prospectus would approximate either the value that would be determined in a current appraisal of the related Mortgaged Property or the amount that would be realized upon a sale of that property. See “Risk Factors—Risks Related to Mortgage Loans and Mortgaged Properties—Appraisals May Not Reflect Current or Future Market Value of Each Property” in this free writing prospectus. Unless clearly indicated otherwise, the Cut-off Date Loan-to-Value Ratio for each of the Mortgage Loans contained in any group of cross-collateralized Mortgage Loans is calculated on the basis of the aggregate Cut-off Date Principal Balance of all those Mortgage Loans and the aggregate Appraised Value of all the related Mortgaged Properties securing the group. On an individual basis, without regard to the cross-collateralization feature, any particular Mortgage Loan that is part of a group of cross-collateralized Mortgage Loans may have a higher (and perhaps substantially higher) Cut-off Date LTV Ratio than is shown on Annex A to this free writing prospectus. In the case of a Mortgage Loan that is part of a Loan Combination, such loan-to-value ratio was calculated based on the aggregate principal balance of the Mortgage Loan and the related Companion Loan as of the Cut-off Date.

(5)         “Debt Service Coverage Ratio”, “DSCR”, “Underwritten Debt Service Coverage Ratio” “U/W NCF DSCR” or “U/W DSCR” generally means the ratio of the Underwritten Net Cash Flow for the related Mortgaged Property(ies) to the annual debt service as shown on Annex A to this free writing prospectus. In the case of Mortgage Loans with an interest-only period that has not expired as of the Cut-off Date but will expire prior to maturity or any related Anticipated Repayment Date (as applicable), 12 months of principal and interest payments is used as the annual debt service. In the case of any Mortgage Loan that provides for payments of interest-only for its entire term or through any related Anticipated Repayment Date (as applicable), 12 months of interest-only payments is used as the annual debt service. Unless clearly indicated otherwise, the Underwritten Debt Service

Coverage Ratio for each of the Mortgage Loans contained in any group of cross-collateralized Mortgage Loans is calculated on the basis of the aggregate Underwritten Net Cash Flow generated by all the Mortgaged Properties securing the group and the aggregate annual debt service payable under all of those Mortgage Loans. On an individual basis, without regard to the cross-collateralization feature, any particular Mortgage Loan that is part of a group of cross-collateralized Mortgage Loans may have a lower (and perhaps substantially lower) Underwritten Debt Service Coverage Ratio than is shown on Annex A to this free writing prospectus.

In the case of a Mortgage Loan that is part of a Loan Combination, such debt service coverage ratio was calculated based on the aggregate annual debt service of the Mortgage Loan and the related Companion Loan.

In general, debt service coverage ratios are used by income property lenders to measure the ratio of (a) cash currently generated by a property or expected to be generated by a property based upon executed leases that is available for debt service to (b) required debt service payments. However, debt service coverage ratios only measure the current, or recent, ability of a property to service mortgage debt. If a property does not possess a stable operating expectancy (for instance, if it is subject to material leases that are scheduled to expire during the loan term and that provide for above-market rents and/or that may be difficult to replace), a debt service coverage ratio may not be a reliable indicator of a property’s ability to service the mortgage debt over the entire remaining loan term. See “Underwritten Net Cash Flow” below.

The Underwritten Debt Service Coverage Ratios presented in this free writing prospectus appear for illustrative purposes only and, as discussed above, are limited in their usefulness in assessing the current, or predicting the future, ability of a Mortgaged Property to generate sufficient cash flow to repay the related Mortgage Loan. No representation is made that the Underwritten Debt Service Coverage Ratios presented in this free writing prospectus accurately reflect that ability.

(6)         “LTV Ratio at Maturity”, “LTV Ratio at Maturity or Anticipated Repayment Date”, “LTV Ratio at Maturity or ARD” and “Balloon or ARD LTV Ratio” generally means the ratio, expressed as a percentage, of (a) the principal balance of a balloon Mortgage Loan scheduled to be outstanding on the scheduled maturity date or of an ARD Loan scheduled to be outstanding on the Anticipated Repayment Date, assuming (among other things) no prepayments or defaults, to (b) the Appraised Value of the related Mortgaged Property or Properties determined as described under “Description of the Mortgage Pool—Assessments of Property Value and Condition—Appraisals” in this free writing prospectus. Because the Appraised Values of the Mortgaged Properties were determined prior to origination, the information set forth in this free writing prospectus, including the Annexes hereto, is not necessarily a reliable measure of the related borrower’s current equity in each Mortgaged Property. In a declining real estate market, the appraised value of a Mortgaged Property may have decreased from the appraised value determined at origination and the actual loan-to-value ratio at maturity of a Mortgage Loan may be higher than the LTV Ratio at Maturity that we present in this free writing prospectus. See “Risk Factors—Risks Related to Mortgage Loans and Mortgaged Properties—Appraisals May Not Reflect Current or Future Market Value of Each Property” in this free writing prospectus. In the case of each Mortgage Loan that is part of a Loan Combination, unless otherwise indicated, such loan-to-value ratio was calculated based on the aggregate principal balance that will be due at maturity with respect to such Mortgage Loan and the related Companion Loan. Unless clearly indicated otherwise, the LTV Ratio at Maturity or ARD for each of the Mortgage Loans contained in any group of cross-collateralized Mortgage Loans is calculated on the basis of the aggregate principal balance of all those Mortgage Loans scheduled to be outstanding on the scheduled maturity date or Anticipated Repayment Date (as applicable), assuming (among other things) no prepayments or defaults, and the aggregate Appraised Value of all the related Mortgaged Properties securing the group. On an individual basis, without regard to the cross-collateralization feature, any particular Mortgage Loan that is part of a group of cross-collateralized Mortgage Loans may have a higher (and perhaps, substantially higher) LTV Ratio at Maturity or ARD than is shown on Annex A to this free writing prospectus.

(7)         “Maturity Date Balloon or ARD Payment”, “Balloon or ARD Payment” or “Balloon Payment” means, for any balloon Mortgage Loan or ARD Loan, the payment of principal due upon its stated maturity date or Anticipated Repayment Date.

(8)         “Occupancy Rate” means (i) in the case of multifamily rental properties (other than residential cooperative properties) and manufactured housing community properties, the percentage of rental units or pads, as applicable, that are rented (generally without regard to the length of the lease or rental period) as of the date of determination; (ii) in the case of office, retail and industrial/warehouse properties, the percentage of the net rentable square footage rented as of the date of determination (subject to, in the case of certain Mortgage Loans, one or more of the additional lease-up assumptions); (iii) in the case of hospitality properties, generally the percentage of available rooms occupied for the trailing 12-month period ending on the date of determination; (iv) in the case of self storage facilities, generally either the percentage of the net rentable square footage rented or the percentage of units rented for the trailing 12-month period ending on the date of determination, depending on borrower reporting; and (v) in the case of residential cooperative properties, the property vacancy assumption reflected in the related appraisal for purposes of determining the appraised value of the related Mortgaged Property as a multifamily rental property (i.e., the “Coop-Rental Value” reflected in Annex A to this free writing prospectus); such vacancy assumption for residential cooperative properties does not reflect actual occupancy. In the case of some of the Mortgaged Properties, the calculation of Occupancy Rate was based on assumptions regarding occupancy, such as: the assumption that a particular tenant at the subject Mortgaged Property that has executed a lease, but has not yet taken occupancy and/or has not yet commenced paying rent, will take occupancy and/or commence paying rent on a future date generally expected to occur within twelve months of the Cut-off Date; assumptions regarding the renewal of particular leases and/or the re-leasing of certain space at the subject Mortgaged Property; and certain additional lease-up assumptions as may be described in the footnotes to Annex A to this free writing prospectus.

(9)         “Occupancy As Of Date” means the date of determination of the Occupancy Rate of a Mortgaged Property. With respect to a residential cooperative mortgage loan, the Occupancy As Of Date is the date of the related appraisal from which the Occupancy Rate is derived.

(10)       “Prepayment Provisions” denotes a general summary of the provisions of a Mortgage Loan that restrict the ability of the related borrower to voluntarily prepay the Mortgage Loan. In each case, some exceptions may apply that are not described in the general summary, such as provisions that permit a voluntary partial prepayment in connection with the release of a portion of a Mortgaged Property, or require the application of tenant holdback reserves to a partial prepayment, in each case notwithstanding any lock-out period or Yield Maintenance Charge that may otherwise apply. In describing Prepayment Provisions, we use the following symbols with the indicated meanings:

●
“D(#)”means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which voluntary prepayments of principal are prohibited, but the related borrower is permitted to defease that Mortgage Loan in order to obtain a release of the related Mortgaged Property.

●
“L(#)”means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which voluntary prepayments of principal are prohibited and defeasance is not permitted.

●
“O(#)”means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which prepayments of principal are permitted without the payment of any Prepayment Premium or Yield Maintenance Charge and the lender is not entitled to require a defeasance in lieu of prepayment.

●
“YM(#)”means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which prepayments of principal are permitted with the payment of a Yield Maintenance Charge and the lender is not entitled to require a defeasance in lieu of prepayment.

●
“D or @%(#)” means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which the related borrower is permitted to defease that Mortgage Loan in order to obtain a release of the related Mortgaged Property and during which prepayments of principal are permitted with the payment of a Prepayment Premium (equal to @% of the prepaid amount).

●
“GRTR of @% or YM(#)”means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which prepayments of principal are permitted with the payment of the greater of a Yield Maintenance Charge and a Prepayment Premium (equal to @% of the prepaid amount) and the lender is not entitled to require a defeasance in lieu of prepayment.

(11)       “Remaining Term to Maturity or ARD” means, with respect to any Mortgage Loan, the number of months from the Cut-off Date to the related stated maturity date or Anticipated Repayment Date.

(12)       “RevPAR” means, with respect to any hospitality property, revenues per available room.

(13)       “Stated Principal Balance” means, for each Mortgage Loan in the Trust Fund, a principal amount that:

●
will initially equal its unpaid principal balance as of the Cut-off Date or, in the case of a replacement Mortgage Loan, as of the date it is added to the Trust Fund, after application of all payments of principal due on or before that date, whether or not those payments have been received; and

●
will be permanently reduced on each subsequent distribution date, to not less than zero, by that portion, if any, of the Principal Distribution Amount (without regard to the adjustments otherwise contemplated by clauses 1 through 4 of the definition thereof) for that distribution date that represents principal actually received or advanced on that Mortgage Loan, and the principal portion of any Realized Loss (see “Description of the Offered Certificates—Reductions of Certificate Principal Balances in Connection with Realized Losses and Additional Trust Fund Expenses”) incurred with respect to that Mortgage Loan during the related collection period.

However, the “Stated Principal Balance” of any Mortgage Loan in the Trust Fund will, in all cases, be zero as of the distribution date following the collection period in which it is determined that all amounts ultimately collectable with respect to that Mortgage Loan or any related REO Property have been received.

(14)       “Structuring Assumptions” means, collectively, the following assumptions regarding the Certificates and the Mortgage Loans in the Trust Fund:

●
except as otherwise set forth below, the Mortgage Loans have the characteristics set forth on Annex A to this free writing prospectus and the Cut-off Date Pool Balance is as described in this free writing prospectus;

●	the initial aggregate Certificate Principal Balance or Notional Amount, as the case may be, of each interest-bearing Class of Certificates is as described in this free writing prospectus;

●	the pass-through rate for each interest-bearing Class of Certificates is as described in this free writing prospectus;

●	no delinquencies, defaults or losses occur with respect to any of the Mortgage Loans;

●
no Additional Trust Fund Expenses (including Trust Advisor Expenses) arise, no Servicing Advances are made under the Pooling and Servicing Agreement and the only expenses of the Trust consist of the trustee fees, the certificate administrator fees, the master servicing fees

(including any applicable primary or sub-servicing fees), the CREFC® intellectual property royalty license fees and the trust advisor fees, each as set forth on Annex A to this free writing prospectus;

●	there are no modifications, extensions, waivers or amendments affecting the monthly debt service payments by borrowers on the Mortgage Loans;

●
each of the Mortgage Loans provides for monthly debt service payments to be due on the first day of each month, regardless of the actual day of the month on which those payments are otherwise due and regardless of whether the subject date is a business day or not;

●
all monthly debt service payments on the Mortgage Loans are timely received by a Master Servicer on behalf of the Trust on the day on which they are assumed to be due or paid as described in the immediately preceding bullet;

●	each ARD Loan in the Trust Fund is paid in full on its Anticipated Repayment Date;

●
no involuntary prepayments are received as to any Mortgage Loan at any time (including, without limitation, as a result of any application of escrows, reserve or holdback amounts if performance criteria are not satisfied);

●
except as described in the next two succeeding bullets, no voluntary prepayments are received as to any Mortgage Loan during that Mortgage Loan’s prepayment lock-out period, including any contemporaneous period when defeasance is permitted, or during any period when principal prepayments on that Mortgage Loan are required to be accompanied by a Prepayment Premium or Yield Maintenance Charge, including any contemporaneous period when defeasance is permitted;

●
except as otherwise assumed in the immediately preceding two bullets, prepayments are made on each of the Mortgage Loans at the indicated CPRs set forth in the subject tables or other relevant part of this free writing prospectus, without regard to any limitations in those Mortgage Loans on partial voluntary principal prepayments;

●	all prepayments on the Mortgage Loans are assumed to be accompanied by a full month’s interest and no Prepayment Interest Shortfalls occur;

●	no Yield Maintenance Charges or Prepayment Premiums are collected;

●
no person or entity entitled thereto exercises its right of optional termination as described in this free writing prospectus under “The Pooling and Servicing Agreement—Termination of the Pooling and Servicing Agreement”;

●	no Mortgage Loan is required to be repurchased, as described under “Description of the Mortgage Pool—Cures, Repurchases and Substitutions” in this free writing prospectus;

●	distributions on the Offered Certificates are made on the 15th day of each month, commencing in September 2014; and

●	the Offered Certificates are settled with investors on August 12, 2014.

(15)         “Underwritten Net Cash Flow”, “Underwritten NCF” or “U/W NCF” means an amount based on assumptions relating to cash flow available for debt service. In general, it is the assumed revenue derived from the use and operation of a Mortgaged Property, consisting primarily of rental income, less the sum of (a) assumed operating expenses (such as utilities, administrative expenses, repairs and maintenance, management fees and advertising), (b) fixed expenses, such as insurance, real estate taxes and, if applicable, ground lease or space lease payments, and (c) reserves for capital expenditures, including tenant improvement costs and leasing commissions. Underwritten Net

Cash Flow generally does not reflect interest expenses, non-cash items such as depreciation and amortization and other non-reoccurring expenses.

In determining the “revenue” component of Underwritten Net Cash Flow for each Mortgaged Property (other than a residential cooperative property), the related Mortgage Loan Seller generally relied on a rent roll and/or other known, signed tenant leases, executed extension options, master leases, property financial statements, estimates in the related appraisal, or other indications of anticipated income (generally supported by market considerations, cash reserves or letters of credit) supplied by the related borrower and, where the actual vacancy shown thereon and the market vacancy was less than 5%, assumed a minimum 5% vacancy in determining revenue from rents, except that in the case of certain non-multifamily and non-manufactured housing community properties, space occupied by any anchor or single tenant or other large creditworthy tenant may have been disregarded (or a rate of less than 5% has been assumed) in performing the vacancy adjustment due to the length of the related leases or creditworthiness of such tenants. Where the actual or market vacancy was greater than 5%, the Mortgage Loan Seller determined revenue from rents by generally relying on a rent roll and/or other known, signed leases, executed lease extension options, property financial statements, estimates in the related appraisal, or other indications of anticipated income (generally supported by market considerations, cash reserves or letters of credit) supplied and generally (but not in all cases) the greatest of (a) actual current vacancy at the related Mortgaged Property or a vacancy otherwise based on performance of the related Mortgaged Property (e.g., an economic vacancy based on actual collections for a specified trailing period), (b) current vacancy according to third party provided market information or at comparable properties in the same or similar market as the related Mortgaged Property, subject to adjustment to address special considerations (such as where market vacancy may have been ignored with respect to space covered by long-term leases) and/or to reflect the appraiser’s conclusion of a supportable or stabilized occupancy rate, and (c) 5%. In some cases involving a multi-property Mortgage Loan, the foregoing vacancy assumptions may be applied to the portfolio of the related Mortgaged Properties in the entirety, but may not apply to each related Mortgaged Property. In addition, for some Mortgaged Properties, the actual vacancy may reflect the average vacancy over the course of a year. In determining revenue for multifamily, manufactured housing community and self storage properties, the Mortgage Loan Sellers generally reviewed rental revenue shown on the rolling one-to-twelve month (or some combination thereof) operating statements or annualized the rental revenue and reimbursement of expenses shown on rent rolls or operating statements with respect to the prior one-to-twelve month periods. In the case of hospitality properties, gross receipts were generally determined based upon the average occupancy not to exceed 75% and daily rates based on third party provided market information or daily rates achieved during the prior one-to-three year annual reporting period. In the case of manufactured housing communities with leased homes owned by the borrower or an affiliate, the related Mortgage Loan Seller generally underwrote only the paid rental income without regard to the leased home.

In determining the “expense” component of Underwritten Net Cash Flow for each Mortgaged Property, the related Mortgage Loan Seller generally relied on, to the extent available, historical operating statements, full-year or year-to-date financial statements, rolling 12-month operating statements, year-to-date financial statements and/or budgets supplied by the related borrower, as well as estimates in the related appraisal, except that:  (i) if tax or insurance expense information more current than that reflected in the financial statements was available and verified, the newer information was generally used; (ii) property management fees were generally assumed to be 2% to 6% (depending on the property) of effective gross income (or, in the case of a hospitality property, gross receipts); (iii) in general, depending on the property type, assumptions were made with respect to the average amount of reserves for leasing commissions, tenant improvement expenses and capital expenditures; (iv) expenses were assumed to include annual replacement reserves; and (v) recent changes in circumstances at the Mortgaged Properties were taken into account (for example, physical changes that would be expected to reduce utilities costs). Annual replacement reserves were generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or minimum requirements by property type designated by the Mortgage Loan Seller, and are:  (a) in the case of retail, office, self storage and industrial/warehouse properties, generally not more than $0.35 per square foot of net rentable commercial area (and may be zero); (b) in the case of multifamily rental apartments, generally not more than approximately $400 per residential unit per year, depending on the condition of the property (and may be zero); (c) in the case of manufactured housing community properties, generally not more than approximately $50 per pad per year, depending on the condition of the property (and may be zero); and (d) in the case of hospitality properties, generally 4% to 5%, inclusive, of gross revenues. In circumstances where a sole tenant is responsible for all repairs and maintenance at a Mortgaged Property, the annual replacement reserves may be $0. In addition, in some cases, the Mortgage Loan Seller recharacterized as capital expenditures items that are reported by borrowers as operating expenses (thus increasing the “net cash flow”).

Historical operating results may not be available for Mortgaged Properties with newly constructed improvements, Mortgaged Properties with triple net leases, Mortgaged Properties that have recently undergone substantial renovations and newly acquired Mortgaged Properties. In such cases, items of revenue and expense used in calculating Underwritten Net Cash Flow were generally derived from rent rolls, estimates set forth in the related appraisal, leases with tenants, other third party provided market information or from other borrower-supplied information. We cannot assure you with respect to the accuracy of the information provided by any borrowers, or the adequacy of the procedures used by the applicable Mortgage Loan Seller in determining the presented operating information.

For purposes of calculating Underwritten Net Cash Flow for Mortgage Loans where leases have been executed by one or more affiliates of the borrower, the rents under some of such leases, if applicable, have been adjusted downward to reflect market rents for similar properties if the rent actually paid under the lease was significantly higher than the market rent for similar properties.

The amounts described as revenue and expense above are often highly subjective values. In the case of some of the Mortgage Loans, the calculation of Underwritten Net Cash Flow for the related Mortgaged Properties was based on assumptions regarding projected rental income, expenses and/or occupancy, including, without limitation, one or more of the following:  (i) the assumption that a particular tenant at a Mortgaged Property that has executed a lease, but has not yet taken occupancy and/or has not yet commenced paying rent, will take occupancy and commence paying rent on a future date generally expected to occur within twelve months of the Cut-off Date; (ii) the assumption that certain rental income that is to be payable commencing on a future date under a signed lease, but where the subject tenant is in an initial rent abatement or free rent period, will be paid commencing on such future date; (iii) assumptions regarding the probability of renewal or extension of particular leases and/or the re-leasing of certain space at a Mortgaged Property and the anticipated effect on capital and re-leasing expenditures; (iv) assumptions regarding the costs and expenses, including leasing commissions and tenant improvements, associated with leasing vacant space or releasing occupied space at a future date; and (v) assumptions regarding future increases or decreases in expenses, or whether certain expenses are capital expenses or should be treated as expenses which are not recurring. In addition, in the case of some commercial properties, the underwritten revenues were adjusted upward to account for a portion or average of the additional rents provided for under any rent step-ups scheduled to occur over the terms of the executed leases. We cannot assure you that the assumptions and calculations made with respect to any Mortgage Loan will, in fact, be consistent with actual property performance. Actual annual net cash flow for a Mortgaged Property may be less than the Underwritten Net Cash Flow presented with respect to that property in this free writing prospectus. In addition, the underwriting analysis of any particular Mortgage Loan as described herein by a particular Mortgage Loan Seller may not (and likely will not) conform to an analysis of the same property by other persons or entities.

For additional information related to calculation of “Underwritten Net Cash Flow”, “Underwritten NCF” or “U/W NCF” for Mortgage Loans secured by residential cooperative properties, see “Certain Characteristics of Mortgage Loans Secured by Residential Cooperatives” below.

See “Risk Factors—Risks Related to Mortgage Loans and Mortgaged Properties—Underwritten Net Cash Flow Could Be Based on Incorrect or Failed Assumptions” in this free writing prospectus.

(16)       “Underwritten NCF Debt Yield” or “U/W NCF Debt Yield” generally means, with respect to any Mortgage Loan, the related Underwritten NCF divided by the Cut-off Date Principal Balance of that Mortgage Loan. However, in the case of a Mortgage Loan that is part of a Loan Combination, unless otherwise indicated, such debt yield was calculated based on the aggregate principal balance of the Mortgage Loan and the related Companion Loan as of the Cut-off Date. Unless indicated otherwise, the Underwritten NCF Debt Yield for each Mortgage Loan contained in any group of cross-collateralized Mortgage Loans is equal to the Underwritten NCF of all the Mortgaged Properties securing the group divided by the aggregate Cut-off Date Principal Balance of all the Mortgage Loans in the group. On an individual basis, without regard to the cross-collateralization feature, any particular Mortgage Loan that is part of a group of cross-collateralized Mortgage Loans may have a lower (and perhaps substantially lower) Underwritten NCF Debt Yield than is shown on Annex A to this free writing prospectus.

(17)       “Underwritten Net Operating Income”, “Underwritten NOI” or “U/W NOI” means an amount based on assumptions of the cash flow available for debt service before deductions for capital expenditures, including replacement reserves, tenant improvement costs and leasing commissions. Underwritten Net Operating Income is generally estimated in the same manner as Underwritten Net Cash Flow, except that no deduction is made for capital expenditures, including replacement reserves, tenant improvement costs and leasing commissions. For additional information related to calculation of “Underwritten Net Operating Income”, “Underwritten NOI” or “U/W NOI” for Mortgage Loans secured by residential cooperative properties, see “Certain Characteristics of Mortgage Loans Secured by Residential Cooperatives” below. See “Risk Factors—Risks Related to Mortgage Loans and Mortgaged Properties—Underwritten Net Cash Flow Could Be Based on Incorrect or Failed Assumptions” in this free writing prospectus.

(18)       “Underwritten NOI Debt Yield” or “U/W NOI Debt Yield” means, with respect to any Mortgage Loan, the related Underwritten NOI divided by the Cut-off Date Principal Balance of that Mortgage Loan. In the case of a Mortgage Loan that is part of a Loan Combination, unless otherwise indicated, such debt yield was calculated based on the aggregate principal balance of the Mortgage Loan and the related Companion Loan as of the Cut-off Date. Unless clearly indicated otherwise and as set forth below, the Underwritten NOI Debt Yield for each Mortgage Loan contained in any group of cross-collateralized Mortgage Loans is equal to the Underwritten NOI of all the Mortgaged Properties securing the group divided by the aggregate Cut-off Date Principal Balance of all the Mortgage Loans in the group. On an individual basis, without regard to the cross-collateralization feature, any particular Mortgage Loan that is part of a group of cross-collateralized Mortgage Loans may have a lower (and perhaps substantially lower) Underwritten NOI Debt Yield than is shown on Annex A to this free writing prospectus.

You should review the footnotes to Annex A in this free writing prospectus for information regarding certain other loan-specific adjustments regarding the calculation of debt service coverage ratio information, loan-to-value ratio information, debt yield information and/or loan per net rentable square foot or unit with respect to certain of the Mortgage Loans.

Except as otherwise specifically stated, the Cut-off Date LTV Ratio, Underwritten Debt Service Coverage Ratio, LTV Ratio at Maturity, Underwritten NCF Debt Yield, Underwritten NOI Debt Yield and loan per net rentable square foot or unit statistics with respect to each Mortgage Loan are calculated and presented without regard to any indebtedness other than the Mortgage Loan, whether or not secured by the related Mortgaged Property, ownership interests in the related borrower or otherwise, that currently exists or that may be incurred by the related borrower or its owners in the future.

References to “weighted averages” of the Mortgage Loans in the Mortgage Pool or any particular sub-group of the Mortgage Loans are references to averages weighted on the basis of the Cut-off Date Principal Balances of the subject Mortgage Loans.

If we present a debt rating for some tenants and not others in the tables, you should assume that the other tenants are not rated and/or have below-investment grade ratings. If a tenant has a rated parent or affiliate, we present the rating of that parent or affiliate, notwithstanding that the parent or affiliate may itself have no obligations under the lease. Presentation of a rating opposite a tenant should not be construed as a statement that the relevant tenant will perform or be able to perform its obligations.

The sum in any column of any of the tables in Annex C may not equal the indicated total due to rounding.

Historical information presented in this free writing prospectus, including information in Annexes A and B to this free writing prospectus is derived from audited and/or unaudited financial statements provided by the borrowers. In each case, the historical information is taken from the same source with respect to a Mortgage Loan and subject to the same adjustments and considerations as described above with respect to the ten largest Mortgage Loans under the definition of “Cash Flow Analysis”.

Certain Characteristics of Mortgage Loans Secured by Residential Cooperatives

With respect to the residential cooperative mortgage loans sold to the Trust by NCB, FSB, due to attributes particular to residential housing cooperatives, certain information presented herein differs from that presented for other Mortgage Loans included in the Trust. Several of these differences are particularly relevant to your consideration of an investment in the Offered Certificates. In particular, the manner in which loan-to-value ratios, debt service coverage ratios and debt yields are calculated for the residential cooperative mortgage loans sold to the Trust by NCB, FSB differs from the manner in which such calculations are made for other Mortgage Loans included in the Trust.

For example, the appraised value of such a residential cooperative property used for purposes of determining the loan-to-value ratio for the related Mortgage Loan as of any date is the value estimate reflected in an appraisal of such residential cooperative property determined as if such residential cooperative property is operated as a residential cooperative and, in general, such value equals the sum of (i) the gross sellout value of all cooperative units in such residential cooperative property (applying a discount for units that are subject to existing rent regulated or rent-controlled rental tenants as and if deemed appropriate by the appraiser), based in part on various comparable sales of cooperative apartment units in the market, plus (ii) the amount of the underlying debt encumbering such residential cooperative property. This value, based upon the most recent appraisal as of the Cut-off Date, is reflected as the “Appraised Value” of a residential cooperative property on Annex A to this free writing prospectus. With respect to limited equity cooperatives (i.e., housing cooperatives in which eligible members purchase shares at below market prices and are subject to restrictions on the sale price for which units may be re-sold), the gross sellout value referenced in the preceding sentences is calculated without regard to any applicable sale price restrictions. The comparable sales considered in the appraisers’ estimates of gross sellout values may have occurred at properties where the cooperative entity’s underlying mortgage debt per cooperative unit was substantially more or less than that at the applicable Mortgaged Property. The appraisers generally made no adjustments to comparable sales statistics to account for any such differences, although monthly unit maintenance obligations may have been considered. A residential cooperative property is also valued as a multifamily rental property to determine a “Coop-Rental Value” as set forth on Annex A to this free writing prospectus. The value of a residential cooperative property as a multifamily rental property is the value estimate reflected in an appraisal of such residential cooperative property and, in general, is derived by applying an appropriate capitalization rate (as determined by the appraiser) to the Underwritten Net Cash Flow for such residential cooperative property.

In addition, for purposes of determining the debt service coverage ratio and debt yield for a residential cooperative mortgage loan, the “Underwritten Net Cash Flow”, “Underwritten NCF” or “U/W NCF” for a residential cooperative property and the “Underwritten Net Operating Income”, “Underwritten NOI” or “U/W NOI” for a residential cooperative property is the projected net cash flow reflected in an appraisal of such residential cooperative property and, in general, equals projected operating income at the property assuming such property is operated as a rental property with rents and other income set at prevailing market rates (but taking into account the presence of existing rent regulated or rent-controlled rental tenants), reduced by underwritten property operating expenses, a market-rate vacancy assumption and projected replacement reserves, in each case as determined by the appraiser. However, the projected net cash flow used in such determinations may differ materially from the scheduled monthly maintenance payments from the tenant-stockholders upon which residential cooperatives depend.

The loan-to-value ratios, debt service coverage ratios and debt yields presented herein with respect to such a residential cooperative mortgage loan may differ from the loan-to-value ratios, debt service coverage ratios and debt yields that would have been determined for such residential cooperative mortgage loan had a different methodology (including the methodology used for calculating such values with respect to the other mortgage loans sold to the Depositor) been used. In addition, due to the specialized nature of residential housing cooperatives, certain information presented in and shown on Annex A to this free writing prospectus with respect to Mortgage Loans (other than such residential cooperative mortgage loans) is not presented with respect to the residential cooperative mortgage loans sold to the Depositor by NCB, FSB for inclusion in the Trust and is, instead, reflected as not applicable (NAP).

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ANNEX E-1

MORTGAGE LOAN SELLER REPRESENTATIONS AND WARRANTIES

Mortgage Loan Representations and Warranties

Each Mortgage Loan Seller will make with respect to the Mortgage Loans that it is selling to the Depositor the representations and warranties set forth below as of the date specified below or, if no such date is specified, as of the Closing Date, in each case subject to the exceptions to those representations and warranties that are described on Annex E-2 for the applicable Mortgage Loan Seller. Capitalized terms used but not otherwise defined in this Annex E-1 will have the meanings set forth in this free writing prospectus or, if not defined therein, in the related Mortgage Loan Purchase Agreement.

Each Mortgage Loan Purchase Agreement, together with the related representations and warranties (subject to the exceptions thereto), serves to contractually allocate risk between the related Mortgage Loan Seller, on the one hand, and the trust fund, on the other. We present the related representations and warranties set forth below for the sole purpose of describing some of the terms and conditions of that risk allocation. The presentation of representations and warranties is not intended as statements regarding the actual characteristics of the Mortgage Loans, Mortgaged Properties or other matters. We cannot assure you that the Mortgage Loans actually conform to the statements made in the representations and warranties that we present below.

In addition, for purposes of the following representations and warranties, the phrase “the Mortgage Loan Seller’s knowledge” and other words and phrases of like import will mean, except where otherwise expressly set forth below, the actual state of knowledge of the Mortgage Loan Seller, its officers and employees responsible for the underwriting, origination, servicing or sale of the Mortgage Loans regarding the matters expressly set forth below in each case without having conducted any independent inquiry into such matters and without any obligation to have done so (except (i) having sent to the servicers servicing the Mortgage Loans on behalf of the Mortgage Loan Seller, if any, specific inquiries regarding the matters referred to and (ii) as expressly set forth herein). All information contained in documents which are part of or required to be part of a Mortgage File, as specified in the Pooling and Servicing Agreement (to the extent such documents exist) will be deemed within the Mortgage Loan Seller’s knowledge.

1.
Complete Mortgage File. With respect to each Mortgage Loan, to the extent that the failure to deliver the same would constitute a “Material Document Defect” in the Pooling and Servicing Agreement and/or Mortgage Loan Purchase Agreement, (i) a copy of the Mortgage File for each Mortgage Loan and (ii) originals or copies of all financial statements, appraisals, environmental reports, engineering reports, seismic assessment reports, leases, rent rolls, Insurance Policies and certificates, legal opinions and tenant estoppels in the possession or under the control of such Mortgage Loan Seller that relate to such Mortgage Loan, will be or have been delivered to the applicable Master Servicer with respect to each Mortgage Loan by the deadlines set forth in the Pooling and Servicing Agreement and/or Mortgage Loan Purchase Agreement. For the avoidance of doubt, the Mortgage Loan Seller shall not be required to deliver any attorney-client privileged communication, draft documents or any documents or materials prepared by it or its Affiliates for internal uses, including without limitation, credit committee briefs or memoranda and other internal approval documents.

2.
Whole Loan; Ownership of Mortgage Loans. Each Mortgage Loan is a whole loan and not a participation interest in a Mortgage Loan. At the time of the sale, transfer and assignment to Depositor, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to the Mortgage Loan Seller), participation or pledge, and the Mortgage Loan Seller had good title to, and was the sole owner of, each Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations, any other ownership interests and other interests on, in or to such Mortgage Loan other than any servicing rights appointment, subservicing or similar agreement. Mortgage Loan Seller has full right and

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authority to sell, assign and transfer each Mortgage Loan, and the assignment to Depositor constitutes a legal, valid and binding assignment of such Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such Mortgage Loan.

3.
Loan Document Status. Each related Mortgage Note, Mortgage, Assignment of Leases (if a separate instrument), guaranty and other agreement executed by or on behalf of the related borrower, guarantor or other obligor in connection with such Mortgage Loan is the legal, valid and binding obligation of the related borrower, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except as such enforcement may be limited by (i) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law and except that certain provisions in such Mortgage Loan documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance premiums) may be further limited or rendered unenforceable by applicable law, but (subject to the limitations set forth above) such limitations or unenforceability will not render such Mortgage Loan documents invalid as a whole or materially interfere with the mortgagee’s realization of the principal benefits and/or security provided thereby (clauses (i) and (ii) collectively, the “Standard Qualifications”).

Except as set forth in the immediately preceding sentences, there is no valid offset, defense, counterclaim or right of rescission available to the related borrower with respect to any of the related Mortgage Notes, Mortgages or other Mortgage Loan documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by Mortgage Loan Seller in connection with the origination of the Mortgage Loan, that would deny the mortgagee the principal benefits intended to be provided by the mortgage note, mortgage or other Mortgage Loan documents.

4.
Mortgage Provisions. The Mortgage Loan documents for each Mortgage Loan, together with applicable state law, contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, nonjudicial foreclosure subject to the limitations set forth in the Standard Qualifications.

5.
Hospitality Provisions. The Mortgage Loan documents for each Mortgage Loan that is secured by a hospitality property operated pursuant to a franchise or license agreement includes an executed comfort letter or similar agreement signed by the related mortgagor and franchisor or licensor of such property that, subject to the applicable terms of such franchise or license agreement and comfort letter or similar agreement, is enforceable by the Trust against such franchisor or licensor either (A) directly or as an assignee of the originator, or (B) upon the Mortgage Loan Seller’s or its designee providing notice of the transfer of the Mortgage Loan to the Trust in accordance with the terms of such executed comfort letter or similar agreement, which the Mortgage Loan Seller or its designee shall provide, or, if neither (A) nor (B) is applicable, the Mortgage Loan Seller or its designee shall apply for, on the Trust’s behalf, a new comfort letter or similar agreement as of the Closing Date. The mortgage or related security agreement for each Mortgage Loan secured by a hospitality property creates a security interest in the revenues of such property for which a UCC financing statement has been filed in the appropriate filing office. For the avoidance of doubt, no representation is made as to the perfection of any security interest in revenues to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required to effect such perfection.

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6.
Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Mortgage File or as otherwise provided in the related Mortgage Loan documents (a) the material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty, and related Mortgage Loan documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of the remaining portion of such Mortgaged Property; and (c) neither borrower nor guarantor has been released from its material obligations under the Mortgage Loan. With respect to each Mortgage Loan, except as contained in a written document included in the Mortgage File, there have been no modifications, amendments or waivers, that could be reasonably expected to have a material adverse effect on such Mortgage Loan consented to by the Mortgage Loan Seller on or after the Cut-off Date.

7.
Lien; Valid Assignment. Subject to the Standard Qualifications, each endorsement or assignment of mortgage and assignment of Assignment of Leases from the Mortgage Loan Seller or its affiliate is in recordable form (but for the insertion of the name of the assignee and any related recording information which is not yet available to the Mortgage Loan Seller) and constitutes a legal, valid and binding endorsement or assignment from the Mortgage Loan Seller, or its affiliate, as applicable. Each related Mortgage and Assignment of Leases is freely assignable without the consent of the related borrower. Each related mortgage is a legal, valid and enforceable first lien on the related borrower’s fee (or if identified on the mortgage loan schedule attached as an exhibit to the related Mortgage Loan Purchase Agreement, leasehold) interest in the Mortgaged Property in the principal amount of such Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined below) and the exceptions to paragraph 8 below (each such exception, a “Title Exception”)), except as the enforcement thereof may be limited by the Standard Qualifications. Such Mortgaged Property (subject to Permitted Encumbrances and Title Exceptions) as of origination and, to the Mortgage Loan Seller’s knowledge, as of the Cut-off Date, is free and clear of any recorded mechanics’ or materialmen’s liens and other recorded encumbrances, and as of origination and, to the Mortgage Loan Seller’s knowledge, as of the Cut-off Date, no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by the applicable Title Policy (as described below). Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid and enforceable lien on property described therein subject to the Permitted Encumbrances and Title Exceptions, except as such enforcement may be limited by Standard Qualifications, subject to the limitations described in paragraph 11 below. Notwithstanding anything herein to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required to effect such perfection.

8.
Permitted Liens; Title Insurance. Each Mortgaged Property securing a Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy or a “marked up” commitment, in each case with escrow instructions and binding on the title insurer) (the “Title Policy”) in the original principal amount of such Mortgage Loan (or with respect to a Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage, which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and

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assessments not yet due and payable; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record specifically identified in the Title Policy; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property; (f) if the related Mortgage Loan constitutes a cross-collateralized Mortgage Loan, the lien of the Mortgage for another Mortgage Loan contained in the same cross-collateralized group, and (g) condominium declarations of record and identified in such Title Policy, provided that none of which items (a) through (g), individually or in the aggregate, materially interferes with the current marketability or principal use of the Mortgaged Property, the security intended to be provided by such Mortgage, or the current ability of the related Mortgaged Property to generate net cash flow sufficient to service the related Mortgage Loan or the borrower’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). For purposes of clause (a) of the immediately preceding sentence, any such taxes, assessments and other charges are not considered due and payable until the date on which interest and/or penalties would be payable thereon. Except as contemplated by clause (f) of the second preceding sentence, none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by the Mortgage Loan Seller thereunder and no claims have been paid thereunder. Neither the Mortgage Loan Seller, nor to the Mortgage Loan Seller’s knowledge, any other holder of the Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy. Each Title Policy contains no exclusion for, or affirmatively insures (except for any Mortgaged Property located in a jurisdiction where such affirmative insurance is not available in which case such exclusion may exist), (a) that the Mortgaged Property shown on the survey is the same as the property legally described in the Mortgage and (b) to the extent that the Mortgaged Property consists of two or more adjoining parcels, such parcels are contiguous.

9.
Junior Liens. It being understood that B notes secured by the same Mortgage as a Mortgage Loan are not subordinate mortgages or junior liens, except for any Mortgage Loan that is cross-collateralized and cross-defaulted with another Mortgage Loan, as of the Cut-off Date there are no subordinate mortgages or junior mortgage liens encumbering the related Mortgaged Property other than Permitted Encumbrances. The Mortgage Loan Seller has no knowledge of any mezzanine debt secured directly by interests in the related borrower other than as disclosed in the Prospectus.

10.
Assignment of Leases and Rents. There exists as part of the related Mortgage File an Assignment of Leases (either as a separate instrument or incorporated into the related Mortgage). Subject to the Permitted Encumbrances and Title Exceptions, each related Assignment of Leases creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related borrower to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Standard Qualifications. The related Mortgage or related Assignment of Leases, subject to applicable law and the Standard Qualifications, provides that, upon an event of default under the Mortgage Loan, a receiver may be appointed for the collection of rents or for the related mortgagee to enter into possession to collect the rents or for rents to be paid directly to the mortgagee.

11.
Financing Statements. Subject to the Standard Qualifications, each Mortgage Loan or related security agreement establishes a valid security interest in, and a UCC-1 financing statement has been filed and/or recorded (or, in the case of fixtures, the Mortgage constitutes a fixture filing) in all places necessary at the time of the origination of the Mortgage Loan to

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perfect a valid security interest in, the personal property (creation and perfection of which is governed by the UCC) owned by borrower and necessary to operate such Mortgaged Property in its current use other than (1) non-material personal property, (2) personal property subject to purchase money security interests and (3) personal property that is leased equipment. Each UCC-1 financing statement, if any, filed with respect to personal property constituting a part of the related Mortgaged Property and each UCC-3 assignment, if any, filed with respect to such financing statement was in suitable form for filing in the filing office in which such financing statement was filed. Notwithstanding anything herein to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required to effect such perfection.

12.
Condition of Property. Mortgage Loan Seller or the Originator of the Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within six months of origination of the Mortgage Loan and within twelve months of the Cut-off Date.

An engineering report or property condition assessment was prepared by a third party engineering consultant in connection with the origination of each Mortgage Loan no more than twelve months prior to the Cut-off Date. To the Mortgage Loan Seller’s knowledge, based solely upon the due diligence customarily performed by Mortgage Loan Seller in connection with the origination of similar commercial and multifamily loans intended for securitization, and except as set forth in such engineering report or property condition report or with respect to which repairs were required to be reserved for or made, (a) all major building systems for the improvements of each related Mortgaged Property are in good working order, and (b) each related Mortgaged Property (i) is free of any material damage, and (ii) is in good repair and condition, and (iii) is free of patent and observable structural defects, except to the extent as to all statements in clauses (a) and (b) above, (x) any damage or deficiencies would not reasonably be expected to materially and adversely affect the use or operation of the Mortgaged Property or the security intended to be provided by such mortgage, or repairs with respect to such damage or deficiencies are estimated to not exceed 5% of the original principal balance of the Mortgage Loan; (y) such repairs have been completed; or (z) escrows in an aggregate amount consistent with the standards utilized by the Mortgage Loan Seller in connection with the origination of similar commercial and multifamily loans intended for securitization, which escrows will in all events be in an aggregate amount not less than the estimated cost of such repairs.

To the Mortgage Loan Seller’s knowledge, based on the engineering report or property condition assessment and the Sponsor Diligence (as defined in paragraph 42), there are no issues with the physical condition of the Mortgaged Property that the Mortgage Loan Seller believes would have a material adverse effect on the current marketability or principal use of the Mortgaged Property other than those disclosed in the engineering report or servicing file and those addressed in sub-clauses (x), (y), and (z) of the preceding sentence.

13.
Taxes and Assessments. As of the date of origination and, to the Mortgage Loan Seller’s knowledge, as of the Cut-off Date, all taxes, governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges) due with respect to the Mortgaged Property (excluding any related personal property) securing a Mortgage Loan that is or could become a lien on the related Mortgaged Property that became due and owing prior to the Cut-off Date with respect to each related Mortgaged Property have been paid, or, if the appropriate amount of such taxes or charges is being appealed or is otherwise in dispute, the unpaid taxes or charges are covered by an escrow of funds or other security sufficient to pay such tax or charge and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, any such taxes, assessments and other charges shall not be considered due and payable until the date on which interest and/or penalties would be payable thereon.

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14.
Condemnation. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, there is no proceeding pending and, to the Mortgage Loan Seller’s knowledge as of the date of origination and as of the Cut-off Date, there is no proceeding threatened for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the value, use or operation of the Mortgaged Property.

15.
Actions Concerning Mortgage Loan. To the Mortgage Loan Seller’s knowledge, based on evaluation of the Title Policy (as defined in paragraph 8), an engineering report or property condition assessment as described in paragraph 12, applicable local law compliance materials as described in paragraph 26, the Sponsor Diligence (as defined in paragraph 42), and the ESA (as defined in paragraph 43), as of origination there was no pending or filed action, suit or proceeding, arbitration or governmental investigation involving any borrower, guarantor, or borrower’s interest in the Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such borrower’s title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such borrower’s ability to perform under the related Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the current marketability of the Mortgaged Property, (f) the principal benefit of the security intended to be provided by the Mortgage Loan documents, (g) the current ability of the Mortgaged Property to generate net cash flow sufficient to service such Mortgage Loan, or (h) the current principal use of the Mortgaged Property.

16.
Escrow Deposits. All escrow deposits and escrow payments currently required to be escrowed with lender pursuant to each Mortgage Loan (including capital improvements and environmental remediation reserves) are in the possession, or under the control, of the Mortgage Loan Seller or its servicer, and there are no delinquencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required under the related Mortgage Loan documents are being conveyed by the Mortgage Loan Seller to Depositor or its servicer. Any and all material requirements under the Mortgage Loan as to completion of any material improvements and as to disbursements of any funds escrowed for such purpose, which requirements were to have been complied with on or before the Closing Date, have been complied with in all material respects or the funds so escrowed have not been released unless such release was consistent with the Mortgage Loan Seller’s practices with respect to escrow releases or such released funds were otherwise used for their intended purpose. No other escrow amounts have been released except in accordance with the terms and conditions of the related Mortgage Loan documents.

17.
No Holdbacks. The principal amount of the Mortgage Loan stated on the mortgage loan schedule attached as an exhibit to the related Mortgage Loan Purchase Agreement has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs, occupancy, performance or other matters with respect to the related Mortgaged Property, the borrower or other considerations determined by Mortgage Loan Seller to merit such holdback), and any requirements or conditions to disbursements of any loan proceeds held in escrow have been satisfied with respect to any disbursement of any such escrow fund.

18.
Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Mortgage Loan documents and having a claims-paying or financial strength rating of at least “A-:VIII” (for a Mortgage Loan with a principal balance below $35 million) and “A:VIII” (for a Mortgage Loan with a principal balance of $35 million or more) from A.M. Best Company or “A3” (or the equivalent) from Moody’s or “A-” from S&P (collectively the

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“Insurance Rating Requirements”), in an amount (subject to customary deductibles) not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by borrower included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Mortgage Loan documents, by business interruption or rental loss insurance (except where an applicable tenant lease does not permit the tenant to abate rent under any circumstances), which (i) covers a period of not less than 12 months (or with respect to each Mortgage Loan with a principal balance of $35 million or more, 18 months), or a specified dollar amount which, in the reasonable judgment of the Mortgage Loan Seller, will cover no less than 12 months (18 months for Mortgage Loans with a principal balance of $35 million or more) of rental income; (ii) for a Mortgage Loan with a principal balance of $50 million or more contains a 180 day “extended period of indemnity”; and (iii) covers the actual loss sustained during the time period, or up to the specified dollar amount, set forth in clause (i) above.

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related borrower is required to maintain insurance in the maximum amount available under the National Flood Insurance Program, plus such additional excess flood coverage in an amount as is generally required by the Mortgage Loan Seller for similar commercial and multifamily loans intended for securitization.

If windstorm and/or windstorm related perils and/or “named storms” are excluded from the primary property damage insurance policy the Mortgaged Property is insured by a separate windstorm insurance policy issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms, in an amount not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the borrower and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property by an insurer meeting the Insurance Rating Requirements.

The Mortgaged Property is covered, and required to be covered pursuant to the related Mortgage Loan documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including broad-form coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by Mortgage Loan Seller for similar commercial and multifamily loans intended for securitization, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the seismic condition of such property, for the sole purpose of assessing the probable maximum loss or scenario expected loss (“PML”) for the Mortgaged Property in the event of an earthquake. In such instance, the PML was based on a 475-year return period, which correlates to a 10% probability of exceedance in an exposure period of 50 years. If the resulting report concluded that the PML would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an

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insurer rated at least “A:VIII” by A.M. Best Company or “A3” (or the equivalent) from Moody’s or “A-” by S&P in an amount not less than 100% of the PML.

The Mortgage Loan documents require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then outstanding principal amount of the related Mortgage Loan, the lender (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such Mortgage Loan together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section that are required by the Mortgage Loan documents to be paid as of the Cut-off Date have been paid, and such insurance policies name the lender under the Mortgage Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of the Trustee. Each related Mortgage Loan obligates the related borrower to maintain all such insurance and, at such borrower’s failure to do so, authorizes the lender to maintain such insurance at the borrower’s cost and expense and to charge such borrower for related premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the lender of termination or cancellation arising because of nonpayment of a premium and at least 30 days’ prior notice to the lender of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by Mortgage Loan Seller.

19.
Access; Utilities; Separate Tax Parcels. Based solely on evaluation of the Title Policy (as defined in paragraph 8) and survey, if any, an engineering report or property condition assessment as described in paragraph 12, applicable local law compliance materials as described in paragraph 26, the Sponsor Diligence (as defined in paragraph 42), and the ESA (as defined in paragraph 43), each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has permanent access from a recorded easement or right of way permitting ingress and egress to/from a public road, (b) is served by or has access rights to public or private water and sewer (or well and septic) and other utilities necessary for the current use of the Mortgaged Property, all of which are adequate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been made or is required to be made to the applicable governing authority for creation of separate tax parcels (or the Mortgage Loan documents so require such application in the future), in which case the Mortgage Loan requires the borrower to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax parcels are created.

20.
No Encroachments. To the Mortgage Loan Seller’s knowledge based solely on surveys obtained in connection with origination and the Title Policy obtained in connection with the origination of each Mortgage Loan, and except for encroachments that do not materially and adversely affect the current marketability or principal use of the Mortgaged Property: (a) all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such Mortgage Loan are within the boundaries of the related Mortgaged Property, except for encroachments that are insured against by the applicable Title Policy; (b) no material improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that are insured against by the applicable Title Policy; and (c) no material improvements encroach

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upon any easements except for encroachments that are insured against by the applicable Title Policy.

21.
No Contingent Interest or Equity Participation. No Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature (except that an ARD Loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the Anticipated Repayment Date) or an equity participation by Mortgage Loan Seller.

22.
REMIC. The Mortgage Loan is a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code (but determined without regard to the rule in Treasury Regulations Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the Mortgage Loan to the related borrower at origination did not exceed the non-contingent principal amount of the Mortgage Loan and (B) either: (a) such Mortgage Loan is secured by an interest in real property (including buildings and structural components thereof, but excluding personal property) having a fair market value (i) at the date the Mortgage Loan was originated at least equal to 80% of the adjusted issue price of the Mortgage Loan (together with any related Companion Loan) on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the Mortgage Loan (together with any related Companion Loan) on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (A) the amount of any lien on the real property interest that is senior to the Mortgage Loan and (B) a proportionate amount of any lien that is in parity with the Mortgage Loan; or (b) substantially all of the proceeds of such Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such Mortgage Loan (other than a recourse feature or other third-party credit enhancement within the meaning of Treasury Regulations Section 1.860G-2(a)(1)(ii)). If the Mortgage Loan was “significantly modified” prior to the Closing Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such Mortgage Loan or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the Mortgage Loan was originated) or sub-clause (B)(a)(ii), including the proviso thereto. Any prepayment premium and yield maintenance charges applicable to the Mortgage Loan constitute “customary prepayment penalties” within the meaning of Treasury Regulations Section 1.860G-1(b)(2). All terms used in this paragraph shall have the same meanings as set forth in the related Treasury Regulations.

23.
Compliance with Usury Laws. The Mortgage Rate (exclusive of any default interest, late charges, yield maintenance charge, or prepayment premiums) of such Mortgage Loan complied as of the date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.

24.
Authorized to do Business. To the extent required under applicable law, as of the Cut-off Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to transact and do business in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such Mortgage Loan by the Trust.

25.
Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related mortgagee, and, except in connection with a trustee’s sale after a default by the related borrower or in connection with any full or partial release of the related Mortgaged Property or related security for such Mortgage Loan, no fees are payable to such trustee except for de minimis fees paid.

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26.
Local Law Compliance. To the Mortgage Loan Seller’s knowledge, based upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, a survey, or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial and multifamily mortgage loans intended for securitization, the improvements located on or forming part of each Mortgaged Property securing a Mortgage Loan are in material compliance with applicable laws, zoning ordinances, rules, covenants, and restrictions (collectively “Zoning Regulations”) governing the occupancy, use, and operation of such Mortgaged Property or constitute a legal non-conforming use or structure and any non-conformity with zoning laws constitutes a legal non-conforming use or structure which does not materially and adversely affect the use, operation or value of such Mortgaged Property. In the event of casualty or destruction, (a) the Mortgaged Property may be restored or repaired to the full extent necessary to maintain the use of the structure immediately prior to such casualty or destruction, (b) law and ordinance insurance coverage has been obtained for the Mortgaged Property in amounts customarily required by Mortgage Loan Seller for similar commercial and multifamily loans intended for securitization, or (c) the inability to restore the Mortgaged Property to the full extent of the use or structure immediately prior to the casualty would not materially and adversely affect the use or operation of such Mortgaged Property.

27.
Licenses and Permits. Each borrower covenants in the Mortgage Loan documents that it shall keep all material licenses, permits, franchises, certificates of occupancy and applicable governmental approvals necessary for the operation of the Mortgaged Property in full force and effect, and to the Mortgage Loan Seller’s knowledge based upon any of a letter from any government authorities, zoning consultant’s report or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial and multifamily mortgage loans intended for securitization; all such material licenses, permits, franchises, certificates of occupancy and applicable governmental approvals are in effect or the failure to obtain or maintain such material licenses, permits, franchises or certificates of occupancy and applicable governmental approvals does not materially and adversely affect the use and/or operation of the Mortgaged Property as it was used and operated as of the date of origination of the Mortgage Loan or the rights of a holder of the related Mortgage Loan. The Mortgage Loan requires the related borrower to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located and for the borrower and the Mortgaged Property to be in compliance in all material respects with all regulations, zoning and building laws.

28.
Recourse Obligations. The Mortgage Loan documents for each Mortgage Loan (a) provide that such Mortgage Loan becomes full recourse to the borrower and guarantor (which is a natural person or persons, or an entity or entities distinct from the borrower (but may be affiliated with the borrower) that collectively, as of the date of origination of the related Mortgage Loan, have assets other than equity in the related Mortgaged Property that are not de minimis) in any of the following events (or negotiated provisions of substantially similar effect): (i) if any petition for bankruptcy, insolvency, dissolution or liquidation pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by, consented to, or acquiesced in by, the borrower; (ii) borrower or guarantor shall have solicited or caused to be solicited petitioning creditors to cause an involuntary bankruptcy filing with respect to the borrower or (iii) transfers of either the Mortgaged Property or controlling equity interests in borrower made in violation of the Mortgage Loan documents; and (b) contains provisions for recourse against the borrower and guarantor (which is a natural person or persons, or an entity or entities distinct from the borrower (but may be affiliated with the borrower) that collectively, as of the date of origination of the related Mortgage Loan, have assets other than equity in the related Mortgaged Property that are not de minimis), for losses and damages resulting from the following (or negotiated provisions of substantially similar effect): (i) borrower’s misappropriation of rents after an event of default, security deposits, insurance proceeds, or condemnation awards; (ii) borrower’s fraud or intentional misrepresentation;

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(iii) criminal acts by the borrower or guarantor resulting in the seizure or forfeiture of all or part of the Mortgaged Property; (iv) breaches of the environmental covenants in the Mortgage Loan documents; or (v) borrower’s commission of material physical waste at the Mortgaged Property.

29.
Mortgage Releases. The terms of the related mortgage or related Mortgage Loan documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment, or partial defeasance (as described in paragraph 34) of not less than a specified percentage at least equal to 110% of the related allocated loan amount of such portion of the Mortgaged Property, (b) upon payment in full of such Mortgage Loan, (c) upon a Defeasance defined in 34 below, (d) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any value in the appraisal obtained at the origination of the Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation. With respect to any partial release under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject Mortgage Loan within the meaning of Treasury Regulations Section 1.860G-2(b)(2) and (ii) would not cause the subject Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Section 860G(a)(3)(A) of the Code; or (y) the mortgagee or servicer can, in accordance with the related Mortgage Loan documents, condition such release of collateral on the related borrower’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), if the fair market value of the real property constituting such Mortgaged Property after the release is not equal to at least 80% of the principal balance of the Mortgage Loan or Loan Combination, as applicable, outstanding after the release, the borrower is required to make a payment of principal in an amount not less than the amount required by the REMIC Provisions.

In the case of any Mortgage Loan, in the event of a taking of any portion of a Mortgaged Property by a State or any political subdivision or authority thereof, whether by legal proceeding or by agreement, the borrower can be required to pay down the principal balance of the Mortgage Loan (together with any related Companion Loan) in an amount not less than the amount required by the REMIC Provisions and, to such extent, the award from any such taking may not be required to be applied to the restoration of the Mortgaged Property or released to the borrower, if, immediately after the release of such portion of the Mortgaged Property from the lien of the mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property is not equal to at least 80% of the remaining principal balance of the Mortgage Loan (together with any related Companion Loan).

No such Mortgage Loan that is secured by more than one Mortgaged Property or that is cross-collateralized with another Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties or portion thereof, including due to a partial condemnation, other than in compliance with the REMIC Provisions.

30.
Financial Reporting and Rent Rolls. Each Mortgage Loan requires the borrower to provide the owner or holder of the Mortgage Loan with (a) quarterly (other than for single-tenant properties) and annual operating statements, (b) quarterly (other than for single-tenant properties) rent rolls (or maintenance schedules in the case of Mortgage Loans secured by residential cooperative properties) for properties that have any individual lease which accounts for more than 5% of the in-place base rent, and (c) annual financial statements.

31.
Acts of Terrorism Exclusion. With respect to each Mortgage Loan over $20 million, and to the Mortgage Loan Seller’s knowledge with respect to each Mortgage Loan of $20 million or less, as of origination the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of

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2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007 (collectively referred to as “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each Mortgage Loan, the related Mortgage Loan documents do not expressly waive or prohibit the mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA, or damages related thereto, except to the extent that any right to require such coverage may be limited by availability on commercially reasonable terms, or as otherwise indicated on a schedule to the related Mortgage Loan Purchase Agreement.

32.
Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each Mortgage Loan contains a “due on sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such Mortgage Loan if, without the consent of the holder of the mortgage (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related Mortgage Loan documents (which provide for transfers without the consent of the lender which are customarily acceptable to prudent commercial and multifamily mortgage lending institutions lending on the security of property comparable to the related Mortgaged Property, including, but not limited to, transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Mortgage Loan documents), (a) the related Mortgaged Property, or any controlling equity interest in the related borrower, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain affiliates as defined in the related Mortgage Loan documents, (iii) transfers of less than a controlling interest in a borrower, (iv) transfers to another holder of direct or indirect equity in the borrower, a specific Person designated in the related Mortgage Loan documents or a Person satisfying specific criteria identified in the related Mortgage Loan documents, (v) transfers of common stock in publicly traded companies or (vi) a substitution or release of collateral within the parameters of paragraphs 29 and 34 herein, or (vii) by reason of any mezzanine debt that existed at the origination of the related Mortgage Loan as set forth on an exhibit to the related Mortgage Loan Agreement, or future permitted mezzanine debt as set forth on an exhibit to the related Mortgage Loan Purchase Agreement or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any companion interest of any Mortgage Loan or any subordinate debt that existed at origination and is permitted under the related Mortgage Loan documents, (ii) purchase money security interests (iii) any Mortgage Loan that is cross-collateralized and cross-defaulted with another Mortgage Loan, as set forth on an exhibit to the related Mortgage Loan Purchase Agreement or (iv) Permitted Encumbrances. The Mortgage or other Mortgage Loan documents provide that to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the borrower is responsible for such payment along with all other reasonable fees and expenses incurred by the mortgagee relative to such transfer or encumbrance.

33.
Single-Purpose Entity. Each Mortgage Loan requires the borrower to be a Single-Purpose Entity for at least as long as the Mortgage Loan is outstanding. Each Mortgage Loan with a Cut-off Date Principal Balance of $30 million or more has a counsel’s opinion regarding non-consolidation of the borrower. For this purpose, a “Single-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents and the related Mortgage Loan documents (or if the Mortgage Loan has a Cut-off Date Principal Balance equal to $10 million or less, its organizational documents or the related Mortgage Loan documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the Mortgage Loans and prohibit it from engaging in any business unrelated to such Mortgaged Property or Properties, and whose organizational documents further provide, or which entity represented in the related Mortgage Loan documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or

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Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Mortgage Loan documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a borrower for a Mortgage Loan that is cross-collateralized and cross-defaulted with the related Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

34.
Defeasance. With respect to any Mortgage Loan that, pursuant to the Mortgage Loan documents, can be defeased (a “Defeasance”), (i) the Mortgage Loan documents provide for defeasance as a unilateral right of the borrower, subject to satisfaction of conditions specified in the Mortgage Loan documents; (ii) the Mortgage Loan cannot be defeased within two years after the Closing Date; (iii) the borrower is permitted to pledge only United States “government securities” within the meaning of Treasury Regulations Section 1.860G-2(a)(8)(ii), the revenues from which will be sufficient to make all scheduled payments under the Mortgage Loan when due, including the entire remaining principal balance on the maturity date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment penalty) or, if the Mortgage Loan is an ARD Loan, the entire principal balance outstanding on the Anticipated Repayment Date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment penalty), and if the Mortgage Loan permits partial releases of real property in connection with partial defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to 110% of the allocated loan amount for the real property to be released; (iv) the defeasance collateral is not permitted to be subject to prepayment, call, or early redemption; (v) the borrower is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note as set forth in (iii) above; (vi) the defeased note and the defeasance collateral are required to be assumed by a Single-Purpose Entity; (vii) the borrower is required to provide an opinion of counsel that the Trustee has a perfected security interest in such collateral prior to any other claim or interest; and (viii) the borrower is required to pay all rating agency fees associated with defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable expenses associated with defeasance, including, but not limited to, accountant’s fees and opinions of counsel.

35.
Fixed Interest Rates. Each Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such Mortgage Loan, except in the case of ARD loans and situations where default interest is imposed.

36.
Ground Leases. For purposes of these representations and warranties, a “Ground Lease” shall mean a lease creating a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land and buildings and other improvements, if any, comprising the premises demised under such lease to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner.

With respect to any Mortgage Loan where the Mortgage Loan is secured by a Ground Leasehold estate in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of Mortgage Loan Seller, its successors and assigns (collectively, the “Ground Lease and Related Documents”), Mortgage Loan Seller represents and warrants that:

(a)
The Ground Lease or a memorandum regarding such Ground Lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The Ground Lease and Related Documents permit the interest of the lessee to be encumbered by the related Mortgage and do not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided by the related Mortgage. No material change in the terms of the Ground Lease had

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occurred since its recordation, except by any written instruments which are included in the related Mortgage File;

(b)
The lessor under such Ground Lease has agreed in a writing included in the related Mortgage File (or in such Ground Lease and Related Documents) that the Ground Lease may not be amended, modified, canceled or terminated by agreement of lessor and lessee without the prior written consent of the lender and that any such action without such consent is not binding on the lender, its successors or assigns, provided that lender has provided lessor with notice of its lien in accordance with the terms of the Ground Lease;

(c)
The Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either borrower or the mortgagee) that extends not less than 20 years beyond the stated maturity of the related Mortgage Loan, or 10 years past the stated maturity if such Mortgage Loan fully amortizes by the stated maturity (or with respect to a Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);

(d)
The Ground Lease either (i) is not subject to any interests, estates, liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances and Title Exceptions; or (ii) is the subject of a subordination, non-disturbance or attornment agreement or similar agreement to which the mortgagee on the lessor’s fee interest is subject;

(e)
Subject to the notice requirements of the Ground Lease and Related Documents, the Ground Lease does not place commercially unreasonable restrictions on the identity of the mortgagee and the Ground Lease is assignable to the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor thereunder (or, if such consent is required it either has been obtained or cannot be unreasonably withheld, provided that such Ground Lease has not been terminated and all amounts due thereunder have been paid), and in the event it is so assigned, it is further assignable by the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor (or, if such consent is required it either has been obtained or cannot be unreasonably withheld, provided that such Ground Lease has not been terminated and all amounts due thereunder have been paid);

(f)
The Mortgage Loan Seller has not received any written notice of material default under or notice of termination of such Ground Lease. To the Mortgage Loan Seller’s knowledge, there is no material default under such Ground Lease and no condition that, but for the passage of time or giving of notice, would result in a material default under the terms of such Ground Lease and to the Mortgage Loan Seller’s knowledge, such Ground Lease is in full force and effect as of the Closing Date;

(g)
The Ground Lease and Related Documents require the lessor to give to the lender written notice of any default, provides that no notice of default or termination is effective against the lender unless such notice is given to the lender;

(h)
A lender is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the lender’s receipt of notice of any default before the lessor may terminate the Ground Lease;

(i)
The Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by the Mortgage Loan Seller in connection with the origination of similar commercial or multifamily loans intended for securitization;

(j)
Under the terms of the Ground Lease and Related Documents, any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than in respect of a total or substantially total loss or taking as addressed in subpart (K)) will be applied

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either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Mortgage Loan documents) the lender or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest;

(k)
In the case of a total or substantially total taking or loss, under the terms of the Ground Lease and Related Documents, any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest; and

(l)
Provided that the lender cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with lender upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.

37.
Servicing. The servicing and collection of each Mortgage Loan complied with all applicable laws and regulations and was in all material respects legal, proper and in accordance with customary commercial mortgage servicing practices.

38.
Origination and Underwriting. The origination practices of the Mortgage Loan Seller (or the related Originator if the Mortgage Loan Seller was not the Originator) with respect to each Mortgage Loan have been, in all material respects, legal and as of the date of its origination, such Mortgage Loan and the origination thereof complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such Mortgage Loan; provided that such representation and warranty does not address or otherwise cover any matters with respect to federal, state or local law otherwise covered in this Annex E-1.

39.
Rent Rolls; Operating Histories. Mortgage Loan Seller has obtained a rent roll (or maintenance schedules in the case of Mortgage Loans secured by residential cooperative properties) (the “Certified Rent Roll(s)”) other than with respect to hospitality or single tenant properties certified by the related borrower or the related guarantor(s) as accurate and complete in all material respects as of a date within 180 days of the date of origination of the related Mortgage Loan. Mortgage Loan Seller has obtained operating histories (the “Certified Operating Histories”) with respect to each Mortgaged Property certified by the related borrower or the related guarantor(s) as accurate and complete in all material respects as of a date within 180 days of the date of origination of the related Mortgage Loan.

40.
No Material Default; Payment Record. No Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required payments in the prior 12 months (or since origination if such Mortgage Loan has been originated within the past 12 months), and as of Cut-off Date, no Mortgage Loan is delinquent (beyond any applicable grace or cure period) in making required payments. To the Mortgage Loan Seller’s knowledge, there is (a) no material default, breach, violation or event of acceleration existing under the related Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by the Mortgage Loan Seller in this Annex E-1. No person other than the holder of such Mortgage Loan may declare any event of default under the Mortgage Loan or accelerate any indebtedness under the Mortgage Loan documents.

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41.
Bankruptcy. As of the date of origination of the related Mortgage Loan and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, neither the Mortgaged Property (other than any tenants of such Mortgaged Property), nor any portion thereof, is the subject of, and no borrower, guarantor or tenant occupying a single-tenant property is a debtor in state or federal bankruptcy, insolvency or similar proceeding.

42.
Organization of Borrower. The Mortgage Loan Seller has obtained an organizational chart or other description of each borrower which identifies all beneficial controlling owners of the borrower (i.e., managing members, general partners or similar controlling person for such borrower) (the “Controlling Owner”). The Mortgage Loan Seller (1) required questionnaires to be completed by each Controlling Owner and guarantor or performed other processes designed to elicit information from each Controlling Owner and guarantor regarding such Controlling Owner’s or guarantor’s prior history regarding any bankruptcies, any felony convictions in accordance with the standards utilized by the Mortgage Loan Seller in connection with the origination of similar commercial and multifamily loans intended for securitization, and (2) performed or caused to be performed searches of the public records or services such as Lexis/Nexis or NCO, or a similar service designed to elicit information about each Controlling Owner and guarantor regarding such Controlling Owner’s or guarantor’s prior history regarding any bankruptcies, any felony convictions, in accordance with the standards utilized by the Mortgage Loan Seller in connection with the origination of similar commercial and multifamily loans intended for securitization. ((1) and (2) collectively, the “Sponsor Diligence”). Based solely on the Sponsor Diligence, to the knowledge of the Mortgage Loan Seller, no Controlling Owner or guarantor (i) was in a state or federal bankruptcy or insolvency proceeding, (ii) had a prior record of having been in a state or federal bankruptcy or insolvency, or (iii) had been convicted of a felony.

43.
Environmental Conditions. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements conducted by a reputable environmental consultant in connection with such Mortgage Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA (i) did not identify the existence of recognized environmental conditions (as such term is defined in ASTM E1527-05 or its successor, hereinafter “Environmental Condition”) at the related Mortgaged Property or the need for further investigation, or (ii) if the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true:  (A) an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable Environmental Laws or the Environmental Condition has been escrowed by the related borrower and is held or controlled by the related lender; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint or lead in drinking water, the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related borrower that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the date hereof, and, if and as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the environmental issue affecting the related Mortgaged Property was otherwise listed by such governmental authority as “closed” or a reputable environmental consultant has concluded that no further action is required); (D) an environmental policy or a lender’s pollution legal liability insurance policy meeting the requirements set forth below that covers liability for the identified circumstance or condition was obtained from an insurer rated no less than A- (or the equivalent) by Moody’s, S&P and/or Fitch; (E) a party not related to the borrower was identified as the responsible party for such condition or circumstance and such responsible party has financial resources reasonably estimated to be adequate to address the situation; or (F) a party related to the

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borrower having financial resources reasonably estimated to be adequate to address the situation is required to take action. To Seller’s knowledge, except as set forth in the ESA, there is no Environmental Condition (as such term is defined in ASTM E1527-05 or its successor) at the related Mortgaged Property.

In the case of each Mortgage Loan set forth on Schedule A to the related Mortgage Loan Purchase Agreement, (i) such Mortgage Loan is the subject of an environmental insurance policy, issued by the issuer set forth on Schedule A to the related Mortgage Loan Purchase Agreement (the “Policy Issuer”) and effective as of the date thereof (the “Environmental Insurance Policy”), (ii) as of origination and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date the Environmental Insurance Policy is in full force and effect, there is no deductible and the trustee is a named insured under such policy, (iii)(a) a property condition or engineering report was prepared, if the related Mortgaged Property was constructed prior to 1985, with respect to asbestos-containing materials (“ACM”) and, if the related Mortgaged Property is a multifamily property, with respect to radon gas (“RG”) and lead-based paint (“LBP”), and (b) if such report disclosed the existence of a material and adverse LBP, ACM or RG environmental condition or circumstance affecting the related Mortgaged Property, the related borrower (A) was required to remediate the identified condition prior to closing the Mortgage Loan or provide additional security or establish with the mortgagee a reserve in an amount deemed to be sufficient by the Mortgage Loan Seller, for the remediation of the problem, and/or (B) agreed in the Mortgage Loan documents to establish an operations and maintenance plan after the closing of the Mortgage Loan that should reasonably be expected to mitigate the environmental risk related to the identified LBP, ACM or RG condition, (iv) on the effective date of the Environmental Insurance Policy, Mortgage Loan Seller as Originator had no knowledge of any material and adverse environmental condition or circumstance affecting the Mortgaged Property (other than the existence of LBP, ACM or RG) that was not disclosed to the Policy Issuer in one or more of the following: (a) the application for insurance, (b) a borrower questionnaire that was provided to the Policy Issuer, or (c) an engineering or other report provided to the Policy Issuer, and (v) the premium of any Environmental Insurance Policy has been paid through the maturity of the policy’s term and the term of such policy extends at least three years beyond the maturity of the Mortgage Loan.

44.
Lease Estoppels. With respect to each Mortgage Loan secured by retail, office or industrial properties, the Mortgage Loan Seller requested the related borrower to obtain estoppels from each commercial tenant with respect to the Certified Rent Roll (except for tenants for whom the related lease income was excluded from the Mortgage Loan Seller’s underwriting). With respect to each Mortgage Loan predominantly secured by a retail, office or industrial property leased to a single tenant, the Mortgage Loan Seller reviewed such estoppel obtained from such tenant no earlier than 90 days prior to the origination date of the related Mortgage Loan (or such longer period as Mortgage Loan Seller may deem reasonable and appropriate based on Mortgage Loan Seller’s practices in connection with the origination of similar commercial and multifamily loans intended for securitization), and to Mortgage Loan Seller’s knowledge, based solely on the related estoppel, (x) the related lease is in full force and effect and (y) there exists no material default under such lease, either by the lessee thereunder or by the lessor subject, in each case, to customary reservations of tenant’s rights, such as with respect to CAM and pass-through audits and verification of landlord’s compliance with co-tenancy provisions.

45.
Appraisal. The Mortgage File contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the Mortgage Loan origination date, and within 12 months of the Cut-off Date. The appraisal is signed by an appraiser that (i) was engaged directly by the originator of the Mortgage Loan or the Mortgage Loan Seller, or a correspondent or agent of the originator of the Mortgage Loan or the Mortgage Loan Seller, and (ii) to the Mortgage Loan Seller’s knowledge, had no interest, direct or indirect, in the Mortgaged Property or the borrower or in any loan made on the security thereof, and whose

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compensation is not affected by the approval or disapproval of the Mortgage Loan. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation.

46.
Mortgage Loan Schedule. The information pertaining to each Mortgage Loan which is set forth in the mortgage loan schedule attached as an exhibit to the related Mortgage Loan Purchase Agreement is true and correct in all material respects as of the Cut-off Date and contains all information required by the Pooling and Servicing Agreement to be contained therein.

47.
Cross-Collateralization. No Mortgage Loan is cross-collateralized or cross-defaulted with any other mortgage loan that is outside the Mortgage Pool, except as set forth on a schedule to the related Mortgage Loan Purchase Agreement.

48.
Advance of Funds by the Mortgage Loan Seller. Except for loan proceeds advanced at the time of loan origination or other payments contemplated by the Mortgage Loan documents, no advance of funds has been made by Mortgage Loan Seller to the related borrower, and no funds have been received from any person other than the related borrower or an affiliate, directly, or, to the knowledge of the Mortgage Loan Seller, indirectly for, or on account of, payments due on the Mortgage Loan. Neither Mortgage Loan Seller nor any affiliate thereof has any obligation to make any capital contribution to any borrower under a Mortgage Loan, other than contributions made on or prior to the date hereof.

49.
Compliance with Anti-Money Laundering Laws. Seller has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 with respect to the origination of the Mortgage Loan.

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ANNEX E-2

EXCEPTIONS TO REPRESENTATIONS AND WARRANTIES

Wells Fargo Bank, National Association
Representation Number on Annex E-1	Mortgage Loan Name and Number as Identified on Annex A	Description of Exception
(7) Lien, Valid Assignment.	Queens Atrium (Loan No. 2)

Loan Combination. $180,000,000 senior loan to borrower is secured on a pari passu basis by various notes (A-1 Note in amount of  $90,000,000; and A-2 Note in amount of $90,000,000). Wells Fargo is contributing A-2 Note to WFRBS 2014-C21 Trust. The loan will be serviced pursuant to the Pooling and Servicing Agreement for the WFRBS 2014-C21 Trust until such time as the A-1 Note is securitized, whereupon the loan will be serviced pursuant to the Pooling and Servicing Agreement for the trust containing the A-1 Note.

(8) Permitted Liens, Title Insurance	Queens Atrium (Loan No. 2)
(i) Loan Combination. $180,000,000 senior loan to borrower is secured on a pari passu basis by various notes (A-1 Note in amount of  $90,000,000; and A-2 Note in amount of $90,000,000). Wells Fargo is contributing A-2 Note to WFRBS 2014-C21 Trust. The loan will be serviced pursuant to the Pooling and Servicing Agreement for the WFRBS 2014-C21 Trust until such time as the A-1 Note is securitized, whereupon the loan will be serviced pursuant to the Pooling and Servicing Agreement for the trust containing the A-1 Note. (ii) Tax Abatement Program. The mortgaged property is included within three separate Industrial and Commercial Incentive Program (ICIP) property tax subsidies administered by the City of New York. The ICIP tax abatement amounts begin to taper off in the 2014-15 tax year and expire in 2033. Complying with ICIP requirements is an ongoing condition of the tax abatements. The loan underwriting was based on the as-is, abated taxes for the 2014-2015 tax year. The taxes are projected to increase from the current level of $1.9 million to $5.1 million at loan maturity. The terms of current leases for tenants at the property provide that all tax increases are passed through to the tenants (except for the New York City Board of Education, which is tax exempt and whose space is excluded from the calculation of each tenant’s pro rata share of tax reimbursements).

(8) Permitted Liens, Title Insurance	Cedar Crest Professional Park (Loan No. 5)
Cell tower lessee (Verizon) has Right of First Refusal (ROFR) to purchase subject property  if bona fide offer received borrower otherwise willing to accept; ROFR is not extinguished by foreclosure; however, the ROFR does not apply to foreclosure or deed in lieu thereof.

(8) Permitted Liens, Title Insurance	Tryp by Wyndham Times Square South (Loan No. 8)
Manager (WHG Hotel Management, Inc.)  has Right of First Offer (ROFO) and Right of First Refusal (ROFR) to purchase the related mortgaged property if borrower wishes to market such property for sale or if a third party offer is received that owner is prepared to accept. ROFO and ROFR are  not extinguished by foreclosure; however, the ROFR does not apply to foreclosure or deed in lieu thereof.

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(8) Permitted Liens, Title Insurance	The Lovejoy (Loan No. 14)
Borrower owns one of three units (33% of voting rights) in mixed use condominium. Borrower’s unit consists of parking (floors 5 and 6) and office space (floors 7 through 9). Each unit owner must maintain its own unit and the utilities, structural components, and shared elements located within its Unit (generally, utilities and mechanical installations that serve only one unit, and any utilities and mechanical installations past the connection where branch lines or facilities service a single unit are not deemed “shared elements”.) The Association and Manager (currently an affiliate of the borrower) are otherwise responsible for maintenance of the building. The condominium declaration accords the borrower (so long as it owns its unit) the authority to appoint or propose replacements for the property manager. All major decisions involving the association require the unanimous consent of the unit owners.

(8) Permitted Liens, Title Insurance	Hampton Inn - Auburn Hills (Loan No. 56)
(i) ROFO/ ROFO. Developer (Taubman Auburn Hills Associates Limited Partnership) has Right of First Offer (ROFO) and Right of First Refusal (ROFR) to purchase the related mortgaged property if borrower wishes to market such property for sale or if a third party offer is received that owner is prepared to accept. ROFO and ROFR are  not extinguished by foreclosure. The ROFO is a 30 day right and, if rejected, owner has one year to sell the property on same or better terms. The ROFR is a 15-day right to match or reject the related offer. (ii) Fractional Condominium. Borrower has 50% interest in owners’ association for land condominium. The Association maintains only the common elements and approves exterior appearance of all structures, improvements, and yard areas. The mortgaged property is one of two units comprising the condominium regime, and each unit owner is responsible for maintenance of its own building.

(8) Permitted Liens, Title Insurance	The Palms Apartments (Loan No. 65)
The project is subject to a regulatory agreement (filed in 2008, and expiring in 2063) with the Redevelopment Agency of Turlock, California (the “Agency”) to provide 24 affordable housing units (out of 103 total units) to Very Low Income Households  (households with annual income at or below 50% of area median income). The regulatory agreement requires an annual report be submitted to the Agency, whose remedies for non-compliance include specific performance and injunctive relief. The borrower has represented that it is in compliance with the terms of the regulatory agreement (no certificate of compliance is available), and the loan documents impose recourse liability on the borrower and guarantor for losses related to any default under the regulatory agreement.

(8) Permitted Liens, Title Insurance	Walgreens – Denver (Loan No. 100)
Tenant (Walgreen Co.) has Right of First Refusal (ROFR) to purchase subject property  if bona fide offer received borrower otherwise willing to accept; ROFR is not extinguished by foreclosure; however, the ROFR does not apply to foreclosure or deed in lieu thereof.

(14) Condemnation	The Bluffs (Loan No. 10)
Proposed widening of US Route 77 proposed adjacent to property that, based on preliminary design (and subject to change as design is finalized), involves some incursion onto the mortgaged property for re-grading of road shoulders and related widening and flattening of roadside drainage ditches. The additional lane is planned for the opposite side of the existing three-lane roadway, and no physical impact on any buildings is evident based on current design. The loan documents provide that any takings award be deposited into the replacement reserve.

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(15) Actions Concerning Mortgage Loan	Queens Atrium (Loan No. 2)
The loan guarantor (Jeffrey Feil) is named as defendant in a lawsuit initiated by various family members/ shareholders alleging mismanagement of certain family businesses and seeking dissolution and liquidation of the related business assets. Mr. Feil assumed control of the businesses following the death of his parents. Specifically, the plaintiffs’ claims include that Mr. Feil, using his voting control, engaged in a scheme to restrict cash distributions and coerce the family members to sell their interests in the family businesses to Mr. Feil on below-market terms. Additional claims include Mr. Feil’s misappropriation of insurance proceeds following Hurricane Katrina. Certain information concerning the related proceedings is under seal because of existing confidentiality agreements. We cannot assure you that such litigation will not be adversely adjudicated, or that there will not be any material adverse effects on Mr. Feil’s business or on the operation of the Mortgaged Property as a result. The loan documents include requirements for hard/ upfront cash management and environmental insurance, among other things.

(15) Actions Concerning Mortgage Loan	Quantico III (Loan No. 26)
Survice Engineering Company (#2 tenant) has alleged landlord default in connection with first floor lobby and elevator areas, as well as parking. Borrower has entered into agreement with tenant granting a $4.00/sf rent concession until borrower completes construction of (i) specified elevator and separate lobby improvements, and (ii) gated parking with minimum of 101 spaces (based on 4 spaces/ 1000 sf of the tenant’s leased premises). Tenant has reserved all rights until acceptance of the improvements, whereupon the rent concession expires. Tenant has approved related construction plans, and borrower anticipates improvements to be completed by year-end 2014. Loan underwriting assumed the rent concession to be in place for duration of loan term. If Survice terminates its lease or relocates its space, borrower has to fund springing TI reserve in amount of $630,710 plus additional elevator/ lobby reserve of $500,000. Failure to fund reserve results in springing recourse.

(16) Escrow Deposits.	Shops at CenterPoint (Loan No. 6)
$2,494,431 escrow holdback funded by seller in connection with sale to borrower and held by title company, as escrow agent, for construction of various improvements on Outlot F and related expenses. Wells Fargo is party to escrow holdback agreement but does not hold or otherwise control disbursement of funds, except that following a cash trap event or event of default lender has authority to direct that escrow agent disburse to lender-controlled account any funds that would otherwise have been disbursed to borrower.

(18) Insurance	Queens Atrium (Loan No. 2)
(i) Deductible. $100,000 deductible permitted as to property insurance; In-place coverage currently provides for $25,000 deductible. (ii) Rent Loss Coverage. The loan documents require 12 months’ rent loss coverage with a 6 months’ extended period of indemnity; In-place rent loss coverage is not limited as to time and extended period of indemnity is 12 months. (iii) Insurance Syndicate. The loan documents provide that required insurance may be supplied by a syndicate of insurers, in which event 75% (if there are 4 or fewer insurers) or 60% (if five or more insurers) of such coverage, and 100% of the first layer of coverage, must be with a “qualified insurer” (rated S&P “A-“ or better, including “Api” with respect to Affiliated FM Insurance Co.) and no syndicated insurer shall have a rating below S&P “BBB” or AM Best’s “A:X”.

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(18) Insurance	Shops at CenterPoint (Loan No. 6)
Toys ‘R Us and Krispy Kreme pad sites are leased fee, where tenant or other non-borrower party constructed improvements and either maintains its own insurance or self-insures. Subject to applicable restoration obligations, casualty proceeds are payable to tenant or other non-borrower party and/or its leasehold mortgagee. Both pad sites were excluded from loan underwriting and are permitted to be released for no additional monetary consideration (other than reasonable costs and expenses, including reasonable legal fees), subject to certain conditions, including confirmation of property-related compliance with zoning and various functional and operational requirements, and reciprocal easement agreement.

(18) Insurance	The Bluffs (Loan No. 10)
The loan documents provide that Houston Specialty Insurance Company (currently rated “A-:VIII” by A.M. Best) is a permitted member of borrower’s property insurance syndicate provided that such insurer does not move lower in the syndicate, increase its limits or fail to maintain a rating of A-:VIII or better from A.M. Best, in which latter event it shall be replaced by an insurance company rated “A:VIII” or better by A.M. Best and “A-“ by S&P and, if rated by Moody’s, “A3” or better.

(18) Insurance	Barrington Orthopedics Portfolio (Loan No. 21)
The mortgaged property is comprised of three individual properties: Schaumberg (53.6% of income), Bartlett (32.2% of income) and Elk Grove (14.2% of income). The lender controls disbursement of casualty proceeds for any individual property if aggregate proceeds are $320,000 or more.

(18) Insurance	The Stockdale Plaza (Loan No. 28)
CVS Pharmacy pad site is leased fee, where tenant or other non-borrower party constructed improvements and either maintains its own insurance or self-insures. Subject to applicable restoration obligations, casualty proceeds are payable to tenant or other non-borrower party and/or its leasehold mortgagee.

(18) Insurance	AT&T - 2011 West Hastings (Loan No. 44)	$250,000 deductible permitted as to property insurance. In-place insurance currently provides for $100,000 deductible.
(18) Insurance	Swift Spinning Leaseback (Loan No. 46)	$250,000 deductible permitted as to property insurance. In-place insurance currently provides for $50,000 deductible.
(18) Insurance	Xena - Blossom Corners Apartments (Loan No. 57)
Loan documents permit windstorm coverage to be provided through the State of Florida insurance program (Citizens Property Insurance Corporation) with terms, conditions and deductibles established for such program; provided, however,  that the borrower obtain additional differences in condition coverage (DIC Coverage) so that the property insurance shall be written on a “Special” or “All Risk” form basis. In-place coverage is provided by Citizens Property Insurance Corporation for basic perils, including wind, and Lloyd’s of London is the DIC carrier which wraps around the Citizens policy so that the property insurance is written on a special form basis. Citizens Property Insurance Corporation is not rated by AM Best’s; Lloyd’s of London has an AM Best’s rating of “A:XV”.

(18) Insurance	Walgreens – Denver (Loan No. 100)
Borrower’s obligation to provide required insurance (including property, rent loss, terrorism and liability coverage) is suspended if tenant (Walgreen Co.) elects to self-insure in  accordance with its lease, which is permitted if, among other things, tenant maintains a minimum net worth of $200 million, and tenant  has an affirmative obligation to restore the improvements and no rent abatement or termination remedies during the loan term. In addition, if tenant elects to provide third party insurance in accordance with its lease, the borrowers’ obligation to provide rent loss or terrorism insurance is suspended, but, as noted above, the lease has no rent abatement or termination remedies for any reason during the loan term. Further, if the lease is in full force effect and there is no lease or loan default, the provisions of the  lease shall control disbursement of any casualty proceeds.

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(18) Insurance	Xena - Meadowdale Apartments (Loan No. 58)
Loan documents permit windstorm coverage to be provided through the State of Florida insurance program (Citizens Property Insurance Corporation) with terms, conditions and deductibles established for such program; provided, however, that the borrower obtains additional differences in condition coverage (DIC Coverage) so that the property insurance shall be written on a “Special” or “All Risk” form basis. In-place coverage is provided by Citizens Property Insurance Corporation for basic perils, including wind, and Lloyd’s of London is the DIC carrier which wraps around the Citizens policy so that the property insurance is written on a special form basis. Citizens Property Insurance Corporation is not rated by AM Best’s; Lloyd’s of London has an AM Best’s rating of “A:XV”.

(19) Access; Utilities; Separate Tax Parcels	Brougham Manor Apartments (Loan No. 85)
Mortgaged property is included in same tax parcel as adjacent parcel. The adjacent parcel is otherwise landlocked, and municipality will not grant separate tax parcel status as a result. Lender is escrowing for full amount of taxes. The borrower has contacted the adjacent parcel owner (a utility company), and is seeking agreement for a tax parcel split or payment of future tax bills allocable to the adjacent parcel.

(26) Local Law Compliance	Marina Plaza (Loan No. 23)
The City of Sausalito, California issued a “Correction Notice”, dated November 6, 2013, to borrower for paving work performed at the mortgaged property that does not comply with the Americans with Disabilities Act requirements. The City has not finalized the scope of remedial work. The loan documents require the borrower to notify the lender when this information is available. The Borrower has 90 days to show that the violation has been resolved, or to deposit 125% of the estimated cost to complete the corrective work (as reasonably determined by lender). Further, the borrower and guarantors have personal liability for losses related to such violations.

(31) Acts of Terrorism Exclusion.	Queens Atrium (Loan No. 2)	If TRIPRA or a successor statute is not in effect, borrower shall not be required to spend on terrorism insurance more than 2 times the cost of the property coverage required by the loan documents.
(31) Acts of Terrorism Exclusion.	Cedar Crest Professional Park (Loan No. 5)	If TRIPRA or a successor statute is not in effect, borrower shall not be required to spend on terrorism insurance more than 2 times the cost of the property coverage required by the loan documents.
(31) Acts of Terrorism Exclusion.	Shops at CenterPoint (Loan No. 6)	If TRIPRA or a successor statute is not in effect, borrower shall not be required to spend on terrorism insurance more than 2 times the cost of the property coverage required by the loan documents.
(31) Acts of Terrorism Exclusion.	Marina Plaza (Loan No. 23)	If TRIPRA or a successor statute is not in effect, borrower shall not be required to spend on terrorism insurance more than 2 times the cost of the property coverage required by the loan documents.
(31) Acts of Terrorism Exclusion.	Walgreens – Denver (Loan No. 100)
Borrower’s obligation to provide required insurance (including property, rent loss, terrorism and liability coverage) is suspended if tenant (Walgreen Co.) elects to self-insure in  accordance with its lease, which is permitted if, among other things, tenant maintains a minimum net worth of $200 million, and tenant  has an affirmative obligation to restore the improvements and no rent abatement or termination remedies during the loan term. In addition, if tenant elects to provide third party insurance in accordance with its lease, the borrowers’ obligation to provide rent loss or terrorism insurance is suspended, but, as noted above, the lease has no rent abatement or termination remedies for any reason during the loan term. Further, if the lease is in full force effect and there is no lease or loan default, the provisions of the  lease shall control disbursement of any casualty proceeds.

(33) Single-Purpose Entity	White Road Plaza (Loan No. 12)	Non-consolidation opinion not required.

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(33) Single-Purpose Entity	Marina Plaza (Loan No. 23)
Recycled SPE borrower. Prior owned property (included adjacent marina property) not same as mortgaged property. Phase I ESA obtained for prior owned property did not identify any recognized environmental conditions. Loan documents include recourse to borrower and guarantors for losses related to prior owned property.

(33) Single-Purpose Entity	Trolley Commerce Center (Loan No. 111)
Tenancy-in-common borrower comprised of two co-borrowers, one of which (Oakland Oaks LLC) is a recycled SPE. When formed, Oakland Oaks LLC owned property (an unoccupied commercial property in Wixom, Michigan) other than the mortgaged property. A Phase I environmental site assessment, dated December 30, 2013, was obtained with respect to the other property that indicated no recognized environmental conditions. The guarantors are personally liable for environmental liability related to the other property.

(34) Defeasance	Sheraton Austin (Loan No. 3)
In connection with a defeasance of the loan, the loan documents permit the borrower to deliver a certificate at borrower’s option of either (A) Chatham Financial, (B) a “Big 4”accounting firm or other regionally or nationally recognized public accounting firm reasonably acceptable to lender, or (C) a third party reputable defeasance advisor reasonably acceptable to Lender certifying that the total defeasance collateral will generate monthly amounts equal or greater than the scheduled defeasance payments.

(34) Defeasance	AT&T - 2011 West Hastings (Loan No. 44)
In connection with a defeasance of the loan, the loan documents permit the borrower to deliver a certificate at borrower’s option of either (A) Chatham Financial, (B) a regionally or nationally recognized public accounting firm reasonably acceptable to lender, or (C) a third party reputable defeasance advisor reasonably acceptable to Lender certifying that the total defeasance collateral will generate monthly amounts equal or greater than the scheduled defeasance payments.

(34) Defeasance	Swift Spinning Leaseback (Loan No. 46)
In connection with a defeasance of the loan, the loan documents permit the borrower to deliver a certificate at borrower’s option of either (A) Chatham Financial, (B) a regionally or nationally recognized public accounting firm reasonably acceptable to lender, or (C) a third party reputable defeasance advisor reasonably acceptable to Lender certifying that the total defeasance collateral will generate monthly amounts equal or greater than the scheduled defeasance payments.

(43) Environmental Conditions	Queens Atrium (Loan No. 2)
Phase I environmental site assessment identified potential risk associated with former underground storage tanks which lacked proper removal documentation. In lieu of additional subsurface investigation, lender obtained environmental insurance policy (Lender Environmental Collateral Protection and Liability Insurance form) in the amount of $2 million from Steadfast Insurance Company, a member company of Zurich North America, with a 10 year term (equivalent to loan term) and 3 year policy tail, and having a $25,000 deductible. The policy premium was pre-paid at closing. Zurich North America has an S&P rating of “AA-“.

(43) Environmental Conditions	Colonial Heritage MHC (Loan No. 36)
Phase I environmental site assessment identified potential risk associated with removal of 8,000 gallon heating oil underground storage tank (UST). In lieu of Phase II ESA, the lender obtained an environmental insurance policy (Pollution Legal Liability form) in the amount of $2 million from Great American Insurance Group, with a 10 year term and 3 year policy tail, and having a $25,000 deductible. The policy premium was pre-paid at closing. Great American has an S&P rating of “A+”. In addition, $12,209 UST reserve obtained at closing for related removal costs.

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(43) Environmental Conditions	American Mini Storage I – Missouri City (Loan No. 79)
Phase I ESA identified dry cleaners on adjacent property (in operation since 2002) that is considered an REC due to proximity, duration of use and chemicals used. In lieu of a Phase II ESA, the lender obtained an environmental insurance policy (Lender Environmental Collateral Protection and Liability Insurance form) in the amount of $1 million from Steadfast Insurance Company, a member company of Zurich North America, with a 7 year term (equivalent to loan term) and 3 year policy tail, and having a $25,000 deductible. The policy premium was pre-paid at closing. Zurich North America has an S&P rating of “AA-”.

(44) Lease Estoppels	Quantico III (Loan No. 26)
Survice Engineering Company (#2 tenant) has alleged landlord default in connection with first floor lobby and elevator areas, as well as parking. Borrower has entered into agreement with tenant granting a $4.00/sf rent concession until borrower completes construction of (i) specified elevator and separate lobby improvements, and (ii) gated parking with minimum of 101 spaces (based on 4 spaces/ 1000 sf of the tenant’s leased premises). Tenant has reserved all rights until acceptance of the improvements, whereupon the rent concession expires. Tenant has approved related construction plans, and borrower anticipates improvements to be completed by year-end 2014. Loan underwriting assumed the rent concession to be in place for duration of loan term. If Survice terminates its lease or relocates its space, borrower has to fund springing TI reserve in amount of $630,710 plus additional elevator/ lobby reserve of $500,000. Failure to fund reserve results in springing recourse.

(45) Appraisal	Swift Spinning Leaseback (Loan No. 46)
Appraisal was ordered by Synovus Bank (prior lender considered for financing by the borrower), and not directly by Wells Fargo. The appraisal was reviewed and approved through Wells Fargo’s internal peer review process.

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The Royal Bank of Scotland
Representation Number on Annex E-1	Mortgage Loan Name and Number as Identified on Annex A	Description of Exception
(1) Complete Mortgage File

Spring Hill Suites & Residence Inn Glendale (Loan No. 18)

JBL Hotel Portfolio (Loan No. 24)

Holiday Inn Express Superior (Loan No. 45)

Residence Inn by Marriott, Colorado Springs, CO (Loan No. 51)

Fairfield Inn & Suites Colorado Springs, CO (Loan No. 61)

Fairfield Inn & Suites, Olathe, KS (Loan No. 77)

The Mortgage Loan documents contain an executed comfort letter in favor of The Royal Bank of Scotland. The Mortgage Loan Seller or its designee will provide written notice of the transfer and a request to franchisor for the issuance of a replacement comfort letter in favor of the Trust in the form and within the applicable time period required by such comfort letter. However, there can be no assurances that the franchisor will issue a new comfort letter in favor of the Trust.

(2) Whole Loan; Ownership of Mortgage Loans	Montgomery Mall (Loan No. 9)
$100,000,000 loan to the borrower is secured on a pari passu basis by various notes (A-1 Note in the amount of $54,000,000; A-2 Note in the amount of $46,000,000). The Royal Bank of Scotland is contributing the A-2 Note to the WFRBS 2014-C21 Trust and has contributed the A-1 Note to the WFCMT 2014-LC16 Trust. The Mortgage Loan will be serviced pursuant to the WFCMT 2014-LC16 Trust Pooling and Servicing Agreement.

(2) Whole Loan; Ownership of Mortgage Loans	Oak Court Mall (Loan No. 15)
$40,000,000 loan to the borrower is secured on a pari passu basis by various notes (A-1 Note in the amount of $24,000,000; A-2 Note in the amount of $16,000,000). The Royal Bank of Scotland is contributing the A-1 Note to the WFRBS 2014-C21 Trust and has contributed the A-2 Note to the WFCMT 2014-LC16 Trust. The Mortgage Loan will be serviced pursuant to the WFRBS 2014-C21 Trust Pooling and Servicing Agreement.

(5) Hospitality Provisions
Spring Hill Suites & Residence Inn Glendale (Loan No. 18)

JBL Hotel Portfolio (Loan No. 24)

Holiday Inn Express Superior (Loan No. 45)

Residence Inn by Marriott, Colorado Springs, CO (Loan No. 51)

Fairfield Inn & Suites Colorado Springs, CO (Loan No. 61)

Fairfield Inn & Suites, Olathe, KS (Loan No. 77)

The Mortgage Loan documents contain an executed comfort letter in favor of The Royal Bank of Scotland. The Mortgage Loan Seller or its designee will provide written notice of the transfer and a request to franchisor for the issuance of a replacement comfort letter in favor of the Trust in the form and within the applicable time period required by such comfort letter. However, there can be no assurances that the franchisor will issue a new comfort letter in favor of the Trust.

(7) Liens, Valid Assignment	Montgomery Mall (Loan No. 9)
$100,000,000 loan to the borrower is secured on a pari passu basis by various notes (A-1 Note in the amount of $54,000,000; A-2 Note in the amount of $46,000,000). The Royal Bank of Scotland is contributing the A-2 Note to the WFRBS 2014-C21 Trust and has contributed the A-1 Note to the WFCMT 2014-LC16 Trust. The Mortgage Loan will be serviced pursuant to the WFCMT 2014-LC16 Trust Pooling and Servicing Agreement.

(7) Liens, Valid Assignment	Oak Court Mall (Loan No. 15)
$40,000,000 loan to the borrower is secured on a pari passu basis by various notes (A-1 Note in the amount of $24,000,000; A-2 Note in the amount of $16,000,000). The Royal Bank of Scotland is contributing the A-1 Note to the WFRBS 2014-C21 Trust and has contributed the A-2 Note to the WFCMT 2014-LC16 Trust. The Mortgage Loan will be serviced pursuant to the WFRBS 2014-C21 Trust Pooling and Servicing Agreement.

(28) Recourse Obligations	Montgomery Mall (Loan No. 9)	The loan documents limit the guarantor’s recourse liability to $10,000,000 plus all reasonable out-of-pocket costs and expenses

E-2-8

Representation Number on Annex E-1	Mortgage Loan Name and Number as Identified on Annex A	Description of Exception
(including court costs and reasonable attorneys’ fees) incurred by the lender in the enforcement of, or preservation of the lender’s rights under, the guaranty.
(28) Recourse Obligations	Oak Court Mall (Loan No. 15)
The loan documents limit the guarantor’s recourse liability to $4,000,000 plus all reasonable out-of-pocket costs and expenses (including court costs and reasonable attorneys’ fees) incurred by the lender in the enforcement of, or preservation of the lender’s rights under, the guaranty.

(31) Acts of Terrorism Exclusion	Montgomery Mall (Loan No. 9)
If TRIA is not in effect and the “all risk” insurance policy contains an exclusion for acts of terrorism, borrower will not be required to pay annual premiums for a stand-alone policy in excess of an amount equal to 2 times the amount of the then-current annual “all risk” insurance premiums and such stand-alone policy shall not have a deductible exceeding 5% of the total insured values.

(31) Acts of Terrorism Exclusion	Oak Court Mall (Loan No. 15)
If TRIA is not in effect and the “all risk” insurance policy contains an exclusion for acts of terrorism, borrower will not be required to pay annual premiums for a stand-alone policy in excess of an amount equal to 2 times the amount of the then-current annual “all risk” insurance premiums and such stand-alone policy shall not have a deductible exceeding 5% of the total insured values.

(33) Single-Purpose Entity
Fairview Park Drive (Loan No. 1)

Highland Portfolio (Loan No. 4)

Algonquin Portfolio (Loan No. 7)

SpringHill Suites & Residence Inn Glendale (Loan No. 18)

JBL Hotel Portfolio (Loan No. 24)

Coastal Sunbelt (Loan No. 25)

LA Fitness - Irvine (Loan No. 35)

Quest Automotive Products (Loan No. 42)

Holiday Inn Express Superior (Loan No. 45)

Fairfield Inn & Suites Colorado Springs, CO (Loan No. 61)

Fairfield Inn & Suites, Olathe, KS (Loan No. 77)

For each of the subject Mortgage Loans, each of the related borrowers is a recycled single-purpose entity.
(33) Single-Purpose Entity	Residence Inn by Marriott, Colorado Springs, CO (Loan No. 51)
As of the origination date, the borrower’s sole asset is the Mortgaged Property and the borrower had no outstanding obligations unrelated to the Mortgaged Property, however, the borrower previously owned the Fairfield Inn & Suites Colorado Springs, CO (Loan No. 61) Mortgaged Property prior to 2006. Accordingly, it cannot be confirmed that the borrower was a Single-Purpose Entity since the date of its formation, or that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the Mortgage Loans.

E-2-9

Liberty Island Group I LLC
Representation Number on Annex E-1	Mortgage Loan Name and Number as Identified on Annex A	Description of Exception
(2) Whole Loan; Ownership of Mortgage Loans	All LIG I Mortgage Loans (Loan Nos. 11, 16, 19, 20, 30, 31, 32, 33, 34, 37, 39, 41, 60 and 75)

Prudential Asset Resources, Inc. is the primary servicer of the Liberty Island Mortgage Loans. The loans will be transferred to the WFRBS Commercial Mortgage Trust 2014-C21 subject to the terms of a primary servicing agreement.

(7) Lien; Valid Assignment	Seven Corners Apartments (Loan No. 20)
The Mortgaged Property is encumbered by a land use restriction agreement in favor of the Fairfax County Redevelopment and Housing Authority (the “Housing Authority”) granting the Housing Authority a right of first refusal to purchase the Mortgaged Property if the Mortgaged Property is converted to a condominium or cooperative ownership regime. Pursuant to such right, if the Mortgaged Property is converted to condominium or cooperative ownership before August 1, 2048, the Housing Authority holds the right to purchase 57 units at a price per unit that is the lower of (i) the offering price to existing tenants and (ii) 25% less than the initial offering price to the general public. The loan documents prohibit the conversion of the Mortgaged Property into a condominium or cooperative ownership. The related guarantor has provided a guaranty for losses incurred as the result of any such conversion.

(19) Access; Utilities; Separate Tax Parcels	Holiday Inn San Francisco Airport (Loan No. 11)
The Mortgaged Property currently has three vehicular access points. However, notwithstanding these physical access points to the Mortgaged Property, the Mortgaged Property does not currently have permanent access to a publicly dedicated road directly or through a recorded easement or right of way. One of the access points is pursuant to a recorded easement and could potentially connect to a public road, however no curb cut currently exists to provide access from the recorded easement to the public road. The other two access points are over adjacent properties owned by the City of San Francisco and the Pacific Gas & Electric Company, respectively, pursuant to unrecorded documents (i) one of which terminates on such date, if any, as the City of South San Francisco terminates the operation of the South San Francisco Conference Center and (ii) another of which terminates on November 30, 2015 (but can be extended by the borrower to November 30, 2020 pursuant to an extension option in the relevant unrecorded document). The title company provided an indirect access endorsement ensuring access under the unrecorded document with Pacific Gas & Electric Company, but the parcel demised for access under such unrecorded document does not actually connect to a public roadway. The related guarantor has provided a guaranty for losses incurred as a result of the loss of all access points to the Mortgaged Property.

(27) Licenses and Permits	Woods of Fairlawn Apartments (Loan No. 37)
The borrower is not in possession of certain certificates of occupancy due to the age of the Mortgaged Property. The zoning report obtained at origination of the Mortgage Loan states that failure to obtain certificates of occupancy does not constitute a violation and will not give rise to any enforcement action.

(27) Licenses and Permits	Holiday Inn Louisville (Loan No. 39)
An affiliate of the borrower currently holds temporary liquor licenses relating to the restaurant and bar located at the Mortgaged Property. The affiliate of the borrower has entered into a short-term restaurant and bar lease (the “Short Term Lease”) with the borrower in order to operate the restaurant and bar. Upon the borrower’s receipt of the required liquor licenses, the Short Term Lease will expire by its terms and the liquor licenses will thereafter be held by the borrower. Under Kentucky law, the lender does not have the ability to obtain a security interest in a liquor license. The loan agreement requires the borrower to obtain permanent liquor licenses in its name within 60 days of the closing of the Mortgage Loan.

E-2-10

Basis Real Estate Capital II, LLC
Representation Number on Annex E-1	Mortgage Loan Name and Number as Identified on Annex A	Description of Exception
(9) Junior Liens	Oak Park Village Apartments (Loan No. 13)	There is a $4,000,000 mezzanine loan in place that is co-terminous with this Mortgage Loan.
(12) Condition of Property	Holiday Inn Express Wixom (Loan No. 53)	The Mortgage Loan documents provide that the required repairs are guaranteed rather than escrowed for.
(18) Insurance	Elms Estate (MHC) (Loan No. 59) Shoppes of Fort Wright (Loan No. 90) Holiday Inn Express Somerset (Loan No. 68) Fitch Apartments (Loan No. 52)
The Mortgage Loan documents provide that the threshold at which the related lender retains the right to hold and disburse insurance proceeds to be applied for repair or restoration is the lesser of (x) $150,000 and (y) 10% of the outstanding principal balance of the Mortgage Loan, instead of 5% of the outstanding principal balance of the Mortgage Loan.

(18) Insurance	Oak Park Village Apartments (Loan No. 13) Citrus Park Retail Center (Loan No. 80) Boston Mills Road (Loan No. 66) Holiday Inn Express Wixom (Loan No. 53) Holiday Inn Express Southfield (Loan No. 64)
The Mortgage Loan documents provide that the threshold at which the related lender retains the right to hold and disburse insurance proceeds to be applied for repair or restoration is $500,000, instead of 5% of the outstanding principal balance of the Mortgage Loan.

(18) Insurance	Fairfield Inn & Suites New Braunfels (Loan No. 54)
The Mortgage Loan documents provide that the threshold at which the related lender retains the right to hold and disburse insurance proceeds to be applied for repair or restoration is $850,000, instead of 5% of the outstanding principal balance of the Mortgage Loan.

(26) Local Law Compliance	Fitch Apartments (Loan No. 52)
The Mortgaged Property is legal non-conforming in that the zoning does not permit multi-family apartments. In the event of a casualty of 50% or more of the cost of reconstructing the entire structure due to fire, collapse, explosion or act of God, the borrower will be required to comply with current zoning requirements. While law and ordinance insurance was obtained in the customary amount, the current zoning requirements may nevertheless have a material and adverse effect on the borrower’s ability to restore the Mortgaged Property to the current level of income. Any losses incurred by the lender due to the Mortgaged Property’s failure to comply with the zoning rules will be recourse to the borrower and the related non-recourse carveout guarantor until borrower obtains a variance or a change in the applicable zoning code which expressly permits the use of the Mortgaged Property for multi-family apartments.

(28) Recourse Obligations	All Basis Mortgage Loans (Loan Nos. 13, 52, 53, 54, 59, 64, 66, 68, 80 and 90)	The provisions in the Mortgage Loan documents providing for recourse in connection with waste at the related Mortgaged Properties provide recourse for intentional waste only.
(28) Recourse Obligations	All Basis Mortgage Loans (Loan Nos. 13, 52, 53, 54, 59, 64, 66, 68, 80 and 90)	The provisions in the Mortgage Loan documents provide for recourse in connection with material misrepresentation rather than intentional misrepresentation.

E-2-11

C-III Commercial Mortgage LLC
Representation Number on Annex E-1	Mortgage Loan Name and Number as Identified on Annex A	Description of Exception
(18) Insurance	All C3CM Mortgage Loans (Loan Nos. 17, 27, 47, 49, 50, 55, 63, 69, 72, 74, 76, 78, 88, 89, 92, 94, 95, 96, 99, 105, 106, 108, 110, 115, 116, 119 and 120)

The related loan documents may provide for a terrorism insurance coverage cap equal to the amount of coverage available at a cost not in excess of two times the all risk insurance premium (without terrorism insurance coverage and without coverage for other catastrophe perils such as flood, windstorm and earthquake).

(18) Insurance	Rock Pointe East (Loan No. 17)
The loan documents contain certain conditions for the disbursement of proceeds for restoration following a casualty. However, due to provisions of the current leases in effect at the property, which require proceeds to be used for restoration, certain of those conditions are provided to be inapplicable while the existing leases continue in effect; the conditions so limited include, among others, the satisfaction of economic tests for disbursement of funds and the continued effectiveness of any required minimum number of leases or leases covering a minimum square footage. The condition that there be no event of default under the subject Mortgage Loan is not so limited. In addition, the related mortgage documents provide, in any event, if the anticipated insurance proceeds are anticipated to be less than $300,000, they will be will be disbursed to the mortgage borrower upon receipt, provided no event of default has occurred and Is continuing under the subject Mortgage Loan.

(18) Insurance	Cedar Park Estates (Loan No. 74)	A portion of the related Mortgaged Property is located in a flood zone. There are no borrower-owned structures located in this area. The borrower is not obligated to obtain flood insurance.
(20) No Encroachments	Rock Pointe East (Loan No. 17)
Certain of the striped parking spaces on the westerly side of the related Mortgaged Property extend beyond the property line into area that is part of the public right of way. However, the related Mortgaged Property presently has more than the minimum required number of parking spaces required and If removal of these spaces were necessary, it would not change the related Mortgaged Property’s compliance.

(26) Local Law Compliance
Kingsborough Estates MHC (Loan No. 27)

Arminta Apartments (Loan No. 47

Port Crossing (Loan No. 55)

Eagle Point Apartments (Loan No. 63)

Holiday Inn Express & Suites Lake Charles (Loan No. 69)

Budget Self Storage Portfolio--Laredo Self Storage, -San Antonio Self Storage and –Denton Self Storage (Loan Nos. 72.01, 72.02, 72.04)

Great Value Storage (Loan No. 88)

Shadow Wood MHP (Loan No. 95)

Ezon Building (Loan No. 96)

Commercial Drive Plaza (Loan No. 105)

Dysart Mini Storage (Loan No. 115)

Missile Drive MHP (Loan No. 116)

Williamsburg East Apartments (Loan No. 119)

For each of the subject Mortgage Loans, the related Mortgaged Property (or, in the case of the Budget Self Storage Mortgage Loan, three of the four related Mortgaged Properties each) constitutes a legal nonconforming use and/or structure which, following a casualty or destruction, may not be restored or repaired to the full extent necessary to maintain the pre-casualty/pre-destruction use of the subject structure/property if the replacement cost exceeds a specified threshold and/or the restoration or repair is not completed or the prior use is not resumed (or certain key steps in connection therewith are not taken) within a specified time frame. In each case, law and ordinance insurance coverage was obtained, but such insurance only covers (i) the loss to the subject structure when it must be demolished to comply with code requirements, (ii) the cost to demolish and clear the site of the undamaged portions of the covered structure, where the law requires its demolition, and (iii) increased cost of construction, to the extent such cost is a consequence of the enforcement of an ordinance or law.

E-2-12

(26) Local Law Compliance	Cedar Park Estates (Loan No. 74) Villa Manor MHP (Loan No. 120)
For each of the subject Mortgage Loans, the related Mortgaged Property constitutes a legal nonconforming use and/or structure which, following a casualty or destruction, may not be restored or repaired to the full extent necessary to maintain the pre-casualty/pre-destruction use of the subject structure/property if the replacement cost exceeds a specified threshold and/or the restoration or repair is not completed or the prior use is not resumed (or certain key steps in connection therewith are not taken) within a specified time frame. Law and ordinance insurance was not obtained because of the lack of material borrower-owned improvements on the related Mortgaged Property.

(31) Acts of Terrorism Exclusion	All C3CM Mortgage Loans (Loan Nos. 17, 27, 47, 49, 50, 55, 63, 69, 72, 74, 76, 78, 88, 89, 92, 94, 95, 96, 99, 105, 106, 108, 110, 115, 116, 119 and 120)
The related loan documents may provide for a terrorism insurance coverage cap equal to the amount of coverage available at a cost not in excess of two times the all risk insurance premium (without terrorism insurance coverage and without coverage for other catastrophe perils such as flood, windstorm and earthquake).

(32) Due on Sale or Encumbrance	Rock Pointe East (Loan No. 17)
The related borrower is ultimately owned by three different parties. For purposes of the transfer restrictions in the mortgage, a parent control entity or person has been identified. respectively, for each of the three parties (each a “Control Person”). In the case of RFII Rock Pointe LLC, which holds an approximately 57% interest in the venture, the Control Person is C-III Capital Partners LLC; transfers of interests in that Control Person are not restricted. With respect to Unico Investment Group LLC (holding approximately 8% interest in the venture), the company is comprised of multiple owners, none of which individually controls the entity; therefore, transfers in that Control Person are not restricted, but the entity cannot alter the structure of its governance, which is through a board of directors. The Control Person for RSF Rock Pointe VI, L.P., which holds an approximately 35% interest in the venture, relates back to an individual. Subject to the parenthetical in clause (i) below, relative to each such party, it is, respectively, required to maintain control of its member entity in the venture that is (indirectly) the parent of the related mortgage borrower, and of the related borrower, at least to the same extent as at the making of the loan. Transfers are generally permitted of interests (direct and indirect) in the related borrower provided certain conditions are met including (i) there is no change in the Control Person for each of the related parties (it being permitted however, for any of the parties to increase their interest in the mortgage borrower by buying out all or a portion of the interest of one or more of the other parties, provided that such of the parties who remain must continue to be controlled by their related Control Person), and (ii) a transfer which  results in a buyer owning more than 49% of the interests (direct or indirect) in the mortgage borrower requires delivery of a non-consolidation opinion and rating agency confirmation. Pledges (other than a pledge of a direct interest in the related borrower) are also permitted provided (x) at the time of such pledge, if such pledge were instead a transfer, such transfer would satisfy the conditions in the mortgage to be a permitted transfer and (y) any transfer resulting from the exercise of the pledge does not result in a transfer that is not otherwise a permitted transfer under the mortgage.

Additionally, in connection with a permitted transfer and assumption of the Mortgage Loan, the mortgage lender will not unreasonably withhold consent to mezzanine debt, subject to conditions set forth in the mortgage (including, among others, satisfaction of debt yield and debt service coverage tests, provision of an intercreditor agreement satisfactory to the mortgage lender and, if required pursuant to documents governing a securitization in which the related loan is included, rating agency confirmation), made to a person or entity that owns a direct or indirect equity interest in the mortgage borrower and that is secured by a pledge of such direct or indirect equity interests in the mortgage borrower.

E-2-13

(33) Single-Purpose Entity
Kingsborough Estates MHC (Loan No. 27)

Riverplace Athletic Club (Loan No. 49)

Bramblewood MHC (Loan No. 50)

Port Crossing (Loan No. 55)

Budget Self Storage Portfolio (Loan No. 72)

Cedar Park Estates (Loan No. 74)

All American Storage Bloomington South (Loan No. 76)

Riverwinds MHC (Loan No. 78)

Great Value Storage (Loan No. 88)

All American Storage East (Loan No. 89)

All American Storage of Evansville (Loan No. 92)

Sun Valley MHC (Loan No. 94)

Shadow Wood MHP (Loan No. 95)

Commercial Drive Plaza (Loan No. 105)

Stonegate MHP (Loan No. 106)

Dysart Mini Storage (Loan No. 115)

Williamsburg East Apartments (Loan No. 119)

Villa Manor MHP (Loan No. 120)

For each of the subject Mortgage Loans, each of the related borrowers (or, in the case of the Riverplace Athletic Club Mortgage Loan, one of the two tenant-in-common borrowers) is a recycled single-purpose entity.

(34) Defeasance
All C3CM Mortgage Loans (other than Riverwinds MHC, which does not provide for defeasance) (Loan Nos. 17, 27, 47, 49, 50, 55, 63, 69, 72, 74, 76, 88, 89, 92, 94, 95, 96, 99, 105, 106, 108, 110, 115, 116, 119 and 120)

The related loan documents do not require that the defeased note be assumed by, or that the defeasance collateral be transferred to, a Single-Purpose Entity. However, in such cases, the successor borrower must be an entity established or designated by the lender or its designee.

(43) Environmental Conditions	Williamsburg East Apartments (Loan No. 119)
With respect to the Environmental Conditions identified in the related ESA, none of the mitigating factors listed in Representation 43 apply to those Environmental Conditions. In particular, although a party not related to the borrower was identified as the responsible party for such Environmental Conditions, it is unknown whether such responsible party has financial resources reasonably estimated to be adequate to address the Environmental Conditions.

(44) Lease Estoppels	Rock Pointe East (Loan No. 17)	No estoppel was obtained from the tenant identified on the rent roll as “GSA/Bureau of ATF”.

E-2-14

NCB, FSB
Representation Number on Annex E-1	Mortgage Loan Name and Number as Identified on Annex A	Description of Exception
(9) Junior Liens	24 Central Park South, Inc. (Loan No. 67)

The Mortgaged Property is encumbered by a subordinate credit line mortgage in the original principal amount of $2,999,999. As of the Cut-off Date, no advances have been made under such subordinate credit line mortgage.

(9) Junior Liens	2630 Kingsbridge Terrace Owners, Inc. (Loan No. 73)
The Mortgaged Property is encumbered by a subordinate credit line mortgage in the original principal amount of $250,000. As of the Cut-off Date, no advances have been made under such subordinate credit line mortgage.

(9) Junior Liens	67th Road Housing Corporation (Loan No. 84)
The Mortgaged Property is encumbered by a subordinate credit line mortgage in the original principal amount of $750,000. As of the Cut-off Date, no advances have been made under such subordinate credit line mortgage.

(9) Junior Liens	993 Fifth Avenue Corporation (Loan No. 86)
The Mortgaged Property is encumbered by a subordinate credit line mortgage in the original principal amount of $750,000. As of the Cut-off Date, no advances have been made under such subordinate credit line mortgage.

(9) Junior Liens	67-35 Yellowstone Blvd. Owners Corp. (Loan No. 102)
The Mortgaged Property is encumbered by a subordinate credit line mortgage in the original principal amount of $500,000. As of the Cut-off Date, no advances have been made under such subordinate credit line mortgage.

(9) Junior Liens	Harrison Commons, Ltd. (Loan No. 107)
The Mortgaged Property is encumbered by a subordinate credit line mortgage in the original principal amount of $500,000. As of the Cut-off Date, no advances have been made under such subordinate credit line mortgage.

(9) Junior Liens	Florence Court Corporation (Loan No. 113)
The Mortgaged Property is encumbered by a subordinate credit line mortgage in the original principal amount of $500,000. As of the Cut-off Date, no advances have been made under such subordinate credit line mortgage.

(9) Junior Liens	320 W. 89th St. Owners Corp. (Loan No. 118)
The Mortgaged Property is encumbered by a subordinate credit line mortgage in the original principal amount of $250,000. As of the Cut-off Date, no advances have been made under such subordinate credit line mortgage.

(9) Junior Liens	214 West 17th Apartment Corp. (Loan No. 121)
The Mortgaged Property is encumbered by a subordinate credit line mortgage in the original principal amount of $250,000. As of the Cut-off Date, the outstanding principal balance of such credit line mortgage is $50,000.00.

(18) Insurance	Warminster Heights Home Ownership Association, Inc. (Loan No. 29)
The Mortgaged Property is insured by an insurance company with a rating of “A-:VII” from A.M. Best Company. The insurance company is not rated by Moody’s Investors Service, Inc. or Standard & Poor’s Ratings Services.

(18) Insurance	2630 Kingsbridge Terrace Owners, Inc. (Loan No. 73)	The insured value of the Mortgaged Property is $31.3 million and the insurable value of the Mortgaged Property is $31.9 million.
(28) Recourse Obligations	All of the Mortgage Loans secured by residential cooperatives (Loan Nos. 29, 43, 62, 67, 70, 73, 84, 86, 102, 104, 107, 113, 118, 121 and 122)
All of the Mortgage Loans secured by residential cooperatives are fully recourse to the related Mortgagors. There are no guarantors for any of Mortgage Loans secured by residential cooperative properties.

(30) Financial Reporting and Rent Rolls	All of the Mortgage Loans secured by residential cooperatives (Loan Nos. 29, 43, 62, 67, 70, 73, 84, 86, 102, 104, 107, 113, 118, 121 and 122)	The Mortgage Loans secured by residential cooperatives do not require the Mortgagor to provide the owner or holder of such Mortgage Loans with quarterly operating statements.
(32) Due on Sale or Encumbrance	All of the Mortgage Loans secured by residential cooperatives (Loan Nos. 29, 43, 62, 67, 70, 73, 84, 86, 102, 104, 107, 113, 118, 121 and 122)
All of the Mortgage Loans secured by residential cooperatives permit, without the prior written consent of the holder of the related Mortgage, transfers of stock of the related Mortgagor in connection with the assignment of a proprietary lease for an apartment unit by a tenant-shareholder of the related Mortgagor to other persons who by virtue of such transfers become tenant-shareholders in the related Mortgagor.

E-2-15

(33) Single-Purpose Entity	All of the Mortgage Loans secured by residential cooperatives (Loan Nos. 29, 43, 62, 67, 70, 73, 84, 86, 102, 104, 107, 113, 118, 121 and 122)	The Mortgagors under the Mortgage Loans secured by residential cooperatives are not Single-Purpose Entities.
(39) Rent Rolls; Operating Histories	All of the Mortgage Loans secured by residential cooperatives (Loan Nos. 29, 43, 62, 67, 70, 73, 84, 86, 102, 104, 107, 113, 118, 121 and 122)
With respect to the Mortgage Loans secured by residential cooperatives, the Mortgage Loan Seller has received maintenance schedules in lieu of rent rolls. With respect to the Mortgage Loans secured by residential cooperatives, the Mortgage Loan Seller has obtained operating histories (generally in the form of an accountant’s financial statement or a statement of financial affairs prepared by the property manager of the related Mortgagor) which has been certified either by the related Mortgagor (or an officer thereof), the property manager of the related Mortgagor or the accountant that prepared the financial statement.

(42) Organization of Mortgagor	All of the Mortgage Loans secured by residential cooperatives (Loan Nos. 29, 43, 62, 67, 70, 73, 84, 86, 102, 104, 107, 113, 118, 121 and 122)
For purposes of Representation 42 with respect to Mortgage Loans secured by residential cooperatives, the term “Controlling Owner” shall mean any single shareholder of a Mortgagor that owns shares appurtenant to 50% or more of the residential cooperative units at the related Mortgaged Property. For purpose of all representations and warranties with respect to Mortgage Loans secured by residential cooperatives, the term “Sponsor Diligence” shall mean, to the extent such information is available to the Mortgage Loan Seller, (a) an analysis of the rent collection processes of the Controlling Owner, (b) an analysis of the financial statements of the Controlling Owner, including an analysis of net worth, liquidity and certain legal issues, (c) an analysis of positive and/or negative carry, (d) an analysis of the rent roll, pertaining to the units owned by the Controlling Owner and (e) an analysis of credit reports, including FICO scores, of the Controlling Owners. For purposes of this exception to Representation 42, there are no Mortgage Loans that have a Controlling Owner, as defined above.

(47) Cross-Collateralization	24 Central Park South, Inc. (Loan No. 67)
The Mortgage Loan is cross-defaulted with a subordinate credit line mortgage in the original principal amount of $2,999,999. As of the Cut-off Date, no advances have been made under such subordinate credit line mortgage.

(47) Cross-Collateralization	2630 Kingsbridge Terrace Owners, Inc. (Loan No. 73)
The Mortgage Loan is cross-defaulted with a subordinate credit line mortgage in the original principal amount of $250,000. As of the Cut-off Date, no advances have been made under such subordinate credit line mortgage.

(47) Cross-Collateralization	67th Road Housing Corporation (Loan No. 84)
The Mortgage Loan is cross-defaulted with a subordinate credit line mortgage in the original principal amount of $750,000. As of the Cut-off Date, no advances have been made under such subordinate credit line mortgage.

(47) Cross-Collateralization	993 Fifth Avenue Corporation (Loan No. 86)
The Mortgage Loan is cross-defaulted with a subordinate credit line mortgage in the original principal amount of $750,000. As of the Cut-off Date, no advances have been made under such subordinate credit line mortgage.

(47) Cross-Collateralization	67-35 Yellowstone Blvd. Owners Corp. (Loan No. 102)
The Mortgage Loan is cross-defaulted with a subordinate credit line mortgage in the original principal amount of $500,000. As of the Cut-off Date, no advances have been made under such subordinate credit line mortgage.

(47) Cross-Collateralization	Harrison Commons, Ltd. (Loan No. 107)
The Mortgage Loan is cross-defaulted with a subordinate credit line mortgage in the original principal amount of $500,000. As of the Cut-off Date, no advances have been made under such subordinate credit line mortgage.

(47) Cross-Collateralization	Florence Court Corporation (Loan No. 113)
The Mortgage Loan is cross-defaulted with a subordinate credit line mortgage in the original principal amount of $500,000. As of the Cut-off Date, no advances have been made under such subordinate credit line mortgage.

(47) Cross-Collateralization	320 W. 89th St. Owners Corp. (Loan No. 118)
The Mortgage Loan is cross-defaulted with a subordinate credit line mortgage in the original principal amount of $250,000. As of the Cut-off Date, no advances have been made under such subordinate credit line mortgage.

E-2-16

(47) Cross-Collateralization	214 West 17th Apartment Corp. (Loan No. 121)
The Mortgage Loan is cross-defaulted with a subordinate credit line mortgage in the original principal amount of $250,000. As of the Cut-off Date, the outstanding principal balance of such credit line mortgage is $50,000.00.

E-2-17

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ANNEX F

GLOBAL CLEARANCE, SETTLEMENT AND TAX DOCUMENTATION PROCEDURES

The globally offered WFRBS Commercial Mortgage Pass-Through Certificates, Series 2014-C21, Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class A-S, Class X-A, Class X-B, Class B, Class C and Class PEX certificates, will generally be available only in book-entry form.

The book-entry certificates will be tradable as home market instruments in both the European and U.S. domestic markets. Initial settlement and all secondary trades will settle in same-day funds.

Secondary market trading between investors holding book-entry certificates through Clearstream and Euroclear will be conducted in the ordinary way in accordance with their normal rules and operating procedures and in accordance with conventional Eurobond practice, which is seven calendar days’ settlement.

Secondary market trading between investors holding book-entry certificates through DTC will be conducted according to the rules and procedures applicable to U.S. corporate debt obligations.

Secondary cross-market trading between member organizations of Clearstream or Euroclear and DTC participants holding book-entry certificates will be accomplished on a delivery against payment basis through the respective depositories of Clearstream and Euroclear, in that capacity, as DTC participants.

As described under “Certain U.S. Federal Income Tax Documentation Requirements” below, non-U.S. holders of book-entry certificates will be subject to U.S. withholding taxes unless those holders meet specific requirements and deliver appropriate U.S. tax documents to the securities clearing organizations of their participants.

Initial Settlement

All certificates of each class of offered certificates will be held in registered form by DTC in the name of Cede & Co. as nominee of DTC. Investors’ interests in the book-entry certificates will be represented through financial institutions acting on their behalf as direct and indirect DTC participants. As a result, Clearstream and Euroclear will hold positions on behalf of their member organizations through their respective depositories, which in turn will hold positions in accounts as DTC participants.

Investors’ securities custody accounts will be credited with their holdings against payment in same-day funds on the settlement date.

Investors electing to hold their book-entry certificates through Clearstream or Euroclear accounts will follow the settlement procedures applicable to conventional Eurobonds, except that there will be no temporary global security and no “lock up” or restricted period. Global securities will be credited to the securities custody accounts on the settlement date against payment in same-day funds.

Secondary Market Trading

Since the purchaser determines the place of delivery, it is important to establish at the time of the trade where both the purchaser’s and seller’s accounts are located to ensure that settlement can be made on the desired value date.

Trading between DTC Participants. Secondary market trading between DTC participants will be settled in same-day funds.

Trading between Clearstream and/or Euroclear Participants. Secondary market trading between member organizations of Clearstream or Euroclear will be settled using the procedures applicable to conventional Eurobonds in same-day funds.

Trading between DTC Seller and Clearstream or Euroclear Purchaser. When book-entry certificates are to be transferred from the account of a DTC participant to the account of a member organization of Clearstream or Euroclear, the purchaser will send instructions to Clearstream or Euroclear through that member organization at least one business day prior to settlement. Clearstream or Euroclear, as the case may be, will instruct the respective depository to receive the book-entry certificates against payment. Payment will include interest accrued on the book-entry certificates from and including the first day of the calendar month in which the last coupon payment date occurs (or, if no coupon payment date has occurred, from and including the Cut-off Date) to and excluding the settlement date, calculated on the basis of a year of 360 days consisting of twelve 30 day months. Payment will then be made by participant’s account against delivery of the book-entry certificates. After settlement has been completed, the book-entry certificates will be credited to the respective clearing system and by the clearing system, in accordance with its usual procedures, to the account of the member organization of Clearstream or Euroclear, as the case may be. The securities credit will appear the next day, European time, and the cash debit will be back-valued to, and the interest on the book-entry certificates will accrue from, the value date, which would be the preceding day when settlement occurred in New York. If settlement is not completed on the intended value date, which means the trade fails, the Clearstream or Euroclear cash debit will be valued instead as of the actual settlement date.

Member organizations of Clearstream and Euroclear will need to make available to the respective clearing systems the funds necessary to process same-day funds settlement. The most direct means of doing so is to pre-position funds for settlement, either from cash on hand or existing lines of credit, as they would for any settlement occurring within Clearstream or Euroclear. Under this approach, they may take on credit exposure to Clearstream or Euroclear until the book-entry certificates are credited to their accounts one day later.

As an alternative, if Clearstream or Euroclear has extended a line of credit to them, member organizations of Clearstream or Euroclear can elect not to pre-position funds and allow that credit line to be drawn upon to finance settlement. Under this procedure, the member organizations purchasing book-entry certificates would incur overdraft charges for one day, assuming they cleared the overdraft when the book-entry certificates were credited to their accounts. However, interest on the book-entry certificates would accrue from the value date. Therefore, in many cases the investment income on the book-entry certificates earned during that one-day period may substantially reduce or offset the amount of those overdraft charges, although this result will depend on the cost of funds of the respective member organization of Clearstream or Euroclear.

Since the settlement is taking place during New York business hours, DTC participants can employ their usual procedures for sending book-entry certificates to the respective depository for the benefit of member organizations of Clearstream or Euroclear. The sale proceeds will be available to the DTC seller on the settlement date. Thus, to the DTC participant a cross-market transaction will settle no differently than a trade between two DTC participants.

Trading between Clearstream or Euroclear Seller and DTC Purchaser. Due to time zone differences in their favor, member organizations of Clearstream or Euroclear may employ their customary procedures for transactions in which book-entry certificates are to be transferred by the respective clearing system, through the respective depository, to a DTC participant. The seller will send instructions to Clearstream or Euroclear through a member organization of Clearstream or Euroclear at least one business day prior to settlement. In these cases, Clearstream or Euroclear, as appropriate, will instruct the respective depository to deliver the book-entry certificates to the DTC participant’s account against payment. Payment will include interest accrued on the book-entry certificates from and including the first day of the calendar month in which the last coupon payment date occurs (or, if no coupon payment date has occurred, from and including the Cut-off Date) to and excluding the settlement date, calculated on the basis of a year of 360 days consisting of twelve 30 day months. The payment will then be reflected in the account of the member organization of Clearstream or Euroclear the following day, and receipt of the cash proceeds in the account of that member organization of Clearstream or Euroclear would be back-valued to the value date, which would be the preceding day, when settlement occurred in New York. Should the member organization of Clearstream or Euroclear have a line of credit with its respective clearing system and elect to be in debit in anticipation of receipt of the sale proceeds in its account, the back-valuation will extinguish any overdraft charges incurred over the one-day period. If settlement is not completed on the intended value date, which means the trade fails, receipt of the cash proceeds in the account of the member organization of Clearstream or Euroclear would be valued instead as of the actual settlement date.

Finally, day traders that use Clearstream or Euroclear and that purchase book-entry certificates from DTC participants for delivery to member organizations of Clearstream or Euroclear should note that these trades would automatically fail on the sale side unless affirmative action were taken. At least three techniques should be readily available to eliminate this potential problem:

●
borrowing through Clearstream or Euroclear for one day, until the purchase side of the day trade is reflected in their Clearstream or Euroclear accounts, in accordance with the clearing system’s customary procedures;

●
borrowing the book-entry certificates in the United States from a DTC participant no later than one day prior to settlement, which would allow sufficient time for the book-entry certificates to be reflected in their Clearstream or Euroclear accounts in order to settle the sale side of the trade; or

●
staggering the value dates for the buy and sell sides of the trade so that the value date for the purchase from the DTC participant is at least one day prior to the value date for the sale to the member organization of Clearstream or Euroclear.

Certain U.S. Federal Income Tax Documentation Requirements

A holder that is not a “United States person” (a “U.S. person”) within the meaning of Section 7701(a)(30) of the Code (a “non-U.S. holder”) holding a book-entry certificate through Clearstream, Euroclear or DTC may be subject to U.S. withholding tax unless such holder provides certain documentation to the issuer of such holder’s book-entry certificate, the certificate administrator or any other entity required to withhold tax (any of the foregoing, a “U.S. withholding agent”) establishing an exemption from withholding. A non-U.S. holder may be subject to withholding unless each U.S. withholding agent receives:

1.
from a non-U.S. holder that is classified as a corporation for U.S. federal income tax purposes or is an individual, and is eligible for the benefits of the portfolio interest exemption or an exemption (or reduced rate) based on a treaty, a duly completed and executed IRS Form W-8BEN or W-8BEN-E, as applicable (or any successor form);

2.
from a non-U.S. holder that is eligible for an exemption on the basis that the holder’s income from the certificate is effectively connected to its U.S. trade or business, a duly completed and executed IRS Form W-8ECI (or any successor forms); or

3.
from a non-U.S. holder that is classified as a partnership for U.S. federal income tax purposes, a duly completed and executed IRS Form W-8IMY (or any successor form) with all supporting documentation (as specified in the U.S. Treasury Regulations) required to substantiate exemptions from withholding on behalf of its partners; certain partnerships may enter into agreements with the IRS providing for different documentation requirements and it is recommended that such partnerships consult their tax advisors with respect to these certification rules;

4.	from a non-U.S. holder that is an intermediary (i.e., a person acting as a custodian, a broker, nominee or otherwise as an agent for the beneficial owner of a certificate):

(a)
if the intermediary is a “qualified intermediary” within the meaning of section 1.1441-1(e)(5)(ii) of the U.S. Treasury Regulations (a “qualified intermediary”), a duly completed and executed IRS Form W-8IMY (or any successor or substitute form)—

(i)	stating the name, permanent residence address and qualified intermediary employer identification number of the qualified intermediary and the country under the laws of which the qualified intermediary is created, incorporated or governed,

(ii)	certifying that the qualified intermediary has provided, or will provide, a withholding statement as required under section 1.1441-1(e)(5)(v) of the U.S. Treasury Regulations,

(iii)	certifying that, with respect to accounts it identifies on its withholding statement, the qualified intermediary is not acting for its own account but is acting as a qualified intermediary, and

(iv)
providing any other information, certifications, or statements that may be required by the IRS Form W-8IMY or accompanying instructions in addition to, or in lieu of, the information and certifications described in section 1.1441-1(e)(3)(ii) or 1.1441-1(e)(5)(v) of the U.S. Treasury Regulations; or

(b)	if the intermediary is not a qualified intermediary (a “nonqualified intermediary”), a duly completed and executed IRS Form W-8IMY (or any successor or substitute form)—

(i)	stating the name and permanent residence address of the nonqualified intermediary and the country under the laws of which the nonqualified intermediary is created, incorporated or governed,

(ii)	certifying that the nonqualified intermediary is not acting for its own account,

(iii)
certifying that the nonqualified intermediary has provided, or will provide, a withholding statement that is associated with the appropriate IRS Forms W-8 and W-9 required to substantiate exemptions from withholding on behalf of such nonqualified intermediary’s beneficial owners, and

(iv)
providing any other information, certifications or statements that may be required by the IRS Form W-8IMY or accompanying instructions in addition to, or in lieu of, the information, certifications, and statements described in section 1.1441-1(e)(3)(iii) or (iv) of the U.S. Treasury Regulations; or

5.
from a non-U.S. holder that is a trust, depending on whether the trust is classified for U.S. federal income tax purposes as the beneficial owner of the certificate, either an IRS Form W-8BEN, W-8BEN-E or W-8IMY; any non-U.S. holder that is a trust should consult its tax advisors to determine which of these forms it should provide.

All non-U.S. holders will be required to update the above-listed forms and any supporting documentation in accordance with the requirements under the U.S. Treasury Regulations. These forms generally remain in effect for a period starting on the date the form is signed and ending on the last day of the third succeeding calendar year, unless a change in circumstances makes any information on the form incorrect. Under certain circumstances, an IRS Form W-8BEN or W-8BEN-E, if furnished with a taxpayer identification number, remains in effect until the status of the beneficial owner changes, or a change in circumstances makes any information on the form incorrect.

In addition, all holders, including holders that are U.S. persons, holding book-entry certificates through Clearstream, Euroclear or DTC may be subject to backup withholding unless the holder—

●	provides the appropriate IRS Form W-8 (or any successor or substitute form), duly completed and executed, if the holder is a non-U.S. holder;

●	provides a duly completed and executed IRS Form W-9, if the holder is a U.S. person; or

●	can be treated as an “exempt recipient” within the meaning of section 1.6049-4(c)(1)(ii) of the U.S. Treasury Regulations (e.g., a corporation or a financial institution such as a bank).

This summary does not deal with all of the aspects of U.S. federal income tax withholding or backup withholding that may be relevant to investors that are non-U.S. holders. Such holders are advised to consult their own tax advisors for specific tax advice concerning their holding and disposing of book-entry certificates.

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ANNEX G

FORM OF TRUST ADVISOR ANNUAL REPORT1

Report Date:  Report will be delivered annually no later than [INSERT DATE].
Transaction:  WFRBS Commercial Mortgage Trust 2014-C21, Commercial Mortgage Pass-Through Certificates, Series 2014-C21
Trust Advisor:  Trimont Real Estate Advisors, Inc.
Special Servicer:  [CWCapital Asset Management LLC] [NCB, FSB]
Subordinate Class Representative:  [Seer Capital Management, LP]

I.	Population of Mortgage Loans that Were Considered in Compiling this Report

1.	[__] Specially Serviced Mortgage Loans were transferred to special servicing in the prior calendar year [INSERT YEAR].

a.	[__] of those Specially Serviced Mortgage Loans are still being analyzed by the Special Servicer as part of the development of an Asset Status Report.

b.	[__] of such Specially Serviced Mortgage Loans had executed Final Asset Status Reports. The Final Asset Status Reports may not yet be fully implemented.

II.	Executive Summary

Based on the requirements and qualifications set forth in the Pooling and Servicing Agreement, as well as the items listed below, the Trust Advisor has undertaken a limited review of the Special Servicer’s operational activities to service certain Specially Serviced Mortgage Loans in accordance with the Servicing Standard and the Trust Advisor’s analysis requirements outlined in the Pooling and Servicing Agreement. Based on such review, the Trust Advisor [does, does not] believe there are material violations of the Special Servicer’s compliance with its obligations under the Pooling and Servicing Agreement. In addition, the Trust Advisor notes the following:  [PROVIDE SUMMARY OF ANY ADDITIONAL MATERIAL INFORMATION].

In connection with the assessment set forth in this report, the Trust Advisor:

1.
Reviewed the Asset Status Reports, net present value calculations and Appraisal Reduction Amount calculations and [LIST OTHER REVIEWED INFORMATION] for the following [__] Specially Serviced Mortgage Loans:  [LIST APPLICABLE MORTGAGE LOANS]

2.
[If report is rendered during a Senior Consultation Period, add:]  Met with the Special Servicer on [DATE] for the annual meeting. Participants from the Special Servicer included:  [IDENTIFY PARTICIPANTS’ NAME AND TITLE]. The Specially Serviced Mortgage Loans (including Asset Status Reports, other relevant accompanying information and any related net present value calculations and Appraisal Reduction Amount calculations) were referenced in the meeting. The discussion focused on the Special Servicer’s execution of its

1      This report is an indicative report and does not reflect the final form of annual report to be used in any particular year. The Trust Advisor will have the ability to modify or alter the organization and content of any particular report, subject to the compliance with the terms of the Pooling and Servicing Agreement, including, without limitation, provisions relating to Privileged Information.

resolution and liquidation procedures in general terms as well as in specific reference to the Specially Serviced Mortgage Loans.

a.
Trust Advisor’s analysis of the Asset Status Reports (including related net present value calculations and Appraisal Reduction Amount calculations) related to the Specially Serviced Mortgage Loans [[if report is rendered during a Senior Consultation Period:] and meeting with the Special Servicer] should be considered a limited investigation and background discussion and not be considered a full or limited audit. For instance, we did not review each page of the Special Servicer’s policy and procedure manuals (including amendments and appendices), re-engineer the quantitative aspects of their net present value calculator, visit the property or interact with the borrower.

b.
Other than general procedural benchmarking, all opinions outlined herein are limited to the Specially Serviced Mortgage Loans of this mortgage loan pool with respect to which Final Asset Reports have been delivered. Confidentiality and other provisions prohibit the Trust Advisor from using information it is privy to from other assignments in facilitating the activities of this assignment.

3.
As required under the Pooling and Servicing Agreement, the Trust Advisor has undertaken a reasonable review of such additional limited non-privileged information and documentation provided by the Special Servicer prior to the Trust Advisor finalizing its annual assessment.

III.	Specific Items of Review

1.
The Trust Advisor reviewed the following items in connection with [[if report is rendered during Senior Consultation Period:] the annual meeting] and the generation of this report:  [LIST MATERIAL ITEMS].

2.
During the prior year, the Trust Advisor consulted with the Special Servicer regarding its strategy plan for a limited number of issues related to the following Specially Serviced Mortgage Loans:  [LIST]. The Trust Advisor participated in discussions and made strategic observations and recommended alternative courses of action to the extent it deemed such observations and recommendations appropriate. The Special Servicer [agreed with/did not agree with] the recommendations made by the Trust Advisor. Such recommendations generally included the following:  [LIST].

3.	Appraisal Reduction Amount calculations and net present value calculations:

a.
The Trust Advisor [did/did not receive] information necessary to recalculate and verify the accuracy of the mathematical calculations and the corresponding application of the applicable formulas required to be utilized in connection with any Appraisal Reduction Amount or net present value calculations used in the special servicer’s determination of what course of action to take in connection with the workout or liquidation of a Specially Serviced Mortgage Loan prior to the utilization by the special servicer.

b.
The Trust Advisor [does/does not] agree with the [mathematical calculations] [and/or] [the application of the applicable non-discretionary portions of the formula] required to be utilized for such calculation.

c.
After consultation with the special servicer to resolve any inaccuracy in the mathematical calculations or the application of the non-discretionary portions of the related formula in arriving at those mathematical calculations, such inaccuracy [has been/ has not been] resolved.

4.	The following is a general discussion of certain concerns raised by the Trust Advisor discussed in this report: [LIST CONCERNS].

5.	In addition to the other information presented herein, the Trust Advisor notes the following additional items: [LIST ADDITIONAL ITEMS].

6.
As required under the Pooling and Servicing Agreement, the Trust Advisor has undertaken a reasonable review of such additional limited non-privileged information and documentation provided by the Special Servicer prior to the Trust Advisor finalizing its annual assessment.

IV.	Qualifications Related to the Work Product Undertaken and Opinions Related to this Report

1.
The Trust Advisor did not participate in, or have access to, the Special Servicer’s and Subordinate Class Representative’s discussion(s) regarding any Specially Serviced Mortgage Loan. The Trust Advisor does not have authority to speak with the Subordinate Class Representative directly. [[If report rendered during Senior Consultation Period:] While the Subordinate Class Representative may have attended the annual meeting,] the Trust Advisor generally did not address issues and questions to the Subordinate Class Representative. As such, the Trust Advisor generally relied upon its interaction with the Special Servicer in gathering the relevant information to generate this report.

2.
The Special Servicer has the legal authority and responsibility to service the Specially Serviced Mortgage Loans pursuant to the Pooling and Servicing Agreement. The Trust Advisor has no responsibility or authority to alter such standards set forth therein.

3.
Confidentiality and other contractual limitations limit the Trust Advisor’s ability to outline the details or substance of [[if report rendered during Senior Consultation Period:] the meeting held between it and the Special Servicer regarding any Specially Serviced Mortgage Loans and] certain information it reviewed in connection with its duties under the Pooling and Servicing Agreement. As a result, this report may not reflect all the relevant information that the Trust Advisor is given access to by the Special Servicer.

4.
There are many tasks that the Special Servicer undertakes on an ongoing basis related to Specially Serviced Mortgage Loans. These include, but are not limited to, assumptions, ownership changes, collateral substitutions, capital reserve changes, etc. The Trust Advisor does not participate in any of those discussions. As such, Trust Advisor has not assessed the Special Servicer’s operational compliance with respect to those types of actions.

5.
This report is furnished to the certificate administrator pursuant to the provisions of the Pooling and Servicing Agreement. The delivery of this report shall not be construed to impose any duty on the Trust Advisor to respond to investor questions or inquiries.

Terms used but not defined herein have the meaning set forth in the Pooling and Servicing Agreement dated as of August 1, 2014.

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ANNEX H

CLASS A-SB PLANNED PRINCIPAL BALANCE SCHEDULE

Distribution Date	Balance	Distribution Date	Balance
Initial Balance	$98,736,000.00	June 2019	$98,736,000.00
September 2014	$98,736,000.00	July 2019	$98,735,168.64
October 2014	$98,736,000.00	August 2019	$97,084,405.85
November 2014	$98,736,000.00	September 2019	$95,426,940.23
December 2014	$98,736,000.00	October 2019	$93,625,993.05
January 2015	$98,736,000.00	November 2019	$91,954,485.52
February 2015	$98,736,000.00	December 2019	$90,139,894.01
March 2015	$98,736,000.00	January 2020	$88,454,231.73
April 2015	$98,736,000.00	February 2020	$86,761,724.37
May 2015	$98,736,000.00	March 2020	$84,791,111.18
June 2015	$98,736,000.00	April 2020	$83,083,730.75
July 2015	$98,736,000.00	May 2020	$81,234,282.02
August 2015	$98,736,000.00	June 2020	$79,512,458.54
September 2015	$98,736,000.00	July 2020	$77,648,975.70
October 2015	$98,736,000.00	August 2020	$75,912,593.09
November 2015	$98,736,000.00	September 2020	$74,169,158.66
December 2015	$98,736,000.00	October 2020	$72,284,676.73
January 2016	$98,736,000.00	November 2020	$70,526,509.47
February 2016	$98,736,000.00	December 2020	$68,627,711.85
March 2016	$98,736,000.00	January 2021	$66,854,693.33
April 2016	$98,736,000.00	February 2021	$65,074,473.64
May 2016	$98,736,000.00	March 2021	$62,888,697.03
June 2016	$98,736,000.00	April 2021	$61,092,372.88
July 2016	$98,736,000.00	May 2021	$59,198,024.53
August 2016	$98,736,000.00	June 2021	$57,425,446.45
September 2016	$98,736,000.00	July 2021	$55,516,688.08
October 2016	$98,736,000.00	August 2021	$53,765,681.25
November 2016	$98,736,000.00	September 2021	$52,018,344.05
December 2016	$98,736,000.00	October 2021	$50,139,123.56
January 2017	$98,736,000.00	November 2021	$48,377,051.31
February 2017	$98,736,000.00	December 2021	$46,483,512.94
March 2017	$98,736,000.00	January 2022	$44,706,587.13
April 2017	$98,736,000.00	February 2022	$42,922,440.37
May 2017	$98,736,000.00	March 2022	$40,760,270.88
June 2017	$98,736,000.00	April 2022	$38,960,091.64
July 2017	$98,736,000.00	May 2022	$37,029,525.11
August 2017	$98,736,000.00	June 2022	$35,214,185.84
September 2017	$98,736,000.00	July 2022	$33,268,888.48
October 2017	$98,736,000.00	August 2022	$31,438,267.27
November 2017	$98,736,000.00	September 2022	$29,600,206.08
December 2017	$98,736,000.00	October 2022	$27,632,830.04
January 2018	$98,736,000.00	November 2022	$25,779,304.13
February 2018	$98,736,000.00	December 2022	$23,796,901.18
March 2018	$98,736,000.00	January 2023	$21,927,786.16
April 2018	$98,736,000.00	February 2023	$20,051,074.10
May 2018	$98,736,000.00	March 2023	$17,804,956.18
June 2018	$98,736,000.00	April 2023	$15,911,491.56
July 2018	$98,736,000.00	May 2023	$13,890,280.58
August 2018	$98,736,000.00	June 2023	$11,980,905.60
September 2018	$98,736,000.00	July 2023	$9,944,234.66
October 2018	$98,736,000.00	August 2023	$8,018,821.32
November 2018	$98,736,000.00	September 2023	$6,085,581.26
December 2018	$98,736,000.00	October 2023	$4,025,720.85
January 2019	$98,736,000.00	November 2023	$2,076,250.43
February 2019	$98,736,000.00	December 2023	$619.13
March 2019	$98,736,000.00	January 2024 and
April 2019	$98,736,000.00	thereafter	$0.00
May 2019	$98,736,000.00

H-1

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PROSPECTUS

RBS COMMERCIAL FUNDING INC.
Depositor
Commercial Mortgage Pass-Through
Certificates (Issuable in Series by Separate Issuing Entities)

RBS Commercial Funding Inc. from time to time will offer Commercial Mortgage Pass-Through Certificates in separate series issued by one or more issuing entities that are trusts. We will offer the certificates through this prospectus and a separate prospectus supplement for each series. If specified in the related prospectus supplement, we may not offer all of the classes of certificates in a particular series. For each series, we will establish a trust fund consisting primarily of mortgage loans secured by first, second or third liens on commercial real estate, multifamily and/or mixed residential/commercial properties and other assets as described in this prospectus and to be specified in the related prospectus supplement. The certificates of a series will evidence beneficial ownership interests in the trust fund. The certificates of a series may be divided into two or more classes which may have different interest rates and which may receive principal payments in differing proportions and at different times. In addition, the rights of certain holders of classes may be subordinate to the rights of holders of other classes to receive principal and interest. The certificates of any series are not obligations of the depositor, any sponsor, any servicer or any of their respective affiliates. The certificates and the underlying mortgage loans will not be insured or guaranteed by any governmental agency or other person.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved of the offered certificates or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

No secondary market will exist for a series of certificates prior to its offering. We cannot assure you that a secondary market will develop for the certificates of any series or, if it does develop, that it will continue.

Investing in the offered certificates involves risks. See “RISK FACTORS” beginning on page 7 of this prospectus. For each series, see “RISK FACTORS” in the related prospectus supplement.

The certificates may be offered through one or more different methods, including offerings through underwriters, as more fully described under “PLAN OF DISTRIBUTION” on page 105 of this prospectus and in the related prospectus supplement. Our affiliates may from time to time act as agents or underwriters in connection with the sale of the offered certificates. Offerings of certain classes of the certificates, as specified in the related prospectus supplement, may be made in one or more transactions exempt from the registration requirements of the Securities Act of 1933, as amended, which offerings will not be made pursuant to this prospectus or the related registration statement.

This prospectus may not be used to consummate sales of the offered certificates unless accompanied by a prospectus supplement.

July 11, 2014

Important Notice About Information Presented in this
Prospectus and the Applicable Prospectus Supplement

We provide information about the certificates in two separate documents that progressively provide more detail.  These documents are:

●	this prospectus, which provides general information, some of which may not apply to a particular series of certificates, including your series; and

●	the prospectus supplement for a series of certificates, which will describe the specific terms of that series of certificates.

You should rely only on the information provided in this prospectus and the applicable prospectus supplement, including the information incorporated by reference.  We have not authorized anyone to provide you with different information.  We are not offering the certificates in any state where the offer is not permitted.

We have included cross-references to captions in these materials where you can find related discussions that we believe will enhance your understanding of the topic being discussed.  The table of contents of this prospectus and the table of contents included in the applicable prospectus supplement list the pages on which these captions are located.

You can find the definitions of capitalized terms that are used in this prospectus on the pages indicated under the caption “Index of Defined Terms” beginning on page 109 in this prospectus.

In this prospectus, the terms “Depositor,” “we,” “us” and “our” refer to RBS Commercial Funding Inc.

If you require additional information, the mailing address of our principal executive offices is RBS Commercial Funding Inc., 600 Washington Boulevard, Stamford, Connecticut 06901 and the telephone number is (203) 897-2700. For other means of acquiring additional information about us or a series of certificates, see “INCORPORATION OF CERTAIN INFORMATION BY REFERENCE” beginning on page 107 of this prospectus.

SUMMARY OF PROSPECTUS	6
RISK FACTORS	7
The Certificates May Not Be a Suitable Investment for You	7
Risks of Commercial and Multifamily Lending Generally	7
Tenancies in Common May Hinder Recovery	9
Condominium Ownership May Limit Use and Improvements	9
Risks Related to Ground Leases and Other Leasehold Interests	9
Operation of a Mortgaged Property Depends on the Property Manager’s Performance	11
Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions	12
Risks Associated with One Action Rules	12
State Law Limitations on Assignments of Leases and Rents May Entail Risks	12
Your Certificates Are Not Obligations of Any Other Person or Entity	12
Limited Liquidity	13
Modifications of the Mortgage Loans	13
Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer	14
Your Lack of Control Over A Trust Can Adversely Impact Your Investment	14
Book-Entry Securities May Delay Receipt of Payment and Reports and Limit Liquidity and Your Ability to Pledge Certificates	14
Variability in Average Life of Offered Certificates	14
Certain Legal Aspects of the Mortgage Loans	15
Environmental Law Considerations	16
Risk of Early Termination	16
THE PROSPECTUS SUPPLEMENT	16
THE DEPOSITOR	18
THE SPONSOR	18
Overview	18
USE OF PROCEEDS	19
DESCRIPTION OF THE CERTIFICATES	20
General	20
Distributions on Certificates	22
Accounts	23
Amendment	25
Termination	26
Reports to Certificateholders	26
The Trustee	27
Exchangeable Certificates	27
THE MORTGAGE POOLS	29
General	29
Underwriting and Interim Servicing Standards Applicable to the Mortgage Loans	31
Assignment of Mortgage Loans	31
Representations and Warranties	32
SERVICING OF THE MORTGAGE LOANS	33
General	33
Servicing Standards	34
Trust Advisor	34
Collections and Other Servicing Procedures	35
Insurance	35
Fidelity Bonds and Errors and Omissions Insurance	37
Servicing Compensation and Payment of Expenses	37
Advances	37
Modifications, Waivers and Amendments	38
Evidence of Compliance	38

Certain Matters With Respect to the Master Servicer, the Special Servicer and the Trustee	39
Events of Default	40
CREDIT ENHANCEMENT	41
General	41
Subordinate Certificates	41
Cross-Support Features	42
Letter of Credit	42
Certificate Guarantee Insurance	42
Reserve Funds	42
Overcollateralization	43
SWAP AGREEMENT	43
YIELD CONSIDERATIONS	44
General	44
Prepayment and Maturity Assumptions	44
CERTAIN LEGAL ASPECTS OF THE MORTGAGE LOANS	45
Mortgages and Deeds of Trust Generally	46
Rights of Mortgagees or Beneficiaries	46
Foreclosure	47
Bankruptcy Issues	50
Automatic Stay	50
Sales Free and Clear of Liens	51
Post-Petition Credit	51
Modification of Lender’s Rights	51
Leases and Rents	52
Lease Assumption or Rejection by Tenant	53
Lease Rejection by Lessor – Tenant’s Rights	53
Intercreditor Issues	54
Avoidance Actions	54
Management Agreements	54
Certain of the Borrowers May Be Partnerships	55
Single Purpose Entity Covenants and Substantive Consolidation	56
State Law Limitations on Lenders	57
Environmental Risks	57
Rights of Redemption	60
Junior Mortgages; Rights of Senior Mortgagees	61
Anti-Deficiency Legislation	61
Statutory Liabilities	62
Enforceability of Certain Provisions	62
Prepayment Provisions	62
Due-on-Sale Provisions	62
Acceleration on Default	63
Servicemembers Civil Relief Act	63
Anti-Money Laundering, Economic Sanctions and Bribery	64
Potential Forfeiture of Assets	64
Applicability of Usury Laws	64
Alternative Mortgage Instruments	65
Leases and Rents	65
Secondary Financing; Due-on-Encumbrance Provisions	66
Certain Laws and Regulations	66
Type of Mortgaged Property	67
Americans With Disabilities Act	67
Terrorism Insurance Program	67
Cooperative Loans	68
FEDERAL INCOME TAX CONSEQUENCES	69
General	69
Federal Income Tax Consequences for REMIC Certificates	69

General	69
Status of REMIC Certificates	70
Qualification as a REMIC	70
Taxation of Regular Certificates	72
Sale, Exchange or Retirement of Regular Certificates	78
Tax Treatment of Exchangeable Certificates	79
Taxation of Residual Certificates	82
Taxes that May Be Imposed on the REMIC Pool	89
Liquidation of the REMIC Pool	90
Administrative Matters	91
Limitations on Deduction of Certain Expenses	91
Taxation of Certain Foreign Investors	92
3.8% Medicare Tax on “Net Investment Income”	93
Backup Withholding	93
Reporting Requirements	94
Federal Income Tax Consequences for Certificates as to Which No REMIC Election Is Made	94
Standard Certificates	94
Stripped Certificates	97
Reporting Requirements and Backup Withholding	100
Taxation of Certain Foreign Investors	101
3.8% Medicare Tax on “Net Investment Income” for Standard and Stripped Certificates	101
STATE AND LOCAL TAX CONSIDERATIONS	102
ERISA CONSIDERATIONS	102
Prohibited Transactions	102
Unrelated Business Taxable Income — Residual Interests	103
LEGAL INVESTMENT	104
THE APPRAISAL REGULATIONS	105
PLAN OF DISTRIBUTION	105
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE	107
LEGAL MATTERS	108
RATINGS	108
INDEX OF DEFINED TERMS	109

SUMMARY OF PROSPECTUS

This summary includes selected information from this prospectus.  It does not contain all of the information you need to consider in deciding whether to buy any class of the offered certificates.  To understand the terms of the offering of the offered certificates, you should read carefully this entire prospectus and the applicable prospectus supplement.

Title of Certificates	Commercial Mortgage Pass-Through Certificates, issuable in series.

Depositor	RBS Commercial Funding Inc., a Delaware corporation. Our telephone number is (203) 897-2700.

Description of Certificates; Ratings

The certificates of each series will be issued pursuant to a pooling and servicing agreement and may be issued in one or more classes.  The certificates of each series will represent in the aggregate the entire beneficial ownership interest in the property of the related trust fund.  Each trust fund will consist primarily of mortgage loans secured by first, second or third liens on commercial real estate, multifamily and/or mixed residential/commercial properties and other assets as described in this prospectus and to be specified in the related prospectus supplement.  Each class or certificate will be rated not lower than investment grade by one or more nationally recognized statistical rating organizations at the date of issuance.

The prospectus supplement for a series of certificates includes important information on related trust fund, certificates, and risks, including information on the following:

●
the name of the servicer and special servicer, the circumstances when a special servicer will be appointed and their respective obligations (if any) to make advances to cover delinquent payments on the assets of the trust fund, taxes, assessments or insurance premiums;

	●	the assets in the trust fund, including a description of the pool of mortgage loans or mortgage-backed securities;

	●	the identity and attributes of each class within a series of certificates, including whether (and to what extent) any credit enhancement benefits any class of a series of certificates;

	●	the tax status of certificates;

	●	whether the certificates will be eligible to be purchased by investors subject to ERISA or will be mortgage related securities for purposes of SMMEA; and

	●	whether a series of certiﬁcates includes one or more classes that are “exchangeable certificates” as described in “Description of the Certificates—Exchangeable Certificates”.

RISK FACTORS

An investment in the certificates of any series involves significant risks and are not suitable investments for all investors.  Before making an investment decision, you should carefully review the following information and the information under the caption “Risk Factors” in the applicable prospectus supplement.  Such risks give rise to the potential for significant loss over the life of the certificates and could result in the failure of investors in the certificates to fully recover their initial investments.

The Certificates May Not Be a Suitable Investment for You

For the reasons set forth in this section and in the “Risk Factors” section in the applicable prospectus supplement, the yield to maturity and the aggregate amount and timing of distributions on the certificates are subject to material variability from period to period and over the life of the certificates, including as a result of variations in the performance of the mortgage loans in a trust or trust fund.  As a result, investment in the certificates involves substantial risks and uncertainties and should be considered only by sophisticated investors with substantial investment experience with similar types of securities.

Risks of Commercial and Multifamily Lending Generally

The mortgage loans will be secured by various income producing commercial and multifamily properties.  The repayment of a commercial or multifamily loan is typically dependent upon the ability of the related mortgaged property to produce cash flow through the collection of rents.  The repayment of a mortgage loan secured by a residential cooperative property typically depends upon the payments received by the cooperative corporation from its tenants/shareholders, including any special assessments against the mortgaged property.  Even the liquidation value of a commercial property is determined, in substantial part, by the capitalization of the property’s ability to produce cash flow.  However, net operating income can be volatile and may be insufficient to cover debt service on the loan at any given time.

The net operating incomes and property values of the mortgaged properties may be adversely affected by a large number of factors.  Some of these factors relate to the properties themselves, such as:

●	the age, design and construction quality of the properties;

●	perceptions regarding the safety, convenience and attractiveness of the properties;

●	the characteristics of the neighborhood where the property is located;

●	the proximity and attractiveness of competing properties;

●	the adequacy of the property’s management and maintenance;

●	increases in interest rates, real estate taxes and operating expenses at the mortgaged property and in relation to competing properties;

●	an increase in the capital expenditures needed to maintain the properties or make improvements;

●	dependence upon a single tenant, a small number of tenants or a concentration of tenants in a particular business or industry;

●	a decline in the financial condition of a major tenant;

●	an increase in vacancy rates; and

●	a decline in rental rates as leases are renewed or entered into with new tenants.

Other factors are more general in nature, such as:

●	national, regional or local economic conditions, including plant closings, military base closings, industry slowdowns and unemployment rates;

●	local real estate conditions, such as an oversupply of competing properties, retail space, office space, multifamily housing or hotel capacity;

●	demographic factors;

●	consumer confidence;

●	consumer tastes and preferences;

●	retroactive changes in building codes;

●	changes or continued weakness in specific industry segments;

●	location of certain mortgaged properties in less densely populated or less affluent areas; and

●	the public perception of safety for customers and clients.

The volatility of net operating income will be influenced by many of the foregoing factors, as well as by:

●
the length of tenant leases (including that in certain cases, all or substantially all of the tenants, or one or more sole, anchor or other major tenants, at a particular mortgaged property may have leases that expire or permit the tenant(s) to terminate its lease during the term of the loan);

●	the creditworthiness of tenants;

●	tenant defaults;

●	in the case of rental properties, the rate at which new rentals occur; and

●
the property’s “operating leverage” which is generally the percentage of total property expenses in relation to revenue, the ratio of fixed operating expenses to those that vary with revenues, and the level of capital expenditures required to maintain the property and to retain or replace tenants.

A decline in the real estate market or in the financial condition of a major tenant will tend to have a more immediate effect on the net operating income of properties with relatively higher operating leverage or short term revenue sources, such as short term or month to month leases, and may lead to higher rates of delinquency or defaults.

In addition, underwritten or adjusted cash flows, by their nature, are speculative and are based upon certain assumptions and projections.  The failure of these assumptions or projections in whole or in part could cause the underwritten or adjusted cash flows to vary substantially from the actual net operating income of a mortgaged property.  See “Risk Factors—Risks Related to Mortgage Loans and Mortgaged Properties—Underwritten Net Cash Flow Could Be Based on Incorrect or Failed Assumptions” in the prospectus supplement.

It is unlikely that we will obtain new appraisals of the mortgaged properties or assign new valuations to the mortgage loans in connection with the offering of the offered certificates. The market values of the underlying mortgaged properties could have declined since the origination of the related mortgage loans.

Tenancies in Common May Hinder Recovery

Certain of the mortgage loans included in a trust may have borrowers that own the related mortgaged properties as tenants in common. In general, with respect to a tenant in common ownership structure, each tenant in common owns an undivided share in the property and if such tenant in common desires to sell its interest in the property (and is unable to find a buyer or otherwise needs to force a partition) the tenant in common has the ability to request that a court order a sale of the property and distribute the proceeds to each tenant in common proportionally.  As a result, if a tenant in common that has not waived its right of partition or similar right exercises a right of partition, the related mortgage loan may be subject to prepayment.  The bankruptcy, dissolution or action for partition by one or more of the tenants in common could result in any of (i) an early repayment of the related mortgage loan, (ii) a significant delay in recovery against the tenant in common borrowers, particularly if the tenant in common borrowers file for bankruptcy separately or in series (because each time a tenant in common borrower files for bankruptcy, the bankruptcy court stay will be reinstated), (iii) a material impairment in property management, and (iv) a substantial decrease in the amount recoverable upon the related mortgage loan.  Not all tenants in common for under a mortgage loans will be special purpose entities.  Each related tenant in common borrower waived its right to partition, reducing the risk of partition.  However, there can be no assurance that, if challenged, this waiver would be enforceable.  In addition, in some cases, the related mortgage loan documents may provide for full recourse (or in an amount equal to its pro rata share of the debt) to the related tenant in common borrower or the guarantor if a tenant in common files for partition.

Condominium Ownership May Limit Use and Improvements

With respect to certain of the mortgage loans included in a trust or trust fund, the related mortgaged property may consist of the borrower’s interest in commercial condominium interests in buildings and/or other improvements, and related interests in the common areas and the related voting rights in the condominium association.

In the case of condominiums, a board of managers generally has discretion to make decisions affecting the condominium and there may be no assurance that the related borrower will have any control over decisions made by the related board of managers.  Decisions made by that board of managers, including regarding assessments to be paid by the unit owners, insurance to be maintained on the condominium and many other decisions affecting the maintenance of that condominium, may have an adverse impact on the mortgage loans that are secured by condominium interests.  We cannot assure you that the related board of managers will always act in the best interests of the borrower under those mortgage loans.  Further, due to the nature of condominiums, a default on the part of the borrower will not allow the applicable special servicer the same flexibility in realizing on the collateral as is generally available with respect to commercial properties that are not condominiums.  The rights of other unit owners, the documents governing the management of the condominium units and the state and local laws applicable to condominium units must be considered.  In addition, in the event of a casualty with respect to a mortgaged property which consists of a condominium interest, due to the possible existence of multiple loss payees on any insurance policy covering the mortgaged property, there could be a delay in the allocation of related insurance proceeds, if any.  Consequently, servicing and realizing upon a condominium property could subject you to a greater delay, expense and risk than with respect to a mortgage loan secured by a commercial property that is not part of a condominium.

Risks Related to Ground Leases and Other Leasehold Interests

For purposes of each prospectus supplement, the encumbered interest will be characterized as a “fee interest” if (i) the borrower has a fee interest in all or substantially all of the mortgaged property (provided that if the borrower has a leasehold interest in any portion of the mortgaged property, such portion is not, individually or in the aggregate, material to the use or operation of the mortgaged property), or (ii) the mortgage loan is secured by the borrower’s leasehold interest in the mortgaged property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related mortgaged property.

Leasehold mortgage loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of the borrower.  The most significant of these risks is that if the related borrower’s leasehold were to be terminated upon a lease default, the lender would lose its security in the leasehold interest.  Generally, each related ground lease or a lessor estoppel requires the lessor to give the lender notice of the borrower’s defaults under the ground lease and an opportunity to cure them, permits the leasehold interest to be assigned to the lender or the purchaser at a foreclosure sale, in some cases only upon the consent of the lessor, and contains certain other protective provisions typically included in a “mortgageable” ground lease, although not all these protective provisions are included in each case.

Upon the bankruptcy of a lessor or a lessee under a ground lease, the debtor has the right to assume or reject the lease.  If a debtor lessor rejects the lease, the lessee has the right pursuant to Section 365(h) of the Bankruptcy Code to treat such lease as terminated by rejection or remain in possession of its leased premises for the rent otherwise payable under the lease for the remaining term of the ground lease (including renewals) and to offset against such rent any damages incurred due to the landlord’s failure to perform its obligations under the lease.  If a debtor lessee/borrower rejects any or all of the lease, the leasehold lender could succeed to the lessee/borrower’s position under the lease only if the lease specifically grants the lender such right.  If both the lessor and the lessee/borrower are involved in bankruptcy proceedings, the issuing entity may be unable to enforce the bankrupt lessee/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated.  In such circumstances, a ground lease could be terminated notwithstanding lender protection provisions contained in the ground lease or in the mortgage.

A leasehold lender could lose its security unless (i) the leasehold lender holds a fee mortgage, (ii) the ground lease requires the lessor to enter into a new lease with the leasehold lender upon termination or rejection of the ground lease, or (iii) the bankruptcy court, as a court of equity, allows the leasehold lender to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position.  Although not directly covered by the 1994 Amendments to the Bankruptcy Code, such a result would be consistent with the purpose of the 1994 Amendments to the Bankruptcy Code granting the holders of leasehold mortgages permitted under the terms of the lease the right to succeed to the position of a leasehold mortgagor. Although consistent with the Bankruptcy Code, such position may not be adopted by the applicable bankruptcy court.

Further, in a decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir. 2003)) the court ruled with respect to an unrecorded lease of real property that where a statutory sale of the fee interest in leased property occurs under Section 363(f) of the Bankruptcy Code upon the bankruptcy of a landlord, such sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates.  Pursuant to Section 363(e) of the Bankruptcy Code, a lessee may request the bankruptcy court to prohibit or condition the statutory sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds.  While there are certain circumstances under which a “free and clear” sale under Section 363(f) of the Bankruptcy Code would not be authorized (including that the lessee could not be compelled in a legal or equitable proceeding to accept a monetary satisfaction of his possessory interest, and that none of the other conditions of Section 363(f)(1)-(4) of the Bankruptcy Code otherwise permits the sale), we cannot assure you that those circumstances would be present in any proposed sale of a leased premises.  As a result, we cannot assure you that, in the event of a statutory sale of leased property pursuant to Section 363(f) of the Bankruptcy Code, the lessee will be able to maintain possession of the property under the ground lease.  In addition, we cannot assure you that the lessee and/or the lender will be able to recoup the full value of the leasehold interest in bankruptcy court.  Most of the ground leases contain standard protections typically obtained by securitization lenders.  Certain of the ground leases with respect to a mortgage loan included in a trust fund may not.

Some of the ground leases securing the mortgage loans may provide that the ground rent payable under the related ground lease increases during the term of the mortgage loan.  These increases may adversely affect the cash flow and net income of the related borrower.

Except as noted in the related prospectus supplement, each of the ground leases has a term that extends at least 20 years beyond the maturity date of the mortgage loan (taking into account all freely exercisable extension options) and contains customary mortgagee protection provisions, including notice and cure rights and the right to enter into a new lease with the applicable ground lessor in the event a ground lease is rejected or terminated.

With respect to certain of the mortgage loans included in a trust, the related borrower may have given to certain lessors under the related ground lease a right of first refusal in the event a sale is contemplated or an option to purchase all or a portion of the mortgaged property and these provisions, if not waived, may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure or adversely affect the foreclosure process.

See “Certain Legal Aspects of the Mortgage Loans—Bankruptcy Issues” in this prospectus.

Operation of a Mortgaged Property Depends on the Property Manager’s Performance

The successful operation of a real estate project depends upon the property manager’s performance and viability.  The property manager is responsible for:

●	responding to changes in the local market;

●	planning and implementing the rental structure;

●	operating the property and providing building services;

●	managing operating expenses; and

●	assuring that maintenance and capital improvements are carried out in a timely fashion.

Properties deriving revenues primarily from short term sources, such as short term or month to month leases, are generally more management intensive than properties leased to creditworthy tenants under long term leases.

Certain of the mortgaged properties will be managed by affiliates of the related borrower.  If a mortgage loan is in default or undergoing special servicing, such relationship could disrupt the management of the related mortgaged property, which may adversely affect cash flow.  However, the related mortgage loans will generally permit, in the case of mortgaged properties managed by borrower affiliates, the lender to remove the related property manager upon the occurrence of an event of default, a decline in cash flow below a specified level or the failure to satisfy some other specified performance trigger.

We make no representation or warranty as to the skills of any present or future managers.  In many cases, the property manager will be an affiliate of the borrower and may not manage properties for non-affiliates.  Additionally, we cannot assure you that the property managers will be in a financial condition to fulfill their management responsibilities throughout the terms of their respective management agreements.  Further, certain individuals involved in the management or general business development at certain mortgaged properties may engage in unlawful activities or otherwise exhibit poor business judgment that adversely affect operations and ultimately cash flow at such properties.

Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions

Provisions requiring yield maintenance charges, prepayment premiums or lockout periods may not be enforceable in some states and under federal bankruptcy law.  Provisions requiring prepayment premiums or yield maintenance charges also may be interpreted as constituting the collection of interest for usury purposes.  Accordingly, we cannot assure you that the obligation to pay a yield maintenance charge or prepayment premium will be enforceable.  Also, we cannot assure you that foreclosure proceeds will be sufficient to pay an enforceable yield maintenance charge or prepayment premium.

Additionally, although the collateral substitution provisions related to defeasance do not have the same effect on the certificateholders as prepayment, we cannot assure you that a court would not interpret those provisions as the equivalent of a yield maintenance charge or prepayment premium.  In certain jurisdictions those collateral substitution provisions might therefore be deemed unenforceable or usurious under applicable law or public policy.

Risks Associated with One Action Rules

Several states (including California) have laws that prohibit more than one “judicial action” to enforce a mortgage obligation, and some courts have construed the term “judicial action” broadly.  Accordingly, the special servicer will be required to obtain advice of counsel prior to enforcing any of the issuing entity’s rights under any of the mortgage loans that include mortgaged properties where a “one action” rule could be applicable.  In the case of a multi property mortgage loan which is secured by mortgaged properties located in multiple states, the special servicer may be required to foreclose first on properties located in states where “one action” rules apply (and where non-judicial foreclosure is permitted) before foreclosing on properties located in states where judicial foreclosure is the only permitted method of foreclosure.  See “Certain Legal Aspects of the Mortgage Loans—Foreclosure” in this prospectus.

State Law Limitations on Assignments of Leases and Rents May Entail Risks

Generally mortgage loans included in an issuing entity secured by mortgaged properties that are subject to leases typically will be secured by an assignment of leases and rents pursuant to which the related borrower (or with respect to any indemnity deed of trust structure, the related property owner) assigns to the lender its right, title and interest as landlord under the leases of the related mortgaged properties, and the income derived from those leases, as further security for the related mortgage loan, while retaining a license to collect rents for so long as there is no default.  If the borrower defaults, the license terminates and the lender is entitled to collect rents.  Some state laws may require that the lender take possession of the related property and obtain a judicial appointment of a receiver before becoming entitled to collect the rents.  In addition, if bankruptcy or similar proceedings are commenced by or in respect of the borrower, the lender’s ability to collect the rents may be adversely affected.  See “Certain Legal Aspects of the Mortgage Loans—Leases and Rents” and “—Bankruptcy Issues” in this prospectus.

Your Certificates Are Not Obligations of Any Other Person or Entity

Your certificates will represent beneficial ownership interests solely in the assets of the related trust fund and will not represent an interest in or obligation of us, the originator, the sponsor, the trustee, the master servicer, the special servicer or any other person. We or another entity may have a limited obligation to repurchase or substitute certain mortgage loans under certain circumstances as described in the agreement relating to a particular series. Distributions on any class of certificates will depend solely on the amount and timing of payments and other collections in respect of the related mortgage loans. We cannot assure you that these amounts, together with other payments and collections in respect of the related mortgage loans, will be sufficient to make full and timely distributions on any offered certificates. The offered certificates and the mortgage loans will not be insured or guaranteed, in whole or in part, by the United States or any governmental entity or any private mortgage or other insurer.

Limited Liquidity

There will have been no secondary market for any series of your certificates prior to the related offering. We cannot assure you that a secondary market will develop or, if it does develop, that it will provide you with liquidity of investment or continue for the life of your certificates.  The market value of the certificates will fluctuate with changes in prevailing rates of interest, a change in the ratings of the certificates or other credit related market changes.  Consequently, the sale of the certificates in any market that may develop may be at a discount from the certificates’ par value or purchase price.

Modifications of the Mortgage Loans

The master servicer will be responsible for servicing the mortgage loans serviced by it regardless of whether such mortgage loans are performing or have become delinquent or are otherwise in default.  As a result, as delinquencies or defaults occur, the special servicer and any sub-servicer will be required to utilize an increasing amount of resources to work with borrowers to maximize collections on the mortgage loans serviced by it. This may include modifying the terms of such mortgage loans that are in default or whose default is reasonably foreseeable. At each step in the process of trying to bring a defaulted mortgage loan current or in maximizing proceeds to the related trust or trust fund, the special servicer and any sub-servicer will be required to invest time and resources not otherwise required when collecting payments on performing mortgage loans. Modifications of mortgage loans implemented by the special servicer or any sub-servicer in order to maximize ultimate proceeds of such mortgage loans to the related trust or trust fund may have the effect of, among other things, reducing or otherwise changing the mortgage rate, forgiving or forbearing payments of principal, interest or other amounts owed under the mortgage loan, extending the final maturity date of the mortgage loan, capitalizing or deferring delinquent interest and other amounts owed under the mortgage loan, forbearing payment of a portion of the principal balance of the mortgage loan or any combination of these or other modifications. Any modified mortgage loan may remain in the related trust or trust fund, and the modification may result in a reduction in (or may eliminate) the funds received with respect of such mortgage loan.

The ability to modify mortgage loans by a servicer may be limited by several factors.  First, if the servicer has to consider a large number of modifications, operational constraints may affect the ability of the servicer to adequately address all of the needs of the borrowers.  Furthermore, the terms of the related servicing agreement may prohibit the servicer from taking certain actions in connection with a loan modification, such as an extension of the loan term beyond a specified date such as a specified number of years prior to the rated final distribution date. You should consider the importance of the role of the servicer in maximizing collections for the transaction and the impediments the servicer may encounter when servicing delinquent or defaulted mortgage loans.  In some cases, failure by a servicer to timely modify the terms of a defaulted mortgage loan may reduce amounts available for distribution on the certificates in respect of such mortgage loan, and consequently may reduce amounts available for distribution to the related certificates.  In addition, even if a loan modification is successfully completed, there can be no assurance that the related borrower will continue to perform under the terms of the modified mortgage loan.

You should note that modifications that are designed to maximize collections in the aggregate may adversely affect a particular class of certificates in the transaction.  The applicable servicing agreement will obligate the servicer not to consider the interests of individual classes of certificates.  You should also note that in connection with considering a modification or other type of loss mitigation, the servicer may incur or bear related out-of-pocket expenses, such as appraisal fees, which would be reimbursed to the servicer from the transaction as servicing advances and paid from amounts received on the modified loan or from other mortgage loans in the related mortgage pool but in each case, prior to distributions being made on the related certificates.

Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer

The servicer for a series of securities may be eligible to become a debtor under the United States Bankruptcy Code or enter into receivership under the Federal Deposit Insurance Act (the “FDIA”).  If a servicer for any series of securities were to become a debtor under the United States Bankruptcy Code or enter into receivership under the FDIA, although the related servicing agreement provides that such an event would be an event of default entitling the trust or trust fund to terminate the servicer, the provision would most likely not be enforceable.  However, a rejection of the related servicing agreement by the servicer in a bankruptcy proceeding or repudiation of such agreements in a receivership under the FDIA would be treated as a breach of such related servicing agreement and give the trust or trust fund a claim for damages and the ability to appoint a successor servicer.  An assumption under the Bankruptcy Code would require the servicer to cure its pre-bankruptcy defaults, if any, and demonstrate that it is able to perform following assumption.  The bankruptcy court may permit the servicer to assume such servicing agreement and assign it to a third party.  An insolvency by an entity governed by state insolvency law would vary depending on the laws of the particular state.  We cannot assure you that a bankruptcy or receivership of the servicer would not adversely impact the servicing of the mortgage loans or the trust or trust fund would be entitled to terminate servicer in a timely manner or at all.

If any servicer becomes the subject of bankruptcy or similar proceedings, the trust’s or trust fund’s claim to collections in that servicer’s possession at the time of the bankruptcy filing or other similar filing may not be perfected.  In this event, funds available to pay principal and interest on your certificates may be delayed or reduced.

Your Lack of Control Over A Trust Can Adversely Impact Your Investment

Investors in the securities do not have the direct right to make decisions with respect to the administration of the related trust or trust fund.  These decisions are generally made, subject to the express terms of the applicable servicing agreement, by the servicer or the trustee.  Any decision made by any of those parties in respect of the related trust or trust fund in accordance with the terms of such servicing agreement or indenture, even if it determines that decision to be in your best interests, may be contrary to the decision that you would have made and may negatively affect your interests. In certain limited circumstances, the holders of certificates have the right to vote on matters affecting the trust or trust fund.

Book-Entry Securities May Delay Receipt of Payment and Reports and Limit Liquidity and Your Ability to Pledge Certificates

If a trust or trust fund issues certificates in book-entry form, you may experience delays in receipt of your payments and/or reports, since payments and reports will initially be made to the book-entry depository or its nominee.  In addition, the issuance of certificates in book-entry form may reduce the liquidity of certificates so issued in the secondary trading market, since some investors may be unwilling to purchase certificates for which they cannot receive physical certificates. Additionally, your ability to pledge certificates to persons or entities that do not participate in The Depository Trust Company system, or otherwise to take action in respect of the certificates, may be limited due to lack of a physical security representing the certificates.

Variability in Average Life of Offered Certificates

The payment experience on the related mortgage loans will affect the actual payment experience on and the weighted average lives of the offered certificates and, accordingly, may affect the yield on the offered certificates. Prepayments on the mortgage loans will be influenced by:

●	the prepayment provisions of the related mortgage notes;

●	a variety of economic, geographic and other factors, including prevailing mortgage rates and the cost and availability of refinancing for mortgage loans.

In general, if prevailing interest rates fall significantly below the interest rates on the mortgage loans, you should expect the rate of prepayment on the mortgage loans to increase. Conversely, if prevailing interest rates rise significantly above the interest rates on the mortgage loans, you should expect the rate of prepayment to decrease.

Certain of the mortgage loans may provide for a prepayment premium if prepaid during a specified period, and certain of the mortgage loans may prohibit prepayments of principal in whole or in part during a specified period. See “DESCRIPTION OF THE MORTGAGE POOL” in the related prospectus supplement for a description of the prepayment premiums and lockout periods, if any, for the mortgage loans underlying a series of certificates. The prepayment premiums and lockout periods can, but do not necessarily, reduce the likelihood of prepayments. However, in certain jurisdictions, the enforceability of provisions in mortgage loans prohibiting or limiting prepayment or requiring prepayment premiums in connection with prepayments may be subject to limitations as described under “CERTAIN LEGAL ASPECTS OF THE MORTGAGE LOANS—Enforceability of Certain Provisions—Prepayment Provisions” in this prospectus.  We cannot assure you as to the effect of prepayment premiums or lockout periods on the rate of mortgage loan prepayment.

The extent to which the master servicer or special servicer, if any, forecloses upon, takes title to and disposes of any mortgaged property related to a mortgage loan will affect the weighted average lives of your certificates. If the master servicer or special servicer, if any, forecloses upon a significant number of the related mortgage loans, and depending upon the amount and timing of recoveries from the related mortgaged properties, your certificates may have a shorter weighted average life.

Delays in liquidations of defaulted mortgage loans and modifications extending the maturity of mortgage loans will tend to delay the payment of principal on the mortgage loans. The ability of the related borrower to make any required balloon payment typically will depend upon its ability either to refinance the mortgage loan or to sell the related mortgaged property. If a significant number of the mortgage loans underlying a particular series require balloon payments at maturity, there is a risk that a number of those mortgage loans may default at maturity, or that the master servicer or special servicer, if any, may extend the maturity of a number of those mortgage loans in connection with workouts. We cannot assure you as to the borrowers’ abilities to make mortgage loan payments on a full and timely basis, including any balloon payments at maturity. Bankruptcy of the borrower or adverse conditions in the market where the mortgaged property is located may, among other things, delay the recovery of proceeds in the case of defaults. Losses on the mortgage loans due to uninsured risks or insufficient hazard insurance proceeds may create shortfalls in distributions to Certificateholders. Any required indemnification of the master servicer or special servicer in connection with legal actions relating to the trust, the related agreements or the certificates may also result in shortfalls.

Certain Legal Aspects of the Mortgage Loans

The laws of the jurisdictions in which the mortgaged properties are located (which laws may vary substantially) govern many of the legal aspects of the mortgage loans. These laws may affect the ability to foreclose on, and, in turn the ability to realize value from, the mortgaged properties securing the mortgage loans. For example, state law determines:

●	what proceedings are required for foreclosure;

●	whether the borrower and any foreclosed junior lienors may redeem the property and the conditions under which these rights of redemption may be exercised;

●	whether and to what extent recourse to the borrower is permitted; and

●	what rights junior mortgagees have and whether the amount of fees and interest that lenders may charge is limited.

In addition, the laws of some jurisdictions may render certain provisions of the mortgage loans unenforceable or subject to limitations which may affect lender’s rights under the mortgage loans. See “CERTAIN LEGAL ASPECTS OF THE MORTGAGE LOANS” in this prospectus. Delays in liquidations of defaulted mortgage loans and shortfalls in amounts realized upon liquidation as a result of the application of these laws may create delays and shortfalls in payments to Certificateholders.

Environmental Law Considerations

Before the trustee, special servicer or the master servicer, as applicable, acquires title to a property on behalf of a trust or assumes operation of the property, it will be required to obtain an environmental site assessment of the mortgaged property pursuant to the American Society for Testing and Materials (ASTM) guidelines, specifically E 1527-00. This requirement will decrease the likelihood that the trust will become liable under any environmental law. However, this requirement may effectively preclude foreclosure until a satisfactory environmental site assessment is obtained (or until any required remedial action is taken). Moreover, this requirement may not necessarily insulate the trust from potential liability under environmental laws.

Under the laws of certain states, failure to remediate environmental conditions as required by the state may give rise to a lien on a mortgaged property or a restriction on the right of the owner to transfer the mortgaged property to ensure the reimbursement of remediation expenses incurred by the state. Although the costs of remedial action could be substantial, it is unclear as to whether and under what circumstances those costs or the requirement to remediate would be imposed on a secured lender such as the trust fund. However, under the laws of some states and under applicable federal law, a lender may be liable for the costs of remedial action in certain circumstances as the “owner” or “operator” of the Mortgaged Property. See “CERTAIN LEGAL ASPECTS OF THE MORTGAGE LOANS—Environmental Risks” in this prospectus.

Risk of Early Termination

The trust for a series of certificates may be subject to optional termination under certain circumstances by certain persons named in the prospectus supplement for your certificates. In the event of this termination, you might receive some principal payments earlier than otherwise expected, which could adversely affect your anticipated yield to maturity.

THE PROSPECTUS SUPPLEMENT

The prospectus supplement for each series of offered certificates will, among other things, describe to the extent applicable:

●	any structural features, such as multiple levels of trusts or the use of special finance vehicles to hold the mortgage pool, used in structuring the transaction;

●	whether the trust will be treated for federal income tax purposes as one or more grantor trusts or REMICs;

●	the identity of each class within a series;

●	the initial aggregate principal amount, the interest rate (or the method for determining the rate) and the authorized denominations of each class of offered certificates;

●
certain information concerning the mortgage loans relating to a series, including the principal amount, type and characteristics of the mortgage loans on the cut-off date, and, if applicable, the amount of any reserve fund;

●	the identity of the master servicer;

●	the identity of the special servicer, if any, and the characteristics of any specially serviced mortgage loans;

●	the method of selection and powers of any representative of a class of certificates permitted to direct or approve actions of the special servicer;

●	the circumstances, if any, under which the offered certificates are subject to redemption prior to maturity;

●	the final scheduled distribution date of each class of offered certificates;

●	the method used to calculate the aggregate amount of principal available and required to be applied to the offered certificates on each distribution date;

●	the order of the application of principal and interest payments to each class of offered certificates and the allocation of principal to be so applied;

●	the extent of subordination of any subordinate certificates;

●	for each class of offered certificates, the principal amount that would be outstanding on specified distribution dates if the mortgage loans relating to a series were prepaid at various assumed rates;

●	the distribution dates for each class of offered certificates;

●	the representations and warranties to be made by us or another entity relating to the mortgage loans;

●	information with respect to the terms of the subordinate certificates or residual certificates, if any;

●	whether a series of certiﬁcates includes one or more classes that are “exchangeable certificates” as described in “Description of the Certificates—Exchangeable Certificates”;

●
additional information with respect to any credit enhancement or cash flow agreement and, if the certificateholders will be materially dependent upon any provider of credit enhancement or cash flow agreement counterparty for timely payment of interest and/or principal, information (including financial statements) regarding the provider or counterparty;

●	additional information with respect to the plan of distribution;

●	whether the offered certificates will be available in definitive form or through the book-entry facilities of The Depository Trust Company or another depository;

●	any significant obligors in accordance with Regulation AB under the Securities Act (17 CFR 229.1100 - 229.1123 (“Regulation AB” ));

●
if applicable, additional information concerning any known concerns regarding unique economic or other factors where there is a material concentration of any of the mortgage loans in a specific geographic region;

●
if applicable, additional financial and other information concerning individual mortgaged properties when there is a substantial concentration of one or a few mortgage loans in a jurisdiction or region experiencing economic difficulties which may have a material effect on the mortgaged properties;

●
if a trust fund contains a substantial concentration of one or a few mortgage loans in a single jurisdiction, a description of material differences, if any, between the legal aspects of mortgage loans in that jurisdiction and the summary of general legal aspects of mortgage loans set forth under “CERTAIN LEGAL ASPECTS OF THE MORTGAGE LOANS” in this prospectus; and

●
whether any class of offered certificates qualifies as “mortgage related securities” under the Secondary Mortgage Market Enhancement Act of 1984, as amended, as described under “LEGAL INVESTMENT” in this prospectus.

THE DEPOSITOR

RBS Commercial Funding Inc. (the “Depositor”) was incorporated in the State of Delaware on November 18, 1999 as Greenwich Capital Commercial Funding Corp., for the purpose of engaging in the business, among other things, of acquiring and depositing mortgage assets in trusts in exchange for certificates evidencing interests in the trusts and selling or otherwise distributing the certificates. The Depositor changed its name to RBS Commercial Funding Inc. on July 8, 2009.  The principal executive offices of the Depositor are located at 600 Washington Boulevard, Stamford, Connecticut 06901. Its telephone number is (203) 897-2700. The Depositor will not have any material assets other than the trust funds.

Neither the Depositor, nor any of its affiliates will insure or guarantee distributions on the certificates of any series offered by means of this prospectus and any related prospectus supplement. The Agreement (as defined below) for each series will provide that the Holders of the certificates for the series will have no rights or remedies against the Depositor or any of its affiliates for any losses or other claims in connection with the certificates or the mortgage loans other than the repurchase or substitution of the mortgage loans by the Depositor, if specifically set forth in the Agreement.

The certificate of incorporation, as amended, of the Depositor provides that a director of the corporation will not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that the exemption from liability or limitation of liability is not permitted under the Delaware General Corporation Law as currently in effect or as may be amended.  In addition, the bylaws of the Depositor provide that the Depositor will indemnify to the full extent permitted by law any person for any and all liabilities incurred by reason of the fact that the person is or was a director, officer, employee or agent of the Depositor or, at the request of the Depositor, served another corporation, partnership, joint venture, trust or other enterprise in such capacity.  Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to directors, officers and controlling persons of the Depositor pursuant to the foregoing provisions, or otherwise, the Depositor has been advised that, in the opinion of the Securities and Exchange Commission (the “SEC”), the indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

THE SPONSOR

Overview

The prospectus supplement for each series of securities will identify the sponsor or sponsors for the related series.  The related prospectus supplement may identify a sponsor to be The Royal Bank of Scotland plc or RBS Financial Products Inc. (collectively, “The Royal Bank of Scotland“).

The Royal Bank of Scotland plc and RBS Financial Products Inc. are affiliated entities and each of them is an affiliate of the depositor.  The Royal Bank of Scotland plc is a public company registered in Scotland and wholly-owned subsidiary of The Royal Bank of Scotland Group plc. RBS Financial Products Inc. is a Delaware corporation and a wholly-owned subsidiary of RBS Holdings USA Inc. The Royal Bank of Scotland plc and RBS Financial Products Inc. are indirect subsidiaries of The Royal Bank of Scotland Group plc. The Royal Bank of Scotland Group plc is a public company registered in Scotland that is engaged in a wide range of banking, financial and finance-related activities in the United Kingdom and internationally.  The Royal Bank of Scotland plc and RBS Financial Products Inc. are also affiliates of RBS Securities Inc., who may be listed as an underwriter in the related prospectus supplement.  The principal offices of The Royal Bank of Scotland plc and RBS Financial Products Inc. in the United States

are located at 600 Washington Boulevard, Stamford, Connecticut 06901, telephone number (203) 897-2700.

RBS’s Commercial Mortgage Securitization Program.  The Royal Bank of Scotland plc has been engaged in commercial mortgage securitization in the United States since approximately 2009 and RBS Financial Products Inc. has been engaged in commercial mortgage lending since its formation in 1990.  The vast majority of mortgage loans originated by The Royal Bank of Scotland are intended to be either sold through securitization transactions in which The Royal Bank of Scotland acts as a sponsor or sold to third parties in individual loan sale transactions.  The following is a general description of the types of mortgage loans that The Royal Bank of Scotland originates:

●
Fixed rate mortgage loans generally having maturities between five and ten years and secured by commercial real estate such as office, retail, hospitality, multifamily, residential, healthcare, self storage and industrial properties.  These loans are The Royal Bank of Scotland’s principal loan product and are primarily originated for the purpose of securitization.

●
Floating rate loans generally having shorter maturities and secured by stabilized and non-stabilized commercial real estate properties.  These loans are primarily originated for securitization, though in certain cases only a senior interest in the loan is intended to be securitized.

●	Subordinate mortgage loans and mezzanine loans. These loans are generally not originated for securitization by The Royal Bank of Scotland and are sold in individual loan sale transactions.

In general, The Royal Bank of Scotland does not hold the loans it originates until maturity.

The Royal Bank of Scotland originates mortgage loans and initiates a securitization transaction by selecting the portfolio of mortgage loans to be securitized and transferring those mortgage loans to a securitization depositor, including RBS Commercial Mortgage Funding Inc., or another entity that acts in a similar capacity, who in turn transfers those mortgage loans to the issuing trust fund.  In selecting a portfolio to be securitized, consideration is given to geographic concentration, property type concentration and rating agency models and criteria.  The Royal Bank of Scotland’s role also includes engaging third-party service providers such as the master servicer, the special servicer, the trustee and the certificate administrator, and engaging the rating agencies.  In coordination with the underwriters for the related offering, The Royal Bank of Scotland works with rating agencies, investors, mortgage loan sellers and servicers in structuring the securitization transaction.

Neither The Royal Bank of Scotland nor any of its affiliates act as servicer of the mortgage loans in its securitization transactions.  Instead, The Royal Bank of Scotland and/or the depositor contracts with other entities to service the mortgage loans in the securitization transactions.

USE OF PROCEEDS

The Depositor intends to apply all or substantially all of the net proceeds from the sale of each series offered in this prospectus and by the related prospectus supplement to acquire the mortgage loans relating to the series, to establish any reserve funds, for the series, to obtain other credit enhancement, if any, for the series, to pay costs incurred in connection with structuring and issuing the certificates and for general corporate purposes. Certificates may be exchanged by the Depositor for mortgage loans.

DESCRIPTION OF THE CERTIFICATES*

The certificates of each series will be issued pursuant to a pooling and servicing agreement (the “Agreement”) to be entered into among the Depositor, the Master Servicer, the Special Servicer, if any, and the Trustee for that series and any other parties described in the related prospectus supplement, substantially in the form filed as an exhibit to the registration statement of which this prospectus is a part or in the other form as may be described in the related prospectus supplement. The following summaries describe certain provisions expected to be common to each series and the Agreement with respect to the underlying Trust Fund. However, the prospectus supplement for each series will describe more fully additional characteristics of the certificates offered in that prospectus supplement and any additional provisions of the related Agreement.

At the time of issuance, it is anticipated that the offered certificates of each series will be rated “investment grade,” typically one of the four highest generic rating categories, by at least one nationally recognized statistical rating organization (“NRSRO”) within the meaning of Section 3(a)(62) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) at the request of the Depositor. Each of the NRSROs engaged by the Depositor to rate offered certificates of the related series will be referred to as a “Rating Agency” in the related prospectus supplement. A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the assigning Rating Agency. We cannot assure you as to whether any NRSRO not requested to rate the offered certificates will nonetheless issue a rating and, if so, what the rating would be. A rating assigned to the offered certificates by an NRSRO that has not been requested by the Depositor to do so may be lower than the rating assigned by a Rating Agency pursuant to the Depositor’s request, and may adversely impact the liquidity, market value and regulatory characteristics of those offered certificates.

General

The certificates of each series will be issued in registered or book-entry form and will represent beneficial ownership interests in a trust created pursuant to the Agreement for the series. The assets in the trust (collectively, the “Trust Fund”) for each series will consist of the following, to the extent provided in the Agreement:

(i)      a pool primarily of mortgage loans secured by first, second or third liens on commercial real estate, multifamily and/or mixed residential/commercial properties conveyed to the Trustee pursuant to the Agreement;

(ii)     all payments on or collections in respect of the mortgage loans due on or after the date specified in the related prospectus supplement; and

(iii)    all property acquired by foreclosure or deed in lieu of foreclosure with respect to the mortgage loans.

In addition, the Trust Fund for a series may include various forms of credit enhancement.  Credit enhancement may be in the form of the subordination of one or more classes of the certificates of the series, the establishment of one or more reserve funds, overcollateralization, a letter of credit, certificate guarantee insurance policies or the use of cross-support features, or any combination of the foregoing.  See “CREDIT ENHANCEMENT” in this prospectus. These other assets, if any, will be described more fully in the related prospectus supplement.

*      Whenever used in this prospectus the terms “certificates,” “trust fund” and “mortgage pool” will be deemed to apply, unless the context indicates otherwise, to a specific series of certificates, the trust fund underlying the related series and the related mortgage pool.

The prospectus supplement for any series will describe any specific features of the transaction established in connection with the holding of the underlying mortgage pool. If specified in the related prospectus supplement, certificates of a given series may be issued in a single class or two or more classes which may pay interest at different rates, may represent different allocations of the right to receive principal and interest payments, and certain of which may be subordinated to other classes in the event of shortfalls in available cash flow from the underlying mortgage loans or realized losses on the underlying mortgage loans. Alternatively, or in addition, if so specified in the related prospectus supplement, classes may be structured to receive principal payments in sequence. The related prospectus supplement may provide that each class in a group of classes structured to receive sequential payments of principal will be entitled to be paid in full before the next class in the group is entitled to receive any principal payments, or may provide for partially concurrent principal payments among one or more of the classes. If so specified in the related prospectus supplement, a class of offered certificates may also provide for payments of principal only or interest only or for disproportionate payments of principal and interest. Subordinate Certificates of a given series of offered certificates may be offered in the same prospectus supplement as the Senior Certificates of the series or may be offered in a separate prospectus supplement or may be offered in one or more transactions exempt from the registration requirements of the Securities Act. Each class of offered certificates of a series will be issued in the minimum denominations specified in the related prospectus supplement.

The prospectus supplement for any series including types of classes similar to any of those described above will contain a description of their characteristics and risk factors, including, as applicable:

(i)    mortgage principal prepayment effects on the weighted average lives of the classes;

(ii)    the risk that interest only, or disproportionately interest weighted, classes purchased at a premium may not return their purchase prices under rapid prepayment scenarios; and

(iii)    the degree to which an investor’s yield is sensitive to principal prepayments.

The offered certificates of each series will be freely transferable and exchangeable at the office specified in the related Agreement and prospectus supplement; provided, however, that certain classes of offered certificates may be subject to transfer restrictions described in the related prospectus supplement.

If specified in the related prospectus supplement, the offered certificates may be transferable only in book-entry form through the facilities of the Depository or another depository identified in the prospectus supplement.

If the certificates of a class are transferable only on the books of The Depository Trust Company (the “Depository”), no person acquiring a certificate that is in book-entry form (each, a “beneficial owner”) will be entitled to receive a physical certificate representing the certificate except in the limited circumstances described in the related prospectus supplement. Instead, the certificates will be registered in the name of a nominee of the Depository, and beneficial interests in the certificates will be held by investors through the book-entry facilities of the Depository, as described in this prospectus. The Depositor has been informed by the Depository that its nominee will be Cede & Co. Accordingly, Cede & Co. is expected to be the holder of record of any certificates that are in book-entry form.

If the certificates of a class are transferable only on the books of the Depository, each beneficial owner’s ownership of the certificate will be recorded on the records of the brokerage firm, bank, thrift institution or other financial intermediary (each, a “Financial Intermediary”) that maintains the beneficial owner’s account for this purpose. In turn, the Financial Intermediary’s ownership of the certificate will be recorded on the records of the Depository (or of a participating firm that acts as agent for the Financial Intermediary, whose interest will in turn be recorded on the records of the Depository, if the beneficial owner’s Financial Intermediary is not a Depository participant). Beneficial ownership of a book-entry certificate may only be transferred in compliance with the procedures of the Financial Intermediaries and Depository participants. Because the Depository can act only on behalf of participants, who in turn act on behalf of indirect participants and certain banks, the ability of a beneficial owner to pledge book-entry certificates to persons or entities that do not participate in the Depository system, or to otherwise act with respect to the book-entry certificates, may be limited due to the lack of a physical certificate for the book-entry certificates.

The Depository, which is a New York-chartered limited purpose trust company, performs services for its participants, some of whom (and/or their representatives) own the Depository. In accordance with its normal procedure, the Depository is expected to record the positions held by each Depository participant in the book-entry certificates, whether held for its own account or as a nominee for another person. In general, beneficial ownership of certificates will be subject to the rules, regulations and procedures governing the Depository and Depository participants as are in effect from time to time.

If the offered certificates are transferable on the books of the Depository, the Depository, or its nominee as record holder of the offered certificates, will be recognized by the Depositor and the Trustee as the owner of the certificates for all purposes, including notices and consents. In the event of any solicitation of consents from or voting by Certificateholders pursuant to the Agreement, the Trustee may establish a reasonable record date and give notice of the record date to the Depository. In turn, the Depository will solicit votes from the beneficial owners in accordance with its normal procedures, and the beneficial owners will be required to comply with the procedures in order to exercise their voting rights through the Depository.

Distributions of principal of and interest on the book-entry certificates will be made on each Distribution Date to the Depository or its nominee. The Depository will be responsible for crediting the amount of the payments to the accounts of the applicable Depository participants in accordance with the Depository’s normal procedures. Each Depository participant will be responsible for disbursing the payments to the beneficial owners for which it is holding book-entry certificates and to each Financial Intermediary for which it acts as agent. Each Financial Intermediary will be responsible for disbursing funds to the beneficial owners of the book-entry certificates that it represents.

In the event a depository other than the Depository is identified in a prospectus supplement, information similar to that set forth above will be provided with respect to the depository and its book-entry facilities in the prospectus supplement.

Distributions on Certificates

Distributions of principal and interest on the certificates of each series will be made to the registered holders of these certificates (“Certificateholders” or “Holders”) by the Trustee (or any other paying agent as may be identified in the related prospectus supplement) on the day (the “Distribution Date”) specified in the related prospectus supplement, beginning in the period specified in the related prospectus supplement following the establishment of the related Trust Fund. Distributions for each series will be made by check mailed to the address of the person entitled to the distribution as it appears on the certificate register for the series maintained by the Trustee (or any other paying agent as may be identified in the related prospectus supplement), by wire transfer or by any other method as is specified in the related prospectus supplement. The final distribution in retirement of the certificates of each series will be made upon presentation and surrender of the certificates at the office or agency specified in the notice to the Certificateholders of the final distribution, or in any other manner specified in the related prospectus supplement. In addition, the prospectus supplement relating to each series will set forth the applicable due period, prepayment period, record date, Cut-Off Date and determination date in respect of each series of certificates.

With respect to each series of certificates on each Distribution Date, the Trustee (or any other paying agent as may be identified in the related prospectus supplement) will distribute to the Certificateholders the amounts of principal and/or interest, calculated as described in the related prospectus supplement, that are due to be paid on the Distribution Date. In general, the amounts will include previously undistributed payments of principal (including principal prepayments, if any) and interest on the mortgage loans (or amounts in respect of the mortgage loans) received by the Trustee (or any other paying agent as may be identified in the related prospectus supplement) after a date specified in the related prospectus supplement (the “Cut-Off Date”) and prior to the day preceding each Distribution Date specified in the related prospectus supplement.

The related prospectus supplement for any series of certificates will specify, for any Distribution Date on which the principal balance of the mortgage loans is reduced due to losses, the priority and manner in which the losses will be allocated. As more fully described in the related prospectus supplement, losses on mortgage loans generally will be allocated after all proceeds of defaulted mortgage loans have been received by reducing the outstanding principal amount of the most subordinate outstanding class of certificates. If specified in the related prospectus supplement, losses may be estimated on the basis of a qualified appraisal of the Mortgaged Property and allocated prior to the final liquidation of the Mortgaged Property. The related prospectus supplement for any series of certificates also will specify the manner in which principal prepayments, negative amortization and interest shortfalls will be allocated among the classes of certificates.

Accounts

It is expected that the Agreement for each series of certificates will provide that the Trustee (or any other paying agent as may be identified in the related prospectus supplement) establish an account (the “Distribution Account”) into which the Master Servicer will deposit amounts held in the Collection Account and from which account distributions will be made with respect to a given Distribution Date. On each Distribution Date, the Trustee (or any other paying agent as may be identified in the related prospectus supplement) will apply amounts on deposit in the Distribution Account generally to make distributions of interest and principal to the Certificateholders in the manner described in the related prospectus supplement.

It is also expected that the Agreement for each series of certificates will provide that the Master Servicer establish and maintain a special trust account (the “Collection Account”) in the name of the Trustee for the benefit of Certificateholders. As more fully described in the related prospectus supplement, the Master Servicer will deposit into the Collection Account (other than in respect of principal of, or interest on, the mortgage loans due on or before the Cut-Off Date):

(1)  all payments on account of principal, including principal prepayments, on the mortgage loans;

(2)  all payments on account of interest on the mortgage loans and all Prepayment Premiums;

(3)  all proceeds from any insurance policy relating to a mortgage loan (“Insurance Proceeds”) other than proceeds applied to restoration of the related Mortgaged Property or otherwise applied in accordance with the terms of the related mortgage loans;

(4)  all proceeds from the liquidation of a mortgage loan (“Liquidation Proceeds”), including the sale of any Mortgaged Property acquired on behalf of the Trust Fund through foreclosure or deed in lieu of foreclosure (“REO Property”);

(5)  all proceeds received in connection with the taking of a Mortgaged Property by eminent domain;

(6)  any amounts required to be deposited in connection with the application of co-insurance clauses, flood damage to REO Properties and blanket policy deductibles;

(7)  any amounts required to be deposited from income with respect to any REO Property and deposited in the REO Account (to the extent the funds in the REO Account exceed the expenses of operating and maintaining REO Properties and reserves established for those expenses); and

(8)  any amounts received from borrowers which represent recoveries of Property Protection Expenses to the extent not retained by the Master Servicer to reimburse it for those expenses.

The Special Servicer, if any, will be required to remit, as specified in the related prospectus supplement, to the Master Servicer or the Trustee (or any other paying agent as may be identified in the related prospectus supplement) any amounts of the types described above that it receives in respect of the Specially Serviced Mortgage Loans. “Prepayment Premium” means any premium or yield maintenance charge paid or payable by the related borrower in connection with any principal prepayment on any mortgage loan. “Property Protection Expenses” comprise certain costs and expenses incurred in connection with defaulted mortgage loans, acquiring title or management of REO Property or the sale of defaulted mortgage loans or REO Properties, as more fully described in the related Agreement.

As set forth in the Agreement for each series, the Master Servicer will be entitled to make from time to time certain withdrawals from the Collection Account or advance amounts to, among other things:

(i)    remit certain amounts for the related Distribution Date into the Distribution Account;

(ii)    to the extent specified in the related prospectus supplement, reimburse Property Protection Expenses and pay taxes, assessments and insurance premiums and certain third-party expenses in accordance with the Agreement;

(iii)    pay accrued and unpaid servicing fees to the Master Servicer out of all mortgage loan collections; and

(iv)    reimburse the Master Servicer, the Special Servicer, if any, the Trustee (or any other paying agent as may be identified in the related prospectus supplement) and the Depositor for certain expenses and provide indemnification to the Depositor, the Master Servicer, the Trustee (or any other paying agent as may be identified in the related prospectus supplement) and, if applicable, the Special Servicer, as described in the Agreement.

The amounts at any time credited to the Collection Account may be invested in Permitted Investments that are payable on demand or in general mature or are subject to withdrawal or redemption on or before the business day preceding the next succeeding Master Servicer Remittance Date. The Master Servicer will be required to remit amounts required for distribution to Certificateholders to the Distribution Account on the business day preceding the related Distribution Date that is specified in the related prospectus supplement (the “Master Servicer Remittance Date”). The income from the investment of funds in the Collection Account in Permitted Investments either will constitute additional servicing compensation for the Master Servicer, and the risk of loss of funds in the Collection Account resulting from the investments will be borne by the Master Servicer, or will be remitted to the Certificateholders or other persons specified in the related prospectus supplement. The amount of any of those losses will be required to be deposited by the Master Servicer in the Collection Account immediately as realized.

It is expected that the Agreement for each series of certificates will provide that a special trust account (the “REO Account”) will be established and maintained in order to be used in connection with each REO Property and, if specified in the related prospectus supplement, certain other Mortgaged Properties. To the extent set forth in the Agreement, certain withdrawals from the REO Account will be made to, among other things:

(i)    make remittances to the Collection Account as required by the Agreement;

(ii)    pay taxes, assessments, insurance premiums, other amounts necessary for the proper operation, management and maintenance of the REO Properties and any other specified Mortgaged Properties and certain third-party expenses in accordance with the Agreement (including expenses relating to any appraisal, property inspection and environmental assessment reports required by the Agreement); and

(iii)    provide for the reimbursement of certain expenses in respect of the REO Properties and the other specified Mortgaged Properties.

The amount at any time credited to each REO Account will be fully insured to the maximum coverage possible or will be invested in Permitted Investments that mature, or are subject to withdrawal or redemption, on or before the business day on which the amounts are required to be remitted to the Master Servicer for deposit in the Collection Account. The income from the investment of funds in the REO Account in Permitted Investments shall be deposited in the REO Account for remittance to the Collection Account, and the risk of loss of funds in the REO Account resulting from the investments will be borne by the Trust Fund or by the person described in the prospectus supplement.

“Permitted Investments” will consist of certain high quality debt obligations consistent with the ratings criteria of, or otherwise satisfactory to, the Rating Agencies.

Amendment

The Agreement for each series may provide that it may be amended by the parties to the Agreement without the consent of any of the Certificateholders, to the extent specified in the related prospectus supplement:

(i)    to cure any ambiguity;

(ii)    to correct or supplement any provision in the Agreement that may be inconsistent with any other provision in the Agreement;

(iii)   to make other provisions with respect to matters or questions arising under the Agreement which are not materially inconsistent with the provisions of the Agreement; or

(iv)    for the other reasons specified in the related prospectus supplement.

To the extent specified in the Agreement, each Agreement also will provide that it may be amended by the parties to the Agreement with the consent of the Holders of certificates representing an aggregate outstanding principal amount of not less than 66 2/3% (or any other percentage as may be specified in the related prospectus supplement) of each class of certificates affected by the proposed amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Agreement or modifying in any manner the rights of Certificateholders; provided, however, that this amendment may not, among other things:

●
reduce in any manner the amount of, or delay the timing of, payments received on mortgage loans which are required to be distributed on any certificate without the consent of each affected Certificateholder;

●	reduce the aforesaid percentage of certificates the Holders of which are required to consent to any amendment, without the consent of the Holders of all certificates then outstanding; or

●	alter the servicing standard set forth in the related Agreement.

Further, the Agreement for each series may provide that the parties to the Agreement, at any time and from time to time, without the consent of the Certificateholders, may amend the Agreement to modify, eliminate or add to any of its provisions to the extent as shall be necessary to maintain the qualification of the Trust Fund as a “real estate mortgage investment conduit” (a “REMIC”) or grantor trust, as the case may be, or to prevent the imposition of any additional state or local taxes, at all times that any of the certificates are outstanding; provided, however, that the action, as evidenced by an opinion of counsel acceptable to the Trustee, is necessary or helpful to maintain the qualification or to prevent the imposition of any taxes, and would not adversely affect in any material respect the interest of any Certificateholder.

The Agreement relating to each series may provide that no amendment to the Agreement will be made unless there has been delivered in accordance with the Agreement an opinion of counsel to the effect that the amendment will not cause the series to fail to qualify as a REMIC or grantor trust at any time that any of the certificates are outstanding or cause a tax to be imposed on the Trust Fund under the provisions of the Code.

The prospectus supplement for a series may describe other or different provisions concerning the amendment of the related Agreement.

Termination

As may be more fully described in the related prospectus supplement, the obligations of the parties to the Agreement for each series will terminate upon:

(i)    the purchase of all of the assets of the related Trust Fund, as described in the related prospectus supplement;

(ii)   the later of (a) the distribution to Certificateholders of that series of final payment with respect to the last outstanding mortgage loan or (b) the disposition of all property acquired upon foreclosure or deed in lieu of foreclosure with respect to the last outstanding mortgage loan and the remittance to the Certificateholders of all funds due under the Agreement;

(iii)  the sale of the assets of the related Trust Fund after the principal amounts of all certificates have been reduced to zero under certain circumstances set forth in the Agreement; or

(iv)   mutual consent of the parties and all Certificateholders.

With respect to each series, the Trustee will give or cause to be given written notice of termination of the Agreement in the manner described in the related Agreement to each Certificateholder and the final distribution will be made only upon surrender and cancellation of the related certificates in the manner described in the Agreement.

Reports to Certificateholders

Concurrently with each distribution for each series, the Trustee (or any other paying agent as may be identified in the related prospectus supplement) will make available to each Certificateholder several monthly reports setting forth the information as is specified in the Agreement and described in the related prospectus supplement, which may include the following information, if applicable:

(i)    information as to principal and interest distributions, principal amounts, Advances and scheduled principal balances of the mortgage loans;

(ii)   updated information regarding the mortgage loans and a loan-by-loan listing showing certain information which may include loan name, property type, location, unpaid principal balance, interest rate, paid through date and maturity date, which loan-by-loan listing may be made available electronically;

(iii)  financial information relating to the underlying Mortgaged Properties;

(iv)   information with respect to delinquent mortgage loans;

(v)   information on mortgage loans which have been modified; and

(vi)  information with respect to REO Properties.

The Master Servicer or the Trustee (or any other paying agent as may be identified in the related prospectus supplement) will be required to mail or otherwise make available to Holders of offered certificates of each series periodic unaudited reports concerning the related Trust Fund. Unless and until definitive certificates are issued, the reports may be sent on behalf of the related Trust Fund to Cede & Co., as nominee of the Depository and other registered Holders of the offered certificates, pursuant to the applicable Agreement. If so specified in the related prospectus supplement, the reports may be sent to beneficial owners identified to the Master Servicer or the Trustee (or any other paying agent as may be identified in the related prospectus supplement). The reports may also be available to holders of interests in the certificates upon request to their respective Depository participants. We will file or cause to be filed with the SEC the periodic reports with respect to each Trust Fund as are required under the Exchange Act, and the rules and regulations of the SEC under the Exchange Act. Reports that we have filed with the SEC pursuant to the Exchange Act will be filed by means of the Electronic Data Gathering, Analysis and Retrieval (“EDGAR”) system and, therefore, should be available at the SEC’s site on the World Wide Web.

The Trustee

The Depositor will select a bank or trust company to act as trustee (the “Trustee”) under the Agreement for each series and the Trustee will be identified in the related prospectus supplement. The commercial bank or trust company serving as Trustee may have normal banking relationships with the Depositor, the Master Servicer, the Special Servicer, if any, and their respective affiliates.

Exchangeable Certificates

If specified in the related prospectus supplement, a series of certificates may include one or more classes that are “exchangeable certificates” (“Exchangeable Certificates”). In any of these series, the holders of one or more of the classes of Exchangeable Certificates will be entitled, after notice and payment to the certificate administrator of an exchange fee, to exchange all or a portion of those classes of Exchangeable Certificates for proportionate interests in one or more other specified classes of Exchangeable Certificates in such series.

If a series includes Exchangeable Certificates as described in the related prospectus supplement, all of these classes of Exchangeable Certificates will be listed in the related prospectus supplement. The classes of certificates that are exchangeable for one another will be referred to in the related prospectus supplement as “related” to each other, and each related grouping of Exchangeable Certificates will be referred to as a “combination.”  Each combination of Exchangeable Certificates will be issued by the related Trust Fund.  At any time after their initial issuance, any class of Exchangeable Certificates may be exchanged for the related class or classes of Exchangeable Certificates. In some cases, multiple classes of Exchangeable Certificates may be exchanged for one or more classes of related Exchangeable Certificates.

The descriptions in the related prospectus supplement of the certificates of a series that includes Exchangeable Certificates, including descriptions of principal and interest distributions, registration and denomination of securities, credit enhancement, yield and prepayment considerations, tax and investment legal considerations and considerations of ERISA also will apply to each class of Exchangeable Certificates. The related prospectus supplement will separately describe the yield and prepayment considerations applicable to, and the risks of investment in each class of Exchangeable Certificates. For example, separate decrement tables and yield tables, if applicable, will be included for each class of Exchangeable Certificates.

Exchanges.  If a holder of Exchangeable Certificates elects to exchange its Exchangeable Certificates for related Exchangeable Certificates, then:

●
the aggregate principal balance of the related Exchangeable Certificates received in the exchange, immediately after the exchange, will equal the aggregate principal balance, immediately prior to the exchange, of the Exchangeable Certificates so exchanged (for purposes of an exchange, interest-only classes of Exchangeable Certificates will have a principal balance of zero);

●
the aggregate amount of interest distributable on each distribution date with respect to the related Exchangeable Certificates received in the exchange will equal the aggregate amount of interest distributable on each distribution date with respect to the Exchangeable Certificates so exchanged; and

●	the class or classes of Exchangeable Certificates will be exchanged in the applicable proportions, if any, described in the related prospectus supplement.

Different types of combinations may exist. Any individual series of certificates may have multiple types of combinations. Some examples of combinations of Exchangeable Certificates that differ in their interest characteristics include:

●
A class of Exchangeable Certificates with an interest rate that varies directly with changes in an index and a class of Exchangeable Certificates with an interest rate that varies indirectly with changes in the index may be exchangeable, together, for a related class of Exchangeable Certificates with a fixed interest rate. In such a combination, the classes of Exchangeable Certificates with interest rates that vary with an index would produce, in the aggregate, an annual interest amount equal to that generated by the related class of Exchangeable Certificates with a fixed interest rate. In addition, the aggregate principal balance of the two classes of Exchangeable Certificates with interest rates that vary with an index would equal the aggregate principal balance of the related class of Exchangeable Certificates with the fixed interest rate.

●
An interest-only class and a principal-only class of Exchangeable Certificates may be exchangeable, together, for a related class of Exchangeable Certificates that is entitled to both principal and interest distributions.  In such a combination, the aggregate principal balance of the related class would be equal to the aggregate principal balance of the principal-only class of Exchangeable Certificates, and the interest rate on the related class, when applied to the aggregate principal balance of this related class, would generate interest equal to the annual interest amount of the interest-only class of Exchangeable Certificates.

●
Two classes of principal and interest classes of Exchangeable Certificates with different fixed interest rates may be exchangeable, together, for a single class of related Exchangeable Certificates that is entitled to both principal and interest distributions.  In such a combination, the aggregate principal balance of the single class of related Exchangeable Certificates would be equal to the aggregate principal balance of the two classes of Exchangeable Certificates, and the single class of related Exchangeable Certificates would have a fixed interest rate that, when applied to the principal balance of the single class of Exchangeable Certificates, would generate  interest equal to the aggregate annual interest amount of the two classes of Exchangeable Certificates.

In some series, a Certificateholder may be able to exchange its Exchangeable Certificates for other related Exchangeable Certificates that have different principal distribution characteristics.  Some examples of combinations of Exchangeable Certificates that differ in the principal distribution characteristics include:

●
A class of Exchangeable Certificates that accretes all of its interest for a specified period, with the accreted amount added to the aggregate principal balance of the class of Exchangeable Certificates, and a second class of Exchangeable Certificates that receives principal distributions from these accretions, may be exchangeable, together, for a single class of related Exchangeable Certificates that receives distributions of interest continuously from the first distribution date on which it receives interest until it is retired.

●
A class of Exchangeable Certificates that is a planned amortization class, and a class of Exchangeable Certificates that only receives principal distributions on a distribution date if scheduled payments have been made on the planned amortization class, may be exchangeable, together, for a class of related Exchangeable Certificates that receives principal distributions without regard to the planned amortization schedule for the planned amortization class from the first distribution date on which it receives principal until it is retired.

A number of factors may limit the ability of a holder of Exchangeable Certificates to effect an exchange. For example, the Certificateholder must own, at the time of the proposed exchange, the class or classes of Exchangeable Certificates necessary to make the exchange in the necessary proportions. If a Certificateholder does not own the necessary classes of Exchangeable Certificates or does not own the necessary classes of Exchangeable Certificates in the proper proportions, the Certificateholder may not be able to obtain the desired classes of Exchangeable Certificates. The Certificateholder desiring to make the exchange may not be able to purchase the necessary class of Exchangeable Certificates from the then current owner at a reasonable price, or the necessary proportion of the needed class of Exchangeable Certificates may no longer be available due to principal payments or prepayments that have been applied to that class of Exchangeable Certificates.

Procedures.  The related prospectus supplement will describe the procedures that must be followed to make an exchange of Exchangeable Certificates.  A Certificateholder will be required to provide notice to the certificate administrator prior to the proposed exchange date within the time period specified in the related prospectus supplement. The notice must include the outstanding principal or notional amount of the Exchangeable Certificates to be exchanged and the related securities to be received, and the proposed exchange date. When the certificate administrator receives this notice, it will provide instructions to the Certificateholder regarding delivery of the Exchangeable Certificates and payment of the exchange fee. A Certificateholder’s notice to the certificate administrator will become irrevocable on the second business day prior to the proposed exchange date specified in the related prospectus supplement. Any Exchangeable Certificates in book-entry form will be subject to the rules, regulations and procedures applicable to DTC’s book entry securities.

If the related prospectus supplement describes exchange proportions for a combination of classes of Exchangeable Certificates, these proportions will be based on the original, rather than the outstanding, principal or notional amounts of these classes.

Distributions on an Exchangeable Certificate received in an exchange will be made as described in the related prospectus supplement.  Distributions will be made to the Certificateholder of record as of the applicable record date.

THE MORTGAGE POOLS

General

Each mortgage pool will consist of one or more mortgage loans secured by first, second or more junior mortgages, deeds of trust or similar security instruments (“Mortgages”) on fee simple or leasehold interests in commercial real property, multifamily residential property, mixed residential/commercial property, and related property and interests (each interest or property, as the case may be, a “Mortgaged Property”). Each mortgage loan or lease is referred to as a mortgage loan in this prospectus.

Mortgage loans will be of one or more of the following types:

1.           mortgage loans with fixed interest rates;

2.           mortgage loans with adjustable interest rates;

3.           mortgage loans with principal balances that fully amortize over their remaining terms to maturity;

4.           mortgage loans whose principal balances do not fully amortize but instead provide for a substantial principal payment at the stated maturity of the loan;

5.           mortgage loans that provide for recourse against only the Mortgaged Properties; and

6.           mortgage loans that provide for recourse against the other assets of the related borrowers.

Certain mortgage loans may provide that scheduled interest and principal payments on those mortgage loans are applied first to interest accrued from the last date to which interest has been paid to the date the payment is received and the remaining balance is applied to principal, and other mortgage loans may provide for payment of interest in advance rather than in arrears.

Mortgage loans may also be secured by one or more assignments of leases and rents, management agreements, security agreements, or rents, fixtures and personalty or operating agreements relating to the Mortgaged Property and in some cases by certain letters of credit, personal guarantees or both. Pursuant to an assignment of leases and rents, the obligor on the related promissory note assigns its right, title and interest as landlord under each lease and the income derived from the lease to the related lender, while retaining a right, or in some cases a license, to collect the rents for so long as there is no default. If the borrower defaults, the license terminates and the related lender is entitled to collect the rents from tenants to be applied to the monetary obligations of the borrower. State law may limit or restrict the enforcement of the assignment of leases and rents by a lender until the lender takes possession of the related Mortgaged Property and a receiver is appointed. See “CERTAIN LEGAL ASPECTS OF THE MORTGAGE LOANS—Leases and Rents” in this prospectus.

Certain mortgage loans may provide for “equity participations” which, as specified in the related prospectus supplement, may or may not be assigned to the Trust Fund. If so specified in the related prospectus supplement, the mortgage loans may provide for holdbacks of certain of the proceeds of the loans. In that event, the amount of the holdback may be deposited by the Depositor into an escrow account held by the Trustee as provided in the related prospectus supplement.

The mortgage loans will not be insured or guaranteed by the United States, any governmental agency or any private mortgage insurer.

The prospectus supplement relating to each series will generally provide specific information regarding the characteristics of the mortgage loans, as of the Cut-Off Date, including, among other things:

(i)           the aggregate principal balance of the mortgage loans and the largest, smallest and average principal balance of the mortgage loans;

(ii)          the types of properties securing the mortgage loans and the aggregate principal balance of the mortgage loans secured by each type of property;

(iii)          the interest rate or range of interest rates of the mortgage loans and the weighted average mortgage interest rate of the mortgage loans;

(iv)         the original and remaining terms to stated maturity of the mortgage loans and the seasoning of the mortgage loans;

(v)           the earliest and latest origination date and maturity date and the weighted average original and remaining terms to stated maturity of the mortgage loans;

(vi)          the loan-to-valuation ratios at origination and current loan balance-to-original valuation ratios of the mortgage loans;

(vii)         the geographic distribution of the Mortgaged Properties underlying the mortgage loans;

(viii)        the minimum interest rates, margins, adjustment caps, adjustment frequencies, indices and other similar information applicable to adjustable rate mortgage loans;

(ix)         the debt service coverage ratios relating to the mortgage loans;

(x)          information with respect to the prepayment provisions, if any, of the mortgage loans;

(xi)         information as to the payment characteristics of the mortgage loans, including, without limitation, balloon payment and other amortization provisions; and

(xii)        payment delinquencies, if any, relating to the mortgage loans.

If specified in the related prospectus supplement, the Depositor may segregate the mortgage loans in a mortgage pool into separate mortgage loan groups (as described in the related prospectus supplement) as part of the structure of the payments of principal and interest on the certificates of a series. In that case, the Depositor may disclose the above-specified information by mortgage loan group.

In the event detailed information regarding the mortgage loans is not provided in the prospectus supplement or the composition of the mortgage loans changes in any material respect from that described in the related prospectus supplement, the Depositor will file a current report on Form 8-K (the “Form 8-K”) with the SEC on or prior to the date of the filing of the related prospectus supplement, which will set forth information with respect to the mortgage loans included in the Trust Fund for a series as of the initial issuance of each series of certificates (each, a “Closing Date“) as specified in the related prospectus supplement. The Form 8-K will be available to the Certificateholders of the related series promptly after its filing.

Underwriting and Interim Servicing Standards Applicable to the Mortgage Loans

The mortgage loans underlying the certificates of a series will be newly-originated or seasoned mortgage loans and will be purchased or otherwise acquired from third parties, which third parties may or may not be originators of the mortgage loans and may or may not be affiliates of the Depositor. The origination standards and procedures applicable to the mortgage loans may differ from series to series or among the mortgage loans in a given mortgage pool, depending on the identity of the originator or originators. In the case of seasoned mortgage loans, the procedures by which the mortgage loans have been serviced from their origination to the time of their inclusion in the related mortgage pool may also differ from series to series or among the mortgage loans in a given mortgage pool.

The related prospectus supplement for each series will provide information as to the origination standards and procedures applicable to the mortgage loans in the related mortgage pool and, to the extent applicable and material, will provide information as to the servicing of the mortgage loans prior to their inclusion in the mortgage pool.

Assignment of Mortgage Loans

At the time of issuance of the certificates of each series, the Depositor will cause the mortgage loans  to be assigned to the Trustee, together with, as more fully specified in the related prospectus supplement, all payments due on or with respect to the mortgage loans, other than principal and interest due on or before the Cut-Off Date and principal prepayments received on or before the Cut-Off Date. The Trustee, concurrently with the assignment, will execute and deliver certificates evidencing the beneficial ownership interests in the related Trust Fund to the Depositor in exchange for the mortgage loans. Each mortgage loan will be identified in a schedule appearing as an exhibit to the Agreement for the related series (the “Mortgage Loan Schedule”). The Mortgage Loan Schedule will include, among other things, as to each mortgage loan, information as to its outstanding principal balance as of the close of business on the Cut-Off Date, as well as information respecting the interest rate, the scheduled monthly (or other periodic) payment of principal and interest as of the Cut-Off Date and the maturity date of each mortgage loan.

In addition, the Depositor will, as to each mortgage loan, deliver to the Trustee, to the extent required by the Agreement:

(i)           the mortgage note, endorsed to the order of the Trustee without recourse;

(ii)          the Mortgage and an executed assignment of the Mortgage in favor of the Trustee or otherwise as required by the Agreement;

(iii)         any assumption, modification or substitution agreements relating to the mortgage loan;

(iv)         a lender’s title insurance policy, together with its endorsements, or, in the case of mortgage loans that are not covered by title insurance, an attorney’s opinion of title issued as of the date of origination of the mortgage loan;

(v)          if the assignment of leases, rents and profits is separate from the Mortgage, an executed re-assignment of assignment of leases, rents and profits to the Trustee;

(vi)          a copy of any recorded UCC-1 financing statements and related continuation statements, together with (in the case of UCC-1 financing statements which are in effect as of the Closing Date) an original executed UCC-2 or UCC-3 statement, in a form suitable for filing, disclosing the assignment to the Trustee of a security interest in any personal property constituting security for the repayment of the Mortgage; and

(vii)         any other documents as may be described in the Agreement (the documents, collectively, the “Mortgage Loan File”).

Unless otherwise expressly permitted by the Agreement, all documents included in the Mortgage Loan File are to be original executed documents; provided, however, that in instances where the original recorded mortgage, mortgage assignment or any document necessary to assign the Depositor’s interest in the mortgage loan to the Trustee, as described in the Agreement, has been retained by the applicable jurisdiction or has not yet been returned from recordation, the Depositor may deliver a photocopy certified to be the true and complete copy of the original submitted for recording, and the Master Servicer will cause the original of each document which is unavailable because it is being or has been submitted for recordation and has not yet been returned, to be delivered to the Trustee as soon as available.

The Trustee will hold the Mortgage Loan File for each mortgage loan in trust for the benefit of all Certificateholders. Pursuant to the Agreement, the Trustee is obligated to review the Mortgage Loan File for each mortgage loan within a specified number of days after the execution and delivery of the Agreement. If any document in the Mortgage Loan File is found to be defective in any material respect, the Trustee will promptly notify the Depositor, the originator of the related mortgage loan or any other party as is designated in the related Agreement (the “Responsible Party”) and the Master Servicer. To the extent described in the related prospectus supplement, if the Responsible Party cannot cure the defect within the time period specified in the related prospectus supplement, the Responsible Party will be obligated to either substitute the affected mortgage loan with a Substitute Mortgage Loan or Loans, or to repurchase the related mortgage loan from the Trustee within the time period specified in the prospectus supplement at a price specified in the prospectus supplement, expected to be generally equal to the principal balance of the mortgage loan as of the date of purchase or, in the case of a series as to which an election has been made to treat the related Trust Fund as a REMIC, at any other price as may be necessary to avoid a tax on a prohibited transaction, as described in Section 860F(a) of the Code, in each case together with accrued interest at the applicable mortgage interest rate to the first day of the month following the repurchase, plus the amount of any unreimbursed advances made by the Master Servicer (or any other party as specified in the related Agreement) in respect of the mortgage loan (the “Repurchase Price”). This substitution or purchase obligation will constitute the sole remedy available to the Holders of certificates or the Trustee for a material defect in a constituent document.

Representations and Warranties

To the extent specified in the related prospectus supplement, the Responsible Party with respect to each mortgage loan will have made certain representations and warranties in respect of the mortgage loan and the representations and warranties will have been assigned to the Trustee and/or the Depositor will have made certain representations and warranties in respect of the mortgage loans directly to the Trustee. Certain of the representations and warranties will be set forth in an annex to the related prospectus supplement. Upon the discovery of the breach of any representation or warranty in respect of a mortgage loan that materially and adversely affects the interests of the Certificateholders of the related series, the Responsible Party or the Depositor, as the case may be, will be obligated either to cure the breach in all material respects within the time period specified in the prospectus supplement, to replace the affected mortgage loan (or a portion thereof) with a Substitute Mortgage Loan or Loans or to repurchase the mortgage loan (or a portion thereof) at a price specified in the prospectus supplement, expected to be generally equal to the Repurchase Price. The Master Servicer, the Special Servicer or the Trustee will be required to enforce the obligation of the Responsible Party or the Depositor for the benefit of the Trustee and the Certificateholders, following the practices it would employ in its good faith business judgment were it the owner of the mortgage loan. Subject to the ability of the Responsible Party or the Depositor to cure the breach in all material respects or deliver Substitute Mortgage Loans for certain mortgage loans as described below, the repurchase or substitution obligation will constitute the sole remedy available to the Certificateholders of the series for a breach of a representation or warranty by the Responsible Party or the Depositor.

The proceeds of any repurchase of a mortgage loan will be deposited, subject to certain limitations set forth in the related Agreement, into the Collection Account.

If permitted by the related Agreement for a series, within the period of time specified in the related prospectus supplement, following the date of issuance of a series of certificates, the Responsible Party or the Depositor, as the case may be, may deliver to the Trustee mortgage loans (“Substitute Mortgage Loans”) in substitution for any one or more of the mortgage loans (“Defective Mortgage Loans”) initially included in the Trust Fund but which do not conform in one or more respects to the description of the mortgage loans contained in the related prospectus supplement, as to which a breach of a representation or warranty is discovered, which breach materially and adversely affects the interests of the Certificateholders, or as to which a document in the related Mortgage Loan File is defective in any material respect. The required characteristics of any Substitute Mortgage Loan will generally include, among other things, that the Substitute Mortgage Loan on the date of substitution, will:

(i)           have an outstanding principal balance, after deduction of all scheduled payments due in the month of substitution, not in excess of the outstanding principal balance of the Defective Mortgage Loan (the amount of any shortfall to be distributed to Certificateholders in the month of substitution);

(ii)           have a mortgage interest rate not less than (and not more than 1% greater than) the mortgage interest rate of the Defective Mortgage Loan;

(iii)          have a remaining term to maturity not greater than (and not more than one year less than) that of the Defective Mortgage Loan; and

(iv)          comply with all of the representations and warranties set forth in the Agreement as of the date of substitution.

If so specified in the related prospectus supplement, other entities may also make representations and warranties with respect to the mortgage loans included in a mortgage pool. The other entity will generally have the same obligations with respect to the representations and warranties as the Responsible Party or the Depositor as more fully described in the prospectus supplement.

A brief summary of certain representations and warranties that are applicable to a particular series will be described in the prospectus supplement.

SERVICING OF THE MORTGAGE LOANS

General

The prospectus supplement related to a series will identify the master servicer (the “Master Servicer”) to service and administer the mortgage loans as described below, and will set forth certain information concerning the Master Servicer. The Master Servicer will be responsible for servicing the mortgage loans pursuant to the Agreement for the related series. The Master Servicer may have other business relationships with the Depositor and its affiliates.  A series may provide for multiple Master Servicers.

If so specified in the related prospectus supplement, the servicing of certain mortgage loans that are in default or otherwise require special servicing (the “Specially Serviced Mortgage Loans”) will be performed by a special servicer (the “Special Servicer”). A series may provide for multiple Special Servicers.  Certain information concerning the Special Servicer and the standards for determining which mortgage loans will become Specially Serviced Mortgage Loans will be set forth in the prospectus supplement. Subject to the terms of the related Agreement, the Special Servicer (and not the Master Servicer) will then be responsible for:

●
negotiating modifications, waivers, amendments and other forbearance arrangements with the borrower of any Specially Serviced Mortgage Loan, subject to the limitations described under “—Modifications, Waivers and Amendments” below;

●	foreclosing on the Specially Serviced Mortgage Loan if no suitable arrangements can be made to cure the default in the manner specified in the related prospectus supplement; and

●	supervising the management and operation of the related Mortgaged Property if acquired through foreclosure or a deed in lieu of foreclosure.

The Special Servicer may have other business relationships with the Depositor and its affiliates.

If specified in the prospectus supplement for a series of certificates, certain of the duties specified in the prospectus supplement as Master Servicer duties may be performed by the Special Servicer.

The Master Servicer and the Special Servicer, if any, may subcontract the servicing of all or a portion of the mortgage loans to one or more sub-servicers, in accordance with the terms of the related Agreement. The sub-servicers may have other business relationships with the Depositor and its affiliates.

Servicing Standards

The Master Servicer and the Special Servicer, if any, will be required to service and administer the mortgage loans in accordance with the servicing standards described in the related Agreement. The servicing standards are generally expected to provide that the mortgage loans are serviced and administered solely in the best interests of and for the benefit of the Certificateholders (as if they were one lender), in accordance with the terms of the Agreement and the mortgage loans and, to the extent consistent with the terms, in the same manner in which, and with the same care, skill, prudence and diligence with which, it services and administers similar mortgage loans in other portfolios, giving due consideration to the customary and usual standards of practice of prudent institutional commercial mortgage lenders and loan servicers.

Trust Advisor

If so specified in the related prospectus supplement, an advisor (the “Trust Advisor”) may be selected to advise, direct and approve recommendations of the Special Servicer with respect to certain decisions relating to the servicing of the Specially Serviced Mortgage Loans. The related prospectus supplement will provide specific information with respect to the following matters: (i) the duration of the term of the Trust Advisor; (ii) the method of selection of the Trust Advisor; (iii) certain decisions as to which the Trust Advisor will have the power to direct and approve actions of the Special Servicer (for example, foreclosure of a Mortgaged Property securing a Specially Serviced Mortgage Loan, modification of a Specially Serviced Mortgage Loan, extension of the maturity of a Specially Serviced Mortgage Loan beyond a specified term and methods of compliance with environmental laws) and (iv) the information, recommendations and reports to be provided to the Trust Advisor by the Special Servicer.

Collections and Other Servicing Procedures

The Master Servicer and, with respect to any Specially Serviced Mortgage Loans, the Special Servicer, if any, will make efforts to collect all payments called for under the mortgage loans and will, consistent with the related Agreement, follow the collection procedures as it deems necessary or desirable. Consistent with the above, the Master Servicer or Special Servicer, if any, may have the discretion under the Agreement for the related series to waive any late payment or assumption charge or penalty interest in connection with any late payment or assumption of a mortgage loan and to extend the due dates for payments due on a mortgage note.

It is expected that the Agreement for each series will provide that the Master Servicer establish and maintain an escrow account in which the Master Servicer will be required to deposit amounts received from each borrower, if required by the terms of the mortgage loan, for the payment of taxes, assessments, certain mortgage and hazard insurance premiums and other comparable items. The Special Servicer, if any, will be required to remit amounts received for those purposes on mortgage loans serviced by it for deposit in the escrow account and will be entitled to direct the Master Servicer to make withdrawals from the escrow account as may be required for the servicing of the mortgage loans. Withdrawals from the escrow account may be made to effect timely payment of taxes, assessments, mortgage and hazard insurance premiums and comparable items, to refund to borrowers amounts determined to be overages, to remove amounts deposited in the escrow account in error, to pay interest to borrowers on balances in the escrow account, if required, to repair or otherwise protect the Mortgaged Properties and to clear and terminate the account. The Master Servicer, or any other person as may be specified in the related prospectus supplement, will be entitled to all income on the funds in the escrow account invested in Permitted Investments not required to be paid to borrowers under applicable law. The Master Servicer will be responsible for the administration of the escrow account. If amounts on deposit in the escrow account are insufficient to pay any tax, insurance premium or other similar item when due, the item will be payable from amounts on deposit in the Collection Account or otherwise in the manner set forth in the prospectus supplement and the Agreement for the related series.

Insurance

The Agreement for each series will require that the Master Servicer maintain or require each borrower to maintain insurance in accordance with the related Mortgage, which generally will include a standard fire and hazard insurance policy with extended coverage. To the extent required by the related Mortgage, the coverage of each standard hazard insurance policy will be in an amount that is not less than the lesser of 90% of the replacement cost of the improvements securing the mortgage loan or the outstanding principal balance owing on the mortgage loan. The related Agreement may require that if a Mortgaged Property is located in a federally designated special flood hazard area, the Master Servicer must maintain or require the related borrower to maintain, in accordance with the related Mortgage, flood insurance in an amount equal to the lesser of the unpaid principal balance of the related mortgage loan and the maximum amount obtainable with respect to the Mortgaged Property. To the extent set forth in the related prospectus supplement, the cost of any insurance maintained by the Master Servicer will be an expense of the Trust Fund payable out of the Collection Account.

The Master Servicer or, if so specified in the related prospectus supplement, the Special Servicer, if any, will cause to be maintained fire and hazard insurance with extended coverage on each REO Property in an amount expected to generally be equal to the greater of (i) an amount necessary to avoid the application of any coinsurance clause contained in the related insurance policy and (ii) 90% of the replacement cost of the improvements which are a part of the property. The cost of fire and hazard insurance with respect to an REO Property will be an expense of the Trust Fund payable out of amounts on deposit in the related REO Account or, if the amounts are insufficient, from the Collection Account. The related Agreement may also require the Master Servicer or, if so specified in the related prospectus supplement, the Special Servicer, if any, to maintain flood insurance providing substantially the same coverage as described above on any REO Property which is located in a federally designated special flood hazard area.

The related Agreement may provide that the Master Servicer or the Special Servicer, if any, as the case may be, may satisfy its obligation to cause hazard policies to be maintained by maintaining a master, or single interest, insurance policy insuring against losses on the mortgage loans or REO Properties, as the case may be. The incremental cost of the insurance allocable to any particular mortgage loan, if not borne by the related borrower, may be an expense of the Trust Fund. Alternatively, if permitted in the related Agreement, the Master Servicer may satisfy its obligation by maintaining, at its expense, a blanket policy (i.e., not a single interest or master policy) insuring against losses on the mortgage loans or REO Properties, as the case may be. If a blanket policy contains a deductible clause, the Master Servicer or the Special Servicer, if any, as the case may be, will be obligated to deposit in the Collection Account all sums which would have been deposited in the Collection Account but for the clause.

In general, the standard form of fire and hazard extended coverage policy will cover physical damage to, or destruction of, the improvements on the Mortgaged Property caused by fire, lightning, explosion, smoke, windstorm, hail, riot, strike and civil commotion, subject to the conditions and exclusions particularized in each policy. Since the standard hazard insurance policies relating to the mortgage loans generally will be underwritten by different insurers and will cover Mortgaged Properties located in various jurisdictions, the policies will not contain identical terms and conditions. The most significant terms in the policies, however, generally will be determined by state law and conditions. Most policies typically will not cover any physical damage resulting from war, revolution, governmental actions, floods and other water-related causes, earth movement (including earthquakes, landslides and mudflows), nuclear reaction, wet or dry rot, vermin, rodents, insects or domestic animals, theft and, in certain cases, vandalism. The foregoing list is merely indicative of certain kinds of uninsured risks and is not intended to be all-inclusive. Any losses incurred with respect to mortgage loans due to uninsured risks (including earthquakes, mudflows and floods) or insufficient hazard insurance proceeds could affect distributions to the Certificateholders.

The standard hazard insurance policies typically will contain a “coinsurance” clause which, in effect, will require the insured at all times to carry insurance of a specified percentage (generally 80% to 90%) of the full replacement value of the dwellings, structures and other improvements on the Mortgaged Property in order to recover the full amount of any partial loss. If the insured’s coverage falls below this specified percentage, the clause will typically provide that the insurer’s liability in the event of partial loss will not exceed the greater of (i) the actual cash value (the replacement cost less physical depreciation) of the structures and other improvements damaged or destroyed and (ii) the proportion of the loss, without deduction for depreciation, as the amount of insurance carried bears to the specified percentage of the full replacement cost of the dwellings, structures and other improvements.

In addition, to the extent required by the related Mortgage, the Master Servicer or Special Servicer, if any, may require the borrower to maintain other forms of insurance including, but not limited to, loss of rent endorsements, business interruption insurance and comprehensive public liability insurance, and the related Agreement may require the Master Servicer or Special Servicer, if any, to maintain public liability insurance with respect to any REO Properties. Any cost incurred by the Master Servicer or Special Servicer, if any, in maintaining the insurance policy will be added to the amount owing under the mortgage loan where the terms of the mortgage loan so permit; provided, however, that the addition of the cost will not be taken into account for purposes of calculating the distribution to be made to Certificateholders. The costs may be recovered by the Master Servicer and the Special Servicer, if any, from the Collection Account, with interest on the costs, as provided by the Agreement.

Other forms of insurance, such as a pool insurance policy, special hazard insurance policy, bankruptcy bond, repurchase bond or guarantee insurance, may be maintained with respect to the mortgage loans to the extent provided in the related prospectus supplement.

Fidelity Bonds and Errors and Omissions Insurance

The Agreement for each series may require that the Master Servicer and the Special Servicer, if any, obtain and maintain in effect a fidelity bond or similar form of insurance coverage (which may provide blanket coverage) or a combination of fidelity bond and insurance coverage insuring against loss occasioned by fraud, theft or other intentional misconduct of the officers, employees and agents of the Master Servicer or the Special Servicer, as the case may be. The related Agreement may allow the Master Servicer and the Special Servicer, if any, to self-insure against loss occasioned by the errors and omissions of the officers, employees and agents of the Master Servicer or Special Servicer, as the case may be, so long as certain criteria set forth in the Agreement are met.

Servicing Compensation and Payment of Expenses

The Master Servicer’s principal compensation for its activities under the Agreement for each series will come from the payment to it or retention by it, with respect to each payment of interest on a mortgage loan, of a “Servicing Fee” (as defined in the related prospectus supplement). The exact amount or method of calculating the Servicing Fee will be established in the prospectus supplement and Agreement for the related series. Since the aggregate unpaid principal balance of the mortgage loans will generally decline over time, the Master Servicer’s servicing compensation will ordinarily decrease as the mortgage loans amortize.

In addition, the Agreement for a series may provide that the Master Servicer will be entitled to receive, as additional compensation, certain other fees and amounts, including but not limited to (i) late fees and certain other fees collected from borrowers and (ii) any interest or other income earned on funds deposited in the Collection Account (as described under “DESCRIPTION OF THE CERTIFICATES—Accounts” in this prospectus) and, except to the extent the income is required to be paid to the related borrowers, the escrow account.

If specified in the related prospectus supplement, the Master Servicer may be obligated to pay the fees and expenses of the Trustee.

The exact amount or method of calculating the servicing fee of the Special Servicer, if any, and the source from which the fee will be paid will be described in the prospectus supplement for the related series.

In addition to the compensation described above, the Master Servicer and the Special Servicer, if any (or any other party specified in the related prospectus supplement), may retain, or be entitled to the reimbursement of, any other amounts and expenses as are described in the related prospectus supplement.

Advances

The related prospectus supplement will set forth the obligations, if any, of the Master Servicer to make any advances (“Advances”) with respect to delinquent payments on mortgage loans, payments of taxes, insurance and property protection expenses or otherwise. Any Advances will be made in the form and manner described in the prospectus supplement and Agreement for the related series. The Master Servicer will be obligated to make an Advance only to the extent that the Master Servicer has determined that the Advance will be recoverable. Any funds thus advanced, including Advances previously made, that the Master Servicer determines are not ultimately recoverable, will be reimbursable to the Master Servicer, with interest, from amounts in the Collection Account to the extent and in the manner described in the related prospectus supplement.

If a borrower makes a principal payment between scheduled payment dates, the borrower may be required to pay interest on the prepayment amount only to the date of prepayment. If and to the extent described in the related prospectus supplement, the Master Servicer’s Servicing Fee may be reduced or the Master Servicer may be otherwise obligated to advance funds to the extent necessary to remit interest on any full or partial prepayment received from the date of receipt to the next succeeding scheduled payment date.

The Master Servicer or other entity designated in the prospectus supplement as required to make advances may experience financial difficulties from time to time and be unable to advance or may, in light of increased delinquencies and foreclosures together with declining housing values, make non-recoverability determinations with increasing frequency.  Any change of the advancing policy or practices may alter or disrupt scheduled interest and principal payments advanced to the holders of certificates.

Modifications, Waivers and Amendments

If so specified in the related prospectus supplement, the Agreement for each series will provide that the Master Servicer may have the discretion, subject to certain conditions set forth in the prospectus supplement, to modify, waive or amend certain of the terms of any mortgage loan without the consent of the Trustee or any Certificateholder. The extent to which the Master Servicer may modify, waive or amend any terms of the mortgage loans without consent will be specified in the related prospectus supplement.

Subject to the terms and conditions set forth in the Agreement, the Special Servicer, if any, may modify, waive or amend the terms of any Specially Serviced Mortgage Loan if the Special Servicer determines that a material default has occurred or a payment default has occurred or is reasonably foreseeable. The Special Servicer, if any, may extend the maturity date of the mortgage loan to a date not later than the date described in the related prospectus supplement. The ability of the Special Servicer to modify, waive or amend the terms of any mortgage loan may be subject to additional limitations, including approval requirements, as are set forth in the related prospectus supplement.

Subject to the terms and conditions set forth in the Agreement, the Special Servicer, if any, will not agree to any modification, waiver or amendment of the payment terms of a mortgage loan unless the Special Servicer has determined that modification, waiver or amendment is reasonably likely to produce a greater recovery on a present value basis than liquidation of the mortgage loan or has made any other determination described in the related prospectus supplement. Prior to agreeing to any modification, waiver or amendment of the payment terms of a mortgage loan, the Special Servicer, if any, may give notice of its agreement to a modification, waiver or amendment in the manner set forth in the prospectus supplement and Agreement for the related series.

The prospectus supplement for a series may describe other or different provisions concerning the modification, waiver or amendment of the terms of the related mortgage loans, including, without limitation, requirements for the approval of an Trust Advisor.

Evidence of Compliance

The related prospectus supplement will identify each party that will be required to deliver annually to the trustee, master servicer (or any other party as may be identified in the related prospectus supplement) or us, as applicable, on or before the date specified in the applicable Agreement, an officer’s certificate stating that (i) a review of that party’s servicing activities during the preceding calendar year and of performance under the Agreement has been made under the supervision of the officer, and (ii) to the best of the officer’s knowledge, based on the review, such party has fulfilled all its obligations under the Agreement throughout the year, or, if there has been a default in the fulfillment of any obligation, specifying the default known to the officer and the nature and status of the default.

In addition, each party that participates in the servicing and administration of more than 5% of the mortgage loans and other assets comprising a trust for any series will be required to deliver annually to us and/or the trustee, a report (an “Assessment of Compliance”) that assesses compliance by that party with the servicing criteria set forth in Item 1122(d) of Regulation AB (17 CFR 229.1122) that contains the following:

(a)	a statement of the party’s responsibility for assessing compliance with the servicing criteria applicable to it;

(b)	a statement that the party used the criteria in Item 1122(d) of Regulation AB to assess compliance with the applicable servicing criteria;

(c)
the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the prior calendar month, setting forth any material instance of noncompliance identified by the party; and

(d)
a statement that a registered public accounting firm has issued an attestation report on the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the prior calendar month.

Each party that is required to deliver an Assessment of Compliance will also be required to simultaneously deliver a report of a registered public accounting firm, prepared in accordance with the standards for attestation engagements issued or adopted by the Public Company Accounting Oversight Board, that expresses an opinion, or states that an opinion cannot be expressed, concerning the party’s assessment of compliance with the applicable servicing criteria.

Certain Matters With Respect to the Master Servicer, the Special Servicer and the Trustee

The Agreement for each series will provide unless otherwise specified in the related prospectus supplement that neither the Master Servicer nor the Special Servicer, if any, nor any of their directors, officers, employees or agents will be under any liability to the Trust Fund or the Certificateholders for any action taken, or for refraining from the taking of any action, in good faith pursuant to the Agreement, or for errors in judgment; provided, however, that neither the Master Servicer nor the Special Servicer, if any, nor any person will be protected against any breach of representations or warranties made by the Master Servicer or the Special Servicer, as the case may be, in the Agreement, against any specific liability imposed on the Master Servicer or the Special Servicer, as the case may be, pursuant to the Agreement, or any liability that would otherwise be imposed by reason of willful misfeasance, bad faith, or negligence in the performance of its duties or by reason of reckless disregard of its obligations and duties under the Agreement. The Agreement will further provide unless otherwise specified in the related prospectus supplement that the Master Servicer, the Special Servicer, if any, and any of their directors, officers, employees or agents will be entitled to indemnification by the Trust Fund and will be held harmless against any loss, liability or expense incurred in connection with any legal action relating to the Agreement or the certificates, other than any loss, liability or expense incurred (i) by reason of willful misfeasance, bad faith or negligence in the performance of their duties or by reason of reckless disregard of their obligations and duties under the Agreement or (ii) in certain other circumstances specified in the Agreement. Any loss resulting from indemnification will reduce amounts distributable to Certificateholders and will be borne by Certificateholders in the manner described in the related prospectus supplement.

Neither the Master Servicer nor the Special Servicer, if any, may resign from its obligations and duties under the Agreement except upon a determination that its performance of its duties under the Agreement is no longer permissible under applicable law or for other reasons described in the prospectus supplement. No resignation of the Master Servicer will become effective until the Trustee or a successor Master Servicer has assumed the Master Servicer’s obligations and duties under the Agreement. No resignation of a Special Servicer will become effective until the Trustee, the Master Servicer or a successor Special Servicer has assumed the Special Servicer’s obligations and duties under the Agreement.

The Trustee may resign from its obligations under the Agreement pursuant to the terms of the Agreement at any time, in which event a successor Trustee will be appointed. In addition, the Depositor may remove the Trustee if the Trustee ceases to be eligible to act as Trustee under the Agreement or if the Trustee becomes insolvent, at which time the Depositor will become obligated to appoint a successor Trustee. The Trustee also may be removed at any time by the Holders of certificates evidencing the Voting Rights specified in the related prospectus supplement. Any resignation and removal of the Trustee, and the appointment of a successor Trustee, will not become effective until acceptance of the appointment by the successor Trustee.

Events of Default

Events of default (each, an “Event of Default”) with respect to the Master Servicer and the Special Servicer, if any, under the Agreement for each series may include, among other things:

(i)           with respect to the Master Servicer, any failure by the Master Servicer to deposit in the Collection Account or remit to the Trustee for deposit in the Distribution Account for distribution to Certificateholders any payment required to be made by the Master Servicer under the terms of the Agreement on the day required pursuant to the terms of the Agreement;

(ii)          with respect to the Special Servicer, if any, any failure by the Special Servicer to remit to the Master Servicer for deposit in the Collection Account on the day required any amounts received by it in respect of a Specially Serviced Mortgage Loan and required to be so remitted;

(iii)         with respect to the Master Servicer and the Special Servicer, if any, any failure on the part of the Master Servicer or the Special Servicer, as the case may be, duly to observe or perform in any material respect any other of the covenants or agreements on the part of the Master Servicer or the Special Servicer, as the case may be, which failure continues unremedied for a period of days specified in the related Agreement after written notice of the failure has been given to the applicable party;

(iv)          with respect to the Master Servicer or the Special Servicer, if any, the entering against the Master Servicer or the Special Servicer, as the case may be, of a decree or order of a court, agency or supervisory authority for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, provided that any decree or order shall have remained in force undischarged or unstayed for a period of 60 days;

(v)           with respect to the Master Servicer or the Special Servicer, if any, the consent by the Master Servicer or the Special Servicer, as the case may be, to the appointment of a conservator or receiver or liquidator or liquidating committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation or similar proceedings of or relating to it or of or relating to all or substantially all of its property; and

(vi)          with respect to the Master Servicer or the Special Servicer, if any, the admission by the Master Servicer or Special Servicer, as the case may be, in writing of its inability to pay its debts generally as they become due, the filing by the Master Servicer or the Special Servicer, as the case may be, of a petition to take advantage of any applicable insolvency or reorganization statute or the making of an assignment for the benefit of its creditors or the voluntary suspension of the payment of its obligations.

As long as an Event of Default remains unremedied, the Trustee may, and as long as an Event of Default remains unremedied or under certain other circumstances, if any, described in the related prospectus supplement at the written direction of the Holders of certificates holding at least the percentage specified in the prospectus supplement of all of the Voting Rights of the class or classes specified in the prospectus supplement shall, by written notice to the Master Servicer or Special Servicer, as the case may be, terminate all of the rights and obligations of the Master Servicer or the Special Servicer, as the case may be, at which time the Trustee or another successor Master Servicer or Special Servicer appointed by the Trustee will succeed to all authority and power of the Master Servicer or Special Servicer under the Agreement and will be entitled to similar compensation arrangements. “Voting Rights” means the portion of the voting rights of all certificates that is allocated to any certificate in accordance with the terms of the Agreement.

CREDIT ENHANCEMENT

General

If specified in the related prospectus supplement for any series, credit enhancement may be provided with respect to one or more classes of the series or the related mortgage loans. Credit enhancement may be in the form of the subordination of one or more classes of the certificates of the series, the establishment of one or more reserve funds, overcollateralization, a letter of credit, certificate guarantee insurance policies or the use of cross-support features, or any combination of the foregoing.

Any credit enhancement will provide protection against risks of loss and will guarantee repayment of the principal balance of the certificates and interest on the certificates only to the extent described in the related prospectus supplement. If losses occur which exceed the amount covered by credit enhancement or which are not covered by the credit enhancement, Certificateholders will bear their allocable share of deficiencies.

If credit enhancement is provided with respect to a series, or the related mortgage loans, the related prospectus supplement will include a description of (a) the amount payable under the credit enhancement, (b) any conditions to payment under the credit enhancement not otherwise described in this prospectus, (c) the conditions (if any) under which the amount payable under the credit enhancement may be reduced and under which the credit enhancement may be terminated or replaced and (d) the material provisions of any agreement relating to the credit enhancement. Additionally, the related prospectus supplement will set forth certain information with respect to the issuer of any third-party credit enhancement, including (i) a brief description of its principal business activities, (ii) its principal place of business, place of incorporation and the jurisdiction under which it is chartered or licensed to do business, (iii) if applicable, the identity of regulatory agencies which exercise primary jurisdiction over the conduct of its business and (iv) its total assets, and its stockholders’ or policyholders’ surplus, if applicable, as of the date specified in the prospectus supplement. In addition, if the Certificateholders of the series will be materially dependent upon any provider of credit enhancement for timely payment of interest and/or principal on their certificates, the related prospectus supplement will include all information required by Items 1114 and 1115 of Regulation AB.

Subordinate Certificates

If so specified in the related prospectus supplement, one or more classes of a series may be subordinate certificates. If so specified in the related prospectus supplement, the rights of the Holders of subordinate certificates (the “Subordinate Certificates”) to receive distributions of principal and interest on any Distribution Date will be subordinated to the rights of the Holders of senior certificates (the “Senior Certificates”) to the extent specified in the related prospectus supplement. The Agreement may require a trustee that is not the Trustee to be appointed to act on behalf of Holders of Subordinate Certificates.

A series may include one or more classes of Senior Certificates entitled to receive cash flows remaining after distributions are made to all other Senior Certificates of the series. The right to receive payments will effectively be subordinate to the rights of other Holders of Senior Certificates. A series also may include one or more classes of Subordinate Certificates entitled to receive cash flows remaining after distributions are made to other Subordinate Certificates of the series. If so specified in the related prospectus supplement, the subordination of a class may apply only in the event of (or may be limited to) certain types of losses not covered by insurance policies or other credit support, such as losses arising from damage to property securing a mortgage loan not covered by standard hazard insurance policies.

The related prospectus supplement will set forth information concerning the amount of subordination of a class or classes of Subordinate Certificates in a series, the circumstances in which subordination will be applicable, the manner, if any, in which the amount of subordination will decrease over time, the manner of funding any related reserve fund and the conditions under which amounts in any applicable reserve fund will be used to make distributions to Holders of Senior Certificates and/or to Holders of Subordinate Certificates or be released from the applicable Trust Fund.

Cross-Support Features

If the mortgage loans for a series are divided into separate mortgage loan groups, each backing a separate class or classes of a series, credit support may be provided by a cross-support feature which requires that distributions be made on Senior Certificates backed by one mortgage loan group prior to distributions on Subordinate Certificates backed by another mortgage loan group within the Trust Fund. The related prospectus supplement for a series which includes a cross-support feature will describe the manner and conditions for applying the cross-support feature.

Letter of Credit

If specified in the related prospectus supplement, a letter of credit with respect to a series of certificates will be issued by the bank or financial institution specified in the prospectus supplement (the “Letter of Credit Bank”). Under the letter of credit, the Letter of Credit Bank will be obligated to honor drawings in an aggregate fixed dollar amount, net of unreimbursed payments under the letter of credit, equal to the percentage specified in the related prospectus supplement of the aggregate principal balance of the mortgage loans on the applicable Cut-Off Date or of one or more classes of certificates. If so specified in the related prospectus supplement, the letter of credit may permit drawings in the event of losses not covered by insurance policies or other credit support, such as losses arising from damage not covered by standard hazard insurance policies. The amount available under the letter of credit will, in all cases, be reduced to the extent of the unreimbursed payments under the letter of credit. The obligations of the Letter of Credit Bank under the letter of credit for any series of certificates will expire at the earlier of the date specified in the related prospectus supplement or the termination of the Trust Fund. A copy of the letter of credit for a series, if any, will be filed with the SEC as an exhibit to a current report on Form 8-K to be filed with the SEC on or prior to the date of the filing of the prospectus supplement related to the applicable series.

Certificate Guarantee Insurance

If so specified in the related prospectus supplement, certificate guarantee insurance, if any, with respect to a series of certificates will be provided by one or more insurance companies. The certificate guarantee insurance will guarantee, with respect to one or more classes of certificates of the applicable series, timely distributions of interest and principal to the extent set forth in or determined in the manner specified in the related prospectus supplement. If so specified in the related prospectus supplement, the certificate guarantee insurance will also guarantee against any payment made to a Certificateholder which is subsequently covered as a “voidable preference” payment under the Bankruptcy Code. A copy of the certificate guarantee insurance policy for a series, if any, will be filed with the SEC as an exhibit to a current report on Form 8-K to be filed with the SEC on or prior to the date of the filing of the prospectus supplement related to the applicable series.

Reserve Funds

If specified in the related prospectus supplement, one or more reserve funds may be established with respect to a series, in which cash, a letter of credit, Permitted Investments or a combination of cash, a letter of credit and/or Permitted Investments, in the amounts, if any, specified in the related prospectus supplement will be deposited. The reserve funds for a series may also be funded over time by depositing in that reserve a specified amount of the distributions received on the applicable mortgage loans if specified in the related prospectus supplement. The Depositor may pledge the reserve funds to a separate collateral agent specified in the related prospectus supplement.

Amounts on deposit in any reserve fund for a series, together with the reinvestment income on the reserve fund, if any, will be applied by the Trustee for the purposes, in the manner, and to the extent specified in the related prospectus supplement. A reserve fund may be provided to increase the likelihood of timely payments of principal of, and interest on, the certificates, if required as a condition to the rating of the series by each Rating Agency. If so specified in the related prospectus supplement, reserve funds may be established to provide limited protection, in an amount satisfactory to each Rating Agency, against certain types of losses not covered by insurance policies or other credit support, such as losses arising from damage not covered by standard hazard insurance policies. Reserve funds also may be established for other purposes and in amounts as will be specified in the related prospectus supplement. Following each Distribution Date amounts in any reserve fund in excess of any amount required to be maintained in that reserve fund may be released from the reserve fund under the conditions and to the extent specified in the related prospectus supplement and will not be available for further application by the Trustee.

Moneys deposited in any reserve fund will be invested in Permitted Investments at the direction of the Depositor or any other person specified in the related prospectus supplement. Any reinvestment income or other gain from the investments will be credited to the related reserve fund for the related series, and any loss resulting from the investments will be charged to the reserve fund in accordance with the terms of the related Agreement. If specified in the related prospectus supplement, the income or other gain may be payable to the Master Servicer as additional servicing compensation, and any loss resulting from the investment will be borne by the Master Servicer. The right of the Trustee to make draws on the reserve fund, if any, will be an asset of the Trust Fund, but the reserve fund itself will only be a part of the Trust Fund if so provided in the related prospectus supplement.

Additional information concerning any reserve fund will be set forth in the related prospectus supplement, including the initial balance of the reserve fund, the balance required to be maintained in the reserve fund, the manner in which the required balance will decrease over time, the manner of funding the reserve fund, the purpose for which funds in the reserve fund may be applied to make distributions to Certificateholders and use of investment earnings from the reserve fund, if any.

Overcollateralization

If specified in the related prospectus supplement, the principal balance of mortgage loans in a Trust Fund at the cut-off date may exceed the initial principal balance of the certificates of the related series, thus providing an additional measure of protection against losses and delinquencies on the mortgage loans.

Alternatively, if specified in the related prospectus supplement, a series may provide that excess cash flow received on the mortgage loans (generally interest in excess of that required to make interest payments on the certificates) will not be released.  Instead, either the excess cash will (a) be paid to one or more senior classes of certificates as a principal payment, causing the aggregate principal balance of the mortgage loans to be greater than the aggregate principal balance of the certificates; the difference is overcollateralization or (b) available to offset principal losses and delinquencies after the principal balances of the classes of certificates specified in the related prospectus supplement have been paid in full.  If so specified, the prospectus supplement will describes the periods during which, and the maximum amount up to which, such excess cash flow will be paid as principal.

SWAP AGREEMENT

If so specified in the prospectus supplement relating to a series of certificates, the Trust Fund will enter into or obtain an assignment of a swap agreement pursuant to which the Trust Fund will have the right to receive, and may have the obligation to make, certain payments of interest (or other payments) as set forth or determined as described in that swap agreement. The prospectus supplement relating to a series of certificates having the benefit of an interest rate swap agreement will describe the material terms of the agreement and the particular risks associated with the interest rate swap feature, including market and credit risk, the effect of counterparty defaults and other risks, if any. The prospectus supplement relating to the series of certificates also will set forth certain information relating to the corporate status, ownership and credit quality of the counterparty or counterparties to the swap agreement. In addition, if the Certificateholders of the series will be materially dependent upon any counterparty for timely payment of interest and/or principal on their certificates, the related prospectus supplement will include all information required by Items 1114 and 1115 of Regulation AB. A swap agreement may include one or more of the following types of arrangements.

Interest Rate Swap.  In an interest rate swap, the Trust Fund will exchange the stream of interest payments on the mortgage loans for another stream of interest payments based on a notional amount, which may be equal to the principal amount of the mortgage loans as it declines over time.

Interest Rate Caps.  In an interest rate cap, the Trust Fund or the swap counterparty, in exchange for a fee, will agree to compensate the other if a particular interest rate index rises above a rate specified in the swap agreement. The fee for the cap may be a single up-front payment to or from the Trust Fund, or a series of payments over time.

Interest Rate Floors.  In an interest rate floor, the Trust Fund or the swap counterparty, in exchange for a fee, will agree to compensate the other if a particular interest rate index falls below a rate or level specified in the swap agreement. As with interest rate caps, the fee may be a single up-front payment or it may be paid periodically.

Interest Rate Collars.  An interest rate collar is a combination of an interest rate cap and an interest rate floor. One party agrees to compensate the other if a particular interest rate index rises above the cap and, in exchange, will be compensated if the interest rate index falls below the floor.

Currency Swap.  In a currency swap, the Trust Fund will exchange a stream of interest and principal payments on a class for the rate of interest on  that class multiplied by the outstanding principal balance of the related class denominated in the applicable currency and (2) the currency equivalent of the U.S. Dollars such swap counterparty concurrently receives from the trust as a payment of principal allocated to the related class.

YIELD CONSIDERATIONS

General

The yield to maturity on any class of offered certificates will depend upon, among other things, the price at which the certificates are purchased, the amount and timing of any delinquencies and losses incurred by the class, the rate and timing of payments of principal on the mortgage loans, and the amount and timing of recoveries and Insurance Proceeds from REO mortgage loans and related REO Properties, which, in turn, will be affected by the amortization schedules of the mortgage loans, the timing of principal payments (particularly Balloon Payments) on the related mortgage loans (including delay in the payments resulting from modifications and extensions), the rate of principal prepayments, including prepayments by borrowers and prepayments resulting from defaults, repurchases arising in connection with certain breaches of the representations and warranties made in the Agreement and the exercise of the right of optional termination of the Trust Fund. Generally, prepayments on the mortgage loans will tend to shorten the weighted average lives of each class of certificates, and delays in liquidations of defaulted mortgage loans and modifications extending the maturity of mortgage loans will tend to lengthen the weighted average lives of each class of certificates. See “CERTAIN LEGAL ASPECTS OF THE MORTGAGE LOANS—Enforceability of Certain Provisions” in this prospectus for a description of certain provisions of each Agreement and statutory, regulatory and judicial developments that may affect the prepayment experience and maturity assumptions on the mortgage loans.

Prepayment and Maturity Assumptions

The related prospectus supplement may indicate that the related mortgage loans may be prepaid in full or in part at any time, generally without prepayment premium. Alternatively, a Trust Fund may include mortgage loans that have significant restrictions on the ability of a borrower to prepay without incurring a prepayment premium or to prepay at all. As described above, the prepayment experience of the mortgage loans will affect the weighted average life of the offered certificates. A number of factors may influence prepayments on multifamily and commercial loans, including enforceability of due-on-sale clauses, prevailing mortgage market interest rates and the availability of mortgage funds, changes in tax laws (including depreciation benefits for income-producing properties), changes in borrowers’ net equity in the Mortgaged Properties, servicing decisions, prevailing general economic conditions and the relative economic vitality of the areas in which the Mortgaged Properties are located, the terms of the mortgage loans (for example, the existence of due-on-sale clauses), the quality of management of any income-producing Mortgaged Properties and, in the case of Mortgaged Properties held for investment, the availability of other opportunities for investment. A number of factors may discourage prepayments on multifamily loans and commercial loans, including the existence of any lockout or prepayment premium provisions in the underlying mortgage note. A lockout provision prevents prepayment within a certain time period after origination. A prepayment premium imposes an additional charge on a borrower who wishes to prepay. Some of the mortgage loans may have substantial principal balances due at their stated maturities (“Balloon Payments”). Balloon Payments involve a greater degree of risk than fully amortizing loans because the ability of the borrower to make a Balloon Payment typically will depend upon its ability either to refinance the loan or to sell the related Mortgaged Property. The ability of a borrower to accomplish either of these goals will be affected by a number of factors, including the level of available mortgage rates at the time of the attempted sale or refinancing, the borrower’s equity in the related Mortgaged Property, the financial condition of the borrower and operating history of the related Mortgaged Property, tax laws, prevailing economic conditions and the availability of credit for commercial real estate projects generally. See “CERTAIN LEGAL ASPECTS OF THE MORTGAGE LOANS—Enforceability of Certain Provisions” in this prospectus.

If the purchaser of a certificate offered at a discount calculates its anticipated yield to maturity based on an assumed rate of distributions of principal that is faster than that actually experienced on the mortgage loans, the actual yield to maturity will be lower than that so calculated. Conversely, if the purchaser of a certificate offered at a premium calculates its anticipated yield to maturity based on an assumed rate of distributions of principal that is slower than that actually experienced on the mortgage loans, the actual yield to maturity will be lower than that so calculated. In either case, the effect of voluntary and involuntary prepayments of the mortgage loans on the yield on one or more classes of the certificates of the series in the related Trust Fund may be mitigated or exacerbated by any provisions for sequential or selective distribution of principal to the classes.

The timing of changes in the rate of principal payments on the mortgage loans may significantly affect an investor’s actual yield to maturity, even if the average rate of distributions of principal is consistent with an investor’s expectation. In general, the earlier a principal payment is received on the mortgage loans and distributed on a certificate, the greater the effect on the investor’s yield to maturity. The effect of an investor’s yield of principal payments occurring at a rate higher (or lower) than the rate anticipated by the investor during a given period may not be offset by a subsequent like decrease (or increase) in the rate of principal payments.

The weighted average life of a certificate refers to the average amount of time that will elapse from the date of issuance of the certificate until each dollar of principal is repaid to the Certificateholders. The weighted average life of the offered certificates will be influenced by the rate at which principal on the mortgage loans is paid, which may be in the form of scheduled amortization or prepayments. Prepayments on mortgage loans are commonly measured relative to a prepayment standard or model. As more fully described in the related prospectus supplement, the model generally represents an assumed constant rate of prepayment each month relative to the then outstanding principal balance of a pool of new mortgage loans.

We cannot assure you that the mortgage loans will prepay at any rate mentioned in any prospectus supplement. In general, if prevailing interest rates fall below the mortgage interest rates on the mortgage loans, the rate of prepayment can be expected to increase.

CERTAIN LEGAL ASPECTS OF THE MORTGAGE LOANS

The following discussion contains summaries of certain legal aspects of mortgage loans which are general in nature. Because many of the legal aspects of mortgage loans are governed by the laws of the jurisdictions where the related mortgaged properties are located (which laws may vary substantially), the following summaries do not purport to be complete, to reflect the laws of any particular jurisdiction, to reflect all the laws applicable to any particular mortgage loan or to encompass the laws of all jurisdictions in which the properties securing the mortgage loans are situated. In the event that the Trust Fund for a given series includes mortgage loans having material characteristics other than as described below, the related prospectus supplement will set forth additional legal aspects relating to the prospectus supplement.

Mortgages and Deeds of Trust Generally

The mortgage loans for a series will consist of loans secured by either mortgages or deeds of trust or other similar security instruments. There are two parties to a mortgage, the mortgagor, who is the borrower or obligor and owner of the mortgaged property, and the mortgagee, who is the lender. In a mortgage transaction, the mortgagor delivers to the mortgagee a note, bond or other written evidence of indebtedness and a mortgage. A mortgage creates a lien upon the real property encumbered by the mortgage as security for the obligation evidenced by the note, bond or other evidence of indebtedness. Although a deed of trust is similar to a mortgage, a deed of trust has three parties, the borrower-property owner called the trustor (similar to a mortgagor), a lender called the beneficiary (similar to a mortgagee), and a third-party grantee called the trustee. Under a deed of trust, the borrower irrevocably grants the property to the trustee, until the debt is paid, in trust for the benefit of the beneficiary to secure payment of the obligation generally with a power of sale. The trustee’s authority under a deed of trust and the mortgagee’s authority under a mortgage are governed by applicable law, the express provisions of the deed of trust or mortgage, as applicable, and, in some cases, in deed of trust transactions, the directions of the beneficiary.

The real property covered by a mortgage is most often the fee estate in land and improvements. However, a mortgage may encumber other interests in real property such as a tenant’s interest in a lease of land or improvements, or both, and the leasehold estate created by the lease. A mortgage covering an interest in real property other than the fee estate requires special provisions in the instrument creating the interest or in the mortgage to protect the mortgagee against termination of the interest before the mortgage is paid. Certain representations and warranties in the related Agreement will be made with respect to the mortgage loans which are secured by an interest in a leasehold estate.

Priority of the lien on mortgaged property created by mortgages and deeds of trust depends on their terms and, generally, on the order of filing with a state, county or municipal office, although the priority may in some states be altered by the existence of leases in place with respect to the mortgaged property and by the mortgagee’s or beneficiary’s knowledge of unrecorded liens or encumbrances against the mortgaged property. However, filing or recording may not establish priority over certain mechanic’s liens or governmental claims for real estate taxes and assessments or, in some states, for reimbursement of investigation, delineation and/or remediation costs of certain environmental conditions. See “—Environmental Risks” below. In addition, the Code provides priority to certain tax liens over the lien of the mortgage.

Rights of Mortgagees or Beneficiaries

The form of the mortgage or deed of trust used by many institutional lenders confers on the mortgagee or beneficiary the right both to receive all proceeds collected under any hazard insurance policy and all awards made in connection with any condemnation proceedings, and to apply the proceeds and awards to any indebtedness secured by the mortgage or deed of trust, in the order as the mortgagee or beneficiary may determine. Thus, in the event improvements on the property are damaged or destroyed by fire or other casualty, or in the event the property is taken by condemnation, the mortgagee or beneficiary under the senior mortgage or deed of trust will have the prior right to collect any insurance proceeds payable under a hazard insurance policy and any award of damages in connection with the condemnation and absent the express obligation to make the proceeds available for restoration of the property to apply the same to the indebtedness secured by the senior mortgage or deed of trust. Proceeds in excess of the amount of senior mortgage indebtedness will, in most cases, be applied to the indebtedness of a junior mortgage or trust deed, if any. The laws of certain states may limit the ability of mortgagees or beneficiaries to apply the proceeds of hazard insurance and partial condemnation awards to the secured indebtedness. In these states, the mortgagor or trustor must be allowed to use the proceeds of hazard insurance to repair the damage unless the security of the mortgagee or beneficiary has been impaired. Similarly, in certain states, the mortgagee or beneficiary is entitled to the award for a partial condemnation of the real property security only to the extent that its security is impaired.

The form of mortgage or deed of trust used by many institutional lenders typically contains a “future advance” clause, which provides, in essence, that additional amounts advanced to or on behalf of the mortgagor or trustor by the mortgagee or beneficiary are to be secured by the mortgage or deed of trust. While this clause is valid under the laws of most states, the priority of any advance made under the clause depends, in some states, on whether the advance was an “obligatory” or “optional” advance. If the mortgagee or beneficiary is obligated to advance the additional amounts, the advance may be entitled to receive the same priority as amounts initially made under the mortgage or deed of trust, notwithstanding that there may be intervening junior mortgages or deeds of trust and other liens between the date of recording of the mortgage or deed of trust and the date of the future advance, and notwithstanding that the mortgagee or beneficiary had actual knowledge of the intervening junior mortgages or deeds of trust and other liens at the time of the advance. Where the mortgagee or beneficiary is not obligated to advance the additional amounts and has actual knowledge of the intervening junior mortgages or deeds of trust and other liens, the advance may be subordinate to these intervening junior mortgages or deeds of trust and other liens. Priority of advances under a “future advance” clause rests, in many other states, on state law giving priority to all advances made under the related loan agreement up to a “credit limit” amount stated in the recorded mortgage.

Another provision typically found in the form of the mortgage or deed of trust used by many institutional lenders obligates the mortgagor or trustor to pay before delinquency all taxes and assessments on the property and, when due, all encumbrances, charges and liens on the property which are or which may become prior to the lien of the mortgage or deed of trust, to provide and maintain fire insurance on the property, to maintain and repair the property and not to commit or permit any waste of the property, and to appear in and defend any action or proceeding purporting to affect the property or the rights of the mortgagee or beneficiary under the mortgage or deed of trust. Upon a failure of the mortgagor or trustor to perform any of these obligations, the mortgagee or beneficiary is given the right under the mortgage or deed of trust to perform the obligation itself, at its election, with the mortgagor or trustor agreeing to reimburse the mortgagee or beneficiary for any sums expended by the mortgagee or beneficiary on behalf of the trustor. All sums so expended by the mortgagee or beneficiary become part of the indebtedness secured by the mortgage or deed of trust.

The form of mortgage or deed of trust used by many institutional lenders typically requires the mortgagor or trustor to obtain the consent of the mortgagee or beneficiary in respect of actions affecting the mortgaged property, including, without limitation, leasing activities (including new leases and termination or modification of existing leases), alterations and improvements to buildings forming a part of the mortgaged property, and management and leasing agreements for the mortgaged property. Tenants will often refuse to execute a lease unless the mortgagee or beneficiary executes a written agreement with the tenant not to disturb the tenant’s possession of its premises in the event of a foreclosure. A senior mortgagee or beneficiary may, unless the mortgage loan provides otherwise, refuse to consent to matters approved by a junior mortgagee or beneficiary with the result that the value of the security for the junior mortgage or deed of trust is diminished. For example, a senior mortgagee or beneficiary may decide not to approve a lease or to refuse to grant to a tenant a non-disturbance agreement. If, as a result, the lease is not executed, the value of the mortgaged property may be diminished.

Foreclosure

Foreclosure of a mortgage is generally accomplished by judicial action initiated by the service of legal pleadings upon all necessary parties having an interest in the real property. Delays in completion of foreclosure may occasionally result from difficulties in locating the necessary parties. When the mortgagee’s right to foreclose is contested, the legal proceedings necessary to resolve the issue can be time consuming. A judicial foreclosure may be subject to delays and expenses similarly encountered in other civil litigation and may take several years to complete. At the completion of the judicial foreclosure proceedings, if the mortgagee prevails, the court generally issues a judgment of foreclosure and appoints a referee or other designated official to conduct the sale of the property. The sales are made in accordance with procedures that vary from state to state. The purchaser at such sale acquires the estate or interest in real property covered by the mortgage. If the mortgage covered the tenant’s interest in a lease and leasehold estate, the purchaser will acquire such tenant’s interest subject to the tenant’s obligations under the lease to pay rent and perform other covenants contained in the lease.  Generally, state law controls the amount of foreclosure expenses and costs, including attorneys’ fees, which may be recovered by a lender.

The borrower, or any other person having a junior encumbrance on the real estate, may, after acceleration but not after a foreclosure sale has occurred, cure the default by paying the entire amount in arrears plus the costs and expenses incurred in enforcing the obligation.

Foreclosure of a deed of trust is commonly accomplished by a non-judicial trustee’s sale under a specific provision in the deed of trust and/or applicable statutory requirements which authorizes the trustee, generally following a request from the beneficiary/lender, to sell the property at public sale upon any default by the borrower under the terms of the note or deed of trust. A number of states may also require that a lender provide notice of acceleration of a note to the borrower. Notice requirements under a trustee’s sale vary from state to state. In some states, prior to the trustee’s sale the trustee must record a notice of default and send a copy to the borrower-trustor, to any person who has recorded a request for a copy of a notice of default and notice of sale and to any successor in interest to the trustor. In addition, the trustee must provide notice in some states to any other person having an interest in the real property, including any junior lienholders, and to certain other persons connected with the deed of trust. In some states, the borrower, or any other person having a junior encumbrance on the real estate, may, during a reinstatement period, cure the default by paying the entire amount in arrears plus the costs and expenses (in some states, limited to reasonable costs and expenses) incurred in enforcing the obligation. Generally, state law controls the amount of foreclosure expenses and costs, including attorneys’ fees, which may be recovered by a lender. If the deed of trust is not reinstated, a notice of sale must be posted in a public place and, in most states, published for a specific period of time in one or more newspapers. In addition, some state laws require that a copy of the notice of sale be posted on the property and sent to all parties having an interest in the real property.

In case of foreclosure under either a mortgage or a deed of trust, the sale by the referee or other designated official or by the trustee is often a public sale. However, because of the difficulty a potential buyer at the sale might have in determining the exact status of title to the property subject to the lien of the mortgage or deed of trust and the redemption rights that may exist (see “—Rights of Redemption” below), and because the physical condition and financial performance of the property may have deteriorated during the foreclosure proceedings and/or for a variety of other reasons, a third party may be unwilling to purchase the mortgaged property at the foreclosure sale. Some states require that the lender disclose to potential bidders at a trustee’s sale all known facts materially affecting the value of the property. This disclosure may have an adverse effect on the trustee’s ability to sell the property or the sale price of the property. Potential buyers may further question the prudence of purchasing property at a foreclosure sale as a result of the 1980 decision of the United States Court of Appeals for the Fifth Circuit in Durrett v. Washington National Insurance Company and other decisions that have followed its reasoning.  The court in Durrett held that even a non-collusive, regularly conducted foreclosure sale was a fraudulent transfer under the federal bankruptcy code, as amended from time to time (11 U.S.C.) (the “Bankruptcy Code”) and, therefore, could be rescinded in favor of the bankrupt’s estate, if (i) the foreclosure sale was held while the debtor was insolvent and not more than one year prior to the filing of the bankruptcy petition and (ii) the price paid for the foreclosed property did not represent “fair consideration” (“reasonably equivalent value” under the Bankruptcy Code).  Although the reasoning and result of Durrett in respect of the Bankruptcy Code were rejected by the United States Supreme Court in May 1994, in BFP v. Resolution Trust Corp., the case could nonetheless be persuasive to a court applying a state fraudulent conveyance law which has provisions similar to those construed in Durrett.  For these reasons, a lender may be unwilling to purchase the property from the trustee or referee for less than an amount equal to the principal amount of the mortgage, accrued or unpaid interest and the expenses of foreclosure.

For these and other reasons, it is common for the lender to purchase the property from the trustee, referee or other designated official for an amount equal to the lesser of the fair market value of the property and the outstanding principal amount of the indebtedness secured by the mortgage or deed of trust, together with accrued and unpaid interest and the expenses of foreclosure, in which event, if the amount bid by the lender equals the full amount of the debt, interest and expenses, the mortgagee’s debt will be extinguished. Thereafter, subject to the mortgagor’s right in some states to remain in possession during a redemption period, if applicable, the lender will assume the burdens of ownership, including obtaining casualty insurance, paying operating expenses and real estate taxes and making repairs until it can arrange a sale of the property to a third party. Frequently, the lender employs a third party management company to manage and operate the property. The costs of operating and maintaining commercial property may be significant and may be greater than the income derived from that property. The costs of management and operation of those mortgaged properties which are hotels, motels or nursing or convalescent homes or hospitals may be particularly significant because of the expertise, knowledge and, especially with respect to nursing or convalescent homes or hospitals, regulatory compliance, required to run the operations and the effect which foreclosure and a change in ownership may have on the public’s and the industry’s (including franchisor’s) perception of the quality of the operations. The lender will commonly obtain the services of a real estate broker and pay the broker’s commission in connection with the sale of the property. Depending upon market conditions, the ultimate proceeds of the sale of the property may not equal the amount due to the lender in connection with the property. Moreover, a lender commonly incurs substantial legal fees and court costs in acquiring a mortgaged property through contested foreclosure and/or bankruptcy proceedings. Furthermore, an increasing number of states require that any adverse environmental conditions be eliminated before a property may be resold. In addition, a lender may be responsible under federal or state law for the cost of remediating a mortgaged property that is environmentally contaminated. See “—Environmental Risks” below. As a result, a lender could realize an overall loss on a mortgage loan even if the related mortgaged property is sold at foreclosure or resold after it is acquired through foreclosure for an amount equal to the full outstanding principal amount of the mortgage loan, plus accrued interest.

In foreclosure proceedings, some courts have applied general equitable principles. These equitable principles are generally designed to relieve the borrower from the legal effect of the borrower’s defaults under the loan documents. Examples of equitable remedies that have been fashioned include judicial requirements that the lender undertake affirmative and expensive actions to determine the causes of the borrower’s default and the likelihood that the borrower will be able to reinstate the loan. In some cases, courts have substituted their judgment for the lender’s judgment and have required that lenders reinstate loans or recast payment schedules in order to accommodate borrowers who are suffering from temporary financial disability. In other cases, courts have limited the right of the lender to foreclose if the default under the mortgage instrument is not monetary, such as the borrower’s failing to maintain adequately the property or the borrower’s executing a second mortgage or deed of trust affecting the property. Finally, some courts have been faced with the issue of whether or not federal or state constitutional provisions reflecting due process concerns for adequate notice require that borrowers under deeds of trust or mortgages receive notices in addition to the statutorily-prescribed minimum notice. For the most part, these cases have upheld the notice provisions as being reasonable or have found that the sale by a trustee under a deed of trust, or under a mortgage having a power of sale, does not involve sufficient state action to afford constitutional protections to the borrower. There may, however, be state transfer taxes due and payable upon obtaining the properties at foreclosure. These taxes could be substantial.

Under the REMIC provisions of the Code (if applicable) and the related Agreement, the Master Servicer or Special Servicer, if any, may be required to hire an independent contractor to operate any REO Property. The costs of the operation may be significantly greater than the costs of direct operation by the Master Servicer or Special Servicer, if any. Under Section 856(e)(3) of the Code, property acquired by foreclosure generally must not be held beyond the close of the third taxable year after the taxable year in which the acquisition occurs. With respect to a series of certificates for which an election is made to qualify the Trust Fund or a part of the Trust Fund as a REMIC, the Agreement will permit foreclosed property to be held for more than the time period permitted by Section 856(e)(3) of the Code if the Trustee receives (i) an extension from the Internal Revenue Service or (ii) an opinion of counsel to the effect that holding the property for the period is permissible under the applicable REMIC provisions.

Cooperative Loans

The cooperative shares owned by the tenant-stockholder and pledged to the lender are, in almost all cases, subject to restrictions on transfer as set forth in the cooperative’s certificate of incorporation and by-laws, as well as the proprietary lease or occupancy agreement, and may be cancelled by the cooperative for failure by the tenant-stockholder to pay rent or other obligations or charges owed by such tenant-stockholder, including mechanics’ liens against the cooperative apartment building incurred by such tenant-stockholder.  The proprietary lease or occupancy agreement generally permit the cooperative to terminate such lease or agreement in the event an obligor fails to make payments or defaults in the performance of covenants required thereunder.  Typically, the lender and the cooperative enter into a recognition agreement which establishes the rights and obligations of both parties in the event of a default by the tenant-stockholder.  A default under the proprietary lease or occupancy agreement will usually constitute a default under the security agreement between the lender and the tenant-stockholder.

The recognition agreement generally provides that, in the event that the tenant-stockholder has defaulted under the proprietary lease or the occupancy agreement is terminated, the cooperative will recognize the lender’s lien against proceeds from the sale of the cooperative apartment, subject, however, to the cooperative’s right to sums due under such proprietary lease or occupancy agreement.  The total amount owed to the cooperative by the tenant-stockholder, which the lender generally cannot restrict and does not monitor, could reduce the value of the collateral below the outstanding principal balance of the cooperative loan and accrued and unpaid interest thereon.

Recognition agreements also provide that in the event of a foreclosure on a cooperative loan, the lender must obtain the approval or consent of the cooperative as required by the proprietary lease before transferring the cooperative shares or assigning the proprietary lease.  Generally, the lender is not limited in any rights it may have to dispossess the tenant-stockholders.

In some states, foreclosure on the cooperative shares is accomplished by a sale in accordance with the provisions of Article 9 of the Uniform Commercial Code and the security agreement relating to those shares.  Article 9 of the Uniform Commercial Code requires that a sale be conducted in a “commercially reasonable” manner.  Whether a foreclosure sale has been conducted in a “commercially reasonable” manner will depend on the facts in each case.  In determining commercial reasonableness, a court will look to the notice given the debtor and the method, manner, time, place and terms of the foreclosure.  Generally, a sale conducted according to the usual practice of banks selling similar collateral will be considered reasonably conducted.

Article 9 of the Uniform Commercial Code provides that the proceeds of the sale will be applied first to pay the costs and expenses of the sale and then to satisfy the indebtedness secured by the lender’s security interest.  The recognition agreement, however, generally provides that the lender’s right to reimbursement is subject to the right of the cooperatives to receive sums due under the proprietary lease or occupancy agreement.  If there are proceeds remaining, the lender must account to the tenant-stockholder for the surplus.  Conversely, if a portion of the indebtedness remains unpaid, the tenant-stockholder is generally responsible for the deficiency.

Bankruptcy Issues

Automatic Stay

Numerous statutory provisions, including the Bankruptcy Code and state laws affording relief to debtors, may interfere substantially with and delay the ability of a secured mortgage lender to obtain payment of a loan, to exercise remedies to realize upon collateral and/or to enforce a deficiency judgment.  The delay and consequences of the delay caused by an automatic stay can be significant.  For example, upon the filing of a voluntary or involuntary petition for relief under the Bankruptcy Code, virtually all actions (including foreclosure actions and deficiency judgment proceedings) to obtain property of or from a debtor’s estate are subject to the automatic stay of Section 362(a) of the Bankruptcy Code.  Often, no interest or principal payments are made during the course of the bankruptcy proceeding.  Also, a bankruptcy filing by or with respect to a third party may adversely affect a mortgage lender’s rights.  For example, the filing of a petition under the Bankruptcy Code by or on behalf of a junior lien holder may stay the senior lender from taking action to foreclose out such junior lien.  While relief from the automatic stay to enforce remedies may be requested, it can be denied for a number of reasons, including where the collateral is “necessary to an effective reorganization” for the debtor, and if a debtor’s case has been administratively consolidated with those of its affiliates, the court may also consider whether the property is “necessary to an effective reorganization” of the debtor and its affiliates, taken as a whole.  At a minimum, the senior lender would suffer delay due to its need to seek bankruptcy court approval before taking any foreclosure or other action that could be deemed in violation of the automatic stay applicable to such junior lien holder.

Sales Free and Clear of Liens

Under Sections 363(b) and (f) of the Bankruptcy Code, a trustee, or a borrower as debtor in possession, may under certain circumstances, despite the provisions of the related mortgage to the contrary, sell the related mortgaged property free and clear of all liens, which liens would then attach to the proceeds of such sale.  Such a sale may be approved by a bankruptcy court even if the proceeds are insufficient to pay the secured debt in full.

Post-Petition Credit

Pursuant to Section 364 of the Bankruptcy Code, a bankruptcy court may, under certain circumstances, authorize a debtor to obtain credit after the commencement of a bankruptcy case, secured among other things, by senior, equal or junior liens on property that is already subject to a lien.  In the recent bankruptcy case of General Growth Properties, the debtors initially sought approval of a debtor-in-possession loan to the corporate parent entities guaranteed by the property-level special purpose entities and secured by second liens on their properties.  Although the debtor-in-possession loan ultimately did not include these subsidiary guarantees and second liens, we cannot assure you that, in the event of a bankruptcy of a sponsor, the sponsor would not seek approval of a similar debtor-in-possession loan, or that a bankruptcy court would not approve a debtor-in-possession loan that included such subsidiary guarantees and second liens on such subsidiaries’ properties.

Modification of Lender’s Rights

Under the Bankruptcy Code, provided certain substantive and procedural safeguards for a lender are met, the amount, terms and priority of a mortgage securing a loan to a debtor may be modified under certain circumstances.  The amount of the loan secured by the real property may be reduced to the then current value of the property (with a corresponding partial reduction of the amount of the lender’s security interest) pursuant to a confirmed plan of reorganization or lien avoidance proceeding or claims objection proceeding, thus leaving the lender a secured creditor to the extent of the then current value of the property and a general unsecured creditor for the difference between such value and the outstanding balance of the loan.  Such general unsecured claims may be paid less than 100% of the amount of the debt or not at all, depending upon the circumstances.  Other modifications may include the reduction in the amount of each scheduled payment, which reduction may result from a reduction in the rate of interest and/or the alteration of the repayment schedule (with or without affecting the unpaid principal balance of the loan), and/or an extension (or reduction) of the final maturity date.  Some courts with federal bankruptcy jurisdiction have approved plans, based on the particular facts of the reorganization case, that effected the curing of a mortgage loan default by paying arrearages over a number of years.  Also, under the Bankruptcy Code, a bankruptcy court may permit a debtor through its plan of reorganization to decelerate a secured loan and to reinstate the loan even though the lender accelerated the mortgage loan and final judgment of foreclosure had been entered in state court (provided no sale of the property had yet occurred) prior to the filing of the debtor’s petition.  This may be done even if the plan of reorganization does not provide for payment in full of the amount due under the original loan.  Other types of significant modifications to the terms of the mortgage may be acceptable to the bankruptcy court, such as making distributions to the mortgage holder of property other than cash, or the substitution of collateral which is the “indubitable equivalent” of the real property subject to the mortgage or the subordination of the mortgage to liens securing new debt (provided that the lender’s secured claim is

“adequately protected” as such term is defined and interpreted under the Bankruptcy Code), often depending on the particular facts and circumstances of the specific case.

A trustee in a bankruptcy proceeding may in some cases be entitled to collect its costs and expenses in preserving or selling the mortgaged property ahead of payment to the lender. In certain circumstances, a debtor in bankruptcy may have the power to grant liens senior to the lien of a mortgage, and analogous state statutes and general principles of equity may also provide the borrower with means to halt a foreclosure proceeding or sale and to force a restructuring of a mortgage loan on terms a lender would not otherwise accept. Moreover, the laws of certain states also give priority to certain tax liens over the lien of a mortgage or deed of trust. Under the Bankruptcy Code, if the court finds that actions of the mortgagees have been unreasonable, the lien of the related mortgage may be subordinated to the claims of unsecured creditors. Federal bankruptcy law also may interfere with the master servicer’s or special servicer’s ability to enforce lockbox requirements.

Leases and Rents

The legal proceedings necessary to resolve these issues can be time consuming and costly and may significantly delay or diminish the receipt of rents.  Federal bankruptcy law may also interfere with or affect the ability of a secured mortgage lender to enforce an assignment by a borrower of rents and leases related to a mortgaged property if the related borrower is in a bankruptcy proceeding.  Federal bankruptcy law provides generally that rights and obligations under an unexpired lease of the debtor/lessee may not be terminated or modified at any time after the commencement of a case under the Bankruptcy Code solely on the basis of a provision in the lease conditioned upon the commencement of a bankruptcy case or because of certain other similar events. This prohibition on so-called “ipso facto clauses” could limit the ability of the Trustee for a series of certificates to exercise certain contractual remedies with respect to any leases.  In addition, under Section 362 of the Bankruptcy Code, a mortgagee may be stayed from enforcing an assignment of rents, and the legal proceedings necessary to resolve the issue can be time consuming and may result in significant delays in the receipt of the rents.  For example, the filing of a petition in bankruptcy by or on behalf of a lessee of a mortgaged property would result in a stay against the commencement or continuation of any state court proceeding for past due rent, for accelerated rent, for damages or for a summary eviction order with respect to a default under the related lease that occurred prior to the filing of the lessee’s petition.  An assignment of rents and leases be unenforceable in bankruptcy (i) if the assignment is not fully perfected under state law prior to commencement of the bankruptcy proceeding, (ii) to the extent such rents and leases are used by the borrower to maintain the mortgaged property, or for other court authorized expenses, (iii) to the extent other collateral may be substituted for the rents and leases, (iv) to the extent the bankruptcy court determines that the lender is adequately protected or (v) to the extent the court determines, based on the equities of the case, that the post-petition rents are not subject to the lender’s pre-petition security interest.

Under the Bankruptcy Code, a perfected security interest in real property acquired before the commencement of the bankruptcy case does not extend to income received after the commencement of the bankruptcy case unless such income is a proceed, product or rent of such property. Therefore, to the extent a business conducted on the mortgaged property creates accounts receivable rather than rents or results from payments under a license rather than payments under a lease, a valid and perfected pre-bankruptcy lien on such accounts receivable or license income generally would not continue as to post-bankruptcy accounts receivable or license income.  The Bankruptcy Code has been amended to mitigate this problem with respect to fees, charges, accounts or other payments for the use or occupancy of rooms and other public facilities in hotels, motels or other lodging facilities. A lender’s perfected pre-petition security interest in leases, rents and hotel revenues continues in the post-petition leases, rents and hotel, motel and other lodging property revenues, unless a bankruptcy court orders to the contrary “based on the equities of the case.”  The equities of a particular case may permit the discontinuance of security interests in post petition leases and rents.  Unless a court orders otherwise, however, rents and other revenues from the related lodging property generated after the date the bankruptcy petition is filed will constitute “cash collateral” under the Bankruptcy Code.  Debtors may only use cash collateral upon obtaining the lender’s consent or a prior court order finding that the lender’s interest in such mortgaged property and the cash collateral is “adequately protected” as such term is defined and interpreted under the Bankruptcy Code.  In addition to post-petition rents, any cash held by a lender in a lockbox or reserve account generally, upon the commencement of the bankruptcy case, would also constitute “cash collateral” under the Bankruptcy Code.  So long as the lender is adequately protected, a debtor’s use of cash collateral may be for its own benefit or for the benefit of any affiliated entity group that is also subject to bankruptcy proceedings, including use as collateral for new debt.  It should be noted, however, that the court may find that the lender has no security interest in either pre-petition or post-petition revenues if the court finds that the loan documents do not contain language covering accounts, room rents, or other forms of personality necessary for a security interest to attach to such revenues.

Lease Assumption or Rejection by Tenant

In addition, the Bankruptcy Code generally provides that a trustee or debtor in possession may, with respect to an unexpired lease of non-residential real property, before the earlier of (i) 120 days after the filing of a bankruptcy case or (ii) the entry of an order confirming a plan, subject to approval of the court, (a) assume the lease and retain it or assign it to a third party or (b) reject the lease. If the trustee or debtor-in-possession fails to assume or reject the lease within the time specified in the preceding sentence, subject to any extensions by the bankruptcy court, the lease will be deemed rejected and the property will be surrendered to the lessor. The bankruptcy court may for cause shown extend the 120-day period up to 90 days for a total of 210 days. If the lease is assumed, the trustee in bankruptcy on behalf of the lessee, or the lessee as debtor in possession, or the assignee, if applicable, must cure any defaults under the lease, compensate the lessor for its losses and provide the lessor with “adequate assurance” of future performance. However, these remedies may, in fact, be insufficient and the lessor may be forced to continue under the lease with a lessee that is a poor credit risk or an unfamiliar tenant if the lease was assigned. If the lease is rejected, the rejection generally constitutes a breach of the executory contract or unexpired lease immediately before the date of filing the petition. As a consequence, the other party or parties to the lease, such as the borrower, as lessor under a lease, generally would have only an unsecured claim against the debtor for damages resulting from the breach, which could adversely affect the security for the related mortgage loan. In addition, pursuant to Section 502(b)(6) of the Bankruptcy Code, a lessor’s damages for lease rejection in respect of future rent installments are limited to (a) the rent reserved by the lease, without acceleration, for the greater of one year or 15 percent, not to exceed three years, of the remaining term of the lease following the earlier of the date of the bankruptcy petition and the date on which the lessor regained possession of the property, plus (b) any unpaid rent due under such lease, without acceleration, on the earlier of such dates.

If the leased premises are located in a “shopping center” as such term has been interpreted under Section 365 of the Bankruptcy Code, the assignee may be required to agree to certain conditions that are protective of the property owner such as compliance with specific lease terms relating to, among other things, exclusivity and the terms of reciprocal easement agreements.  However, we cannot assure you that the mortgaged properties (even a mortgaged property identified as a “shopping center” in this prospectus supplement) would be considered shopping centers by a court considering the question.

Lease Rejection by Lessor – Tenant’s Rights

If a trustee in bankruptcy on behalf of a lessor, or a lessor as debtor in possession, rejects an unexpired lease of real property, the lessee may treat the lease as terminated by the rejection or, in the alternative, the lessee may remain in possession of the leasehold for the balance of the term and for any renewal or extension of the term that is enforceable by the lessee under applicable non-bankruptcy law. The Bankruptcy Code provides that if a lessee elects to remain in possession after a rejection of a lease, the lessee may offset against rents reserved under the lease for the balance of the term after the date of rejection of the lease, and the related renewal or extension of the lease, any damages occurring after that date caused by the nonperformance of any obligation of the lessor under the lease after that date.  To the extent provided in the related prospectus supplement, the lessee will agree under certain leases to pay all amounts owing under the leases to the Master Servicer without offset. To the extent that the contractual obligation remains enforceable against the lessee, the lessee would not be able to avail itself of the rights of offset generally afforded to lessees of real property under the Bankruptcy Code.

Intercreditor Issues

Additionally, pursuant to subordination or intercreditor agreements for certain of the mortgage loans, the subordinate lenders may have agreed that they will not take any direct actions with respect to the related subordinated debt, including any actions relating to the bankruptcy of the borrower, and that the holder of the mortgage loan will have all rights to direct all such actions.  We cannot assure you that in the event of the borrower’s bankruptcy, a court will enforce such restrictions against a subordinated lender.  In its decision in In re 203 North LaSalle Street Partnership, 246 B.R. 325 (Bankr. N.D. Ill. 2000), the United States Bankruptcy Court for the Northern District of Illinois refused to enforce a provision of a subordination agreement that allowed a first mortgagee to vote a second mortgagee’s claim with respect to a Chapter 11 reorganization plan on the grounds that pre-bankruptcy contracts cannot override rights expressly provided by the Bankruptcy Code.  This holding, which at least one court has followed, potentially limits the ability of a senior lender to accept or reject a reorganization plan or to control the enforcement of remedies against a common borrower over a subordinated lender’s objections.

Avoidance Actions

In a bankruptcy or similar proceeding involving a borrower, action may be taken seeking the recovery as a preferential transfer of any payments made by such borrower under a mortgage loan or to avoid the granting of the liens in the transaction in the first instance, or any replacement liens that arise by operation of law or the security agreement.  Payments on long term debt may be protected from recovery as preferences if they qualify for the “ordinary course” exception under the Bankruptcy Code or if certain of the other defenses in the Bankruptcy Code are applicable.  Whether any particular payment would be protected depends upon the facts specific to a particular transaction.  In addition, in a bankruptcy or similar proceeding involving any borrower, an action may be taken to avoid the transaction (or any component of the transaction, such as joint and several liability on a mortgage loan) as an actual or constructive fraudulent conveyance under state or federal law.

Generally, under federal law and most state fraudulent conveyance statutes, the incurrence of an obligation or the transfer of property by a person will be subject to avoidance if it was made with actual intent to hinder, delay or defraud creditors, as evidenced by certain “badges” of fraud.  It also will be subject to avoidance under certain circumstances as a constructive fraudulent transfer if the transferor did not receive fair consideration or reasonably equivalent value in exchange for such obligation or transfer and (i) was insolvent or was rendered insolvent by such obligation or transfer, (ii) was engaged in business or a transaction, or was about to engage in business or a transaction, for which any property remaining with the person constituted unreasonably small capital, or (iii) intended to, or believed that it would, incur debts that would be beyond the person’s ability to pay as such debts matured. The measure of insolvency will vary depending on the law of the applicable jurisdiction.  However, an entity will generally be considered insolvent if the present fair salable value of its assets is less than (x) the sum of its debts or (y) the amount that would be required to pay its probable liabilities on its existing debts as they become absolute and matured. Accordingly, cross-collateralization arrangements could be challenged as fraudulent transfers by creditors of a borrower in an action brought outside a bankruptcy case or, if the borrower were to become a debtor in a bankruptcy case, by the borrower as a debtor in possession or its bankruptcy trustee.  Among other things, a legal challenge to the granting of liens may focus on the benefits realized by the borrower from the mortgage loan proceeds, in addition to the overall cross-collateralization.  A lien or other property transfer granted by a borrower to secure repayment of a loan could be avoided if a court were to determine that (i) such borrower was insolvent at the time of granting the lien, was rendered insolvent by the granting of the lien, was left with inadequate capital, or was not able to pay its debts as they matured and (ii) the borrower did not, when it allowed its property to be encumbered by a lien securing the entire indebtedness represented by the loan, receive fair consideration or reasonably equivalent value for pledging such property.

Management Agreements

It is likely that any management agreement relating to the Mortgaged Properties constitutes an “executory contract” for purposes of the Bankruptcy Code. Federal bankruptcy law provides generally that rights and obligations under an executory contract of a debtor may not be terminated or modified at any time after the commencement of a case under the Bankruptcy Code solely on the basis of a provision in such contract conditioned upon the commencement of a bankruptcy case or because of certain other similar events. This prohibition on so-called “ipso facto” clauses could limit the ability of the related borrower (or the trustee as its assignee) to exercise certain contractual remedies with respect to a management agreement relating to any such Mortgaged Property. In addition, the Bankruptcy Code provides that a trustee in bankruptcy or debtor-in-possession may, subject to approval of the court, (a) assume an executory contract and (i) retain it or (ii) unless applicable law excuses a party other than the debtor from accepting performance from or rendering performance to an entity other than the debtor, assign it to a third party (notwithstanding any other restrictions or prohibitions on assignment) or (b) reject such contract. In a bankruptcy case of the related property manager, if the related management agreement(s) were to be assumed, the trustee in bankruptcy on behalf of such property manager, or such property manager as debtor-in-possession, or the assignee, if applicable, must cure any defaults under such agreement(s), compensate the borrower for its losses and provide the borrower with “adequate assurance” of future performance. Such remedies may be insufficient, however, as the related borrower may be forced to continue under a management agreement with a manager that is a poor credit risk or an unfamiliar manager if a management agreement was assigned (if applicable state law does not otherwise prevent such an assignment), and any assurances provided to the borrower may, in fact, be inadequate. If a management agreement is rejected, such rejection generally constitutes a breach of the executory contract immediately before the date of the filing of the petition. As a consequence, the related borrower generally would have only an unsecured claim against the related property manager for damages resulting from such breach, which could adversely affect the security for the Certificates.

Certain of the Borrowers May Be Partnerships

The laws governing limited partnerships in certain states provide that the commencement of a case under the Bankruptcy Code with respect to a general partner will cause a person to cease to be a general partner of the limited partnership, unless otherwise provided in writing in the limited partnership agreement. This provision may be construed as an “ipso facto” clause and, in the event of the general partner’s bankruptcy, may not be enforceable. Certain limited partnership agreements of the borrowers may provide that the commencement of a case under the Bankruptcy Code with respect to the related general partner constitutes an event of withdrawal (assuming the enforceability of the clause is not challenged in bankruptcy proceedings or, if challenged, is upheld) that might trigger the dissolution of the limited partnership, the winding up of its affairs and the distribution of its assets, unless (i) at the time there was at least one other general partner and the written provisions of the limited partnership permit the business of the limited partnership to be carried on by the remaining general partner and that general partner does so or (ii) the written provisions of the limited partnership agreement permit the limited partners to agree within a specified time frame (often 60 days) after the withdrawal to continue the business of the limited partnership and to the appointment of one or more general partners and the limited partners do so. In addition, the laws governing general partnerships in certain states provide that the commencement of a case under the Bankruptcy Code or state bankruptcy laws with respect to a general partner of the partnerships triggers the dissolution of the partnership, the winding up of its affairs and the distribution of its assets. Those state laws, however, may not be enforceable or effective in a bankruptcy case. Limited liability companies may be subjected to similar treatment as that described in this offering circular with respect to limited partnerships. The dissolution of a borrower, the winding up of its affairs and the distribution of its assets could result in an acceleration of its payment obligation under the borrower’s mortgage loan.

In addition, the bankruptcy of the general or limited partner of a borrower that is a partnership, or the bankruptcy of a member of a borrower that is a limited liability company or the bankruptcy of a shareholder of a borrower that is a corporation may provide the opportunity in the bankruptcy case of the partner, member or shareholder to obtain an order from a court consolidating the assets and liabilities of the partner, member or shareholder with those of the mortgagor pursuant to the doctrines of substantive consolidation or piercing the corporate veil. If such an order were entered, the respective Mortgaged Property, for example, would become property of the estate of the bankrupt partner, member or shareholder.  Not only would the Mortgaged Property be available to satisfy the claims of creditors of the partner, member or shareholder, but an automatic stay would apply to any attempt by the Trustee to exercise remedies with respect to the Mortgaged Property.  However, such an occurrence should not affect the Trustee’s status as a secured creditor with respect to the borrower or its security interest in the Mortgaged Property.

A borrower that is a limited partnership, in many cases, may be required by the loan documents to have a special purpose entity as its sole general partner, and a borrower that is a general partnership, in many cases, may be required by the loan documents to have as its general partners only entities that are special purpose entities.  A borrower that is a limited liability company may be required by the loan documents to have a special purpose member or a springing member.  All borrowers that are tenants-in-common may be required by the loan documents to be special purpose entities.  These provisions are designed to mitigate the risk of the dissolution or bankruptcy of the borrower partnership or its general partner, a borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common.  However, we cannot assure you that any borrower partnership or its general partner, or any borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common, will not dissolve or become a debtor under the Bankruptcy Code.

Single Purpose Entity Covenants and Substantive Consolidation

Although the borrowers under the mortgage loans included in trust or trust fund may be special purpose entities, special purpose entities can become debtors in bankruptcy under various circumstances. For example, in the recent bankruptcy case of In re General Growth Properties, Inc., 409 B.R. 43 (Bankr. S.D.N.Y. 1999), notwithstanding that such subsidiaries were special purpose entities with independent directors, numerous property-level, special purpose subsidiaries were filed for bankruptcy protection by their parent entity.  Nonetheless, the United States Bankruptcy Court for the Southern District of New York denied various lenders’ motions to dismiss the special purpose entity subsidiaries’ cases as bad faith filings.  In denying the motions, the bankruptcy court stated that the fundamental and bargained for creditor protections embedded in the special purpose entity structures at the property level would remain in place during the pendency of the chapter 11 cases.  Those protections included adequate protection of the lenders’ interest in their collateral and protection against the substantive consolidation of the property-level debtors with any other entities.

The moving lenders in the General Growth case had argued that the 20 property-level bankruptcy filings were premature and improperly sought to restructure the debt of solvent entities for the benefit of equity holders.  However, the Bankruptcy Code does not require that a voluntary debtor be insolvent or unable to pay its debts currently in order to be eligible for relief and generally a bankruptcy petition will not be dismissed for bad faith if the debtor has a legitimate rehabilitation objective.  Accordingly, after finding that the relevant debtors were experiencing varying degrees of financial distress due to factors such as cross defaults, a need to refinance in the near term (i.e., within 1 to 4 years), and other considerations, the bankruptcy court noted that it was not required to analyze in isolation each debtor’s basis for filing.  In the court’s view, the critical issue was whether a parent company that had filed its bankruptcy case in good faith could include in the filing subsidiaries that were necessary for the parent’s reorganization.  As demonstrated in the General Growth Properties bankruptcy case, although special purpose entities are designed to mitigate the bankruptcy risk of a borrower, special purpose entities can become debtors in bankruptcy under various circumstances.

Generally, pursuant to the doctrine of substantive consolidation, a bankruptcy court, in the exercise of its broad equitable powers, has the authority to order that the assets and liabilities of a borrower be substantively consolidated with those of an affiliate (i.e., even a non-debtor), including for the purposes of making distributions under a plan of reorganization or liquidation.  Thus, property that is ostensibly the property of a borrower may become subject to the bankruptcy case of an affiliate, the automatic stay applicable to such bankrupt affiliate may be extended to a borrower, and the rights of creditors of a borrower may become impaired.  Substantive consolidation is generally viewed as an equitable remedy that could result in an otherwise solvent company becoming subject to the bankruptcy proceedings of an insolvent affiliate, making the solvent company’s assets available to repay the debts of affiliated companies.  A court has the discretion to order substantive consolidation in whole or in part and may include non-debtor affiliates of the bankrupt entity in the proceedings.  The interrelationship among a borrower and other affiliates may pose a heightened risk of substantive consolidation and other bankruptcy risks in the event that any one or more of them were to become a debtor under the Bankruptcy Code.  In the event of the bankruptcy of the applicable parent entities of any borrower, the assets of such borrower may be treated as part of the bankruptcy estates of such parent entities.  In addition, in the event of the institution of voluntary or involuntary bankruptcy proceedings involving a borrower and certain of its affiliates, to serve judicial economy, it is likely that a court would jointly administer the respective bankruptcy proceedings.  Furthermore, with respect to any affiliated borrowers, creditors of a common parent in bankruptcy may seek to substantively consolidate the assets of such borrowers with those of the parent.

State Law Limitations on Lenders

In some states, after sale pursuant to a deed of trust or foreclosure of a mortgage, the borrower and foreclosed junior lienors are given a statutory period in which to redeem the property from the foreclosure sale. In some states, redemption may occur only upon payment of the entire principal balance of the loan, accrued interest and expenses of foreclosure. In some states, redemption may be authorized even if the former borrower pays only a portion of the sums due. The effect of these types of statutory rights of redemption is to diminish the ability of the lender to sell the foreclosed property. The rights of redemption would defeat the title of any purchaser from the lender subsequent to foreclosure or sale under a deed of trust. Consequently, the practical effect of the redemption right is to force the lender to retain the property and pay the expenses of ownership until the redemption period has run. See “—Rights of Redemption” below.

Certain states have imposed statutory prohibitions against or limitations on recourse to the borrower. For example, some state statutes limit the right of the beneficiary or mortgagee to obtain a deficiency judgment against the borrower following foreclosure or sale under a deed of trust. A deficiency judgment is a personal judgment against the former borrower equal in most cases to the difference between the net amount realized upon the public sale of the real property and the amount due to the lender. Other statutes require the beneficiary or mortgagee to exhaust the security afforded under a deed of trust or mortgage by foreclosure in an attempt to satisfy the full debt before bringing a personal action against the borrower on the debt without first exhausting the security. In some states, the lender, if it first pursues judgment through a personal action against the borrower on the debt, may be deemed to have elected a remedy and may then be precluded from exercising remedies with respect to the security. Consequently, the practical effect of the election requirement, when applicable, is that lenders will usually proceed first against the property encumbered by the mortgage or deed of trust rather than bringing personal action against the borrower. Other statutory provisions limit any deficiency judgment against the former borrower following a judicial sale to the excess of the outstanding debt over the fair market value of the property at the time of the public sale. The purpose of these statutes is generally to prevent a beneficiary or a mortgagee from obtaining a large deficiency judgment against the former borrower as a result of low bids or the absence of bids at the judicial sale. See “—Anti-Deficiency Legislation” below.

Environmental Risks

Real property pledged as security to a lender may be subject to unforeseen environmental risks. Of particular concern may be those mortgaged properties which are, have been the site of, or are located near other properties that have been the site of, manufacturing, industrial or disposal activity. Such environmental risks may give rise to (a) a diminution in value of property securing any mortgage loan or, (b) in certain circumstances as more fully described below, liability for cleanup costs or other remedial actions, and for natural resource damages, at such property, which liabilities could exceed the value of such property or the principal balance of the related mortgage loan. In certain circumstances, a lender may choose not to foreclose on contaminated property rather than risk incurring liability for remedial actions.

Environmental reports are generally prepared for mortgage properties that will be included in each mortgage pool.  The environmental reports will generally be prepared pursuant to the American Society for Testing and Materials standard for a “Phase I” environmental assessment unless otherwise specified in the related prospectus supplement. In addition to the Phase I standards, many of the environmental reports will include additional research, such as limited sampling for asbestos containing material, lead based paint, and radon, depending upon the property use and/or age. Additionally, as needed pursuant to American Society for Testing and Materials standards, supplemental “Phase II” site investigations will have been completed for some mortgaged properties to evaluate further certain environmental issues. Phase II investigation consists of sampling and/or testing.

Except as set forth below and in the related prospectus supplement, none of the environmental assessments revealed any material adverse condition or circumstance at any mortgaged property except for those:

●	in which the adverse conditions were remediated or abated before the origination date of the related mortgage loan or date the related certificates are issued;

●	in which an operations and maintenance plan or periodic monitoring of the mortgaged property or nearby properties will be in place or recommended;

●	for which an escrow, guaranty or letter of credit for the remediation will have been established pursuant to the terms of the related mortgage loan;

●	for which an environmental insurance policy will have been obtained from a third party insurer;

●
for which the principal of the borrower or another financially responsible party will have provided an indemnity or will have been required to take, or will be liable for the failure to take, such actions, if any, with respect to such matters as will have been required by the applicable governmental authority or recommended by the environmental assessments;

●	for which such conditions or circumstances will have been investigated further and the environmental consultant will have recommended no further action or remediation;

●
as to which the borrower or other responsible party will have obtained a “no further action” letter or other evidence that governmental authorities would not be requiring further action or remediation;

●	that would not require substantial cleanup, remedial action or other extraordinary response under environmental laws;

●	involving radon; or

●	in which the related borrower will have agreed to seek a “case closed” or similar status for the issue from the applicable governmental agency.

In certain cases, the identified condition was related to the presence of asbestos containing materials, lead based paint and/or radon. Where these substances were present, the environmental consultant generally recommended, and the borrower was generally required to establish an operation and maintenance plan to address the issue or, in some cases involving asbestos containing materials and lead based paint, an abatement or removal program. Other identified conditions could, for example, include leaks from storage tanks and on site spills. Corrective action, as required by the regulatory agencies, has been or is currently being undertaken and, in some cases, the related borrowers have made deposits into environmental reserve accounts. However, we cannot assure you that any environmental indemnity, insurance, letter of credit, guaranty or reserve amounts will be sufficient to remediate the environmental conditions or that all environmental conditions have been identified or that operation and maintenance plans will be put in place and/or followed.

Problems associated with mold may pose risks to the real property and may also be the basis for personal injury claims against a borrower.  Although the mortgaged properties will be required to be inspected periodically, there is no set of generally accepted standards for the assessment of mold currently in place.  If left unchecked, the growth of mold could result in the interruption of cash flow, litigation and remediation expenses which could adversely impact collections from a mortgaged property.

Under the laws of certain states, failure to perform any investigative and/or remedial action required or demanded by the state of any condition or circumstance that (i) may pose an imminent or substantial endangerment to the human health or welfare or the environment, (ii) may result in a release or threatened release of any hazardous material or hazardous substance, or (iii) may give rise to any environmental claim or demand (each condition or circumstance, an “Environmental Condition”) may give rise to a lien on the property to ensure the reimbursement of investigative and/or remedial costs incurred by the federal or state government. In several states, the lien has priority over the lien of an existing mortgage against the property. In any case, the value of a Mortgaged Property as collateral for a mortgage loan could be adversely affected by the existence of an Environmental Condition.

It is unclear as to whether and under what circumstances cleanup costs, or the obligation to take remedial actions, can be imposed on a secured lender such as the Trust Fund with respect to each series. Under the laws of some states and under the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (“CERCLA”), a secured lender such as the Trust Fund may be liable as an “owner or operator” for costs of addressing releases or threatened releases of hazardous substances on a mortgaged property if such lender or its agents or employees have participated in the management of the operations of the borrower, even though the environmental damage or threat was caused by a prior owner or other third party. Excluded from CERCLA’s definition of “owner or operator,” however, is a person “who without participating in the management of a . . . facility, holds indicia of ownership primarily to protect his security interest” (the “secured-creditor exemption”).  This exemption for holders of a security interest such as a secured lender applies only when the lender seeks to protect its security interest in the contaminated facility or property.  Thus, if a lender’s activities begin to encroach on the actual management of such facility or property, the lender faces potential liability as an “owner or operator” under CERCLA.  Similarly, when a lender forecloses and takes title to a contaminated facility or property (whether it holds the facility or property as an investment or leases it to a third party), under some circumstances the lender may incur potential CERCLA liability.

Notwithstanding the secured creditor exemption, a lender may be held liable under CERCLA as an owner or operator, if the lender or its employees or agents participate in management of the property. The Asset Conservation, Lender Liability, and Deposit Insurance Protection Act of 1996 (the “Lender Liability Act”) defines the term “participating in management” to impose liability on a secured lender who exercises actual control over operational aspects of the facility; however, the terms and conditions of the Lender Liability Act have not been fully clarified by the courts. A number of environmentally related activities before the loan is made and during its pendency, as well as “workout” steps to protect a security interest, are identified as permissible to protect a security interest without triggering liability. The Lender Liability Act also identifies the circumstances in which foreclosure and post-foreclosure activities will not trigger CERCLA liability.

Amendments to CERCLA help clarify the actions that may be undertaken by a lender holding security in a contaminated facility without exceeding the bounds of the secured-creditor exemption.  In addition, under the amendments, a lender continues to be protected from CERCLA liability as an “owner or operator” after foreclosure as long as it seeks to divest itself of the facility at the earliest practicable commercially reasonable time on commercially reasonable terms, taking into account market conditions and legal and regulatory requirements.  However, the protections afforded lenders under the amendments are subject to terms and conditions that have not been clarified by the courts.  Moreover, the CERCLA secured-creditor exemption does not necessarily affect the potential for liability in actions under other federal or state laws which may impose liability on “owners or operators” but do not incorporate the secured-creditor exemption.

The Lender Liability Act also amends the federal Solid Waste Disposal Act to limit the liability of lenders holding a security interest for costs of cleaning up contamination for underground storage tanks. However, the Lender Liability Act has no effect on other federal or state environmental laws similar to CERCLA that may impose liability on lenders and other persons, and not all of those laws provide for a secured creditor exemption. Liability under many of these laws may exist even if the lender did not cause or contribute to the contamination and regardless of whether the lender has actually taken possession of the property through foreclosure, deed in lieu of foreclosure, or otherwise. Moreover, the liability is not limited to the original or unamortized principal balance of a loan or to the value of a property securing a loan.

At the time the mortgage loans were originated, it is possible that no environmental assessment or a very limited environmental assessment of the Mortgaged Properties was conducted.

The related Agreement will provide that the Master Servicer or the Special Servicer, if any, acting on behalf of the Trust Fund, may not acquire title to, or possession of, a Mortgaged Property underlying a mortgage loan, take over its operation or take any other action that might subject a given Trust Fund to liability under CERCLA or comparable laws unless the Master Servicer or Special Servicer, if any, has previously determined, based upon a Phase I environmental site assessment (as described below) or other specified environmental assessment prepared by a person who regularly conducts the environmental assessments, that the Mortgaged Property is in compliance with applicable environmental laws and that there are no circumstances relating to use, management or disposal of any hazardous materials for which investigation, monitoring, containment, clean-up or remediation could be required under applicable environmental laws, or that it would be in the best economic interest of a given Trust Fund to take any actions as are necessary to bring the Mortgaged Property into compliance with those laws or as may be required under the laws. A Phase I environmental site assessment generally involves identification of recognized environmental conditions (as defined in Guideline E1527-00 of the American Society for Testing and Materials Guidelines) and/or historic recognized environmental conditions (as defined in Guideline E1527-00 of the American Society for Testing and Materials Guidelines) based on records review, site reconnaissance and interviews, but does not involve a more intrusive investigation such as sampling or testing of materials.  This requirement effectively precludes enforcement of the security for the related mortgage loan until a satisfactory environmental assessment is obtained or any required remedial action is taken, reducing the likelihood that a given Trust Fund will become liable for any Environmental Condition affecting a Mortgaged Property, but making it more difficult to realize on the security for the mortgage loan. However, we cannot assure you that any environmental assessment obtained by the Master Servicer or the Special Servicer, if any, will detect all possible Environmental Conditions or that the other requirements of the Agreement, even if fully observed by the Master Servicer and the Special Servicer, if any, will in fact insulate a given Trust Fund from liability for Environmental Conditions.

If a lender is or becomes liable for clean-up costs, it may bring an action for contribution against the current owners or operators, the owners or operators at the time of on-site disposal activity or certain other parties who may have contributed to or exacerbated the environmental hazard, but those persons or entities may be bankrupt or otherwise judgment proof. Furthermore, such action against the borrower may be adversely affected by the limitations on recourse in the related loan documents. Similarly, in some states anti-deficiency legislation and other statutes requiring the lender to exhaust its security before bringing a personal action against the borrower-trustor (see “—Anti-Deficiency Legislation” below) may curtail the lender’s ability to recover from its borrower the environmental clean-up and other related costs and liabilities incurred by the lender. Shortfalls occurring as the result of imposition of any clean-up costs will be addressed in the prospectus supplement and Agreement for the related series.

Rights of Redemption

In some states, after a foreclosure sale pursuant to a deed of trust or a mortgage, the borrower and certain foreclosed junior lienors are given a statutory period in which to redeem the property from the foreclosure sale. In some states, redemption may occur only upon payment of the entire principal balance of the loan, accrued interest and expenses of foreclosure. In other states, redemption may be authorized if the former borrower pays only a portion of the sums due. The effect of a statutory right of redemption is to diminish the ability of the lender to sell the foreclosed property. The right of redemption would defeat the title of any purchaser at a foreclosure sale or any purchaser from the lender subsequent to a foreclosure sale or sale under a deed of trust. Certain states permit a lender to avoid a post-sale redemption by waiving its right to a deficiency judgment. Consequently, the practical effect of the post-foreclosure redemption right is often to force the lender to retain the property and pay the expenses of ownership until the redemption period has run. Whether the lender has any rights to recover these expenses from a borrower who redeems the property depends on the applicable state statute. The related prospectus supplement will contain a description of any statutes that prohibit recovery of these expenses from a borrower in states where a substantial number of the Mortgaged Properties for a particular series are located. In some states, there is no right to redeem property after a trustee’s sale under a deed of trust.

Junior Mortgages; Rights of Senior Mortgagees

The mortgage loans for a series may include mortgage loans secured by mortgages or deeds of trust some of which are junior to other mortgages or deeds of trust, some of which may be held by other lenders or institutional investors. The rights of the Trust Fund (and therefore the Certificateholders), as mortgagee under a junior mortgage or beneficiary under a junior deed of trust, are subordinate to those of the mortgagee under the senior mortgage or beneficiary under the senior deed of trust, including the prior rights of the senior mortgagee to receive hazard insurance and condemnation proceeds and to cause the property securing the mortgage loan to be sold upon default of the borrower or trustor, and as a result, extinguishing the junior mortgagee’s or junior beneficiary’s lien unless the junior mortgagee or junior beneficiary asserts its subordinate interest in the property in foreclosure litigation and, possibly, satisfies the defaulted senior mortgage or deed of trust. As discussed more fully below, a junior mortgagee or junior beneficiary may satisfy a defaulted senior loan in full and, in some states, may cure the default and loan. In most states, no notice of default is required to be given to a junior mortgagee or junior beneficiary, and junior mortgagees or junior beneficiaries are seldom given notice of defaults on senior mortgages. However, in order for a foreclosure action in some states to be effective against a junior mortgagee or junior beneficiary, the junior mortgagee or junior beneficiary must be named in any foreclosure action, thus giving notice to junior lienors of the pendency of the foreclosure action on the senior mortgage.

Anti-Deficiency Legislation

Some of the mortgage loans for a series will be nonrecourse loans as to which, in the event of default by a borrower, recourse may be had only against the specific property which secures the related mortgage loan and not against the borrower’s other assets. Even if recourse is available pursuant to the terms of the mortgage loan against the borrower’s assets in addition to the Mortgaged Property, certain states have imposed statutory prohibitions which impose prohibitions against or limitations on the recourse. For example, some state statutes limit the right of the beneficiary or mortgagee to obtain a deficiency judgment against the borrower following foreclosure or sale under a deed of trust. A deficiency judgment is a personal judgment against the former borrower equal in most cases to the difference between the net amount realized upon the public sale of the real property and the amount due to the lender. Other statutes require the beneficiary or mortgagee to exhaust the security afforded under a deed of trust or mortgage by foreclosure in an attempt to satisfy the full debt before bringing a personal action against the borrower. In certain states, the lender has the option of bringing a personal action against the borrower on the debt without first exhausting the security; however, in some of these states, the lender, following judgment on the personal action, may be deemed to have elected a remedy and absent judicial permission, may be precluded from exercising remedies with respect to the security. Consequently, the practical effect of the election requirement, when applicable, is that lenders will usually proceed first against the security rather than bringing a personal action against the borrower. Other statutory provisions limit any deficiency judgment against the former borrower following a judicial sale to the excess of the outstanding debt over the fair market value of the property at the time of the public sale. The purpose of these statutes is generally to prevent a beneficiary or a mortgagee from obtaining a large deficiency judgment against the former borrower as a result of low bids or the absence of bids at the judicial sale.  Also, the enforcement of remedial actions in one state may adversely affect the enforcement of remedial actions in other states.

Statutory Liabilities

The Internal Revenue Code of 1986, as amended, provides priority to certain tax liens over the lien of mortgages. In addition, substantive requirements are imposed upon mortgage lenders in connection with the origination and the servicing of mortgage loans by numerous federal and some state consumer protection laws. These federal laws impose specific statutory liabilities upon lenders who originate mortgage loans and who fail to comply with the provisions of the law. In some cases, this liability may affect assignees of the mortgage loans.

Enforceability of Certain Provisions

Prepayment Provisions

Courts generally enforce claims requiring prepayment fees unless enforcement would, under the circumstances, be unconscionable. However, the laws of certain states may render prepayment fees unenforceable after a mortgage loan has been outstanding for a certain number of years, or may limit the amount of any prepayment fee to a specified percentage of the original principal amount of the mortgage loan, to a specified percentage of the outstanding principal balance of a mortgage loan, or to a fixed number of months’ interest on the prepaid amount. In certain states, prepayment fees payable on default or other involuntary acceleration of a mortgage loan may not be enforceable against the mortgagor. Some state statutory provisions may also treat certain prepayment fees as usurious if in excess of statutory limits. See “—Applicability of Usury Laws” below. Some of the mortgage loans for a series may not require the payment of specified fees as a condition to prepayment or these requirements have expired, and to the extent some mortgage loans do require these fees, these fees may not necessarily deter borrowers from prepaying their mortgage loans.

Due-on-Sale Provisions

Certain of the mortgage loans may contain “due-on-sale” and “due-on-encumbrance” clauses that purport to permit the lender to accelerate the maturity of the loan if the borrower transfers or encumbers the related Mortgaged Property. The ability of lenders and their assignees and transferees to enforce due-on-sale clauses was addressed by Congress when it enacted the Garn-St Germain Depository Institutions Act of 1982 (the “Garn-St Germain Act”).  The legislation, subject to certain exceptions, provides for federal preemption of all state restrictions on the enforceability of due-on-sale clauses.  Although the Garn-St Germain Act provides that due-on-sale clauses are enforceable, the Garn-St Germain Act states that a mortgagee is “encouraged” to permit an assumption of a loan at the existing mortgage rate of interest or at some other rate less than the average of the mortgage rates and the market rate. Therefore, subject to those limitations, a master servicer may have the right to accelerate the maturity of a mortgage loan that contains a “due-on-sale” provision upon transfer of an interest in the property, whether or not the master servicer can demonstrate that the transfer threatens its security interest in the property.

The Agreement for each series will provide that if any mortgage loan contains a provision in the nature of a “due-on-sale” clause, which by its terms provides that: (i) the mortgage loan shall (or may at the mortgagee’s option) become due and payable upon the sale or other transfer of an interest in the related Mortgaged Property; or (ii) the mortgage loan may not be assumed without the consent of the related mortgagee in connection with any sale or other transfer, then, for so long as the mortgage loan is included in the Trust Fund, the Master Servicer, on behalf of the Trustee, shall take actions as it deems to be in the best interest of the Certificateholders in accordance with the servicing standard set forth in the Agreement, and may waive or enforce any due-on-sale clause contained in the related mortgage loan.

In addition, under federal bankruptcy law, due-on-sale clauses may not be enforceable in bankruptcy proceedings and may, under certain circumstances, be eliminated in any modified mortgage resulting from the bankruptcy proceeding.

Acceleration on Default

Some of the mortgage loans for a series will include a “debt acceleration” clause, which permits the lender to accelerate the full debt upon a monetary or nonmonetary default of the borrower. State courts generally will enforce clauses providing for acceleration in the event of a material payment default after giving effect to any appropriate notices. The equity courts of any state, however, may refuse to foreclose a mortgage or deed of trust when an acceleration of the indebtedness would be inequitable or unjust or the circumstances would render the acceleration unconscionable. Furthermore, in some states, the borrower may avoid foreclosure and reinstate an accelerated loan by paying only the defaulted amounts and the costs and attorneys’ fees incurred by the lender in collecting the defaulted payments.

Forms of notes, mortgages and deeds of trust used by lenders may contain provisions obligating the borrower to pay a late charge if payments are not timely made. In certain states, there are or may be specific limitations upon the late charges which a lender may collect from a borrower for delinquent payments.

Upon foreclosure, courts have applied general equitable principles. These equitable principles are generally designed to relieve the borrower from the legal effect of its defaults under the loan documents. Examples of judicial remedies that have been fashioned include judicial requirements that the lender undertake affirmative and expensive actions to determine the causes of the borrower’s default and the likelihood that the borrower will be able to reinstate the loan. In some cases, courts have substituted their judgment for the lender’s judgment and have required that lenders reinstate loans or recast payment schedules in order to accommodate borrowers who are suffering from temporary financial disability. In other cases, courts have limited the right of the lender to foreclose if the default under the mortgage instrument is not monetary, such as the borrower’s failing to maintain adequately the property or the borrower’s executing a second mortgage or deed of trust affecting the property. Finally, some courts have been faced with the issue of whether or not federal or state constitutional provisions reflecting due process concerns for adequate notice require that borrowers under deeds of trust or mortgages receive notices in addition to the statutorily-prescribed minimum. For the most part, these cases have upheld the notice provisions as being reasonable or have found that the sale by a trustee under a deed of trust, or by a mortgagee under a mortgage having a power of sale, does not involve sufficient state action to afford constitutional protections to the borrower.

Servicemembers Civil Relief Act

Generally, under the terms of the Servicemembers Civil Relief Act (the “Relief Act“), a borrower who enters military service after the origination of the borrower’s mortgage loan, including a borrower who was in reserve status and is called to active duty after origination of the mortgage loan, upon notification by the borrower, shall not be charged interest, including fees and charges, in excess of 6% per annum during the period of the borrower’s active duty status.  In addition to adjusting the interest, the lender must forgive any interest in excess of 6%, unless a court or administrative agency orders otherwise upon application of the lender. In addition, the Relief Act provides broad discretion for a court to modify a mortgage loan upon application by the borrower.  The Relief Act applies to borrowers who are members of the Army, Navy, Air Force, Marines, National Guard, Reserves, Coast Guard, and officers of the U.S. Public Health Service or the National Oceanic and Atmospheric Administration assigned to duty with the military. The California Military and Veterans Code provides protection equivalent to that provided by the Relief Act to California national guard members called up to active service by the Governor, California national guard members called up to active service by the President and reservists called to active duty. Because the Relief Act and the California Military Code apply to borrowers who enter military service, no information can be provided as to the number of mortgage loans that may be affected by the Relief Act or the California Military Code. Application of the Relief Act or the California Military Code would adversely affect, for an indeterminate period of time, the ability of the master servicer to collect full amounts of interest on certain of the mortgage loans.

Any shortfalls in interest collections resulting from the application of the Relief Act or the California Military Code would result in a reduction of the amounts distributable to the holders of the related series of securities, and the prospectus supplement may specify that the shortfalls would not be covered by advances or, any form of credit support provided in connection with the securities. In addition, the Relief Act and the California Military Code impose limitations that impair the ability of the master servicer to foreclose on an affected mortgage loan during the borrower’s period of active duty status, and, under certain circumstances, during an additional three month period after that period. Thus, if a mortgage loan goes into default, there may be delays and losses occasioned as a result.

Anti-Money Laundering, Economic Sanctions and Bribery

Many jurisdictions have adopted wide-ranging anti-money laundering, economic and trade sanctions, and anti-corruption and anti-bribery laws, and regulations (collectively, the “Requirements”).  Any of the Depositor, the trust fund, the initial purchasers, the master servicer, the special servicer, the trustee or the certificate administrator could be requested or required to obtain certain assurances from prospective investors intending to purchase offered certificates and to retain such information or to disclose information pertaining to them to governmental, regulatory or other authorities or to financial intermediaries or engage in due diligence or take other related actions in the future.  It is the policy of the Depositor, the trust fund, the initial purchasers, the master servicer, the special servicer, the trustee and the certificate administrator to comply with Requirements to which they are or may become subject and to interpret such Requirements broadly in favor of disclosure.  Failure to honor any request by the Depositor, the trust fund, the initial purchasers, the master servicer, the special servicer, the trustee or the certificate administrator to provide requested information or take such other actions as may be necessary or advisable for the Depositor, the trust fund, the initial purchasers, the master servicer, the special servicer, the trustee or the certificate administrator to comply with any Requirements, related legal process or appropriate requests (whether formal or informal) may result in, among other things, a forced sale to another investor of such investor’s offered certificates.  In addition, each of the Depositor, the trust fund, the initial purchasers, the master servicer, the special servicer, the trustee and the certificate administrator intends to comply with the U.S. Bank Secrecy Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (also known as the “Patriot Act”) and any other anti-money laundering and anti-terrorism, economic and trade sanctions, and anti-corruption or anti-bribery laws, and regulations of the United States and other countries, and will disclose any information required or requested by authorities in connection therewith.

Potential Forfeiture of Assets

Federal law provides that assets (including property purchased or improved with assets) derived from criminal activity or otherwise tainted, or used in the commission of certain offenses, is subject to the blocking requirements of economic sanctions laws and regulations, and can be blocked and/or seized and ordered forfeited to the United States of America. The offenses that can trigger such a blocking and/or seizure and forfeiture include, among others, violations of the Racketeer Influenced and Corrupt Organizations Act, the Bank Secrecy Act, the anti-money laundering, anti-terrorism, economic sanctions, and anti-bribery laws and regulations, including the Patriot Act and the regulations issued pursuant to that Act, as well as the narcotic drug laws. In many instances, the United States may seize the property even before a conviction occurs.

In the event of a forfeiture proceeding, a lender may be able to establish its interest in the property by proving that (a) its mortgage was executed and recorded before the commission of the illegal conduct from which the assets used to purchase or improve the property were derived or before the commission of any other crime upon which the forfeiture is based, or (b) the lender, at the time of the execution of the mortgage, “did not know or was reasonably without cause to believe that the property was subject to forfeiture.” However, we cannot assure you that such a defense will be successful.

Applicability of Usury Laws

State and federal usury laws limit the interest that lenders are entitled to receive on a mortgage loan. In determining whether a given transaction is usurious, courts may include charges in the form of “points” and “fees” as “interest,” but may exclude payments in the form of “reimbursement of foreclosure expenses” or other charges found to be distinct from “interest.” If, however, the amount charged for the use of the money loaned is found to exceed a statutorily established maximum rate, the loan is generally found usurious regardless of the form employed or the degree of overcharge. Title V of the Depository Institutions Deregulation and Monetary Control Act of 1980, enacted in March 1980 (“Title V”), provides that state usury limitations shall not apply to certain types of residential (including multifamily but not other commercial) first mortgage loans originated by certain lenders after March 31, 1980. A similar federal statute was in effect with respect to mortgage loans made during the first three months of 1980. The statute authorized any state to reimpose interest rate limits by adopting, before April 1, 1983, a law or constitutional provision that expressly rejects application of the federal law. In addition, even where Title V is not so rejected, any state is authorized by the law to adopt a provision limiting discount points or other charges on mortgage loans covered by Title V. Certain states have taken action to reimpose interest rate limits and/or to limit discount points or other charges.

In any state in which application of Title V has been expressly rejected or a provision limiting discount points or other charges is adopted, no mortgage loan originated after the date of the state action will be eligible for inclusion as part of the Trust Fund unless (i) the mortgage loan provides for the interest rate, discount points and charges as are permitted in the state or (ii) the mortgage loan provides that its terms shall be construed in accordance with the laws of another state under which the interest rate, discount points and charges would not be usurious and the mortgagor’s counsel has rendered an opinion that the choice of law provision would be given effect.

Statutes differ in their provisions as to the consequences of a usurious loan. One group of statutes requires the lender to forfeit the interest due above the applicable limit or imposes a specified penalty. Under this statutory scheme, the borrower may cancel the recorded mortgage or deed of trust upon paying its debt with lawful interest, and the lender may foreclose, but only for the debt plus lawful interest. A second group of statutes is more severe. A violation of this type of usury law results in the invalidation of the transaction, permitting the borrower to cancel the recorded mortgage or deed of trust without any payment or prohibiting the lender from foreclosing.

Alternative Mortgage Instruments

Alternative mortgage instruments, including adjustable rate mortgage loans, originated by non-federally chartered lenders have historically been subjected to a variety of restrictions. The restrictions differed from state to state, resulting in difficulties in determining whether a particular alternative mortgage instrument originated by a state-chartered lender was in compliance with applicable law. These difficulties were alleviated substantially as a result of the enactment of Title VIII of the Garn-St Germain Act (“Title VIII”). Title VIII provides that, notwithstanding any state law to the contrary, state-chartered banks may originate alternative mortgage instruments in accordance with regulations promulgated by the Comptroller of the Currency with respect to origination of alternative mortgage instruments by national banks, state-chartered credit unions may originate alternative mortgage instruments in accordance with regulations promulgated by the National Credit Union Administration with respect to origination of alternative mortgage instruments by federal credit unions, and all other non-federally chartered housing creditors, including state-chartered savings and loan associations, state-chartered savings banks and mortgage banking companies, may originate alternative mortgage instruments in accordance with the regulations promulgated by the Federal Home Loan Bank Board (now the Office of Thrift Supervision) with respect to origination of alternative mortgage instruments by federal savings and loan associations. Title VIII provides that any state may reject applicability of the provision of Title VIII by adopting, prior to October 15, 1985, a law or constitutional provision expressly rejecting the applicability of the provisions. Certain states have taken the action.

Leases and Rents

Some of the mortgage loans for a series may be secured by an assignment of leases and rents, either through a separate document of assignment or as incorporated in the related mortgage. Under the assignments, the borrower under the mortgage loan typically assigns its right, title and interest as landlord under each lease and the income derived from the lease to the lender, while retaining a license to collect the rents for so long as there is no default under the mortgage loan. In the event the borrower defaults, the license terminates and the lender may be entitled to collect rents. The manner of perfecting the lender’s interest in rents may depend on whether the borrower’s assignment was absolute or one granted as security for the loan. Failure to properly perfect the lender’s interest in rents may result in the loss of a substantial pool of funds which could otherwise serve as a source of repayment for the loan. Some state laws may require that to perfect its interest in rents, the lender must take possession of the property and/or obtain judicial appointment of a receiver before becoming entitled to collect the rents. Lenders that actually take possession of the property, however, may incur potentially substantial risks attendant to being a mortgagee in possession. The risks include liability for environmental clean-up costs and other risks inherent to property ownership. In addition, if bankruptcy or similar proceedings are commenced by or in respect of the borrower, the lender’s ability to collect the rents may be adversely affected. In the event of borrower default, the amount of rent the lender is able to collect from the tenants can significantly affect the value of the lender’s security interest.

Secondary Financing; Due-on-Encumbrance Provisions

Some of the mortgage loans for a series may not restrict secondary financing, permitting the borrower to use the Mortgaged Property as security for one or more additional loans. Some of the mortgage loans may preclude secondary financing (often by permitting the first lender to accelerate the maturity of its loan if the borrower further encumbers the Mortgaged Property) or may require the consent of the senior lender to any junior or substitute financing; however, the provisions may be unenforceable in certain jurisdictions under certain circumstances. The Agreement for each series will provide that if any mortgage loan contains a provision in the nature of a “due-on-encumbrance” clause, which by its terms: (i) provides that the mortgage loan shall (or may at the mortgagee’s option) become due and payable upon the creation of any lien or other encumbrance on the related Mortgaged Property; or (ii) requires the consent of the related mortgagee to the creation of any lien or other encumbrance on the related Mortgaged Property, then for so long as the mortgage loan is included in a given Trust Fund, the Master Servicer or, if the mortgage loan is a Specially Serviced Mortgage Loan, the Special Servicer (or the other party as indicated in the Agreement), on behalf of the Trust Fund, shall exercise (or decline to exercise) any right it may have as the mortgagee of record with respect to the mortgage loan (x) to accelerate the payments on the mortgage loan, or (y) to withhold its consent to the creation of any lien or other encumbrance, in a manner consistent with the servicing standard set forth in the Agreement.

Where the borrower encumbers the Mortgaged Property with one or more junior liens, the senior lender is subjected to additional risk. First, the borrower may have difficulty servicing and repaying multiple loans. Second, acts of the senior lender which prejudice the junior lender or impair the junior lender’s security may create a superior equity in favor of the junior lender. For example, if the borrower and the senior lender agree to an increase in the principal amount of or the interest rate payable on the senior loan, the senior lender may lose its priority to the extent an existing junior lender is prejudiced or the borrower is additionally burdened. Third, if the borrower defaults on the senior loan and/or any junior loan or loans, the existence of junior loans and actions taken by junior lenders can impair the security available to the senior lender and can interfere with, delay and in certain circumstances even prevent the taking of action by the senior lender. Fourth, the bankruptcy of a junior lender may operate to stay foreclosure or similar proceedings by the senior lender.

Certain Laws and Regulations

The Mortgaged Properties will be subject to compliance with various federal, state and local statutes and regulations. Failure to comply (together with an inability to remedy any failure) could result in material diminution in the value of a Mortgaged Property which could, together with the possibility of limited alternative uses for a particular Mortgaged Property (e.g., a nursing or convalescent home or hospital), result in a failure to realize the full principal amount of the related mortgage loan.

Type of Mortgaged Property

The lender may be subject to additional risk depending upon the type and use of the Mortgaged Property in question. For instance, Mortgaged Properties which are hospitals, nursing homes or convalescent homes may present special risks to lenders in large part due to significant governmental regulation of the operation, maintenance, control and financing of health care institutions. Mortgages on Mortgaged Properties which are owned by the borrower under a condominium form of ownership are subject to the declaration, by-laws and other rules and regulations of the condominium association. Mortgaged Properties which are hotels or motels may present additional risk to the lender in that: (i) hotels and motels are typically operated pursuant to franchise, management and operating agreements which may be terminable by the franchisor, manager or operator; and (ii) the transferability of the hotel’s operating, liquor and other licenses to the entity acquiring the hotel either through purchase or foreclosure is subject to the vagaries of local law requirements. In addition, Mortgaged Properties which are multifamily residential properties or cooperatively owned multifamily properties may be subject to rent control laws, which could impact the future cash flows of the properties.

Americans With Disabilities Act

Under Title III of the Americans with Disabilities Act of 1990 and rules promulgated under the Act (collectively, the “ADA”), in order to protect individuals with disabilities, public accommodations (such as hotels, restaurants, shopping centers, hospitals, schools and social service center establishments) must remove architectural and communication barriers which are structural in nature from existing places of public accommodation to the extent “readily achievable.” In addition, under the ADA, alterations to a place of public accommodation or a commercial facility are to be made so that, to the maximum extent feasible, the altered portions are readily accessible to and usable by disabled individuals. The “readily achievable” standard takes into account, among other factors, the financial resources of the affected site, owner, landlord or other applicable person. In addition to imposing a possible financial burden on the borrower in its capacity as owner or landlord, the ADA may also impose the requirements on a foreclosing lender who succeeds to the interest of the borrower as owner or landlord. Furthermore, since the “readily achievable” standard may vary depending on the financial condition of the owner or landlord, a foreclosing lender who is financially more capable than the borrower of complying with the requirements of the ADA may be subject to more stringent requirements than those to which the borrower is subject.

Terrorism Insurance Program

The Terrorism Risk Insurance Act of 2002 established the Terrorism Insurance Program.  On December 26, 2007, the Terrorism Insurance Program was extended by the Terrorism Risk Insurance Program Reauthorization Act of 2007 through December 31, 2014 (“TRIPRA“).

The Terrorism Insurance Program is administered by the Secretary of the Treasury and through December 31, 2014 will provide some financial assistance from the United States Government to insurers in the event of another terrorist attack that results in an insurance claim.  The program applies to United States risks only and to acts that are committed by an individual or individuals as an effort to influence or coerce United States civilians or the United States Government.  TRIPRA requires an investigation by the Comptroller General to study the availability and affordability of insurance coverage for nuclear, biological, chemical and radiological attacks.

In addition, no compensation will be paid under the Terrorism Insurance Program unless the aggregate industry losses relating to such act of terror exceed $100 million.  As a result, unless the borrowers obtain separate coverage for events that do not meet these thresholds (which coverage may not be required by the related loan documents and may not otherwise be obtainable), such events would not be covered.

The U.S. Department of Treasury (the “Treasury“) has established procedures for the Terrorism Insurance Program under which the federal share of compensation will be equal to 85% of the portion of insured losses that exceeds an applicable insurer deductible required to be paid during each program year (which insurer deductible was fixed by TRIPRA at 20% of an insurer’s direct earned premium for any program year).  The federal share in the aggregate in any program year may not exceed $100 billion (and the insurers will be liable for any amount that exceeds this cap).  An insurer that has paid its deductible is not liable for the payment of any portion of total annual United States wide losses that exceed $100 billion, regardless of the terms of the individual insurance contracts.

Through December 2014, insurance carriers are required under the program to provide terrorism coverage in their basic policies providing “special” form coverage.  Any commercial property and casualty terrorism insurance exclusion that was in force on November 26, 2002 is automatically voided to the extent that it excludes losses that would otherwise be insured losses.  Any state approval of such types of exclusions in force on November 26, 2002 is also voided.

Cooperative Loans

If specified in the accompanying prospectus supplement, the mortgage loans may consist of loans secured by “blanket mortgages” on the property owned by cooperative housing corporations.  If specified in the accompanying prospectus supplement, the mortgage loans may consist of cooperative loans secured by security interests in shares issued by private cooperative housing corporations and in the related proprietary leases or occupancy agreements granting exclusive rights to occupy specific dwelling units in the cooperatives’ buildings.  The security agreement will create a lien upon, or grant a title interest in, the property which it covers, the priority of which will depend on the terms of the particular security agreement as well as the order of recordation of the agreement in the appropriate recording office.  Such a lien or title interest is not prior to the lien for real estate taxes and assessments and other charges imposed under governmental police powers.

A cooperative generally owns in fee or has a leasehold interest in land and owns in fee or leases the building or buildings thereon and all separate dwelling units in the buildings.  The cooperative is owned by tenant-stockholders who, through ownership of stock or shares in the corporation, receive proprietary leases or occupancy agreements which confer exclusive rights to occupy specific units.  Generally, a tenant-stockholder of a cooperative must make a monthly payment to the cooperative representing such tenant-stockholder’s pro rata share of the cooperative’s payments for its blanket mortgage, real property taxes, maintenance expenses and other capital or ordinary expenses.  The cooperative is directly responsible for property management and, in most cases, payment of real estate taxes, other governmental impositions and hazard and liability insurance.  If there is a blanket mortgage or mortgages on the cooperative apartment building or underlying land, as is generally the case, or an underlying lease of the land, as is the case in some instances, the cooperative, as property mortgagor, or lessee, as the case may be, is also responsible for meeting these mortgage or rental obligations.  A blanket mortgage is ordinarily incurred by the cooperative in connection with either the construction or purchase of the cooperative’s apartment building or obtaining of capital by the cooperative.  The interest of the occupant under proprietary leases or occupancy agreements as to which that cooperative is the landlord are generally subordinate to the interest of the holder of a blanket mortgage and to the interest of the holder of a land lease.  If the cooperative is unable to meet the payment obligations (i) arising under a blanket mortgage, the mortgagee holding a blanket mortgage could foreclose on that mortgage and terminate all subordinate proprietary leases and occupancy agreements, or (ii) arising under its land lease, the holder of the landlord’s interest under the land lease could terminate it and all subordinate proprietary leases and occupancy agreements.  Also, a blanket mortgage on a cooperative may provide financing in the form of a mortgage that does not fully amortize, with a significant portion of principal being due in one final payment at maturity.  The inability of the cooperative to refinance a mortgage and its consequent inability to make such final payment could lead to foreclosure by the mortgagee and termination of all proprietary leases and occupancy agreements.  Similarly, a land lease has an expiration date and the inability of the cooperative to extend its term, or, in the alternative, to purchase the land, could lead to termination of the cooperatives’ interest in the property and termination of all proprietary leases and occupancy agreements.  Upon foreclosure of a blanket mortgage on a cooperative, the lender would normally be required to take the mortgaged property subject to state and local regulations that afford tenants who are not shareholders various rent control and other protections.  A foreclosure by the holder of a blanket mortgage or the termination of the underlying lease could eliminate or significantly diminish the value of any collateral held by a party who financed the purchase of cooperative shares by an individual tenant stockholder.

An ownership interest in a cooperative and accompanying occupancy rights are financed through a cooperative share loan evidenced by a promissory note and secured by an assignment of and a security interest in the occupancy agreement or proprietary lease and a security interest in the related cooperative shares.  The lender generally takes possession of the share certificate and a counterpart of the proprietary lease or occupancy agreement and financing statements covering the proprietary lease or occupancy agreement and the cooperative shares are filed in the appropriate state and local offices to perfect the lender’s interest in its collateral.  Subject to the limitations discussed below, upon default of the tenant-stockholder, the lender may sue for judgment on the promissory note, dispose of the collateral at a public or private sale or otherwise proceed against the collateral or tenant-stockholder as an individual as provided in the security agreement covering the assignment of the proprietary lease or occupancy agreement and the pledge of cooperative shares.  See “—Foreclosure—Cooperative Loans” in this prospectus.

FEDERAL INCOME TAX CONSEQUENCES

General

The following represents the opinion of Cadwalader, Wickersham & Taft LLP, special counsel to the Depositor, as to the matters discussed in this section. The following is a discussion of the anticipated material federal income tax consequences of the purchase, ownership and disposition of certificates. The discussion below does not purport to address all federal income tax consequences that may be applicable to particular categories of investors, (such as banks, insurance companies, securities dealers, foreign persons, investors whose functional currency is not the U.S. dollar, and investors that hold the offered certificates as part of a “straddle” or “conversion transaction”), some of which may be subject to special rules. Further, the authorities on which this discussion is based, and the opinions referred to below, are subject to change or differing interpretations, and any such change or interpretation could apply retroactively. This discussion reflects the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), as well as regulations (the “REMIC Regulations”) promulgated by the Treasury. Investors should consult their own tax advisors in determining the federal, state, local and other tax consequences to them of the purchase, ownership and disposition of certificates.

For purposes of this discussion, where the applicable prospectus supplement provides for a retention of a portion of the interest payments on the mortgage loans underlying a series of certificates, references to the Mortgage will be deemed to refer to that portion of the mortgage loans held by the Trust Fund which does not include the retained interest payments. References to a “holder” or “Certificateholder” in this discussion generally mean the beneficial owner of a certificate.

This discussion addresses the federal income tax consequences of the treatment of the Trust Fund as a REMIC under “—Federal Income Tax Consequences for REMIC Certificates” and as a grantor trust under “—Federal Income Tax Consequences for Certificates as to Which No REMIC Election Is Made.”

Federal Income Tax Consequences for REMIC Certificates

General

With respect to a particular series of certificates, an election may be made to treat the Trust Fund or one or more segregated pools of assets in the Trust Fund as one or more REMICs within the meaning of Code Section 860D. A Trust Fund or a portion of a Trust Fund as to which a REMIC election will be made will be referred to as a “REMIC Pool.” For purposes of this discussion, certificates issued by a REMIC Pool are referred to as “REMIC Certificates” and will consist of one or more classes of “Regular Certificates” and one class of “Residual Certificates” in the case of each REMIC Pool. Qualification as a REMIC requires ongoing compliance with certain conditions. On the Closing Date, Cadwalader, Wickersham & Taft LLP will render its opinion that, assuming (i) the making of appropriate and timely elections, (ii) compliance with all provisions of the applicable Agreement and (iii) compliance with any changes in the law, including any amendments to the Code or applicable Treasury regulations, for federal income tax purposes, (a) each REMIC Pool will qualify as a REMIC, (b) the Regular Certificates will be considered to be “regular interests” in the REMIC Pool and generally will be treated for federal income tax purposes as if they were newly originated debt instruments, and (c) the Residual Certificates will be considered to be “residual interests” in the REMIC Pool.  The prospectus supplement for each series of certificates will indicate whether one or more REMIC elections with respect to the related Trust Fund will be made, in which event references to “REMIC” or “REMIC Pool” in this prospectus shall be deemed to refer to each REMIC Pool. If so specified in the applicable prospectus supplement, the portion of a Trust Fund as to which a REMIC election is not made may be treated as a grantor trust for federal income tax purposes. See “—Federal Income Tax Consequences for Certificates as to Which No REMIC Election Is Made” below. For purposes of this discussion, unless otherwise specified, the term “mortgage loans” will be used to refer to mortgage loans.

Status of REMIC Certificates

REMIC Certificates held by a domestic building and loan association will constitute “a regular or residual interest in a REMIC” within the meaning of Code Section 7701(a)(19)(C)(xi) but only in the same proportion that the assets of the REMIC Pool would be treated as “loans . . . secured by an interest in real property which is . . . residential real property” or “loans secured by an interest in . . . health . . . institutions or facilities, including structures designed or used previously for residential purposes for . . . persons under care” (such as single family or multifamily properties or health-care properties, but not other commercial properties) within the meaning of Code Section 7701(a)(19)(C), and otherwise will not qualify for this treatment. REMIC Certificates held by a real estate investment trust will constitute “real estate assets” within the meaning of Code Section 856(c)(5)(B), and interest on the Regular Certificates and income with respect to Residual Certificates will be considered “interest on obligations secured by mortgages on real property or on interests in real property” within the meaning of Code Section 856(c)(3)(B) in the same proportion that, for both purposes, the assets of the REMIC Pool would be so treated. If at all times 95% or more of the assets of the REMIC Pool qualify for each of the foregoing respective treatments, the REMIC Certificates will qualify for the corresponding status in their entirety. For purposes of Code Section 856(c)(5)(B), payments of principal and interest on the mortgage loans that are reinvested pending distribution to holders of REMIC Certificates that qualify for this treatment. Where multiple REMIC Pools are a part of a tiered structure they will be treated as one REMIC for purposes of the tests described above respecting asset ownership of more or less than 95%. Regular Certificates will represent “qualified mortgages,” within the meaning of Code Section 860G(a)(3), for other REMICs.  REMIC Certificates held by certain financial institutions will constitute an “evidence of indebtedness” within the meaning of Code Section 582(c)(1).

Qualification as a REMIC

In order for a REMIC Pool to qualify as a REMIC, there must be ongoing compliance on the part of the REMIC Pool with the requirements set forth in the Code. The REMIC Pool must fulfill an asset test, which requires that no more than a de minimis portion of the assets of the REMIC Pool, as of the close of the third calendar month beginning after the “Startup Day,” which for purposes of this discussion is the date of issuance of the REMIC Certificates, and at all times after that date, may consist of assets other than “qualified mortgages” and “permitted investments.” The REMIC Regulations provide a safe harbor pursuant to which the de minimis requirement will be met if at all times the aggregate adjusted basis of the nonqualified assets is less than 1% of the aggregate adjusted basis of all the REMIC Pool’s assets. An entity that fails to meet the safe harbor may nevertheless demonstrate that it holds no more than a de minimis amount of nonqualified assets. A REMIC also must provide “reasonable arrangements” to prevent its residual interest from being held by “disqualified organizations” and must furnish applicable tax information to transferors or agents that violate this requirement. See “—Taxation of Residual Certificates—Tax-Related Restrictions on Transfer of Residual Certificates—Disqualified Organizations” below.

A qualified mortgage is any obligation that is principally secured by an interest in real property and that is either transferred to the REMIC Pool on the Startup Day in exchange for regular or residual interests, or is either purchased by the REMIC Pool within a three-month period thereafter or represents an increase in the loan advanced to the obligor under its original terms, in each case pursuant to a fixed price contract in effect on the Startup Day. Qualified mortgages include (i) whole mortgage loans or participation interests in whole mortgage loans, certificates of beneficial interest in a grantor trust that holds mortgage loans, loans secured by timeshare interests that represent undivided fractional fee interests and loans secured by shares held by a tenant stockholder in a cooperative housing corporation, provided, in general, (a) the fair market value of the real property security, including its land, buildings and structural components, is at least 80% of the principal balance of the related mortgage loan either at origination or as of the Startup Day (an original loan-to-value ratio of not more than 125% with respect to the real property security) or (b) substantially all the proceeds of the mortgage loan or the underlying mortgage loan were used to acquire, improve or protect an interest in real property that, at the origination date, was the only security for the mortgage loan or underlying mortgage loan, and (ii) regular interests in another REMIC. If the mortgage loan has been substantially modified other than in connection with a default or reasonably foreseeable default, it must meet the loan-to-value test in (a) of the preceding sentence as of the date of the last modification or as of the Startup Day. A qualified mortgage includes a qualified replacement mortgage, which is any property that would have been treated as a qualified mortgage if it were transferred to the REMIC Pool on the Startup Day and that is received either (i) in exchange for any qualified mortgage within a three-month period after the Startup Day or (ii) in exchange for a “defective obligation” within a two-year period after the Startup Day. A “defective obligation” includes (i) a mortgage in default or as to which default is reasonably foreseeable, (ii) a mortgage as to which a customary representation or warranty made at the time of transfer to the REMIC Pool has been breached, (iii) a mortgage that was fraudulently procured by the mortgagor and (iv) a mortgage that was not in fact principally secured by real property, but only if the mortgage is disposed of within 90 days of discovery. A mortgage loan that is “defective” as described in clause (iv) that is not sold or, if within two years of the Startup Day, exchanged, within 90 days of discovery, ceases to be a qualified mortgage after the 90-day period.

Permitted investments include cash flow investments, qualified reserve assets, and foreclosure property. A cash flow investment is an investment, earning a return in the nature of interest, of amounts received on or with respect to qualified mortgages for a temporary period, not exceeding 13 months, until the next scheduled distribution to holders of interests in the REMIC Pool. A qualified reserve asset is any intangible property held for investment that is part of any reasonably required reserve maintained by the REMIC Pool to provide for payments of expenses of the REMIC Pool or amounts due on the regular or residual interests in the event of defaults (including delinquencies) on the qualified mortgages, lower than expected reinvestment returns, prepayment interest shortfalls and certain other contingencies. In addition, a reserve fund (limited to not more than 50% of the REMIC’s initial assets) may be used to provide a source of funds for the purchase of increases in the balances of qualified mortgages pursuant to their terms. A reserve fund will be disqualified if more than 30% of the gross income from the assets in the fund for the year is derived from the sale or other disposition of property held for less than three months, unless required to prevent a default on the regular interests caused by a default on one or more qualified mortgages. A reserve fund must be reduced “promptly and appropriately” to the extent no longer required. Foreclosure property is real property acquired by the REMIC Pool in connection with the default or imminent default of a qualified mortgage and generally not held beyond the close of the third calendar year beginning after the year in which the property is acquired with an extension that may be granted by the Internal Revenue Service (the “IRS”).

In addition to the foregoing requirements, the various interests in a REMIC Pool also must meet certain requirements. All of the interests in a REMIC Pool must be either of the following: (i) one or more classes of regular interests or (ii) a single class of residual interests on which distributions, if any, are made pro rata. A regular interest is an interest in a REMIC Pool that is issued on the Startup Day with fixed terms, is designated as a regular interest, and unconditionally entitles the holder to receive a specified principal amount (or other similar amount), and provides that interest payments (or other similar amounts), if any, at or before maturity either are payable based on a fixed rate or a qualified variable rate, or consist of a specified, nonvarying portion of the interest payments on qualified mortgages. The specified portion may consist of a fixed number of basis points, a fixed percentage of the total interest, or a fixed or qualified variable or inverse variable rate on some or all of the qualified mortgages minus a different fixed or qualified variable rate. The specified principal amount of a regular interest that provides for interest payments consisting of a specified, nonvarying portion of interest payments on qualified mortgages may be zero. A residual interest is an interest in a REMIC Pool other than a regular interest that is issued on the Startup Day and that is designated as a residual interest. An interest in a REMIC Pool may be treated as a regular interest even if payments of principal with respect to the interest are subordinated to payments on other regular interests or the residual interest in the REMIC Pool, and are dependent on the absence of defaults or delinquencies on qualified mortgages or permitted investments, lower than reasonably expected returns on permitted investments, unanticipated expenses incurred by the REMIC Pool or prepayment interest shortfalls. Accordingly, in the case of each REMIC Pool, the Regular Certificates will constitute one or more classes of regular interests, and the Residual Certificates will constitute a single class of residual interests on which distributions are made pro rata.

If a series of certificates includes exchangeable certificates, each class of exchangeable certificates will represent beneficial ownership of one or more interests in one or more REMIC regular interests. The related prospectus supplement will specify whether each class of exchangeable certificates represents a proportionate or disproportionate interest in each underlying REMIC regular interest. The exchangeable certificates will be created, sold and administered pursuant to an arrangement that will be treated as a grantor trust under subpart E, part I of subchapter J of the Code. The tax treatment of exchangeable certificates is discussed under “—Tax Treatment of Exchangeable Certificates” below.

If an entity, such as the REMIC Pool, fails to comply with one or more of the ongoing requirements of the Code for REMIC status during any taxable year, the Code provides that the entity will not be treated as a REMIC for that year and for the following years. In this event, an entity with multiple classes of ownership interests may be treated as a separate association taxable as a corporation under Treasury regulations, and the Regular Certificates may be treated as equity interests in that entity. The Code, however, authorizes the Treasury Department to issue regulations that address situations where failure to meet one or more of the requirements for REMIC status occurs inadvertently and in good faith, and disqualification of the REMIC Pool would occur absent regulatory relief. Investors should be aware, however, that the Conference Committee Report to the Tax Reform Act of 1986 (the “1986 Act”) indicates that the relief may be accompanied by sanctions, such as the imposition of a corporate tax on all or a portion of the REMIC Pool’s income for the period of time in which the requirements for REMIC status are not satisfied.

If a series of certificates includes Exchangeable Certificates, each class of Exchangeable Certificates will represent beneficial ownership of one or more interests in one or more REMIC regular interests. The related prospectus supplement will specify whether each class of Exchangeable Certificates represents a proportionate or disproportionate interest in each underlying REMIC regular interest. The Exchangeable Certificates will be created, sold and administered pursuant to an arrangement that will be treated as a grantor trust under subpart E, part I of subchapter J of the Code. The tax treatment of Exchangeable Certificates is discussed under “—Tax Treatment of Exchangeable Certificates” below.

Taxation of Regular Certificates

General

In general, interest and original issue discount on a Regular Certificate will be treated as ordinary income to a holder of the Regular Certificate (the “Regular Certificateholder”) as they accrue, and principal payments on a Regular Certificate will be treated as a return of capital to the extent of the Regular Certificateholder’s basis in the Regular Certificate allocable to that Regular Certificate (other than accrued market discount not yet reported as income). Regular Certificateholders must use the accrual method of accounting with regard to Regular Certificates, regardless of the method of accounting otherwise used by the Regular Certificateholders.

Original Issue Discount

Certificates on which accrued interest is capitalized and deferred will be, and other classes of Regular Certificates may be, issued with “original issue discount” within the meaning of Code Section 1273(a). Holders of any class of Regular Certificates having original issue discount generally must include original issue discount in ordinary income for federal income tax purposes as it accrues in accordance with the constant yield method, which takes into account the compounding of interest, in advance of receipt of the cash attributable to the income. The following discussion is based in part on temporary and final Treasury regulations (the “OID Regulations”) under Code Sections 1271 through 1273 and 1275 and in part on the provisions of the 1986 Act. Regular Certificateholders should be aware, however, that the OID Regulations do not adequately address certain issues relevant to prepayable securities, such as the Regular Certificates. To the extent the issues are not addressed in the OID Regulations, it is anticipated that the Trustee will apply the methodology described in the Conference Committee Report to the 1986 Act. We cannot assure you that the IRS will not take a different position as to those matters not currently addressed by the OID Regulations. Moreover, the OID Regulations include an anti-abuse rule allowing the IRS to apply or depart from the OID Regulations where necessary or appropriate to ensure a reasonable tax result in light of the applicable statutory provisions. A tax result will not be considered unreasonable under the anti-abuse rule in the absence of a substantial effect on the present value of a taxpayer’s tax liability. Investors are advised to consult their own tax advisors as to the discussion in this section and the appropriate method for reporting interest and original issue discount with respect to the Regular Certificates.

Each Regular Certificate (except to the extent described below with respect to a Regular Certificate on which principal is distributed by random lot (“Random Lot Certificates”)) will be treated as a single installment obligation for purposes of determining the original issue discount includible in a Regular Certificateholder’s income. The total amount of original issue discount on a Regular Certificate is the excess of the “stated redemption price at maturity” of the Regular Certificate over its “issue price”. The issue price of a class of Regular Certificates offered pursuant to this prospectus generally is the first price at which a substantial amount of Regular Certificates of that class is sold to the public (excluding bond houses, brokers and underwriters). Although unclear under the OID Regulations, the Depositor intends to treat the issue price of a class as to which there is no sale of a substantial amount as of the issue date or that is retained by the Depositor as the fair market value of that class as of the issue date. The issue price of a Regular Certificate also includes the amount paid by an initial Regular Certificateholder of such class for accrued interest that relates to a period prior to the issue date of the Regular Certificate, unless the Regular Certificateholder elects on its federal income tax return to exclude the amount from the issue price and to recover it on the first Distribution Date. The stated redemption price at maturity of a Regular Certificate is the sum of all payments provided by the debt instrument other than any qualified stated interest payments. Under the OID Regulations, qualified stated interest generally means interest payable at a single fixed rate or a qualified variable rate (as described below); provided that such interest payments are unconditionally payable at intervals of one year or less during the entire term of the obligation. Because there is no penalty or default remedy in the case of nonpayment of interest with respect to a Regular Certificate, it is possible that no interest on any class of Regular Certificates will be treated as qualified stated interest. However, except as provided in the following three sentences or in the applicable prospectus supplement, because the underlying mortgage loans provide for remedies in the event of default, it is anticipated that the Trustee will treat interest with respect to the Regular Certificates as qualified stated interest. Distributions of interest on an accrual certificate, or on other Regular Certificates with respect to which deferred interest will accrue, will not constitute qualified stated interest, in which case the stated redemption price at maturity of the Regular Certificates includes all distributions of interest as well as principal on the Regular Certificates. Likewise, the Depositor intends to treat an “interest only” class, or a class on which interest is substantially disproportionate to its principal amount (a so-called “super-premium” class) as having no qualified stated interest. Where the interval between the issue date and the first Distribution Date on a Regular Certificate is shorter than the interval between subsequent Distribution Dates, the interest attributable to the additional days will be included in the stated redemption price at maturity.

Under a de minimis rule, original issue discount on a Regular Certificate will be considered to be zero if the original issue discount is less than 0.25% of the stated redemption price at maturity of the Regular Certificate multiplied by the weighted average maturity of the Regular Certificate. For this purpose, the weighted average maturity of the Regular Certificate is computed as the sum of the amounts determined by multiplying the number of full years (i.e., rounding down partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each distribution included in the stated redemption price at maturity of the Regular Certificate and the denominator of which is the stated redemption price at maturity of the Regular Certificate. The Conference Committee Report to the 1986 Act provides that the schedule of the distributions should be determined in accordance with the assumed rate of prepayment of the mortgage loans (the “Prepayment Assumption”) and the anticipated reinvestment rate, if any, relating to the Regular Certificates. The Prepayment Assumption with respect to a series of Regular Certificates will be set forth in the related prospectus supplement. Holders generally must report de minimis OID pro rata as principal payments are received, and the income will be capital gain if the Regular Certificate is held as a capital asset. However, under the OID Regulations, Regular Certificateholders may elect to accrue all de minimis original issue discount as well as market discount and market premium under the constant yield method. See “—Election to Treat All Interest Under the Constant Yield Method” below.

A Regular Certificateholder generally must include in gross income for any taxable year the sum of the “daily portions,” as defined below, of the original issue discount on the Regular Certificate accrued during an accrual period for each day on which it holds the Regular Certificate, including the date of purchase but excluding the date of disposition. It is anticipated that the Trustee will treat the monthly period ending on the day before each Distribution Date as the accrual period. With respect to each Regular Certificate, a calculation will be made of the original issue discount that accrues during each successive full accrual period (or shorter period from the date of original issue) that ends on the day before the related Distribution Date on the Regular Certificate. The Conference Committee Report to the 1986 Act states that the rate of accrual of original issue discount is intended to be based on the Prepayment Assumption. Other than as discussed below with respect to a Random Lot Certificate, the original issue discount accruing in a full accrual period would be the excess, if any, of (i) the sum of (a) the present value of all of the remaining distributions to be made on the Regular Certificate as of the end of that accrual period and (b) the distributions made on the Regular Certificate during the accrual period that are included in the Regular Certificate’s stated redemption price at maturity, over (ii) the adjusted issue price of the Regular Certificate at the beginning of the accrual period. The present value of the remaining distributions referred to in the preceding sentence is calculated based on (i) the yield to maturity of the Regular Certificate at the issue date, (ii) events (including actual prepayments) that have occurred prior to the end of the accrual period and (iii) the Prepayment Assumption. For these purposes, the adjusted issue price of a Regular Certificate at the beginning of any accrual period equals the issue price of the Regular Certificate, increased by the aggregate amount of original issue discount with respect to the Regular Certificate that accrued in all prior accrual periods and reduced by the amount of distributions included in the Regular Certificate’s stated redemption price at maturity that were made on the Regular Certificate in the prior periods. The original issue discount accruing during any accrual period (as determined in this paragraph) will then be divided by the number of days in the period to determine the daily portion of original issue discount for each day in the period. With respect to an initial accrual period shorter than a full accrual period, the daily portions of original issue discount must be determined according to an appropriate allocation under any reasonable method.

Under the method described above, the daily portions of original issue discount required to be included in income by a Regular Certificateholder generally will increase to take into account prepayments on the Regular Certificates as a result of prepayments on the mortgage loans that exceed the Prepayment Assumption, and generally will decrease (but not below zero for any period) if the prepayments are slower than the Prepayment Assumption. However, in the case of certain classes of Regular Certificates of a series, an increase in prepayments on the mortgage loans can result in both a change in the priority of principal payments with respect to the classes and either an increase or decrease in the daily portions of original issue discount with respect to the classes.

In the case of a Random Lot Certificate, it is anticipated that the Trustee will determine the yield to maturity of the certificate based upon the anticipated payment characteristics of the class as a whole under the Prepayment Assumption. In general, the original issue discount accruing on each Random Lot Certificate in a full accrual period would be its allocable share of the original issue discount with respect to the entire class, as determined in accordance with the preceding paragraph. However, in the case of a distribution in retirement of the entire unpaid principal balance of any Random Lot Certificate (or portion of the unpaid principal balance), (a) the remaining unaccrued original issue discount allocable to the certificate (or to the portion) will accrue at the time of the distribution, and (b) the accrual of original issue discount allocable to each remaining certificate of the class (or the remaining unpaid principal balance of a partially redeemed Random Lot Certificate after a distribution of principal has been received) will be adjusted by reducing the present value of the remaining payments on the class and by reducing the adjusted issue price of the class to the extent of the portion of the adjusted issue price attributable to the portion of the unpaid principal balance of the class that was distributed. The Depositor believes that the foregoing treatment is consistent with the “pro rata prepayment” rules of the OID Regulations, but with the rate of accrual of original issue discount determined based on the Prepayment Assumption for the class as a whole. Investors are advised to consult their tax advisors as to this treatment.

Acquisition Premium

A purchaser of a Regular Certificate at a price greater than its adjusted issue price but less than its remaining stated redemption price at maturity will be required to include in gross income the daily portions of the original issue discount on the Regular Certificate reduced pro rata by a fraction, the numerator of which is the excess of its purchase price over the adjusted issue price and the denominator of which is the excess of the remaining stated redemption price at maturity over the adjusted issue price. Alternatively, a subsequent purchaser may elect to treat all of the acquisition premium under the constant yield method, as described below under the heading “—Election To Treat All Interest Under the Constant Yield Method” below.

Variable Rate Regular Certificates

Regular Certificates may provide for interest based on a variable rate. Under the OID Regulations, interest is treated as payable at a variable rate if, generally, (i) the issue price does not exceed the original principal balance by more than a specified amount and (ii) the interest compounds or is payable at least annually at current values of (a) one or more “qualified floating rates”, (b) a single fixed rate and one or more qualified floating rates, (c) a single “objective rate”, or (d) a single fixed rate and a single objective rate that is a “qualified inverse floating rate”. A floating rate is a qualified floating rate if variations in the rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds, where the rate is subject to a fixed multiple that is greater than 0.65 but not more than 1.35. The rate may also be increased or decreased by a fixed spread or subject to a fixed cap or floor, or a cap or floor that is not reasonably expected as of the issue date to affect the yield of the instrument significantly. An objective rate is any rate (other than a qualified floating rate) that is determined using a single fixed formula and that is based on objective financial or economic information, provided that the information is not (i) within the control of the issuer or a related party or (ii) unique to the circumstances of the issuer or a related party. A qualified inverse floating rate is a rate equal to a fixed rate minus a qualified floating rate that inversely reflects contemporaneous variations in the cost of newly borrowed funds; an inverse floating rate that is not a qualified inverse floating rate may nevertheless be an objective rate. A class of Regular Certificates may be issued under this prospectus that provides for interest that is not a fixed rate and also does not have a variable rate under the foregoing rules, for example, a class that bears different rates at different times during the period it is outstanding so that it is considered significantly “front-loaded” or “back-loaded” within the meaning of the OID Regulations. It is possible that this class may be considered to bear “contingent interest” within the meaning of the OID Regulations. The OID Regulations, as they relate to the treatment of contingent interest, are by their terms not applicable to Regular Certificates. However, if final regulations dealing with contingent interest with respect to Regular Certificates apply the same principles as existing contingent rules, the regulations may lead to different timing of income inclusion that would be the case under the OID Regulations. Furthermore, application of these principles could lead to the characterization of gain on the sale of contingent interest Regular Certificates as ordinary income. Investors should consult their tax advisors regarding the appropriate treatment of any Regular Certificate that does not pay interest at a fixed rate or variable rate as described in this paragraph.

Under the REMIC Regulations, a Regular Certificate (i) bearing a rate that is tied to current values of a rate that qualifies as a variable rate under the OID Regulations (or the highest, lowest or average of two or more variable rates, including a rate based on the average cost of funds of one or more financial institutions), or a positive or negative multiple of this rate (plus or minus a specified number of basis points), or that represents a weighted average of rates on some or all of the mortgage loans, including a rate that is subject to one or more caps or floors, or (ii) bearing one or more variable rates for one or more periods or one or more fixed rates for one or more periods, and a different variable rate or fixed rate for other periods, qualifies as a regular interest in a REMIC. It is anticipated that the Trustee will treat Regular Certificates that qualify as regular interests under this rule in the same manner as obligations bearing a variable rate for original issue discount reporting purposes.

The amount of original issue discount with respect to a Regular Certificate bearing a variable rate of interest will accrue in the manner described above under “—Original Issue Discount” with the yield to maturity and future payments on the Regular Certificate generally to be determined by assuming that interest will be payable for the life of the Regular Certificate based on the initial rate (or, if different, the value of the applicable variable rate as of the pricing date) for the relevant class. It is anticipated that the Trustee will treat the variable interest as qualified stated interest, other than variable interest on an interest-only or super-premium class, which will be treated as non-qualified stated interest includible in the stated redemption price at maturity. Ordinary income reportable for any period will be adjusted based on subsequent changes in the applicable interest rate index.

Although unclear under the OID Regulations, it is anticipated that the Trustee will treat Regular Certificates bearing an interest rate that is a weighted average of the net interest rates on mortgage loans which themselves have fixed or qualified variable rates, as having qualified stated interest. In the case of adjustable rate mortgage loans, the applicable index used to compute interest on the mortgage loans in effect on the pricing date (or possibly the issue date) will be deemed to be in effect over the life of the mortgage loans beginning with the period in which the first weighted average adjustment date occurring after the issue date occurs. Adjustments will be made in each accrual period either increasing or decreasing the amount or ordinary income reportable to reflect the interest rate on the Regular Certificates.

Market Discount

A purchaser of a Regular Certificate also may be subject to the market discount rules of Code Section 1276 through 1278. Under these Code sections and the principles applied by the OID Regulations in the context of original issue discount, “market discount” is the amount by which the purchaser’s original basis in the Regular Certificate (i) is exceeded by the then-current principal amount of and non-qualified stated interest payments due on the Regular Certificate or (ii) in the case of a Regular Certificate having original issue discount, is exceeded by the adjusted issue price of the Regular Certificate at the time of purchase. Such purchaser generally will be required to recognize ordinary income to the extent of accrued market discount on such Regular Certificate as distributions includible in the stated redemption price at maturity are received, in an amount not exceeding any distribution. Such market discount would accrue in a manner to be provided in Treasury regulations and should take into account the Prepayment Assumption. The Conference Committee Report to the 1986 Act provides that until the regulations are issued, the market discount would accrue either (i) on the basis of a constant interest rate, (ii) in the ratio of stated interest allocable to the relevant period to the sum of the interest for the period plus the remaining interest as of the end of the period, or (iii) in the case of a Regular Certificate issued with original issue discount, in the ratio of original issue discount accrued for the relevant period to the sum of the original issue discount accrued for the period plus the remaining original issue discount as of the end of the period. Such purchaser also generally will be required to treat a portion of any gain on a sale or exchange of the Regular Certificate as ordinary income to the extent of the market discount accrued to the date of disposition under one of the foregoing methods, less any accrued market discount previously reported as ordinary income as partial distributions in reduction of the stated redemption price at maturity were received. Such purchaser will be required to defer deduction of a portion of the excess of the interest paid or accrued on indebtedness incurred to purchase or carry a Regular Certificate over the interest (including original issue discount) distributable on that Regular Certificate. The deferred portion of the interest expense in any taxable year generally will not exceed the accrued market discount on the Regular Certificate for such year. Any such deferred interest expense is, in general, allowed as a deduction not later than the year in which the related market discount income is recognized or the Regular Certificate is disposed of. As an alternative to the inclusion of market discount in income on the foregoing basis, the Regular Certificateholder may elect to include market discount in income currently as it accrues on all market discount instruments acquired by the Regular Certificateholder in that taxable year or the following years, in which case the interest deferral rule will not apply. See “—Election To Treat All Interest Under the Constant Yield Method” below regarding an alternative manner in which the election may be deemed to be made.

Market discount with respect to a Regular Certificate will be considered to be zero if such market discount is less than 0.25% of the remaining stated redemption price at maturity of the Regular Certificate multiplied by the weighted average maturity of the Regular Certificate (determined as described above in the third paragraph under “—Original Issue Discount”) remaining after the date of purchase. For this purpose, the weighted average maturity is determined by multiplying the number of full years (i.e., rounding down partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each such distribution included in the stated redemption price at maturity of the Regular Certificate and the denominator of which is the total stated redemption price at maturity of the Regular Certificate.  It appears that de minimis market discount would be reported in a manner similar to de minimis original issue discount. See “—Original Issue Discount” above. Treasury regulations implementing the market discount rules have not yet been issued, and therefore investors should consult their own tax advisors regarding the application of these rules. Investors should also consult Revenue Procedure 92-67 concerning the elections to include market discount in income currently and to accrue market discount on the basis of the constant yield method.

Premium

A Regular Certificate purchased at a cost greater than its remaining stated redemption price at maturity generally is considered to be purchased at a premium. If the Regular Certificateholder holds such Regular Certificate as a “capital asset” within the meaning of Code Section 1221, the Regular Certificateholder may elect under Code Section 171 to amortize such premium under the constant yield method. A Regular Certificateholder that makes an election to amortize such premium will be deemed to have made an election to amortize bond premium on other debt instruments acquired by such holder with amortizable bond premium during that taxable year or thereafter.  Final Treasury regulations issued under Code Section 171 do not by their terms apply to prepayable debt instruments such as the Regular Certificates. However, the Conference Committee Report to the 1986 Act indicates a Congressional intent that the same rules that will apply to the accrual of market discount on installment obligations will also apply to amortizing bond premium under Code Section 171 on installment obligations such as the Regular Certificates, although it is unclear whether the alternatives to the constant yield method described above under “—Market Discount” are available. Amortizable bond premium will be treated as an offset to interest income on a Regular Certificate rather than as a separate deduction item. See “—Election To Treat All Interest Under the Constant Yield Method” below regarding an alternative manner in which the Code Section 171 election may be deemed to be made.

Election To Treat All Interest Under the Constant Yield Method

A holder of a debt instrument such as a Regular Certificate may elect to treat all interest that accrues on the instrument using the constant yield method, with none of the interest being treated as qualified stated interest. For purposes of applying the constant yield method to a debt instrument subject to this election, (i) “interest” includes stated interest, original issue discount, de minimis original issue discount, market discount and de minimis market discount, as adjusted by any amortizable bond premium or acquisition premium and (ii) the debt instrument is treated as if the instrument were issued on the holder’s acquisition date in the amount of the holder’s adjusted basis immediately after acquisition. It is unclear whether, for this purpose, the initial Prepayment Assumption would continue to apply or if a new prepayment assumption as of the date of the holder’s acquisition would apply. A holder generally may make this election on an instrument by instrument basis or for a class or group of debt instruments. However, if the holder makes this election with respect to a debt instrument with amortizable bond premium or with market discount, the holder is deemed to have made elections to amortize bond premium or to report market discount income currently as it accrues under the constant yield method, respectively, for all premium bonds held or acquired or market discount bonds acquired by the holder on the first day of the year of election or thereafter. The election is made on the holder’s federal income tax return for the year in which the debt instrument is acquired and is irrevocable except with the approval of the IRS. Investors should consult their own tax advisors regarding the advisability of making this election.

Prepayment Premiums

Prepayment Premiums actually collected on the Mortgage Loans will be distributed to the Regular Certificates as described in “Description of the Offered Certificates—Distributions” in the prospectus supplement.  It is not entirely clear under the Code when the amount of prepayment premiums so allocated should be taxed to the holders of the Regular Certificates, but it is not expected, for federal income tax reporting purposes, that prepayment premiums will be treated as giving rise to any income to the holder of such Classes of Certificates prior to the Trustee’s actual receipt of a prepayment premium.  Prepayment premiums, if any, may be treated as paid upon the retirement or partial retirement of the Regular Certificates.  The IRS may disagree with these positions.  Certificateholders should consult their own tax advisors concerning the treatment of prepayment premiums.

Sale, Exchange or Retirement of Regular Certificates

If a Regular Certificateholder sells or exchanges a Regular Certificate, or such Regular Certificate is redeemed or retired, such Regular Certificateholder will recognize gain or loss equal to the difference, if any, between the amount realized and its adjusted basis in the Regular Certificate. The adjusted basis of a Regular Certificate generally will equal the cost of the Regular Certificate to the seller, increased by any original issue discount or market discount previously included in the seller’s gross income with respect to the Regular Certificate and reduced by amounts included in the stated redemption price at maturity of the Regular Certificate that were previously received by the seller, by any amortized premium and by any recognized losses on the Regular Certificate.  Similarly, a holder who receives payment that is part of the stated redemption price at maturity of a Regular Certificate will recognize gain equal to the excess, if any, of the amount of the payment over an allocable portion of the holder’s adjusted basis in the Regular Certificate.  A Regular Certificateholder who receives a final payment that is less than the Certificateholder’s adjusted basis in the Regular Certificate will generally recognize less.

Except as described above with respect to market discount, and except as provided in this paragraph, any gain or loss on the sale or exchange of a Regular Certificate realized by an investor who holds the Regular Certificate as a capital asset will be capital gain or loss and will be long-term, or short-term depending on whether the Regular Certificate has been held for the applicable capital gain holding period (currently more than one year). Such gain will be treated as ordinary income (i) if a Regular Certificate is held as part of a “conversion transaction” as defined in Code Section 1258(c), up to the amount of interest that would have accrued on the Regular Certificateholder’s net investment in the conversion transaction at 120% of the appropriate applicable Federal rate under Code Section 1274(d) in effect at the time the taxpayer entered into the transaction minus any amount previously treated as ordinary income with respect to any prior disposition of property that was held as a part of the transaction, (ii) in the case of a non-corporate taxpayer, to the extent the taxpayer has made an election under Code Section 163(d)(4) to have net capital gains taxed as investment income at ordinary rates, or (iii) to the extent that the gain does not exceed the excess, if any, of (a) the amount that would have been includible in the gross income of the holder if its yield on the Regular Certificate were 110% of the applicable Federal rate as of the date of purchase, over (b) the amount of income actually includible in the gross income of the holder with respect to the Regular Certificate. In addition, gain or loss recognized from the sale of a Regular Certificate by certain banks or thrift institutions will be treated as ordinary income or loss pursuant to Code Section 582(c). Generally, short-term capital gains of certain non-corporate taxpayers are subject to the same tax rate as the ordinary income of those taxpayers for property held for not more than one year, and long-term capital gains of those taxpayers are subject to a lower maximum tax rate than ordinary income for those taxpayers for property held for more than one year. The maximum tax rate for corporations is the same with respect to both ordinary income and capital gains.

Treatment of Losses

Holders of Regular Certificates will be required to report income with respect to the Regular Certificates on the accrual method of accounting, without giving effect to delays or reductions in distributions attributable to defaults or delinquencies on the mortgage loans allocable to a particular class of Regular Certificates, except to the extent it can be established that the losses are uncollectible. Accordingly, the Regular Certificateholder may have income, or may incur a diminution in cash flow as a result of a default or delinquency, but may not be able to take a deduction (subject to the discussion below) for the corresponding loss until a subsequent taxable year. In this regard, investors are cautioned that while they may generally cease to accrue interest income if it reasonably appears that the interest will be uncollectible, the IRS may take the position that original issue discount must continue to be accrued in spite of its uncollectibility until the debt instrument is disposed of in a taxable transaction or becomes worthless in accordance with the rules of Code Section 166. Under Code Section 166, except as provided below, it appears that the Regular Certificateholders that are corporations or that otherwise hold the Regular Certificates in connection with a trade or business should in general be allowed to deduct as an ordinary loss any loss sustained and not previously deducted during the taxable year on account of any Regular Certificates becoming wholly or partially worthless, and that, in general, the Regular Certificateholders that are not corporations and do not hold the Regular Certificates in connection with a trade or business will be allowed to deduct as a short-term capital loss any loss with respect to principal sustained during the taxable year on account of a portion of any class or subclass of the Regular Certificates becoming wholly worthless. Although the matter is not free from doubt, such non-corporate Regular Certificateholders should be allowed a bad debt deduction at the same time as the principal balance of any class or subclass of the Regular Certificates is reduced to reflect losses resulting from any liquidated mortgage loans below the holder’s basis in the Regular Certificates. The IRS, however, could take the position that non-corporate holders will be allowed a bad debt deduction to reflect the losses only after all mortgage loans remaining in the Trust Fund have been liquidated or the class of Regular Certificates has been otherwise retired. The IRS could also assert that losses on the Regular Certificates are deductible based on some other method that may defer the deductions for all holders, such as reducing future cash flow for purposes of computing original issue discount. This may have the effect of creating “negative” original issue discount which, with the possible exception of the method discussed in the following sentence, would be deductible only against future positive original issue discount or otherwise upon termination of the class. Although not free from doubt, a Regular Certificateholder with negative original issue discount may be entitled to deduct a loss to the extent that its remaining basis would exceed the maximum amount of future payments to which such holder was entitled, assuming no further prepayments.  Losses attributable to interest previously reported as income and losses attributable to accrued original issue discount may only be deducted as capital losses in the case of non-corporate holders who do not hold Regular Certificates in connection with a trade or business.  Notwithstanding the foregoing, it is not clear whether holders of interest-only Regular Certificates are entitled to any deduction under Code Section 166.  Regular Certificateholders are urged to consult their own tax advisors regarding the appropriate timing, amount and character of any loss sustained with respect to such Regular Certificates. Special loss rules are applicable to banks and thrift institutions, including rules regarding reserves for bad debts. Such taxpayers are advised to consult their tax advisors regarding the treatment of losses on Regular Certificates.

Tax Treatment of Exchangeable Certificates

Exchangeable Certificates Representing Proportionate Interests in Two or More REMIC Regular Interests.  The related prospectus supplement for a series will specify whether an Exchangeable Certificate represents beneficial ownership of a proportionate interest in each REMIC regular interest corresponding to that Exchangeable Certificate. Each beneficial owner of such an Exchangeable Certificate should account for its ownership interest in each REMIC regular interest underlying that Exchangeable Certificate as if such REMIC regular interest were a Regular Certificate, as described under “—Taxation of Regular Certificates.”  If a beneficial owner of an Exchangeable Certificate acquires an interest in two or more underlying REMIC regular interests other than in an exchange described under “Description of the Certificates—Exchangeable Certificates” in this prospectus, the beneficial owner must allocate its cost to acquire that Exchangeable Certificate among the related underlying REMIC regular interests in proportion to their relative fair market values at the time of acquisition. When such a beneficial owner sells the Exchangeable Certificate, the owner must allocate the sale proceeds among the underlying REMIC regular interests in proportion to their relative fair market values at the time of sale.

Under the OID Regulations, if two or more debt instruments are issued in connection with the same transaction or related transaction (determined based on all the facts and circumstances), those debt instruments are treated as a single debt instrument for purposes of the provisions of the Code applicable to OID, unless an exception applies. Under this rule, if an Exchangeable Certificate represents beneficial ownership of two or more REMIC regular interests, those REMIC regular interests could be treated as a single debt instrument for OID purposes. In addition, if the two or more REMIC regular interests underlying an Exchangeable Certificate were aggregated for OID purposes and a beneficial owner of an Exchangeable Certificate were to (i) exchange that Exchangeable Certificate for the related underlying REMIC regular interests, (ii) sell one of those related REMIC regular interests and (iii) retain one or more of the remaining related REMIC regular interests, the beneficial owner might be treated as having engaged in a “coupon stripping” or “bond stripping” transaction within the meaning of Code Section 1286. Under Code Section 1286, a beneficial owner of an Exchangeable Certificate that engages in a coupon stripping or bond stripping transaction must allocate its basis in the original Exchangeable Certificate between the related underlying REMIC regular interests sold and the related REMIC regular interests retained in proportion to their relative fair market values as of the date of the stripping transaction. The beneficial owner then must recognize gain or loss on the REMIC regular interests sold using its basis allocable to those REMIC regular interests. Also, the beneficial owner then must treat the REMIC regular interests underlying the Exchangeable Certificates retained as a newly issued debt instrument that was purchased for an amount equal to the beneficial owner’s basis allocable to those REMIC regular interests. Accordingly, the beneficial owner must accrue interest and OID with respect to the REMIC regular interests retained based on the beneficial owner’s basis in those REMIC regular interests.

As a result, when compared to treating each REMIC regular interest underlying an Exchangeable Certificate as a separate debt instrument, aggregating the REMIC regular interests underlying an Exchangeable Certificate could affect the timing and character of income recognized by a beneficial owner of an Exchangeable Certificate. Moreover, if Code Section 1286 were to apply to a beneficial owner of an Exchangeable Certificate, much of the information necessary to perform the related calculations for information reporting purposes generally would not be available to the Trustee. Because it may not be clear whether the aggregation rule in the OID Regulations applies to the Exchangeable Certificates and due to the Trustee’s lack of information necessary to report computations that might be required by Code Section 1286, the Trustee will treat each REMIC regular interest underlying an Exchangeable Certificate as a separate debt instrument for information reporting purposes. Prospective investors should note that, if the two or more REMIC regular interests underlying an Exchangeable Certificate were aggregated, the timing of accruals of OID applicable to an Exchangeable Certificate could be different than that reported to holders and the IRS. Prospective investors are advised to consult their own tax advisors regarding any possible tax consequences to them if the IRS were to assert that the REMIC regular interests underlying the Exchangeable Certificates should be aggregated for OID purposes.

Exchangeable Certificates Representing Disproportionate Interests in REMIC Regular Interests.  The related prospectus supplement for a series will specify whether an Exchangeable Certificate represents beneficial ownership of a disproportionate interest in the REMIC regular interest corresponding to that Exchangeable Certificate. The tax consequences to a beneficial owner of an Exchangeable Certificate of this type will be determined under Code Section 1286, except as discussed below. Under Code Section 1286, a beneficial owner of an Exchangeable Certificate will be treated as owning “stripped bonds” to the extent of its share of principal payments and “stripped coupons” to the extent of its share of interest payment on the underlying REMIC regular interests. If an Exchangeable Certificate entitles the holder to payments of principal and interest on an underlying REMIC regular interest, the IRS could contend that the Exchangeable Certificate should be treated (i) as an interest in the underlying REMIC regular interest to the extent that the Exchangeable Certificate represents an equal pro rata portion of principal and interest on the underlying REMIC regular interest, and (ii) with respect to the remainder, as an installment obligation consisting of “stripped bonds” to the extent of its share of principal payments or “stripped coupons” to the extent of its share of interest payments. For purposes of information reporting, however, each Exchangeable Certificate will be treated as a single debt instrument, regardless of whether it entitles the holder to payments of principal and interest.

Under Code Section 1286, each beneficial owner of an Exchangeable Certificate must treat the Exchangeable Certificate as a debt instrument originally issued on the date the owner acquires it and as having OID equal to the excess, if any, of its “stated redemption price at maturity” over the price paid by the owner to acquire it. The stated redemption price at maturity for an Exchangeable Certificate is determined in the same manner as described with respect to Regular Certificates under “—Taxation of Regular Certificates—Original Issue Discount.”

If the Exchangeable Certificate has OID, the beneficial owner must include the OID in its ordinary income for federal income tax purposes as the OID accrues, which may be prior to the receipt of the cash attributable to that income. Although the matter is not entirely clear, a beneficial owner should accrue OID using a method similar to that described with respect to the accrual of OID on a Regular Certificate under “—Original Issue Discount.” A beneficial owner, however, determines its yield to maturity based on its purchase price. For a particular beneficial owner, it is not clear whether the prepayment assumption used for calculating OID would be one determined at the time the Exchangeable Certificate is acquired or would be the prepayment assumption for the underlying REMIC regular interests.

In light of the application of Code Section 1286, a beneficial owner of an Exchangeable Certificate generally will be required to compute accruals of OID based on its yield, possibly taking into account its own prepayment assumption. The information necessary to perform the related calculations for information reporting purposes, however, generally will not be available to the Trustee. Accordingly, any information reporting provided by the Trustee with respect to the Exchangeable Certificates, which information will be based on pricing information as of the closing date, will largely fail to reflect the accurate accruals of OID for these certificates. Prospective investors therefore should be aware that the timing of accruals of OID applicable to an Exchangeable Certificate generally will be different than that reported to holders and the IRS. Prospective investors are advised to consult their own tax advisors regarding their obligation to compute and include in income the correct amount of OID accruals and any possible tax consequences should they fail to do so.

The rules of Code Section 1286 also apply if (i) a beneficial owner of REMIC regular interests exchanges them for an Exchangeable Certificate, (ii) the beneficial owner sells some, but not all, of the Exchangeable Certificates, and (iii) the combination of retained Exchangeable Certificates cannot be exchanged for the related REMIC regular interests. As of the date of such a sale, the beneficial owner must allocate its basis in the REMIC regular interests between the part of the REMIC regular interests underlying the Exchangeable Certificates sold and the part of the REMIC regular interests underlying the Exchangeable Certificates retained in proportion to their relative fair market values. Code Section 1286 treats the beneficial owner as purchasing the Exchangeable Certificates retained for the amount of the basis allocated to the retained Exchangeable Certificates, and the beneficial owner must then accrue any OID with respect to the retained Exchangeable Certificates as described above. Code Section 1286 does not apply, however, if a beneficial owner exchanges REMIC regular interests for the related Exchangeable Certificates and retains all the Exchangeable Certificates, see “—Treatment of Exchanges” below.

Upon the sale of an Exchangeable Certificate, a beneficial owner will realize gain or loss on the sale in an amount equal to the difference between the amount realized and its adjusted basis in the Exchangeable Certificate. The owner’s adjusted basis generally is equal to the owner’s cost of the Exchangeable Certificate (or portion of the cost of REMIC regular interests allocable to the Exchangeable Certificate), increased by income previously included, and reduced (but not below zero) by distributions previously received and by any amortized premium. If the beneficial owner holds the Exchangeable Certificate as a capital asset, any gain or loss realized will be capital gain or loss, except to the extent provided under “—Sale, Exchange or Retirement of Regular Certificates.”

Although the matter is not free from doubt, if a beneficial owner acquires in one transaction (other than an exchange described under “—Treatment of Exchanges” below) a combination of Exchangeable Certificates that may be exchanged for underlying REMIC regular interests, the owner should be treated as owning the underlying REMIC regular interests, in which case Code Section 1286 would not apply. If a beneficial owner acquires such a combination in separate transactions, the law is unclear as to whether the combination should be aggregated or each Exchangeable Certificate should be treated as a separate debt instrument. You should consult your tax advisors regarding the proper treatment of Exchangeable Certificates in this regard.

Treatment of Exchanges.  If a beneficial owner of one or more Exchangeable Certificates exchanges them for the related Exchangeable Certificates in the manner described under “Description of the Certificates—Exchangeable Certificates” in this prospectus, the exchange will not be taxable. In such a case, the beneficial owner will be treated as continuing to own after the exchange the same combination of interests in each related underlying REMIC regular interest that it owned immediately prior to the exchange.

Taxation of Residual Certificates

Prospective investors in the Residual Certificates should carefully read the following discussion.  Prospective investors are cautioned that the REMIC taxable income on the Residual Certificates and the tax liabilities on the Residual Certificates will exceed cash distributions to the holder of the Residual Certificates during some or all periods, in which event such holder must have sufficient sources of funds to pay such tax liabilities.  Due to the special tax treatment of REMIC residual interests, the after-tax return on the Class R Certificates may be zero or negative.  In the following discussion, the term “Residual Certificateholder” refers to the holder of the Residual Certificates.  Unless otherwise noted below, the following discussion applies separately to the Residual Certificates’ residual interest in each REMIC Pool.  A Residual Certificateholder must account separately for its interest in each REMIC Pool and cannot offset gains from one REMIC Pool with losses from another REMIC Pool.

Taxation of REMIC Income

Generally, the “daily portions” of REMIC taxable income or net loss will be includible as ordinary income or loss in determining the federal taxable income of Residual Certificateholders, and will not be taxed separately to the REMIC Pool. The daily portions of REMIC taxable income or net loss of a Residual Certificateholder are determined by allocating the REMIC Pool’s taxable income or net loss of the Residual Certificateholder for each calendar quarter ratably to each day in such quarter and by allocating such daily portion among the Residual Certificateholders in proportion to their respective holdings of Residual Certificates in the REMIC Pool on that day. REMIC taxable income is generally determined in the same manner as the taxable income of an individual using the accrual method of accounting, except that (i) the limitations on deductibility of investment interest expense and expenses for the production of income do not apply, (ii) all bad loans will be deductible as business bad debts and (iii) the limitation on the deductibility of interest and expenses related to tax-exempt income will apply. REMIC taxable income generally means the REMIC’s gross income less deductions.  The REMIC Pool’s gross income includes interest, original issue discount income and market discount income, if any, on the mortgage loans (reduced by amortization of any premium on the mortgage loans), plus issue premium on Regular Certificates, plus income on reinvestment of cash flows and reserve assets, plus any cancellation of indebtedness income upon allocation of realized losses to the Regular Certificates. The REMIC Pool’s deductions include interest and original issue discount expense on the Regular Certificates, servicing fees on the mortgage loans, other administrative expenses of the REMIC Pool and realized losses on the mortgage loans. The requirement that Residual Certificateholders report their pro rata share of taxable income or net loss of the REMIC Pool will continue until there are no certificates of any class of the related series outstanding.

The taxable income recognized by a Residual Certificateholder in any taxable year will be affected by, among other factors, the relationship between the timing of recognition of interest and original issue discount or market discount income or amortization of purchase premium with respect to the mortgage loans, on the one hand, and the timing of deductions for interest (including original issue discount) or income from amortization of issue premium on the Regular Certificates, on the other hand. In the event that an interest in the mortgage loans is acquired by the REMIC Pool at a discount, and one or more of the mortgage loans is prepaid, the Residual Certificateholder may recognize taxable income without being entitled to receive a corresponding amount of cash because (i) the prepayment may be used in whole or in part to make distributions in reduction of principal on the Regular Certificates and (ii) the discount on the mortgage loans which is includible in income may exceed the deduction allowed upon the distributions on those Regular Certificates on account of any unaccrued original issue discount relating to those Regular Certificates. When there is more than one class of Regular Certificates that distribute principal sequentially, this mismatching of income and deductions is particularly likely to occur in the early years following issuance of the Regular Certificates when distributions in reduction of principal are being made in respect of earlier classes of Regular Certificates to the extent that the classes are not issued with substantial discount or are issued at a premium. If taxable income attributable to a mismatching is realized, in general, losses would be allowed in later years as distributions on the later classes of Regular Certificates are made. Taxable income may also be greater in earlier years than in later years as a result of the fact that interest expense deductions, expressed as a percentage of the outstanding principal amount of the series of Regular Certificates, may increase over time as distributions in reduction of principal are made on the lower yielding classes of Regular Certificates.  However to the extent that the REMIC Pool includes fixed rate mortgage loans, interest income with respect to given mortgage loan will remain constant over time as a percentage of the outstanding principal amount of that loan. Consequently, Residual Certificateholders must have sufficient other sources of cash to pay any federal, state or local income taxes due as a result of such mismatching or unrelated deductions against which to offset such income, subject to the discussion of “excess inclusions” below under “—Limitations on Offset or Exemption of REMIC Income.” The timing of the mismatching of income and deductions described in this paragraph, if present with respect to a series of certificates, may have a significant adverse effect upon the Residual Certificateholder’s after-tax rate of return. In addition, a Residual Certificateholder’s taxable income during certain periods may exceed the income reflected by the Residual Certificateholder for those periods in accordance with generally accepted accounting principles. Investors should consult their own accountants concerning the accounting treatment of their investment in Residual Certificates.

Basis and Losses

A REMIC Pool will have a net loss for any calendar quarter in which its deductions exceed its gross income.  The net loss would be allocated among the Residual Certificateholders in the same manner as such REMIC Pool’s taxable income.  The amount of any net loss of the REMIC Pool that may be taken into account by the Residual Certificateholder is limited to the adjusted basis of the Residual Certificate as of the close of the quarter (or time of disposition of the Residual Certificate if earlier), determined without taking into account the net loss for the quarter. The initial adjusted basis of a purchaser of a Residual Certificate is the amount paid for the Residual Certificate. The adjusted basis will be increased by the amount of taxable income of the REMIC Pool reportable by the Residual Certificateholder and will be decreased (but not below zero), first, by a cash distribution from the REMIC Pool and, second, by the amount of loss of the REMIC Pool reportable by the Residual Certificateholder. Any loss that is disallowed on account of this limitation may be carried over indefinitely with respect to the Residual Certificateholder as to whom the loss was disallowed and may be used by the Residual Certificateholder only to offset any income generated by the same REMIC Pool.  A cash distribution to a Residual Certificateholder that exceeds such holder’s adjusted basis will be treated as a gain from the sale or exchange of the Residual Certificate.

A Residual Certificateholder will not be permitted to amortize directly the cost of its Residual Certificate as an offset to its share of the taxable income of the related REMIC Pool. However, that taxable income will not include cash received by the REMIC Pool that represents a recovery of the REMIC Pool’s basis in its assets. The recovery of basis by the REMIC Pool will have the effect of amortization of the issue price of the Residual Certificates over their life. However, in view of the possible acceleration of the income of Residual Certificateholders described above under “—Taxation of REMIC Income”, the period of time over which the issue price is effectively amortized may be longer than the economic life of the Residual Certificates.

A Residual Certificate may have a negative value if the net present value of anticipated tax liabilities exceeds the present value of anticipated cash flows. The REMIC Regulations appear to treat the issue price of a residual interest as zero rather than the negative amount for purposes of determining the REMIC Pool’s basis in its assets. Regulations have been issued addressing the federal income tax treatment of “inducement fees” received by transferees of non-economic Residual Certificates. The regulations require inducement fees to be included in income over a period reasonably related to the period in which the related Residual Certificate is expected to generate taxable income or net loss to its holder. Under two safe harbor methods, inducement fees are permitted to be included in income:  (i) in the same amounts and over the same period that the taxpayer uses for financial reporting purposes, provided that the period is not shorter than the period the related REMIC is expected to generate taxable income or (ii) ratably over the remaining anticipated weighted average life of all the regular and residual interests issued by the related REMIC, determined based on actual distributions projected as remaining to be made on the interests under the Prepayment Assumption. If the holder of a non-economic Residual Certificate sells or otherwise disposes of the non-economic Residual Certificate, any unrecognized portion of the inducement fee is required to be taken into account at the time of the sale or disposition.  Residual Certificateholders should consult with their tax advisors regarding the effect of these regulations.

Further, to the extent that the initial adjusted basis of a Residual Certificateholder (other than an original holder) in the Residual Certificate is greater that the corresponding portion of the REMIC Pool’s basis in the mortgage loans, the Residual Certificateholder will not recover a portion of the basis until termination of the REMIC Pool unless future Treasury regulations provide for periodic adjustments to the REMIC income otherwise reportable by the holder. The REMIC Regulations currently in effect do not so provide. See “—Treatment of Certain Items of REMIC Income and Expense—Market Discount” below regarding the basis of mortgage loans to the REMIC Pool and “—Sale or Exchange of a Residual Certificate” below regarding possible treatment of a loss upon termination of the REMIC Pool as a capital loss.

Treatment of Certain Items of REMIC Income and Expense

Although the Trustee intends to compute REMIC income and expense in accordance with the Code and applicable Treasury regulations, the authorities regarding the determination of specific items of income and expense are subject to differing interpretations. The Depositor makes no representation as to the specific method that the Trustee will use for reporting income with respect to the mortgage loans and expenses with respect to the Regular Certificates, and different methods could result in different timing of reporting of taxable income or net loss to Residual Certificateholders or differences in capital gain versus ordinary income.

Original Issue Discount and Premium

Generally, the REMIC Pool’s deductions for original issue discount will be determined in the same manner as original issue discount income on Regular Certificates as described above under “—Taxation of Regular Certificates—Original Issue Discount” and “—Variable Rate Regular Certificates”, without regard to the de minimis rule described in those sections, and “—Taxation of Regular Certificates—Premium” above.

Market Discount

The REMIC Pool will have market discount income in respect of mortgage loans if, in general, the basis of the REMIC Pool allocable to the mortgage loans is exceeded by their unpaid principal balances. The REMIC Pool’s basis in the mortgage loans is generally the fair market value of the mortgage loans immediately after their transfer to the REMIC Pool. The REMIC Regulations provide that the basis is equal in the aggregate to the issue prices of all regular and residual interests in the REMIC Pool (or their fair market value at the Closing Date, in the case of a retained class). In respect of mortgage loans that have market discount to which Code Section 1276 applies, the accrued portion of the market discount would be recognized currently as an item of ordinary income in a manner similar to original issue discount. Market discount income generally will accrue on a constant yield method.

Premium

Generally, if the basis of the REMIC Pool in the mortgage loans exceeds their unpaid principal balances, the REMIC Pool will be considered to have acquired the mortgage loans at a premium equal to the amount of such excess. As stated above, the REMIC Pool’s basis in mortgage loans is the fair market value of the mortgage loans, based on the aggregate of the issue prices (or the fair market value of retained classes) of the regular and residual interests in the REMIC Pool immediately after their transfer to the REMIC Pool. In a manner analogous to the discussion above under “—Taxation of Regular Certificates—Premium,” a REMIC Pool that holds a mortgage loan as a capital asset under Code Section 1221 may elect under Code Section 171 to amortize premium on whole mortgage loans under the constant interest method. Amortizable bond premium, if any, will be treated as an offset to interest income on the mortgage loans, rather than as a separate deduction item. To the extent that the mortgagors with respect to the mortgage loans are individuals, Code Section 171 will not be available for premium on mortgage loans originated on or prior to September 27, 1985. Premium with respect to the mortgage loans may be deductible in accordance with a reasonable method regularly employed by the holder of the mortgage loan. The allocation of the premium pro rata among principal payments should be considered a reasonable method; however, the IRS may argue that the premium should be allocated in a different manner, such as allocating the premium entirely to the final payment of principal.

Limitations on Offset or Exemption of REMIC Income

The Code provides that a portion or all of the REMIC taxable income includible in determining the federal income tax liability of a Residual Certificateholder will be subject to special treatment. That portion, referred to as the “excess inclusion”, is equal to the excess of REMIC taxable income for the calendar quarter allocable to a Residual Certificate over the daily accruals for such quarterly period of (i) 120% of the long-term applicable Federal rate that would have applied to the Residual Certificate (if it were a debt instrument) on the Startup Day under Code Section 1274(d), multiplied by (ii) the adjusted issue price of the Residual Certificate at the beginning of such quarterly period. For this purpose, the adjusted issue price of a Residual Certificate at the beginning of a quarter is the issue price of the Residual Certificate, plus the amount of the daily accruals of REMIC income described in this paragraph for all prior quarters, decreased (but not below zero) by any distributions made with respect to the Residual Certificate prior to the beginning of such quarterly period. Accordingly, the portion of the REMIC Pool’s taxable income that will be treated as excess inclusions will be a larger portion of the income as the adjusted issue price of the Residual Certificates diminishes.

The portion of a Residual Certificateholder’s REMIC taxable income consisting of the excess inclusions generally may not be offset by other deductions, including net operating loss carryforwards, on the Residual Certificateholder’s return. However, net operating loss carryovers are determined without regard to excess inclusion income. Further, if the Residual Certificateholder is an organization subject to the tax on unrelated business income imposed by Code Section 511, the Residual Certificateholder’s excess inclusions will be treated as unrelated business taxable income of the Residual Certificateholder for purposes of Code Section 511. In addition, REMIC taxable income is subject to 30% withholding tax with respect to certain persons who are not U.S. Persons (as defined below under “—Tax-Related Restrictions on Transfer of Residual Certificates—Foreign Investors”), and that portion of REMIC taxable income attributable to excess inclusions is not eligible for any reduction in the rate of withholding tax (by treaty or otherwise). See “—Taxation of Certain Foreign Investors—Residual Certificates” below. Finally, if a real estate investment trust or a regulated investment company owns a Residual Certificate, a portion (allocated under Treasury regulations yet to be issued) of dividends paid by the real estate investment trust or a regulated investment company could not be offset by net operating losses of its shareholders, would constitute unrelated business taxable income for tax-exempt shareholders, and would be ineligible for reduction of withholding to certain persons who are not U.S. Persons.

In addition, the Code provides three rules for determining the effect of excess inclusions on the alternative minimum taxable income of a Residual Certificateholder. First, alternative minimum taxable income for a Residual Certificateholder is determined without regard to the special rule, discussed above, that taxable income cannot be less than excess inclusions. Second, a Residual Holder’s alternative minimum taxable income for a taxable year cannot be less than the excess inclusions for the year. Third, the amount of any alternative minimum tax net operating loss deduction must be computed without regard to any excess inclusions.

Tax-Related Restrictions on Transfer of Residual Certificates

Disqualified Organizations

If any legal or beneficial interest in a Residual Certificate is transferred to a Disqualified Organization (as defined below), a tax would be imposed in an amount equal to the product of (i) the present value of the total anticipated excess inclusions with respect to the Residual Certificate for periods after the transfer and (ii) the highest marginal federal income tax rate applicable to corporations. The REMIC Regulations provide that the anticipated excess inclusions are based on actual prepayment experience to the date of the transfer and projected payments based on the Prepayment Assumption. The present value rate equals the applicable Federal rate under Code Section 1274(d) as of the date of the transfer for a term ending with the last calendar quarter in which excess inclusions are expected to accrue. Such rate is applied to the anticipated excess inclusions from the end of the remaining calendar quarters in which they apply to the date of the transfer.  This tax generally would be imposed on the transferor of the Residual Certificate, except that where such transfer is through an agent (including a broker, nominee or other middleman) for a Disqualified Organization, the tax would instead be imposed on the agent. However, a transferor of a Residual Certificate would in no event be liable for such tax with respect to a transfer if the transferee furnishes to the transferor an affidavit that the transferee is not a Disqualified Organization and, as of the time of the transfer, the transferor does not have actual knowledge that the affidavit is false. The tax also may be waived by the IRS if the Disqualified Organization promptly disposes of the residual interest and the transferor pays income tax at the highest corporate rate on the excess inclusions for the period the Residual Certificate is actually held by the Disqualified Organization.

In addition, if a “Pass-Through Entity” (as defined below) has excess inclusion income with respect to a Residual Certificate during a taxable year and a Disqualified Organization is the record holder of an equity interest in such entity, then a tax is imposed on such entity equal to the product of (i) the amount of excess inclusions on the Residual Certificate that are allocable to the interest in the Pass-Through Entity during such period the interest is held by such Disqualified Organization, and (ii) the highest marginal federal corporate income tax rate. The tax would be deductible from the ordinary gross income of the Pass-Through Entity for the taxable year. The Pass-Through Entity would not be liable for such tax if it has received an affidavit from such record holder that it is not a Disqualified Organization or stating such holder’s taxpayer identification number and, during the period such person is the record holder of the Residual Certificate, the Pass-Through Entity does not have actual knowledge that the affidavit is false.

If an “electing large partnership” holds a Residual Certificate, all interests in the electing large partnership are treated as held by Disqualified Organizations for purposes of the tax imposed upon a Pass-Through Entity by Code Section 860E(c). An exception to this tax, otherwise available to a Pass-Through Entity that is furnished certain affidavits by record holders of interests in the entity and that does not know such affidavits are false, is not available to an electing large partnership.

For these purposes, (i) “Disqualified Organization” means the United States, any state or political subdivision of the United States, any foreign government, any international organization, any agency or instrumentality of any of the foregoing (provided, that such term does not include an instrumentality if all of its activities are subject to tax and a majority of its board of directors is not selected by any such governmental entity), any cooperative organization furnishing electric energy or providing telephone service to persons in rural areas as described in Code Section 1381(a)(2)(C), and any organization (other than a farmers’ cooperative described in Code Section 521) that is exempt from taxation under the Code unless such organization is subject to the tax on unrelated business income imposed by Code Section 511, (ii) ”Pass-Through Entity” means any regulated investment company, real estate investment trust, common trust fund, partnership, trust or estate and certain corporations operating on a cooperative basis; and (iii) an “electing large partnership” means any partnership having more than 100 members during the preceding tax year (other than certain service partnerships and commodity pools), which elect to apply simplified reporting provisions under the Code.  Except as may be provided in Treasury regulations, any person holding an interest in a Pass-Through Entity as a nominee for another will, with respect to the interest, be treated as a Pass-Through Entity.

The Agreement with respect to a series of certificates will provide that no legal or beneficial interest in a Residual Certificate may be transferred or registered unless, among other things (i) the proposed transferee provides to the transferor and the Trustee an affidavit providing its taxpayer identification number and stating that such transferee is the beneficial owner of the Residual Certificate, is not a Disqualified Organization and is not purchasing such Residual Certificates on behalf of a Disqualified Organization (i.e., as a broker, nominee or middleman of a Disqualified Organization), and (ii) the transferor provides a statement in writing to the Depositor and the Trustee that it has no actual knowledge that the affirmations made by the transferee pursuant to such affidavit are false. Moreover, the Agreement will provide that any attempted or purported transfer in violation of these transfer restrictions will be null and void and will vest no rights in any purported transferee. Each Residual Certificate with respect to a series will bear a legend referring to such restrictions on transfer, and each Residual Certificateholder will be deemed to have agreed, as a condition of ownership, to any amendments to the related Agreement required under the Code or applicable Treasury regulations to effectuate the foregoing restrictions. For purposes of this discussion, “Disqualified Non-U.S. Person” means with respect to the Residual Certificates, (a) an entity treated as a U.S. partnership if any of its partners, directly or indirectly (other than through a U.S. corporation) is (or is permitted to be under the partnership agreement) a Disqualified Non-U.S. Person; (b) any non-U.S. Person or its agent other than (i) a non-U.S. Person that holds the Residual Certificates in connection with the conduct of a trade or business within the United States and has furnished the transferor and the Certificate Administrator with an effective IRS Form W-8ECI or (ii) a non-U.S. Person that has delivered to both the transferor and the Trustee an opinion of a nationally recognized tax counsel to the effect that the transfer of the Residual Certificates to it is in accordance with the requirements of the Code and the regulations promulgated thereunder and that such transfer of the Residual Certificates will not be disregarded for federal income tax purposes; or (c) a U.S. Person with respect to which income from a Residual Certificate is attributable to a foreign permanent establishment or fixed base, within the meaning of an applicable income tax treaty, of the transferee or any other U.S. Person.  Information necessary to compute an applicable excise tax must be furnished to the IRS and to the requesting party within 60 days of the request, and the Depositor or the Trustee may charge a fee for computing and providing the information.

Noneconomic Residual Interests

The REMIC Regulations would disregard certain transfers of Residual Certificates, in which case the transferor would continue to be treated as the owner of the Residual Certificates and thus would continue to be subject to tax on its allocable portion of the net income of the REMIC Pool. Under the REMIC Regulations, a transfer of a “noneconomic residual interest” (as defined below) to a Residual Certificateholder (other than a Residual Certificateholder who is not a U.S. Person, as defined below under “—Taxation of Certain Foreign Investors”) is disregarded for all federal income tax purposes if a significant purpose of the transferor is to impede the assessment or collection of tax. A residual interest in a REMIC (including a residual interest with a positive value at issuance) is a “noneconomic residual interest” unless, at the time of the transfer, (i) the present value of the expected future distributions on the residual interest at least equals the product of the present value of the anticipated excess inclusions and the highest corporate income tax rate in effect for the year in which the transfer occurs, and (ii) the transferor reasonably expects that the transferee will receive distributions from the REMIC at or after the time at which taxes accrue on the anticipated excess inclusions in an amount sufficient to satisfy the accrued taxes on each excess inclusion. The anticipated excess inclusions and the present value rate are determined in the same manner as set forth above under “—Disqualified Organizations.” The REMIC Regulations explain that a significant purpose to impede the assessment or collection of tax exists if the transferor, at the time of the transfer, either knew or should have known that the transferee would be unwilling or unable to pay taxes due on its share of the taxable income of the REMIC. A safe harbor is provided if (i) the transferor conducted, at the time of the transfer, a reasonable investigation of the financial condition of the transferee and found that the transferee historically had paid its debts as they came due and found no significant evidence to indicate that the transferee would not continue to pay its debts as they came due in the future, (ii) the transferee represents to the transferor that it understands that, as the holder of the noneconomic residual interest, the transferee may incur tax liabilities in excess of cash flows generated by the interest and that the transferee intends to pay taxes associated with holding the residual interest as they become due, (iii) the transferee acknowledges to the transferor that it will not cause income from the noneconomic residual interest to be attributable to a foreign permanent establishment or fixed base, within the meaning of an applicable income tax treaty, of the transferee or any other U.S. Person and (iv) the transfer satisfies one of the following two tests:

(A)      the present value of the anticipated tax liabilities associated with holding the noneconomic residual interest does not exceed the sum of the present value off: (1) any consideration given to the transferee to acquire the residual interest (the inducement payment), (2) future distributions on the residual interest, and (3) any anticipated tax savings associated with holding the interest as the REMIC generates losses. For purposes of this calculation, the present value is calculated using a discount rate equal to the lesser of the short-term federal rate and the compounding period of the transferee, or

(B)      the transferee is a domestic taxable corporations with large amounts of gross and net assets where agreement is made that all future transfers will be to taxable domestic corporations in transactions that qualify for one of the safe harbor provisions. Eligibility for this prong of the safe harbor requires, among other things, that the facts and circumstances known to the transferor at the time of transfer not indicate to a reasonable person that the taxes with respect to the noneconomic residual interest will not be paid, with an unreasonably low cost for the transfer specifically mentioned as negating eligibility.

The Agreement with respect to each series of certificates will require the transferee of a Residual Certificate to certify to the matters in (i) through (iii), but not (iv) above as part of the affidavit described above under “—Disqualified Organizations”. The transferor must have no actual knowledge or reason to know that any statements are false.

Foreign Investors

The REMIC Regulations provide that the transfer of a Residual Certificate that has “tax avoidance potential” to a “foreign person” will be disregarded for all federal tax purposes. This rule appears intended to apply to a transferee who is not a “U.S. Person” (as defined below), unless such transferee’s income is effectively connected with the conduct of a trade or business within the United States. A Residual Certificate is deemed to have tax avoidance potential unless, at the time of the transfer, (i) the future value of expected distributions equals at least 30% of the anticipated excess inclusions after the transfer, and (ii) the transferor reasonably expects that the transferee will receive sufficient distributions from the REMIC Pool at or after the time at which the excess inclusions accrue and prior to the end of the next succeeding taxable year for the accumulated withholding tax liability to be paid. If the non-U.S. Person transfers the Residual Certificate back to a U.S. Person, the transfer will be disregarded and the foreign transferor will continue to be treated as the owner unless arrangements are made so that the transfer does not have the effect of allowing the transferor to avoid tax on accrued excess inclusions.

Unless otherwise stated in the related prospectus supplement a Residual Certificate may not be purchased by or transferred to any person that is not a U.S. Person.  The term “U.S. Person” means a citizen or resident of the United States, a corporation, partnership (except to the extent provided in applicable Treasury regulations) or other entity created or organized in or under the laws of the United States or any political subdivision of the United States, an estate that is subject to U.S. federal income tax regardless of the source of its income, or a trust if a court within the United States is able to exercise primary supervision over the administration of the trust, and one or more U.S. Persons have the authority to control all substantial decisions of the trust (or, to the extent provided in applicable Treasury regulations, certain trusts in existence on August 20, 1996 that have elected to be treated as U.S. Persons).

In addition, under temporary and final Treasury regulations, effective generally for partnership interests first acquired on August 1, 2006, a U.S. partnership having a partner who is not a U.S. Person will be required to pay withholding tax in respect of excess inclusion income allocable to such non-U.S. partner, even if no cash distributions are made to such partner.  Similar rules apply to excess inclusions allocable to non-U.S. Persons through certain other pass-through entities.  Accordingly, the Agreement with respect to each series of certificates will prohibit transfer of a Residual Certificate to a U.S. Person treated as a partnership for federal income tax purposes, any beneficial owner of which (other than through a U.S. corporation) is (or is permitted to be under the related partnership agreement) a non-U.S. Person.

Sale or Exchange of a Residual Certificate

Upon the sale or exchange of a Residual Certificate, the Residual Certificateholder will recognize gain or loss equal to the excess, if any, of the amount realized over the adjusted basis (as described above under “—Basis and Losses”) of the Residual Certificateholder in the Residual Certificate at the time of the sale or exchange. In addition to reporting the taxable income of the REMIC Pool, a Residual Certificateholder will have taxable income to the extent that any cash distribution to it from the REMIC Pool exceeds the adjusted basis on that Distribution Date. The income will be treated as gain from the sale or exchange of the Residual Certificate. It is possible that the termination of the REMIC Pool may be treated as a sale or exchange of a Residual Certificateholder’s Residual Certificate, in which case, if the Residual Certificateholder has an adjusted basis in the Residual Certificateholder’s Residual Certificate remaining when its interest in the REMIC Pool terminates, and if the Residual Certificateholder holds the Residual Certificate as a capital asset under Code Section 1221, then the Residual Certificateholder will recognize a capital loss at that time in the amount of the remaining adjusted basis.

Any gain on the sale of a Residual Certificate will be treated as ordinary income (i) if a Residual Certificate is held as part of a “conversion transaction” as defined in Code Section 1258(c), up to the amount of interest that would have accrued on the Residual Certificateholder’s net investment in the conversion transaction at 120% of the appropriate applicable Federal rate in effect at the time the taxpayer entered into the transaction minus any amount previously treated as ordinary income with respect to any prior disposition of property that was held as a part of such transaction or (ii) in the case of a non-corporate taxpayer, to the extent such taxpayer has made an election under Code Section 163(d)(4) to have net capital gains taxed as investment income at ordinary income rates. In addition, gain or loss recognized from the sale of a Residual Certificate by certain banks or thrift institutions will be treated as ordinary income or loss pursuant to Code Section 582(c).

The Conference Committee Report to the 1986 Act provides that, except as provided in Treasury regulations yet to be issued, the wash sale rules of Code Section 1091 will apply to dispositions of Residual Certificates where the seller of the Residual Certificate, during the period beginning six months before the sale or disposition of the Residual Certificate and ending six months after such sale or disposition, acquires (or enters into any other transaction that results in the application of Section 1091) any residual interest in any REMIC or any interest in a “taxable mortgage pool” (such as a non-REMIC owner trust) that is economically comparable to a Residual Certificate.

Mark-to-Market Regulations

Regulations under Code Section 475 require that a securities dealer mark to market securities held for sale to customers. This mark-to-market requirement applies to all securities of a dealer, except to the extent that the dealer has specifically identified a security as held for investment. Treasury regulations provide that, for purposes of this mark-to-market requirement, a Residual Certificate is not treated as a security and thus may not be marked to market.

Taxes that May Be Imposed on the REMIC Pool

Prohibited Transactions

Income from certain transactions by the REMIC Pool, called prohibited transactions, will not be part of the calculation of income or loss includible in the federal income tax returns of Residual Certificateholders, but rather will be taxed directly to the REMIC Pool at a 100% rate. Prohibited transactions generally include (i) the disposition of a qualified mortgage other than for (a) substitution within two years of the Startup Day for a defective (including a defaulted) obligation (or repurchase in lieu of substitution of a defective (including a defaulted) obligation at any time) or for any qualified mortgage within three months of the Startup Day, (b) foreclosure, default or imminent default of a qualified mortgage, (c) bankruptcy or insolvency of the REMIC Pool or (d) a qualified (complete) liquidation, (ii) the receipt of income from assets that are not the type of mortgages or investments that the REMIC Pool is permitted to hold, (iii) the receipt of compensation for services or (iv) the receipt of gain from disposition of cash flow investments other than pursuant to a qualified liquidation. Notwithstanding clauses (i) and (iv) above, it is not a prohibited transaction to sell REMIC Pool property to prevent a default on Regular Certificates as a result of a default on qualified mortgages or to facilitate a qualified liquidation or a clean-up call (generally, an optional termination to save administrative costs when no more than a small percentage of the certificates is outstanding). The REMIC Regulations indicate that the modification of a mortgage loan generally will not be treated as a disposition if it is occasioned by a default or reasonably foreseeable default, an assumption of the mortgage loan, the waiver of a due-on-sale or due-on-encumbrance clause or the conversion of an interest rate by a mortgagor pursuant to the terms of a convertible adjustable rate mortgage loan.

Contributions to the REMIC Pool After the Startup Day

In general, the REMIC Pool will be subject to a tax at a 100% rate on the value of any property contributed to the REMIC Pool after the Startup Day. Exceptions are provided for cash contributions to the REMIC Pool (i) during the three months following the Startup Day, (ii) made to a qualified reserve fund by a Residual Certificateholder, (iii) in the nature of a guarantee, (iv) made to facilitate a qualified liquidation or clean-up call and (v) as otherwise permitted in Treasury regulations yet to be issued.

Net Income from Foreclosure Property

The REMIC Pool will be subject to federal income tax at the highest corporate rate on “net income from foreclosure property,” determined by reference to the rules applicable to real estate investment trusts. Generally, property acquired by foreclosure or deed in lieu of foreclosure would be treated as “foreclosure property” for a period not exceeding the close of the third calendar year beginning after the year in which the REMIC Pool acquired the property, with a possible extension. Net income from foreclosure property generally means gain from the sale of a foreclosure property that is inventory property and gross income from foreclosure property other than qualifying rents and other qualifying income for a real estate investment trust.

In order for a Mortgaged Property to qualify as foreclosure property, any operation of the Mortgaged Property by the REMIC Pool generally must be conducted through an independent contractor.  Further, such operation, even if conducted through an independent contractor, may give rise to “net income from foreclosure property,” taxable at the highest corporate rate.  Payment of such tax by the REMIC Pool would reduce amounts available for distribution to Certificateholders.

The Master Servicer or Special Servicer, if any, is required to determine generally whether the operation of foreclosure property in a manner that would subject the REMIC Pool to such tax would be expected to result in higher after-tax proceeds than an alternative method of operating such property that would not subject the REMIC Pool to such tax.

It is not anticipated that the REMIC Pool will receive income or contributions subject to tax under the preceding three paragraphs, except as described in the applicable prospectus supplement with respect to net income from foreclosure property on a commercial or multifamily residential property that secured a mortgage loan. In addition, it is not anticipated that any material state income or franchise tax will be imposed on a REMIC Pool.

Liquidation of the REMIC Pool

If a REMIC Pool adopts a plan of complete liquidation, within the meaning of Code Section 860F(a)(4)(A)(i), which may be accomplished by designating in the REMIC Pool’s final tax return a date on which the adoption is deemed to occur, and sells all of its assets (other than cash) within a 90-day period beginning on the date of the adoption of the plan of liquidation, the REMIC Pool will not be subject to the prohibited transaction rules on the sale of its assets, provided that the REMIC Pool credits or distributes in liquidation all of the sale proceeds plus its cash (other than amounts retained to meet claims) to holders of Regular Certificates and Residual Certificateholders within the 90-day period.

Administrative Matters

Solely for the purpose of the administrative provisions of the Code, a REMIC Pool generally will be treated as a partnership and the Residual Certificateholders will be treated as the partners.  In general, the holder of the largest percentage interest of the Residual Certificates will be the “tax matters person” of the REMIC Pool for purposes of representing Residual Certificateholders in connection with any IRS proceeding.  However, the duties of the tax matters person will be delegated to the Trustee under the related Agreement.  Certain tax information will be furnished quarterly to each Residual Certificateholder who held a Residual Certificate on any day in the previous calendar quarter.

Each Residual Certificateholder is required to treat items on its return consistently with their treatment on the REMIC Pool’s returns, unless the Residual Certificateholder either files a statement identifying the inconsistency or establishes that the inconsistency resulted from incorrect information received from the REMIC Pool.  The IRS may assert a deficiency resulting from a failure to comply with the consistency requirement without instituting an administrative proceeding at the REMIC level.  Any person that holds a Residual Certificate as a nominee for another person may be required to furnish the Trustee, in a manner to be provided in the Treasury regulations, with the name and address of such person and other information.

Limitations on Deduction of Certain Expenses

An investor in the Residual Certificates that is an individual, estate or trust will be subject to limitation with respect to certain itemized deductions described in Code Section 67, to the extent that these itemized deductions, in the aggregate, do not exceed 2% of the investor’s adjusted gross income. In addition, Code Section 68 provides that itemized deductions otherwise allowable for a taxable year of an individual taxpayer with income above certain thresholds will be reduced by the lesser of (i) 3% of the excess, if any, of adjusted gross income over a specified statutory amount or (ii) 80% of the amount of itemized deductions otherwise allowable for that year.  In the case of a REMIC Pool, the deductions may include deductions under Code Section 212 for the Servicing Fee and all administrative and other non-interest expenses relating to the REMIC Pool or any similar expenses allocated to the REMIC Pool with respect to a regular interest it holds in another REMIC. The investors who hold REMIC Certificates either directly or indirectly through certain pass-through entities may have their pro rata share of the expenses allocated to them as additional gross income, but may be subject to a limitation on deductions. In addition, the expenses are not deductible at all for purposes of computing the alternative minimum tax, and may cause the investors to be subject to significant additional tax liability. Temporary Treasury regulations provide that the additional gross income and corresponding amount of expenses generally are to be allocated entirely to the holders of Residual Certificates in the case of a REMIC Pool that would not qualify as a fixed investment trust in the absence of a REMIC election. However, the additional gross income and limitation on deductions will apply to the allocable portion of the expenses to holders of Regular Certificates, as well as holders of Residual Certificates, where the Regular Certificates are issued in a manner that is similar to pass-through certificates in a fixed investment trust. In general, the allocable portion will be determined based on the ratio that a REMIC Certificateholder’s income, determined on a daily basis, bears to the income of all holders of Regular Certificates and Residual Certificates with respect to a REMIC Pool. As a result, individuals, estates or trusts holding REMIC Certificates (either directly or indirectly through a grantor trust, partnership, S corporation, REMIC, or certain other pass-through entities described in the foregoing temporary Treasury regulations) may have taxable income in excess of the interest income at the pass-through rate on Regular Certificates that are issued in a single class or otherwise consistently with fixed investment trust status or in excess of cash distributions for the related period on Residual Certificates. All the expenses will be allocable to the Residual Certificates or as otherwise indicated in the prospectus supplement.

Taxation of Certain Foreign Investors

Regular Certificates

Interest, including original issue discount, distributable to the Regular Certificateholders that are non-resident aliens, foreign corporations or other non-U.S. Persons (i.e., any person that is not a U.S. Person) will be considered “portfolio interest” and, therefore, generally will not be subject to a 30% United States withholding tax, provided that such non-U.S. Person (i) is not a “10 percent shareholder” within the meaning of Code Section 871(h)(3)(B) or a controlled foreign corporation described in Code Section 881(c)(3)(C) with respect to the REMIC (or possibly one or more borrowers) and (ii) provides the Trustee, or the person that would otherwise be required to withhold tax from such distributions under Code Section 1441 or 1442, with an appropriate statement, signed under penalties of perjury, identifying the beneficial owner and stating, among other things, that the beneficial owner of the Regular Certificate is a non-U.S. Person.  The appropriate documentation includes IRS Form W-8BEN, if the non-U.S. Person is an individual eligible for the benefits of the portfolio interest exemption or an exemption based on a treaty; IRS Form W-8BEN-E, if the non-U.S. Person is an entity eligible for the benefits of the portfolio interest exemption or an exemption based on a treaty; IRS Form W-8ECI if the non-U.S. Person is eligible for an exemption on the basis of its income from the Regular Certificate being effectively connected to a United States trade or business; IRS Form W-8BEN-E or W-8IMY if the non-U.S. Person is a trust, depending on whether such trust is classified as the beneficial owner of the Regular Certificate; and Form W-8IMY, with supporting documentation as specified in the Treasury regulations, required to substantiate exemptions from withholding on behalf of its partners, if the non-U.S. Person is a partnership.  With respect to IRS Forms W-8BEN, W-8BEN-E, W-8IMY and W-8ECI, each (other than IRS Form W-8IMY) expires after three full calendar years or as otherwise provided by applicable law. Additional information may be required by holders that are “foreign financial institutions” under FACTA. See “—Foreign Accounting Tax Compliance Act” below. An intermediary (other than a partnership) must provide IRS Form W-8IMY, revealing all required information, including its name, address, taxpayer identification number, the country under the laws of which it is created, and certification that it is not acting for its own account.  A “qualified intermediary” must certify that it has provided, or will provide, a withholding statement as required under Treasury regulations Section 1.1441-1(e)(5)(v), but need not disclose the identity of its account holders on its IRS Form W-8IMY, and may certify its account holders’ status without including each beneficial owner’s certification.  A non-“qualified intermediary” must additionally certify that it has provided, or will provide, a withholding statement that is associated with the appropriate IRS Forms W-8 and W-9 required to substantiate exemptions from withholding on behalf of its beneficial owners.  The term “intermediary” means a person acting as a custodian, broker, nominee or otherwise as an agent for the beneficial owner of a Regular Certificate.  A “qualified intermediary” is generally a foreign financial institution or clearing organization or a non-U.S. branch or office of a U.S. financial institution or clearing organization that is a party to a withholding agreement with the IRS.

If such statement, or any other required statement, is not provided, 30% withholding will apply unless reduced or eliminated pursuant to an applicable tax treaty or unless the interest on the Regular Certificate is effectively connected with the conduct of a trade or business within the United States by such non-U.S. Person.  In the latter case, such non-U.S. Person will be subject to United States federal income tax at regular rates.  Investors that are non-U.S. Persons should consult their own tax advisors regarding the specific tax consequences to them of owning a Regular Certificate.

Residual Certificates

The Conference Committee Report to the 1986 Act indicates that amounts paid to Residual Certificateholders who are non-U.S. Persons are treated as interest for purposes of the 30% (or lower treaty rate) United States withholding tax. Treasury regulations provide that amounts distributed to Residual Certificateholders may qualify as “portfolio interest”, subject to the conditions described in “—Regular Certificates” above, but only to the extent that (i) the mortgage loans were issued after July 18, 1984 and (ii) the Trust Fund or segregated pool of assets in that Trust Fund (as to which a separate REMIC election will be made), to which the Residual Certificate relates, consists of obligations issued in “registered form” within the meaning of Code Section 163(f)(1). Generally, whole mortgage loans will not be considered obligations issued in registered form. Furthermore, a Residual Certificateholder will not be entitled to any exemption from the 30% withholding tax (or lower treaty rate) to the extent of that portion of REMIC taxable income that constitutes an “excess inclusion”. See “—Taxation of Residual Certificates—Limitations on Offset or Exemption of REMIC Income.” If the amounts paid to Residual Certificateholders who are non-U.S. Persons are effectively connected with the conduct of a trade or business within the United States by non-U.S. Persons, 30% (or lower treaty rate) withholding will not apply. Instead, the amounts paid to non-U.S. Persons will be subject to United States federal income tax at regular rates. If 30% (or lower treaty rate) withholding is applicable, the amounts generally will be taken into account for purposes of withholding only when paid or otherwise distributed (or when the Residual Certificate is disposed of) under rules similar to withholding upon disposition of debt instruments that have original issue discount. See “—Tax-Related Restrictions on Transfer of Residual Certificates—Foreign Investors” above concerning the disregard of certain transfers having “tax avoidance potential” and the withholding tax obligations of U.S. partnerships having non-U.S. Persons as partners.  Investors who are non-U.S. Persons should consult their own tax advisors regarding the specific tax consequences to them of owning Residual Certificates.

Unless otherwise stated in the related prospectus supplement, transfers of residual certificates to investors that (i) are non-U.S. Persons, or (ii) are U.S. Persons and classified as partnerships under the Internal Revenue Code, if any of their direct or indirect beneficial owners (other than through a U.S. corporation) are (or are permitted to be under the related partnership agreement) non-U.S. Persons, will be prohibited under the related Agreement.

Foreign Accounting Tax Compliance Act

Under the “Foreign Account Tax Compliance Act” (“FATCA”) provisions of the Hiring Incentives to Restore Employment Act, a 30% withholding tax is generally imposed on certain payments, including U.S.-source interest on or after July 1, 2014, and gross proceeds from the disposition of debt obligations that give rise to U.S.-source interest on or after January 1, 2017,  to “foreign financial institutions” and certain other foreign financial entities if those foreign entities fail to comply with the requirements of FATCA.  The certificate administrator will be required to withhold amounts under FATCA on payments made to holders who are subject to the FATCA requirements and who fail to provide the certificate administrator with proof that they have complied with such requirements.

Because payments on obligations, such as the certificates, that are outstanding before July 1, 2014 are not subject to FATCA, it is not expected that these provisions will apply to payments on the certificates.  Prospective investors should consult their tax advisors regarding the applicability of FATCA to their certificates.

3.8% Medicare Tax on “Net Investment Income”

Certain non-corporate U.S. Persons will be subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include the interest payments and any gain realized with respect to the certificates, to the extent of their net investment income that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return.  The 3.8% Medicare tax is determined in a different manner than the regular income tax.  U.S. Persons should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Backup Withholding

Distributions made on the Regular Certificates, and proceeds from the sale of the Regular Certificates to or through certain brokers, may be subject to a “backup” withholding tax under Code Section 3406 at a rate of 28% on “reportable payments” (including interest distributions, original issue discount, and, under some circumstances, principal distributions) unless the Regular Certificateholder is a U.S. Person and provides IRS Form W-9 with the correct taxpayer identification number; in the case of the Regular Certificates, is a non-U.S. Person and provides IRS Form W-8BEN or W-8BEN-E, as applicable, identifying the non-U.S. Person and stating that the beneficial owner is not a U.S. Person; or can be treated as an exempt recipient within the meaning of Treasury regulations Section 1.6049-4(c)(1)(ii).  Any amounts to be withheld from distribution on the Regular Certificates would be refunded by the IRS or allowed as a credit against the Regular Certificateholder’s federal income tax liability.  Information reporting requirements may also apply regardless of whether withholding is required.  Any amounts to be withheld from distribution on the regular certificates would be refunded by the IRS or allowed as a credit against the Regular Certificateholder’s federal income tax liability.  Regular Certificateholders are urged to contact their own tax advisors regarding the application to them of backup withholding and information reporting.

Reporting Requirements

Reports of accrued interest, original issue discount, if any, and information necessary to compute the accrual of any market discount on the Regular Certificates will be made annually to the IRS and to individuals, estates, non-exempt and non-charitable trusts, and partnerships who are either holders of record of Regular Certificates or beneficial owners who own Regular Certificates through a broker or middleman as nominee. All brokers, nominees and all other non-exempt holders of record of Regular Certificates (including corporations, non-calendar year taxpayers, securities or commodities dealers, placement agents, real estate investment trusts, investment companies, common trust funds, thrift institutions and charitable trusts) may request the information for any calendar quarter by telephone or in writing by contacting the person designated in IRS Publication 938 with respect to a particular series of Regular Certificates. Holders through nominees must request the information from the nominee.

The IRS’s Form 1066 has an accompanying Schedule Q, Quarterly Notice to Residual Interest Holders of REMIC Taxable Income or Net Loss Allocation. Treasury regulations require that Schedule Q be furnished by the REMIC Pool to each Residual Certificateholder by the end of the month following the close of each calendar quarter (41 days after the end of a quarter under proposed Treasury regulations) in which the REMIC Pool is in existence.

Treasury regulations require that, in addition to the foregoing requirements, information must be furnished quarterly to Residual Certificateholders, furnished annually, if applicable, to holders of Regular Certificates, and filed annually with the IRS concerning Code Section 67 expenses (see “—Limitations on Deduction of Certain Expenses” above) allocable to the holders. Furthermore, under the regulations, information must be furnished quarterly to Residual Certificateholders, furnished annually to holders of Regular Certificates, and filed annually with the IRS concerning the percentage of the REMIC Pool’s assets meeting the qualified asset tests described above under “—Status of REMIC Certificates.”

Federal Income Tax Consequences for Certificates
as to Which No REMIC Election Is Made

Standard Certificates

General

In the event that the applicable Agreement provides that no election is made to treat a Trust Fund (or a segregated pool of assets in that Trust Fund) with respect to a series of Certificates that are not designated as “Stripped Certificates”, as described below, as a REMIC (Certificates of this series shall be referred to as “Standard Certificates”), in the opinion of Cadwalader, Wickersham & Taft LLP, the Trust Fund will be classified as a grantor trust under subpart E, Part 1 of subchapter J of the Code and not as an association taxable as a corporation or a “taxable mortgage pool” within the meaning of Code Section 7701(i).

Where there is no retention of a portion of the interest payments with respect to the mortgage loans underlying the Standard Certificates, the holder of each Standard Certificate (a “Standard Certificateholder”) in a series will be treated as the owner of a pro rata undivided interest in the ordinary income and corpus portions of the Trust Fund represented by its Standard Certificate and will be considered the beneficial owner of a pro rata undivided interest in each of the mortgage loans, subject to the discussion below under “—Recharacterization of Servicing Fees.” Accordingly, the holder of a

Standard Certificate of a particular series will be required to report on its federal income tax return its pro rata share of the entire income from the mortgage loans represented by its Standard Certificate, including interest at the coupon rate on the mortgage loans, original issue discount (if any), Prepayment Premiums, assumption fees, and late payment charges received by the Master Servicer, in accordance with Standard Certificateholder’s method of accounting. A Standard Certificateholder generally will be able to deduct its share of the Servicing Fee and all administrative and other expenses of the Trust Fund in accordance with its method of accounting, provided that the amounts are reasonable compensation for services rendered to that Trust Fund. However, investors who are individuals, estates or trusts who own Standard Certificates, either directly or indirectly through certain pass-through entities, will be subject to limitation with respect to certain itemized deductions described in Code Section 67, including deductions under Code Section 212 for the Servicing Fee and all the administrative and other expenses of the Trust Fund, to the extent that the deductions, in the aggregate, do not exceed two percent of an investor’s adjusted gross income. In addition, Code Section 68 provides that itemized deductions otherwise allowable for a taxable year of an individual taxpayer with income above certain thresholds will be reduced by the lesser of (i) 3% of the excess, if any, of adjusted gross income over a threshold amount adjusted annually for inflation, or (ii) 80% of the amount of itemized deductions otherwise allowable for that year.  As a result, the investors holding Standard Certificates, directly or indirectly through a pass-through entity, may have aggregate taxable income in excess of the aggregate amount of cash received on the Standard Certificates with respect to interest at the pass-through rate on the Standard Certificates. In addition, the expenses are not deductible at all for purposes of computing the alternative minimum tax, and may cause the investors to be subject to significant additional tax liability. Moreover, where there is fixed retained yield with respect to the mortgage loans underlying a series of Standard Certificates or where the Servicing Fee is in excess of reasonable servicing compensation, the transaction will be subject to the application of the “stripped bond” and “stripped coupon” rules of the Code, as described below under “—Stripped Certificates” and “—Recharacterization of Servicing Fees,” respectively.

Tax Status

In the opinion of Cadwalader, Wickersham & Taft LLP, Standard Certificates will have the following status for federal income tax purposes:

1.        A Standard Certificate owned by a “domestic building and loan association” within the meaning of Code Section 7701(a)(19) will be considered to represent “loans secured by an interest in real property” within the meaning of Code Section 7701(a)(19)(C)(v), provided that the real property securing the mortgage loans represented by that Standard Certificate is of the type described in that section of the Code.

2.        A Standard Certificate owned by a real estate investment trust will be considered to represent “real estate assets” within the meaning of Code Section 856(c)(5)(B) to the extent that the assets of the related Trust Fund consist of qualified assets, and interest income on the assets will be considered “interest on obligations secured by mortgages on real property” to the extent within the meaning of Code Section 856(c)(3)(B).

3.        A Standard Certificate owned by a REMIC will be considered to represent an “obligation . . . which is principally secured by an interest in real property” within the meaning of Code Section 860G(a)(3)(A) to the extent that the assets of the related Trust Fund consist of “qualified mortgages” within the meaning of Code Section 860G(a)(3).

Premium and Discount

Standard Certificateholders are advised to consult with their tax advisors as to the federal income tax treatment of premium and discount arising either upon initial acquisition of Standard Certificates or after acquisition.

Premium. The treatment of premium incurred upon the purchase of a Standard Certificate will be determined generally as described above under “—Federal Income Tax Consequences for REMIC Certificates—Taxation of Regular Certificates—Premium.”

Original Issue Discount. The original issue discount rules will be applicable to a Standard Certificateholder’s interest in those mortgage loans as to which the conditions for the application of those sections are met. Rules regarding periodic inclusion of original issue discount income are applicable to mortgages of corporations originated after May 27, 1969, mortgages of noncorporate mortgagors (other than individuals) originated after July 1, 1982, and mortgages of individuals originated after March 2, 1984. Under the OID Regulations, the original issue discount could arise by the charging of points by the originator of the mortgages in an amount greater than a statutory de minimis exception, including a payment of points currently deductible by the borrower under applicable Code provisions or, under certain circumstances, by the presence of “teaser rates” on the mortgage loans.

Original issue discount must generally be reported as ordinary gross income as it accrues under a constant interest method that takes into account the compounding of interest, in advance of the cash attributable to that income. It is anticipated that no prepayment assumption will be assumed for purposes of the accrual. However, Code Section 1272 provides for a reduction in the amount of original issue discount includible in the income of a holder of an obligation that acquires the obligation after its initial issuance at a price greater than the sum of the original issue price and the previously accrued original issue discount, less prior payments of principal. Accordingly, if the mortgage loans acquired by a Standard Certificateholder are purchased at a price equal to the then unpaid principal amount of the mortgage loans, no original issue discount attributable to the difference between the issue price and the original principal amount of the mortgage loans (i.e., points) will be includible by the holder.

Market Discount. Standard Certificateholders also will be subject to the market discount rules to the extent that the conditions for application of those sections are met. Market discount on the mortgage loans will be determined and will be reported as ordinary income generally in the manner described above under “—Federal Income Tax Consequences for REMIC Certificates—Taxation of Regular Certificates—Market Discount,” except that the ratable accrual methods described in that section will not apply. Rather, the holder will accrue market discount pro rata over the life of the mortgage loans, unless the constant yield method is elected. It is anticipated that no prepayment assumption will be assumed for purposes of the accrual.

Recharacterization of Servicing Fees

If the Servicing Fee paid to the Master Servicer were deemed to exceed reasonable servicing compensation, the amount of the excess would represent neither income nor a deduction to Certificateholders. In this regard, there are no authoritative guidelines for federal income tax purposes as to either the maximum amount of servicing compensation that may be considered reasonable in the context of this or similar transactions or whether, in the case of the Standard Certificate, the reasonableness of servicing compensation should be determined on a weighted average or loan-by-loan basis. If a loan-by-loan basis is appropriate, the likelihood that the amount would exceed reasonable servicing compensation as to some of the mortgage loans would be increased. IRS guidance indicates that a servicing fee in excess of reasonable compensation (“excess servicing”) will cause the mortgage loans to be treated under the “stripped bond” rules. The guidance provides safe harbors for servicing deemed to be reasonable and requires taxpayers to demonstrate that the value of servicing fees in excess of the amounts is not greater than the value of the services provided.

Accordingly, if the IRS’s approach is upheld, a servicer who receives a servicing fee in excess of the amounts would be viewed as retaining an ownership interest in a portion of the interest payments on the mortgage loans. Under the rules of Code Section 1286, the separation of ownership of the right to receive some or all of the interest payments on an obligation from the right to receive some or all of the principal payments on the obligation would result in treatment of the mortgage loans as “stripped coupons” and “stripped bonds”. Subject to the de minimis rule discussed below under “—Stripped Certificates,” each stripped bond or stripped coupon could be considered for this purpose as a non-interest bearing obligation issued on the date of issue of the Standard Certificates, and the original issue discount rules of the Code would apply to the Stripped Certificateholder. While Standard Certificateholders would still be treated as owners of beneficial interests in a grantor trust for federal income tax purposes, the corpus of the trust could be viewed as excluding the portion of the mortgage loans the ownership of which is attributed to the Master Servicer, or as including such portion as a second class of equitable interest. Applicable Treasury regulations treat this arrangement as a fixed investment trust, since the multiple classes of trust interests should be treated as merely facilitating direct investments in the trust assets and the existence of multiple classes of ownership interests is incidental to that purpose. In general, this recharacterization should not have any significant effect upon the timing or amount of income reported by a Standard Certificateholder, except that the income reported by a cash method holder may be slightly accelerated. See “—Stripped Certificates” below for a further description of the federal income tax treatment of stripped bonds and stripped coupons.

Sale or Exchange of Standard Certificates

Upon sale or exchange of a Standard Certificate, a Standard Certificateholder will recognize gain or loss equal to the difference between the amount realized on the sale and its aggregate adjusted basis in the mortgage loans and the other assets represented by the Standard Certificate. In general, the aggregate adjusted basis will equal the Standard Certificateholder’s cost for the Standard Certificate, increased by the amount of any income previously reported with respect to the Standard Certificate and decreased by the amount of any losses previously reported with respect to the Standard Certificate and the amount of any distributions received on the Standard Certificate. Except as provided above with respect to market discount on any mortgage loans, and except for certain financial institutions subject to the provisions of Code Section 582(c), any gain or loss upon the sale or exchange of a Standard Certificate would be capital gain or loss if the Standard Certificate was held as a capital asset. However, gain on the sale of a Standard Certificate will be treated as ordinary income (i) if a Standard Certificate is held as part of a “conversion transaction” as defined in Code Section 1258(c), up to the amount of interest that would have accrued on the Standard Certificateholder’s net investment in the conversion transaction at 120% of the appropriate applicable Federal rate in effect at the time the taxpayer entered into the transaction minus any amount previously treated as ordinary income with respect to any prior disposition of property that was held as a part of the transaction or (ii) in the case of a non-corporate taxpayer, to the extent the taxpayer has made an election under Code Section 163(d)(4) to have net capital gains taxed as investment income at ordinary income rates. Long-term capital gains of certain non-corporate taxpayers generally are subject to a lower maximum tax rate than ordinary income or short-term capital gains of the taxpayers for property held for more than one year. The maximum tax rate for corporations is the same with respect to both ordinary income and capital gains.

Stripped Certificates

General

Pursuant to Code Section 1286, the separation of ownership of the right to receive some or all of the principal payments on an obligation from ownership of the right to receive some or all of the interest payments results in the creation of “stripped bonds” with respect to principal payments and “stripped coupons” with respect to interest payments. For purposes of this discussion, certificates that are subject to those rules will be referred to as “Stripped Certificates”.

The certificates will be subject to those rules if (i) the Depositor or any of its affiliates retains (for its own account or for purposes of resale), in the form of fixed retained yield or otherwise, an ownership interest in a portion of the payments on the mortgage loans, (ii) the Master Servicer is treated as having an ownership interest in the mortgage loans to the extent it is paid (or retains) servicing compensation in an amount greater than reasonable consideration for servicing the mortgage loans (see “—Standard Certificates—Recharacterization of Servicing Fees” above) and (iii) certificates are issued in two or more classes or subclasses representing the right to non-pro-rata percentages of the interest and principal payments on the mortgage loans.

In general, a holder of a Stripped Certificate will be considered to own “stripped bonds” with respect to its pro rata share of all or a portion of the principal payments on each mortgage loan and/or “stripped coupons” with respect to its pro rata share of all or a portion of the interest payments on each mortgage loan, including the Stripped Certificate’s allocable share of the servicing fees paid to the Master Servicer, to the extent that the fees represent reasonable compensation for services rendered. See discussion above under “—Standard Certificates—Recharacterization of Servicing Fees” above. Although not free from doubt, for purposes of reporting to Stripped Certificateholders, the servicing fees will be allocated to the Stripped Certificates in proportion to the respective entitlements to distributions of each class (or subclass) of Stripped Certificates for the related period or periods. The holder of a Stripped Certificate generally will be entitled to a deduction each year in respect of the servicing fees, as described above under “—Standard Certificates—General,” subject to the limitation described in that section.

Code Section 1286 treats a stripped bond or a stripped coupon as an obligation issued at an original issue discount on the date that the stripped interest is purchased if its “stated redemption price at maturity” exceeds its “issue price” by more than a de minimis amount.  Although the treatment of Stripped Certificates for federal income tax purposes is not clear in certain respects at this time, particularly where the Stripped Certificates are issued with respect to a mortgage pool containing variable-rate mortgage loans, in the opinion of Cadwalader, Wickersham & Taft LLP (i) the Trust Fund will be treated as a grantor trust under subpart E, Part 1 of subchapter J of the Code and not as an association taxable as a corporation or a “taxable mortgage pool” within the meaning of Code Section 7701(i), and (ii) each Stripped Certificate should be treated as a single installment obligation for purposes of calculating original issue discount and gain or loss on disposition. This treatment is based on the interrelationship of Code Section 1286, Code Sections 1272 through 1275, and the OID Regulations. While under Code Section 1286 computations with respect to Stripped Certificates arguably should be made in one of the ways described below under “—Taxation of Stripped Certificates—Possible Alternative Characterizations,” the OID Regulations state, in general, that two or more debt instruments issued by a single issuer to a single investor in a single transaction should be treated as a single debt instrument for original issue discount purposes. The Agreement requires that the Trustee make and report all computations described below using this aggregate approach, unless substantial legal authority requires otherwise.

Furthermore, Treasury regulations provide for the treatment of a Stripped Certificate as a single debt instrument issued on the date it is purchased for purposes of calculating any original issue discount. In addition, under these regulations, a Stripped Certificate that represents a right to payments of both interest and principal may be viewed either as issued with original issue discount or market discount (as described below), at a de minimis original issue discount, or, presumably, at a premium. This treatment suggests that the interest component of a Stripped Certificate would be treated as qualified stated interest under the OID Regulations other than in the case of an interest-only Stripped Certificate on which the interest is substantially disproportionate to the principal amount. Further, these final regulations provide that the purchaser of a Stripped Certificate will be required to account for any discount as market discount rather than original issue discount if either (i) the initial discount with respect to the Stripped Certificate was treated as zero under the de minimis rule, or (ii) no more than 100 basis points in excess of reasonable servicing is stripped off the related mortgage loans. Any market discount would be reportable as described under “—Federal Income Tax Consequences for REMIC Certificates—Taxation of Regular Certificates—Market Discount,” without regard to the de minimis rule under the Treasury regulations, assuming that a prepayment assumption is employed in the computation.

Status of Stripped Certificates

No specific legal authority exists as to whether the character of the Stripped Certificates, for federal income tax purposes, will be the same as that of the mortgage loans. Although the issue is not free from doubt, in the opinion of Cadwalader, Wickersham & Taft LLP, Stripped Certificates owned by applicable holders should be considered to represent “real estate assets” within the meaning of Code Section 856(c)(5)(B), “obligation[s] principally secured by an interest in real property” within the meaning of Code Section 860G(a)(3)(A), and “loans . . . secured by an interest in real property which is . . . residential real property” within the meaning of Code Section 7701(a)(19)(C)(v), and interest (including original issue discount) income attributable to Stripped Certificates should be considered to represent “interest on obligations secured by mortgages on real property” within the meaning of Code Section 856(c)(3)(B), provided that in each case the mortgage loans and interest on the mortgage loans qualify for this treatment. The application of the Code provisions to buy-down mortgage loans is uncertain. See “—Standard Certificates—Tax Status” above.

Taxation of Stripped Certificates

Original Issue Discount. Except as described above under “—General,” each Stripped Certificate will be considered to have been issued at an original issue discount for federal income tax purposes. Original issue discount with respect to a Stripped Certificate must be included in ordinary income as it accrues, in accordance with a constant interest method that takes into account the compounding of interest, which may be prior to the receipt of the cash attributable to the income. Based in part on the OID Regulations and the amendments to the original issue discount sections of the Code made by the 1986 Act, the amount of original issue discount required to be included in the income of a holder of a Stripped Certificate (referred to in this discussion as a “Stripped Certificateholder”) in any taxable year likely will be computed generally as described above under “—Federal Income Tax Consequences for REMIC Certificates—Taxation of Regular Certificates—Original Issue Discount” and “—Variable Rate Regular Certificates.” However, with the apparent exception of a Stripped Certificate issued with de minimis original issue discount as described above under “—General,” the issue price of a Stripped Certificate will be the purchase price paid by each Stripped Certificateholder, and the stated redemption price at maturity will include the aggregate amount of the payments to be made on the Stripped Certificate to the Stripped Certificateholder, presumably under the Prepayment Assumption.

If the mortgage loans prepay at a rate either faster or slower than that under the Prepayment Assumption, a Stripped Certificateholder’s recognition of original issue discount will be either accelerated or decelerated and the amount of the original issue discount will be either increased or decreased depending on the relative interests in principal and interest on each mortgage loan represented by the Stripped Certificateholder’s Stripped Certificate. While the matter is not free from doubt, the holder of a Stripped Certificate should be entitled in the year that it becomes certain (assuming no further prepayments) that the holder will not recover a portion of its adjusted basis in the Stripped Certificate to recognize an ordinary loss equal to the portion of unrecoverable basis.

As an alternative to the method described above, the fact that some or all of the interest payments with respect to the Stripped Certificates will not be made if the mortgage loans are prepaid could lead to the interpretation that the interest payments are “contingent” within the meaning of the OID Regulations. The OID Regulations, as they relate to the treatment of contingent interest, are by their terms not applicable to prepayable securities such as the Stripped Certificates. However, if final regulations dealing with contingent interest with respect to the Stripped Certificates apply the same principles as the OID Regulations, the regulations may lead to different timing of income inclusion that would be the case under the OID Regulations. Furthermore, application of the principles could lead to the characterization of gain on the sale of contingent interest Stripped Certificates as ordinary income. Investors should consult their tax advisors regarding the appropriate tax treatment of Stripped Certificates.

In light of the application of Code Section 1286, a beneﬁcial owner of a Stripped Certificate generally will be required to compute accruals of original issue discount based on its yield, possibly taking into account its own Prepayment Assumption. The information necessary to perform the related calculations for information reporting purposes, however, generally will not be available to the trustee. Accordingly, any information reporting provided by the trustee with respect to these Stripped Certificates, which information will be based on pricing information as of the Closing Date, will largely fail to reﬂect the accurate accruals of original issue discount for these certiﬁcates. Prospective investors therefore should be aware that the timing of accruals of original issue discount applicable to a Stripped Certificate generally will be different than that reported to holders and the IRS.  Prospective investors should consult your own tax advisors regarding their obligation to compute and include in income the correct amount of original issue discount accruals and any possible tax consequences for failure to do so.

Sale or Exchange of Stripped Certificates. Sale or exchange of a Stripped Certificate prior to its maturity will result in gain or loss equal to the difference, if any, between the amount received and the Stripped Certificateholder’s adjusted basis in the Stripped Certificate, as described above under “—Federal Income Tax Consequences for REMIC Certificates—Sale, Exchange or Retirement of Regular

Certificates.” To the extent that a subsequent purchaser’s purchase price is exceeded by the remaining payments on the Stripped Certificates, the subsequent purchaser will be required for federal income tax purposes to accrue and report the excess as if it were original issue discount in the manner described above. It is not clear for this purpose whether the assumed prepayment rate that is to be used in the case of a Stripped Certificateholder other than an original Stripped Certificateholder should be the Prepayment Assumption or a new rate based on the circumstances at the date of subsequent purchase.

Purchase of More Than One Class of Stripped Certificates. Where an investor purchases more than one class of Stripped Certificates, it is currently unclear whether for federal income tax purposes the classes of Stripped Certificates should be treated separately or aggregated for purposes of the rules described above.

Possible Alternative Characterizations. The characterizations of the Stripped Certificates discussed above are not the only possible interpretations of the applicable Code provisions. For example, the Stripped Certificateholder may be treated as the owner of (i) one installment obligation consisting of the Stripped Certificate’s pro rata share of the payments attributable to principal on each mortgage loan and a second installment obligation consisting of the Stripped Certificate’s pro rata share of the payments attributable to interest on each mortgage loan, (ii) as many stripped bonds or stripped coupons as there are scheduled payments of principal and/or interest on each mortgage loan or (iii) a separate installment obligation for each mortgage loan, representing the Stripped Certificate’s pro rata share of payments of principal and/or interest to be made with respect to the Stripped Certificate. Alternatively, the holder of one or more classes of Stripped Certificates may be treated as the owner of a pro rata fractional undivided interest in each mortgage loan to the extent that the Stripped Certificate, or classes of Stripped Certificates in the aggregate, represent the same pro rata portion of principal and interest on each mortgage loan, and a stripped bond or stripped coupon (as the case may be), treated as an installment obligation or contingent payment obligation, as to the remainder. Treasury regulations regarding original issue discount on stripped obligations make the foregoing interpretations less likely to be applicable. The preamble to these regulations states that they are premised on the assumption that an aggregation approach is appropriate for determining whether original issue discount on a stripped bond or stripped coupon is de minimis, and solicits comments on appropriate rules for aggregating stripped bonds and stripped coupons under Code Section 1286.

Because of these possible varying characterizations of Stripped Certificates and the resultant differing treatment of income recognition, Stripped Certificateholders are urged to consult their own tax advisors regarding the proper treatment of Stripped Certificates for federal income tax purposes.

Reporting Requirements and Backup Withholding

It is anticipated that, the Trustee will furnish, within a reasonable time after the end of each calendar year, to each Standard Certificateholder or Stripped Certificateholder at any time during the year, the information (prepared on the basis described above) as the Trustee deems to be necessary or desirable to enable the Certificateholders to prepare their federal income tax returns. The information will include the amount of original issue discount accrued on certificates held by persons other than Certificateholders exempted from the reporting requirements. The amounts required to be reported by the Trustee may not be equal to the proper amount of original issue discount required to be reported as taxable income by a Certificateholder, other than an original Certificateholder that purchased at the issue price. In particular, in the case of Stripped Certificates the reporting will be based upon a representative initial offering price of each class of Stripped Certificates or as otherwise provided in the prospectus supplement. It is anticipated that the Trustee will also file the original issue discount information with the IRS. If a Certificateholder fails to supply an accurate taxpayer identification number or if the Secretary of the Treasury determines that a Certificateholder has not reported all interest and dividend income required to be shown on his federal income tax return, backup withholding may be required in respect of any reportable payments, as described above under “—Federal Income Tax Consequences for REMIC Certificates—Backup Withholding” above.

The IRS has published final regulations establishing a reporting framework for interests in “widely held fixed investment trusts” and placing the responsibility for reporting on the person in the ownership chain who holds an interest for a beneficial owner. A widely-held fixed investment trust is defined as an arrangement classified as an “investment trust” under Treasury regulations Section 301.7701-4(c), in which any interest is held by a middleman, which includes, but is not limited to (i) a custodian of a person’s account, (ii) a nominee and (iii) a broker holding an interest for a customer in street name.

Under these regulations, in connection with the Trust Fund, the trustee will be required to file IRS Form 1099 (or any successor form) with the IRS with respect to holders of the Standard Certificates or Stripped Certificates who are not “exempt recipients” (a term that includes corporations, trusts, securities dealers, middlemen and certain other non-individuals) and do not hold such certificates through a middleman, to report, in accordance with the provisions of the Agreement, the Trust Fund’s gross income and, in certain circumstances, unless the trustee reports under the safe harbor as described in the last sentence of this paragraph, if any Trust Fund assets were disposed of or the Standard Certificates or Stripped Certificates, as applicable, are sold in secondary market sales, the portion of the gross proceeds relating to the Trust Fund assets that are attributable to such Certificateholder. The same requirements would be imposed on middlemen holding such certificates on behalf of Certificateholders. Under certain circumstances, the trustee may report under the safe harbor for widely-held mortgage trusts, as such term is defined under Treasury regulations Section 1.671-5.

These regulations also require that the trustee make available information regarding interest income and information necessary to compute any original issue discount to (i) exempt recipients (including middlemen) and non-calendar year taxpayers, upon request, in accordance with the requirements of the regulations and (ii) Certificateholders who do not hold their certificates through a middleman. The information must be provided to parties specified in clause (i) (a) on or before the later of the 44th day after the close of the calendar year to which the request relates and 28 days after the receipt of the request if any assets of the Trust Fund are interests in another widely-held fixed investment trust or REMIC regular interests, and otherwise (b) on or before the later of the 30th day after the close of the calendar year to which the request relates and 14 days after the receipt of the request. The information must be provided to parties specified in clause (ii) on or before March 15 of the calendar year for which the statement is being furnished.

Taxation of Certain Foreign Investors

To the extent that a certificate evidences ownership in mortgage loans that are issued on or before July 18, 1984, interest or original issue discount paid by the person required to withhold tax under Code Section 1441 or 1442 to nonresident aliens, foreign corporations, or other non-U.S. Persons generally will be subject to 30% United States withholding tax, or the lower rate as may be provided for interest by an applicable tax treaty. Accrued original issue discount recognized by the Standard Certificateholder or Stripped Certificateholder on original issue discount recognized by the Standard Certificateholder or Stripped Certificateholders on the sale or exchange of the certificate also will be subject to federal income tax at the same rate.

Treasury regulations provide that interest or original issue discount paid by the Trustee or other withholding agent to a non-U.S. Person evidencing ownership interest in mortgage loans issued after July 18, 1984 will be “portfolio interest” and will be treated in the manner, and the persons will be subject to the same certification requirements, described above under “—Taxation of Certain Foreign Investors—Regular Certificates.”

For a discussion of requirements that may be imposed on “foreign financial institutions” under the Foreign Accounting Tax Compliance Act, see “—Taxation of Certain Foreign Investors—Foreign Accounting Act Compliance Act” above.

3.8% Medicare Tax on “Net Investment Income” for Standard and Stripped Certificates

Certain non-corporate U.S. Persons may be subject to an additional 3.8% Medicare Tax on “net investment income”.  See “—3.8% Medicare Tax on “Net Investment Income”“ above.

DUE TO THE COMPLEXITY OF THESE RULES AND THE CURRENT UNCERTAINTY AS TO THE MANNER OF THEIR APPLICATION TO THE ISSUING ENTITY AND CERTIFICATEHOLDERS, IT IS PARTICULARLY IMPORTANT THAT POTENTIAL INVESTORS CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX TREATMENT OF THEIR ACQUISITION, OWNERSHIP AND DISPOSITION OF THE CERTIFICATES.

STATE AND LOCAL TAX CONSIDERATIONS

In addition to the Federal income tax consequences described in “FEDERAL INCOME TAX CONSEQUENCES” in this prospectus, potential investors should consider the state, local and other income tax consequences of the acquisition, ownership, and disposition of the certificates. State, local and other income tax law may differ substantially from the corresponding federal law, and this discussion does not purport to describe any aspect of the income tax laws of any state or locality. Therefore, potential investors should consult their own tax advisors with respect to the various state tax consequences of an investment in the certificates.

ERISA CONSIDERATIONS

Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA“), and Section 4975 of the Code impose certain restrictions on certain retirement plans and other employee benefit plans or arrangements, including individual retirement accounts and annuities, Keogh plans, collective investment funds, insurance company separate accounts and some insurance company general accounts in which such plans, accounts or arrangements are invested (collectively, “ERISA Plans”) and on persons who are “parties in interest” (as defined in Section 3(14) of ERISA) or “disqualified persons” (as defined in Section 4975(e)(2) of the Code) with respect to such ERISA Plans.  Sections 401-414 of ERISA impose certain duties on persons who are fiduciaries (as defined in Section 3(21) of ERISA) of ERISA Plans.  Section 406 of ERISA prohibits certain transactions between an ERISA Plan and fiduciaries and/or parties in interest with respect to such ERISA Plan and Section 4975 of the Code imposes a tax on certain prohibited transactions between an ERISA Plan and a disqualified person with respect to such Plan.  Certain employee benefit plans, such as governmental plans (as defined in Section 3(32) of ERISA) and church plans (as defined in Section 3(33) of ERISA and, provided no election has been made under Section 410(d) of the Code), are not subject to the restrictions of ERISA or the Code.  However, such plans (collectively, with ERISA Plans, “Plans”) may be subject to the provisions of applicable federal, state and local law (“Similar Law”) materially similar to the foregoing provisions of ERISA and the Code.

Investments by ERISA Plans and entities the assets of which are deemed to include plan assets are subject to ERISA’s general fiduciary requirements, including the requirement of investment prudence and diversification and the requirement that investments be made in accordance with the documents governing the ERISA Plan. Before investing in a certificate, an ERISA Plan fiduciary should consider, among other factors, whether to do so is appropriate in view of the overall investment policy and liquidity needs of the ERISA Plan. The fiduciary should especially consider the sensitivity of the investments to the rate of principal payments (including prepayments) on the mortgage loans, as discussed in the prospectus supplement related to a series.

Prohibited Transactions

Section 406 of ERISA and Section 4975 of the Code prohibit parties in interest and disqualified persons with respect to ERISA Plans from engaging in certain transactions involving the Plans and their assets unless a statutory or administrative exemption applies to the transaction. Section 4975 of the Code and Sections 502(i) and 502(l) of ERISA provide for the imposition of certain excise taxes and civil penalties on certain persons that engage or participate in the prohibited transactions. The Depositor, the Master Servicer, the Special Servicer, if any, the Trustee or certain affiliates of the Depositor, Master Servicer, Special Servicer or Trustee, might be considered or might become parties in interest or disqualified persons with respect to an ERISA Plan. If so, the acquisition or holding of certificates by or on behalf of the Plan could be considered to give rise to a “prohibited transaction” within the meaning of ERISA and/or the Code unless an administrative exemption described below or some other exemption is available.

Special caution should be exercised before the assets of a Plan are used to purchase a certificate if, with respect to the assets, the Depositor, the Master Servicer, the Special Servicer, if any, the Trustee or an affiliate of the Depositor, Master Servicer, Special Servicer or Trustee, either: (a) has investment discretion with respect to the investment of the assets of the Plan; or (b) has authority or responsibility to give, or regularly gives investment advice with respect to the assets for a fee and pursuant to an agreement or understanding that the advice will serve as a primary basis for investment decisions with respect to the assets and that the advice will be based on the particular investment needs of the Plan.

Further, if the assets included in a Trust Fund were deemed to constitute “plan assets,” it is possible that an ERISA Plan’s investment in the certificates might be deemed to constitute a delegation, under ERISA, of the duty to manage plan assets by the fiduciary deciding to invest in the certificates, and certain transactions involved in the operation of the Trust Fund might be deemed to constitute prohibited transactions under ERISA and/or the Code.

The U.S. Department of Labor (the “Department”) has issued regulations (the “Regulations”) concerning whether or not a Plan’s assets would be deemed to include an interest in the underlying assets of an entity (such as the Trust Fund) for purposes of the reporting and disclosure and general fiduciary responsibility provisions of ERISA, as well as for the prohibited transaction provisions of ERISA and the Code, if the Plan acquires an “equity interest” (such as a certificate) in the entity.  The Pension Protection Act of 2006 contains a provision, Section 3(42) of ERISA, which modifies the Regulations in certain respects.

Certain exceptions are provided in the Regulations, through which an investing ERISA Plan’s assets would be deemed merely to include its interest in the certificates instead of being deemed to include an interest in the assets of the Trust Fund. However, it cannot be predicted in advance nor can we assure you whether the exceptions may be met, because of the factual nature of certain of the rules set forth in the Regulations. For example, one of the exceptions in the Regulations states that the underlying assets of an entity will not be considered “plan assets” if less than 25% of the value of each class of equity interests is held by “benefit plan investors,” which are defined as ERISA Plans, and entities whose underlying assets include plan assets by reason of an ERISA Plan’s investment in any of those entities, but this exception is tested immediately after each acquisition of an equity interest in the entity whether upon initial issuance or in the secondary market.

Pursuant to the Regulations, if the assets of the Trust Fund were deemed to be plan assets by reason of an ERISA Plan’s investment in any certificates, the plan assets would include an undivided interest in the mortgage loans, the mortgages underlying the mortgage loans and any other assets held in the Trust Fund. Therefore, because the mortgage loans and other assets held in the Trust Fund may be deemed to be the assets of each Plan that purchases certificates, in the absence of an exemption, the purchase, sale or holding of certificates of any series or class by a Plan might result in a prohibited transaction and the imposition of civil penalties or excise taxes. The Department has issued administrative exemptions from application of certain prohibited transaction restrictions of ERISA and the Code to several underwriters of mortgage-backed securities (each, an “Underwriter’s Exemption”). This Underwriter’s Exemption can only apply to mortgage-backed securities which, among other conditions, are sold in an offering with respect to which the underwriter serves as the sole or a managing underwriter, or as a selling or placement agent. If an Underwriter’s Exemption might be applicable to a series of certificates, the related prospectus supplement will refer to that possibility.

Unrelated Business Taxable Income — Residual Interests

The purchase of a certificate that is a Residual Certificate by any person, including any employee benefit plan that is exempt from federal income tax under Code Section 501(a), including ERISA Plans, may give rise to “unrelated business taxable income” as described in Code Sections 511-515 and 860E. Further, prior to the purchase of an interest in a Residual Certificate, a prospective transferee may be required to provide an affidavit to a transferor that it is not, nor is it purchasing an interest in a Residual Certificate on behalf of, a “Disqualified Organization,“ which term as defined above includes certain tax-exempt entities not subject to Code Section 511, such as certain governmental plans, as discussed above under “FEDERAL INCOME TAX CONSEQUENCES—Federal Income Tax Consequences for REMIC Certificates—Taxation of Residual Certificates.”

Due to the complexity of these rules and the penalties imposed upon Persons involved in prohibited transactions, it is particularly important that individuals responsible for investment decisions with respect to ERISA Plans consult with their counsel regarding the consequences under ERISA and/or the Code of their acquisition and ownership of certificates.  Individuals responsible for investment decisions for Plans not subject to ERISA or the Code should consult with the counsel regarding the applicability of, and restrictions imposed by, Similar Law with respect to the acquisition and ownership of certificates.

The sale of certificates to a Plan is in no respect a representation by the Depositor or the applicable Underwriter that this investment meets all relevant legal requirements with respect to investments by Plans generally or any particular Plan, or that this investment is appropriate for Plans generally or any particular Plan.

LEGAL INVESTMENT

If so specified in the prospectus supplement, certain classes of offered certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended (“SMMEA”). Generally, the only classes of certificates that qualify as “mortgage related securities” will be those that:

●	are rated in one of two highest rating categories by at least one NRSRO; and

●	are part of a series evidencing interests in a trust fund consisting of loans originated by certain types of originators specified in SMMEA and secured by first liens on real estate.

While Section 939(e) of the Dodd-Frank Wall Street Reform and Consumer Protection Act amended SMMEA, effective July 21, 2012, so as to require the SEC to establish creditworthiness standards by that date in substitution for the foregoing ratings test, the SEC has neither proposed nor adopted a rule establishing new creditworthiness standards for purposes of SMMEA as of the date of this prospectus.  However, the SEC has issued a transitional interpretation (Release No. 34-67448 (effective July 20, 2012)), which provides that, until such time as final rules establishing new standards of creditworthiness become effective, the standard of creditworthiness for purposes of the definition of the term “mortgage related security” is a security that is rated in one of the two highest rating categories by at least one NRSRO.  Depending on the standards of creditworthiness that are ultimately established by the SEC, it is possible that certain classes of offered certificates specified to be “mortgage related securities” for purposes of SMMEA in the related prospectus supplement, may no longer qualify as such as of the time such new standards are effective.

The appropriate characterization of the offered certificates under various legal investment restrictions, and thus the ability of investors subject to those restrictions to purchase the offered certificates, are subject to significant interpretive uncertainties.  Except as may be specified in the related prospectus supplement with regard to the status of certain classes of offered certificates as “mortgage related securities” for purposes of SMMEA, no representations are made as to the proper characterization of the offered certificates for legal investment, financial institution regulatory, or other purposes, or as to the ability of particular investors to purchase any offered certificates under applicable legal investment restrictions.  Further, any rating of a class of offered certificates below an “investment grade” rating (i.e., lower than the top four rating categories) by an NRSRO engaged to rate that class or issuing an unsolicited rating, and whether initially or as a result of a ratings downgrade, may adversely affect the ability of an investor to purchase or retain, or otherwise impact the regulatory characteristics of, that class of offered certificates.  The uncertainties described above (and any unfavorable future determinations concerning the legal investment or financial institution regulatory characteristics of the offered certificates) may adversely affect the liquidity and market value of the offered certificates.

Accordingly, all investors whose investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities should consult with their own legal advisors in determining whether and to what extent the offered certiﬁcates constitute legal investments or are subject to investment, capital or other regulatory restrictions.

THE APPRAISAL REGULATIONS

Pursuant to Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 (“FIRREA”), the Federal Reserve Board, the OCC, the FDIC and the OTS have adopted regulations (the “Appraisal Regulations”) applicable to bank holding companies, their non-bank subsidiaries and state-chartered banks that are members of the Federal Reserve System (12 C.F.R. §§ 225.61-225.67), national banks (12 C.F.R. §§ 34.41-34.47), state-chartered banks that are not members of the Federal Reserve System (12 C.F.R. Part 323), and savings associations (12 C.F.R. Part 564), respectively. The Appraisal Regulations, which are substantially similar, although not identical, for each agency, generally require the affected institutions and entities to obtain appraisals performed by state-certified or state-licensed appraisers (each, a “FIRREA Appraisal”) in connection with a wide range of real estate-related transactions, including the purchase of interests in loans secured by real estate in the form of mortgage-backed securities, unless an exemption applies. With respect to purchases of mortgage-backed securities such as the certificates offered in this prospectus, the Appraisal Regulations provide for an exemption from the requirement of obtaining new FIRREA Appraisals for the properties securing the underlying loans so long as at the time of origination each loan was the subject of either a FIRREA Appraisal, or, if a FIRREA Appraisal was not required, met the appraisal requirements of the appropriate regulator.

We cannot assure you that each of the underlying mortgage loans in a mortgage pool will have been the subject of a FIRREA Appraisal or, if a FIRREA Appraisal was not required, an appraisal that conformed to the requirements of the appropriate regulator at origination. To the extent available, information will be provided in the prospectus supplement with respect to appraisals on the mortgage loans underlying each series of certificates. However, the information may not be available on every mortgage loan. Prospective investors that may be subject to the Appraisal Regulations are advised to consult with their legal advisors and/or the appropriate regulators with respect to the effect of the regulations on their ability to invest in a particular series of certificates.

PLAN OF DISTRIBUTION

The certificates offered by means of this prospectus and the related prospectus supplements will be offered through one or more of the methods described below. The prospectus supplement with respect to each series of offered certificates will describe the method of offering of the series, including the initial public offering or purchase price of each class of certificates or the method by which the price will be determined and the net proceeds to the Depositor of the sale.

The offered certificates will be offered through the following methods from time to time and offerings may be made concurrently through more than one of these methods or an offering of a particular series of offered certificates may be made through a combination of two or more of these methods:

1.      By negotiated firm commitment underwriting and public reoffering by underwriters specified in the applicable prospectus supplement;

2.      By placements by the Depositor with investors through dealers; and

3.      By direct placements by the Depositor with investors.

As more fully described in the prospectus supplement, if underwriters are used in a sale of any offered certificates, the certificates will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices to be determined at the time of sale or at the time of commitment to sell. Firm commitment underwriting and public reoffering by underwriters may be done through underwriting syndicates or through one or more firms acting alone. The specific managing underwriter or underwriters, if any, with respect to the offer and sale of the offered certificates of a particular series will be set forth on the cover of the related prospectus supplement and the members of the underwriting syndicate, if any, will be named in the prospectus supplement. If so specified in the related prospectus supplement, the offered certificates will be distributed in a firm commitment underwriting, subject to the terms and conditions of the underwriting agreement, by RBS Securities Inc., acting as underwriter with other underwriters, if any, named in the prospectus supplement. RBS Securities Inc. is an affiliate of the Depositor and, as such, RBS Securities Inc. will have a conflict of interest in underwriting any offered certificates.  The prospectus supplement will describe any discounts and commissions to be allowed or paid by the Depositor to the underwriters, any other items constituting underwriting compensation and any discounts and commissions to be allowed or paid to the dealers. The obligations of the underwriters will be subject to certain conditions precedent. The underwriters with respect to a sale of any class of offered certificates will be obligated to purchase all the certificates if any are purchased. The Depositor and, if specified in the prospectus supplement, a selling Certificateholder will agree to indemnify the underwriters against certain civil liabilities, including liabilities under the Securities Act or will contribute to payments required to be made in respect of these liabilities.

In the ordinary course of business, RBS Securities Inc., or its affiliates, and the Depositor may engage in various securities and financing transactions, including repurchase agreements to provide interim financing of the Depositor’s mortgage loans pending the sale of the mortgage loans or interests in those mortgage loans, including the offered certificates.

If specified in the prospectus supplement relating to a series of offered certificates, a holder of one or more classes of offered certificates that is required to deliver a prospectus in connection with the offer and sale of the offered certificates may offer and sell, pursuant to this prospectus and a related prospectus supplement, the classes directly, through one or more underwriters to be designated at the time of the offering of the offered certificates or through dealers acting as agent and/or principal. The specific managing underwriter or underwriters, if any, with respect to any offer and sale of offered certificates by unaffiliated parties will be set forth on the cover of the prospectus supplement applicable to the offered certificates and the members of the underwriting syndicate, if any, will be named in the prospectus supplement, and the prospectus supplement will describe any discounts and commissions to be allowed or paid by the unaffiliated parties to the underwriters, any other items constituting underwriting compensation and any discounts and commissions to be allowed or paid to any dealers participating in the offering. Any offerings described in this paragraph may be restricted in the manner specified in such prospectus supplement. The transactions may be effected at market prices prevailing at the time of sale, at negotiated prices or at fixed prices. The underwriters and dealers participating in selling Certificateholder’s offering of the offered certificates may receive compensation in the form of underwriting discounts or commissions from the selling Certificateholder, and the dealers may receive commissions from the investors purchasing the offered certificates for whom they may act as agent (which discounts or commissions will not exceed those customary in those types of transactions involved). Any dealer that participates in the distribution of the certificates may be deemed to be an “underwriter” within the meaning of the Securities Act, and any commissions and discounts received by the dealer and any profit on the resale of the certificates by the dealer might be deemed to be underwriting discounts and commissions under the Securities Act.

If the offered certificates of a series are offered other than through underwriters, the related prospectus supplement will contain information regarding the nature of the offering and any agreements to be entered into between the Depositor and dealers and/or the Depositor and the purchasers of the offered certificates. Purchasers of offered certificates, including dealers, may, depending on the facts and circumstances of the purchases, be deemed to be “underwriters” within the meaning of the Securities Act in connection with reoffers and sales by them of such certificates. Holders of offered certificates should consult with their legal advisors in this regard prior to any reoffer or sale.

The place and time of delivery for each series of offered certificates offered by means of this prospectus and the related prospectus supplement will be set forth in the prospectus supplement with respect to each series.

If specified in the prospectus supplement relating to certificates of a particular series offered by means of this prospectus, the Depositor, any affiliate of the Depositor or any other person or persons specified in the prospectus supplement may purchase some or all of the offered certificates from the underwriter or underwriters or any other person or persons specified in the prospectus supplement.  The purchaser may from time to time offer and sell, pursuant to this prospectus and the related prospectus supplement, some or all of the offered certificates so purchased, directly, through one or more underwriters to be designated at the time of the offering of the offered certificates, through dealers acting as agent and/or principal or in any other manner as may be specified in the related prospectus supplement.  The offering may be restricted in the manner specified in the prospectus supplement.  The transactions may be effected at market prices prevailing at the time of sale, at negotiated prices or at fixed prices. Any underwriters and dealers participating in the purchaser’s offering of the offered certificates may receive compensation in the form of underwriting discounts or commissions from the purchaser and the dealers may receive commissions from the investors purchasing the offered certificates for whom they may act as agent (which discounts or commissions will not exceed those customary in those types of transactions involved).  Any dealer that participates in the distribution of the offered certificates may be deemed to be an “underwriter” within the meaning of the Securities Act, and any commissions and discounts received by the dealer and any profit on the resale of the certificates by the dealer might be deemed to be underwriting discounts and commissions under the Securities Act.

INCORPORATION OF CERTAIN INFORMATION
BY REFERENCE

The SEC allows us to incorporate by reference information that we file with the SEC, which allows us to disclose important information to you by referring you to those documents.  The information incorporated by reference is considered to be part of this prospectus and the applicable prospectus supplement.  Information that we file later with the SEC will automatically update the information in this prospectus and the applicable prospectus supplement.  All documents (other than annual reports on Form 10-K) filed by us with respect to a trust fund referred to in the accompanying prospectus supplement and the related series of securities after the date of this prospectus and before the end of the related offering pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act are incorporated by reference in this prospectus and are a part of this prospectus from the date of their filing.  In all cases, you should rely on the later information over different information included in this prospectus or the applicable prospectus supplement.  As a recipient of this prospectus, you may request a copy of any document we incorporate by reference, except exhibits to the documents (unless the exhibits are specifically incorporated by reference), at no cost, by writing or calling the office of the Secretary, 600 Washington Boulevard, Stamford, Connecticut 06901 (phone: (203) 897-2700).

This prospectus and the prospectus supplement for each series are parts of our registration statement filed with the SEC pursuant to the Securities Act File No. 333-177891 (the “Registration Statement”). This prospectus does not contain, and the related prospectus supplement will not contain, all of the information in the Registration Statement. For further information, please see the Registration Statement and the accompanying exhibits which we have filed with the SEC. This prospectus and any prospectus supplement may summarize contracts and/or other documents. For further information, please see the copy of the contract or other document filed as an exhibit to the Registration Statement. You can obtain copies of the Registration Statement from the SEC upon payment of the prescribed charges, or you can examine the Registration Statement free of charge at the SEC’s offices. Reports and other information filed with the SEC, including annual reports on Form 10K, distribution reports on Form 10-D, current reports on Form 8-K can be inspected, read and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E. Washington, D.C.  20549.  Copies of the material can be obtained from the Public Reference Section of the SEC at 100 F Street, N.E. Washington, D.C.  20549, at prescribed rates. You can obtain information on the operation of the Public Reference Section by calling 1-800-732-0330.  The SEC also maintains a site on the World Wide Web at “http://www.sec.gov” at which you can view and download copies of reports, proxy and information statements and other information filed electronically through the EDGAR system.  The Depositor has filed the Registration Statement, including all exhibits thereto, through the EDGAR system, so the materials should be available by logging onto the SEC’s Web site.  The SEC maintains computer terminals providing access to the EDGAR system at each of the offices referred to above.  Copies of the Agreement pursuant to which a series of certificates is issued will be provided to each person to whom a prospectus and the related prospectus supplement are delivered, upon written or oral request directed to our offices at 600 Washington Boulevard, Stamford, Connecticut 06901 (phone: 1-866-884-2071), Attention:  Legal Department or by emailing rbscmbs@rbs.com.

If so specified in the related prospectus supplement, copies of all filings through the EDGAR system of the related issuing entity on Form 10-D, Form 10-K and Form 8-K will be made available on the applicable trustee’s or other identified party’s website.

LEGAL MATTERS

The validity of the certificates offered by this prospectus and certain federal income tax matters will be passed upon for the Depositor by Cadwalader, Wickersham & Taft LLP or by other counsel identified in the related prospectus supplement.

RATINGS

Unless the offering of the certificates of a series may be made consistent with the eligibility requirements for use of the Registration Statement, it is a condition to the issuance of the certificates of each series offered by means of this prospectus and the related prospectus supplement that at least one NRSRO shall have rated the certificates in one of the four highest rating categories.

Ratings on mortgage-backed securities address the likelihood of receipt by securityholders of all distributions on the underlying mortgage loans or other assets.  These ratings address the structural, legal and issuer-related aspects associated with such securities, the nature of the underlying mortgage loans or other assets and the credit quality of the guarantor, if any.  Ratings on mortgage-backed securities do not represent any assessment of the likelihood of principal prepayments by mortgagors or of the degree by which such prepayments might differ from those originally anticipated.  As a result, certificateholders might suffer a lower than anticipated yield, and, in addition, holders of stripped certificates under certain scenarios might fail to recoup their underlying investments.

A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the assigning NRSRO.  You should evaluate each security rating independently of any other security rating.

INDEX OF DEFINED TERMS

		FIRREA	105
1		FIRREA Appraisal	105
		Form 8-K	31
1986 Act	72
		G
A
		Garn-St Germain Act	62
ADA	67
Advances	37	H
Agreement	20
Appraisal Regulations	105	Holders	22
Assessment of Compliance	38
		I
B
		Insurance Proceeds	23
Balloon Payments	45	IRS	71
Bankruptcy Code	48
beneficial owner	21	L

C		Lender Liability Act	59
		Letter of Credit Bank	42
CERCLA	59	Liquidation Proceeds	23
Certificateholders	22
Closing Date	31	M
Code	69
Collection Account	23	Master Servicer	33
Cut-Off Date	23	Master Servicer Remittance Date	24
		Mortgage Loan File	32
D		Mortgage Loan Schedule	31
		Mortgaged Property	29
Defective Mortgage Loans	33	Mortgages	29
Department	103
Depositor	18	N
Depository	21
Disqualified Non-U.S. Person	87	NRSRO	20
Disqualified Organization	104
Distribution Account	23	O
Distribution Date	22
		OID Regulations	73
E
		P
EDGAR	27	Pass-Through Entity	86
Environmental Condition	59	Patriot Act	64
ERISA	102	Permitted Investments	25
ERISA Plans	102	Plans	102
Event of Default	40	Prepayment Assumption	74
Exchange Act	20	Prepayment Premium	24
Exchangeable Certificates	27	Property Protection Expenses	24

F		R

FATCA	93
FDIA	14	Random Lot Certificates	73
Financial Intermediary	21	Rating Agency	20

Registration Statement	107	Standard Certificates	94
Regular Certificateholder	72	Startup Day	70
Regulation AB	17	Stripped Certificateholder	99
Regulations	103	Stripped Certificates	94, 97
Relief Act	63	Subordinate Certificates	41
REMIC	25	Substitute Mortgage Loans	33
REMIC Pool	69
REMIC Regulations	69	T
REO Account	24
REO Property	23	The Royal Bank of Scotland	18
Repurchase Price	32	Title V	65
Requirements	64	Title VIII	65
Residual Certificateholder	82	Treasury	67
Responsible Party	32	TRIPRA	67
		Trust Advisor	34
S		Trust Fund	20
		Trustee	27
SEC	18
Secured-Creditor Exemption	59	U
Securities Act	18
Senior Certificates	41	U.S. Person	88
Servicing Fee	37	Underwriter’s Exemption	103
Similar Law	102
SMMEA	104	V
Special Servicer	34
Specially Serviced Mortgage Loans	34	Voting Rights	40
Standard Certificateholder	94

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this free writing prospectus. You must not rely on any unauthorized information or representations. This free writing prospectus is an offer to sell only the certificates offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this free writing prospectus is current only as of its date.
				$1,242,225,000 (APPROXIMATE) WFRBS Commercial Mortgage Trust 2014-C21 (as Issuing Entity) RBS Commercial Funding Inc. (as Depositor) Commercial Mortgage Pass-Through Certificates, Series 2014-C21

Free Writing Prospectus
Summary			1
Risk Factors			62
Risks Related to the Offered Certificates			62
Risks Related to Mortgage Loans and Mortgaged
Properties			77
Risks Related to Conflicts of Interest			117
Other Risks			127
Description of the Mortgage Pool			132
Transaction Parties			194
Description of the Offered Certificates			258
Yield and Maturity Considerations			301
The Pooling and Servicing Agreement			316
Material Federal Income Tax Consequences			407
State and Local Tax Considerations			410
ERISA Considerations			411
Legal Investment			413
Legal Matters			413
Certain Legal Aspects of the Mortgage Loans			413
Ratings			415
Index of Significant Definitions			418
ANNEX A	–	Certain Characteristics of the Mortgage Loans		Class A-1	$66,230,000
		and Mortgaged Properties	A-1	Class A-2	$109,149,000
ANNEX B	–	Top Fifteen Loan Summaries	B-1	Class A-3	$48,253,000
ANNEX C	–	Mortgage Pool Information	C-1	Class A-4	$330,000,000
ANNEX D	–	Additional Mortgage Loan		Class A-5	$345,689,000
		Information/Definitions	D-1	Class A-SB	$98,736,000
ANNEX E-1	–	Mortgage Loan Seller Representations and		Class A-S	$92,677,000
		Warranties	E-1-1	Class B	$98,023,000
ANNEX E-2	–	Exceptions to Representations and		Class C	$53,468,000
		Warranties	E-2-1	Class PEX	$244,168,000
ANNEX F	–	Global Clearance, Settlement and Tax		Class X-A	$1,090,734,000
		Documentation Procedures	F-1	Class X-B	$235,256,000
ANNEX G	–	Form of Trust Advisor Annual Report	G-1
ANNEX H	–	Class A-SB Planned Principal Balance
		Schedule	H-1
				FREE WRITING PROSPECTUS
Prospectus
Table of Contents			3
Summary of Prospectus			6
Risk Factors			7
The Prospectus Supplement			16
The Depositor			18	RBS
The Sponsor			18
Use of Proceeds			19
Description of the Certificates			20
The Mortgage Pools			29
Servicing of the Mortgage Loans			33
Credit Enhancement			41	Wells Fargo Securities
Swap Agreement			43
Yield Considerations			44
Certain Legal Aspects of the Mortgage Loans			45
Federal Income Tax Consequences			69
State and Local Tax Considerations			102
ERISA Considerations			102
Legal Investment			104	Citigroup
The Appraisal Regulations			105
Plan of Distribution			105
Incorporation of Certain Information by Reference			107
Legal Matters			108
Ratings			108	July , 2014
Index of Defined Terms			109